Form 10-K405, Exhibit 13
period 1998-12-31
PARK NATIONAL CORP /OH/
filed 1999-03-19
CIK 805676

FINANCIAL REVIEW


This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, the Corporation's ability to execute its business plans, including its plan to address the Year 2000 issue and the ability of third parties to effectively address their Year 2000 issues. Although Park believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward- looking statements, which speak only as of the date hereof. The Corporation does not undertake any obligation to publicly update any forward-looking statement.


OVERVIEW

Net income for 1998 was $41.6 million, the highest in Park's eleven year history as a bank holding company. This represents a 10.3% increase over net income of $37.7 million for 1997. Net income per share was $4.43 for 1998, up by 10.8% over the $4.00 net income per share for 1997. Net income has increased at an annual compound growth rate of 11.9% over the last five years, and net income per share has grown at an annual compound growth rate of 11.7% over the same period.

Effective with the fourth quarter of 1998, the quarterly cash dividend on common stock was increased to $.60 per share. The new annualized dividend of $2.40 per share is 25.0% greater than the dividend paid in 1998. The Corporation has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 14.2%.

Park's business strategy is geared toward maximizing the return to stockholders. The Corporation's common stock value has appreciated 24.6% annually on a compounded, total return basis for the last five years and 27.0% annually for the past ten years. The December 31, 1998 value of a $1,000 investment on December 31, 1993 and a $1,000 investment on December 31, 1988 would be $2,999 and $10,903, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.

On May 5, 1997, Park merged with First-Knox Banc Corp. ("First-Knox"), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued 2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of Park have been restated to show Park and First-Knox on a combined basis.


ABOUT OUR BUSINESS

Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, the Corporation attempts to meet the needs of its customers for commercial, real estate and consumer loans, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed the Corporation to achieve solid financial results even in periods where there have been changes in economic conditions and the general level of interest rates.

The Corporation has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued satisfactory results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. The Corporation and its subsidiaries operate fifty-seven full-service banking offices and a network of sixty-three automatic teller machines in fifteen central and southern Ohio counties.

A table of financial data of the Corporation's affiliates for 1998, 1997, and 1996 is shown below. See Footnote 19 to the financial statements for additional financial information on the Corporation's affiliates.


TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

------------------------------------------------------------------------------------------------------------------------
                                                 1998                         1997                       1996
------------------------------------------------------------------------------------------------------------------------
                                         AVERAGE         NET         Average         Net         Average         Net
     (IN THOUSANDS)                      ASSETS        INCOME        Assets        Income        Assets        Income
------------------------------------------------------------------------------------------------------------------------
   Park National Bank:

     Park National Division            $   812,688      $18,333    $   716,356     $20,013     $   672,374     $15,900
------------------------------------------------------------------------------------------------------------------------
     Fairfield National Division           263,729        4,254        202,681       3,893         187,226       3,564
------------------------------------------------------------------------------------------------------------------------
   Richland Trust Company                  405,646        5,006        385,469       5,195         275,287       3,747
------------------------------------------------------------------------------------------------------------------------
   Century National Bank                   359,774        6,332        348,861       5,805         346,512       3,401
------------------------------------------------------------------------------------------------------------------------
   First-Knox National Bank:
     First-Knox
     National Division                     477,663        7,541        502,723       2,516         471,046       5,646
------------------------------------------------------------------------------------------------------------------------
     Farmers & Savings
     National Division                      62,955          960         60,189         512          56,718         827
------------------------------------------------------------------------------------------------------------------------
   Parent Company,
     including consolidating
     entries                               (46,972)        (854)         3,303        (241)          2,632      (1,385)
------------------------------------------------------------------------------------------------------------------------
   CONSOLIDATED TOTALS                  $2,335,483      $41,572     $2,219,582     $37,693      $2,011,795     $31,700
------------------------------------------------------------------------------------------------------------------------



RETURN ON EQUITY

The Corporation's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $1 billion and $3 billion in assets. At year-end 1998, there were 145 peer bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 18.35%, 18.21% and 16.88% in 1998, 1997, and 1996, respectively. In the past five years, the Corporation's ROE exceeded the mean and median return of the peer group by a substantial margin. The return on equity ratio has averaged 17.34% over the past five years.

HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY
[BAR CHART]

             1994    1995    1996    1997      1998

Park       16.72%  16.52%  16.88%  18.21%    18.35%
Peer Mean  12.27%  12.58%  13.55%  14.19%    13.97%*

*as of 09/30/98

BALANCE SHEET COMPOSITION

Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS

DEPOSITS: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 12% of total deposits for the last three years. In 1998, year-end total deposits increased by $85 million or 4.6% compared to an increase of $92 million or 5.2% for 1997. Approximately $49.2 million of the 1997 increase resulted from the purchase of three bank branches in Lancaster, Ohio in December 1997. Increases in noninterest bearing deposits were experienced in all three years, primarily from commercial and public fund depositors.

Maturity of time certificates of deposit of $100,000 and over as of December 31, 1998 were:

TABLE 2 - OVER $100,000 MATURITY SCHEDULE
--------------------------------------------------------------------------------
                                                           TIME CERTIFICATES
     DECEMBER 31, 1998 (IN MILLIONS)                         OF DEPOSIT
--------------------------------------------------------------------------------
   3 months or less                                             $110,494
--------------------------------------------------------------------------------
   Over 3 months through 6 months                                 36,162
--------------------------------------------------------------------------------
   Over 6 months through 12 months                                47,779
--------------------------------------------------------------------------------
   Over 12 months                                                 27,373
--------------------------------------------------------------------------------
      Total                                                     $221,808
--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS: Short-term borrowings primarily result from securities sold under agreements to repurchase but also include Federal Home Loan Bank advances, federal funds purchased, and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. They are subject to short-term price swings as the Corporation's needs change or the overall market rates for short-term investment funds change. In 1998, average short-term borrowings were $190.2 million compared to $162.6 million in 1997 and $126.7 million in 1996. The increase in short-term borrowings in 1998 and 1997 has been used to help fund the increase in the investment portfolio and to repay long-term debt. Average short-term borrowings were less than 8.2% of average assets in all years.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. These borrowings were reduced in 1998 and late 1997 as more attractive rates were available in short-term markets.

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets increased to 9.70% in 1998 compared to 9.33% in 1997 and 1996.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other comprehensive income which is part of the Corporation's equity. While the effect of this accounting is not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain on available-for-sale securities, net of federal taxes, was $7.5, $7.0, and $4.7 million at year-end 1998, 1997, and 1996, respectively.

INVESTMENT OF FUNDS

LOANS: Average loans, net of unearned income, were $1,601 million in 1998 compared to $1,528 million in 1997 and $1,380 million in 1996. The average yield on loans was reasonably stable at 9.25% in 1998 compared to 9.36% in 1997 and 9.41% in 1996. Approximately 63% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $50 million or 3.1% in 1998 and by $120 million or 8.2% in 1997. Residential real estate loans decreased by $30 million or 4.2% to $679 million at year-end 1998 compared to an increase of $92 million or 14.9% for 1997. A flat yield curve during 1998 (long-term interest rates about equal to short-term interest rates) made long-term fixed rate mortgage loans attractive to residential borrowers. The Corporation sells fixed rate mortgage loan originations into the secondary mortgage market and as a result experienced a decrease in residential real estate loan totals as borrowers refinanced adjustable rate mortgage loans with fixed rate mortgage loans. Excluding residential real estate loans, the rest of the loan portfolio grew by 9.0% in 1998.

If the slope of the yield curve would remain flat in 1999, residential real estate loans could decrease further. The demand for consumer loans, auto leases and commercial real estate loans has been relatively strong principally due to the strength of the economy in Central Ohio. As a percentage of assets, year-end loan balances were 66.7%, 69.6%, and 67.4% in 1998, 1997, and 1996, respectively.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE
-------------------------------------------------------------------------------------------------------------------
      DECEMBER 31, (IN THOUSANDS)                  1998           1997          1996            1995           1994
-------------------------------------------------------------------------------------------------------------------
   Commercial, financial and
      agriculture                              $   217,504    $   212,970   $   224,912     $   211,535    $   189,303
----------------------------------------------------------------------------------------------------------------------
   Real estate - construction                       70,998         65,548        70,359          52,084         42,485
----------------------------------------------------------------------------------------------------------------------
   Real estate - residential                       679,239        708,768       617,018         585,739        565,663
----------------------------------------------------------------------------------------------------------------------
   Real estate - commercial                        280,789        256,074       215,372         200,675        187,936
----------------------------------------------------------------------------------------------------------------------
   Consumer, net                                   332,320        313,517       320,831         282,618        278,427
----------------------------------------------------------------------------------------------------------------------
   Leases, net                                      60,662         35,050        23,532          22,717         21,494
----------------------------------------------------------------------------------------------------------------------
      TOTAL LOANS                               $1,641,512     $1,591,927    $1,472,024      $1,355,368     $1,285,308
----------------------------------------------------------------------------------------------------------------------

TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION

                                                                          Over One            Over
                                                        One Year           Through            Five
      DECEMBER 31, 1998 (IN THOUSANDS)                   or Less         Five Years           Years            TOTAL
----------------------------------------------------------------------------------------------------------------------
   Commercial, financial and
      agriculture                                          $98,601         $58,732           $60,171          $217,504
----------------------------------------------------------------------------------------------------------------------
   Real estate - construction                               38,366           4,279            28,353            70,998
----------------------------------------------------------------------------------------------------------------------
      TOTAL                                               $136,967         $63,011           $88,524          $288,502
----------------------------------------------------------------------------------------------------------------------
   Total of these selected loans due after one year with:
        Fixed interest rate                                                                                   $ 53,927
----------------------------------------------------------------------------------------------------------------------
        Floating interest rate                                                                                $ 97,608
----------------------------------------------------------------------------------------------------------------------

INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 99% of its securities as available-for-sale -- see Footnote 4 to the financial statements. These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as accumulated other comprehensive income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield from the investment portfolio. There were negligible security gains and losses in 1998 and 1997, and a $1.3 million loss in 1996. The Corporation's strategy has generally been to reinvest the proceeds from the sale of securities at a loss into higher yielding securities with modest extension of maturities. Generally lower overall interest rates in 1998 and 1997 prevented this strategy from being executed.

The average yield on taxable investment securities was 6.91%, 7.00%, and 6.85% for 1998, 1997, and 1996, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 2.7 years at year-end 1998 compared to 3.1 years at year-end 1997 and 3.2 years at year-end 1996.

The Corporation's tax-exempt investment securities portfolio increased as a percent of total securities in 1998 and 1997 as more favorable tax-equivalent yields were available for tax-exempt securities. The tax-exempt securities portfolio was approximately 17% of the total securities portfolio at year-end 1998 compared to 16% at year-end 1997 and 12% at year-end 1996. The average tax-equivalent yield on tax-exempt securities was 7.33%, 7.82% and 8.56% for 1998, 1997 and 1996, respectively. The average maturity of the tax-exempt portfolio was 6.7 years at year-end 1998 compared to 7.1 years at year-end 1997 and 1996.

Total year-end investment securities increased by $112 million or 20.7% in 1998 compared to a decrease of $34 million or 5.9% in 1997. Year-end 1998 loan totals increased by $50 million or 3.1% compared to an increase of $120 million or 8.2% in 1997. The investment security portfolio was increased in 1998 to compensate for the slower growth in the loan portfolio and to further leverage the balance sheet.

The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES

      DECEMBER 31, (IN THOUSANDS)                                       1998               1997                1996
---------------------------------------------------------------------------------------------------------------------
   Obligations of U.S. Treasury and other
      U.S. Government agencies                                       $175,530            $159,248            $222,034
----------------------------------------------------------------------------------------------------------------------
   Obligations of states and political subdivisions                   110,616              87,367              67,357
----------------------------------------------------------------------------------------------------------------------
   U.S. Government asset-backed securities
      and other asset-backed securities                               344,936             274,234             270,003
----------------------------------------------------------------------------------------------------------------------
   Other securities                                                    21,385              19,881              14,999
----------------------------------------------------------------------------------------------------------------------
      TOTAL                                                          $652,467            $540,730            $574,393
----------------------------------------------------------------------------------------------------------------------

EARNING RESULTS

The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $4.4 million or 4.3% to $107.7 million for 1998 compared to an increase of $9.2 million or 9.8% to $103.3 million for 1997. The net yield on interest earning assets was relatively stable at 5.05% for 1998 and 1997 compared to 5.09% for 1996. Similarly, the net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities was within the narrow range of 4.36% to 4.41% for all three years. The increase in net interest income for both 1998 and 1997 was primarily due to the growth in average interest earning assets.

The yield on average interest earning assets was 8.65% in 1998 compared to 8.75% in 1997 and 1996. The average prime lending rate was approximately 8.35% for 1998 compared to 8.44% for 1997 and 8.27% for 1996. Market interest rates decreased during the fourth quarter of 1998 and the prime lending rate decreased to 7.75% at year-end 1998. About one-third of the Corporation's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to continue to decline in 1999. Average interest earning assets increased by $94 million or 4.5% to $2,178.5 million in 1998 compared to an increase of $192 million or 10.2% to $2,084.1 million in 1997.

The average rate paid on average interest bearing liabilities was 4.29% in 1998 compared to 4.38% in 1997 and 4.34% in 1996. The average rate paid on deposits was 4.22% for 1998 compared to 4.28% for 1997 and 4.27% for 1996. The Corporation reduced deposit rates during the fourth quarter of 1998 as a result of the decline in market interest rates. The average rate paid on deposits is expected to continue to decline during 1999 and offset the expected decrease in the average yield on interest earning assets. Average interest bearing liabilities increased by $65 million or 3.7% to $1,825.4 million in 1998 compared to an increase of $166 million or 10.4% to $1,760.1 million in 1997. Average interest bearing deposits as a percentage of average interest bearing liabilities were 88.8% in 1998, 88.1% in 1997, and 89.1% in 1996.

TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------
      December 31,                            1998                         1997                          1996
      (Dollars in thousands)        DAILY              AVERAGE    Daily             Average    Daily             Average
                                   AVERAGE  INTEREST    RATE     Average Interest    Rate     Average  Interest   Rate
------------------------------------------------------------------------------------------------------------------------
   ASSETS
   INTEREST EARNING ASSETS:
      Loans (1) (2)            $1,600,510   $148,085    9.25% $1,527,694  $142,934    9.36% $1,379,973 $129,843    9.41%
------------------------------------------------------------------------------------------------------------------------
      Taxable investment
        securities                481,867     33,290    6.91%    474,707    33,229    7.00%    410,339   28,125    6.85%
------------------------------------------------------------------------------------------------------------------------
      Tax-exempt investment
        securities (3)             93,472      6,850    7.33%     73,613     5,757    7.82%     61,768    5,288    8.56%
------------------------------------------------------------------------------------------------------------------------
      Federal funds sold            2,678        152    5.68%      8,132       461    5.67%     39,573    2,184    5.52%
------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST EARNING
          ASSETS                2,178,527    188,377    8.65%  2,084,146   182,381    8.75%  1,891,653  165,440    8.75%
------------------------------------------------------------------------------------------------------------------------
   Noninterest earning assets:
      Allowance for possible
        loan losses               (37,643)                       (34,346)                      (30,816)
------------------------------------------------------------------------------------------------------------------------
      Cash and due from banks      79,149                         71,244                        69,396
------------------------------------------------------------------------------------------------------------------------
      Premises and equipment,
        net                        27,563                         27,361                        27,742
------------------------------------------------------------------------------------------------------------------------
      Other assets                 87,887                         71,177                        53,820
------------------------------------------------------------------------------------------------------------------------
        TOTAL                  $2,335,483                     $2,219,582                    $2,011,795
------------------------------------------------------------------------------------------------------------------------

   LIABILITIES AND
   STOCKHOLDERS' EQUITY
   INTEREST BEARING LIABILITIES:
      Transaction accounts     $  366,890   $  8,438    2.30%   $364,776    $8,926    2.45%   $354,944 $  8,450    2.38%
------------------------------------------------------------------------------------------------------------------------
      Savings deposits            281,106      7,557    2.69%    278,371     7,823    2.81%    269,991    7,599    2.81%
------------------------------------------------------------------------------------------------------------------------
      Time deposits               972,163     52,346    5.38%    907,718    49,699    5.48%    795,984   44,612    5.60%
------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST BEARING
          DEPOSITS              1,620,159     68,341    4.22%  1,550,865    66,448    4.28%  1,420,919   60,661    4.27%
------------------------------------------------------------------------------------------------------------------------
      Short-term borrowings       190,175      9,079    4.77%    162,626     7,738    4.76%    126,721    5,694    4.49%
------------------------------------------------------------------------------------------------------------------------
      Long-term debt               15,099        875    5.80%     46,652     2,846    6.10%     46,497    2,800    6.02%
------------------------------------------------------------------------------------------------------------------------
        TOTAL INTEREST BEARING
          LIABILITIES           1,825,433     78,295    4.29%  1,760,143    77,032    4.38%  1,594,137   69,155    4.34%
------------------------------------------------------------------------------------------------------------------------
   Noninterest bearing liabilities:
      Demand deposits             256,817                        228,598                       207,262
------------------------------------------------------------------------------------------------------------------------
      Other                        26,632                         23,842                        22,641
------------------------------------------------------------------------------------------------------------------------
        TOTAL NONINTEREST BEARING
          LIABILITIES             283,449                        252,440                       229,903
------------------------------------------------------------------------------------------------------------------------
      Shareholders' equity        226,601                        206,999                       187,755
------------------------------------------------------------------------------------------------------------------------
        TOTAL                  $2,335,483                     $2,219,582                    $2,011,795
------------------------------------------------------------------------------------------------------------------------
   Net interest earnings                    $110,082                      $105,349                     $ 96,285
------------------------------------------------------------------------------------------------------------------------
   Net interest spread                                  4.36%                        4.37%                         4.41%
------------------------------------------------------------------------------------------------------------------------
   Net yield on interest
      earning assets                                    5.05%                        5.05%                         5.09%
------------------------------------------------------------------------------------------------------------------------




(1) Loan income includes net fee loan income of $1,210 in 1998, $1,448 in 1997 and $1,905 in 1996. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 1998, 1997 and 1996. The taxable equivalent adjustment was $453 in 1998, $434 in 1997 and $459 in 1996.

(2) For purposes of this computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 1998, 1997 and 1996. The taxable equivalent was $1,978 in 1998, $1,658 in 1997 and $1,788 in 1996.



TABLE 7 - VOLUME/ RATE VARIANCE ANALYSIS
----------------------------------------------------------------------------------------------------------------------
                                               CHANGE FROM 1997 TO 1998                 Change from 1996 to 1997
                                               ------------------------                 ------------------------

      (IN THOUSANDS)                       Volume        Rate         TOTAL          Volume        Rate         Total
----------------------------------------------------------------------------------------------------------------------
   Increase (decrease) in:
      Interest income:
         TOTAL LOANS                       $6,828       $(1,677)      $5,151        $13,787        $(696)      $13,091
----------------------------------------------------------------------------------------------------------------------
      Taxable investments                     494          (433)          61          4,479          625         5,104
----------------------------------------------------------------------------------------------------------------------
      Tax-exempt investments                1,472          (379)       1,093            953         (484)          469
----------------------------------------------------------------------------------------------------------------------
      Federal funds sold                     (310)            1         (309)        (1,781)          58        (1,723)
----------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST INCOME              8,484        (2,488)       5,996         17,438         (497)       16,941
----------------------------------------------------------------------------------------------------------------------
   Interest expense:
      Transaction accounts                     52          (540)        (488)           231          245           476
----------------------------------------------------------------------------------------------------------------------
      Savings accounts                         75          (341)        (266)           224            0           224
----------------------------------------------------------------------------------------------------------------------
      Time deposits                         3,550          (903)       2,647          6,071         (984)        5,087
----------------------------------------------------------------------------------------------------------------------
      Short-term borrowings                 1,325            16        1,341          1,686          358         2,044
----------------------------------------------------------------------------------------------------------------------
      Long-term debt                       (1,837)         (134)      (1,971)             9           37            46
----------------------------------------------------------------------------------------------------------------------
         TOTAL INTEREST EXPENSE             3,165        (1,902)       1,263          8,221         (344)        7,877
----------------------------------------------------------------------------------------------------------------------
         NET VARIANCE                     $ 5,319       $  (586)     $ 4,733        $ 9,217        $(153)      $ 9,064
----------------------------------------------------------------------------------------------------------------------


The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $3.2 million or 15.3% to $23.9 million in 1998 and increased by $2.7 million or 15.1% to $20.7 million in 1997 compared to $18.0 million for 1996. Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non yield related loan fees in the subcategory other service income. For 1998, other service income increased by $1.55 million or 43% as a result of the large increase in fixed rate mortgage loan volume. The subcategory of other increased by $1.2 million or 22% in 1998 and increased by $810,000 or 17% in 1997 due to increased fees from check card and ATM products and from operating leases originated by Scope Leasing, Inc., an aircraft leasing company. Service charges on deposit accounts increased by $515,000 or 8.2% in 1998 and by $459,000 or 7.8% in 1997 due
primarily to increases in the number of transaction accounts. Income from fiduciary activities increased by $1.1 million or 26.7% in 1997 due primarily to increases in assets under management for new trust department customers.

Losses on sale of securities were $1.3 million in 1996 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. The proceeds from the sales of securities in 1996 were generally invested in higher yielding, longer maturity securities to take advantage of an upward sloping yield curve. Lower overall interest rates and a flat yield curve prevented sales for losses and related reinvestments in 1998 and 1997. During 1998, 1997, and 1996, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $1.9 million or 3.0% to $64.3 million in 1998 and increased by $3.3 million or 5.6% to $62.4 million in 1997 compared to $59.1 million for 1996. Increases in total other expense of approximately $2.0 million in 1997 and $1.4 million in 1996 were due to one-time expenses related to the May, 1997 merger with First-Knox. These expenses were absorbed by First-Knox in 1997 and 1996.

Salaries and employee benefits decreased by $150,000 or .5% in 1998 compared to an increase of $2.9 million or 10.1% in 1997. The increase in 1997 was primarily due to one-time expenses related to the First-Knox merger of approximately $1.9 million for deferred employee payments, stock appreciation rights, and employee benefits expense. Exclusive of the $1.9 million one-time expense in 1997, salaries and employee benefits expense would have increased 5.8% in 1998 and 3.5% in 1997. Full-time equivalent employees at year-end were 1,007 in 1998, 978 in 1997 and 961 in 1996.

Data processing fees decreased by $788,000 or 14.9% in 1998 compared to a small increase in 1997. The decrease in data processing expense in 1998 was due to converting First-Knox to Park's data processing system at the end of 1997.

Amortization of intangibles expense increased sharply in both 1998 and 1997 due to the increased amortization of goodwill resulting from branch purchases in 1997 and 1996 -- see Footnote 2 to the financial statements.

Furniture and equipment expense increased by $1.1 million or 30.6% in 1998 compared to a small increase in 1997. The increase in 1998 was primarily due to increased depreciation expense on computer hardware and software as their estimated useful lives were reduced from five years to three years. Some of the older computer equipment was not Year 2000 compliant and accordingly was completely written-off in 1998. Management expects that furniture and equipment expense for 1999 will decrease by about $1.0 million due to the accelerated depreciation in 1998.

Insurance expense decreased sharply in 1997 as Park's deposit insurance premium was reduced. The Corporation's former thrift subsidiary -- Mutual Federal Savings -- incurred a one-time FDIC recapitalization expense in 1996. Mutual Federal Savings converted to a national bank charter in the second quarter of 1997 and now operates under the name of Century National Bank.

The subcategory other expense increased by $1.2 million or 25.3% in 1998 and increased by 5.6% in 1997. The large increase in 1998 was primarily due to increases in depreciation expense from operating leases, in supplies expense, and Year 2000 training expense.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 31.3% in 1998, 30.9% in 1997 and 31.5% in 1996. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans.




CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions. In 1997, First-Knox absorbed a significant increase in the loan loss provision charged to earnings in order to bring its allowance for possible loan losses into alignment with other Corporation affiliates. The impact of this was partially offset by a reduced loan loss provision at Park National Division.

The allowance for possible loan losses at December 31, 1998 totaled $38.0 million and represented 2.31% of total loans outstanding at December 31, 1998 compared to $35.6 million or 2.24% of total loans outstanding at December 31, 1997 and $32.3 million or 2.20% of total loans outstanding at December 31, 1996. The provision for loan losses was $6.8 million for 1998 compared to $7.0 million for 1997 and $5.3 million for 1996. Net charge-offs were $4.4 million for 1998 compared to $3.8 million for 1997 and $2.2 million for 1996.

Management believes that the allowance for possible loan losses at year-end 1998 is adequate to absorb estimated credit losses in the loan portfolio. See Footnote 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
----------------------------------------------------------------------------------------------------------------------
     DECEMBER 31,
     (DOLLARS IN THOUSANDS)                          1998          1997           1996           1995         1994
----------------------------------------------------------------------------------------------------------------------
   AVERAGE LOANS
     (NET OF UNEARNED INTEREST)                   $1,600,510     $1,527,694     $1,379,973    $1,318,275    $1,220,333
  ----------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES:
     Beginning balance                            $   35,595     $   32,347     $   29,239    $   25,438    $   23,775
----------------------------------------------------------------------------------------------------------------------
     CHARGE-OFFS:
       Commercial                                        663          1,332            868           407         1,131
----------------------------------------------------------------------------------------------------------------------
       Real estate                                     1,569          1,265            185           471            60
----------------------------------------------------------------------------------------------------------------------
       Consumer                                        4,976          3,530          2,971         2,019         1,777
----------------------------------------------------------------------------------------------------------------------
       Lease financing                                   184            144            414            55           103
----------------------------------------------------------------------------------------------------------------------
         TOTAL CHARGE-OFFS                             7,392          6,271          4,438         2,952         3,071
 ----------------------------------------------------------------------------------------------------------------------
    RECOVERIES:
       Commercial                                        368            400            420           175         1,035
----------------------------------------------------------------------------------------------------------------------
       Real estate                                     1,008            696            365           171           164
----------------------------------------------------------------------------------------------------------------------
       Consumer                                        1,521          1,198          1,404         1,074           984
----------------------------------------------------------------------------------------------------------------------
       Lease financing                                    91            226             63            85            73
----------------------------------------------------------------------------------------------------------------------
         TOTAL RECOVERIES                              2,988          2,520          2,252         1,505         2,256
----------------------------------------------------------------------------------------------------------------------
           NET CHARGE-OFFS                             4,404          3,751          2,186         1,447           815
----------------------------------------------------------------------------------------------------------------------
       Provision charged to earnings                   6,798          6,999          5,294         5,248         2,478
----------------------------------------------------------------------------------------------------------------------
     ENDING BALANCE                               $   37,989     $   35,595     $   32,347    $   29,239    $   25,438
----------------------------------------------------------------------------------------------------------------------
   RATIO OF NET CHARGE-OFFS TO
     AVERAGE LOANS                                     0.28%          0.25%          0.16%         0.11%         0.07%
----------------------------------------------------------------------------------------------------------------------
   RATIO OF ALLOWANCE FOR POSSIBLE
     LOAN LOSSES TO END OF YEAR LOANS,
     NET OF UNEARNED INTEREST                          2.31%          2.24%          2.20%         2.16%         1.98%
----------------------------------------------------------------------------------------------------------------------




The following table summarizes the allocation of allowance for possible loan losses:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

                           1998                 1997                1996                1995                 1994
--------------------------------------------------------------------------------------------------------------------------
                             PERCENT OF           Percent of          Percent of           Percent of          Percent of
     (Dollars in              LOANS PER            Loans Per           Loans Per            Loans Per           Loans Per
     thousands)     ALLOWANCE CATEGORY  Allowance  Category  Allowance Category  Allowance  Category  Allowance Category
--------------------------------------------------------------------------------------------------------------------------
   Commercial       $10,332     13.25%   $10,116    13.38%  $  8,996     15.28%  $  8,779    15.61%  $  7,572    14.73%
--------------------------------------------------------------------------------------------------------------------------
   Real estate       11,775     62.81%    11,420    64.73%     9,902     61.32%     8,071    61.86%     7,252    61.94%
--------------------------------------------------------------------------------------------------------------------------
   Consumer          13,791     20.24%    12,541    19.69%    12,513     21.80%    11,474    20.85%     9,772    21.66%
--------------------------------------------------------------------------------------------------------------------------
   Leases             2,091      3.70%     1,518     2.20%       936      1.60%       915     1.68%       842     1.67%
--------------------------------------------------------------------------------------------------------------------------
     TOTAL          $37,989    100.00%   $35,595   100.00%   $32,347    100.00%   $29,239   100.00%   $25,438   100.00%
--------------------------------------------------------------------------------------------------------------------------

As of December 31, 1998, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

NONPERFORMING ASSETS: Nonperforming loans include: l) loans whose interest is accounted for on a nonaccrual basis; 2) loans whose terms have been renegotiated; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:



TABLE 10 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (DOLLARS IN THOUSANDS)                 1998          1997           1996           1995        1994
--------------------------------------------------------------------------------------------------------------------------
   Nonaccrual loans                                     $2,155         $2,060        $2,301        $2,425       $2,677
--------------------------------------------------------------------------------------------------------------------------
   Renegotiated loans                                      492          1,642         2,348         2,525        1,365
--------------------------------------------------------------------------------------------------------------------------
   Loans past due 90 days or more                        2,314          2,512         2,963         1,640        1,090
--------------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING LOANS                           4,961          6,214         7,612         6,590        5,132
--------------------------------------------------------------------------------------------------------------------------
   Other real estate owned                                 238            300           329           183          406
--------------------------------------------------------------------------------------------------------------------------
     TOTAL NONPERFORMING ASSETS                         $5,199         $6,514        $7,941        $6,773       $5,538
--------------------------------------------------------------------------------------------------------------------------
   PERCENTAGE OF NONPERFORMING LOANS TO
     LOANS, NET OF UNEARNED INTEREST                     0.30%          0.39%         0.52%         0.49%        0.40%
--------------------------------------------------------------------------------------------------------------------------
   PERCENTAGE OF NONPERFORMING ASSETS TO
     LOANS, NET OF UNEARNED INTEREST                     0.32%          0.41%         0.54%         0.50%        0.43%
--------------------------------------------------------------------------------------------------------------------------
   PERCENTAGE OF NONPERFORMING ASSETS TO
     TOTAL ASSETS                                        0.21%          0.28%         0.36%         0.34%        0.30%
--------------------------------------------------------------------------------------------------------------------------



Tax equivalent interest income from loans of $148 million for 1998 would have increased by $264,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 1998 in the approximate amount of $121,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $36.2 million of loans included on the Corporation's watch list of potential problem loans at December 31, 1998 compared to $17.6 million at year-end 1997 and $19.8 million at year-end 1996. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans.


TECHNOLOGY RISK -- YEAR 2000 COMPLIANCE ISSUES

Park National Corporation intends this information to constitute notice under the Year 2000 Information and Readiness Disclosure Act as a "Y2K Readiness Disclosure". In early 1997, Park formed a Year 2000 project team made up of key Corporation and affiliate officers to identify and remediate software systems and computer-related devices that require modification for the Year 2000. A project plan has been developed with goals and target dates. It has been approved by Park's Board of Directors and is monitored by the Board on a quarterly basis. The Corporation's project team and business units are in the final stages of completing this plan. The plan follows a five phase approach recommended by regulators and others: awareness, assessment, renovation, validation, and implementation.

Park's State of Readiness

With regard to information technology (IT) systems, Park uses standard hardware and off-the-shelf, widely-used banking software packages to satisfy most internal and customer needs. The software packages are purchased without source programming code. As a result, Park runs the software as is, without program modifications. All software and hardware vendors have been surveyed and have indicated their products' Y2K readiness status. In the majority of cases, the vendor has indicated its software or hardware is Y2K compliant. This requires testing of all mission critical software packages -- identified as 87 software packages by the Year 2000 project team -- to confirm their state of readiness as indicated by the various software vendors. In the few cases where the vendor has indicated the hardware or software package is not Y2K compliant, an upgrade or another vendor's replacement software package will be purchased, installed and tested for Y2K compliance. Replacement and testing of all internally used software packages and hardware systems was substantially complete by December 31, 1998 with a targeted completion date of March 31, 1999.

The testing of mission critical outsourced software packges -- identified as 18 software packages by the Year 2000 project team used to serve Park customers is challenging because the timetable of such tests is controlled by the service provider. Because Park's outsourced systems are offered by service providers that are national in scope, management believes they will be made Y2K compliant. Replacement and testing of all outsourced software packages has a targeted completion date of March 31, 1999. However, Park can give no guarantee that the systems from these service providers and vendors on which Park relies will be timely renovated.

Banking regulations require that Park develop and execute remediation contingency plans in cases where it appears any software or hardware vendor or outside service provider will not be able to provide a Y2K compliant solution. No such plans have been deemed necessary at this time. Testing and replacement of out-sourced systems is scheduled to be substantially complete by March 31, 1999 with a final completion date targeted for June 30, 1999.

For non-IT systems, primarily buildings and banking equipment, vendor inquiries and tests have been completed. Microcontrollers or embedded chips are generally not present in Park's buildings due to their age and complexity. Upgrades of a small number of Automated Teller Machines (ATMs) and building security systems have been ordered and are scheduled to be installed and tested by March 31, 1999.

Y2K readiness inquiries of Park's major borrowers and major funds providers have been performed. The result of these inquiries indicates that in management's judgment, the risk to the Corporation from Y2K failures from these entities is low. There can be no guarantee but management's judgment is that loan losses attributed to the Y2K issue are not expected to be material to the Corporation.


Costs to Address Park's Year 2000 Issues

Y2K compliance is critical to Park. It has redeployed resources from non-critical system enhancements to address this issue. Due to the importance of IT systems to the Corporation's business, management has not deferred critical systems enhancements to become Y2K ready. Park does not expect its redeployments to have a material impact on the Corporation's financial condition or results of operations. The Corporation has incurred expenses throughout 1998 related to its Y2K project and will continue to incur expenses over the next two years. These expenses are not expected to materially impact operating results in any one quarter or year, with a significant portion of these expenses represented by existing staff that have been assigned to this project. Estimates are that incremental expenses in each of 1999 and 2000 for remediation will be $500,000 and for redeployed staff $1,000,000. Incremental expenses through December 31, 1998 were approximately $200,000 and redeployment expenses were approximately $1,000,000 through December 31, 1998.


Risks of the Corporation's Year 2000 Issues

Park cannot determine the consequences of Y2K problems, if any, on its results of operations, liquidity and financial condition due to its reliance on third parties to facilitate service delivery to the Corporation's customers. These third parties would include utility companies, the federal government, outsource service providers and various critical vendors. Park is engaged in discussions with these third parties and is attempting to obtain detailed information as to their Y2K readiness state. Park does not, however, have sufficient information at the current time to predict whether they will be Y2K ready. While management is executing steps to assure compliance with systems over which it has control, it cannot be assured that third parties upon which Park relies for service delivery will not have business interruptions due to Y2K problems.

The Corporation and its banking affiliates are regulated by both state and federal bank regulatory agencies. These agencies have issued numerous directives with respect to the Year 2000 issue, with which Park is acting to comply. Additionally, these regulatory agencies have made and will continue to make on-site examinations to determine Y2K readiness.


Park's Contingency Plan

As the testing and remediation work is completed for each of the 105 mission critical software packages, a custom contingency plan is written in case of an unforeseen Y2K failure. Completion of this effort will coincide with the completion of the software testing and remediation which is scheduled for June 30, 1999.

Park currently has a business resumption contingency plan for the IT function. The plan is being modified to address Y2K risks. Additionally, other non-IT business functions are being included in the business resumption plan. The modification of this plan will be completed by June 30, 1999.




CAPITAL RESOURCES

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $6.7 million during 1998 to $100.3 million at year end. Cash provided by operating activities was $42.8 million in 1998, $44.8 million in 1997, and $35.1 million in 1996. Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $166.1 million in 1998, $93.4 million in 1997, and $249.5 million in 1996. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $53.2 million in 1998, $111.3 million in 1997, and $87.6 million in 1996. Cash of $6.7 million was used in 1997 to purchase branch offices and $11.6 million was used to acquire the related loans. During 1996, $10.9 million in cash was used to purchase branch offices and $30.8 million was invested to acquire the related loans.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions used $109.4 million of cash in 1998, provided $38.9 million in 1997 and used $118.2 million in 1996.

Cash provided by financing activities was $130.0 million in 1998, $60.4 million in 1997, and $183.0 million in 1996. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $84.8 million in 1998, $42.3 million in 1997 and $54.9 million in 1996. The purchase of deposits with the branch offices in 1997 and 1996 provided cash of $49.2 million and $97.9 million, respectively.

Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $95.0 million in 1998, $16.5 million in 1997 and $13.1 million in 1996. Proceeds from long-term debt provided cash of $30.0 million in 1996. Cash was used to repay long-term debt of $22.4 million in 1998, $31.5 million in 1997 and $1.0 million in 1996.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,185 million or 51.7% of interest earning assets at year-end 1998. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

An asset/liability committee monitors and forecasts rate sensitive assets and liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk, based on interest rate projections.

The following table shows interest sensitivity data for five different time intervals as of December 31, 1998:



TABLE 11 - INTEREST RATE SENSITIVITY
--------------------------------------------------------------------------------------------------------------------------
                                                  0-3        3-12         1-3          3-5       Over 5
     (DOLLARS IN THOUSANDS)                     Months      Months       Years        Years       Years        TOTAL
--------------------------------------------------------------------------------------------------------------------------
   INTEREST RATE SENSITIVE ASSETS:
     Investment securities (1)               $   38,923    $110,788     $184,216    $154,300    $164,240    $  652,467
--------------------------------------------------------------------------------------------------------------------------
     Loans (1)                                  487,372     548,067      300,572     182,053     123,448     1,641,512
--------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EARNING ASSETS            526,295     658,855      484,788     336,353     287,688     2,293,979
--------------------------------------------------------------------------------------------------------------------------
   INTEREST BEARING LIABILITIES:
     Interest bearing checking (2)               58,778          --      176,335          --          --       235,113
--------------------------------------------------------------------------------------------------------------------------
     Savings accounts (2)                       138,273          --      138,273          --          --       276,546
--------------------------------------------------------------------------------------------------------------------------
     Money market checking                      159,722          --           --          --          --       159,722
--------------------------------------------------------------------------------------------------------------------------
     Time deposits                              328,682     399,426      197,088      52,753       3,356       981,305
--------------------------------------------------------------------------------------------------------------------------
     Other                                        1,518          --           --          --          --         1,518
--------------------------------------------------------------------------------------------------------------------------
       Total deposits                           686,973     399,426      511,696      52,753       3,356     1,654,204
--------------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                      246,659          --           --          --          --       246,659
--------------------------------------------------------------------------------------------------------------------------
     Long-term debt                                  --          --           --       1,679       6,751         8,430
--------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST BEARING
         LIABILITIES                            933,632     399,426      511,696      54,432      10,107     1,909,293
--------------------------------------------------------------------------------------------------------------------------
   INTEREST RATE SENSITIVITY GAP               (407,337)    259,429      (26,908)    281,921     277,581       384,686
--------------------------------------------------------------------------------------------------------------------------
   CUMULATIVE RATE SENSITIVITY GAP             (407,337)   (147,908)    (174,816)    107,105     384,686
--------------------------------------------------------------------------------------------------------------------------
   CUMULATIVE GAP AS A PERCENTAGE
     OF TOTAL INTEREST EARNING ASSETS           -17.76%      -6.45%       -7.62%       4.67%      16.77%
--------------------------------------------------------------------------------------------------------------------------


(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one-year cumulative gap would change from a negative 6.45% to a negative 20.16%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 1998, the cumulative interest bearing liabilities maturing or repricing within twelve months were $1,333 million compared to the cumulative interest earning assets maturing or repricing within twelve months of $1,185 million. For the twelve months, rate sensitive liabilities exceed rate sensitive assets by $148 million or 6.45% of earning assets. This is expressed in the table as a negative number because cumulative rate sensitive liabilities within twelve months exceed cumulative rate sensitive assets within twelve months.

A negative twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would modestly decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve month interest rate sensitivity gap position at December 31, 1997 was a positive $56 million or 2.63% of interest earning assets compared to a negative $148 million or a negative 6.45% of interest earning assets at December 31, 1998. This change in the cumulative twelve month interest rate sensitivity gap of a negative $204 million was primarily due to a decrease in loan totals maturing or repricing within twelve months of $128 million. Various residential and commercial loan products were introduced in 1998 that reprice within three to five years instead of the traditional one year repricing products. The five year cumulative interest rate sensitivity gap position of 4.67% at December 31, 1998 was slightly higher than the 4.52% five year gap position at December 31, 1997.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management's projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income and net income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 1998, the earnings simulation model projected that net income would increase by
 .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year. At December 31, 1997, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 2.2% using a declining interest rate scenario over the next year. Even though the static one year interest sensitivity gap position is negative at December 31, 1998, management believes that earnings would increase slightly with rising interest rates over a one year horizon.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 1998, the Corporation's equity capital was $235.7 million, an increase of 6.1% over the equity capital at December 31, 1997. Stockholders' equity at December 31, 1998 was 9.58% of total assets compared to 9.71% of total assets at December 31, 1997.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 1998. At year-end 1998, the Corporation had a risk-based capital ratio of 14.92% or capital above the minimum required by $109.6 million. The capital standard of tier l capital to risk-based assets is 4% at December 31, 1998. Tier l capital includes stockholders' equity net of goodwill and any other intangible assets. At year-end 1998, the Corporation had a tier l capital to risk-based assets ratio of 13.64% or capital above the minimum required by $152.6 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 1998, the Corporation had a leverage capital ratio of 9.06% or capital above the minimum required by $120.6 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 1998. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 1998:



TABLE 12 - CAPITAL RATIOS
------------------------------------------------------------------------------------------------------------------------
                                                                                  TIER 1                   TOTAL
     DECEMBER 31, 1998                                    LEVERAGE              RISK-BASED              RISK-BASED
------------------------------------------------------------------------------------------------------------------------

   Park National Bank                                       6.09%                   8.44%                  10.98%
------------------------------------------------------------------------------------------------------------------------
   Richland Trust Company                                   6.50%                  11.91%                  13.17%
------------------------------------------------------------------------------------------------------------------------
   Century National Bank                                    6.01%                  10.63%                  11.88%
------------------------------------------------------------------------------------------------------------------------
   First-Knox National Bank                                 6.24%                   9.24%                  11.09%
------------------------------------------------------------------------------------------------------------------------
   Park National Corporation                                9.06%                  13.64%                  14.92%
------------------------------------------------------------------------------------------------------------------------
   Minimum Capital Ratio                                    4.00%                   4.00%                   8.00%
------------------------------------------------------------------------------------------------------------------------
   Well Capitalized Ratio                                   5.00%                   6.00%                  10.00%
------------------------------------------------------------------------------------------------------------------------


RISK-BASED CAPITAL RATIOS DECEMBER 31, 1998

[GRAPHIC]

          Park
          Well Capitalized
          Regulatory Minimum

AVERAGE STOCKHOLDERS' EQUITY (millions)

1998     $226.6
1997     $207.0
1996     $187.8
1995     $168.4
1994     $150.6

EFFECTS OF INFLATION: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and therefore, differ greatly from most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which does have an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is the Company's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information:


TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31,
     (DOLLARS IN THOUSANDS,                            1998             1997         1996         1995         1994
     EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------
   Results of Operations:
     Interest income                                $   185,946    $   180,288    $  163,193   $  150,288   $  127,411
     ------------------------------------------------------------------------------------------------------------------------
     Interest expense                                    78,295         77,032        69,155       64,347       48,791
     ------------------------------------------------------------------------------------------------------------------------
     Net interest income                                107,651        103,256        94,038       85,941       78,620
     ------------------------------------------------------------------------------------------------------------------------
     Noninterest income                                  23,969         20,701        16,660       16,049       11,783
     ------------------------------------------------------------------------------------------------------------------------
     Noninterest expense                                 64,309         62,408        59,112       56,501       52,512
     ------------------------------------------------------------------------------------------------------------------------
     Provision for loan losses                            6,798          6,999         5,294        5,248        2,478
     ------------------------------------------------------------------------------------------------------------------------
     Net income                                          41,572         37,693        31,700       27,829       25,181
     ------------------------------------------------------------------------------------------------------------------------
   PER SHARE:
     Net income - basic                                    4.45           4.02          3.39         2.96         2.68
     ------------------------------------------------------------------------------------------------------------------------
     Net income - diluted                                  4.43           4.00          3.38         2.95         2.67
     ------------------------------------------------------------------------------------------------------------------------
     Cash dividends declared                               2.04           1.68          1.45         1.25         0.98
     ------------------------------------------------------------------------------------------------------------------------
   AVERAGE BALANCES:
     Loans                                           $1,600,510     $1,527,694    $1,379,973   $1,318,275   $1,221,333
     ------------------------------------------------------------------------------------------------------------------------
     Investment securities                              575,339        548,320       472,107      421,089      429,572
     ------------------------------------------------------------------------------------------------------------------------
     Money market instruments and other                   2,678          8,132        39,573       17,325        8,612
     ------------------------------------------------------------------------------------------------------------------------
       TOTAL EARNING ASSETS                           2,178,527      2,084,146     1,891,653    1,756,689    1,659,517
     ------------------------------------------------------------------------------------------------------------------------
     Noninterest bearing deposits                       256,817        228,598       207,262      196,406      186,508
     ------------------------------------------------------------------------------------------------------------------------
     Interest bearing deposits                        1,620,159      1,550,865     1,420,919    1,317,325    1,264,862
     ------------------------------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                 1,876,976      1,779,463     1,628,181    1,513,731    1,451,370
     ------------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                              190,175        162,626       126,721      139,035      130,831
     ------------------------------------------------------------------------------------------------------------------------
     Long-term debt                                      15,099         46,652        46,497       33,413       27,246
     ------------------------------------------------------------------------------------------------------------------------
     Stockholders' equity                               226,601        206,999       187,755      168,432      150,640
     ------------------------------------------------------------------------------------------------------------------------
     Total assets                                     2,335,483      2,219,582     2,011,795    1,872,999    1,772,848

     ------------------------------------------------------------------------------------------------------------------------
   RATIOS:
     Return on average assets                             1.78%          1.70%         1.58%        1.49%        1.42%
     ------------------------------------------------------------------------------------------------------------------------
     Return on average equity                            18.35%         18.21%        16.88%       16.52%       16.72%
     ------------------------------------------------------------------------------------------------------------------------
     Net interest margin (1)                              5.05%          5.05%         5.09%        5.02%        4.88%
     ------------------------------------------------------------------------------------------------------------------------
     Noninterest expense to
       net revenue (1)                                   48.01%         49.51%        52.34%       54.24%       56.59%
     ------------------------------------------------------------------------------------------------------------------------
     Dividend payout ratio                               45.84%         41.93%        40.66%       38.45%       33.95%
     ------------------------------------------------------------------------------------------------------------------------
     Average stockholders' equity to
       average total assets                               9.70%          9.33%         9.33%        8.99%        8.50%
     ------------------------------------------------------------------------------------------------------------------------
     Leveraged capital                                    9.06%          8.91%         8.73%        9.06%        8.62%
     ------------------------------------------------------------------------------------------------------------------------
     Tier 1 capital                                      13.64%         13.46%        13.16%       14.06%       13.37%
     ------------------------------------------------------------------------------------------------------------------------
     Risk-based capital                                  14.92%         14.72%        14.42%       15.30%       14.61%
     ------------------------------------------------------------------------------------------------------------------------



(1) Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 1998 and 1997. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.


TABLE 14 - QUARTERLY FINANCIAL DATA

     (DOLLARS IN THOUSANDS,                                                 THREE MONTHS ENDED
     EXCEPT PER SHARE DATA)                              MARCH 31           JUNE 30         SEPT. 30           DEC. 31
--------------------------------------------------------------------------------------------------------------------------
   1998:
     Interest income                                       $45,560          $46,450           $46,939          $46,997
------------------------------------------------------------------------------------------------------------------------
     Interest expense                                       19,235           19,604            20,089           19,367
------------------------------------------------------------------------------------------------------------------------
     Net interest income                                    26,325           26,846            26,850           27,630
------------------------------------------------------------------------------------------------------------------------
     Provision for loan losses                               1,674            1,674             1,674            1,776
------------------------------------------------------------------------------------------------------------------------
     Gain on the sale of securities                             97               --                --               --
------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                             15,305           15,815            15,561           13,832
------------------------------------------------------------------------------------------------------------------------
     Net income                                             10,583           10,949            10,766            9,274
------------------------------------------------------------------------------------------------------------------------
     Per share data:
       Net income - basic                                     1.13             1.17              1.15             1.00
------------------------------------------------------------------------------------------------------------------------
       Net income - diluted                                   1.12             1.17              1.15             0.99
------------------------------------------------------------------------------------------------------------------------
     Weighted-average common
       stock outstanding - basic                         9,386,913        9,352,684         9,316,955        9,305,664
------------------------------------------------------------------------------------------------------------------------
     Weighted-average common
       stock equivalent - diluted                        9,431,895        9,397,929         9,366,363        9,349,725
------------------------------------------------------------------------------------------------------------------------
   1997:
     Interest income                                       $43,398          $45,144           $45,665          $46,081
------------------------------------------------------------------------------------------------------------------------
     Interest expense                                       18,777           19,466            19,450           19,339
------------------------------------------------------------------------------------------------------------------------
     Net interest income                                    24,621           25,678            26,215           26,742
------------------------------------------------------------------------------------------------------------------------
     Provision for loan losses                               1,194            1,454             1,521            2,830
------------------------------------------------------------------------------------------------------------------------
     Loss on the sale of securities                             --               --                (7)              --
------------------------------------------------------------------------------------------------------------------------
     Income before income taxes                             13,016           13,849            15,040           12,645
------------------------------------------------------------------------------------------------------------------------
     Net income                                              8,989            9,552            10,384            8,768
------------------------------------------------------------------------------------------------------------------------
     Per share data:
       Net income - basic                                     0.96             1.02              1.11             0.93
------------------------------------------------------------------------------------------------------------------------
       Net income - diluted                                   0.96             1.01              1.10             0.93
------------------------------------------------------------------------------------------------------------------------
     Weighted-average common
       stock outstanding - basic                         9,343,358        9,402,886         9,410,162        9,386,903
------------------------------------------------------------------------------------------------------------------------
     Weighted-average common
       stock equivalent - diluted                        9,390,650        9,420,240         9,448,032        9,436,164
------------------------------------------------------------------------------------------------------------------------



The Corporation's common stock (symbol: PRK) is traded on the American Stock Exchange (AMEX). At December 31, 1998, the Corporation had 2,779 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 1998 and 1997, as reported by AMEX.


TABLE 15 - MARKET AND DIVIDEND
------------------------------------------------------------------------------------------------------------------------
                                                                                                              CASH
                                                                                                            DIVIDEND
                                                                                          LAST              DECLARED
                                                HIGH                 LOW                 PRICE             PER SHARE
  ----------------------------------------------------------------------------------------------------------------------
   1998:
     First Quarter                             $ 95               $ 85                $  95                  $ 0.48
------------------------------------------------------------------------------------------------------------------------
     Second Quarter                             102 15/16           89 1/4              100 15/16              0.48
------------------------------------------------------------------------------------------------------------------------
     Third Quarter                              107  1/4            94 1/2              104                    0.48
------------------------------------------------------------------------------------------------------------------------
     Fourth Quarter                             106  1/2            90 1/2              103                    0.60
------------------------------------------------------------------------------------------------------------------------
   1997:
     First Quarter                             $ 54  5/8          $  51  1/8          $  54  5/8             $ 0.40
------------------------------------------------------------------------------------------------------------------------
     Second Quarter                              79  3/4             54  1/8             79  3/4               0.40
------------------------------------------------------------------------------------------------------------------------
     Third Quarter                               80  7/8             66  5/8             80  7/8               0.40
------------------------------------------------------------------------------------------------------------------------
     Fourth Quarter                              98                  80                  88  1/8               0.48




TEN-YEAR RETURN  (December 31, 1988 - December 31, 1998)

88        $ 1,000
89
90
91
92
93
94
95
96
97
98        $10,903

(Assumes initial investment of $1,000 with reinvestment of dividends in the common stock of Park)

REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                             /s/  Ernst & Young LLP
                                             -----------------------------------



Columbus, Ohio
January 19, 1999

CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1998 and 1997 (Dollars in thousands)


------------------------------------------------------------------------------------------------------------------------
ASSETS
                                                                          1998                 1997
------------------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                             $ 100,291            $ 93,585
------------------------------------------------------------------------------------------------------------------------
   INVESTMENT SECURITIES:
     Securities available-for-sale, at fair value
       (amortized cost of $634,809 and $522,179 at
       December 31, 1998 and 1997, respectively)                         646,403             532,922
------------------------------------------------------------------------------------------------------------------------
     Securities held-to-maturity, at amortized
       cost (fair value approximates $6,347 and
       $8,156 at December 31, 1998 and 1997, respectively)                 6,064               7,808
------------------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENT SECURITIES                                     652,467             540,730
------------------------------------------------------------------------------------------------------------------------
   Loans                                                               1,654,003           1,603,648
------------------------------------------------------------------------------------------------------------------------
     Unearned loan interest                                              (12,491)            (11,721)
------------------------------------------------------------------------------------------------------------------------
         TOTAL LOANS                                                   1,641,512           1,591,927
------------------------------------------------------------------------------------------------------------------------
     Allowance for possible loan losses                                  (37,989)            (35,595)
------------------------------------------------------------------------------------------------------------------------
         LOANS, NET                                                    1,603,523           1,556,332
------------------------------------------------------------------------------------------------------------------------
   OTHER ASSETS:
     Premises and equipment, net                                          26,755              27,805
------------------------------------------------------------------------------------------------------------------------
     Accrued interest receivable                                          14,356              13,923
------------------------------------------------------------------------------------------------------------------------
     Other                                                                63,387              56,008
------------------------------------------------------------------------------------------------------------------------
         TOTAL OTHER ASSETS                                              104,498              97,736
------------------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                               $2,460,779          $2,288,383
------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1998 and 1997 (Dollars in thousands)

------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                           1998                 1997
------------------------------------------------------------------------------------------------------------------------
   DEPOSITS:
     Noninterest bearing                                              $   285,574         $   257,867
------------------------------------------------------------------------------------------------------------------------
     Interest bearing                                                   1,654,204           1,597,097
------------------------------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                                   1,939,778           1,854,964
------------------------------------------------------------------------------------------------------------------------
   BORROWINGS:
     Short-Term Borrowings                                                246,659             151,624
------------------------------------------------------------------------------------------------------------------------
     Long-term debt                                                         8,430              30,868
------------------------------------------------------------------------------------------------------------------------
   OTHER LIABILITIES:
     Accrued interest payable                                               6,938               6,548
------------------------------------------------------------------------------------------------------------------------
     Other                                                                 23,284              22,262
------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER LIABILITIES                                             30,222              28,810
------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                              2,225,089           2,066,266
------------------------------------------------------------------------------------------------------------------------
   STOCKHOLDERS' EQUITY:
     Common stock, no par value (20,000,000 shares authorized;
       9,553,407 shares issued in 1998 and 9,551,203
       issued in 1997)                                                     68,398              68,275
------------------------------------------------------------------------------------------------------------------------
     Accumulated other comprehensive
       income, net                                                          7,536               7,019
------------------------------------------------------------------------------------------------------------------------
     Retained earnings                                                    177,050             154,535
------------------------------------------------------------------------------------------------------------------------
     Less: Treasury stock (245,491 shares in 1998 and
       158,864 shares in 1997)                                            (17,294)             (7,712)
------------------------------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                       235,690             222,117
------------------------------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $2,460,779          $2,288,383
------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME

for the years ended December 31, 1998, 1997 and 1996 (Dollars in thousands, except per share data)


------------------------------------------------------------------------------------------------------------------------
                                                                            1998              1997               1996
------------------------------------------------------------------------------------------------------------------------
   INTEREST INCOME:
     Interest and fees on loans                                           $ 147,632         $ 142,500        $ 129,384
------------------------------------------------------------------------------------------------------------------------
     Interest and dividends on:
       Obligations of U.S. Government, its agencies
          and other securities                                               33,290            33,229           28,125
------------------------------------------------------------------------------------------------------------------------
       Obligations of states and political subdivisions                       4,872             4,099            3,500
------------------------------------------------------------------------------------------------------------------------
     Other interest income                                                      152               460            2,184
------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                                185,946           180,288          163,193
------------------------------------------------------------------------------------------------------------------------
   Interest expense:
     Interest on deposits:
       Demand and savings deposits                                           15,995            16,749           16,049
------------------------------------------------------------------------------------------------------------------------
       Time deposits                                                         52,346            49,699           44,612
------------------------------------------------------------------------------------------------------------------------
     Interest on short-term borrowings                                        9,079             7,738            5,694
------------------------------------------------------------------------------------------------------------------------
     Interest on long-term debt                                                 875             2,846            2,800
------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                                78,295            77,032           69,155
------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                                107,651           103,256           94,038
------------------------------------------------------------------------------------------------------------------------
   Provision for loan losses                                                  6,798             6,999            5,294
------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                100,853            96,257           88,744
------------------------------------------------------------------------------------------------------------------------
   OTHER INCOME:
     Income from fiduciary activities                                         5,081             5,192            4,099
------------------------------------------------------------------------------------------------------------------------
     Service charges on deposit accounts                                      6,823             6,308            5,849
------------------------------------------------------------------------------------------------------------------------
     Gain/(loss) on sales of securities                                          97                (7)          (1,324)
------------------------------------------------------------------------------------------------------------------------
     Other service income                                                     5,149             3,598            3,236
------------------------------------------------------------------------------------------------------------------------
     Other                                                                    6,819             5,610            4,800
------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                                 $  23,969         $  20,701        $  16,660
------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

for the years ended December 31, 1998, 1997 and 1996 (Dollars in thousands, except per share data)


------------------------------------------------------------------------------------------------------------------------
                                                                              1998            1997              1996
------------------------------------------------------------------------------------------------------------------------
  OTHER EXPENSE:
     Salaries and employee benefits                                        $ 31,738          $ 31,888         $ 28,966
------------------------------------------------------------------------------------------------------------------------
     Data processing fees                                                     4,518             5,306            5,183
------------------------------------------------------------------------------------------------------------------------
     Fees and service charges                                                 3,344             3,732            4,874
------------------------------------------------------------------------------------------------------------------------
     Net occupancy expense of bank premises                                   3,351             3,339            3,063
------------------------------------------------------------------------------------------------------------------------
     Amortization of intangibles                                              2,787             2,019              635
------------------------------------------------------------------------------------------------------------------------
     Furniture and equipment expense                                          4,807             3,680            3,589
------------------------------------------------------------------------------------------------------------------------
     Insurance                                                                  786               774            1,785
------------------------------------------------------------------------------------------------------------------------
     Marketing                                                                2,247             2,182            1,925
------------------------------------------------------------------------------------------------------------------------
     Postage and telephone                                                    3,007             2,747            2,539
------------------------------------------------------------------------------------------------------------------------
     State taxes                                                              1,729             1,957            2,022
------------------------------------------------------------------------------------------------------------------------
     Other                                                                    5,995             4,784            4,531
------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE                                                   64,309            62,408           59,112
------------------------------------------------------------------------------------------------------------------------
         INCOME BEFORE FEDERAL INCOME TAXES                                  60,513            54,550           46,292
------------------------------------------------------------------------------------------------------------------------
   Federal income taxes                                                      18,941            16,857           14,592
------------------------------------------------------------------------------------------------------------------------
         NET INCOME                                                         $41,572           $37,693          $31,700
------------------------------------------------------------------------------------------------------------------------
   EARNINGS PER SHARE:
         BASIC                                                                $4.45             $4.02            $3.39
------------------------------------------------------------------------------------------------------------------------
         DILUTED                                                              $4.43             $4.00            $3.38
------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS' EQUITY

for the years ended December 31, 1998, 1997 and 1996 (Dollars in thousands, except per share data)


------------------------------------------------------------------------------------------------------------------------
                                                 COMMON STOCK                       ACCUMULATED
                                                 ------------                         OTHER
                                             SHARES                    RETAINED    COMPREHENSIVE  TREASURY
                                           OUTSTANDING     AMOUNT      EARNINGS     INCOME, NET     STOCK        TOTAL
------------------------------------------------------------------------------------------------------------------------
   BALANCE, JANUARY 1, 1996                9,240,760     $ 62,268    $ 117,695       $ 7,838     $(4,718)     $183,083
------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                (13,000)          --           --            --        (640)         (640)
------------------------------------------------------------------------------------------------------------------------
     Treasury stock reissued primarily for
       stock options exercised                15,628           38           --            --         650           688
------------------------------------------------------------------------------------------------------------------------
     Shares issued for dividend reinvestment
       plan and stock options                  5,540          171           --            --          --           171
------------------------------------------------------------------------------------------------------------------------
     Net income                                   --           --       31,700            --          --        31,700
------------------------------------------------------------------------------------------------------------------------
     Other comprehensive income,
       net of tax:
       Unrealized net holding loss on
         securities available-for-sale net
         of income taxes of $1,697                                                    (3,151)                   (3,151)
------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                         (3,151)
------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                       28,549
       Cash dividends:
       Corporation at $1.45 per share             --           --      (10,354)                                (10,354)
------------------------------------------------------------------------------------------------------------------------
       Cash dividends declared First-Knox,
         prior to merger                          --           --       (2,536)           --          --        (2,536)
------------------------------------------------------------------------------------------------------------------------
       5% stock dividend at First-Knox,
         prior to merger                     105,510        2,134       (3,857)           --       1,723            --
------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1996              9,354,438       64,611      132,648         4,687      (2,985)      198,961
------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                (96,721)          --           --            --      (6,249)       (6,249)
------------------------------------------------------------------------------------------------------------------------
     Treasury stock reissued primarily for
       stock options exercised                27,283           --           --            --       1,522         1,522
------------------------------------------------------------------------------------------------------------------------
     Shares issued for dividend reinvestment
       plan and stock options                107,939        2,325           --            --          --         2,325
------------------------------------------------------------------------------------------------------------------------
     Cash payment for fractional shares
       in merger                                (600)         (40)          --            --          --           (40)
------------------------------------------------------------------------------------------------------------------------
     Tax benefit from exercise of stock options   --        1,379           --            --          --         1,379
------------------------------------------------------------------------------------------------------------------------
     Net income                                   --           --       37,693            --          --        37,693
------------------------------------------------------------------------------------------------------------------------
     Other comprehensive income, net of tax:
       Unrealized net holding gain on
         securities available-for-sale net
         of income taxes of $1,256                                                     2,332                     2,332
------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                          2,332
------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                       40,025
------------------------------------------------------------------------------------------------------------------------
       Cash dividends:
       Corporation at $1.68 per share             --           --      (14,905)           --          --       (14,905)
------------------------------------------------------------------------------------------------------------------------
       Cash dividends declared at First-Knox,
         prior to merger                          --           --         (901)           --          --          (901)
------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1997              9,392,339       68,275      154,535         7,019      (7,712)      222,117
------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased               (124,228)          --           --            --     (11,829)      (11,829)
------------------------------------------------------------------------------------------------------------------------
     Treasury stock reissued primarily for
       stock options exercised                37,601           --           --            --       2,247         2,247
------------------------------------------------------------------------------------------------------------------------
     Shares issued for stock options           2,204           81           --            --          --            81
------------------------------------------------------------------------------------------------------------------------
     Tax benefit from exercise of stock options   --           42           --            --          --            42
------------------------------------------------------------------------------------------------------------------------
     Net income                                   --           --       41,572            --          --        41,572
------------------------------------------------------------------------------------------------------------------------
     Other comprehensive income, net of tax:
       Unrealized net holding gain on
         securities available-for-sale net
         of income taxes of $278                                                         517                       517
------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                            517
------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                       42,089
------------------------------------------------------------------------------------------------------------------------
       Cash dividends:
       Corporation at $2.04 per share             --           --      (19,057)           --          --       (19,057)
------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1998              9,307,916      $68,398     $177,050        $7,536    $(17,294)     $235,690
------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended December 31, 1998, 1997 and 1996  (Dollars in thousands)



                                                                             1998              1997             1996
 ------------------------------------------------------------------------------------------------------------------------
   OPERATING ACTIVITIES:
     Net income                                                             $41,572        $   37,693       $   31,700
------------------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net income to net cash
         provided by operating activities:
------------------------------------------------------------------------------------------------------------------------
       Provision for loan losses                                              6,798             6,999            5,294
------------------------------------------------------------------------------------------------------------------------
       Amortization of loan costs and fees, net                                (796)             (788)            (475)
------------------------------------------------------------------------------------------------------------------------
       Provision for depreciation and amortization                            4,491             3,273            3,005
------------------------------------------------------------------------------------------------------------------------
       Market loss on loans held-for-sale                                        --                --               59
------------------------------------------------------------------------------------------------------------------------
       Amortization of the excess of cost over net assets
         of banks purchased                                                   2,787             2,019              380
------------------------------------------------------------------------------------------------------------------------
       Accretion of investment security discounts, net                       (1,357)           (1,726)          (1,658)
------------------------------------------------------------------------------------------------------------------------
       Deferred income taxes                                                    829               139             (213)
------------------------------------------------------------------------------------------------------------------------
       Realized investment security (gains) losses                              (97)                7            1,324
------------------------------------------------------------------------------------------------------------------------
       Changes in assets and liabilities:
         Increase in other assets                                           (11,762)           (5,781)          (4,521)
------------------------------------------------------------------------------------------------------------------------
         Increase in other liabilities                                          338             2,949              223
------------------------------------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                         42,803            44,784           35,118
------------------------------------------------------------------------------------------------------------------------
   INVESTING ACTIVITIES:
     Proceeds from sales of securities:
       Available-for-sale                                                    51,839            45,083           85,717
------------------------------------------------------------------------------------------------------------------------
     Proceeds from maturities of securities:
       Held-to-maturity                                                       1,727             2,973            2,110
------------------------------------------------------------------------------------------------------------------------
       Available-for-sale                                                   133,674           141,765           86,150
------------------------------------------------------------------------------------------------------------------------
     Purchases of securities:
       Held-to-maturity                                                          --                --           (1,575)
------------------------------------------------------------------------------------------------------------------------
       Available-for-sale                                                  (296,672)         (150,873)        (290,580)
------------------------------------------------------------------------------------------------------------------------
     Net increase in loans                                                  (53,192)         (111,284)         (87,612)
------------------------------------------------------------------------------------------------------------------------
     Purchase of loans                                                           --           (11,582)         (30,755)
------------------------------------------------------------------------------------------------------------------------
     Cash paid for branches                                                      --            (6,748)         (10,857)
------------------------------------------------------------------------------------------------------------------------
     Purchases of premises and equipment, net                                (3,442)           (2,740)          (2,072)
------------------------------------------------------------------------------------------------------------------------
          NET CASH USED IN INVESTING ACTIVITIES                           (166,066)          (93,406)        (249,474)
------------------------------------------------------------------------------------------------------------------------
   FINANCING ACTIVITIES:
     Purchase of deposits                                                        --            49,192           97,928
------------------------------------------------------------------------------------------------------------------------
     Net increase in deposits                                                84,814            42,354           54,883
------------------------------------------------------------------------------------------------------------------------
     Net increase in short-term borrowings                                   95,035            16,513           13,133
------------------------------------------------------------------------------------------------------------------------
     Issuance of common stock                                                    --                --              337
------------------------------------------------------------------------------------------------------------------------
     Exercise of stock options                                                  123             3,664               --
------------------------------------------------------------------------------------------------------------------------
     Purchase of treasury stock, net                                         (9,582)           (4,727)            (118)
------------------------------------------------------------------------------------------------------------------------
     Proceeds from long-term debt                                                --                --           30,000
------------------------------------------------------------------------------------------------------------------------
     Repayment of long-term debt                                            (22,438)          (31,507)          (1,040)
------------------------------------------------------------------------------------------------------------------------
     Cash dividends paid                                                    (17,983)          (15,047)         (12,166)
------------------------------------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES                        129,969            60,442          182,957
------------------------------------------------------------------------------------------------------------------------
           INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   6,706            11,820          (31,399)
------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at beginning of year                            93,585            81,765          113,164
------------------------------------------------------------------------------------------------------------------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR                        $100,291        $   93,585       $   81,765
------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:


Principles of Consolidation

The consolidated financial statements include the accounts of Park National Corporation (the Corporation or Park) and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.


Organization

The Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), and The First-Knox National Bank of Mount Vernon (FKNB), the Corporation is engaged in a general commercial banking and trust business, primarily in Central Ohio. PNB operates through two banking divisions with the Park National Division (PND) headquartered in Newark, Ohio and the Fairfield National Division (FND) headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division (FKND) headquartered in Mount Vernon, Ohio and the Farmers and Savings Division (FSD) headquartered in Loudonville, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.


Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentation.


Investment Securities

Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4).

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and included in other comprehensive income, net of applicable taxes. At December 31, 1998 and 1997, the Corporation did not hold any trading securities.

Gains and losses realized on the sale of investment securities have been accounted for on the completed transaction method in the year of sale on an "identified certificate" basis.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever are the shorter periods. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized.


Other Real Estate Owned

Other real estate owned is recorded at the lower of cost or fair market value (which is not in excess of estimated net realizable value) and consists of property acquired through foreclosure, loans in judgment and subject to redemption, and real estate held for sale. Subsequent to acquisition, allowances for losses are established if carrying values exceed fair value less estimated costs to sell. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell), whereas costs relating to holding the properties are charged to expense.


Income Recognition

Income earned by the Corporation and its subsidiaries is recognized principally on the accrual basis of accounting. Loan origination fees are amortized over the life of the loans using the interest method on a loan by loan basis, and origination costs are deferred and amortized if material. Certain fees, principally service, are recognized as income when billed or collected.

The Corporation's subsidiaries suspend the accrual of interest when, in management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on non-accrual, the Corporation's subsidiaries charge all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.


Allowance for Possible Loan Losses

The allowance for possible loan losses is that amount believed adequate to absorb estimated credit losses in the loan portfolio based on management's evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current and anticipated economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these and other pertinent factors.

Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure." These standards require an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent. The adoption of these standards did not have a material impact on the overall allowance for loan losses and did not affect the Corporation's charge-off or income recognition policies.

Lease Financing

Leases of equipment, automobiles, and aircraft to customers generally are direct leases in which the Corporation's subsidiaries have acquired the equipment, automobiles, or aircraft with no outside financing.

Such leases are accounted for as direct financing leases for financial reporting purposes. Under the direct financing method, a receivable is recorded for the total amount of the lease payments to be received.

Unearned lease income, representing the excess of the sum of the aggregate rentals of the equipment, automobiles or aircraft over its cost is included in income over the term of the lease under the interest method.


Excess of Cost Over Net Assets of Banks Purchased

The excess of cost over net assets of the banks purchased is being amortized, principally on the straight-line method, over periods ranging from seven to fifteen years.


Consolidated Statement of Cash Flows

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

     DECEMBER 31, (IN THOUSANDS)                                     1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   Interest paid on deposits and other borrowings                   $77,905              $77,105             $68,541
------------------------------------------------------------------------------------------------------------------------
   Income taxes paid                                                 19,550               14,104              15,808
------------------------------------------------------------------------------------------------------------------------


Income Taxes

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


Accounting Changes

As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The new statement requires the Corporation's unrealized gains or losses on securities available-for-sale, which prior to adoption were reported as a separate component of stockholders' equity, to be included in other comprehensive income. Since SFAS No. 130 only requires additional information, it had no impact on the Corporation's financial position or results of operations. Prior year financial statements have been reclassified to conform with the new requirements. Comprehensive income is presented in the Statements of Changes in Stockholders' Equity.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provides for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2000. Although the statement allows for early adoption in any quarterly period after June 1998, the Corporation has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The Corporation did not use any derivative instruments in 1998 and 1997 and as a result does not expect that adoption of this statement will have any impact of the Corporation's financial position, results of operations and cash flows.


2. ACQUISITIONS

On May 5, 1997, the Corporation merged with First-Knox Banc Corp. (First-Knox), a $569 million bank holding company headquartered in Mount Vernon, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately
2.3 million shares of common stock to the stockholders of First-Knox based upon an exchange ratio of .5914 shares of Park common stock for each outstanding share of First-Knox common stock. The historical financial statements of the Corporation have been restated to show Park and First-Knox on a combined basis.

On December 8, 1997, Fairfield National Division acquired three branch offices in Lancaster, Ohio from KeyBank National Association. In addition to the fixed assets, the purchase included $49 million of deposits and $12 million of loans. The excess of the cost over net assets purchased was $6 million and is being amortized using the straight-line method over seven years.

On December 6, 1996, Richland Trust Company acquired five branch offices in Richland County from Peoples National Bank. In addition to the fixed assets, the purchase included $98 million of deposits and $31 million of loans. The banking business of the five branches was consolidated into Richland Trust Company's operations. The excess of the cost over net assets purchased was $10 million and is being amortized using the straight-line method over seven years.


3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $16,851,000 and $19,493,000 at December 31, 1998 and 1997,
respectively. No other compensating balance arrangements were in existence at year end.





4. INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities at December 31 are as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                GROSS          GROSS
                                                                             UNREALIZED     UNREALIZED
      (IN THOUSANDS)                                         AMORTIZED         HOLDING        HOLDING        ESTIMATED
                                                               COST             GAINS         LOSSES        FAIR VALUE
 ------------------------------------------------------------------------------------------------------------------------
   1998:
     SECURITIES AVAILABLE-FOR-SALE:
       Obligations of U.S. Treasury and other
         U.S. Government agencies                            $ 172,150        $  3,380      $  --         $ 175,530
------------------------------------------------------------------------------------------------------------------------
       Obligations of states and
         political subdivisions                                100,790           4,159         45           104,904
------------------------------------------------------------------------------------------------------------------------
       U.S. Government agencies'
         asset-backed securities and
         other asset-backed securities                         341,247           3,574        237           344,584
------------------------------------------------------------------------------------------------------------------------
       Other equity securities                                  20,622             763         --            21,385
------------------------------------------------------------------------------------------------------------------------
         TOTAL SECURITIES AVAILABLE-FOR-SALE                 $ 634,809        $ 11,876      $ 282         $ 646,403
------------------------------------------------------------------------------------------------------------------------
     SECURITIES HELD-TO-MATURITY:
       Obligations of states and
         political subdivisions                              $   5,712        $    283      $   3         $   5,992
------------------------------------------------------------------------------------------------------------------------
       Other asset-backed securities                               352               3         --               355
------------------------------------------------------------------------------------------------------------------------
         TOTAL SECURITIES HELD-TO-MATURITY                   $   6,064        $    286      $   3         $   6,347
------------------------------------------------------------------------------------------------------------------------
   1997:
     SECURITIES AVAILABLE-FOR-SALE:
       Obligations of U.S. Treasury and other
         U.S. Government agencies                            $ 155,780        $  3,468      $  --         $ 159,248
------------------------------------------------------------------------------------------------------------------------
       Obligations of states and
         political subdivisions                                 76,803           3,192         62            79,933
------------------------------------------------------------------------------------------------------------------------
       U.S. Government agencies'
         asset-backed securities and
         other asset-backed securities                         270,708           3,628        102           274,234
------------------------------------------------------------------------------------------------------------------------
       Other equity securities                                  18,888             619         --            19,507
------------------------------------------------------------------------------------------------------------------------
         Total Securities Available-for-Sale                 $ 522,179        $ 10,907      $ 164         $ 532,922
------------------------------------------------------------------------------------------------------------------------
     SECURITIES HELD-TO-MATURITY:
       Obligations of states and
         political subdivisions                              $   7,434        $    349      $    5       $    7,778
------------------------------------------------------------------------------------------------------------------------
       Other asset-backed securities                               374               4         --               378
------------------------------------------------------------------------------------------------------------------------
         Total Securities Held-to-Maturity                   $   7,808        $    353      $    5       $    8,156
------------------------------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 1998 are shown below by contractual maturity except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.


-----------------------------------------------------------------------------------------------------------------------
                                                                                                WEIGHTED
                                                              AMORTIZED        ESTIMATED         AVERAGE       AVERAGE
       (DOLLARS IN THOUSANDS)                                   COST          FAIR VALUE        MATURITY        YIELD
------------------------------------------------------------------------------------------------------------------------


   SECURITIES AVAILABLE-FOR-SALE:
     U.S. Treasury and agencies' notes:
       Due within one year                                    $  71,418       $   72,173       0.4 years       7.45%
------------------------------------------------------------------------------------------------------------------------
       Due one through five years                               100,732          103,357       2.4 years       6.74%
------------------------------------------------------------------------------------------------------------------------
         Total                                                $ 172,150         $175,530       1.6 years       7.03%
------------------------------------------------------------------------------------------------------------------------
     Obligations of state and political subdivisions:
       Due within one year                                    $   7,290       $    7,376       0.5 years       7.75%
------------------------------------------------------------------------------------------------------------------------
       Due one through five years                                23,912           24,864       3.5 years       7.62%
------------------------------------------------------------------------------------------------------------------------
       Due five through ten years                                59,296           62,085       7.9 years       7.26%
------------------------------------------------------------------------------------------------------------------------
       Due over ten years                                        10,292           10,579      12.5 years       6.90%
------------------------------------------------------------------------------------------------------------------------
         Total                                                $ 100,790       $  104,904       6.8 years       7.34%
------------------------------------------------------------------------------------------------------------------------
     U.S. Government agencies' asset-backed
       securities and other asset-backed securities:
       Due within one year                                    $   9,102       $    9,139       0.4 years       6.91%
------------------------------------------------------------------------------------------------------------------------
       Due one through five years                               318,549          321,842       3.2 years       6.47%
------------------------------------------------------------------------------------------------------------------------
       Due five through ten years                                13,596           13,603       6.3 years       6.26%
------------------------------------------------------------------------------------------------------------------------
         Total                                                $ 341,247       $  344,584       3.2 years       6.47%
------------------------------------------------------------------------------------------------------------------------
   SECURITIES HELD-TO-MATURITY:
     Obligations of state and political subdivisions:
       Due within one year                                    $   1,514       $    1,541       0.8 years       7.90%
------------------------------------------------------------------------------------------------------------------------
       Due one through five years                                 9,106            3,359       2.6 years      11.00%
------------------------------------------------------------------------------------------------------------------------
       Due five through ten years                                   807              807       7.4 years       8.00%
------------------------------------------------------------------------------------------------------------------------
       Due over ten years                                           285              285      11.4 years       7.63%
------------------------------------------------------------------------------------------------------------------------
         Total                                                $   5,712       $    5,992       3.2 years       9.59%
------------------------------------------------------------------------------------------------------------------------
     Other asset-backed securities:
       Due one through five years                             $      45       $       48       3.5 years       8.69%
------------------------------------------------------------------------------------------------------------------------
       Due over ten years                                           307              307      13.0 years       6.07%
------------------------------------------------------------------------------------------------------------------------
         Total                                                $     352       $      355      11.8 years       6.40%
------------------------------------------------------------------------------------------------------------------------

Investment securities having a book value of $432,489,000 and $378,469,000 at December 31, 1998 and 1997, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 1998, 1997, and 1996, gross gains of $159,000, $64,000, and $234,000 and gross losses of $62,000, $71,000, and $1,558,000 were realized, respectively. Tax benefits related to net securities losses were $2,000 in 1997, and $463,000 in 1996. Tax expense related to net securities gains in 1998 was $34,000.




5. LOANS

The composition of the loan portfolio is as follows:
------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                              1998                             1997
------------------------------------------------------------------------------------------------------------------------
   Commercial, financial and agricultural                                  $  217,504                       $  212,970
------------------------------------------------------------------------------------------------------------------------
   Real estate - construction                                                  70,998                           65,548
------------------------------------------------------------------------------------------------------------------------
   Real estate - residential                                                  679,239                          708,768
------------------------------------------------------------------------------------------------------------------------
   Real estate - commercial                                                   280,789                          256,074
------------------------------------------------------------------------------------------------------------------------
   Consumer, net                                                              332,320                          313,517
------------------------------------------------------------------------------------------------------------------------
   Leases, net                                                                 60,662                           35,050
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                 $1,641,512                       $1,591,927
------------------------------------------------------------------------------------------------------------------------


Under the Corporation's credit policies and practices, all non-accrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and
118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as nonaccrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.

Nonaccrual and restructured loans are summarized as follows:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                              1998                            1997
------------------------------------------------------------------------------------------------------------------------
   Impaired loans:
     Nonaccrual                                                          $    2,150                      $    1,070
------------------------------------------------------------------------------------------------------------------------
     Restructured                                                               492                           1,642
------------------------------------------------------------------------------------------------------------------------
       Total impaired loans                                                   2,642                           2,712
------------------------------------------------------------------------------------------------------------------------
   Other nonaccrual loans                                                         5                             990
------------------------------------------------------------------------------------------------------------------------
         TOTAL NONACCRUAL AND RESTRUCTURED LOANS                         $    2,647                      $    3,702
------------------------------------------------------------------------------------------------------------------------




The allowance for credit losses related to impaired loans at December 31, 1998 and 1997 was $436,000 and $406,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $2,457,000, $3,599,000 and $3,663,000 for 1998, 1997 and 1996, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 1998, 1997, and 1996, the Corporation recognized $149,000, $283,000, and $353,000, respectively, of interest income on impaired loans, which included $121,000, $270,000, and $344,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 1998 and 1997, loans aggregating approximately $45,079,000 and $43,555,000, respectively, were outstanding to such parties.

6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                  1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   Balance, January 1                                               $35,595              $32,347             $29,239
------------------------------------------------------------------------------------------------------------------------
     Provision for loan losses                                        6,798                6,999               5,294
------------------------------------------------------------------------------------------------------------------------
     Losses charged to the reserve                                   (7,392)              (6,271)             (4,438)
------------------------------------------------------------------------------------------------------------------------
     Recoveries                                                       2,988                2,520               2,252
------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31                                             $37,989              $35,595             $32,347
------------------------------------------------------------------------------------------------------------------------

7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                                1998                            1997
------------------------------------------------------------------------------------------------------------------------
   Total minimum payments to be received                                      $50,118                          $26,294
------------------------------------------------------------------------------------------------------------------------
   Estimated unguaranteed residual value of leased property                    19,230                           14,712
------------------------------------------------------------------------------------------------------------------------
   Less: unearned income                                                       (8,686)                          (5,956)
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                    $60,662                          $35,050
------------------------------------------------------------------------------------------------------------------------

Minimum lease payments, to be received as of December 31, 1998 are:

------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------
   1999                                    $13,337
------------------------------------------------------------------------------------------------------------------------
   2000                                     13,012
------------------------------------------------------------------------------------------------------------------------
   2001                                     10,914
------------------------------------------------------------------------------------------------------------------------
   2002                                      8,100
------------------------------------------------------------------------------------------------------------------------
   2003                                      4,244
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                 $50,118
------------------------------------------------------------------------------------------------------------------------

8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

-----------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                                1998                            1997
------------------------------------------------------------------------------------------------------------------------
   Land                                                                     $   6,392                        $   6,524
------------------------------------------------------------------------------------------------------------------------
   Buildings                                                                   26,203                           25,851
------------------------------------------------------------------------------------------------------------------------
   Equipment, furniture and fixtures                                           27,514                           24,720
------------------------------------------------------------------------------------------------------------------------
   Leasehold improvements                                                       1,144                            1,144
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                     61,253                           58,239
------------------------------------------------------------------------------------------------------------------------
   Less: accumulated depreciation and amortization                            (34,498)                         (30,434)
------------------------------------------------------------------------------------------------------------------------
     PREMISES AND EQUIPMENT, NET                                            $  26,755                         $ 27,805
------------------------------------------------------------------------------------------------------------------------


Depreciation and amortization expense amounted to $4,491,000, $3,273,000, and $3,005,000 for the three years ended December 31, 1998, 1997 and 1996, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------
   1999                                                                  $   462
------------------------------------------------------------------------------------------------------------------------
   2000                                                                      388
------------------------------------------------------------------------------------------------------------------------
   2001                                                                      319
------------------------------------------------------------------------------------------------------------------------
   2002                                                                      258
------------------------------------------------------------------------------------------------------------------------
   2003                                                                      229
------------------------------------------------------------------------------------------------------------------------
   Thereafter                                                                421
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                                $2,077
------------------------------------------------------------------------------------------------------------------------

Rent expense amounted to $659,000, $639,000 and $609,000, for the three years ended December 31, 1998, 1997 and 1996, respectively.


9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

-----------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                               1998                             1997
------------------------------------------------------------------------------------------------------------------------
   Securities sold under agreements to
     repurchase and federal funds purchased                                  $160,616                         $127,587
------------------------------------------------------------------------------------------------------------------------
   Federal Home Loan Bank advances                                             80,000                           18,900
------------------------------------------------------------------------------------------------------------------------
   Other short-term borrowings                                                  6,043                            5,137
------------------------------------------------------------------------------------------------------------------------
     TOTAL SHORT-TERM BORROWINGS                                             $246,659                         $151,624
------------------------------------------------------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 1998, 1997 and 1996 and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

------------------------------------------------------------------------------------------------------------------------
                                                                  REPURCHASE                                 DEMAND
                                                                  AGREEMENTS             FEDERAL              NOTES
                                                                  AND FEDERAL           HOME LOAN           DUE U.S.
                                                                     FUNDS                BANK              TREASURY
       (DOLLARS IN THOUSANDS)                                      PURCHASED            ADVANCES            AND OTHER
------------------------------------------------------------------------------------------------------------------------
   1998:
     ENDING BALANCE                                                 $160,616             $80,000              $6,043
------------------------------------------------------------------------------------------------------------------------
     HIGHEST MONTH-END BALANCE                                       182,957             104,300               6,043
------------------------------------------------------------------------------------------------------------------------
     AVERAGE DAILY BALANCE                                           157,951              29,356               2,868
------------------------------------------------------------------------------------------------------------------------
     WEIGHTED-AVERAGE INTEREST RATE:
       AS OF YEAR-END                                                  4.21%               6.00%               4.06%
------------------------------------------------------------------------------------------------------------------------
       PAID DURING THE YEAR                                            4.58%               5.83%               4.87%
------------------------------------------------------------------------------------------------------------------------
   1997:
     Ending balance                                                 $127,587             $18,900              $5,137
------------------------------------------------------------------------------------------------------------------------
     Highest month-end balance                                       161,172              86,000               5,137
------------------------------------------------------------------------------------------------------------------------
     Average daily balance                                           132,976              26,741               2,909
------------------------------------------------------------------------------------------------------------------------
     Weighted-average interest rate:
       As of year-end                                                  4.61%               6.25%               5.75%
------------------------------------------------------------------------------------------------------------------------
       Paid during the year                                            4.60%               5.49%               5.25%
------------------------------------------------------------------------------------------------------------------------
   1996:
     Ending balance                                                 $119,959             $10,000              $5,152
------------------------------------------------------------------------------------------------------------------------
     Highest month-end balance                                       137,843              10,000               5,895
------------------------------------------------------------------------------------------------------------------------
     Average daily balance                                           118,592               4,420               3,709
------------------------------------------------------------------------------------------------------------------------
     Weighted-average interest rate:
       As of year-end                                                  4.53%               5.85%               5.32%
------------------------------------------------------------------------------------------------------------------------
       Paid during the year                                            4.40%               6.06%               5.75%
------------------------------------------------------------------------------------------------------------------------


10. LONG-TERM DEBT

Long-term debt is listed below:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                               1998                             1997
------------------------------------------------------------------------------------------------------------------------
   FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH MONTHLY PRINCIPAL AND
     INTEREST PAYMENTS:

       5.60% Advance due August 1, 2003                                        $1,443                        $  1,902
------------------------------------------------------------------------------------------------------------------------
       6.35% Advance due August 1, 2013                                            --                           2,628
------------------------------------------------------------------------------------------------------------------------
       5.95% Advance due March 1, 2004                                             --                             519
------------------------------------------------------------------------------------------------------------------------
       5.70% Advance due May 1, 2004                                            3,199                           4,230
------------------------------------------------------------------------------------------------------------------------
       5.85% Advance due January 1, 2016                                        3,710                           4,259
------------------------------------------------------------------------------------------------------------------------
       2.00% Advance due November 1, 2027                                          39                              40
------------------------------------------------------------------------------------------------------------------------
       2.00% Advance due January 1, 2028                                           39                              40
------------------------------------------------------------------------------------------------------------------------
   FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH MONTHLY INTEREST PAYMENTS:

       5.35% Advance due February 1, 1999                                          --                           5,000
------------------------------------------------------------------------------------------------------------------------
       5.60% Advance due April 1, 1999                                             --                           5,000
------------------------------------------------------------------------------------------------------------------------
       5.70% Advance due June 1, 1999                                              --                           7,000
------------------------------------------------------------------------------------------------------------------------
       6.35% Advance due March 1, 2004                                             --                             250
------------------------------------------------------------------------------------------------------------------------
         TOTAL LONG-TERM DEBT                                                  $8,430                         $30,868
------------------------------------------------------------------------------------------------------------------------




At December 31, 1998, Federal Home Loan Bank (FHLB) advances were collaterized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995 and amended April 20, 1998. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 700,000. At December 31, 1998, 464,297 options were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

In conjunction with the First-Knox Merger in 1997, the Corporation assumed the 1995 First-Knox Director's Stock Option and Stock Appreciation Rights Plan and the 1990 First-Knox Stock Option and Stock Appreciation Rights Plan. Additionally, in conjunction with the merger in 1997, all former First-Knox Plans were terminated with respect to the granting of any additional options and stock appreciation rights.

The Corporation's stock option activity and related information is summarized as follows:

------------------------------------------------------------------------------------------------------------------------
                                                STOCK OPTIONS                      STOCK APPRECIATION RIGHTS
------------------------------------------------------------------------------------------------------------------------
                                                       OUTSTANDING                              OUTSTANDING
                                                   ------------------                       ------------------
                                                               WEIGHTED                                 WEIGHTED
                                                                AVERAGE                                  AVERAGE
                                      NUMBER                   EXERCISE        NUMBER                   EXERCISE
                                     AVAILABLE                 PRICE PER      AVAILABLE                 PRICE PER
                                     FOR GRANT     NUMBER        SHARE        FOR GRANT     NUMBER        SHARE
------------------------------------------------------------------------------------------------------------------------

   January 1, 1996                    258,288      148,355      $28.89         37,258       24,522       $23.23
------------------------------------------------------------------------------------------------------------------------
     Granted                          (49,605)      49,605       43.62         (2,602)       2,602        37.01
------------------------------------------------------------------------------------------------------------------------
     Exercised                             --      (15,766)      39.56             --         (656)       18.45
------------------------------------------------------------------------------------------------------------------------
     Forfeited/Expired                    400         (400)      47.28             --           --           --
------------------------------------------------------------------------------------------------------------------------
   December 31, 1996                  209,083      181,794       31.95         34,656       26,468        24.70
------------------------------------------------------------------------------------------------------------------------
     Granted                          (87,405)      87,405       62.16             --           --           --
------------------------------------------------------------------------------------------------------------------------
     Exercised                             --     (137,049)      28.06             --      (26,445)       24.70
------------------------------------------------------------------------------------------------------------------------
     Forfeited/Expired                (76,536)      (4,317)      59.07        (34,656)         (23)       24.04
------------------------------------------------------------------------------------------------------------------------
   December 31, 1997                   45,142      127,833       55.88             --           --           --
------------------------------------------------------------------------------------------------------------------------
     Authorized                       500,000           --          --             --           --           --
------------------------------------------------------------------------------------------------------------------------
     Granted                          (87,352)      87,352       93.03             --           --           --
------------------------------------------------------------------------------------------------------------------------
     Exercised                             --      (36,105)      54.15             --           --           --
------------------------------------------------------------------------------------------------------------------------
     Forfeited/Expired                  6,507       (6,507)      61.54             --           --           --
------------------------------------------------------------------------------------------------------------------------
   DECEMBER 31, 1998                  464,297      172,573       74.80             --           --           --
------------------------------------------------------------------------------------------------------------------------

   Range of exercise prices:                                               $34.70 - $93.00
------------------------------------------------------------------------------------------------------------------------
   Weighted-average remaining contractual life:                            3.9 years
------------------------------------------------------------------------------------------------------------------------
   Exerciseable at year-end:                                               164,373
------------------------------------------------------------------------------------------------------------------------
   Weighted-average exercise price of exerciseable options:                $73.89
------------------------------------------------------------------------------------------------------------------------



Compensation expense related to stock appreciation rights was $0, $339,000 and $212,000 in 1998, 1997 and 1996, respectively.

The Corporation has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 1998, 1997, and 1996 respectively: risk-free interest rates of 5.25%, 6.25%, and 6.48%; a dividend yield of 2.50%, 2.50%, and 2.61%; a volatility factor of the expected market price of the Corporation's common stock of .237, .219, and .206 and a weighted-average expected option life of 4.0, 4.0, and 4.2 years. The weighted-average fair value of options granted were $19.45, $13.94, and $8.30 for 1998, 1997, and 1996, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Corporation's pro-forma information follows:

------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS, EXCEPT PER SHARE DATA)                           1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   Net income as reported                                           $41,572              $37,693             $31,700
------------------------------------------------------------------------------------------------------------------------
   Proforma net income                                               39,814               36,620              31,360
------------------------------------------------------------------------------------------------------------------------
   Basic earnings per share as reported                               $4.45                $4.02               $3.39
------------------------------------------------------------------------------------------------------------------------
   Proforma basic earnings per share                                   4.26                 3.90                3.36
------------------------------------------------------------------------------------------------------------------------
   Diluted earnings per share as reported                              4.43                 4.00                3.38
------------------------------------------------------------------------------------------------------------------------
   Proforma diluted earnings per share                                 4.24                 3.89                3.34
------------------------------------------------------------------------------------------------------------------------

12. BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on an employee's years of service and compensation. The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes.

------------------------------------------------------------------------------------------------------------------------
     (In thousands)                                                  1998                 1997
------------------------------------------------------------------------------------------------------------------------
   CHANGE IN BENEFIT OBLIGATION:
     Benefit obligation at beginning of year                        $16,498              $14,259
------------------------------------------------------------------------------------------------------------------------
     Service cost                                                     1,055                  942
------------------------------------------------------------------------------------------------------------------------
     Interest cost                                                    1,189                1,098
------------------------------------------------------------------------------------------------------------------------
     Actuarial                                                        2,096                1,369
------------------------------------------------------------------------------------------------------------------------
     Benefits paid                                                   (3,341)              (1,170)
------------------------------------------------------------------------------------------------------------------------
       BENEFIT OBLIGATION AT END OF YEAR                             17,497               16,498
------------------------------------------------------------------------------------------------------------------------
   CHANGE IN PLAN ASSETS:
     Fair value of plan assets at beginning of year                  19,578               16,376
------------------------------------------------------------------------------------------------------------------------
     Actual return on plan assets                                       662                3,934
------------------------------------------------------------------------------------------------------------------------
     Company contributions                                              236                  438
------------------------------------------------------------------------------------------------------------------------
     Benefits paid                                                   (3,341)              (1,170)
------------------------------------------------------------------------------------------------------------------------
       FAIR VALUE OF PLAN ASSETS AT END OF YEAR                      17,135               19,578
------------------------------------------------------------------------------------------------------------------------
     Funded status of the plan (underfunded)                           (362)               3,080
------------------------------------------------------------------------------------------------------------------------
     Unrecognized net actuarial loss (gain)                             314               (2,731)
------------------------------------------------------------------------------------------------------------------------
     Unrecognized prior service cost                                      3                   (3)
------------------------------------------------------------------------------------------------------------------------
     Unrecognized net transaction asset                                (157)                (221)
------------------------------------------------------------------------------------------------------------------------
       (ACCRUED) PREPAID BENEFIT COST                               $  (202)              $  125
------------------------------------------------------------------------------------------------------------------------





                                                                      1998                 1997
----------------------------------------------------------------------------------------------------
   WEIGHTED-AVERAGE ASSUMPTIONS:
     Discount rate                                                    6.52%                7.27%
----------------------------------------------------------------------------------------------------
     Expected return on plan assets                                   8.00%                8.00%
----------------------------------------------------------------------------------------------------
     Rate of compensation increase                                    5.00%                5.00%
----------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                  1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   COMPONENTS OF NET PERIODIC BENEFIT COST:
     Service cost                                                   $ 1,055               $  942              $  911
------------------------------------------------------------------------------------------------------------------------
     Interest cost                                                    1,189                1,098               1,025
------------------------------------------------------------------------------------------------------------------------
     Expected return on plan assets                                  (1,555)              (1,375)             (1,268)
------------------------------------------------------------------------------------------------------------------------
     Amortization of prior service cost                                 (64)                  (6)                 (6)
------------------------------------------------------------------------------------------------------------------------
     Recognized net actuarial loss                                      (62)                 (60)                (64)
------------------------------------------------------------------------------------------------------------------------
       BENEFIT COST                                                 $   563               $  599              $  598
------------------------------------------------------------------------------------------------------------------------



The Corporation contributed approximately $236,000, $438,000, and $125,000 to the plan in 1998, 1997 and 1996, respectively.

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $724,000, $586,000 and $475,000 for 1998, 1997
and 1996, respectively.


13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                               1998                             1997
------------------------------------------------------------------------------------------------------------------------
   DEFERRED TAX ASSETS:
     Allowance for loan losses                                                $13,352                          $12,514
------------------------------------------------------------------------------------------------------------------------
     Deferred loan fees                                                           461                              457
------------------------------------------------------------------------------------------------------------------------
     Deferred compensation                                                        474                              522
------------------------------------------------------------------------------------------------------------------------
     Other                                                                      3,259                            2,626
------------------------------------------------------------------------------------------------------------------------
       TOTAL DEFERRED TAX ASSETS                                              $17,546                          $16,119
------------------------------------------------------------------------------------------------------------------------
   DEFERRED TAX LIABILITIES:
     Lease revenue reporting                                                  $ 6,951                          $ 4,488
------------------------------------------------------------------------------------------------------------------------
     Unrealized holding gain on securities                                      4,058                            3,760
------------------------------------------------------------------------------------------------------------------------
     Fixed assets, principally due to depreciation                                506                              870
------------------------------------------------------------------------------------------------------------------------
     Other                                                                      5,541                            5,384
------------------------------------------------------------------------------------------------------------------------
       TOTAL DEFERRED TAX LIABILITIES                                         $17,056                          $14,502
------------------------------------------------------------------------------------------------------------------------
         DEFERRED TAX ASSETS, NET                                             $   490                          $ 1,617
------------------------------------------------------------------------------------------------------------------------


The components of the provision for federal income taxes are shown below:

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                     1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   Currently payable                                                $18,112              $16,718             $14,805
------------------------------------------------------------------------------------------------------------------------
   Deferred                                                             829                  139                (213)
------------------------------------------------------------------------------------------------------------------------
     TOTAL                                                          $18,941              $16,857             $14,592
------------------------------------------------------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 1998 and 1997 and the weighted average statutory rate of 34.8% for the year ended December 31, 1996.

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31,                                                    1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   Statutory corporate tax rate                                       35.0%                35.0%               34.8%
------------------------------------------------------------------------------------------------------------------------
   Changes in rate resulting from:
     Tax-exempt interest income                                       -3.0%                -2.9%               -1.5%
------------------------------------------------------------------------------------------------------------------------
     Other                                                            -0.7%                -1.2%               -1.8%
------------------------------------------------------------------------------------------------------------------------
   EFFECTIVE TAX RATE                                                 31.3%                30.9%               31.5%
------------------------------------------------------------------------------------------------------------------------


The following is a summary of the income tax effect allocated to other comprehensive income.


------------------------------------------------------------------------------------------------------------------------
                                                                   BEFORE-TAX               TAX             NET-OF-TAX
     YEAR ENDED DECEMBER 31, 1998                                    AMOUNT               EXPENSE             AMOUNT
------------------------------------------------------------------------------------------------------------------------
   Unrealized gains on available-for-sale securities                 $  892               $  312              $  580
------------------------------------------------------------------------------------------------------------------------
   Less: reclassification adjustment for gains
     realized in net income                                             (97)                 (34)                (63)
------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                        $  795               $  278                $517
------------------------------------------------------------------------------------------------------------------------
     Year ended December 31, 1997
------------------------------------------------------------------------------------------------------------------------
   Unrealized gains on available-for-sale securities                 $3,581               $1,254              $2,327
------------------------------------------------------------------------------------------------------------------------
   Less: reclassification adjustment for losses
     realized in net income                                               7                    2                   5
------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                        $3,588               $1,256              $2,332
------------------------------------------------------------------------------------------------------------------------
     Year ended December 31, 1996
------------------------------------------------------------------------------------------------------------------------
   Unrealized losses on available-for-sale securities               $(6,172)             $(2,160)            $(4,012)
------------------------------------------------------------------------------------------------------------------------
   Less: reclassification adjustment for losses
     realized in net income                                           1,324                  463                 861
------------------------------------------------------------------------------------------------------------------------
   Other comprehensive income                                       $(4,848)             $(1,697)            $(3,151)
------------------------------------------------------------------------------------------------------------------------


14. EARNING PER SHARE

In 1997, SFAS No. 128, "Earnings Per Share" replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS No. 128 requirements.

------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31,
     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)                   1998                 1997                1996
------------------------------------------------------------------------------------------------------------------------
   NUMERATOR:
     Net income                                                 $    41,572         $     37,693        $     31,700
------------------------------------------------------------------------------------------------------------------------
   DENOMINATOR:
     Denominator for basic earnings per share -
       weighted-average shares                                    9,340,554            9,385,827           9,351,902
------------------------------------------------------------------------------------------------------------------------
     Effect of dilutive securities - stock options                   45,924               37,944              34,317
------------------------------------------------------------------------------------------------------------------------
     Denominator for diluted earnings per share -
       adjusted weighted-average shares and
       assumed conversions                                        9,386,478            9,423,771           9,386,219
------------------------------------------------------------------------------------------------------------------------
   EARNINGS PER SHARE:
     Basic earnings per share                                         $4.45                $4.02               $3.39
------------------------------------------------------------------------------------------------------------------------
     Diluted earnings per share                                       $4.43                $4.00               $3.38
------------------------------------------------------------------------------------------------------------------------




15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 1998, approximately $14,505,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.



16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
    FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

The total amounts of off-balance sheet financial instruments with credit risk are as follows:


------------------------------------------------------------------------------------------------------------------------
     DECEMBER 31, (IN THOUSANDS)                                               1998                             1997
------------------------------------------------------------------------------------------------------------------------
   Loan commitments                                                          $267,602                         $215,638
------------------------------------------------------------------------------------------------------------------------
   Unused credit card limits                                                   96,710                           92,993
------------------------------------------------------------------------------------------------------------------------
   Standby letters of credit                                                    3,953                            6,362
------------------------------------------------------------------------------------------------------------------------

The loan commitments are generally for variable rates of interest.

The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Central Ohio. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers' ability to honor their contracts is dependent upon the economic conditions in each borrower's geographic location.



17. FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS RECEIVABLE: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

OFF-BALANCE SHEET INSTRUMENTS: Fair values for the Corporation's loan commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

The fair value of financial instruments at December 31, 1998 and 1997 is as follows (in thousands):

------------------------------------------------------------------------------------------------------------------------
                                                                   1998                                1997
------------------------------------------------------------------------------------------------------------------------
      DECEMBER 31, (IN THOUSANDS)                       CARRYING            FAIR            Carrying           Fair
                                                         AMOUNT             VALUE            Amount            Value
------------------------------------------------------------------------------------------------------------------------
   FINANCIAL ASSETS:
     Cash and federal funds sold                      $   100,291      $   100,291       $     93,585     $     93,585
------------------------------------------------------------------------------------------------------------------------
     Investment securities                                652,467          652,750            540,730          541,078
------------------------------------------------------------------------------------------------------------------------
     Loans:
       Commercial, financial and agricultural             217,504          217,504            212,970          212,970
------------------------------------------------------------------------------------------------------------------------
       Real estate - construction                          70,998           70,998             65,548           65,548
------------------------------------------------------------------------------------------------------------------------
       Real estate - residential                          679,239          688,497            708,768          722,794
------------------------------------------------------------------------------------------------------------------------
       Real estate - commercial                           280,789          281,162            256,074          256,183
------------------------------------------------------------------------------------------------------------------------
       Consumer, net                                      332,320          334,138            313,517          314,757
------------------------------------------------------------------------------------------------------------------------
         TOTAL LOANS                                    1,580,850        1,592,299          1,556,877        1,572,252
------------------------------------------------------------------------------------------------------------------------
         Allowance for loan losses                        (37,989)              --            (35,595)              --
------------------------------------------------------------------------------------------------------------------------
           LOANS RECEIVABLE, NET                      $ 1,542,861      $ 1,592,299        $ 1,521,282      $ 1,572,252
------------------------------------------------------------------------------------------------------------------------
   FINANCIAL LIABILITIES:
     Noninterest bearing checking                     $   285,574      $   285,574        $   257,867      $   257,867
------------------------------------------------------------------------------------------------------------------------
     Interest bearing checking                            235,113          235,113            199,277          199,277
------------------------------------------------------------------------------------------------------------------------
     Savings accounts                                     276,546          276,546            274,025          274,025
------------------------------------------------------------------------------------------------------------------------
     Money market accounts                                159,722          159,722            167,664          167,664
------------------------------------------------------------------------------------------------------------------------
     Time deposits                                        981,305          988,152            954,564          959,077
------------------------------------------------------------------------------------------------------------------------
     Other                                                  1,518            1,518              1,567            1,567
------------------------------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                 $ 1,939,778      $ 1,946,625        $ 1,854,964      $ 1,859,477
------------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                                246,659          246,659            151,624          151,624
------------------------------------------------------------------------------------------------------------------------
     Long-term debt                                         8,430            8,526             30,868           30,344
------------------------------------------------------------------------------------------------------------------------
   UNRECOGNIZED FINANCIAL INSTRUMENTS:
     Loan commitments                                        --        $      (268)              --        $      (216)
------------------------------------------------------------------------------------------------------------------------
     Standby letters of credit                               --                (20)              --                (32)
------------------------------------------------------------------------------------------------------------------------


18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 1998 and December 31, 1997:

------------------------------------------------------------------------------------------------------------------------
                                                                   1998                                1997
------------------------------------------------------------------------------------------------------------------------

      DECEMBER 31, (DOLLARS IN THOUSANDS)                AMOUNT             RATIO            Amount            Ratio
------------------------------------------------------------------------------------------------------------------------

   Total equity (1)                                      $235,690          9.58%             $222,117          9.71%
------------------------------------------------------------------------------------------------------------------------
   Tier 1 capital (2)                                     215,990         13.64%              198,949         13.46%
------------------------------------------------------------------------------------------------------------------------
   Total risk-based capital (3)                           236,356         14.92%              217,636         14.72%
------------------------------------------------------------------------------------------------------------------------
   Leverage (4)                                           215,990          9.06%              198,949          8.91%
------------------------------------------------------------------------------------------------------------------------


(1) Computed in accordance with generally accepted accounting principles, including accumulated other comprehensive income.

(2) Stockholders' equity less certain intangibles and accumulated other comprehensive income; computed as a ratio to risk-adjusted assets as defined.

(3) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets, as defined.

(4) Tier 1 capital computed as a ratio to average total assets less certain intangibles.



The Corporation's Tier 1, total risk-based capital and leverage ratios are well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 1998, and 1997, all of the Corporation's subsidiary financial institutions met the well capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.


19. SEGMENT INFORMATION

In June, 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The provisions of this statement require disclosure of financial and descriptive information about an enterprise's operating segments. The statement defines an operating segment as a component of an enterprise that engages in business activities that generate revenue and incur expense, whose operating results are reviewed by the chief operating decision maker in the determination of resource allocation and performance. The operating segments for the Corporation are its banking subsidiaries and their respective divisions. The operating results of the banking subsidiaries and their respective divisions are monitored closely by senior management and each president of the subsidiary or division is held accountable for their results. Information about reportable segments follows:

--------------------------------------------------------------------------------
   Operating Results for the year ended December 31, 1998 (In thousands)
--------------------------------------------------------------------------------

All                         PND         FND         RTC         CNB        FKND         FSD       Other         Total
-----------------------------------------------------------------------------------------------------------------------
   Net interest
     income              $ 39,877     $ 11,586    $ 16,018    $ 15,510    $ 20,910    $ 2,827   $    923     $  107,651
-----------------------------------------------------------------------------------------------------------------------
   Provision for
     loan losses            2,880          600       1,602         480       1,116        120         --          6,798
-----------------------------------------------------------------------------------------------------------------------
   Other income            11,468        2,349       2,972       3,079       3,833        268         --         23,969
-----------------------------------------------------------------------------------------------------------------------
   Depreciation and
     amortization           1,119          354         558         648       1,513        149        150          4,491
-----------------------------------------------------------------------------------------------------------------------
   Other expense           20,483        6,689       9,283       8,168      11,646      1,490      2,059         59,818
-----------------------------------------------------------------------------------------------------------------------
   Income before
     income taxes          26,863        6,292       7,547       9,293      10,468      1,336     (1,286)        60,513
-----------------------------------------------------------------------------------------------------------------------
   Federal
     income taxes           8,530        2,038       2,541       2,961       2,927        376       (432)        18,941
-----------------------------------------------------------------------------------------------------------------------
       Net income        $ 18,333     $  4,254    $  5,006    $  6,332    $  7,541    $   960   $   (854)    $   41,572
-----------------------------------------------------------------------------------------------------------------------
   Balances at
      December 31, 1998:
   Assets                $865,974     $277,482    $413,590    $385,150    $484,965    $62,303   $(28,685)    $2,460,779
-----------------------------------------------------------------------------------------------------------------------
   Loans                  636,189      149,487     213,360     239,032     351,695     51,749         --      1,641,512
-----------------------------------------------------------------------------------------------------------------------
   Deposits               641,618      219,907     337,964     310,769     394,470     55,789    (20,739)     1,939,778
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
   Operating Results for the year ended December 31, 1997
-----------------------------------------------------------------------------------------------------------------------
                                                                                                                 All
                            PND          FND         RTC         CNB        FKND        FSD       Other         Total
-----------------------------------------------------------------------------------------------------------------------
   Net interest
     income              $ 39,106     $  9,676    $ 16,018    $ 14,590    $ 20,507    $ 2,569   $    790     $  103,256
-----------------------------------------------------------------------------------------------------------------------
   Provision for
     loan losses              220          450         650         330       4,870        479         --          6,999
-----------------------------------------------------------------------------------------------------------------------
   Other income            10,648        1,740       2,383       2,571       3,148        211         --         20,701
-----------------------------------------------------------------------------------------------------------------------
   Depreciation and
     amortization             824          219         505         494       1,000         82        149          3,273
-----------------------------------------------------------------------------------------------------------------------
   Other expense           19,138        5,046       9,531       7,928      15,144      1,579        769         59,135
-----------------------------------------------------------------------------------------------------------------------
   Income before
     income taxes          29,572        5,701       7,715       8,409       2,641        640       (128)        54,550
-----------------------------------------------------------------------------------------------------------------------
   Federal
     income taxes           9,559        1,808       2,520       2,604         125        128        113         16,857
-----------------------------------------------------------------------------------------------------------------------
       Net income        $ 20,013     $  3,893    $  5,195    $  5,805    $  2,516    $   512   $   (241)    $   37,693
-----------------------------------------------------------------------------------------------------------------------
   Balances at
      December 31, 1997:
   Assets                $777,707     $250,324    $401,683    $353,816    $492,315    $63,322   $(50,784)    $2,288,383
-----------------------------------------------------------------------------------------------------------------------
   Loans                  589,044      137,567     229,658     247,663     340,888     47,107         --      1,591,927
-----------------------------------------------------------------------------------------------------------------------
   Deposits               578,050      211,004     330,922     301,967     384,278     56,946     (8,203)     1,854,964
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   Operating Results for the year ended December 31, 1996
--------------------------------------------------------------------------------

   Net interest
     income              $ 36,716     $  9,127    $ 13,066    $ 12,919    $ 19,005    $ 2,395   $    810     $   94,038
-----------------------------------------------------------------------------------------------------------------------
   Provision for
     loan losses            2,210          360       1,590         360         690         84         --          5,294
-----------------------------------------------------------------------------------------------------------------------
   Other income             9,133        1,345       1,955       1,396       2,612        219         --         16,660
-----------------------------------------------------------------------------------------------------------------------
   Depreciation and
     amortization             758          247         418         454         883         95        150          3,005
-----------------------------------------------------------------------------------------------------------------------
   Other expense           19,064        4,446       7,366       8,619      12,746      1,372      2,494         56,107
-----------------------------------------------------------------------------------------------------------------------
   Income before
     income taxes          23,817        5,419       5,647       4,882       7,298      1,063     (1,834)        46,292
-----------------------------------------------------------------------------------------------------------------------
   Federal
     income taxes           7,917        1,855       1,900       1,481       1,652        236       (449)        14,592
-----------------------------------------------------------------------------------------------------------------------
       Net income        $ 15,900     $  3,564    $  3,747    $  3,401    $  5,646    $   827   $ (1,385)    $   31,700
-----------------------------------------------------------------------------------------------------------------------
   Balances at
      December 31, 1996:
-----------------------------------------------------------------------------------------------------------------------
   Assets                $735,784     $192,583    $382,977    $345,475    $513,553    $60,956   $(46,358)    $2,184,970
-----------------------------------------------------------------------------------------------------------------------
   Loans                  525,670      125,502     224,744     236,687     315,959     43,462         --      1,472,024
-----------------------------------------------------------------------------------------------------------------------
   Deposits               553,982      156,497     325,711     301,901     376,039     54,668     (5,380)     1,763,418
-----------------------------------------------------------------------------------------------------------------------


Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.


-----------------------------------------------------------------------------------------------------------------------
                                Interest     Depreciation       Other        Income
                                 Income         Expense        Expense        Taxes          Assets         Deposits
-----------------------------------------------------------------------------------------------------------------------
     1998:
   Totals for reportable
     segments                    $106,728       $4,341        $57,759        $19,373       $2,489,464       $1,960,517
-----------------------------------------------------------------------------------------------------------------------
   Elimination of
     intersegment items                --           --             --             --          (35,764)         (20,739)
-----------------------------------------------------------------------------------------------------------------------
   Parent Co. totals -
     not eliminated                   923           --          2,059           (432)           7,079               --
-----------------------------------------------------------------------------------------------------------------------
   Other items                         --          150             --             --               --               --
-----------------------------------------------------------------------------------------------------------------------
     Totals                      $107,651       $4,491        $59,818        $18,941       $2,460,779       $1,939,778
-----------------------------------------------------------------------------------------------------------------------
     1997:
   Totals for reportable
     segments                    $102,466       $3,124        $58,366        $16,744       $2,339,167       $1,863,167
-----------------------------------------------------------------------------------------------------------------------
   Elimination of
     intersegment items                --           --             --             --          (57,181)          (8,203)
-----------------------------------------------------------------------------------------------------------------------
   Parent Co. totals -
     not eliminated                   790           --            769            113            6,397               --
-----------------------------------------------------------------------------------------------------------------------
   Other items                         --          149             --             --               --               --
-----------------------------------------------------------------------------------------------------------------------
     Totals                      $103,256       $3,273        $59,135        $16,857       $2,288,383       $1,854,964
-----------------------------------------------------------------------------------------------------------------------
     1996:
   Totals for reportable
     segments                    $ 93,228       $2,855        $53,613        $15,041       $2,231,328       $1,768,798
-----------------------------------------------------------------------------------------------------------------------
   Elimination of
     intersegment items                --           --             --             --          (51,833)          (5,380)
-----------------------------------------------------------------------------------------------------------------------
   Parent Co. totals -
     not eliminated                   810           --          2,438           (449)           5,475               --
-----------------------------------------------------------------------------------------------------------------------
   Other items                         --          150             56             --               --               --
-----------------------------------------------------------------------------------------------------------------------
     Totals                      $ 94,038       $3,005        $56,107        $14,592       $2,184,970       $1,763,418
-----------------------------------------------------------------------------------------------------------------------



20. PARENT COMPANY STATEMENTS

The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below.

Investments in subsidiaries are accounted for using the equity method of accounting.

The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents noninterest bearing deposits with a bank subsidiary.

Net cash provided by operating activities reflects cash payments for income taxes of $18,000, $1,040,000 and $663,000 in 1998, 1997 and 1996, respectively.

At December 31, 1998 and 1997, stockholders' equity reflected in the Parent Company balance sheet includes $82.4 million and $80.6 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

20.  PARENT COMPANY STATEMENTS

                                 Balance Sheets
                          at December 31, 1998 and 1997

----------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                                 1998                        1997
----------------------------------------------------------------------------------------------------------------------
   ASSETS:
     Cash                                                                         $ 29,770                    $ 15,714
----------------------------------------------------------------------------------------------------------------------
     Investment in subsidiaries                                                    170,927                     161,591
----------------------------------------------------------------------------------------------------------------------
     Debentures receivable from subsidiary banks                                    12,000                      12,000
----------------------------------------------------------------------------------------------------------------------
     Other investments                                                                 507                          84
----------------------------------------------------------------------------------------------------------------------
     Dividends receivable from subsidiaries                                         21,375                      31,700
----------------------------------------------------------------------------------------------------------------------
     Other assets                                                                    7,115                       6,432
----------------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                                           $241,694                    $227,521
----------------------------------------------------------------------------------------------------------------------
   LIABILITIES:
     Dividends payable                                                            $  5,586                    $  4,512
----------------------------------------------------------------------------------------------------------------------
     Other liabilities                                                                 418                         892
----------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                           6,004                       5,404
----------------------------------------------------------------------------------------------------------------------
   STOCKHOLDERS' EQUITY:
         TOTAL STOCKHOLDERS' EQUITY                                                235,690                     222,117
----------------------------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $241,694                    $227,521
----------------------------------------------------------------------------------------------------------------------


                              STATEMENTS OF INCOME
              for the years ended December 31, 1998, 1997 and 1996
----------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                  1998                 1997                 1996
----------------------------------------------------------------------------------------------------------------------
   INCOME:
     Dividends from subsidiaries                                    $33,500              $45,097             $26,965
----------------------------------------------------------------------------------------------------------------------
     Interest and dividends                                             923                  790                 629
----------------------------------------------------------------------------------------------------------------------
     Gain of sale of securities                                          --                   --                 181
----------------------------------------------------------------------------------------------------------------------
       TOTAL INCOME                                                  34,423               45,887              27,775
----------------------------------------------------------------------------------------------------------------------
   EXPENSE:
     Amortization of intangibles                                        295                  304                 259
----------------------------------------------------------------------------------------------------------------------
     Other, net                                                       1,764                  465               2,179
----------------------------------------------------------------------------------------------------------------------
       TOTAL EXPENSES                                                 2,059                  769               2,438
----------------------------------------------------------------------------------------------------------------------
       INCOME BEFORE FEDERAL TAXES AND EQUITY IN
         UNDISTRIBUTED EARNINGS OF SUBSIDIARIES                      32,364               45,118              25,337
----------------------------------------------------------------------------------------------------------------------
   Federal income tax benefit (expense)                                 432                 (113)                449
----------------------------------------------------------------------------------------------------------------------
       INCOME BEFORE EQUITY IN UNDISTRIBUTED
         EARNINGS OF SUBSIDIARIES                                    32,796               45,005              25,786
----------------------------------------------------------------------------------------------------------------------
   Equity in undistributed earnings
     of subsidiaries                                                  8,776               (7,312)              5,914
----------------------------------------------------------------------------------------------------------------------
       NET INCOME                                                   $41,572              $37,693             $31,700
----------------------------------------------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 1998, 1997 and 1996

---------------------------------------------------------------------------------------------------------------------
     (IN THOUSANDS)                                                  1998                 1997                 1996
---------------------------------------------------------------------------------------------------------------------
   OPERATING ACTIVITIES:
     Net income                                                    $ 41,572             $ 37,693           $  31,700
---------------------------------------------------------------------------------------------------------------------
   Adjustments to reconcile net income to
       net cash provided by operating activities:
     Amortization                                                       295                  304                 259
---------------------------------------------------------------------------------------------------------------------
     Undistributed earnings of subsidiaries                          (8,776)               7,312              (5,914)
---------------------------------------------------------------------------------------------------------------------
     Gain on sale of securities available-for-sale                       --                   --                (181)
---------------------------------------------------------------------------------------------------------------------
     Decrease (increase) in dividends
       receivable from subsidiaries                                  10,325              (23,000)             (1,200)
---------------------------------------------------------------------------------------------------------------------
     Increase in other assets                                          (979)              (1,345)             (3,236)
---------------------------------------------------------------------------------------------------------------------
     (Decrease) increase in other liabilities                          (474)                (259)                705
---------------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                   41,963               20,705              22,133
---------------------------------------------------------------------------------------------------------------------
   INVESTING ACTIVITIES:
     Purchase of debenture from subsidiary bank                          --              (10,000)                 --
---------------------------------------------------------------------------------------------------------------------
     Capital contribution to subsidiary                                  --                   --              (8,000)
---------------------------------------------------------------------------------------------------------------------
     Proceeds from sale of securities available-for-sale                 --                   --                 431
---------------------------------------------------------------------------------------------------------------------
     Purchase of investment securities                                 (423)                  --                 (54)
---------------------------------------------------------------------------------------------------------------------
     Other, net                                                         (42)              (1,379)                 --
---------------------------------------------------------------------------------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                         (465)             (11,379)             (7,623)
---------------------------------------------------------------------------------------------------------------------
   FINANCING ACTIVITIES:
     Cash dividends paid                                            (17,983)             (15,047)            (12,166)
---------------------------------------------------------------------------------------------------------------------
     Proceeds from issuance of common stock                             123                3,664                 337
---------------------------------------------------------------------------------------------------------------------
     Purchase of treasury stock, net                                 (9,582)              (4,727)               (118)
---------------------------------------------------------------------------------------------------------------------
         NET CASH USED IN FINANCING ACTIVITIES                      (27,442)             (16,110)            (11,947)
---------------------------------------------------------------------------------------------------------------------
         NET INCREASE (DECREASE) IN CASH                             14,056               (6,784)              2,563
---------------------------------------------------------------------------------------------------------------------
   Cash at beginning of year                                         15,714               22,498              19,935
---------------------------------------------------------------------------------------------------------------------
         CASH AT END OF YEAR                                       $ 29,770             $ 15,714           $  22,498
---------------------------------------------------------------------------------------------------------------------