Form 10-K405, Exhibit 13
period 1999-12-31
PARK NATIONAL CORP /OH/
filed 2000-03-24
CIK 805676

                                                                      Exhibit 13


                        Annual Report to Shareholders for
                       Fiscal Year Ended December 31,1999


It's getting harder to read stockholders' letters these days. To read and make sense of them, that is. It used to be that if the letter opened by saying, "Last year was a year of rebuilding..." or, "Your management team spent this past year aggressively re-engineering your company to position it to meet the challenges of the future..." or something like that, then you knew immediately that earnings were down. But, if the letter began: "This was a year of record earnings..." then you might safely assume that something good had happened. Not so any more. Nowadays, you have to read further; and then be on your guard. The more gobbledygook you run into, the more likely it is that things didn't go well last year.

For instance, a letter might begin something like this:

    We just had a record year -- even though the figures the accountants prepare for this report don't show it. It's true that the figure reported as "net income" is down, but that doesn't give a fair picture of the progress we've made. There were a number of NON-RECURRING items that distorted the real results -- the results from CONTINUING OPERATIONS (or ONGOING OPERATIONS). Although we had to charge off a bunch of bad loans, that's certainly not going to happen every year. Another ONE-TIME EVENT was the visit from the tax folks when they insisted that we pay some back taxes that got overlooked inadvertently. And, of course, we took a RESTRUCTURING CHARGE against income to account for the overpayment for several of last year's acquisitions. Except for these and a few other minor reporting problems, last year was a record year.

This, of course, is an exaggeration. Perhaps not as much of an exaggeration as you might imagine. A stockholders' letter should enlighten, not confuse. It should do more than just reiterate the numbers. They all appear elsewhere in the report. Rather, the letter should help the reader who is not trained in accounting and finance to understand what happened to the company and what that means.

Well, with all that as a preamble, what we want to report to you is that 1999 was a good year for Park National Corporation. And what that means in financial terms is that earnings (any way you care to measure them) were up and that, when compared with our peers, Park National looked very good indeed. Specifically, net income totaled $45.7 million last year versus $41.6 million the year before, an increase of 10.0 percent. On a per share basis the increase was somewhat greater, 10.7 percent. The reason for the difference is that we (the corporation) purchased some of our own shares last year so that there were fewer outstanding at the end of the year than at the beginning. An incidental result of these purchases is that each of us who did not sell now has a larger proportionate ownership of the place -- not much larger, but a little.

Now, before leaving off talking about earnings, we must, with apologies, introduce some gobbledygook. You will notice several places in this report that per share net income is reported as $4.67 in 1999 and $4.22 in 1998. If by chance you should look back at last year's report, you would see that we told you then that we had earned $4.43 (not $4.22). What gives? This year's earnings, indeed all this year's per share data have been adjusted for the 5 percent stock dividend paid in December.

Cash dividends paid in 1999 were up sharply. They increased 25 percent.

In terms of total resources, the corporation grew by 7 percent last year. However, this growth was not balanced. In its simplest terms, our business can be described as receiving deposits and making loans. In other words, the deposits entrusted to us fund the loans we make in our communities. For some years now our loans have been growing faster than our deposits. Last year while deposits grew less than 4 percent, loans increased almost 12 percent. Our situation is not unique. Most banks face the same challenge. Regardless, we have to figure out how to resolve this situation for ourselves. It doesn't do much good to excuse ourselves by saying that many other banks are in the same boat, if the boat is taking on water. During this current year we are making a particular effort to balance our growth by placing more attention on attracting deposits. We probably won't achieve parity this year but we intend to move in that direction.

There are three ratios that we follow closely in trying to measure our performance:

- The first is Return on Equity. Equity represents the stockholders' ownership, and return is the earnings we produce. Therefore, when the earnings are expressed as a percentage of the ownership, or your investment in the company, the resulting ratio provides an indication of how effectively your investment is being managed. Our return on equity has consistently been in the top 10 percent of banks our size across the country. It increased in 1999 to 19.43 percent.

- Another measure of the efficiency of management in profitably employing resources is Return on Assets. Here the denominator is the total assets of the institution and the numerator the earnings. The best banks earn in excess of
  1.5 percent on assets. In 1999 the return on assets of Park National Corporation was 1.82 percent, up slightly from 1.78 percent the year before. This ratio will not increase each year. We will be very satisfied if we can maintain it near this level.

- Finally, we look carefully at our Efficiency Ratio. This is a measure of expense control and, as you might therefore imagine, less is better. For the industry, the efficiency ratio ranges all over the place -- from perhaps 40 to 70 percent. Ours was 46.39 percent in 1999, down from 48.01 percent in 1998. That's pretty good, but we would like it to be better.

A number of significant things happened last year, and while it isn't practical to describe each of them, we want to mention a few. Certainly the most newsworthy were the announcements in December of our agreements to acquire the United Bank in Bucyrus and the Second National Bank in Greenville. We should have known that, after spending a good bit of space in last year's letter explaining why we were not active in the mergers and acquisition arena, we would land two this year.

The Bucyrus bank is easily understood. It fits the profile of our other affiliates as a first-rate county seat bank located adjacent to a county where we are already doing business. The Greenville bank, on the other hand, is located in the far western part of Ohio, well away from any market we now serve. Aside from the geography, however, the Second National Bank has everything we are looking for. The bank is well run by a management team whose banking philosophy closely parallels our own.

Both of these new affiliates present us with significant and exciting new opportunities. For business relationships to be successful in the long run, it is necessary for all parties to benefit. The opportunities we envision fit this pattern. Our experience has been that we can learn a great deal from the banks with which we affiliate and they in turn can learn from us. We already have in place, transition teams with members from the new banks working with people from our other affiliates. Theirs is a major job, but we believe it is time well spent in order to achieve a smooth merger that is transparent to the customers of our new banks and relatively stress free for our new associates.

We anticipate that both the United Bank and the Second National Bank will be able to offer new products and services to their customers as a result of their affiliation with Park National Corporation. For example, neither bank has a trust department. We will develop trust services in these new markets. Trust business is important to all our banks; we surpassed $1.7 billion in trust assets managed at year-end.

We hope to complete these two mergers early in the second quarter of 2000.

There are two things left to be said about Y2K. The first is that it came off without a hitch, thanks to the dedication and hard work of lots of people from all of our affiliate banks as well as our data processing unit, Consolidated Computer Center, all led by Dave Bowers. The second is that we may never mention it again.

Several new initiatives have been launched in recent years, and by and large they are doing very well. The folks at Scope Leasing, our aircraft leasing and finance subsidiary, have done an extraordinary job. Scope's receivables passed $55 million in 1999.

In 1998 we entered the municipal finance business and this year founded a consumer finance company. Both are off to a good start.

To remain competitive we continue to invest significantly in technology. Last year we spent a lot to upgrade over 200 personal computers and 40 file servers plus for updates to our mainframe and its software. In addition, we invested an untold number of hours of staff time over several years in the development of a tool that provides commercial customers with complete access to their accounts from computers in their offices. Currently we are preparing to introduce Internet banking. It should be ready in a few months.

Last year we talked about the transfer of leadership throughout the company. Another step in this process occurred in 1999. Tim Lehman moved from the management of the audit function for the corporation to replace Bill Jilek as CEO of the Richland Bank. Bill was responsible for the management of the Richland Bank for 22 years during which time it was owned by three different bank holding companies. Bill served several masters with loyalty and grace. He provided leadership not only to the bank but also to the entire Richland County community.

Looking forward, we see great opportunities. We intend to focus this year on the fundamentals of our business, on blocking and tackling as it were. As stated above, we are anxious to expand our deposit base. We want to continue to grow our portfolio of good loans, and to search out new opportunities in each of the markets we serve. Delivering the highest level of quality service to our customers will continue to distinguish each of our banks. While such a goal is not easily achieved, and never achieved completely, we intend to help our associates understand how we are different and why that difference is so important to our continuing success.

We thank you all for your support. As we have said often in the past, there is no better way to lend support to the bank you own than to do business (as much as possible) with it.

                            /s/ William T. McConnell
                              WILLIAM T. MCCONNELL
                                    Chairman


                             /s/ C. Daniel DeLawder
                               C. DANIEL DELAWDER
                                    President

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, and the Corporation's ability to execute its business plans. Although Park believes that the expectations reflected in the forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. The Corporation does not undertake any obligation to publicly update any forward-looking statement.


OVERVIEW
Net income for 1999 was $45.7 million, the highest in Park's thirteen year history as a bank holding company. This represents a 10.0% increase over net income of $41.6 million for 1998. Net income per share was $4.67 for 1999, up by 10.7% over the $4.22 net income per share for 1998. Net income has increased at an annual compound growth rate of 12.7% over the last five years, and net income per share has grown at an annual compound growth rate of 13.0% over the same period.

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional common shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

Effective with the fourth quarter of 1999, the quarterly cash dividend on common stock was increased to $.65 per share. The new annualized cash dividend of $2.60 per share is 13.8% greater than the cash dividend paid in 1999. The Corporation has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 20.4%.

Park's business strategy is geared toward maximizing the return to stockholders. The Corporation's common stock value has appreciated 21.6% annually on a compounded, total return basis for the last five years and 24.8% annually for the past ten years. The December 31, 1999 value of a $1,000 investment on December 31, 1994 and a $1,000 investment on December 31, 1989 would be $2,663 and $9,164, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.

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


PENDING ACQUISITIONS
On December 14, 1999, Park entered into an Agreement and Plan of Merger with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, Park entered into an Agreement and Plan of Merger with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to various conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing, customary of a transaction of this type. The merger is expected to be completed during the second quarter of 2000.


ABOUT OUR BUSINESS
Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, the Corporation attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed the Corporation to achieve solid financial results even in periods where there have been weak economic conditions.

The Corporation has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. The Corporation and its subsidiaries operate fifty-nine full- service offices and a network of sixty-five automatic teller machines in fifteen central and southern Ohio counties.

A table of financial data of the Corporation's affiliates for 1999, 1998, and 1997 is shown below. See Footnote 19 to the financial statements for additional financial information on the Corporation's affiliates.

          TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

-----------------------------------------------------------------------------------------------
                                  1999                    1998                     1997
                            Average     Net        Average       Net       Average        Net
(In thousands)              Assets     Income      Assets       Income     Assets       Income
-----------------------------------------------------------------------------------------------
  Park National Bank:
   Park National
   Division                $  883,680   $20,411   $  812,688    $18,333    $ 716,356    $20,013

   Fairfield National
   Division                   281,893     4,209      263,729      4,254       202,681     3,893

  Richland Trust Company      415,528     5,085      405,646      5,006       385,469     5,195

  Century National Bank       388,616     5,688      359,774      6,332       348,861     5,805

  First-Knox National Bank:
   First-Knox National
   Division                   509,143     8,765      477,663      7,541       502,723     2,516

   Farmers and Savings
   National Division           63,160       903       62,955        960        60,189       512

  Parent Company,
   including consolidating
   entries                    (24,530)      686      (46,972)      (854)        3,303      (241)
------------------------------------------------------------------------------------------------
  Consolidated
  Totals                   $2,517,490   $45,747   $2,335,483    $41,572    $2,219,582   $37,693
------------------------------------------------------------------------------------------------

RETURN ON EQUITY
The Corporation's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $1 billion and $3 billion in assets. At year-end 1999, there were approximately 155 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 19.43%, 18.35% and 18.21% in 1999, 1998, and 1997, respectively. In the past five years, the Corporation's ROE exceeded the mean and median return of the peer group by a substantial margin. Park's return on equity ratio has averaged 17.88% over the past five years.


[GRAPH]
HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

                 1995      1996      1997      1998     1999

Park            16.52%    16.88%    18.21%    18.35%    19.43%
Peer Mean       12.58%    13.55%    14.19%    13.63%    13.84%*

                                                *as of 09/30/99


BALANCE SHEET COMPOSITION
Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS
DEPOSITS: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which have been less than 16% of total deposits for each of the last three years. In 1999, year-end total deposits increased by $75 million or 3.9% compared to an increase of $85 million or 4.6% for 1998. Approximately $15 million of the 1999 increase resulted from the purchase of a bank branch office in Utica, Ohio in September 1999.

Increases in noninterest bearing deposits were experienced in all three years, primarily from commercial and public fund depositors.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 1999 were:


TABLE 2 - OVER $100,000 MATURITY SCHEDULE
-----------------------------------------------------------
   DECEMBER 31, 1999                      TIME CERTIFICATES
   (IN THOUSANDS)                             OF DEPOSIT
-----------------------------------------------------------

  3 months or less                            $171,423

  Over 3 months through 6 months                52,872

  Over 6 months through 12 months               53,431

  Over 12 months                                35,485

------------------------------------------------------------
    Total                                     $313,211
------------------------------------------------------------


SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 4.61%, 4.77% and 4.76% for 1999, 1998 and 1997, respectively. By comparison, the average federal funds rate was 4.97%, 5.35% and 5.46% for 1999, 1998 and 1997, respectively. In 1999, average short-term borrowings were $295 million compared to $190 million in 1998 and $163 million in 1997. The increase in average short-term borrowings in 1999 and 1998 was needed to help fund the increase in the average balance of loans and investments and to repay long-term debt. Average short-term borrowings were less than 12% of average assets in all years.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. These borrowings were reduced in 1999, 1998 and late 1997 as more attractive rates were available in short-term markets.

STOCKHOLDERS' EQUITY: The ratio of average stockholders' equity to average total assets was 9.35% in 1999, 9.70% in 1998 and 9.33% in 1997.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, as accumulated other income which is part of the Corporation's equity. While the effects of this accounting is not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, was $(7.5), $7.5, and $7.0 million at year-end 1999, 1998 and 1997, respectively.

INVESTMENT OF FUNDS
LOANS: Average loans, net of unearned income, were $1,715 million in 1999 compared to $1,601 million in 1998 and $1,528 million in 1997. The average yield on loans was 8.85% in 1999 compared to 9.25% in 1998 and 9.36% in 1997. The average prime lending rate in 1999 was 7.99% compared to 8.35% in 1998 and 8.44% in 1997. Approximately 66% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $192 million or 11.7% in 1999 and by $50 million or 3.1% in 1998. Consumer loans increased by $76 million or 22.7% to $408 million at year-end 1999 compared to an increase of $19 million or 6.0% for 1998. Total lease outstandings increased by $57 million or 93.4% to $117 million at year-end 1999 compared to an increase of $26 million or 73.1% for 1998. These large increases in 1999 were primarily due to strong demand for automobile loans and leases. As a percentage of assets, year-end loan balances were 69.6%, 66.7% and 69.6% in 1999, 1998 and 1997, respectively.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE
--------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)    1999         1998         1997         1996         1995
--------------------------------------------------------------------------------

  Commercial,
   financial and
   agriculture    $  236,718   $  217,504   $  212,970   $  224,912   $  211,535

  Real estate -
   construction       72,968       70,998       65,548       70,359       52,084

  Real estate -
   residential       693,930      679,239      708,768      617,018      585,739

  Real estate -
   commercial        305,193      280,789      256,074      215,372      200,675

  Consumer, net      407,849      332,320      313,517      320,831      282,618

  Leases, net        117,290       60,662       35,050       23,532       22,717

--------------------------------------------------------------------------------
    Total Loans   $1,833,948   $1,641,512   $1,591,927   $1,472,024   $1,355,368
--------------------------------------------------------------------------------


TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION
----------------------------------------------------------------------------

                                             OVER ONE      OVER
   DECEMBER 31, 1999             ONE YEAR    THROUGH       FIVE
   (IN THOUSANDS)                OR LESS    FIVE YEARS     YEARS     TOTAL
----------------------------------------------------------------------------

  Commercial, financial and
   agriculture                    $95,142    $65,996     $ 75,580   $236,718

  Real estate - construction       34,010      4,597       34,361     72,968

----------------------------------------------------------------------------
   Total                         $129,152    $70,593     $109,941   $309,686
----------------------------------------------------------------------------

  Total of these selected loans
    due after one year with:
     Fixed interest rate                                            $ 52,972

     Floating interest rate                                         $127,562
----------------------------------------------------------------------------


INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 99% of its securities as available-for-sale -- see Footnote 4 to the financial statements. These securities are carried on the books at the estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as comprehensive other income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield from the investment portfolio. Park realized security losses of $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. Interest rates on U.S. Treasury securities with a five year maturity increased to 6.36% at December 31, 1999 compared to 4.56% at December 31, 1998. This increase in interest rates provided the Corporation with an opportunity to realize security losses and reinvest at higher interest rates. The Corporation's strategy has generally been to reinvest the proceeds from the sale of securities at a loss into higher yielding securities with modest extension of maturities.

The average yield on taxable investment securities was 6.61%, 6.91%, and 7.00% for 1999, 1998, and 1997, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 5.1 years at year-end 1999 compared to 2.7 years at year-end 1998 and 3.1 years at year-end 1997. The extension of the average maturity of the investment portfolio in 1999 was primarily due to callable U.S. Agency securities of approximately $200 million being priced to their maturity of 7.5 years compared to their first call date in
2.5 years. If interest rates were to decline in 2000, the average maturity of the taxable portfolio could shorten by two years.

The Corporation's tax-exempt securities portfolio was approximately 16% of the total securities portfolio at year-end 1999 compared to 17% at year-end 1998 and 16% at year-end 1997. The average tax-equivalent yield on tax-exempt securities was 7.25%, 7.33% and 7.82% for 1999, 1998 and 1997, respectively. The average maturity of the tax-exempt portfolio was 7.9 years at year-end 1999 compared to
6.7 years at year-end 1998 and 7.1 years at year-end 1997.

Total year-end investment securities decreased by $29 million or 4.5% in 1999 compared to an increase of $112 million or 20.7% in 1998. Year-end 1999 loan totals increased by $192 million or 11.7% compared to an increase of $50 million or 3.1% in 1998. The investment security portfolio was reduced in 1999 to help fund the faster growth in the loan portfolio.

The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES
-------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)                                     1999      1998      1997
-------------------------------------------------------------------------------

  Obligations of U.S. Treasury and other
    U.S. Government agencies                        $201,527  $175,530  $159,248

  Obligations of states and political subdivisions   102,333   110,616    87,367

  U.S. Government asset-backed securities
    and other asset-backed securities                295,279   344,936   274,234

  Other securities                                    24,191    21,385    19,881

--------------------------------------------------------------------------------
    Total                                           $623,330  $652,467  $540,730
--------------------------------------------------------------------------------


EARNING RESULTS
The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $8.2 million or 7.6% to $115.9 million for 1999 compared to an increase of $4.4 million or 4.3% to $107.7 million for 1998. The net yield on interest earning assets was stable at 5.04% for 1999 compared to 5.05% for 1998 and 1997. Similarly, the net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities was within the narrow range of 4.36% to 4.42% for all three years. The increase in net interest income for both 1999 and 1998 was primarily due to the growth in average interest earning assets.

The yield on average interest earning assets was 8.26% in 1999 compared to 8.65% in 1998 and 8.75% in 1997. The average prime lending rate was approximately 7.99% for 1999 compared to 8.35% for 1998 and 8.44% for 1997. Market interest rates increased during the fourth quarter of 1999 and the prime lending rate increased to 8.50% at year-end 1999. About one-third of the Corporation's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to increase in 2000. Average interest earning assets increased by $181 million or 8.3% to $2,359 million in 1999 compared to an increase of $94 million or 4.5% to $2,179 million in 1998.

The average rate paid on average interest bearing liabilities was 3.84% in 1999 compared to 4.29% in 1998 and 4.38% in 1997. The average rate paid on deposits was 3.70% for 1999 compared to 4.22% for 1998 and 4.28% for 1997. The Corporation increased certain deposit rates during the fourth quarter of 1999 as a result of the increase in market interest rates. The average rate paid on deposits is expected to increase in 2000 and offset the expected increase in the average yield on interest earning assets. Average interest bearing liabilities increased by $155 million or 8.5% to $1,981 million in 1999 compared to an increase of $65 million or 3.7% to $1,825 million in 1998. Average interest bearing deposits as a percentage of average interest bearing liabilities were 85.0% in 1999, 88.8% in 1998, and 88.1% in 1997.

TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                       1999                          1998                           1997
   (DOLLARS IN THOUSANDS)                   DAILY              AVERAGE    DAILY                AVERAGE   DAILY              AVERAGE
                                           AVERAGE  INTEREST     RATE    AVERAGE  INTEREST      RATE    AVERAGE  INTEREST    RATE
-----------------------------------------------------------------------------------------------------------------------------------

  ASSETS
  INTEREST EARNING ASSETS:
   Loans (1) (2)                        $1,715,050  $151,718     8.85% $1,600,510 $148,085      9.25% $1,527,694 $142,934     9.36%

   Taxable investment securities           539,722    35,675     6.61%    481,867   33,290      6.91%    474,707   33,229     7.00%

   Tax-exempt investment securities (3)    103,927     7,536     7.25%     93,472    6,850      7.33%     73,613    5,757     7.82%

   Federal funds sold                          490        30     6.12%      2,678      152      5.68%      8,132      460     5.66%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EARNING ASSETS       2,359,189   194,959     8.26%  2,178,527  188,377      8.65%  2,084,146  182,380     8.75%
-----------------------------------------------------------------------------------------------------------------------------------

  NONINTEREST EARNING ASSETS:
   Allowance for possible loan losses      (40,081)                       (37,643)                       (34,346)

   Cash and due from banks                  86,899                         79,149                         71,244

   Premises and equipment, net              26,534                         27,563                         27,361

   Other assets                             84,950                         87,887                         71,177

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,491                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------
  LIABILITIES AND STOCKHOLDERS' EQUITY
  INTEREST BEARING LIABILITIES:
   Transaction accounts                $   391,994   $ 7,196     1.84% $  366,890 $  8,438      2.30% $  364,776 $  8,926     2.45%

   Savings deposits                        284,295     5,685     2.00%    281,106    7,557      2.69%    278,371    7,823     2.81%

   Time deposits                         1,007,730    49,503     4.91%    972,163   52,346      5.38%    907,718   49,699     5.48%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING DEPOSITS     1,684,019    62,384     3.70%  1,620,159   68,341      4.22%  1,550,865   66,448      4.28%
-----------------------------------------------------------------------------------------------------------------------------------

   Short-term borrowings                   295,309    13,601     4.61%    190,175    9,079      4.77%    162,626    7,738      4.76%

   Long-term debt                            1,254        78     6.22%     15,099      875      5.80%     46,652    2,846      6.10%

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING LIABILITIES  1,980,582    76,063     3.84%  1,825,433   78,295      4.29%  1,760,143   77,032      4.38%
-----------------------------------------------------------------------------------------------------------------------------------
  NONINTEREST BEARING LIABILITIES:
   Demand deposits                         277,452                        256,817                        228,598

   Other                                    23,989                         26,632                         23,842

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST BEARING LIABILITIES 301,441                        283,449                        252,440
-----------------------------------------------------------------------------------------------------------------------------------

   Stockholders' equity                    235,466                        226,601                        206,999

-----------------------------------------------------------------------------------------------------------------------------------
     TOTAL                              $2,517,489                     $2,335,483                     $2,219,582
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest earnings                             $118,896                       $110,082                      $105,348

  Net interest spread                                            4.42%                          4.36%                          4.37%

  Net yield on interest earning assets                           5.04%                          5.05%                          5.05%
-----------------------------------------------------------------------------------------------------------------------------------

(1) Loan income includes net fee loan income/(expense) of $(53) in 1999, $1,210 in 1998 and $1,448 in 1997. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $826 in 1999, $453 in 1998 and $434 in 1997.

(2) For purposes of this computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 1999, 1998 and 1997. The taxable equivalent adjustment was $2,213 in 1999, $1,978 in 1998 and $1,658 in 1997.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

------------------------------------------------------------------------------------------------------
                              Change from 1998 to 1999              Change from 1997 to 1998
   (In thousands)             Volume        Rate         Total      Volume         Rate        Total
------------------------------------------------------------------------------------------------------
  Increase (decrease) in:
   Interest income:
------------------------------------------------------------------------------------------------------
     TOTAL LOANS             $ 10,246     $ (6,613)    $  3,633     $  6,828     $ (1,677)    $  5,151
------------------------------------------------------------------------------------------------------

   Taxable investments          3,875       (1,490)       2,385          494         (433)          61

   Tax-exempt investments         761          (75)         686        1,472         (379)       1,093

   Federal funds sold            (133)          11         (122)        (309)           1         (308)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST INCOME     14,749       (8,167)       6,582        8,485       (2,488)       5,997
------------------------------------------------------------------------------------------------------

  Interest expense:
   Transaction accounts           544       (1,786)      (1,242)          52         (540)        (488)

   Savings accounts                85       (1,957)      (1,872)          75         (341)        (266)

   Time deposits                1,858       (4,701)      (2,843)       3,550         (903)       2,647

   Short-term borrowings        4,837         (315)       4,522        1,325           16        1,341

   Long-term debt                (855)          58         (797)      (1,837)        (134)      (1,971)
------------------------------------------------------------------------------------------------------
     TOTAL INTEREST EXPENSE     6,469       (8,701)      (2,232)       3,165       (1,902)       1,263
------------------------------------------------------------------------------------------------------
     NET VARIANCE            $  8,280     $    534     $  8,814     $  5,320     $   (586)    $  4,734
------------------------------------------------------------------------------------------------------

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $2.8 million or 11.8% to $26.7 million in 1999 and increased by $3.2 million or 15.3% to $23.9 million in 1998 compared to $20.7 million for 1997. Service charges on deposit accounts increased by $850,000 or 12.5% in 1999 and by $515,000 or 8.2% in 1998 due primarily to increases in the number of transaction accounts. Additionally, in 1999 there was a fee increase on transaction accounts which was implemented during the middle of the year.

The subcategory of "other" increased by $2.0 million or 29.4% in 1999 and increased by $1.2 million or 21.6% in 1998 due primarily to increased fees from check card and ATM products. The increased fee income is primarily due to an increase in the usage of these electronic cards and to a lesser extent fee increases.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other nonyield related loan fees in the subcategory other service income. For 1999, other service income decreased by $614,000 or 11.9% due primarily to the decrease in fixed rate mortgage loan volume compared to an increase of $1.6 million or 43.1% in 1998 due to a large increase in fixed rate mortgage loan production. Fixed rate mortgage loan volume is greatly dependent on the level of interest rates and the slope of the yield curve.

Income from fiduciary activities increased by $581,000 or 11.4% in 1999 due primarily to increases in assets under management for new trust department customers.

Losses on sale of securities were $3.6 million in 1999 compared to a gain of $97,000 in 1998 and a loss of $7,000 in 1997. The proceeds from the sales of securities in 1999 were generally invested in higher yielding, longer maturity securities to take advantage of an upward sloping yield curve. Lower overall interest rates and a flat yield curve prevented sales for losses and related reinvestments in 1998 and 1997. During 1999, 1998, and 1997, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $3.2 million or 5.0% to $67.5 million in 1999 and increased by $1.9 million or 3.0% to $64.3 million in 1998 compared to $62.4 million for 1997. An increase in total other expense of approximately $2.0 million in 1997 was due to one-time expenses related to the May 1997 merger with First-Knox. These expenses were absorbed by First-Knox in 1997.

Salaries and employee benefits increased by $3.2 million or 10.0% in 1999 compared to a decrease of $150,000 or .5% in 1998. Included in 1997, are one-time expenses related to the First-Knox merger of approximately $1.9 million for deferred employee payments, stock appreciation rights, and employee benefits expense. Exclusive of the $1.9 million one-time expense in 1997, salaries and employee benefits expense would have increased 5.8% in 1998. Full-time equivalent employees at year-end were 1,023 in 1999, 1,007 in 1998 and 978 in 1997.

Data processing fees increased by $642,000 or 14.2% in 1999 compared to a decrease of $788,000 or 14.9% in 1998. The decrease in data processing expense in 1998 was due to efficiencies achieved from converting First-Knox to Park's data processing system at the end of 1997. The increase in data processing expense in 1999 was due to an upgrade in the mainframe equipment and to additional expenses related to Year 2000 compliance.

Furniture and equipment expense decreased by $805,000 or 16.7% in 1999 compared to a large increase of $1.1 million or 30.6% in 1998. The increase in 1998 was primarily due to $1.0 million in increased depreciation expense on computer hardware and software as their estimated useful lives were shortened from five years to three years. Some of the older computer equipment was not Year 2000 compliant and accordingly was completely written-off in 1998. Exclusive of the $1.0 million one time expense in 1998, furniture and equipment expense would have increased 5.1% in 1999.

The subcategory "other expense" increased by $1.2 million or 25.3% in 1998. The large increase in 1998 was primarily due to an increase in depreciation expense from operating leases, in supplies expense, and Year 2000 compliance expense.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.0% in 1999, 31.3% in 1998 and 30.9% in 1997. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans.

CREDIT EXPERIENCE
PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions. In 1997, First-Knox absorbed an increase in the loan loss provision charged to earnings in order to bring its allowance for possible loan losses into alignment with other Corporation affiliates. The impact of this was partially offset by a reduced loan loss provision at Park National Division.

The allowance for possible loan losses at December 31, 1999 totaled $41.3 million and represented 2.25% of total loans outstanding at December 31, 1999 compared to $38.0 million or 2.31% of total loans outstanding at December 31, 1998 and $35.6 million or 2.24% of total loans outstanding at December 31, 1997. The provision for loan losses was $7.0 million for 1999 compared to $6.8 million for 1998 and $7.0 million for 1997. Net charge-offs were $3.7 million for 1999 compared to $4.4 million for 1998 and $3.8 million for 1997.

Management believes that the allowance for possible loan losses at year-end 1999 is adequate to absorb estimated credit losses in the loan portfolio. See Footnote 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

--------------------------------------------------------------------------------------------------------
   (IN THOUSANDS)                         1999         1998           1997           1996         1995
--------------------------------------------------------------------------------------------------------
  AVERAGE LOANS
   (NET OF UNEARNED
   INTEREST)                          $1,715,050    $1,600,510    $1,527,694    $1,379,973    $1,318,275

  ALLOWANCE FOR POSSIBLE LOAN LOSSES:
   Beginning Balance                  $   37,989    $   35,595    $   32,347    $   29,239    $   25,438

   CHARGE-OFFS:
     Commercial                            1,014           663         1,332           868           407
     Real estate                           1,827         1,569         1,265           185           471
     Consumer                              4,210         4,976         3,530         2,971         2,019
     Leases                                  263           184           144           414            55
--------------------------------------------------------------------------------------------------------
      TOTAL CHARGE-OFFS                    7,314         7,392         6,271         4,438         2,952
--------------------------------------------------------------------------------------------------------
   RECOVERIES:
     Commercial                              331           368           400           420           175
     Real estate                           1,471         1,008           696           365           171
     Consumer                              1,708         1,521         1,198         1,404         1,074
     Leases                                  112            91           226            63            85
--------------------------------------------------------------------------------------------------------
      TOTAL RECOVERIES                     3,622         2,988         2,520         2,252         1,505
--------------------------------------------------------------------------------------------------------
        NET CHARGE-OFFS                    3,692         4,404         3,751         2,186         1,447
--------------------------------------------------------------------------------------------------------
     Provision charged
     to earnings                           6,969         6,798         6,999         5,294         5,248
--------------------------------------------------------------------------------------------------------
   ENDING BALANCE                     $   41,266    $   37,989    $   35,595    $   32,347    $   29,239
--------------------------------------------------------------------------------------------------------
  RATIO OF NET CHARGE-OFFS
   TO AVERAGE LOANS                         0.22%         0.28%         0.25%         0.16%         0.11%

  RATIO OF ALLOWANCE FOR
   POSSIBLE LOAN LOSSES TO
   END OF YEAR LOANS, NET
   OF UNEARNED INTEREST                     2.25%         2.31%         2.24%         2.20%         2.16%
--------------------------------------------------------------------------------------------------------

The following table summarizes Park's allocation of the allowance for possible loan losses. However, the total allowance for possible loan losses is available to absorb losses from any segment of the loan portfolio.

TABLE 9 - ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES

-----------------------------------------------------------------------------------------------------------------------------------
                    1999                    1998                     1997                   1996                        1995

DECEMBER 31,            PERCENT OF             PERCENT OF                PERCENT OF               PERCENT OF              PERCENT OF
(DOLLARS IN             LOANS PER              LOANS PER                 LOANS PER                LOANS PER               LOANS PER
THOUSANDS)   ALLOWANCE  CATEGORY    ALLOWANCE  CATEGORY      ALLOWANCE   CATEGORY     ALLOWANCE   CATEGORY     ALLOWANCE  CATEGORY
-----------------------------------------------------------------------------------------------------------------------------------

  Commercial  $10,379       12.91%     $10,332       13.25%   $10,116      13.38%       $ 8,996        15.28%    $ 8,779     15.61%

  Real estate  11,950       58.46%      11,775       62.81%    11,420      64.73%         9,902        61.32%      8,071     61.86%

  Consumer     15,127       22.24%      13,791       20.24%    12,541      19.69%        12,513        21.80%     11,474     20.85%

  Leases        3,810        6.39%       2,091        3.70%     1,518       2.20%           936         1.60%        915      1.68%

-----------------------------------------------------------------------------------------------------------------------------------
   TOTAL      $41,266      100.00%     $37,989      100.00%   $35,595     100.00%       $32,347       100.00%    $29,239    100.00%
-----------------------------------------------------------------------------------------------------------------------------------

As of December 31, 1999, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

NON-PERFORMING ASSETS: Non-performing loans include: l) loans whose interest is accounted for on a non-accrual basis; 2) loans whose terms have been renegotiated; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS
--------------------------------------------------------------------------------
   DECEMBER 31,
--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)           1999    1998    1997    1996     1995
--------------------------------------------------------------------------------
  Nonaccrual loans                 $2,638  $2,155  $2,060  $2,301  $2,425

  Renegotiated loans                  429     492   1,642   2,348   2,525

  Loans past due 90 days
   or more                          2,035   2,314   2,512   2,963   1,640
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     LOANS                          5,102   4,961   6,214   7,612   6,590
--------------------------------------------------------------------------------
  OTHER REAL ESTATE OWNED             558     238     300     329     183
--------------------------------------------------------------------------------
   TOTAL NONPERFORMING
     ASSETS                        $5,660  $5,199  $6,514  $7,941  $6,773
--------------------------------------------------------------------------------
  PERCENTAGE OF
   NONPERFORMING LOANS
   TO LOANS, NET OF
   UNEARNED INTEREST                0.28%    0.30%   0.39%   0.52%   0.49%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO LOANS, NET
   UNEARNED INTEREST                0.31%    0.32%   0.41%   0.54%   0.50%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO TOTAL ASSETS                  0.22%   0.21%   0.28%   0.36%   0.34%
--------------------------------------------------------------------------------


Tax equivalent interest income from loans of $151.7 million for 1999 would have increased by $136,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 1999 in the approximate amount of $307,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $42.6 million of loans included on the Corporation's watch list of potential problem loans at December 31, 1999 compared to $36.2 million at year-end 1998 and $17.6 million at year-end 1997. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms and conditions for those loans identified for inclusion on the watch list.


YEAR 2000 UPDATE
The Corporation's operations achieved a successful transition to year 2000 (Y2K). No disruptions in services have been detected. All customer and internal systems including ATMs, audio response systems and other computer-dependent services are operating in a normal manner.

The costs incurred to address the Y2K issue in implementing the Corporation's year 2000 plan in 1997, 1998 and 1999 are not material to the Corporation's financial statements and do not impact the comparability of information.

Management believes the risk of continued exposure to date-related computer problems is low. During the testing process for Y2K all sensitive dates beyond December 31, 1999 were tested and it was determined that the systems are compliant.

The Corporation will continue to monitor its performance throughout year 2000 with regard to date-related computer problems.

CAPITAL RESOURCES
LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $3.9 million during 1999 to $104.2 million at year end. Cash provided by operating activities was $59.3 million in 1999, $42.8 million in 1998, and $44.8 million in 1997. Net income was the primary source of cash for operating activities during each year. Cash used in investing activities was $197.9 million in 1999, $166.1 million in 1998, and $93.4 million in 1997. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $195.1 million in 1999, $53.2 million in 1998, and $111.3 million in 1997. Cash of $2.6 million and $6.7 million was used in 1999 and 1997, respectively, to purchase branch offices and $11.6 million was used to acquire the related loans in 1997.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $2.7 million of cash in 1999, used $109.4 million of cash in 1998 and provided $38.9 million in 1997. Cash provided by financing activities was $142.5 million in 1999, $130.0 million in 1998, and $60.4 million in 1997. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $60.5 million in 1999, $84.8 million in 1998 and $42.4 million in 1997. The purchase of deposits with the branch offices in 1999 and 1997 provided cash of $14.9 million and $49.2 million, respectively.

Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $101.5 million in 1999 and $95.0 million in 1998 and $16.5 million in 1997. Cash was used to repay long-term debt of $8.4 million in 1999, $22.4 million in 1998 and $31.5 million in 1997.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,300 million or 52.9% of interest earning assets at year-end 1999. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

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

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 1999:

TABLE 11 - INTEREST RATE SENSITIVITY

------------------------------------------------------------------------------------------------
   (DOLLARS                0-3           3-12       1-3         3-5        OVER 5
    IN THOUSANDS)        MONTHS         MONTHS    YEARS        YEARS       YEARS       TOTAL
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVE ASSETS:
   Investment
     securities(1)   $    26,424    $  55,397    $ 192,649    $102,343    $246,517    $  623,330

   Loans(1)              524,926      693,096      343,496     179,938      92,492     1,833,948
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      EARNING
      ASSETS             551,350      748,493      536,145     282,281     339,009     2,457,278
------------------------------------------------------------------------------------------------
  INTEREST BEARING
   LIABILITIES:
   Interest Bearing
     Checking(2)          60,559           --      181,676          --          --       242,235

   Savings
     accounts(2)         137,687           --      137,687          --          --       275,374

   Money market
     checking            150,226           --           --          --          --       150,226

   Time deposits         372,437      408,659      224,546      48,384       2,568     1,056,594

   Other                   1,427           --           --          --          --         1,427
------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS      722,336      408,659      543,909      48,384       2,568     1,725,856
------------------------------------------------------------------------------------------------
   Short-term
     borrowings          348,199           --           --          --          --       348,199

   Long-term debt             --            2            4           5          65            76
------------------------------------------------------------------------------------------------
     TOTAL INTEREST
      BEARING
      LIABILITIES      1,070,535      408,661      543,913      48,389       2,633     2,074,131
------------------------------------------------------------------------------------------------
  INTEREST RATE
   SENSITIVITY GAP      (519,185)     339,832       (7,768)    233,892     336,376       383,147

  CUMULATIVE RATE
   SENSITIVITY GAP      (519,185)    (179,353)    (187,121)     46,771     383,147

  CUMULATIVE GAP AS
   A PERCENTAGE OF
   TOTAL INTEREST
   EARNING ASSETS         -21.13%       -7.30%       -7.61%       1.90%      15.59%
------------------------------------------------------------------------------------------------

(1)Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2)Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 7.30% to a negative 20.30%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 1999, the cumulative interest bearing liabilities maturing or repricing within twelve months were $1,479 million compared to the cumulative interest earning assets maturing or repricing within twelve months of $1,300 million. For the twelve months, rate sensitive liabilities exceed rate sensitive assets by $179 million or 7.3% of earning assets. This is expressed in the table as a negative number because cumulative rate sensitive liabilities within twelve months exceed cumulative rate sensitive assets within twelve months.

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

The cumulative twelve month interest rate sensitivity gap position at December 31, 1998 was a negative $148 million or 6.5% of interest earning assets compared to a negative $179 million or a negative 7.3% of interest earning assets at December 31, 1999. This change in the cumulative twelve month interest rate sensitivity gap of a negative $31 million was primarily due to an increase in short-term borrowings. The cumulative interest bearing liabilities maturing or repricing within one year as a percentage of total interest earning assets was 60.2% at December 31, 1999 compared to 58.1% at December 31, 1998.

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

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 1999, the earnings simulation model projected that net income would decrease by 1.6% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. At December 31, 1998, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year and at December 31, 1997, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 2.2% using a declining interest rate scenario over the next year. During the past two years, Park's balance sheet has become more liability sensitive with the result that rising interest rates are projected to slightly reduce net income.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 1999, the Corporation's equity capital was $239.6 million, an increase of 1.7% over the equity capital at December 31, 1998. Stockholders' equity at December 31, 1999 was 9.09% of total assets compared to 9.58% of total assets at December 31, 1998.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 1999. At year-end 1999, the Corporation had a risk-based capital ratio of 14.41% or capital above the minimum required by $114.7 million. The capital standard of tier l capital to risk-based assets is 4% at December 31, 1999. Tier l capital includes stockholders' equity net of goodwill and any other intangible assets. At year-end 1999, the Corporation had a tier l capital to risk-based assets ratio of 13.15% or capital above the minimum required by $163.6 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 1999, the Corporation had a leverage capital ratio of 9.05% or capital above the minimum required by $131.2 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 1999. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 1999:

TABLE 12 - CAPITAL RATIOS
--------------------------------------------------------------------------------
                                                          TIER 1        TOTAL
   DECEMBER 31, 1999                       LEVERAGE     RISK-BASED    RISK-BASED
--------------------------------------------------------------------------------
  Park National Bank                          6.30%         8.54%        10.93%

  Richland Trust Company                      6.01%        10.44%        11.70%

  Century National Bank                       5.97%        10.28%        11.54%

  First-Knox National Bank                    5.83%         8.28%        11.92%

  Park National Corporation                   9.05%        13.15%        14.41%

  Minimum Capital Ratio                       4.00%         4.00%         8.00%

  Well Capitalized Ratio                      5.00%         6.00%        10.00%
--------------------------------------------------------------------------------


[GRAPH]
RISK-BASED CAPITAL RATIOS (December 31, 1999)
--------------------------------------------------------------------------------

                             LEVERAGE            TIER 1          TOTAL
--------------------------------------------------------------------------------

Park                            9.05%            13.15%          14.41%

Well-Capitalized                5.00%             6.00%          10.00%

Regulatory Minimum              4.00%             4.00%           8.00%



[GRAPH]
AVERAGE STOCKHOLDERS' EQUITY (millions)

1999          1998         1997        1996          1995

$235.5       $226.6       $207.0      $187.8        $168.4


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

Management believes the most significant impact on financial results is Park's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

---------------------------------------------------------------------------------------------------------
   DECEMBER 31,
   (DOLLARS IN THOUSANDS,            1999           1998           1997            1996            1995
   EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------
  RESULTS OF OPERATIONS:
   Interest income              $   191,920     $  185,946    $   180,288     $   163,193     $   150,288

   Interest expense                  76,063         78,295         77,032          69,155          64,347

   Net interest income              115,857        107,651        103,256          94,038          85,941

   Gain/(loss) on sale
     of securities                   (3,608)            97             (7)         (1,324)           (634)

   Noninterest income                26,696         23,872         20,708          17,984          16,683

   Noninterest expense               67,540         64,309         62,408          59,112          56,501

   Provision for loan losses          6,969          6,798          6,999           5,294           5,248

   Net income                        45,747         41,572         37,693          31,700          27,829

  PER SHARE:
   Net income - basic                  4.69           4.24           3.82            3.23            2.82

   Net income - diluted                4.67           4.22           3.81            3.22            2.81

   Cash dividends declared             2.36           1.94           1.60            1.38            1.19

  AVERAGE BALANCES:
   Loans                        $ 1,715,050     $1,600,510    $ 1,527,694     $ 1,379,973     $ 1,318,275

   Investment securities            643,649        575,339        548,320         472,107         421,089

   Money market instruments
     and other                          490          2,678          8,132          39,573          17,325

---------------------------------------------------------------------------------------------------------
     TOTAL EARNING ASSETS         2,359,189      2,178,527      2,084,146       1,891,653       1,756,689
---------------------------------------------------------------------------------------------------------
   Noninterest bearing deposits     277,452        256,817        228,598         207,262         196,406

   Interest bearing deposits      1,684,019      1,620,159      1,550,865       1,420,919       1,317,325
---------------------------------------------------------------------------------------------------------
     TOTAL DEPOSITS               1,961,471      1,876,976      1,779,463       1,628,181       1,513,731
---------------------------------------------------------------------------------------------------------
   Short-term borrowings            295,309        190,175        162,626         126,721         139,035

   Long-term debt                     1,254         15,099         46,652          46,497          33,413

   Stockholders' equity             235,466        226,601        206,999         187,755         168,432

   Total assets                   2,517,489      2,335,483      2,219,582       2,011,795       1,872,999

  RATIOS:
   Return on average assets            1.82%          1.78%          1.70%           1.58%           1.49%

   Return on average equity           19.43%         18.35%         18.21%          16.88%          16.52%

   Net interest margin(1)              5.04%          5.05%          5.05%           5.09%           5.02%

   Noninterest expense to
     net revenue(1)                   46.39%         48.01%         49.51%          52.34%          54.24%

   Dividend payout ratio              50.41%         45.84%         41.93%          40.66%          38.45%

   Average stockholders' equity
     to average total assets           9.35%          9.70%          9.33%           9.33%           8.99%

   Leveraged capital                   9.05%          9.06%          8.91%           8.73%           9.06%

   Tier 1 capital                     13.15%         13.64%         13.46%          13.16%          14.06%

   Risk-based capital                 14.41%         14.92%         14.72%          14.42%          15.30%
---------------------------------------------------------------------------------------------------------

(1)Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 1999 and 1998. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation and share and per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.











TABLE 14 - QUARTERLY FINANCIAL DATA

------------------------------------------------------------------------------------------
                                                      THREE MONTHS ENDED
   (DOLLARS IN THOUSANDS,          -------------------------------------------------------
   EXCEPT PER SHARE DATA)            MARCH 31        JUNE 30       SEPT. 30        DEC. 31
------------------------------------------------------------------------------------------
  1999:
   Interest income                $    46,241    $    46,884    $    48,329    $   50,466

   Interest expense                    18,343         18,145         19,226        20,349

   Net interest income                 27,898         28,739         29,103        30,117

   Provision for loan losses            1,545          2,009          1,555         1,860

   Loss on sale of securities              --           (255)          (707)       (2,646)

   Income before income taxes          16,524         16,872         16,687        14,353

   Net income                          11,598         12,003         11,800        10,346

   Per share data:
     Net income - basic                  1.19           1.23           1.21          1.06

     Net income - diluted                1.18           1.22           1.21          1.06

   Weighted-average common
     stock outstanding - basic      9,771,925      9,762,958      9,743,255     9,736,488

   Weighted-average common
     stock equivalent - diluted     9,810,600      9,796,100      9,780,011     9,786,099
-----------------------------------------------------------------------------------------
  1998:
   Interest income                $    45,560    $    46,450    $    46,939    $   46,997

   Interest expense                    19,235         19,604         20,089        19,367

   Net interest income                 26,325         26,846         26,850        27,630

   Provision for loan losses            1,674          1,674          1,674         1,776

   Gain on the sale of securities          97             --             --            --

   Income before income taxes          15,305         15,815         15,561        13,832

   Net income                          10,583         10,949         10,766         9,274

   Per share data:
     Net income - basic                  1.07           1.12           1.10          0.95

     Net income - diluted                1.07           1.11           1.10          0.94

   Weighted-average common
     stock outstanding - basic      9,856,259      9,820,318      9,782,803     9,770,947

   Weighted-average common
     stock equivalent - diluted     9,903,490      9,867,825      9,834,681     9,817,211
-----------------------------------------------------------------------------------------

Park's common stock (symbol:PRK) is traded on the American Stock Exchange
(AMEX). At December 31, 1999, the Corporation had 2,780 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 1999 and 1998, as reported by AMEX. The sales prices and dividends per share have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 15 - MARKET AND DIVIDEND INFORMATION
--------------------------------------------------------------------------------
                                                                         CASH
                                                                       DIVIDEND
                                                            LAST       DECLARED
                                  HIGH           LOW        PRICE      PER SHARE
--------------------------------------------------------------------------------
  1999:
   First Quarter              $    99.05    $   87.33    $   91.42    $   0.57

   Second Quarter                  95.23        87.38        95.23        0.57

   Third Quarter                   96.19        90.72        96.19        0.57

   Fourth Quarter                 116.00        91.19        96.00        0.65
--------------------------------------------------------------------------------
  1998:
   First Quarter              $    90.47    $   80.95    $   90.47    $   0.46

   Second Quarter                  98.03        85.00        96.13        0.46

   Third Quarter                  102.14        90.00        99.05        0.46

   Fourth Quarter                 101.42        86.19        98.09        0.57
--------------------------------------------------------------------------------

                            STOCKHOLDERS INFORMATION

--------------------------------------------------------------------------------
STOCK LISTING:
      AMEX Symbol - PRK
      CUSIP #700658107


GENERAL STOCKHOLDER INQUIRIES:
      Park National Corporation
      David C. Bowers, Secretary
      50 North Third Street
      Post Office Box 3500
      Newark, Ohio 43058-3500
      740/349-3708


DIVIDEND REINVESTMENT PLAN:
      The Corporation offers a plan whereby participating stockholders can purchase additional shares of Park National Corporation common stock through automatic reinvestment of their regular quarterly cash dividends. All commissions and fees connected with the purchase and safekeeping of the shares are paid by the Corporation. Details of the Plan and an enrollment card can be obtained by contacting the Secretary as indicated above.


DIRECT DEPOSIT OF DIVIDENDS:
      The Corporation's stockholders may have their dividend payments directly deposited into their checking, savings or money market account. This direct deposit of dividends is free for all stockholders. If you have any questions or need an enrollment form, please contact the Corporation's Stock Transfer Agent and Registrar indicated below.


STOCK TRANSFER AGENT AND REGISTRAR:
      First-Knox National Bank
      P.O. Box 871
      One South Main Street
      Mount Vernon, Ohio 43050-0871
      800/837-5266


FORM 10-K:
      Copies of Park National Corporation's Form 10-K for 1999, including financial statements, may be obtained, without charge, by contacting the Secretary as indicated above.


INTERNET ADDRESS:
      www.parknationalcorp.com


E-MAIL:
      main@parknationalbank.com

                         REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------
To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Ernst & Young LLP




January 18, 2000

                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

                                     ASSETS
                                                                                        1999            1998
---------------------------------------------------------------------------------------------------------------
   Cash and due from banks                                                        $   104,222         $100,291

   INVESTMENT SECURITIES:
     Securities available-for-sale, at fair value (amortized cost of $630,586 and
       $634,809 at December 31, 1999 and 1998, respectively)                          619,009          646,403

     Securities held-to-maturity, at amortized cost (fair value of $4,451 and
       $6,347 at December 31, 1999 and 1998, respectively)                              4,321            6,064
---------------------------------------------------------------------------------------------------------------
         TOTAL INVESTMENT SECURITIES                                                  623,330          652,467
---------------------------------------------------------------------------------------------------------------
   Loans                                                                            1,850,710        1,654,003
     Unearned loan interest                                                           (16,762)         (12,491)
---------------------------------------------------------------------------------------------------------------
         TOTAL LOANS                                                                1,833,948        1,641,512
---------------------------------------------------------------------------------------------------------------
     Allowance for possible loan losses                                               (41,266)         (37,989)
---------------------------------------------------------------------------------------------------------------
         NET LOANS                                                                  1,792,682        1,603,523
---------------------------------------------------------------------------------------------------------------
   OTHER ASSETS:
     Premises and equipment, net                                                       26,542           26,755
     Accrued interest receivable                                                       14,226           14,356
     Other                                                                             73,335           63,387
---------------------------------------------------------------------------------------------------------------
         TOTAL OTHER ASSETS                                                           114,103          104,498
---------------------------------------------------------------------------------------------------------------
           TOTAL ASSETS                                                            $2,634,337       $2,460,779
---------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                          CONSOLIDATED BALANCE SHEETS               (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 1999 and 1998 (Dollars in thousands)

---------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                             1999           1998
---------------------------------------------------------------------------------------------------
   DEPOSITS:
     Noninterest bearing                                                 $   289,291    $   285,574
     Interest bearing                                                      1,725,856      1,654,204
---------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                                      2,015,147      1,939,778
---------------------------------------------------------------------------------------------------
   BORROWINGS:
     Short-term borrowings                                                   348,199        246,659
     Long-term debt                                                               76          8,430
   OTHER LIABILITIES:
     Accrued interest payable                                                  7,447          6,938
     Other                                                                    23,888         23,284
---------------------------------------------------------------------------------------------------
       TOTAL OTHER LIABILITIES                                                31,335         30,222
---------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                 2,394,757      2,225,089
---------------------------------------------------------------------------------------------------

   STOCKHOLDERS' EQUITY:
     Common stock, no par value (20,000,000 shares authorized;
       10,031,135 shares issued in 1999 and 10,031,077 issued in 1998)        68,383         68,398
     Accumulated other comprehensive income, net                              (7,525)         7,536
     Retained earnings                                                       199,736        177,050
     Less: Treasury stock (291,301 shares in 1999 and
       257,765 shares in 1998)                                               (21,014)       (17,294)
---------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                          239,580        235,690
---------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 2,634,337    $ 2,460,779
---------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------------------------------------------------------
                                                                      1999                     1998                    1997
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST INCOME:
     Interest and fees on loans                                      $150,892                 $147,632                 $142,500
     Interest and dividends on:
       Obligations of U.S. Government, its agencies
         and other securities                                          35,675                   33,290                   33,229
       Obligations of states and political subdivisions                 5,323                    4,872                    4,099
     Other interest income                                                 30                      152                      460
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                          191,920                  185,946                  180,288
-------------------------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE:
     Interest on deposits:
       Demand and savings deposits                                     12,881                   15,995                   16,749
       Time deposits                                                   49,503                   52,346                   49,699
     Interest on short-term borrowings                                 13,601                    9,079                    7,738
     Interest on long-term debt                                            78                      875                    2,846
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                          76,063                   78,295                   77,032
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                          115,857                  107,651                  103,256
-------------------------------------------------------------------------------------------------------------------------------
   Provision for loan losses                                            6,969                    6,798                    6,999
-------------------------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          108,888                  100,853                   96,257
-------------------------------------------------------------------------------------------------------------------------------
   OTHER INCOME:
     Income from fiduciary activities                                   5,662                    5,081                    5,192
     Service charges on deposit accounts                                7,673                    6,823                    6,308
     Gain/(loss) on sales of securities                                (3,608)                      97                       (7)
     Other service income                                               4,535                    5,149                    3,598
     Other                                                              8,826                    6,819                    5,610
-------------------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                           $  23,088                $  23,969                $  20,701
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME            (continued)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-------------------------------------------------------------------------------
                                                       1999      1998      1997
-------------------------------------------------------------------------------
  OTHER EXPENSE:
     Salaries and employee benefits                 $34,909   $31,738   $31,888
     Data processing fees                             5,160     4,518     5,306
     Fees and service charges                         3,666     3,344     3,732
     Net occupancy expense of bank premises           3,643     3,351     3,339
     Amortization of intangibles                      2,379     2,787     2,019
     Furniture and equipment expense                  4,002     4,807     3,680
     Insurance                                          747       786       774
     Marketing                                        2,306     2,247     2,182
     Postage and telephone                            3,183     3,007     2,747
     State taxes                                      1,747     1,729     1,957
     Other                                            5,798     5,995     4,784
-------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE                           67,540    64,309    62,408
-------------------------------------------------------------------------------
         INCOME BEFORE FEDERAL INCOME TAXES          64,436    60,513    54,550
  Federal income taxes                               18,689    18,941    16,857
-------------------------------------------------------------------------------
         NET INCOME                                 $45,747   $41,572   $37,693
-------------------------------------------------------------------------------

  EARNINGS PER SHARE:
         BASIC                                      $  4.69   $  4.24   $  3.82
         DILUTED                                    $  4.67   $  4.22   $  3.81
-------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands, except per share data)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                     COMMON STOCK                 ACCUMULATED
                                                                 --------------------                OTHER
                                                                    SHARES              RETAINED COMPREHENSIVE  TREASURY
                                                                 OUTSTANDING  AMOUNT    EARNINGS     INCOME,    NETSTOCK    TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, JANUARY 1, 1997                                      9,822,159   $ 64,611   $ 132,648   $  4,687   $ (2,985)  $ 198,961
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                     (101,557)        --          --         --     (6,249)     (6,249)
     Treasury stock reissued primarily for
       stock options exercised                                      28,647         --          --         --      1,522       1,522
     Shares issued for dividend reinvestment plan
       and stock options                                           113,337      2,325          --         --         --       2,325
     Cash payment for fractional shares in merger                     (630)       (40)         --         --         --         (40)
     Tax benefit from exercise of stock options                         --      1,379          --         --         --       1,379
     Net income                                                         --         --      37,693         --         --      37,693
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $1,256                                             2,332                  2,332
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                       2,332
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    40,025
       Cash dividends:
       Corporation at $1.60 per share                                   --         --     (14,905)        --         --     (14,905)
       Cash dividends declared at First-Knox, prior to merger           --         --        (901)        --         --        (901)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1997                                    9,861,956     68,275     154,535      7,019     (7,712)    222,117
-----------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                       (130,439)        --          --         --    (11,829)    (11,829)
     Treasury stock reissued primarily for
       stock options exercised                                      39,481         --          --         --      2,247       2,247
     Shares issued for stock options                                 2,314         81          --         --         --          81
     Tax benefit from exercise of stock options                         --         42          --         --         --          42
     Net income                                                         --         --      41,572         --         --      41,572
     Other comprehensive income, net of tax:
       Unrealized net holding gain on securities
         available-for-sale, net of income taxes of $278                                                 517                    517
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                         517
-----------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                                                      42,089
       Cash dividends:
       Corporation at $1.94 per share                                   --         --     (19,057)        --         --     (19,057)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1998                                    9,773,312   $ 68,398   $ 177,050   $  7,536   $(17,294)  $ 235,690
-----------------------------------------------------------------------------------------------------------------------------------
     Treasury stock purchased                                      (55,888)        --          --         --     (5,147)     (5,147)
     Treasury stock reissued primarily for
       stock options exercised                                      22,352         --          --         --      1,427       1,427
     Shares issued for stock options                                   652         22          --         --         --          22
     Tax benefit from exercise of stock options                         --         14          --         --         --          14
     Cash payment for fractional shares in 5% stock dividend          (594)       (51)                                          (51)
     Net income                                                         --         --      45,747         --         --      45,747
     Other comprehensive income, net of tax:
       Unrealized net holding loss on securities
         available-for-sale, net of income taxes of $(8,110)                                         (15,061)               (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
       Total other comprehensive income                                                                                     (15,061)
-----------------------------------------------------------------------------------------------------------------------------------
     Comprehensive income                                                                                                    30,686
       Cash dividends:
       Corporation at $2.36 per share                                   --         --     (23,061)        --         --     (23,061)
-----------------------------------------------------------------------------------------------------------------------------------
   BALANCE, DECEMBER 31, 1999                                    9,739,834   $ 68,383   $ 199,736   $ (7,525)  $(21,014)  $ 239,580
-----------------------------------------------------------------------------------------------------------------------------------



The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------
PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 1999, 1998 and 1997 (Dollars in thousands)

--------------------------------------------------------------------------------------------
                                                            1999         1998         1997
--------------------------------------------------------------------------------------------
   OPERATING ACTIVITIES:
     Net income                                          $  45,747    $  41,572    $  37,693
     Adjustments to reconcile net income to net cash
         provided by operating activities:
       Provision for loan losses                             6,969        6,798        6,999
       Amortization of loan costs and fees, net             (1,069)        (796)        (788)
       Provision for depreciation and amortization           3,541        4,491        3,273
       Amortization of the excess of cost over net assets
         of banks purchased                                  2,379        2,787        2,019
       Accretion of investment security discounts, net        (369)      (1,357)      (1,726)
       Deferred income taxes                                 4,806          829          139
       Realized investment security losses (gains)           3,608          (97)           7
       Changes in assets and liabilities:
         Increase in other assets                           (6,695)     (11,762)      (5,781)
         Increase in other liabilities                         367          338        2,949
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY OPERATING ACTIVITIES        59,284       42,803       44,784
--------------------------------------------------------------------------------------------
   INVESTING ACTIVITIES:
     Proceeds from sales of available-for-sale securities  141,607       51,839       45,083
     Proceeds from maturities of securities:
       Held-to-maturity                                      1,743        1,727        2,973
       Available-for-sale                                  170,829      133,674      141,765
     Purchases of securities:
       Available-for-sale                                 (311,453)    (296,672)    (150,873)
     Net increase in loans                                (195,059)     (53,192)    (111,284)
     Purchase of loans                                          --           --      (11,582)
     Cash paid for branches                                 (2,587)          --       (6,748)
     Purchases of premises and equipment, net               (2,938)      (3,442)      (2,740)
--------------------------------------------------------------------------------------------
           NET CASH USED IN INVESTING ACTIVITIES          (197,858)    (166,066)     (93,406)
--------------------------------------------------------------------------------------------
   FINANCING ACTIVITIES:
     Purchase of deposits                                   14,887           --       49,192
     Net increase in deposits                               60,482       84,814       42,354
     Net increase in short-term borrowings                 101,540       95,035       16,513
     Cash payment for fractional shares of common stock        (51)          --          (40)
     Exercise of stock options                                  36          123        3,704
     Purchase of treasury stock, net                        (3,720)      (9,582)      (4,727)
     Repayment of long-term debt                            (8,354)     (22,438)     (31,507)
     Cash dividends paid                                   (22,315)     (17,983)     (15,047)
--------------------------------------------------------------------------------------------
           NET CASH PROVIDED BY FINANCING ACTIVITIES       142,505      129,969       60,442
--------------------------------------------------------------------------------------------
           INCREASE IN CASH AND CASH EQUIVALENTS             3,931        6,706       11,820
   Cash and cash equivalents at beginning of year          100,291       93,585       81,765
--------------------------------------------------------------------------------------------
           CASH AND CASH EQUIVALENTS AT END OF YEAR      $ 104,222    $ 100,291    $  93,585
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

ORGANIZATION

The Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), and The First-Knox National Bank of Mount Vernon (FKNB), the Corporation is engaged in a general commercial banking and trust business, primarily in Central Ohio. A new wholly owned subsidiary of the Corporation, Guardian Finance Company (GFC), began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division (PND) headquartered in Newark, Ohio and the Fairfield National Division (FND) headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division (FKND) headquartered in Mount Vernon, Ohio and the Farmers and Savings Division (FSD) headquartered in Loudonville, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 1999 and 1998, the Corporation did not hold any trading securities.

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

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

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

Net cash provided by operating activities reflects cash payments as follows:

--------------------------------------------------------------------------------
   DECEMBER 31,                                     1999       1998       1997
   (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
  Interest paid on deposits and other borrowings   $75,554    $77,905    $77,105
--------------------------------------------------------------------------------
  Income taxes paid                                $17,947    $19,550    $14,104
--------------------------------------------------------------------------------

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK DIVIDEND

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

ACCOUNTING CHANGES

Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", establishes reporting and display standards for comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances arising from nonowner sources. The statement requires the Corporation's unrealized gains or losses on securities available-for-sale, to be included in other comprehensive income. Since SFAS No. 130 only requires additional information, it had no impact on the Corporation's financial position or results of operations. Prior year financial statements have been reclassified to conform with the new requirements. Comprehensive income is presented in the Statements of Changes in Stockholders' Equity.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. Although the statement allows for early adoption in any quarterly period that began after June 1998, the Corporation has no plans to adopt the provisions of SFAS No. 133 prior to the effective date. The Corporation did not use any derivative instruments in 1999 and 1998 and as a result does not expect that adoption of this statement will have any impact on the Corporation's financial position, results of operations and cash flows.


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

On September 24, 1999, Park National Division acquired a branch office in Utica, Ohio from National City Bank. In addition to the fixed assets, the purchase included $15 million of deposits. The excess of the cost over net assets purchased was $2 million and is being amortized using the straight-line method over seven years.

On December 8, 1997, Fairfield National Division acquired three branch offices in Lancaster, Ohio from KeyBank National Association. In addition to the fixed assets, the purchase included $49 million of deposits and $12 million of loans. The excess of the cost over net assets purchased was $6 million and is being amortized using the straight-line method over seven years.

On December 14, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with U.B. Bancshares, Inc. (UB), a $180 million bank holding company headquartered in Bucyrus, Ohio, providing for a merger of UB into the Corporation. Under terms of the UB Merger Agreement, the stockholders of UB are expected to receive .554 shares of Park common stock for each outstanding share of UB in a tax free exchange. The Corporation expects to issue an aggregate of 325,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of UB, and other conditions to closing customary of a transaction of this type. The UB merger is expected to be completed during the second quarter of 2000.

On December 17, 1999, the Corporation entered into an Agreement and Plan of Merger (the "Merger Agreement") with SNB Corp. (SNB), a $300 million bank holding company headquartered in Greenville, Ohio, providing for a merger of SNB into the Corporation. Under terms of the SNB Merger Agreement, the stockholders of SNB are expected to receive 5.37 shares of Park common stock for each outstanding share of SNB in a tax free exchange. The Corporation expects to issue an aggregate of 835,500 shares of common stock to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of SNB, and other conditions to closing customary of a transaction of this type. The SNB merger is expected to be completed during the second quarter of 2000.

3. RESTRICTIONS ON CASH
   AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $20,487,000 and $16,851,000 at December 31, 1999 and 1998,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows (in thousands):


----------------------------------------------------------------------------------------
                                                       GROSS        GROSS
                                                     UNREALIZED   UNREALIZED
                                        AMORTIZED     HOLDING      HOLDING    ESTIMATED
   (IN THOUSANDS)                         COST         GAINS       LOSSES     FAIR VALUE
----------------------------------------------------------------------------------------
  1999:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $208,896     $     98     $  7,467     $201,527

     Obligations of states and
      political subdivisions              99,209          626        1,792       98,043

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      298,433          246        3,431      295,248

     Other equity securities              24,048          377          234       24,191
----------------------------------------------------------------------------------------
      TOTAL                             $630,586     $  1,347     $ 12,924     $619,009
----------------------------------------------------------------------------------------
  1999:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  4,290     $    131     $      2     $  4,419

     Other asset-backed securities            31            1            0           32
----------------------------------------------------------------------------------------
      TOTAL                             $  4,321     $    132     $      2     $  4,451
----------------------------------------------------------------------------------------
  1998:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies    $172,150     $  3,380     $     --     $175,530

     Obligations of states and
      political subdivisions             100,790        4,159           45      104,904

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      341,247        3,574          237      344,584

     Other equity securities              20,622          763           --       21,385
----------------------------------------------------------------------------------------
      TOTAL                             $634,809     $ 11,876     $    282     $646,403
----------------------------------------------------------------------------------------
  1998:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions            $  5,712     $    283     $      3     $  5,992

     Other asset-backed securities           352            3           --          355
----------------------------------------------------------------------------------------
      TOTAL                             $  6,064     $    286     $      3     $  6,347
----------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 1999 are shown below (in thousands) by contractual maturity except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.


-----------------------------------------------------------------------------------------
                                                  UNREALIZED     WEIGHTED
                                       AMORTIZED  ESTIMATED      AVERAGE          AVERAGE
   (DOLLARS IN THOUSANDS)                COST     FAIR VALUE     MATURITY          YIELD
-----------------------------------------------------------------------------------------
  SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury and agencies' notes:
     Due within one year               $ 10,576     $ 10,674      .9 years          7.38%

     Due five through ten years         198,320      190,853     7.8 years          6.59%
-----------------------------------------------------------------------------------------
      TOTAL                            $208,896     $201,527     7.5 years          6.63%
-----------------------------------------------------------------------------------------
  Obligations of states and
   political subdivisions:
     Due within one year               $  3,328     $  3,354      .6 years          8.16%

     Due one through five years          22,116       22,384     3.1 years          7.64%

     Due five through ten years          40,351       40,381     7.8 years          7.42%

     Due over ten years                  33,414       31,924    12.5 years          6.98%
-----------------------------------------------------------------------------------------
      TOTAL                            $ 99,209     $ 98,043     8.1 years          7.35%
-----------------------------------------------------------------------------------------
  U.S. Government agencies'
   asset-backed securities and
   other asset-backed securities:
     Due within one year               $ 14,975     $ 15,003      .7 years          6.68%

     Due one through five years         270,317      267,517     3.6 years          6.77%

     Due five through ten years          13,141       12,728     5.4 years          6.31%
-----------------------------------------------------------------------------------------
      TOTAL                            $298,433     $295,248     3.5 years          6.75%
-----------------------------------------------------------------------------------------
  SECURITIES HELD-TO-MATURITY
  Obligations of state and
   political subdivisions:
     Due within one year               $  1,387     $  1,430      .9 years         11.26%

     Due one through five years           2,128        2,214     2.5 years         10.44%

     Due five through ten years             630          630     8.0 years          7.63%

     Due over ten years                     145          145    10.9 years          7.63%
-----------------------------------------------------------------------------------------
      TOTAL                            $  4,290     $  4,419     3.1 years         10.20%
-----------------------------------------------------------------------------------------
  OTHER ASSET-BACKED SECURITIES:
     Due one through five years        $     31     $     32     3.6 years          8.70%
-----------------------------------------------------------------------------------------


Investment securities having a book value of $474,877,000 and $432,489,000 at December 31, 1999 and 1998, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 1999, 1998 and 1997, gross gains of $335,000, $159,000, and $64,000 and gross losses of $3,943,000, $62,000 and $71,000 were realized, respectively. Tax benefits related to net securities losses were $1,263,000 in 1999, and $2,000 in 1997. Tax expense related to net securities gains in 1998 was $34,000.


5. LOANS

The composition of the loan portfolio is as follows:

---------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)          1999          1998
---------------------------------------------------------------------
  Commercial, financial and agricultural   $  236,718     $  217,504

  REAL ESTATE:
   Construction                                72,968         70,998

   Residential                                693,930        679,239

   Commercial                                 305,193        280,789

  Consumer, net                               407,849        332,320

  LEASES, NET                                 117,290         60,662
---------------------------------------------------------------------
   TOTAL LOANS                             $1,833,948     $1,641,512
---------------------------------------------------------------------

Under the Corporation's credit policies and practices, all non-accrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and
118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as non-accrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.

Non-accrual and restructured loans are summarized as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)             1999       1998
------------------------------------------------------------------
  Impaired loans:
   Non-accrual                                   $2,638     $2,150

   Restructured                                     429        492

     Total impaired loans                         3,067      2,642

  Other non-accrual loans                            --          5
------------------------------------------------------------------
      TOTAL NON-ACCRUAL AND RESTRUCTURED LOANS   $3,067     $2,647
------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 1999 and 1998 was $607,000 and $436,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $2,576,000, $2,457,000 and $3,599,000 for 1999, 1998 and 1997, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 1999, 1998, and 1997, the Corporation recognized $321,000, $149,000 and $283,000, respectively, of interest income on impaired loans, which included $307,000, $121,000 and $270,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 1999 and 1998, loans aggregating approximately $52,738,000 and $45,079,000, respectively, were outstanding to such parties.


6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                     1999         1998          1997
-------------------------------------------------------------------------------
  Balance, January 1                       $ 37,989      $ 35,595      $ 32,347

   Provision for loan losses                  6,969         6,798         6,999

   Losses charged to the reserve             (7,314)       (7,392)       (6,271)

   Recoveries                                 3,622         2,988         2,520
-------------------------------------------------------------------------------
  BALANCE, DECEMBER 31                     $ 41,266      $ 37,989      $ 35,595
-------------------------------------------------------------------------------


7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

-------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                         1999       1998
-------------------------------------------------------------------------------
  Total minimum payments to be received                    $  86,991  $  50,118

  Estimated unguaranteed residual value of leased property    43,211     19,230

  Less unearned income                                       (12,912)    (8,686)
-------------------------------------------------------------------------------
   TOTAL                                                   $ 117,290  $  60,662
-------------------------------------------------------------------------------

Minimum lease payments, in thousands, to be received as of December 31, 1999 are:

-----------------------------------------------
   (IN THOUSANDS)
-----------------------------------------------
  2000                                  $31,836

  2001                                   21,393

  2002                                   15,884

  2003                                   11,731

  2004                                    5,219

  Thereafter                                928
-----------------------------------------------
   TOTAL                                $86,991
-----------------------------------------------


8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

--------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999          1998
--------------------------------------------------------------------------
  Land                                             $  6,550      $  6,392

  Buildings                                          27,019        26,203

  Equipment, furniture and fixtures                  29,491        27,514

  Leasehold improvements                              1,204         1,144
--------------------------------------------------------------------------
   TOTAL                                             64,264        61,253
--------------------------------------------------------------------------
  Less accumulated depreciation and amortization    (37,722)      (34,498)
--------------------------------------------------------------------------
   PREMISES AND EQUIPMENT, NET                     $ 26,542      $ 26,755
--------------------------------------------------------------------------

Depreciation and amortization expense amounted to $3,541,000, $4,491,000 and $3,273,000 for the three years ended December 31, 1999, 1998 and 1997, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year (in thousands):

--------------------------------------------------
   (IN THOUSANDS)
--------------------------------------------------
  2000                               $  451,644

  2001                                  372,236

  2002                                  284,994

  2003                                  262,183

  2004                                  240,270

  Thereafter                            212,500
--------------------------------------------------
   TOTAL                             $1,823,827
--------------------------------------------------

Rent expense amounted to $704,000, $659,000 and $639,000, for the three years ended December 31, 1999, 1998 and 1997, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

-------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                1999         1998
-------------------------------------------------------------------------

  Securities sold under agreements to repurchase
   and federal funds purchased                     $149,679     $160,616

  Federal Home Loan Bank advances                   190,100       80,000

  Other short-term borrowings                         8,420        6,043
-------------------------------------------------------------------------
   TOTAL SHORT-TERM BORROWINGS                     $348,199     $246,659
-------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 1999, 1998 and 1997 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

-------------------------------------------------------------------------
                                     REPURCHASE                  DEMAND
                                     AGREEMENTS     FEDERAL      NOTES
                                    AND FEDERAL    HOME LOAN    DUE U.S.
                                       FUNDS         BANK       TREASURY
   (Dollars in thousands)            PURCHASED     ADVANCES     AND OTHER
-------------------------------------------------------------------------
  1999:
   ENDING BALANCE                    $149,679      $190,100      $  8,420

   HIGHEST MONTH-END BALANCE          188,269       197,600        10,044

   AVERAGE DAILY BALANCE              157,993       133,418         3,898

   WEIGHTED-AVERAGE INTEREST RATE:
     AS OF YEAR-END                      4.20%         5.82%         4.47%

     PAID DURING THE YEAR                4.11%         5.18%         5.07%
-------------------------------------------------------------------------
  1998:
   Ending balance                    $160,616      $ 80,000      $  6,043

   Highest month-end balance          182,957       104,300         6,043

   Average daily balance              157,951        29,356         2,868

   Weighted-average interest rate:
     As of year-end                      4.21%         6.00%         4.06%

     Paid during the year                4.58%         5.83%         4.87%
-------------------------------------------------------------------------
  1997:
   Ending balance                    $127,587      $ 18,900      $  5,137

   Highest month-end balance          161,172        86,000         5,137

   Average daily balance              132,976        26,741         2,909

   Weighted-average interest rate:
     As of year-end                      4.61%         6.25%         5.75%

     Paid during the year                4.60%         5.49%         5.25%
-------------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


10. LONG-TERM DEBT

Long-term debt is listed below:

-----------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)               1999        1998
-----------------------------------------------------------------------
  FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
   MONTHLY PRINCIPAL AND INTEREST PAYMENTS:

     2.00% Advance due November 1, 2027            $   38       $   39

     2.00% Advance due January 1, 2028                 38           39

     5.60% Advance due August 1, 2003                  --        1,443

     5.70% Advance due May 1, 2004                     --        3,199

     5.85% Advance due January 1, 2016                 --        3,710
-----------------------------------------------------------------------
      TOTAL LONG-TERM DEBT                         $   76       $8,430
-----------------------------------------------------------------------

At December 31, 1999, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995 and amended April 20, 1998. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 735,000. At December 31, 1999, 420,214 common shares were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

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

The Corporation's stock option activity and related information is summarized below. All data has been restated, as applicable, for subsequent stock dividends.


--------------------------------------------------------------------------------------------------------------
                                            STOCK OPTIONS                    STOCK APPRECIATION RIGHTS
                         -----------------------------------------  ------------------------------------------
                                                  OUTSTANDING                             OUTSTANDING
                                         ------------------------                    -------------------------
                                                         WEIGHTED                                   WEIGHTED
                                                         AVERAGE                                    AVERAGE
                          NUMBER                        EXERCISE     NUMBER                         EXERCISE
                         AVAILABLE                      PRICE PER   AVAILABLE                       PRICE PER
                         FOR GRANT        NUMBER          SHARE     FOR GRANT         NUMBER         SHARE
--------------------------------------------------------------------------------------------------------------
  January 1, 1997         219,537         190,883        $ 30.43      36,388          27,791        $ 23.52

   Granted                (91,775)         91,775          59.20          --              --             --

   Exercised                   --        (143,901)         26.72          --         (27,767)         23.52

   Forfeited/Expired      (80,511)         (4,449)         56.26     (36,388)            (24)         22.90
--------------------------------------------------------------------------------------------------------------
  December 31, 1997        47,251         134,308        $ 53.22          --              --             --

   Authorized             525,000              --          --             --              --             --

   Granted                (91,719)         91,719          88.60          --              --             --

   Exercised                   --         (37,910)         51.57          --              --             --

   Forfeited/Expired        6,832          (6,832)         58.61          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1998       487,364         181,285        $ 71.23          --              --             --

   Granted                (71,407)         71,407          91.36          --              --             --

   Exercised                   --         (19,137)         56.60          --              --             --

   Forfeited/Expired        4,257          (4,257)         84.91          --              --             --
--------------------------------------------------------------------------------------------------------------
  December 31, 1999       420,214         229,298        $ 78.47          --              --            --
--------------------------------------------------------------------------------------------------------------
  Range of exercise prices:                                   $33.04 - $110.75

  Weighted-average remaining contractual life:                3.4 Years

  Exerciseable at year end:                                   222,333

  Weighted-average exercise price of exerciseable options:    $78.09
--------------------------------------------------------------------------------------------------------------


Compensation expense related to stock appreciation rights was $0, $0 and $339,000 in 1999, 1998 and 1997, respectively.

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

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 1999, 1998 and 1997 respectively: risk-free interest rates of 5.50%, 5.25% and 6.25%; a dividend yield of 2.50%, a volatility factor of the expected market price of the Corporation's common stock of .213, .237 and .219 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $18.04, $18.52 and $13.28 for 1999, 1998 and 1997, respectively.

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

The Corporation's pro-forma information follows:


------------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS,                        1999             1998            1997
   EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------
  Net income as reported                     $   45,747       $   41,572       $   37,693

  Pro-forma net income                           44,358           39,814           36,620

  Basic earnings per share as reported             4.69             4.24             3.82

  Pro-forma basic earnings per share               4.55             4.06             3.72

  Diluted earnings per share as reported           4.67             4.22             3.81

  Pro-forma diluted earnings per share             4.53             4.04             3.70
------------------------------------------------------------------------------------------

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

-------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                                1999            1998
-------------------------------------------------------------------------------

  CHANGE IN BENEFIT OBLIGATION:
   Benefit obligation at beginning of year            $ 17,497        $ 16,498

   Service cost                                          1,197           1,055

   Interest cost                                         1,120           1,189

   Actuarial                                            (1,535)          2,096

   Benefits paid                                        (1,071)         (3,341)

     BENEFIT OBLIGATION AT END OF YEAR                  17,208          17,497
-------------------------------------------------------------------------------
  CHANGE IN PLAN ASSETS:
   Fair value of plan assets at beginning of year       17,135          19,578

   Actual return on plan assets                          2,951             662

   Company contributions                                   602             236

   Benefits paid                                        (1,071)         (3,341)

     FAIR VALUE OF PLAN ASSETS AT END OF YEAR           19,617          17,135

   Funded status of the plan (underfunded)               2,409            (362)

   Unrecognized net actuarial loss (gain)               (2,803)            314

   Unrecognized prior service cost                           9               3

   Unrecognized net transaction asset                      (93)           (157)

     Accrued benefit cost                             $   (478)       $   (202)



----------------------------------------------------------------------------------------
                                                 1999            1998
----------------------------------------------------------------------------------------
  WEIGHTED AVERAGE ASSUMPTIONS:
   Discount rate                                  7.64%           6.52%

   Expected return on plan assets                 8.00%           8.00%

   Rate of compensation increase                  5.00%           5.00%

----------------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                        1999            1998            1997
----------------------------------------------------------------------------------------
  COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost                                $ 1,197         $ 1,055         $   942

   Interest cost                                 1,120           1,189           1,098

   Expected return on plan assets               (1,369)         (1,555)         (1,375)

   Amortization of prior service cost               (6)            (64)             (6)

   Recognized net actuarial loss                   (64)            (62)            (60)

     Benefit cost                              $   878         $   563         $   599
----------------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $717,000, $724,000 and $586,000 for 1999, 1998
and 1997, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 1999 and 1998, the accrued benefit cost for this plan totaled $520,000 and $32,000, respectively. The expense for the Corporation was $480,000, $30,000, and $14,000 for 1999, 1998, and 1997, respectively.


13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

----------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                  1999          1998
----------------------------------------------------------------------------
  DEFERRED TAX ASSETS:
   Allowance for loan losses                         $14,443       $13,352

   Unrealized holding loss on securities               4,052            --

   Deferred loan fees                                    695           461

   Deferred compensation                                 413           474

   Other                                               3,697         3,259
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX ASSETS                        23,300        17,546
----------------------------------------------------------------------------
  DEFERRED TAX LIABILITIES:
   Lease revenue reporting                            12,816         6,951

   Unrealized holding gain on securities                  --         4,058

   Fixed assets, principally due to depreciation         542           506

   Other                                               6,148         5,541
----------------------------------------------------------------------------
     TOTAL DEFERRED TAX LIABILITIES                   19,506        17,056
----------------------------------------------------------------------------
      NET DEFERRED TAX ASSETS                        $ 3,794       $   490
----------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

-----------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                  1999          1998          1997
-----------------------------------------------------------------------------
  Currently payable                      $13,883       $18,112       $16,718

  Deferred                                 4,806           829           139
-----------------------------------------------------------------------------
   TOTAL                                 $18,689       $18,941       $16,857
-----------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 1999, 1998, and 1997.

--------------------------------------------------------------------------
   DECEMBER 31                            1999         1998         1997
--------------------------------------------------------------------------
  Statutory corporate tax rate            35.0%        35.0%        35.0%

  Changes in rates resulting from:
   Tax-exempt interest income             (3.4%)       (3.0%)       (2.9%)

   Tax credits (low income housing)       (1.7%)       (1.0%)        (.9%)

   Other                                   (.9%)         .3%         (.3%)
--------------------------------------------------------------------------
  EFFECTIVE TAX RATE                      29.0%        31.3%        30.9%
--------------------------------------------------------------------------

The following is a summary of the income tax effect allocated to other comprehensive income.


-------------------------------------------------------------------------------------
                                           BEFORE-TAX         TAX          NET-OF-TAX
   YEAR ENDED DECEMBER 31, 1999              AMOUNT          EXPENSE         AMOUNT
-------------------------------------------------------------------------------------
  Unrealized losses on
   available-for-sale securities            $(26,779)       $ (9,373)       $(17,406)

  Less: reclassification adjustment for
   losses realized in net income               3,608           1,263           2,345
-------------------------------------------------------------------------------------
  Other comprehensive income                $(23,171)       $ (8,110)       $(15,061)
-------------------------------------------------------------------------------------
   Year ended December 31, 1998

  Unrealized gains on
   available-for-sale securities            $    892        $    312        $    580

  Less: reclassification adjustment for
   gains realized in net income                  (97)            (34)            (63)
-------------------------------------------------------------------------------------
  Other comprehensive income                $    795        $    278        $    517
-------------------------------------------------------------------------------------
   Year ended December 31, 1997

  Unrealized gains on
   available-for-sale securities            $  3,581        $  1,254        $  2,327

  Less: reclassification adjustment for
   losses realized in net income                   7               2               5
-------------------------------------------------------------------------------------
  Other comprehensive income                $  3,588        $  1,256        $  2,332
-------------------------------------------------------------------------------------


14. EARNINGS PER SHARE
SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:


--------------------------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31                                 1999            1998             1997
   (DOLLARS IN THOUSANDS,
   EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------
  NUMERATOR:
   Net income                                        $   45,747       $   41,572       $   37,693

  DENOMINATOR:
   Basic earnings per share:
     Weighted-average shares                          9,753,656        9,807,582        9,855,119

   Effect of dilutive securities - stock options         39,546           48,220           39,841

   Diluted earnings per share:
     Adjusted weighted-average shares
     and assumed conversions                          9,793,202        9,855,802        9,894,960

  EARNINGS PER SHARE:
   Basic earnings per share                          $     4.69       $     4.24       $     3.82

   Diluted earnings per share                        $     4.67       $     4.22       $     3.81
--------------------------------------------------------------------------------------------------


15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 1999, approximately $20,798,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)    1999              1998
------------------------------------------------------------------
  Loan commitments                     $289,448          $267,602

  Unused credit card limits              96,193            96,710

  Standby letters of credit               6,585             3,953
------------------------------------------------------------------

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

The fair value of financial instruments at December 31, 1999 and 1998 is as follows (in thousands):

------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                 1999                                 1998
   (IN THOUSANDS)                   CARRYING             FAIR             CARRYING            FAIR
                                     AMOUNT             VALUE              AMOUNT             VALUE
------------------------------------------------------------------------------------------------------
  FINANCIAL ASSETS:
   Cash and federal funds
     sold                        $   104,222        $   104,222        $   100,291        $   100,291

   Investment securities             623,330            623,460            652,467            652,750

   Loans:
     Commercial, financial
      and agricultural               236,718            236,718            217,504            217,504

     Real estate:
      Construction                    72,968             72,968             70,998             70,998

      Residential                    693,930            699,671            679,239            688,497

      Commercial                     305,193            303,724            280,789            281,162

      Consumer, net                  407,849            406,373            332,320            334,138
------------------------------------------------------------------------------------------------------
        TOTAL LOANS                1,716,658          1,719,454          1,580,850          1,592,299
------------------------------------------------------------------------------------------------------
        Allowance for
        loan losses                  (41,266)                --            (37,989)                --
------------------------------------------------------------------------------------------------------
         LOANS
         RECEIVABLE, NET         $ 1,675,392        $ 1,719,454        $ 1,542,861        $ 1,592,299
------------------------------------------------------------------------------------------------------
  FINANCIAL LIABILITIES:
   Noninterest bearing
     checking                    $   289,291        $   289,291        $   285,574        $   285,574

   Interest bearing checking         242,235            242,235            235,113            235,113

   Savings                           275,374            275,374            276,546            276,546

   Money market accounts             150,226            150,226            159,722            159,722

   Time deposits                   1,056,594          1,057,518            981,305            988,152

   Other                               1,427              1,427              1,518              1,518
------------------------------------------------------------------------------------------------------
        TOTAL DEPOSITS           $ 2,015,147        $ 2,016,071        $ 1,939,778        $ 1,946,625
------------------------------------------------------------------------------------------------------
   Short-term borrowings             348,199            348,199            246,659            246,659

   Long-term debt                         76                 40              8,430              8,526

  UNRECOGNIZED FINANCIAL
   INSTRUMENTS:
   Loan commitments                       --               (289)                --               (268)

   Standby letters of credit              --                (33)                --                (20)
------------------------------------------------------------------------------------------------------


18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 1999 and December 31, 1998 (dollars in thousands):

----------------------------------------------------------------------------------------
   DECEMBER 31,                               1999                       1998
   (DOLLARS IN THOUSANDS)           AMOUNT            RATIO     AMOUNT           RATIO
----------------------------------------------------------------------------------------
  Total equity (1)                 $239,580           9.09%    $235,690           9.58%

  Tier 1 capital (2)                235,124          13.15%     215,990          13.64%

  Total risk-based capital (3)      257,708          14.41%     236,356          14.92%

  Leverage (4)                      235,124           9.05%     215,990           9.06%
----------------------------------------------------------------------------------------

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

At December 31, 1999, and 1998, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.


19. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries and their respective divisions. The operating results of the banking subsidiaries and their respective divisions are monitored closely by senior management and each president of the subsidiary or division is held accountable for their results. Information about reportable segments is listed below (in thousands). See Note 1 for a detailed description of individual banking subsidiaries and their respective divisions


-----------------------------------------------------------------------------------------------------------------------------------
  OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 (IN THOUSANDS)
                                                                                                               ALL
                                      PND          FND        RTC         CNB        FKND         FSD         OTHER         TOTAL
-----------------------------------------------------------------------------------------------------------------------------------

  Net interest income             $  41,448    $  12,734  $  17,739    $  16,520  $  23,095    $   3,211    $   1,110    $  115,857

  Provision for loan losses             710          755      1,039        1,410      2,353          646           56         6,969

  Other income                       12,290        2,081      1,261        2,280      4,213          343          620        23,088

  Depreciation and amortization       1,092          406        483          489        814          103          154         3,541

  Other expense                      22,649        7,461      9,822        8,727     11,828        1,576        1,936        63,999
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,287        6,193      7,656        8,174     12,313        1,229         (416)       64,436
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,876        1,984      2,571        2,486      3,548          326       (1,102)       18,689
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,411    $   4,209  $   5,085    $   5,688  $   8,765    $     903    $     686    $   45,747
-----------------------------------------------------------------------------------------------------------------------------------
  BALANCES AT DECEMBER 31, 1999:

  Assets                          $ 949,212    $ 280,451  $ 435,220    $ 393,733  $ 541,724    $  62,474    $ (28,477)   $2,634,337

  Loans                             693,579      168,078    243,037      269,897    396,412       62,374          571     1,833,948

  Deposits                          691,356      219,598    354,521      316,702    394,084       57,598      (18,712)    2,015,147
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1998

  Net interest income             $  39,877    $  11,586  $  16,018    $  15,510  $  20,910    $   2,827    $     923    $  107,651

  Provision for loan losses           2,880          600      1,602          480      1,116          120           --         6,798

  Other income                       11,468        2,349      2,972        3,079      3,833          268           --        23,969

  Depreciation and amortization       1,119          354        558          648      1,513          149          150         4,491

  Other expense                      20,483        6,689      9,283        8,168     11,646        1,490        2,059        59,818
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         26,863        6,292      7,547        9,293     10,468        1,336       (1,286)       60,513
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                8,530        2,038      2,541        2,961      2,927          376         (432)       18,941
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  18,333    $   4,254  $   5,006    $   6,332  $   7,541    $     960    $    (854)   $   41,572
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1998:

  Assets                          $ 865,974    $ 277,482  $ 413,590    $ 385,150  $ 484,965    $  62,303    $ (28,685)   $2,460,779

  Loans                             636,189      149,487    213,360      239,032    351,695       51,749           --     1,641,512

  Deposits                          641,618      219,907    337,964      310,769    394,470       55,789      (20,739)    1,939,778
-----------------------------------------------------------------------------------------------------------------------------------

  Operating Results for the year ended December 31, 1997

  Net Interest Income             $  39,106    $   9,676  $  16,018    $  14,590  $  20,507    $   2,569    $     790    $  103,256

  Provision for loan losses             220          450        650          330      4,870          479           --         6,999

  Other income                       10,648        1,740      2,383        2,571      3,148          211           --        20,701

  Depreciation and amortization         824          219        505          494      1,000           82          149         3,273

  Other expense                      19,138        5,046      9,531        7,928     15,144        1,579          769        59,135
-----------------------------------------------------------------------------------------------------------------------------------
  Income before income taxes         29,572        5,701      7,715        8,409      2,641          640         (128)       54,550
-----------------------------------------------------------------------------------------------------------------------------------
  Federal income taxes                9,559        1,808      2,520        2,604        125          128          113        16,857
-----------------------------------------------------------------------------------------------------------------------------------
   Net income                     $  20,013    $   3,893  $   5,195    $   5,805  $   2,516    $     512    $    (241)   $   37,693
-----------------------------------------------------------------------------------------------------------------------------------
  Balances at December 31, 1997:

  Assets                          $ 777,707    $ 250,324  $ 401,683    $ 353,816  $ 492,315    $  63,322    $ (50,784)   $2,288,383

  Loans                             589,044      137,567    229,658      247,663    340,888       47,107           --     1,591,927

  Deposits                          578,050      211,004    330,922      301,967    384,278       56,946       (8,203)    1,854,964
-----------------------------------------------------------------------------------------------------------------------------------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.


--------------------------------------------------------------------------------------------------------------------------
                                INTEREST       DEPRECIATION       OTHER         INCOME
                                 INCOME          EXPENSE         EXPENSE         TAXES            ASSETS         DEPOSITS
--------------------------------------------------------------------------------------------------------------------------
   1999:

  Totals for reportable
   segments                   $   114,747     $     3,387     $    62,063     $    19,791      $ 2,662,814      $ 2,033,859

  Elimination of
   intersegment items                  --              --              --              --          (40,904)         (18,712)

  Parent Co. and GFC totals
   - not eliminated                 1,110               4           1,936          (1,102)          12,427               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     TOTALS                   $   115,857     $     3,541     $    63,999     $    18,689      $ 2,634,337      $ 2,015,147
-----------------------------------------------------------------------------------------------------------------------------
   1998:

  Totals for reportable
   segments                   $   106,728     $     4,341     $    57,759     $    19,373      $ 2,489,464      $ 1,960,517

  Elimination of
   intersegment items                  --              --              --              --          (35,764)         (20,739)

  Parent Co. totals
   - not eliminated                   923              --           2,059            (432)           7,079               --

  Other items                          --             150              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   107,651     $     4,491     $    59,818     $    18,941      $ 2,460,779      $ 1,939,778
-----------------------------------------------------------------------------------------------------------------------------
   1997:

  Totals for
   reportable segments        $   102,466     $     3,124     $    58,366     $    16,744      $ 2,339,167      $ 1,863,167

  Elimination of
   intersegment items                  --              --              --              --          (57,181)          (8,203)

  Parent Co. totals
   - not eliminated                   790              --             769             113            6,397               --

  Other items                          --             149              --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------
     Totals                   $   103,256     $     3,273     $    59,135     $    16,857      $ 2,288,383      $ 1,854,964
-----------------------------------------------------------------------------------------------------------------------------


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

Net cash provided by operating activities reflects cash payments for income taxes of $652,000, $18,000 and $1,040,000 in 1999, 1998 and 1997, respectively.

At December 31, 1999 and 1998, stockholders' equity reflected in the Parent Company balance sheet includes $86.7 million and $82.4 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          AT DECEMBER 31, 1999 AND 1998
-------------------------------------------------------------------------
   (IN THOUSANDS)                                    1999         1998
-------------------------------------------------------------------------
  ASSETS:
   Cash                                            $ 25,148     $ 29,770

   Investment in subsidiaries                       166,692      170,927

   Debentures receivable from subsidiary banks       20,000       12,000

   Other investments                                  1,408          507

   Dividends receivable from subsidiaries            25,500       21,375

   Other assets                                       8,397        7,115
-------------------------------------------------------------------------
      TOTAL ASSETS                                 $247,145     $241,694
-------------------------------------------------------------------------
  LIABILITIES:
   Dividends payable                               $  6,331     $  5,586

   Other liabilities                                  1,234          418
-------------------------------------------------------------------------
     TOTAL LIABILITIES                                7,565        6,004

     TOTAL STOCKHOLDERS' EQUITY                     239,580      235,690
-------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $247,145     $241,694
-------------------------------------------------------------------------


                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

-------------------------------------------------------------------------------
   (IN THOUSANDS)                              1999          1998        1997
-------------------------------------------------------------------------------
  INCOME:
   Dividends from subsidiaries               $ 34,500     $ 33,500     $ 45,097

   Interest and dividends                         960          923          790

                  Other                           619           --           --
--------------------------------------------------------------------------------
     TOTAL INCOME                              36,079       34,423       45,887
--------------------------------------------------------------------------------
  EXPENSE:
   Amortization of intangibles                     --          295          304

   Other, net                                   1,767        1,764          465
--------------------------------------------------------------------------------
     TOTAL EXPENSES                             1,767        2,059          769
--------------------------------------------------------------------------------
     INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          34,312       32,364       45,118

  Federal income tax benefit (expense)          1,074          432         (113)
--------------------------------------------------------------------------------
     INCOME BEFORE EQUITY IN
      UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          35,386       32,796       45,005

  Equity in undistributed earnings
   of subsidiaries                             10,361        8,776       (7,312)
--------------------------------------------------------------------------------
     NET INCOME                              $ 45,747     $ 41,572     $ 37,693
--------------------------------------------------------------------------------

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


------------------------------------------------------------------------------------
   (IN THOUSANDS)                                     1999        1998        1997
------------------------------------------------------------------------------------
  OPERATING ACTIVITIES:
   Net income                                     $ 45,747     $ 41,572    $ 37,693

  Adjustments to reconcile net income to
     net cash provided by operating activities:
   Amortization                                         --          295         304

   Undistributed earnings of subsidiaries          (10,361)      (8,776)      7,312

   (Increase) decrease in dividends
     receivable from subsidiaries                   (4,125)      10,325     (23,000)

   Increase in other assets                         (1,214)        (979)     (1,345)

   Increase (decrease) increase in
     other liabilities                                 816         (474)       (259)
------------------------------------------------------------------------------------
      NET CASH PROVIDED BY
        OPERATING ACTIVITIES                        30,863       41,963      20,705
------------------------------------------------------------------------------------
  INVESTING ACTIVITIES:
   Purchase of debenture from
     subsidiary bank                               (10,000)          --     (10,000)

   Capital contribution to subsidiary                 (300)          --          --

   Purchase of investment securities                (1,135)        (423)         --

   Other, net                                        2,000          (42)     (1,379)
------------------------------------------------------------------------------------
      NET CASH USED IN
        INVESTING ACTIVITIES                        (9,435)        (465)    (11,379)
------------------------------------------------------------------------------------
  FINANCING ACTIVITIES:
   Cash dividends paid                             (22,315)     (17,983)    (15,047)

   Proceeds from issuance of
     common stock                                       36          123       3,664

   Purchase of treasury stock, net                  (3,771)      (9,582)     (4,727)
------------------------------------------------------------------------------------
      NET CASH USED IN
        FINANCING ACTIVITIES                       (26,050)     (27,442)    (16,110)
------------------------------------------------------------------------------------
      (DECREASE) INCREASE IN CASH                   (4,622)      14,056      (6,784)

  Cash at beginning of year                         29,770       15,714      22,498
------------------------------------------------------------------------------------
      CASH AT END OF YEAR                         $ 25,148     $ 29,770    $ 15,714
------------------------------------------------------------------------------------


                                       31