Form 10-K405, Exhibit 13
period 2000-12-31
PARK NATIONAL CORP /OH/
filed 2001-03-20
CIK 805676

                               FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related footnotes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions and Park's ability to execute its business plans. Although Park believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake any obligation to publicly update any forward-looking statement.

OVERVIEW

On April 30, 2000, Park merged with U.B. Bancshares, Inc., a $180 million bank holding company headquartered in Bucyrus, Ohio. Park issued approximately 325,000 shares of common stock to the stockholders of U.B. Bancshares, Inc. based upon an exchange ratio of .577209 shares of Park common stock for each outstanding share of U.B. Bancshares, Inc. common stock. United Bank, N.A., the wholly owned subsidiary of U.B. Bancshares, Inc. is being operated by Park as a separate banking subsidiary. Park also merged with SNB Corp., a $300 million bank holding company headquartered in Greenville, Ohio on April 30, 2000. Park issued approximately 835,000 shares of common stock to the stockholders of SNB Corp. based upon an exchange ratio of 5.367537 shares of Park common stock for each outstanding share of SNB Corp. common stock. Second National Bank, the wholly owned subsidiary of SNB Corp., is being operated as a separate banking subsidiary by Park. Both merger transactions were accounted for as pooling-of-interests and as a result the historical financial statements of Park have been restated to show U.B. Bancshares, SNB Corp., and Park on a combined basis.

Net income for 2000 was $55.4 million, the highest in Park's fourteen year history as a bank holding company. This represents an 18.4% increase over net income of $46.8 million for 1999. Earnings per share were $5.10 for 2000, up by 19.2% over the $4.28 earnings per share for 1999. These large increases for 2000 can be misleading as 1999 results have been restated to reflect the two merger transactions discussed above. We have summarized below the originally reported financial results for Park and have shown U.B. Bancshares, Inc. and SNB Corp. on a combined basis. The earnings per share information for U.B. Bancshares, Inc. and SNB Corp. has been converted to Park share equivalents using the exchange ratios for the respective merger transactions.


--------------------------------------------------------------------------------
       ORIGINAL PARK RESULTS           MERGERS           RESTATED PARK RESULTS

      NET INCOME  DILUTED EPS  NET INCOME  DILUTED EPS  NET INCOME  DILUTED EPS
--------------------------------------------------------------------------------
1999    $45,747       $4.67       $1,040      $  .91      $46,787     $4.28

1998     41,572        4.22        5,436        5.19       47,008      4.28

1997     37,693        3.81        5,348        5.00       43,041      3.91

1996     31,700        3.22        5,083        4.66       36,783      3.34

1995     27,829        2.81        4,512        4.09       32,341      2.93
--------------------------------------------------------------------------------
Net income for U.B. Bancshares, Inc. and SNB Corp. on a combined basis decreased by $4.4 million in 1999 compared to 1998. This large decrease was primarily due to a large increase in the loan loss provision, payment for merger expenses and losses from the sale of securities. The combined loan loss provision for U.B. Bancshares, Inc. and SNB Corp. increased by $4.1 million as net loan charge-offs increased by $3.5 million. Approximately $3 million of the net loan charge-offs related to one commercial loan. Merger expenses, paid primarily to investment bankers, totaled approximately $1 million and security losses were $1.2 million.

Earnings per share of $5.10 for 2000 represents an increase of 9.2% compared to Park's originally reported earnings per share of $4.67 for 1999. This is a better indication of the improvement in earnings for 2000. Net income has increased at an annual compound growth rate of 11.4% over the last five years and net income per share has grown at an annual compound growth of 11.7% over the same period.

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional common shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

Effective with the fourth quarter of 2000, the quarterly cash dividend on common stock was increased to $.71 per share. The new annualized cash dividend of $2.84 per share is 9.2% greater than the cash dividend paid in 2000. The Corporation has paid quarterly dividends since becoming a holding company in 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 17.5%.

Park's business strategy is geared toward maximizing the long-term return to stockholders. The Corporation's common stock value has appreciated 17.3% annually on a compounded, total return basis for the last five years and 22.4% annually for the past ten years. The December 31, 2000 value of a $1,000 investment on December 31, 1995 and a $1,000 investment on December 31, 1990 would be $2,222 and $7,522, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.


PENDING ACQUISITIONS

On November 20, 2000, Park entered into an Agreement and Plan of Merger (the "Merger Agreement") with Security Banc Corporation (Security), a bank holding company headquartered in Springfield, Ohio providing for the merger of Security into Park. Under the terms of the Merger Agreement, the stockholders of Security are expected to receive .2844 shares of Park's common stock for each share of Security common stock in a tax free exchange. Park expects to issue an aggregate of 3,350,000 common shares to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of Security and Park, and other conditions to closing customary of a transaction of this type. Management expects the merger to be completed during the first quarter of 2001.


ABOUT OUR BUSINESS

Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, the Corporation attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed the Corporation to achieve solid financial results even in periods of economic weakness.

                               FINANCIAL REVIEW

The Corporation has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. The Corporation and its subsidiaries operate seventy-eight financial service offices and a network of eighty-six automatic teller machines in twenty Ohio counties.

A table of financial data of the Corporation's affiliates for 2000, 1999, and 1998 is shown below. See Note 19 to the financial statements for additional financial information on the Corporation's affiliates.

TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

--------------------------------------------------------------------------------------------------------------------
                                           2000                        1999                         1998
                                 AVERAGE          NET         Average         Net           Average        Net
    (IN THOUSANDS)               ASSETS          INCOME       Assets         Income         Assets         Income
--------------------------------------------------------------------------------------------------------------------
Park National Bank:
   Park National
   Division                  $   963,176    $    22,111   $   883,680    $    20,411    $   812,688    $    18,333
   Fairfield National
   Division                      288,477          4,777       281,893          4,209        263,729          4,254
Richland Trust Company           448,029          5,667       415,528          5,085        405,646          5,006
Century National Bank            399,814          7,023       388,616          5,688        359,774          6,332
First-Knox National Bank:
   First-Knox National
   Division                      541,570          9,755       509,143          8,765        477,663          7,541
   Farmers and Savings
   National Division              69,084          1,363        63,160            903         62,955            960
United Bank N.A                  179,495            851       178,973            621        166,128          1,534
Second National Bank             303,110          2,915       299,278          1,400        283,221          3,974
Parent Company,
   including consolidating
   entries                       (31,149)           943       (25,569)          (295)       (45,140)          (926)
--------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
TOTALS                       $ 3,161,606    $    55,405   $ 2,994,702    $    46,787    $ 2,786,664    $    47,008
--------------------------------------------------------------------------------------------------------------------


[GRAPH]
HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

          Park      Peer Mean
1996      16.27%    14.39%
1997      17.18%    14.13%
1998      17.12%    13.40%
1999      16.18%    13.75%
2000      18.82%    15.48%*

*as of 09/30/2000


RETURN ON EQUITY

The Corporation's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempt to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2000 there were approximately 66 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 18.82%, 16.18% and 17.12% in 2000, 1999, and 1998, respectively. In the past five years, the Corporation's ROE exceeded the mean and median return of the peer group by a substantial margin. The return on equity ratio has averaged 17.08% over the past five years.


BALANCE SHEET COMPOSITION

Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCES OF FUNDS

DEPOSITS: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 16% of total deposits for each of the last three years. In 2000, year-end total deposits increased by only $8 million or .3% compared to an increase of $76 million or 3.2% for 1999. Approximately $15 million of the 1999 increase resulted from the purchase of a bank branch office in Utica, Ohio in September 1999. The small increase in deposits for 2000 was primarily due to time deposits growing by only $2 million compared to growth of $73 million in 1999. Park chose not to match some of the higher rates being paid on time deposits by competitors during 2000 and as a result experienced little growth. Management expects that with the decline in market interest rates during the fourth quarter of 2000 Park will be more competitive with deposit pricing in 2001 and as a result will experience growth comparable to prior years. Increases in noninterest bearing deposits were experienced in all three years, primarily from commercial and public fund depositors.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2000 were:

TABLE 2 - OVER $100,000 MATURITY SCHEDULE

------------------------------------------------------------------
   DECEMBER 31, 2000                      TIME CERTIFICATE
   (IN THOUSANDS)                            OF DEPOSIT
------------------------------------------------------------------
       3 months or less                          $123,257
       Over 3 months through 6 months              80,079
       Over 6 months through 12 months             78,424
       Over 12 months                              33,698
------------------------------------------------------------------
    TOTAL                                        $315,458
------------------------------------------------------------------

SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings.

These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 5.59%, 4.76% and 4.75% for 2000, 1999 and 1998, respectively. By comparison, the average federal funds rate was 6.24%, 4.97% and 5.35% for 2000, 1999 and 1998, respectively. In 2000, average short-term borrowings were $269 million compared to $299 million in 1999 and $209 million in 1998. The increase in average short-term borrowings in 1999 was needed to help fund the increase in the average balance of loans and investments and to repay long-term debt. Average short-term borrowings were less than 11% of average assets in all years.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. These borrowings were increased by $165 million to $182 million at year-end 2000. The new long-term debt of $165 million reprices monthly based on the one month LIBOR rate. Long-term debt was increased to reduce dependence on short-term borrowings and assist in funding the increase in loans.

                               FINANCIAL REVIEW

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets was 9.31% in 2000, 9.65% in 1999 and 9.86% in 1998.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other comprehensive income which is part of the Corporation's equity. While the effects of this accounting is not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, was $5.7, $(9.2), and $8.6 million at year-end 2000, 1999 and 1998, respectively.


INVESTMENT OF FUNDS

LOANS: Average loans, net of unearned income, were $2,204 million in 2000 compared to $1,984 million in 1999 and $1,857 million in 1998. The average yield on loans was 9.07% in 2000 compared to 8.80% in 1999 and 9.19% in 1998. The average prime lending rate in 2000 was 9.19% compared to 7.99% in 1999 and 8.35% in 1998. Approximately 68% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $151 million or 7.1% in 2000 and by $226 million or 11.9% in 1999. Consumer loans decreased by $12 million or 2.7% to $436 million at year-end 2000 compared to an increase of $80 million or 21.6% for 1999. Total lease outstandings increased by $18 million or 14.8% to $138 million at year-end 2000 compared to an increase of $57 million or 89.9% for 1999. These large increases in 1999 were primarily due to strong demand for automobile loans and leases. Loan demand slowed during 2000 and is expected to be at this slower pace for 2001. As a percentage of assets, year-end loan balances were 70.9%, 67.9% and 64.6% in 2000, 1999 and 1998, respectively.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE

--------------------------------------------------------------------------------
DECEMBER 31,           2000        1999          1998        1997         1996
(IN THOUSANDS)
--------------------------------------------------------------------------------
Commercial,
 financial and
 agricultural     $  319,592   $  291,746   $  268,627   $  263,672   $  272,768

Real estate -
 construction         75,526       78,969       81,380       73,578       75,741

Real estate -
 residential         932,458      812,542      783,211      814,996      719,732

Real estate -
 commercial          376,519      375,485      335,787      309,161      266,215

Consumer, net        436,154      448,478      368,886      350,070      358,715

Leases, net          137,937      120,205       63,315       36,938       25,429

--------------------------------------------------------------------------------
 Total Loans      $2,278,186   $ 2,127,425  $1,901,206   $1,848,415   $1,718,600
--------------------------------------------------------------------------------

TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION

                                    Over One    Over
   DECEMBER 31, 2000      One Year   Through    Five
   (IN THOUSANDS)         or Less  Five Years   Years    TOTAL

  Commercial,
     financial and
     agricultural        $140,650    $92,023    $86,919   $319,592

  Real estate -
     construction          34,223      7,832     33,471     75,526

--------------------------------------------------------------------------------
   TOTAL                 $174,873    $99,855   $120,390   $395,118
--------------------------------------------------------------------------------
  Total of these selected loans due
   after one year with:
     Fixed interest rate                                  $ 65,788

     Floating interest rate                               $154,457
--------------------------------------------------------------------------------

INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 99% of its securities as available-for-sale -- see Note 4 to the financial statements. These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as comprehensive other income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or improve the overall yield from the investment portfolio. Park realized security losses of $889,000 in 2000 compared to a loss of $4.8 million in 1999 and a gain of $97,000 in 1998. Interest rates on U.S. Treasury securities with a five year maturity were 4.99% at December 31, 2000 compared to 6.36% at December 31, 1999 and 4.56% at December 31, 1998. The increase in interest rates during 1999 and the first half of 2000 provided the Corporation with an opportunity to realize security losses and reinvest at higher interest rates. The Corporation's strategy has generally been to reinvest the proceeds from the sale of securities at a loss into higher yielding securities with modest extension of maturities.

The average yield on taxable investment securities was 6.77%, 6.55%, and 6.78% for 2000, 1999, and 1998, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 3.4 years at year-end 2000 compared to 5.1 years at year-end 1999 and 3.1 years at year-end 1998. The extension of the average maturity of the investment portfolio in 1999 was primarily due to callable U.S. Agency securities of approximately $200 million being priced to their maturity of 7.5 years compared to their first call date in
2.5 years. With interest rates declining during the fourth quarter of 2000, the average estimated maturity of the callable U.S. Agency securities shortened to their call dates and as a result the overall estimated maturity of the taxable portfolio decreased to 3.4 years.

The Corporation's tax-exempt securities portfolio was approximately 19% of the total securities portfolio at year-end 2000 compared to 20% at year-end 1999 and 21% at year-end 1998. The average tax-equivalent yield on tax-exempt securities was 6.84%, 6.94% and 7.11% for 2000, 1999 and 1998, respectively. The average maturity of the tax-exempt portfolio was 5.4 years at year-end 2000 compared to
6.7 years at year-end 1999 and 5.7 years at year-end 1998.

Total year-end investment securities decreased by $39 million or 5.0% in 2000 and decreased by $51 million or 6.1% in 1999. The investment security portfolio was reduced in 2000 and 1999 to assist in funding the growth in the loan portfolio.

                               FINANCIAL REVIEW

The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES

--------------------------------------------------------------------------------
   DECEMBER 31,
   (IN THOUSANDS)                          2000            1999            1998
--------------------------------------------------------------------------------
  Obligations of U.S. Treasury and other
   U.S. Government agencies              $275,471        $284,580       $262,213

  Obligations of states and political
   subdivisions                           142,707         153,963        172,054

  U.S. Government asset-backed securities
   and other asset-backed securities      296,065         318,230        376,223

  Other securities                         29,579          26,118         23,315

--------------------------------------------------------------------------------
     Total                               $743,822        $782,891       $833,805
================================================================================

EARNING RESULTS

The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $6.1 million or 4.6% to $138.9 million for 2000 compared to an increase of $9.2 million or 7.4% to $132.8 million for 1999. The net yield on interest earning assets declined to 4.77% for 2000 compared to 4.90% for both 1999 and 1998.

Similarly, the net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities declined to 4.06% for 2000 compared to 4.27% for 1999 and 4.21% for 1998.
The increase in net interest income for both 2000 and 1999 was primarily due to the growth in average interest earning assets.

The yield on average interest earning assets was 8.47% in 2000 compared to 8.16% in 1999 and 8.51% in 1998. The average prime lending rate was approximately 9.19% for 2000 compared to 7.99% for 1999 and 8.35% for 1998.
Market interest rates decreased during the fourth quarter of 2000 and the Federal Reserve Board reduced the federal funds rate by .50% to 6.00% on January 3, 2001 which in turn led to a reduction in the prime lending rate by .50% to 9.00%. Short-term interest rates are expected to continue to decline during 2001. About one-third of the Corporation's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to decrease in 2001. Average interest earning assets increased by $186 million or 6.6% to $2,988 million in 2000 compared to an increase of $205 million or 7.9% to $2,801 million in 1999.


TABLE 6 - DISTRIBUTION OF ASSETS,LIABILITIES AND STOCKHOLDERS' EQUITY


------------------------------------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                           2000                          1999                         1998
   (DOLLARS IN THOUSANDS)                    DAILY              AVERAGE      Daily              Average    Daily             Average
                                            AVERAGE    INTEREST  RATE       Average   Interest   Rate     Average  Interest    Rate
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
 INTEREST EARNING ASSETS:
    Loans (1) (2)                          $2,203,626  $199,917  9.07%   $1,983,660   $174,618   8.80%  $1,856,595   $170,618  9.19%
    Taxable investment securities             634,171    42,953  6.77%      647,817     42,449   6.55%     580,129     39,349  6.78%
    Tax-exempt investment securities (3)      147,355    10,073  6.84%      162,265     11,259   6.94%     140,807     10,017  7.11%
    Federal funds sold                          2,524       152  6.02%        7,721        368   4.77%      18,479        966  5.23%
     TOTAL INTEREST EARNING ASSETS          2,987,676   253,095  8.47%    2,801,463    228,694   8.16%   2,596,010    220,950  8.51%
 Noninterest earning assets:
    Allowance for possible loan losses        (46,907)                      (43,333)                       (40,910)
    Cash and due from banks                    96,282                       102,987                         95,728
    Premises and equipment,net                 31,413                        32,661                         32,885
    Other assets                               93,142                       100,924                        102,951
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                 $3,161,606                    $2,994,702                     $2,786,664
====================================================================================================================================

 LIABILITIES AND STOCKHOLDERS' EQUITY
 INTEREST BEARING LIABILITIES:
    Transaction accounts                   $  487,026  $ 10,337  2.12%   $  463,607  $   8,778   1.89%  $  426,146   $  9,825  2.31%
    Savings deposits                          359,713     7,847  2.18%      381,123      8,278   2.17%     371,960     10,075  2.71%
    Time deposits                           1,231,370    67,053  5.45%    1,193,507     59,238   4.96%   1,149,434     62,571  5.44%
     TOTAL INTEREST BEARING DEPOSITS        2,078,109    85,237  4.10%    2,038,237     76,294   3.74%   1,947,540     82,471  4.23%
    Short-term borrowings                     268,964    15,048  5.59%      298,872     14,225   4.76%     209,335      9,938  4.75%
    Long-term debt                            156,446    10,152  6.49%       17,714      1,035   5.84%      24,976      1,459  5.84%
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST BEARING LIABILITIES     2,503,519   110,437  4.41%    2,354,823     91,554   3.89%   2,181,851     93,868  4.30%
------------------------------------------------------------------------------------------------------------------------------------
 Noninterest bearing liabilities:
    Demand deposits                           332,231                       323,671                        291,261
    Other                                      31,453                        27,120                         38,936
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL NONINTEREST BEARING LIABILITIES    363,684                       350,791                        330,197
------------------------------------------------------------------------------------------------------------------------------------
    Stockholders' equity                      294,403                       289,088                        274,616
------------------------------------------------------------------------------------------------------------------------------------
     TOTAL                                 $3,161,606                    $2,994,702                     $2,786,664
====================================================================================================================================
 Net interest earnings                                 $142,658                       $137,140                       $127,082
 Net interest spread                                             4.06%                           4.27%                         4.21%
 Net yield on interest earning assets                            4.77%                           4.90%                         4.90%
------------------------------------------------------------------------------------------------------------------------------------
(1) Loan income includes net fee loan income/(expense) of $(285) in 2000, $(25) in 1999 and $1,233 in 1998. Loan income also includes the effects of taxable equivalent adjustments using a 65% rate in 2000, 1999, 1998. The taxable equivalent adjustment was $926 in 2000, $896 in 1999 and $675 in 1998.
(2) For purposes of this computation, nonaccrual loans are in the daily average loans outstanding.
(3) Interest income on tax exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 2000, 1999 and 1998. The taxable equivalent adjustment was $2,837 in 2000, $3,382 in 1999 and $2,829 in 1998.

                              FINANCIAL REVIEW

The average rate paid on average interest bearing liabilities was 4.41% in 2000 compared to 3.89% in 1999 and 4.30% in 1998. The average rate paid on deposits was 4.10% for 2000 compared to 3.74% for 1999 and 4.23% for 1998. The Corporation decreased certain deposit rates during the fourth quarter of 2000 as a result of the decrease in market interest rates and the average rate paid on short-term and long-term borrowings is also expected to decrease in 2001 with the decline in short-term market interest rates. Average interest bearing liabilities increased by $149 million or 6.3% to $2,504 million in 2000 compared to an increase of $173 million or 7.9% to $2,355 million in 1999. Average interest bearing deposits as a percentage of average interest bearing liabilities were 83.0% in 2000, 86.6% in 1999, and 89.3% in 1998.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

----------------------------------------------------------------------------------------------------------
                                        CHANGE FROM 1999 TO 2000          Change from 1998 to 1999
    (IN THOUSANDS)                  VOLUME       RATE        TOTAL      Volume       Rate       Total
----------------------------------------------------------------------------------------------------------
  Increase (decrease) in:
     Interest income:
----------------------------------------------------------------------------------------------------------
    TOTAL LOANS                    $ 19,816    $  5,483    $ 25,299    $ 11,408    $ (7,408)   $  4,000
----------------------------------------------------------------------------------------------------------
   Taxable investments                 (904)      1,408         504       4,469      (1,369)      3,100
   Tax-exempt investments            (1,025)       (161)     (1,186)      1,487        (245)      1,242
   Federal funds sold                  (294)         78        (216)       (520)        (78)       (598)
----------------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME            17,593       6,808      24,401      16,844      (9,100)      7,744
----------------------------------------------------------------------------------------------------------
Interest expense:
   Transaction accounts                 457       1,102       1,559         825      (1,872)     (1,047)
   Savings accounts                    (469)         38        (431)        244      (2,041)     (1,797)
   Time deposits                      1,900       5,915       7,815       2,333      (5,666)     (3,333)
   Short-term borrowings             (1,509)      2,332         823       4,266          21       4,287
   Long-term debt                     8,989         128       9,117        (424)          0        (424)
----------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE            9,368       9,515      18,883       7,244      (9,558)     (2,314)
    NET VARIANCE                   $  8,225    $ (2,707)   $  5,518    $  9,600    $    458    $ 10,058
----------------------------------------------------------------------------------------------------------


OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $2.2 million or 7.8% to $30.6 million in 2000 and increased by $2.0 million or 7.6% to $28.4 million in 1999 compared to $26.4 million for 1998. Service charges on deposit accounts increased by $1.2 million or 14.4% in 2000 and by $855,000 or 11.4% in 1999 due to both fee increases and increases in the number of transaction accounts.

Income from fiduciary activities increased by $564,000 or 10.0% in 2000 and by $581,000 or 11.4% in 1999 due primarily to increases in assets under management for new trust department customers.

The subcategory of other increased by $494,000 or 5.2% in 2000 and increased by $1.8 million or 22.6% in 1999 due primarily to increased fees from check card and ATM services. The increased fee income is primarily due to an increase in the usage of these electronic card-based services and to a lesser extent fee increases.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other nonyield related loan fees in the subcategory other service income. For 1999, other service income decreased by $1.2 million or 19.6% due primarily to the decrease in fixed rate mortgage loan originations. Fixed rate mortgage loan volume is greatly dependent on the level of interest rates and the slope of the yield curve. With the decrease in long-term interest rates during the fourth quarter of 2000, fixed rate mortgage loan originations and the related fee income is expected to significantly increase in 2001.

Losses on sale of securities were $889,000 in 2000 and $4.8 million in 1999 compared to a gain of $97,000 in 1998. The proceeds from the sales of securities in 2000 and 1999 were generally invested in higher yielding, longer maturity securities. Lower overall interest rates and a flat yield curve prevented sales for losses and related reinvestments in 1998. During 2000, 1999, and 1998, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $3.0 million or 3.8% to $82.9 million in 2000 and increased by $4.6 million or 6.1% to $79.9 million in 1999 compared to $75.3 million for 1998.

Salaries and employee benefits increased by $3.0 million or 7.3% in 2000 compared to an increase of $3.4 million or 9.1% in 1999. Full-time equivalent employees at year-end were 1,218 in 2000, and 1,211 in 1999.

Data processing fees increased by $871,000 or 15.9% in 2000 compared to an increase of $896,000 or 19.5% in 1999. The increase in data processing expense was primarily due to an upgrade in the mainframe equipment in 1999 which is being depreciated over three years and to increases in fees paid to external service providers for the processing of credit and debit cards.

Furniture and equipment expense decreased by $696,000 or 12.3% in 1999. The 1998 expense of $5.7 million includes $1.0 million in increased depreciation expense on computer hardware and software as their estimated useful lives were shortened from five years to three years. Some of the older computer equipment was not Year 2000 compliant and accordingly was written-off in 1998.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 28.0% in 2000, 28.2% in 1999 and 30.6% in 1998. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits.

CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and current economic conditions.

The allowance for loan losses at December 31, 2000 totaled $48.9 million and represented 2.15% of total loans outstanding at December 31, 2000 compared to $45.2 million or 2.12% of total loans outstanding at December 31, 1999 and $41.2 million or 2.17% of total loans outstanding at December 31, 1998. The provision for loan losses was $8.7 million for 2000 compared to $11.3 million for 1999 and $7.0 million for 1998. Net charge-offs were $5.0 million for 2000 compared to $7.3 million for 1999 and $4.5 million for 1998. Net charge-offs in 1999 include $3 million related to one commercial loan.

Management believes that the allowance for loan losses at year-end 2000 is adequate to absorb estimated credit losses in the loan portfolio. See Note 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

                               FINANCIAL REVIEW

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:


TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

----------------------------------------------------------------------------------------------------------
   (IN THOUSANDS)              2000          1999         1998           1997         1996
----------------------------------------------------------------------------------------------------------
AVERAGE LOANS
  (NET OF UNEARNED
  INTEREST)                 $2,203,626    $1,983,660    $1,856,595    $1,776,090    $1,612,316
ALLOWANCE FOR POSSIBLE
LOAN LOSSES:
   Beginning balance        $   45,176    $   41,215    $   38,764    $   35,525    $   32,412
  CHARGE-OFFS:
     Commercial                  1,180         4,508           738         1,471           894
     Real estate                   989         1,882         1,578         1,302           185
     Consumer                    6,095         4,426         5,158         3,806         3,229
     Lease financing               933           268           184           144           414
----------------------------------------------------------------------------------------------------------
       TOTAL CHARGE-OFFS         9,197        11,084         7,658         6,723         4,722
----------------------------------------------------------------------------------------------------------
  RECOVERIES:
     Commercial                    744           375           437           458           506
     Real estate                   542         1,477         1,008           696           372
     Consumer                    2,694         1,812         1,595         1,298         1,511
     Lease financing               239           112            91           226            63
----------------------------------------------------------------------------------------------------------
       TOTAL RECOVERIES          4,219         3,776         3,131         2,678         2,452
----------------------------------------------------------------------------------------------------------
         NET CHARGE-OFFS         4,978         7,308         4,527         4,045         2,270
----------------------------------------------------------------------------------------------------------
     Provision charged
     to earnings                 8,729        11,269         6,978         7,284         5,383
----------------------------------------------------------------------------------------------------------
  ENDING BALANCE            $   48,927    $   45,176    $   41,215    $   38,764    $   35,525
----------------------------------------------------------------------------------------------------------
RATIO OF NET CHARGE-OFFS
  TO AVERAGE LOANS                0.23%         0.37%         0.24%         0.23%         0.14%
RATIO OF ALLOWANCE FOR
  POSSIBLE LOAN LOSSES TO
  END OF YEAR LOANS,NET
  OF UNEARNED INTEREST            2.15%         2.12%         2.17%         2.10%         2.07%
----------------------------------------------------------------------------------------------------------

The following table summarizes the allocation of allowance for possible loan losses:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                      2000                  1999                    1998                     1997                   1996
------------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,            PERCENT OF            Percent of               Percent of                Percent of               Percent of
(DOLLARS IN              LOANS PER             Loans Per               Loans Per                  Loans Per                Loans Per
THOUSANDS)   ALLOWANCE   CATEGORY   ALLOWANCE  Category   Allowance    Category      Allowance    Category   Allowance     Category
------------------------------------------------------------------------------------------------------------------------------------
Commercial    $11,665     14.03%     $10,532    13.71%     $10,208       14.13%       $10,020       14.26%    $10,238       15.87%
Real estate    16,787     60.77%      14,788    59.56%      13,811       63.14%        13,264       64.80%     10,417       61.78%
Consumer       16,820     19.14%      16,853    21.08%      14,793       19.40%        14,082       18.94%     13,932       20.87%
Leases          3,655      6.06%       3,003     5.65%       2,403        3.33%         1,398        2.00%        938        1.48%
------------------------------------------------------------------------------------------------------------------------------------
  TOTAL       $48,927    100.00%     $45,176   100.00%     $41,215      100.00%       $38,764      100.00%    $35,525      100.00%
------------------------------------------------------------------------------------------------------------------------------------


As of December 31, 2000, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

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

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS

--------------------------------------------------------------------------------
   DECEMBER 31,
   (DOLLARS IN THOUSANDS)    2000      1999      1998      1997       1996
--------------------------------------------------------------------------------
Nonaccrual loans           $ 3,824   $ 4,284   $ 3,452   $ 2,673   $ 2,882

Renegotiated loans           5,429       429       492     1,642     2,348

Loans past due 90 days
  or more                    3,676     2,637     2,926     3,433     3,459
--------------------------------------------------------------------------------
 TOTAL NONPERFORMING
  LOANS                     12,929     7,350     6,870     7,748     8,689
--------------------------------------------------------------------------------

Other real estate owned        343       558       238       300       329
--------------------------------------------------------------------------------

 TOTAL NONPERFORMING
  ASSETS                   $13,272   $ 7,908   $ 7,108   $ 8,048   $ 9,018
--------------------------------------------------------------------------------

  PERCENTAGE OF
   NONPERFORMING LOANS
   TO LOANS, NET OF
   UNEARNED INTEREST          0.57%     0.35%     0.36%     0.42%     0.51%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO LOANS, NET OF
   UNEARNED INTEREST          0.58%     0.37%     0.37%     0.44%     0.52%

  PERCENTAGE OF
   NONPERFORMING ASSETS
   TO TOTAL ASSETS            0.41%     0.25%     0.24%     0.30%     0.35%
--------------------------------------------------------------------------------

Tax equivalent interest income from loans of $142.7 million for 2000 would have increased by $226,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2000 in the approximate amount of $757,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $61.6 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2000 compared to $42.6 million at year-end 1999 and $36.2 million at year-end 1998. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans.

CAPITAL RESOURCES

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $15.7 million during 2000 to $110 million at year end. Cash provided by operating activities was $58.2 million in 2000, $66.1 million in 1999, and $49.1 million in 1998. Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $96.3 million in 2000, $207.8 million in 1999, and $236.7 million in 1998. A major use of cash in investing activities is the net increase in the loan portfolio. Cash used for the net increase in loans was $154.9 million in 2000, $232.5 million in 1999, and $53.5 million in 1998. Cash of $2.6 million and $5.4 million was used in 1999 and 1998, respectively, to purchase branch offices.

                               FINANCIAL REVIEW

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $61.5 million of cash in 2000, provided $30.8 million of cash in 1999 and used $170.2 million in 1998.

Cash provided by financing activities was $22.4 million in 2000, $140.5 million in 1999, and $198.4 million in 1998. A major source of cash for financing activities is the net increase in deposits.

Cash provided from the net increase in deposits was $7.5 million in 2000, $60.8 million in 1999 and $97.6 million in 1998. The purchase of deposits with the branch offices in 1999 and 1998 provided cash of $14.9 million and $45.5 million, respectively.

Changes in short-term borrowings or long-term debt is a major source or use of cash for financing activities. The net decrease in short-term borrowings used cash of $109.8 million in 2000. The net increase in short-term borrowings provided cash of $95.0 million in 1999 and $100.2 million in 1998. Cash was provided by the net increase in long-term debt of $164.6 million in 2000 and was used to reduce long-term debt by $6.4 million in 1999 and by $15.7 million in 1998.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $1,650 million or 54.6% of interest earning assets at year-end 2000. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

An asset/liability committee monitors and forecasts rate-sensitive assets and liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk, based on interest rate projections.

The following table shows interest sensitivity data for five different time intervals as of December 31, 2000:

TABLE 11 - INTEREST RATE SENSITIVITY

---------------------------------------------------------------------------------------------------------------
    (DOLLARS                0-3           3-12           1-3            3-5          Over 5
     IN THOUSANDS)         Months        Months         Years          Years          Years        Total
---------------------------------------------------------------------------------------------------------------

INTEREST EARNING
  ASSETS:
   Investment
     securities (1)   $    30,636    $    72,416    $   260,762    $   153,037    $   226,971    $   743,822
   Loans (1)              719,780        827,456        583,353        112,363         35,234      2,278,186
---------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST
       EARNING
       ASSETS             750,416        899,872        844,115        265,400        262,205      3,022,008
---------------------------------------------------------------------------------------------------------------
INTEREST BEARING
  LIABILITIES:
   Interest bearing
     checking (2)          75,904              -        227,711              -              -        303,615
   Savings
     accounts (2)         167,589              -        167,588              -              -        335,177
   Money market
     checking             183,608              -              -              -              -        183,608
   Time deposits          342,609        618,388        231,286         39,945          1,397      1,233,625
   Other                    1,534              -              -              -              -          1,534
---------------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS        771,244        618,388        626,585         39,945          1,397      2,057,559
---------------------------------------------------------------------------------------------------------------
   Short-term
     borrowings           254,456              -              -              -              -        254,456
   Long-term debt         165,600          1,800          5,270          8,834             74        181,578
---------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST
       BEARING
       LIABILITIES      1,191,300        620,188        631,855         48,779          1,471      2,493,593
---------------------------------------------------------------------------------------------------------------
INTEREST RATE
  SENSITIVITY GAP        (440,884)       279,684        212,260        216,621        260,734        528,415

CUMULATIVE RATE
  SENSITIVITY GAP        (440,884)      (161,200)        51,060        267,681        528,415

CUMULATIVE GAP AS
  A PERCENTAGE OF
  TOTAL INTEREST
  EARNING ASSETS           -14.59%         -5.33%          1.69%          8.86%         17.49%
---------------------------------------------------------------------------------------------------------------



(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 5.33% to a negative 18.41%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2000, the cumulative interest bearing liabilities maturing or repricing within twelve months were $1,811 million compared to the cumulative interest earning assets maturing or repricing within twelve months of $1,650 million. For the twelve months, rate sensitive liabilities exceed rate sensitive assets by $161 million or 5.3% of earning assets. This is expressed in the table as a negative number because cumulative rate sensitive liabilities within twelve months exceed cumulative rate sensitive assets within twelve months.

A negative twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would modestly decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may prove to be incorrect.

                               FINANCIAL REVIEW

The cumulative twelve month interest rate sensitivity gap position at December 31, 1999 was a negative $179 million or 7.3% of interest earning assets compared to a negative $161million or a negative 5.3% of interest earning assets at December 31, 2000. This change in the cumulative twelve month interest rate sensitivity gap of a positive $18 million was primarily due to an increase in the percentage of loans repricing or maturing in one year to 67.9% at year-end 2000 compared to 66.4% at year-end 1999. The cumulative interest bearing liabilities maturing or repricing within one year as a percentage of total interest earning assets was 59.9% at both December 31, 2000 and December 31, 1999.

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

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2000, the earnings simulation model projected that net income would decrease by 1.5% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. At December 31, 1999, the earnings simulation model projected that net income would decrease by 1.6% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year and at December 31, 1998, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year. During the past two years, Park's balance sheet has become more liability sensitive so that now rising interest rates are projected to slightly reduce net income.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2000, the Corporation's equity capital was $319.8 million, an increase of 10.2% over the equity capital at December 31, 1999. Stockholders' equity at December 31, 2000 was 9.96% of total assets compared to 9.26% of total assets at December 31, 1999.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets was 8.00% at December 31, 2000. At year-end 2000, the Corporation had a risk-based capital ratio of 15.61% or capital above the minimum required by $159.2 million. The capital standard of tier l capital to risk-based assets was 4.00% at December 31, 2000. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2000, the Corporation had a tier l capital to risk-based assets ratio of 14.35% or capital above the minimum required by $216.5 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2000, the Corporation had a leverage capital ratio of 9.41% or capital above the minimum required by $172.6 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 2000. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 2000:

TABLE 12 - CAPITAL RATIOS

-------------------------------------------------------------------------------
                                               TIER 1         TOTAL
   DECEMBER 31, 2000            LEVERAGE     RISK-BASED    RISK-BASED
-------------------------------------------------------------------------------

  Park National Bank             5.58%         7.56%        10.96%

  Richland Trust Company         6.04%        10.21%        11.47%

  Century National Bank          5.65%         9.43%        11.93%

  First-Knox National Bank       5.64%         8.35%        11.93%

  United Bank N.A.               5.88%         9.65%        10.91%

  Second National Bank           5.70%         8.41%        12.11%

  Park National Corporation      9.41%        14.35%        15.61%

  Minimum Capital Ratio          4.00%         4.00%         8.00%

  Well Capitalized Ratio         5.00%         6.00%        10.00%
-------------------------------------------------------------------------------

[GRAPH]
RISK-BASED CAPITAL RATIOS (December 31, 2001)

Park
Well Capitalized
Regulatory Minimum

AVERAGE STOCKHOLDERS' EQUITY (millions)

2000      $294.4
1999      $289.1
1987      $274.6
1997      $250.5
1996      $226.0

                              FINANCIAL REVIEW

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


TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

-------------------------------------------------------------------------------------------------------------
    DECEMBER 31,
    (DOLLARS IN THOUSANDS,             2000             1999            1998          1997            1996
    EXCEPT PER SHARE DATA)
-------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
   Interest income                $   249,332     $   224,316     $   217,446    $   209,217     $   190,409
   Interest expense                   110,437          91,554          93,868         90,779          81,963
   Net interest income                138,895         132,762         123,578        118,438         108,446
   Gain/(loss) on sale
     of securities                       (889)         (4,809)             97            (10)         (1,324)
   Noninterest income                  30,580          28,373          26,358         22,545          19,970
   Noninterest expense                 82,919          79,912          75,323         71,910          68,523
   Provision for loan losses            8,729          11,269           6,978          7,284           5,383
   Net income                          55,405          46,787          47,008         43,041          36,783
PER SHARE:
   Net income - basic                    5.11            4.30            4.31           3.93            3.36
   Net income - diluted                  5.10            4.28            4.28           3.91            3.34
   Cash dividends declared               2.66            2.36            1.94           1.60            1.38
AVERAGE BALANCES:
   Loans                          $ 2,203,626     $ 1,983,660     $ 1,856,595    $ 1,776,090     $ 1,612,316
   Investment securities              781,526         810,082         720,936        664,572         583,184
   Money market instruments
     and other                          2,524           7,721          18,479         16,671          44,152
-------------------------------------------------------------------------------------------------------------
    TOTAL EARNING ASSETS            2,987,676       2,801,463       2,596,010      2,457,333       2,239,652
-------------------------------------------------------------------------------------------------------------
   Noninterest bearing
     deposits                         332,231         323,671         291,261        259,193         231,018
   Interest bearing deposits        2,078,109       2,038,237       1,947,540      1,843,953       1,701,461
-------------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS                  2,410,340       2,361,908       2,238,801      2,103,146       1,932,479
-------------------------------------------------------------------------------------------------------------
   Short-term borrowings              268,964         298,872         209,335        177,615         141,813
   Long-term debt                     156,446          17,714          24,976         58,429          46,797
   Stockholders' equity               294,403         289,088         274,616        250,540         226,021
   Total assets                     3,161,606       2,994,702       2,786,664      2,615,542       2,382,411
RATIOS:
   Return on average assets              1.75%           1.56%           1.69%          1.65%           1.54%
   Return on average equity             18.82%          16.18%          17.12%         17.18%          16.27%
   Net interest margin (1)               4.77%           4.90%           4.90%          4.94%           4.98%
   Noninterest expense to
     net revenue (1)                    47.86%          48.28%          49.09%         49.98%          52.09%
   Dividend payout ratio                51.97%          53.21%          43.70%         39.70%          38.09%
   Average stockholders' equity
     to average total assets             9.31%           9.65%           9.85%          9.58%           9.49%
   Leveraged capital                     9.41%           9.17%           9.10%          9.22%           9.04%
   Tier 1 capital                       14.35%          13.44%          13.95%         13.84%          13.53%
   Risk-based capital                   15.61%          14.70%          15.22%         15.08%          14.77%
-------------------------------------------------------------------------------------------------------------

(1)  Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2000 and 1999. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation and share and per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.


TABLE 14 - QUARTERLY FINANCIAL DATA

----------------------------------------------------------------------------------------------
                                                        THREE MONTHS ENDED
    (DOLLARS IN THOUSANDS,        ------------------------------------------------------------
    EXCEPT PER SHARE DATA)            MARCH 31        JUNE 30         SEPT. 30         DEC. 31
----------------------------------------------------------------------------------------------
  2000:
   Interest income                $     59,123   $     61,509    $     63,662    $     65,038
   Interest expense                     25,134         26,938          28,934          29,431
   Net interest income                  33,989         34,571          34,728          35,607
   Provision for loan losses             1,709          2,039           2,102           2,879
   Loss on sale of securities             --             --              --              (889)
   Income before income taxes           19,337         19,900          19,710          17,991
   Net income                           13,864         14,438          14,116          12,987
   Per share data:
     Net income - basic                   1.28           1.33            1.30            1.20
     Net income - diluted                 1.27           1.33            1.30            1.20
   Weighted-average common
     stock outstanding - basic      10,876,808     10,841,387      10,822,140      10,795,087
   Weighted-average common
     stock equivalent - diluted     10,931,651     10,865,114      10,846,882      10,826,565
----------------------------------------------------------------------------------------------
  1999:
   Interest income                $     54,300   $     54,868    $     56,413    $     58,735
   Interest expense                     22,251         21,972          23,072          24,259
   Net interest income                  32,049         32,896          33,341          34,476
   Provision for loan losses             1,620          2,109           1,690           5,850
   Loss on sale of securities             --             (236)           (708)         (3,865)
   Income before income taxes           18,139         18,540          18,337          10,129
   Net income                           12,857         13,273          13,088           7,569
   Per share data:
     Net income - basic                   1.18           1.22            1.20            0.70
     Net income - diluted                 1.18           1.21            1.20            0.69
   Weighted-average common
     stock outstanding - basic      10,872,747     10,885,967      10,878,524      10,874,945
   Weighted-average common
     stock equivalent - diluted     10,927,320     10,935,006      10,931,174      10,943,311
----------------------------------------------------------------------------------------------


The Corporation's common stock (symbol:PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2000, the Corporation had 3,220 stockholders of record. The following table sets forth the high, low and last sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2000 and 1999, as reported by AMEX. The sales prices and dividends per share have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 15 - MARKET AND DIVIDEND INFORMATION

---------------------------------------------------------------
                                                         CASH
                                                       DIVIDEND
                                             LAST      DECLARED
                     HIGH         LOW       PRICE     PER SHARE
---------------------------------------------------------------
  2000:
   First Quarter    $103.88      $88.00     $88.00       $0.65

   Second Quarter     95.06       78.50      90.75        0.65

   Third Quarter      96.19       83.00      96.00        0.65

   Fourth Quarter    100.00       88.00      89.69        0.71
---------------------------------------------------------------
  1999:
   First Quarter   $  99.05      $87.33     $91.42       $0.57

   Second Quarter     95.23       87.38      95.23        0.57

   Third Quarter      96.19       90.72      96.19        0.57

   Fourth Quarter    116.00       91.19      96.00        0.65
---------------------------------------------------------------

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a _test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.


                                                            /S/Ernst & Young LLP


January 16, 2001

                         CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31,2000 and 1999 (Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------
ASSETS
                                                                                            2000               1999
-----------------------------------------------------------------------------------------------------------------------
  Cash and due from banks                                                               $  109,870         $  123,975
  Federal funds sold                                                                           -                1,550
  INVESTMENT SECURITIES:
     Securities available-for-sale,at fair value (amortized cost of $732,106 and
       $792,626 at December 31,2000 and 1999,respectively)                                 740,924            778,570
     Securities held-to-maturity,at amortized cost (fair value of $2,945 and
       $4,451 at December 31,2000 and 1999,respectively)                                     2,898              4,321
-----------------------------------------------------------------------------------------------------------------------
          TOTAL INVESTMENT SECURITIES                                                      743,822            782,891
-----------------------------------------------------------------------------------------------------------------------
  Loans                                                                                  2,292,981          2,144,187
     Unearned loan interest                                                                (14,795)           (16,762)
-----------------------------------------------------------------------------------------------------------------------
          TOTAL LOANS                                                                    2,278,186          2,127,425
-----------------------------------------------------------------------------------------------------------------------
     Allowance for loan losses                                                             (48,927)           (45,176)
-----------------------------------------------------------------------------------------------------------------------
          NET LOANS                                                                      2,229,259          2,082,249
-----------------------------------------------------------------------------------------------------------------------
  OTHER ASSETS:
     Premises and equipment,net                                                             31,056             32,468
     Accrued interest receivable                                                            21,373             18,798
     Other                                                                                  75,688             91,432
-----------------------------------------------------------------------------------------------------------------------
          TOTAL OTHER ASSETS                                                               128,117            142,698
-----------------------------------------------------------------------------------------------------------------------
            TOTAL ASSETS                                                                $3,211,068         $3,133,363
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                         CONSOLIDATED BALANCE SHEETS                 (CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31,2000 and 1999 (Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                      2000                   1999
----------------------------------------------------------------------------------------------------------------------
  DEPOSITS:
     Noninterest bearing                                                           $  358,016             $  342,680
     Interest bearing                                                               2,057,559              2,065,382
----------------------------------------------------------------------------------------------------------------------
       TOTAL DEPOSITS                                                               2,415,575              2,408,062
----------------------------------------------------------------------------------------------------------------------
     Short-term borrowings                                                            254,456                364,258
     Long-term debt                                                                   181,578                 16,993
  OTHER LIABILITIES:
     Accrued interest payable                                                          11,469                  9,797
     Other                                                                             28,238                 44,192
----------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER LIABILITIES                                                         39,707                 53,989
----------------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                                         2,891,316              2,843,302
----------------------------------------------------------------------------------------------------------------------
  STOCKHOLDERS' EQUITY:
     Common stock,no par value (20,000,000 shares authorized;
       11,191,729 shares issued in 2000 and 11,251,598 issued in 1999)                 76,869                 79,108
     Accumulated other comprehensive income,net                                         5,732                 (9,161)
     Retained earnings                                                                270,100                243,488
     Less:Treasury stock (412,747 shares in 2000 and
       359,190 shares in 1999)                                                        (32,949)               (23,374)
----------------------------------------------------------------------------------------------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                                  319,752                290,061
----------------------------------------------------------------------------------------------------------------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $3,211,068             $3,133,363
----------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2000, 1999 and 1998 (Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------
                                                                        2000            1999         1998
------------------------------------------------------------------------------------------------------------
   INTEREST INCOME:
     Interest and fees on loans                                      $198,991        $173,722     $169,943
     Interest and dividends on:
       Obligations of U.S. Government, its agencies
        and other securities                                           42,953          42,449       39,349
       Obligations of states and political subdivisions                 7,236           7,777        7,188
     Other interest income                                                152             368          966
------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                          249,332         224,316      217,446
------------------------------------------------------------------------------------------------------------
   INTEREST EXPENSE:
     Interest on deposits:
       Demand and savings deposits                                     18,184          17,056       19,900
       Time deposits                                                   67,053          59,238       62,570
     Interest on short-term borrowings                                 15,048          14,225        9,938
     Interest on long-term debt                                        10,152           1,035        1,460
------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                         110,437          91,554       93,868
------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME                                          138,895         132,762      123,578
------------------------------------------------------------------------------------------------------------
   Provision for loan losses                                            8,729          11,269        6,978
------------------------------------------------------------------------------------------------------------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES          130,166         121,493      116,600
------------------------------------------------------------------------------------------------------------
   OTHER INCOME:
     Income from fiduciary activities                                   6,226           5,662        5,081
     Service charges on deposit accounts                                9,556           8,355        7,500
     Gain/(loss) on sales of securities                                  (889)         (4,809)          97
     Other service income                                               4,784           4,836        6,013
     Other                                                             10,014           9,520        7,764
------------------------------------------------------------------------------------------------------------
       TOTAL OTHER INCOME                                           $  29,691       $  23,564    $  26,455
------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                      CONSOLIDATED STATEMENTS OF INCOME             (CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2000, 1999 and 1998 (Dollars in thousands, except per share data)

------------------------------------------------------------------------------------------------------------
                                                                        2000             1999         1998
------------------------------------------------------------------------------------------------------------
   OTHER EXPENSE:
     Salaries and employee benefits                                   $43,523          $40,550      $37,182
     Data processing fees                                               6,355            5,484        4,588
     Fees and service charges                                           4,928            5,620        3,663
     Net occupancy expense of bank premises                             4,294            4,233        3,978
     Amortization of intangibles                                        3,308            3,073        3,462
     Furniture and equipment expense                                    4,705            4,972        5,668
     Insurance                                                            875              927          988
     Marketing                                                          2,719            2,598        2,461
     Postage and telephone                                              3,563            3,674        3,417
     State taxes                                                        2,005            2,288        2,241
     Other                                                              6,644            6,493        7,675
------------------------------------------------------------------------------------------------------------
       TOTAL OTHER EXPENSE                                             82,919           79,912       75,323
------------------------------------------------------------------------------------------------------------
         INCOME BEFORE FEDERAL INCOME TAXES                            76,938           65,145       67,732
   Federal income taxes                                                21,533           18,358       20,724
------------------------------------------------------------------------------------------------------------
         NET INCOME                                                   $55,405          $46,787      $47,008
------------------------------------------------------------------------------------------------------------
   EARNINGS PER SHARE:
         BASIC                                                          $5.11            $4.30        $4.31
         DILUTED                                                        $5.10            $4.28        $4.28
------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                          CONSOLIDATED STATEMENTS OF
                       CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2000, 1999 and 1998 (Dollars in thousands, except per share data)
--------------------------------------------------------------------------------

                                                                             COMMON STOCK                     ACCUMULATED
                                                                           ----------------                       OTHER
                                                                        SHARES                      RETAINED  COMPREHENSIVE
                                                                    OUTSTANDING        AMOUNT      EARNINGS     INCOME
--------------------------------------------------------------------------------------------------------------------------
BALANCE,JANUARY 1,1998                                               10,962,602    $    75,269    $195,130   $   7,574
--------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                            (144,754)             -           -           -
   Treasury stock reissued primarily for stock options exercised         39,495              -           -           -
   Shares issued for dividend reinvestment plan and stock options         2,314             81           -           -
   Tax benefit from exercise of stock options                                 -             42           -           -
   Issuance of stock by U.B.Bancshares prior to merger                    2,699            362           -           -
   Net income                                                                 -              -      47,008           -
   Other comprehensive income,net of tax:
     Unrealized net holding gain on securities
        available-for-sale,net of income taxes of $536                                                           1,020
--------------------------------------------------------------------------------------------------------------------------
     Total other comprehensive income
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
     Cash dividends:
     Corporation at $1.94 per share                                           -              -     (19,057)         -
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                        -              -      (1,484)         -
--------------------------------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,1998                                             10,862,356         75,754     221,597       8,594
--------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                             (57,825)             -           -          -
   Treasury stock reissued primarily for stock options exercised         39,723            (39)          -          -
   Shares issued for stock options                                          652             29           -          -
   Tax benefit from exercise of stock options                                 -             14           -          -
   Issuance of stock by U.B.Bancshares prior to merger                   48,096          3,401           -          -
   Cash payment for fractional shares in 5% stock dividend                 (594)           (51)          -          -
   Net income                                                                 -              -      46,787          -
   Other comprehensive income,net of tax:
     Unrealized net holding loss on securities
        available-for-sale,net of income taxes of $(9,498)                                                    (17,755)
--------------------------------------------------------------------------------------------------------------------------
     Total other comprehensive income
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
     Cash dividends:
     Corporation at $2.36 per share                                           -              -     (23,061)         -
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                        -              -      (1,835)         -
--------------------------------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,1999                                             10,892,408    $    79,108    $243,488   $  (9,161)
--------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                            (140,325)             -           -           -
   Treasury stock reissued primarily for
     stock options exercised                                             20,408              -           -           -
   Shares issued for stock options                                        6,897             46           -           -
   Retire treasury stock from U.B.Bancshares and
     SNB Corp.mergers                                                         -         (2,246)          -           -
   Cash payment for fractional shares in U.B.Bancshares
     and SNB Corp.mergers                                                  (406)           (39)          -           -
   Net income                                                                 -              -      55,405           -
   Other comprehensive income,net of tax:
     Unrealized net holding loss on securities
        available-for-sale,net of income taxes of $7,981                                                        14,893
--------------------------------------------------------------------------------------------------------------------------
     Total other comprehensive income
--------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
     Cash dividends:
     Corporation at $2.66 per share                                           -              -     (28,074)          -
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                        -              -        (719)          -
--------------------------------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,2000                                             10,778,982    $    76,869    $270,100   $   5,732
--------------------------------------------------------------------------------------------------------------------------



                                                                      TREASURY
                                                                        STOCK          TOTAL
------------------------------------------------------------------------------------------------
BALANCE,JANUARY 1,1998                                              $  (9,874)   $   268,099
------------------------------------------------------------------------------------------------
   Treasury stock purchased                                           (12,581)       (12,581)
   Treasury stock reissued primarily for stock options exercised        2,247          2,247
   Shares issued for dividend reinvestment plan and stock options           -             81
   Tax benefit from exercise of stock options                               -             42
   Issuance of stock by U.B.Bancshares prior to merger                      -            362
   Net income                                                               -         47,008
   Other comprehensive income,net of tax:
     Unrealized net holding gain on securities
        available-for-sale,net of income taxes of $536                                 1,020
------------------------------------------------------------------------------------------------
     Total other comprehensive income                                                  1,020
------------------------------------------------------------------------------------------------
   Comprehensive income                                                               48,028
     Cash dividends:
     Corporation at $1.94 per share                                         -        (19,057)
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                      -         (1,484)
------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,1998                                              (20,208)       285,737
------------------------------------------------------------------------------------------------
   Treasury stock purchased                                            (5,285)        (5,285)
   Treasury stock reissued primarily for stock options exercised        2,119          2,080
   Shares issued for stock options                                         -              29
   Tax benefit from exercise of stock options                              -              14
   Issuance of stock by U.B.Bancshares prior to merger                     -           3,401
   Cash payment for fractional shares in 5% stock dividend                 -             (51)
   Net income                                                              -          46,787
   Other comprehensive income,net of tax:
     Unrealized net holding loss on securities
        available-for-sale,net of income taxes of $(9,498)                           (17,755)
------------------------------------------------------------------------------------------------
     Total other comprehensive income                                                (17,755)
------------------------------------------------------------------------------------------------
   Comprehensive income                                                               29,032
     Cash dividends:
     Corporation at $2.36 per share                                        -         (23,061)
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                     -          (1,835)
------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,1999                                            $ (23,374)   $   290,061
------------------------------------------------------------------------------------------------
   Treasury stock purchased                                           (13,131)       (13,131)
   Treasury stock reissued primarily for
     stock options exercised                                            1,310          1,310
   Shares issued for stock options                                          -             46
   Retire treasury stock from U.B.Bancshares and
     SNB Corp.mergers                                                   2,246              -
   Cash payment for fractional shares in U.B.Bancshares
     and SNB Corp.mergers                                                   -            (39)
   Net income                                                               -         55,405
   Other comprehensive income,net of tax:
     Unrealized net holding loss on securities
        available-for-sale,net of income taxes of $7,981                              14,893
------------------------------------------------------------------------------------------------
     Total other comprehensive income                                                 14,893
------------------------------------------------------------------------------------------------
   Comprehensive income                                                               70,298
     Cash dividends:
     Corporation at $2.66 per share                                        -        (28,074)
     Cash dividends declared at SNB Corp.and
        U.B.Bancshares prior to merger                                     -           (719)
------------------------------------------------------------------------------------------------
BALANCE,DECEMBER 31,2000                                            $(32,949)   $   319,752
------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS


PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31,2000,1999 and 1998 (Dollars in thousands)

--------------------------------------------------------------------------------------------------
                                                                 2000         1999         1998
--------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
   Net income                                                $  55,405    $  46,787    $  47,008
   Adjustments to reconcile net income to net cash
        provided by operating activities:
     Provision for loan losses                                   8,729       11,269        6,978
     Amortization of loan costs and fees,net                      (809)      (1,069)        (796)
     Provision for depreciation and amortization                 4,306        4,302        5,182
     Amortization of the excess of cost over net assets
        of banks purchased                                       3,308        3,103        3,462
     (Accretion) amortization of investment securities            (470)         176         (931)
     Deferred income taxes                                       3,181        4,487          755
     Realized investment security losses (gains)                   889        4,809          (97)
     Changes in assets and liabilities:
        (Increase) in other assets                              (1,301)      (8,979)     (13,170)
        (Decrease) increase in other liabilities               (14,998)       1,212          715
--------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES             58,240       66,097       49,106
--------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
   Proceeds from sales of available-for-sale securities         44,251      162,013       51,839
   Proceeds from maturities of securities:
     Held-to-maturity                                            1,422       31,017       11,821
     Available-for-sale                                        114,358      193,905      168,251
   Purchase of securities:
     Held-to-maturity                                                -         (965)     (21,654)
     Available-for-sale                                        (98,507)    (355,202)    (380,481)
   Net increase in loans                                      (154,930)    (232,458)     (53,531)
   Purchase of loans                                                 -            -       (2,991)
   Cash paid for branches                                            -       (2,587)      (5,354)
   Purchases of premises and equipment,net                      (2,894)      (3,490)      (4,560)
--------------------------------------------------------------------------------------------------
          NET CASH USED IN INVESTING ACTIVITIES                (96,300)    (207,767)    (236,660)
--------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
   Purchase of deposits                                              -       14,887       45,524
   Net increase in deposits                                      7,513       60,797       97,639
   Net (decrease) increase in short-term borrowings           (109,802)      95,050      100,156
   Cash payment for fractional shares of common stock              (39)         (51)           -
   Exercise of stock options                                        46            4          123
   Purchase of treasury stock,net                              (11,821)      (3,166)     (10,334)
   Proceeds from issuance of common stock                            -        3,401          362
   Proceeds from long-term debt                                165,000        2,300       14,796
   Repayment of long-term debt                                    (415)      (8,709)     (30,534)
   Cash dividends paid                                         (28,077)     (24,023)     (19,359)
--------------------------------------------------------------------------------------------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES             22,405      140,490      198,373
--------------------------------------------------------------------------------------------------
          (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS     (15,655)      (1,180)      10,819
Cash and cash equivalents at beginning of year                 125,525      126,705      115,886
--------------------------------------------------------------------------------------------------
          CASH AND CASH EQUIVALENTS AT END OF YEAR           $ 109,870    $ 125,525    $ 126,705
--------------------------------------------------------------------------------------------------

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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2000 and 1999, the Corporation did not hold any trading securities.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is that amount believed adequate to absorb estimated credit losses in the loan portfolio based on management's evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these and other pertinent factors.

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

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net cash provided by operating activities reflects cash payments as follows:
--------------------------------------------------------------------------------
   DECEMBER 31,                           2000         1999           1998
   (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
  Interest paid on deposits and
    other borrowings                   $108,765      $91,148        $93,539

  Income taxes paid                    $ 16,000      $19,326        $21,297
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

ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2000 and 1999 and as a result does not expect that adoption of this statement will have any impact of the Corporation's financial position, results of operations and cash flows.

2. ORGANIZATION AND ACQUISITIONS

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank N.A. (UB), and Second National Bank (SNB). Park is engaged in a general commercial banking and trust business, primarily in Central Ohio. A new wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division (PND) headquartered in Newark, Ohio and the Fairfield National Division (FND) headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division (FKND) headquartered in Mount Vernon, Ohio and the Farmers and Savings Division (FSD) headquartered in Loudonville, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

On November 20, 2000, Park entered into an Agreement and Plan of Merger (the "Merger Agreement") with Security Banc Corporation (Security), a bank holding company headquartered in Springfield, Ohio providing for a merger of Security into Park. Under the terms of the Merger Agreement, the stockholders of Security are expected to receive .2844 shares of Park's common stock per share of Security common stock in a tax free exchange. Park expects to issue an aggregate of 3,350,000 shares to complete the merger which will be accounted for as a pooling-of-interests. Completion of the merger is subject to certain conditions, including the approval of bank regulators and other governmental agencies, the approval of stockholders of Security and Park, and other conditions to closing customary of a transaction of this type. Management expects the merger to be completed during the first quarter of 2001.

On April 30, 2000, Park merged with U.B. Bancshares, Inc., a $180 million one bank holding company headquartered in Bucyrus, Ohio in a transaction accounted for as a pooling-of-interests. Park issued approximately 325,000 shares of common stock to the stockholders of U.B. Bancshares, Inc. based upon an exchange ratio of .577209 shares of Park common stock for each outstanding share of U.B. Bancshares, Inc. common stock. United Bank, N.A., the wholly owned subsidiary of U.B. Bancshares, Inc. is being operated as a separate banking subsidiary by Park. Park also merged with SNB Corp., a $300 million one bank holding company headquartered in Greenville, Ohio, on April 30, 2000 in a transaction accounted for as a pooling-of-interests. Park issued approximately 835,000 shares of common stock to the stockholders of SNB Corp. based upon an exchange ratio of
5.367537 shares of Park common stock for each outstanding share of SNB Corp. common stock. Second National Bank, the wholly owned subsidiary of SNB Corp., is being operated as a separate banking subsidiary by Park. The historical financial statements of the Corporation have been restated to show U.B. Bancshares, SNB Corp., and Park on a combined basis. Separate results of operations for Park, U.B. Bancshares, Inc. and SNB Corp. follow:
--------------------------------------------------------------------------------
                               THREE MONTHS ENDED         Twelve Months Ended
                                    March 31,                December 31,
   (DOLLARS IN THOUSANDS)              2000             1999              1998
--------------------------------------------------------------------------------
NET INTEREST INCOME
  Park                           $   29,510        $   115,857     $   107,651
  U.B. Bancshares, Inc.               1,706              6,431           5,584
  SNB Corp.                           2,773             10,474          10,343
--------------------------------------------------------------------------------
   COMBINED                      $   33,989        $   132,762     $   123,578
--------------------------------------------------------------------------------
NET INCOME
  Park                           $   12,434        $    45,747     $    41,572
  U.B. Bancshares, Inc.                 427                246           1,433
  SNB Corp.                           1,003                794           4,003
--------------------------------------------------------------------------------
   COMBINED                      $   13,864        $    46,787     $    47,008
--------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
  Park                           $     1.28        $      4.69     $      4.24
  U.B. Bancshares, Inc.                 .77                .46            3.07
  SNB Corp.                            6.44               5.20           26.02
--------------------------------------------------------------------------------
   COMBINED                      $     1.28        $      4.30     $      4.31
--------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
  Park                           $     1.27        $      4.67     $      4.22
  U.B. Bancshares, Inc.                 .75                .44            2.92
  SNB Corp.                            6.44               5.20           25.83
--------------------------------------------------------------------------------
   COMBINED                      $     1.27        $      4.28     $      4.28
--------------------------------------------------------------------------------

On September 24, 1999, the Park National Division acquired a branch office in Utica, Ohio from National City Bank. In addition to the fixed assets, the purchase included $15 million of deposits. The excess of the cost over net assets purchased was $2 million and is being amortized using the straight-line method over seven years.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 17, 1998, United Bank acquired two branch offices located in Galion and Caledonia, Ohio. In addition to the fixed assets, the purchase included $46 million of deposits and $3 million of loans. The excess of the cost over net assets purchased was $5 million and is being amortized using the straight-line method over seven years.


3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $25,191,000 and $24,418,000 at December 31, 2000 and 1999,
respectively. No other compensating balance arrangements were in existence at year end.


4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows:

------------------------------------------------------------------------------------
                                                    GROSS       GROSS
                                                 UNREALIZED   UNREALIZED
                                      AMORTIZED    HOLDING      HOLDING    ESTIMATED
   (IN THOUSANDS)                        COST       GAINS       LOSSES    FAIR VALUE
------------------------------------------------------------------------------------
  2000:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies   $272,917   $  2,830   $    276      $275,471

     Obligations of states and
      political subdivisions            137,246      2,759        172       139,833

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities     292,624      3,486         69       296,041

     Other equity securities             29,319        707        447        29,579
-----------------------------------------------------------------------------------
      TOTAL                            $732,106   $  9,782   $    964      $740,924
-----------------------------------------------------------------------------------

  2000:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions           $  2,874   $     46   $   --        $  2,920

     Other asset-backed securities           24          1       --              25
-----------------------------------------------------------------------------------
      TOTAL                            $  2,898   $     47       --        $  2,945
-----------------------------------------------------------------------------------

  1999:
   SECURITIES AVAILABLE-FOR-SALE
     Obligations of U.S. Treasury and
      other U.S. Government agencies   $293,235   $    158   $  8,813      $284,580

     Obligations of states and
      political subdivisions            151,810        804      2,941       149,673

     U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities     321,602        270      3,673       318,199

     Other equity securities             25,979        377        238        26,118
-----------------------------------------------------------------------------------
      TOTAL                            $792,626   $  1,609   $ 15,665      $778,570
-----------------------------------------------------------------------------------

  1999:
   SECURITIES HELD-TO-MATURITY
     Obligations of states and
      political subdivisions           $  4,290   $    131   $      2      $  4,419

     Other asset-backed securities           31          1          0            32
-----------------------------------------------------------------------------------
      TOTAL                            $  4,321   $    132   $      2      $  4,451
-----------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 2000 are shown below (in thousands) by contractual maturity except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.

-----------------------------------------------------------------------------------
                                                               WEIGHTED
                                     AMORTIZED    ESTIMATED     AVERAGE      AVERAGE
   (DOLLARS IN THOUSANDS)               COST     FAIR VALUE     MATURITY      YIELD
-----------------------------------------------------------------------------------
  SECURITIES AVAILABLE-FOR-SALE
  U.S. Treasury and agencies' notes:
       Due within one year             $ 20,382   $ 20,395     .8 years       6.38%

       Due one through five years       210,794    213,389    2.3 years       6.67%

       Due five through ten years        41,741     41,687    7.1 years       6.59%
-----------------------------------------------------------------------------------
      TOTAL                            $272,917   $275,471    2.9 years       6.64%
-----------------------------------------------------------------------------------
  Obligations of states and
    political subdivisions:
     Due within one year               $ 10,485   $ 10,546     .6 years       7.55%

     Due one through five years          54,785     55,776    3.0 years       7.26%

     Due five through ten years          60,091     61,578    6.9 years       7.05%

     Due over ten years                  11,885     11,933   13.1 years       6.99%
-----------------------------------------------------------------------------------
      TOTAL                            $137,246   $139,833    5.4 years       7.17%
-----------------------------------------------------------------------------------
  U.S. Government agencies'
    asset-backed securities and
    other asset-backed securities:
     Due within one year               $ 13,709   $ 13,682     .3 years       6.08%

     Due one through five years         259,737    262,737    3.9 years       6.95%

     Due five through ten years          19,178     19,622    5.8 years       6.92%
-----------------------------------------------------------------------------------
      TOTAL                            $292,624   $296,041    3.9 years       6.91%
-----------------------------------------------------------------------------------
  SECURITIES HELD-TO-MATURITY
  Obligations of state and
    political subdivisions:
     Due within one year               $  1,521   $  1,567     .9 years      11.31%

     Due one through five years             688        688    3.3 years       7.86%

     Due five through ten years             665        665    8.0 years       7.55%
-----------------------------------------------------------------------------------
      TOTAL                            $  2,874   $  2,920    3.1 years       9.61%
-----------------------------------------------------------------------------------
  Other asset-backed securities:
     Due one through five years        $     24   $     25    3.4 years       8.69%
-----------------------------------------------------------------------------------

Investment securities having a book value of $547,525,000 and $533,337,000 at December 31, 2000 and 1999, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 2000, 1999, and 1998, gross gains of $-0-, $343,000, and $159,000 and gross losses of $889,000, $5,152,000 and $62,000 were realized, respectively. Tax benefits related to net securities losses were $311,000 in 2000, and $1,674,000 in 1999. Tax expense related to net securities gains in 1998 was $34,000.


5. LOANS
The composition of the loan portfolio is as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)           2000            1999
--------------------------------------------------------------------------------
Commercial, financial and agricultural        $319,592       $291,746

Real estate:
 Construction                                   75,526         78,969

 Residential                                   932,458        812,542

 Commercial                                    376,519        375,485

Consumer, net                                  436,154        448,478

Leases, net                                    137,937        120,205
--------------------------------------------------------------------------------
   TOTAL LOANS                              $2,278,186     $2,127,425
--------------------------------------------------------------------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Non-accrual and restructured loans are summarized as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)               2000                1999
--------------------------------------------------------------------------------
Impaired loans:
 Non-accrual                                       $3,824             $4,284

 Restructured                                       5,429                429

   Total impaired loans                             9,253              4,713

Other non-accrual loans                              --                 --

--------------------------------------------------------------------------------
    TOTAL NON-ACCRUAL AND RESTRUCTURED LOANS       $9,253             $4,713
--------------------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 2000 and 1999 was $1,851,000 and $942,000, respectively.
All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $10,571,000, $3,671,000 and $3,665,000 for 2000, 1999, and 1998, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2000, 1999, and 1998, the Corporation recognized $781,000, $427,000 and $253,000, respectively, of interest income on impaired loans, which included $425,000, $413,000 and $225,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2000 and 1999, loans aggregating approximately $72,155,000 and $54,043,000, respectively, were outstanding to such parties.


6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for possible loan losses is summarized as follows:

--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)          2000         1999           1998
--------------------------------------------------------------------------------
  Balance, January 1            $45,176       $41,215        $38,764

   Provision for loan losses      8,729        11,269          6,978

   Losses charged to the reserve (9,197)      (11,084)        (7,658)

   Recoveries                     4,219         3,776          3,131
--------------------------------------------------------------------------------
  BALANCE, DECEMBER 31          $48,927       $45,176        $41,215
--------------------------------------------------------------------------------


7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                         2000         1999
--------------------------------------------------------------------------------
  Total minimum payments to be received                    $  97,323    $  88,600

  Estimated unguaranteed residual value of leased property    53,214       44,843

  Less unearned income                                       (12,600)     (13,238)
--------------------------------------------------------------------------------
   TOTAL                                                   $ 137,937    $ 120,205
--------------------------------------------------------------------------------

Minimum lease payments, in thousands, to be received as of December 31, 2000 are:

--------------------------------------------------------------------------------
   (IN THOUSANDS)
--------------------------------------------------------------------------------

  2001                                  $41,727

  2002                                   25,480

  2003                                   15,928

  2004                                    9,768

  2005                                    3,585

  Thereafter                                835
--------------------------------------------------------------------------------
   TOTAL                                $97,323
--------------------------------------------------------------------------------


8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)               2000        1999
--------------------------------------------------------------------------------
Land                                             $  7,285    $  7,279

Buildings                                          32,896      32,789

Equipment, furniture and fixtures                  31,978      35,658

Leasehold improvements                              1,370       1,204
--------------------------------------------------------------------------------
 TOTAL                                             73,529      76,930
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization    (42,473)    (44,462)
--------------------------------------------------------------------------------
 PREMISES AND EQUIPMENT, NET                     $ 31,056    $ 32,468
--------------------------------------------------------------------------------

Depreciation and amortization expense amounted to $4,306,000, $4,302,000 and $5,182,000 for the three years ended December 31, 2000, 1999 and 1998, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year (in thousands):

--------------------------------------------------------------------------------
   (IN THOUSANDS)
--------------------------------------------------------------------------------

  2001                                 $626,079

  2002                                  580,648

  2003                                  571,515

  2004                                  484,012

  2005                                  306,102

  Thereafter                            392,635
--------------------------------------------------------------------------------
   TOTAL                             $2,960,991
--------------------------------------------------------------------------------

Rent expense amounted to $752,000, $745,000 and $693,000, for the three years ended December 31, 2000, 1999 and 1998, respectively.


9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                     2000            1999
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase
  and federal funds purchased                          $195,206         $165,738

Federal Home Loan Bank advances                          55,600          190,100

Other short-term borrowings                               3,650            8,420
--------------------------------------------------------------------------------
 TOTAL SHORT-TERM BORROWINGS                           $254,456         $364,258
--------------------------------------------------------------------------------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The outstanding balances for all short-term borrowings as of December 31, 2000, 1999 and 1998 and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

--------------------------------------------------------------------------------
                                    REPURCHASE                     DEMAND
                                    AGREEMENTS       FEDERAL        NOTES
                                   AND FEDERAL      HOME LOAN      DUE U.S.
                                      FUNDS            BANK       TREASURY
     (DOLLARS IN THOUSANDS)          PURCHASED       ADVANCES     AND OTHER
--------------------------------------------------------------------------------
  2000:
   ENDING BALANCE                     $195,206      $ 55,600      $  3,650
   HIGHEST MONTH-END BALANCE           197,247       138,100        11,155
   AVERAGE DAILY BALANCE               179,625        85,573         3,766
   WEIGHTED-AVERAGE INTEREST RATE:
     AS OF YEAR-END                       5.22%         6.56%         6.50%
     PAID DURING THE YEAR                 5.15%         6.50%         6.37%
--------------------------------------------------------------------------------
  1999:
   Ending balance                     $165,738      $190,100      $  8,420
   Highest month-end balance           207,025       197,600        10,044
   Average daily balance               161,556       133,418         3,898
   Weighted-average interest rate:
     As of year-end                       4.18%         5.82%         4.47%
     Paid during the year                 4.40%         5.18%         5.07%
--------------------------------------------------------------------------------
  1998:
   Ending balance                     $179,665      $ 80,000      $  9,543
   Highest month-end balance           203,483       104,300         9,543
   Average daily balance               173,959        29,356         6,020
   Weighted-average interest rate:
     As of year-end                       4.19%         6.00%         4.68%
     Paid during the year                 4.54%         5.83%         5.13%
--------------------------------------------------------------------------------

At December 31, 2000, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


10.  LONG-TERM DEBT

Long-term debt is listed below:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                   2000            1999
--------------------------------------------------------------------------------
  FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
    MONTHLY PRINCIPAL AND INTEREST PAYMENTS:

   6.32% Advance due February 2005                   $    259        $    273

   5.40% Advance due February 2006                         66              95

   5.50% Advance due December 2008                      1,696           1,859

   5.45% Advance due November 2013                      1,802           1,896

   6.00% Advance due April 2014                           838             878

   6.00% Advance due April 2014                         1,304           1,366

   6.25% Advance due March 2016                            39              50

   2.00% Advance due November 2027                         37              38

   2.00% Advance due January 2028                          37              38

FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
  MONTHLY INTEREST PAYMENTS:

   5.91% Advance due April 2003                         1,000           1,000

   5.99% Advance due February 2005                      3,000           3,000

   5.96% Advance due June 2005                          2,000           2,000

   5.85% Advance due September 2005                     3,000           3,000

   5.65% Advance due December 2008                      1,500           1,500

ADJUSTABLE RATE FEDERAL HOME LOAN BANK ADVANCES
  WITH MONTHLY INTEREST PAYMENTS:

   6.71% Advance due July 2002                        100,000               0

   6.67% Advance due May 2002                          65,000               0
--------------------------------------------------------------------------------
    TOTAL LONG-TERM DEBT                             $181,578        $ 16,993
--------------------------------------------------------------------------------

At December 31, 2000, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.


11.  STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995 and amended April 20, 1998. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 735,000. At December 31, 2000, 327,453 options were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

The stock option plans of SNB Corp. and U.B. Bancshares, Inc. are included in Park's stock option activity and related information summarized below. All data has been restated, as applicable, for subsequent stock dividends.

----------------------------------------------------------------------------------
                                                        STOCK OPTIONS
                                             -------------------------------------
                                             OUTSTANDING
                                             -----------
                                                                      WEIGHTED
                                                                       AVERAGE
                                                                      EXERCISE
                                                                      PRICE PER
                                                   NUMBER               SHARE
--------------------------------------------------------------------------------
  January 1, 1998                                 168,092              $47.88

   Granted                                         95,759               87.79

   Exercised                                      (37,910)              51.57

   Forfeited/Expired                               (6,832)              58.61
--------------------------------------------------------------------------------
  December 31, 1998                               219,109               64.32

   Granted                                         71,407               91.36

   Exercised                                      (36,442)              41.03

   Forfeited/Expired                               (4,257)              84.91
--------------------------------------------------------------------------------
  December 31, 1999                               249,817               75.10

   Granted                                        100,195               94.75

   Exercised                                      (36,141)              44.71

   Forfeited/Expired                               (7,434)              89.76

--------------------------------------------------------------------------------
  DECEMBER 31, 2000                               306,437              $84.71
--------------------------------------------------------------------------------

  Range of exercise prices:                                    $33.04 - $110.75

  Weighted-average remaining contractual life:                 3.3 Years

  Exerciseable at year end:                                    302,480

  Weighted-average exercise price of exerciseable options:     $84.62
--------------------------------------------------------------------------------

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

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2000, 1999 and 1998 respectively: risk-free interest rates of 6.15%, 5.50% and 5.25%; a dividend yield of 2.50%, a volatility factor

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of the expected market price of the Corporation's common stock of .195, .213 and
 .237 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $18.97, $18.04 and $18.52 for 2000, 1999 and 1998, respectively.


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

The Corporation's pro-forma information follows:

--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS,                       2000          1999          1998
   EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

Net income as reported                      $   55,405   $   46,787   $   47,008

Pro-forma net income                            53,579       45,398       45,175

Basic earnings per share as reported              5.11         4.30         4.31

Pro-forma basic earnings per share                4.95         4.17         4.14

Diluted earnings per share as reported            5.10         4.28         4.28

Pro-forma diluted earnings per share              4.93         4.15         4.12
--------------------------------------------------------------------------------


12.  BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all of its employees. The plan provides benefits based on an employee's years of service and compensation. The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. The employees of SNB Corp. and U.B. Bancshares, Inc. joined the pension plan as new employees during 2000.

--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)                            2000         1999
--------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
 Benefit obligation at beginning of year          $ 17,208     $ 17,497

 Service cost                                        1,010        1,197

 Interest cost                                       1,299        1,120

 Actuarial                                            (895)      (1,535)

 Benefits paid                                        (814)      (1,071)

   BENEFIT OBLIGATION AT END OF YEAR                17,808       17,208
--------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
 Fair value of plan assets at beginning of year     19,617       17,135

 Actual return on plan assets                        1,509        2,951

 Company contributions                                --            602

 Benefits paid                                        (814)      (1,071)

   FAIR VALUE OF PLAN ASSETS AT END OF YEAR         20,312       19,617
--------------------------------------------------------------------------------
 Funded status of the plan (underfunded)             2,504        2,409

 Unrecognized net actuarial loss (gain)             (3,597)      (2,803)

 Unrecognized prior service cost                        15            9

 Unrecognized net transition asset                     (29)         (93)

   Accrued benefit cost                           $ (1,107)    $   (478)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      2000         1999
--------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS:
 Discount rate                                        7.83%        7.64%

 Expected return on plan assets                       8.00%        8.00%

 Rate of compensation increase                        5.00%        5.00%

-------------------------------------------------------------------------------------
 (DOLLARS IN THOUSANDS)                               2000         1999         1998
-------------------------------------------------------------------------------------

COMPONENTS OF NET PERIODIC BENEFIT COST:
 Service cost                                     $  1,010     $  1,197     $  1,055

 Interest cost                                       1,299        1,120        1,189

 Expected return on plan assets                     (1,611)      (1,369)      (1,555)

 Amortization of prior service cost                     (6)          (6)         (64)

 Recognized net actuarial loss                         (64)         (64)         (62)

   BENEFIT COST                                   $    628     $    878     $    563
---------------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation.
The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $865,000, $949,000 and $906,000 for 2000, 1999 and 1998, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2000 and 1999, the accrued benefit cost for this plan totaled $896,000 and $520,000, respectively. The expense for the Corporation was $420,000, $480,000, and $30,000 for 2000, 1999, and 1998, respectively. The Corporation has purchased life insurance contracts to fund the SERP.


13.  FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Significant components of the Corporation's deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)                     2000            1999
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
 Allowance for loan losses                              $ 16,876        $ 15,478

 Unrealized holding loss on securities                      --             4,894

 Intangible assets                                         2,001           1,461

 Deferred compensation                                       942             779

 Other                                                     2,093           2,144

--------------------------------------------------------------------------------
   TOTAL DEFERRED TAX ASSETS                              21,912          24,756
--------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES:
 Lease revenue reporting                                  16,679          12,243

 Unrealized holding gain on securities                     3,086            --

 Deferred investment income                                3,980           2,997

 Other                                                       847           1,035

--------------------------------------------------------------------------------
   TOTAL DEFERRED TAX LIABILITIES                         24,592          16,275
--------------------------------------------------------------------------------
    NET DEFERRED TAX (LIABILITY) ASSETS                 $ (2,680)       $  8,481
--------------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

--------------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)         2000            1999            1998
--------------------------------------------------------------------------------

  Currently payable             $18,352        $13,871         $19,969

  Deferred                        3,181          4,487             755
--------------------------------------------------------------------------------
   TOTAL                        $21,533        $18,358         $20,724
--------------------------------------------------------------------------------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the year ended December 31, 2000, 35% for the year ended December 31, 1999 and the weighted average statutory rate of 34.9% for the year ended December 31, 1998.

--------------------------------------------------------------------------------
   DECEMBER 31                        2000       1999       1998
--------------------------------------------------------------------------------

  Statutory corporate tax rate       35.00%      35.0%      34.9%

  Changes in rates resulting from:
   Tax-exempt interest income         (3.7%)     (4.5%)     (3.7%)

   Tax credits (low income housing)   (2.1%)     (1.8%)      (.9%)

   Other                              (1.2%)      (.5%)       .3%
--------------------------------------------------------------------------------
  EFFECTIVE TAX RATE                  28.0%      28.2%      30.6%
--------------------------------------------------------------------------------

The following is a summary of the income tax effect allocated to other comprehensive income.

----------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31, 2000               BEFORE-TAX      TAX      NET-OF-TAX
     (IN THOUSANDS)                             AMOUNT      EXPENSE       AMOUNT
----------------------------------------------------------------------------------
Unrealized gains on
   available-for-sale securities               $ 21,985    $  7,670    $ 14,315

Less: reclassification adjustment for
   losses realized in net income                    889         311         578

----------------------------------------------------------------------------------
Other comprehensive income                     $ 22,874    $  7,981    $ 14,893
----------------------------------------------------------------------------------

   Year ended December 31, 1999

Unrealized losses on
   available-for-sale securities               $(32,062)   $(11,172)   $(20,890)

Less: reclassification adjustment for
   losses realized in net income                  4,809       1,674       3,135

----------------------------------------------------------------------------------
Other comprehensive income                     $(27,253)   $ (9,498)   $(17,755)
----------------------------------------------------------------------------------

 Year ended December 31, 1998

Unrealized gains on
   available-for-sale securities               $  1,653    $    570    $  1,083

Less: reclassification adjustment for
   gains realized in net income                     (97)        (34)        (63)

----------------------------------------------------------------------------------
Other comprehensive income                     $  1,556    $    536    $  1,020
----------------------------------------------------------------------------------

14.  EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities.
Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

----------------------------------------------------------------------------------------
   YEAR ENDED DECEMBER 31                             2000         1999          1998
   (DOLLARS IN THOUSANDS,
   EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------
NUMERATOR:
 Net income                                      $    55,405   $    46,787   $    47,008

DENOMINATOR:
 Basic earnings per share:
   Weighted-average shares                        10,833,855    10,878,045    10,902,374

 Effect of dilutive securities - stock options        33,698        56,158        68,539

 Diluted earnings per share:
   Adjusted weighted-average shares
   and assumed conversions                        10,867,553    10,934,203    10,970,913

 EARNINGS PER SHARE:
   Basic earnings per share                      $      5.11   $      4.30   $      4.31

 Diluted earnings per share                      $      5.10   $      4.28   $      4.28
----------------------------------------------------------------------------------------


15.  DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2000, approximately $13,928,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.


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

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

--------------------------------------------------------------------------------
   DECEMBER 31 (DOLLARS IN THOUSANDS)             2000               1999
--------------------------------------------------------------------------------
  Loan commitments                             $292,497            $333,273

  Unused credit card limits                     100,507             102,518

  Standby letters of credit                      10,592               9,538
--------------------------------------------------------------------------------

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

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The fair value of financial instruments at December 31, 2000 and 1999 is as follows (in thousands):

------------------------------------------------------------------------------------------------------------------
   DECEMBER 31,                                          2000                                    1999
   (IN THOUSANDS)                           CARRYING               FAIR              CARRYING               FAIR
                                              AMOUNT               VALUE               AMOUNT              VALUE
------------------------------------------------------------------------------------------------------------------
  FINANCIAL ASSETS:
   Cash and federal funds
      sold                                $   109,870         $   109,870         $   125,525         $   125,525
   Investment securities                      743,822             743,869             782,891             783,054
   Loans:
      Commercial, financial
        and agricultural                      319,592             319,592             291,746             291,746
      Real estate:
        Construction                           75,526              75,526              78,969              78,969
        Residential                           932,458             928,020             812,542             819,264
        Commercial                            376,519             374,452             375,485             373,678
        Consumer, net                         436,154             428,905             448,478             446,855
------------------------------------------------------------------------------------------------------------------
          TOTAL LOANS                       2,140,249           2,126,495           2,007,220           2,010,512
------------------------------------------------------------------------------------------------------------------
          Allowance for
          loan losses                         (48,927)               --               (45,176)               --
------------------------------------------------------------------------------------------------------------------
            LOANS RECEIVABLE, NET         $ 2,091,322         $ 2,126,495         $ 1,962,044         $ 2,010,512
------------------------------------------------------------------------------------------------------------------
  FINANCIAL LIABILITIES:
    Noninterest bearing checking          $   358,016         $   358,016         $   342,680         $   342,680
    Interest bearing checking                 303,615             303,615             304,491             304,491
    Savings                                   335,177             335,177             365,921             365,921
    Money market accounts                     183,608             183,608             161,245             161,245
    Time deposits                           1,233,625           1,226,297           1,232,116           1,233,193
    Other                                       1,534               1,534               1,609               1,609
------------------------------------------------------------------------------------------------------------------
        TOTAL DEPOSITS                    $ 2,415,575         $ 2,408,247         $ 2,408,062         $ 2,409,139
------------------------------------------------------------------------------------------------------------------
    Short-term borrowings                     254,456             254,456             364,258             364,258
    Long-term debt                            181,578             181,249              16,993              17,665

UNRECOGNIZED FINANCIAL INSTRUMENTS:
    Loan commitments                             --                  (292)               --                  (333)
    Standby letters of credit                    --                   (53)               --                   (48)
------------------------------------------------------------------------------------------------------------------

18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 2000 and December 31, 1999:

--------------------------------------------------------------------------------------
DECEMBER 31,                                2000                           1999
(DOLLARS IN THOUSANDS)              AMOUNT        RATIO            Amount        Ratio
--------------------------------------------------------------------------------------

Total equity (1)                   $319,752        9.96%          $290,061       9.26%

Tier 1 capital (2)                  300,189       14.35%           282,466      13.44%

Total risk-based capital (3)        326,623       15.61%           308,988      14.70%

Leverage (4)                        300,189        9.41%           282,466       9.17%
--------------------------------------------------------------------------------------

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

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation's Tier 1, total risk-based capital and leverage ratios are well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 2000, and 1999, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.

19. SEGMENT INFORMATION
The Corporation's segments are its banking subsidiaries and their respective divisions. The operating results of the banking subsidiaries and their respec-tive divisions are monitored closely by senior management and each president of a subsidiary or division is held accountable for its results. Information about reportable segments is listed follows (in thousands). See Note 1 for a detailed description of individual banking subsidiaries and their respective divisions.

-----------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000 (IN THOUSANDS)

                                                PND         FND          RTC          CNB         FKND          FSD          SNB
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                       $   43,369   $   13,036   $   18,118   $   17,087   $   23,181   $    3,622   $   11,314

Provision for loan losses                      1,385          714        1,462          391        1,113          352        2,334

Other income                                  14,050        2,755        2,534        3,091        4,741          416          944

Depreciation and amortization                  1,089          429          458          503          729          108          555

Other expense                                 23,400        7,579       10,205        9,073       12,262        1,645        5,737
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                    31,545        7,069        8,527       10,211       13,818        1,933        3,632
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                           9,434        2,292        2,860        3,188        4,063          570          717
-----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                              $   22,111   $    4,777   $    5,667   $    7,023   $    9,755   $    1,363   $    2,915
-----------------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31,2000:
Assets                                    $1,013,120   $  285,926   $  452,209   $  392,457   $  541,965   $   69,685   $  314,548
Loans                                        742,924      180,192      269,971      293,071      409,657       69,595      215,880
Deposits                                     702,704      220,000      330,242      314,245      403,152       63,335      239,079
-----------------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31,1999

Net interest income                       $   41,448   $   12,734   $   17,739   $   16,520   $   23,095   $    3,211   $   10,474
Provision for loan losses                        710          755        1,039        1,410        2,353          646        3,200
Other income                                  12,290        2,081        1,261        2,280        4,213          343           61
Depreciation and amortization                  1,092          406          483          489          814          103          457
Other expense                                 22,649        7,461        9,822        8,727       11,828        1,576        5,693

-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                    29,287        6,193        7,656        8,174       12,313        1,229        1,185
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                           8,876        1,984        2,571        2,486        3,548          326         (215)
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              $   20,411   $    4,209   $    5,085   $    5,688   $    8,765   $      903   $    1,400
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,1999:
Assets                                    $  949,212   $  280,451   $  435,220   $  393,733   $  541,724   $   62,474   $  308,067
Loans                                        693,579      168,078      243,037      269,897      396,412       62,374      204,606
Deposits                                     691,356      219,598      354,521      316,702      394,084       57,598      233,873
-----------------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 1998

Net interest income                       $   39,877   $   11,586   $   16,018   $   15,510   $   20,910   $    2,827   $   10,343
Provision for loan losses                      2,880          600        1,602          480        1,116          120          130
Other income                                  11,468        2,349        2,972        3,079        3,833          268        1,086
Depreciation and amortization                  1,119          354          558          648        1,513          149          418
Other expense                                 20,483        6,689        9,283        8,168       11,646        1,490        5,466
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                    26,863        6,292        7,547        9,293       10,468        1,336        5,415
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                           8,530        2,038        2,541        2,961        2,927          376        1,441
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                              $   18,333   $    4,254   $    5,006   $    6,332   $    7,541   $      960   $    3,974
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,1998:
Assets                                    $  865,974   $  277,482   $  413,590   $  385,150   $  484,965   $   62,303   $  302,320
Loans                                        636,189      149,487      213,360      239,032      351,695       51,749      181,374
Deposits                                     641,618      219,907      337,964      310,769      394,470       55,789      233,402
-----------------------------------------------------------------------------------------------------------------------------------


                                                               All
                                                   UB         Other          Total
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                          $    7,053    $    2,115    $  138,895

Provision for loan losses                           880            98         8,729

Other income                                        559           601        29,691

Depreciation and amortization                       273           162         4,306

Other expense                                     5,467         3,245        78,613
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                          992          (789)       76,938
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                141        (1,732)       21,533
-----------------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                 $      851    $      943    $   55,405
-----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31,2000:
Assets                                       $  180,704    $  (39,546)   $3,211,068
Loans                                            96,210           686     2,278,186
Deposits                                        152,618        (9,800)    2,415,575
-----------------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended
 December 31,1999
Net interest income                          $    6,455    $    1,086    $  132,762
Provision for loan losses                         1,100            56        11,269
Other income                                        455           580        23,564
Depreciation and amortization                       304           154         4,302
Other expense                                     4,990         2,864        75,610
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                          516        (1,408)       65,145
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                               (105)       (1,113)       18,358
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                 $      621    $     (295)   $   46,787
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,1999:
Assets                                       $  180,216    $  (17,734)   $3,133,363
Loans                                            88,871           571     2,127,425
Deposits                                        159,042       (18,712)    2,408,062
-----------------------------------------------------------------------------------------------------------------------------------

Operating Results for the year
ended December 31, 1998

Net interest income                          $    5,584    $      923    $  123,578
Provision for loan losses                            50          --           6,978
Other income                                      1,336            64        26,455
Depreciation and amortization                       273           150         5,182
Other expense                                     4,684         2,232        70,141
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                        1,913        (1,395)       67,732
-----------------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                379          (469)       20,724
-----------------------------------------------------------------------------------------------------------------------------------
  Net income                                 $    1,534    $     (926)   $   47,008
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,1998:
Assets                                       $  181,780    $  (28,685)   $2,944,879
Loans                                            78,320          --       1,901,206
Deposits                                        159,198       (20,739)    2,332,378
-----------------------------------------------------------------------------------------------------------------------------------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                       NET INTEREST    DEPRECIATION       OTHER          INCOME
(IN THOUSANDS)                            INCOME          EXPENSE        EXPENSE          TAXES           ASSETS           DEPOSITS
-----------------------------------------------------------------------------------------------------------------------------------
  2000:
Totals for reportable
  segments                            $   136,780     $     4,144     $    75,368     $    23,265      $ 3,250,614      $ 2,425,375
Elimination of
  intersegment items                         --              --              --              --            (56,827)          (9,800)
Parent Co.and GFC totals
  - not eliminated                          2,115              12           3,245          (1,732)          17,281             --
Other items                                  --               150            --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------------
    TOTALS                            $   138,895     $     4,306     $    78,613     $    21,533      $ 3,211,068      $ 2,415,575
-----------------------------------------------------------------------------------------------------------------------------------
  1999:
Totals for reportable
  segments                            $   131,676     $     4,148     $    72,746     $    19,471      $ 3,151,097      $ 2,426,774
Elimination of
  intersegment items                         --              --              --              --            (40,904)         (18,712)
Parent Co.totals
  - not eliminated                          1,086               4           2,864          (1,113)          23,170             --
Other items                                  --               150            --              --               --               --
-----------------------------------------------------------------------------------------------------------------------------------
    Totals                            $   132,762     $     4,302     $    75,610     $    18,358      $ 3,133,363      $ 2,408,062
-----------------------------------------------------------------------------------------------------------------------------------
  1998:
Totals for reportable
  segments                            $   122,655     $     5,032     $    67,909     $    21,193      $ 2,973,564      $ 2,353,117
Elimination of
  intersegment items                         --              --              --              --            (35,764)         (20,739)
Parent Co.totals
  - not eliminated                            923            --              --              --              7,079             --
Other items                                  --               150           2,232            (469)            --               --
-----------------------------------------------------------------------------------------------------------------------------------
    Totals                            $   123,578     $     5,182     $    70,141     $    20,724      $ 2,944,879      $ 2,332,378
-----------------------------------------------------------------------------------------------------------------------------------



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

Net cash provided by operating activities reflects cash payments for income taxes of $1,125,000, $657,000, and $53,000 in 2000, 1999 and 1998, respectively.

At December 31, 2000 and 1999, stockholders' equity reflected in the Parent Company balance sheet includes $107.4 million and $112.3 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          at December 31, 2000 and 1999
------------------------------------------------------------------------------------------
(IN THOUSANDS)                                               2000                    1999
------------------------------------------------------------------------------------------
ASSETS:
  Cash                                                    $ 33,435                $ 37,822
  Investment in subsidiaries                               205,453                 204,903
  Debentures receivable from subsidiary banks               38,000                  20,000
  Other investments                                          1,707                   1,298
  Dividends receivable from subsidiaries                    39,125                  25,500
  Other assets                                              10,370                   9,426
------------------------------------------------------------------------------------------
      TOTAL ASSETS                                        $328,090                $298,949
------------------------------------------------------------------------------------------

LIABILITIES:
  Dividends payable                                       $  7,670                $  6,954
  Other liabilities                                            668                   1,934
------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                        8,338                   8,888
    TOTAL STOCKHOLDERS' EQUITY                             319,752                 290,061
------------------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $328,090                $298,949
------------------------------------------------------------------------------------------


                              STATEMENTS OF INCOME
               for the years ended December 31, 2000, 1999 and 1998

-----------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                       2000                1999                  1998
-----------------------------------------------------------------------------------------------------
INCOME:
  Dividends from subsidiaries                     $ 68,747              $ 36,544             $ 37,697
  Interest and dividends                             1,565                   960                  923
  Other                                                597                   579                   64
-----------------------------------------------------------------------------------------------------
    TOTAL INCOME                                    70,909                38,083               38,684
-----------------------------------------------------------------------------------------------------
EXPENSE:
  Interest expense                                       0                    24                 --
  Amortization of intangibles                            0                  --                    295
  Other, net                                         2,824                 2,695                1,937
-----------------------------------------------------------------------------------------------------
    TOTAL EXPENSE                                    2,824                 2,719                2,232
-----------------------------------------------------------------------------------------------------
    INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                               68,085                35,364               36,452

Federal income tax benefit                           1,739                 1,085                  469
-----------------------------------------------------------------------------------------------------
    INCOME BEFORE EQUITY IN
      UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                               69,824                36,449               36,921
Equity in undistributed earnings
of subsidiaries                                    (14,419)               10,338               10,087
-----------------------------------------------------------------------------------------------------
NET INCOME                                        $ 55,405              $ 46,787             $ 47,008
-----------------------------------------------------------------------------------------------------

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           STATEMENTS OF CASH FLOWS
             for the years ended December 31, 2000, 1999 and 1998

---------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                 2000                1999                 1998
---------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                $ 55,405             $ 46,787             $ 47,008

Adjustments to reconcile net income to
    net cash provided by operating activities:
  Amortization                                                  --                   --                    295

  Undistributed earnings of subsidiaries                      14,419              (10,338)             (10,087)

  (Increase) decrease in dividends
    receivable from subsidiaries                             (13,002)              (4,125)              10,325

  Increase in other assets                                    (1,528)              (1,489)              (1,224)

  Increase (decrease) in
    other liabilities                                         (1,266)               1,244                 (500)
---------------------------------------------------------------------------------------------------------------
        NET CASH PROVIDED BY
          OPERATING ACTIVITIES                                54,028               32,079               45,817
---------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  (Purchase) repayment of debenture
    from subsidiary bank                                     (18,000)             (10,000)              10,500

  Repayment of note payable                                     --                 (3,500)                --

  Proceeds from note payable                                    --                   --                  3,500

  Capital contribution to subsidiary                            --                   (300)              (3,631)

  Purchase of investment securities                             (524)              (1,025)                (423)

  Other,net                                                     --                  2,000                  (42)
---------------------------------------------------------------------------------------------------------------
        NET CASH (USED IN) PROVIDED BY
          INVESTING ACTIVITIES                               (18,524)             (12,825)               9,904
---------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Cash dividends paid                                        (28,077)             (24,023)             (19,359)

  Proceeds from issuance of
    common stock                                                   7                3,354                  485

  Purchase of treasury stock,net                             (11,821)              (3,166)             (10,334)
---------------------------------------------------------------------------------------------------------------
        NET CASH USED IN
          FINANCING ACTIVITIES                               (39,891)             (23,835)             (29,208)
---------------------------------------------------------------------------------------------------------------
        (Decrease) increase in cash                           (4,387)              (4,581)              26,513

Cash at beginning of year                                     37,822               42,403               15,890
---------------------------------------------------------------------------------------------------------------
        CASH AT END OF YEAR                                 $ 33,435             $ 37,822             $ 42,403
---------------------------------------------------------------------------------------------------------------