Form 10-K, Exhibit 13
period 2001-12-31
PARK NATIONAL CORP /OH/
filed 2002-03-22
CIK 805676

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

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

OVERVIEW
On March 23, 2001, Park merged with Security Banc Corporation, a $995 million bank holding company headquartered in Springfield, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately 3,350,000 shares of common stock to the stockholders of Security Banc Corporation based upon an exchange ratio of .284436 shares of Park common stock for each outstanding share of Security Banc Corporation common stock. The three financial institution subsidiaries of Security Banc Corporation (The Security National Bank and Trust Co., The Citizens National Bank of Urbana, and The Third Savings and Loan Company) are being operated as two separate subsidiaries by Park. The Third Savings and Loan Company is now being operated as a separate division of The Security National Bank and Trust Co. under the name of Unity National, and The Citizens National Bank of Urbana is also being operated as a separate banking subsidiary of Park. The historical financial statements of Park have been restated to show Security Banc Corporation and Park on a combined basis.

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

Net income for 2001 was $78.4 million, the highest in Park's fifteen year history as a bank holding company. This represents a 14.3% increase over net income of $68.5 million for 2000. Earnings per share were $5.58 for 2001, up by 16.0% over the $4.81 earnings per share for 2000. These large increases for 2001 can be misleading as 2000 results have been restated to reflect the merger transaction with Security Banc Corporation discussed above.

Earnings per share of $5.58 for 2001 represents an increase of 9.4% compared to Park's originally reported earnings per share of $5.10 for 2000. This is a better indication of the improvement in earnings for 2001. The following table compares the originally reported earnings per share with the restated earnings per share for the past five years.

----------------------------------------------------------------------------
              ORIGINALLY        PERCENT        RESTATED        PERCENT
            REPORTED EPS        INCREASE         EPS           INCREASE
----------------------------------------------------------------------------
2001            $5.58              9.4%         $5.58           16.0%
2000            $5.10              9.2%         $4.81            8.6%
1999            $4.67             10.7%         $4.43            2.3%
1998            $4.22             10.8%         $4.33            9.1%
1997            $3.81             11.1%         $3.97           14.4%
----------------------------------------------------------------------------

The restated earnings per share takes into account all of the merger trans-actions that Park has been involved in during the past five years. Please note that the originally reported earnings per share were higher for 2000 and 1999 and lower for 1998 and 1997. Management believes that merger transactions should be accretive to earnings per share after the first full year of combined operations. Originally reported earnings per share has increased at an annual compound growth rate of 10.22% over the past five years.

The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

Effective with the fourth quarter of 2001, the quarterly cash dividend on common stock was increased to $.76 per share. The new annualized cash dividend of $3.04 per share is 7.0% greater than the cash dividend paid in 2000. The Corporation has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 15.9%.

Park's business strategy is geared toward maximizing the return to stock-holders. The Corporation's common stock value has appreciated 15.8% annually on a compounded, total return basis for the last five years and 16.7% annually for the past ten years. The December 31, 2001 value of a $1,000 investment on December 31, 1996 and a $1,000 investment on December 31, 1991 would be $2,078 and $4,704, respectively, inclusive of the reinvestment of dividends in the Corporation's stock.

ABOUT OUR BUSINESS
Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed Park to achieve solid financial results even in periods where there have been weak economic conditions.

Park has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. Park and its subsidiaries operate one hundred seven financial service offices and a network of one hundred nine automatic teller machines in twenty-six Ohio counties.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

A table of financial data of the Corporation's affiliates for 2001, 2000, and 1999 is shown below. See Footnote 19 to the financial statements for additional financial information on the Corporation's affiliates.

TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA


-------------------------------------------------------------------------------------------------
                                         2001                  2000                   1999
                                 AVERAGE      NET      Average      Net       Average     Net
    (IN THOUSANDS)                ASSETS     INCOME     Assets     Income      Assets    Income
--------------------------------------------------------------------------------------------------
  Park National Bank:
    Park National
    Division                    $1,010,407  $22,330  $  963,176  $22,111   $  883,680  $20,411
    Fairfield National
    Division                       293,782    5,670     288,477    4,777      281,893    4,209
  Richland Trust Company           447,654    7,252     448,029    5,667      415,528    5,085
  Century National Bank            416,970    8,256     399,814    7,023      388,616    5,688
  First-Knox National Bank:
    First-Knox National
    Division                       562,275   10,627     541,570    9,755      509,143    8,765
    Farmers & Savings
    Division                        75,625    1,735      69,084    1,363       63,160      903
  United Bank N.A.                 189,010    1,909     179,495      851      178,973      621
  Second National Bank             307,081    5,681     303,110    2,915      299,278    1,400
  Security National Bank:
    Security National
    Division                       661,046   10,114     632,517    9,298      621,484   11,311
    Unity National
    Division                       184,850      111     195,634    1,389      196,182    2,158
  Citizens National Bank           175,263    1,998     166,210    2,061      135,486    2,371
  Parent Company,
    including
    consolidating
    entries                        (53,959)   2,679     (45,282)   1,337      (23,768)     883
--------------------------------------------------------------------------------------------------
  CONSOLIDATED
  TOTALS                        $4,270,004  $78,362  $4,141,834  $68,547   $3,949,655  $63,805
--------------------------------------------------------------------------------------------------


RETURN ON EQUITY
Park's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2001 there were approximately 66 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 17.33%, 16.55% and 15.60% in 2001, 2000, and 1999, respectively. The return on equity ratio has averaged 16.36% over the past five years compared to 14.26% for the peer group.

HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

                                    [GRAPH]

        20.00%

        15.00%

        10.00%

         5.00%

         0.00%
                 1997      1998     1999      2000     2001

    Park         16.22%    16.11%   15.60%    16.55%   17.33%

    Peer Mean    14.13%    13.40%   14.72%    14.86%   14.21%(*)
                                                   (*)as of 09/30/2001


BALANCE SHEET COMPOSITION
Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS
Deposits: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 15% of total deposits for the last three years. In 2001, year-end total deposits increased by $162 million or 5.1% compared to an increase of $48 million or 1.5% for 2000. Approximately $15 million of the 2001 increase resulted from the purchase of a bank branch office in Jamestown, Ohio in December 2001. The banking industry experienced larger deposit increases in 2001 as consumers shifted funds from the equity markets to deposits and fixed income securities. Park had increases of 2.1% in time deposits, 4.31% in noninterest bearing deposits, and 9.6% in interest bearing transaction accounts. Management expects that deposit growth will be slower in 2002 as some depositors shift funds to the equity markets. The small increase in deposits for 2000 was primarily due to time deposits growing by only $24 million. Park chose not to match some of the higher rates being paid on time deposits by competitors during 2000 and as a result experienced slower growth.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2001 were:

TABLE 2 - $100,000 AND OVER MATURITY SCHEDULE
--------------------------------------------------------------------------------
    DECEMBER 31,2001                                TIME CERTIFICATES
    (IN THOUSANDS)                                     OF DEPOSIT
--------------------------------------------------------------------------------
  3 months or less                                     $193,897
  Over 3 months through 6 months                         69,295
  Over 6 months through 12 months                        97,819
  Over 12 months                                         58,285
--------------------------------------------------------------------------------
    TOTAL                                              $419,296
--------------------------------------------------------------------------------

SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings.

These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term invest-ments. The average rate paid on short-term borrowings was 3.33%, 5.66% and 4.73% for 2001, 2000 and 1999, respectively. By comparison, the average federal funds rate was 3.89%, 6.24% and 4.97% for 2001, 2000 and 1999, respectively. In 2001, average short-term borrowings were $279 million compared to $295 million in 2000 and $360 million in 1999. Average short-term borrowings were 6.5% of average assets in 2001 compared to 7.1% in 2000 and 9.1% in 1999.

LONG-TERM DEBT: Long-term debt is a result of borrowings from the Federal Home Loan Bank. The average rate paid on long-term debt was 4.67% for 2001 compared to 5.84% for 2000 and 5.20% for 1999. At December 31, 2001, approximately 50% of the long-term debt of $393 million was variable rate at an interest rate of 1.95% compared to the fixed rate debt at an average rate of 5.l4%. In 2001, average long-term debt was $296 million compared to $267 million in 2000 and $89 million in 1999. Average long-term debt was 6.9% of average assets in 2001 compared to 6.5% in 2000 and 2.3% in 1999. Management increased the use of variable rate long-term debt in 2001 and 2000 and reduced the use of short-term borrowings. The variable rate borrowings reprice each month based on a short-term money market rate and may be prepaid monthly at the repricing date.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets was 10.59% in 2001, 10.00% in 2000 and 10.36% in 1999.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other income which is part of the Corporation's equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes, was $8.7, $4.0, and $(16.3) million at year-end 2001, 2000 and 1999, respectively.

INVESTMENT OF FUNDS
LOANS: Average loans, net of unearned income, were $2,882 million in 2001 compared to $2,874 million in 2000 and $2,618 million in 1999. The average yield on loans was 8.69% in 2001 compared to 9.02% in 2000 and 8.75% in 1999. The average prime lending rate in 2001 was 6.92% compared to 9.19% in 2000 and 7.99% in 1999. Approximately 68% of loan balances mature or reprice within one year. This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, decreased by $160 million or 5.4% in 2001 compared to an increase of $176 million or 6.3% in 2000. Residential real estate loans decreased by $88 million or 7.6% to $1,074 million at year-end 2001 compared to an increase of $85 million or 7.9% for 2000. With long-term interest rates at relatively low levels throughout 2001, the demand for fixed rate residential mortgage loans was very strong. However, Park sells the long-term fixed rate mortgage loans in the secondary market and retains the servicing on these loans. This activity, the origination and sale of fixed rate mortgage loans, produced a significant increase in fee income during 2001, but did not increase loan balances since the loans are sold. In fact, many borrowers took advantage of the low interest rate environment to refinance their adjustable rate mortgage loan into a fixed rate mortgage loan which reduces the loan balances reported on the balance sheet.

Demand for commercial loans, consumer loans and automobile leasing was weak in 2001. Commercial loans decreased by 8.1%, compared to decreases of 6.6% in consumer loans and 13.5% in leases. Management expects that the demand for loans will increase in 2002 as the economy recovers from the recession that started in March 2001.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE


------------------------------------------------------------------------------------------------------
    DECEMBER 31,
    (IN THOUSANDS)          2001              2000              1999            1998         1997
------------------------------------------------------------------------------------------------------
Commercial,
  financial and
  agricultural          $  440,336        $  479,167        $  440,166      $  413,773   $  396,491
Real estate -
  construction              89,235            95,310            99,519         103,508       93,735
Real estate -
  residential            1,073,801         1,161,498         1,076,352       1,039,866    1,048,101
Real estate -
  commercial               595,567           570,969           514,590         442,818      395,199
Consumer,net               477,579           511,310           529,577         454,698      439,714
Leases,net                 119,290           137,950           120,246          63,485       37,180
------------------------------------------------------------------------------------------------------
  TOTAL LOANS           $2,795,808        $2,956,204        $2,780,450      $2,518,148   $2,410,420
------------------------------------------------------------------------------------------------------



TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION


-----------------------------------------------------------------------------------------
                                                     Over One           Over
    DECEMBER 31,2001                   One Year      Through            Five
    (IN THOUSANDS)                      or Less      Five Years         Years    Total
-----------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                         $216,129      $122,080        $102,127   $440,336
Real estate - construction               47,830         5,894          35,511     89,235
-----------------------------------------------------------------------------------------
  TOTAL                                $263,959      $127,974        $137,638   $529,571
-----------------------------------------------------------------------------------------
Total of these selected loans due
  after one year with:
    Fixed interest rate                                                         $100,014
    Floating interest rate                                                      $165,598
-----------------------------------------------------------------------------------------

INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. The Corporation classifies approximately 98% of its securities as available-for-sale--see Footnote 4 to the financial statements. These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as comprehensive other income which is part of the Corporation's equity. Management classifies a large portion of the securities portfolio as available-for-sale so that these securities will be available to be sold in future periods in carrying out the Corporation's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

The Corporation's investment strategy is dynamic. As conditions change over time, the Corporation's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. The Corporation regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield from the investment portfolio. Park realized a net security gain of $140,000 in 2001, compared to net security losses of $889,000 in 2000 and $4.6 million in 1999.

Total year-end investment securities increased by $508 million or 53.2% in 2001 compared to a decrease of $41 million or 4.1% in 2000. The large increase in the investment portfolio in 2001 was needed to compensate for the decrease in total loans. The increase in the investment portfolio was funded by a decrease in loans and by increases in deposits and total borrowed funds. The increase in the investment portfolio is due to an increase in U.S. Government Agency asset-backed securities. This segment of the investment portfolio consists of mortgage-backed securities and collateralized mortgage obligations. The mortgage-backed securities portfolio totaled $462 million at year-end 2001 compared to $411 million at year-end 2000. The collateralized mortgage obligations totaled $609 million at December 31, 2001 compared to $5 million at year-end 2000. At year-end 2001, the mortgage-backed securities portfolio consists primarily of seasoned fifteen year mortgages with a remaining average life of 3.9 years and an average yield of 6.51%. The collateralized mortgage obligations are all backed by fifteen year mortgage-backed securities and have a remaining average life of 2.9 years with an average yield of 6.11%.

The average yield on taxable investment securities was 6.58%, 6.65%, and 6.51% for 2001, 2000, and 1999, respectively. The average maturity or repricing of the taxable investment portfolio was approximately 3.0 years at year-end 2001 compared to 3.5 years at year-end 2000 and 5.1 years at year-end 1999.

The average maturity of the taxable investment portfolio would lengthen if long-term interest rates would increase as cash flow from mortgage-backed securities and collateralized mortgage obligations would change. Management estimates that the average maturity of the taxable investment portfolio would lengthen to 4.8 years with a 1.00% increase in long-term interest rates and to
5.8 years with a 2.00% increase in long-term interest rates.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

The Corporation's tax-exempt securities portfolio was 10.5% of the total securities portfolio at year-end 2001 compared to 17.7% at year-end 2000 and 18.0% at year-end 1999. The average tax-equivalent yield on tax-exempt securities was 6.97%, 6.85% and 6.94% for 2001, 2000 and 1999, respectively. The average maturity of the tax-exempt portfolio was 5.3 years at year-end 2001 compared to 6.1 years at year-end 2000 and 6.5 years at year-end 1999. The following table sets forth the book value of investment securities at year end:

TABLE 5 - INVESTMENT SECURITIES


--------------------------------------------------------------------------------------------------
    DECEMBER 31,
    (IN THOUSANDS)                                           2001           2000           1999
--------------------------------------------------------------------------------------------------
Obligations of U.S. Treasury and other
  U.S. Government agencies                                 $  197,502   $  332,428   $  340,405
Obligations of states and political subdivisions              153,954      168,970      179,893
U.S. Government asset-backed securities
  and other asset-backed securities                         1,071,445      416,406      442,544
Other securities                                               41,278       38,167       34,352
--------------------------------------------------------------------------------------------------
  TOTAL                                                    $1,464,179   $  955,971   $  997,194
--------------------------------------------------------------------------------------------------

EARNING RESULTS
The Corporation's principal source of earnings is net interest income, the dif-ference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $12.2 million or 6.7% to $192.9 million for 2001 compared to an increase of $7.0 million or 4.0% to $180.8 million for 2000. The net yield on interest earning assets increased to 4.92% for 2001 compared to 4.75% for 2000 and 4.87% for 1999.

Similarly, the net interest rate spread--the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities increased to 4.25% for 2001 compared to 3.99% for 2000 and 4.22% for 1999. The increase in net interest income for 2001 was due to both an increase in the net interest spread and the increase in average interest earning assets. The increase for 2000 was primarily due to the growth in average interest earning assets.

TABLE 6 - DISTRIBUTION OF ASSETS,LIABILITIES AND STOCKHOLDERS' EQUITY


--------------------------------------------------------------------------------------------------------------------------------
    DECEMBER 31,                                                        2001                                           2000
    (DOLLARS IN THOUSANDS)                                 DAILY                      AVERAGE            Daily
                                                          AVERAGE      INTEREST        RATE            Average       Interest
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
INTEREST EARNING ASSETS:
  Loans (1) (2)                                       $ 2,881,551     $   250,465     8.69%          $ 2,873,939   $   259,094
  Taxable investment securities                           945,333          62,197     6.58%              828,550        55,076
  Tax-exempt investment securities (3)                    160,374          11,173     6.97%              173,390        11,872
  Federal funds sold                                       21,021             872     4.15%               24,144         1,404
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EARNING ASSETS                       4,008,279         324,707     8.10%            3,900,023       327,446
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EARNING ASSETS:
  Allowance for possible loan losses                      (59,761)                                       (53,645)
  Cash and due from banks                                 123,424                                        126,720
  Premises and equipment,net                               39,967                                         40,319
  Other assets                                            158,095                                        128,417
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                             $ 4,270,004                                    $ 4,141,834
--------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Transaction accounts                                $   649,831     $    11,824     1.82%          $   628,353   $    14,633
  Savings deposits                                        514,194          10,781     2.10%              516,382        12,243
  Time deposits                                         1,571,021          81,707     5.20%            1,521,378        83,164
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING DEPOSITS                     2,735,046         104,312     3.81%            2,666,113       110,040
--------------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                   279,244           9,296     3.33%              295,162        16,700
  Long-term debt                                          295,669          13,796     4.67%              267,147        15,599
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING LIABILITIES                  3,309,959         127,404     3.85%            3,228,422       142,339
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES:
  Demand deposits                                         460,219                                        460,360
  Other                                                    47,539                                         38,957
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST BEARING LIABILITIES                 507,758                                        499,317
--------------------------------------------------------------------------------------------------------------------------------
  Shareholders' equity                                    452,287                                        414,095
--------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                             $ 4,270,004                                    $ 4,141,834
--------------------------------------------------------------------------------------------------------------------------------
Net interest earnings                                                 $   197,303                                  $   185,107
Net interest spread                                                                   4.25%
Net yield on interest earning assets                                                  4.92%
--------------------------------------------------------------------------------------------------------------------------------



--------------------------------------------------------------------------------------------------------------
    DECEMBER 31,                                                                         1999
    (DOLLARS IN THOUSANDS)                               Average            Daily                     Average
                                                          Rate            Average       Interest       Rate
--------------------------------------------------------------------------------------------------------------
ASSETS
INTEREST EARNING ASSETS:
  Loans (1) (2)                                           9.02%          $ 2,618,162   $   229,049     8.75%
  Taxable investment securities                           6.65%              836,708        54,509     6.51%
  Tax-exempt investment securities (3)                    6.85%              188,891        13,117     6.94%
  Federal funds sold                                      5.82%               28,420         1,444     5.08%
--------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EARNING ASSETS                         8.40%            3,672,181       298,119     8.12%
--------------------------------------------------------------------------------------------------------------
NONINTEREST EARNING ASSETS:
  Allowance for possible loan losses                                         (50,196)
  Cash and due from banks                                                    143,673
  Premises and equipment,net                                                  41,919
  Other assets                                                               142,078
--------------------------------------------------------------------------------------------------------------
    TOTAL                                                                $ 3,949,655
--------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Transaction accounts                                    2.33%          $   607,435   $    12,584     2.07%
  Savings deposits                                        2.37%              537,852        12,348     2.30%
  Time deposits                                           5.47%            1,460,886        72,649     4.97%
--------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING DEPOSITS                       4.13%            2,606,173        97,581     3.74%
--------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                   5.66%              359,639        17,006     4.73%
  Long-term debt                                          5.84%               89,399         4,651     5.20%
--------------------------------------------------------------------------------------------------------------
    TOTAL INTEREST BEARING LIABILITIES                    4.41%            3,055,211       119,238     3.90%
--------------------------------------------------------------------------------------------------------------
NONINTEREST BEARING LIABILITIES:
  Demand deposits                                                            451,723
  Other                                                                       33,642
--------------------------------------------------------------------------------------------------------------
    TOTAL NONINTEREST BEARING LIABILITIES                                    485,365
--------------------------------------------------------------------------------------------------------------
  Shareholders' equity                                                       409,079
--------------------------------------------------------------------------------------------------------------
    TOTAL                                                                $ 3,949,655
--------------------------------------------------------------------------------------------------------------
Net interest earnings                                                                  $   178,881
Net interest spread                                       3.99%                                        4.22%
Net yield on interest earning assets                      4.75%                                        4.87%
--------------------------------------------------------------------------------------------------------------

(1) Loan income includes net fee loan income of $3,605 in 2001, $809 in 2000 and $1,069 in 1999. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 2001, 2000 and 1999. The taxable equivalent adjustment was $1,028 in 2001, $1,020 in 2000 and $954 in 1999.

(2) For purposes of this computation, non-accrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 2001, 2000 and 1999. The taxable equivalent was $3,331 in 2001, $3,454 in 2000 and $4,132 in 1999.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

The yield on average interest earning assets was 8.10% in 2001 compared to 8.40% in 2000 and 8.12% in 1999. The average prime lending rate was approximately 6.92% for 2001 compared to 9.19% for 2000 and 7.99% for 1999. The Federal Reserve Board decreased the federal funds rate from 6.50% to 1.75% during 2001. Short-term interest rates are expected to stay relatively low during 2002. About one-third of Park's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to decrease in 2002. Average interest earning assets increased by $108 million or 2.8% to $4,008 million in 2001 compared to an increase of $228 million or 6.2% to $3,900 million in 2000.

The average rate paid on average interest bearing liabilities was 3.85% in 2001 compared to 4.41% in 2000 and 3.90% in 1999. The average rate paid on deposits was 3.81% for 2001 compared to 4.13% for 2000 and 3.74% for 1999. Management expects that the average rate paid on deposits and borrowed funds will continue to decrease in 2002 as a result of the large decrease in short-term market rates during 2001. Average interest bearing liabilities increased by $82 million or 2.5% to $3,310 million in 2001 compared to an increase of $173 million or 5.7% to $3,228 million in 2000. Average interest bearing deposits as a percentage of average interest bearing liabilities were 82.6% in both 2001 and 2000 compared to 85.3% in 1999.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS


---------------------------------------------------------------------------------------------------------
                                  CHANGE FROM 2000 TO 2001                Change From 1999 To 2000
    (IN THOUSANDS)                   VOLUME       RATE        TOTAL      Volume       Rate       Total
---------------------------------------------------------------------------------------------------------
  Increase (decrease) in:
    Interest income:
---------------------------------------------------------------------------------------------------------
    TOTAL LOANS                    $    698    $ (9,327)   $ (8,629)   $ 22,833    $  7,212    $ 30,045
---------------------------------------------------------------------------------------------------------
  Taxable investments                 7,706        (585)      7,121        (554)      1,121         567
  Tax-exempt investments               (904)        205        (699)     (1,075)       (170)     (1,245)
  Federal funds sold                   (165)       (367)       (532)       (234)        194         (40)
---------------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME             7,335     (10,074)     (2,739)     20,970       8,357      29,327
---------------------------------------------------------------------------------------------------------
Interest expense:
  Transaction accounts                  486      (3,295)     (2,809)        441       1,608       2,049
  Savings accounts                      (52)     (1,410)     (1,462)       (487)        382        (105)
  Time deposits                       2,690      (4,147)     (1,457)      3,066       7,449      10,515
  Short-term borrowings                (858)     (6,546)     (7,404)     (3,336)      3,030        (306)
  Long-term debt                      1,546      (3,349)     (1,803)     10,310         638      10,948
---------------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE            3,812     (18,747)    (14,935)      9,994      13,107      23,101
---------------------------------------------------------------------------------------------------------
    NET VARIANCE                   $  3,523    $  8,673    $ 12,196    $ 10,976    $ (4,750)   $  6,226
---------------------------------------------------------------------------------------------------------

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $6.7 million or 17.6% to $45.1 million in 2001 and increased by $1.6 million or 4.4% to $38.4 million in 2000 compared to $36.7 million for 1999. Service charges on deposit accounts increased by $733,000 or 5.8% in 2001 and by $1.1 million or 9.7% in 2000 due to both fee increases and increases in the number of transaction accounts.

Income from fiduciary activities increased by $647,000 or 7.9% in 2001 and by $494,000 or 6.4% in 2000 due primarily to increases in assets under management for new trust department customers.

The subcategory of "other income" increased by $629,000 or 5.1% in 2001 due primarily to increased fees from check card and ATM services. The increased fee income is primarily due to an increase in the usage of these electronic card-based services and to a lesser extent fee increases.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory other service income. For 2001, other service income increased by $4.7 million or 90.7% due primarily to the increase in fixed rate mortgage loan volume. Fixed rate mortgage loan volume is greatly dependent on the level of long-term interest rates. Other service income was $5.2 million for both 2000 and 1999. Management expects that the fixed rate mortgage loan volume will be below 2001 activity in 2002, but will surpass the activity in 2000.

Losses on sales of securities were $889,000 in 2000 and $4.6 million in 1999 compared to a gain of $140,000 in 2001. The proceeds from the sales of securities in 2000 and 1999 were generally invested in higher yielding, longer maturity securities. Lower overall interest rates prevented sales for losses and related reinvestments in 2001. During 2001, 2000, and 1999, the Corporation had no investment in off-balance sheet derivative instruments.

OTHER EXPENSE: Total other expense increased by $7.3 million or 6.9% to $114.2 million in 2001 and increased by $3.4 million or 3.3% to $106.9 million in 2000 compared to $103.5 million for 1999.

Salaries and employee benefits increased by $4.3 million or 7.8% in 2001 compared to an increase of $2.9 million or 5.5% in 2000. Full-time equivalent employees at year-end were 1,551 in 2001, and 1,528 in 2000. The five affiliate banks acquired by Park in 2000 and 2001 were included in Park's officer incentive compensation program in 2001, which increased salaries expense by approximately $1.5 million. Management expects that salaries and employee benefits expense will increase by approximately 5.5% in 2002.

Data processing fees increased by $424,000 or 5.4% in 2001 compared to an increase of $921,000 or 13.3% in 2000. The large increase in data processing expense in 2000 was primarily due to an upgrade in the mainframe equipment in 1999 which is being depreciated over three years.

The subcategory "other expense" increased by $2.3 million or 27.7% in 2001 due primarily to a charge of $2.0 million to increase the reserve for auto lease residuals. The reserve at year-end 2001 was $3.1 million or 6.7% of auto lease residuals. Actual losses on auto lease residuals were $502,000 in 2001 and $258,000 in 2000. Management expects that the losses on auto lease residuals will increase in 2002, but believes that the reserve is adequate to absorb such losses.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.4% in 2001, 29.0% in 2000 and 29.1% in 1999. A lower tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits.

CREDIT EXPERIENCE
PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge- offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions.

The allowance for loan losses at December 31, 2001 totaled $60.0 million and represented 2.14% of total loans outstanding at December 31, 2001 compared to $57.5 million or 1.94% of total loans outstanding at December 31, 2000 and $52.1 million or 1.88% of total loans outstanding at December 31, 1999. The provision for loan losses was $13.1 million for 2001 compared to $14.8 million for 2000 and $12.5 million for 1999. Net charge-offs were $10.6 million for 2001 compared to $9.5 million for 2000 and $8.4 million for 1999.

Management believes that the allowance for loan losses at year-end 2001 is adequate to absorb credit losses inherent in the loan portfolio. See Footnote 1 to the financial statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE


------------------------------------------------------------------------------------------------
    (IN THOUSANDS)              2001          2000          1999          1998         1997
------------------------------------------------------------------------------------------------
AVERAGE LOANS
  (NET OF UNEARNED
  INTEREST)                 $2,881,551    $2,873,939    $2,618,162    $2,443,119    $2,326,022
ALLOWANCE FOR POSSIBLE
LOAN LOSSES:
  Beginning balance         $   57,473    $   52,140    $   48,098    $   45,018    $   42,352
  CHARGE-OFFS:
    Commercial                   3,770         5,077         5,055         1,443         2,471
    Real estate                  2,623         1,161         1,907         1,862         1,308
    Consumer                     9,908         6,825         5,361         6,275         4,988
    Lease financing              1,519           933           268           184           144
------------------------------------------------------------------------------------------------
      TOTAL CHARGE-OFFS         17,820        13,996        12,591         9,764         8,911
------------------------------------------------------------------------------------------------
  RECOVERIES:
    Commercial                   2,453           788           445         1,271           522
    Real estate                    656           573         1,484         1,074           715
    Consumer                     3,426         2,772         2,123         1,890         1,530
    Lease financing                712           406           112            91           226
------------------------------------------------------------------------------------------------
      TOTAL RECOVERIES           7,247         4,539         4,164         4,326         2,993
------------------------------------------------------------------------------------------------
        NET CHARGE-OFFS         10,573         9,457         8,427         5,438         5,918
------------------------------------------------------------------------------------------------
    Provision charged
    to earnings                 13,059        14,790        12,469         8,518         8,584
------------------------------------------------------------------------------------------------
  ENDING BALANCE            $   59,959    $   57,473    $   52,140    $   48,098    $   45,018
------------------------------------------------------------------------------------------------
RATIO OF NET CHARGE-OFFS
  TO AVERAGE LOANS                0.37%         0.33%         0.32%         0.22%         0.25%
RATIO OF ALLOWANCE FOR
  POSSIBLE LOAN LOSSES TO
  END OF YEAR LOANS, NET
  OF UNEARNED INTEREST            2.14%         1.94%         1.88%         1.91%         1.87%
------------------------------------------------------------------------------------------------

The following table summarizes the allocation of allowance for possible loan losses:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

------------------------------------------------------------------------------------------------------------------------------------
                        2001                    2000                    1999                   1998                  1997

   DECEMBER 31,             PERCENT OF              PERCENT OF              PERCENT OF             PERCENT OF            PERCENT OF
   (DOLLARS IN              LOANS PER               LOANS PER               LOANS PER              LOANS PER             LOANS PER
   THOUSANDS)    ALLOWANCE  CATEGORY     ALLOWANCE  CATEGORY     ALLOWANCE  CATEGORY    ALLOWANCE  CATEGORY    ALLOWANCE CATEGORY
------------------------------------------------------------------------------------------------------------------------------------
Commercial       $15,853     15.75%      $15,573     16.21%       $13,645     15.83%    $12,827     16.43%     $13,683    16.45%
Real estate       21,695     62.90%       20,222     61.83%        18,280     60.80%     17,448     62.99%      15,100    63.77%
Consumer          19,131     17.08%       17,886     17.30%        17,212     19.05%     15,923     18.06%      14,950    18.24%
Leases             3,280      4.27%        3,792      4.67%         3,003      4.32%      1,900      2.52%       1,285     1.54%
------------------------------------------------------------------------------------------------------------------------------------
   TOTAL         $59,959    100.00%      $57,473    100.00%       $52,140    100.00%    $48,098    100.00%     $45,018   100.00%
------------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2001, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) loans whose terms have been renegotiated; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS


------------------------------------------------------------------------------------
    DECEMBER 31,                 2001        2000       1999       1998       1997
    (DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------------
Nonaccrual loans                $17,303    $10,204    $ 6,446    $ 5,606    $ 6,090
Renegotiated loans                2,254      6,440        740        814      1,975
Loans past due 90 days
  or more                         7,550      5,093      5,191      4,283      4,970
------------------------------------------------------------------------------------
  TOTAL NONPERFORMING
    LOANS                        27,107     21,737     12,377     10,703     13,035
------------------------------------------------------------------------------------
Other real estate owned           3,425      1,716      2,486      1,769        558
------------------------------------------------------------------------------------
  TOTAL NONPERFORMING
    ASSETS                      $30,532    $23,453    $14,863    $12,472    $13,593
------------------------------------------------------------------------------------
PERCENTAGE OF
  NONPERFORMING LOANS
  TO LOANS, NET OF
  UNEARNED INTEREST                0.97%      0.74%      0.45%      0.43%      0.54%
PERCENTAGE OF
  NONPERFORMING ASSETS
  TO LOANS, NET OF
  UNEARNED INTEREST                1.09%      0.79%      0.53%      0.50%      0.56%
PERCENTAGE OF
  NONPERFORMING ASSETS
  TO TOTAL ASSETS                  0.67%      0.56%      0.36%      0.35%      0.40%
------------------------------------------------------------------------------------

Tax equivalent interest income from loans of $250.5 million for 2001 would have increased by $1,324,000 if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2001 in the approximate amount of $1,188,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $101.6 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2001 compared to $83.3 million at year-end 2000 and $63.8 million at year-end 1999. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans.

CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $289,000 during 2001 to $169.1 million at year end. Cash provided by operating activities was $98.2 million in 2001, $76.9 million in 2000, and $84.8 million in 1999. Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $351.0 million in 2001, $115.4 million in 2000, and $303.9 million in 1999. A major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash provided by the net decrease in the loan portfolio was $156.1 million in 2001 and cash used for the net increase in loans was $184.0 million in 2000 and $271.0 in 1999.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions used $499.0 million of cash in 2001, provided $71.9 million of cash in 2000 and provided $26.8 million of cash in 1999.

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

Cash provided by financing activities was $252.5 million in 2001, $22.1 million in 2000, and $222.8 million in 1999. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $147.0 million in 2001, $47.6 million in 2000 and $48.5 million in 1999. The purchase of deposits with the branch offices in 2001 and 1999 provided cash of $15.0 million and $14.9 million, respectively.

Changes in short-term borrowings or long-term debt is another major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $42.6 million in 2001. The net change in short-term borrowings used cash of $120.4 million in 2000 and provided cash of $117.7 million in 1999. Cash was provided by the net increase in long-term debt of $102.4 million in 2001, $149.6 million in 2000 and $74.5 million in 1999.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale.

The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,493 million or 58.5% of interest earning assets at year-end 2001. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

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

The following table shows interest sensitivity data for five different time intervals as of December 31, 2001:

TABLE 11 - INTEREST RATE SENSITIVITY


---------------------------------------------------------------------------------------------------------
    (DOLLARS                    0-3          3-12         1-3          3-5       Over 5
    IN THOUSANDS)             Months        Months       Years        Years       Years        TOTAL
---------------------------------------------------------------------------------------------------------
INTEREST RATE
  SENSITIVE ASSETS:
  Investment
    securities (1)          $  145,330  $   434,210   $  574,594   $  166,678   $  143,417   $1,464,229
  Loans (1)                    813,810    1,099,668      654,374      167,087       60,869    2,795,808
---------------------------------------------------------------------------------------------------------
    TOTAL INTEREST
      EARNING
      ASSETS                   959,140    1,533,878    1,228,968      333,765      204,286    4,260,037
---------------------------------------------------------------------------------------------------------
INTEREST BEARING
  LIABILITIES:
  Interest bearing
    checking (2)               104,704         --        314,111         --           --        418,815
  Savings
    accounts (2)               262,841         --        262,841         --           --        525,682
  Money market
    checking                   288,039         --           --           --           --        288,039
  Time deposits                420,718      633,079      452,350       57,226        1,428    1,564,801
  Other                          1,533         --           --           --           --          1,533
---------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS           1,077,835      633,079    1,029,302       57,226        1,428    2,798,870
---------------------------------------------------------------------------------------------------------
  Short-term
    borrowings                 318,311         --           --           --           --        318,311
  Long-term debt               200,600        7,225        5,951       75,678      103,086      392,540
---------------------------------------------------------------------------------------------------------
    TOTAL INTEREST
      BEARING
      LIABILITIES            1,596,746      640,304    1,035,253      132,904      104,514    3,509,721
---------------------------------------------------------------------------------------------------------
  INTEREST RATE
    SENSITIVITY GAP           (637,606)     893,574      193,715      200,861       99,772    750,316
  CUMULATIVE RATE
    SENSITIVITY GAP           (637,606)     255,968      449,683      650,544      750,316
  CUMULATIVE GAP AS
    A PERCENTAGE OF
    TOTAL INTEREST
    EARNING ASSETS              -14.97%        6.01%       10.56%       15.27%       17.61%
---------------------------------------------------------------------------------------------------------

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a positive 6.01% to a negative 7.53%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2001, the cumulative interest earning assets maturing or repricing within twelve months were $2,493 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,237 million. For the twelve months, rate sensitive assets exceed rate sensitive liabilities by $256 million or 6.0% of earning assets. This is expressed in the table as a positive number because cumulative rate sensitive assets within twelve months exceed cumulative rate sensitive liabilities within twelve months.

A positive twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would modestly increase if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of trans-action and savings accounts that may not prove to be correct.

The cumulative twelve month interest rate sensitivity gap position at December 31, 2000 was a negative $135 million or 3.4% of interest earning assets compared to a positive $256 million or a positive 6.0% of interest earning assets at December 31, 2001. This change in the cumulative twelve month interest rate sensitivity gap of a positive $391 million was primarily due to an increase in the amount of investments repricing or maturing in one year to $580 million at year-end 2001 compared to $206 million at year-end 2000.

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

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2001, the earnings simulation model projected that net income would decrease by ..5% using a rising interest rate scenario and increase by .7% using a declining interest rate scenario over the next year. At December 31, 2000, the earnings simulation model projected that net income would decrease by 1.5% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year and at December 31, 1999, the earnings simulation model projected that net income would decrease by 1.6% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past five years at 4.92% in 2001, 4.75% in 2000, 4.87% in 1999, 4.96% in 1998 and 4.97% in 1997. A major goal of the
Asset/Liability committee is to have a relatively stable net interest margin regardless of the level of interest rates.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2001, the Corporation's equity capital was $468.3 million, an increase of 5.8% over the equity capital at December 31, 2000. Stockholders' equity at December 31, 2001 was 10.25% of total assets compared to 10.53% of total assets at December 31, 2000.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 2001. At year-end 2001, the Corporation had a risk-based capital ratio of 16.09% or capital above the minimum required by $238.8 million. The capital standard of tier l capital to risk-based assets is 4.00% at December 31, 2001. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2001, the Corporation had a tier 1 capital to risk-based assets ratio of 14.84% or capital above the minimum required by $319.8 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2001, the Corporation had a leverage capital ratio of 9.97% or capital above the minimum required by $262.3 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 2001. The following table indicates the capital ratios for each subsidiary and the Corporation at December 31, 2001:

TABLE 12 - CAPITAL RATIOS

--------------------------------------------------------------------------------
                                                    TIER 1           TOTAL
    DECEMBER 31,2001              LEVERAGE       RISK-BASED       RISK-BASED
--------------------------------------------------------------------------------

  Park National Bank               5.73%            8.19%           11.53%

  Richland Trust Company           6.03%           10.19%           11.45%

  Century National Bank            5.61%            9.60%           12.06%

  First-Knox National Bank         5.86%            9.03%           12.62%

  United Bank N.A.                 5.78%           10.67%           11.92%

  Second National Bank             5.58%            8.26%           11.80%

  Security National Bank           5.57%            8.11%           11.81%

  Citizens National Bank           6.01%           11.01%           15.88%

  Park National Corporation        9.97%           14.84%           16.09%

  Minimum Capital Ratio            4.00%            4.00%            8.00%

  Well Capitalized Ratio           5.00%            6.00%           10.00%



RISK-BASED CAPITAL RATIOS  (December 31, 2001)         [GRAPH]

  16.00%

  12.00%

   8.00%

   4.00%

   0.00%
             Leverage           Tier 1               Total

            [ ]  Park
            [ ]  Well Capitalized
            [ ]  Regulatory Minimum



AVERAGE STOCKHOLDERS' EQUITY  (millions)

                                    [GRAPH]

   2001                                            $452.3

   2000                               $414.1

    1999                             $409.1

    1998                       $388.7

    1997                   $354.6


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

                                FINANCIAL REVIEW

--------------------------------------------------------------------------------

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA


------------------------------------------------------------------------------------------------------------
    DECEMBER 31,
    (DOLLARS IN THOUSANDS,            2001           2000            1999            1998           1997
    EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------
RESULTS OF OPERATIONS:
  Interest income                $   320,348    $   323,131     $   293,034     $   281,480    $   271,995
  Interest expense                   127,404        142,339         119,238         118,063        115,682
  Net interest income                192,944        180,792         173,796         163,417        156,313
  Gain/(loss) on sale
    of securities                        140           (889)         (4,639)            527            207
  Noninterest income                  45,098         38,353          36,736          34,417         29,432
  Noninterest expense                114,207        106,862         103,460          98,297         94,639
  Provision for loan losses           13,059         14,790          12,469           8,518          8,584
  Net income                          78,362         68,547          63,805          62,628         57,529
PER SHARE:
  Net income - basic                    5.59           4.82            4.45            4.36           3.99
  Net income - diluted                  5.58           4.81            4.43            4.33           3.97
  Cash dividends declared               2.89           2.66            2.36            1.94           1.60
AVERAGE BALANCES:
  Loans                          $ 2,881,551    $ 2,873,939     $ 2,618,162     $ 2,443,119    $ 2,326,022
  Investment securities            1,105,707      1,001,940       1,025,599         865,437        843,772
  Money market instruments
    and other                         21,021         24,144          28,420          64,790         50,977
------------------------------------------------------------------------------------------------------------
    TOTAL EARNING ASSETS           4,008,279      3,900,023       3,672,181       3,373,346      3,220,771
------------------------------------------------------------------------------------------------------------
  Noninterest bearing
    deposits                         460,219        460,360         451,723         412,702        370,584
  Interest bearing deposits        2,735,046      2,666,113       2,606,173       2,514,660      2,410,295
------------------------------------------------------------------------------------------------------------
    TOTAL DEPOSITS                 3,195,265      3,126,473       3,057,896       2,927,362      2,780,879
------------------------------------------------------------------------------------------------------------
  Short-term borrowings              279,244        295,162         359,639         234,335        202,615
  Long-term debt                     295,669        267,147          89,399          37,714         73,719
  Stockholders' equity               452,287        414,095         409,079         388,704        354,600
  Total assets                     4,270,004      4,141,834       3,949,655       3,633,136      3,444,847
RATIOS:
  Return on average assets              1.84%          1.65%           1.62%           1.72%          1.67%
  Return on average equity             17.33%         16.55%          15.60%          16.11%         16.22%
  Net interest margin (1)               4.92%          4.75%           4.87%           4.96%          4.97%
  Noninterest expense to
    net revenue (1)                    47.11%         47.82%          47.98%          48.72%         49.93%
  Dividend payout ratio                51.64%         52.73%          49.50%          42.40%         41.69%
  Average stockholders' equity
    to average total assets            10.59%         10.00%          10.36%          10.70%         10.29%
  Leveraged capital                     9.97%          9.91%           9.80%           9.87%          9.77%
  Tier 1 capital                       14.84%         15.01%          14.42%          14.86%         14.69%
  Risk-based capital                   16.09%         16.27%          15.64%          16.09%         15.91%
------------------------------------------------------------------------------------------------------------

(1)  Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2001 and 2000. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

TABLE 14 - QUARTERLY FINANCIAL DATA


-----------------------------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS,                                         THREE MONTHS ENDED
    EXCEPT PER SHARE DATA)                MARCH 31        JUNE 30       SEPT.30          DEC.31
-----------------------------------------------------------------------------------------------------
2001:
  Interest income                     $     81,154   $     80,225   $     80,242    $     78,727
  Interest expense                          35,723         33,323         31,664          26,694
  Net interest income                       45,431         46,902         48,578          52,033
  Provision for loan losses                  2,259          2,392          2,957           5,451
  Gain (loss) on sale of securities            142           --               (8)              6
  Income before income taxes                26,500         29,118         29,035          26,263
  Net income                                18,890         20,383         20,352          18,737
  Per share data:
    Net income - basic                        1.34           1.45           1.46            1.34
    Net income - diluted                      1.34           1.45           1.45            1.34
  Weighted-average common
    stock outstanding - basic           14,090,337     14,033,886     14,001,286      13,955,703
  Weighted-average common
    stock equivalent - diluted          14,116,226     14,055,661     14,043,030      13,989,892
-----------------------------------------------------------------------------------------------------
2000:
  Interest income                     $     76,935   $     79,853   $     82,457    $     83,886
  Interest expense                          32,578         34,723         37,189          37,849
  Net interest income                       44,357         45,130         45,268          46,037
  Provision for loan losses                  2,039          2,369          2,507           7,875
  Loss on sale of securities                  --             --             --              (889)
  Income before income taxes                25,509         26,537         26,164          18,394
  Net income                                18,013         18,876         18,445          13,213
  Per share data:
    Net income - basic                        1.26           1.33           1.30            0.93
    Net income - diluted                      1.25           1.33           1.30            0.93
  Weighted-average common
    stock outstanding - basic           14,299,948     14,228,058     14,179,805      14,141,793
  Weighted-average common
    stock equivalent - diluted          14,366,000     14,255,742     14,207,179      14,177,494
-----------------------------------------------------------------------------------------------------

The Corporation's common stock (symbol:PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2001, the Corporation had 5,092 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2001 and 2000, as reported by AMEX.

TABLE 15 - MARKET AND DIVIDEND INFORMATION

----------------------------------------------------------------------------------
                                                                         Cash
                                                                       Dividend
                                                            LAST       Declared
                                HIGH          LOW           PRICE      Per Share
----------------------------------------------------------------------------------
2001:
  First Quarter             $    91.00    $   80.80    $    86.75    $   0.71
  Second Quarter                102.50        75.10        102.50        0.71
  Third Quarter                 101.00        84.00         96.75        0.71
  Fourth Quarter                 98.75        88.00         92.75        0.76
----------------------------------------------------------------------------------
2000:
  First Quarter             $   103.88    $   88.00    $    88.00    $   0.65
  Second Quarter                 95.06        78.50         90.75        0.65
  Third Quarter                  96.19        83.00         96.00        0.65
  Fourth Quarter                100.00        88.00         89.69        0.71
----------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31,2001 and 2000 (Dollars in thousands)

--------------------------------------------------------------------------------------------------------------------
ASSETS
                                                                                            2001           2000
--------------------------------------------------------------------------------------------------------------------
Cash and due from banks                                                                $   169,143    $   141,402
Federal funds sold                                                                            --           28,030
Interest bearing deposits with other banks                                                      50          1,638
INVESTMENT SECURITIES:
  Securities available-for-sale,at fair value (amortized cost of $1,423,268 and
     $919,289 at December 31,2001 and 2000,respectively)                                 1,436,661        925,497
  Securities held-to-maturity,at amortized cost (fair value of $27,382 and
     $30,497 at December 31,2001 and 2000, respectively)                                    27,518         30,474
--------------------------------------------------------------------------------------------------------------------
       TOTAL INVESTMENT SECURITIES                                                       1,464,179        955,971
--------------------------------------------------------------------------------------------------------------------
Loans                                                                                    2,806,301      2,970,999
  Unearned loan interest                                                                   (10,493)       (14,795)
--------------------------------------------------------------------------------------------------------------------
       TOTAL LOANS                                                                       2,795,808      2,956,204
--------------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                                                                (59,959)       (57,473)
--------------------------------------------------------------------------------------------------------------------
       NET LOANS                                                                         2,735,849      2,898,731
--------------------------------------------------------------------------------------------------------------------
OTHER ASSETS:
  Premises and equipment,net                                                                39,910         39,616
  Accrued interest receivable                                                               23,837         28,176
  Other                                                                                    136,547        111,837
--------------------------------------------------------------------------------------------------------------------
       TOTAL OTHER ASSETS                                                                  200,294        179,629
--------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                  $ 4,569,515    $ 4,205,401
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                          CONSOLIDATED BALANCE SHEETS           (CONTINUED)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31,2001 and 2000 (Dollars in thousands)

--------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                  2001              2000
--------------------------------------------------------------------------------------------------------------------
  DEPOSITS:
    Noninterest bearing                                                        $  515,333        $  493,994
    Interest bearing                                                            2,798,870         2,658,257
--------------------------------------------------------------------------------------------------------------------
      TOTAL DEPOSITS                                                            3,314,203         3,152,251
--------------------------------------------------------------------------------------------------------------------
    Short-term borrowings                                                         318,311           275,699
    Long-term debt                                                                392,540           290,127
  OTHER LIABILITIES:
    Accrued interest payable                                                       10,772            13,891
    Other                                                                          65,343            30,784
--------------------------------------------------------------------------------------------------------------------
      TOTAL OTHER LIABILITIES                                                      76,115            44,675
--------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES                                                      4,101,169         3,762,752
--------------------------------------------------------------------------------------------------------------------

  STOCKHOLDERS' EQUITY:
    Common stock, no par value (20,000,000 shares authorized;
       14,540,498 shares issued in 2001 and 14,801,010 issued in 2000)            105,771           119,229
    Accumulated other comprehensive income,net                                      8,705             4,028
    Retained earnings                                                             403,870           365,975
    Less:Treasury stock (599,697 shares in 2001 and
       676,293 shares in 2000)                                                    (50,000)          (46,583)
--------------------------------------------------------------------------------------------------------------------
         TOTAL STOCKHOLDERS' EQUITY                                               468,346           442,649
--------------------------------------------------------------------------------------------------------------------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $4,569,515        $4,205,401
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2001, 2000 and 1999 (Dollars in thousands, except per share data)


--------------------------------------------------------------------------------------------------
                                                                2001        2000         1999
--------------------------------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans                                 $ 249,437   $ 258,074    $ 228,095
  Interest and dividends on:
     Obligations of U.S. Government,its agencies
       and other securities                                     62,197      55,076       54,509
     Obligations of states and political subdivisions            7,842       8,418        8,985
  Other interest income                                            872       1,563        1,445
--------------------------------------------------------------------------------------------------
    TOTAL INTEREST INCOME                                      320,348     323,131      293,034
--------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  Interest on deposits:
     Demand and savings deposits                                22,605      26,876       24,932
     Time deposits                                              81,707      83,164       72,649
  Interest on short-term borrowings                              9,296      16,700       17,006
  Interest on long-term debt                                    13,796      15,599        4,651
--------------------------------------------------------------------------------------------------
    TOTAL INTEREST EXPENSE                                     127,404     142,339      119,238
--------------------------------------------------------------------------------------------------
       NET INTEREST INCOME                                     192,944     180,792      173,796
--------------------------------------------------------------------------------------------------
Provision for loan losses                                       13,059      14,790       12,469
--------------------------------------------------------------------------------------------------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     179,885     166,002      161,327
--------------------------------------------------------------------------------------------------
OTHER INCOME:
  Income from fiduciary activities                               8,814       8,167        7,673
  Service charges on deposit accounts                           13,421      12,688       11,570
  Gain/(loss) on sales of securities                               140        (889)      (4,639)
  Other service income                                           9,959       5,223        5,236
  Other                                                         12,904      12,275       12,257
--------------------------------------------------------------------------------------------------
    TOTAL OTHER INCOME                                       $  45,238   $  37,464    $  32,097
--------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME          (CONSOLIDATED)

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2001, 2000 and 1999 (Dollars in thousands,except per share data)


-----------------------------------------------------------------------------------
                                                     2001       2000       1999
-----------------------------------------------------------------------------------
OTHER EXPENSE:
  Salaries and employee benefits                  $ 60,042   $ 55,721   $ 52,805
  Data processing fees                               8,247      7,823      6,902
  Fees and service charges                           6,536      7,397      6,486
  Net occupancy expense of bank premises             5,771      5,599      5,504
  Amortization of intangibles                        4,097      3,970      3,740
  Furniture and equipment expense                    6,139      6,053      6,355
  Insurance                                          1,257      1,283      1,302
  Marketing                                          3,371      3,141      3,077
  Postage and telephone                              4,661      4,548      4,559
  State taxes                                        3,339      2,912      3,451
  Other                                             10,747      8,415      9,279
-----------------------------------------------------------------------------------
    TOTAL OTHER EXPENSE                            114,207    106,862    103,460
-----------------------------------------------------------------------------------
       INCOME BEFORE FEDERAL INCOME TAXES          110,916     96,604     89,964
Federal income taxes                                32,554     28,057     26,159
-----------------------------------------------------------------------------------
       NET INCOME                                 $ 78,362   $ 68,547   $ 63,805
-----------------------------------------------------------------------------------

EARNINGS PER SHARE:
       BASIC                                      $   5.59   $   4.82   $   4.45
       DILUTED                                    $   5.58   $   4.81   $   4.43
-----------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF

                        CHANGES IN STOCKHOLDERS' EQUITY

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2001, 2000 and 1999 (Dollars in thousands,except per share data)


-------------------------------------------------------------------------------------------------------------------------------
                                                                          COMMON STOCK                            ACCUMULATED
                                                                    -----------------------                          OTHER
                                                                       SHARES                      RETAINED      COMPREHENSIVE
                                                                    OUTSTANDING      AMOUNT        EARNINGS          INCOME
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                                            14,322,925    $   117,606    $   301,353    $     8,473
-------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                            (83,295)          --             --             --
   Treasury stock reissued primarily for stock options exercised        39,723            (39)          --             --
   Shares issued for stock options                                       6,375            279           --             --
   Tax benefit from exercise of stock options                             --               14           --             --
   Issuance of stock by U.B. Bancshares prior to merger                 48,096          3,401           --             --
   Cash payment for fractional shares in 5% stock dividend                (594)           (51)          --             --
   Net income                                                             --             --           63,805           --
   Other comprehensive income, net of tax:
      Unrealized net holding loss on securities
        available-for-sale, net of income taxes of $(13,341)                                                        (24,777)
-------------------------------------------------------------------------------------------------------------------------------
      Total other comprehensive income
-------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
      Cash dividends:
      Corporation at $2.36 per share                                      --             --          (23,061)          --
      Cash dividends declared at SNB Corp., U.B.Bancshares,
        and Security Banc Corporation prior to merger                     --             --           (8,525)          --
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                          14,333,230        121,210        333,572        (16,304)
-------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                           (240,340)          --             --             --
   Treasury stock reissued primarily for stock options exercised        20,408           --             --             --
   Shares issued for stock options                                      11,825            304           --             --
   Cash payment for fractional shares in U.B. Bancshares
      and SNB Corp.mergers                                                (406)           (39)          --             --
   Retire treasury stock from U.B.Bancshares
      and SNB Corp.mergers                                                --           (2,246)          --             --
   Net income                                                             --             --           68,547           --
   Other comprehensive income, net of tax:
      Unrealized net holding gain on securities
        available-for-sale, net of income taxes of $10,948                                                           20,332
-------------------------------------------------------------------------------------------------------------------------------
      Total other comprehensive income
-------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
      Cash dividends:
      Corporation at $2.66 per share                                      --             --          (28,074)          --
      Cash dividends declared at SNB Corp., U.B.Bancshares,
        and Security Banc Corporation prior to merger                     --             --           (8,070)          --
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                                          14,124,717    $   119,229    $   365,975    $     4,028
-------------------------------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                           (207,330)          --             --             --
   Treasury stock reissued primarily for
      stock options exercised                                           24,646           --             --             --
   Retire treasury stock from Security Banc Corporation merger            --          (13,361)          --             --
   Cash payment for fractional shares in Security Banc
      Corporation merger                                                (1,232)           (97)          --             --
   Net income                                                             --             --           78,362           --
   Other comprehensive income, net of tax:
      Unrealized net holding gain on securities
        available-for-sale, net of income taxes of $2,518                                                             4,677
-------------------------------------------------------------------------------------------------------------------------------
      Total other comprehensive income
-------------------------------------------------------------------------------------------------------------------------------
   Comprehensive income
      Cash dividends:
      Corporation at $2.89 per share                                      --             --          (38,112)          --
      Cash dividends declared at Security Banc Corporation
        prior to merger                                                   --             --           (2,355)          --
-------------------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                                          13,940,801    $   105,771    $   403,870    $     8,705
-------------------------------------------------------------------------------------------------------------------------------




------------------------------------------------------------------------------------------------------
                                                                       TREASURY
                                                                         STOCK            TOTAL
------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1999                                              $   (23,566)   $   403,866
------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                                (7,848)        (7,848)
   Treasury stock reissued primarily for stock options exercised            2,119          2,080
   Shares issued for stock options                                           --              279
   Tax benefit from exercise of stock options                                --               14
   Issuance of stock by U.B.Bancshares prior to merger                       --            3,401
   Cash payment for fractional shares in 5% stock dividend                   --              (51)
   Net income                                                                --           63,805
   Other comprehensive income, net of tax:
      Unrealized net holding loss on securities
        available-for-sale, net of income taxes of $(13,341)                             (24,777)
------------------------------------------------------------------------------------------------------
      Total other comprehensive income                                                   (24,777)
------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                   39,028
      Cash dividends:
      Corporation at $2.36 per share                                         --          (23,061)
      Cash dividends declared at SNB Corp., U.B.Bancshares,
        and Security Banc Corporation prior to merger                        --           (8,525)
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1999                                                (29,295)       409,183
------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                               (20,844)       (20,844)
   Treasury stock reissued primarily for stock options exercised            1,310          1,310
   Shares issued for stock options                                           --              304
   Cash payment for fractional shares in U.B. Bancshares
      and SNB Corp.mergers                                                   --              (39)
   Retire treasury stock from U.B.Bancshares
      and SNB Corp.mergers                                                  2,246           --
   Net income                                                                --           68,547
   Other comprehensive income, net of tax:
      Unrealized net holding gain on securities
        available-for-sale,net of income taxes of $10,948                                 20,332
------------------------------------------------------------------------------------------------------
      Total other comprehensive income                                                    20,332
------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                   88,879
      Cash dividends:
      Corporation at $2.66 per share                                         --          (28,074)
      Cash dividends declared at SNB Corp., U.B.Bancshares,
        and Security Banc Corporation prior to merger                        --           (8,070)
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2000                                            $   (46,583)   $   442,649
------------------------------------------------------------------------------------------------------
   Treasury stock purchased                                               (18,336)       (18,336)
   Treasury stock reissued primarily for
      stock options exercised                                               1,558          1,558
   Retire treasury stock from Security Banc Corporation merger             13,361           --
   Cash payment for fractional shares in Security Banc
      Corporation merger                                                     --              (97)
   Net income                                                                --           78,362
   Other comprehensive income, net of tax:
      Unrealized net holding gain on securities
        available-for-sale, net of income taxes of $2,518                                  4,677
------------------------------------------------------------------------------------------------------
      Total other comprehensive income                                                     4,677
------------------------------------------------------------------------------------------------------
   Comprehensive income                                                                   83,039
      Cash dividends:
      Corporation at $2.89 per share                                         --          (38,112)
      Cash dividends declared at Security Banc Corporation
        prior to merger                                                      --           (2,355)
------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 2001                                            $   (50,000)   $   468,346
------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31,2001,2000 and 1999 (Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------
                                                                              2001         2000         1999
----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                                              $  78,362    $  68,547    $  63,805
  Adjustments to reconcile net income to net cash
       provided by operating activities:
     Provision for loan losses                                               13,059       14,790       12,469
     Amortization of loan costs and fees,net                                 (3,655)        (809)      (1,069)
     Provision for depreciation and amortization                              5,515        5,452        5,421
     Amortization of intangible assets                                        4,097        3,970        3,740
     (Accretion) amortization of investment securities                       (1,570)        (383)         124
     Deferred income taxes                                                      763        3,950        4,795
     Realized investment security (gains) losses                               (140)         889        4,639
     Changes in assets and liabilities:
       Increase in other assets                                             (26,808)      (4,506)     (10,299)
       Increase (decrease) in other liabilities                              28,558      (14,998)       1,212
-----------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                           98,181       76,902       84,837
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Proceeds from sales of available-for-sale securities                       97,138       44,251      162,013
  Proceeds from maturities of securities:
     Held-to-maturity                                                         2,956        2,192       33,795
     Available-for-sale                                                     392,406      127,291      216,852
  Purchase of securities:
     Held-to-maturity                                                          --           (650)      (2,390)
     Available-for-sale                                                    (991,540)    (101,210)    (437,084)
  Net decrease (increase) in interest bearing deposits with other banks       1,588          (29)       1,140
  Net decrease (increase) in loans                                          156,082     (184,007)    (271,014)
  Purchase of loans                                                          (2,604)        --           --
  Cash paid for branches                                                     (1,362)        --         (2,587)
  Purchases of premises and equipment,net                                    (5,651)      (3,196)      (4,672)
-----------------------------------------------------------------------------------------------------------------
         NET CASH USED IN INVESTING ACTIVITIES                             (350,987)    (115,358)    (303,947)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Purchase of deposits                                                       14,992         --         14,887
  Net increase in deposits                                                  146,960       47,643       48,490
  Net increase (decrease) in short-term borrowings                           42,612     (120,393)     117,720
  Cash payment for fractional shares of common stock                            (97)         (39)         (51)
  Exercise of stock options                                                    --            304          254
  Purchase of treasury stock,net                                            (16,778)     (19,534)      (5,729)
  Proceeds from issuance of common stock                                       --           --          3,401
  Proceeds from long-term debt                                              380,000      165,000       87,300
  Repayment of long-term debt                                              (277,587)     (15,415)     (12,805)
  Cash dividends paid                                                       (37,585)     (35,429)     (30,713)
-----------------------------------------------------------------------------------------------------------------
         NET CASH PROVIDED BY FINANCING ACTIVITIES                          252,517       22,137      222,754
-----------------------------------------------------------------------------------------------------------------
         (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                      (289)     (16,319)       3,644
-----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                              169,432      185,751      182,107
-----------------------------------------------------------------------------------------------------------------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                         $ 169,143    $ 169,432    $ 185,751
-----------------------------------------------------------------------------------------------------------------


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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2001 and 2000, the Corporation did not hold any trading securities.

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

OTHER REAL ESTATE OWNED
Other real estate owned is recorded at the lower of cost or fair market value (which is not in excess of estimated net realizable value) and consists of property acquired through foreclosure, and real estate held for sale. Subsequent to acquisition, allowances for losses are established if carrying values exceed fair value less estimated costs to sell. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell), whereas costs relating to holding the properties are charged to expense.

INCOME RECOGNITION
Income earned by the Corporation and its subsidiaries is recognized prin-cipally on the accrual basis of accounting. Loan origination fees are amortized over the life of the loans using the interest method on a loan by loan basis, and origination costs are deferred and amortized if material. Certain fees, principally service, are recognized as income when billed or collected.

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

Commercial loans are individually risk graded. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral and other sources of cash flow. Homogenous loans, such as consumer installment, residential mortgage loans, and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on historical loan loss experience, current economic conditions and loan delinquency.

MORTGAGE SERVICING RIGHTS
When Park sells or securitizes mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights are included in other assets and totaled $3,139,000 and $612,000 at December 31, 2001 and 2000, respectively. Servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred.

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

INTANGIBLE ASSETS
The excess of cost over net tangible assets of the banks purchased is being amortized, principally on the straight-line method, over periods ranging from seven to fifteen years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENT OF CASH FLOWS
Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

--------------------------------------------------------------------------------
    DECEMBER 31,                              2001          2000         1999
    (DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
  Interest paid on deposits and
    other borrowings                        $130,524      $140,318     $118,545
  Income taxes paid                         $ 31,559      $ 24,796     $ 27,913
--------------------------------------------------------------------------------

INCOME TAXES
The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are deter-mined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK DIVIDEND
The Corporation's Board of Directors approved a 5% stock dividend in November 1999. The additional shares resulting from the dividend were distributed on December 15, 1999 to stockholders of record as of December 3, 1999. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

ACCOUNTING CHANGES
In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement become effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2001 and 2000 and as a result the adoption of this statement has had no impact on the Corporation's financial position, results of operations and cash flows.

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and indefinite lived intangible assets will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The pooling-of-interests method of accounting for business combinations is no longer permitted.

Park will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the nonamortiza-tion provisions of the Statement is expected to result in an increase in net income of approximately $375,000 per year and in earnings per share of $.03 per year. During 2002, Park will perform the first of the required impairment tests of goodwill and indefinite lived intangible assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of Park.

2.   ORGANIZATION AND ACQUISITIONS
Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Central Ohio. A wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and The Unity National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

On March 23, 2001, Park merged with Security Banc Corporation, a $995 million bank holding company headquartered in Springfield, Ohio, in a trans- action accounted for as a pooling-of-interests. Park issued approximately 3,350,000 shares of common stock to the stockholders of Security Banc Corporation based upon an exchange ratio of .284436 shares of Park common stock for each outstanding share of Security Banc Corporation common stock. The three financial institution subsidiaries of Security Banc Corporation (The Security National Bank and Trust Co., The Citizens National Bank of Urbana, and The Third Savings and Loan Company) are being operated as two separate subsidiaries by Park. The Third Savings and Loan Company is now being operated as a separate division of The Security National Bank and Trust Co. under the name of Unity National and The Citizens National Bank of Urbana is also being operated as a separate banking subsidiary of Park. The historical financial statements of Park have been restated to show Security Banc Corporation and Park on a combined basis. Separate results of operations for Park and Security Banc Corporation follow:

--------------------------------------------------------------------------------
                                                      TWELVE MONTHS ENDED
                                                          DECEMBER 31,
    (DOLLARS IN THOUSANDS)                      2000                      1999
--------------------------------------------------------------------------------
NET INTEREST INCOME
  Park                                            $   138,895        $   132,762
  Security Banc Corporation                            41,897             41,034
    COMBINED                                      $   180,792        $   173,796
--------------------------------------------------------------------------------
NET INCOME
  Park                                            $    55,405        $    46,787
  Security Banc Corporation                            13,142             17,018
    COMBINED                                      $    68,547        $    63,805
--------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
  Park                                            $      5.11        $      4.30
  Security Banc Corporation                              1.11               1.40
    COMBINED                                      $      4.82        $      4.45
--------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
  Park                                            $      5.10        $      4.28
  Security Banc Corporation                              1.10               1.39
    COMBINED                                      $      4.81        $      4.43
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

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

On December 13, 2001, Security National Division acquired a branch office in Jamestown, Ohio. In addition to the fixed assets, the purchase included $15 million in deposits and $3 million in loans. The excess of the cost over net tangible assets purchased was $1 million and is being amortized using the straight-line method over seven years.

On September 24, 1999, Park National Division acquired a branch office in Utica, Ohio. In addition to the fixed assets, the purchase included $15 million of deposits. The excess of the cost over net tangible assets purchased was $2 million and is being amortized using the straight-line method over seven years.

3.   RESTRICTIONS ON CASH AND DUE FROM BANKS
The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $37,959,000 and $35,451,000 at December 31, 2001 and 2000,
respectively. No other compensating balance arrangements were in existence at year end.

4.   INVESTMENT SECURITIES
The amortized cost and fair values of investment securities at December 31 are as follows (in thousands):


-----------------------------------------------------------------------------------------------
                                                          GROSS        GROSS
                                                       UNREALIZED   UNREALIZED
                                           AMORTIZED     HOLDING      HOLDING      ESTIMATED
    (IN THOUSANDS)                            COST        GAINS       LOSSES      FAIR VALUE
-----------------------------------------------------------------------------------------------
2001:
  SECURITIES AVAILABLE-FOR-SALE
    Obligations of U.S.Treasury and
      other U.S.Government agencies       $  190,390   $    7,112   $     --     $  197,502
    Obligations of states and
      political subdivisions                 124,345        3,156          165      127,336
    U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities        1,067,219       12,603        9,277    1,070,545
    Other equity securities                   41,314          211          247       41,278
-----------------------------------------------------------------------------------------------
      TOTAL                               $1,423,268   $   23,082   $    9,689   $1,436,661
-----------------------------------------------------------------------------------------------
2001:
  SECURITIES HELD-TO-MATURITY
    Obligations of states and
      political subdivisions              $   26,618   $      180   $      326   $   26,472
    Other asset-backed securities                900           10         --            910
-----------------------------------------------------------------------------------------------
      TOTAL                               $   27,518   $      190   $      326   $   27,382
-----------------------------------------------------------------------------------------------
2000:
  SECURITIES AVAILABLE-FOR-SALE
    Obligations of U.S.Treasury and
      other U.S.Government agencies       $  330,320   $    2,841   $      733   $  332,428
    Obligations of states and
      political subdivisions                 137,246        2,759          172      139,833
    U.S.Government agencies'
      asset-backed securities and
      other asset-backed securities          413,751        3,519        2,201      415,069
    Other equity securities                   37,972          707          512       38,167
-----------------------------------------------------------------------------------------------
      TOTAL                               $  919,289   $    9,826   $    3,618   $  925,497
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
                                                   UNREALIZED   UNREALIZED
                                       AMORTIZED    HOLDING      HOLDING      ESTIMATED
    (IN THOUSANDS)                        COST       GAINS       LOSSES      FAIR VALUE
-----------------------------------------------------------------------------------------------
2000:
  SECURITIES HELD-TO-MATURITY
    Obligations of states and
      political subdivisions            $29,137    $   252       $   214      $29,175

    Other asset-backed securities         1,337          6            21        1,322
-----------------------------------------------------------------------------------------------
  TOTAL                                 $30,474    $   258       $   235      $30,497
-----------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 2001 are shown below (in thousands) by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.


-----------------------------------------------------------------------------------------------
                                                                              WEIGHTED
                                     AMORTIZED    ESTIMATED     AVERAGE       AVERAGE
    (DOLLARS IN THOUSANDS)             COST       FAIR VALUE    MATURITY       YIELD
-----------------------------------------------------------------------------------------------
SECURITIES AVAILABLE-FOR-SALE
  U.S.Treasury and agencies' notes:
    Due within one year             $  134,535   $  137,797      .6 years       6.55%
    Due one through five years      $   55,855   $   59,705     2.2 years       7.08%
-----------------------------------------------------------------------------------------------
      TOTAL                         $  190,390   $  197,502     1.1 years       6.71%
-----------------------------------------------------------------------------------------------
Obligations of states and
  political subdivisions:
    Due within one year             $   15,488   $   15,772      .6 years       7.33%
    Due one through five years          52,413       54,130     2.8 years       7.24%
    Due five through ten years          44,051       45,100     6.7 years       7.12%
    Due over ten years                  12,393       12,334    11.0 years       6.66%
-----------------------------------------------------------------------------------------------
      TOTAL                         $  124,345   $  127,336     4.7 years       7.15%
-----------------------------------------------------------------------------------------------
U.S.Government agencies'
  asset-backed securities and
  other asset-backed securities:
    Due within one year             $   20,277   $   20,095      .5 years       6.00%
    Due one through five years       1,042,906    1,046,334     3.4 years       6.29%
    Due five through ten years           4,036        4,116     5.8 years       6.11%
-----------------------------------------------------------------------------------------------
      TOTAL                         $1,067,219   $1,070,545     3.4 years       6.28%
-----------------------------------------------------------------------------------------------
SECURITIES HELD-TO-MATURITY
Obligations of state and
  political subdivisions:
    Due within one year             $    1,695   $    1,706      .6 years       6.68%
    Due one through five years           5,893        6,011     3.2 years       7.35%
    Due five through ten years          11,585       11,498     8.4 years       6.35%
    Due over ten years                   7,445        7,257    11.9 years       6.39%
-----------------------------------------------------------------------------------------------
      TOTAL                         $   26,618   $   26,472     7.7 years       6.60%
-----------------------------------------------------------------------------------------------
Other asset-backed securities:
    Due one through five years      $      900   $      910     6.8 years       6.58%
-----------------------------------------------------------------------------------------------

Investment securities having a book value of $918,102,000 and $687,315,000 at December 31, 2001 and 2000, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 2001, 2000, and 1999, gross gains of $192,000, -0-, and $513,000 and gross losses of $52,000, $889,000 and $5,152,000 were realized, respectively. Tax benefits related to net securities losses were $311,000 in 2000, and $1,614,000 in 1999. Tax expense related to net securities gains in 2001 was $49,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

5.   LOANS

The composition of the loan portfolio is as follows:

--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)              2001            2000
--------------------------------------------------------------------------------
Commercial, financial and agricultural          $  440,336      $  479,167
Real estate:
  Construction                                      89,235          95,310
  Residential                                    1,073,801       1,161,498
  Commercial                                       595,567         570,969
Consumer, net                                      477,579         511,310
Leases, net                                        119,290         137,950
--------------------------------------------------------------------------------
  TOTAL LOANS                                   $2,795,808      $2,956,204
--------------------------------------------------------------------------------

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

Non-accrual and restructured loans are summarized as follows:

--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)                    2001        2000
--------------------------------------------------------------------------------
Impaired loans:
  Non-accrual                                           $17,303     $10,204
  Restructured                                            2,254       6,440
    Total impaired loans                                 19,557      16,644
Other non-accrual loans                                    --          --
--------------------------------------------------------------------------------
      TOTAL NON-ACCRUAL AND RESTRUCTURED LOANS          $19,557     $16,644
--------------------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 2001 and 2000 was $3,911,000 and $3,329,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $21,560,000, $13,372,000 and $6,211,000 for 2001, 2000, and 1999, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2001, 2000, and 1999, the Corporation recognized $1,626,000, $858,000 and $674,000, respectively, of interest income on impaired loans, which included $1,188,000, $425,000 and $413,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2001 and 2000, loans aggregating approximately $79,958,000 and $72,908,000, respectively, were outstanding to such parties.

6.   ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:


--------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS)                      2001          2000           1999
--------------------------------------------------------------------------------
Balance, January 1                         $ 57,473      $ 52,140      $ 48,098
  Provision for loan losses                  13,059        14,790        12,469
  Losses charged to the reserve             (17,820)      (13,996)      (12,591)
  Recoveries                                  7,247         4,539         4,164
--------------------------------------------------------------------------------
BALANCE, DECEMBER 31                       $ 59,959      $ 57,473      $ 52,140
--------------------------------------------------------------------------------


7.   INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)                 2001        2000
--------------------------------------------------------------------------------
  Total minimum payments to be received             $ 79,066    $ 97,323
  Estimated unguaranteed residual value of
    leased property                                   47,527      53,227
  Less unearned income                                (7,303)    (12,600)
--------------------------------------------------------------------------------
    TOTAL                                           $119,290    $137,950
--------------------------------------------------------------------------------

Minimum lease payments to be received as of December 31, 2001 are:

--------------------------------------------------------------------------------
    (IN THOUSANDS)
--------------------------------------------------------------------------------
  2002                                                   $36,067
  2003                                                    20,860
  2004                                                    11,471
  2005                                                     6,491
  2006                                                     3,140
  Thereafter                                               1,037
--------------------------------------------------------------------------------
    TOTAL                                                $79,066
--------------------------------------------------------------------------------

8.   PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

--------------------------------------------------------------------------------
  DECEMBER 31 (DOLLARS IN THOUSANDS)                  2001           2000
--------------------------------------------------------------------------------
Land                                                $  9,715      $  8,793
Buildings                                             44,368        43,421
Equipment,furniture and fixtures                      43,989        41,348
Leasehold improvements                                 1,779         1,370
--------------------------------------------------------------------------------
  TOTAL                                               99,851        94,932
--------------------------------------------------------------------------------
Less accumulated depreciation and amortization       (59,941)      (55,316)
--------------------------------------------------------------------------------
  PREMISES AND EQUIPMENT,NET                        $ 39,910      $ 39,616
--------------------------------------------------------------------------------

Depreciation and amortization expense amounted to $5,515,000, $5,452,000 and $5,421,000 for the three years ended December 31, 2001, 2000 and 1999, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

--------------------------------------------------------------------------------
    (IN THOUSANDS)
--------------------------------------------------------------------------------
  2002                                                $ 864,000
  2003                                                  806,000
  2004                                                  732,000
  2005                                                  489,000
  2006                                                  327,000
  Thereafter                                            688,000
--------------------------------------------------------------------------------
    TOTAL                                            $3,906,000
--------------------------------------------------------------------------------

Rent expense amounted to $972,000, $830,000 and $825,000, for the three years ended December 31, 2001, 2000 and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

9.   SHORT-TERM BORROWINGS

Short-term borrowings are as follows:
--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)                   2001        2000
--------------------------------------------------------------------------------
Securities sold under agreements to repurchase
  and federal funds purchased                          $276,467     $215,307
Federal Home Loan Bank advances                          40,000       55,600
Other short-term borrowings                               1,844        4,792
--------------------------------------------------------------------------------
  TOTAL SHORT-TERM BORROWINGS                          $318,311     $275,699
--------------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 2001, 2000 and 1999 and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

--------------------------------------------------------------------------------
                                        REPURCHASE                     DEMAND
                                        AGREEMENTS      FEDERAL         NOTES
                                        AND FEDERAL    HOME LOAN      DUE U.S.
                                           FUNDS          BANK         TREASURY
    (DOLLARS IN THOUSANDS)              PURCHASED      ADVANCES      AND OTHER
--------------------------------------------------------------------------------
2001:
  ENDING BALANCE                         $276,467     $ 40,000     $  1,844
  HIGHEST MONTH-END BALANCE               276,467      117,500       13,649
  AVERAGE DAILY BALANCE                   235,447       38,493        5,304
  WEIGHTED-AVERAGE INTEREST RATE:
    AS OF YEAR-END                           1.67%        1.65%        1.40%
    PAID DURING THE YEAR                     3.16%        4.29%        3.96%
--------------------------------------------------------------------------------
2000:
  Ending balance                         $215,307     $ 55,600     $  4,792
  Highest month-end balance               219,100      144,100       12,605
  Average daily balance                   197,270       93,162        4,730
  Weighted-average interest rate:
    As of year-end                           5.22%        6.56%        6.50%
    Paid during the year                     5.27%        6.46%        6.36%
--------------------------------------------------------------------------------
1999:
  Ending balance                         $188,388     $190,100     $  9,781
  Highest month-end balance               232,232      221,833       11,290
  Average daily balance                   187,365      167,393        4,881
  Weighted-average interest rate:
    As of year-end                           4.16%        5.82%        4.51%
    Paid during the year                     4.31%        5.18%        5.00%
--------------------------------------------------------------------------------

At December 31, 2001 and 2000, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

10.  LONG-TERM DEBT

Long-term debt is listed below:

--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)                 2001            2000
--------------------------------------------------------------------------------
FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
  MONTHLY PRINCIPAL AND INTEREST PAYMENTS:
    5.63% Advance due February 2004                    $  227         $  347
    6.32% Advance due February 2005                       231            259
    5.40% Advance due February 2006                         0             66
    6.95% Advance due May 2007                            120            182
    6.56% Advance due December 2007                        80             90
    6.55% Advance due February 2008                       310            430
    5.50% Advance due December 2008                         0          1,696
    5.45% Advance due November 2013                         0          1,802
    6.00% Advance due April 2014                            0          2,142
    6.25% Advance due March 2016                            0             39
    2.00% Advance due November 2027                        36             37
    2.00% Advance due January 2028                         36             37


--------------------------------------------------------------------------------
  DECEMBER 31 (DOLLARS IN THOUSANDS)                  2001             2000
--------------------------------------------------------------------------------
FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
  MONTHLY INTEREST PAYMENTS:
    7.01% Advance due February 2002                   $  5,000      $  5,000
    7.01% Advance due June 2002                          5,000         5,000
    5.91% Advance due April 2003                         1,000         1,000
    5.99% Advance due February 2005                      3,000         3,000
    5.96% Advance due June 2005                          2,000         2,000
    5.85% Advance due September 2005                     3,000         3,000
    4.80% Advance due January 2006                      75,000             0
    4.76% Advance due November 2008                      9,500         9,500
    4.61% Advance due December 2008                      3,000         3,000
    5.65% Advance due December 2008                          0         1,500
    4.98% Advance due January 2009                      50,000        50,000
    5.20% Advance due March 2009                        20,000        20,000
    6.14% Advance due September 2010                    10,000        10,000
    5.80% Advance due November 2010                      5,000         5,000
    4.75% Advance due January 2011                       5,000             0

ADJUSTABLE RATE FEDERAL HOME LOAN BANK
  ADVANCES WITH MONTHLY INTEREST PAYMENTS:
    6.71% Advance due July 2002                              0       100,000
    6.67% Advance due May 2002                               0        65,000
    1.91% Advance due June 2003                         95,000             0
    1.99% Advance due December 2003                    100,000             0
--------------------------------------------------------------------------------
      TOTAL LONG-TERM DEBT                            $392,540      $290,127
--------------------------------------------------------------------------------

At December 31, 2001 and 2000, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

11.  STOCK OPTION PLAN
The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995, amended April 20, 1998, and April 16, 2001. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 1,200,000. At December 31, 2001, 689,211 options were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

The stock option plans of SNB Corp., U.B. Bancshares, Inc., and Security Banc Corporation are included in Park's stock option activity and related information summarized below. All data has been restated, as applicable, for subsequent stock dividends.

--------------------------------------------------------------------------------
                                                   STOCK OPTIONS
                                      ------------------------------------------
                                      OUTSTANDING
                                      -----------           WEIGHTED
                                                            AVERAGE
                                                            EXERCISE
                                                            PRICE PER
                                        NUMBER               SHARE
--------------------------------------------------------------------------------
January 1, 1999                        283,552            $   67.23
  Granted                               73,280                92.16
  Exercised                            (42,165)               41.37
  Forfeited/Expired                     (6,071)               98.54
--------------------------------------------------------------------------------
December 31, 1999                      308,596                78.33
  Granted                              100,351                94.75
  Exercised                            (41,069)               45.64
  Forfeited/Expired                    (12,141)               97.80
--------------------------------------------------------------------------------
December 31, 2000                      355,737                86.23
  Granted                              125,383                88.09
  Exercised                            (19,496)               55.54
  Forfeited/Expired                    (11,852)               89.87
--------------------------------------------------------------------------------
DECEMBER 31, 2001                      449,772            $   87.98
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Range of exercise prices:                                      $33.04 - $161.72
Weighted-average remaining contractual life:                   2.9 Years
Exerciseable at year end:                                      439,046
Weighted-average exercise price of exerciseable options:       $87.96
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

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2001, 2000 and 1999 respectively: risk-free interest rates of 4.82%, 6.15% and 5.50%; a dividend yield of 2.50%, a volatility factor of the expected market price of the Corporation's common stock of .211, .195 and .213 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $16.32, $18.97 and $18.04 for 2001, 2000 and 1999, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in manage- ment's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Corporation's pro-forma information follows:

--------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS,                      2001          2000        1999
    EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------
Net income as reported                      $   78,362    $  68,547   $  63,805
Pro-forma net income                            76,315       66,718      62,380
Basic earnings per share as reported              5.59         4.82        4.45
Pro-forma basic earnings per share                5.44         4.69        4.35
Diluted earnings per share as reported            5.58         4.81        4.43
Pro-forma diluted earnings per share              5.43         4.68        4.33
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

--------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS)                           2001          2000
--------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION:
  Benefit obligation at beginning of year          $ 27,595     $ 26,137
  Service cost                                        1,861        1,605
  Interest cost                                       2,144        1,959
  Actuarial                                           1,132         (888)
  Benefits paid                                      (1,090)      (1,218)
    BENEFIT OBLIGATION AT END OF YEAR                31,642       27,595
--------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS:
  Fair value of plan assets at beginning of year     30,733       30,004
  Actual return on plan assets                       (1,893)       1,488
  Company contributions                                --            460
  Benefits paid                                      (1,090)      (1,219)
    FAIR VALUE OF PLAN ASSETS AT END OF YEAR         27,750       30,733
--------------------------------------------------------------------------------
  Funded status of the plan (underfunded)            (3,892)       3,138
  Unrecognized net actuarial loss (gain)              2,124       (3,639)
  Unrecognized prior service cost                        11            3
  Unrecognized net transition asset                    --            121
    Accrued benefit cost                           $ (1,757)    $   (377)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  DECEMBER 31 (DOLLARS IN THOUSANDS)                  2001         2000
--------------------------------------------------------------------------------
WEIGHTED AVERAGE ASSUMPTIONS:
  Discount rate                                      7.28%        7.72%
  Expected return on plan assets                     8.00%        8.00%
  Rate of compensation increase                      5.00%        4.83%


--------------------------------------------------------------------------------
  (DOLLARS IN THOUSANDS)                           2001       2000       1999
--------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
  Service cost                                  $  1,861   $  1,605   $  1,780
  Interest cost                                    2,144      1,959      1,739
  Expected return on plan assets                  (2,440)    (2,431)    (2,136)
  Amortization of prior service cost                  (8)       (50)       (49)
  Recognized net actuarial loss                     (177)       (64)       (65)
    BENEFIT COST                                $  1,380   $  1,019   $  1,269
--------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,139,000, $1,070,000 and $1,162,000 for 2001,
2000 and 1999, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2001 and 2000, the accrued benefit cost for this plan totaled $2,784,000 and $2,495,000, respectively. The expense for the Corporation was $320,000, $1,015,000, and $1,380,000 for 2001, 2000, and 1999, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

13.  FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

--------------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)                2001           2000
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Allowance for loan losses                        $ 20,623       $ 19,867
  Intangible assets                                   2,531          1,981
  Deferred compensation                               2,553          2,354
  Other                                               2,589          2,674
--------------------------------------------------------------------------------
    TOTAL DEFERRED TAX ASSETS                      $ 28,296       $ 26,876
--------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
  Lease revenue reporting                          $ 17,726       $ 16,679
  Unrealized holding gain on securities               4,688          2,168
  Deferred investment income                          5,795          4,618
  Other                                               1,450          1,491
--------------------------------------------------------------------------------
    TOTAL DEFERRED TAX LIABILITIES                   29,659         24,956
--------------------------------------------------------------------------------
      NET DEFERRED TAX (LIABILITY) ASSETS          $ (1,363)      $  1,920
--------------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

--------------------------------------------------------------------------------
    (DOLLARS IN THOUSANDS)                2001            2000            1999
--------------------------------------------------------------------------------
Currently payable                        $31,791         $24,107        $21,364
Deferred                                     763           3,950          4,795
--------------------------------------------------------------------------------
  TOTAL                                  $32,554         $28,057        $26,159
--------------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2001, 2000 and 1999.

--------------------------------------------------------------------------------
    DECEMBER 31                              2001       2000        1999
--------------------------------------------------------------------------------
Statutory corporate tax rate                35.0%       35.0%       35.0%
Changes in rates resulting from:
  Tax-exempt interest income                (2.8%)      (3.4%)      (3.9%)
  Tax credits (low income housing)          (1.9%)      (1.7%)      (1.4%)
  Other                                      (.9%)       (.9%)       (.6%)
--------------------------------------------------------------------------------
EFFECTIVE TAX RATE                          29.4%       29.0%       29.1%
--------------------------------------------------------------------------------

The following is a summary of the income tax effect allocated to other comprehensive income.

--------------------------------------------------------------------------------
    YEAR ENDED DECEMBER 31, 2001           BEFORE-TAX       TAX      NET-OF-TAX
    (IN THOUSANDS)                           AMOUNT       EXPENSE      AMOUNT
--------------------------------------------------------------------------------
Unrealized gains on
  available-for-sale securities           $  7,335     $  2,567     $  4,768
Less:reclassification adjustment for
  gains realized in net income                (140)         (49)         (91)
--------------------------------------------------------------------------------
Other comprehensive income                $  7,195     $  2,518     $  4,677
--------------------------------------------------------------------------------
  Year ended December 31,2000

Unrealized gains on
  available-for-sale securities           $ 30,391     $ 10,637     $ 19,754
Less:reclassification adjustment for
  losses realized in net income                889          311          578
--------------------------------------------------------------------------------
Other comprehensive income                $ 31,280     $ 10,948     $ 20,332
--------------------------------------------------------------------------------
  Year ended December 31,1999
Unrealized losses on
  available-for-sale securities           $(42,757)    $(14,955)    $(27,802)
Less:reclassification adjustment for
  losses realized in net income              4,639        1,614        3,025
--------------------------------------------------------------------------------
Other comprehensive income                $(38,118)    $(13,341)    $(24,777)
--------------------------------------------------------------------------------

14.  EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:


--------------------------------------------------------------------------------------------
    YEAR ENDED DECEMBER 31                             2001          2000           1999
    (DOLLARS IN THOUSANDS,
    EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------
NUMERATOR:
  Net income                                      $    78,362   $    68,547   $    63,805

DENOMINATOR:
  Basic earnings per share:
    Weighted-average shares                        14,020,303    14,212,401    14,338,250

  Effect of dilutive securities - stock options        30,899        39,203        71,424

  Diluted earnings per share:
    Adjusted weighted-average shares
    and assumed conversions                        14,051,202    14,251,604    14,409,674

EARNINGS PER SHARE:
  Basic earnings per share                        $      5.59   $      4.82   $      4.45

  Diluted earnings per share                      $      5.58   $      4.81   $      4.43
--------------------------------------------------------------------------------------------

15.  DIVIDEND RESTRICTIONS
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2001, approximately $1,967,000 of the total stockholders' equity of the bank subsidiaries was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers. The total amounts of off-balance sheet financial instruments with credit risk are as follows:

----------------------------------------------------------------------------
    DECEMBER 31 (DOLLARS IN THOUSANDS)               2001            2000
----------------------------------------------------------------------------
  Loan commitments                                  $442,371        $385,535
  Unused credit card limits                          148,064         136,839
  Standby letters of credit                            8,233          12,502
----------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

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

Long-term debt: Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long-term debt to a schedule of monthly maturities.

The fair value of financial instruments at December 31, 2001 and 2000 is as follows:


-----------------------------------------------------------------------------------------
  DECEMBER 31,                            2001                          2000
  (IN THOUSANDS)                CARRYING          FAIR        Carrying         Fair
                                 AMOUNT           VALUE        Amount          Value
-----------------------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and federal funds
    sold                      $   169,143    $   169,143    $   169,432    $   169,432
  Interest bearing deposits
    with other banks                   50             50          1,638          1,638
  Investment securities         1,464,179      1,464,043        955,971        955,994
  Loans:
    Commercial,financial
      and agricultural            440,336        440,336        479,167        479,167
    Real estate:
      Construction                 89,235         89,235         95,310         95,310
      Residential               1,073,801      1,085,463      1,161,498      1,149,005
      Commercial                  595,567        601,511        570,969        565,472
    Consumer,net                  477,579        482,632        511,310        500,630
-----------------------------------------------------------------------------------------
        TOTAL LOANS             2,676,518      2,699,177      2,818,254      2,789,584
-----------------------------------------------------------------------------------------
        Allowance for
        loan losses               (59,959)          --          (57,473)          --
-----------------------------------------------------------------------------------------
          LOANS
          RECEIVABLE, NET     $ 2,616,559    $ 2,699,177    $ 2,760,781    $ 2,789,584
-----------------------------------------------------------------------------------------
FINANCIAL LIABILITIES:
  Noninterest bearing
    checking                  $   515,333    $   515,333    $   493,994    $   493,994
  Interest bearing checking       418,815        418,815        383,430        383,430
  Savings                         525,682        525,682        494,659        494,659
  Money market accounts           288,039        288,039        246,387        246,387
  Time deposits                 1,564,801      1,579,870      1,532,212      1,524,677
  Other                             1,533          1,533          1,569          1,569
-----------------------------------------------------------------------------------------
        TOTAL DEPOSITS        $ 3,314,203    $ 3,329,272    $ 3,152,251    $ 3,144,716
-----------------------------------------------------------------------------------------
  Short-term borrowings           318,311        318,311        275,699        275,699
  Long-term debt                  392,540        402,004        290,127        285,782
UNRECOGNIZED FINANCIAL
  INSTRUMENTS:
  Loan commitments                   --             (422)          --             (386)
  Standby letters of credit          --              (41)          --              (63)
-----------------------------------------------------------------------------------------

18.  CAPITAL RATIOS
The following table reflects various measures of capital at December 31, 2001 and December 31, 2000:


-----------------------------------------------------------------------------------------
    DECEMBER 31,                              2001                     2000
    (DOLLARS IN THOUSANDS)           AMOUNT        RATIO       Amount        Ratio
-----------------------------------------------------------------------------------------
Total equity (1)                    $468,346       10.25%     $442,649       10.53%
Tier 1 capital (2)                   437,876       14.84%      414,412       15.01%
Total risk-based capital (3)         474,908       16.09%      449,206       16.27%
Leverage (4)                         437,876        9.97%      414,412        9.91%
-----------------------------------------------------------------------------------------

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

The Corporation's Tier 1, total risk-based capital and leverage ratios are well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 2001, and 2000, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.

19.  SEGMENT INFORMATION
The Corporation's segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows (in thousands). See Note 2 for a detailed description of individual banking subsidiaries.


-----------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2001 (IN THOUSANDS)

                                                             PNB           RTC         CNB          FKNB         UB
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                     $   59,933   $   20,257   $   18,669   $   28,927   $    7,640

Provision for loan losses                                    4,025        1,255          270        1,673          520

Other income                                                20,128        3,182        4,410        5,759        1,335

Depreciation and amortization                                1,761          424          503          658          268

Other expense                                               33,800       10,801        9,919       14,901        5,649
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  40,475       10,959       12,387       17,454        2,538
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                        12,475        3,707        4,131        5,092          629
-----------------------------------------------------------------------------------------------------------------------
  NET INCOME                                            $   28,000   $    7,252   $    8,256   $   12,362   $    1,909
-----------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2001:

Assets                                                  $1,430,184   $  487,638   $  443,353   $  669,384   $  202,301
Loans                                                      885,086      266,913      279,148      459,087       94,453
Deposits                                                   967,842      374,905      316,225      492,018      164,421
-----------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2000
Net interest income                                     $   56,405   $   18,118   $   17,087   $   26,803   $    7,053
Provision for loan losses                                    2,099        1,462          391        1,465          880
Other income                                                16,805        2,534        3,091        5,157          559
Depreciation and amortization                                1,518          458          503          837          273
Other expense                                               30,979       10,205        9,073       13,907        5,467
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  38,614        8,527       10,211       15,751          992
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                        11,726        2,860        3,188        4,633          141
-----------------------------------------------------------------------------------------------------------------------
  Net income                                            $   26,888   $    5,667   $    7,023   $   11,118   $      851
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31,2000:
Assets                                                  $1,299,046   $  452,209   $  392,457   $  611,650   $  180,704
Loans                                                      923,116      269,971      293,071      479,252       96,210
Deposits                                                   922,704      330,242      314,245      466,487      152,618
-----------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 1999
Net interest income                                     $   54,182   $   17,739   $   16,520   $   26,306   $    6,455
Provision for loan losses                                    1,465        1,039        1,410        2,999        1,100
Other income                                                14,371        1,261        2,280        4,556          455
Depreciation and amortization                                1,498          483          489          917          304
Other expense                                               30,110        9,822        8,727       13,404        4,990
-----------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  35,480        7,656        8,174       13,542          516
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                        10,860        2,571        2,486        3,874         (105)
-----------------------------------------------------------------------------------------------------------------------
  Net income                                            $   24,620   $    5,085   $    5,688   $    9,668   $      621
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31,1999:

Assets                                                  $1,229,663   $  465,056   $  404,941   $  603,460   $  183,287

Loans                                                      861,657      243,037      269,897      458,786       88,871

Deposits                                                   910,954      354,521      316,702      451,682      159,042
-----------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2001 (IN THOUSANDS)
                                                                                                     ALL
                                                           SNB           SEC           CIT          OTHER        TOTAL
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                    $   12,028    $   33,396   $    6,754   $    5,340    $  192,944

Provision for loan losses                                  (1,565)        5,800          819          262        13,059

Other income                                                1,619         6,960        1,398          447        45,238

Depreciation and amortization                                 627           791          300          183         5,515

Other expense                                               6,602        18,777        4,112        4,131       108,692
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  7,983        14,988        2,921        1,211       110,916
---------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                        2,302         4,763          923       (1,468)       32,554
---------------------------------------------------------------------------------------------------------------------------
  NET INCOME                                           $    5,681    $   10,225   $    1,998   $    2,679    $   78,362
---------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2001:

Assets                                                 $  334,354    $  897,741   $  175,967   $  (71,407)   $4,569,515
Loans                                                     191,958       527,545       90,626          992     2,795,808
Deposits                                                  249,733       631,105      137,944      (19,990)    3,314,203
---------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2000
Net interest income                                    $   11,314    $   33,734   $    6,653   $    3,625    $  180,792
Provision for loan losses                                   2,334         5,521          540           98        14,790
Other income                                                  944         6,543        1,229          602        37,464
Depreciation and amortization                                 555           813          333          162         5,452
Other expense                                               5,737        18,181        3,973        3,888       101,410
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  3,632        15,762        3,036           79        96,604
---------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                          717         5,075          975       (1,258)       28,057
---------------------------------------------------------------------------------------------------------------------------
  Net income                                           $    2,915    $   10,687   $    2,061   $    1,337    $   68,547
---------------------------------------------------------------------------------------------------------------------------
Balances at December 31,2000:
Assets                                                 $  314,404    $  839,571   $  169,943   $  (54,583)   $4,205,401
Loans                                                     215,880       571,730      106,288          686     2,956,204
Deposits                                                  239,079       604,859      132,072      (10,055)    3,152,251
---------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 1999
Net interest income                                    $   10,474    $   32,842   $    6,383   $    2,895    $  173,796
Provision for loan losses                                   3,200         1,200         --             56        12,469
Other income                                                   61         7,069        1,363          681        32,097
Depreciation and amortization                                 457           794          325          154         5,421
Other expense                                               5,693        18,355        3,970        2,968        98,039
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                  1,185        19,562        3,451          398        89,964
---------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                         (215)        6,093        1,080         (485)       26,159
---------------------------------------------------------------------------------------------------------------------------
  Net income                                           $    1,400    $   13,469   $    2,371   $      883    $   63,805
---------------------------------------------------------------------------------------------------------------------------
Balances at December 31,1999:

Assets                                                 $  305,815    $  632,668   $  163,506   $  (47,040)   $3,941,356

Loans                                                     204,606       552,800      100,225          571     2,780,450

Deposits                                                  233,873       569,691      127,861      (19,718)    3,104,608
---------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.


-----------------------------------------------------------------------------------------------------------------------
                          NET INTEREST     DEPRECIATION     OTHER       INCOME
    (IN THOUSANDS)           INCOME           EXPENSE      EXPENSE       TAXES        ASSETS        DEPOSITS
-----------------------------------------------------------------------------------------------------------------------
    2001:
Totals for reportable
  segments                 $   187,604    $    5,332      $104,561      $ 34,022    $ 4,640,922    $ 3,334,193
Elimination of
  intersegment items              --            --            --            --         (110,620)       (19,990)
Parent Co.and GFC totals
  - not eliminated               5,340            33         4,131        (1,468)        39,213           --
Other items                       --             150          --            --             --             --
-----------------------------------------------------------------------------------------------------------------------
    TOTALS                 $   192,944    $    5,515      $108,692      $ 32,554    $ 4,569,515    $ 3,314,203
-----------------------------------------------------------------------------------------------------------------------
  2000:
Totals for reportable
  segments                 $   177,167    $    5,290      $ 97,522      $ 29,315    $ 4,259,984    $ 3,162,306
Elimination of
  intersegment items              --            --            --            --          (71,775)       (10,055)
Parent Co.totals
  - not eliminated               3,625            12         3,888        (1,258)        17,192           --
Other items                       --             150          --            --             --             --
-----------------------------------------------------------------------------------------------------------------------
    Totals                 $   180,792    $    5,452      $101,410      $ 28,057    $ 4,205,401    $ 3,152,251
-----------------------------------------------------------------------------------------------------------------------
  1999:
Totals for reportable
  segments                 $   170,901    $    5,267      $ 95,071      $  26,644   $  3,988,396   $ 3,124,326
Elimination of
  intersegment items              --            --            --            --           (70,210)      (19,718)
Parent Co.totals
  - not eliminated               2,895             4         2,968          (485)         23,170          --
Other items                       --             150          --            --             --             --
-----------------------------------------------------------------------------------------------------------------------
    Totals                 $   173,796    $    5,421      $ 98,039      $ 26,159    $  3,941,356   $ 3,104,608
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

Net cash provided by operating activities reflects cash payments for income taxes of $1,422,000, $652,000, and $30,000 in 2001, 2000, and 1999,
respectively.

At December 31, 2001 and 2000, stockholders' equity reflected in the Parent Company balance sheet includes $129.1 million and $105.6 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.


                                 BALANCE SHEETS
                          at December 31,2001 and 2000

--------------------------------------------------------------------------------
  (IN THOUSANDS)                                             2001         2000
--------------------------------------------------------------------------------
ASSETS:
  Cash                                                     $ 63,029     $ 33,691
  Investment in subsidiaries                                290,315      283,709
  Debentures receivable from subsidiary banks                56,000       61,000
  Other investments                                           1,625        1,368
  Dividends receivable from subsidiaries                     58,500       60,625
  Other assets                                               28,956       10,674
--------------------------------------------------------------------------------
      TOTAL ASSETS                                         $498,425     $451,067
--------------------------------------------------------------------------------
LIABILITIES:
  Dividends payable                                        $ 10,606     $  7,724
  Other liabilities                                          19,473          694
--------------------------------------------------------------------------------
    TOTAL LIABILITIES                                        30,079        8,418
    TOTAL STOCKHOLDERS' EQUITY                              468,346      442,649
--------------------------------------------------------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $498,425     $451,067
--------------------------------------------------------------------------------


                              STATEMENTS OF INCOME
               for the years ended December 31,2001,2000 and 1999

--------------------------------------------------------------------------------
  (IN THOUSANDS)                                2001          2000        1999
--------------------------------------------------------------------------------
INCOME:
  Dividends from subsidiaries                $ 106,500    $  76,099    $  43,233
  Interest and dividends                         4,309        3,075        2,769
  Other                                            426          597          680
--------------------------------------------------------------------------------
    TOTAL INCOME                               111,235       79,771       46,682
--------------------------------------------------------------------------------
EXPENSE:
  Interest expense                                --           --             24
  Other, net                                     3,649        3,466        2,799
--------------------------------------------------------------------------------
    TOTAL EXPENSE                                3,649        3,466        2,823
--------------------------------------------------------------------------------
    INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          107,586       76,305       43,859
Federal income tax benefit                       1,513        1,266          458
--------------------------------------------------------------------------------
    INCOME BEFORE EQUITY IN
      UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                          109,099       77,571       44,317
Equity in undistributed earnings
  of subsidiaries                              (30,737)      (9,024)      19,488
--------------------------------------------------------------------------------
    NET INCOME                               $  78,362    $  68,547    $  63,805
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------


                            STATEMENTS OF CASH FLOWS
               for the years ended December 31,2001,2000 and 1999


----------------------------------------------------------------------------------------
  (IN THOUSANDS)                                     2001         2000        1999
----------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
  Net income                                     $  78,362    $  68,547    $  63,805
Adjustments to reconcile net income to
    net cash provided by operating activities:
  Undistributed earnings of subsidiaries            30,737        9,024      (19,589)
  (Increase) decrease in dividends
    receivable from subsidiaries                     2,125      (34,502)      (4,125)
  Increase in other assets                         (18,600)      20,025       (1,436)
  Increase (decrease) in
    other liabilities                               18,943       (1,282)       1,175
----------------------------------------------------------------------------------------
      NET CASH PROVIDED BY
        OPERATING ACTIVITIES                       111,567       61,812       39,830
----------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
  Repayment (purchase) of debenture
    from subsidiary bank                             5,000      (12,000)      (9,000)
  Repayment of note payable                           --           --         (3,500)
  Capital contribution to subsidiary               (32,960)        --           (300)
  Purchase of investment securities                   --           (250)      (1,479)
  Other, net                                           191         --          2,328
----------------------------------------------------------------------------------------
      NET CASH (USED IN) PROVIDED BY
        INVESTING ACTIVITIES                       (27,769)     (12,250)     (11,951)
----------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
  Cash dividends paid                              (37,585)     (35,429)     (30,713)
  Proceeds from issuance of
    common stock                                      --            304        3,655
  Cash payment for fractional shares                   (97)         (39)         (51)
  Purchase of treasury stock,net                   (16,778)     (19,534)      (5,729)
----------------------------------------------------------------------------------------
      NET CASH USED IN
        FINANCING ACTIVITIES                       (54,460)     (54,698)     (32,838)
----------------------------------------------------------------------------------------
      Increase (decrease) in cash                   29,338       (5,136)      (4,959)
Cash at beginning of year                           33,691       38,827       43,786
----------------------------------------------------------------------------------------
      CASH AT END OF YEAR                        $  63,029    $  33,691    $  38,827
----------------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------


To the Board of Directors and Stockholders
Park National Corporation





We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.



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



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.



                                        /s/ Ernst Young LLP


January 22, 2002