Form 10-K, Exhibit 13
period 2002-12-31
PARK NATIONAL CORP /OH/
filed 2003-03-26
CIK 805676

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. These forward-looking statements involve significant risks and uncertainties including changes in general economic and financial market conditions, Park's ability to execute its business plans, as well as other risks such as changes in government regulations and policies affecting bank holding companies. Although Park believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake any obligation to publicly update any forward-looking statement.

OVERVIEW

Net income for 2002 was $85.6 million, the highest in Park's sixteen year history as a bank holding company. This represents a 9.2% increase over net income of $78.4 million for 2001. Diluted earnings per share increased by 10.2% to $6.15 for 2002, compared to $5.58 for 2001. The increase in earnings per share is larger than the increase in net income due to the purchase of shares of Park's common stock in the open market for the stock option plan and under the separate stock repurchase program. The number of shares of common stock outstanding at December 31, 2002 was 13,791,966, a decrease of 148,835 shares or 1.1% compared to 13,940,801 shares of common stock outstanding at December 31, 2001.

Net income for 2001 of $78.4 million, increased by 14.3% over net income of $68.5 million for 2000. Diluted earnings per share of $5.58 for 2001 increased by 16.0% compared to $4.81 for 2000. These large increases for 2001 can be misleading as 2000 results have been restated to reflect the merger transaction with Security Banc Corporation on March 23, 2001. Park merged with Security Banc Corporation, a $995 million bank holding company headquartered in Springfield, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately 3,350,000 shares of common stock to the stockholders of Security Banc Corporation based upon an exchange ratio of .284436 shares of Park common stock for each outstanding share of Security Banc Corporation common stock. The historical financial statements of Park have been restated to show Security Banc Corporation and Park on a combined basis.

Management believes that a better indication of the improvement in earnings for 2001 is a comparison to Park's originally reported earnings per share. Diluted earnings per share of $5.58 for 2001 increased by 9.4% compared to the originally reported diluted earnings per share of $5.10 for 2000. The following table compares the originally reported earnings per share with the restated earnings per share for the past five years.

------------------------------------------------------------
             Originally    Percent     Restated      Percent
            Reported EPS  Increase       EPS        Increase
------------------------------------------------------------
2002           $6.15        10.2%       $6.15         10.2%
2001           $5.58         9.4%       $5.58         16.0%
2000           $5.10         9.2%       $4.81          8.6%
1999           $4.67        10.7%       $4.43          2.3%
1998           $4.22        10.8%       $4.33          9.1%
------------------------------------------------------------

The restated earnings per share take into account all of the merger transactions that Park has been involved in during the past five years. Please note that the originally reported earnings per share were higher for 2000 and 1999 and lower for 1998. Management believes that merger transactions should be accretive after the first full year of combined operations. Originally reported earnings per share increased at an annual compound growth rate of 10.0% over the past five years, which management believes is the best indication of performance.

Effective with the fourth quarter of 2002, the quarterly cash dividend on common stock was increased to $.83 per share. The new annualized cash dividend of $3.32 per share is 9.2% greater than the cash dividend paid in 2002. Park has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 14.2%.

Park's business strategy is geared toward maximizing the return to stockholders. The Corporation's common stock value has appreciated 6.1% annually on a compounded, total return basis for the last five years and 12.8% annually for the past ten years. The December 31, 2002 value of a $1,000 investment on December 31, 1997 and a $1,000 investment on December 31, 1992 would be $1,347 and $3,330, respectively, inclusive of the reinvestment of dividends in the Corporation's stock. By comparison, the stock index of the Dow Jones Industrial Average has a 2.9% annual compound total rate of return for the past five years and 12.0% for the past ten years.

CRITICAL ACCOUNTING POLICIES

The significant accounting policies used in the development and presentation of Park's financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements. The accounting and reporting policies of Park conform with accounting principles generally accepted in the United States and general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Park considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated credit losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the loan portfolio and of current economic conditions. However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and the current economic conditions. All of those factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods.

ABOUT OUR BUSINESS

Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment, fiduciary and deposit services. Familiarity with the local market, coupled with conservative loan underwriting standards, has allowed Park to achieve solid financial results even in periods where there have been weak economic conditions.

                                FINANCIAL REVIEW

Park has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. Park and its subsidiaries operate one hundred thirteen financial service offices and a network of one hundred fifteen automatic teller machines in twenty-five Ohio counties.

A table of financial data of the Corporation's affiliates for 2002, 2001, and 2000 is shown below. See Note 19 of the Notes to Consolidated Financial Statements for additional financial information on the Corporation's affiliates.

Table 1 - Park National Corporation Affiliate Financial Data

                                     2002                    2001                 2000
                             Average       Net       Average      Net      Average      Net
 (In Thousands)              Assets       Income     Assets      Income    Assets      Income
----------------------------------------------------------------------------------------------
Park National Bank:
 Park National
 Division                   $1,177,063   $21,322   $1,010,407   $22,330   $  963,176   $22,111

 Fairfield National
 Division                      308,563     6,986      293,782     5,670      288,477     4,777

Richland Trust Company         475,482     7,509      447,654     7,252      448,029     5,667

Century National Bank          437,134     8,837      416,970     8,256      399,814     7,023

First-Knox National Bank:
 First-Knox National
 Division                      585,456    10,729      562,275    10,627      541,570     9,755

 Farmers & Savings
 National Division              74,501     1,917       75,625     1,735       69,084     1,363

United Bank N.A.               195,173     3,145      189,010     1,909      179,495       851

Second National Bank           323,314     5,625      307,081     5,681      303,110     2,915

Security National Bank:
 Security National
 Division                      702,903    12,530      661,046    10,114      632,517     9,298

 Unity National
 Division                      174,108     2,077      184,850       111      195,634     1,389

Citizens National Bank         170,189     2,019      175,263     1,998      166,210     2,061

Parent Company,
 including consolidating
 entries                      (188,724)    2,883      (53,959)    2,679      (45,282)    1,337
----------------------------------------------------------------------------------------------
Consolidated
Totals                      $4,435,162   $85,579   $4,270,004   $78,362   $4,141,834   $68,547
----------------------------------------------------------------------------------------------

RETURN ON EQUITY

Park's primary financial goal is to achieve a superior, long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2002 there were approximately 74 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 17.56%, 17.33% and 16.55% in 2002, 2001, and 2000, respectively. The return on equity ratio has averaged 16.63% over the past five years compared to 14.22% for the peer group.

HISTORICAL COMPARISION OF RETURN ON AVERAGE EQUITY

[BAR CHART]

           Park        Peer Mean
1998      16.11%         13.40%
1999      15.60%         14.72%
2000      16.55%         14.97%
2001      17.33%         13.39%
2002      17.56%         14.64%*

* as of 09/30/2002

BALANCE SHEET COMPOSITION

Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS

Deposits: The Corporation's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 15% of total deposits for each of the last three years. In 2002, year-end total deposits increased by $181 million or 5.5% compared to an increase of $162 million or 5.1% for 2001. Approximately $15 million of the 2001 increase resulted from the purchase of a bank branch office in Jamestown, Ohio in December 2001. The banking industry experienced larger deposit increases in 2002 and 2001 as consumers shifted funds from the equity markets to deposits and fixed income securities. Noninterest bearing deposits increased by 15.3% in 2002 and by 4.3% in 2001. Interest bearing transaction accounts increased by 8.4% in 2002 and by 9.6% in 2001. Balances in time certificates of deposit have remained stable the past two years as depositors have invested in transaction accounts. Management expects that deposit growth may be slower in 2003 as some depositors shift funds back into the equity markets.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2002 were:

Table 2 - $100,000 and Over Maturity Schedule

   December 31, 2002                 Time Certificates
   (in thousands)                        of Deposit
------------------------------------------------------
3 months or less                          $168,723

Over 3 months through 6 months              88,677

Over 6 months through 12 months             96,689

Over 12 months                              80,038
--------------------------------------------------
   Total                                  $434,127
==================================================


Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings.

These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 1.46%, 3.33% and 5.66% for 2002, 2001 and 2000, respectively. By comparison, the average federal funds rate was 1.67%, 3.89% and 6.24% for 2002, 2001 and 2000, respectively. In 2002, average short-term borrowings were $226 million

                                FINANCIAL REVIEW

compared to $279 million in 2001 and $295 million in 2000. Average short-term borrowings were 5.1% of average assets in 2002 compared to 6.5% in 2001 and 7.1% in 2000.

Long-Term Debt: Long-term debt is a result of borrowings from the Federal Home Loan Bank. The average rate paid on long-term debt was 4.29% for 2002 compared to 4.67% for 2001 and 5.84% for 2000. At December 31, 2002, long-term debt was $187 million with a weighted average fixed interest rate of 5.04% and a weighted average remaining term of 4.8 years. In 2002, average long-term debt was $253 million compared to $296 million in 2001 and $267 million in 2000. Average long-term debt was 5.7% of average assets in 2002 compared to 6.9% in 2001 and 6.5% in 2000.

Stockholders' Equity: Average stockholders' equity to average total assets was 10.99% in 2002, 10.59% in 2001 and 10.00% in 2000.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other comprehensive income which is part of the Corporation's equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain on available-for-sale securities, net of federal taxes, was $24.0, $8.7, and $4.0 million at year- end 2002, 2001 and 2000, respectively. Additionally, at year-end 2002, the Corporation had recorded $1.6 million, net of federal taxes, as a minimum pension liability that was included in accumulated other comprehensive income.

INVESTMENT OF FUNDS

Loans: Average loans, net of unearned income, were $2,720 million in 2002 compared to $2,882 million in 2001 and $2,874 million in 2000. The average yield on loans was 7.64% in 2002 compared to 8.69% in 2001 and 9.02% in 2000. The average prime lending rate in 2002 was 4.68% compared to 6.92% in 2001 and 9.19% in 2000. Approximately 74% of loan balances mature or reprice within one year (see Table 11). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, decreased by $104 million or 3.7% in 2002 and decreased by $160 million or 5.4% in 2001. Residential real estate loans decreased by $76 million or 7.0% to $998 million at year-end 2002 and decreased by $88 million or 7.6% in 2001. With long-term interest rates at relatively low levels throughout 2002 and 2001, the demand for fixed rate residential mortgage loans was very strong. However, Park sells the long-term fixed rate mortgage loans in the secondary market and retains the servicing on these loans. This activity, the origination and sale of fixed rate mortgage loans, produced a significant increase in fee income during 2002 and 2001, but did not increase loan balances since the loans were sold. In fact, many borrowers took advantage of the low interest rate environment to refinance their adjustable rate mortgage loan into a fixed rate mortgage loan which further reduces the loan balances reported on the balance sheet.

Demand for consumer loans and automobile leasing was weak in 2002 and 2001. Consumer loans decreased by 7.5% in 2002 and by 6.6% in 2001. Leases decreased by 19.7% in 2002 and by 13.5% in 2001. The special low rate financing offered by automobile manufacturers has reduced demand for new bank automobile loans and leases.

Demand for commercial and commercial real estate loans remained relatively weak in 2002, but did improve compared to 2001. Management expects that the demand for commercial and commercial real estate loans will continue to improve in 2003, as the economy continues to expand. Management hopes to increase loan totals in 2003 through increased marketing of Park's loan products.

Table 3 reports year-end loan balances by type of loan for the past five years.

Table 3 - Loans by Type

  December 31,
 (in thousands)     2002         2001         2000         1999         1998
-------------------------------------------------------------------------------
Commercial,
 financial and
 agricultural    $  440,030   $  440,336   $  479,167   $  440,166   $  413,773

Real estate -
 construction        99,102       89,235       95,310       99,519      103,508

Real estate -
 residential        998,202    1,073,801    1,161,498    1,076,352    1,039,866

Real estate -
 commercial         617,270      595,567      570,969      514,590      442,818

Consumer, net       441,747      477,579      511,310      529,577      454,698

Leases, net          95,836      119,290      137,950      120,246       63,485
-------------------------------------------------------------------------------
 Total Loans     $2,692,187   $2,795,808   $2,956,204   $2,780,450   $2,518,148
-------------------------------------------------------------------------------

Table 4 - Selected Loan Maturity Distribution

                                                  Over One     Over
   December 31, 2002                 One Year     Through      Five
   (In thousands)                     or Less    Five Years    Years      Total
---------------------------------------------------------------------------------
Commercial, financial and
 agricultural                        $221,273    $119,386     $ 99,371   $440,030

Real estate - construction             53,427       9,469       36,206     99,102
---------------------------------------------------------------------------------
   Total                             $274,700    $128,855     $135,577   $539,132
---------------------------------------------------------------------------------
Total of these selected loans due
 after one year with:
   Fixed interest rate                                                   $109,312

   Floating interest rate                                                $155,120
---------------------------------------------------------------------------------

Investment Securities: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. Park's investment strategy is dynamic. As conditions change over time, Park's overall interest rate risk, liquidity needs, and potential return on the investment portfolio will change. Management regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield on the investment portfolio. Park realized a net security loss of $182,000 in 2002, compared to a net security gain of $140,000 in 2001 and a net security loss of $889,000 in 2000.

Park classifies most of its securities as available-for-sale (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as accumulated other comprehensive income which is part of the Corporation's equity. Management classified approximately 75% of the securities portfolio as available-for-sale at December 31, 2002. These securities are available to be sold in future periods in carrying out Park's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

Average taxable investment securities were $1,240 million in 2002 compared to $945 million in 2001 and $829 million in 2000. The average yield on taxable investments was 5.94% in 2002 compared to 6.58% in 2001 and 6.65% in 2000. Average tax-exempt investment securities were $144 million in 2002 compared to $160 million in 2001 and $173 million in 2000. The average tax-equivalent yield on tax-exempt investment securities was 7.10% in 2002 compared to 6.97% in 2001 and 6.85% in 2000. On a combined basis, the total of the average balance of taxable and tax-exempt securities was 31.2% of average total assets in 2002 compared to 25.9% in 2001 and 24.2% in 2000. Average investment securities have increased in 2002 and 2001 to compensate for the decrease in average loan balances in 2002 and the small increase in 2001. Management expects that the average balance of investment securities will further increase in 2003.

                                FINANCIAL REVIEW

At year-end 2002 and 2001, the average tax-equivalent yield on the total investment portfolio was 5.74% and 6.37% respectively. The weighted average remaining maturity was 2.4 years at December 31, 2002 and was 2.8 years at December 31, 2001. U.S. Government asset-backed securities were 74.9% of the total investment portfolio at year-end 2002 and were 73.3% of the entire portfolio at year-end 2001. This segment of the investment portfolio consists of fifteen-year mortgage-backed securities and collateralized mortgage obligations which are backed by fifteen year mortgage-backed securities.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the cash flow from mortgage-backed securities and collateralized mortgage obligations would be reduced. Management estimates that the average maturity of the investment portfolio would lengthen to 4.0 years with a 1.00% increase in long-term interest rates and to 5.6 years with a 2.00% increase in long-term interest rates.

The following table sets forth the book value of investment securities at year-end:

Table 5 - Investment Securities

---------------------------------------------------------------------------------------
    December 31,
   (in thousands)                                     2002          2001         2000
---------------------------------------------------------------------------------------
Obligations of U.S. Treasury and other
 U.S. Government agencies                          $   161,635   $   197,502   $332,428

Obligations of states and political subdivisions       142,234       153,954    168,970

U.S. Government asset-backed securities
 and other asset-backed securities                   1,036,082     1,071,445    416,406

Other securities                                        43,191        41,278     38,167
---------------------------------------------------------------------------------------
   Total                                           $ 1,383,142   $ 1,464,179   $955,971
---------------------------------------------------------------------------------------

EARNING RESULTS

The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Table 6 - Distribution of Assets, Liabilities and Stockholders' Equity

------------------------------------------------------------------------------------------------------------
        December 31,                                         2002                            2001
   (Dollars in thousands)                      Daily                 Average    Daily                Average
                                              Average      Interest   Rate     Average     Interest   Rate
------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Loans (1) (2)                               $2,719,805   $ 207,717    7.64%  $2,881,551   $250,465    8.69%

 Taxable investment securities                1,240,463      73,625    5.94%     945,333     62,197    6.58%

 Tax-exempt investment securities (3)           144,287      10,247    7.10%     160,374     11,173    6.97%

 Federal funds sold                              36,679         621    1.69%      21,021        872    4.15%
-----------------------------------------------------------------------------------------------------------
     Total interest earning assets            4,141,234     292,210    7.06%   4,008,279    324,707    8.10%
-----------------------------------------------------------------------------------------------------------
Noninterest earning assets:
 Allowance for possible loan losses             (62,703)                         (59,761)

 Cash and due from banks                        129,820                          123,424

 Premises and equipment, net                     39,416                           39,967

 Other assets                                   187,395                          158,095
-----------------------------------------------------------------------------------------------------------
     TOTAL                                   $4,435,162                       $4,270,004
-----------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS'EQUITY
Interest bearing liabilities:
 Transaction accounts                        $  771,507   $   6,944    0.90%  $  649,831   $ 11,824    1.82%

 Savings deposits                               545,657       5,577    1.02%     514,194     10,781    2.10%

 Time deposits                                1,584,292      55,906    3.53%   1,571,021     81,707    5.20%
-----------------------------------------------------------------------------------------------------------
     Total interest bearing deposits          2,901,456      68,427    2.36%   2,735,046    104,312    3.81%
-----------------------------------------------------------------------------------------------------------
 Short-term borrowings                          226,238       3,310    1.46%     279,244      9,296    3.33%

 Long-term debt                                 252,834      10,851    4.29%     295,669     13,796    4.67%
-----------------------------------------------------------------------------------------------------------
     Total interest bearing liabilities       3,380,528      82,588    2.44%   3,309,959    127,404    3.85%
-----------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                502,400                          460,219

 Other                                           64,918                           47,539
-----------------------------------------------------------------------------------------------------------
     Total noninterest bearing liabilities      567,318                          507,758
-----------------------------------------------------------------------------------------------------------
 Shareholders' equity                           487,316                          452,287
-----------------------------------------------------------------------------------------------------------
     TOTAL                                   $4,435,162                       $4,270,004
-----------------------------------------------------------------------------------------------------------
Net interest earnings                                     $ 209,622                        $197,303

Net interest spread                                                    4.62%                           4.25%

Net yield on interest earning assets                                   5.06%                           4.92%
-----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------
   December 31,                                            2000
   (Dollars in thousands)                     Daily                  Average
                                             Average      Interest     Rate
----------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Loans (1) (2)                               $2,873,939   $ 259,094    9.02%

 Taxable investment securities                  828,550      55,076    6.65%

 Tax-exempt investment securities (3)           173,390      11,872    6.85%

 Federal funds sold                              24,144       1,404    5.82%
---------------------------------------------------------------------------
     Total interest earning assets            3,900,023     327,446    8.40%
---------------------------------------------------------------------------
Noninterest earning assets:
 Allowance for possible loan losses             (53,645)

 Cash and due from banks                        126,720

 Premises and equipment, net                     40,319

 Other assets                                   128,417
---------------------------------------------------------------------------
     TOTAL                                   $4,141,834
---------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Transaction accounts                        $  628,353   $  14,633    2.33%

 Savings deposits                               516,382      12,243    2.37%

 Time deposits                                1,521,378      83,164    5.47%
---------------------------------------------------------------------------
     Total interest bearing deposits          2,666,113     110,040    4.13%
---------------------------------------------------------------------------
 Short-term borrowings                          295,162      16,700    5.66%

 Long-term debt                                 267,147      15,599    5.84%
---------------------------------------------------------------------------
     Total interest bearing liabilities       3,228,422     142,339    4.41%
---------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                460,360

 Other                                           38,957
---------------------------------------------------------------------------
     Total noninterest bearing liabilities      499,317
---------------------------------------------------------------------------
 Shareholders' equity                           414,095
---------------------------------------------------------------------------
     TOTAL                                   $4,141,834
---------------------------------------------------------------------------
Net interest earnings                                     $ 185,107

Net interest spread                                                    3.99%

Net yield on interest earning assets                                   4.75%
---------------------------------------------------------------------------

(1) Loan income includes net loan fee income of $4,309 in 2002, $3,605 in 2001 and $809 in 2000. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 2002, 2001 and 2000. The taxable equivalent adjustment was $1,018 in 2002, $1,028 in 2001 and $1,020 in 2000.

(2) For purposes of this computation, non-accrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 2002, 2001 and 2000. The taxable equivalent adjustment was $3,272 in 2002, $3,331 in 2001 $3,454 in 2000.

                                FINANCIAL REVIEW

Net interest income increased by $12.4 million or 6.4% to $205.3 million for 2002 compared to an increase of $12.2 million or 6.7% to $192.9 million for 2001. The net yield on interest earning assets increased to 5.06% for 2002 compared to 4.92% for 2001 and 4.75% for 2000.

Similarly, the net interest rate spread--the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities increased to 4.62% for 2002 compared to 4.25% for 2001 and 3.99% for 2000. The increase in net interest income for both 2002 and 2001 was due to an increase in the net interest spread and an increase in average interest earning assets.

The yield on average interest earning assets was 7.06% in 2002 compared to 8.10% in 2001 and 8.40% in 2000. The average prime lending rate was approximately 4.68% for 2002 compared to 6.92% for 2001 and 9.19% for 2000. The Federal Reserve Board decreased the federal funds rate from 6.50% to 1.75% during 2001 and further reduced the federal funds rate to 1.25% in November 2002. Short-term interest rates are expected to stay low during 2003. About one-third of Park's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to further decrease in 2003 as these loans reprice and other interest earning assets mature and are replaced with lower yielding assets. Average interest earning assets increased by $133 million or 3.3% to $4,141 million in 2002 compared to an increase of $108 million or 2.8% to $4,008 million in 2001.

The average rate paid on average interest bearing liabilities was 2.44% in 2002 compared to 3.85% in 2001 and 4.41% in 2000. The average rate paid on deposits was 2.36% for 2002 compared to 3.81% for 2001 and 4.13% for 2000. Management expects that the average rate paid on deposits and borrowed funds will continue to decrease in 2003 as a result of the large decrease in short-term market rates during 2001 and the further reduction in November 2002. Average interest bearing liabilities increased by $71 million or 2.1% to $3,381 million in 2002 compared to an increase of $82 million or 2.5% to $3,310 million in 2001. Average interest bearing deposits as a percentage of average interest bearing liabilities were 85.8% in 2002 compared to 82.6% in both 2001 and 2000.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 7 - Volume/Rate Variance Analysis

----------------------------------------------------------------------------------------
                              Change from 2001 to 2002        Change from 2000 to 2001
 (in thousands)              Volume     Rate       Total     Volume     Rate      Total
----------------------------------------------------------------------------------------
Increase (decrease) in:
 Interest income:
----------------------------------------------------------------------------------------
   Total loans              $(13,560)  $(29,188)  $(42,748)  $  698    $(9,327)  $(8,629)
----------------------------------------------------------------------------------------
 Taxable investments          17,939     (6,511)    11,428    7,706       (585)    7,121

 Tax-exempt investments       (1,132)       206       (926)    (904)       205      (699)

 Federal funds sold              638       (889)      (251)    (165)      (367)     (532)
----------------------------------------------------------------------------------------
   Total interest income       3,885    (36,382)   (32,497)   7,335    (10,074)   (2,739)
----------------------------------------------------------------------------------------
Interest expense:
 Transaction accounts          1,913     (6,793)    (4,880)     486     (3,295)   (2,809)

 Savings accounts                628     (5,832)    (5,204)     (52)    (1,410)   (1,462)

 Time deposits                   684    (26,485)   (25,801)   2,690     (4,147)   (1,457)

 Short-term borrowings        (1,512)    (4,474)    (5,986)    (858)    (6,546)   (7,404)

 Long-term debt               (1,886)    (1,059)    (2,945)   1,546     (3,349)   (1,803)
----------------------------------------------------------------------------------------
   Total interest expense       (173)   (44,643)   (44,816)   3,812    (18,747)  (14,935)
----------------------------------------------------------------------------------------
   Net variance             $  4,058   $  8,261   $ 12,319   $3,523     $8,673   $12,196
----------------------------------------------------------------------------------------

Other Income: Total other income, exclusive of security gains or losses, increased by $5.9 million or 13.2% to $51.0 million in 2002 and increased by $6.7 million or 17.6% to $45.1 million in 2001 compared to $38.4 million for 2000.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory other service income. Other service income increased by $3.0 million or 29.9% to $12.9 million in 2002 and increased by $4.7 million or 90.7% to $9.9 million in 2001 due primarily to the increase in fixed rate mortgage loan volume. Fixed rate mortgage loan volume is greatly dependent on the level of long-term interest rates which were low in 2002 and 2001. Other service income was $5.2 million for 2000. Management expects that fixed rate mortgage loan volume will continue to be strong in 2003 but less than the record volume in 2002.

The subcategory of "other income" increased by $2.4 million or 18.5% to $15.3 million in 2002 and increased by $629,000 or 5.1% to $12.9 million in 2001. The increase in 2002, was primarily due to increased fees from check card and ATM services, commissions earned from title insurance policies and a $575,000 gain from the sale of a branch office. The increase in 2001 was primarily due to increased fees from check card and ATM services.

Service charges on deposit accounts increased by $447,000 or 3.3% in 2002 and by $733,000 or 5.8% in 2001 due to both fee increases and increases in the number of transaction accounts.

Income from fiduciary activities increased by $128,000 or 1.5% in 2002 and by $647,000 or 7.9% in 2001 due primarily to increases in assets under management for new trust department customers. Income from fiduciary activities for 2002 was hampered by the poor performance of the equity markets as fiduciary fees are generally based on the market value of the assets under management.

Losses on sale of securities were $182,000 in 2002 and $889,000 in 2000 compared to a gain of $140,000 in 2001. The proceeds from the sales of securities in 2000 were generally invested in higher yielding, longer maturity securities. During 2002, 2001, and 2000, the Corporation had no investment in off-balance sheet derivative instruments.

Other Expense: Total other expense increased by $5.8 million or 5.0% to $120.0 million in 2002 and increased by $7.3 million or 6.9% to $114.2 million in 2001 compared to $106.9 million for 2000.

Salaries and employee benefits increased by $5.4 million or 9.0% in 2002 compared to an increase of $4.3 million or 7.8% in 2001. Full-time equivalent employees at year-end were 1,600 in 2002, and 1,588 in 2001. Salaries increased by 7.3% in 2002 and by 9.2% in 2001. Employee benefit expense increased by 16.8% in 2002 and by 1.8% in 2001. The large increase in employee benefit expense in 2002 was primarily due to a 52.5% increase in pension plan expense. See Note 12 of the Notes to Consolidated Financial Statements for additional information on Park's pension plan.

The expense for amortization of intangibles was $5.3 million in 2002 compared to $4.1 million for 2001 and $4.0 million for 2000. The increase in 2002 was primarily due to the write-off of the remaining core deposit intangible at the Richland Trust Company pertaining to branch acquisitions in 1996. The expense for amortization of intangibles is expected to be $2.5 million in 2003.

The subcategory "other expense" was $9.2 million in 2002 compared to $10.7 million in 2001 and $8.4 million in 2000. The increase in other expense of $2.3 million in 2001 was primarily due to a charge of $2.0 million to increase the reserve for auto lease residuals. The residual reserve for auto leases was approximately $3.1 million at year-end 2002 and 2001. Actual losses on auto lease residuals were $1.0 million in 2002 compared to $502,000 in 2001 and $258,000 in 2000. Management expects that the losses on auto lease residuals will increase in 2003, but believes that the reserve is adequate to absorb future losses.

Income Taxes: Federal income tax expense as a percentage of income before taxes was 29.4% in 2002 and 2001 compared to 29.0% in 2000. A lower tax

                                 FINANCIAL REVIEW

percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits.

CREDIT EXPERIENCE

Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions.

The allowance for loan losses at December 31, 2002 totaled $62.0 million and represented 2.30% of total loans outstanding at December 31, 2002 compared to $60.0 million or 2.14% of total loans outstanding at December 31, 2001 and $57.5 million or 1.94% of total loans outstanding at December 31, 2000. The provision for loan losses was $15.0 million for 2002 compared to $13.1 million for 2001 and $14.8 million for 2000. Net charge-offs were $13.0 million for 2002 compared to $10.6 million for 2001 and $9.5 million for 2000.

Management believes that the allowance for loan losses at year-end 2002 is adequate to absorb estimated credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

Table 8 - Summary of Loan Loss Experience

---------------------------------------------------------------------------------------
 (In thousands)            2002         2001          2000         1999        1998
---------------------------------------------------------------------------------------
Average loans
 (net of unearned
 interest)               $2,719,805   $2,881,551   $2,873,939   $2,618,162   $2,443,119

Allowance for possible
loan losses:
 Beginning Balance       $   59,959   $   57,473   $   52,140   $   48,098   $   45,018

 Charge-offs:
   Commercial                 7,210        3,770        5,077        5,055        1,443
   Real estate                2,409        2,623        1,161        1,907        1,862
   Consumer                   8,606        9,908        6,825        5,361        6,275
   Lease financing            1,602        1,519          933          268          184
---------------------------------------------------------------------------------------
    Total charge-offs        19,827       17,820       13,996       12,591        9,764
---------------------------------------------------------------------------------------
 Recoveries:
   Commercial                 1,812        2,453          788          445        1,271
   Real estate                1,534          656          573        1,484        1,074
   Consumer                   2,891        3,426        2,772        2,123        1,890
   Lease financing              616          712          406          112           91
---------------------------------------------------------------------------------------
    Total recoveries          6,853        7,247        4,539        4,164        4,326
---------------------------------------------------------------------------------------
      Net charge-offs        12,974       10,573        9,457        8,427        5,438
---------------------------------------------------------------------------------------
   Provision charged
   to earnings               15,043       13,059       14,790       12,469        8,518
---------------------------------------------------------------------------------------
 Ending balance          $   62,028   $   59,959   $   57,473   $   52,140   $   48,098
---------------------------------------------------------------------------------------
Ratio of net charge-offs
 to average Loans              0.48%        0.37%        0.33%        0.32%        0.22%

Ratio of allowance for
 possible loan losses to
 end of year loans, net
 of unearned interest          2.30%        2.14%        1.94%        1.88%        1.91%
---------------------------------------------------------------------------------------

The following table summarizes the allocation of allowance for possible loan losses:

Table 9 - Allocation of Allowance for Loan Losses

--------------------------------------------------------------------------------------------------------------------------------
                       2002                   2001                   2000                   1999                   1998

December 31,              Percent of             Percent of             Percent of             Percent of             Percent of
(Dollars in                Loans Per             Loans Per               Loans Per              Loans Per              Loans Per
Thousands)     Allowance   Category   Allowance  Category    Allowance   Category   Allowance   Category   Allowance   Category
--------------------------------------------------------------------------------------------------------------------------------
Commercial      $ 17,049      16.34%   $ 15,853      15.75%   $ 15,573      16.20%   $ 13,645      15.83%   $ 12,827      16.43%

Real estate       23,375      63.78%     21,695      62.90%     20,222      61.83%     18,280      60.80%     17,448      62.99%

Consumer          18,322      16.40%     19,131      17.08%     17,886      17.30%     17,212      19.05%     15,923      18.06%

Leases             3,282       3.48%      3,280       4.27%      3,792       4.67%      3,003       4.32%      1,900       2.52%
--------------------------------------------------------------------------------------------------------------------------------
   Total        $ 62,028     100.00%   $ 59,959     100.00%    $ 57,473    100.00%   $ 52,140     100.00%   $ 48,098     100.00%
--------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2002, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

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

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

Table 10 - Nonperforming Assets

-----------------------------------------------------------------------------
       December 31,
  (Dollars in thousands)     2002       2001       2000      1999      1998
-----------------------------------------------------------------------------
Nonaccrual loans           $ 17,579   $ 17,303   $ 10,204   $ 6,446   $ 5,606

Renegotiated loans            2,599      2,254      6,440       740       814

Loans past due 90 days
 or more                      6,290      7,550      5,093     5,191     4,283
-----------------------------------------------------------------------------
 Total nonperforming
    loans                    26,468     27,107     21,737    12,377    10,703
-----------------------------------------------------------------------------
Other real estate owned       3,206      3,425      1,716     2,486    1,769
-----------------------------------------------------------------------------
 Total nonperforming
    assets                 $ 29,674   $ 30,532   $ 23,453   $14,863   $12,472
-----------------------------------------------------------------------------
Percentage of
 nonperforming loans
 to loans, net of
 unearned interest             0.98%      0.97%      0.74%     0.45%     0.43%

Percentage of
 nonperforming assets
 to loans, net of
 unearned interest             1.10%      1.09%      0.79%     0.53%     0.50%

Percentage of
 nonperforming assets
 to total assets               0.67%      0.67%      0.56%     0.36%     0.35%
-----------------------------------------------------------------------------

Tax equivalent interest income from loans of $207.7 million for 2002 would have increased by $1.4 million if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2002 in the approximate amount of $833,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $149.5 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2002 compared to $101.6 million at year-end 2001 and $83.3 million at year-end 2000. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans.

                                FINANCIAL REVIEW

CAPITAL RESOURCES

Liquidity and Interest Rate Sensitivity Management: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from lending and investing activities.

Cash and cash equivalents increased by $69.6 million during 2002 to $238.8 million at year end. Cash provided by operating activities was $80.4 million in 2002, $98.2 million in 2001, and $76.9 million in 2000. Net income was the primary source of cash for operating activities during each year.

Cash provided by investing activities was $200.6 million in 2002 and cash used in investing activities was $351.0 million in 2001 and $115.4 million in 2000. A major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash provided by the net decrease in the loan portfolio was $95.0 million in 2002 and $156.1 million in 2001. Cash used for the net increase in loans was $184.0 million in 2000.

Security transactions are the other major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $110.1 million of cash in 2002, used $499.0 million of cash in 2001 and provided $71.9 million of cash in 2000.

Cash used by financing activities was $211.3 million in 2002 and cash provided by financing activities was $252.5 million in 2001 and $22.1 million in 2000. A major source of cash for financing activities is the net increase in deposits. Cash provided from the net increase in deposits was $180.9 million in 2002, $147.0 million in 2001 and $47.6 million in 2000. The purchase of deposits with the branch office in 2001 provided cash of $15.0 million.

Changes in short-term borrowings or long-term debt is another major source or use of cash for financing activities. The net decrease in short-term borrowings used cash of $129.4 million in 2002 and used cash of $120.4 in 2000. The net increase in short-term borrowings provided cash of $42.6 million in 2001. Cash was used by the net decrease in long-term debt of $205.3 million in 2002. Cash was provided by the net increase in long-term debt of $102.4 million in 2001 and $149.6 million in 2000.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,733 million or 65.8% of interest earning assets at year-end 2002. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

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

The following table shows interest sensitivity data for five different time intervals as of December 31, 2002:

Table 11 - Interest Rate Sensitivity

---------------------------------------------------------------------------------------------
       (Dollars          0-3          3-12         1-3         3-5        Over 5
    in thousands)       Months       Months        Years      Years       Years      Total
---------------------------------------------------------------------------------------------
Interest rate
   sensitive assets:
   Federal funds
     sold             $   81,700           --           --          --      --     $   81,700

   Investment
     securities (1)      201,038   $  461,300   $  426,931  $  218,964  $  74,959   1,383,192

   Loans (1)             808,088    1,181,163      582,710      82,289     37,937   2,692,187
---------------------------------------------------------------------------------------------
     Total interest
      earning
      assets           1,090,826    1,642,463    1,009,641     301,253    112,896   4,157,079
---------------------------------------------------------------------------------------------
 Interest bearing
   liabilities:
   Interest bearing
     checking (2)        120,279           --      360,838          --         --     481,117

   Savings
     accounts (2)        272,789           --      272,789          --         --     545,578

   Money market
     checking            310,032           --           --          --         --     310,032

   Time deposits         458,578      545,940      437,717     119,193      1,258   1,562,686

   Other                   1,565           --           --          --         --       1,565
---------------------------------------------------------------------------------------------
     Total deposits    1,163,243      545,940    1,071,344     119,193      1,258   2,900,978
---------------------------------------------------------------------------------------------
   Short-term
     borrowings          188,878           --           --          --         --     188,878

   Long-term debt              0            0        4,631      75,000    107,595     187,226
---------------------------------------------------------------------------------------------
     Total interest
      bearing
      liabilities      1,352,121      545,940    1,075,975     194,193    108,853   3,277,082
---------------------------------------------------------------------------------------------
 Interest rate
   Sensitivity gap      (261,295)   1,096,523      (66,334)    107,060      4,043     879,997

 Cumulative rate
   Sensitivity gap      (261,295)     835,228      768,894     875,954    879,997          --

 Cumulative gap as
   a percentage of
   total interest
   earning assets          -6.29%       20.09%       18.50%      21.07%     21.17%
---------------------------------------------------------------------------------------------

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a positive 20.09% to a positive 4.85%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2002, the cumulative interest earning assets maturing or repricing within twelve months were $2,733 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $1,898 million. For the twelve months, rate sensitive assets exceed rate sensitive liabilities by $835 million or 20.1% of earning assets. The twelve month rate sensitivity gap has exceeded fifteen percent of interest earning assets for the past two quarters. Management expects that the interest rate sensitivity gap will drop below fifteen percent of interest earning assets at March 31, 2003 due to investment purchases being funded by short-term borrowings.

A positive twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would increase if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

                                FINANCIAL REVIEW

The cumulative twelve month interest rate sensitivity gap position at December 31, 2001 was a positive $256 million or 6.0% of interest earning assets compared to a positive $835 million or a positive 20.1% of interest earning assets at December 31, 2002. This change in the cumulative twelve month interest rate sensitivity gap of a positive $579 million was primarily due to an decrease in the amount of short-term borrowings and long-term debt repricing or maturing in one year to $189 million at year-end 2002 compared to $526 million at year-end 2001.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management's projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income and net income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2002, the earnings simulation model projected that net income would increase by ..6% using a rising interest rate scenario and decrease by 1.2% using a declining interest rate scenario over the next year. At December 31, 2001, the earnings simulation model projected that net income would decrease by .5% using a rising interest rate scenario and increase by .7% using a declining interest rate scenario over the next year and at December 31, 2000, the earnings simulation model projected that net income would decrease by 1.5% using a rising interest rate scenario and increase by 1.1% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past five years at 5.06% in 2002, 4.92% in 2001, 4.75% in 2000, 4.87% in 1999 and 4.96% in 1998. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates.

Capital: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2002, the Corporation's equity capital was $509.3 million, an increase of 8.7% over the equity capital at December 31, 2001. Stockholders' equity at December 31, 2002 was 11.45% of total assets compared to 10.25% of total assets at December 31, 2001.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 2002. At year-end 2002, the Corporation had a risk-based capital ratio of 17.78% or capital above the minimum required by $278 million. The capital standard of tier l capital to risk-based assets is 4.00% at December 31, 2002. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2002, the Corporation had a tier l capital to risk-based assets ratio of 16.51% or capital above the minimum required by $355 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2002, the Corporation had a leverage capital ratio of 10.72% or capital above the minimum required by $294 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 2002. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 2002:

Table 12 - Capital Ratios

----------------------------------------------------------------
                                          Tier 1        Total
   December 31, 2002       Leverage     Risk-based    Risk-based
----------------------------------------------------------------
Park National Bank           5.17%         7.99%        11.90%

Richland Trust Company       5.89%         9.84%        11.10%

Century National Bank        5.79%         9.95%        12.44%

First-Knox National Bank     5.53%         8.24%        12.43%

United Bank N.A.             6.49%        11.53%        12.79%

Second National Bank         5.67%         9.13%        12.80%

Security National Bank       5.50%         8.34%        12.53%

Citizens National Bank       6.15%        11.25%        16.34%

Park National Corporation   10.72%        16.51%        17.78%

Minimum Capital Ratio        4.00%         4.00%         8.00%

Well Capitalized Ratio       5.00%         6.00%        10.00%
-------------------------------------------------------------

RISK-BASED CAPITAL RATIOS (December 31, 2002)

[BAR CHART]

                              Leverage      Tier 1        Total
Park                           10.72%       16.51%        17.78%

Well Capitalized                   5%           6%           10%

Regulatory minimum                 4%           4%            8%

AVERAGE STOCKHOLDERS' EQUITY (millions)

[BAR CHART]

2002            $487.3
2001            $452.3
2000            $414.1
1999            $409.1
1998            $388.7

Effects of Inflation: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and therefore, differ greatly from most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods

                                FINANCIAL REVIEW

of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which does have an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is the Corporation's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

Table 13 - Consolidated Five-year Selected Financial Data

-------------------------------------------------------------------------------------------------------------
       December 31,
  (Dollars in thousands,
  except per share data)                2002             2001             2000          1999          1998
-------------------------------------------------------------------------------------------------------------
Results of Operations:
 Interest income                    $   287,920      $   320,348      $   323,131   $   293,034   $   281,480

 Interest expense                        82,588          127,404          142,339       119,238       118,063

 Net interest income                    205,332          192,944          180,792       173,796       163,417

 Gain/(loss) on sale
   of securities                           (182)             140             (889)       (4,639)          527

 Noninterest income                      51,032           45,098           38,353        36,736        34,417

 Noninterest expense                    119,964          114,207          106,862       103,460        98,297

 Provision for loan losses               15,043           13,059           14,790        12,469         8,518

 Net income                              85,579           78,362           68,547        63,805        62,628

Per share:
 Net income - basic                        6.17             5.59             4.82          4.45          4.36

 Net income - diluted                      6.15             5.58             4.81          4.43          4.33

 Cash dividends declared                   3.11             2.89             2.66          2.36          1.94

Average Balances:
 Loans                              $ 2,719,805      $ 2,881,551      $ 2,873,939   $ 2,618,162   $ 2,443,119

 Investment securities                1,384,750        1,105,707        1,001,940     1,025,599       865,437

 Money market instruments
   and other                             36,679           21,021           24,144        28,420        64,790
-------------------------------------------------------------------------------------------------------------
   Total earning assets               4,141,234        4,008,279        3,900,023     3,672,181     3,373,346
-------------------------------------------------------------------------------------------------------------
 Noninterest bearing
   deposits                             502,400          460,219          460,360       451,723       412,702

 Interest bearing deposits            2,901,456        2,735,046        2,666,113     2,606,173     2,514,660
-------------------------------------------------------------------------------------------------------------
   Total deposits                     3,403,856        3,195,265        3,126,473     3,057,896     2,927,362
-------------------------------------------------------------------------------------------------------------
 Short-term borrowings                  226,238          279,244          295,162       359,639       234,335

 Long-term debt                         252,834          295,669          267,147        89,399        37,714

 Stockholders' equity                   487,316          452,287          414,095       409,079       388,704

 Total assets                         4,435,162        4,270,004        4,141,834     3,949,655     3,633,136

Ratios:
 Return on average assets                  1.93%            1.84%            1.65%         1.62%         1.72%

 Return on average equity                 17.56%           17.33%           16.55%        15.60%        16.11%

 Net interest margin (1)                   5.06%            4.92%            4.75%         4.87%         4.96%

 Noninterest expense to
   net revenue (1)                        46.02%           47.11%           47.82%        47.98%        48.72%

 Dividend payout ratio                    50.42%           51.64%           52.73%        49.50%        42.40%

 Average stockholders' equity
   to average total assets                10.99%           10.59%           10.00%        10.36%        10.70%

 Leveraged capital                        10.72%            9.97%            9.91%         9.80%         9.87%

 Tier 1 capital                           16.51%           14.84%           15.01%        14.42%        14.86%

 Risk-based capital                       17.78%           16.09%           16.27%        15.64%        16.09%
-------------------------------------------------------------------------------------------------------------

(1)Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2002 and 2001. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

Table 14 - Quarterly Financial Data

-----------------------------------------------------------------------------------------------
                                                          Three Months Ended
      (Dollars in thousands,         ----------------------------------------------------------
      except per share data)          March 31        June 30         Sept. 30        Dec. 31
-----------------------------------------------------------------------------------------------
2002:
 Interest income                     $   74,874     $    73,099      $   72,402     $    67,545

 Interest expense                        22,627          21,200          20,472          18,289

 Net interest income                     52,247          51,899          51,930          49,256

 Provision for loan losses                4,519           3,644           3,194           3,686

 Gain (loss) on sale of securities         (210)             --              --              28

 Income before income taxes              30,097          31,089          31,658          28,331

 Net income                              21,448          21,972          22,073          20,086

 Per share data:
   Net income - basic                      1.53            1.58            1.59            1.45

   Net income - diluted                    1.53            1.57            1.59            1.45

 Weighted-average common
   stock outstanding - basic         13,936,340      13,920,111      13,847,583      13,810,087

 Weighted-average common
   stock equivalent - diluted        13,973,050      13,958,268      13,871,544      13,835,833
-----------------------------------------------------------------------------------------------
2001:
 Interest income                     $   81,154     $    80,225      $   80,242     $    78,727

 Interest expense                        35,723          33,323          31,664          26,694

 Net interest income                     45,431          46,902          48,578          52,033

 Provision for loan losses                2,259           2,392           2,957           5,451

 Gain (loss) on sale of securities          142              --              (8)              6

 Income before income taxes              26,500          29,118          29,035          26,263

 Net income                              18,890          20,383          20,352          18,737

 Per share data:
   Net income - basic                      1.34            1.45            1.46            1.34

   Net income - diluted                    1.34            1.45            1.45            1.34

 Weighted-average common
   stock outstanding - basic         14,090,337      14,033,886      14,001,286      13,955,703

 Weighted-average common
   stock equivalent - diluted        14,116,226      14,055,661      14,043,030      13,989,892
-----------------------------------------------------------------------------------------------

The Corporation's common stock (symbol:PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2002, the Corporation had 5,006 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2002 and 2001, as reported by AMEX.

Table 15 - Market and Dividend Information

-------------------------------------------------------------
                                                       Cash
                                                     Dividend
                                           Last      Declared
                    High        Low       Price     Per Share
-------------------------------------------------------------
2002:
 First Quarter    $ 99.00     $ 89.50    $ 98.75    $   0.76

 Second Quarter    102.10       86.00      86.00        0.76

 Third Quarter      97.71       84.01      93.70        0.76

 Fourth Quarter     99.25       88.30      98.80        0.83
------------------------------------------------------------

2001:
 First Quarter    $ 91.00     $ 80.80    $ 86.75    $   0.71

 Second Quarter    102.50       75.10     102.50        0.71

 Third Quarter     101.00       84.00      96.75        0.71

 Fourth Quarter     98.75       88.00      92.75        0.76
------------------------------------------------------------

                           CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2002 and 2001 (Dollars in thousands)

----------------------------------------------------------------------------------------------------------------
ASSETS                                                                               2002                2001
----------------------------------------------------------------------------------------------------------------
 Cash and due from banks                                                         $   157,088        $    169,143

 Federal funds sold                                                                   81,700                  --

 Interest bearing deposits with other banks                                               50                  50

 Investment securities:
  Securities available-for-sale, at fair value (amortized cost of $993,317 and
    $1,423,268 at December 31, 2002 and 2001, respectively)                        1,030,264           1,436,661

  Securities held-to-maturity, at amortized cost (fair value of $360,688 and
    $27,383 at December 31, 2002 and 2001, respectively)                             352,878              27,518
----------------------------------------------------------------------------------------------------------------
      Total investment securities                                                  1,383,142           1,464,179
----------------------------------------------------------------------------------------------------------------
 Loans                                                                             2,701,206           2,806,301

  Unearned loan interest                                                              (9,019)            (10,493)
----------------------------------------------------------------------------------------------------------------
      Total loans                                                                  2,692,187           2,795,808
----------------------------------------------------------------------------------------------------------------
  Allowance for loan losses                                                          (62,028)            (59,959)
----------------------------------------------------------------------------------------------------------------
      Net loans                                                                    2,630,159           2,735,849
----------------------------------------------------------------------------------------------------------------
 Other assets:
  Bank owned life insurance                                                           74,355              63,892

  Premises and equipment, net                                                         38,734              39,910

  Accrued interest receivable                                                         20,189              23,837

  Other                                                                               61,208              72,655
----------------------------------------------------------------------------------------------------------------
      Total other assets                                                             194,486             200,294
----------------------------------------------------------------------------------------------------------------
        Total assets                                                             $ 4,446,625        $  4,569,515
----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2002 and 2001 (Dollars in thousands)

-------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY                                                 2002                        2001
-------------------------------------------------------------------------------------------------------------------------
 Deposits:
  Noninterest bearing                                                            $    594,157                $    515,333

  Interest bearing                                                                  2,900,978                   2,798,870
-------------------------------------------------------------------------------------------------------------------------
      Total deposits                                                                3,495,135                   3,314,203
-------------------------------------------------------------------------------------------------------------------------
  Short-term borrowings                                                               188,878                     318,311

  Long-term debt                                                                      187,226                     392,540

 Other liabilities:
  Accrued interest payable                                                              8,074                      10,772

  Other                                                                                58,020                      65,343
-------------------------------------------------------------------------------------------------------------------------
      Total other liabilities                                                          66,094                      76,115
-------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                                           3,937,333                   4,101,169
-------------------------------------------------------------------------------------------------------------------------

 Stockholders' equity:
  Common stock, no par value (20,000,000 shares authorized;
    14,540,449 shares issued in 2002 and 14,540,498 issued in 2001)                   105,768                     105,771

  Accumulated other comprehensive income, net                                          22,418                       8,705
  Retained earnings                                                                   446,300                     403,870

  Less: Treasury stock (748,483 shares in 2002 and
    599,697 shares in 2001)                                                           (65,194)                    (50,000)
-------------------------------------------------------------------------------------------------------------------------
      Total stockholders' equity                                                      509,292                     468,346
-------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity                               $  4,446,625                $  4,569,515
-------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2002, 2001 and 2000 (Dollars in thousands, except per share data)

                                                                    2002                     2001              2000
---------------------------------------------------------------------------------------------------------------------
 Interest income:
  Interest and fees on loans                                     $ 206,699                $ 249,437         $ 258,074

  Interest and dividends on:
    Obligations of U.S. Government, its agencies
      and other securities                                          73,625                   62,197            55,076

    Obligations of states and political subdivisions                 6,975                    7,842             8,418

  Other interest income                                                621                      872             1,563
---------------------------------------------------------------------------------------------------------------------
    Total interest income                                          287,920                  320,348           323,131
---------------------------------------------------------------------------------------------------------------------
 Interest expense:
  Interest on deposits:
    Demand and savings deposits                                     12,521                   22,605            26,876

    Time deposits                                                   55,906                   81,707            83,164

  Interest on short-term borrowings                                  3,310                    9,296            16,700

  Interest on long-term debt                                        10,851                   13,796            15,599
---------------------------------------------------------------------------------------------------------------------
    Total interest expense                                          82,588                  127,404           142,339
---------------------------------------------------------------------------------------------------------------------
      Net interest income                                          205,332                  192,944           180,792
---------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                           15,043                   13,059            14,790
---------------------------------------------------------------------------------------------------------------------
      Net interest income after provision for loan losses          190,289                  179,885           166,002
---------------------------------------------------------------------------------------------------------------------
 Other income:
  Income from fiduciary activities                                   8,942                    8,814             8,167

  Service charges on deposit accounts                               13,868                   13,421            12,688

  Gain/(loss) on sales of securities                                  (182)                     140              (889)

  Other service income                                              12,936                    9,959             5,223

  Other                                                             15,286                   12,904            12,275
---------------------------------------------------------------------------------------------------------------------
    Total other income                                           $  50,850                $  45,238         $  37,464
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2002, 2001 and 2000 (Dollars in thousands, except per share data)

---------------------------------------------------------------------------------------------------------------------
                                                                    2002                     2001              2000
---------------------------------------------------------------------------------------------------------------------
 Other expense:
  Salaries and employee benefits                                 $  65,464                $  60,042         $  55,721

  Data processing fees                                               8,302                    8,247             7,823

  Fees and service charges                                           7,709                    6,536             7,397

  Net occupancy expense of bank premises                             6,262                    5,771             5,599

  Amortization of intangibles                                        5,276                    4,097             3,970

  Furniture and equipment expense                                    6,177                    6,139             6,053

  Insurance                                                          1,190                    1,257             1,283

  Marketing                                                          3,512                    3,371             3,141

  Postage and telephone                                              4,560                    4,661             4,548

  State taxes                                                        2,287                    3,339             2,912

  Other                                                              9,225                   10,747             8,415
---------------------------------------------------------------------------------------------------------------------
    Total other expense                                            119,964                  114,207           106,862
---------------------------------------------------------------------------------------------------------------------
      Income before federal income taxes                           121,175                  110,916            96,604

 Federal income taxes                                               35,596                   32,554            28,057
---------------------------------------------------------------------------------------------------------------------
      Net income                                                 $  85,579                $  78,362         $  68,547
---------------------------------------------------------------------------------------------------------------------

Earnings per share:
      Basic                                                      $    6.17                $    5.59         $    4.82

      Diluted                                                    $    6.15                $    5.58         $    4.81
---------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCK HOLDERS' EQUITY

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2002, 2001 and 2000 (Dollars in thousands, except per share data)

--------------------------------------------------------------------------------------------------------------------------------
                                                         Common Stock                       Accumulated
                                                    ----------------------                    Other
                                                      Shares                   Retained    Comprehensive   Treasury
                                                    Outstanding    Amount      Earnings       Income         Stock        Total
--------------------------------------------------------------------------------------------------------------------------------
 Balance, January 1, 2000                           14,333,230    $121,210     $333,572     $(16,304)     $(29,295)     $409,183
--------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                            (240,340)         --           --           --       (20,844)      (20,844)
  Treasury stock reissued primarily for stock
   options exercised                                    20,408          --           --           --         1,310         1,310
  Shares issued for stock options                       11,825         304           --           --            --           304
  Retire treasury stock from U.B. Bancshares
    and SNB Corp. mergers                                   --      (2,246)          --           --         2,246            --
  Cash payment for fractional shares in U.B.
    Bancshares and SNB Corp. mergers                      (406)        (39)          --           --            --           (39)
  Net income                                                --          --       68,547           --            --        68,547
  Other comprehensive income, net of tax:
    Unrealized net holding gain on securities
      available-for-sale, net of income taxes
       of$10,948                                                                              20,332                      20,332
--------------------------------------------------------------------------------------------------------------------------------
    Total other comprehensive income                                                                                      20,332
--------------------------------------------------------------------------------------------------------------------------------
  Comprehensive income                                                                                                    88,879
    Cash dividends:
    Corporation at $2.66 per share                          --          --      (28,074)          --            --       (28,074)
    Cash dividends declared at SNB Corp.,
     U.B. Bancshares,
      and Security Banc Corporation prior to the
       merger                                               --          --       (8,070)          --            --        (8,070)
--------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2000                         14,124,717    $119,229     $365,975     $  4,028      $(46,583)     $442,649
--------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                            (207,330)         --           --           --       (18,336)      (18,336)
  Treasury stock reissued primarily for stock
   options exercised                                    24,646          --           --           --         1,558         1,558
  Retire treasury stock from Security Banc
   Corporation merger                                       --     (13,361)          --           --        13,361            --
  Cash payment for fractional shares in
   Security Banc
    Corporation merger                                  (1,232)        (97)          --           --            --           (97)
  Net income                                                --          --       78,362           --            --        78,362
  Other comprehensive income, net of tax:
    Unrealized net holding gain on securities
      available-for-sale, net of income taxes
       of $2,518                                                                               4,677                       4,677
--------------------------------------------------------------------------------------------------------------------------------
    Total other comprehensive income                                                                                       4,677
--------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income                                                                                                     83,039
    Cash dividends:
    Corporation at $2.89 per share                          --          --      (38,112)          --            --       (38,112)
    Cash dividends declared at Security Banc
     Corporation prior to the merger                       --           --       (2,355)          --            --        (2,355)
--------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2001                         13,940,801    $105,771     $403,870   $    8,705      $(50,000)     $468,346
--------------------------------------------------------------------------------------------------------------------------------
  Treasury stock purchased                            (203,562)         --           --           --       (18,793)      (18,793)
  Treasury stock reissued primarily for stock
   options exercised                                    54,776          --           --           --         3,599         3,599
  Cash payment for fractional shares in dividend
    reinvestment plan                                      (49)         (3)          --           --            --            (3)
  Net income                                                --          --       85,579           --            --        85,579
  Other comprehensive income, net of tax:
    Unrealized net holding gain on securities
      available-for-sale, net of income taxes of
       $8,243                                                                                 15,311                      15,311
    Additional minimum liability for pension
     plan, net of income taxes of $(860)                                                      (1,598)           --        (1,598)
--------------------------------------------------------------------------------------------------------------------------------
    Total other comprehensive income                                                                                      13,713
--------------------------------------------------------------------------------------------------------------------------------
 Comprehensive income                                                                                                     99,292
    Cash dividends:
    Corporation at $3.11 per share                          --          --      (43,149)          --            --       (43,149)
--------------------------------------------------------------------------------------------------------------------------------
 Balance, December 31, 2002                         13,791,966    $105,768     $446,300   $   22,418      $(65,194)     $509,292
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2002, 2001 and 2000 (Dollars in thousands)

----------------------------------------------------------------------------------------------------------------------------
                                                                   2002                      2001                    2000
----------------------------------------------------------------------------------------------------------------------------
 Operating activities:
  Net Income                                                    $   85,579                 $ 78,362                $  68,547
  Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                       15,043                   13,059                   14,790
    Amortization of loan fees and cost, net                         (4,309)                  (3,655)                    (809)
    Provision for depreciation and amortization                      5,630                    5,515                    5,452
    Amortization of intangible assets                                5,276                    4,097                    3,970
    (Accretion) amortization of investment securities               (5,666)                  (1,570)                    (383)
    Deferred income taxes                                           (3,519)                     763                    3,950
    Realized investment security losses (gains)                        182                     (140)                     889
    Changes in assets and liabilities:
      Increase in other assets                                      (5,368)                 (26,808)                  (4,506)
      (Decrease) increase in other liabilities                     (12,476)                  28,558                  (14,998)
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                   80,372                   98,181                   76,902
----------------------------------------------------------------------------------------------------------------------------
Investing Activities:
  Proceeds from sales of available-for-sale securities              99,673                   97,138                   44,251
  Proceeds from maturities of securities:
    Held-to-maturity                                                 1,989                    2,956                    2,192
    Available-for-sale                                           1,971,411                  392,406                  127,291
  Purchase of securities:
    Held-to-maturity                                              (327,348)                      --                     (650)
    Available-for-sale                                          (1,635,650)                (991,540)                (101,210)
  Net decrease (increase) in interest bearing deposits
   with other banks                                                     --                    1,588                      (29)
  Net decrease (increase) in loans                                  94,956                  156,082                 (184,007)
  Purchase of loans                                                     --                   (2,604)                      --
  Cash paid for branches                                                --                   (1,362)                      --
  Purchases of premises and equipment, net                          (4,454)                  (5,651)                  (3,196)
----------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) investing activities        200,577                 (350,987)                (115,358)
----------------------------------------------------------------------------------------------------------------------------
 Financing activities:
  Purchase of deposits                                                  --                   14,992                       --
  Net Increase in Deposits                                         180,932                  146,960                   47,643
  Net (decrease) increase in short-term borrowings                (129,433)                  42,612                 (120,393)
  Cash payment for fractional shares of common stock                    (3)                     (97)                     (39)
  Exercise of stock options                                             --                       --                      304
  Purchase of treasury stock, net                                  (15,194)                 (16,778)                 (19,534)
  Proceeds from long-term debt                                          --                  380,000                  165,000
  Repayment of long-term debt                                     (205,314)                (277,587)                 (15,415)
  Cash dividends paid                                              (42,292)                 (37,585)                 (35,429)
----------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by financing activities       (211,304)                 252,517                   22,137
----------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash and cash equivalents            69,645                     (289)                 (16,319)
 Cash and cash equivalents at beginning of year                    169,143                  169,432                  185,751
----------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents at end of year                 $ 238,788                $ 169,143                 $169,432
----------------------------------------------------------------------------------------------------------------------------

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

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts have been reclassified to conform with current year presentation.

Investment Securities

Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4).

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2002 and 2001, the Corporation did not hold any trading securities.

Gains and losses realized on the sale of investment securities have been accounted for on the trade date in the year of sale on an "identified certificate" basis.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lives of the respective leases or the estimated useful lives of the improvements, whichever are the shorter periods. Upon the sale or other disposal of the assets, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements are capitalized.

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

Mortgage Servicing Rights

When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights are included in other assets and totaled $5,543,000 and $3,139,000 at December 31, 2002 and 2001, respectively. Servicing rights are assessed for impairment periodically. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred.

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

Unearned lease income, representing the excess of the sum of the aggregate rentals of the equipment, automobile or aircraft over its cost is included in income over the term of the lease under the interest method.

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

In June 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new standards, goodwill and indefinite lived intangible assets are no longer amortized and are subject to annual impairment tests.

Park had $7,529,000 of goodwill included in other assets at December 31, 2002 and 2001. This goodwill was evaluated for impairment during the first quarter of 2002 and a determination made that the goodwill was not impaired. No amortization expense was recorded on the goodwill in 2002 compared to amortization expense of $375,000 in 2001. Application of the non-amortization provisions of the new standards increased net income by $375,000 and increased earnings per share by $.03 in 2002.

Park also had core deposit intangibles included in other assets of $8,539,000 at December 31, 2002 and $13,815,000 at December 31, 2001. The core deposit intangibles are being amortized to expense, principally on the straight-line method, over periods ranging from six to twelve years.

Consolidated Statement of Cash Flows

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

       December 31,
 (Dollars in Thousands)          2002          2001             2000
---------------------------------------------------------------------
Interest paid on deposits
 and other borrowings         $ 85,286     $ 130,524        $ 140,318

Income taxes paid             $ 39,650     $  31,559        $  24,796
---------------------------------------------------------------------

Income Taxes

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Derivative Instruments

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement became effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2002 and 2001 and as a result, the adoption of this statement has had no impact on the Corporation's financial position, results of operations and cash flows.

Accounting Changes

In October 2002, the FASB issued SFAS No. 147, Acquisition of Certain Financial Institutions. This Statement provides guidance on the accounting for the acquisition of a financial institution, which had previously been addressed in FASB Statement No. 72, Accounting for Certain Acquisitions of Banking and Thrift Institutions. Statement No. 147 requires the excess of the fair value of liabilities assumed over the fair value of the tangible and identifiable assets acquired in a business combination to be recognized as an unidentifiable intangible asset in accordance with Statement No. 141 and No. 142. In addition, any long-term customer-relationship intangible assets, such as depositor-relationship, borrower-relationship, and credit cardholder intangible assets, will be required to be tested for impairment in accordance with Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as amended. The provisions of Statement No. 147 became effective October 1, 2002.

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. This Statement amends Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. Statement No. 148 does not amend Statement No. 123 or the intrinsic value method of APB Opinion No. 25, which is the method used by Park. See Note 11 for accounting for stock options. Park does not have any plans to change from using APB Opinion No. 25 for accounting for its employee stock options.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. This Interpretation of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities or, in many cases, special-purpose entities (SPEs). These entities must have certain characteristics for the required consolidation and financial reporting. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An enterprise that holds significant variable interests in a variable interest entity but is not the primary beneficiary is required to disclose certain information regarding its interest in variable interest entities. This Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. It also applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated.

The adoption of SFAS No. 147 and No. 148 and Interpretation No. 46 will not have a material impact on Park's results of operation or financial condition.

2. ORGANIZATION AND ACQUISITIONS

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Central Ohio. A wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and The Unity National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions generally provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; online internet banking with bill pay service; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

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

                             Twelve Months Ended
                                 December 31,
  (Dollars in Thousands)             2000
------------------------------------------------
Net interest income
  Park                            $ 138,895

  Security Banc Corporation          41,897

   Combined                       $ 180,792
-------------------------------------------
Net income
  Park                            $  55,405

  Security Banc Corporation          13,142

   Combined                       $  68,547
-------------------------------------------
Basic earnings per share
  Park                            $    5.11

  Security Banc Corporation            1.11

   Combined                       $    4.82
-------------------------------------------
Diluted Earnings Per Share
  Park                            $    5.10

  Security Banc Corporation            1.10

   Combined                       $    4.81
-------------------------------------------

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

On December 13, 2001, Security National Division acquired a branch office in Jamestown, Ohio. In addition to the fixed assets, the purchase included $15 million in deposits and $3 million in loans. The excess of the cost over net tangible assets purchased, core deposit intangible, was $1 million and is being amortized using the straight-line method over seven years.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $25,814,000 and $37,959,000 at December 31, 2002 and 2001,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities at December 31 are as follows:

                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-----------------------------------------------------------------------------------------------------
                                                           Gross        Gross
                                                        Unrealized    Unrealized
                                        Amortized        Holding       Holding          Estimated
(In thousands)                            Cost            Gains        Losses           Fair Value
-----------------------------------------------------------------------------------------------------
2002:
 Securities Available-for-Sale
   Obligations of U.S. Treasury and
    other U.S. Government agencies    $     158,122   $       3,513   $       --       $    161,635

   Obligations of states and
    political subdivisions                  111,019           6,387            7            117,399

   U.S. Government agencies'
    asset-backed securities and
    other asset-backed securities           681,316          26,723           --            708,039

   Other equity securities                   42,860             331           --             43,191
---------------------------------------------------------------------------------------------------
    Total                             $     993,317   $      36,954   $        7       $  1,030,264
---------------------------------------------------------------------------------------------------
2002:
 Securities Held-to-Maturity
   Obligations of states and
    political subdivisions            $      24,835   $         777   $       --       $     25,612

   U.S. Government agencies'
    asset-backed securities and
    other asset-backed securities           328,043           7,033           --            335,076
---------------------------------------------------------------------------------------------------
    Total                             $     352,878   $       7,810   $       --       $    360,688
---------------------------------------------------------------------------------------------------
2001:
 Securities Available-for-Sale
   Obligations of U.S. Treasury and
    other U.S. Government agencies    $     190,390   $       7,112   $       --       $    197,502

   Obligations of states and
    political subdivisions                  124,345           3,156          165            127,336

   U.S. Government agencies'
    asset-backed securities and
    other asset-backed securities         1,067,219          12,603        9,277          1,070,545

   Other equity securities                   41,314             211          247             41,278
---------------------------------------------------------------------------------------------------
    Total                             $   1,423,268   $      23,082   $    9,689       $  1,436,661
---------------------------------------------------------------------------------------------------
2001:
 Securities Held-to-Maturity
   Obligations of states and
    political subdivisions            $      26,618   $         180   $      326       $     26,472
   Other asset-backed securities                900              10           --                910
---------------------------------------------------------------------------------------------------
    Total                             $      27,518   $         190   $      326       $     27,382
---------------------------------------------------------------------------------------------------

The amortized cost and estimated fair value of investments in debt securities at December 31, 2002 are shown below by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected maturities. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------------------------
                                                                        Weighted
                                      Amortized       Estimated          Average          Average
(Dollars in thousands)                   Cost         Fair Value        Maturity           Yield
--------------------------------------------------------------------------------------------------
Securities Available-for-Sale
U.S. Treasury and agencies' notes:
   Due within one year              $     134,749   $     136,311        .1 years          3.76%

   Due one through five years              23,373          25,324       1.7 years          7.18%
-----------------------------------------------------------------------------------------------
    Total                           $     158,122   $     161,635        .5 Years          4.27%
-----------------------------------------------------------------------------------------------
Obligations of states and
 political subdivisions:
   Due within one year              $      19,874   $      20,316        .6 years          7.53%

   Due one through five years              60,815          64,933       3.2 years          7.30%

   Due five through ten years              29,827          31,609       5.9 years          7.14%

   Due over ten years                         503             541      10.7 years          6.85%
-----------------------------------------------------------------------------------------------
    Total                           $     111,019   $     117,399       3.5 Years          7.30%
-----------------------------------------------------------------------------------------------
U.S. Government agencies'
 asset-backed securities and
 other asset-backed securities:
   Due within one year              $     148,045   $     150,216        .4 years          6.72%

   Due one through five years             527,573         551,893       4.1 years          5.74%

   Due five through ten years               5,698           5,930       6.1 years          5.84%
-----------------------------------------------------------------------------------------------
    Total                           $     681,316   $     708,039       3.3 Years          5.95%
-----------------------------------------------------------------------------------------------
Securities Held-to-Maturity
Obligations of state and
 political subdivisions:
   Due within one year              $       3,557   $       3,583        .6 years          6.89%

   Due one through five years              13,771          14,202       3.2 years          6.87%

   Due five through ten years               7,507           7,827       5.9 years          6.66%
-----------------------------------------------------------------------------------------------
    Total                           $      24,835   $      25,612       3.7 Years          6.81%
-----------------------------------------------------------------------------------------------
U.S. Government agencies'
 asset-backed securities and
 other asset-backed securities:
   Due within one year              $     223,397   $     227,515        .8 years          5.60%

   Due one through five years             104,646         107,561       1.4 years          5.43%
-----------------------------------------------------------------------------------------------
    Total                           $     328,043   $     335,076       1.0 Years          5.55%
-----------------------------------------------------------------------------------------------

Investment securities having a book value of $988,538,000 and $918,102,000 at December 31, 2002 and 2001, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 2002, 2001, and 2000, gross gains of $113,000, $192,000, and -0- and gross losses of $295,000, $52,000 and $889,000 were realized, respectively. Tax benefits related to net securities losses were $64,000 in 2002, and $311,000 in 2000. Tax expense related to net securities gains in 2001 was $49,000.

5. LOANS

The composition of the loan portfolio is as follows:

--------------------------------------------------------------------------
  December 31 (Dollars in thousands)            2002              2001
--------------------------------------------------------------------------
Commercial, financial and agricultural      $    440,030      $    440,336

Real estate:
 Construction                                     99,102            89,235

 Residential                                     998,202         1,073,801

 Commercial                                      617,270           595,567

Consumer, net                                    441,747           477,579

Leases, net                                       95,836           119,290

--------------------------------------------------------------------------
 Total loans                                $  2,692,187      $  2,795,808
--------------------------------------------------------------------------

Under the Corporation's credit policies and practices, all nonaccrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and
118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as nonaccrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.

Nonaccrual and restructured loans are summarized as follows:

---------------------------------------------------------------------------
December 31 (Dollars in Thousands)                2002             2001
---------------------------------------------------------------------------
Impaired loans:
 Nonaccrual                                  $     17,579      $     17,303

 Restructured                                       2,599             2,254

   Total impaired loans                            20,178            19,557

Other nonaccrual loans                                 --                --
---------------------------------------------------------------------------
    Total nonaccrual and restructured loans  $     20,178      $     19,557
---------------------------------------------------------------------------

The allowance for credit losses related to impaired loans at December 31, 2002 and 2001 was $4,036,000 and $3,911,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $20,427,000, $21,560,000 and $13,372,000 for 2002, 2001, and 2000, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2002, 2001, and 2000, the Corporation recognized $1,080,000, $1,626,000 and $858,000, respectively, of interest income on impaired loans, which included $833,000, $1,188,000 and $425,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2002 and 2001, loans aggregating approximately $86,111,000 and $79,958,000, respectively, were outstanding to such parties. These loans were made in the ordinary course of business under normal credit terms and do not represent more than the normal risk of collection.

6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

---------------------------------------------------------------------------------------
   (Dollars in thousands)                       2002              2001           2000
---------------------------------------------------------------------------------------
Balance, January 1                         $     59,959      $     57,473     $  52,140

 Provision for loan losses                       15,043            13,059        14,790

 Losses charged to the reserve                  (19,827)          (17,820)      (13,996)

 Recoveries                                       6,853             7,247         4,539
---------------------------------------------------------------------------------------
Balance, December 31                       $     62,028      $     59,959     $  57,473
---------------------------------------------------------------------------------------

7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's net investment in direct financing leases, which are included in loans.

------------------------------------------------------------------------------
     December 31 (Dollars in thousands)             2002              2001
------------------------------------------------------------------------------
  Total minimum payments to be received        $     63,864      $      79,066

  Estimated unguaranteed residual value of
   leased property                                   36,182             47,527

  Less unearned income                               (4,210)            (7,303)
------------------------------------------------------------------------------
   TOTAL                                       $     95,836      $     119,290
------------------------------------------------------------------------------

Minimum lease payments to be received as of December 31, 2002 are:

-----------------------------------------------
(In thousands)
-----------------------------------------------
  2003                                 $ 31,079

  2004                                   15,251

  2005                                    8,126

  2006                                    5,349

  2007                                    3,020

  Thereafter                              1,039
-----------------------------------------------
   TOTAL                               $ 63,864
-----------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

---------------------------------------------------------------------------------
   December 31 (Dollars in thousands)                  2002               2001
---------------------------------------------------------------------------------
Land                                              $      9,777      $       9,715

Buildings                                               45,198             44,368

Equipment, furniture and fixtures                       45,949             43,989

Leasehold improvements                                   2,022              1,779
---------------------------------------------------------------------------------
 Total                                                 102,946             99,851
---------------------------------------------------------------------------------
Less accumulated depreciation and amortization         (64,212)           (59,941)
---------------------------------------------------------------------------------
 Premises and Equipment, net                      $     38,734      $      39,910
---------------------------------------------------------------------------------

Depreciation and amortization expense amounted to $5,630,000, $5,515,000 and $5,452,000 for the three years ended December 31, 2002, 2001 and 2000, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

------------------------------------------------
(in thousands)
------------------------------------------------
2003                                 $  967,000

2004                                    842,000

2005                                    598,000

2006                                    409,000

2007                                    277,000

Thereafter                              481,000
-----------------------------------------------
 Total                               $3,574,000
-----------------------------------------------

Rent expense amounted to $1,120,000, $972,000 and $830,000, for the three years ended December 31, 2002, 2001 and 2000, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

---------------------------------------------------------------------------------
      December 31 (Dollars in thousands)              2002               2001
---------------------------------------------------------------------------------
Securities sold under agreements to repurchase
 and federal funds purchased                      $    174,086      $     276,467

Federal Home Loan Bank advances                              0             40,000

Other short-term borrowings                             14,792              1,844
---------------------------------------------------------------------------------
 Total short-term borrowings                      $    188,878      $     318,311
---------------------------------------------------------------------------------

The outstanding balances for all short-term borrowings as of December 31, 2002, 2001 and 2000 and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

--------------------------------------------------------------------------------
                                             Repurchase                 Demand
                                             Agreements     Federal     Notes
                                             and Federal   Home Loan   Due U.S.
                                                Funds        Bank      Treasury
(Dollars in thousands)                        Purchased    Advances    and Other
--------------------------------------------------------------------------------
2002:
 Ending balance                              $  174,086    $      0    $ 14,792

 Highest month-end balance                      293,551      70,000      14,792

 Average daily balance                          206,637      14,923       4,678

 Weighted-average interest rate:
   As of year-end                                  1.13%         --        1.25%

   Paid during the year                            1.42%       1.80%       2.18%
-------------------------------------------------------------------------------
2001:
 Ending balance                              $  276,467    $ 40,000    $  1,844

 Highest month-end balance                      276,467     117,500      13,649

 Average daily balance                          235,447      38,493       5,304

 Weighted-average interest rate:
   As of year-end                                  1.67%       1.65%       1.40%

   Paid during the year                            3.16%       4.29%       3.96%
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                             Repurchase                 Demand
                                             Agreements     Federal      Notes
                                             and Federal   Home Loan   Due U.S.
                                                Funds        Bank      Treasury
(Dollars in thousands)                        Purchased    Advances    and Other
--------------------------------------------------------------------------------
2000:
 Ending balance                              $  215,307    $ 55,600    $  4,792

 Highest month-end balance                      219,100     144,100      12,605

 Average daily balance                          197,270      93,162       4,730

 Weighted-average interest rate:
   As of year-end                                  5.22%       6.56%       6.50%

   Paid during the year                            5.27%       6.46%       6.36%
-------------------------------------------------------------------------------

At December 31, 2002 and 2001, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

10. LONG-TERM DEBT

Long-term debt is listed below:

---------------------------------------------------------------------------------
      December 31 (Dollars in thousands)              2002               2001
---------------------------------------------------------------------------------
Fixed rate Federal Home Loan Bank advances with
   monthly principal and interest payments:

   5.63% Advance due February 2004                $        117      $         227
   6.32% Advance due February 2005                         229                231
   6.95% Advance due May 2007                               64                120
   6.56% Advance due December 2007                          67                 80
   6.55% Advance due February 2008                         179                310
   2.00% Advance due November 2027                          35                 36
   2.00% Advance due January 2028                           35                 36
---------------------------------------------------------------------------------
December 31 (Dollars in Thousands)                    2002               2001
---------------------------------------------------------------------------------
Fixed Rate Federal Home Loan Bank advances with
   Monthly interest payments:

   7.01% Advance due February 2002                $         --      $       5,000
   7.01% Advance due June 2002                              --              5,000
   5.91% Advance due April 2003                          1,000              1,000
   5.99% Advance due February 2005                       3,000              3,000
   5.96% Advance due June 2005                           2,000              2,000
   5.85% Advance due September 2005                      3,000              3,000
   4.80% Advance due January 2006                       75,000             75,000
   4.76% Advance due November 2008                       9,500              9,500
   4.61% Advance due December 2008                       3,000              3,000
   4.98% Advance due January 2009                       50,000             50,000
   5.20% Advance due March 2009                         20,000             20,000
   6.14% Advance due September 2010                     10,000             10,000
   5.80% Advance due November 2010                       5,000              5,000
   4.75% Advance due January 2011                        5,000              5,000

Adjustable rate Federal Home Loan Bank advances
   With monthly interest payments:

   1.91% Advance due June 2003                              --             95,000
   1.99% Advance due December 2003                          --            100,000
---------------------------------------------------------------------------------
      Total long-term debt                        $    187,226      $     392,540
---------------------------------------------------------------------------------

At December 31, 2002 and 2001, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995, amended April 20, 1998, and April 16, 2001. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the affiliates of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 1,200,000. At December 31, 2002, 551,420 options were available for future grants under this plan. Incentive

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

The stock option plans of SNB Corp., U.B. Bancshares, Inc., and Security Banc Corporation are included in Park's stock option activity and related information summarized below. All data have been restated, as applicable, for subsequent stock dividends.

                                           Stock Options
                                 ----------------------------------
                               Outstanding
                               -----------
                                                          Weighted
                                                           Average
                                                           Exercise
                                                          Price per
                                  Number                    Share
-------------------------------------------------------------------
January 1, 2000                  308,596                   $ 78.33
  Granted                        100,351                     94.75
  Exercised                      (41,069)                    45.64
  Forfeited/Expired              (12,141)                    97.80
-------------------------------------------------------------------
December 31, 2000                355,737                     86.23
  Granted                        125,383                     88.09
  Exercised                      (19,496)                    55.54
  Forfeited/Expired              (11,852)                    89.87
-------------------------------------------------------------------
December 31, 2001                449,772                     87.98
  Granted                        164,376                     92.69
  Exercised                      (49,726)                    63.28
  Forfeited/Expired              (12,216)                    86.76
===================================================================
December 31, 2002                552,206                   $ 91.63
-------------------------------------------------------------------

Range of exercise prices:                                  $33.04 - $161.72
Weighted-average remaining contractual life:               2.9 Years
Exerciseable at year end:                                  537,837
Weighted-average exercise price of exerciseable options:   $91.62
------------------------------------------------------------------------------

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2002, 2001 and 2000 respectively: risk-free interest rates of 3.82%, 4.82% and 6.15%; a dividend yield of 3.00% for 2002 and 2.50% for 2001 and 2000, a volatility factor of the expected market price of the Corporation's common stock of .145, .211 and .195 and a weighted- average expected option life of 4.0 years. The weighted-average fair value of options granted were $10.50, $16.32 and $18.97 for 2002, 2001 and 2000, respectively.

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

The following table presents pro forma net income and net income per share had compensation costs for the Corporation's stock option plans been determined consistent with SFAS No. 123.

--------------------------------------------------------------------------------
       (Dollars in thousands,
       except per share data)               2002           2001           2000
--------------------------------------------------------------------------------
Net income as reported                     $85,579        $78,362        $68,547

Pro-forma net income                        83,852         76,315         66,718

Basic earnings per share as reported          6.17           5.59           4.82

Pro-forma basic earnings per share            6.04           5.44           4.69

Diluted earnings per share as reported        6.15           5.58           4.81

Pro-forma diluted earnings per share          6.03           5.43           4.68
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

               (Dollars in thousands)                 2002        2001      2000
-----------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year            $31,642     $27,595   $26,137

  Service cost                                         2,047       1,861     1,605

  Interest cost                                        2,261       2,144     1,959

  Actuarial (gain) or loss                              (211)      1,132      (888)

  Benefits paid                                       (1,854)     (1,090)   (1,218)

    Benefit obligation at end of year                 33,885      31,642    27,595
-----------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of year      27,750      30,733    30,004

  Actual return on plan assets                        (3,948)     (1,893)    1,488

  Company contributions                                2,292           -       460

  Benefits paid                                       (1,854)     (1,090)   (1,219)

    Fair value of plan assets at end of year          24,240      27,750    30,733
-----------------------------------------------------------------------------------
  Funded status of the plan (underfunded)             (9,645)     (3,892)    3,138

  Unrecognized net actuarial loss (gain)               7,802       2,124    (3,639)

  Unrecognized prior service cost                        274          11         3

  Unrecognized net transition asset                        -           -       121

  Additional minimum liability                        (2,458)          -         -

    Accrued benefit cost                             $(4,027)    $(1,757)  $  (377)
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
December 31 (Dollars in thousands)                     2002        2001      2000
-----------------------------------------------------------------------------------
Weighted average assumptions:
  Discount rate                                         7.00%       7.28%     7.72%

  Expected return on plan assets                        8.00%       8.00%     8.00%

  Rate of compensation increase                         4.00%       5.00%     4.83%

-----------------------------------------------------------------------------------
         (Dollars in thousands)                       2002        2001      2000
-----------------------------------------------------------------------------------
Components of net periodic benefit cost:

  Service cost                                       $ 2,047     $ 1,861   $ 1,605

  Interest cost                                        2,261       2,144     1,959

  Expected return on plan assets                      (2,197)     (2,440)   (2,431)

  Amortization of prior service cost                      (7)         (8)      (50)

  Recognized net actuarial loss                            -        (177)      (64)

    Benefit cost                                     $ 2,104     $ 1,380   $ 1,019
----------------------------------------------------------------------------------

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,240,000, $1,139,000 and $1,070,000 for 2002,
2001 and 2000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2002 and 2001, the accrued benefit cost for this plan totaled $3,369,000 and $2,784,000, respectively. The expense for the Corporation was $660,000, $320,000, and $1,015,000 for 2002, 2001, and 2000, respectively.

13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

-------------------------------------------------------------------------
  December 31 (Dollars in thousands)                  2002        2001
-------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                          $21,479     $20,623

  Intangible assets                                    3,615       2,531

  Deferred compensation                                3,369       2,553

  Other                                                2,127       2,589
-------------------------------------------------------------------------
    Total deferred tax assets                        $30,590     $28,296
-------------------------------------------------------------------------
Deferred tax liabilities:
  Lease revenue reporting                            $14,046     $17,726

  Accumulated other comprehensive income              12,071       4,688

  Deferred investment income                           7,573       5,795

  Other                                                2,127       1,450
-------------------------------------------------------------------------
    Total deferred tax liabilities                    35,817      29,659
-------------------------------------------------------------------------
      Net deferred tax (liability) assets            $(5,227)    $(1,363)
-------------------------------------------------------------------------

The components of the provision for federal income taxes are shown below:

-----------------------------------------------------------------------------------
(Dollars in thousands)                                2002        2001      2000
-----------------------------------------------------------------------------------
Currently payable                                    $39,115     $31,791   $24,107

Deferred                                              (3,519)        763     3,950
-----------------------------------------------------------------------------------
  Total                                              $35,596     $32,554   $28,057
-----------------------------------------------------------------------------------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2002, 2001 and 2000.

-----------------------------------------------------------------------------------
          December 31                                   2002        2001      2000
-----------------------------------------------------------------------------------
Statutory corporate tax rate                            35.0%       35.0%     35.0%

Changes in rates resulting from:

  Tax-exempt interest income                            (2.4%)      (2.8%)    (3.4%)

  Tax credits (low income housing)                      (1.9%)      (1.9%)    (1.7%)

  Other                                                 (1.3%)       (.9%)     (.9%)
-----------------------------------------------------------------------------------
Effective tax rate                                      29.4%       29.4%     29.0%
-----------------------------------------------------------------------------------

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

The following table sets forth the computation of basic and diluted earnings per share:

------------------------------------------------------------------------------------------
            Year ended December 31
            (Dollars in thousands,
            except per share data)                   2002           2001           2000
------------------------------------------------------------------------------------------
Numerator:
  Net income                                      $   85,579     $   78,362     $   68,547

Denominator:
  Basic earnings per share:
    Weighted-average shares                       13,878,530     14,020,303     14,212,401

  Effect of dilutive securities - stock options       31,144         30,899         39,203

  Diluted earnings per share:
    Adjusted weighted-average shares
    and assumed conversions                       13,909,674     14,051,202     14,251,604

Earnings per share:
  Basic earnings per share                        $     6.17     $     5.59     $     4.82

  Diluted earnings per share                      $     6.15     $     5.58     $     4.81
------------------------------------------------------------------------------------------

15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2002, approximately $616,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

----------------------------------------------------------------------------------
December 31 (Dollars in thousands)                2002                     2001
----------------------------------------------------------------------------------
Loan commitments                                $498,762                 $442,371

Unused credit card limits                        150,821                  148,064

Standby letters of credit                         13,224                    8,233
----------------------------------------------------------------------------------

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (the Interpretation). The Interpretation will change current practice in the accounting for, and disclosure of, guarantees, which for Park generally applies to its standby letters of credit. The Interpretation requires certain guarantees to be recorded at fair value, which differs from the current practice of recording a liability when a loss is probable and reasonably estimable, as those terms are defined in SFAS No. 5, Accounting for Contingencies. The Interpretation's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. Park estimates that the implementation of this new Interpretation will be immaterial to Park's results of operations in 2003.

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

The fair value of financial instruments at December 31, 2002 and 2001 is as follows:

-----------------------------------------------------------------------------------
                                        2002                         2001
       December 31,            Carrying        Fair         Carrying         Fair
      (in thousands)            Amount         Value         Amount          Value
-----------------------------------------------------------------------------------
Financial Assets:
 Cash and federal funds
   sold                      $  238,788    $  238,788     $  169,143     $  169,143

 Interest bearing deposits
   with other banks                  50            50             50             50

 Investment securities        1,383,142     1,390,952      1,464,179      1,464,043

 Loans:
   Commercial, financial
    and agricultura             440,030       440,030        440,336        440,336

   Real estate:
    Construction                 99,102        99,102         89,235         89,235

    Residential                 998,202     1,013,554      1,073,801      1,085,463

    Commercial                  617,270       626,276        595,567        601,511

   Consumer, net                441,747       447,680        477,579        482,632
-----------------------------------------------------------------------------------
      Total Loans             2,596,351     2,626,642      2,676,518      2,699,177
-----------------------------------------------------------------------------------
      Allowance for
      loan losses               (62,028)            -        (59,959)             0
-----------------------------------------------------------------------------------
       Loans
       receivable, net       $2,534,323    $2,626,642     $2,616,559     $2,699,177
-----------------------------------------------------------------------------------
Financial liabilities:
 Noninterest bearing
   checking                  $  594,157    $  594,157     $  515,333     $  515,333

 Interest bearing checking      481,117       481,117        418,815        418,815

 Savings                        545,578       545,578        525,682        525,682

 Money market accounts          310,032       310,032        288,039        288,039

 Time deposits                1,562,686     1,581,954      1,564,801      1,579,870

 Other                            1,565         1,565          1,533          1,533
-----------------------------------------------------------------------------------
      Total deposits         $3,495,135    $3,514,403     $3,314,203     $3,329,272
-----------------------------------------------------------------------------------
 Short-term borrowings          188,878       188,878        318,311        318,311

 Long-term debt                 187,226       205,617        392,540        402,004

Unrecognized financial
 instruments:
 Loan commitments                     -          (499)             -           (422)

 Standby letters of credit            -           (66)             -            (41)
-----------------------------------------------------------------------------------

18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 2002 and December 31, 2001:

-------------------------------------------------------------------------------
       December 31,                       2002                       2001
  (Dollars in thousands)           Amount        Ratio        Amount      Ratio
-------------------------------------------------------------------------------
Total equity (1)                $  509,292       11.45%    $  468,346     10.25%

Tier 1 capital (2)                 468,794       16.51%       437,876     14.84%

Total risk-based capital (3)       504,642       17.78%       474,908     16.09%

Leverage (4)                       468,794       10.72%       437,876      9.97%
-------------------------------------------------------------------------------

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

At December 31, 2002, and 2001, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991.

19. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows. See Note 2 for a detailed description of the individual banking subsidiaries.

-----------------------------------------------------------------------------------------------------------------------
Operating Results for the year ended December 31, 2002(In thousands)

                                                              PNB          RTC          CNB         FKNB           UB
-----------------------------------------------------------------------------------------------------------------------
Net interest income                                      $   61,793   $   22,277   $   19,599   $   30,484   $    8,762

Provision for loan losses                                     6,590        1,995          880        2,963          205

Other income                                                 21,550        3,662        5,561        6,055        1,834

Depreciation and amortization                                 2,026          378          455          669          257

Other expense                                                33,895       12,214       10,553       14,607        5,694
-----------------------------------------------------------------------------------------------------------------------
Income before taxes                                          40,832       11,352       13,272       18,300        4,440
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                         12,524        3,844        4,435        5,654        1,295
-----------------------------------------------------------------------------------------------------------------------
  Net income                                             $   28,308   $    7,508   $    8,837   $   12,646   $    3,145
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2002:

Assets                                                   $1,509,224   $  470,775   $  427,107   $  661,338   $  192,574

Loans                                                       872,341      257,535      278,644      461,014       97,001

Deposits                                                  1,167,628      374,094      335,318      484,411      167,887
-----------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2001

Net interest income                                      $   59,933   $   20,257   $   18,669   $   28,927   $    7,640

Provision for loan losses                                     4,025        1,255          270        1,673          520

Other income                                                 20,128        3,182        4,410        5,759        1,335

Depreciation and amortization                                 1,761          424          503          658          268

Other expense                                                33,800       10,801        9,919       14,901        5,649
-----------------------------------------------------------------------------------------------------------------------
Income before taxes                                          40,475       10,959       12,387       17,454        2,538
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                         12,475        3,707        4,131        5,092          629
-----------------------------------------------------------------------------------------------------------------------
  Net income                                             $   28,000   $    7,252   $    8,256   $   12,362   $    1,909
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2001:

Assets                                                   $1,430,184   $  487,638   $  443,353   $  669,384   $  202,301

Loans                                                       885,086      266,913      279,148      459,087       94,453

Deposits                                                    967,842      374,905      316,225      492,018      164,421
-----------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2000

Net interest income                                      $   56,405   $   18,118   $   17,087   $   26,803   $    7,053

Provision for loan losses                                     2,099        1,462          391        1,465          880

Other income                                                 16,805        2,534        3,091        5,157          559

Depreciation and amortization                                 1,518          458          503          837          273

Other expense                                                30,979       10,205        9,073       13,907        5,467
-----------------------------------------------------------------------------------------------------------------------
Income before taxes                                          38,614        8,527       10,211       15,751          992
-----------------------------------------------------------------------------------------------------------------------
Federal income taxes                                         11,726        2,860        3,188        4,633          141
-----------------------------------------------------------------------------------------------------------------------
  Net income                                             $   26,888   $    5,667   $    7,023   $   11,118   $      851
-----------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2000:

Assets                                                   $1,299,046   $  452,209   $  392,457   $  611,650   $  180,704

Loans                                                       923,116      269,971      293,071      479,252       96,210

Deposits                                                    922,704      330,242      314,245      466,487      152,618
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
Operating Results for the year ended December 31, 2002(In thousands)
                                                                                                      All
                                                                SNB          SEC          CIT        Other         Total
-------------------------------------------------------------------------------------------------------------------------
Net interest income                                      $   13,582    $   34,031   $    6,643   $    8,161    $  205,332

Provision for loan losses                                       225         1,090          705          390        15,043

Other income                                                  1,950         8,269        1,505          464        50,850

Depreciation and amortization                                   443           933          277          192         5,630

Other expense                                                 6,940        18,846        4,251        7,334       114,334
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                                           7,924        21,431        2,915          709       121,175
-------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                          2,299         6,824          896       (2,175)       35,596
-------------------------------------------------------------------------------------------------------------------------
  Net income                                             $    5,625    $   14,607   $    2,019   $    2,884    $   85,579
-------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2002:

Assets                                                   $  333,374    $  829,928   $  166,424   $ (144,119)   $4,446,625

Loans                                                       176,501       467,049       80,257        1,845     2,692,187

Deposits                                                    269,024       593,783      128,096      (25,106)    3,495,135
-------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2001

Net interest income                                      $   12,028    $   33,396   $    6,754   $    5,340    $  192,944

Provision for loan losses                                    (1,565)        5,800          819          262        13,059

Other income                                                  1,619         6,960        1,398          447        45,238

Depreciation and amortization                                   627           791          300          183         5,515

Other expense                                                 6,602        18,777        4,112        4,131       108,692
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                                           7,983        14,988        2,921        1,211       110,916
-------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                          2,302         4,763          923       (1,468)       32,554
-------------------------------------------------------------------------------------------------------------------------
  Net income                                             $    5,681    $   10,225   $    1,998   $    2,679    $   78,362
-------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2001:

Assets                                                   $  334,354    $  897,741   $  175,967   $  (71,407)   $4,569,515

Loans                                                       191,958       527,545       90,626          992     2,795,808

Deposits                                                    249,733       631,105      137,944      (19,990)    3,314,203
-------------------------------------------------------------------------------------------------------------------------

Operating Results for the year ended December 31, 2000

Net interest income                                      $   11,314    $   33,734   $    6,653   $    3,625    $  180,792

Provision for loan losses                                     2,334         5,521          540           98        14,790

Other income                                                    944         6,543        1,229          602        37,464

Depreciation and amortization                                   555           813          333          162         5,452

Other expense                                                 5,737        18,181        3,973        3,888       101,410
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                                           3,632        15,762        3,036           79        96,604
-------------------------------------------------------------------------------------------------------------------------
Federal income taxes                                            717         5,075          975       (1,258)       28,057
-------------------------------------------------------------------------------------------------------------------------
  Net income                                             $    2,915    $   10,687   $    2,061   $    1,337    $   68,547
-------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2000:

Assets                                                   $  314,404    $  839,571   $  169,943   $  (54,583)   $4,205,401

Loans                                                       215,880       571,730      106,288          686     2,956,204

Deposits                                                    239,079       604,859      132,072      (10,055)    3,152,251
-------------------------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals follow:

-------------------------------------------------------------------------------------------------------------------------
                            Net Interest    Depreciation       Other          Income
  (In thousands)               Income         Expense         Expense          Taxes           Assets          Deposits
-------------------------------------------------------------------------------------------------------------------------
  2002:

Totals for reportable
  segments                  $   197,171     $     5,438     $   107,000     $    37,771      $ 4,590,744      $ 3,520,241

Elimination of
  intersegment items                 --              --              --              --         (198,364)         (25,106)

Parent Co. and GFC totals
  - not eliminated                8,161              42           7,334          (2,175)          54,245               --

Other items                          --             150              --              --               --               --
-------------------------------------------------------------------------------------------------------------------------
    Totals                  $   205,332     $     5,630     $   114,334     $    35,596      $ 4,446,625      $ 3,495,135
-------------------------------------------------------------------------------------------------------------------------
  2001:

Totals for reportable
  segments                  $   187,604     $     5,332     $   104,561     $    34,022      $ 4,640,922      $ 3,334,193

Elimination of
  intersegment items                 --              --              --              --         (110,620)         (19,990)

Parent Co. and GFC totals
  - not eliminated                5,340              33           4,131          (1,468)          39,213               --

Other items                          --             150              --              --               --               --
-------------------------------------------------------------------------------------------------------------------------
    Totals                  $   192,944     $     5,515     $   108,692     $    32,554      $ 4,569,515      $ 3,314,203
-------------------------------------------------------------------------------------------------------------------------
  2000:

Totals for reportable
  segments                  $   177,167     $     5,290     $    97,522     $    29,315      $ 4,259,984      $ 3,162,306

Elimination of
  intersegment items                 --              --              --              --          (71,775)         (10,055)

Parent Co. and GFC totals
  - not eliminated                3,625              12           3,888          (1,258)          17,192               --

Other items                          --             150              --              --               --               --
-------------------------------------------------------------------------------------------------------------------------
    Totals                  $   180,792     $     5,452     $   101,410     $    28,057      $ 4,205,401      $ 3,152,251
-------------------------------------------------------------------------------------------------------------------------

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

Net cash provided by operating activities reflects cash payments for income taxes of $1,621,000, $1,422,000, and $652,000 in 2002, 2001, and 2000,
respectively.

At December 31, 2002 and 2001, stockholders' equity reflected in the Parent Company balance sheet includes $127.9 million and $129.1 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 Balance Sheets
                          at December 31, 2002 and 2001

------------------------------------------------------------------------------
 (In thousands)                                         2002            2001
------------------------------------------------------------------------------
Assets:
 Cash                                                 $ 71,315        $ 63,029

 Investment in subsidiaries                            302,886         290,315

 Debentures receivable from subsidiary banks            56,000          56,000

 Other investments                                       1,873           1,625

 Dividends receivable from subsidiaries                 76,775          58,500

 Other assets                                           38,722          28,956
------------------------------------------------------------------------------
  Total assets                                        $547,571        $498,425
------------------------------------------------------------------------------
Liabilities:
 Dividends payable                                    $ 11,463        $ 10,606

 Other liabilities                                      26,816          19,473
------------------------------------------------------------------------------
   Total liabilities                                    38,279          30,079

   Total stockholders' equity                          509,292         468,346
------------------------------------------------------------------------------
    Total liabilities and stockholders' equity        $547,571        $498,425
------------------------------------------------------------------------------

                              Statements of Income
              for the years ended December 31, 2002, 2001 and 2000

----------------------------------------------------------------------------------------------
 (In thousands)                                    2002              2001              2000
----------------------------------------------------------------------------------------------
Income:
 Dividends from subsidiaries                     $  85,300         $ 106,500         $  76,099

 Interest and dividends                              6,443             4,309             3,075

 Other                                                 436               426               597
----------------------------------------------------------------------------------------------
   Total income                                     92,179           111,235            79,771
----------------------------------------------------------------------------------------------
Expense:
 Other, net                                          6,452             3,649             3,466
----------------------------------------------------------------------------------------------
   Total expense                                     6,452             3,649             3,466
----------------------------------------------------------------------------------------------
   Income before federal taxes and equity
    in undistributed earnings
    of subsidiaries                                 85,727           107,586            76,305

Federal income tax benefit (expense)                 2,327             1,513             1,266
----------------------------------------------------------------------------------------------
   Income before equity in
    undistributed earnings
    of subsidiaries                                 88,054           109,099            77,571

Equity in undistributed earnings
 of subsidiaries                                    (2,475)          (30,737)           (9,024)
----------------------------------------------------------------------------------------------
   Net income                                    $  85,579         $  78,362         $  68,547
----------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            Statements of Cash Flows
              for the years ended December 31, 2002, 2001 and 2000

-----------------------------------------------------------------------------------------------
 (In thousands)                                       2002             2001             2000
-----------------------------------------------------------------------------------------------
Operating activities:
 Net income                                         $  85,579        $  78,362        $  68,547

Adjustments to reconcile net income to
   net cash provided by operating activities:
 Undistributed earnings of subsidiaries                 2,475           30,737            9,024

 Decrease (increase) in dividends
   receivable from subsidiaries                       (18,275)           2,125          (34,502)

 (Increase) decrease in other assets                   (9,239)         (18,600)          20,025

 Increase (decrease) in
   other liabilities                                    4,885           18,943           (1,282)
-----------------------------------------------------------------------------------------------
    Net cash provided by
      operating activities                             65,425          111,567           61,812
-----------------------------------------------------------------------------------------------
Investing activities:
 Repayment (purchase) of debenture
   from subsidiary bank                                    --            5,000          (12,000)

 Capital contribution to subsidiary                        --          (32,960)              --

 Sale (purchase) of investment securities                 161               --             (250)

 Other, net                                               189              191
-----------------------------------------------------------------------------------------------
    Net cash provided by (used in)
      investing activities                                350          (27,769)         (12,250)
-----------------------------------------------------------------------------------------------
Financing activities:
 Cash dividends paid                                  (42,292)         (37,585)         (35,429)

 Proceeds from issuance of
   common stock                                            --               --              304

 Cash payment for fractional shares                        (3)             (97)             (39)

 Purchase of treasury stock, net                      (15,194)         (16,778)         (19,534)
-----------------------------------------------------------------------------------------------
    Net cash used in
      financing activities                            (57,489)         (54,460)         (54,698)
-----------------------------------------------------------------------------------------------
    Increase (decrease) in cash                         8,286           29,338           (5,136)

Cash at beginning of year                              63,029           33,691           38,827
-----------------------------------------------------------------------------------------------
    Cash at end of year                             $  71,315        $  63,029        $  33,691
-----------------------------------------------------------------------------------------------

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders
Park National Corporation

We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                                                    /s/ Ernst & Young LLP

Columbus, Ohio
January 21, 2003