Form 10-K, Exhibit 13
period 2003-12-31
PARK NATIONAL CORP /OH/
filed 2004-03-11
CIK 805676

                                                                      EXHIBIT 13

                               FINANCIAL  REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park's ability to execute its business plan, changes in general economic and financial market conditions, changes in banking regulations or other regulatory or legislative requirements affecting bank holding companies and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake any obligation to publicly update any forward-looking statement except to the extent required by law.

OVERVIEW

Net income for 2003 was $86.9 million. This represents a very modest 1.5% increase over net income of $85.6 million for 2002. Diluted earnings per share increased by 2.0% to $6.27 for 2003, compared to $6.15 for 2002.

Park realized net losses from the sale of investment securities of $6.1 million in 2003, compared to $182,000 in net losses from the sale of investment securities in 2002. The proceeds from the sale of investment securities were reinvested in higher yielding U.S. Government Agency fifteen-year mortgage-backed securities. Management expects that the net losses from the sale of investment securities will be earned back in approximately three years from the higher reinvestment rate on the mortgage-backed securities.

Net income for 2002 of $85.6 million increased by 9.2% over net income of $78.4 million for 2001. Diluted earnings per share increased by 10.2% to $6.15 for 2002 compared to $5.58 for 2001.

The annualized net income to average asset ratio (ROA) was 1.81% for 2003, 1.93% for 2002 and 1.84% for 2001. The annualized net income to average equity ratio
(ROE) was 16.69% for 2003, 17.56% for 2002 and 17.33% for 2001.

Effective with the fourth quarter of 2003, the quarterly cash dividend on common stock was increased to $.88 per share. The new annualized cash dividend of $3.52 per share is 6.0% greater than the sum of the cash dividends declared for the four previous quarters. Park has paid quarterly dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 11.7%.

Park's business strategy is geared toward maximizing long-term return to stockholders. The Corporation's common stock value has appreciated 5.9% annually on a compounded total return basis for the last five years and 14.9% annually for the past ten years. By comparison, the stock index of the Dow Jones Industrial Average had a 4.6% annual compound total rate of return for the past five years and 13.1% for the past ten years.

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

Park considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb estimated credit losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the loan portfolio and of current economic conditions. However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, loss given default, expected commitment usage, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and current economic conditions. All of those factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods.

ABOUT OUR BUSINESS

Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment, fiduciary and deposit services. Familiarity with its local markets, coupled with conservative loan underwriting standards, has allowed Park to achieve solid financial results even in periods when there have been weak economic conditions.

Park has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. Park and its subsidiaries operate one hundred fifteen financial service offices and a network of one hundred seventeen automatic teller machines in twenty-six Ohio counties.

A table of financial data of Park's affiliates for 2003, 2002, and 2001 is shown below. See Note 19 of the Notes to Consolidated Financial Statements for additional financial information on the Corporation's affiliates.

TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

                                         2003                         2002                         2001
                                AVERAGE         NET           Average          Net         Average          Net
    (IN THOUSANDS)              ASSETS         INCOME         Assets         Income         Assets         Income
    --------------            ----------     ----------     ----------     ----------     ----------     ----------
Park National Bank:
   Park National
   Division                   $1,330,713     $   22,460     $1,177,063     $   21,322     $1,010,407     $   22,330
   Fairfield National
   Division                      333,095          5,965        308,563          6,986        293,782          5,670
Richland Trust Company           509,609          9,748        475,482          7,509        447,654          7,252
Century National Bank            458,440          7,629        437,134          8,837        416,970          8,256
First-Knox National Bank:
   First-Knox National
   Division                      649,851         11,242        585,456         10,729        562,275         10,627

   Farmers & Savings
   National Division              82,019          2,386         74,501          1,917         75,625          1,735
United Bank, N.A                 226,741          3,467        195,173          3,145        189,010          1,909
Second National Bank             372,152          6,201        323,314          5,625        307,081          5,681

                                FINANCIAL REVIEW

                                             2003                             2002                             2001
                                    AVERAGE           NET          Average             Net           Average             Net
     (IN THOUSANDS)                 ASSETS          INCOME          Assets           Income           Assets            Income
     --------------              -----------      -----------     -----------      -----------     -----------         --------
Security National Bank:
     Security National
     Division                        719,043           11,091         702,903           12,530         661,046           10,114
     Unity National
     Division                        164,535            1,275         174,108            2,077         184,850              111
Citizens National Bank               188,446            2,261         170,189            2,019         175,263            1,998
Parent Company,
     including consolidating
     entries                        (231,381)           3,153        (188,724)           2,883         (53,959)           2,679
                                 -----------      -----------     -----------      -----------     -----------         --------
CONSOLIDATED
TOTALS                           $ 4,803,263      $    86,878     $ 4,435,162      $    85,579     $ 4,270,004         $ 78,362
                                 ===========      ===========     ===========      ===========     ===========         ========

RETURN ON EQUITY

Park's primary financial goal is to achieve a superior long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2003, there were approximately 78 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 16.69%, 17.56% and 17.33% in 2003, 2002, and 2001, respectively. The return on equity ratio has averaged 16.75% over the past five years compared to 14.29% for the peer group.

HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

[HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY BAR CHART]

                                  1999             2000            2001             2002       2003
                                 ------           ------          ------           ------     -------
Park                             15.60%           16.55%          17.33%           17.56%     16.69%
Peer Mean                        14.72%           14.97%          13.39%           14.46%     13.91%*

*as of 09/30/2003

BALANCE SHEET COMPOSITION

Park functions as a financial intermediary. The following section discusses the sources of funds and the manner in which management has invested these funds.

SOURCE OF FUNDS

DEPOSITS: Park's major source of funds is provided by core deposits from individuals, businesses, and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over, which were less than 13% of total deposits for each of the last three years. In 2003, year-end total deposits decreased by $81 million or 2.3% compared to an increase of $181 million or 5.5% for 2002. Noninterest bearing deposits decreased by $46 million or 7.8% in 2003 and increased by $79 million or 15.3% in 2002. Interest bearing transaction accounts increased by $25 million or 1.9% in 2003 and increased by $104 million or 8.4% in 2002. Balances in time certificates of deposit accounts decreased by $60 million or 3.8% in 2003 and decreased by $2 million or .1% in 2002. The banking industry experienced larger deposit growth in 2002 as consumers shifted funds from the equity markets to deposits and fixed income securities. With the improvement in the equity markets in 2003, some funds were shifted out of deposit accounts back to the equity markets. Management expects to increase deposit account balances by approximately 3% in 2004, as a larger emphasis has been placed on promoting deposit products.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2003 were:

TABLE 2 - $100,000 AND OVER MATURITY SCHEDULE

     DECEMBER 31, 2003                           TIME CERTIFICATES
       (IN THOUSANDS)                               OF DEPOSIT
     -----------------                           -----------------
3 months or less                                     $133,788
Over 3 months through 6 months                         84,200
Over 6 months through 12 months                        92,261
Over 12 months                                        109,143
                                                     --------
     TOTAL                                           $419,392
                                                     ========

SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased, and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was .53%, 1.46%, and 3.33% for 2003, 2002 and 2001, respectively. By comparison, the average federal funds rate was 1.13%, 1.67% and 3.89% for 2003, 2002 and 2001, respectively. In 2003, average short-term borrowings were $515 million compared to $226 million in 2002 and $279 million in 2001. Average short-term borrowings were 10.7% of average assets in 2003 compared to 5.1% in 2002 and 6.5% in 2001.

The large increase in short-term borrowings in 2003 was primarily due to dollar-roll repo borrowings, which averaged $264 million for the year. The weighted average funding cost for the dollar-roll repo borrowings was a negative ..03% for the year. The borrowings were secured by U.S. Government Agency fifteen-year mortgage-backed securities. This very attractive borrowing rate was due to a shortage of 5.00% fifteen-year mortgage-backed securities during the first half of 2003. Management does not expect that dollar-roll repo borrowings will be utilized in 2004, as the borrowing rate is currently not attractive. The proceeds from the dollar-roll repo borrowings were used to purchase short-term U.S. Government Agency securities which on average yielded 1.15%. This arbitrage generated $3.1 million in net interest income for 2003. The average borrowing rate for short-term borrowings, excluding the dollar-roll repos, was 1.12% for 2003. Management expects that at the current federal funds rate of 1.00%, the short-term borrowing cost will be approximately 1.05% in 2004.

LONG-TERM DEBT: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank. The average rate paid on long-term debt was 3.78% for 2003 compared to 4.29% for 2002 and 4.67% for 2001. In 2003, average long-term debt was $282 million compared to $253 million in 2002 and $296 million in 2001. Average long-term debt was 5.9% of average assets in 2003 compared to 5.7% in 2002 and 6.9% in 2001.

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets was 10.83% in 2003, 10.99% in 2002 and 10.59% in 2001.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other comprehensive income which is part of the Corporation's equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain on available-for-sale securities, net of federal taxes, was $19.0, $24.0, and $8.7 million at year-end 2003, 2002 and 2001, respectively. Additionally, at year-end 2002, the Corporation had recorded $1.6 million, net of federal taxes, as a minimum pension liability that was included in accumulated other comprehensive income. The minimum pension liability was reversed in 2003.

                                FINANCIAL REVIEW

INVESTMENT OF FUNDS

LOANS: Average loans, net of unearned income, were $2,696 million in 2003 compared to $2,720 million in 2002 and $2,882 million in 2001. The average yield on loans was 6.85% in 2003 compared to 7.64% in 2002 and 8.69% in 2001. The average prime lending rate in 2003 was 4.12% compared to 4.68% in 2002 and 6.92% in 2001. Approximately 76% of loan balances mature or reprice within one year (see Table 11). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis.

Year-end loan balances, net of unearned income, increased by $39 million or 1.4% in 2003, compared to a decrease of $104 million or 3.7% in 2002 and a decrease of $160 million or 5.4% in 2001. Total loan balances decreased each quarter in 2002 and 2001. Loan balances decreased by $9 million during the first quarter of 2003 and increased by $48 million in the last three-quarters of 2003. Management expects that the growth in loan balances will significantly improve in 2004 as the economy continues to expand.

Residential real estate loans decreased by $15 million or 1.5% at year-end 2003 and decreased by $76 million or 7.0% in 2002. With long-term interest rates at relatively low levels throughout 2003 and 2002, the demand for fixed rate residential mortgage loans was very strong. However, Park sells the long-term fixed rate mortgage loans in the secondary market and retains the servicing on these loans. This activity, the origination and sale of fixed rate mortgage loans, produced a significant increase in fee income during 2003 and 2002, but did not increase loan balances since the loans were sold. In fact, many borrowers took advantage of the low interest rate environment to refinance their adjustable rate mortgage loan into a fixed rate mortgage loan, which further reduces the loan balances reported on the balance sheet. The sold fixed rate mortgage loans being serviced increased to $1,166 million at December 31, 2003, compared to $833 million at December 31, 2002. Management expects a significant decrease in the volume of fixed rate mortgage loan originations in 2004, as long-term interest rates have increased from the lowest level in 2003. With the expected reduction in fixed-rate mortgage loan volume in 2004, management projects that adjustable rate mortgage loan volume will increase and that the demand for home equity lines of credit will continue to be strong. This anticipated change in the mix of real estate loan volume should produce an increase in real estate loan balances carried on the balance sheet in 2004.

The demand for consumer loans improved in 2003. Consumer loan balances increased by $8 million or 1.9% in 2003, compared to a decrease of $36 million or 7.5% in 2002. Management expects that the growth in consumer loan balances will improve in 2004.

The demand for automobile leasing continued to be weak in 2003. Lease balances decreased by $31 million or 32.6% in 2003 and decreased by $23 million or 19.7% in 2002. Management expects that lease balances will continue to decrease in 2004, as consumers prefer automobile loans.

The demand for construction loans, commercial loans and commercial real estate loans improved in 2003. On a combined basis, these loan totals increased by $76 million or 6.6% in 2003 and increased by $31 million or 2.8% in 2002. Management expects that the balances of commercial loans and commercial real estate loans will increase in 2004 as the economy continues to improve.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE

      DECEMBER 31,
    (IN THOUSANDS)          2003          2002           2001           2000           1999
    --------------      ----------     ----------     ----------     ----------     ----------
Commercial,
      financial and
      agricultural      $  441,165     $  440,030     $  440,336     $  479,167     $  440,166
Real estate  -
      construction         121,160         99,102         89,235         95,310         99,519
Real estate  -
      residential          983,702        998,202      1,073,801      1,161,498      1,076,352
Real estate  -
      commercial           670,082        617,270        595,567        570,969        514,590
Consumer, net              450,145        441,747        477,579        511,310        529,577
Leases, net                 64,549         95,836        119,290        137,950        120,246
                        ----------     ----------     ----------     ----------     ----------
      TOTAL LOANS       $2,730,803     $2,692,187     $2,795,808     $2,956,204     $2,780,450
                        ==========     ==========     ==========     ==========     ==========

TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION

                                                   Over One      Over
       DECEMBER 31, 2003              One Year     Through       Five
        (IN THOUSANDS)                or Less     Five Years     Years        TOTAL
       -----------------              --------    ----------    --------     --------
Commercial, financial and
     agricultural                     $227,676     $122,972     $ 90,517     $441,165
Real estate - construction              55,309       27,646       38,205      121,160
                                      --------     --------     --------     --------
TOTAL                                 $282,985     $150,618     $128,722     $562,325
                                      ========     ========     ========     ========

Total of these selected loans due
     after one year with:
     Fixed interest rate                                                     $126,821
     Floating interest rate                                                  $152,519
                                                                             --------


INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. Park's investment strategy is dynamic. As conditions change over time, Park's overall interest rate risk, liquidity needs and potential return on the investment portfolio will change. Management regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield on the investment portfolio. Park realized a net security loss of $6.1 million in 2003, compared to a net security loss of $182,000 in 2002 and a net security gain of $140,000 in 2001.

During the third quarter and fourth quarter of 2003, long-term interest rates increased. This increase in interest rates provided Park an opportunity to restructure the investment portfolio to improve future earnings. The proceeds from the sale of investment securities were reinvested in higher yielding U.S. Government Agency fifteen-year mortgage-backed securities. Management expects that the net losses from the sale of investment securities will be earned back in approximately three years from the higher reinvestment rate on the mortgage-backed securities.

Park classifies most of its securities as available-for-sale (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as accumulated other comprehensive income which is part of the Corporation's equity. Management classified approximately 97% of the securities portfolio as available-for-sale at December 31, 2003. These securities are available to be sold in future periods in carrying out Park's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

Average taxable investment securities were $1,633 million in 2003 compared to $1,240 million in 2002 and $945 million in 2001. The average yield on taxable investments was 4.54% in 2003 compared to 5.94 % in 2002 and 6.58% in 2001. Average tax-exempt investment securities were $127 million in 2003 compared to $144 million in 2002 and $160 million in 2001. The average tax-equivalent yield on tax-exempt investment securities was 7.23% in 2003 compared to 7.10% in 2002 and 6.97% in 2001. On a combined

                                FINANCIAL REVIEW

basis, the total of the average balance of taxable and tax-exempt securities was 36.6% of average total assets in 2003 compared to 31.2% in 2002 and 25.9% in 2001. Average investment securities have increased in 2003 and 2002 to compensate for the decrease in average loan balances in both years. Management expects that the average balance of investment securities will further increase in 2004.

At year-end 2003 and 2002, the average tax-equivalent yield on the total investment portfolio was 5.01% and 5.74% respectively. The weighted average remaining maturity was 4.7 years at December 31, 2003 and was 2.4 years at December 31, 2002. U.S. Government Agency asset-backed securities were 90.4% of the total investment portfolio at year-end 2003 and were 74.9% of the entire portfolio at year-end 2002. This segment of the investment portfolio consists of fifteen-year mortgage-backed securities and collateralized mortgage obligations which are backed by fifteen-year mortgage-backed securities.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would be reduced. Management estimates that the average maturity of the investment portfolio would lengthen to 5.4 years with a 1.00% increase in long-term interest rates and to 5.7 years with a 2.00% increase in long-term interest rates.

The following table sets forth the book value of investment securities at year-end:

TABLE 5 - INVESTMENT SECURITIES

              DECEMBER 31,
             (IN THOUSANDS)                             2003           2002           2001
             --------------                          ----------     ----------     ----------
Obligations of U.S. Treasury and other
      U.S. Government agencies                       $   25,354     $  161,635     $  197,502
Obligations of states and political subdivisions        121,008        142,234        153,954
U.S. Government asset-backed securities
      and other asset-backed securities               1,800,352      1,036,082      1,071,445
Other securities                                         44,512         43,191         41,278
                                                     ----------     ----------     ----------
      TOTAL                                          $1,991,226     $1,383,142     $1,464,179
                                                     ==========     ==========     ==========

EARNING RESULTS

The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.


TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                2003                                2002
            DECEMBER 31,                          DAILY                   AVERAGE      Daily                  Average
      (DOLLARS IN THOUSANDS)                     AVERAGE       INTEREST    RATE       Average      Interest     Rate
      ----------------------                   -----------    ---------   -------   -----------   ---------   -------
ASSETS
INTEREST EARNING ASSETS:
  Loans (1) (2)                                $ 2,695,830    $ 184,676    6.85%    $ 2,719,805   $ 207,717    7.64%
  Taxable investment securities                  1,632,565       74,089    4.54%      1,240,463      73,625    5.94%
  Tax-exempt investment securities (3)             127,251        9,199    7.23%        144,287      10,247    7.10%
  Federal funds sold                                35,768          443    1.24%         36,679         621    1.69%
                                               -----------    ---------    ----     -----------   ---------    ----
     TOTAL INTEREST EARNING ASSETS               4,491,414      268,407    5.98%      4,141,234     292,210    7.06%
                                               -----------    ---------    ----     -----------   ---------    ----
NONINTEREST EARNING ASSETS:
  Allowance for possible loan losses               (64,735)                             (62,703)
  Cash and due from banks                          133,157                              129,820
  Premises and equipment, net                       38,077                               39,416
  Other assets                                     205,350                              187,395
                                               -----------                          -----------
     TOTAL                                     $ 4,803,263                          $ 4,435,162
                                               ===========                          ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Transaction accounts                         $   797,421    $   4,437    0.56%    $   771,507   $   6,944    0.90%
  Savings deposits                                 571,448        3,589    0.63%        545,657       5,577    1.02%
  Time deposits                                  1,532,966       40,574    2.65%      1,584,292      55,906    3.53%
                                               -----------    ---------    ----     -----------   ---------    ----
     TOTAL INTEREST BEARING DEPOSITS             2,901,835       48,600    1.67%      2,901,456      68,427    2.36%
                                               ===========    =========    ====     ===========   =========    ====
  Short-term borrowings                            515,328        2,738    0.53%        226,238       3,310    1.46%
  Long-term debt                                   281,599       10,654    3.78%        252,834      10,851    4.29%
                                               -----------    ---------    ----     -----------   ---------    ----
     TOTAL INTEREST BEARING LIABILITIES          3,698,762       61,992    1.68%      3,380,528      82,588    2.44%
                                               ===========    =========    ====     ===========   =========    ====
NONINTEREST BEARING LIABILITIES:
  Demand deposits                                  522,456                              502,400
  Other                                             61,654                               64,918
                                               -----------                          -----------
     TOTAL NONINTEREST BEARING LIABILITIES         584,110                              567,318
                                               ===========                          ===========
  Stockholders' equity                             520,391                              487,316
                                               -----------                          -----------
     TOTAL                                     $ 4,803,263                          $ 4,435,162
                                               ===========                          ===========
Net interest earnings                                         $ 206,415                           $ 209,622
Net interest spread                                                        4.30%                               4.62%
Net yield on interest earning assets                                       4.60%                               5.06%
                                                                           ----                                ----

                                                                 2001
            DECEMBER 31,                          Daily                        Average
      (DOLLARS IN THOUSANDS)                     Average        Interest        Rate
      ----------------------                   -----------      ---------      -------
ASSETS
INTEREST EARNING ASSETS:
  Loans (1) (2)                                $ 2,881,551      $ 250,465       8.69%
  Taxable investment securities                    945,333         62,197       6.58%
  Tax-exempt investment securities (3)             160,374         11,173       6.97%
  Federal funds sold                                21,021            872       4.15%
                                               -----------      ---------       ----
     TOTAL INTEREST EARNING ASSETS               4,008,279        324,707       8.10%
                                               -----------      ---------       ----
NONINTEREST EARNING ASSETS:
  Allowance for possible loan losses               (59,761)
  Cash and due from banks                          123,424
  Premises and equipment, net                       39,967
  Other assets                                     158,095
                                               -----------
     TOTAL                                     $ 4,270,004
                                               ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Transaction accounts                         $   649,831      $  11,824       1.82%
  Savings deposits                                 514,194         10,781       2.10%
  Time deposits                                  1,571,021         81,707       5.20%
                                               -----------      ---------       ----
     TOTAL INTEREST BEARING DEPOSITS             2,735,046        104,312       3.81%
                                               ===========      =========       ====
  Short-term borrowings                            279,244          9,296       3.33%
  Long-term debt                                   295,669         13,796       4.67%
                                               -----------      ---------       ----
     TOTAL INTEREST BEARING LIABILITIES          3,309,959        127,404       3.85%
                                               ===========      =========       ====
NONINTEREST BEARING LIABILITIES:
  Demand deposits                                  460,219
  Other                                             47,539
                                               -----------
     TOTAL NONINTEREST BEARING LIABILITIES         507,758
                                               ===========
  Stockholders' equity                             452,287
                                               -----------
     TOTAL                                     $ 4,270,004
                                               ===========
Net interest earnings                                           $ 197,303
Net interest spread                                                             4.25%
Net yield on interest earning assets                                            4.92%
                                                                                ----

(1) Loan income includes net loan fee income of $4,882 in 2003, $4,309 in 2002 and $3,655 in 2001. Loan income also includes the effects of taxable equivalent adjustments using a 35% rate in 2003, 2002 and 2001. The taxable equivalent adjustment was $747 in 2003, $1,018 in 2002 and $1,028 in 2001.

(2) For the purpose of this computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt securities includes the effect of taxable equivalent adjustments using a 35% rate in 2003, 2002 and 2001. The taxable equivalent adjustment was $3,031 in 2003, $3,272 in 2002 and $3,331 in 2001.

                                FINANCIAL REVIEW

Net interest income decreased by $2.7 million or 1.3% to $202.6 million for 2003, compared to an increase of $12.4 million or 6.4% to $205.3 million for 2002. The net yield on interest earning assets decreased to 4.60% for 2003 compared to 5.06% for 2002 and 4.92% for 2001.

Similarly, the net interest rate spread - the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities -- decreased to 4.30% for 2003 compared to 4.62% for 2002 and 4.25% for 2001. The decrease in net interest income for 2003 was due to a decrease in the net interest spread. The increase in net interest income for 2002 was due to an increase in the net interest spread and an increase in average interest earning assets.

The average yield earned on average interest earning assets was 5.98% in 2003 compared to 7.06% in 2002 and 8.10% in 2001. The average prime lending rate was approximately 4.12% for 2003, compared to 4.68% for 2002 and 6.92% for 2001. The Federal Reserve Board lowered the federal funds rate from 1.25% to 1.00% during 2003. Short-term interest rates are expected to stay low during 2004. About one-third of Park's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to further decrease in 2004 as these loans reprice and other interest earning assets mature and are replaced with lower yielding assets. Until short-term interest rates begin to increase, management expects that the average yield on earning assets will continue to decrease. Average interest earning assets increased by $350 million or 8.4% to $4,491 million in 2003, compared to an increase of $133 million or 3.3% to $4,141 million in 2002.

The average rate paid on average interest bearing liabilities was 1.68% in 2003, compared to 2.44% in 2002 and 3.85% in 2001. The average rate paid on deposits was 1.67% for 2003, compared to 2.36% for 2002 and 3.81% for 2001. Management expects that the average rate paid on deposits will continue to decrease in 2004. Average interest bearing liabilities increased by $318 million or 9.4% to $3,699 million in 2003 compared to an increase of $71 million or 2.1% to $3,381 million in 2002. Average interest bearing deposits as a percentage of average interest bearing liabilities were 78.4% in 2003, compared to 85.8% in 2002 and 82.6% in 2001.

Management expects that net interest income will increase during 2004 due to the anticipated growth in interest earning assets. At year-end 2003, the amortized cost of interest earning assets totaled $4,693 million, compared to $4,491 million on average during 2003. Management also expects that the net yield on interest earning assets will decline to approximately 4.50% for 2004.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

                                       CHANGE FROM 2002 TO 2003                 Change from 2001 to 2002
     (IN THOUSANDS)               VOLUME        RATE          TOTAL        Volume         Rate         Total
     --------------             --------      --------      --------      --------      --------      --------
Increase (decrease) in:
  Interest income:
                                --------      --------      --------      --------      --------      --------
     TOTAL LOANS                $ (1,810)     $(21,231)     $(23,041)     $(13,560)     $(29,188)     $(42,748)
                                --------      --------      --------      --------      --------      --------
Taxable investments               20,163       (19,699)          464        17,939        (6,511)       11,428
Tax-exempt investments            (1,232)          184        (1,048)       (1,132)          206          (926)
Federal funds sold                   (15)         (163)         (178)          436          (687)         (251)
                                --------      --------      --------      --------      --------      --------
     TOTAL INTEREST INCOME        17,106       (40,909)      (23,803)        3,683       (36,180)      (32,497)
                                --------      --------      --------      --------      --------      --------
Interest expense:
  Transaction accounts          $    224      $ (2,731)     $ (2,507)     $  1,913      $ (6,793)     $ (4,880)
  Savings accounts                   250        (2,238)       (1,988)          628        (5,832)       (5,204)
  Time deposits                   (1,763)      (13,569)      (15,332)          684       (26,485)      (25,801)
  Short-term borrowings            2,426        (2,998)         (572)       (1,512)       (4,474)       (5,986)
  Long-term debt                   1,165        (1,362)         (197)       (1,886)       (1,059)       (2,945)
                                --------      --------      --------      --------      --------      --------
     TOTAL INTEREST EXPENSE        2,302       (22,898)      (20,596)         (173)      (44,643)      (44,816)
                                --------      --------      --------      --------      --------      --------
     NET VARIANCE               $ 14,804      $(18,011)     $ (3,207)     $  3,856      $  8,463      $ 12,319
                                ========      ========      ========      ========      ========      ========


OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $10.6 million or 20.7% to $61.6 million in 2003 and increased by $5.9 million or 13.2% to $51.0 million in 2002, compared to $45.1 million in 2001.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory "other service income." Other service income increased by $8.7 million or 67.3% to $21.6 million in 2003 and increased by $3.0 million or 29.9% to $12.9 million in 2002 due primarily to the increase in fixed rate mortgage loan volume. Fixed rate mortgage loan volume is greatly dependent on the level of long-term interest rates. Although long-term interest rates continue to be relatively low, a ten-year U.S. Government Treasury note is approximately 1.00% higher now than during the second quarter of 2003. Management expects a significant decrease in fixed rate mortgage loan volume in 2004 due to the increase in long-term interest rates. Management projects that other service income in 2004 will approximate the amount earned in 2002.

Income from fiduciary activities increased by $1.3 million or 14.6% to $10.2 million in 2003 and increased by $128,000 or 1.5% in 2002. Fiduciary fees are generally based on the market value of assets under management. The stronger performance of the equity markets in 2003 contributed to the large increase in fee income for 2003. Management expects a similar increase in fee income from fiduciary activities in 2004 due to the projected growth in assets under management.

Service charges on deposit accounts increased by $401,000 or 2.9% to $14.3 million in 2003 and increased by $447,000 or 3.3% in 2002. Management expects a larger increase in service charges on deposit accounts in 2004 due to pricing increases.

The subcategory of "other income" increased by $135,000 or .9% to $15.4 million in 2003 and increased by $2.4 million or 18.5% in 2002. The large increase in 2002 was primarily due to increased fees from check card and ATM services and a $575,000 gain from sale of a branch office. The small increase in 2003 was primarily due to reduced fee income from check card transactions. Visa International reached a settlement with a number of retailers in 2003 which reduced the interchange income earned on check card transactions for the last four months of 2003. Management expects that the subcategory of other income will experience a small decrease in 2004 due to the reduced interchange income earned on check card transactions for the entire year.

OTHER EXPENSE: Total other expense increased by $2.4 million or 2.0% to $122.4 million in 2003 and increased by $5.8 million or 5.0% to $120.0 million in 2002, compared to $114.2 million in 2001.

Salaries and employee benefits increased by $2.6 million or 4.0% to $68.1 million in 2003 and increased by $5.4 million or 9.0% in 2002. Full-time equivalent employees at year-end were 1,645 in 2003 and 1,600 in 2002. Salary expense increased by 1.9% in 2003 and by 7.3% in 2002. Employee benefit expense increased by 12.5% in 2003 and by 16.8% in 2002. The large increase in employee benefit expense for both 2003 and 2002 was primarily due to a large increase in expense for the defined benefit pension plan and for the supplemental executive retirement plan for each year. See Note 12 of the Notes to Consolidated Financial Statements for additional information on Park's benefit plans. Management expects that salaries and employee benefits expense will increase by approximately 4.0% in 2004.

The expense for amortization of intangibles was $3.1 million in 2003, compared to $5.3 million in 2002 and $4.1 million in 2001. The expense for amortization of intangibles is expected to be $1.5 million in 2004. The reduction in the amortization of intangibles in 2003 is due to the completion of the amortization of core deposit intangibles at The Richland Trust Company in 2002. The expected reduction of the amortization of intangibles in 2004 is due to the completion of the amortization of core deposit intangibles at the Fairfield National Division in 2003.

                                FINANCIAL REVIEW

The subcategory "other expense" was $10.3 million in 2003, compared to $9.2 million in 2002 and $10.7 million in 2001. The increase in other expense of $1.1 million in 2003 was primarily due to a loss from an overdraft on a commercial checking account of $600,000 and an increase in losses from customer fraud.

Management expects that total noninterest expense will be slightly lower in 2004 compared to $122.4 million in 2003.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.5% in 2003, compared to 29.4% in 2002 and 2001. A lower effective tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits.

CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb possible future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions.

The allowance for loan losses at December 31, 2003 totaled $63.1 million and represented 2.31% of total loans outstanding at December 31, 2003, compared to $62.0 million or 2.30% of total loans outstanding at December 31, 2002 and $60.0 million or 2.14% of total loans outstanding at December 31, 2001. The provision for loan losses was $12.6 million for 2003, compared to $15.0 million for 2002 and $13.1 million for 2001. Net charge-offs were $11.5 million for 2003, compared to $13.0 million for 2002 and $10.6 million for 2001. Management expects that net charge-offs may decrease in 2004 as the economy continues to expand.

Management believes that the allowance for loan losses at year-end 2003 is adequate to absorb estimated credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

        (IN THOUSANDS)                      2003            2002            2001           2000            1999
        --------------                   ----------      ----------      ----------      ----------      ----------
AVERAGE LOANS
      (NET OF UNEARNED
      INTEREST)                          $2,695,830      $2,719,805      $2,881,551      $2,873,939      $2,618,162
ALLOWANCE FOR POSSIBLE
LOAN LOSSES:
      Beginning balance                  $   62,028      $   59,959      $   57,473      $   52,140      $   48,098
      CHARGE-OFFS:
           Commercial                         4,698           7,210           3,770           5,077           5,055
           Real estate                        3,120           2,409           2,623           1,161           1,907
           Consumer                           9,233           8,606           9,908           6,825           5,361
           Lease financing                      985           1,602           1,519             933             268
                                         ----------      ----------      ----------      ----------      ----------
                TOTAL CHARGE-OFFS            18,036          19,827          17,820          13,996          12,591
                                         ----------      ----------      ----------      ----------      ----------
      RECOVERIES:
           Commercial                    $    1,543      $    1,812      $    2,453      $      788      $      445
           Real estate                        1,131           1,534             656             573           1,484
           Consumer                           3,236           2,891           3,426           2,772           2,123
           Lease financing                      645             616             712             406             112
                                         ----------      ----------      ----------      ----------      ----------
                TOTAL RECOVERIES              6,555           6,853           7,247           4,539           4,164
                                         ----------      ----------      ----------      ----------      ----------
                     NET CHARGE-OFFS         11,481          12,974          10,573           9,457           8,427
                                         ----------      ----------      ----------      ----------      ----------
           Provision charged
           to earnings                       12,595          15,043          13,059          14,790          12,469
                                         ----------      ----------      ----------      ----------      ----------
      ENDING BALANCE                     $   63,142      $   62,028      $   59,959      $   57,473      $   52,140
                                         ----------      ----------      ----------      ----------      ----------
RATIO OF NET CHARGE-OFFS
      TO AVERAGE LOANS                         0.43%           0.48%           0.37%           0.33%           0.32%
RATIO OF ALLOWANCE FOR
      POSSIBLE LOAN LOSSES TO
      END OF YEAR LOANS, NET
      OF UNEARNED INTEREST                     2.31%           2.30%           2.14%           1.94%           1.88%
                                         ----------      ----------      ----------      ----------      ----------

The following table summarizes the allocation of allowance for possible loan losses:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                       2003                   2002                   2001                    2000                    1999
DECEMBER 31,              PERCENT OF             PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
(DOLLARS IN               LOANS PER              LOANS PER               LOANS PER               LOANS PER                LOANS PER
 THOUSANDS)    ALLOWANCE   CATEGORY   ALLOWANCE  CATEGORY    ALLOWANCE    CATEGORY   ALLOWANCE    CATEGORY    ALLOWANCE   CATEGORY
------------   ---------  ----------  ---------  ----------  ---------   ----------  ---------   ----------   ---------  ----------
Commercial      $17,117     16.16%     $17,049     16.34%     $15,853       15.75%    $15,573       16.20%     $13,645      15.83%
Real estate      25,213     65.00%      23,375     63.78%      21,695       62.90%     20,222       61.83%      18,280      60.80%
Consumer         18,681     16.48%      18,322     16.40%      19,131       17.08%     17,886       17.30%      17,212      19.05%
Leases            2,131      2.36%       3,282      3.48%       3,280        4.27%      3,792        4.67%       3,003       4.32%
                -------    ------      -------    ------      -------      ------     -------      ------      -------     ------
     TOTAL      $63,142    100.00%     $62,028    100.00%     $59,959      100.00%    $57,473      100.00%     $52,140     100.00%
                =======    ======      =======    ======      =======      ======     =======      ======      =======     ======

As of December 31, 2003, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

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

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS

         DECEMBER 31,
  (DOLLARS IN THOUSANDS)         2003         2002         2001         2000         1999
--------------------------     -------      -------      -------      -------      -------
Nonaccrual loans               $15,921      $17,579      $17,303      $10,204      $ 6,446
Renegotiated loans               5,452        2,599        2,254        6,440          740
Loans past due 90 days
      or more                    4,367        6,290        7,550        5,093        5,191
                               -------      -------      -------      -------      -------
      TOTAL NONPERFORMING
           LOANS                25,740       26,468       27,107       21,737       12,377
                               -------      -------      -------      -------      -------
Other real estate owned          2,319        3,206        3,425        1,716        2,486
                               -------      -------      -------      -------      -------
      TOTAL NONPERFORMING
           ASSETS              $28,059      $29,674      $30,532      $23,453      $14,863
                               -------      -------      -------      -------      -------
PERCENTAGE OF
      NONPERFORMING LOANS
      TO LOANS, NET OF
      UNEARNED INTEREST           0.94%        0.98%        0.97%        0.74%        0.45%
PERCENTAGE OF
      NONPERFORMING ASSETS
      TO LOANS, NET OF
      UNEARNED INTEREST           1.03%        1.10%        1.09%        0.79%        0.53%
PERCENTAGE OF
      NONPERFORMING ASSETS
      TO TOTAL ASSETS             0.56%        0.67%        0.67%        0.56%        0.36%
                               -------      -------      -------      -------      -------

Tax equivalent interest income from loans of $184.7 million for 2003 would have increased by $1.4 million if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2003 in the approximate amount of $632,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $177.7 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2003 compared to $159.0 million at year-end 2002 and $111.0 million at year-end 2001. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans. Management expects a reduction in the amount of watch list loans by year-end 2004 as a result of improving economic conditions.

CAPITAL RESOURCES

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit

                                FINANCIAL REVIEW

withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $69.0 million during 2003 to $169.8 million at year end. Cash provided by operating activities was $99.2 million in 2003, $80.4 million in 2002, and $98.2 million in 2001. Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $665.0 million in 2003 and $351.0 million in 2001. Cash provided by investing activities was $200.6 million in 2002. Security transactions are the major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions used $615.9 million of cash in 2003, provided $110.1 million of cash in 2002 and used $499.0 million of cash in 2001. The other major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio was $45.2 million in 2003 and cash provided by the net decrease in the loan portfolio was $95.0 million in 2002 and $156.1 million in 2001.

Cash provided by financing activities was $496.7 million in 2003 and $252.5 million in 2001. Cash used by financing activities was $211.3 million in 2002. A major source of cash for financing activities is the net increase in deposits. Cash used by the net decrease in deposits was $80.9 million in 2003. Cash provided by the net increase in deposits was $180.9 million in 2002 and $147.0 million in 2001.

Changes in short-term borrowings or long-term debt are another major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $327.9 million in 2003 and $42.6 million in 2001. The net decrease in short-term borrowings used cash of $129.4 million in 2002. Cash was provided by the net increase in long-term debt of $298.8 million in 2003 and $102.4 million in 2001. Cash was used by the net decrease in long-term debt of $205.3 million in 2002.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,472 million or 52.3% of interest earning assets at year-end 2003. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

An asset /liability committee monitors and forecasts rate-sensitive assets and rate-sensitive liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk based on interest rate projections.

The following table shows interest sensitivity data for five different time intervals as of December 31, 2003:

TABLE 11 - INTEREST RATE SENSITIVITY

        (DOLLARS                    0-3             3-12             1-3              3-5           Over 5
      IN THOUSANDS)                Months          Months           Years            Years           Years          TOTAL
      -------------             -----------      -----------      -----------      -----------     -----------     -----------
INTEREST RATE
      SENSITIVE ASSETS:
      Investment
           securities and
           interest-bearing
           deposits (1)         $   133,128      $   267,448      $   475,811      $   369,987     $   744,902     $ 1,991,276
      Loans (1)                     939,608        1,131,298          489,378          130,169          40,350       2,730,803
                                -----------      -----------      -----------      -----------     -----------     -----------
           TOTAL INTEREST
                EARNING
                ASSETS            1,072,736        1,398,746          965,189          500,156         785,252       4,722,079
                                -----------      -----------      -----------      -----------     -----------     -----------
INTEREST BEARING
      LIABILITIES:
      Interest bearing
           checking (2)             138,808               --          416,422               --              --         555,230
      Savings
           accounts (2)             286,947               --          286,946               --              --         573,893
      Money market
           checking                 233,170               --               --               --              --         233,170
      Time deposits                 372,009          583,266          402,407          143,356           1,581       1,502,619
      Other                           1,544               --               --               --              --           1,544
                                -----------      -----------      -----------      -----------     -----------     -----------
           TOTAL DEPOSITS         1,032,478          583,266        1,105,775          143,356           1,581       2,866,456
                                -----------      -----------      -----------      -----------     -----------     -----------
      Short-term
           borrowings               366,709          150,050               --               --              --         516,759
      Long-term debt                375,000               23            8,100           12,678          90,176         485,977
                                -----------      -----------      -----------      -----------     -----------     -----------
           TOTAL INTEREST
                BEARING
                LIABILITIES       1,774,187          733,339        1,113,875          156,034          91,757       3,869,192
                                -----------      -----------      -----------      -----------     -----------     -----------
INTEREST RATE
      SENSITIVITY GAP              (701,451)         665,407         (148,686)         344,122         693,495         852,887
CUMULATIVE RATE
      SENSITIVITY GAP              (701,451)         (36,044)        (184,730)         159,392         852,887              --
CUMULATIVE GAP AS
      A PERCENTAGE OF
      TOTAL INTEREST
      EARNING ASSETS                - 14.85%          - 0.76%          - 3.91%            3.38%          18.06%             --
                                -----------      -----------      -----------      -----------     -----------     -----------

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative .76% to a negative 15.66%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2003, the cumulative interest earning assets maturing or repricing within twelve months were $2,472 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,508 million. For the twelve month cumulative gap position, rate sensitive liabilities exceed rate sensitive assets by $36 million or .8% of earning assets. Management expects that the twelve month interest rate sensitivity gap will move from a slightly negative position (liabilities exceeding assets) to a slightly positive position (assets exceeding liabilities) by year-end 2004. Management plans to convert some short-term borrowings into long-term fixed rate debt to achieve this strategy.

A negative twelve month cumulative rate sensitivity gap would suggest that the Corporation's net interest margin would decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve month interest rate sensitivity gap position at December 31, 2002 was a positive $835 million or 20.1% of interest earning assets compared to a negative $36 million or a negative .8% of interest earning assets at December 31, 2003. This change in the cumulative twelve month interest rate sensitivity gap of a negative $871 million was primarily due to an increase in the amount of short-term borrowings and long-term debt repricing or maturing in one year to $892 million at year-end 2003 compared to $189 million at year-end 2002.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest

                                FINANCIAL REVIEW

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

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2003, the earnings simulation model projected that net income would increase by ..1% using a rising interest rate scenario and decrease by 1.3% using a declining interest rate scenario over the next year. At December 31, 2002, the earnings simulation model projected that net income would increase by .6% using a rising interest rate scenario and decrease by 1.2% using a declining interest rate scenario over the next year. At December 31, 2001, the earnings simulation model projected that net income would decrease by .5% using a rising interest rate scenario and increase by .7% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past five years at 4.60% in 2003, 5.06% in 2002, 4.92% in 2001, 4.75% in 2000 and 4.87% in 1999. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be approximately 4.50% in 2004.

CONTRACTUAL OBLIGATIONS

In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park's significant and determinable obligations by payment date at December 31, 2003.

Further discussion of the nature of each obligation is included in the referenced Note to the Consolidated Financial Statements.

TABLE 12 - CONTRACTUAL OBLIGATIONS

      DECEMBER 31, 2003                                            PAYMENTS DUE IN
     ------------------               -------------------------------------------------------------------------------
          (DOLLARS                                 0-1            1-3            3-5           Over 5
        IN THOUSANDS)                 Note        Years          Years          Years           Years         TOTAL
     ------------------               ----     ----------      ---------      ---------       --------     ----------
Deposits without
           stated maturity                     $1,910,086      $      --      $      --       $     --     $1,910,086
Certificates of deposit                           956,819        402,407        143,356          1,581      1,504,163
Short-term borrowings                   9         516,759             --             --             --        516,759
Long-term debt                         10              23        208,100        187,678         90,176        485,977
Operating leases                        8           1,076          1,622          1,044            698          4,440
Purchase obligations                                1,135             --             --             --          1,135
                                               ----------      ---------      ---------       --------     ----------
                TOTAL CONTRACTUAL
                     OBLIGATIONS               $3,385,898      $ 612,129      $ 332,078       $ 92,455     $4,422,560
                                               ----------      ---------      ---------       --------     ----------

The Corporation's operating lease obligations represent short and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation. The purchase obligation amounts primarily relate to certain contractual payments for information technology software and equipment.

COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2003, the Corporation had $578 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $141 million of commitments for revolving home equity and credit card lines. Standby letters of credit totaled $22 million at December 31, 2003.

Commitments to extend credit for loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2004. See Note 16 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any significant contingent liabilities at December 31, 2003, and did not have any off-balance sheet arrangements at year-end 2003.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2003, the Corporation's equity capital was $543.0 million, an increase of 6.6% over the equity capital at December 31, 2002. Stockholders' equity at December 31, 2003 was 10.79% of total assets compared to 11.45% of total assets at December 31, 2002.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 2003. At year-end 2003, the Corporation had a risk-based capital ratio of 17.78% or capital above the minimum required by $302 million. The capital standard of tier l capital to risk-based assets is 4.00% at December 31, 2003. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2003, the Corporation had a tier l capital to risk-based assets ratio of 16.51% or capital above the minimum required by $387 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2003, the Corporation had a leverage capital ratio of 10.79% or capital above the minimum required by $321 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 2003. The table below indicates the capital ratios for each subsidiary and the Corporation at December 31, 2003:

TABLE 13 - CAPITAL RATIOS

                                                     TIER 1         TOTAL
   DECEMBER 31, 2003             LEVERAGE          RISK-BASED     RISK-BASED
   -----------------             --------          ----------     ----------
Park National Bank                 5.38%              8.16%          11.63%
Richland Trust Company             5.77%              9.94%          11.20%
Century National Bank              5.81%              9.48%          11.83%
First-Knox National Bank           5.46%              8.71%          12.60%
United Bank, N.A.                  5.56%             10.38%          11.64%
Second National Bank               5.43%              8.89%          12.36%
Security National Bank             5.34%              7.94%          12.11%
Citizens National Bank             5.80%             11.72%          16.59%
Park National Corporation         10.79%             16.51%          17.78%
Minimum Capital Ratio              4.00%              4.00%           8.00%
Well Capitalized Ratio             5.00%              6.00%          10.00%

                                FINANCIAL REVIEW

EFFECTS OF INFLATION: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and therefore, differ greatly from most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power which has an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is the Corporation's ability to align its asset /liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 1999.

TABLE 14 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

           DECEMBER 31,
     (DOLLARS IN THOUSANDS,
     EXCEPT PER SHARE DATA)                    2003              2002              2001             2000              1999
     ----------------------                -----------       -----------       -----------      -----------       -----------
RESULTS OF OPERATIONS:
          Interest income                  $   264,629       $   287,920       $   320,348      $   323,131       $   293,034
          Interest expense                      61,992            82,588           127,404          142,339           119,238
          Net interest income                  202,637           205,332           192,944          180,792           173,796
          Gain/(loss) on sale
          of securities                         (6,060)             (182)              140             (889)           (4,639)
          Noninterest income                    61,583            51,032            45,098           38,353            36,736
          Noninterest expense                  122,376           119,964           114,207          106,862           103,460
          Provision for loan losses             12,595            15,043            13,059           14,790            12,469
          Net income                            86,878            85,579            78,362           68,547            63,805
PER SHARE:
          Net income - basic                      6.31              6.17              5.59             4.82              4.45
          Net income - diluted                    6.27              6.15              5.58             4.81              4.43
          Cash dividends declared                 3.37              3.11              2.89             2.66              2.36
AVERAGE BALANCES:
          Loans                            $ 2,695,830       $ 2,719,805       $ 2,881,551      $ 2,873,939       $ 2,618,162
          Investment securities              1,759,816         1,384,750         1,105,707        1,001,940         1,025,599
          Money market instruments
          and other                             35,768            36,679            21,021           24,144            28,420
                                           -----------       -----------       -----------      -----------       -----------
          TOTAL EARNING ASSETS               4,491,414         4,141,234         4,008,279        3,900,023         3,672,181
                                           -----------       -----------       -----------      -----------       -----------
          Noninterest bearing
          deposits                             522,456           502,400           460,219          460,360           451,723
          Interest bearing deposits          2,901,835         2,901,456         2,735,046        2,666,113         2,606,173
                                           -----------       -----------       -----------      -----------       -----------
          TOTAL DEPOSITS                     3,424,291         3,403,856         3,195,265        3,126,473         3,057,896
                                           -----------       -----------       -----------      -----------       -----------
          Short-term borrowings                515,328           226,238           279,244          295,162           359,639
          Long-term debt                       281,599           252,834           295,669          267,147            89,399
          Stockholders' equity                 520,391           487,316           452,287          414,095           409,079
          Total assets                       4,803,263         4,435,162         4,270,004        4,141,834         3,949,655
RATIOS:
          Return on average assets                1.81%             1.93%             1.84%            1.65%             1.62%
          Return on average equity               16.69%            17.56%            17.33%           16.55%            15.60%
          Net interest margin (1)                 4.60%             5.06%             4.92%            4.75%             4.87%
          Noninterest expense to
          net revenue (1)                        45.66%            46.02%            47.11%           47.82%            47.98%
          Dividend payout ratio                  53.42%            50.42%            51.64%           52.73%            49.50%
          Average stockholders' equity
          to average total assets                10.83%            10.99%            10.59%           10.00%            10.36%
          Leveraged capital                      10.79%            10.72%             9.97%            9.91%             9.80%
          Tier 1 capital                         16.51%            16.51%            14.84%           15.01%            14.42%
          Risk-based capital                     17.78%            17.78%            16.09%           16.27%            15.64%
                                           -----------       -----------       -----------      -----------       -----------

(1)  Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2003 and 2002. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

TABLE 15 - QUARTERLY FINANCIAL DATA

      (DOLLARS IN THOUSANDS,                                          THREE MONTHS ENDED
      EXCEPT PER SHARE DATA)                   MARCH 31         JUNE 30          SEPT. 30          DEC. 31
      ----------------------                ------------      ------------     ------------      ------------
2003:
      Interest income                       $     68,863      $     67,971     $     64,051      $     63,744
      Interest expense                            16,658            16,375           14,701            14,258
      Net interest income                         52,205            51,596           49,350            49,486
      Provision for loan losses                    3,433             2,836            3,156             3,170
      Gain (loss) on sale of securities           (1,234)              321           (4,474)             (673)
      Income before income taxes                  32,924            35,991           28,502            25,772
      Net income                                  23,166            25,123           20,200            18,389
      Per share data:
           Net income - basic                       1.68              1.83             1.47              1.33
           Net income - diluted                     1.68              1.81             1.46              1.32
      Weighted-average common
           stock outstanding - basic          13,780,828        13,761,117       13,764,381        13,775,194
      Weighted-average common
           stock equivalent - diluted         13,824,663        13,842,161       13,880,422        13,886,743
                                            ------------      ------------     ------------      ------------
2002:
      Interest income                       $     74,874      $     73,099     $     72,402      $     67,545
      Interest expense                            22,627            21,200           20,472            18,289
      Net interest income                         52,247            51,899           51,930            49,256
      Provision for loan losses                    4,519             3,644            3,194             3,686
      Gain (loss) on sale of securities             (210)               --               --                28
      Income before income taxes                  30,097            31,089           31,658            28,331
      Net income                                  21,448            21,972           22,073            20,086
      Per share data:
           Net income - basic                       1.53              1.58             1.59              1.45
           Net income - diluted                     1.53              1.57             1.59              1.45
      Weighted-average common
           stock outstanding - basic          13,936,340        13,920,111       13,847,583        13,810,087
      Weighted-average common
           stock equivalent - diluted         13,973,050        13,958,268       13,871,544        13,835,833
                                            ------------      ------------     ------------      ------------

The Corporation's common stock (symbol: PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2003, the Corporation had 4,774 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2003 and 2002, as reported by AMEX.

TABLE 16 - MARKET AND DIVIDEND INFORMATION

                                                             CASH
                                                            DIVIDEND
                                                   LAST     DECLARED
                           HIGH         LOW        PRICE    PER SHARE
                         --------    --------    --------   ---------
2003:
      First Quarter      $ 103.45    $  93.30    $  93.30    $ 0.83
      Second Quarter       114.30       95.55      114.25      0.83
      Third Quarter        120.00      111.34      111.90      0.83
      Fourth Quarter       119.50      106.02      113.15      0.88
                         --------    --------    --------    ------
2002:
      First Quarter      $  99.00    $  89.50    $  98.75    $ 0.76
      Second Quarter       102.10       86.00       86.00      0.76
      Third Quarter         97.71       84.01       93.70      0.76
      Fourth Quarter        99.25       88.30       98.80      0.83
                         --------    --------    --------    ------

                           CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2003 and 2002 (Dollars in thousands)

ASSETS

                                                                                            2003             2002
                                                                                            ----             ----
Cash and due from banks                                                              $    169,782      $   157,088
Federal funds sold                                                                             --           81,700
Interest bearing deposits with other banks                                                     50               50

INVESTMENT SECURITIES:
  Securities available-for-sale, at fair value
     (amortized cost of $1,899,537 and $993,317 at December 31, 2003 and 2002,
     respectively)                                                                      1,928,697        1,030,264
  Securities held-to-maturity, at amortized cost (fair value of $63,563 and
     $360,688 at December 31, 2003 and 2002, respectively)                                 62,529          352,878
                                                                                     ------------      -----------
         TOTAL INVESTMENT SECURITIES                                                    1,991,226        1,383,142
                                                                                     ------------      -----------
Loans                                                                                   2,737,520        2,701,206
  Unearned loan interest                                                                   (6,717)          (9,019)
                                                                                     ------------      -----------
         TOTAL LOANS                                                                    2,730,803        2,692,187
                                                                                     ------------      -----------
  Allowance for loan losses                                                               (63,142)         (62,028)
                                                                                     ------------      -----------
         NET LOANS                                                                      2,667,661        2,630,159
                                                                                     ------------      -----------

OTHER ASSETS:
  Bank owned life insurance                                                                82,570           74,355
  Premises and equipment, net                                                              36,746           38,734
  Accrued interest receivable                                                              19,794           20,189
  Other                                                                                    67,127           61,208
                                                                                     ------------      -----------
         TOTAL OTHER ASSETS                                                               206,237          194,486
                                                                                     ------------      -----------
           TOTAL ASSETS                                                              $  5,034,956      $ 4,446,625
                                                                                     ============      ===========

The accompanying notes are an integral part of the financial statements.

                    CONSOLIDATED BALANCE SHEETS                      (CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2003 and 2002 (Dollars in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                   2003            2002
                                                                                   ----            ----
DEPOSITS:
  Noninterest bearing                                                          $   547,793      $   594,157
  Interest bearing                                                               2,866,456        2,900,978
                                                                               -----------      -----------
     TOTAL DEPOSITS                                                              3,414,249        3,495,135
                                                                               -----------      -----------
  Short-term borrowings                                                            516,759          188,878
  Long-term debt                                                                   485,977          187,226
OTHER LIABILITIES:
  Accrued interest payable                                                           6,437            8,074
  Other                                                                             68,493           58,020
                                                                               -----------      -----------
     TOTAL OTHER LIABILITIES                                                        74,930           66,094
                                                                               -----------      -----------
       TOTAL LIABILITIES                                                         4,491,915        3,937,333
                                                                               -----------      -----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value (20,000,000 shares authorized;
     14,542,335 shares issued in 2003 and 14,540,449 issued in 2002)               105,895          105,768
  Accumulated other comprehensive income, net                                       18,954           22,418

  Retained earnings                                                                486,769          446,300

  Less: Treasury stock (775,643 shares in 2003 and
     748,483 shares in 2002)                                                       (68,577)         (65,194)
                                                                               -----------      -----------
       TOTAL STOCKHOLDERS' EQUITY                                                  543,041          509,292
                                                                               -----------      -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $ 5,034,956      $ 4,446,625
                                                                               ===========      ===========

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands, except per share data)

                                                                 2003         2002          2001
                                                                 ----         ----          ----
INTEREST INCOME:
  Interest and fees on loans                                  $  183,929    $ 206,699    $  249,437
  Interest and dividends on:
     Obligations of U.S. Government, its agencies
       and other securities                                       73,753       73,625        62,197
     Obligations of states and political subdivisions              6,168        6,975         7,842
  Other interest income                                              779          621           872
                                                              ----------    ---------    ----------
     TOTAL INTEREST INCOME                                       264,629      287,920       320,348
                                                              ----------    ---------    ----------
INTEREST EXPENSE:

  Interest on deposits:

     Demand and savings deposits                                   8,026       12,521        22,605
     Time deposits                                                40,574       55,906        81,707
  Interest on short-term borrowings                                2,738        3,310         9,296
  Interest on long-term debt                                      10,654       10,851        13,796
                                                              ----------    ---------    ----------
     TOTAL INTEREST EXPENSE                                       61,992       82,588       127,404
                                                              ----------    ---------    ----------
       NET INTEREST INCOME                                       202,637      205,332       192,944
                                                              ----------    ---------    ----------
Provision for loan losses                                         12,595       15,043        13,059
                                                              ----------    ---------    ----------
       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES       190,042      190,289       179,885
                                                              ----------    ---------    ----------
OTHER INCOME:

  Income from fiduciary activities                                10,245        8,942         8,814
  Service charges on deposit accounts                             14,269       13,868        13,421
  Gain/(loss) on sales of securities                              (6,060)        (182)          140
  Other service income                                            21,648       12,936         9,959
  Other                                                           15,421       15,286        12,904
                                                              ----------    ---------    ----------
     TOTAL OTHER INCOME                                       $   55,523    $  50,850    $   45,238
                                                              ----------    ---------    ----------

The accompanying notes are an integral part of the financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME            (CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands, except per share data)

                                                              2003         2002          2001
                                                              ----         ----          ----
OTHER EXPENSE:
  Salaries and employee benefits                           $   68,093    $  65,464    $   60,042
  Data processing fees                                          7,819        8,302         8,247
  Fees and service charges                                      7,830        7,709         6,536
  Net occupancy expense of bank premises                        6,917        6,262         5,771
  Amortization of intangibles                                   3,110        5,276         4,097
  Furniture and equipment expense                               6,434        6,177         6,139
  Insurance                                                     1,090        1,190         1,257
  Marketing                                                     3,585        3,512         3,371
  Postage and telephone                                         4,691        4,560         4,661
  State taxes                                                   2,518        2,287         3,339
  Other                                                        10,289        9,225        10,747
                                                           ----------    ---------    ----------
     TOTAL OTHER EXPENSE                                      122,376      119,964       114,207
                                                           ----------    ---------    ----------
       INCOME BEFORE FEDERAL INCOME TAXES                     123,189      121,175       110,916
Federal income taxes                                           36,311       35,596        32,554
                                                           ----------    ---------    ----------
       NET INCOME                                          $   86,878    $  85,579    $   78,362
                                                           ==========    =========    ==========
EARNINGS PER SHARE:
       BASIC                                               $     6.31    $    6.17    $     5.59
       DILUTED                                             $     6.27    $    6.15    $     5.58
                                                           ----------    ---------    ----------

The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF

                        CHANGES IN STOCKHOLDERS' EQUITY

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands, except per share data)

                                                     COMMON STOCK                   ACCUMULATED
                                                -----------------------                OTHER
                                                  SHARES                 RETAINED  COMPREHENSIVE  TREASURY
                                                OUTSTANDING    AMOUNT    EARNINGS     INCOME       STOCK        TOTAL
                                                -----------   ---------  --------  -------------  --------    ---------
BALANCE, JANUARY 1, 2001                         14,124,717   $ 119,229  $365,975    $   4,028    $(46,583)   $ 442,649
                                                 ----------   ---------  --------    ---------    --------    ---------
  Treasury stock purchased                         (207,330)         --        --           --     (18,336)     (18,336)
  Treasury stock reissued primarily for stock
     options exercised                               24,646          --        --           --       1,558        1,558
  Retire treasury stock from Security Banc
     Corporation merger                                  --     (13,361)       --           --      13,361           --
  Cash payment for fractional shares in
     Security Banc Corporation merger                (1,232)        (97)       --           --          --          (97)
  Net income                                             --          --    78,362           --          --       78,362
  Other comprehensive income, net of tax:
     Unrealized net holding gain on
       securities available-for-sale, net of
       income taxes of $2,518                                                            4,677                    4,677
                                                                                     ---------                ---------
     Total other comprehensive income                                                                             4,677
                                                                                                              ---------
  Comprehensive income                                                                                           83,039
     Cash dividends:
     Corporation at $2.89 per share                      --          --   (38,112)          --          --      (38,112)
     Cash dividends declared at Security Banc
        Corporation prior to the merger                  --          --    (2,355)          --          --       (2,355)
                                                 ----------   ---------  --------    ---------    --------    ---------
BALANCE, DECEMBER 31, 2001                       13,940,801   $ 105,771  $403,870    $   8,705    $(50,000)   $ 468,346
                                                 ==========   =========  ========    =========    ========    =========
  Treasury stock purchased                         (203,562)         --        --           --     (18,793)     (18,793)
  Treasury stock reissued primarily for stock
     options exercised                               54,776          --        --           --       3,599        3,599
  Cash payment for fractional shares in
     dividend reinvestment plan                         (49)         (3)       --           --          --           (3)
  Net income                                             --          --    85,579           --          --       85,579
  Other comprehensive income, net of tax:
     Unrealized net holding gain on
       securities available-for-sale, net of
       income taxes of $8,243                                                           15,311                   15,311
     Additional minimum liability for pension
       plan, net of income taxes of $(860)                                              (1,598)         --       (1,598)
                                                                                     ---------                ---------
     Total other comprehensive income                                                                            13,713
                                                                                                              ---------
  Comprehensive income                                                                                           99,292
     Cash dividends:
     Corporation at $3.11 per share                      --          --   (43,149)          --          --      (43,149)
                                                 ----------   ---------  --------    ---------    --------    ---------
BALANCE, DECEMBER 31, 2002                       13,791,966   $ 105,768  $446,300    $  22,418    $(65,194)   $ 509,292
                                                 ==========   =========  ========    =========    ========    =========

  Treasury stock purchased                          (88,489)         --        --           --      (8,907)      (8,907)
  Treasury stock reissued primarily for stock
     options exercised                               61,329          --        --           --       5,524        5,524
  Cash payment for fractional shares in
     dividend reinvestment plan                         (38)         (3)       --           --          --           (3)
  Shares issued for stock options                     1,924         130                                             130
  Net income                                             --          --    86,878           --          --       86,878
  Other comprehensive income, net of tax:
     Unrealized net holding loss on
       securities available-for-sale, net of
       income taxes of $(2,725)                                                         (5,062)                  (5,062)
     Reverse minimum liability for pension
        plan, net of income taxes of $860                                                1,598          --        1,598
                                                                                     ---------    --------    ---------
     Total other comprehensive income                                                                            (3,464)
                                                                                                              ---------
  Comprehensive income                                                                                           83,414
     Cash dividends:
     Corporation at $3.37 per share                      --          --   (46,409)          --          --      (46,409)
                                                 ----------   ---------  --------    ---------    --------    ---------
BALANCE, DECEMBER 31, 2003                       13,766,692   $ 105,895  $486,769    $  18,954    $(68,577)   $ 543,041
                                                 ==========   =========  ========    =========    ========    =========

The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2003, 2002 and 2001 (Dollars in thousands)

                                                                   2003          2002          2001
                                                                   ----          ----          ----
OPERATING ACTIVITIES:
  Net income                                                    $    86,878   $    85,579   $   78,362
  Adjustments to reconcile net income to net cash
       provided by operating activities:
     Provision for loan losses                                       12,595        15,043       13,059
     Amortization of loan fees and costs, net                        (4,882)       (4,309)      (3,655)
     Provision for depreciation and amortization                      5,866         5,630        5,515
     Amortization of intangible assets                                3,110         5,276        4,097
     (Accretion) amortization of investment securities               (6,063)       (5,666)      (1,570)
     Deferred income taxes                                           (3,661)       (3,519)         763
     Realized investment security losses (gains)                      6,060           182         (140)
     Changes in assets and liabilities:
       Increase in other assets                                     (10,463)       (5,368)     (26,808)
       Increase (decrease) in other liabilities                       9,767       (12,476)      28,558
                                                                -----------   -----------   ----------
          NET CASH PROVIDED BY OPERATING ACTIVITIES                  99,207        80,372       98,181
                                                                -----------   -----------   ----------
INVESTING ACTIVITIES:

  Proceeds from sales of available-for-sale securities              754,474        99,673       97,138
  Proceeds from maturities of securities:
     Held-to-maturity                                               632,005         1,989        2,956
     Available-for-sale                                           3,013,785     1,971,411      392,406
  Purchase of securities:
     Held-to-maturity                                              (341,656)     (327,348)          --
     Available-for-sale                                          (4,674,476)   (1,635,650)    (991,540)
  Net decrease in interest bearing deposits with other banks             --            --        1,588
  Net (increase) decrease in loans                                  (45,215)       94,956      156,082
  Purchase of loans                                                      --            --       (2,604)
  Cash paid for branches                                                 --            --       (1,362)
  Purchases of premises and equipment, net                           (3,878)       (4,454)      (5,651)
                                                                -----------   -----------   ----------
          NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES      (664,961)      200,577     (350,987)
                                                                -----------   -----------   ----------
FINANCING ACTIVITIES:
  Purchase of deposits                                                   --            --       14,992
  Net (decrease) increase in deposits                               (80,886)      180,932      146,960
  Net increase (decrease) in short-term borrowings                  327,881      (129,433)      42,612
  Cash payment for fractional shares of common stock                     (3)           (3)         (97)
  Exercise of stock options                                             130            --           --
  Purchase of treasury stock, net                                    (3,383)      (15,194)     (16,778)
  Proceeds from long-term debt                                      475,000            --      380,000
  Repayment of long-term debt                                      (176,249)     (205,314)    (277,587)
  Cash dividends paid                                               (45,742)      (42,292)     (37,585)
                                                                -----------   -----------   ----------
          NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES       496,748      (211,304)     252,517
                                                                -----------   -----------   ----------
          (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS          (69,006)       69,645         (289)
Cash and cash equivalents at beginning of year                      238,788       169,143      169,432
                                                                -----------   -----------   ----------
          CASH AND CASH EQUIVALENTS AT END OF YEAR              $   169,782   $   238,788   $  169,143
                                                                ===========   ===========   ==========

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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2003 and 2002, the Corporation did not hold any trading securities.

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

The Corporation's subsidiaries suspend the accrual of interest when, in management's opinion, the collection of all or a portion of interest has become doubtful. Generally, when a loan is placed on nonaccrual, the Corporation's subsidiaries charge all previously accrued and unpaid interest against income. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

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

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

Commercial loans are individually risk graded. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral and other sources of cash flow. Homogenous loans, such as consumer instalment, residential mortgage loans, and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on historical loan loss experience, current economic conditions and loan delinquency.

MORTGAGE SERVICING RIGHTS

When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights are included in other assets and totaled $9,184,000 and $5,543,000 at December 31, 2003 and 2002, respectively. Servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred. Park serviced sold mortgage loans of $1,166 million at December 31, 2003 and $833 million at December 31, 2002.

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

Park had $7,529,000 of goodwill included in other assets at December 31, 2003 and 2002. This goodwill was evaluated for impairment during the first quarter of 2003 and a determination made that the goodwill was not impaired. No amortization expense was recorded on the goodwill in 2003 and 2002, compared to amortization expense of $375,000 in 2001. Application of the non-amortization provisions of the new standards increased net income by $375,000 and increased earnings per share by $.03 in both 2003 and 2002.

Park also had core deposit intangibles included in other assets of $5,429,000 at December 31, 2003 and $8,539,000 at December 31, 2002. The core deposit intangibles are being amortized to expense, principally on the straight-line method, over periods ranging from six to twelve years.

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

                 DECEMBER 31,
            (DOLLARS IN THOUSANDS)                   2003      2002       2001
            ----------------------                   ----      ----       ----
Interest paid on deposits and other borrowings     $ 63,608  $ 85,286   $130,524
Income taxes paid                                  $ 36,400  $ 39,650   $ 31,559
                                                   --------  --------   --------

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

DERIVATIVE INSTRUMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement became effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2003 and 2002 and as a result the adoption of this statement has had no impact on the Corporation's financial position, results of operations and cash flows.

ACCOUNTING CHANGES

FASB INTERPRETATION NO. 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS (FIN
45): FIN 45 was issued in November 2002, and changes current practice in the accounting for, and disclosure of, guarantees requiring certain guarantees to be recorded at fair value, which differs from the prior practice of recording a liability generally when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, Accounting for Contingencies. FIN 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote, which also differs from current practice. The implementation of the accounting requirements of FIN 45 did not have a material impact on Park's financial condition, results of operations, or cash flows. Significant guarantees are disclosed in Note 16.

FASB INTERPRETATION NO. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES (FIN
46): FIN 46 was issued in January 2003. This Interpretation of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements, addresses consolidation by business enterprises of variable interest entities or, in many cases, special-purpose entities (SPE's). These entities must have certain characteristics for the required consolidation and financial reporting. ARB 51 requires that an enterprise's consolidated financial statements include subsidiaries in which the enterprise has a controlling financial interest. This Interpretation requires existing unconsolidated variable interest entities to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among parties involved. An enterprise that holds significant variable interests in a variable interest entity but is not the primary beneficiary is required to disclose certain information regarding its interest in variable interest entities. This Interpretation applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that is acquired before February 1, 2003. It also applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. This Interpretation may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. Interpretation No. 46 did not have an impact on Park's financial condition, results of operations, or cash flows.

FASB STATEMENT NO. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY (FAS 150): FAS 150 was issued in May 2003, to establish standards for how an issuer such as Park classifies and measures certain financial instruments with characteristics of both liability and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of FAS 150 are consistent with FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of FAS 150 are consistent with FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. FAS 150 does not apply to features that are embedded in the financial instrument that is not a derivative in its entirety. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The impact of this new pronouncement did not have a material impact on Park's financial condition, results of operations, or cash flows.

FASB STATEMENT NO. 132 (REVISED 2003), EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POST RETIREMENT BENEFITS, AN AMENDMENT OF FASB STATEMENTS NO. 87, 88, AND 106 (FAS 132R): FAS 132r was issued in December 2003, to improve financial statement disclosures for defined benefit plans. The change replaces existing FASB disclosure requirements for pensions and requires that companies provide more details about their plan assets, benefit obligations, cash flows, benefit costs and other relevant information. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers' Accounting for Pensions; No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination of Benefits; and No. 106, Employers' Accounting for Post Retirement Benefits Other than Pensions. FAS 132r retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosure About Pensions and Other Post Retirement Benefits. See Note 12 for Park's benefit plan disclosure.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. ORGANIZATION AND ACQUISITIONS

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank, N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Central Ohio. A wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and the Unity National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 19 for financial information on the Corporation's banking subsidiaries.

On March 23, 2001, Park merged with Security Banc Corporation, a $995 million bank holding company headquartered in Springfield, Ohio, in a transaction accounted for as a pooling-of-interests. Park issued approximately 3,350,000 shares of common stock to the stockholders of Security Banc Corporation based upon an exchange ratio of .284436 shares of Park common stock for each outstanding share of Security Banc Corporation common stock. The three financial institution subsidiaries of Security Banc Corporation (The Security National Bank and Trust Co., The Citizens National Bank of Urbana, and The Third Savings and Loan Company) are being operated as two separate subsidiaries by Park. The Third Savings and Loan Company is now being operated as a separate division of The Security National Bank and Trust Co. under the name of the Unity National Division and The Citizens National Bank of Urbana is also being operated as a separate banking subsidiary of Park. The historical financial statements of Park have been restated to show Security Banc Corporation and Park on a combined basis.

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

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $28,928,000 and $25,814,000 at December 31, 2003 and 2002,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair values of investment securities are shown below. Management evaluates the investment securities on a quarterly basis for permanent impairment. No impairment charges have been deemed necessary in 2003 and 2002.

                                                         GROSS       GROSS
                                                      UNREALIZED   UNREALIZED
                                          AMORTIZED     HOLDING     HOLDING     ESTIMATED
               (IN THOUSANDS)               COST         GAINS       LOSSES     FAIR VALUE
               --------------            ----------   ----------   ----------   ----------
2003:
   SECURITIES AVAILABLE-FOR-SALE
      Obligations of U.S.Treasury and
         other U.S.Government agencies   $   24,389   $      965   $       --   $   25,354
      Obligations of states and
         political subdivisions              93,936        5,598            6       99,528
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities    1,737,215       23,393        1,305    1,759,303
      Other equity securities                43,997          522            7       44,512
                                         ----------   ----------   ----------   ----------
         TOTAL                           $1,899,537   $   30,478   $    1,318   $1,928,697
                                         ==========   ==========   ==========   ==========
2003:
   SECURITIES HELD-TO-MATURITY
      Obligations of states and
         political subdivisions          $   21,480   $      863   $       --   $   22,343
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities       41,049          171           --       41,220
                                         ----------   ----------   ----------   ----------
         TOTAL                           $   62,529   $    1,034   $       --   $   63,563
                                         ==========   ==========   ==========   ==========
2002:
   SECURITIES AVAILABLE-FOR-SALE
      Obligations of U.S.Treasury and
         other U.S.Government agencies   $  158,122   $    3,513   $       --   $  161,635
      Obligations of states and
         political subdivisions             111,019        6,387            7      117,399
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities      681,316       26,723           --      708,039
      Other equity securities                42,860          331           --       43,191
                                         ----------   ----------   ----------   ----------
         TOTAL                           $  993,317   $   36,954   $        7   $1,030,264
                                         ==========   ==========   ==========   ==========
2002:
   SECURITIES HELD-TO-MATURITY
      Obligations of states and
         political subdivisions          $   24,835   $      777   $       --   $   25,612
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities      328,043        7,033           --      335,076
                                         ----------   ----------   ----------   ----------
         TOTAL                           $  352,878   $    7,810   $       --   $  360,688
                                         ==========   ==========   ==========   ==========

The amortized cost and estimated fair value of investments in debt securities at December 31, 2003 are shown below by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected principal repayments. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.

                                                                    WEIGHTED
                                          AMORTIZED   ESTIMATED     AVERAGE      AVERAGE
      (DOLLARS IN THOUSANDS)                COST      FAIR VALUE    MATURITY      YIELD
      ----------------------             ----------   ----------   ----------   --------
SECURITIES AVAILABLE-FOR-SALE
U.S.Treasury and agencies' notes:
      Due within one year                $   14,389   $   14,776   0.46 YEARS     6.61%
      Due one through five years             10,000       10,578   1.02 YEARS     7.42%
                                         ----------   ----------   ----------   ------
         TOTAL                           $   24,389   $   25,354   0.69 YEARS     6.94%
                                         ==========   ==========   ==========   ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                          WEIGHTED
                                                    AMORTIZED          ESTIMATED           AVERAGE        AVERAGE
     (DOLLARS IN THOUSANDS)                            COST            FAIR VALUE          MATURITY        YIELD
     ----------------------                        ------------       ------------       -----------      -------
Obligations of states and
   political subdivisions:
      Due within one year                          $     14,072       $     14,291        0.43 YEARS       7.64%
      Due one through five years                         72,148             77,056        3.17 YEARS       7.13%
      Due five through ten years                          7,716              8,181        6.55 YEARS       7.60%
                                                   ------------       ------------       -----------       ----
         TOTAL                                     $     93,936       $     99,528        3.04 YEARS       7.24%
                                                   ============       ============       ===========       ====
U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities:
      Due within one year                          $    286,839       $    290,482        0.52 YEARS       4.96%
      Due one through five years                        724,393            733,618        2.82 YEARS       4.92%
      Due five through ten years                        479,319            485,406        7.30 YEARS       4.79%
      Due over ten years                                246,664            249,797       12.06 YEARS       4.67%
                                                   ------------       ------------       -----------       ----
         TOTAL                                     $  1,737,215       $  1,759,303        4.99 YEARS       4.85%
                                                   ============       ============       ===========       ====
SECURITIES HELD-TO-MATURITY
Obligations of state and
   political subdivisions:
      Due within one year                          $      3,764       $      3,841        0.52 YEARS       7.91%
      Due one through five years                         16,187             16,892        3.49 YEARS       6.51%
      Due five through ten years                          1,529              1,610        5.98 YEARS       7.00%
                                                   ------------       ------------       -----------       ----
         TOTAL                                     $     21,480       $     22,343        3.14 YEARS       6.79%
                                                   ============       ============       ===========       ====
U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities:
      Due within one year                          $     32,556       $     32,692        0.39 YEARS       4.58%
      Due one through five years                          8,374              8,409        1.40 YEARS       5.18%
      Due five through ten years                             96                 96        7.00 YEARS       2.84%
      Due over ten years                                     23                 23       11.93 YEARS       2.71%
                                                   ------------       ------------       -----------       ----
         TOTAL                                     $     41,049       $     41,220        0.62 YEARS       4.70%
                                                   ============       ============       ===========       ====

Investment securities having a book value of $1,220 million and $989 million at December 31, 2003 and 2002, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold.

In 2003, 2002, and 2001, gross gains of $1,507,000, $113,000 and $192,000, and gross losses of $7,567,000, $295,000 and $52,000 were realized, respectively. Tax benefits related to net securities losses were $2,121,000 in 2003, and $64,000 in 2002. Tax expense related to net securities gains in 2001 was $49,000.

5. LOANS

The composition of the loan portfolio is as follows:

  DECEMBER 31 (DOLLARS IN THOUSANDS)                   2003              2002
  ----------------------------------               ------------      ------------
Commercial,financial and agricultural              $    441,165      $    440,030
Real estate:
   Construction                                         121,160            99,102
   Residential                                          983,702           998,202
   Commercial                                           670,082           617,270
Consumer,net                                            450,145           441,747
Leases,net                                               64,549            95,836
                                                   ------------      ------------
   TOTAL LOANS                                     $  2,730,803      $  2,692,187
                                                   ============      ============

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

     DECEMBER 31 (DOLLARS IN THOUSANDS)                2003              2002
     ----------------------------------            ------------      ------------
Impaired loans:
   Nonaccrual                                      $     15,921      $     17,579
   Restructured                                           5,452             2,599
      Total impaired loans                               21,373            20,178
Other nonaccrual loans                                       --                --
                                                   ------------      ------------
         TOTAL NONACCRUAL AND RESTRUCTURED LOANS   $     21,373      $     20,178
                                                   ============      ============

The allowance for credit losses related to impaired loans at December 31, 2003 and 2002 was $4,275,000 and $4,036,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $19,913,000, $20,427,000 and $21,560,000 for 2003, 2002, and 2001, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2003, 2002, and 2001, the Corporation recognized $924,000, $1,080,000 and $1,626,000, respectively, of interest income on impaired loans, which included $632,000, $833,000 and $1,188,000, respectively, of interest income recognized using the cash basis method of income recognition.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2003 and 2002, loans aggregating approximately $94,541,000 and $86,111,000, respectively, were outstanding to such parties.

6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

     (DOLLARS IN THOUSANDS)                                           2003              2002              2001
     ----------------------                                       ------------      ------------      ------------
Balance, January 1                                                $     62,028      $     59,959      $     57,473
   Provision for loan losses                                            12,595            15,043            13,059
   Losses charged to the reserve                                       (18,036)          (19,827)          (17,820)
   Recoveries                                                            6,555             6,853             7,247
                                                                  ------------      ------------      ------------
BALANCE, DECEMBER 31                                              $     63,142      $     62,028      $     59,959
                                                                  ============      ============      ============

7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

           DECEMBER 31 (DOLLARS IN THOUSANDS)                         2003              2002
           ----------------------------------                     ------------      ------------
Total minimum payments to be received                             $     42,695      $     63,864
Estimated unguaranteed residual value of leased property                24,288            36,182
Less unearned income                                                    (2,434)           (4,210)
                                                                  ------------      ------------
   TOTAL                                                          $     64,549      $     95,836
                                                                  ============      ============

Minimum lease payments to be received as of December 31, 2003 are:

(IN THOUSANDS)
--------------
2004                            $  23,374
2005                                9,855
2006                                5,220
2007                                2,734
2008                                1,135
Thereafter                            377
                                ---------
   TOTAL                        $  42,695
                                =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

      DECEMBER 31 (DOLLARS IN THOUSANDS)                          2003              2002
      ----------------------------------                      ------------      ------------
Land                                                          $     10,105      $      9,777
Buildings                                                           46,095            45,198
Equipment,furniture and fixtures                                    46,932            45,949
Leasehold improvements                                               2,436             2,022
                                                              ------------      ------------
   TOTAL                                                           105,568           102,946
                                                              ------------      ------------
Less accumulated depreciation and amortization                     (68,822)          (64,212)
                                                              ------------      ------------
   PREMISES AND EQUIPMENT,NET                                 $     36,746      $     38,734
                                                              ============      ============

Depreciation and amortization expense amounted to $5,866,000, $5,630,000 and $5,515,000 for the three years ended December 31, 2003, 2002 and 2001, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(IN THOUSANDS)
--------------
2004                                          $  1,076
2005                                               901
2006                                               721
2007                                               576
2008                                               468
Thereafter                                         698
                                              --------
   TOTAL                                      $  4,440
                                              ========

Rent expense amounted to $1,307,000, $1,120,000 and $972,000, for the three years ended December 31, 2003, 2002 and 2001, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

       DECEMBER 31 (DOLLARS IN THOUSANDS)                         2003              2002
       ----------------------------------                     ------------      ------------
Securities sold under agreements to repurchase
   and federal funds purchased                                $    367,082      $    174,086
Federal Home Loan Bank advances                                    145,050                --
Other short-term borrowings                                          4,627            14,792
                                                              ------------      ------------
   TOTAL SHORT-TERM BORROWINGS                                $    516,759      $    188,878
                                                              ============      ============

The outstanding balances for all short-term borrowings as of December 31, 2003, 2002 and 2001 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

                                                                   REPURCHASE                           DEMAND
                                                                   AGREEMENTS         FEDERAL            NOTES
                                                                   AND FEDERAL       HOME LOAN          DUE U.S.
                                                                     FUNDS              BANK            TREASURY
       (DOLLARS IN THOUSANDS)                                      PURCHASED          ADVANCES         AND OTHER
       ----------------------                                     ------------      ------------      ------------
2003:
   ENDING BALANCE                                                 $    367,082      $    145,050      $      4,627
   HIGHEST MONTH-END BALANCE                                           777,707           145,050             9,914
   AVERAGE DAILY BALANCE                                               495,704            16,011             3,613
   WEIGHTED-AVERAGE INTEREST RATE:
      AS OF YEAR-END                                                      1.09%             1.01%             1.00%
      PAID DURING THE YEAR                                                0.50%             1.24%             1.12%
2002:
   Ending balance                                                 $    174,086      $         --      $     14,792
   Highest month-end balance                                           293,551            70,000            14,792
   Average daily balance                                               206,637            14,923             4,678
   Weighted-average interest rate:
      As of year-end                                                      1.13%               --              1.25%
      Paid during the year                                                1.42%             1.80%             2.18%

                                                                   REPURCHASE                           DEMAND
                                                                   AGREEMENTS         FEDERAL            NOTES
                                                                   AND FEDERAL       HOME LOAN          DUE U.S.
                                                                      FUNDS             BANK            TREASURY
       (DOLLARS IN THOUSANDS)                                      PURCHASED          ADVANCES         AND OTHER
       ----------------------                                     ------------      ------------      ------------
2001:
   Ending balance                                                 $    276,467      $     40,000      $      1,844
   Highest month-end balance                                           276,467           117,500            13,649
   Average daily balance                                               235,447            38,493             5,304
   Weighted-average interest rate:
      As of year-end                                                      1.67%             1.65%             1.40%
      Paid during the year                                                3.16%             4.29%             3.96%

At December 31, 2003 and 2002, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

10. LONG-TERM DEBT

Long-term debt is listed below:

       DECEMBER 31 (DOLLARS IN THOUSANDS)                         2003             2002
       ----------------------------------                     ------------      ------------
FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
   MONTHLY PRINCIPAL AND INTEREST PAYMENTS:

      5.63% Advance due September 2004                        $         22      $        117
      6.32% Advance due February 2005                                   --               229
      6.95% Advance due May 2007                                        29                64
      6.56% Advance due December 2007                                   55                67
      6.55% Advance due February 2008                                   94               179
      3.78% Advance due July 2018                                      109                --
      2.00% Advance due November 2027                                   34                35
      2.00% Advance due January 2028                                    34                35

FIXED RATE FEDERAL HOME LOAN BANK ADVANCES WITH
   MONTHLY INTEREST PAYMENTS:

      5.91% Advance due April 2003                                      --             1,000
      5.99% Advance due February 2005                                3,000             3,000
      5.96% Advance due June 2005                                    2,000             2,000
      5.85% Advance due September 2005                               3,000             3,000
      4.80% Advance due January 2006                                    --            75,000
      4.80% Advance due July 2008                                   75,000                --
      4.76% Advance due November 2008                                9,500             9,500
      4.61% Advance due December 2008                                3,000             3,000
      4.98% Advance due January 2009                                50,000            50,000
      5.20% Advance due March 2009                                  20,000            20,000
      6.14% Advance due September 2010                              10,000            10,000
      5.80% Advance due November 2010                                5,000             5,000
      4.75% Advance due January 2011                                 5,000             5,000

ZERO RATE FEDERAL HOME LOAN BANK ADVANCES:

      0.00% Advance due September 2005                                  50                --
      0.00% Advance due October 2005                                    50                --

ADJUSTABLE RATE FEDERAL HOME LOAN BANK ADVANCES
   WITH MONTHLY INTEREST PAYMENTS:

      1.23% Advance due November 2005                              200,000                --

ADJUSTABLE RATE BROKER REPURCHASE AGREEMENTS
   WITH MONTHLY INTEREST PAYMENTS:

      1.14% Repurchase agreement due March 2007                     75,000                --
      1.14% Repurchase agreement due December 2007                  25,000                --
                                                              ------------      ------------
         TOTAL LONG-TERM DEBT                                 $    485,977      $    187,226
                                                              ============      ============

At December 31, 2003 and 2002, Federal Home Loan Bank (FHLB) advances were collateralized by the FHLB stock owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995, amended April 20, 1998, and April 16, 2001. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the affiliates of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 1,200,000. At December 31, 2003, 471,937 options were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No incentive stock options may be granted under the Park Plan after January 16, 2005.

The stock option plans of SNB Corp., U.B. Bancshares, Inc., and Security Banc Corporation are included in Park's stock option activity and related information summarized below. All data has been restated, as applicable, for subsequent stock dividends.

                                                                         STOCK OPTIONS
                                                                   -------------------------
                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                                  EXERCISE
                                                                                 PRICE PER
                                                                    NUMBER         SHARE
                                                                   -------      ------------
January 1, 2001                                                    355,737      $      86.23
   Granted                                                         125,383             88.09
   Exercised                                                       (19,496)            55.54
   Forfeited/Expired                                               (11,852)            89.87
                                                                   -------      ------------
December 31,2001                                                   449,772             87.98
   Granted                                                         164,376             92.69
   Exercised                                                       (49,726)            63.28
   Forfeited/Expired                                               (12,216)            86.76
                                                                   -------      ------------
December 31,2002                                                   552,206             91.63
   Granted                                                         170,595             96.71
   Exercised                                                       (57,553)            85.48
   Forfeited/Expired                                               (74,680)            93.26
                                                                   -------      ------------
DECEMBER 31,2003                                                   590,568      $      93.49
                                                                   =======      ============

Range of exercise prices:                                     $33.04 - $161.72
   Weighted-average remaining contractual life:               3.0 Years
   Exerciseable at year end:                                  574,136
   Weighted-average exercise price of exerciseable options:   $93.43

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

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2003, 2002 and 2001, respectively: risk-free interest rates of 2.74%, 3.82% and 4.82%; a dividend yield of 3.00% for both 2003 and 2002 and
2.50 % for 2001, a volatility factor of the expected market price of the Corporation's common stock of .170, .145 and .211 and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $11.07, $10.50 and $16.32 for 2003, 2002 and 2001, respectively.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, options valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Corporation's employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The Corporation's pro-forma information follows:

        (DOLLARS IN THOUSANDS,
        EXCEPT PER SHARE DATA)                                        2003              2002              2001
        ----------------------                                    ------------      ------------      ------------
Net income as reported                                            $     86,878      $     85,579      $     78,362
Pro-forma net income                                                    84,989            83,852            76,315
Basic earnings per share as reported                                      6.31              6.17              5.59
Pro-forma basic earnings per share                                        6.17              6.04              5.44
Diluted earnings per share as reported                                    6.27              6.15              5.58
Pro-forma diluted earnings per share                                      6.13              6.03              5.43

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

Using an accrual measurement date of September 30, plan assets for the pension plan are listed below:

            (DOLLARS IN THOUSANDS)                                2003              2002
            ----------------------                            ------------      ------------
CHANGE IN FAIR VALUE OF PLAN ASSETS:
   Fair value at beginning of measurement period              $     24,240      $     27,750
   Actual return on plan assets                                      5,114            (3,948)
   Company contributions                                             9,880             2,292
   Benefits paid                                                    (2,879)           (1,854)
                                                              ------------      ------------
      FAIR VALUE AT END OF MEASUREMENT PERIOD                 $     36,355      $     24,240
                                                              ------------      ------------

The asset allocation for the defined benefit pension plan as of the measurement date by asset category, is as follows:

                                                                                           PERCENTAGE OF PLAN ASSETS
           ASSET CATEGORY                                       TARGET ALLOCATION           2003               2002
           --------------                                       -----------------           ----               ----
Equity securities                                                  50% - 100%                81%                73%
Fixed income and cash equivalents                               remaining balance            19%                27%
Other                                                                  --                    --                 --
                                                                                            ---                ---
  TOTAL                                                                --                   100%               100%
                                                                                            ===                ===

The investment policy, as established by the Retirement Plan Committee is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets is 7.75% in 2003 and 8.00% in 2002. This return is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

Using an actuarial measurement date of September 30, benefit obligation activity is listed as follows:

              (DOLLARS IN THOUSANDS)                              2003              2002
              ----------------------                          ------------      ------------
CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation at beginning of
      measurement period                                      $     33,885      $     31,642
   Service cost                                                      2,095             2,047
   Interest cost                                                     2,347             2,261
   Actuarial loss or (gain)                                          4,500              (211)
   Benefits paid                                                    (2,879)           (1,854)
                                                              ------------      ------------
      PROJECTED BENEFIT OBLIGATION AT THE END
         OF MEASUREMENT PERIOD                                $     39,948      $     33,885
                                                              ------------      ------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated benefit obligation for the defined benefit pension plan was $33,148,000 at September 30, 2003 and $28,267,000 at September 30, 2002.

The weighted average assumptions used to determine benefit obligations at September 30, were as follows:

                                               2003               2002
                                               ----               ----
Discount rate                                  6.25%              7.00%
Rate of compensation increase                  4.00%              4.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2004                                           $        918
2005                                                  1,073
2006                                                  1,133
2007                                                  1,407
2008                                                  1,612
2009 - 2013                                          13,212
                                               ------------
   TOTAL                                       $     19,355
                                               ============

The following table displays the funded status of the defined benefit pension plan which is computed by taking the difference between the fair value of the plan assets and the projected benefit obligation at the measurement date of September 30. The following table also provides information on the prepaid or accrued benefit cost at September 30.

      (DOLLARS IN THOUSANDS)                                      2003              2002
      ----------------------                                  ------------      ------------
Funded status                                                 $     (3,593)     $     (9,645)
Unrecognized prior service cost                                        262               274
Unrecognized net actuarial loss                                      8,987             7,802
Additional minimum liability                                            --            (2,458)
                                                              ------------      ------------
   PREPAID (ACCRUED) BENEFIT COST                             $      5,656      $     (4,027)
                                                              ============      ============

Using an actuarial measurement date of September 30, components of net periodic benefit cost are as follows:

          (DOLLARS IN THOUSANDS)                                       2003             2002              2001
          ----------------------                                  ------------      ------------      ------------
COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost                                                   $      2,095      $      2,047      $      1,861
   Interest cost                                                         2,347             2,261             2,144
   Expected return on plan assets                                       (2,138)           (2,197)           (2,440)
   Amortization of prior service cost                                       12                (7)               (8)
   Recognized net actuarial loss/(gain)                                    339                --              (177)
                                                                  ------------      ------------      ------------
      BENEFIT COST                                                $      2,655      $      2,104      $      1,380
                                                                  ============      ============      ============

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, follow:

                                                                      2003              2002
                                                                      ----              ----
Discount rate                                                         7.00%             7.28%
Rate of compensation increase                                         4.00%             5.00%
Expected long-term return on plan assets                              8.00%             8.00%

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,393,000, $1,240,000 and $1,139,000 for 2003,
2002, and 2001, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2003 and 2002, the accrued benefit cost for this plan totaled $4,212,000 and $3,369,000, respectively. The expense for the Corporation was $1,236,000, $660,000, and $320,000 for 2003, 2002, and 2001, respectively.

13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

     DECEMBER 31 (DOLLARS IN THOUSANDS)                           2003              2002
     ----------------------------------                       ------------      ------------
DEFERRED TAX ASSETS:
   Allowance for loan losses                                  $     22,070      $     21,479
   Intangible assets                                                 3,946             3,615
   Deferred compensation                                             3,723             3,369
   Other                                                             2,650             2,127
                                                              ------------      ------------
      TOTAL DEFERRED TAX ASSETS                               $     32,389      $     30,590

DEFERRED TAX LIABILITIES:
   Lease revenue reporting                                    $     10,756      $     14,046
   Accumulated other comprehensive income                           10,206            12,071
   Deferred investment income                                        7,642             7,573
   Mortgage servicing rights                                         3,214             1,934
   Other                                                               272               193
                                                              ------------      ------------
      TOTAL DEFERRED TAX LIABILITIES                                32,090            35,817
                                                              ------------      ------------
         NET DEFERRED TAX ASSET (LIABILITY)                   $        299      $     (5,227)
                                                              ============      ============

The components of the provision for federal income taxes are shown below:

(DOLLARS IN THOUSANDS)                                                2003              2002             2001
----------------------                                            ------------      ------------      ------------
Currently payable                                                 $     39,972      $     39,115      $     31,791
Deferred                                                                (3,661)           (3,519)              763
                                                                  ------------      ------------      ------------
   TOTAL                                                          $     36,311      $     35,596      $     32,554
                                                                  ============      ============      ============

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2003, 2002 and 2001.

         DECEMBER 31                                                      2003              2002               2001
         -----------                                                      ----              ----               ----
Statutory corporate tax rate                                              35.0%             35.0%             35.0%
Changes in rates resulting from:
   Tax-exempt interest income                                             (2.1%)            (2.4%)            (2.8%)
   Tax credits (low income housing)                                       (2.1%)            (1.9%)            (1.9%)
   Other                                                                  (1.3%)            (1.3%)             (.9%)
                                                                          ----              ----              ----
EFFECTIVE TAX RATE                                                        29.5%             29.4%             29.4%
                                                                          ====              ====              ====

14. EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

             YEAR ENDED DECEMBER 31
             (DOLLARS IN THOUSANDS,
             EXCEPT PER SHARE DATA)                                   2003              2002              2001
             ----------------------                               ------------      ------------      ------------
NUMERATOR:
   Net income                                                     $     86,878      $     85,579      $     78,362

DENOMINATOR:
   Basic earnings per share:
      Weighted-average shares                                       13,770,380        13,878,530        14,020,303

   Effect of dilutive securities - stock options                        88,117            31,144            30,899

   Diluted earnings per share:
      Adjusted weighted-average shares
      and assumed conversions                                       13,858,497        13,909,674        14,051,202

EARNINGS PER SHARE:
   Basic earnings per share                                       $       6.31      $       6.17      $       5.59
   Diluted earnings per share                                     $       6.27      $       6.15      $       5.58

15. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2003, approximately $6,249,000 of the total stockholders' equity of the bank subsidiaries were available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

DECEMBER 31 (DOLLARS IN THOUSANDS)                                     2003             2002
----------------------------------                                ------------      ------------
Loan commitments                                                  $    577,998      $    498,762
Unused credit card limits                                              141,442           150,821
Standby letters of credit                                               22,300            13,224

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

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and noninterest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long-term debt to a schedule of monthly maturities. The fair value of financial instruments at December 31, 2003 and 2002 is as follows:

                                                                2003                                2002
          DECEMBER 31,                               CARRYING            FAIR            Carrying            Fair
        (IN THOUSANDS)                                AMOUNT             VALUE            Amount            Value
        --------------                             ------------      ------------      ------------      ------------
FINANCIAL ASSETS:
   Cash and federal funds
      sold                                         $    169,782      $    169,782      $    238,788      $    238,788
   Interest bearing deposits
      with other banks                                       50                50                50                50
   Investment securities                              1,991,226         1,992,260         1,383,142         1,390,952
   Loans:

      Commercial,financial
         and agricultural                               441,165           441,165           440,030           440,030

      Real estate:
         Construction                                   121,160           121,160            99,102            99,102
         Residential                                    983,702           990,145           998,202         1,013,554
         Commercial                                     670,082           673,319           617,270           626,276
      Consumer,net                                      450,145           457,725           441,747           447,680
                                                   ------------      ------------      ------------      ------------
            TOTAL LOANS                               2,666,254         2,683,514         2,596,351         2,626,642
                                                   ------------      ------------      ------------      ------------
            Allowance for
            loan losses                                 (63,142)               --           (62,028)               --
                                                   ------------      ------------      ------------      ------------
               LOANS
               RECEIVABLE,NET                      $  2,603,112      $  2,683,514      $  2,534,323      $  2,626,642
                                                   ------------      ------------      ------------      ------------
FINANCIAL LIABILITIES:
   Noninterest bearing
      checking                                     $    547,793      $    547,793      $    594,157      $    594,157
   Interest bearing checking                            555,230           555,230           481,117           481,117
   Savings                                              573,893           573,893           545,578           545,578
   Money market accounts                                233,170           233,170           310,032           310,032
   Time deposits                                      1,502,619         1,515,196         1,562,686         1,581,954
   Other                                                  1,544             1,544             1,565             1,565
                                                   ------------      ------------      ------------      ------------
            TOTAL DEPOSITS                         $  3,414,249      $  3,426,826      $  3,495,135      $  3,514,403
                                                   ------------      ------------      ------------      ------------
   Short-term borrowings                                516,759           516,759           188,878           188,878
   Long-term debt                                       485,977           498,632           187,226           205,617
UNRECOGNIZED FINANCIAL
   INSTRUMENTS:
   Loan commitments                                          --              (578)               --              (499)
   Standby letters of credit                                 --              (112)               --               (66)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 2003 and December 31, 2002:

         DECEMBER 31,                2003              2002
   (DOLLARS IN THOUSANDS)      AMOUNT   RATIO    Amount   Ratio
----------------------------  --------  ------  --------  ------
Total equity (1)              $543,041  10.79%  $509,292  11.45%
Tier 1 capital (2)             510,456  16.51%   468,794  16.51%
Total risk-based capital (3)   549,650  17.78%   504,642  17.78%
Leverage (4)                   510,456  10.79%   468,794  10.72%

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

At December 31, 2003 and 2002, the Corporation's Tier 1, total risk-based capital and leverage ratios were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 2003, and 2002, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed by the FDIC Improvement Act of 1991.

19. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows. See Note 2 for a detailed description of individual banking subsidiaries.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2003 (IN THOUSANDS)

                                    PNB          RTC           CNB           FKNB           UB
                                ----------    ----------    ----------    ----------    ----------
Net interest income             $   61,254    $   21,081    $   19,180    $   31,459    $    8,615
Provision for loan losses            5,385           845         2,025         1,997           110
Other income                        22,980         4,713         5,584         6,801         2,492
Depreciation and amortization        1,988           406           506           685           245
Other expense                       35,575         9,759        10,850        15,547         5,705
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                 41,286        14,784        11,383        20,031         5,047
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                12,861         5,036         3,754         6,403         1,580
                                ----------    ----------    ----------    ----------    ----------
   NET INCOME                   $   28,425    $    9,748    $    7,629    $   13,628    $    3,467
                                ==========    ==========    ==========    ==========    ==========
BALANCES AT DECEMBER 31, 2003:
Assets                          $1,636,753    $  576,461    $  495,594    $  727,543    $  245,175
Loans                              927,663       260,726       293,242       462,758        93,669
Deposits                         1,084,537       386,507       340,657       478,207       181,259
                                ----------    ----------    ----------    ----------    ----------
Operating Results for the year
ended December 31, 2002
(In thousands)
Net interest income             $   61,793    $   22,277    $   19,599    $   30,484    $    8,762
Provision for loan losses            6,590         1,995           880         2,963           205
Other income                        21,550         3,662         5,561         6,055         1,834
Depreciation and amortization        2,026           378           455           669           257
Other expense                       33,895        12,214        10,553        14,607         5,694
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                 40,832        11,352        13,272        18,300         4,440
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                12,524         3,844         4,435         5,654         1,295
                                ----------    ----------    ----------    ----------    ----------
   Net income                   $   28,308    $    7,508    $    8,837    $   12,646    $    3,145
                                ==========    ==========    ==========    ==========    ==========
Balances at December 31, 2002:
Assets                          $1,509,224    $  470,775    $  427,107    $  661,338    $  192,574
Loans                              872,341       257,535       278,644       461,014        97,001
Deposits                         1,167,628       374,094       335,318       484,411       167,887
                                ----------    ----------    ----------    ----------    ----------
Operating Results for the year
ended December 31, 2001
(In thousands)
Net interest income             $   59,933    $   20,257    $   18,669    $   28,927    $    7,640
Provision for loan losses            4,025         1,255           270         1,673           520
Other income                        20,128         3,182         4,410         5,759         1,335
Depreciation and amortization        1,761           424           503           658           268
Other expense                       33,800        10,801         9,919        14,901         5,649
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                 40,475        10,959        12,387        17,454         2,538
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                12,475         3,707         4,131         5,092           629
                                ----------    ----------    ----------    ----------    ----------
   Net income                   $   28,000    $    7,252    $    8,256    $   12,362    $    1,909
                                ==========    ==========    ==========    ==========    ==========
Balances at December 31, 2001:
Assets                          $1,430,184    $  487,638    $  443,353    $  669,384    $  202,301
Loans                              885,086       266,913       279,148       459,087        94,453
Deposits                           967,842       374,905       316,225       492,018       164,421
                                ----------    ----------    ----------    ----------    ----------

                                                                             ALL
                                   SNB           SEC           CIT          OTHER         TOTAL
                                ----------    ----------    ----------    ----------    ----------
Net interest income             $   13,962    $   31,631    $    6,493    $    8,962    $  202,637
Provision for loan losses              360         1,471           (35)          437        12,595
Other income                         2,541         8,437         1,272           703        55,523
Depreciation and amortization          435         1,164           238           199         5,866
Other expense                        6,853        19,175         4,236         8,810       116,510
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                  8,855        18,258         3,326           219       123,189
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                 2,654         5,892         1,065        (2,934)       36,311
                                ----------    ----------    ----------    ----------    ----------
   NET INCOME                   $    6,201    $   12,366    $    2,261    $    3,153    $   86,878
                                ==========    ==========    ==========    ==========    ==========
BALANCES AT DECEMBER 31, 2003:
Assets                          $  400,233    $  922,334    $  204,691    $ (173,828)   $5,034,956
Loans                              182,980       436,873        69,652         3,240     2,730,803
Deposits                           276,267       572,031       131,853       (37,069)    3,414,249
                                ----------    ----------    ----------    ----------    ----------
Operating Results for the year
ended December 31, 2002
(In thousands)
Net interest income             $   13,582    $   34,031    $    6,643    $    8,161    $  205,332
Provision for loan losses              225         1,090           705           390        15,043
Other income                         1,950         8,269         1,505           464        50,850
Depreciation and amortization          443           933           277           192         5,630
Other expense                        6,940        18,846         4,251         7,334       114,334
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                  7,924        21,431         2,915           709       121,175
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                 2,299         6,824           896        (2,175)       35,596
                                ----------    ----------    ----------    ----------    ----------
   Net income                   $    5,625    $   14,607    $    2,019    $    2,884    $   85,579
                                ==========    ==========    ==========    ==========    ==========
Balances at December 31, 2002:
Assets                          $  333,374    $  829,928    $  166,424    $ (144,119)   $4,446,625
Loans                              176,501       467,049        80,257         1,845     2,692,187
Deposits                           269,024       593,783       128,096       (25,106)    3,495,135
                                ----------    ----------    ----------    ----------    ----------
Operating Results for the year
ended December 31, 2001
(In thousands)
Net interest income             $   12,028    $   33,396    $    6,754    $    5,340    $  192,944
Provision for loan losses           (1,565)        5,800           819           262        13,059
Other income                         1,619         6,960         1,398           447        45,238
Depreciation and amortization          627           791           300           183         5,515
Other expense                        6,602        18,777         4,112         4,131       108,692
                                ----------    ----------    ----------    ----------    ----------
Income before taxes                  7,983        14,988         2,921         1,211       110,916
                                ----------    ----------    ----------    ----------    ----------
Federal income taxes                 2,302         4,763           923        (1,468)       32,554
                                ----------    ----------    ----------    ----------    ----------
   Net income                   $    5,681    $   10,225    $    1,998    $    2,679    $   78,362
                                ==========    ==========    ==========    ==========    ==========
Balances at December 31, 2001:
Assets                          $  334,354    $  897,741    $  175,967    $  (71,407)   $4,569,515
Loans                              191,958       527,545        90,626           992     2,795,808
Deposits                           249,733       631,105       137,944       (19,990)    3,314,203
                                ----------    ----------    ----------    ----------    ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.

                           NET INTEREST  DEPRECIATION     OTHER        INCOME
     (IN THOUSANDS)          INCOME        EXPENSE       EXPENSE        TAXES         ASSETS        DEPOSITS
------------------------   ------------  ------------  -----------   -----------    -----------    -----------
   2003:
Totals for reportable
   segments                $   193,675   $     5,667   $   107,702   $    39,245    $ 5,208,784    $ 3,451,318
Elimination of
   intersegment items               --            --            --            --       (237,240)       (37,069)
Parent Co. and GFC totals
   - not eliminated              8,962            48         8,808        (2,934)        63,412             --
Other items                         --           151            --            --             --             --
                           -----------   -----------   -----------   -----------    -----------    -----------
      TOTALS               $   202,637   $     5,866   $   116,510   $    36,311    $ 5,034,956    $ 3,414,249
                           ===========   ===========   ===========   ===========    ===========    ===========
   2002:
Totals for reportable
   segments                $   197,171   $     5,438   $   107,000   $    37,771    $ 4,590,744    $ 3,520,241
Elimination of
   intersegment items               --            --            --            --       (198,364)       (25,106)
Parent Co. and GFC totals
   - not eliminated              8,161            42         7,334        (2,175)        54,245             --
Other items                         --           150            --            --             --             --
                           -----------   -----------   -----------   -----------    -----------    -----------
      Totals               $   205,332   $     5,630   $   114,334   $    35,596    $ 4,446,625    $ 3,495,135
                           ===========   ===========   ===========   ===========    ===========    ===========
   2001:
Totals for reportable
   segments                $   187,604   $     5,332   $   104,561   $    34,022    $ 4,640,922    $ 3,334,193
Elimination of
   intersegment items               --            --            --            --       (110,620)       (19,990)
Parent Co. and GFC totals
   - not eliminated              5,340            33         4,131        (1,468)        39,213             --
Other items                         --           150            --            --             --             --
                           -----------   -----------   -----------   -----------    -----------    -----------
      Totals               $   192,944   $     5,515   $   108,692   $    32,554    $ 4,569,515    $ 3,314,203
                           ===========   ===========   ===========   ===========    ===========    ===========

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

Net cash provided by operating activities reflects cash payments for income taxes of $3,339,000, $1,621,000, and $1,422,000 in 2003, 2002, and 2001,
respectively.

At December 31, 2003 and 2002, stockholders' equity reflected in the Parent Company balance sheet includes $136.8 million and $127.9 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          at December 31, 2003 and 2002

                   (IN THOUSANDS)                      2003      2002
                   --------------                    --------  ---------
ASSETS:
   Cash                                              $119,318  $  71,315
   Investment in subsidiaries                         312,677    302,886
   Debentures receivable from subsidiary banks         56,000     56,000
   Other investments                                    1,590      1,873
   Dividends receivable from subsidiaries              51,900     76,775
   Other assets                                        43,192     38,722
                                                     --------  ---------
         TOTAL ASSETS                                $584,677  $ 547,571
                                                     ========  =========

LIABILITIES:
   Dividends payable                                 $ 12,131  $  11,463
   Other liabilities                                   29,505     26,816
                                                     --------  ---------
      TOTAL LIABILITIES                                41,636     38,279
      TOTAL STOCKHOLDERS' EQUITY                      543,041    509,292
                                                     --------  ---------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $584,677  $ 547,571
                                                     ========  =========

                              STATEMENTS OF INCOME
              for the years ended December 31, 2003, 2002 and 2001

              (IN THOUSANDS)                     2003        2002         2001
              --------------                   ---------   ---------    ---------
INCOME:
   Dividends from subsidiaries                 $  69,200   $  85,300    $ 106,500
   Interest and dividends                          6,402       6,443        4,309
   Other                                             730         436          426
                                               ---------   ---------    ---------
      TOTAL INCOME                                76,332      92,179      111,235
                                               ---------   ---------    ---------
EXPENSE:
   Other,net                                       7,668       6,452        3,649
                                               ---------   ---------    ---------
      TOTAL EXPENSE                                7,668       6,452        3,649
                                               ---------   ---------    ---------
      INCOME BEFORE FEDERAL TAXES AND EQUITY
         IN UNDISTRIBUTED EARNINGS
         OF SUBSIDIARIES                          68,664      85,727      107,586
Federal income tax benefit                         3,253       2,327        1,513
                                               ---------   ---------    ---------
      INCOME BEFORE EQUITY IN
         UNDISTRIBUTED EARNINGS
         OF SUBSIDIARIES                          71,917      88,054      109,099
Equity in undistributed earnings
   of subsidiaries                                14,961      (2,475)     (30,737)
                                               ---------   ---------    ---------
      NET INCOME                               $  86,878   $  85,579    $  78,362
                                               =========   =========    =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 2003, 2002 and 2001

               (IN THOUSANDS)                         2003       2002         2001
               --------------                      ---------   ---------    ---------
OPERATING ACTIVITIES:
   Net income                                      $  86,878   $  85,579    $  78,362
Adjustments to reconcile net income to
      net cash provided by operating activities:
   Undistributed earnings of subsidiaries            (14,961)      2,475       30,737
   Decrease (increase) in dividends
      receivable from subsidiaries                    24,875     (18,275)       2,125
   (Increase) in other assets                         (5,385)     (9,239)     (18,600)
   Increase in other liabilities                       5,147       4,885       18,943
                                                   ---------   ---------    ---------
            NET CASH PROVIDED BY
               OPERATING ACTIVITIES                   96,554      65,425      111,567
                                                   ---------   ---------    ---------
INVESTING ACTIVITIES:
   Repayment of debenture
      from subsidiary bank                                --          --        5,000
   Capital contribution to subsidiary                     --          --      (32,960)
   Sale of investment securities                         447         161           --
   Other,net                                              --         189          191
                                                   ---------   ---------    ---------
            NET CASH PROVIDED BY (USED IN)
               INVESTING ACTIVITIES                      447         350      (27,769)
                                                   ---------   ---------    ---------
FINANCING ACTIVITIES:
   Cash dividends paid                               (45,742)    (42,292)     (37,585)
   Proceeds from issuance of
      common stock                                       130          --           --
   Cash payment for fractional shares                     (3)         (3)         (97)
   Purchase of treasury stock, net                    (3,383)    (15,194)     (16,778)
                                                   ---------   ---------    ---------
            NET CASH USED IN
               FINANCING ACTIVITIES                  (48,998)    (57,489)     (54,460)
                                                   ---------   ---------    ---------
            Increase in cash                          48,003       8,286       29,338
Cash at beginning of year                             71,315      63,029       33,691
                                                   ---------   ---------    ---------
            CASH AT END OF YEAR                    $ 119,318   $  71,315    $  63,029
                                                   =========   =========    =========

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Park National Corporation

We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

                                                               ERNST & YOUNG LLP
Columbus, Ohio
January 20, 2004