Form 10-K, Exhibit 13
period 2004-12-31
PARK NATIONAL CORP /OH/
filed 2005-03-11
CIK 805676

                                                                      EXHIBIT 13

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the under-standing of anticipated future financial performance. Forward-looking state-ments provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park's ability to execute its business plan, changes in general economic and financial market conditions, changes in banking regulations or other regulatory or legislative requirements affecting bank holding companies and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake any obligation to publicly update any forward-looking statement except to the extent required by law.

Park's Board of Directors approved a 5% stock dividend in November 2004. The additional common shares resulting from the dividend were distributed on December 15, 2004 to stockholders of record as of December 1, 2004. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

OVERVIEW

Net income for 2004 was $91.5 million. This represents a 5.3% increase over net income of $86.9 million for 2003. Diluted earnings per share increased by 5.9% to $6.32 for 2004 compared to $5.97 for 2003.

The primary reason for the increase in net income in 2004 was due to a $9.7 million or 4.8% increase in net interest income. Average loan balances were $2,813 million in 2004 compared to $2,696 million in 2003 and $2,720 million in 2002.

Net income for 2003 increased by only 1.5% to $86.9 million compared to $85.6 million for 2002. Diluted earnings per share increased by 1.9% to $5.97 for 2003 compared to $5.86 for 2002.

The small increase in net income in 2003 was primarily due to net losses from the sale of investment securities of $6.1 million. The proceeds from the sale of investment securities were reinvested in higher yielding U.S. Government Agency fifteen-year mortgage-backed securities.

The annualized net income to average asset ratio (ROA) was 1.81% for both 2004 and 2003 and 1.93% for 2002. The annualized net income to average equity ratio
(ROE) was 17.00% for 2004, 16.69% for 2003 and 17.56% for 2002.

Effective with the fourth quarter of 2004, the quarterly cash dividend on common stock was increased to $.90 per share. The new annualized cash dividend of $3.60 per share is 7.4% greater than the sum of the cash dividends declared for the four previous quarters. Park has paid quarterly cash dividends since becoming a holding company in early 1987. The annual compound growth rate for the Corporation's per share dividend for the last five years is 8.7%.

Park's business strategy is geared toward maximizing long-term return to stockholders. The Corporation's common stock value (inclusive of the rein-vestment of dividends) has appreciated 11.4% annually on a compounded total return basis for the last five years and 16.4% annually for the past ten years. By comparison, the stock index of the Dow Jones Industrial Average (inclusive of the reinvestment of dividends) had a .7% annual compound total rate of return for the past five years and 13.1% for the past ten years.

ACQUISITION AND PENDING ACQUISITION

On December 31, 2004, Park acquired First Federal Bancorp, Inc., ("First Federal") a savings and loan holding company headquartered in Zanesville, Ohio in an all cash transaction accounted for as a purchase. Park paid a total of $46.6 million to the stockholders of First Federal. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Park's subsidiary bank, Century National Bank. The goodwill recognized as a result of this acquisition was $26.7 million. The fair value of the acquired assets of First Federal were $252.7 million and the fair value of the liabilities assumed were $232.7 million at December 31, 2004. The total assets and total liabilities of First Federal are included in Park's year-end balance sheet but have very little impact on average balances since the acquisition was completed on December 31, 2004. In this financial review, we will indicate the impact that the First Federal acquisition had on year-end balances but will ignore the impact on average balances.

On January 3, 2005, Park acquired First Clermont Bank ("First Clermont") of Milford, Ohio for $52.5 million in an all cash transaction. First Clermont Bank merged with The Park National Bank (Park's lead subsidiary bank) and will be operated as a separate division of The Park National Bank. At December 31, 2004, First Clermont had total assets of $185 million.

The two acquisitions were funded through the working capital of Park and its subsidiary banks. Management expects that the two acquisitions will add approximately $3 to $4 million to earnings in 2005. The projected earnings are net of the cost of carry on the combined purchase prices of $99.1 million.

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

Statement of Financial Accounting Standard (SFAS) No. 142, "Accounting for Goodwill and Other Intangible Assets" establishes standards for the amortization of acquired intangible assets and impairment assessment of goodwill. At December 31, 2004, Park had core deposit intangibles of $6.7

'
                                FINANCIAL REVIEW

million subject to amortization and $34.2 million of goodwill, which was not subject to periodic amortization. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park's goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park's banking subsidiaries to provide quality, cost effective banking services in a competitive marketplace. The goodwill value of $34.2 million is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. SFAS No. 142 requires an annual evaluation of goodwill for impairment. The fair value of the goodwill, which resides on the books of Park's subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park affiliate banks and banking indus-try comparable information. Park has concluded in each of the past three years that the recorded value of goodwill was not impaired.

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

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. At December 31, 2004, Park and its subsidiaries operated one hundred seventeen full service offices and a network of one hundred twenty-four automatic teller machines in twenty-seven Ohio counties. The acquisition of First Clermont Bank added seven additional full service offices.

A table of financial data of Park's affiliates for 2004, 2003, and 2002 is shown below. See Note 20 of the Notes to Consolidated Financial Statements for addi-tional financial information on the Corporation's affiliates.

TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

                                       2004                         2003                         2002
                              AVERAGE           NET        Average          Net         Average          Net
   (IN THOUSANDS)              ASSETS         INCOME        Assets        Income         Assets        Income
   --------------             -------         ------       -------        ------        -------        ------
Park National Bank:
  Park National
  Division                  $ 1,380,568    $    21,569   $ 1,330,713    $    22,460   $ 1,177,063    $    21,322

  Fairfield National
  Division                      335,006          7,309       333,095          5,965       308,563          6,986

Richland Trust Company          546,710          9,753       509,609          9,748       475,482          7,508

Century National Bank           503,239          8,065       458,440          7,629       437,134          8,837

First-Knox National Bank:
  First-Knox National
  Division                      665,116         11,049       649,851         11,242       585,456         10,729

  Farmers & Savings
  National Division              79,442          2,799        82,019          2,386        74,501          1,917

United Bank,N.A                 240,988          3,523       226,741          3,467       195,173          3,145

Second National Bank            390,906          6,859       372,152          6,201       323,314          5,625

Security National Bank:
  Security National
  Division                      773,710         12,290       719,043         11,091       702,903         12,530

  Unity National
  Division                      170,829          1,159       164,535          1,275       174,108          2,077

Citizens National Bank          201,916          2,332       188,446          2,261       170,189          2,019

Parent Company,
  including consolidating
  entries                      (239,349)         4,800      (231,381)         3,153      (188,724)         2,884
                            -----------    -----------   -----------    -----------   -----------    -----------
CONSOLIDATED TOTALS         $ 5,049,081    $    91,507   $ 4,803,263    $    86,878   $ 4,435,162    $    85,579
                            ===========    ===========   ===========    ===========   ===========    ===========

RETURN ON EQUITY

Park's primary financial goal is to achieve a superior long-term return on stockholders' equity. The Corporation measures performance in its attempts to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2004, there were approximately 84 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 17.00%, 16.69% and 17.56% in 2004, 2003, and 2002, respectively. The return on equity ratio has averaged 17.03% over the past five years compared to 14.00% of the peer group.

HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

[BAR CHART]

         Park    Peer Mean
2000    16.55%     14.97%

2001    17.33%     13.39%

2002    17.56%     14.46%

2003    16.69%     13.54%

2004    17.00%     13.63%*

* as of 09/30/2004

                                FINANCIAL REVIEW

BALANCE SHEET COMPOSITION

Park functions as a commercial bank holding company. The following section discusses the balance sheet for the Corporation.

SOURCE OF FUNDS

DEPOSITS: Park's major source of funds is provided by core deposits from individuals, businesses and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 13% of total deposits for each of the last three years.

In 2004, year-end total deposits increased by $103 million or 3.0% exclusive of the $172 million of deposits that were acquired in the First Federal acqui-sition. In 2003, year-end total deposits decreased by $81 million or 2.3% compared to an increase of $181 million or 5.5% for 2002.

Average total deposits were $3,521 million in 2004 compared to $3,424 million in 2003 and $3,404 million in 2002. Average noninterest bearing deposits were $575 million in 2004 compared to $522 million in 2003 and $502 million in 2002.

Management expects that deposits will increase by approximately 2.5% in 2005. Emphasis will continue to be placed on growing noninterest bearing deposit accounts. A year ago, management projected that deposits would increase by approximately 3.0% during 2004 which turned out to be accurate due largely to the emphasis placed on increasing noninterest bearing deposits.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2004 were:

TABLE 2 - $100,000 AND OVER MATURITY SCHEDULE

      DECEMBER 31,2004                                        TIME CERTIFICATES
       (IN THOUSANDS)                                            OF DEPOSIT
      ----------------                                        -----------------
3 months or less                                                   $164,691
Over 3 months through 6 months                                       55,519
Over 6 months through 12 months                                      98,515
Over 12 months                                                      120,666
                                                                   --------
  TOTAL                                                            $439,391
                                                                   ========

SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 1.33%, .53% and 1.46% for 2004, 2003 and 2002, respectively. By comparison, the average federal funds rate was 1.36%, 1.13% and 1.67% for 2004, 2003 and 2002, respectively. In 2004, average short-term borrowings were $401 million compared to $515 million and $226 million in 2003 and 2002, respectively.

The federal funds rate increased from 1.00% to 2.25% during the second half of 2004. The Federal Reserve Board is expected to continue to increase the federal funds rate on a measured pace during the first half of 2005. Management expects that the average cost of short-term borrowings in 2005 will approximate the average federal funds rate for the year.

The average rate paid on short-term borrowings was .53% in 2003 compared to the average federal funds rate of 1.13% for the year. The primary reason for the unusually low borrowing rate in 2003 was due to dollar-roll repo borrowings, which averaged $264 million for the year at an average borrowing rate of a negative .03%. The dollar-roll repo borrowings were secured by U.S. Government Agency fifteen-year mortgage-backed securities. This very attractive borrowing rate was due to an overall market shortage of 5.00% fifteen-year mortgage-backed securities during the first half of 2003. This attractive borrowing rate was not available in 2004 and management does not expect that it will be available in 2005. The proceeds from the dollar-roll repo borrowings were used to purchase short-term U.S. Government Agency securities which on average yielded 1.15%. This arbitrage generated $3.1 million in net interest income for 2003. The average borrowing rate for short-term borrowings, excluding the dollar-roll repos, was 1.12% for 2003.

LONG-TERM DEBT: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms. The average rate paid on long-term debt was 2.57% for 2004 compared to 3.78% for 2003 and 4.29% for 2002. In 2004, average long-term debt was $520 million compared to $282 million in 2003 and $253 million in 2002. Average long-term debt was 10.3% of average assets in 2004 compared to 5.9% in 2003 and 5.7% in 2002. Management increased the use of long-term debt in 2004. Approximately $200 million of fixed rate funding was obtained for a term of three years.

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets was 10.66% in 2004, 10.83% in 2003 and 10.99% in 2002.

In accordance with Statement of Financial Accounting Standards No. 115, the Corporation reflects any unrealized holding gain/(loss) on available-for-sale securities, net of federal taxes as accumulated other comprehensive income which is part of the Corporation's equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact the Corporation's equity as reported in the audited financial statements. The unrealized holding gain on available-for-sale securities, net of federal taxes, was $12.4 million at year-end 2004, $19.0 million at year-end 2003 and $24.0 million at year-end 2002. Additionally, at year-end 2002, the Corporation had recorded $1.6 million, net of federal taxes, as a minimum pension liability that was included in accumulated other comprehensive income. The minimum pension liability was reversed in 2003.

INVESTMENT OF FUNDS

LOANS: Average loans, net of unearned income, were $2,813 million in 2004 compared to $2,696 million in 2003 and $2,720 million in 2002. The average yield on loans was 6.38% in 2004 compared to 6.85% in 2003 and 7.64% in 2002. The average prime lending rate in 2004 was 4.35% compared to 4.12% in 2003 and 4.68% in 2002. Approximately 79% of loan balances mature or reprice within one year (see Table 11). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis. Management expects that the yield on the loan portfolio will increase in 2005 as variable rate loans reprice at higher interest rates.

Year-end loan balances, net of unearned income, increased by $167 million or 6.1% in 2004 exclusive of $223 million of loans that were acquired in the First Federal acquisition. In 2003, loans increased by $39 million or 1.4% compared to a decrease of $104 million or 3.7% in 2002 and a decrease of $160 million or 5.4% in 2001. Management expects that the growth in loans in 2005 will be a little stronger than 2004 as the economy continues to expand. Park has added several additional commercial lenders over the past year and they have made a nice contribution to the growth in the loan portfolio in 2004 and are expected to do so again in 2005. A year ago, management projected that the growth in loan balances would significantly improve in 2004 which turned out to be accurate due to a relatively strong economy.

Residential real estate loans increased by $78 million or 7.9% at year-end 2004 exclusive of $129 million of loans from the First Federal acquisition. Residential real estate loans decreased by $15 million or 1.5% at year-end 2003 and decreased by $76 million or 7.00% in 2002. The long-term fixed

                                FINANCIAL REVIEW

rate mortgage loans that Park originates are sold in the secondary market and Park retains the servicing on these loans. This activity, the origination and the sale of fixed rate mortgage loans produced a significant increase in fee income during 2003 and 2002, but did not increase loan balances since the loans were sold. The sold fixed rate mortgage loans being serviced were $1,266 million (which includes $78 million from First Federal) at year-end 2004 compared to $1,166 million at year-end 2003 and $833 million at year- end 2002. Management expects that the growth in residential real estate loans for 2005 will approximate the increase experienced in 2004. The demand for home equity lines of credit continues to be strong.

Consumer loans increased by $3 million or .6% at year-end 2004 exclusive of $52 million of loans from the acquisition of First Federal. Consumer loans increased by $8 million or 1.9% in 2003 and decreased by $36 million or 7.5% in 2002. Management expects that the growth in the consumer loan portfolio will continue to be small in 2005 as the consumer prefers to borrow using the home equity line product.

Leases decreased by $18 million or 26.7% in 2004 and decreased by $31 million or 32.6% in 2003. Management expects that lease balances will continue to decrease in 2005 as consumers have preferred automobile loans and management has deemphasized leases.

The demand for construction loans, commercial loans and commercial real estate loans continued to improve in 2004. On a combined basis, these loan totals increased by $105 million or 8.5% at year-end 2004 exclusive of $40 million of loans from the acquisition of First Federal. On a combined basis, these loan totals increased by $76 million or 6.6% in 2003 and increased by $31 million or 2.8% in 2002. Management expects that the growth in the commercial loan and commercial real estate portfolio will be stronger in 2005 as the economy continues to improve and the additional commercial lenders that have been added in the past year will generate more loan volume.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE

   DECEMBER 31,
  (IN THOUSANDS)          2004         2003         2002         2001         2000
  --------------          ----         ----         ----         ----         ----
Commercial,financial
  and agricultural     $  469,382   $  441,165   $  440,030   $  440,336   $  479,167

Real estate -
  construction            155,326      121,160       99,102       89,235       95,310

Real estate -
  residential           1,190,275      983,702      998,202    1,073,801    1,161,498

Real estate -
  commercial              752,428      670,082      617,270      595,567      570,969

Consumer,net of
  unearned income         505,151      450,145      441,747      477,579      511,310

Leases,net of
  unearned income          48,046       64,549       95,836      119,290      137,950
                       ----------   ----------   ----------   ----------   ----------
  TOTAL LOANS          $3,120,608   $2,730,803   $2,692,187   $2,795,808   $2,956,204
                       ==========   ==========   ==========   ==========   ==========

TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION

                                                 Over One     Over
 DECEMBER 31, 2004                    One Year    Through     Five
   (IN THOUSANDS)                      or Less  Five Years    Years      TOTAL
-------------------------             --------  ----------    -----      -----
Commercial,financial and
  agricultural                        $234,578   $136,823   $ 97,981   $469,382

Real estate - construction              77,910     39,100     38,316    155,326
                                      --------   --------   --------   --------
  TOTAL                               $312,488   $175,923   $136,297   $624,708
                                      --------   --------   --------   --------
Total of these selected loans due
  after one year with:
    Fixed interest rate                                                $116,813

    Floating interest rate                                             $195,407
                                                                       --------

INVESTMENT SECURITIES: The Corporation's securities portfolio is structured to provide liquidity and contribute to earnings. Park's investment strategy is dynamic. As conditions change over time, Park's overall interest rate risk, liquidity needs and potential return on the investment portfolio will change. Management regularly reevaluates the securities in its portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs, or to improve the overall yield on the investment portfolio. Park realized net security losses of $793,000 in 2004, $6.1 million in 2003 and $182,000 in 2002.

During the third quarter and fourth quarter of 2003, long-term interest rates increased. The increase in interest rates provided Park an opportunity to restructure the investment portfolio to improve earnings. The proceeds from the sale of investment securities were reinvested in higher yielding U.S. Government Agency fifteen-year mortgage-backed securities. Management expects that the net losses from the sale of investment securities will be earned back in approximately three years from the higher reinvestment rate on the mortgage-backed securities.

Park classifies most of its securities as available-for-sale (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of taxes, accounted for as accumulated other comprehensive income which is part of the Corporation's equity. Management classified approximately 96% of the securities portfolio as available-for-sale at December 31, 2004. These securities are available to be sold in future periods in carrying out Park's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

Average taxable investment securities were $1,795 million in 2004 compared to $1,633 million in 2003 and $1,240 million in 2002. The average yield on taxable investments was 4.84% in 2004 compared to 4.54% in 2003 and 5.94% in 2002. Average tax-exempt investment securities were $107 million in 2004 compared to $127 million in 2003 and $144 million in 2002. The average tax-equivalent yield on tax-exempt investment securities was 7.17% in 2004 compared to 7.23% in 2003 and 7.10% in 2002. On a combined basis, the total of the average balance of taxable and tax-exempt securities was 37.7% of average total assets in 2004 compared to 36.6% in 2003 and 31.2% in 2002. Average investment securities as a percentage of average total assets increased in both 2004 and 2003. Management expects that this will change in 2005. At year-end 2004, total investment securities were 35.6% of total assets and this percentage is expected to decrease during 2005 as loan growth for 2005 is expected to be higher than the 6.1% loan growth in 2004. Management views this as an opportunity to increase the yield on average earning assets as the average yield on loans is higher than the average yield on investment securities.

At year-end 2004 and 2003, the average tax-equivalent yield on the total investment portfolio was 4.97% and 5.01%, respectively. The weighted average remaining maturity was 4.1 years at December 31, 2004 and was 4.7 years at December 31, 2003. U.S. Government Agency asset-backed securities were 91.1% of the total investment portfolio at year-end 2004 and were 90.4% of the total portfolio at year-end 2003. This segment of the investment portfolio consists of fifteen-year mortgage-backed securities and collateralized mortgage obligations which are backed by fifteen-year mortgage-backed securities.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would be reduced. At year-end 2004, management estimates that the average maturity of the investment portfolio would lengthen to 4.8 years with a 1.00% increase in long-term interest rates and to 5.1 years with a 2.00% increase in long-term interest rates.

                                FINANCIAL REVIEW

The following table sets forth the book value of investment securities at year-end:

TABLE 5 - INVESTMENT SECURITIES

           DECEMBER 31,
          (IN THOUSANDS)                               2004          2003           2002
          --------------                               ----          ----           ----
Obligations of U.S. Treasury and other
  U.S. Government agencies                         $    15,206    $   25,354     $  161,635

Obligations of states and political subdivisions       103,740       121,008        142,234

U.S. Government asset-backed securities
  and other asset-backed securities                  1,754,851     1,800,352      1,036,082
Other securities                                        52,985        44,512         43,191
                                                   -----------    ----------     ----------
  TOTAL                                            $ 1,926,782    $1,991,226     $1,383,142
                                                   ===========    ==========     ==========

EARNING RESULTS

The Corporation's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.

Net interest income increased by $9.7 million or 4.8% to $212.3 million for 2004 compared to a decrease of $2.7 million or 1.3% to $202.6 million for 2003. The net yield on interest earning assets was 4.56% for 2004 compared to 4.60% for 2003 and 5.06% for 2002. The net interest rate spread -- the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities -- was 4.28% for 2004 compared to 4.30% for 2003 and 4.62% for 2002. The increase in net interest income in 2004 was primarily due to the increase in average earning assets of $232 million or 5.2%. The decrease in net interest income for 2003 was due to a decrease in the net interest spread.

The average yield on average interest earning assets was 5.80% in 2004 compared to 5.98% in 2003 and 7.06% in 2002. The Federal Reserve Board increased the federal funds rate from 1.00% at June 30, 2004 to 2.25% at year-end 2004. The average yield on interest earning assets on a quarterly basis in 2004 was 5.84% for the first quarter, 5.72% for the second quarter, 5.77% for the third quarter and 5.88% for the fourth quarter. About one-third of Park's loan portfolio is indexed to the prime lending rate and as a result, the average yield on interest earning assets is expected to increase in 2005 as these loans and other loans reprice or mature and are replaced with higher yielding loans.

TABLE 6 - DISTRIBUTION OF ASSETS,LIABILITIES AND STOCKHOLDERS' EQUITY


        DECEMBER 31,                          DAILY      2004   AVERAGE    Daily       2003    Average    Daily       2002   Average
       (DOLLARS IN THOUSANDS)                AVERAGE   INTEREST   RATE    Average    Interest   Rate     Average    Interest   Rate
       ----------------------                -------   -------- -------   -------    --------  -------   -------    -------- -------
ASSETS
INTEREST EARNING ASSETS:
  Loans (1) (2)                            $2,813,069 $ 179,459  6.38%  $2,695,830  $ 184,676   6.85%  $2,719,805  $ 207,717  7.64%
  Taxable investment securities             1,794,544    86,806  4.84%   1,632,565     74,089   4.54%   1,240,463     73,625  5.94%
  Tax-exempt investment securities (3)        106,585     7,637  7.17%     127,251      9,199   7.23%     144,287     10,247  7.10%
  Federal funds sold                            9,366       218  2.33%      35,768        443   1.24%      36,679        621  1.69%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
    TOTAL INTEREST EARNING ASSETS           4,723,564   274,120  5.80%   4,491,414    268,407   5.98%   4,141,234    292,210  7.06%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
NONINTEREST EARNING ASSETS:
  Allowance for possible loan losses         (64,676)                      (64,735)                       (62,703)
  Cash and due from banks                     142,102                      133,157                        129,820
  Premises and equipment,net                   36,540                       38,077                         39,416
  Other assets                                211,551                      205,350                        187,395
                                           ----------                   ----------                     ----------
    TOTAL                                  $5,049,081                   $4,803,263                     $4,435,162
                                           ==========                   ==========                     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
  Transaction accounts                     $  871,264 $   4,458  0.51%  $  797,421  $   4,437   0.56%  $  771,507  $   6,944  0.90%
  Savings deposits                            598,181     2,437  0.41%     571,448      3,589   0.63%     545,657      5,577  1.02%
  Time deposits                             1,476,915    33,103  2.24%   1,532,966     40,574   2.65%   1,584,292     55,906  3.53%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
    TOTAL INTEREST BEARING DEPOSITS         2,946,360    39,998  1.36%   2,901,835     48,600   1.67%   2,901,456     68,427  2.36%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
  Short-term borrowings                       401,299     5,319  1.33%     515,328      2,738   0.53%     226,238      3,310  1.46%
  Long-term debt                              519,979    13,385  2.57%     281,599     10,654   3.78%     252,834     10,851  4.29%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
    TOTAL INTEREST BEARING LIABILITIES      3,867,638    58,702  1.52%   3,698,762     61,992   1.68%   3,380,528     82,588  2.44%
                                           ---------- ---------  ----   ----------  ---------   ----   ----------  ---------  ----
NONINTEREST BEARING LIABILITIES:
  Demand deposits                             574,560                      522,456                        502,400
  Other                                        68,608                       61,654                         64,918
                                           ----------                   ----------                     ----------
    Total noninterest bearing liabilities     643,168                      584,110                        567,318
                                           ----------                   ----------                     ----------
  Stockholders' equity                        538,275                      520,391                        487,316
                                           ----------                   ----------                     ----------
    TOTAL                                  $5,049,081                   $4,803,263                     $4,435,162
                                           ========== =========  ====   ==========  =========   ====   ==========  =========  ====
Net interest earnings                                 $ 215,418                     $ 206,415                      $ 209,622
Net interest spread                                              4.28%                          4.30%                         4.62%
Net yield on interest earning assets                             4.56%                          4.60%                         5.06%
                                                                 ----                           ----                          ----

(1) Loan income includes loan related fee income of $3,336 in 2004, $4,882 in 2003 and $4,309 in 2002. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2004, 2003 and 2002. The taxable equivalent adjustment was $606 in 2004, $747 in 2003 and $1,018 in 2002.

(2) For the purpose of this computation, non-accrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt investment securities includes the effect of taxable equivalent adjustments using a 35% tax rate in 2004, 2003 and 2002. The taxable equivalent adjustments were $2,522 in 2004, $3,031 in 2003 and $3,272 in 2002.

                                FINANCIAL REVIEW

The average rate paid on average interest bearing liabilities was 1.52% in 2004 compared to 1.68% in 2003 and 2.44% in 2002. The average rate paid on deposits was 1.36% in 2004 compared to 1.67% in 2003 and 2.36% in 2002. The average rate paid on interest bearing liabilities on a quarterly basis in 2004 was 1.49% for the first quarter, 1.44% for the second quarter, 1.50% for the third quarter and 1.65% for the fourth quarter. The average rate paid on deposits on a quarterly basis in 2004 was 1.38% for the first quarter, 1.31% for the second quarter, 1.33% for the third quarter and 1.41% for the fourth quarter. Management expects that the average cost of interest bearing liabilities and the average rate paid on deposits will increase in 2005.

Management expects that net interest income will increase during 2005 due to the anticipated growth in interest earning assets. At year-end 2004, the amortized cost of interest earning assets was $5,037 million compared to $4,724 million on average during 2004. The acquisition of First Clermont on January 3, 2005 added approximately $180 million of interest earning assets. Average interest earning assets should be approximately $5,375 million in 2005 and average interest bearing liabilities should be approximately $4,485 million in 2005. Management expects that the net interest margin will be approximately 4.35% in 2005. The acquisitions of First Federal and First Clermont were all cash transactions. The total purchase price was approximately $99 million. Both of these acquisitions will increase net interest income but will reduce the net interest margin. A year ago, management projected that the net interest margin would be 4.50% for 2004. The actual results for 2004 were a little better at 4.56%.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

                                CHANGE FROM 2003 TO 2004            Change from 2002 to 2003
     (IN THOUSANDS)          VOLUME       RATE        TOTAL      Volume       Rate        Total
     --------------          ------       ----        -----      ------       ----        -----
Increase (decrease) in:
  Interest income:
                            --------    --------    --------    --------    --------    --------
    TOTAL LOANS             $  7,807    $(13,024)   $ (5,217)   $ (1,810)   $(21,231)   $(23,041)
                            --------    --------    --------    --------    --------    --------

  Taxable investments          7,633       5,084      12,717      20,163     (19,699)        464

  Tax-exempt investments      (1,486)        (76)     (1,562)     (1,232)        184      (1,048)

  Federal funds sold            (459)        234        (225)        (15)       (163)       (178)
                            --------    --------    --------    --------    --------    --------
    TOTAL INTEREST INCOME     13,495      (7,782)      5,713      17,106     (40,909)    (23,803)
                            --------    --------    --------    --------    --------    --------

Interest expense:
  Transaction accounts      $    417    $   (396)   $     21    $    224    $ (2,731)   $ (2,507)

  Savings accounts               161      (1,313)     (1,152)        250      (2,238)     (1,988)

  Time deposits               (1,428)     (6,043)     (7,471)     (1,763)    (13,569)    (15,332)

  Short-term borrowings         (724)      3,305       2,581       2,426      (2,998)       (572)

  Long-term debt               6,926      (4,195)      2,731       1,165      (1,362)       (197)
                            --------    --------    --------    --------    --------    --------
    TOTAL INTEREST EXPENSE     5,352      (8,642)     (3,290)      2,302     (22,898)    (20,596)
                            --------    --------    --------    --------    --------    --------
    NET VARIANCE            $  8,143    $    860    $  9,003    $ 14,804    $(18,011)   $ (3,207)
                            ========    ========    ========    ========    ========    ========

OTHER INCOME: Total other income, exclusive of security gains or losses, decreased by $8.9 million or 14.5% to $52.6 million in 2004 compared to an increase of $10.6 million or 20.7% in 2003 and an increase of $5.9 million or 13.2% in 2002.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory "other service income." Other service income decreased by $11.3 million or 52.3% to $10.3 million in 2004 compared to other service income of $21.6 million in 2003 and $12.9 million in 2002. Fixed rate mortgage loan volume is greatly dependent on the level of long-term interest rates. Although long-term interest rates continue to be relatively low (ten-year U.S. Government Treasury Note at 4.10%), most consumers have already refinanced their mortgage loans in the last three years at interest rates that on average are less than current fixed rate mortgage loan rates. Management expects that other service income will remain relatively stable in 2005, but will also include the additional fee income from the First Federal and First Clermont operations. Other service income is estimated to be approximately $11.5 million for 2005. A year ago, management projected that other service income would decrease significantly from $21.6 million in 2003.

Income from fiduciary activities increased by $892,000 or 8.7% to $11.1 million in 2004 and increased by $1.3 million or 14.6% in 2003. Fiduciary fees are generally based on the market value of assets under management. The strong performance of the equity markets in 2003 contributed to the large increase in fee income for 2003. Management expects that the increase in fee income from fiduciary activities for 2005 will be similar to 2004. First Federal and First Clermont did not have any fee income from fiduciary activities.

Service charges on deposit accounts increased by $1.3 million or 9.2% to $15.6 million in 2004 and increased by $401,000 or 2.9% to $14.3 million in 2003. Including the service charge income from First Federal and First Clermont, management expects that service charges on deposit accounts will be approximately $18 million in 2005.

The subcategory of "other income" increased by $173,000 or 1.1% to $15.6 million in 2004 and increased by $135,000 or .9% in 2003. This subcategory includes fees earned from check card and ATM services, fee income from bank owned life insurance, fee income earned from the sale of investment and insurance products, rental fee income from safety deposit boxes and fees earned from the sale of official and printed checks. Management expects that fee income earned from these products and services will increase modestly in 2005. With the inclusion of the operations of First Federal and First Clermont, management expects that other income will be approximately $18 million in 2005.

OTHER EXPENSE: Total other expense increased by $3.9 million or 3.2% to $126.3 million in 2004 and increased by $2.4 million or 2.0% to $122.4 million in 2003, compared to $120.0 million in 2002.

Salaries and employee benefits increased by $3.4 million or 5.0% to $71.5 million in 2004 and increased by $2.6 million or 4.0% in 2003. Full-time equivalent employees at year-end were 1,749 (which includes 56 from First Federal) compared to 1,645 at year-end 2003 and 1,600 at year-end 2002. Salary expense increased by 5.7% in 2004 and by 1.9% in 2003. Employee benefit expense increased by 2.3% in 2004 and by 12.5% in 2003. The large increase in employee benefit expense for 2003 was primarily due to a large increase in expense for the defined benefit pension plan and for the supplemental executive retirement plan. See Note 12 of the Notes to Consolidated Financial Statements for additional information on Park's benefit plans. With the inclusion of the operations of First Federal and First Clermont, management expects that salaries and employee benefits expense will be approximately $81 million in 2005. A year ago, management had projected an increase of 4.0% in salaries and benefits expense for 2004 and the actual result was a 5.0% increase. The additional expense was primarily due to adding several commercial lenders during 2004.

The expense for amortization of intangibles was $1.5 million in 2004, $3.1 million in 2003 and $5.3 million in 2002. The expense for amortization of intangibles is expected to increase to $2.5 million in 2005 due to the addition of First Federal and First Clermont. The reduction in the amortization of intangibles in 2004 was due to the completion of the amortization of core deposit intangibles at the Fairfield National Division in 2003. The reduction in the amortization of intangibles in 2003 was due to completion of the amortization of core deposit intangibles at The Richland Trust Company in 2002.

                                FINANCIAL REVIEW

Data processing expense was $8.9 million in 2004 compared to $7.8 million in 2003 and $8.3 million in 2002. The increase in data processing expense of $1.1 million or 13.8% was due to an upgrade in the wide area network and to some additional expense related to the conversion of three of Park's affiliate banks to the same core processing system.

The subcategory "other expense" was $10.9 million in 2004, compared to $10.3 million in 2003 and $9.2 million in 2002. The increase in other expense of $1.1 million in 2003 was primarily due to a loss from an overdraft on a commercial checking account of $600,000 and an increase in losses from customer fraud.

Management expects that total other expense will be approximately $143 million in 2005 with the addition of the operating expense from First Federal and First Clermont. A year ago, management projected that total other expense would be $122 million for 2004 compared to actual results of $126.3 million. This variance was primarily due to the addition of several commercial lenders, additional professional fees (pertaining to the recruitment of the commercial lenders, the acquisitions of First Federal and First Clermont and compliance with the Sarbanes-Oxley Act) and finally due to the payment of $500,000 in prepayment penalties on Federal Home Loan Bank advances.

See Note 1 of the Notes to Consolidated Financial Statements for a discussion of the accounting for Park's incentive stock option plan. Park is required to adopt SFAS No. 123r "Accounting for Stock Based Compensation" for all stock options granted or that become vested after June 30, 2005. SFAS No. 123r requires Park to recognize stock-based employee compensation expense for options granted after June 30, 2005. Management does not expect that adoption of SFAS No. 123r will have a significant impact on earnings in 2005 since stock options are primarily granted during the second quarter of each year and are immediately exercisable. Management intends to adopt SFAS No. 123r on July 1, 2005 on a prospective basis. The pro-forma impact on earnings for 2004, 2003 and 2002 are shown to decrease earnings by $3.2 million, $1.9 million and $1.7 million, respectively. Management expects that the adoption of SFAS No. 123r will have a similar impact on earnings in 2006.

INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.2% in 2004, 29.5% in 2003 and 29.4% in 2002. A lower effective tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits. Park and its subsidiary banks do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in "state taxes" on Park's Consolidated Statement of Income. State tax expense was $2.5 million in 2004, $2.5 million in 2003 and $2.3 million in 2002.

CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historical loan loss experience and projections of future economic conditions.

The allowance for loan losses at December 31, 2004 totaled $68.3 million and represented 2.19% of total loans outstanding at December 31, 2004, compared to $63.1 million or 2.31% of total loans outstanding at December 31, 2003 and $62.0 million or 2.30% of total loans outstanding at December 31, 2002. The provision for loan losses was $8.6 million for 2004, compared to $12.6 million for 2003 and $15.0 million for 2002. Net charge-offs were $7.9 million for 2004, compared to $11.5 million for 2003 and $13.0 million for 2002. First Federal's allowance for loan losses of $4.45 million was added to Park's allowance for loan losses at year-end 2004. The ratio of net charge-offs to average loans was .28% in 2004, .43% in 2003 and .48% in 2002. Management expects that the ratio of net charge-offs to average loans for 2005 will be similar to the level of 2004 as the local economies where Park's subsidiary banks operate continue to improve. A year ago, management projected that the net charge-offs to average loans ratio would improve in 2004 which turned out to be accurate.

Management believes that the allowance for loan losses at year-end 2004 is adequate to absorb estimated credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

The following table summarizes the loan loss provision, charge-offs and recoveries for the last five years:

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

       (IN THOUSANDS)             2004           2003           2002           2001           2000
       --------------             ----           ----           ----           ----           ----
AVERAGE LOANS
  (NET OF UNEARNED
  INTEREST)                    $2,813,069     $2,695,830     $2,719,805     $2,881,551     $2,873,939

ALLOWANCE FOR
LOAN LOSSES:
  Beginning balance            $   63,142     $   62,028     $   59,959     $   57,473     $   52,140

  CHARGE-OFFS:
    Commercial, financial
      and agricultural              2,557          4,698          7,210          3,770          5,077

    Real estate -
      construction                    613             --            317            180             --

    Real estate -
      residential                   1,476          1,173          1,208          1,262            728

    Real estate -
      commercial                    1,951          1,947            884          1,181            433

    Consumer                        8,111          9,233          8,606          9,908          6,825

    Lease financing                   465            985          1,602          1,519            933
                               ----------     ----------     ----------     ----------     ----------
      TOTAL CHARGE-OFFS            15,173         18,036         19,827         17,820         13,996
                               ----------     ----------     ----------     ----------     ----------
  RECOVERIES:
    Commercial,financial
      and agricultural         $    2,138     $    1,543     $    1,812     $    2,453     $      788

    Real estate -
      construction                     67            175             --             --             --

    Real estate -
      residential                     650            549            969            433            331

    Real estate -
      commercial                      292            407            565            223            242

    Consumer                        3,633          3,236          2,891          3,426          2,772

    Lease financing                   529            645            616            712            406
                               ----------     ----------     ----------     ----------     ----------
      TOTAL RECOVERIES              7,309          6,555          6,853          7,247          4,539
                               ----------     ----------     ----------     ----------     ----------
        NET CHARGE-OFFS             7,864         11,481         12,974         10,573          9,457
                               ----------     ----------     ----------     ----------     ----------
    Provision charged
    to earnings                     8,600         12,595         15,043         13,059         14,790
                               ----------     ----------     ----------     ----------     ----------
    Allowance for loan
    losses of acquired bank         4,450             --             --             --             --
                               ----------     ----------     ----------     ----------     ----------
ENDING BALANCE                 $   68,328     $   63,142     $   62,028     $   59,959     $   57,473
                               ----------     ----------     ----------     ----------     ----------
RATIO OF NET CHARGE-OFFS
  TO AVERAGE LOANS                   0.28%          0.43%          0.48%          0.37%          0.33%

RATIO OF ALLOWANCE FOR
  LOAN LOSSES TO END OF
  YEAR LOANS,NET OF
  UNEARNED INTEREST                  2.19%          2.31%          2.30%          2.14%          1.94%
                               ----------     ----------     ----------     ----------     ----------

                                FINANCIAL REVIEW

The following table summarizes the allocation of allowance for possible loan losses:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                        2004                   2003                   2002                   2001                   2000
 DECEMBER 31,              PERCENT OF             PERCENT OF             PERCENT OF             PERCENT OF             PERCENT OF
 (DOLLARS IN                LOANS PER              LOANS PER              LOANS PER              LOANS PER              LOANS PER
  THOUSANDS)    ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY   ALLOWANCE   CATEGORY
 -----------    ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------  ---------  ----------
Commercial,
  financial
  and
  agricultural   $17,837      15.04%    $17,117      16.16%    $17,049      16.34%    $15,853      15.75%    $15,573      16.20%

Real estate -
  construction     3,107       4.98%      2,423       4.44%      1,982       3.68%      1,562       3.19%      1,430       3.23%

Real estate -
  residential      8,926      38.14%      7,378      36.02%      7,504      37.17%      8,053      38.41%      8,130      39.29%

Real estate -
  commercial      16,930      24.11%     15,412      24.54%     13,889      22.93%     12,080      21.30%     10,662      19.31%

Consumer          20,206      16.19%     18,681      16.48%     18,322      16.40%     19,131      17.08%     17,886      17.30%

Leases             1,322       1.54%      2,131       2.36%      3,282       3.48%      3,280       4.27%      3,792       4.67%
                 -------     ------     -------     ------     -------     ------     -------     ------     -------     ------
    TOTAL        $68,328     100.00%    $63,142     100.00%    $62,028     100.00%    $59,959     100.00%    $57,473     100.00%
                 =======     ======     =======     ======     =======     ======     =======     ======     =======     ======

As of December 31, 2004, the Corporation had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did the Corporation have any loans to foreign governments.

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

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS

DECEMBER 31,
(DOLLARS IN THOUSANDS)       2004         2003         2002         2001         2000
----------------------       ----         ----         ----         ----         ----
Nonaccrual loans           $17,873      $15,921      $17,579      $17,303      $10,204

Renegotiated loans           5,461        5,452        2,599        2,254        6,440

Loans past due 90 days
  or more                    5,439        4,367        6,290        7,550        5,093
                           -------      -------      -------      -------      -------
  TOTAL NONPERFORMING
    LOANS                   28,773       25,740       26,468       27,107       21,737
                           -------      -------      -------      -------      -------
Other real estate owned      2,680        2,319        3,206        3,425        1,716
                           -------      -------      -------      -------      -------
  TOTAL NONPERFORMING
    ASSETS                 $31,453      $28,059      $29,674      $30,532      $23,453
                           -------      -------      -------      -------      -------
PERCENTAGE OF
  NONPERFORMING LOANS
  TO LOANS, NET OF
  UNEARNED INTEREST           0.92%        0.94%        0.98%        0.97%        0.74%

PERCENTAGE OF
  NONPERFORMING ASSETS
  TO LOANS, NET OF
  UNEARNED INTEREST           1.01%        1.03%        1.10%        1.09%        0.79%

PERCENTAGE OF
  NONPERFORMING ASSETS
  TO TOTAL ASSETS             0.58%        0.56%        0.67%        0.67%        0.56%
                           -------      -------      -------      -------      -------

Tax equivalent interest income from loans of $179.5 million for 2004 would have increased by $1.9 million if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2004 in the approximate amount of $984,000 is included in interest income for those loans in accordance with original terms.

The Corporation had $131.8 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2004 compared to $177.7 million at year-end 2003 and $159.0 million at year-end 2002. The existing conditions of these loans do not warrant classification as nonaccrual. Management undertakes additional surveillance regarding a borrower's ability to comply with payment terms for watch list loans. As a percentage of year-end loans, the Corporation's watch list of potential problem loans was 4.2% in 2004, 6.5% in 2003 and 5.9% in 2002. Management expects that the Corporation's watch list of potential problem loans at year-end 2005 will be similar to year-end 2004 as economic conditions continue to improve. A year ago, management projected a reduction in the amount of watch list loans at year-end 2004 which turned out to be accurate.

CAPITAL RESOURCES

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $8.0 million during 2004 to $161.8 million at year end. Cash provided by operating activities was $86.7 million in 2004, $99.2 million in 2003, and $80.4 million in 2002. Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $147.8 million in 2004 and $665.0 million in 2003. Cash provided by investing activities was $200.6 million in 2002. Security transactions are the major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions used $64.6 million of cash in 2004 and used $615.9 million of cash in 2003. Net security trans-actions provided $110.1 million of cash in 2002. The other major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio was $171.8 million in 2004 and was $45.2 million in 2003. Cash provided by the net decrease in the loan portfolio was $95.0 million in 2002.

Cash provided by financing activities was $53.2 million in 2004 and $496.7 million in 2003. Cash used by financing activities was $211.3 million in 2002. A major source of cash for financing activities is the net change in deposits. Cash provided by the net increase in deposits was $103.3 million in 2004 and $180.9 million in 2002. Cash used by the net decrease in deposits was $80.9 million in 2003.

Changes in short-term borrowings or long-term debt are another major source or use of cash for financing activities. The net decrease in short-term borrowings used cash of $256.8 million in 2004 and $129.4 million in 2002. The net increase in short-term borrowings provided cash of $327.9 million in 2003. Cash was provided by the net increase in long-term debt of $271.4 million in 2004 and $298.8 million in 2003. Cash was used by the net decrease in long-term debt of $205.3 million in 2002.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

The increase or decrease in the investment portfolio and short- and long-term debt is greatly dependent upon the growth in loans and deposits. The primary objective of management is to grow loan and deposit totals. To the extent that management is unable to grow loan totals at a desired growth rate, additional investment securities are added to the balance sheet. Likewise, short- and long-term debt are utilized to fund the growth in earning assets if the growth in deposits and the cash flow from operations is not sufficient to do so.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,848 million or 56.3% of interest earning assets at year-end 2004. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

                                FINANCIAL REVIEW

An asset/liability committee monitors and forecasts rate-sensitive assets and rate-sensitive liabilities and develops strategies and pricing policies to influence the acquisition of certain assets and liabilities. The purpose of these efforts is to guard the Corporation from adverse impacts of unforeseen swings in interest rates and to enhance the net income of the Corporation by accepting a limited amount of interest rate risk, based on interest rate projections.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2004.

TABLE 11 - INTEREST RATE SENSITIVITY

     (DOLLARS               0-3             3-12            1-3              3-5            Over 5
   IN THOUSANDS)          Months           Months          Years            Years            Years          TOTAL
   -------------          ------           ------          -----            -----           ------          -----
INTEREST RATE
  SENSITIVE ASSETS:
  Investment
    securities (1)     $   109,413      $   265,175     $   666,032      $   605,866     $   282,392     $ 1,928,878

  Federal funds
    sold                     6,300               --              --               --              --           6,300

  Loans (1)              1,095,529        1,371,178         450,075          127,748          76,078       3,120,608
                       -----------      -----------     -----------      -----------     -----------     -----------
    TOTAL INTEREST
      EARNING
      ASSETS             1,211,242        1,636,353       1,116,107          733,614         358,470       5,055,786
                       -----------      -----------     -----------      -----------     -----------     -----------
INTEREST BEARING
  LIABILITIES:
  Interest bearing
    checking (2)           148,719               --         446,156               --              --         594,875

Savings
  accounts (2)             316,471               --         316,471               --              --         632,942

  Money market
  checking                 303,701               --              --               --              --         303,701

Time deposits              381,410          572,115         470,147          100,320           1,621       1,525,613

Other                        1,849               --              --               --              --           1,849
                       -----------      -----------     -----------      -----------     -----------     -----------
  TOTAL DEPOSITS         1,152,150          572,115       1,232,774          100,320           1,621       3,058,980
                       -----------      -----------     -----------      -----------     -----------     -----------
Short-term
  borrowings               278,231               --              --               --              --         278,231

Long-term debt             378,000           14,150         164,344          216,409          22,890         795,793
                       -----------      -----------     -----------      -----------     -----------     -----------
  TOTAL INTEREST
    BEARING
    LIABILITIES          1,808,381          586,265       1,397,118          316,729          24,511       4,133,004
                       -----------      -----------     -----------      -----------     -----------     -----------
INTEREST RATE
  SENSITIVITY GAP         (597,139)       1,050,088        (281,011)         416,885         333,959         922,782

CUMULATIVE RATE
  SENSITIVITY GAP         (597,139)         452,949         171,938          588,823         922,782              --

CUMULATIVE GAP AS
  A PERCENTAGE OF
  TOTAL INTEREST
  EARNING ASSETS             11.81%            8.96%           3.40%           11.65%          18.25%             --
                       -----------      -----------     -----------      -----------     -----------     -----------

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 25% of interest bearing checking accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a positive 8.96% to a negative 6.13%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2004, the cumulative interest earning assets maturing or repricing within twelve months were $2,848 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,395 million. For the twelve-month cumulative gap position, rate sensitive assets exceed rate sensitive liabilities by $453 million or 9.0% of earning assets. Management expects that the twelve month interest rate sensitivity gap will become less positive (assets exceeding liabilities) by year-end 2005.

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

The cumulative twelve month interest rate sensitivity gap position at December 31, 2003 was a negative $36 million or a negative .8% of interest earning assets compared to a positive $453 million or a positive 9.0% of interest earning assets at December 31, 2004. This change in the cumulative twelve month interest rate sensitivity gap of a positive $489 million was primarily due to an increase in the amount of long-term debt repricing or maturing in longer than one year to $404 million at year-end 2004 compared to $111 million at year-end 2003.

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

Management uses a .50% change in market interest rates per quarter for a total of 2.00% per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2004, the earnings simulation model projected that net income would increase by ..9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year. At December 31, 2003, the earnings simulation model projected that net income would increase by .1% using a rising interest rate scenario and decrease by 1.3% using a declining interest rate scenario over the next year and at December 31, 2002, the earnings simulation model projected that net income would increase by .6% using a rising interest rate scenario and decrease by 1.2% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past five years at 4.56% in 2004, 4.60% in 2003, 5.06% in 2002, 4.92% in 2001 and 4.75% in 2000. By comparison, the net interest margin for Park's peer group (all bank holding companies with $3 to $10 billion in assets) was 3.87% in 2004, 3.92% in 2003, 4.16% in 2002, 4.18% in 2001 and
4.17% in 2000. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be approximately 4.35% in 2005. The projected decrease in the net interest margin for 2005 is largely due to the acquisition of First Federal and First Clermont.

                                FINANCIAL REVIEW

CONTRACTUAL OBLIGATIONS

In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park's significant and determinable obligations by payment date at December 31, 2004.

Further discussion of the nature of each obligation is included in the referenced Note to the Consolidated Financial Statements.

TABLE 12 - CONTRACTUAL OBLIGATIONS

   DECEMBER 31,2004                                PAYMENTS DUE IN
   ----------------                                ---------------
      (DOLLARS                         0-1         1-3        3-5       Over 5
    IN THOUSANDS)           Note      Years       Years      Years       Years     TOTAL
   ----------------         ----      -----       -----      -----      ------     -----
Deposits without
  stated maturity                  $2,164,248   $     --   $      --   $    --   $2,164,248

Certificates of deposit               953,525    470,147     100,320     1,621    1,525,613

Short-term borrowings         9       278,231         --          --        --      278,231

Long-term debt               10        22,300    475,771     275,889    21,833      795,793

Operating leases              8         1,312      1,972       1,329       440        5,053

Purchase obligations                   55,335         --          --        --       55,335
                                   ----------   --------   ---------   -------   ----------
  TOTAL CONTRACTUAL
    OBLIGATIONS                    $3,474,951   $947,890   $ 377,538   $23,894   $4,824,273
                                   ----------   --------   ---------   -------   ----------

The Corporation's operating lease obligations represent short- and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation. The purchase obligation shown in the table relates primarily to the acquisition of First Clermont on January 3, 2005.

COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2004, the Corporation had $630 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $139 million of commitments for revolving home equity and credit card lines. Standby letters of credit totaled $15 million at December 31, 2004.

Commitments to extend credit for loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2005. See Note 17 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any significant contingent liabilities at December 31, 2004, and did not have any off-balance sheet arrangements at year-end 2004.

CAPITAL: The Corporation's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2004, the Corporation's equity capital was $562.6 million, an increase of 3.6% over the equity capital at December 31, 2003. Stockholders' equity at December 31, 2004 was 10.39% of total assets compared to 10.79% of total assets at December 31, 2003.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 2004. At year-end 2004, the Corporation had a risk-based capital ratio of 16.43% or capital above the minimum required by $282 million. The capital standard of tier l capital to risk-based assets is 4.00% at December 31, 2004. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2004, the Corporation had a tier l capital to risk-based assets ratio of 15.16% or capital above the minimum required by $374 million. Bank regulators have also established a leverage capital ratio of 4.00%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2004, the Corporation had a leverage capital ratio of 10.10% or capital above the minimum required by $307 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10.00% for risk-based capital, 6.00% for tier 1 capital to risk-based assets and 5.00% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized capital ratio guidelines at December 31, 2004. See Note 19 of the Notes to Consolidated Financial Statements for the capital ratios for the Corporation and its financial institution subsidiaries.

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

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 2004.

TABLE 13-CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

       DECEMBER 31,
  (DOLLARS IN THOUSANDS,
  EXCEPT PER SHARE DATA)          2004            2003            2002            2001          2000
  ----------------------          ----            ----            ----            ----          ----
RESULTS OF OPERATIONS:
  Interest income             $   270,993     $   264,629     $   287,920     $   320,348    $   323,131

  Interest expense                 58,702          61,992          82,588         127,404        142,339

  Net interest income             212,291         202,637         205,332         192,944        180,792

  Provision for loan
    losses                          8,600          12,595          15,043          13,059         14,790

  Net interest income
    after provision for
    loan losses                   203,691         190,042         190,289         179,885        166,002

  Gain/(loss) on sale
    of securities                    (793)         (6,060)           (182)            140           (889)

  Noninterest income               52,641          61,583          51,032          45,098         38,353

  Noninterest expense             126,290         122,376         119,964         114,207        106,862

  Net income                       91,507          86,878          85,579          78,362         68,547

PER SHARE:
  Net income - basic                 6.38            6.01            5.87            5.32           4.59

  Net income - diluted               6.32            5.97            5.86            5.31           4.58

  Cash dividends declared           3.414           3.209           2.962           2.752          2.533

AVERAGE BALANCES:
  Loans                       $ 2,813,069     $ 2,695,830     $ 2,719,805     $ 2,881,551    $ 2,873,939

  Investment securities         1,901,129       1,759,816       1,384,750       1,105,707      1,001,940

  Money market instruments
    and other                       9,366          35,768          36,679          21,021         24,144
                              -----------     -----------     -----------     -----------    -----------
    TOTAL EARNING ASSETS        4,723,564       4,491,414       4,141,234       4,008,279      3,900,023
                              -----------     -----------     -----------     -----------    -----------

                                FINANCIAL REVIEW

        DECEMBER 31,
   (DOLLARS IN THOUSANDS,
   EXCEPT PER SHARE DATA)           2004           2003           2002           2001           2000
   ----------------------           ----           ----           ----           ----           ----
  Noninterest bearing
    deposits                        574,560        522,456        502,400        460,219        460,360

  Interest bearing
    deposits                      2,946,360      2,901,835      2,901,456      2,735,046      2,666,113
                                  ---------      ---------      ---------      ---------      ---------
    TOTAL DEPOSITS                3,520,920      3,424,291      3,403,856      3,195,265      3,126,473
                                  ---------      ---------      ---------      ---------      ---------
  Short-term borrowings             401,299        515,328        226,238        279,244        295,162

  Long-term debt                    519,979        281,599        252,834        295,669        267,147

  Stockholders' equity              538,275        520,391        487,316        452,287        414,095

  Total assets                    5,049,081      4,803,263      4,435,162      4,270,004      4,141,834

RATIOS:
  Return on average assets             1.81%          1.81%          1.93%          1.84%          1.65%

  Return on average equity            17.00%         16.69%         17.56%         17.33%         16.55%

  Net interest margin (1)              4.56%          4.60%          5.06%          4.92%          4.75%

  Noninterest expense to
    net revenue (1)                   47.11%         45.66%         46.02%         47.11%         47.82%

  Dividend payout ratio               53.54%         53.42%         50.42%         51.64%         52.73%

  Average stockholders' equity
    to average total assets           10.66%         10.83%         10.99%         10.59%         10.00%

  Leverage capital                    10.10%         10.79%         10.72%          9.97%          9.91%

  Tier 1 capital                      15.16%         16.51%         16.51%         14.84%         15.01%

  Risk-based capital                  16.43%         17.78%         17.78%         16.09%         16.27%
                                  ---------      ---------      ---------      ---------      ---------

(1)   Computed on fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2004 and 2003. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

TABLE 14 - QUARTERLY FINANCIAL DATA

                                                           THREE MONTHS ENDED
      (DOLLARS IN THOUSANDS,             ------------------------------------------------------
      EXCEPT PER SHARE DATA)             MARCH 31        JUNE 30        SEPT. 30          DEC. 31
      ----------------------             --------        -------        --------          -------
2004:
  Interest income                      $    66,787     $    66,372    $    68,604     $    69,230

  Interest expense                          14,171          13,850         14,794          15,887

  Net interest income                       52,616          52,522         53,810          53,343

  Provision for loan losses                  1,465           1,905          2,745           2,485

  Gain (loss) on sale of securities            106              --             --            (899)

  Income before income taxes                32,604          34,368         32,982          29,295

  Net income                                22,978          24,085         23,547          20,897

  Per share data:
    Net income - basic                        1.59            1.68           1.65            1.46

    Net income - diluted                      1.58            1.67           1.63            1.44

  Weighted-average common
    stock outstanding - basic           14,443,898      14,341,123     14,289,060      14,305,004

  Weighted-average common
    stock equivalent - diluted          14,553,019      14,464,537     14,427,971      14,499,782
                                       -----------     -----------    -----------     -----------
2003:
  Interest income                      $    68,863     $    67,971    $    64,051     $    63,744

  Interest expense                          16,658          16,375         14,701          14,258

  Net interest income                       52,205          51,596         49,350          49,486

  Provision for loan losses                  3,433           2,836          3,156           3,170

  Gain (loss) on sale of securities         (1,234)            321         (4,474)           (673)

  Income before income taxes                32,924          35,991         28,502          25,772

  Net income                                23,166          25,123         20,200          18,389

  Per share data:
    Net income - basic                        1.60            1.74           1.40            1.27

    Net income - diluted                      1.60            1.73           1.39            1.26

  Weighted-average common
    stock outstanding - basic           14,469,869      14,449,173     14,452,600      14,463,954

  Weighted-average common
    stock equivalent - diluted          14,515,896      14,534,269     14,574,443      14,581,080
                                       -----------     -----------    -----------     -----------

The Corporation's common stock (symbol: PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2004, the Corporation had 5,006 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2004 and 2003, as reported by AMEX. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 2004.

TABLE 15 - MARKET AND DIVIDEND INFORMATION

                                                       CASH
                                                     DIVIDEND
                                            LAST     DECLARED
                      HIGH       LOW       PRICE    PER SHARE
                      ----       ---       -----    ---------
2004:
  FIRST QUARTER     $110.24    $105.33    $107.90     $0.838

  SECOND QUARTER     124.76     107.52     121.63      0.838

  THIRD QUARTER      125.08     108.48     121.17      0.838

  FOURTH QUARTER     141.25     119.29     135.50      0.900
                    -------    -------    -------     ------
2003:
  First Quarter     $ 98.52    $ 88.86    $ 88.86     $0.790

  Second Quarter     108.86      91.00     108.81      0.790

  Third Quarter      114.29     106.04     106.57      0.790

  Fourth Quarter     113.81     100.97     107.76      0.838
                    -------    -------    -------     ------

                    MANAGEMENT'S REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders
Park National Corporation

The management of Park National Corporation (the "Corporation") is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Corporation's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States. The Corporation's internal control over financial reporting includes those policies and procedures that:

      a.) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation;

      b.) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States, and that receipts and expenditures of the Corporation are being made only in accordance with authorizations of management and directors of the Corporation; and

      c.) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporation's assets that could have a material effect on the financial statements.

The Corporation's internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluations of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Accordingly, even an effective system of internal control over financial reporting will provide only reasonable assurance with respect to financial statement preparation.

With the supervision and participation of our President and Chief Executive Officer and our Chief Financial Officer, management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2004.

Park's independent registered public accounting firm (Ernst & Young LLP) have issued an attestation report on management's assessment of the Corporation's internal control over financial reporting which follows this report.

/s/ C. Daniel DeLawder                            /s/ John W. Kozak
----------------------                            -----------------
C. Daniel DeLawder                                John W. Kozak
President and Chief Executive Officer             Chief Financial Officer

                             REPORT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Park National Corporation

We have audited management's assessment, included in the accompanying Report of Management, that Park National Corporation maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Park National Corporation management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Park National Corporation maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Park National Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004 and our report dated February 25, 2005 expressed an unqualified opinion thereon.

                                        Ernst & young LLP

Columbus, Ohio
February 25, 2005

                             REPORT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Park National Corporation

We have audited the accompanying consolidated balance sheets of Park National Corporation and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Park National Corporation and subsidiaries internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2005 expressed an unqualified opinion thereon.

                                        Ernst & young LLP

Columbus, Ohio
February 25, 2005

                          CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2004 and 2003 (Dollars in thousands)

ASSETS                                                                                     2004                2003
---------------------------------------------------------------------------------      -----------         -----------
Cash and due from banks                                                                $   155,529         $   169,782
Federal funds sold                                                                           6,300                  --
Interest bearing deposits with other banks                                                   2,096                  50

INVESTMENT SECURITIES:
  Securities available-for-sale, at fair value (amortized cost of $1,835,194 and
    $1,899,537 at December 31, 2004 and 2003, respectively)                              1,854,335           1,928,697

  Securities held-to-maturity, at amortized cost (fair value of $73,613 and
    $63,563 at December 31, 2004 and 2003, respectively)                                    72,447              62,529
                                                                                       -----------         -----------
      TOTAL INVESTMENT SECURITIES                                                        1,926,782           1,991,226
                                                                                       -----------         -----------
Loans                                                                                    3,125,829           2,737,520
  Unearned loan interest                                                                    (5,221)             (6,717)
                                                                                       -----------         -----------
      TOTAL LOANS                                                                        3,120,608           2,730,803
                                                                                       -----------         -----------
  Allowance for loan losses                                                                (68,328)            (63,142)
                                                                                       -----------         -----------
      NET LOANS                                                                          3,052,280           2,667,661
                                                                                       -----------         -----------
OTHER ASSETS:
  Bank owned life insurance                                                                 94,909              82,570
  Premises and equipment,net                                                                43,179              36,746
  Accrued interest receivable                                                               20,548              19,794
  Other                                                                                    110,961              67,127
                                                                                       -----------         -----------
      TOTAL OTHER ASSETS                                                                   269,597             206,237
                                                                                       -----------         -----------
        TOTAL ASSETS                                                                   $ 5,412,584         $ 5,034,956
                                                                                       ===========         ===========

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2004 and 2003 (Dollars in thousands)


LIABILITIES AND STOCKHOLDERS' EQUITY                                           2004           2003
------------------------------------                                       -----------    -----------
DEPOSITS:
  Noninterest bearing                                                      $   630,882    $   547,793
  Interest bearing                                                           3,058,979      2,866,456
                                                                           -----------    -----------
    TOTAL DEPOSITS                                                           3,689,861      3,414,249
                                                                           -----------    -----------
  Short-term borrowings                                                        278,231        516,759
  Long-term debt                                                               795,793        485,977

OTHER LIABILITIES:
  Accrued interest payable                                                       6,411          6,437
  Other                                                                         79,727         68,493
                                                                           -----------    -----------
    TOTAL OTHER LIABILITIES                                                     86,138         74,930
                                                                           -----------    -----------
      TOTAL LIABILITIES                                                      4,850,023      4,491,915
                                                                           -----------    -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock,no par value (20,000,000 shares authorized;
    15,269,707 shares issued in 2004 and 15,269,452 issued in 2003)            208,251        105,895
  Accumulated other comprehensive income,net                                    12,442         18,954
  Retained earnings                                                            433,260        486,769
  Less:Treasury stock (949,480 shares in 2004 and
    814,425 shares in 2003)                                                    (91,392)       (68,577)
                                                                           -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY                                               562,561        543,041
                                                                           -----------    -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $ 5,412,584    $ 5,034,956
                                                                           ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2004, 2003 and 2002 (Dollars in thousands, except per share data)

                                                                2004      2003        2002
                                                             ---------  ---------  ---------
INTEREST INCOME:
  Interest and fees on loans                                 $ 178,853  $ 183,929  $ 206,699
  Interest and dividends on:
    Obligations of U.S.Government,its agencies
      and other securities                                      86,806     73,753     73,625
    Obligations of states and political subdivisions             5,115      6,168      6,975
  Other interest income                                            219        779        621
                                                             ---------  ---------  ---------
    TOTAL INTEREST INCOME                                      270,993    264,629    287,920
                                                             ---------  ---------  ---------
INTEREST EXPENSE:
  Interest on deposits:
    Demand and savings deposits                                  6,895      8,026     12,521
    Time deposits                                               33,103     40,574     55,906
  Interest on short-term borrowings                              5,319      2,738      3,310
  Interest on long-term debt                                    13,385     10,654     10,851
                                                             ---------  ---------  ---------
    TOTAL INTEREST EXPENSE                                      58,702     61,992     82,588
                                                             ---------  ---------  ---------
      NET INTEREST INCOME                                      212,291    202,637    205,332
                                                             ---------  ---------  ---------
Provision for loan losses                                        8,600     12,595     15,043
                                                             ---------  ---------  ---------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      203,691    190,042    190,289
                                                             ---------  ---------  ---------
OTHER INCOME:
  Income from fiduciary activities                              11,137     10,245      8,942
  Service charges on deposit accounts                           15,585     14,269     13,868
  Gain/(loss) on sales of securities                              (793)    (6,060)      (182)
  Other service income                                          10,325     21,648     12,936
  Other                                                         15,594     15,421     15,286
                                                             ---------  ---------  ---------
    TOTAL OTHER INCOME                                       $  51,848  $  55,523  $  50,850
                                                             ---------  ---------  ---------

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2004, 2003 and 2002 (Dollars in thousands, except per share data)

                                              2004         2003         2002
                                            --------     --------     --------
OTHER EXPENSE:
  Salaries and employee benefits            $ 71,464     $ 68,093     $ 65,464
  Data processing fees                         8,900        7,819        8,302
  Fees and service charges                     8,784        7,830        7,709
  Net occupancy expense of bank premises       7,024        6,917        6,262
  Amortization of intangibles                  1,479        3,110        5,276
  Furniture and equipment expense              5,749        6,434        6,177
  Insurance                                    1,030        1,090        1,190
  Marketing                                    3,972        3,585        3,512
  Postage and telephone                        4,482        4,691        4,560
  State taxes                                  2,468        2,518        2,287
  Other                                       10,938       10,289        9,225
                                            --------     --------     --------
    TOTAL OTHER EXPENSE                      126,290      122,376      119,964
                                            --------     --------     --------
      INCOME BEFORE FEDERAL INCOME TAXES     129,249      123,189      121,175
Federal income taxes                          37,742       36,311       35,596
                                            --------     --------     --------
      NET INCOME                            $ 91,507     $ 86,878     $ 85,579
                                            ========     ========     ========

EARNINGS PER SHARE:
      BASIC                                 $   6.38     $   6.01     $   5.87
      DILUTED                               $   6.32     $   5.97     $   5.86
                                            --------     --------     --------

The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF

                        CHANGES IN STOCKHOLDERS' EQUITY

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2004, 2003 and 2002 (Dollars in thousands, except per share data)

                                                                COMMON STOCK                   ACCUMULATED
                                                            --------------------                  OTHER
                                                               SHARES               RETAINED  COMPREHENSIVE  TREASURY
                                                            OUTSTANDING   AMOUNT    EARNINGS      INCOME      STOCK       TOTAL
                                                            -----------   ------    --------  -------------  --------     -----
BALANCE, JANUARY 1, 2002                                    14,637,841  $ 105,771  $ 403,870   $     8,705  $ (50,000) $ 468,346
                                                            ----------  ---------  ---------   -----------  ---------  ---------
  Treasury stock purchased                                    (213,740)        --         --            --    (18,793)   (18,793)
  Treasury stock reissued primarily for stock options           57,515         --         --            --      3,599      3,599
    exercised
  Cash payment for fractional shares in dividend
    reinvestment plan                                              (52)        (3)        --            --         --         (3)
  Net income                                                        --         --     85,579            --         --     85,579
  Other comprehensive income,net of tax:
    Unrealized net holding gain on securities
      available-for-sale,net of income taxes of $8,243                                              15,311                15,311
    Additional minimum liability for pension plan,
      net of income taxes of $(860)                                                                 (1,598)               (1,598)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
    Total other comprehensive income                                                                                      13,713
                                                            ----------  ---------  ---------   -----------  ---------  ---------
  Comprehensive income                                                                                                    99,292
    Cash dividends:
    Corporation at $2.962 per share                                 --         --    (43,149)           --         --    (43,149)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
BALANCE, DECEMBER 31, 2002                                  14,481,564  $ 105,768  $ 446,300   $    22,418  $ (65,194) $ 509,292
                                                            ==========  =========  =========   ===========  =========  =========
  Treasury stock purchased                                     (92,913)        --         --            --     (8,907)    (8,907)
  Treasury stock reissued primarily for stock options           64,396         --         --            --      5,524      5,524
    exercised
  Cash payment for fractional shares in dividend
    reinvestment plan                                              (40)        (3)        --            --         --         (3)
  Shares issued for stock options                                2,020        130                                            130
  Net income                                                        --         --     86,878            --         --     86,878
  Other comprehensive income,net of tax:
    Unrealized net holding loss on securities
      available-for-sale,net of income taxes of $(2,725)                                            (5,062)               (5,062)
    Reverse additional minimum liability for pension plan,
      net of income taxes of $860                                                                    1,598         --      1,598
                                                            ----------  ---------  ---------   -----------  ---------  ---------
    Total other comprehensive income                                                                                      (3,464)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
  Comprehensive income                                                                                                    83,414
    Cash dividends:
    Corporation at $3.209 per share                                 --         --    (46,409)           --         --    (46,409)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
BALANCE, DECEMBER 31, 2003                                  14,455,027  $ 105,895  $ 486,769   $    18,954  $ (68,577) $ 543,041
                                                            ==========  =========  =========   ===========  =========  =========
  Treasury stock purchased                                    (214,681)        --         --            --    (23,699)   (23,699)
  Treasury stock reissued primarily for stock options           79,626         --         --            --      7,323      7,323
    exercised
  Cash payment for fractional shares in dividend
    reinvestment plan                                              (25)        (3)        --            --         --         (3)
  Shares issued for stock options                                2,052        144                                            144
  Stock dividend at 5%                                              --    102,464    (96,025)                  (6,439)        --
  Cash payment for fractional shares for 5% stock dividend      (1,772)      (249)                                          (249)
  Net income                                                        --         --     91,507            --         --     91,507
  Other comprehensive income,net of tax:
    Unrealized net holding loss on securities
      available-for-sale,net of income taxes of $(3,506)                                            (6,512)               (6,512)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
    Total other comprehensive income                                                                                      (6,512)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
  Comprehensive income                                                                                                    84,995
    Cash dividends:
    Corporation at $3.414 per share                                 --         --    (48,991)           --         --    (48,991)
                                                            ----------  ---------  ---------   -----------  ---------  ---------
BALANCE, DECEMBER 31, 2004                                  14,320,227  $ 208,251  $ 433,260   $    12,442  $ (91,392) $ 562,561
                                                            ==========  =========  =========   ===========  =========  =========

The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2004, 2003 and 2002 (Dollars in thousands)

                                                                    2004           2003         2002
                                                                    ----           ----         ----
  OPERATING ACTIVITIES:
   Net income                                                   $    91,507   $    86,878   $    85,579
   Adjustments to reconcile net income to net cash
      provided by operating activities:
    Provision for loan losses                                         8,600        12,595        15,043
    Amortization of loan fees and costs,net                          (3,336)       (4,882)       (4,309)
    Provision for depreciation and amortization                       5,436         5,866         5,630
    Amortization of intangible assets                                 1,479         3,110         5,276
    Accretion of investment securities                               (1,756)       (6,063)       (5,666)
    Deferred income taxes                                            (2,542)       (3,661)       (3,519)
    Realized investment security losses                                 793         6,060           182
    Changes in assets and liabilities:
      Increase in other assets                                      (20,219)      (10,463)       (5,368)
      Increase (decrease) in other liabilities                        6,750         9,767       (12,476)
                                                                -----------   -----------   -----------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                    86,712        99,207        80,372
                                                                -----------   -----------   -----------
  INVESTING ACTIVITIES:
    Proceeds from sales of available-for-sale securities             58,438       754,474        99,673
    Proceeds from maturities of securities:
      Held-to-maturity                                               52,741       632,005         1,989
      Available-for-sale                                            384,087     3,013,785     1,971,411
    Purchase of securities:
      Held-to-maturity                                              (62,659)     (341,656)     (327,348)
      Available-for-sale                                           (367,974)   (4,674,476)   (1,635,650)
    Net decrease in interest bearing deposits with other banks           50            --            --
    Net (increase) decrease in loans                               (171,784)      (45,215)       94,956
    Cash paid for acquisition,net                                   (34,693)           --            --
    Purchases of premises and equipment, net                         (6,047)       (3,878)       (4,454)
                                                                -----------   -----------   -----------
        NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES        (147,841)     (664,961)      200,577
                                                                -----------   -----------   -----------
  FINANCING ACTIVITIES:
    Net increase (decrease) in deposits                             103,273       (80,886)      180,932
    Net (decrease) increase in short-term borrowings               (256,756)      327,881      (129,433)
    Cash payment for fractional shares of common stock                 (252)           (3)           (3)
    Exercise of stock options                                           144           130            --
    Purchase of treasury stock,net                                  (16,376)       (3,383)      (15,194)
    Proceeds from long-term debt                                    477,915       475,000            --
    Repayment of long-term debt                                    (206,541)     (176,249)     (205,314)
    Cash dividends paid                                             (48,231)      (45,742)      (42,292)
                                                                -----------   -----------   -----------
        NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES          53,176       496,748      (211,304)
                                                                -----------   -----------   -----------
        (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS             (7,953)      (69,006)       69,645
  Cash and cash equivalents at beginning of year                    169,782       238,788       169,143
                                                                -----------   -----------   -----------
        CASH AND CASH EQUIVALENTS AT END OF YEAR                $   161,829   $   169,782   $   238,788
                                                                ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE
  Summary of business acquisition:
    Fair value of assets acquired                               $   252,687
    Cash paid for the purchase of First Federal
      Bancorp Inc.common stock                                      (46,638)
    Fair value of liabilities assumed                              (232,707)
                                                                -----------
    Goodwill recognized                                         $   (26,658)
                                                                -----------

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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2004 and 2003, the Corporation did not hold any trading securities.

Gains and losses realized on the sale of investment securities have been accounted for on the trade date in the year of sale on a specific identification basis.

MORTGAGE LOANS HELD-FOR-SALE

Mortgage loans held-for-sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Mortgage loans held-for-sale were $2.9 million at December 31, 2004 and $4.5 million at December 31, 2003. These amounts are included in loans on the balance sheet and not shown separately, because they are not material. Forward commitments to sell mortgage loans are acquired to reduce market risk on mortgage loans in the process of origination and mortgage loans held-for-sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held-for-sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Consumer loans are generally not placed on nonaccrual status, but are charged-off when they are 120 days past due. For loans which are on nonaccrual status, it is Park's policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a cash basis and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.

The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans are removed from nonaccrual status when loan payments have been received to cure the delinquency status and the loan is deemed to be well-secured by management.

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

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral if the loan is collateral dependent.

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

INCOME RECOGNITION

Income earned by the Corporation and its subsidiaries is recognized on the accrual basis of accounting, except for late charges on loans which are recognized as income when they are collected.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The range of depreciable lives that premises and equipment are being depreciated over are:

Buildings                          5 to 50 Years
Equipment, furniture and fixtures  3 to 20 Years
Leasehold improvements             1 to 10 Years

Buildings that are currently placed in service are depreciated over 20 to 30 years. Equipment and furniture and fixtures that are currently placed in service are depreciated over 3 to 10 years. Leasehold improvements are depreciated over the life of the leases which range from 1 to 10 years.

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

MORTGAGE SERVICING RIGHTS

When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights are included in other assets and totaled $9,523,000 at December 31, 2004 and $9,184,000 at December 31, 2003. The estimated fair values of capitalized mortgage servicing rights are $9.5 million and $9.2 million at December 31, 2004 and 2003, respectively. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. In 2004, 2003 and 2002, Park capitalized $1.97 million, $7.88 million and $4.59 million in mortgage servicing rights, respectively. In 2004, 2003 and 2002, Park's amortization of mortgage servicing rights was $1.95 million, $4.24 million and $2.19 million, respectively. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized. Mortgage servicing rights also increased in 2004 by $315,000 as a result of the acquisition of First Federal Bancorp, Inc. on December 31, 2004. Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred.

Park serviced sold mortgage loans of $1,266 million at December 31, 2004, $1,166 million at December 31, 2003 and $833 million at December 31, 2002. At December 31, 2004, $102 million of the sold mortgage loans were sold with recourse. Management closely monitors the delinquency rates on the mortgage loans sold with recourse and due to the low delinquency rate and the favorable loan to value ratios does not anticipate any significant loss on the mortgage loans sold with recourse.

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

The estimated residual values of leases are established at inception by determining the estimated residual value for the equipment, automobiles, or aircraft from the particular industry leasing guide. Management re-evaluates the estimated residual values of leases on a quarterly basis from review of the leasing guides and charges operating expense for any write-down of the estimated residual values of leases.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Other intangible assets represent purchased assets that have no physical property but represent some future economic benefit to its owner and are capable of being sold or exchanged on their own or in combination with a related asset or liability.

Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to annual impairment tests. Intangible assets with definitive useful lives (such as core deposit intangibles) are amortized to expense over their estimated useful life.

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park affiliate bank for the past year and the operating results projected for future years, the purchase prices being paid for financial institutions in the Midwest, the deposit and loan totals of the particular Park affiliate bank and the economic conditions in the markets served by the Park affiliate bank.

Park had $7,529,000 of goodwill included in other assets at December 31, 2003. This goodwill was evaluated for impairment during the first quarter of 2004, 2003 and 2002 and a determination was made that the goodwill was not impaired for each year.

On December 31, 2004, Park acquired First Federal Bancorp, Inc. and added $26,658,000 of goodwill (See Note 2 of the Notes to Consolidated Financial Statements for details on this acquisition.) A total of $34,187,000 of goodwill is included in other assets at December 31, 2004.

Park had core deposit intangibles of $5,429,000 at December 31, 2003. Core deposit intangible amortization expense was $1,479,000 in 2004 pertaining to this asset. An additional core deposit intangible asset of $2,750,000 was added from the acquisition of First Federal Bancorp, Inc. A total of $6,700,000 of core deposit intangibles are included in other assets at December 31, 2004. The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to twelve years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash and cash equivalents include cash and cash items, amounts due from banks and federal funds sold. Generally federal funds are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

DECEMBER 31,
(DOLLARS IN THOUSANDS)                               2004      2003      2002
----------------------                               ----      ----      ----
Interest paid on deposits and other borrowings     $ 58,986  $ 63,608  $ 85,286
Income taxes paid                                  $ 41,884  $ 36,400  $ 39,650
                                                   --------  --------  --------

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

STOCK DIVIDEND

Park's Board of Directors approved a 5% stock dividend in November 2004. The additional shares resulting from the dividend were distributed on December 15, 2004 to stockholders of record as of December 1, 2004. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

TREASURY STOCK

The purchase of Park's common stock is recorded at cost. At the date of retirement or subsequent reissuance, the treasury stock account is reduced by the cost of such stock.

STOCK OPTIONS

At December 31, 2004, Park had an incentive stock option plan, which is described more fully in Note 11 of the Notes to Consolidated Financial Statements. Park accounts for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB 25) and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan have an exercise price that equalled the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if Park had applied the fair value provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to stock-based employee compensation.

DECEMBER 31,
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)     2004       2003       2002
--------------------------------------------      ----       ----       ----
Net income as reported                          $ 91,507   $ 86,878   $ 85,579
Pro-forma net income                            $ 88,284   $ 84,989   $ 83,852
                                                --------   --------   --------
Basic earnings per share as reported                6.38       6.01       5.88
Pro-forma basic earnings per share                  6.15       5.88       5.75
                                                --------   --------   --------
Diluted earnings per share as reported              6.32       5.97       5.86
Pro-forma diluted earnings per share                6.09       5.84       5.74
                                                --------   --------   --------

SFAS No. 123, "Accounting for Stock Based Compensation" was revised in December 2004 (SFAS No. 123r) and prohibits Park from using APB 25 for the accounting for stock-based compensation for all stock options granted or that become vested after June 30, 2005. Companies are permitted to adopt SFAS No. 123r earlier than July 1, 2005, but the management of Park intends to adopt SFAS No. 123r on July 1, 2005 on a prospective basis.

DERIVATIVE INSTRUMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement became effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2004, 2003 and 2002 and as a result the adoption of this statement has had no impact on the Corporation's financial position, results of operations and cash flows.

ACCOUNTING CHANGES

EMERGING ISSUES TASK FORCE 03-1 (EITF 03-1), THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS: In March 2004, FASB reached a consensus on EITF 03-1, which clarifies the application of an impairment model to determine whether investments are other-than-temporarily impaired. The provisions of EITF 03-1 must be applied prospectively to all current and future investments accounted for in accordance with SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities." On September 15, September 30, and November 15, 2004, the FASB issued proposed staff positions to provide guidance on the application and scope of certain paragraphs and to defer the effective date of the impairment measurement and recognition provisions contained in specific paragraphs of EITF 03-1. This deferral will be superseded in FASB's final issuance of the staff position. The management of Park does not expect the revised EITF 03-1 to have a material impact on its results of operations or financial condition at the time of the adoption.

SEC STAFF ACCOUNTING BULLETIN (SAB) NO. 105, APPLICATION OF ACCOUNTING PRINCIPLES TO LOAN COMMITMENTS: SAB 105 summarizes the views of the staff of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB 105 provides that the fair value of recorded loan commitments that are accounted for as derivatives should not incorporate the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this accounting standard did not have a material impact on Park's results of operations or financial condition.

2. ORGANIZATION, ACQUISITIONS AND PENDING ACQUISITION

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank, N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Central Ohio. A wholly-owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through two banking divisions with the Park National Division headquartered in Newark, Ohio and the Fairfield National Division headquartered in Lancaster, Ohio. FKNB also operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and The Unity

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 20 for financial information on the Corporation's banking subsidiaries.

On December 31, 2004, Park acquired First Federal Bancorp, Inc., ("First Federal") a savings and loan holding company headquartered in Zanesville, Ohio, in an all cash transaction accounted for as a purchase. The stockholders of First Federal received $13.25 in cash for each outstanding common share of First Federal common stock. Park paid a total of $46,638,000 to the stockholders of First Federal. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Century National Bank. The goodwill recognized as a result of this acquisition was $26,658,000. The fair value of the acquired assets of First Federal were $252,687,000 and the fair value of the liabilities assumed were $232,707,000 at December 31, 2004.

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

PENDING ACQUISITION

On January 3, 2005, Park acquired First Clermont Bank of Milford, Ohio for $52,500,000 in an all cash purchase. First Clermont Bank merged with The Park National Bank and will be operated as a separate division of The Park National Bank. At December 31, 2004, First Clermont Bank had total assets of $185 million.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $30,827,000 and $28,928,000 at December 31, 2004 and 2003,
respectively. No other compensating balance arrangements were in existence at year-end.

4. INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are shown below. Management evaluates the investment securities on a quarterly basis for permanent impairment. No impairment charges have been deemed necessary in 2004 and 2003.

                                                  GROSS      GROSS
                                               UNREALIZED  UNREALIZED
                                   AMORTIZED     HOLDING    HOLDING     ESTIMATED
(IN THOUSANDS)                       COST         GAINS     LOSSES      FAIR VALUE
--------------------------------  -----------  ----------  ----------  ------------
2004:
SECURITIES AVAILABLE-FOR-SALE
 Obligations of U.S.Treasury and
   other U.S.Government agencies  $    15,201   $     8     $     3    $     15,206
 Obligations of states and
   political subdivisions              81,738     3,851          23          85,566
 U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities    1,685,760    16,043       1,225       1,700,578
 Other equity securities               52,495       501          11          52,985
                                  -----------   -------     -------    ------------
   TOTAL                          $ 1,835,194   $20,403     $ 1,262    $  1,854,335
                                  ===========   =======     =======    ============
2004:
SECURITIES HELD-TO-MATURITY
 Obligations of states and
   political subdivisions         $    18,173   $   703     $    --    $     18,876
 U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities       54,274       470           7          54,737
                                  -----------   -------     -------    ------------
   TOTAL                          $    72,447   $ 1,173     $     7    $     73,613
                                  ===========   =======     =======    ============

Management does not believe any individual unrealized loss as of December 31, 2004 represents an other-than-temporary impairment. The unrealized losses relate primarily to the impact of increases in market interest rates on U.S. Government agencies asset-backed securities.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Securities with unrealized losses at December 31, 2004 were as follows:

                          LESS THAN 12 MONTHS   12 MONTHS OR LONGER          TOTAL
                         --------------------  --------------------  --------------------
                           FAIR    UNREALIZED    FAIR    UNREALIZED    FAIR    UNREALIZED
  (IN THOUSANDS)          VALUE      LOSSES     VALUE      LOSSES     VALUE      LOSSES
                         --------  ----------  --------  ----------  --------  ----------

2004:
SECURITIES
AVAILABLE-FOR-SALE
 Obligations of U.S.
  Treasury and
  other U.S.
  Government
  agencies               $  5,198   $     3    $     --  $       --  $  5,198  $        3

 Obligations of
  states and
  political
  subdivisions              1,019        23          --          --     1,019          23

 U.S.Government
  agencies' asset-
  backed securities
  and other asset-
  backed securities       208,643       363      24,136         862   232,779       1,225
Other equity securities       189        11          --          --       189          11
                         --------   -------    --------  ----------  --------  ----------
    TOTAL                $215,049   $   400    $ 24,136  $      862  $239,185  $    1,262
                         ========   =======    ========  ==========  ========  ==========
2004:
SECURITIES
HELD-TO-MATURITY
 U.S.Government
  agencies' asset-
  backed securities
  and other asset-
  backed securities      $  4,715   $     7    $     --  $       --  $  4,715  $        7
                         --------   -------    --------  ----------  --------  ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      GROSS       GROSS
                                                    UNREALIZED  UNREALIZED
                                         AMORTIZED   HOLDING     HOLDING     ESTIMATED
     (IN THOUSANDS)                        COST       GAINS      LOSSES     FAIR VALUE
---------------------------------       ----------  ----------  ----------  ----------
2003:
  SECURITIES AVAILABLE-FOR-SALE
   Obligations of U.S. Treasury and
     other U.S. Government agencies     $   24,389    $   965     $   --    $   25,354

   Obligations of states and
     political subdivisions                 93,936      5,598          6        99,528

   U.S. Government agencies'
     asset-backed securities and
     other asset-backed securities       1,737,215     23,393      1,305     1,759,303
     Other equity securities                43,997        522          7        44,512
                                        ----------    -------     ------    ----------
       TOTAL                            $1,899,537    $30,478     $1,318    $1,928,697
                                        ==========    =======     ======    ==========
2003:
  SECURITIES HELD-TO-MATURITY
   Obligations of states and
     political subdivisions             $   21,480    $   863     $   --    $   22,343

   U.S. Government agencies'
     asset-backed securities and
     other asset-backed securities          41,049        171         --        41,220
                                        ----------    -------     ------    ----------
       TOTAL                            $   62,529    $ 1,034     $   --    $   63,563
                                        ==========    =======     ======    ==========

The amortized cost and estimated fair value of investments in debt securities at December 31, 2004 are shown below by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected principal repayments. The average yield is computed on a tax equivalent basis using a 35 percent tax rate.

                                                            WEIGHTED
                                   AMORTIZED  ESTIMATED     AVERAGE     AVERAGE
    (DOLLARS IN THOUSANDS)           COST     FAIR VALUE    MATURITY     YIELD
---------------------------------  ---------  ----------  ------------  -------
SECURITIES AVAILABLE-FOR-SALE
U.S. Treasury and agencies' notes:
  Due within one year              $  15,201  $   15,206   0.04 YEARS    5.60%
                                   ---------  ----------  -----------    ----
Obligations of states and
 political subdivisions:
  Due within one year                 17,239      17,572   0.63 YEARS    7.20%

  Due one through five years          61,567      64,820   2.82 YEARS    7.18%

  Due five through ten years           2,932       3,174   6.70 YEARS    7.06%
                                   ---------  ----------  -----------    ----
   TOTAL                           $  81,738  $   85,566   2.49 YEARS    7.18%
                                   =========  ==========  ===========    ====
U.S. Government agencies'
 asset-backed securities and
 other asset-backed securities:
   Due within one year             $ 306,853  $  309,550   0.52 YEARS    4.78%

   Due one through five years        790,646     797,596   2.81 YEARS    4.77%

   Due five through ten years        451,000     454,964   7.17 YEARS    4.72%

   Due over ten years                137,261     138,468  11.59 YEARS    4.69%
                                   ---------  ----------  -----------    ----
       TOTAL                       $1,685,76  $1,700,578   4.27 YEARS    4.75%
                                   =========  ==========  ===========    ====
SECURITIES HELD-TO-MATURITY
Obligations of state and
 political subdivisions:
   Due within one year             $   1,203  $    1,214   0.63 YEARS    6.45%

   Due one through five years         16,488      17,142   2.70 YEARS    6.52%

   Due five through ten years            482         520   5.74 YEARS    7.25%
                                   ---------  ----------  -----------    ----
       TOTAL                       $  18,173  $   18,876   2.64 YEARS    6.55%
                                   =========  ==========  ===========    ====
U.S. Government agencies'
 asset-backed securities and
 other asset-backed securities:
   Due within one year             $  34,597  $   34,876   0.49 YEARS    5.67%

   Due one through five years         19,433      19,617   1.71 YEARS    5.69%

   Due five through ten years             74          74   6.99 YEARS    3.85%

   Due over ten years                    170         170  11.64 YEARS    4.11%
                                   ---------  ----------  -----------    ----
       TOTAL                       $  54,274  $   54,737   0.97 YEARS    5.67%
                                   =========  ==========  ===========    ====

Investment securities having a book value of $1,367 million and $1,260 million at December 31, 2004 and 2003, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold, and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.

At December 31, 2004, $530 million was pledged for government and trust department deposits, $441 million was pledged to secure repurchase agreements and $396 million was pledged as collateral for FHLB advance borrowings. At December 31, 2003, $543 million was pledged for government and trust department deposits, $470 million was pledged to secure repurchase agreements and $247 million was pledged as collateral for FHLB advance borrowings.

In 2004, 2003, and 2002, gross gains of $140,000, $1,507,000 and $113,000, and gross losses of $933,000, $7,567,000 and $295,000 were realized, respectively. Tax benefits related to net securities losses were $278,000 in 2004, $2,121,000 in 2003 and $64,000 in 2002.

5. LOANS

The composition of the loan portfolio is as follows:

 DECEMBER 31 (DOLLARS IN THOUSANDS)       2004        2003
-------------------------------------- ----------  ----------
Commercial, financial and agricultural $  469,382  $  441,165
Real estate:
  Construction                            155,326     121,160

  Residential                           1,190,275     983,702

  Commercial                              752,428     670,082

Consumer, net                             505,151     450,145

Leases, net                                48,046      64,549
                                       ----------  ----------
    TOTAL LOANS                        $3,120,608  $2,730,803
                                       ==========  ==========

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

Nonaccrual and restructured loans are summarized as follows:

       DECEMBER 31 (DOLLARS IN THOUSANDS)            2004      2003
-------------------------------------------------  -------  -------
Impaired loans:
  Nonaccrual                                       $17,873  $15,921

  Restructured                                       5,461    5,452

   Total impaired loans                             23,334   21,373

Other nonaccrual loans                                  --       --
                                                   -------  -------
          TOTAL NONACCRUAL AND RESTRUCTURED LOANS  $23,334  $21,373
                                                   =======  =======

The allowance for credit losses related to impaired loans at December 31, 2004 and 2003 was $4,667,000 and $4,275,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $22,378,000, $19,913,000 and $20,427,000 for 2004, 2003, and 2002, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2004, 2003, and 2002, the Corporation recognized $900,000, $924,000 and $1,080,000, respectively, of interest income on impaired loans, which included $984,000, $632,000 and $833,000, respectively, of interest income recognized using the cash basis method of income recognition.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2004 and 2003, loans aggregating approximately $120,917,000 and $94,541,000, respectively, were outstanding to such parties. During 2004, $77,195,000 of new loans were made and repayments totaled $50,819,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

   (DOLLARS IN THOUSANDS)                         2004       2003       2002
---------------------------------------------  ---------  ---------  ---------
Balance, January 1                             $ 63,142   $ 62,028   $ 59,959
   Allowance for loan losses of acquired bank     4,450         --         --

   Provision for loan losses                      8,600     12,595     15,043

   Losses charged to the reserve                (15,173)   (18,036)   (19,827)

   Recoveries                                     7,309      6,555      6,853
                                               --------   --------   --------
BALANCE, DECEMBER 31                           $ 68,328   $ 63,142   $ 62,028
                                               ========   ========   ========

7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

DECEMBER 31 (DOLLARS IN THOUSANDS)           2004      2003
----------------------------------------  ---------  ---------
Total minimum payments to be received     $ 38,606   $ 42,695

Estimated unguaranteed residual value of
leased property                             11,953     24,288

Less unearned income                        (2,513)    (2,434)
                                          --------   --------
  TOTAL                                   $ 48,046   $ 64,549
                                          ========   ========

Minimum lease payments, in thousands, to be received as of December 31, 2004 are:

(IN THOUSANDS)
--------------
2005            $24,410
2006              6,087
2007              3,648
2008              2,496
2009              1,510
Thereafter          455
                -------
  TOTAL         $38,606
                =======

8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

DECEMBER 31 (DOLLARS IN THOUSANDS)        2004        2003
-----------------------------------    ----------  ----------
Land                                   $  13,258   $  10,105
Buildings                                 54,256      46,095
Equipment, furniture and fixtures         52,284      46,932
Leasehold improvements                     3,248       2,436
                                       ---------   ---------
        TOTAL                            123,046     105,568
                                       ---------   ---------
Less accumulated depreciation and
amortization                             (79,867)    (68,822)
                                       ---------   ---------
        PREMISES AND EQUIPMENT, NET    $  43,179   $  36,746
                                       =========   =========

Depreciation and amortization expense amounted to $5,436,000, $5,866,000 and $5,630,000 for the three years ended December 31, 2004, 2003 and 2002, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(IN THOUSANDS)
--------------
2005            $1,331
2006             1,070
2007               905
2008               763
2009               566
Thereafter         440
                ------
  TOTAL         $5,075
                ======

Rent expense amounted to $1,362,000, $1,307,000 and $1,120,000, for the three years ended December 31, 2004, 2003 and 2002, respectively.

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

DECEMBER 31 (DOLLARS IN THOUSANDS)                2004      2003
----------------------------------------------  --------  --------
Securities sold under agreements to repurchase
   and federal funds purchased                  $192,483  $367,082

Federal Home Loan Bank advances                   78,228   145,050

Other short-term borrowings                        7,520     4,627
                                                --------  --------
  TOTAL SHORT-TERM BORROWINGS                   $278,231  $516,759

The outstanding balances for all short-term borrowings as of December 31, 2004, 2003 and 2002 (in thousands) and the weighted-average interest rates as of year-end and paid during each of the years then ended are as follows:

                                   REPURCHASE                DEMAND
                                   AGREEMENTS     FEDERAL     NOTES
                                   AND FEDERAL  HOME LOAN   DUE U.S.
                                      FUNDS        BANK     TREASURY
     (DOLLARS IN THOUSANDS)         PURCHASED    ADVANCES   AND OTHER
--------------------------------   -----------  ----------  ----------
2004:
 ENDING BALANCE                       $192,483   $ 78,228    $ 7,520
 HIGHEST MONTH-END BALANCE             354,195    160,050      7,520
 AVERAGE DAILY BALANCE                 323,978     74,043      3,278
 WEIGHTED-AVERAGE INTEREST RATE:
  AS OF YEAR-END                          1.29%      2.31%      2.25%
  PAID DURING THE YEAR                    1.17%      2.01%      1.13%
                                      --------   --------    -------
2003:
 Ending balance                       $367,082   $145,050    $ 4,627
 Highest month-end balance             777,707    145,050      9,914
 Average daily balance                 495,704     16,011      3,613
 Weighted-average interest rate:
  As of year-end                          1.09%      1.01%      1.00%
  Paid during the year                    0.50%      1.24%      1.12%
                                      --------   --------    -------
2002:
 Ending balance                       $174,086  $      --    $14,792
 Highest month-end balance             293,551     70,000     14,792
 Average daily balance                 206,637     14,923      4,678
 Weighted-average interest rate:
  As of year-end                          1.13%        --       1.25%
  Paid during the year                    1.42%      1.80%      2.18%
                                      --------   --------    -------

At December 31, 2004 and 2003, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2004, $797 million of residential mortgage loans were pledged under a blanket agreement to the FHLB by Park's affiliate banks. At December 31, 2003, $738 million of residential mortgage loans were pledged to the FHLB.

10. LONG-TERM DEBT

Long-term debt is listed below:

DECEMBER 31 (DOLLARS IN THOUSANDS)         2004                2003
----------------------------------  -----------------  -------------------
TOTAL FEDERAL HOME LOAN BANK
 ADVANCES BY YEAR OF MATURITY:

  2004                              $       --    --   $         22  5.63%

  2005                                  22,300  5.73%       208,100  1.41%

  2006                                 187,581  2.65%            --    --

  2007                                 188,190  2.83%            84  6.69%

  2008                                 117,379  4.03%        87,594  4.79%

  2009                                  73,510  4.98%        70,000  5.04%

  Thereafter                            21,833  5.52%        20,177  5.69%
                                    ----------  ----   ------------  ----
   TOTAL                            $  610,793  3.47%  $    385,977  3.06%
                                    ----------  ----   ------------  ----
TOTAL BROKER REPURCHASE AGREEMENTS
  BY YEAR OF MATURITY:
  2007                              $  100,000  3.62%  $    100,000  1.14%
  2009                                  85,000  2.56%            --    --
                                    ----------  ----   ------------  ----
   TOTAL                            $  185,000  3.13%  $    100,000  1.14%
                                    ----------  ----   ------------  ----
TOTAL COMBINED LONG-TERM DEBT
BY YEAR OF MATURITY:
  2004                              $       --    --   $         22  5.63%

  2005                                  22,300  5.73%       208,100  1.41%

  2006                                 187,581  2.65%            --    --

  2007                                 288,190  3.10%       100,084  1.14%

  2008                                 117,379  4.03%        87,594  4.79%

  2009                                 158,510  3.68%        70,000  5.04%

  Thereafter                            21,833  5.52%        20,177  5.69%
                                    ----------  ----   ------------  ----
   TOTAL                            $  795,793  3.39%  $    485,977  2.67%
                                    ==========  ====   ============  ====

At December 31, 2004 and 2003, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation's affiliate banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's affiliate banks.

See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. See Note 9 of the Notes to Consolidated Financial Statements for the amount of residential mortgage loans that are pledged to the FHLB.

11. STOCK OPTION PLAN

The Park National Corporation 1995 Incentive Stock Option Plan ("the Park Plan") was adopted April 17, 1995, amended April 20, 1998, and April 16, 2001. The Park Plan is intended as an incentive to encourage stock ownership by the key employees of the Corporation. The maximum number of common shares with respect to which incentive stock options may be granted under the Park Plan is 1.2 million. Generally, stock options granted under the Park Plan vest immediately. At December 31, 2004, 400,311 options were available for future grants under this plan. Incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options were granted under this plan in 2005. The plan expired on January 17, 2005.

The Board of Directors of Park approved a new ten year incentive stock option plan at its meeting on January 18, 2005. The new plan would permit a maximum of
1.5 million common shares with respect to which incentive stock options may be granted. To become effective, the new plan must be approved by shareholders at the Park Annual Meeting of Shareholders on April 18, 2005.

All data has been restated, as applicable, for subsequent stock dividends.

                                      STOCK OPTIONS
                             ----------------------------------
                                                   WEIGHTED
                                                   AVERAGE
                                                   EXERCISE
                                                   PRICE PER
                              NUMBER                SHARE
                             --------          ----------------
  January 1, 2002            472,261                $ 83.79

    Granted                  172,594                  88.28

    Exercised                (52,212)                 60.27

    Forfeited/Expired        (12,827)                 82.63
                             -------                -------
  December 31, 2002          579,816                  87.27

    Granted                  179,125                  92.10

    Exercised                (60,431)                 81.41

    Forfeited/Expired        (78,414)                 88.82
                             -------                -------
  December 31, 2003          620,096                  89.04

    Granted                  232,178                 109.48

    Exercised                (75,653)                 87.46

    Forfeited/Expired        (56,513)                 91.48
                             -------                -------
  DECEMBER 31, 2004          720,108                $ 95.60
                             =======                =======
Range of exercise prices:                      $31.47 - $154.02

  Weighted-average remaining contractual life: 2.9 Years

  Exercisable at year end:                     699,860

  Weighted-average exercise price of
  exercisable options:                         $95.25

                            OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                   -------------------------------------  ----------------------
                                 WEIGHTED-
                                  AVERAGE     WEIGHTED-                WEIGHTED-
                   OUTSTANDING   REMAINING     AVERAGE    EXERCISABLE   AVERAGE
    RANGE OF          AS OF     CONTRACTUAL   EXERCISE       AS OF      EXERCISE
EXERCISE PRICES      12/31/04      LIFE        PRICE        12/31/04     PRICE
-----------------  -----------  -----------  -----------  -----------  ---------
$30.00 - $80.00        18,313       1.2      $     64.83     18,313     $ 64.83
$80.01 - $90.00       224,045       2.0            86.41    224,045       86.41
$90.01 - $100.00      231,977       2.3            91.41    231,977       91.41
$100.01 - $110.00     204,599       4.3           107.74    184,351      107.75
$110.01 - $120.00      13,040       4.4           114.03     13,040      114.03
$120.01 - $160.00      28,134       4.1           126.51     28,134      126.51
                      -------       ---      -----------    -------     -------
                      720,108       2.9      $     95.60    699,860     $ 95.25
                      -------       ---      -----------    -------     -------

The Corporation has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. The alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock Based Compensation," requires the use of option valuation models to value employee stock options. Under APB 25, because the exercise price of the Corporation's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2004, 2003 and 2002 respectively: risk-free interest rates of 3.36%, 2.74% and 3.82%; a dividend yield of 3.00% for 2004, 2003 and 2002, a volatility factor of the expected market price of the Corporation's common stock of .175%, .170% and .145% and a weighted-average expected option life of 4.0 years. The weighted-average fair value of options granted were $13.88, $10.55 and $10.00 for 2004, 2003 and 2002, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Using an accrual measurement date of September 30, plan assets for the pension plan are listed below:

(DOLLARS IN THOUSANDS)                              2004      2003
-----------------------------------------------  ---------  ---------
CHANGE IN FAIR VALUE OF PLAN ASSETS:
  Fair value at beginning of measurement period  $ 36,355   $ 24,240

  Actual return on plan assets                      3,830      5,114

  Company contributions                                --      9,880

  Benefits paid                                    (2,844)    (2,879)
                                                 --------   --------
    FAIR VALUE AT END OF MEASUREMENT PERIOD      $ 37,341   $ 36,355
                                                 --------   --------

The asset allocation for the defined benefit pension plan as of the measure-ment date, by asset category, is as follows:

                                                      PERCENTAGE OF PLAN ASSETS
ASSET CATEGORY                     TARGET ALLOCATION  2004                 2003
---------------------------------  -----------------  ----                 ----
Equity securities                    50% - 100%        84%                  81%

Fixed income and cash equivalents  remaining balance   16%                  19%

Other                                    --            --                   --
                                   -----------------  ---                  ---
   TOTAL                                 --           100%                 100%
                                   -----------------  ---                  ---

The investment policy, as established by the Retirement Plan Committee, is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets is 7.75% in 2004 and 2003. This return is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

Using an actuarial measurement date of September 30, benefit obligation activity is listed as follows:

(DOLLARS IN THOUSANDS)                            2004        2003
----------------------------------------------  ---------  ---------
CHANGE IN BENEFIT OBLIGATION:
  Projected benefit obligation at beginning of
    measurement period                          $ 39,948   $ 33,885

  Service cost                                     2,502      2,095

  Interest cost                                    2,577      2,347

  Actuarial loss or (gain)                         2,986      4,500

  Benefits paid                                   (2,844)    (2,879)
                                                --------   --------
    PROJECTED BENEFIT OBLIGATION AT THE END
    OF MEASUREMENT PERIOD                       $ 45,169   $ 39,948
                                                --------   --------

The accumulated benefit obligation for the defined benefit pension plan was $37,167,000 at September 30, 2004 and $33,148,000 at September 30, 2003.

The weighted average assumptions used to determine benefit obligations at September 30, were as follows:

                                2004  2003
                               -----  -----
Discount rate                  6.00%  6.25%

Rate of compensation increase  3.75%  4.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2005         $ 1,118
2006           1,338
2007           1,561
2008           1,741
2009           1,947
2010 - 2014   16,252
             -------
  TOTAL      $23,957
             =======

The following table displays the funded status of the defined benefit pension plan which is computed by taking the difference between the fair value of the plan assets and the projected benefit obligation at the measurement date of September 30. The following table also provides information on the prepaid benefit cost at September 30.

(DOLLARS IN THOUSANDS)             2004       2003
-------------------------------  ---------  --------
Funded status                    $ (7,828)  $(3,593)

Unrecognized prior service cost       250       262

Unrecognized net actuarial loss    10,435     8,987
                                 --------   -------
   PREPAID BENEFIT COST          $  2,857   $ 5,656
                                 --------   -------

Using an actuarial measurement date of September 30, components of net periodic benefit cost are as follows:

(DOLLARS IN THOUSANDS)                      2004      2003      2002
----------------------------------        --------  --------  --------
COMPONENTS OF NET PERIODIC BENEFIT COST:

 Service cost                             $ 2,502   $ 2,095   $ 2,047

 Interest cost                              2,577     2,347     2,261

 Expected return on plan assets            (2,789)   (2,138)   (2,197)

 Amortization of prior service cost            12        12        (7)

 Recognized net actuarial
 loss/(gain)                                  497       339        --
                                          -------   -------   -------
    BENEFIT COST                          $ 2,799   $ 2,655   $ 2,104
                                          -------   -------   -------

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, follows:

                                          2004   2003
                                          -----  -----
Discount rate                             6.25%  7.00%

Rate of compensation increase             4.00%  4.00%

Expected long-term return on plan assets  7.75%  8.00%

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,452,000, $1,393,000 and $1,240,000 for 2004,
2003 and 2002, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2004 and 2003, the accrued benefit cost for this plan totaled $4,441,000 and $4,212,000, respectively. The expense for the Corporation was $636,000, $1,236,000, and $660,000 for 2004, 2003, and 2002, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

DECEMBER 31 (DOLLARS IN THOUSANDS)   2004      2003
----------------------------------  -------  -------
DEFERRED TAX ASSETS:
  Allowance for loan losses         $23,915  $22,070
  Intangible assets                   2,743    3,946
  Deferred compensation               3,638    3,723
  Other                               3,270    2,650
                                    -------  -------
   TOTAL DEFERRED TAX ASSETS        $33,566  $32,389
                                    -------  -------
DEFERRED TAX LIABILITIES:
  Lease revenue reporting           $ 6,293  $10,756
  Accumulated other comprehensive
  income                              6,700   10,206
  Deferred investment income          9,998    7,642
  Mortgage servicing rights           3,333    3,214
  Other                                 830      272
                                    -------  -------
   TOTAL DEFERRED TAX LIABILITIES    27,154   32,090
                                    -------  -------
    NET DEFERRED TAX ASSETS         $ 6,412  $   299
                                    -------  -------

The components of the provision for federal income taxes are shown below:

(DOLLARS IN THOUSANDS)     2004       2003       2002
----------------------  ---------  ---------  ---------
Currently payable       $ 40,284   $ 39,972   $ 39,115
Deferred                  (2,542)    (3,661)    (3,519)
                        --------   --------   --------
   TOTAL                $ 37,742   $ 36,311   $ 35,596
                        --------   --------   --------

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2004, 2003 and 2002.

DECEMBER 31                          2004    2003    2002
----------------------------------  ------  ------  ------
Statutory corporate tax rate        35.0%   35.0%   35.0%
Changes in rates resulting from:
  Tax-exempt interest income        (1.7%)  (2.1%)  (2.4%)
  Tax credits (low income housing)  (2.2%)  (2.1%)  (1.9%)
  Other                             (1.9%)  (1.3%)  (1.3%)
                                    ----    ----    ----
EFFECTIVE TAX RATE                  29.2%   29.5%   29.4%
                                    ----    ----    ----

Park and its subsidiary banks do not pay state income tax to the State of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in state tax expense and was $2.5 million in 2004, $2.5 million in 2003 and $2.3 million in 2002.

14. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes are shown in the following table for the years ended December 31, 2004, 2003 and 2002.

YEAR ENDED DECEMBER 31              BEFORE-TAX    TAX     NET-OF-TAX
(DOLLARS IN THOUSANDS)                AMOUNT    EXPENSE     AMOUNT
-------------------------------     ----------  --------  ----------
2004:
  Unrealized losses on
  available-for-sale securities      $(10,811)  $(3,784)   $(7,027)
  Reclassification adjustment for
  losses realized in net income           793       278        515
                                     --------   -------    -------
    OTHER COMPREHENSIVE LOSS         $(10,018)  $(3,506)   $(6,512)
                                     --------   -------    -------
2003:
  Reverse additional minimum
  liability for pension plan         $  2,458   $   860    $ 1,598
  Unrealized losses on
  available-for-sale securities       (13,847)   (4,846)    (9,001)
  Reclassification adjustment for
  losses
   realized in net income               6,060     2,121      3,939
                                     --------   -------    -------
     OTHER COMPREHENSIVE LOSS        $ (5,329)  $(1,865)   $(3,464)
                                     --------   -------    -------

YEAR ENDED DECEMBER 31              BEFORE-TAX    TAX     NET-OF-TAX
(DOLLARS IN THOUSANDS)                AMOUNT    EXPENSE    AMOUNT
----------------------              ----------  --------  ----------
2002:
  Additional minimum liability
    for pension plan                  $ (2,458)  $  (860)   $ (1,598)
  Unrealized gains on
  available-for-sale securities         23,372     8,179      15,193
  Reclassification adjustment for
  losses realized in net income            182        64         118
                                      --------   -------    --------
    OTHER COMPREHENSIVE INCOME        $ 21,096   $ 7,383    $ 13,713
                                      --------   -------    --------

15.   EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

YEAR ENDED DECEMBER 31
(DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)                2004           2003           2002
----------------------              -----------  ------------  ------------
NUMERATOR:
  Net income                        $    91,507  $     86,878  $     85,579
DENOMINATOR:
  Basic earnings per share:
   Weighted-average shares           14,344,771    14,458,899    14,572,456
  Effect of dilutive securities -
    stock options                       141,556        92,523        32,701
Diluted earnings per share:
  Adjusted weighted-average shares
  and assumed conversions            14,486,327    14,551,422    14,605,157
EARNINGS PER SHARE:
  Basic earnings per share          $      6.38  $       6.01  $       5.87
  Diluted earnings per share        $      6.32  $       5.97  $       5.86

16.   DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2004, approximately $16,258,000 of the total stockholders' equity of the bank sub-sidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

17. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

DECEMBER 31 (DOLLARS IN THOUSANDS)    2004            2003
----------------------------------  ---------       ---------
Loan commitments                    $ 630,041       $ 577,998
Unused credit card limits             139,056         141,442
Standby letters of credit              15,179          22,300

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

18.   FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:

CASH AND CASH EQUIVALENTS: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets' fair values.

INTEREST BEARING DEPOSITS WITH OTHER BANKS: The carrying amounts reported in the balance sheet for interest bearing deposits with other banks approximate those assets' fair values.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

BANK OWNED LIFE INSURANCE: The carrying amounts reported in the balance sheet for bank owned life insurance approximate those assets' fair values.

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

OFF-BALANCE SHEET INSTRUMENTS: Fair values for the Corporation's loan com-mitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standing.

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

The fair value of financial instruments at December 31, 2004 and 2003 is as follows:

                                           2004                       2003
DECEMBER 31,                    CARRYING         FAIR        Carrying       Fair
(IN THOUSANDS)                   AMOUNT         VALUE         Amount        Value
----------------------         -----------  --------------  -----------  ------------
FINANCIAL ASSETS:
  Cash and federal funds
   sold                        $  161,829   $     161,829   $  169,782   $   169,782

  Interest bearing
   deposits
   with other banks                 2,096           2,096           50            50

  Investment securities         1,926,782       1,927,948    1,991,226     1,992,260

  Bank owned life                  94,909          94,909       82,570        82,570
   insurance

  Loans:
   Commercial, financial
     and agricultural             469,382         469,382      441,165       441,165

   Real estate:
    Construction                  155,326         155,326      121,160       121,160

    Residential                 1,190,275       1,188,930      983,702       990,145

    Commercial                    752,428         747,289      670,082       673,319

   Consumer, net                  505,151         499,933      450,145       457,725
                               ----------   -------------   ----------   -----------
      TOTAL LOANS               3,072,562       3,060,860    2,666,254     2,683,514
                               ----------   -------------   ----------   -----------
      Allowance for
      loan losses                 (68,328)             --      (63,142)           --
                               ----------   -------------   ----------   -----------
        LOANS
        RECEIVABLE, NET        $3,004,234   $   3,060,860   $2,603,112   $ 2,683,514
                               ----------   -------------   ----------   -----------
FINANCIAL LIABILITIES:
  Noninterest bearing
   checking                    $  630,882   $     630,882   $  547,793   $   547,793

  Interest bearing
   checking                       594,874         594,874      555,230       555,230

  Savings                         632,942         632,942      573,893       573,893

  Money market accounts           303,701         303,701      233,170       233,170

  Time deposits                 1,525,613       1,520,609    1,502,619     1,515,196

  Other                             1,849           1,849        1,544         1,544
                               ----------   -------------   ----------   -----------
    TOTAL DEPOSITS             $3,689,861   $   3,684,857   $3,414,249   $ 3,426,826
                               ----------   -------------   ----------   -----------
  Short-term borrowings           278,231         278,231      516,759       516,759

  Long-term debt                  795,793         801,315      485,977       498,632

UNRECOGNIZED FINANCIAL
  INSTRUMENTS:

  Loan commitments                     --            (630)          --          (578)

  Standby letters of
   credit                              --             (76)          --          (112)
                               ----------   -------------   ----------   -----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 2004 and December 31, 2003.

DECEMBER 31,                            2004                     2003
(DOLLARS IN THOUSANDS)          AMOUNT       RATIO       Amount       Ratio
---------------------------   ---------    --------    ---------      ------
Total equity (1)              $ 562,561      10.39%    $ 543,041      10.79%
Tier 1 capital (2)              508,279      15.16%      510,456      16.51%
Total risk-based capital(3)     550,675      16.43%      549,650      17.78%
Leverage (4)                    508,279      10.10%      510,456      10.79%

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

At December 31, 2004 and 2003, the Corporation's Tier 1 capital, total risk-based capital and leverage ratios were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 2004, and 2003, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991. The following table indicates the capital ratios for each subsidiary at December 31, 2004 and December 31, 2003.

                                                     2004                                               2003
                                   -----------------------------------------          -----------------------------------------
                                   TIER 1           TOTAL                             TIER 1           TOTAL
                                   RISK-            RISK-                             RISK-            RISK-
    December 31                    BASED            BASED           LEVERAGE          BASED            BASED           LEVERAGE
------------------------           ------           -----           --------          ------           -----           --------
Park National Bank                  7.71%           11.04%            5.24%            8.16%           11.63%            5.38%
Richland Trust Company             10.23%           11.49%            5.64%            9.94%           11.20%            5.77%
Century National Bank               8.40%           10.29%            8.02%            9.48%           11.83%            5.81%
First-Knox National Bank            8.44%           12.26%            5.37%            8.71%           12.60%            5.46%
United Bank,N.A                    10.88%           12.14%            5.70%           10.38%           11.64%            5.56%
Second National Bank                8.84%           12.17%            5.48%            8.89%           12.36%            5.43%
Security National Bank              9.43%           13.84%            5.10%            7.94%           12.11%            5.34%
Citizens National Bank             11.76%           16.67%            5.68%           11.72%           16.59%            5.80%

20. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows. See Note 2 for a detailed description of individual banking subsidiaries.

OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31,2004 (IN THOUSANDS)
                                                                                                            ALL
                             PNB       RTC       CNB     FKNB      UB      SNB        SEC       CIT        OTHERS      TOTAL
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Net interest income       $   63,050 $ 21,992 $ 19,725 $ 32,329 $ 10,074 $ 15,477  $  31,939  $  7,252   $  10,453  $  212,291
Provision for loan
 losses                        3,230      735      965    1,695      320      (15)       430       580         660       8,600
Other income                  21,401    4,339    5,210    6,766    1,722    2,079      8,257     1,253         821      51,848
Depreciation and
amortization                   1,708      388      520      693      197      334      1,183       197         216       5,436
Other expense                 36,827   10,549   11,413   15,995    6,071    7,282     18,649     4,284       9,784     120,854
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Income before taxes           42,686   14,659   12,037   20,712    5,208    9,955     19,934     3,444         614     129,249
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Federal income taxes          13,808    4,906    3,972    6,864    1,685    3,096      6,485     1,112      (4,186)     37,742
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
  NET INCOME              $   28,878 $  9,753 $  8,065 $ 13,848 $  3,523 $  6,859  $  13,449  $  2,332   $   4,800  $   91,507
                          ========== ======== ======== ======== ======== ========  =========  ========   =========  ==========
BALANCES AT DECEMBER
 31, 2004:
Assets                    $1,662,200 $511,681 $782,393 $756,454 $236,658 $445,158  $ 917,084  $200,795   $ (99,839) $5,412,584
Loans                      1,011,912  277,812  540,607  479,348  101,628  196,577    436,718    69,830       6,176   3,120,608
Deposits                   1,182,804  386,652  530,082  488,748  182,578  262,271    571,580   131,873     (46,727)  3,689,861
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Operating Results for
 the year ended December
 31, 2003 (In thousands)
Net interest income       $   61,254 $ 21,081 $ 19,180 $ 31,459 $  8,615 $ 13,962  $  31,631  $  6,493   $   8,962  $  202,637
Provision for loan losses      5,385      845    2,025    1,997      110      360      1,471      (35)         437      12,595
Other income                  22,980    4,713    5,584    6,801    2,492    2,541      8,437     1,272         703      55,523
Depreciation and               1,988      406      506      685      245      435      1,164       238         199       5,866
amortization
Other expense                 35,575    9,759   10,850   15,547    5,705    6,853     19,175     4,236       8,810     116,510
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Income before taxes           41,286   14,784   11,383   20,031    5,047    8,855     18,258     3,326         219     123,189
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Federal income taxes          12,861    5,036    3,754    6,403    1,580    2,654      5,892     1,065      (2,934)     36,311
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
  Net income              $   28,425 $  9,748 $  7,629 $ 13,628 $  3,467 $  6,201  $  12,366  $  2,261   $   3,153  $   86,878
                          ========== ======== ======== ======== ======== ========  =========  ========   =========  ==========
Balances at December
 31, 2003:

Assets                    $1,636,753 $576,461 $495,594 $727,543 $245,175 $400,233  $ 922,334  $204,691   $(173,828) $5,034,956
Loans                        927,663  260,726  293,242  462,758   93,669  182,980    436,873    69,652       3,240   2,730,803
Deposits                   1,084,537  386,507  340,657  478,207  181,259  276,267    572,031   131,853     (37,069)  3,414,249
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Results for the year ended December 31, 2002 (In thousands)                                       ALL
                             PNB       RTC       CNB     FKNB      UB      SNB        SEC       CIT        OTHERS     TOTAL
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Net interest income       $   61,793 $ 22,277 $ 19,599 $ 30,484 $  8,762 $ 13,582  $  34,031  $  6,643   $   8,161  $  205,332
Provision for loan losses      6,590    1,995      880    2,963      205      225      1,090       705         390      15,043
Other income                  21,550    3,662    5,561    6,055    1,834    1,950      8,269     1,505         464      50,850
Depreciation and               2,026      378      455      669      257      443        933       277         192       5,630
amortization
Other expense                 33,895   12,214   10,553   14,607    5,694    6,940     18,846     4,251       7,334     114,334
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Income before taxes           40,832   11,352   13,272   18,300    4,440    7,924     21,431     2,915         709     121,175
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
Federal income taxes          12,524    3,844    4,435    5,654    1,295    2,299      6,824       896      (2,175)     35,596
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------
  Net income              $   28,308 $  7,508 $  8,837 $ 12,646 $  3,145 $  5,625  $  14,607  $  2,019   $   2,884  $   85,579
                          ========== ======== ======== ======== ======== ========  =========  ========   =========  ==========
Balances at December 31, 2002:
Assets                    $1,509,224 $470,775 $427,107 $661,338 $192,574 $333,374  $ 829,928  $166,424   $(144,119) $4,446,625
Loans                        872,341  257,535  278,644  461,014   97,001  176,501    467,049    80,257       1,845   2,692,187
Deposits                   1,167,628  374,094  335,318  484,411  167,887  269,024    593,783   128,096     (25,106)  3,495,135
                          ---------- -------- -------- -------- -------- --------  ---------  --------   ---------  ----------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals.

                                 NET
                              INTEREST     DEPRECIATION    OTHER     INCOME
   (IN THOUSANDS)              INCOME         EXPENSE     EXPENSE    TAXES       ASSETS       DEPOSITS
   -------------              --------     ---------     --------   -------    ---------     ----------
  2004:
Totals for reportable
  segments                    $ 201,838      $  5,220    $ 111,070  $ 41,928   $5,512,423    $ 3,736,588
Elimination of
  intersegment items                 --            --           --        --     (173,856)       (46,727)
Parent Co.and GFC totals
  -  not eliminated              10,453            65        9,784    (4,186)      74,017             --
Other items                          --           151           --        --           --             --
                              ---------      --------    ---------  --------   ----------    -----------
  TOTALS                      $ 212,291      $  5,436    $ 120,854  $ 37,742   $5,412,584    $ 3,689,861
                              =========      ========    =========  ========   ==========    ===========
  2003:
Totals for reportable
  segments                    $ 193,675      $  5,667    $ 107,702  $ 39,245   $5,208,784    $ 3,451,318
Elimination of
  intersegment items                 --            --           --        --     (237,240)       (37,069)
Parent Co.and GF totals
  -  not eliminated               8,962            48        8,808    (2,934)      63,412             --
Other items                          --           151           --        --           --             --
                              ---------      --------    ---------  --------   ----------    -----------
  Totals                      $ 202,637      $  5,866    $ 116,510  $ 36,311   $5,034,956    $ 3,414,249
                              =========      ========    =========  ========   ==========    ===========
  2002:
Totals for reportable
  segments                    $ 197,171      $  5,438    $ 107,000  $ 37,771   $4,590,744    $ 3,520,241
Elimination of
  intersegment items                 --            --           --        --     (198,364)       (25,106)
Parent Co.and GFC totals
  -  not eliminated               8,161            42        7,334    (2,175)      54,245             --
Other items                          --           150           --        --           --             --
                              ---------      --------    ---------  --------   ----------    -----------
  Totals                      $ 205,332      $  5,630    $ 114,334  $ 35,596   $4,446,625    $ 3,495,135
                              =========      ========    =========  ========   ==========    ===========

21. PARENT COMPANY STATEMENTS

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

Net cash provided by operating activities reflects cash payments for income taxes of $4,537,000, $3,339,000 and $1,621,000 in 2004, 2003, and 2002,
respectively.

At December 31, 2004 and 2003, stockholders' equity reflected in the Parent Company balance sheet includes $130.5 million and $136.8 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          at December 31, 2004 and 2003

   (IN THOUSANDS)                                      2004              2003
   -------------                                   ----------        ----------
ASSETS:
  Cash                                              $  123,418        $  119,318
  Investment in subsidiaries                           353,966           312,677
  Debentures receivable
  from subsidiary banks                                 56,000            56,000
  Other investments                                      1,308             1,590
  Dividends receivable from subsidiaries                26,400            51,900
  Other assets                                          47,027            43,192
                                                    ----------        ----------
     TOTAL ASSETS                                   $  608,119        $  584,677
                                                    ==========        ==========

LIABILITIES:
  Dividends payable                                 $   12,891        $   12,131
  Other liabilities                                     32,667            29,505
                                                    ----------        ----------
   TOTAL LIABILITIES                                    45,558            41,636
   TOTAL STOCKHOLDERS' EQUITY                          562,561           543,041
                                                    ----------        ----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  608,119        $  584,677
                                                    ----------        ----------

                              STATEMENTS OF INCOME
               for the years ended December 31, 2004, 2003 and 2002

   (IN THOUSANDS)                                 2004        2003        2002
   -------------                                --------    --------    --------
INCOME:
   Dividends from subsidiaries                  $ 83,000    $ 69,200    $ 85,300
   Interest and dividends                          6,461       6,448       6,443
   Other                                             774         684         436
                                                --------    --------    --------
    TOTAL INCOME                                  90,235      76,332      92,179
                                                --------    --------    --------
EXPENSE:
   Other net                                       8,199       7,668       6,452
                                                --------    --------    --------
    TOTAL EXPENSE                                  8,199       7,668       6,452
                                                --------    --------    --------
    INCOME BEFORE FEDERAL TAXES AND EQUITY
      IN UNDISTRIBUTED EARNINGS
      OF SUBSIDIARIES                             82,036      68,664      85,727
Federal income tax benefit                         4,791       3,253       2,327
                                                --------    --------    --------
  INCOME BEFORE EQUITY IN
    UNDISTRIBUTED EARNINGS
    OF SUBSIDIARIES                               86,827      71,917      88,054
Equity in undistributed earnings
  of subsidiaries                                  4,680      14,961      (2,475)
                                                --------    --------    --------
    NET INCOME                                  $ 91,507    $ 86,878    $ 85,579
                                                ========    ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 2004, 2003 and 2002

   (IN THOUSANDS)                                       2004             2003            2002
   --------------                                    ----------     ------------     ------------
OPERATING ACTIVITIES:
  Net income                                         $   91,507     $     86,878     $     85,579
Adjustments to reconcile net income to
   net cash provided by operating activities:
  Undistributed earnings of subsidiaries                 (4,680)         (14,961)           2,475

  Decrease (increase) in dividends
   receivable from subsidiaries                          25,500           24,875          (18,275)
  Increase in other assets                               (3,833)          (5,385)          (9,239)
  Increase in other liabilities                           3,689            5,147            4,885
                                                     ----------     ------------     ------------
     NET CASH PROVIDED BY
       OPERATING ACTIVITIES                             112,183           96,554           65,425
                                                     ----------     ------------     ------------
INVESTING ACTIVITIES:
  Cash paid for acquisition,net                         (43,645)              --               --

  Sale of investment securities                             277              447              161

  Other, net                                                 --               --              189
                                                     ----------     ------------     ------------
     NET CASH (USED IN) PROVIDED BY
        INVESTING ACTIVITIES                            (43,368)             447              350
                                                     ----------     ------------     ------------
FINANCING ACTIVITIES:
  Cash dividends paid                                   (48,231)         (45,742)         (42,292)

  Proceeds from issuance of
    common stock                                            144              130               --

  Cash payment for fractional shares                       (252)              (3)              (3)

  Purchase of treasury stock, net                       (16,376)          (3,383)         (15,194)
                                                     ----------     ------------     ------------
     NET CASH USED IN
        FINANCING ACTIVITIES                            (64,715)         (48,998)         (57,489)
                                                     ----------     ------------     ------------
     Increase in cash                                     4,100           48,003            8,286
Cash at beginning of year                               119,318           71,315           63,029
                                                     ----------     ------------     ------------
     CASH AT END OF YEAR                             $  123,418     $    119,318     $     71,315
                                                     ==========     ============     ============

                                       58