Form 10-K, Exhibit 13
period 2005-12-31
PARK NATIONAL CORP /OH/
filed 2006-03-09
CIK 805676

                                                                      EXHIBIT 13

                                FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation ("Park" or the "Corporation"). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park's ability to execute its business plan, changes in general economic and financial market conditions, changes in interest rates, changes in the competitive environment, changes in banking regulations or other regulatory or legislative requirements affecting bank holding companies and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake any obligation to publicly update any forward-looking statement except to the extent required by law.

Park's Board of Directors approved a 5% stock dividend in November 2004. The additional common shares resulting from the dividend were distributed on December 15, 2004, to stockholders of record as of December 1, 2004. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.

OVERVIEW

Net income for 2005 increased by $3.7 million to $95.2 million, a 4.1% increase over net income of $91.5 million for 2004. Diluted earnings per share increased by 5.1% to $6.64 for 2005 compared to $6.32 for 2004.

For 2005 compared to 2004, income before federal income taxes benefited from an $8.3 million increase in net interest income, a $3.2 million decrease in the provision for loan losses and a $7.9 million increase in total other income. Total operating expenses increased by $13.1 million and federal income tax expense increased by $2.4 million in 2005 compared to 2004.

The primary reason for the increases in net interest income, total other income and operating expense was the acquisitions of First Federal Bancorp, Inc. ("First Federal") on December 31, 2004 and First Clermont Bank ("First Clermont") on January 3, 2005. First Federal had $253 million of assets at the time of its acquisition and First Clermont had $185 million of assets on January 3, 2005. Both acquisitions were accounted for as purchases and did not have any impact on the 2004 operating results for Park.

Net income for 2004 increased by $4.6 million to $91.5 million, a 5.3% increase over net income of $86.9 million for 2003. Diluted earnings per share increased by 5.9% to $6.32 for 2004 compared to $5.97 for 2003.

For 2004 compared to 2003, income before federal income taxes benefited from a $9.7 million increase in net interest income and a $4.0 million reduction in the provision for loan losses. Total other income decreased by $3.7 million, total operating expenses increased by $3.9 million and federal income tax expense increased by $1.4 million in 2004 compared to 2003.

The primary reason for the increase in net income in 2004 was the $9.7 million or 4.8% increase in net interest income. Average loan balances were $2,813 million in 2004 compared to $2,696 million in 2003.

The reduction in the provision for loan losses contributed to the increases in net income for both 2005 and 2004. The provision for loan losses was $5.4 million in 2005, $8.6 million in 2004 and $12.6 million in 2003. The reduction in the provision for loan losses was primarily due to a reduction in net loan charge-offs, which were $5.9 million in 2005, $7.9 million in 2004 and $11.5 million in 2003.

The annualized net income to average assets ratio (ROA) was 1.71% for 2005 and 1.81% for both 2004 and 2003. The annualized net income to average equity ratio
(ROE) was 17.03% for 2005, 17.00% for 2004 and 16.69% for 2003.

Effective the fourth quarter of 2005, the quarterly cash dividend on common stock was increased to $.92 per share. The new annualized cash dividend of $3.68 per share is 2.2% greater than the sum of the cash dividends declared for the four previous quarters. Park has paid quarterly cash dividends since becoming a holding company in early 1987. The annual compound growth rate for Park's dividend declared per share for the last five years is 7.4%. The dividend pay out ratio was 54.19% for 2005, 53.54% for 2004 and 53.42% for 2003.

ACQUISITIONS AND BRANCH SALE

On January 3, 2005, Park acquired First Clermont Bank of Milford, Ohio for $52.5 million in an all cash transaction. First Clermont Bank merged with The Park National Bank (a Park subsidiary bank) and has been operating as a separate division of The Park National Bank (under the First Clermont name). The fair value of the acquired assets of First Clermont was $185.4 million and the fair value of the liabilities assumed was $161.3 million at January 3, 2005. The goodwill recognized as a result of this acquisition was $28.4 million. Park announced during the fourth quarter of 2005 that The Park National Bank's three offices in southwest Ohio will be combined with the First Clermont Division during the first six months of 2006.

On December 31, 2004, Park acquired First Federal Bancorp, Inc. for $46.6 million in an all cash transaction accounted for as a purchase. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Park's subsidiary bank, Century National Bank. The goodwill recognized as a result of this acquisition was $26.7 million. The fair value of the acquired assets of First Federal was $252.6 million and the fair value of the liabilities assumed was $232.7 million at December 31, 2004.

On February 11, 2005, Century National Bank sold its Roseville, Ohio branch office. The Roseville branch office was acquired in connection with the acquisition of First Federal on December 31, 2004. The Federal Reserve Board required that the Roseville branch office be sold as a condition of its approval of the merger transactions involving Park and First Federal. The deposits sold with the Roseville branch office totaled $12.4 million and the loans sold with the branch office totaled $5.3 million. Century National Bank received a premium of $1.2 million from the sale of deposits which reduced goodwill by $860,000 and core deposit intangibles by $324,000.

The two acquisitions were funded through the working capital of Park and its subsidiary banks. A year ago, management projected that the two acquisitions would add approximately $3 to $4 million to net income in 2005. Management estimates that the acquisitions added approximately $4.5 million to net income in 2005, net of the implied interest cost on the combined purchase prices of $99.1 million.

CRITICAL ACCOUNTING POLICIES

The significant accounting policies used in the development and presentation of Park's financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements. The accounting and reporting policies of Park conform with U.S. generally accepted accounting principles and general practices within the financial services industry. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Park considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable credit losses in the loan portfolio. Management's determination of the adequacy of the allowance for loan losses is based on periodic evaluations

                                FINANCIAL REVIEW

of the loan portfolio and of current economic conditions. However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and the current economic conditions. All of those factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods.

Management's assessment of the adequacy of the allowance for loan losses considers individual impaired loans, pools of homogeneous loans with similar risk characteristics and other environmental risk factors. This assessment is updated on a quarterly basis. The allowance established for individual impaired loans reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on regular analyses of commercial, commercial real estate and construction loans where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgement in estimating the amount of loss associated with specific impaired loans.

Pools of homogeneous loans with similar risk characteristics are also assessed for probable losses. A loss migration analysis is performed on commercial, commercial real estate loans and construction loans. These loans over a fixed dollar amount are assigned an internal credit rating. Generally, residential real estate loans and consumer loans are not individually graded. The amount of loan loss reserve assigned to these loans is dependent on their net charge-off history.

Management also evaluates the impact of environmental factors which pose additional risks. Such environmental factors include: national and local economic trends and conditions; experience, ability, and depth of lending management and staff; effects of any changes in lending policies and procedures; levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries. The determination of this component of the allowance for loan losses requires considerable management judgement.

Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgement than most other significant accounting policies. Statement of Financial Accounting Standard (SFAS) No. 142, "Accounting for Goodwill and Other Intangible Assets," establishes standards for the amortization of acquired intangible assets and impairment assessment of goodwill. At December 31, 2005, Park had core deposit intangibles of $7.5 million subject to amortization and $61.7 million of goodwill, which was not subject to periodic amortization. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park's goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park's banking subsidiaries to provide quality, cost effective banking services in a competitive marketplace. The goodwill value of $61.7 million is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. SFAS No. 142 requires an annual evaluation of goodwill for impairment. The fair value of the goodwill, which resides on the books of Park's subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park subsidiary banks and banking industry comparable information. Park has concluded in each of the past three years that the recorded value of goodwill was not impaired.

ABOUT OUR BUSINESS

Through its banking subsidiaries, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment, fiduciary and deposit services. Familiarity with its local markets has allowed Park to achieve solid financial results even in periods when there have been weak economic conditions.

A subsidiary bank of Park, The Park National Bank, has concentrated on further expanding its operations in three metropolitan areas in Ohio during the past year. The metropolitan areas are Columbus, Cincinnati and Dayton. The Park National Bank opened an office in Worthington (near Columbus), opened an office in West Chester (near Cincinnati) and relocated its downtown Dayton office to the Dayton suburb of Centerville during 2005. Additional lenders were added to further increase loans in these markets. The small to medium population Ohio communities, where most of Park's subsidiary banks are headquartered, have experienced slow economic growth in the past few years. Management expects to continue to concentrate on adding banking offices in higher growth markets in the next two years. Management anticipates that some of this expansion will be to metropolitan areas outside the state of Ohio.

The Corporation's subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. At December 31, 2005, Park and its subsidiaries operated one hundred twenty-six full service offices and a network of one hundred thirty-seven automatic teller machines in twenty-nine Ohio counties. The acquisition of First Clermont Bank added seven additional full service offices.

Park has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.

A table of financial data of Park's subsidiaries for 2005, 2004 and 2003 is shown below. See Note 20 of the Notes to Consolidated Financial Statements for additional financial information on the Corporation's subsidiaries.

TABLE 1 - PARK NATIONAL CORPORATION AFFILIATE FINANCIAL DATA

                                         2005                   2004                   2003
                                 --------------------   --------------------   --------------------
                                   AVERAGE      NET       Average      Net       Average      Net
                                   ASSETS      INCOME     Assets      Income     Assets      Income
                                 ----------   -------   ----------   -------   ----------   -------
(IN THOUSANDS)
Park National Bank:
   Park National Division        $1,413,872   $23,026   $1,380,568   $21,569   $1,330,713   $22,460
   Fairfield National Division      362,192     6,856      335,006     7,309      333,095     5,965
First Clermont Division             229,726     3,049           --        --           --        --
Richland Trust Company              515,749     8,842      546,710     9,753      509,609     9,748
Century National Bank               743,276    12,464      503,239     8,065      458,440     7,629
First-Knox National Bank:
First-Knox National Division        639,000    10,805      665,116    11,049      649,851    11,242
Farmers & Savings Division          126,939     2,544       79,442     2,799       82,019     2,386
United Bank, N.A.                   241,277     3,026      240,988     3,523      226,741     3,467
Second National Bank                404,656     6,029      390,906     6,859      372,152     6,201
Security National Bank:
   Security National Division       782,467    11,393      773,710    12,290      719,043    11,091
   Unity National Division          184,234     1,404      170,829     1,159      164,535     1,275
Citizens National Bank              189,965     1,928      201,916     2,332      188,446     2,261
Parent Company,
   including consolidating
   entries                         (275,265)    3,872     (239,349)    4,800     (231,381)    3,153
                                 ----------   -------   ----------   -------   ----------   -------
CONSOLIDATED TOTALS              $5,558,088   $95,238   $5,049,081   $91,507   $4,803,263   $86,878
                                 ==========   =======   ==========   =======   ==========   =======

                                FINANCIAL REVIEW

RETURN ON EQUITY

Park's primary financial goal is to achieve a superior long-term return on stockholders' equity. The Corporation measures performance in its attempt to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2005, there were approximately 89 bank holding companies in this peer group. The Corporation's net income to average equity ratio (ROE) was 17.03%, 17.00% and 16.69% in 2005, 2004 and 2003, respectively. The return on equity ratio has averaged 17.12% over the past five years compared to 13.55% for the peer group.

HISTORICAL COMPARISON OF RETURN ON AVERAGE EQUITY

             2001    2002    2003    2004    2005
            -----   -----   -----   -----   -----
Park        17.33%  17.56%  16.69%  17.00%  17.03%
Peer Mean   13.39%  14.46%  13.54%  13.16%  13.18%*

*    as of 09/30/2005

BALANCE SHEET COMPOSITION

Park functions as a commercial bank holding company. The following section discusses the balance sheet for the Corporation.

SOURCE OF FUNDS

DEPOSITS: Park's major source of funds is provided by core deposits from individuals, businesses and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over. These larger balance certificates of deposit were less than 13% of total deposits for each of the last three years.

In 2005, year-end total deposits decreased by $55 million or 1.5% exclusive of the $136 million of deposits that were acquired in the First Clermont acquisition and the $12 million of deposits that were included in the sale of the Roseville branch office.

In 2004, year-end total deposits increased by $103 million or 3.0% exclusive of the $172 million of deposits that were acquired in the First Federal acquisition.

Average total deposits were $3,830 million in 2005 compared to $3,521 million in 2004 and $3,424 million in 2003. Average noninterest bearing deposits were $643 million in 2005 compared to $575 million in 2004 and $522 million in 2003.

Management expects that average total deposits will increase by a modest amount (1% to 2%) in 2006. Emphasis will continue to be placed on increasing noninterest bearing deposits. A year ago, management projected that average total deposits would increase by approximately 2.5% in 2005. The growth in average total deposits in 2005 was $13 million or only .4% exclusive of the acquisitions of First Federal and First Clermont and the sale of the Roseville branch office. The slower than expected growth was primarily due to increased competition for interest bearing balances. Management concentrated on controlling the cost of interest bearing deposit accounts in 2005.

The average interest rate paid on interest bearing deposit accounts was 1.79% in 2005 compared to 1.36% in 2004 and 1.67% in 2003. By comparison, the average federal funds rate was 3.21% in 2005, 1.36% in 2004 and 1.13% in 2003.

Maturity of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2005 were:

TABLE 2 - $100,000 AND OVER MATURITY SCHEDULE

                                  TIME CERTIFICATES
DECEMBER 31, 2005                     OF DEPOSIT
-----------------                 -----------------
(IN THOUSANDS)
3 months or less                       $114,078
Over 3 months through 6 months           77,892
Over 6 months through 12 months         115,396
Over 12 months                          110,487
                                       --------
TOTAL                                  $417,853
                                       --------

SHORT-TERM BORROWINGS: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings. These funds are used to manage the Corporation's liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 2.57% in 2005 compared to 1.33% in 2004 and .53% in 2003.

The Federal Reserve Board has increased the federal funds rate by 25 basis points at each Federal Open Market Committee meeting since June 2004. The federal funds rate increased from 1.00% to 2.25% at year-end 2004 and further increased to 4.25% by year-end 2005. The average federal funds rate was 1.13% in 2003, 1.36% in 2004 and 3.21% in 2005.

The average rate paid on short-term borrowings was .53% in 2003 compared to the average federal funds rate of 1.13% for the year. The primary reason for the unusually low borrowing rate in 2003 was due to dollar-roll repo borrowings, which averaged $264 million for the year at an average borrowing rate of a negative .03%. The dollar-roll repo borrowings were secured by U.S. Government Agency fifteen-year mortgage-backed securities. This very attractive borrowing rate was due to a shortage of 5.00% fifteen-year mortgage-backed securities during the first half of 2003. This attractive borrowing rate was not available in 2004 and 2005. The proceeds from the dollar-roll repo borrowings were used to purchase short-term U.S. Government Agency securities which on average yielded 1.15%. This arbitrage generated $3.1 million in net interest income for 2003. The average borrowing rate for short-term borrowings, excluding the dollar-roll repos, was 1.12% for 2003.

LONG-TERM DEBT: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms. The average rate paid on long-term debt was 3.69% for 2005 compared to 2.57% for 2004 and 3.78% for 2003. In 2005, average long-term debt was $800 million compared to $520 million in 2004 and $282 million in 2003. Average total debt (long-term and short-term) was $1,092 million in 2005 compared to $921 million in 2004 and $797 million in 2003. Average long-term debt was 73% of average total debt in 2005 compared to 56% in 2004 and 35% in 2003. Management increased the amount of long-term debt over the past two years due to the increase in short-term interest rates.

STOCKHOLDERS' EQUITY: Average stockholders' equity to average total assets was 10.06% in 2005, 10.66% in 2004 and 10.83% in 2003.

The decrease in the average stockholders' equity to average total assets ratio in 2005 was primarily due to the acquisitions of First Federal and First Clermont which added assets totaling $438 million but no equity since both acquisitions were all cash transactions.

In accordance with SFAS No. 115, Park reflects any unrealized holding gain or loss on available-for-sale securities, net of federal taxes, as accumulated other comprehensive income which is part of Park's equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact Park's equity as reported in the audited financial statements. The unrealized holding loss on available-for-sale securities, net of federal taxes, was $10.1 million at year-end 2005. The

                                FINANCIAL REVIEW

unrealized holding gain on available-for-sale securities, net of federal taxes, was $12.4 million at year-end 2004 and $19.0 million at year-end 2003. Long-term interest rates increased during 2005 which caused the market value of Park's investment securities to decline and produced the unrealized holding loss on available-for-sale securities.

INVESTMENT OF FUNDS

LOANS: Average loans, net of unearned income, were $3,278 million in 2005 compared to $2,813 million in 2004 and $2,696 million in 2003. The average yield on loans was 6.84% in 2005 compared to 6.38% in 2004 and 6.85% in 2003. The average prime lending rate in 2005 was 6.19% compared to 4.35% in 2004 and 4.12% in 2003. Approximately 64% of loan balances mature or reprice within one year (see Table 11). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis. Management expects that the yield on the loan portfolio will increase in 2006 as variable rate loans reprice at higher interest rates.

Year-end loan balances, net of unearned income, increased by $52 million or 1.7% in 2005 exclusive of $161 million of loans that were acquired in the First Clermont acquisition and $5 million of loans that were included in the sale of the Roseville branch office. In 2004, loans increased by $167 million or 6.1% exclusive of $223 million of loans that were acquired in the First Federal acquisition. Year-end loan balances increased by $39 million or 1.4% in 2003.

In summary, year-end loan balances (exclusive of acquisitions) have increased by 1.7%, 6.1% and 1.4% for the years 2005, 2004 and 2003, respectively. The growth in loans in 2005 was negatively impacted by the decrease in the loan portfolios of First Federal and First Clermont. Their combined loan portfolios decreased by approximately $47 million in 2005. Management believes that the runoff in these two loan portfolios has stopped and that these loan portfolios will stabilize and grow slowly in 2006. Park added commercial lenders to its metropolitan area offices (Columbus, Cincinnati and Dayton) in 2004 and 2005 and has experienced faster loan growth in these markets. However, some of our subsidiary banks experienced decreases in loans during 2005 due to weak loan demand in their respective markets. Management believes that year-end loan balances will grow between 3% to 5% during 2006. A year ago, management projected that growth in year-end loan balances would be a little stronger than the 6.1% growth in 2004. This forecast was not correct due to runoff in the loan portfolios of First Federal and First Clermont and to weak loan demand in some of the markets where Park's subsidiary banks operate.

Year-end residential real estate loans were $1,287 million, $1,190 million and $984 million in 2005, 2004 and 2003, respectively. Residential real estate loans increased by $9 million at year-end 2005 exclusive of $88 million of loans from the First Clermont acquisition. Residential real estate loans increased by $78 million or 7.9% at year-end 2004 exclusive of $129 million of loans from the First Federal acquisition. Residential real estate loans decreased by $15 million or 1.5% at year-end 2003. Management expects continued slow growth in residential real estate loans in 2006.

The long-term fixed rate mortgage loans that Park originates are sold in the secondary market and Park retains the servicing on these loans. This activity, the origination and sale of fixed rate mortgage loans, produced a significant increase in fee income (Other service income) during 2003, but did not increase loan balances since the loans were sold. The sold fixed rate mortgage loans were $1,403 million (which includes $137 million of sold loans from First Clermont) at year-end 2005 compared to $1,266 million (which includes $78 million of sold loans from First Federal) at year-end 2004 compared to $1,166 million at year-end 2003. Management expects that the balance of sold fixed rate mortgage loans would remain relatively stable during 2006.

Year-end consumer loans were $495 million, $505 million and $450 million in 2005, 2004 and 2003, respectively. Consumer loans decreased by $30 million or 5.9% at year-end 2005 exclusive of $20 million of loans from the First Clermont acquisition. Consumer loans increased by $3 million or .6% at year-end 2004 exclusive of $52 million of loans from the acquisition of First Federal. Consumer loans increased by $8 million or 1.9% in 2003.

Management expects that the balance of consumer loans will decrease slightly in 2006 as the runoff from the consumer loan portfolios of First Federal and First Clermont has generally stopped.

The demand for construction loans, commercial loans and commercial real estate loans continued to be relatively strong in 2005. On a combined basis, these loans totaled $1,529 million, $1,377 million and $1,232 million at year-end 2005, 2004 and 2003, respectively. These combined loan totals increased by $96 million or 7.0% at year-end 2005 exclusive of $56 million of loans from the First Clermont acquisition. At year-end 2004, these combined loan totals increased by $105 million or 8.5% exclusive of $40 million of loans from the acquisition of First Federal. These combined loan totals increased by $76 million or 6.6% in 2003. Management expects that the growth in the commercial loan and commercial real estate portfolios will continue to be relatively strong in 2006. The emphasis will continue to be placed on further developing Park's commercial lending in the metropolitan markets where Park operates.

Year-end lease balances were $17 million, $48 million and $65 million in 2005, 2004 and 2003, respectively. Management continues to de-emphasize automobile leasing and to a lesser extent commercial leasing. The year-end lease balances are expected to decrease by approximately $10 million in 2006.

Table 3 reports year-end loan balances by type of loan for the past five years.

TABLE 3 - LOANS BY TYPE

DECEMBER 31,                                2005         2004         2003         2002         2001
------------                             ----------   ----------   ----------   ----------   ----------
(IN THOUSANDS)
Commercial, financial and agricultural   $  512,636   $  469,382   $  441,165   $  440,030   $  440,336
Real estate - construction                  193,185      155,326      121,160       99,102       89,235
Real estate - residential                 1,287,438    1,190,275      983,702      998,202    1,073,801
Real estate - commercial                    823,354      752,428      670,082      617,270      595,567
Consumer, net of unearned income            494,975      505,151      450,145      441,747      477,579
Leases, net of unearned income               16,524       48,046       64,549       95,836      119,290
                                         ----------   ----------   ----------   ----------   ----------
TOTAL LOANS                              $3,328,112   $3,120,608   $2,730,803   $2,692,187   $2,795,808
                                         ==========   ==========   ==========   ==========   ==========

TABLE 4 - SELECTED LOAN MATURITY DISTRIBUTION

                                                Over One      Over
                                    One Year     Through      Five
DECEMBER 31, 2005                    or Less   Five Years     Years      TOTAL
-----------------                   --------   ----------   --------   --------
(IN THOUSANDS)
Commercial, financial and
   agricultural                     $260,097    $155,657    $ 96,882   $512,636
Real estate - construction            97,351      46,950      48,884    193,185
                                    --------    --------    --------   --------
TOTAL                               $357,448    $202,607    $145,766   $705,821
                                    ========    ========    ========   ========
Total of these selected loans due
   after one year with:
   Fixed interest rate                                                 $144,287
   Floating interest rate                                              $204,086

INVESTMENT SECURITIES: Park's investment securities portfolio is structured to provide liquidity and contribute to earnings. Park's investment strategy is dynamic. As conditions change over time, Park's overall interest rate risk, liquidity needs and potential return on the investment portfolio will change. Management regularly reevaluates the securities in the investment portfolio based on circumstances as they evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, to meet liquidity needs, or to improve the overall yield on the investment portfolio.

Park classifies most of its securities as available-for-sale (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income which is part of the Corporation's equity.

                                FINANCIAL REVIEW

Management classified approximately 88% of the securities portfolio as available-for-sale at December 31, 2005. These securities are available to be sold in future periods in carrying out Park's investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.

Park realized net security gains of $96,000 in 2005 and net security losses of $793,000 in 2004 and $6.1 million in 2003. During the third quarter and fourth quarter of 2003, long-term interest rates increased. The increase in interest rates provided Park an opportunity to restructure the investment portfolio to improve earnings. The proceeds from the sale of investment securities were reinvested in higher yielding U.S. Government Agency mortgage-backed securities. Management expects that the net losses from the sale of investment securities during 2003 will be earned back in approximately three years from the higher reinvestment rate on the mortgage-backed securities.

Average taxable investment securities were $1,758 million in 2005 compared to $1,795 million in 2004 and $1,633 million in 2003. The average yield on taxable securities was 4.87% in 2005 compared to 4.84% in 2004 and 4.54% in 2003. Average tax-exempt investment securities were $94 million in 2005 compared to $107 million in 2004 and $127 million in 2003. The average tax-equivalent yield on tax-exempt investment securities was 7.01% in 2005 compared to 7.17% in 2004 and 7.23% in 2003. On a combined basis, the total of the average balance of taxable and tax-exempt securities was 33.3% of average total assets in 2005 compared to 37.7% in 2004 and 36.6% in 2003. Average investment securities as a percentage of average total assets decreased in 2005. At year-end 2005, total investment securities (at amortized cost) were 30.9% of total assets. Management did not purchase investment securities during the second half of 2005 and used the cash flow from maturities and repayments of investment securities (approximately $212 million) to repay borrowings and provide funding for the increase in loan balances. The amount of investment securities purchased in 2006 will be dependent upon an increase in long-term interest rates. Without such an improvement in investment opportunities, management plans on using the cash flow from the maturities and repayments of investment securities (approximately $270 million) to repay borrowings in 2006 and provide funding for loans.

At year-end 2005 and 2004, the average tax-equivalent yield on the total investment portfolio was 4.93% and 4.97%, respectively. The weighted average remaining maturity was 4.6 years at December 31, 2005 and 4.1 years at December 31, 2004. U.S. Government Agency asset-backed securities were approximately 91% of the total investment portfolio at year-end 2005 and at year-end 2004. This segment of the investment portfolio consists of fifteen-year mortgage-backed securities and collateralized mortgage obligations.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would be reduced. At year-end 2005, management estimates that the average maturity of the investment portfolio would lengthen to 4.9 years with a 100 basis point increase in long-term interest rates and to 5.1 years with a 200 basis point increase in long-term interest rates.

The following table sets forth the book value of investment securities at year-end:

TABLE 5 - INVESTMENT SECURITIES

DECEMBER 31,                                          2005         2004         2003
------------                                       ----------   ----------   ----------
(IN THOUSANDS)
Obligations of U.S. Treasury and other
   U.S. Government agencies                        $      996   $   15,206   $   25,354
Obligations of states and political subdivisions       85,336      103,739      121,008
U.S. Government asset-backed securities
   and other asset-backed securities                1,516,950    1,754,852    1,800,352
Other securities                                       60,060       52,985       44,512
                                                   ----------   ----------   ----------
   TOTAL                                           $1,663,342   $1,926,782   $1,991,226
                                                   ----------   ----------   ----------

Included in Other securities in Table 5, are the investments in Federal Home Loan Bank stock and Federal Reserve stock. Park owned $52.1 million of Federal Home Loan Bank stock and $5.9 million of Federal Reserve Bank stock at December 31, 2005. At December 31, 2004, Park owned $47.1 million of Federal Home Loan Bank stock and $4.4 million of Federal Reserve Bank stock. Park owned $39.7 million of Federal Home Loan Bank stock and $3.0 million of Federal Reserve stock at December 31, 2003. The fair values of these investments are the same as their amortized costs.

EARNING RESULTS

Park's principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them. (See Table 6 for three years of history on the average balances of the balance sheet and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Net interest income increased by $8.3 million or 3.9% to $220.6 million for 2005 compared to an increase of $9.7 million or 4.8% to $212.3 million for 2004. The net yield on interest earning assets was 4.34% for 2005 compared to 4.56% for 2004 and 4.60% for 2003. The net interest rate spread--the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities--was 3.98% for 2005 compared to 4.28% for 2004 and 4.30% for 2003. The increases in net interest income in both 2005 and 2004 was primarily due to increases in average interest earning assets for both years. In 2005, average interest earning assets increased by $418 million or 8.9%. In 2004, average interest earning assets increased by $232 million or 5.2%.

The average yield on interest earning assets was 6.17% in 2005 compared to 5.80% in 2004 and 5.98% in 2003. The Federal Reserve Board increased the federal funds rate from 1.00% at June 30, 2004 to 2.25% at year-end 2004 and to 4.25% at year-end 2005. Management expects that the Federal Reserve Board will increase the federal funds rate to 4.75% during the first six months of 2006. The average yield on interest earning assets on a quarterly basis in 2005 was 5.97% for the first quarter, 6.05% for the second quarter, 6.23% for the third quarter and 6.41% for the fourth quarter. The average yield on loans on a quarterly basis in 2005 was 6.53% for the first quarter, 6.73% for the second quarter, 6.94% for the third quarter and 7.17% for the fourth quarter. Management expects that the average yield on interest earning assets and loans will continue to increase in 2006 as loans reprice at higher interest rates or mature and are replaced with higher yielding loans.

The average rate paid on interest bearing liabilities was 2.19% in 2005 compared to 1.52% in 2004 and 1.68% in 2003. The average rate paid on interest bearing deposits was 1.79% in 2005 compared to 1.36% in 2004 and 1.67% in 2003. The average rate paid on interest bearing liabilities on a quarterly basis in 2005 was 1.93% for the first quarter, 2.13% for the second quarter, 2.26% for the third quarter and 2.46% for the fourth quarter. The average rate paid on interest bearing deposits on a quarterly basis in 2005 was 1.55% for the first quarter, 1.71% for the second quarter, 1.86% for the third quarter and 2.02% for the fourth quarter. Management expects that the average cost of interest bearing liabilities and the average rate paid on interest bearing deposits will continue to increase in 2006.

Management expects that net interest income will increase modestly (2% to 3%) in 2006. Management expects modest growth in average interest earning assets and a slight improvement in the net yield on interest earning assets. A year ago, management projected that the net yield on interest earning assets would be approximately 4.35% in 2005. The actual results for 2005 were 4.34%. For 2006, management projects that the net yield on interest earning assets will be between 4.35% and 4.40%.

                                FINANCIAL REVIEW

TABLE 6 - DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            2005                              2004
                                              -------------------------------   -------------------------------
                                                 DAILY                AVERAGE      Daily                Average
DECEMBER 31,                                    AVERAGE    INTEREST     RATE      Average    Interest     Rate
------------                                  ----------   --------   -------   ----------   --------   -------
(DOLLARS IN THOUSANDS)
ASSETS
INTEREST EARNING ASSETS:
   Loans (1) (2)                              $3,278,092   $224,346    6.84%    $2,813,069   $179,458    6.38%
   Taxable investment securities               1,757,853     85,664    4.87%     1,794,544     86,806    4.84%
   Tax-exempt investment securities (3)           93,745      6,571    7.01%       106,585      7,637    7.17%
   Money market instruments                       12,258        441    3.60%         9,366        219    2.34%
                                              ----------   --------    ----     ----------   --------    ----
      TOTAL INTEREST EARNING ASSETS            5,141,948    317,022    6.17%     4,723,564    274,120    5.80%
                                              ----------   --------    ----     ----------   --------    ----
NONINTEREST EARNING ASSETS:
   Allowance for possible loan losses            (71,052)                          (64,676)
   Cash and due from banks                       148,303                           142,102
   Premises and equipment, net                    46,418                            36,540
   Other assets                                  292,471                           211,551
                                              ----------                        ----------
      TOTAL                                   $5,558,088                        $5,049,081
                                              ----------                        ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
   Transaction accounts                       $1,007,576   $ 11,763    1.17%    $  871,264   $  4,458    0.51%
   Savings deposits                              633,545      3,328    0.53%       598,181      2,437    0.41%
   Time deposits                               1,545,912     41,808    2.70%     1,476,915     33,103    2.24%
                                              ----------   --------    ----     ----------   --------    ----
      TOTAL INTEREST BEARING DEPOSITS          3,187,033     56,899    1.79%     2,946,360     39,998    1.36%
                                              ----------   --------    ----     ----------   --------    ----
   Short-term borrowings                         291,842      7,508    2.57%       401,299      5,319    1.33%
   Long-term debt                                799,888     29,488    3.69%       519,979     13,385    2.57%
                                              ----------   --------    ----     ----------   --------    ----
      TOTAL INTEREST BEARING LIABILITIES       4,278,763     93,895    2.19%     3,867,638     58,702    1.52%
                                              ----------   --------    ----     ----------   --------    ----
NONINTEREST BEARING LIABILITIES:
   Demand deposits                               643,032                           574,560
   Other                                          77,082                            68,608
                                              ----------                        ----------
      Total noninterest bearing liabilities      720,114                           643,168
                                              ----------                        ----------
   Stockholders' equity                          559,211                           538,275
                                              ----------                        ----------
      TOTAL                                   $5,558,088                        $5,049,081
                                              ----------                        ----------
Net interest earnings                                      $223,127                          $215,418
Net interest spread                                                    3.98%                             4.28%
Net yield on interest earning assets                                   4.34%                             4.56%

                                                            2003
                                              -------------------------------
                                                 Daily                Average
DECEMBER 31,                                    Average    Interest     Rate
------------                                  ----------   --------   -------
(DOLLARS IN THOUSANDS)
ASSETS
INTEREST EARNING ASSETS:
   Loans (1) (2)                              $2,695,830   $184,676    6.85%
   Taxable investment securities               1,632,565     74,089    4.54%
   Tax-exempt investment securities (3)          127,251      9,199    7.23%
   Money market instruments                       35,768        443    1.24%
                                              ----------   --------    ----
      TOTAL INTEREST EARNING ASSETS            4,491,414    268,407    5.98%
                                              ----------   --------    ----
NONINTEREST EARNING ASSETS:
   Allowance for possible loan losses            (64,735)
   Cash and due from banks                       133,157
   Premises and equipment, net                    38,077
   Other assets                                  205,350
                                              ----------
      TOTAL                                   $4,803,263
                                              ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST BEARING LIABILITIES:
   Transaction accounts                       $  797,421   $  4,437    0.56%
   Savings deposits                              571,448      3,589    0.63%
   Time deposits                               1,532,966     40,574    2.65%
                                              ----------   --------    ----
      TOTAL INTEREST BEARING DEPOSITS          2,901,835     48,600    1.67%
                                              ----------   --------    ----
   Short-term borrowings                         515,328      2,738    0.53%
   Long-term debt                                281,599     10,654    3.78%
                                              ----------   --------    ----
      TOTAL INTEREST BEARING LIABILITIES       3,698,762     61,992    1.68%
                                              ----------   --------    ----
NONINTEREST BEARING LIABILITIES:
   Demand deposits                               522,456
   Other                                          61,654
                                              ----------
      Total noninterest bearing liabilities      584,110
                                              ----------
   Stockholders' equity                          520,391
                                              ----------
      TOTAL                                   $4,803,263
                                              ----------
Net interest earnings                                      $206,415
Net interest spread                                                    4.30%
Net yield on interest earning assets                                   4.60%

(1) Loan income includes loan related fee income of $3,809 in 2005, $3,336 in 2004 and $4,882 in 2003. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2005, 2004 and 2003. The taxable equivalent adjustment was $478 in 2005, $605 in 2004 and $747 in 2003.

(2) For the purpose of the computation, non-accrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2005, 2004 and 2003. The taxable equivalent adjustments were $2,085 in 2005, $2,522 in 2004 and $3,031 in 2003.

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

TABLE 7 - VOLUME/RATE VARIANCE ANALYSIS

                                 CHANGE FROM 2004 TO 2005       Change From 2003 to 2004
                               ----------------------------   ----------------------------
                                VOLUME     RATE      TOTAL     Volume     Rate      Total
(IN THOUSANDS)
Increase (decrease) in:
Interest income:
      TOTAL LOANS              $31,256   $ 13,632   $44,888   $ 7,806   $(13,024)  $(5,218)
                               -------   --------   -------   -------   --------   -------
   Taxable investments          (1,703)       561    (1,142)    7,633      5,084    12,717
   Tax-exempt investments         (899)      (167)   (1,066)   (1,486)       (76)   (1,562)
   Money market instruments         81        141       222      (459)       235      (224)
                               -------   --------   -------   -------   --------   -------
      TOTAL INTEREST INCOME     28,735     14,167    42,902    13,494     (7,781)    5,713
                               -------   --------   -------   -------   --------   -------
Interest expense:
   Transaction accounts        $   788   $  6,517   $ 7,305   $   417   $   (396)  $    21
   Savings accounts                150        741       891       161     (1,313)   (1,152)
   Time deposits                 1,613      7,092     8,705    (1,428)    (6,043)   (7,471)
   Short-term borrowings        (1,757)     3,946     2,189      (724)     3,305     2,581
   Long-term debt                8,899      7,204    16,103     6,926     (4,195)    2,731
                               -------   --------   -------   -------   --------   -------
      TOTAL INTEREST EXPENSE     9,693     25,500    35,193     5,352     (8,642)   (3,290)
                               -------   --------   -------   -------   --------   -------
      NET VARIANCE             $19,042   $(11,333)  $ 7,709   $ 8,142   $    861   $ 9,003
                               =======   ========   =======   =======   ========   =======

OTHER INCOME: Total other income, exclusive of security gains or losses, increased by $7.0 million or 13.2% to $59.6 million in 2005 compared to a decrease of $8.9 million or 14.5% to $52.6 million in 2004.

Income from fiduciary activities increased by $897,000 or 8.1% to $12.0 million in 2005 and increased by $892,000 or 8.7% in 2004. These increases are primarily due to growth in the number of customers being served. Management expects a similar increase (8% to 9%) in fee income from fiduciary activities in 2006. First Federal and First Clermont did not have any fee income from fiduciary activities.

Service charges on deposit accounts increased by $2.3 million or 14.7% to $17.9 million in 2005 and increased by $1.3 million or 9.2% to $15.6 million in 2004. The primary reason for the large increase in service charges on deposit accounts in 2005 was due to the additional deposit customers from the First Federal and First Clermont acquisitions. Management expects that service charges on deposit accounts will increase by approximately 7% in 2006.

Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory "other service income". Other service income increased by $428,000 or 4.1% to $10.8 million in 2005 and decreased by $11.3 million or 52.3% in 2004. Other service income was $10.3 million in 2004 and $21.6

                                FINANCIAL REVIEW

million in 2003. During 2003, long-term interest rates decreased and ignited a mortgage loan refinancing boom, which produced record mortgage loan volume. Management expects that other service income for 2006 will be about the same as the 2005 fee income of $10.8 million.

The subcategory of "other income" increased by $3.4 million or 21.6% to $19.0 million in 2005 and increased by $173,000 or 1.1% to $15.6 million in 2004. The large increase in other income in 2005 was primarily due to the additional customers from the First Federal and First Clermont acquisitions. This subcategory includes fees earned from check card and ATM services, fee income from bank owned life insurance, fee income earned from the sale of investment and insurance products, rental fee income from safety deposit boxes and fees earned from the sale of official and printed checks. For 2006, management expects that other income will be about the same as the 2005 fee income of $19.0 million.

A year ago, management projected that total other income, exclusive of security gains or losses, would be approximately $59.5 million in 2005 and actual results for 2005 were $59.6 million. Management expects that total other income, exclusive of security gains or losses, will be approximately $61.5 million in 2006.

OTHER EXPENSE: Total other expense increased by $13.1 million or 10.3% to $139.4 million in 2005 and increased by $3.9 million or 3.2% to $126.3 million in 2004. The large increase in total other expense in 2005 of 10.3% was primarily due to the acquisitions of First Federal and First Clermont.

Salaries and employee benefits increased by $7.0 million or 9.8% to $78.5 million in 2005 and increased by $3.4 million or 5.0% in 2004. Full-time equivalent employees at year-end 2005 were 1,824 (which includes 67 at First Clermont) compared to 1,749 at year-end 2004 (which includes 56 at First Federal). Full-time equivalent employees at year-end 2003 were 1,645. None of the employees of First Federal and First Clermont were included in salary and benefit expense in 2004, but were included for the entire year of 2005. This accounts for the large increase in salaries and employee benefits expense in 2005 of 9.8% compared to 5.0% in 2004. A year ago, management projected that salaries and employee benefit expense would be approximately $81 million for 2005 compared to the actual expense of $78.5 million in 2005. This positive variance was due to the addition of less employees in 2005 than anticipated and to no increase in the officer incentive compensation pool. Management expects that salaries and employee benefits expense will increase by approximately 5% in 2006.

The expense for amortization of intangibles was $2.5 million in 2005, $1.5 million in 2004 and $3.1 million in 2003. The increase in this expense in 2005 was due to the acquisitions of First Federal and First Clermont. The reduction in the amortization of intangibles in 2004 was due to the completion of the amortization of core deposit intangibles at the Fairfield National Division in 2003. Intangibles amortization expense is expected to be $2.5 million in 2006.

Data processing expense increased by $1.7 million or 19.5% to $10.6 million in 2005 and increased by $1.1 million or 13.8% in 2004. The large increase in data processing expense in 2005 was primarily due to the acquisitions of First Federal and First Clermont. Data processing expense is expected to increase by approximately 11% in 2006.

A year ago, management projected that total other expense would be approximately $143 million in 2005 compared to actual results of $139.4 million. Most of the positive variance was due to salary and employee benefit expense being $2.5 million below the projected amount. For 2006, management expects that total other expense will increase by about 4% to approximately $145 million.

See Note 1 of the Notes to Consolidated Financial Statements for a discussion of the accounting for Park's incentive stock option plan. Park is adopting SFAS No. 123R "Accounting for Stock-Based Compensation" using the "modified prospective" method on January 1, 2006. This method recognizes compensation expense beginning with the effective date (January 1, 2006) for all stock options that are granted or become vested after December 31, 2005. The "modified retrospective" method includes the requirements of the "modified prospective" method described above, but also permits entities to restate prior period results based on the amounts previously recognized under SFAS No. 123 for purposes of pro-forma disclosures. Management has decided that prior period results will not be restated. Park granted 228,150 incentive stock options in 2005, 232,178 in 2004 and 179,125 in 2003. The pro-forma impact on earnings for 2005, 2004 and 2003 would have decreased earnings by $3.7 million, $3.2 million and $1.9 million, respectively. Management expects that a significantly reduced number of incentive stock options will be granted in 2006 and that the related expense will be approximately $1 million.

FEDERAL INCOME TAXES: Federal income tax expense as a percentage of income before taxes was 29.7% in 2005, 29.2% in 2004 and 29.5% in 2003. A lower effective tax percentage rate than the statutory rate of thirty-five percent is primarily due to tax-exempt interest income from state and municipal investments and loans and low income housing tax credits. Park and its subsidiary banks do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in "state taxes" on Park's Consolidated Statements of Income. State tax expense was $2.9 million in 2005 and $2.5 million in both 2004 and 2003.

CREDIT EXPERIENCE

PROVISION FOR LOAN LOSSES: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.

The provision for loan losses was $5.4 million in 2005, $8.6 million in 2004 and $12.6 million in 2003. Net loan charge-offs were $5.9 million in 2005, $7.9 million in 2004 and $11.5 million in 2003. The ratio of net loan charge-offs to average loans was .18% in 2005, .28% in 2004 and .43% in 2003.

At year-end 2005, the allowance for loan losses was $69.7 million or 2.09% of total loans outstanding, compared to $68.3 million or 2.19% of total loans outstanding at year-end 2004 and $63.1 million or 2.31% of total loans outstanding at year-end 2003. First Clermont's allowance for loan losses of $1.8 million was added to Park's allowance for loan losses in 2005 and First Federal's allowance for loan losses of $4.45 million was added to Park's allowance for loan losses at year-end 2004.

Management believes that the allowance for loan losses at year-end 2005 is adequate to absorb probable credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements for additional information on management's evaluation of the adequacy of the allowance for loan losses.

                                FINANCIAL REVIEW

The following table summarizes the activity in the allowance for loan losses for the past five years. The charge-offs and recoveries are listed by type of loan for each year.

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

                                                 2005         2004         2003          2002        2001
                                              ----------   ----------   ----------   ----------   ----------
(IN THOUSANDS)
AVERAGE LOANS (NET OF UNEARNED INTEREST)      $3,278,092   $2,813,069   $2,695,830   $2,719,805   $2,881,551
ALLOWANCE FOR LOAN LOSSES:
   Beginning balance                          $   68,328   $   63,142   $   62,028   $   59,959   $   57,473
   CHARGE-OFFS:
      Commercial, financial and agricultural       3,154        2,557        4,698        7,210        3,770
      Real estate - construction                      46          613           --          317          180
      Real estate - residential                    1,006        1,476        1,173        1,208        1,262
      Real estate - commercial                     1,612        1,951        1,947          884        1,181
      Consumer                                     7,255        8,111        9,233        8,606        9,908
      Lease financing                                316          465          985        1,602        1,519
                                              ----------   ----------   ----------   ----------   ----------
         TOTAL CHARGE-OFFS                        13,389       15,173       18,036       19,827       17,820
                                              ----------   ----------   ----------   ----------   ----------
   RECOVERIES:
      Commercial, financial and agricultural  $    2,707   $    2,138   $    1,543   $    1,812   $    2,453
      Real estate - construction                     173           67          175           --           --
      Real estate - residential                      659          650          549          969          433
      Real estate - commercial                       517          292          407          565          223
      Consumer                                     3,214        3,633        3,236        2,891        3,426
      Lease financing                                229          529          645          616          712
                                              ----------   ----------   ----------   ----------   ----------
         TOTAL RECOVERIES                          7,499        7,309        6,555        6,853        7,247
                                              ----------   ----------   ----------   ----------   ----------
            NET CHARGE-OFFS                        5,890        7,864       11,481       12,974       10,573
                                              ----------   ----------   ----------   ----------   ----------
      Provision charged to earnings                5,407        8,600       12,595       15,043       13,059
                                              ----------   ----------   ----------   ----------   ----------
      Allowance for loan losses of
         acquired bank                             1,849        4,450           --           --           --
                                              ----------   ----------   ----------   ----------   ----------
ENDING BALANCE                                $   69,694   $   68,328   $   63,142   $   62,028   $   59,959
                                              ----------   ----------   ----------   ----------   ----------
RATIO OF NET CHARGE-OFFS TO AVERAGE LOANS           0.18%        0.28%        0.43%        0.48%        0.37%
RATIO OF ALLOWANCE FOR LOAN LOSSES TO END
   OF YEAR LOANS, NET OF UNEARNED INTEREST          2.09%        2.19%        2.31%        2.30%        2.14%
                                              ----------   ----------   ----------   ----------   ----------

The following table summarizes the allocation of the allowance for loan losses for the past five years:

TABLE 9 - ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                   2005                 2004                 2003                 2002                 2001
                           -------------------- -------------------- -------------------- -------------------- --------------------
                                     PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF           PERCENT OF
                                      LOANS PER            LOANS PER            LOANS PER            LOANS PER            LOANS PER
DECEMBER 31,               ALLOWANCE  CATEGORY  ALLOWANCE  CATEGORY  ALLOWANCE  CATEGORY  ALLOWANCE  CATEGORY  ALLOWANCE  CATEGORY
------------               --------- ---------- --------- ---------- --------- ---------- --------- ---------- --------- ----------
(DOLLARS IN THOUSANDS)
Commercial, financial and
   agricultural             $17,942     15.40%   $17,837     15.04%   $17,117     16.16%   $17,049     16.34%   $15,853    15.75%
Real estate - construction    3,864      5.80%     3,107      4.98%     2,423      4.44%     1,982      3.68%     1,562     3.19%
Real estate - residential    10,329     38.68%     8,926     38.14%     7,378     36.02%     7,504     37.17%     8,053    38.41%
Real estate - commercial     16,823     24.74%    16,930     24.11%    15,412     24.54%    13,889     22.93%    12,080    21.30%
Consumer                     19,799     14.87%    20,206     16.19%    18,681     16.48%    18,322     16.40%    19,131    17.08%
Leases                          937      0.51%     1,322      1.54%     2,131      2.36%     3,282      3.48%     3,280     4.27%
                            -------    ------    -------    ------    -------    ------    -------    ------    -------   ------
TOTAL                       $69,694    100.00%   $68,328    100.00%   $63,142    100.00%   $62,028    100.00%   $59,959   100.00%
                            =======    ======    =======    ======    =======    ======    =======    ======    =======   ======

As of December 31, 2005, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

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

The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:

TABLE 10 - NONPERFORMING ASSETS

DECEMBER 31,                             2005      2004      2003      2002      2001
------------                           -------   -------   -------   -------   -------
(DOLLARS IN THOUSANDS)
Nonaccrual loans                       $14,922   $17,873   $15,921   $17,579   $17,303
Renegotiated loans                       7,441     5,461     5,452     2,599     2,254
Loans past due 90 days or more           7,661     5,439     4,367     6,290     7,550
                                       -------   -------   -------   -------   -------
   TOTAL NONPERFORMING LOANS            30,024    28,773    25,740    26,468    27,107
                                       -------   -------   -------   -------   -------
Other real estate owned                  2,368     2,680     2,319     3,206     3,425
                                       -------   -------   -------   -------   -------
   TOTAL NONPERFORMING ASSETS          $32,392   $31,453   $28,059   $29,674   $30,532
                                       -------   -------   -------   -------   -------
PERCENTAGE OF NONPERFORMING LOANS
   TO LOANS,NET OF UNEARNED INTEREST      0.90%     0.92%     0.94%     0.98%     0.97%
PERCENTAGE OF NONPERFORMING ASSETS
   TO LOANS,NET OF UNEARNED INTEREST      0.97%     1.01%     1.03%     1.10%     1.09%
PERCENTAGE OF NONPERFORMING ASSETS
   TO TOTAL ASSETS                        0.60%     0.58%     0.56%     0.67%     0.67%
                                       -------   -------   -------   -------   -------

Tax equivalent interest income from loans of $224.3 million for 2005 would have increased by $1.7 million if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2005 in the approximate amount of $787,000 is included in interest income for those loans in accordance with their original terms.

The Corporation had $130.8 million of loans included on the Corporation's watch list of potential problem loans at December 31, 2005 compared to $131.8 million at year-end 2004 and $177.7 million at year-end 2003. The existing conditions of these loans do not warrant classification as nonaccrual. Management performs additional analyses regarding a borrower's ability to comply with payment terms for watch list loans. As a percentage of year-end loans, the Corporation's watch list of potential problem loans was 3.9% in 2005, 4.2% in 2004 and 6.5% in 2003. Management expects that the Corporation's watch list of potential problem loans at year-end 2006 will be similar to year-end 2005 as economic conditions are relatively stable. A year-ago, management projected that watch list loans at year-end 2005 would be similar to year-end 2004, which was accurate.

CAPITAL RESOURCES

LIQUIDITY AND INTEREST RATE SENSITIVITY MANAGEMENT: The Corporation's objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

                                FINANCIAL REVIEW

Cash and cash equivalents increased by $12.1 million during 2005 to $174.0 million at year end. Cash provided by operating activities was $81.0 million in 2005, $86.7 million in 2004 and $99.2 million in 2003. Net income was the primary source of cash for operating activities during each year.

Cash provided by investing activities was $142.5 million in 2005. Cash used in investing activities was $147.8 million in 2004 and $665.0 million in 2003. Security transactions are the major use or source of cash in investing activities. Proceeds from the sale or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $236.5 million of cash in 2005 and $64.6 million of cash in 2004. Net security transactions used $615.9 million of cash in 2003. The other major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio was $53.6 million in 2005, $171.8 million in 2004 and $45.2 million in 2003.

Cash used by financing activities was $211.4 million in 2005. Cash provided by financing activities was $53.2 million in 2004 and $496.7 million in 2003. A major source of cash for financing activities is the net change in deposits. Cash used by the net decrease in deposits was $55.5 million in 2005 and $80.9 million in 2003. Cash provided by the net increase in deposits was $103.3 million in 2004.

Changes in short-term borrowings or long-term debt is another major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $35.8 million in 2005 and $327.9 million in 2003. The net decrease in short-term borrowings used cash of $256.8 million in 2004. Cash was used by the net decrease in long-term debt of $102.6 million in 2005. Cash was provided by the net increase in long-term debt of $271.4 million in 2004 and $298.8 million in 2003.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for the Corporation to meet its cash flow needs.

The increase or decrease in the investment portfolio and short-term borrowings and long-term debt is greatly dependent upon the growth in loans and deposits. The primary objective of management is to grow loan and deposit totals. To the extent that management is unable to grow loan totals at a desired growth rate, additional investment securities may be added to the balance sheet. Likewise, short-term borrowings and long-term debt are utilized to fund the growth in earning assets if the growth in deposits and the cash flow from operations are not sufficient to do so.

Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,446 million or 49.0% of interest earning assets at year-end 2005. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.

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

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2005:

TABLE 11 - INTEREST RATE SENSITIVITY

                                                                                             Over 5
                                        0-3 Months   3-12 Months    1-3 Years   3-5 Years     Years       TOTAL
                                        ----------   -----------   ----------   ---------   --------   ----------
(DOLLARS IN THOUSANDS)
INTEREST RATE SENSITIVE ASSETS:
Investment securities (1)               $  121,306   $  199,987    $  439,846   $304,960    $597,543   $1,663,642
Money market instruments                     4,283           --            --         --          --        4,283
Loans (1)                                1,158,193      962,116     1,051,735    143,262      12,806    3,328,112
                                        ----------   ----------    ----------   --------    --------   ----------
TOTAL INTEREST EARNING ASSETS            1,283,782    1,162,103     1,491,581    448,222     610,349    4,996,037
                                        ----------   ----------    ----------   --------    --------   ----------
INTEREST BEARING LIABILITIES:
Interest bearing transaction accounts      530,699           --       457,255         --          --      987,954
Savings accounts (2)                       297,353           --       297,353         --          --      594,706
Time deposits                              299,734      667,992       437,058     97,731       3,388    1,505,903
Other                                        1,866           --            --         --          --        1,866
                                        ----------   ----------    ----------   --------    --------   ----------
TOTAL DEPOSITS                           1,129,652      667,992     1,191,666     97,731       3,388    3,090,429
                                        ----------   ----------    ----------   --------    --------   ----------
Short-term borrowings                      314,074           --            --         --          --      314,074
Long-term debt                             291,000      107,475       187,936     48,621      79,752      714,784
                                        ----------   ----------    ----------   --------    --------   ----------
TOTAL INTEREST BEARING LIABILITIES       1,734,726      775,467     1,379,602    146,352      83,140    4,119,287
                                        ----------   ----------    ----------   --------    --------   ----------
INTEREST RATE SENSITIVITY GAP             (450,944)     386,636       111,979    301,870     527,209      876,750
CUMULATIVE RATE SENSITIVITY GAP           (450,944)     (64,308)       47,671    349,541     876,750           --
CUMULATIVE GAP AS A PERCENTAGE OF
   TOTAL INTEREST EARNING ASSETS             -9.03%       -1.29%         0.95%      7.00%      17.55%          --
                                        ----------   ----------    ----------   --------    --------   ----------

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity.

(2) Management considers interest bearing checking accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 54% of interest bearing transaction accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 1.29% to a negative 16.39%.

The interest rate sensitivity gap analysis provides a good overall picture of the Corporation's static interest rate risk position. The Corporation's policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2005, the cumulative interest earning assets maturing or repricing within twelve months were $2,446 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,510 million. For the twelve-month cumulative gap position, rate sensitive liabilities exceed rate sensitive assets by $64 million or 1.3% of interest earning assets.

A negative twelve month cumulative rate sensitivity gap (liabilities exceeding assets) would suggest that the Corporation's net interest margin would decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

                                FINANCIAL REVIEW

The cumulative twelve month interest rate sensitivity gap position at December 31, 2004 was a positive $453 million or a positive 9.0% of interest earning assets compared to a negative $64 million or a negative 1.3% of interest earning assets at December 31, 2005. This change in the cumulative twelve month interest rate sensitivity gap of a negative $517 million was primarily due to a decrease in the amount of loans repricing or maturing in one year to $2,120 million at year-end 2005 compared to $2,467 million at year-end 2004. The loans repricing or maturing within one to three years totaled $1,052 million at year-end 2005 compared to $450 million at year-end 2004.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management's projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income or precisely predict the impact of changes in interest rates on net interest income and net income. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2005, the earnings simulation model projected that net income would decrease by .2% using a rising interest rate scenario and increase by .9% using a declining interest rate scenario over the next year. At December 31, 2004, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year and at December 31, 2003, the earnings simulation model projected that net income would increase by .1% using a rising interest rate scenario and decrease by 1.3% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past five years at 4.34% in 2005, 4.56% in 2004, 4.60% in 2003, 5.06% in 2002 and 4.92% in 2001. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be 4.35% to 4.40% in 2006. The decrease in the net interest margin for 2005 was largely due to the cash acquisitions of First Federal and First Clermont.

CONTRACTUAL OBLIGATIONS

In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park's significant and determinable obligations by payment date at December 31, 2005.

Further discussion of the nature of each obligation is included in the referenced Note to the Consolidated Financial Statements.

TABLE 12 - CONTRACTUAL OBLIGATIONS

                                                               PAYMENTS DUE IN
                                   -----------------------------------------------------------------------
                                   Table/
DECEMBER 31,2005                    Notes   0-1 Year    1-3 Years    3-5 Years   Over 5 Years     TOTAL
----------------                   ------  ----------   ---------    ---------   ------------   ----------
(DOLLARS IN THOUSANDS)
Deposits without stated maturity           $2,251,854     $    --     $     --     $     --     $2,251,854
Certificates of deposit              11       967,726     437,058       97,731        3,388      1,505,903
Short-term borrowings                11       314,074          --           --           --        314,074
Long-term debt                       10       113,268     188,353      183,519      229,644        714,784
Operating leases                      8         1,758       3,084        1,861          833          7,536
Purchase obligations                               39          --           --           --             39
                                           ----------    --------     --------     --------     ----------
   TOTAL CONTRACTUAL
      OBLIGATIONS                          $3,648,719    $628,495     $283,111     $233,865     $4,794,190
                                           ==========    ========     ========     ========     ==========

The Corporation's operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2005, the Corporation had $667 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $133 million of commitments for revolving home equity and credit card lines. Standby letters of credit totaled $21 million at December 31, 2005.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2006. See Note 17 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any significant contingent liabilities at December 31, 2005, and did not have any off-balance sheet arrangements at year-end 2005.

CAPITAL: Park's primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2005, the Corporation's equity capital was $558.4 million, compared to $562.6 million at December 31, 2004. Stockholders' equity at December 31, 2005 was 10.27% of total assets compared to 10.39% of total assets at December 31, 2004. The decrease in stockholders' equity at year-end 2005 compared to year-end 2004 was primarily due to the net increase in treasury stock of $25.3 million and the decrease in accumulated other comprehensive income of $22.6 million. Park purchased 281,360 treasury shares for general corporate purposes and for the incentive stock option plans. Long-term interest rates increased during 2005 and the market value of Park's investment securities decreased causing the decrease in other comprehensive income.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets was 8.00% at December 31, 2005. At year-end 2005, the Corporation had a risk-based capital ratio of 15.43% or capital above the minimum required by $261 million. The capital standard of tier l capital to risk-based assets was 4.00% at December 31, 2005. Tier l capital includes stockholders' equity net of goodwill and other intangible assets. At year-end 2005, the Corporation had a tier l capital to risk-based assets ratio of 14.17% or capital above the minimum required by $358 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2005, the Corporation had a leverage capital ratio of 9.27% or capital above the minimum required by $283 million. Regulatory guidelines also establish capital ratio requirements for "well capitalized" bank holding companies. The capital ratios are 10% for

                                FINANCIAL REVIEW

risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as "well capitalized."

The financial institution subsidiaries of the Corporation each met the well capitalized ratio guidelines at December 31, 2005. See note 19 of the Notes to Consolidated Financial Statements for the capital ratios for the Corporation and its financial institution subsidiaries.

EFFECTS OF INFLATION: Balance sheets of financial institutions typically contain assets and liabilities that are monetary in nature and, therefore, differ greatly from those of most commercial and industrial companies which have significant investments in premises, equipment and inventory. During periods of inflation, financial institutions that are in a net positive monetary position will experience a decline in purchasing power, which does have an impact on growth. Another significant effect on internal equity growth is other expenses, which tend to rise during periods of inflation.

Management believes the most significant impact on financial results is the Corporation's ability to align its asset/liability management program to react to changes in interest rates.

The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 2004.

TABLE 13 - CONSOLIDATED FIVE-YEAR SELECTED FINANCIAL DATA

DECEMBER 31,                         2005         2004         2003         2002         2001
------------                      ----------   ----------   ----------   ----------   ----------
(DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
   Interest income                $  314,459   $  270,993   $  264,629   $  287,920   $  320,348
   Interest expense                   93,895       58,702       61,992       82,588      127,404
   Net interest income               220,564      212,291      202,637      205,332      192,944
   Provision for loan
      losses                           5,407        8,600       12,595       15,043       13,059
   Net interest income
      after provision for
      loan losses                    215,157      203,691      190,042      190,289      179,885
   Gain/(loss) on sale
      of securities                       96         (793)      (6,060)        (182)         140
   Noninterest income                 59,609       52,641       61,583       51,032       45,098
   Noninterest expense               139,438      126,290      122,376      119,964      114,207
   Net income                         95,238       91,507       86,878       85,579       78,362
PER SHARE:
   Net income - basic                   6.68         6.38         6.01         5.87         5.32
   Net income - diluted                 6.64         6.32         5.97         5.86         5.31
   Cash dividends declared             3.620        3.414        3.209        2.962        2.752
AVERAGE BALANCES:
   Loans                          $3,278,092   $2,813,069   $2,695,830   $2,719,805   $2,881,551
   Investment securities           1,851,598    1,901,129    1,759,816    1,384,750    1,105,707
   Money market instruments
      and other                       12,258        9,366       35,768       36,679       21,021
                                  ----------   ----------   ----------   ----------   ----------
      TOTAL EARNING ASSETS         5,141,948    4,723,564    4,491,414    4,141,234    4,008,279
                                  ----------   ----------   ----------   ----------   ----------
   Noninterest bearing
      deposits                       643,032      574,560      522,456      502,400      460,219
   Interest bearing
   deposits                        3,187,033    2,946,360    2,901,835    2,901,456    2,735,046
                                  ----------   ----------   ----------   ----------   ----------
      TOTAL DEPOSITS               3,830,065    3,520,920    3,424,291    3,403,856    3,195,265
                                  ----------   ----------   ----------   ----------   ----------
   Short-term borrowings             291,842      401,299      515,328      226,238      279,244
   Long-term debt                    799,888      519,979      281,599      252,834      295,669
   Stockholders' equity              559,211      538,275      520,391      487,316      452,287
   Total assets                    5,558,088    5,049,081    4,803,263    4,435,162    4,270,004
RATIOS:
   Return on average assets             1.71%        1.81%        1.81%        1.93%        1.84%
   Return on average equity            17.03%       17.00%       16.69%       17.56%       17.33%
   Net interest margin (1)              4.34%        4.56%        4.60%        5.06%        4.92%
   Noninterest expense to
      net revenue (1)                  49.32%       47.11%       45.66%       46.02%       47.11%
   Dividend payout ratio               54.19%       53.54%       53.42%       50.42%       51.64%
   Average stockholders' equity
      to average total assets          10.06%       10.66%       10.83%       10.99%       10.59%
   Leverage capital                     9.27%       10.10%       10.79%       10.72%        9.97%
   Tier 1 capital                      14.17%       15.16%       16.51%       16.51%       14.84%
   Risk-based capital                  15.43%       16.43%       17.78%       17.78%       16.09%

(1)  Computed on a fully taxable equivalent basis

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2005 and 2004. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

TABLE 14 - QUARTERLY FINANCIAL DATA

                                                         THREE MONTHS ENDED
                                       -----------------------------------------------------
                                         MARCH 31      JUNE 30       SEPT.30        DEC.31
                                       -----------   -----------   -----------   -----------
(DOLLARS IN THOUSANDS,
EXCEPT PER SHARE DATA)
2005:
   Interest income                     $    74,959   $    78,928   $    79,768   $    80,804
   Interest expense                         20,514        23,516        24,217        25,648
   Net interest income                      54,445        55,412        55,551        55,156
   Provision for loan losses                 1,082         1,325         1,600         1,400
   Gain (loss) on sale of securities            --            96            --            --
   Income before income taxes               33,071        35,303        34,763        32,287
   Net income                               23,342        24,770        24,295        22,831
   Per share data:
      Net income - basic                      1.63          1.73          1.70          1.62
      Net income - diluted                    1.61          1.72          1.69          1.61
   Weighted-average common
      stock outstanding - basic         14,331,261    14,312,032    14,256,723    14,134,058
   Weighted-average common
      stock equivalent - diluted        14,475,634    14,379,463    14,338,418    14,199,455

2004:
   Interest income                     $    66,787   $    66,372   $    68,604   $    69,230
   Interest expense                         14,171        13,850        14,794        15,887
   Net interest income                      52,616        52,522        53,810        53,343
   Provision for loan losses                 1,465         1,905         2,745         2,485
   Gain (loss) on sale of securities           106            --            --          (899)
   Income before income taxes               32,604        34,368        32,982        29,295
   Net income                               22,978        24,085        23,547        20,897
   Per share data:
      Net income - basic                      1.59          1.68          1.65          1.46
      Net income - diluted                    1.58          1.67          1.63          1.44
   Weighted-average common
      stock outstanding - basic         14,443,898    14,341,123    14,289,060    14,305,004
   Weighted-average common
      stock equivalent - diluted        14,553,019    14,464,537    14,427,971    14,499,782

The Corporation's common stock (symbol: PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2005, the Corporation had 4,982 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2005 and 2004, as reported by AMEX.

TABLE 15 - MARKET AND DIVIDEND INFORMATION

                                                     CASH
                                                   DIVIDEND
                                          LAST     DECLARED
                      HIGH      LOW      PRICE    PER SHARE
                    -------   -------   -------   ---------
2005:
   FIRST QUARTER    $133.30   $108.40   $112.50     $0.900
   SECOND QUARTER    113.01     99.04    110.50      0.900
   THIRD QUARTER     118.20    104.55    108.27      0.900
   FOURTH QUARTER    112.91    101.00    102.64      0.920

2004:
   First Quarter    $110.24   $105.33   $107.90     $0.838
   Second Quarter    124.76    107.52    121.63      0.838
   Third Quarter     125.08    108.48    121.17      0.838
   Fourth Quarter    141.25    119.29    135.50      0.900

                     MANAGEMENT'S REPORT ON INTERNAL CONTROL
                            OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders
Park National Corporation

The management of Park National Corporation (the "Corporation") is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Corporation's internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with U.S. generally accepted accounting principles. The Corporation's internal control over financial reporting includes those policies and procedures that:

     a.) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation and its consolidated subsidiaries;

     b.) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation and its consolidated subsidiaries are being made only in accordance with authorizations of management and directors of the Corporation; and

     c.) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Corporation and its consolidated subsidiaries that could have a material effect on the financial statements.

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

With the supervision and participation of our Chairman and Chief Executive Officer, our President and our Chief Financial Officer, management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2005.

Park's independent registered public accounting firm (Ernst & Young LLP) has issued an attestation report on management's assessment of the Corporation's internal control over financial reporting which follows this report.


/s/ C. Daniel DeLawder       /s/ David L. Trautman       /s/ John W. Kozak
--------------------------   -------------------------   -----------------------
C. Daniel DeLawder           David L. Trautman           John W. Kozak
Chairman and                 President                   Chief Financial Officer
Chief Executive Officer

February 21, 2006

                              REPORT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Park National Corporation

We have audited management's assessment, included in the accompanying Report of Management on Internal Control over Financial Reporting, that Park National Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The management of Park National Corporation and its subsidiaries are responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

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

In our opinion, management's assessment that Park National Corporation and Subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Park National Corporation and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005 and our report dated February 21, 2006 expressed an unqualified opinion thereon.

                                                             (ERNST & YOUNG LLP)

Columbus, Ohio
February 21, 2006

                              REPORT OF INDEPENDENT
                       REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Park National Corporation

We have audited the accompanying consolidated balance sheets of Park National Corporation and Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park National Corporation and Subsidiaries at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Park National Corporation and Subsidiaries internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2006 expressed an unqualified opinion thereon.

                                                             (ERNST & YOUNG LLP)

Columbus, Ohio
February 21, 2006

                          CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2005 and 2004 (Dollars in thousands)

                                                                                      2005         2004
                                                                                   ----------   ----------
ASSETS
Cash and due from banks                                                            $  169,690   $  155,529
Money market instruments                                                                4,283        6,300
Interest bearing deposits with other banks                                                300        2,096
INVESTMENT SECURITIES:
   Securities available-for-sale, at fair value (amortized cost of $1,424,955
      and $1,783,724 at December 31, 2005 and 2004, respectively)                   1,409,351    1,802,865
   Securities held-to-maturity, at amortized cost (fair value of $190,425 and
      $73,613 at December 31, 2005 and 2004, respectively)                            195,953       72,447
   Other investment securities                                                         58,038       51,470
                                                                                   ----------   ----------
      TOTAL INVESTMENT SECURITIES                                                   1,663,342    1,926,782
                                                                                   ----------   ----------
Loans                                                                               3,333,713    3,125,829
   Unearned loan interest                                                              (5,601)      (5,221)
                                                                                   ----------   ----------
      TOTAL LOANS                                                                   3,328,112    3,120,608
                                                                                   ----------   ----------
   Allowance for loan losses                                                          (69,694)     (68,328)
                                                                                   ----------   ----------
      NET LOANS                                                                     3,258,418    3,052,280
                                                                                   ----------   ----------
OTHER ASSETS:
   Bank owned life insurance                                                          109,600       94,909
   Goodwill and other intangible assets                                                69,188       40,887
   Premises and equipment, net                                                         47,172       43,179
   Accrued interest receivable                                                         23,306       20,548
   Other                                                                               90,749       70,074
                                                                                   ----------   ----------
      TOTAL OTHER ASSETS                                                              340,015      269,597
                                                                                   ----------   ----------
      TOTAL ASSETS                                                                 $5,436,048   $5,412,584
                                                                                   ==========   ==========

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES at December 31, 2005 and 2004 (Dollars in thousands)

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                     2005         2004
                                                                                  ----------   ----------
DEPOSITS:
   Noninterest bearing                                                           $  667,328   $  630,882
   Interest bearing                                                                3,090,429    3,058,979
                                                                                  ----------   ----------
      TOTAL DEPOSITS                                                               3,757,757    3,689,861
                                                                                  ----------   ----------
   Short-term borrowings                                                             314,074      278,231
   Long-term debt                                                                    714,784      795,793
OTHER LIABILITIES:
      Accrued interest payable                                                         8,943        6,411
      Other                                                                           82,060       79,727
                                                                                  ----------   ----------
      TOTAL OTHER LIABILITIES                                                         91,003       86,138
                                                                                  ----------   ----------
         TOTAL LIABILITIES                                                         4,877,618    4,850,023
                                                                                  ----------   ----------
COMMITMENTS AND CONTINGENCIES
   STOCKHOLDERS' EQUITY:
      Common stock, no par value (20,000,000 shares authorized;
         15,271,574 shares issued in 2005 and 15,269,707 issued in 2004)             208,365      208,251
      Accumulated other comprehensive income, net                                    (10,143)      12,442
      Retained earnings                                                              476,889      433,260
      Less: Treasury stock (1,178,948 shares in 2005 and 949,480 shares
         in 2004)                                                                   (116,681)     (91,392)
                                                                                  ----------   ----------
      TOTAL STOCKHOLDERS' EQUITY                                                     558,430      562,561
                                                                                  ----------   ----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $5,436,048   $5,412,584
                                                                                  ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES

for the years ended December 31, 2005, 2004 and 2003 (Dollars in thousands, except per share data)

                                                                 2005       2004       2003
                                                               --------   --------   --------
INTEREST INCOME:
   Interest and fees on loans                                  $223,868   $178,853   $183,929
   Interest and dividends on:
      Obligations of U.S. Government, its agencies
         and other securities                                    85,664     86,806     73,753
      Obligations of states and political subdivisions            4,486      5,115      6,168
   Other interest income                                            441        219        779
                                                               --------   --------   --------
      TOTAL INTEREST INCOME                                     314,459    270,993    264,629
                                                               --------   --------   --------
INTEREST EXPENSE:
   Interest on deposits:
      Demand and savings deposits                                15,091      6,895      8,026
      Time deposits                                              41,808     33,103     40,574
   Interest on short-term borrowings                              7,508      5,319      2,738
   Interest on long-term debt                                    29,488     13,385     10,654
                                                               --------   --------   --------
      TOTAL INTEREST EXPENSE                                     93,895     58,702     61,992
                                                               --------   --------   --------
         NET INTEREST INCOME                                    220,564    212,291    202,637
                                                               --------   --------   --------
Provision for loan losses                                         5,407      8,600     12,595
                                                               --------   --------   --------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES    215,157    203,691    190,042
                                                               --------   --------   --------
OTHER INCOME:
   Income from fiduciary activities                              12,034     11,137     10,245
   Service charges on deposit accounts                           17,853     15,585     14,269
   Gain/(loss) on sales of securities                                96       (793)    (6,060)
   Other service income                                          10,753     10,325     21,648
   Other                                                         18,969     15,594     15,421
                                                               --------   --------   --------
      TOTAL OTHER INCOME                                       $ 59,705   $ 51,848   $ 55,523
                                                               --------   --------   --------

The accompanying notes are an integral part of the financial statements.

PARK NATIONAL CORPORATION AND SUBSIDIARIES

for the years ended December 31, 2005, 2004 and 2003 (Dollars in thousands, except per share data)

                                                2005       2004       2003
                                              --------   --------   --------
OTHER EXPENSE:
   Salaries and employee benefits             $ 78,498   $ 71,464   $ 68,093
   Data processing fees                         10,636      8,900      7,819
   Fees and service charges                      8,723      8,784      7,830
   Net occupancy expense of bank premises        8,641      7,024      6,917
   Amortization of intangibles                   2,548      1,479      3,110
   Furniture and equipment expense               5,278      5,749      6,434
   Insurance                                     1,243      1,030      1,090
   Marketing                                     4,197      3,972      3,585
   Postage and telephone                         4,827      4,482      4,691
   State taxes                                   2,893      2,468      2,518
   Other                                        11,954     10,938     10,289
                                              --------   --------   --------
      TOTAL OTHER EXPENSE                      139,438    126,290    122,376
                                              --------   --------   --------
         INCOME BEFORE FEDERAL INCOME TAXES    135,424    129,249    123,189
Federal income taxes                            40,186     37,742     36,311
                                              --------   --------   --------
         NET INCOME                           $ 95,238   $ 91,507   $ 86,878
                                              --------   --------   --------
EARNINGS PER SHARE:
         BASIC                                $   6.68   $   6.38   $   6.01
         DILUTED                              $   6.64   $   6.32   $   5.97
                                              --------   --------   --------

The accompanying notes are an integral part of the financial statements.

                           CONSOLIDATED STATEMENTS OF
                         CHANGES IN STOCKHOLDERS' EQUITY

PARK NATIONAL CORPORATION AND SUBSIDIARIES for the years ended December 31, 2005, 2004 and 2003
(Dollars in thousands, except per share data)

                                                          COMMON STOCK                    ACCUMULATED
                                                     ----------------------                  OTHER
                                                        SHARES                RETAINED   COMPREHENSIVE    TREASURY
                                                     OUTSTANDING    AMOUNT    EARNINGS       INCOME         STOCK       TOTAL
                                                     -----------   --------   --------   -------------   ----------   --------
BALANCE,JANUARY 1, 2003                               14,481,564   $105,768   $446,300      $ 22,418      $ (65,194)  $509,292
                                                      ----------   --------   --------      --------      ---------   --------
   Treasury stock purchased                              (92,913)        --         --            --         (8,907)    (8,907)
   Treasury stock reissued primarily for stock
      options exercised                                   64,396         --         --            --          5,524      5,524
   Cash payment for fractional shares in
      dividend reinvestment plan                             (40)        (3)        --            --             --         (3)
   Shares issued for stock options                         2,020        130                                                130
   Net income                                                 --         --     86,878            --             --     86,878
   Other comprehensive income, net of tax:
      Unrealized net holding loss on securities
         available-for-sale, net of income taxes
         of $(2,725)                                                                          (5,062)                   (5,062)
      Reverse additional minimum liability for
         pension plan, net of income taxes of $860                                             1,598             --      1,598
                                                                                            --------                  --------
      Total other comprehensive income                                                                                  (3,464)
                                                                                                                      --------
   Comprehensive income                                                                                                 83,414
      Cash dividends:
      Corporation at $3.209 per share                         --         --    (46,409)           --             --    (46,409)
                                                      ----------   --------   --------      --------      ---------   --------
BALANCE,DECEMBER 31, 2003                             14,455,027   $105,895   $486,769      $ 18,954      $ (68,577)  $543,041
                                                      ----------   --------   --------      --------      ---------   --------
   Treasury stock purchased                             (214,681)        --         --            --        (23,699)   (23,699)
   Treasury stock reissued primarily for stock
      options exercised                                   79,626         --         --            --          7,323      7,323
   Cash payment for fractional shares in dividend
      reinvestment plan                                      (25)        (3)        --            --             --         (3)
   Shares issued for stock options                         2,052        144         --            --             --        144
   Stock dividend at 5%                                             102,464    (96,025)                      (6,439)        --
   Cash payment for fractional shares for 5% stock
      dividend                                            (1,772)      (249)                                              (249)
   Net income                                                 --         --     91,507            --                    91,507
   Other comprehensive income, net of tax:
      Unrealized net holding loss on securities
         available-for-sale, net of income taxes
         of $(3,506)                                                                          (6,512)                   (6,512)
                                                                                            --------                  --------
      Total other comprehensive income                                                                                  (6,512)
                                                                                                                      --------
   Comprehensive income                                                                                                 84,995
      Cash dividends:
      Corporation at $3.414 per share                         --         --    (48,991)           --             --    (48,991)
                                                      ----------   --------   --------      --------      ---------   --------
BALANCE, DECEMBER 31, 2004                            14,320,227   $208,251   $433,260      $ 12,442      $ (91,392)  $562,561
                                                      ----------   --------   --------      --------      ---------   --------
   TREASURY STOCK PURCHASED                             (281,360)        --         --            --        (29,978)   (29,978)
   TREASURY STOCK REISSUED PRIMARILY FOR STOCK
      OPTIONS EXERCISED                                   51,892         --         --            --          4,689      4,689
   CASH PAYMENT FOR FRACTIONAL SHARES IN DIVIDEND
      REINVESTMENT PLAN                                      (50)        (3)        --            --             --         (3)
   SHARES ISSUED FOR STOCK OPTIONS                         1,917        117                                                117
   NET INCOME                                                 --         --     95,238            --             --     95,238
   OTHER COMPREHENSIVE INCOME, NET OF TAX:
      UNREALIZED NET HOLDING LOSS ON SECURITIES
         AVAILABLE-FOR-SALE, NET OF INCOME
         TAXES OF $(12,161)                                                                  (22,585)                  (22,585)
                                                                                            --------                  --------
      TOTAL OTHER COMPREHENSIVE INCOME                                                                                 (22,585)
                                                                                                                      --------
   COMPREHENSIVE INCOME                                                                                                 72,653
      CASH DIVIDENDS:
      CORPORATION AT $3.62 PER SHARE                          --         --    (51,609)           --             --    (51,609)
                                                      ----------   --------   --------      --------      ---------   --------
BALANCE,DECEMBER 31, 2005                             14,092,626   $208,365   $476,889      $(10,143)     $(116,681)  $558,430
                                                      ----------   --------   --------      --------      ---------   --------

The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

PARK NATIONAL CORPORATION AND SUBSIDIARIES

for the years ended December 31, 2005, 2004 and 2003 (Dollars in thousands)

                                                                      2005        2004         2003
                                                                   ---------   ---------   -----------
OPERATING ACTIVITIES:
   Net income                                                      $  95,238   $  91,507   $    86,878
   Adjustments to reconcile net income to net cash
      provided by operating activities:
   Provision for loan losses                                           5,407       8,600        12,595
   Amortization of loan fees and costs, net                           (3,809)     (3,336)       (4,882)
   Provision for depreciation of premises and equipment                5,641       5,436         5,866
   Amortization of intangible assets                                   2,548       1,479         3,110
   Accretion of investment securities                                 (2,444)     (1,756)       (6,063)
   Deferred income tax expense (benefit)                               1,990      (2,542)       (3,661)
   Realized investment security (gains) losses                           (96)        793         6,060
   Changes in assets and liabilities:
      Increase in other assets                                       (24,431)    (20,219)      (10,463)
      Increase in other liabilities                                      958       6,750         9,767
                                                                   ---------   ---------   -----------
         NET CASH PROVIDED BY OPERATING ACTIVITIES                    81,002      86,712        99,207
                                                                   ---------   ---------   -----------
INVESTING ACTIVITIES:
   Proceeds from sales of available-for-sale securities              131,794      58,438       754,474
   Proceeds from maturities of securities:
      Held-to-maturity                                                63,914      52,741       632,005
      Available-for-sale                                             345,660     384,087     3,013,785
   Purchase of securities:
      Held-to-maturity                                              (187,420)    (62,659)     (341,656)
      Available-for-sale                                            (113,198)   (364,215)   (4,672,909)
   Net increase in other investments                                  (4,268)     (3,759)       (1,567)
   Net decrease in interest bearing deposits with other banks          1,796          50            --
   Net increase in loans                                             (53,600)   (171,784)      (45,215)
   Proceeds from loans sold with branch office                         5,273          --            --
   Cash paid for acquisition, net                                    (39,227)    (34,693)           --
   Purchases of premises and equipment, net                           (8,193)     (6,047)       (3,878)
                                                                   ---------   ---------   -----------
         NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES         142,531    (147,841)     (664,961)
                                                                   ---------   ---------   -----------
FINANCING ACTIVITIES:
   Net (decrease) increase in deposits                               (55,491)    103,273       (80,886)
   Deposits sold with branch office                                  (12,419)         --            --
   Net increase (decrease) in short-term borrowings                   35,843    (256,756)      327,881
   Cash payment for fractional shares of common stock                     (3)       (252)           (3)
   Exercise of stock options                                             117         144           130
   Purchase of treasury stock, net                                   (25,289)    (16,376)       (3,383)
   Proceeds from long-term debt                                      326,040     477,915       475,000
   Repayment of long-term debt                                      (428,689)   (206,541)     (176,249)
   Cash dividends paid                                               (51,498)    (48,231)      (45,742)
                                                                   ---------   ---------   -----------
         NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES        (211,389)     53,176       496,748
                                                                   ---------   ---------   -----------
         INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             12,144      (7,953)      (69,006)
Cash and cash equivalents at beginning of year                       161,829     169,782       238,788
                                                                   ---------   ---------   -----------
         CASH AND CASH EQUIVALENTS AT END OF YEAR                  $ 173,973   $ 161,829   $   169,782
                                                                   ---------   ---------   -----------
SUPPLEMENTAL DISCLOSURE
   Summary of business acquisition:
      Fair value of assets acquired                                $ 185,372   $ 252,687
      Cash paid for the purchase of financial institutions           (52,500)    (46,638)
      Fair value of liabilities assumed                             (161,241)   (232,707)
                                                                   ---------   ---------
      Goodwill recognized                                          $ (28,369)  $ (26,658)
                                                                   ---------   ---------

The accompanying notes are an integral part of the financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Park National Corporation ("Park" or the "Corporation") and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.

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

Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and are included in other comprehensive income, net of applicable taxes. At December 31, 2005 and 2004, the Corporation did not hold any trading securities.

Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security's performance and Park's intent and ability to hold the security until recovery. A decline in value that is considered to be other-than-temporary is recorded as a charge to earnings in the Consolidated Statements of Income.

Other investment securities (as shown on the balance sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. The fair values of these investments are the same as their amortized costs.

Gains and losses realized on the sale of investment securities have been accounted for on the trade date in the year of sale on a specific identification basis.

MORTGAGE LOANS HELD-FOR-SALE

Mortgage loans held-for-sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Mortgage loans held-for-sale were $5.8 million at December 31, 2005, and $2.9 million at December 31, 2004. These amounts are included in loans on the balance sheet. The Corporation enters into forward commitments to sell mortgage loans to reduce market risk on mortgage loans in the process of origination and mortgage loans held-for-sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held-for-sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

LOANS

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

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

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is that amount believed adequate to absorb probable credit losses in the loan portfolio based on management's evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience and current economic conditions. A provision for loan losses is charged to operations based on management's periodic evaluation of these and other pertinent factors.

Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure" requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.

Commercial loans are individually risk graded. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral and other sources of cash flow. Homogenous loans, such as consumer installment loans, residential mortgage loans and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on historical loan loss experience, current economic conditions and loan delinquency.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The range of depreciable lives that premises and equipment are being depreciated over are:

Buildings                           5 to 50 Years
Equipment, furniture and fixtures   3 to 20 Years
Leasehold improvements              1 to 10 Years

Buildings that are currently placed in service are depreciated over 20 to 30 years. Equipment, furniture and fixtures that are currently placed in service are depreciated over 3 to 10 years. Leasehold improvements are depreciated over the life of the leases which range from 1 to 10 years.

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

MORTGAGE SERVICING RIGHTS

When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights are included in other assets and totaled $10.7 million at December 31, 2005 and $9.5 million at December 31, 2004. The estimated fair values of capitalized mortgage servicing rights are $12.2 million and $9.5 million at December 31, 2005 and 2004, respectively. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. In 2005, 2004 and 2003, Park capitalized $2.0 million, $1.97 million and $7.88 million in mortgage servicing rights, respectively. In 2005, 2004 and 2003, Park's amortization of mortgage servicing rights was $2.1 million, $1.95 million and $4.24 million, respectively. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized. Mortgage servicing rights increased by $1,298,000 in 2005 as a result of the acquisition of First Clermont Bank on January 3, 2005 and also increased by $315,000 in 2004 as a result of the acquisition of First Federal Bancorp, Inc. on December 31, 2004. Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred.

Park serviced sold mortgage loans of $1,403 million at December 31, 2005, $1,266 million at December 31, 2004 and $1,166 million at December 31, 2003. At December 31, 2005, $87 million of the serviced mortgage loans were sold with recourse compared to $102 million at December 31, 2004. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. At December 31, 2005, management determined that no liability was deemed necessary for these loans.

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

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Other intangible assets represent purchased assets that have no physical property but represent some future economic benefit to their owner and are capable of being sold or exchanged on their own or in combination with a related asset or liability.

Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to annual impairment tests. Intangible assets with definitive useful lives (such as core deposit intangibles) are amortized to expense over their estimated useful life.

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park subsidiary bank for the past year and the operating results budgeted for the current year, the purchase prices being paid for financial institutions in the Midwest, the deposit and loan totals of the Park subsidiary bank and the economic conditions in the markets served by the Park subsidiary bank.

The following table reflects the activity in goodwill and other intangible assets for the years 2005 and 2004. (See Note 2 of the Notes to Consolidated Financial Statements for details on the acquisitions of First Federal Bancorp, Inc. ("First Federal") and First Clermont Bank ("First Clermont") and the sale of the Roseville branch office.)

                                        CORE DEPOSIT
                             GOODWILL    INTANGIBLES    TOTAL
                             --------   ------------   -------
(IN THOUSANDS)
December 31, 2003             $ 7,529     $ 5,429      $12,958
                              -------     -------      -------
Amortization                       --      (1,479)      (1,479)
First Federal acquisition      26,658       2,750       29,408
                              -------     -------      -------
DECEMBER 31, 2004             $34,187     $ 6,700      $40,887
                              -------     -------      -------
FIRST CLERMONT ACQUISITION     28,369       3,664       32,033
SALE OF BRANCH OFFICE            (860)       (324)      (1,184)
AMORTIZATION                       --      (2,548)      (2,548)
                              -------     -------      -------
DECEMBER 31,2005              $61,696     $ 7,492      $69,188
                              -------     -------      -------

Park evaluates goodwill for impairment during the first quarter of each year. A determination has been made each year that goodwill was not impaired.

The balance of goodwill was $61.7 million at December 31, 2005. This goodwill balance is located at three subsidiary banks of Park. The subsidiary banks are The Park National Bank ($28.4 million), Century National Bank ($25.8 million) and The Security National Bank and Trust Co. ($7.5 million).

Goodwill and other intangible assets (as shown on the balance sheet) totaled $69,188,000 at December 31, 2005 and $40,887,000 at December 31, 2004.

The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to twelve years. The amortization period for the First Federal and First Clermont acquisitions is six years. Core deposit intangible amortization expense was $2,548,000 in 2005, $1,479,000 in 2004 and $3,110,000 in 2003.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accumulated amortization of core deposit intangibles was $11.1 million at December 31, 2005 and $8.6 million at December 31, 2004. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(IN THOUSANDS)
2006             $2,469
2007              1,860
2008              1,349
2009              1,069
2010                745
                 ------
   TOTAL         $7,492
                 ======

CONSOLIDATED STATEMENT OF CASH FLOWS

Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally money market instruments are purchased and sold for one day periods.

Net cash provided by operating activities reflects cash payments as follows:

DECEMBER 31,                  2005      2004      2003
------------                -------   -------   -------
(DOLLARS IN THOUSANDS)
Interest paid on deposits
   and other borrowings     $91,408   $58,986   $63,608
Income taxes paid           $37,146   $41,884   $36,400

INCOME TAXES

The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

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

STOCK OPTIONS

At December 31, 2005, Park has one incentive stock option plan under which grants of options can be made. This plan is described more fully in Note 11 of the Notes to Consolidated Financial Statements. Park accounts for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if Park had applied the fair value provisions of SFAS No. 123, "Accounting for Stock Based Compensation," to stock-based employee compensation.

DECEMBER 31,                                      2005      2004      2003
------------                                    -------   -------   -------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income as reported                          $95,238   $91,507   $86,878
Pro-forma net income                             91,574    88,284    84,989
                                                -------   -------   -------
Basic earnings per share as reported            $  6.68   $  6.38   $  6.01
Pro-forma basic earnings per share                 6.42      6.15      5.88
                                                -------   -------   -------
Diluted earnings per share as reported             6.64      6.32      5.97
Pro-forma diluted earnings per share               6.38      6.09      5.84

On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule that delayed the date for compliance with SFAS No. 123 (revised
2004), "Accounting for Stock-Based Compensation" (SFAS No. 123R). SFAS No. 123R was previously scheduled to become mandatory for public entities, such as Park, that do not file as small business issuers as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The SEC's new rule allowed these public entities to implement SFAS No. 123R at the beginning of the next fiscal year that begins after June 15, 2005. SFAS No. 123R prohibits companies from using APB 25 for the accounting of stock options and requires that grants of stock options be charged to expense. Companies were permitted to adopt SFAS No. 123R earlier than the beginning of their next fiscal year, but the management of Park elected to adopt SFAS 123R on January 1, 2006.

SFAS No. 123R permits public companies to adopt its requirements using one of two methods. The "modified prospective" method recognizes compensation expense beginning with the effective date for all stock options granted after the effective date and for all stock options that become vested after the effective date. The "modified retrospective" method includes the requirements of the "modified prospective" method described above, but also permits entities to restate prior period results based on the amounts previously recognized under SFAS No. 123 for purposes of pro-forma disclosures. Park has elected to adopt SFAS No. 123R using the "modified prospective" method and accordingly will not restate prior period results. The management of Park does not expect that the adoption of SFAS No. 123R will have a material impact on its results of operations, financial condition or liquidity.

DERIVATIVE INSTRUMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The provisions of this statement require that derivative instruments be carried at fair value on the balance sheet. The statement continues to allow derivative instruments to be used to hedge various risks and sets forth specific criteria to be used to determine when hedge accounting can be used. The statement also provided for offsetting changes in fair value or cash flows of both the derivative and the hedged asset or liability to be recognized in earnings in the same period; however, any changes in fair value or cash flow that represent the ineffective portion of a hedge are required to be recognized in earnings and cannot be deferred. For derivative instruments not accounted for as hedges, changes in fair value are required to be recognized in earnings. The provisions of this statement became effective for quarterly and annual reporting beginning January 1, 2001. The Corporation did not use any derivative instruments in 2005, 2004 and 2003 and as a result the adoption of this statement has had no impact on the Corporation's financial position, results of operations and cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT: In November 2005, FASB issued FASB Staff Position (FSP) 115-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." The FSP provides additional guidance on when an investment in a debt or equity security should be considered impaired and when that impairment should be considered other-than-temporary and recognized as a loss in earnings. Specifically, the guidance clarifies that an investor should recognize an impairment loss no later than when the impairment is deemed other-than-temporary, even if a decision to sell has not been made. The FSP also requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The guidance in this FSP must be applied to reporting periods beginning after December 15, 2005. The management of Park does not expect that the adoption of this FSP will have a material impact on its results of operations, financial condition or liquidity.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING CHANGES AND ERROR CORRECTIONS: In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections," which changes the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle and changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. This statement requires retrospective application to prior period financial statements of changes in accounting principle, unless it is impractical to determine either the specific period (or the cumulative effect) of the change. SFAS No. 154 is effective for accounting changes made in reporting periods beginning after December 15, 2005. The management of Park does not expect that the adoption of SFAS No. 154 will have a material impact on its results of operations, financial condition or liquidity.

2. ORGANIZATION AND ACQUISITIONS

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank, N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Ohio. A wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through three banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio and the First Clermont Division headquartered in Milford, Ohio. FKNB operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and The Unity National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings, and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit and commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers; and a variety of additional banking-related services. See Note 20 for financial information on the Corporation's banking subsidiaries.

On January 3, 2005, Park acquired all of the stock of First Clermont Bank of Milford, Ohio for $52,500,000 in an all cash transaction accounted for as a purchase. Immediately following Park's acquisition, First Clermont merged with Park's subsidiary, The Park National Bank. The goodwill recognized as a result of this acquisition was $28,369,000. The fair value of the acquired assets of First Clermont was $185,372,000 and the fair value of the liabilities assumed was $161,241,000 at January 3, 2005. On December 31, 2004, Park acquired First Federal Bancorp, Inc., a savings and loan holding company headquartered in Zanesville, Ohio, in an all cash transaction accounted for as a purchase. The stockholders of First Federal received $13.25 in cash for each outstanding common share of First Federal common stock. Park paid a total of $46,638,000 to the stockholders of First Federal. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Century National Bank. The goodwill recognized as a result of this acquisition was $26,658,000. The fair value of the acquired assets of First Federal was $252,687,000 and the fair value of the liabilities assumed was $232,707,000 at December 31, 2004.

On February 11, 2005, Park's subsidiary Century National Bank, sold its Roseville, Ohio, branch office. The Roseville branch office was acquired in connection with the acquisition of First Federal on December 31, 2004. The Federal Reserve Board required that the Roseville branch office be sold as a condition of their approval of the merger transactions involving Park and First Federal. The deposits sold with the Roseville branch office totaled $12,419,000 and the loans sold with the branch office totaled $5,273,000. Century National Bank received a premium of $1,184,000 from the sale of the deposits.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Corporation's banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $37,674,000 and $30,827,000 at December 31, 2005 and 2004,
respectively. No other compensating balance arrangements were in existence at year end.

4. INVESTMENT SECURITIES

The amortized cost and fair value of investment securities are shown below. Management evaluates the investment securities on a quarterly basis for permanent impairment. No impairment charges have been deemed necessary in 2005 and 2004.

                                                      GROSS        GROSS
                                                   UNREALIZED   UNREALIZED
                                       AMORTIZED     HOLDING      HOLDING     ESTIMATED
                                         COST         GAINS        LOSSES    FAIR VALUE
                                      ----------   ----------   ----------   ----------
(IN THOUSANDS)
2005:
SECURITIES AVAILABLE-FOR-SALE
   Obligations of U.S. Treasury and
      other U.S. Government agencies  $      998      $   --       $     2   $      996
   Obligations of states and
      political subdivisions              66,181       1,740            15       67,906
   U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities    1,356,233       1,823        19,629    1,338,427
   Other equity securities                 1,543         527            48        2,022
                                      ----------      ------       -------   ----------
      TOTAL                           $1,424,955      $4,090       $19,694   $1,409,351
                                      ==========      ======       =======   ==========
2005:
SECURITIES HELD-TO-MATURITY
   Obligations of states and
      political subdivisions          $   17,430      $  308       $    --   $   17,738
   U.S. Government agencies'
      asset-backed securities and
      other asset-backed securities      178,523           2         5,838      172,687
                                      ----------      ------       -------   ----------
      TOTAL                           $  195,953      $  310       $ 5,838   $  190,425
                                      ==========      ======       =======   ==========

Other investment securities (as shown on the balance sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. Park owned $52.1 million of Federal Home Loan Bank stock and $5.9 million of Federal Reserve Bank stock at December 31, 2005. Park owned $47.1 million of Federal Home Loan Bank stock and $4.4 million of Federal Reserve Bank stock at December 31, 2004. The fair values of these investments are the same as their amortized costs.

Management does not believe any individual unrealized loss as of December 31, 2005 and December 31, 2004, represents an other-than-temporary impairment. The unrealized losses relate primarily to the impact of increases in market interest rates on U.S. Government agencies' asset-backed securities.

Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities with unrealized losses at December 31, 2005, were as follows:

                                  LESS THAN 12 MONTHS     12 MONTHS OR LONGER            TOTAL
                                -----------------------   -------------------   -----------------------
                                   FAIR      UNREALIZED    FAIR    UNREALIZED      FAIR      UNREALIZED
                                   VALUE       LOSSES      VALUE     LOSSES        VALUE       LOSSES
                                ----------   ----------   ------   ----------   ----------   ----------
(IN THOUSANDS)
2005:
   SECURITIES
   AVAILABLE-FOR-SALE
      Obligations of U.S.
         Treasury and
         other U.S.
         Government
         agencies               $      996     $     2    $   --      $ --      $      996     $     2
      Obligations of
         states and
         political
         subdivisions                  346           4       474        11             820          15
      U.S.Government
         agencies' asset-
         backed securities
         and other asset-
         backed securities       1,244,306      19,272     4,338       357       1,248,644      19,629
      Other equity securities           --          --       152        48             152          48
                                ----------     -------    ------      ----      ----------     -------
         TOTAL                  $1,245,648     $19,278    $4,964      $416      $1,250,612     $19,694
                                ==========     =======    ======      ====      ==========     =======
2005:
   SECURITIES
   HELD-TO-MATURITY
      U.S.Government
         agencies' asset-
         backed securities
         and other asset-
         backed securities      $  172,591     $ 5,838    $   --      $ --      $  172,591     $ 5,838
                                ----------     -------    ------      ----      ----------     -------

Investment securities at December 31, 2004, were as follows:

                                                         GROSS        GROSS
                                                      UNREALIZED   UNREALIZED
                                          AMORTIZED     HOLDING      HOLDING     ESTIMATED
                                            COST         GAINS       LOSSES     FAIR VALUE
                                         ----------   ----------   ----------   ----------
(IN THOUSANDS)
2004:
   SECURITIES AVAILABLE-FOR-SALE
      Obligations of U.S.Treasury and
         other U.S.Government agencies   $   15,201     $     8      $    3     $   15,206
      Obligations of states and
         political subdivisions              81,738       3,851          23         85,566
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities    1,685,760      16,043       1,225      1,700,578
      Other equity securities                 1,025         501          11          1,515
                                         ----------     -------      ------     ----------
         TOTAL                           $1,783,724     $20,403      $1,262     $1,802,865
                                         ==========     =======      ======     ==========
2004:
   SECURITIES HELD-TO-MATURITY
      Obligations of states and
         political subdivisions          $   18,173     $   703      $   --     $   18,876
      U.S.Government agencies'
         asset-backed securities and
         other asset-backed securities       54,274         470           7         54,737
                                         ----------     -------      ------     ----------
         TOTAL                           $   72,447     $ 1,173      $    7     $   73,613
                                         ==========     =======      ======     ==========

Securities with unrealized losses at December 31, 2004, were as follows:

                                    LESS THAN 12 MONTHS     12 MONTHS OR LONGER           TOTAL
                                   ---------------------   --------------------   ---------------------
                                     FAIR     UNREALIZED     FAIR    UNREALIZED     FAIR     UNREALIZED
                                     VALUE      LOSSES      VALUE      LOSSES       VALUE      LOSSES
                                   --------   ----------   -------   ----------   --------   ----------
(IN THOUSANDS)
2004:
   SECURITIES AVAILABLE-FOR-SALE
      Obligations of U.S.
         Treasury and
         other U.S.
         Government
         agencies                  $  5,198      $  3      $    --      $ --      $  5,198     $    3
      Obligations of
         states and
         political
         subdivisions                 1,019        23           --        --         1,019         23
      U.S.Government
         agencies' asset-
         backed securities
         and other asset-
         backed securities          208,643       363       24,136       862       232,779      1,225
      Other equity securities           189        11           --        --           189         11
                                   --------      ----      -------      ----      --------     ------
         TOTAL                     $215,049      $400      $24,136      $862      $239,185     $1,262
                                   ========      ====      =======      ====      ========     ======
2004:
   SECURITIES HELD-TO-MATURITY
      U.S.Government
         agencies' asset-
         backed securities
         and other asset-
         backed securities         $  4,715      $  7      $    --      $ --      $  4,715     $    7
                                   --------      ----      -------      ----      --------     ------

The amortized cost and estimated fair value of investments in debt securities at December 31, 2005, are shown below by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected principal repayments. The average yield is computed on a tax equivalent basis using a thirty-five percent tax rate and is based on the amortized cost of the securities.

                                                                WEIGHTED
                                     AMORTIZED    ESTIMATED     AVERAGE     AVERAGE
                                       COST      FAIR VALUE     MATURITY     YIELD
                                    ----------   ----------   -----------   -------
(DOLLARS IN THOUSANDS)
SECURITIES AVAILABLE-FOR-SALE
U.S.Treasury and agencies' notes:
   Due within one year              $      998   $      996    0.20 YEARS    3.36%
                                    ----------   ----------   -----------    ----
Obligations of states and
   political subdivisions:
   Due within one year                  17,879       18,072    0.51 YEARS    7.07%
   Due one through five years           44,355       45,754    2.21 YEARS    7.09%
   Due five through ten years            2,827        2,972    5.78 YEARS    7.07%
   Due over ten years                    1,120        1,108   17.04 YEARS    8.23%
                                    ----------   ----------   -----------    ----
      TOTAL                         $   66,181   $   67,906    2.15 YEARS    7.10%
                                    ==========   ==========   ===========    ====
U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities:
   Due within one year              $  208,985   $  206,247    0.53 YEARS    4.86%
   Due one through five years          613,271      605,237    2.88 YEARS    4.85%
   Due five through ten years          421,192      415,674    7.23 YEARS    4.78%
   Due over ten years                  112,785      111,269   11.08 YEARS    4.71%
                                    ----------   ----------   -----------    ----
      TOTAL                         $1,356,233   $1,338,427    4.55 YEARS    4.82%
                                    ==========   ==========   ===========    ====
SECURITIES HELD-TO-MATURITY
Obligations of states and
   political subdivisions:
   Due within one year              $    6,278   $    6,318    0.52 YEARS    6.42%
   Due one through five years           11,152       11,420    2.40 YEARS    6.58%
                                    ----------   ----------   -----------    ----
      TOTAL                         $   17,430   $   17,738    1.72 YEARS    6.52%
                                    ==========   ==========   ===========    ====
U.S.Government agencies'
   asset-backed securities and
   other asset-backed securities:
   Due within one year              $   27,534   $   26,634    0.51 YEARS    4.77%
   Due one through five years           35,235       34,083    2.41 YEARS    4.73%
   Due five through ten years           81,882       79,204    7.82 YEARS    4.76%
   Due over ten years                   33,872       32,766   11.01 YEARS    4.77%
                                    ----------   ----------   -----------    ----
      TOTAL                         $  178,523   $  172,687    6.23 YEARS    4.76%
                                    ==========   ==========   ===========    ====

Investment securities having a book value of $1,503 million and $1,367 million at December 31, 2005 and 2004, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold, and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.

At December 31, 2005, $699 million was pledged for government and trust department deposits, $659 million was pledged to secure repurchase agreements and $145 million was pledged as collateral for FHLB advance borrowings. At December 31, 2004, $530 million was pledged for government and trust department deposits, $441 million was pledged to secure repurchase agreements and $396 million was pledged as collateral for FHLB advance borrowings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In 2005, 2004 and 2003, gross gains of $97,000, $140,000 and $1,507,000, and gross losses of $1,000, $933,000 and $7,567,000 were realized, respectively. The tax expense related to the net securities gains was $34,000 in 2005 and the tax benefits related to net securities losses were $278,000 in 2004 and $2,121,000 in 2003.

5. LOANS

The composition of the loan portfolio is as follows:

DECEMBER 31                                 2005         2004
-----------                              ----------   ----------
(DOLLARS IN THOUSANDS)
Commercial, financial and agricultural   $  512,636   $  469,382
Real estate:
   Construction                             193,185      155,326
   Residential                            1,287,438    1,190,275
   Commercial                               823,354      752,428
Consumer, net                               494,975      505,151
Leases, net                                  16,524       48,046
                                         ----------   ----------
   TOTAL LOANS                           $3,328,112   $3,120,608
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

Nonaccrual and restructured loans are summarized as follows:

DECEMBER 31                                          2005      2004
-----------                                        -------   -------
(DOLLARS IN THOUSANDS)
Impaired loans:
   Nonaccrual                                      $ 9,308   $12,441
   Restructured                                      7,441     5,461
      Total impaired loans                          16,749    17,902
Other nonaccrual loans                               5,614     5,432
                                                   -------   -------
         TOTAL NONACCRUAL AND RESTRUCTURED LOANS   $22,363   $23,334
                                                   =======   =======

The allowance for credit losses related to impaired loans at December 31, 2005 and 2004, was $1,988,000 and $3,580,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.

The average balance of impaired loans was $19,557,000, $21,003,000 and $21,397,000 for 2005, 2004 and 2003, respectively.

Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2005, 2004 and 2003, the Corporation recognized $490,000, $721,000 and $845,000, respectively, of interest income on impaired loans. The Corporation received cash payments for interest related to these loans of $553,000 in 2005, $752,000 in 2004 and $546,000 in 2003.

Certain of the Corporation's executive officers, directors and their affiliates are loan customers of the Corporation's banking subsidiaries. As of December 31, 2005 and 2004, loans aggregating approximately $130,116,000 and $120,917,000, respectively, were outstanding to such parties. During 2005, $37,792,000 of new loans were made and repayments totaled $28,593,000. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons and involve no unusual risk of collectibility.

6. ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

                                                  2005       2004       2003
                                                --------   --------   --------
(DOLLARS IN THOUSANDS)
Balance, January 1                              $ 68,328   $ 63,142   $ 62,028
   Allowance for loan losses of acquired bank      1,849      4,450         --
   Provision for loan losses                       5,407      8,600     12,595
   Losses charged to the reserve                 (13,389)   (15,173)   (18,036)
   Recoveries                                      7,499      7,309      6,555
                                                --------   --------   --------
BALANCE, DECEMBER 31                            $ 69,694   $ 68,328   $ 63,142
                                                ========   ========   ========

7. INVESTMENT IN FINANCING LEASES

The following is a summary of the components of the Corporation's affiliates' net investment in direct financing leases:

DECEMBER 31                                                  2005      2004
-----------                                                -------   -------
(DOLLARS IN THOUSANDS)
Total minimum payments to be received                      $12,987   $38,606
Estimated unguaranteed residual value of leased property     4,562    11,953
Less unearned income                                        (1,368)   (2,513)
                                                           -------   -------
   TOTAL                                                   $16,181   $48,046
                                                           =======   =======

Minimum lease payments, in thousands, to be received as of December 31, 2005 are:

(IN THOUSANDS)
2006             $ 3,752
2007               2,776
2008               2,401
2009               2,392
2010               1,079
Thereafter           587
                 -------
   TOTAL         $12,987
                 =======

8. PREMISES AND EQUIPMENT

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

DECEMBER 31                                        2005       2004
-----------                                      --------   --------
(DOLLARS IN THOUSANDS)
Land                                             $ 14,292   $ 13,258
Buildings                                          59,347     54,256
Equipment, furniture and fixtures                  53,630     52,284
Leasehold improvements                              3,624      3,248
                                                 --------   --------
   TOTAL                                          130,893    123,046
                                                 --------   --------
Less accumulated depreciation and amortization    (83,721)   (79,867)
                                                 --------   --------
   PREMISES AND EQUIPMENT, NET                   $ 47,172   $ 43,179
                                                 ========   ========

Depreciation and amortization expense amounted to $5,641,000, $5,436,000 and $5,866,000 for the three years ended December 31, 2005, 2004 and 2003, respectively.

The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(IN THOUSANDS)
2006             $1,758
2007              1,620
2008              1,464
2009              1,158
2010                703
Thereafter          833
                 ------
   TOTAL         $7,536
                 ======

Rent expense amounted to $1,915,000, $1,362,000 and $1,307,000, for the three years ended December 31, 2005, 2004 and 2003, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. SHORT-TERM BORROWINGS

Short-term borrowings are as follows:

DECEMBER 31                                        2005       2004
-----------                                      --------   --------
(DOLLARS IN THOUSANDS)
Securities sold under agreements to repurchase
   and federal funds purchased                   $246,502   $192,483
Federal Home Loan Bank advances                    60,000     78,228
Other short-term borrowings                         7,572      7,520
                                                 --------   --------
   TOTAL SHORT-TERM BORROWINGS                   $314,074   $278,231
                                                 ========   ========

The outstanding balances for all short-term borrowings as of December 31, 2005, 2004 and 2003 (in thousands) and the weighted-average interest rates as of year-end and paid during each of the years then ended are as follows:

                                      REPURCHASE                 DEMAND
                                      AGREEMENTS    FEDERAL      NOTES
                                     AND FEDERAL   HOME LOAN    DUE U.S.
                                        FUNDS         BANK      TREASURY
                                      PURCHASED     ADVANCES   AND OTHER
                                     -----------   ---------   ---------
(DOLLARS IN THOUSANDS)
2005:
   ENDING BALANCE                     $246,502     $ 60,000     $7,572
   HIGHEST MONTH-END BALANCE           246,502      170,000      8,583
   AVERAGE DAILY BALANCE               194,157       94,264      3,421
   WEIGHTED-AVERAGE INTEREST RATE:
      AS OF YEAR-END                      2.94%        4.20%      4.16%
      PAID DURING THE YEAR                2.14%        3.46%      2.93%
                                      --------     --------     ------
2004:
   Ending balance                     $192,483     $ 78,228     $7,520
   Highest month-end balance           354,195      160,050      7,520
   Average daily balance               323,978       74,043      3,278
   Weighted-average interest rate:
      As of year-end                      1.29%        2.31%      2.25%
      Paid during the year                1.17%        2.01%      1.13%
                                      --------     --------     ------
2003:
   Ending balance                     $367,082     $145,050     $4,627
   Highest month-end balance           777,707      145,050      9,914
   Average daily balance               495,704       16,011      3,613
   Weighted-average interest rate:
      As of year-end                      1.09%        1.01%      1.00%
      Paid during the year                0.50%        1.24%      1.12%
                                      --------     --------     ------

At December 31, 2005 and 2004, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation's subsidiary banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's subsidiary banks.

See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2005, $867 million of residential mortgage loans were pledged under a blanket agreement to the FHLB by Park's subsidiary banks. At December 31, 2004, $797 million of residential mortgage loans were pledged to the FHLB.

10. LONG-TERM DEBT

Long-term debt is listed below:

                                                 2005                    2004
                                        ---------------------   ---------------------
                                        OUTSTANDING   AVERAGE   Outstanding   Average
DECEMBER 31                               BALANCE       RATE      Balance       Rate
-----------                             -----------   -------   -----------   -------
(DOLLARS IN THOUSANDS)
TOTAL FEDERAL HOME LOAN BANK ADVANCES
   BY YEAR OF MATURITY:
   2005                                   $     --       --       $ 22,300     5.73%
   2006                                    113,268     4.17%       187,581     2.65%
   2007                                     41,243     4.02%       188,189     2.83%
   2008                                    122,110     4.20%       117,379     4.03%
   2009                                      6,115     3.93%        73,510     4.98%
   2010                                     17,404     5.72%        15,951     5.86%
   Thereafter                               79,644     4.54%         5,883     4.58%
                                          --------     ----       --------     ----
      TOTAL                               $379,784     4.31%      $610,793     3.47%
                                          ========     ====       ========     ====

TOTAL BROKER REPURCHASE AGREEMENTS
   BY YEAR OF MATURITY:
   2007                                   $ 25,000     3.84%      $100,000     3.62%
   2009                                     85,000     3.94%        85,000     2.56%
   2010                                     75,000     3.83%            --       --
   Thereafter                              150,000     3.87%            --       --
                                          --------     ----       --------     ----
      TOTAL                               $335,000     3.88%      $185,000     3.13%
                                          ========     ====       ========     ====

TOTAL COMBINED LONG-TERM DEBT
   BY YEAR OF MATURITY:
   2005                                   $     --       --       $ 22,300     5.73%
   2006                                    113,268     4.17%       187,581     2.65%
   2007                                     66,243     3.95%       288,189     3.10%
   2008                                    122,110     4.20%       117,379     4.03%
   2009                                     91,115     3.94%       158,510     3.68%
   2010                                     92,404     4.19%        15,951     5.86%
   Thereafter                              229,644     4.10%         5,883     4.48%
                                          --------     ----       --------     ----
      TOTAL                               $714,784     4.11%      $795,793     3.39%
                                          ========     ====       ========     ====

At December 31, 2005 and 2004, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation's subsidiary banks and by residential mortgage loans pledged under a blanket agreement by the Corporation's subsidiary banks.

See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. See Note 9 of the Notes to Consolidated Financial Statements for the amount of residential mortgage loans that are pledged to the FHLB.

11. STOCK OPTION PLANS

The Park National Corporation 2005 Incentive Stock Option Plan (the "2005 Plan") was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2005, 1,289,162 options were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.

The Park National Corporation 1995 Incentive Stock Option Plan (the "1995 Plan") was adopted April 17, 1995, and amended, April 20, 1998 and April 16, 2001. Pursuant to the terms of the 1995 Plan, all of the common shares delivered upon exercise of incentive stock options are to be treasury shares. No incentive stock options may be granted under the 1995 Plan after January 16, 2005.

The activity in Park's stock option plans is listed in the following table for the past three years:

                          STOCK OPTIONS
                       -------------------
                                  WEIGHTED
                                  AVERAGE
                                  EXERCISE
                                 PRICE PER
                        NUMBER     SHARE
                       -------   ---------
January 1, 2003        579,816    $ 87.27
   Granted             179,125      92.10
   Exercised           (60,431)     81.41
   Forfeited/Expired   (78,414)     88.82
                       -------    -------
December 31, 2003      620,096      89.04
   Granted             232,178     109.48
   Exercised           (75,653)     87.46
   Forfeited/Expired   (56,513)     91.48
                       -------    -------
December 31, 2004      720,108      95.60
   Granted             228,150     108.40
   Exercised           (47,509)     85.83
   Forfeited/Expired   (82,567)     95.23
                       -------    -------
DECEMBER 31, 2005      818,182    $ 99.78
                       =======    =======

Range of exercise prices:                                    $35.58 - $154.20
   Weighted-average remaining contractual life:              2.8 Years
   Exercisable at year end:                                  801,360
   Weighted-average exercise price of exercisable options:   $99.59

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                    -------------------------   ------------------------------------
                                   WEIGHTED-
                                    AVERAGE     WEIGHTED-                  WEIGHTED-
                    OUTSTANDING    REMAINING     AVERAGE    EXERCISABLE     AVERAGE
RANGE OF               AS OF      CONTRACTUAL    EXERCISE      AS OF        EXERCISE
EXERCISE PRICES       12/31/05       LIFE         PRICE       12/31/05       PRICE
-----------------   -----------   -----------   ---------   -----------    ---------
$30.00 - $80.00        11,107         0.4        $ 67.87       11,107       $ 67.87
$80.01 - $90.00       202,237         1.1          86.44      202,237         86.44
$90.01 - $100.00      151,885         2.2          91.72      151,885         91.72
$100.01 - $110.00     417,261         3.9         108.11      400,439        108.09
$110.01 - $120.00      12,830         3.5         113.95       12,830        113.95
$120.01 - $160.00      22,862         3.2         126.78       22,862        126.72
                      -------         ---        -------      -------       -------
                      818,182         2.8        $ 99.78      801,360       $ 99.59
                      =======         ===        =======      =======       =======

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

The fair value of these options was estimated at the date of grant using a Black-Scholes options pricing model with the following weighted-average assumptions for 2005, 2004 and 2003, respectively: risk-free interest rates of 3.77%, 3.36% and 2.74%; a dividend yield of 3.00% for all three years, a volatility factor of the expected market price of the Corporation's common stock of .198%, .175% and .170% and a weighted-average expected option life of 4.0 years for all three years. The weighted-average fair value of options granted were $16.14, $13.88 and $10.55 for 2005, 2004 and 2003, respectively.

12. BENEFIT PLANS

The Corporation has a noncontributory defined benefit pension plan covering substantially all of the employees of the Corporation and its subsidiaries. The plan provides benefits based on an employee's years of service and compensation.

The Corporation's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes.

Using an accrual measurement date of September 30, plan assets for the pension plan are listed below:

                                                     2005      2004
                                                   -------   -------
(DOLLARS IN THOUSANDS)

CHANGE IN FAIR VALUE OF PLAN ASSETS:
   Fair value at beginning of measurement period   $37,341   $36,355
   Actual return on plan assets                      4,303     3,830
   Company contributions                             9,688        --
   Benefits paid                                    (5,001)   (2,844)
                                                   -------   -------
      FAIR VALUE AT END OF MEASUREMENT PERIOD      $46,331   $37,341
                                                   =======   =======

The asset allocation for the defined benefit pension plan as of the measurement date, by asset category, is as follows:

                                                        PERCENTAGE OF
                                                         PLAN ASSETS
                                                        -------------
ASSET CATEGORY                      TARGET ALLOCATION    2005   2004
--------------                      -----------------    ----   ----
Equity securities                          50% - 100%     82%    84%
Fixed income and cash equivalents   remaining balance     18%    16%
Other                                             --      --     --
                                                 ---     ---    ---
TOTAL                                             --     100%   100%
                                                 ===     ===    ===

The investment policy, as established by the Retirement Plan Committee, is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets is 7.75% in 2005 and 2004. This return is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

Using an actuarial measurement date of September 30, benefit obligation activity is listed as follows:

                                                                        2005      2004
                                                                      -------   -------
(DOLLARS IN THOUSANDS)

CHANGE IN BENEFIT OBLIGATION:
   Projected benefit obligation at beginning of measurement period    $45,169   $39,948
   Service cost                                                         2,682     2,502
   Interest cost                                                        2,756     2,577
   Actuarial loss or (gain)                                             1,035     2,986
   Benefits paid                                                       (5,001)   (2,844)
                                                                      -------   -------
      PROJECTED BENEFIT OBLIGATION AT THE END OF MEASUREMENT PERIOD   $46,641   $45,169
                                                                      =======   =======

The accumulated benefit obligation for the defined benefit pension plan was $38,301,000 at September 30, 2005 and $37,167,000 at September 30, 2004.

The weighted average assumptions used to determine benefit obligations at September 30, were as follows:

                                2005   2004
                                ----   ----
Discount rate                   5.96%  6.00%
Rate of compensation increase   3.50%  3.75%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2006          $ 1,164
2007            1,375
2008            1,554
2009            1,737
2010            1,962
2011 - 2015    17,051
              -------
   TOTAL      $24,843
              =======

The following table displays the funded status of the defined benefit pension plan which is computed by taking the difference between the fair value of the plan assets and the projected benefit obligation at the measurement date of September 30. The following table also provides information on the prepaid or accrued benefit cost at September 30:

                                   2005      2004
                                  ------   -------
(DOLLARS IN THOUSANDS)

Funded status                     $ (310)  $(7,828)
Unrecognized prior service cost      238       250
Unrecognized net actuarial loss    9,956    10,435
                                  ------   -------
   PREPAID BENEFIT COST           $9,884   $ 2,857
                                  ======   =======

Using an actuarial measurement date of September 30, components of net periodic benefit cost are as follows:

                                             2005      2004      2003
                                           -------   -------   -------
(DOLLARS IN THOUSANDS)

COMPONENTS OF NET PERIODIC BENEFIT COST:
   Service cost                            $ 2,682   $ 2,502   $ 2,095
   Interest cost                             2,756     2,577     2,347
   Expected return on plan assets           (3,334)   (2,789)   (2,138)
   Amortization of prior service cost           12        12        12
   Recognized net actuarial loss/(gain)        545       497       339
                                           -------   -------   -------
      BENEFIT COST                         $ 2,661   $ 2,799   $ 2,655
                                           =======   =======   =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, are listed below:

                                           2005   2004
                                           ----   ----
Discount rate                              6.00%  6.25%
Rate of compensation increase              3.75%  4.00%
Expected long-term return on plan assets   7.75%  7.75%

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,763,000, $1,452,000 and $1,393,000 for 2005, 2004 and 2003, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2005 and 2004, the accrued benefit cost for this plan totaled $5,620,000 and $4,776,000, respectively. The expense for the Corporation was $744,000, $636,000, and $1,236,000 for 2005, 2004 and 2003, respectively.

13. FEDERAL INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation's deferred tax assets and liabilities are as follows:

DECEMBER 31                                   2005      2004
-----------                                 -------   -------
(DOLLARS IN THOUSANDS)

DEFERRED TAX ASSETS:
   Allowance for loan losses                $24,393   $23,915
   Accumulated other comprehensive loss       5,461        --
   Intangible assets                          3,465     2,743
   Deferred compensation                      3,545     3,638
   Other                                      3,628     3,270
                                            -------   -------
      TOTAL DEFERRED TAX ASSETS             $40,492   $33,566
                                            -------   -------
DEFERRED TAX LIABILITIES:
   Lease revenue reporting                  $ 3,830   $ 6,293
   Accumulated other comprehensive income        --     6,700
   Deferred investment income                12,170     9,998
   Pension Plan                               3,400        --
   Mortgage servicing rights                  3,733     3,333
   Other                                      1,804       830
                                            -------   -------
      TOTAL DEFERRED TAX LIABILITIES        $24,937   $27,154
                                            -------   -------
         NET DEFERRED TAX ASSETS            $15,555   $ 6,412
                                            =======   =======

The components of the provision for federal income taxes are shown below:

                           2005      2004      2003
                         -------   -------   -------
(DOLLARS IN THOUSANDS)

Currently payable        $38,196   $40,284   $39,972
Deferred                   1,990    (2,542)   (3,661)
                         -------   -------   -------
TOTAL                    $40,186   $37,742   $36,311
                         =======   =======   =======

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2005, 2004 and 2003:

DECEMBER 31                           2005    2004    2003
-----------                           ----    ----    ----
Statutory corporate tax rate          35.0%   35.0%   35.0%
Changes in rates resulting from:
   Tax-exempt interest income         (1.3%)  (1.7%)  (2.1%)
   Tax credits (low income housing)   (2.5%)  (2.2%)  (2.1%)
   Other                              (1.5%)  (1.9%)  (1.3%)
                                      ----    ----    ----
EFFECTIVE TAX RATE                    29.7%   29.2%   29.5%
                                      ====    ====    ====

Park and its subsidiary banks do not pay state income tax to the State of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in state tax expense and was $2.9 million in 2005, $2.5 million in 2004 and $2.5 million in 2003.

14. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income components and related taxes are shown in the following table for the years ended December 31, 2005, 2004 and 2003:

                                                                   BEFORE-TAX      TAX     NET-OF-TAX
YEAR ENDED DECEMBER 31                                               AMOUNT      EXPENSE     AMOUNT
----------------------                                             ----------   --------   ----------
(DOLLARS IN THOUSANDS)

2005:
   Unrealized losses on available-for-sale securities               $(34,650)   $(12,127)   $(22,523)
   Reclassification adjustment for gains realized in net income          (96)        (34)        (62)
                                                                    --------    --------    --------
   OTHER COMPREHENSIVE LOSS                                         $(34,746)   $(12,161)   $(22,585)
                                                                    --------    --------    --------
2004:
   Unrealized losses on available-for-sale securities               $(10,811)   $ (3,784)   $ (7,027)
   Reclassification adjustment for losses realized in net income         793         278         515
                                                                    --------    --------    --------
   OTHER COMPREHENSIVE LOSS                                         $(10,018)   $ (3,506)   $ (6,512)
                                                                    --------    --------    --------
2003:
   Reverse additional minimum liability for pension plan            $  2,458    $    860    $  1,598
   Unrealized losses on available-for-sale securities                (13,847)     (4,846)     (9,001)
   Reclassification adjustment for losses realized in net income       6,060       2,121       3,939
                                                                    --------    --------    --------
   OTHER COMPREHENSIVE LOSS                                         $ (5,329)   $ (1,865)   $ (3,464)
                                                                    --------    --------    --------

15. EARNINGS PER SHARE

SFAS No. 128, "Earnings Per Share" requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities.

The following table sets forth the computation of basic and diluted earnings per share:

YEAR ENDED DECEMBER 31                                 2005          2004          2003
----------------------                             -----------   -----------   -----------
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NUMERATOR:
   Net income                                      $    95,238   $    91,507   $    86,878
DENOMINATOR:
   Basic earnings per share:
      Weighted-average shares                       14,258,519    14,344,771    14,458,899
   Effect of dilutive securities - stock options        89,724       141,556        92,523
   Diluted earnings per share:
      Adjusted weighted-average shares
         and assumed conversions                    14,348,243    14,486,327    14,551,422
EARNINGS PER SHARE:
   Basic earnings per share                        $      6.68   $      6.38   $      6.01
   Diluted earnings per share                      $      6.64   $      6.32   $      5.97

16. DIVIDEND RESTRICTIONS

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2005, approximately $10,701,000 of the total stockholders' equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk are as follows:

DECEMBER 31                   2005       2004
-----------                 --------   --------
(DOLLARS IN THOUSANDS)
Loan commitments            $667,074   $630,041
Unused credit card limits    132,591    139,056
Standby letters of credit     20,872     15,179
                            --------   --------

The loan commitments are generally for variable rates of interest.

The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Ohio. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

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

DEPOSIT LIABILITIES: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

SHORT-TERM BORROWINGS: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

LONG-TERM DEBT: Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long-term debt to a schedule of monthly maturities.

The fair value of financial instruments at December 31, 2005 and 2004, is as follows:

                                          2005                      2004
                                -----------------------   -----------------------
                                 CARRYING       FAIR       Carrying       Fair
DECEMBER 31,                      AMOUNT        VALUE       Amount        Value
------------                    ----------   ----------   ----------   ----------
(IN THOUSANDS)
FINANCIAL ASSETS:
   Cash and money market
      instruments               $  173,973   $  173,973   $  161,829   $  161,829
   Interest bearing deposits
      with other banks                 300          300        2,096        2,096
   Investment securities         1,663,342    1,657,814    1,926,782    1,927,948
   Bank owned life insurance       109,600      109,600       94,909       94,909
   Loans:
      Commercial, financial
         and agricultural          512,636      512,636      469,382      469,382
   Real estate:
      Construction                 193,185      193,185      155,326      155,326
      Residential                1,287,438    1,281,657    1,190,275    1,188,930
      Commercial                   823,354      815,022      752,428      747,289
   Consumer, net                   494,975      494,064      505,151      499,933
                                ----------   ----------   ----------   ----------
      TOTAL LOANS                3,311,588    3,296,564    3,072,562    3,060,860
                                ----------   ----------   ----------   ----------
      Allowance for
         loan losses               (69,694)          --      (68,328)          --
                                ----------   ----------   ----------   ----------
            LOANS
               RECEIVABLE,NET   $3,241,894   $3,296,564   $3,004,234   $3,060,860
                                ----------   ----------   ----------   ----------
FINANCIAL LIABILITIES:
   Noninterest bearing
      checking                  $  667,328   $  667,328   $  630,882   $  630,882
   Interest bearing
      transaction accounts         987,954      987,954      898,575      898,575
   Savings                         594,706      594,706      632,942      632,942
   Time deposits                 1,505,903    1,486,989    1,525,613    1,520,609
   Other                             1,866        1,866        1,849        1,849
                                ----------   ----------   ----------   ----------
      TOTAL DEPOSITS            $3,757,757   $3,738,843   $3,689,861   $3,684,857
                                ----------   ----------   ----------   ----------
   Short-term borrowings           314,074      314,074      278,231      278,231
   Long-term debt                  714,784      718,384      795,793      801,315
UNRECOGNIZED FINANCIAL
   INSTRUMENTS:
   Loan commitments                     --         (667)          --         (630)
   Standby letters of credit            --         (104)          --          (76)
                                ----------   ----------   ----------   ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. CAPITAL RATIOS

The following table reflects various measures of capital at December 31, 2005 and December 31, 2004:


                                     2005               2004
                               ----------------   ----------------
DECEMBER 31,                    AMOUNT    RATIO    Amount    Ratio
------------                   --------   -----   --------   -----
(DOLLARS IN THOUSANDS)
Total equity (1)               $558,430   10.27%  $562,561   10.39%
Tier 1 capital (2)              498,502   14.17%   508,279   15.16%
Total risk-based capital (3)    543,000   15.43%   550,675   16.43%
Leverage (4)                    498,502    9.27%   508,279   10.10%

(1) Stockholders' equity including accumulated other comprehensive income; computed as a ratio to total assets.

(2) Stockholders' equity less certain intangibles and accumulated other comprehensive income; computed as a ratio to risk-adjusted assets as defined.

(3) Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets, as defined.

(4) Tier 1 capital computed as a ratio to average total assets less certain intangibles.

At December 31, 2005 and 2004, the Corporation's tier 1 capital, total risk-based capital and leverage ratios were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

At December 31, 2005 and 2004, all of the Corporation's subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991. The following table indicates the capital ratios for each subsidiary at December 31, 2005 and December 31, 2004:

                                      2005                        2004
                           -------------------------   -------------------------
                           TIER 1   TOTAL              Tier 1   Total
                            RISK-   RISK-               Risk-   Risk-
DECEMBER 31                 BASED   BASED   LEVERAGE    Based   Based   Leverage
-----------                ------   -----   --------   ------   -----   --------
Park National Bank          7.65%   10.41%    5.44%     7.71%   11.04%    5.24%
Richland Trust Company      9.76%   11.02%    5.76%    10.23%   11.49%    5.64%
Century National Bank       8.91%   11.36%    5.65%     8.40%   10.29%    8.02%
First-Knox National Bank    8.87%   12.23%    5.80%     8.44%   12.26%    5.37%
United Bank, N.A.          10.82%   12.07%    5.64%    10.88%   12.14%    5.70%
Second National Bank        9.27%   12.64%    5.63%     8.84%   12.17%    5.48%
Security National Bank      9.42%   13.78%    5.35%     9.43%   13.84%    5.10%
Citizens National Bank     11.86%   17.29%    5.60%    11.76%   16.67%    5.68%

20. SEGMENT INFORMATION

The Corporation's segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows. See Note 2 for a detailed description of individual banking subsidiaries.

                                                                                                               ALL
                                   PNB       RTC      CNB     FKNB      UB        SNB       SEC      CIT      OTHERS      TOTAL
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005 (IN THOUSANDS)
Net interest income            $   71,227 $ 20,273 $ 27,599 $ 30,855 $  8,606  $ 13,592  $ 30,811 $  6,140  $  11,461  $  220,564
Provision for loan losses           2,611      700      150    1,127     (160)     (510)    1,005     (100)       584       5,407
Other income                       25,566    4,442    7,439    7,191    1,968     2,154     8,880    1,518        547      59,705
Depreciation and amortization       1,705      394      913      675      233       315       993      200        213       5,641
Other expense                      43,622   10,226   15,155   16,156    6,026     7,238    18,665    4,701     12,008     133,797
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Income before taxes                48,855   13,395   18,820   20,088    4,475     8,703    19,028    2,857       (797)    135,424
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Federal income taxes               15,924    4,553    6,356    6,739    1,449     2,674     6,231      929     (4,669)     40,186
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
   NET INCOME                  $   32,931 $  8,842 $ 12,464 $ 13,349 $  3,026  $  6,029  $ 12,797 $  1,928  $   3,872  $   95,238
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
BALANCES AT DECEMBER 31, 2005:
Assets                         $1,999,102 $506,198 $711,804 $753,288 $228,716  $392,257  $924,484 $173,190  $(252,991) $5,436,048
Loans                           1,247,105  266,293  503,278  507,148   96,232   203,638   439,698   58,611      6,109   3,328,112
Deposits                        1,343,180  373,398  469,333  476,257  180,274   250,553   578,404  123,555    (37,197)  3,757,757
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Operating Results for the year ended December 31, 2004 (In thousands)
Net interest income            $   63,050 $ 21,992 $ 19,725 $ 32,329 $ 10,074  $ 15,477  $ 31,939 $  7,252  $  10,453  $  212,291
Provision for loan losses           3,230      735      965    1,695      320       (15)      430      580        660       8,600
Other income                       21,401    4,339    5,210    6,766    1,722     2,079     8,257    1,253        821      51,848
Depreciation and amortization       1,708      388      520      693      197       334     1,183      197        216       5,436
Other expense                      36,827   10,549   11,413   15,995    6,071     7,282    18,649    4,284      9,784     120,854
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Income before taxes                42,686   14,659   12,037   20,712    5,208     9,955    19,934    3,444        614     129,249
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Federal income taxes               13,808    4,906    3,972    6,864    1,685     3,096     6,485    1,112     (4,186)     37,742
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
   Net income                  $   28,878 $  9,753 $  8,065 $ 13,848 $  3,523  $  6,859  $ 13,449 $  2,332  $   4,800  $   91,507
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------
Balances at December 31, 2004:
Assets                         $1,662,200 $511,681 $782,393 $756,454 $236,658  $445,158  $917,084 $200,795  $ (99,839) $5,412,584
Loans                           1,011,912  277,812  540,607  479,348  101,628   196,577   436,718   69,830      6,176   3,120,608
Deposits                        1,182,804  386,652  530,082  488,748  182,578   262,271   571,580  131,873    (46,727)  3,689,861
                               ---------- -------- -------- -------- --------  --------  -------- --------  ---------  ----------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Operating Results for the year ended December 31, 2003 (In thousands)

                                                                                                                ALL
                               PNB        RTC       CNB      FKNB       UB        SNB       SEC       CIT      OTHERS     TOTAL
                           ----------  --------  --------  --------  --------  --------  --------  --------  ---------  ----------
Net interest income        $   61,254  $ 21,081  $ 19,180  $ 31,459  $  8,615  $ 13,962  $ 31,631  $  6,493  $   8,962  $  202,637
Provision for loan losses       5,385       845     2,025     1,997       110       360     1,471       (35)       437      12,595
Other income                   22,980     4,713     5,584     6,801     2,492     2,541     8,437     1,272        703      55,523
Depreciation and
   amortization                 1,988       406       506       685       245       435     1,164       238        199       5,866
Other expense                  35,575     9,759    10,850    15,547     5,705     6,853    19,175     4,236      8,810     116,510
                           ----------  --------  --------  --------  --------  --------  --------  --------  ---------  ----------
Income before taxes            41,286    14,784    11,383    20,031     5,047     8,855    18,258     3,326        219     123,189
                           ----------  --------  --------  --------  --------  --------  --------  --------  ---------  ----------
Federal income taxes           12,861     5,036     3,754     6,403     1,580     2,654     5,892     1,065     (2,934)     36,311
                           ----------  --------  --------  --------  --------  --------  --------  --------  ---------  ----------
   Net income              $   28,425  $  9,748  $  7,629  $ 13,628  $  3,467  $  6,201  $ 12,366  $  2,261  $   3,153  $   86,878
                           ==========  ========  ========  ========  ========  ========  ========  ========  =========  ==========
Balances at December 31,
   2003:
Assets                     $1,636,753  $576,461  $495,594  $727,543  $245,175  $400,233  $922,334  $204,691  $(173,828) $5,034,956
Loans                         927,663   260,726   293,242   462,758    93,669   182,980   436,873    69,652      3,240   2,730,803
Deposits                    1,084,537   386,507   340,657   478,207   181,259   276,267   572,031   131,853    (37,069)  3,414,249
                           ----------  --------  --------  --------  --------  --------  --------  --------  ---------  ----------

Reconciliation of financial information for the reportable segments to the Corporation's consolidated totals is listed below:

                               NET
                            INTEREST   DEPRECIATION     OTHER     INCOME
                             INCOME       EXPENSE      EXPENSE    TAXES      ASSETS      DEPOSITS
                            --------   ------------   --------   -------   ----------   ----------
(IN THOUSANDS)
2005:
Totals for reportable
   segments                 $209,103      $5,428      $121,789   $44,855   $5,689,039   $3,794,954
Elimination of
   intersegment items             --          --            --        --     (337,393)     (37,197)
Parent Co. and GFC totals
   - not eliminated           11,461          62        12,008    (4,669)      84,402           --
Other items                       --         151            --        --           --           --
                            --------      ------      --------   -------   ----------   ----------
   TOTALS                   $220,564      $5,641      $133,797   $40,186   $5,436,048   $3,757,757
                            ========      ======      ========   =======   ==========   ==========
2004:
Totals for reportable
   segments                 $201,838      $5,220      $111,070   $41,928   $5,512,423   $3,736,588
Elimination of
   intersegment items             --          --            --        --     (173,856)     (46,727)
Parent Co. and GFC totals
   - not eliminated           10,453          65         9,784    (4,186)      74,017           --
Other items                       --         151            --        --           --           --
                            --------      ------      --------   -------   ----------   ----------
   Totals                   $212,291      $5,436      $120,854   $37,742   $5,412,584   $3,689,861
                            ========      ======      ========   =======   ==========   ==========
2003:
Totals for reportable
   segments                 $193,675      $5,667      $107,702   $39,245   $5,208,784   $3,451,318
Elimination of
   intersegment items             --          --            --        --     (237,240)     (37,069)
Parent Co. and GFC totals
   - not eliminated            8,962          48         8,808    (2,934)      63,412           --
Other items                       --         151            --        --           --           --
                            --------      ------      --------   -------   ----------   ----------
   Totals                   $202,637      $5,866      $116,510   $36,311   $5,034,956   $3,414,249
                            ========      ======      ========   =======   ==========   ==========

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

Net cash provided by operating activities reflects cash payments for income taxes of $5,492,000, $4,386,000 and $3,339,000 in 2005, 2004 and 2003,
respectively.

At December 31, 2005 and 2004, stockholders' equity reflected in the Parent Company balance sheet includes $120.1 million and $130.5 million, respectively, of undistributed earnings of the Corporation's subsidiaries which are restricted from transfer as dividends to the Corporation.

                                 BALANCE SHEETS
                          at December 31, 2005 and 2004

                                                   2005       2004
                                                 --------   --------
(IN THOUSANDS)
ASSETS:
   Cash                                          $ 45,043   $123,418
   Investment in subsidiaries                     375,454    353,966
   Debentures receivable from subsidiary banks     56,000     56,000
   Other investments                                1,738      1,308
   Dividends receivable from subsidiaries          75,075     26,400
   Other assets                                    52,195     47,027
                                                 --------   --------
      TOTAL ASSETS                               $605,505   $608,119
                                                 ========   ========

LIABILITIES:
   Dividends payable                             $ 13,000   $ 12,891
   Other liabilities                               34,075     32,667
                                                 --------   --------
      TOTAL LIABILITIES                            47,075     45,558
      TOTAL STOCKHOLDERS' EQUITY                  558,430    562,561
                                                 --------   --------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $605,505   $608,119
                                                 ========   ========

                              STATEMENTS OF INCOME
              for the years ended December 31, 2005, 2004 and 2003

                                              2005      2004       2003
                                            --------   -------   -------
(IN THOUSANDS)
INCOME:
   Dividends from subsidiaries              $109,250   $83,000   $69,200
   Interest and dividends                      6,553     6,461     6,448
   Other                                         514       774       684
                                            --------   -------   -------
      TOTAL INCOME                           116,317    90,235    76,332
                                            --------   -------   -------
EXPENSE:
   Other, net                                 10,096     8,199     7,668
                                            --------   -------   -------
      TOTAL EXPENSE                           10,096     8,199     7,668
                                            --------   -------   -------
      INCOME BEFORE FEDERAL TAXES AND
         EQUITY IN UNDISTRIBUTED EARNINGS
         OF SUBSIDIARIES                     106,221    82,036    68,664
Federal income tax benefit                     5,503     4,791     3,253
                                            --------   -------   -------
      INCOME BEFORE EQUITY IN
         UNDISTRIBUTED EARNING OF
         SUBSIDIARIES                        111,724    86,827    71,917
Equity in undistributed (losses) earnings
   of subsidiaries                           (16,486)    4,680    14,961
                                            --------   -------   -------
NET INCOME                                  $ 95,238   $91,507   $86,878
                                            --------   -------   -------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                            STATEMENTS OF CASH FLOWS
              for the years ended December 31, 2005, 2004 and 2003

                                                        2005       2004       2003
                                                      --------   --------   --------
(IN THOUSANDS)
OPERATING ACTIVITIES:
   Net income                                         $ 95,238   $ 91,507   $ 86,878
      Adjustments to reconcile net income to
         net cash provided by operating activities:
      Undistributed losses (earnings)
         of subsidiaries                                16,486     (4,680)   (14,961)
      (Increase) decrease in dividends
         receivable from subsidiaries                  (48,675)    25,500     24,875
      Increase in other assets                          (5,138)    (3,833)    (5,385)
      Increase in other liabilities                      1,408      3,689      5,147
                                                      --------   --------   --------
         NET CASH PROVIDED BY
            OPERATING ACTIVITIES                        59,319    112,183     96,554
                                                      --------   --------   --------
INVESTING ACTIVITIES:
   Cash paid for acquisition, net                      (52,500)   (43,645)        --
   (Purchases) sales of investment securities             (521)       277        447
   Capital contribution to subsidiary                   (8,000)        --         --
                                                      --------   --------   --------
         NET CASH (USED IN) PROVIDED BY
            INVESTING ACTIVITIES                       (61,021)   (43,368)       447
                                                      --------   --------   --------
FINANCING ACTIVITIES:
   Cash dividends paid                                 (51,498)   (48,231)   (45,742)
   Proceeds from issuance of
      common stock                                         117        144        130
   Cash payment for fractional shares                       (3)      (252)        (3)
   Purchase of treasury stock, net                     (25,289)   (16,376)    (3,383)
                                                      --------   --------   --------
         NET CASH USED IN
            FINANCING ACTIVITIES                       (76,673)   (64,715)   (48,998)
                                                      --------   --------   --------
         (Decrease) increase in cash                   (78,375)     4,100     48,003
   Cash at beginning of year                           123,418    119,318     71,315
                                                      --------   --------   --------
         CASH AT END OF YEAR                          $ 45,043   $123,418   $119,318
                                                      ========   ========   ========


                                       58