Form 10-K, Exhibit 13
period 2006-12-31
PARK NATIONAL CORP /OH/
filed 2007-02-28
CIK 805676

Exhibit 13
FINANCIAL REVIEW

This financial review presents management’s discussion and analysis of the financial condition and results of operations for Park National Corporation (“Park” or the “Corporation”). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park’s ability to execute its business plan, Park’s ability to successfully integrate acquisitions into Park’s operations, Park’s ability to achieve the anticipated cost savings and revenue synergies from acquisitions, changes in general economic and financial market conditions, changes in interest rates, changes in the competitive environment, changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies, demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to our industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission (“SEC”) including those described in “Item 1A. Risk Factors” of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.
Park’s Board of Directors approved a 5% stock dividend in November 2004. The additional common shares resulting from the dividend were distributed on December 15, 2004 to stockholders of record as of December 1, 2004. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.
CORRECTION REFLECTED IN 2006 FINANCIAL STATEMENTS
On January 26, 2007, Park filed a Form 8-K with the SEC announcing that management had discovered an error in its accounting for accrued interest income on loans. Management determined that accrued interest receivable on loans was overstated by $1.933 million and as a result interest income on loans was overstated by $1.933 million on a cumulative basis. Management discovered in late January 2007 that certain previously charged-off loans were incorrectly accruing interest income. On Park’s data processing system, a loan that is charged-off also needs to be coded as nonaccrual for the data processing system to not accrue interest income on these loans. Primarily, one of Park’s subsidiary banks did not follow this procedure on certain installment loans for approximately the past ten years. Management determined that interest income on loans was overstated by approximately $100,000 per quarter for the past several quarters. Park’s management concluded that the overstatement of accrued interest receivable on loans and the related overstatement of interest income on loans is not material to any previously issued financial statements. Accordingly, Park recorded a cumulative adjustment of $1.933 million in the fourth quarter of 2006 to reduce accrued interest receivable on loans and reduce interest income on loans. On an after-tax basis, this adjustment reduced Park’s net income by $1.256 million for the three and twelve months ended December 31, 2006 and reduced diluted earnings per share by $.09 for the three and twelve months ended December 31, 2006, as compared to net income and diluted earnings per share that was previously reported by Park on January 16, 2007 in a Form 8-K filing with the SEC.
This financial review is written comparing the corrected 2006 financial statements to the financial statements for 2005 and 2004.
OVERVIEW
Net income for 2006 decreased by $1.1 million or 1.2% to $94.1 million, compared to net income of $95.2 million for 2005. Diluted earnings per share increased by 1.5% to $6.74 for 2006 compared to $6.64 for 2005.
For 2006 compared to 2005, income before federal income taxes was negatively impacted by a $7.3 million reduction in net interest income and a $1.6 million increase in total operating expenses. Income before federal income taxes benefited from a decrease in the loan loss provision of $1.5 million and an increase in total other income of $5.1 million. The net impact to income before federal income taxes from the reduction in net interest income, the reduction in the provision for loan losses, the increase in total other income and the increase in total operating expenses was a decrease of $2.3 million. Federal income tax expense decreased by $1.2 million, which generated the decrease in net income of $1.1 million in 2006 compared to 2005.
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
The primary reason for the increases in net interest income, total other income and operating expenses (in 2005 compared to 2004) was the acquisitions of First Federal Bancorp, Inc. (“First Federal”) on December 31, 2004 and First Clermont Bank (“First Clermont”) on January 3, 2005. First Federal had $253 million of assets at the time of its acquisition and First Clermont had $185 million of assets on January 3, 2005. Both acquisitions were accounted for as purchases and did not have any impact on the 2004 operating results for Park.
The reduction in the provision for loan losses contributed to earnings for both 2006 and 2005. The provision for loan losses was $3.9 million in 2006, $5.4 million in 2005 and $8.6 million in 2004. The reduction in the provision for loan losses was primarily due to a reduction in net loan charge-offs, which were $3.9 million in 2006, $5.9 million in 2005 and $7.9 million in 2004.
The annualized net income to average assets ratio (ROA) was 1.75% for 2006, 1.71% for 2005 and 1.81% for 2004. The annualized net income to average equity ratio (ROE) was 17.26% for 2006, 17.03% for 2005 and 17.00% for 2004.
Park has been active the past three years in purchasing treasury stock. Park’s common shares outstanding at December 31, 2003 were 14.455 million compared to 14.320 million at year-end 2004, 14.093 million at year-end 2005 and 13.922 million at year-end 2006. Park purchased 214,681 treasury shares in 2004, 281,360 treasury shares in 2005 and 302,786 treasury shares in 2006. The average balance of Park’s common shares outstanding was 14.345 million shares in 2004, 14.259 million shares in 2005 and 13.929 million shares in 2006. The reduction in Park’s common shares outstanding contributed to the increase in earnings per share compared to the change in net income for the past three years. For 2006 compared to 2005, net income decreased by 1.2% and diluted earnings per share increased by 1.5%. For 2005 compared to 2004, net income increased by 4.1% and diluted earnings per share increased by 5.1%. For 2004 compared to 2003, net income increased by 5.3% and diluted earnings per share increased by 5.9%.

FINANCIAL REVIEW

Effective the fourth quarter of 2006, the quarterly cash dividend on common shares was increased to $.93 per share. The new annualized cash dividend of $3.72 per share is 1.1% greater than the sum of the cash dividends declared for the four previous quarters. Park has paid quarterly cash dividends since becoming a holding company in early 1987. The annual compound growth rate for Park’s dividend declared per share for the last five years is 6.0%. The dividend pay out ratio was 54.65% for 2006, 54.19% for 2005 and 53.54% for 2004.
ACQUISITIONS AND BRANCH SALE
On December 18, 2006, Park acquired Anderson Bank Company (“Anderson”) of Cincinnati, Ohio for $17.7 million in a cash and stock transaction. Park paid the shareholders of Anderson aggregate consideration consisting of $9.052 million and 86,137 common shares of Park valued at $8.665 million. Anderson merged with Park’s subsidiary bank, The Park National Bank (“PNB”), and Anderson’s two offices are being operated as part of the operating division of PNB known as The Park National Bank of Southwest Ohio & Northern Kentucky (“PSW”). The fair value of the acquired assets of Anderson was $69.7 million and the fair value of the liabilities assumed was $62.6 million at December 18, 2006. The goodwill recognized as a result of this acquisition was $10.6 million.
On January 3, 2005, Park acquired First Clermont Bank (“First Clermont”) of Milford, Ohio for $52.5 million in an all cash transaction. First Clermont merged with PNB and operated as a separate division of PNB (under the First Clermont name) until June 12, 2006, when First Clermont and three offices of PNB in southwest Ohio were combined to form PSW. The fair value of the acquired assets of First Clermont was $185.4 million and the fair value of the liabilities assumed was $161.3 million at January 3, 2005. The goodwill recognized as a result of this acquisition was $28.4 million.
On December 31, 2004, Park acquired First Federal Bancorp, Inc. (“First Federal”) for $46.6 million in an all cash transaction accounted for as a purchase. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Park’s subsidiary bank, Century National Bank (“CNB”). The goodwill recognized as a result of this acquisition was $26.7 million. The fair value of the acquired assets of First Federal was $252.7 million and the fair value of the liabilities assumed was $232.7 million at December 31, 2004.
On February 11, 2005, CNB sold its Roseville, Ohio branch office. The Roseville branch office was acquired in connection with the acquisition of First Federal on December 31, 2004. The Federal Reserve Board required that the Roseville branch office be sold as a condition of their approval of the merger transactions involving Park and First Federal. The deposits sold with the Roseville branch office totaled $12.4 million and the loans sold with the branch office totaled $5.3 million. CNB received a premium of $1.2 million from the sale of deposits which reduced goodwill by $860,000 and core deposit intangibles by $324,000.
The three acquisitions were funded through the working capital of Park and its subsidiary banks.
PENDING ACQUISITION
On September 14, 2006, Park and Vision Bancshares, Inc. (“Vision”) jointly announced the signing of an agreement and plan of merger (the “Merger Agreement”) providing for the merger of Vision into Park. On or about January 11, 2007, a prospectus of Park/proxy statement of Vision was mailed to the shareholders of Vision in connection with the special meeting of shareholders to be held on February 20, 2007. The merger transaction is subject to the satisfaction of customary closing conditions in the Merger Agreement and the approval of appropriate regulatory authorities and of the shareholders of Vision. Park has filed all necessary regulatory applications and anticipates the transaction will close on or about March 9, 2007, assuming that all required approvals have been received and conditions to closing are satisfied.
Vision operates two bank affiliates, both named Vision Bank. One bank is headquartered in Gulf Shores, Alabama and the other in Panama City, Florida. These banks operate 15 offices. As of December 31, 2006, (on a consolidated basis), Vision had total assets of $691 million, total loans of $588 million and total deposits of $587 million.
Under the terms of the Merger Agreement, the shareholders of Vision are entitled to receive, in exchange for their shares of Vision common stock, either (a) cash, (b) Park common shares, or (c) a combination of cash and Park common shares, subject to the election and allocation procedures set forth in the Merger Agreement. Park will cause the requests of the Vision shareholders to be allocated on a pro-rata basis so that 50% of the shares of Vision common stock outstanding at the effective time of the merger will be exchanged for cash at the rate of $25.00 per share of Vision common stock and the other 50% of the outstanding shares of Vision common stock will be exchanged for Park common shares at the exchange rate of .2475 Park common shares for each share of Vision common stock. This allocation is subject to adjustment for cash paid in lieu of fractional Park common shares in accordance with the terms of the Merger Agreement.
As of January 8, 2007, 6,114,518 shares of Vision common stock were outstanding and 828,834 shares of Vision common stock were subject to outstanding stock options with a weighted average exercise price of $8.21 per share. Each outstanding stock option (that is not exercised prior to the election deadline specified in the Merger Agreement) granted under one of Vision’s equity-based compensation plans will be cancelled and extinguished and converted into the right to receive an amount of cash equal to (1)(a) $25.00 multiplied by (b) the number of shares of Vision common stock subject to the unexercised portion of the stock option minus (2) the aggregate exercise price for the shares of Vision common stock subject to the unexercised portion of the stock option.
The cash paid to the shareholders of Vision will be funded through the working capital of Park.
CRITICAL ACCOUNTING POLICIES
The significant accounting policies used in the development and presentation of Park’s financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements. The accounting and reporting policies of Park conform with U.S. generally accepted accounting principles and general practices within the financial services industry. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
Park considers that the determination of the allowance for loan losses involves a higher degree of judgement and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable incurred credit losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the loan portfolio and of current economic conditions. However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and the current economic conditions. All of those factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods.
Management’s assessment of the adequacy of the allowance for loan losses considers individual impaired loans, pools of homogeneous loans with similar risk characteristics and other environmental risk factors. This assessment is updated on a quarterly basis. The allowance established for individual impaired loans reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on regular analyses of commercial, commercial real

FINANCIAL REVIEW

estate and construction loans where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgement in estimating the amount of loss associated with specific impaired loans.
Pools of homogeneous loans with similar risk characteristics are also assessed for probable losses. A loss migration analysis is performed on certain commercial, commercial real estate loans and construction loans. These are loans above a fixed dollar amount that are assigned an internal credit rating. Generally, residential real estate loans and consumer loans are not individually graded. The amount of loan loss reserve assigned to these loans is dependent on their net charge-off history.
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
Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgement than most other significant accounting policies. Statement of Financial Accounting Standards (SFAS) No. 142, “Accounting for Goodwill and Other Intangible Assets,” establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. At December 31, 2006, Park had core deposit intangibles of $5.7 million subject to amortization and $72.3 million of goodwill, which was not subject to periodic amortization. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park’s banking subsidiaries to provide quality, cost effective banking services in a competitive marketplace. The goodwill value of $72.3 million is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base or the inability to deliver cost effective services over sustained periods can lead to impairment of goodwill that could adversely impact earnings in future periods. SFAS No. 142 requires an annual evaluation of goodwill for impairment. The fair value of the goodwill, which resides on the books of Park’s subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park subsidiary banks and banking industry comparable information. Park has concluded in each of the past three years that the recorded value of goodwill was not impaired.
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
A subsidiary bank of Park, PNB has concentrated on further expanding its operations in three metropolitan areas in Ohio during the past two years. The metropolitan areas are Columbus, Cincinnati and Dayton. During 2005, PNB opened an office in Worthington (near Columbus), opened an office in West Chester (near Cincinnati) and relocated its downtown Dayton office to the Dayton suburb of Centerville. In 2006, PNB opened an office in Florence, Kentucky (in the greater Cincinnati market) and added two additional offices in the Cincinnati market through the acquisition of Anderson Bank on December 18, 2006. Management expects to continue to add to branch locations in the Columbus, Cincinnati and Dayton markets over the next two years.
Management expects to close on the acquisition of Vision on or about March 9, 2007. Vision operates 15 branch locations in Gulf Coast communities in Alabama and the Florida panhandle. These markets are expected to grow much faster than many of the non-metro markets in which Park’s subsidiary banks operate in Ohio. Management expects that the acquisition of Vision will improve the future growth rate for Park’s loans and deposits. Management will consider other acquisition opportunities in fast growing markets after the Vision acquisition has been integrated.
Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. At December 31, 2006, Park and its subsidiaries operated 138 offices and a network of 142 automatic teller machines in 29 Ohio counties and one county in northern Kentucky.
Park has produced performance ratios which compare favorably to peer bank holding companies in terms of equity and asset returns, capital adequacy and asset quality. Continued strong results are contingent upon economic conditions in Ohio and competitive factors, among other things.
A table of financial data of Park’s subsidiaries for 2006, 2005 and 2004 is shown below. See Note 20 of the Notes to Consolidated Financial Statements for additional information on the Corporation’s subsidiaries.
Table 1 — Park National Corporation Affiliate Financial Data

	2006		2005		2004
	Average	Net	Average	Net	Average	Net
(In thousands)	Assets	Income	Assets	Income	Assets	Income

Park National Bank:
Park National Division	$1,503,420	$26,577	$1,413,872	$23,026	$1,380,568	$21,569
Fairfield National Division	338,183	6,457	362,192	6,856	335,006	7,309
Park National SW & N KY Division	288,189	1,331	229,726	3,049	—	—
Richland Trust Company	496,481	7,987	515,749	8,842	546,710	9,753
Century National Bank	719,864	10,149	743,276	12,464	503,239	8,065

First-Knox National Bank:
First-Knox National Division	639,969	11,406	639,000	10,805	665,116	11,049
Farmers & Savings Division	132,222	2,308	126,939	2,544	79,442	2,799
United Bank, N.A.	218,358	2,537	241,277	3,026	240,988	3,523
Second National Bank	386,139	4,705	404,656	6,029	390,906	6,859

Security National Bank:
Security National Division	766,298	11,931	782,467	11,393	773,710	12,290
Unity National Division	190,751	986	184,234	1,404	170,829	1,159
Citizens National Bank	166,611	1,854	189,965	1,928	201,916	2,332
Parent Company, including consolidating entries	(465,862)	5,863	(275,265)	3,872	(239,349)	4,800

Consolidated Totals	$5,380,623	$94,091	$5,558,088	$95,238	$5,049,081	$91,507

RETURN ON EQUITY
Park’s primary financial goal is to achieve a superior long-term return on stockholders’ equity. The Corporation measures performance in its attempt to achieve this goal against its peers, defined as all U.S. bank holding companies between $3 billion and $10 billion in assets. At year-end 2006, there were approximately 94 bank holding companies in this peer group. The Corporation’s net income to average equity ratio (ROE) was 17.26%, 17.03% and 17.00% in 2006, 2005, and 2004, respectively. The return on equity ratio has averaged 17.11% over the past five years compared to 13.41% for the peer group.

FINANCIAL REVIEW

BALANCE SHEET COMPOSITION
Park functions as a commercial bank holding company. The following section discusses the balance sheet for the Corporation.
SOURCE OF FUNDS
Deposits: Park’s major source of funds is provided by core deposits from individuals, businesses and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over which were less than 12% of total deposits for each of the last three years.
In 2006, year-end total deposits increased by $6 million or .2% exclusive of the $61 million of deposits that were acquired in the Anderson acquisition.
In 2005, year-end total deposits decreased by $55 million or 1.5% exclusive of the $136 million of deposits that were acquired in the First Clermont acquisition and the $12 million in deposits that were included in the sale of the Roseville branch office.
Average total deposits were $3,825 million in 2006 compared to $3,830 million in 2005 and $3,521 million in 2004. Average noninterest bearing deposits were $662 million in 2006 compared to $643 million in 2005 and $575 million in 2004.
Management expects that average total deposits (excluding the Vision acquisition) will increase by a modest amount (1% to 2%) in 2007. Emphasis will continue to be placed on increasing noninterest bearing deposits. A year ago, management projected that average total deposits would increase by 1% to 2% in 2006. Average total deposits decreased by $5 million in 2006 instead of increasing by the modest growth rate that was projected. The slower than expected growth was primarily due to increased competition for interest bearing balances. Management continued to concentrate on controlling the cost of interest bearing deposit accounts in 2006. Additionally, one of Park’s affiliate banks (PNB) lost a large deposit customer during the fourth quarter of 2006, as the customer relocated its business outside of the state of Ohio. This customer had maintained average deposits of approximately $73 million during the first nine months of 2006 and all of these funds were withdrawn during the first few weeks of the fourth quarter of 2006.
The average interest rate paid on interest bearing deposit accounts was 2.60% in 2006 compared to 1.79% in 2005 and 1.36% in 2004. By comparison, the average federal funds rate was 4.97% in 2006, 3.21% in 2005 and 1.36% in 2004.
Maturities of time certificates of deposit and other time deposits of $100,000 and over as of December 31, 2006 were:
Table 2 — $100,000 and Over Maturity Schedule

December 31, 2006	Time Certificates
(In thousands)	of Deposit

3 months or less	$157,817
Over 3 months through 6 months	89,523
Over 6 months through 12 months	127,495
Over 12 months	75,020

Total	$449,855

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings. These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 4.18% in 2006 compared to 2.57% in 2005 and 1.33% in 2004.
The Federal Reserve Board increased the federal funds rate by 25 basis points at each Federal Open Market Committee meeting from June 2004 thru June 2006. The federal funds rate increased by 1.00% to 2.25% at year-end 2004, increased to 4.25% by year-end 2005 and increased to 5.25% by June 30, 2006. The federal funds rate remained at 5.25% throughout the second half of 2006. The average federal funds rate was 1.36% in 2004, 3.21% in 2005 and 4.97% in 2006.
Average short-term borrowings were $375 million in 2006 compared to $292 million in 2005 and $401 million in 2004.
Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms. The average rate paid on long-term debt was 4.22% for 2006 compared to 3.69% for 2005 and 2.57% for 2004. In 2006, average long-term debt was $553 million compared to $800 million in 2005 and $520 million in 2004. Average total debt (long-term and short-term) was $929 million in 2006 compared to $1,092 million in 2005 and $921 million in 2004. Average long-term debt was 60% of average total debt in 2006 compared to 73% in 2005 and 56% in 2004.
Stockholders’ Equity: Average stockholders’ equity to average total assets was 10.13% in 2006, 10.06% in 2005 and 10.66% in 2004.
The decrease in the average stockholders’ equity to average total assets ratio in 2005 was primarily due to the acquisitions of First Federal and First Clermont, which added assets totaling $438 million, but no equity since both acquisitions were all cash transactions.
In accordance with SFAS No. 115, Park reflects any unrealized holding gain or loss on available-for-sale securities, net of federal taxes, as accumulated other comprehensive income (loss) which is part of Park’s equity. While the effects of this accounting are not recognized for calculation of regulatory capital adequacy ratios, it does impact Park’s equity as reported in the audited financial statements. The unrealized holding loss on available-for-sale securities, net of federal taxes, was $(16.0) million at year-end 2006 and $(10.1) million at year-end 2005. The unrealized holding gain on available-for-sale securities, net of federal taxes, was $12.4 million at year-end 2004. Long-term interest rates increased during 2005 which caused the market value of Park’s investment securities to decline and produced the unrealized holding loss on available-for-sale securities.
Park recorded an additional decrease in accumulated other comprehensive income (loss), net of federal taxes, of $(6.8) million in 2006 related to the adoption of SFAS No. 158, which pertains to the accounting for Park’s defined benefit pension plan. See Note 1 of the Notes to Consolidated Financial Statements for additional information on the adoption of SFAS No. 158.
INVESTMENT OF FUNDS
Loans: Average loans, net of unearned income, were $3,357 million in 2006 compared to $3,278 million in 2005 and $2,813 million in 2004. The average yield on loans was 7.61% in 2006 compared to 6.84% in 2005 and 6.38% in 2004. The average prime lending rate in 2006 was 7.96% compared to 6.19% in 2005 and 4.35% in 2004. Approximately 62% of loan balances mature or reprice within one year (see Table 11). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis. Management expects that the yield on the loan portfolio will continue to increase in 2007 as variable rate loans reprice at higher interest rates.
Year-end loan balances, net of unearned income, increased by $100 million or 3.0% in 2006 exclusive of $53 million of loans that were acquired in the Anderson acquisition. In 2005, loans increased by $52 million or 1.7% exclusive of $161 million of loans that were acquired in the First Clermont acquisition and $5 million of loans that were included in the sale of the Roseville branch office. In 2004, loans increased by $167 million or 6.1% exclusive of $223 million of loans that were acquired in the First Federal acquisition.
In summary, year-end loan balances (exclusive of the acquisitions) have increased by 3.0%, 1.7% and 6.1% for the years 2006, 2005 and 2004, respectively. The growth in loans in 2005 was negatively impacted by the decrease in the loan portfolios of First Federal and First Clermont. Their combined loan portfolios decreased by approximately $47 million in 2005.

FINANCIAL REVIEW

A year ago, management projected that year-end loan balances would grow between 3% to 5% during 2006. The actual increase in year-end loans was $100 million or 3.0% for 2006. However, $27 million of the growth in loans for 2006 resulted from the purchase of loan participations from Vision during the fourth quarter. Without the purchase of the loan participations from Vision, the growth in loans for 2006 would have been 2.2%. Management expects that loan growth for 2007 (exclusive of loans from the Vision acquisition) will be approximately 3% to 4%.
Year-end residential real estate loans were $1,300 million, $1,287 million and $1,190 million in 2006, 2005 and 2004, respectively. Residential real estate loans decreased by $15 million at year-end 2006 exclusive of the $28 million of loans from the Anderson acquisition. In 2005, residential real estate loans increased by $9 million exclusive of $88 million of loans from the First Clermont acquisition. In 2004, residential real estate loans increased by $78 million or 7.9% exclusive of $129 million of loans from the First Federal acquisition. Management expects no growth in residential real estate loans in 2007, exclusive of loans from the pending acquisition of Vision.
The long-term fixed rate mortgage loans that Park originates are sold in the secondary market and Park retains the servicing on these loans. The balance of sold fixed rate mortgage loans was $1,405 million at year-end 2006 compared to $1,403 million at year-end 2005 and $1,266 million at year-end 2004. Management expects that the balance of sold fixed rate mortgage loans would remain relatively stable during 2007.
Year-end consumer loans were $532 million, $495 million and $505 million in 2006, 2005 and 2004, respectively. Consumer loans increased by $35 million or 7.1% at year-end 2006 exclusive of $2 million of loans from the Anderson acquisition. In 2005, consumer loans decreased by $30 million or 5.9% exclusive of $20 million of loans from the First Clermont acquisition. Consumer loans increased by $3 million or .6% at year-end 2004 exclusive of $52 million of loans from the acquisition of First Federal. The increase in consumer loans in 2006 was primarily due to an increase in automobile loans originated through automobile dealers. Management expects that consumer loans will increase by approximately 5% in 2007, exclusive of loans from the pending acquisition of Vision.
The origination of construction loans, commercial loans and commercial real estate loans was positive in 2006. On a combined basis, these loans totaled $1,638 million, $1,529 million and $1,377 million at year-end 2006, 2005 and 2004, respectively. These combined loan totals increased by $86 million or 5.6% at year-end 2006 exclusive of $23 million of loans from the Anderson acquisition. In 2005, these combined loan totals increased by $96 million or 7.0% exclusive of $56 million of loans from the First Clermont acquisition. In 2004, these combined loan totals increased by $105 million or 8.5% exclusive of $40 million of loans from the acquisition of First Federal. Management expects that construction loans, commercial loans and commercial real estate loans will grow by approximately 6% in 2007, exclusive of loans from the pending acquisition of Vision.
Year-end lease balances were $10 million, $17 million and $48 million in 2006, 2005 and 2004, respectively. Management continues to de-emphasize automobile leasing and to a lesser extent commercial leasing. The year-end lease balances are expected to continue to decrease in 2007.
Table 3 reports year-end loan balances by type of loan for the past five years.
Table 3 — Loans by Type

December 31,
(In thousands)	2006	2005	2004	2003	2002

Commercial, financial and agricultural	$548,254	$512,636	$469,382	$441,165	$440,030
Real estate — construction	234,988	193,185	155,326	121,160	99,102
Real estate — residential	1,300,294	1,287,438	1,190,275	983,702	998,202
Real estate — commercial	854,869	823,354	752,428	670,082	617,270
Consumer, net of unearned income	532,092	494,975	505,151	450,145	441,747
Leases, net of unearned income	10,205	16,524	48,046	64,549	95,836

Total Loans	$3,480,702	$3,328,112	$3,120,608	$2,730,803	$2,692,187

Table 4 — Selected Loan Maturity Distribution

		Over One	Over
December 31, 2006	One Year	Through	Five
(In thousands)	or Less	Five Years	Years	Total

Commercial, financial and agricultural	$254,874	$186,164	$107,216	$548,254
Real estate — construction	118,459	67,427	49,102	234,988

Total	$373,333	$253,591	$156,318	$783,242

Total of these selected loans due after one year with:
Fixed interest rate				$158,127
Floating interest rate				$251,782

Investment Securities: Park’s investment securities portfolio is structured to provide liquidity and contribute to earnings. Park’s investment strategy is dynamic. As conditions change over time, Park’s overall interest rate risk, liquidity needs and potential return on the investment portfolio will change. Management regularly evaluates the securities in the investment portfolio as circumstances evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, meet liquidity needs or to improve the overall yield on the investment portfolio.
Park classifies most of its securities as available-for-sale (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss) which is part of the Corporation’s equity.
Management classified approximately 88% of the securities portfolio as available-for-sale at December 31, 2006. These securities are available to be sold in future periods in carrying out Park’s investment strategies. The remaining securities are classified as held-to-maturity and are accounted for at amortized cost.
Average taxable investment securities were $1,533 million in 2006 compared to $1,758 million in 2005 and $1,795 million in 2004. The average yield on taxable securities was 4.91% in 2006 compared to 4.87% in 2005 and 4.84% in 2004. Average tax-exempt investment securities were $77 million in 2006 compared to $94 million in 2005 and $107 million in 2004. The average tax-equivalent yield on tax-exempt investment securities was 6.84% in 2006 compared to 7.01% in 2005 and 7.17% in 2004. On a combined basis, the total of the average balance of taxable and tax-exempt securities was 29.9% of average total assets in 2006 compared to 33.3% in 2005 and 37.7% in 2004.
Year-end total investment securities (at amortized cost) were $1,538 million in 2006, $1,679 million in 2005 and $1,908 million in 2004. Management purchased investment securities totaling $167 million in 2006, $301 million in 2005 and $427 million in 2004. Proceeds from repayments and maturities of investment securities were $313 million in 2006, $410 million in 2005 and $437 million in 2004. Proceeds from sales of available-for-sale securities were $304,000 in 2006, $132 million in 2005 and $58 million in 2004. Park realized net security gains of $97,000 in 2006 and $96,000 in 2005, and net security losses of $793,000 in 2004.
Long-term interest rates are currently lower than short-term interest rates. The monthly average rate on a 5 year U.S. Treasury security was below the federal funds rate of 5.25% for each of the last 6 months of 2006. The investment securities that Park usually buys (U.S. Government Agency 15 year mortgage-backed securities) typically yield approximately 75 basis points above a 5 year U.S. Treasury security. With current interest rates, the yield on purchases of investment securities do not provide a sufficient spread above the federal funds rate for Park to increase the investment portfolio. Without an improvement in investment opportunities, management plans on using much of the cash flow from the maturities and repayments of investment securities (approximately $245 million) to repay borrowings in 2007 and provide funding for loans.

FINANCIAL REVIEW

At year-end 2006 and 2005, the average tax-equivalent yield on the total investment portfolio was 5.01% and 4.93%, respectively. The weighted average remaining maturity was 4.4 years at December 31, 2006 and 4.6 years at December 31, 2005. U.S. Government Agency asset-backed securities were approximately 85% of the total investment portfolio at year-end 2006 and were approximately 91% of the total investment portfolio at year-end 2005. This segment of the investment portfolio consists of 15 year mortgage-backed securities and collateralized mortgage obligations.
The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would be reduced. At year-end 2006, management estimated that the average maturity of the investment portfolio would lengthen to 4.8 years with a 100 basis point increase in long-term interest rates and to 5.0 years with a 200 basis point increase in long-term interest rates.
The following table sets forth the carrying value of investment securities at year-end 2006, 2005 and 2004:
Table 5 — Investment Securities

December 31,
(In thousands)	2006	2005	2004

Obligations of U.S. Treasury and other U.S. Government agencies	$90,709	$996	$15,206
Obligations of states and political subdivisions	70,090	85,336	103,739
U.S. Government asset-backed securities and other asset-backed securities	1,288,969	1,516,950	1,754,852
Other securities	63,730	60,060	52,985

Total	$1,513,498	$1,663,342	$1,926,782

Included in “Other Securities” in Table 5, are Park’s investments in Federal Home Loan Bank stock and Federal Reserve Bank stock. Park owned $55.5 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve Bank stock at December 31, 2006. At December 31, 2005, Park owned $52.1 million of Federal Home Loan Bank stock and $5.9 million of Federal Reserve Bank stock. At December 31, 2004, Park owned $47.1 million of Federal Home Loan Bank stock and $4.4 million of Federal Reserve Bank stock. The fair values of these investments are the same as their amortized costs.
ANALYSIS OF EARNINGS
Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them. (See Table 6 for three years of history on the average balances of the balance sheet categories and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)
Table 6 — Distribution of Assets, Liabilities and Stockholders’ Equity

	2006			2005			2004
December 31,	Daily		Average	Daily		Average	Daily		Average
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate	Average	Interest	Rate

ASSETS
Interest earning assets:
Loans (1) (2)	$3,357,278	$255,641	7.61%	$3,278,092	$224,346	6.84%	$2,813,069	$179,458	6.38%
Taxable investment securities	1,533,310	75,300	4.91%	1,757,853	85,664	4.87%	1,794,544	86,806	4.84%
Tax-exempt investment securities (3)	77,329	5,288	6.84%	93,745	6,571	7.01%	106,585	7,637	7.17%
Money market instruments	8,723	469	5.38%	12,258	441	3.60%	9,366	219	2.34%

Total interest earning assets	4,976,640	336,698	6.77%	5,141,948	317,022	6.17%	4,723,564	274,120	5.80%

Noninterest earning assets:
Allowance for possible loan losses	(70,386)			(71,052)			(64,676)
Cash and due from banks	142,794			148,303			142,102
Premises and equipment, net	46,894			46,418			36,540
Other assets	284,681			292,471			211,551

TOTAL	$5,380,623			$5,558,088			$5,049,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Transaction accounts	$1,058,323	$22,508	2.13%	$1,007,576	$11,763	1.17%	$871,264	$4,458	0.51%
Savings deposits	573,067	3,362	0.59%	633,545	3,328	0.53%	598,181	2,437	0.41%
Time deposits	1,531,477	56,402	3.68%	1,545,912	41,808	2.70%	1,476,915	33,103	2.24%
Total interest bearing deposits	3,162,867	82,272	2.60%	3,187,033	56,899	1.79%	2,946,360	39,998	1.36%
Short-term borrowings	375,332	15,692	4.18%	291,842	7,508	2.57%	401,299	5,319	1.33%
Long-term debt	553,307	23,351	4.22%	799,888	29,488	3.69%	519,979	13,385	2.57%

Total interest bearing liabilities	4,091,506	121,315	2.97%	4,278,763	93,895	2.19%	3,867,638	58,702	1.52%

Noninterest bearing liabilities:
Demand deposits	662,077			643,032			574,560
Other	81,966			77,082			68,608

Total noninterest bearing liabilities	744,043			720,114			643,168

Stockholders’ equity	545,074			559,211			538,275

TOTAL	$5,380,623			$5,558,088			$5,049,081

Net interest earnings		$215,383			$223,127			$215,418
Net interest spread			3.80%			3.98%			4.28%
Net yield on interest earning assets			4.33%			4.34%			4.56%

(1)	Loan income includes loan related fee income of $4,340 in 2006, $3,809 in 2005 and $3,336 in 2004. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2006, 2005 and 2004. The taxable equivalent adjustment was $518 in 2006, $478 in 2005, and $605 in 2004.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)	Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2006, 2005 and 2004. The taxable equivalent adjustments were $1,621 in 2006, $2,085 in 2005, and $2,522 in 2004.

FINANCIAL REVIEW

Park expects to close on the acquisition of Vision in March 2007. The following analysis of earnings ignores the impact of the pending acquisition of Vision. Park’s management will update projections for 2007 in the Form 10-Q filed after the completion of the Vision acquisition.
Net interest income decreased by $7.3 million or 3.3% to $213.2 million for 2006 compared to an increase of $8.3 million or 3.9% to $220.6 million for 2005. The net yield on interest earning assets was 4.33% for 2006 compared to 4.34% for 2005 and 4.56% for 2004. The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.80% for 2006 compared to 3.98% for 2005 and 4.28% for 2004. The decrease in net interest income in 2006 was primarily due to a decrease in average interest earning assets of $165 million or 3.2%. The increase in net interest income in 2005 was primarily due to an increase in average interest earning assets of $418 million or 8.9%.
The average yield on interest earning assets was 6.77% in 2006 compared to 6.17% in 2005 and 5.80% in 2004. The Federal Reserve Board increased the federal funds rate from 1.00% at June 29, 2004 to 2.25% at year-end 2004 and to 4.25% at year-end 2005 and finally to 5.25% at June 30, 2006. The federal funds rate remained at 5.25% for the final 6 months of 2006. The average yield on interest earning assets on a quarterly basis in 2006 was 6.57% for the first quarter, 6.76% for the second quarter, 6.87% for the third quarter and 6.85% for the fourth quarter. The average yield on loans on a quarterly basis in 2006 was 7.35% for the first quarter, 7.61% for the second quarter, 7.77% for the third quarter and 7.71% for the fourth quarter. (The average yield on interest earning assets and the average yield on loans were negatively impacted in the fourth quarter as a result of the $1.933 million cumulative reduction in interest income on loans, due to the overstatement of accrued interest receivable on loans. Without the $1.933 million adjustment, the average yield on interest earnings assets was 7.01% for the fourth quarter and the average yield on loans was 7.93% for the fourth quarter.) Management expects that the average yield on interest earning assets and loans will gradually increase in 2007 as loans reprice at higher interest rates or mature and are replaced with higher yielding loans.
The average rate paid on interest bearing liabilities was 2.97% in 2006 compared to 2.19% in 2005 and 1.52% for 2004. The average rate paid on interest bearing deposits was 2.60% in 2006 compared to 1.79% in 2005 and 1.36% in 2004. The average rate paid on interest bearing liabilities on a quarterly basis in 2006 was 2.67% for the first quarter, 2.89% for the second quarter, 3.10% for the third quarter and 3.20% for the fourth quarter. The average rate paid on interest bearing deposits on a quarterly basis in 2006 was 2.25% for the first quarter, 2.49% for the second quarter, 2.77% for the third quarter and 2.88% for the fourth quarter. Management expects that the average cost of interest bearing liabilities and the average rate paid on interest bearing deposits will gradually increase in 2007.
Management expects that net interest income will increase modestly (2% to 3%) in 2007. Management expects that average interest earning assets will slightly decrease in 2007, but the net yield on interest earning assets is expected to improve to approximately 4.40%.
A year ago, management projected that the net yield on interest earning assets would be between 4.35% and 4.40% for 2006. The actual net yield on interest earning assets was 4.33% for 2006. Management also projected modest growth in average interest earning assets and a modest increase in net interest income. The actual results in 2006 were a decrease in average interest earning assets of 3.2% and a decrease in net interest income of 3.3%. (Without the $1.933 million cumulative reduction to interest income on loans, the net interest margin was 4.37% for 2006.)
The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of change in each.
Table 7 — Volume/Rate Variance Analysis

	Change from 2005 to 2006			Change from 2004 to 2005
(In thousands)	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in:
Interest income:

Total loans	$5,529	$25,766	$31,295	$31,256	$13,632	$44,888

Taxable investments	(11,059)	695	(10,364)	(1,703)	561	(1,142)
Tax-exempt investments	(1,127)	(156)	(1,283)	(899)	(167)	(1,066)
Money market instruments	(153)	181	28	81	141	222

Total interest income	(6,810)	26,486	19,676	28,735	14,167	42,902

Interest expense:
Transaction accounts	$621	$10,124	$10,745	$788	$6,517	$7,305
Savings accounts	(332)	366	34	150	741	891
Time deposits	(394)	14,988	14,594	1,613	7,092	8,705
Short-term borrowings	2,566	5,618	8,184	(1,757)	3,946	2,189
Long-term debt	(9,970)	3,833	(6,137)	8,899	7,204	16,103

Total interest expense	(7,509)	34,929	27,420	9,693	25,500	35,193

Net variance	$699	$(8,443)	$(7,744)	$19,042	$(11,333)	$7,709

Other Income: Total other income, exclusive of security gains or losses, increased by $5.1 million or 8.5% to $64.7 million in 2006 compared to an increase of $7.0 million or 13.2% to $59.6 million in 2005. The large increase in 2005 was primarily due to the additional customers and volume from the acquisitions of First Federal and First Clermont.
Income from fiduciary activities increased by $1.5 million or 12.6% to $13.5 million in 2006 and increased by $897,000 or 8.1% to $12.0 million in 2005. These increases are primarily due to growth in the number of customers being served. Additionally, the strong performance of the equity markets in 2006 contributed to an increase in the market value of assets being managed which contributed to the increase in fee income in 2006. Management expects an increase of 8% to 9% in fee income from fiduciary activities in 2007. First Federal and First Clermont did not have any fee income from fiduciary activities.
Service charges on deposit accounts increased by $2.1 million or 11.9% to $20.0 million in 2006 and increased by $2.3 million or 14.6% to $17.9 million in 2005. The primary reason for the relatively large increase in service charges on deposit accounts in 2006 was due to an increase in charges from Park’s courtesy overdraft program and to an increase in the number of checking account customers. The large increase in service charges on deposits in 2005 was due to the additional deposit customers from the First Federal and First Clermont acquisitions. Management expects that the increase in service charges on deposit accounts will be approximately 10% in 2007.
Fee income earned from the origination and sale into the secondary market of fixed rate mortgage loans is included with other non-yield related loan fees in the subcategory “other service income.” Other service income was $10.9 million in 2006 compared to $10.8 million in 2005 and $10.3 million in 2004. Management expects that the volume of mortgage loans originated and sold in the secondary market in 2007 will approximate 2006. Management projects that other service income will be approximately $11 million in 2007.
The subcategory of “other income” was $20.2 million in 2006 compared to $19.0 million in 2005 and $15.6 million in 2004. The percentage increase was 6.6% in 2006 compared to 21.6% in 2005. The large increase in other income in 2005 was primarily due to the additional customers from the First Federal and First Clermont acquisitions. This subcategory includes fees earned from check card and ATM services, fee income from bank owned life insurance, fee income earned from the sale of investment and insurance products, rental fee income from safety deposit boxes and fees earned from the sale of official checks and printed checks. Management expects that other income for 2007 will be approximately $20.5 million.

FINANCIAL REVIEW

A year ago, management projected that total other income, exclusive of security gains or losses, would be approximately $61.5 million in 2006. The actual results of $64.7 million exceeded the projection by $3.2 million or 5.1%. This variance was due to fee income from fiduciary activities exceeding the projection by $600,000, service charges on deposits exceeding the projection by $1.0 million and other income exceeding the projection by $1.6 million. These positive variances were primarily due to an increase in volume. For 2007, management expects that total other income, exclusive of security gains or losses, will be approximately $68.3 million in 2007, a projected increase of 5.6%.
Other Expense: Total other expense increased by $1.6 million or 1.1% to $141.0 million in 2006 and increased by $13.1 million or 10.4% to $139.4 million in 2005. The large increase in total other expense in 2005 of 10.4% was primarily due to the acquisitions of First Federal and First Clermont.
Salaries and employee benefits expense increased by $1.7 million or 2.2% to $80.2 million in 2006 and increased by $7.0 million or 9.8% to $78.5 million in 2005. Full-time equivalent employees at year-end 2006 were 1,892 compared to 1,824 at year-end 2005, an increase of 3.7%. The small increase in salaries and employee benefits expense in 2006 was primarily due to the $1.4 million reduction in the officer incentive compensation pool in 2006 compared to 2005. A total of 123 employees were added from the First Federal and First Clermont acquisitions, which explains the large increase of 9.8% in salaries and employee benefits expense in 2005. None of the employees of First Federal and First Clermont were included in salaries and employee benefits expense in 2004, but were included for the entire year of 2005. A year ago, management projected that salaries and employee benefits expense would be approximately $82.4 million for 2006 compared to the actual expense of $80.2 million in 2006. This positive variance was primarily due to a $1.4 million reduction in the officer incentive compensation pool. Management expects that salaries and employee benefits expense will increase by approximately 8% in 2007, primarily due to the increase in full-time equivalent employees and the expected increase in health insurance costs.
Data processing expense increased by $1.2 million or 11.1% to $11.8 million in 2006 and increased by $1.7 million or 19.5% to $10.6 million in 2005. The increase in data processing expense in 2006 was primarily due to upgrades that management made to its data processing systems. In 2005, the large increase in data processing expense was primarily due to the acquisitions of First Federal and First Clermont. Data processing expense is expected to increase by approximately 5% in 2007.
The expense for state franchise taxes was $2.2 million in 2006, $2.9 million in 2005 and $2.5 million in 2004. The decrease in expense in 2006 was primarily due to the First Clermont acquisition closing on January 3, 2005. First Clermont had a franchise tax liability for calendar year 2005 and none for 2006. Management expects that state franchise tax expense will be approximately $2.4 million in 2007.
The subcategory “other expense” was $10.3 million in 2006, $12.0 million in 2005 and $10.9 million in 2004. The subcategory other expense includes expenses for supplies, travel, charitable contributions, sundry write-offs and other miscellaneous expenses. The decrease in other expense in 2006 was due to the decrease in charitable contributions of $1.7 million. Charitable contribution expense was $300,000 in 2006 compared to $2.0 million in 2005. In 2005, the increase in other expense was primarily due to an increase in charitable contributions of $1.1 million to $2.0 million in 2005 compared to $900,000 in 2004. Management expects that charitable contribution expense will be approximately $900,000 in 2007. Management expects that the subcategory other expense will total approximately $11.5 million in 2007.
The expense for amortization of intangibles was $2.5 million in 2006, $2.5 million in 2005 and $1.5 million in 2004. The increase in this expense in 2005 was due to the acquisitions of First Federal and First Clermont. Intangible amortization expense is expected to decrease to $2.0 million in 2007 as the core deposit premiums pertaining to certain branch acquisitions were fully amortized at the end of 2006.
A year ago, management projected that total other expense would be approximately $145.0 million in 2006 compared to actual results of $141.0 million. Most of the positive variance was due to salary and employee benefit expense being $2.2 million below the projected amount. Additionally, management estimated a year ago that the operating expense pertaining to the issuance of incentive stock options would be $1 million in 2006. Park did not issue stock options in 2006 and accordingly did not recognize any expense in connection with the adoption of SFAS No. 123R “Share-Based Payment.” Park anticipates that few, if any, stock options would be issued in 2007. For 2007, management expects that total other expense will increase by approximately 6.2% to approximately $150 million in 2007.
Federal Income Taxes: Federal income tax expense as a percentage of income before taxes was 29.3% in 2006, 29.7% in 2005 and 29.2% in 2004. A lower effective tax percentage rate than the statutory rate of 35% is primarily due to tax-exempt interest income from state and municipal investments and loans, low income housing tax credits and fee income from bank owned life insurance. Park and its subsidiary banks do not pay state income tax to the state of Ohio, but pay a franchise tax based on year-end equity. The franchise tax expense is included in “state taxes” on Park’s Consolidated Statements of Income.
CREDIT EXPERIENCE
Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.
The provision for loan losses was $3.9 million in 2006, $5.4 million in 2005 and $8.6 million in 2004. Net loan charge-offs were $3.9 million in 2006, $5.9 million in 2005 and $7.9 million in 2004. The ratio of net loan charge-offs to average loans was .12% in 2006, .18% in 2005 and .28% in 2004.
At year-end 2006, the allowance for loan losses was $70.5 million or 2.03% of total loans outstanding, compared to $69.7 million or 2.09% of total loans outstanding at year-end 2005 and $68.3 million or 2.19% of total loans outstanding at year-end 2004. In each of the last three years, the loan loss reserve from an acquired bank was added to Park’s allowance for loan losses. The Anderson acquisition added $798,000 in 2006, the First Clermont acquisition added $1.8 million in 2005 and the First Federal acquisition added $4.5 million in 2004.
Management believes that the allowance for loan losses at year-end 2006 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in this Financial Review section for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

FINANCIAL REVIEW

The following table summarizes the activity in the allowance for loan losses for the past five years. The charge-offs and recoveries are listed by type of loan for each year.
Table 8 — Summary of Loan Loss Experience

(In thousands)	2006	2005	2004	2003	2002

Average loans (net of unearned interest)	$3,357,278	$3,278,092	$2,813,069	$2,695,830	$2,719,805
Allowance for loan losses:
Beginning balance	$69,694	$68,328	$63,142	$62,028	$59,959
Charge-offs:
Commercial, financial and agricultural	853	3,154	2,557	4,698	7,210
Real estate — construction	718	46	613	—	317
Real estate — residential	1,915	1,006	1,476	1,173	1,208
Real estate — commercial	556	1,612	1,951	1,947	884
Consumer	6,673	7,255	8,111	9,233	8,606
Lease financing	57	316	465	985	1,602

Total charge-offs	10,772	13,389	15,173	18,036	19,827

Recoveries:
Commercial, financial and agricultural	$842	$2,707	$2,138	$1,543	$1,812
Real estate — construction	—	173	67	175	—
Real estate — residential	1,017	659	650	549	969
Real estate — commercial	1,646	517	292	407	565
Consumer	3,198	3,214	3,633	3,236	2,891
Lease financing	150	229	529	645	616

Total recoveries	6,853	7,499	7,309	6,555	6,853

Net charge-offs	3,919	5,890	7,864	11,481	12,974

Provision charged to earnings	3,927	5,407	8,600	12,595	15,043

Allowance for loan losses of acquired bank	798	1,849	4,450	—	—

Ending balance	$70,500	$69,694	$68,328	$63,142	$62,028

Ratio of net charge-offs to average loans	0.12%	0.18%	0.28%	0.43%	0.48%
Ratio of allowance for loan losses to end of year loans, net of unearned interest	2.03%	2.09%	2.19%	2.31%	2.30%

The following table summarizes the allocation of the allowance for loan losses for the past five years:
Table 9 — Allocation of Allowance for Loan Losses

December 31,	2006		2005		2004		2003		2002
		Percent of		Percent of		Percent of		Percent of		Percent of
(Dollars in		Loans Per		Loans Per		Loans Per		Loans Per		Loans Per
thousands)	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category

Commercial, financial and agricultural	$16,985	15.75%	$17,942	15.40%	$17,837	15.04%	$17,117	16.16%	$17,049	16.34%
Real estate — construction	4,425	6.75%	3,864	5.80%	3,107	4.98%	2,423	4.44%	1,982	3.68%
Real estate — residential	10,402	37.36%	10,329	38.68%	8,926	38.14%	7,378	36.02%	7,504	37.17%
Real estate — commercial	17,097	24.56%	16,823	24.74%	16,930	24.11%	15,412	24.54%	13,889	22.93%
Consumer	21,285	15.29%	19,799	14.87%	20,206	16.19%	18,681	16.48%	18,322	16.40%
Leases	306	0.29%	937	0.51%	1,322	1.54%	2,131	2.36%	3,282	3.48%

Total	$70,500	100.00%	$69,694	100.00%	$68,328	100.00%	$63,142	100.00%	$62,028	100.00%

As of December 31, 2006, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.
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
The percentage of nonperforming loans to total loans was .95% at year-end 2006, .90% at year-end 2005 and .92% at year-end 2004. The percentage of nonperforming assets to total loans was 1.04% at year-end 2006, .97% at year-end 2005 and 1.01% at year-end 2004.
Park had $176.8 million of loans included on the Corporation’s watch list of potential problem loans at December 31, 2006 compared to $130.8 million at year-end 2005 and $131.8 million at year-end 2004. The existing conditions of these loans do not warrant classification as nonaccrual. Management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans. As a percentage of year-end total loans, the Corporation’s watch list of potential problem loans was 5.1% in 2006, 3.9% in 2005 and 4.2% in 2004.
Management does not expect that the increase in watch list loans in 2006 of $46 million will lead to a significant increase in nonperforming loans and assets in 2007. Park’s lending management will work with the additional watch list loan borrowers to prevent these loans from becoming nonperforming.
The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:
Table 10 — Nonperforming Assets

December 31,
(Dollars in thousands)	2006	2005	2004	2003	2002

Nonaccrual loans	$16,004	$14,922	$17,873	$15,921	$17,579
Renegotiated loans	9,113	7,441	5,461	5,452	2,599
Loans past due 90 days or more	7,832	7,661	5,439	4,367	6,290

Total nonperforming loans	32,949	30,024	28,773	25,740	26,468

Other real estate owned	3,351	2,368	2,680	2,319	3,206

Total nonperforming assets	$36,300	$32,392	$31,453	$28,059	$29,674

Percentage of nonperforming loans to loans, net of unearned interest	0.95%	0.90%	0.92%	0.94%	0.98%
Percentage of nonperforming assets to loans, net of unearned interest	1.04%	0.97%	1.01%	1.03%	1.10%
Percentage of nonperforming assets to total assets	0.66%	0.60%	0.58%	0.56%	0.67%

Tax equivalent interest income from loans of $255.6 million for 2006 would have increased by $2.1 million if all loans had been current in accordance with their original terms. Interest income for the year ended December 31, 2006 in the approximate amount of $619,000 is included in interest income for those loans in accordance with their original terms.
CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: The Corporation’s objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

FINANCIAL REVIEW

Cash and cash equivalents increased by $12.3 million during 2006 to $186.3 million at year end. Cash provided by operating activities was $85.3 million in 2006, $78.5 million in 2005, and $85.0 million in 2004. Net income was the primary source of cash for operating activities during each year.
Cash provided by investing activities was $47.8 million in 2006 and $145.1 million in 2005. Cash used in investing activities was $146.2 million in 2004. Security transactions are the major use or source of cash in investing activities. Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided $145.9 million of cash in 2006, $239.0 million in 2005 and $66.3 million in 2004. The other major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio was $99.3 million in 2006, $53.6 million in 2005 and $171.8 million in 2004.
Cash used by financing activities was $120.7 million in 2006 and $211.4 million in 2005. Cash provided by financing activities was $53.2 million in 2004. A major source of cash for financing activities is the net change in deposits. Cash provided by the net increase in deposits was $6.3 million in 2006 and $103.3 million in 2004. Cash used by the net decrease in deposits was $55.5 million in 2005.
Changes in short-term borrowings or long-term debt is another major source or use of cash for financing activities. The net increase in short-term borrowings provided cash of $61.7 million in 2006 and $35.8 million in 2005. The net decrease in short-term borrowings used cash of $256.8 million in 2004. Cash was used by the net decrease in long-term debt of $110.6 million in 2006 and $102.6 million in 2005. Cash was provided by the net increase in long-term debt of $271.4 million in 2004.
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
Liquidity is enhanced by assets maturing or repricing within one year. Assets maturing or repricing within one year were $2,452 million or 49.0% of interest earning assets at year-end 2006. Liquidity is also enhanced by a significant amount of stable core deposits from a variety of customers in several Ohio markets served by the Corporation.
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
The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2006:
Table 11 — Interest Rate Sensitivity

(Dollars	0-3	3-12	1-3	3-5	Over 5
in thousands)	Months	Months	Years	Years	Years	Total

Interest earning assets:
Investment securities (1)	$119,755	$177,071	$356,913	$258,081	$601,679	$1,513,499
Money market instruments	8,266	—	—	—	—	8,266
Loans (1)	1,195,740	950,797	1,180,733	138,463	14,969	3,480,702

Total interest earning assets	1,323,761	1,127,868	1,537,646	396,544	616,648	5,002,467

Interest bearing liabilities:
Interest bearing transaction accounts	545,592	—	488,278	—	—	1,033,870
Savings accounts (2)	271,862	—	271,862	—	—	543,724
Time deposits	402,581	834,223	261,121	81,492	1,703	1,581,120
Other	1,858	—	—	—	—	1,858

Total deposits	1,221,893	834,223	1,021,261	81,492	1,703	3,160,572

Short-term borrowings	375,773	—	—	—	—	375,773
Long-term debt	127,700	288,476	165,783	18,920	3,261	604,140

Total interest bearing liabilities	1,725,366	1,122,699	1,187,044	100,412	4,964	4,140,485

Interest rate sensitivity gap	(401,605)	5,169	350,602	296,132	611,684	861,982
Cumulative rate sensitivity gap	(401,605)	(396,436)	(45,834)	250,298	861,982	—
Cumulative gap as a percentage of total interest earning assets	-8.03%	-7.92%	-0.92%	5.00%	17.23%	—

(1)	Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity. The totals for investment securities include interest bearing deposits with other banks.

(2)	Management considers interest bearing transaction accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 53% of interest bearing transaction accounts and 50% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a negative 7.92% to a negative 23.12%.
The interest rate sensitivity gap analysis provides a good overall picture of the Corporation’s static interest rate risk position. The Corporation’s policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2006, the cumulative interest earning assets maturing or repricing within twelve months were $2,452 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,848 million. For the twelve-month cumulative gap position, rate sensitive liabilities exceed rate sensitive assets by $396 million or 7.9% of interest earning assets.
A negative twelve month cumulative rate sensitivity gap (liabilities exceeding assets) would suggest that the Corporation’s net interest margin would decrease if interest rates were to rise. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.
The cumulative twelve month interest rate sensitivity gap position at December 31, 2005, was a negative $64 million or a negative 1.3% of interest earning assets compared to a negative $396 million or a negative 7.9% of interest earning assets at December 31, 2006. This change in the cumulative twelve month interest rate sensitivity gap of a negative $332 million was primarily due to an increase in time deposits maturing or repricing within one year.

FINANCIAL REVIEW

The amount of time deposits maturing or repricing within one year increased by $269 million to $1,237 million or 78.2% of the total time deposits at December 31, 2006 compared to $968 million or 64.3% of the total time deposits at December 31, 2005.
Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin. The Corporation uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. This model also includes management’s projections for activity levels of various balance sheet instruments and noninterest fee income and operating expense. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model. These assumptions are inherently uncertain and as a result, the model cannot precisely measure net interest income and net income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.
Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2006, the earnings simulation model projected that net income would increase by .1% using a rising interest rate scenario and decrease by .7% using a declining interest rate scenario over the next year. At December 31, 2005, the earnings simulation model projected that net income would decrease by .2% using a rising interest rate scenario and increase by .9% using a declining interest rate scenario over the next year and at December 31, 2004, the earnings simulation model projected that net income would increase by .9% using a rising interest rate scenario and decrease by .9% using a declining interest rate scenario over the next year. Consistently, over the past several years the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past four years at 4.33% in 2006, 4.34% in 2005, 4.56% in 2004 and 4.60% in 2003. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be approximately 4.40% in 2007. The decrease in the net interest margin for 2005 was largely due to the cash acquisitions of First Federal and First Clermont.
CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2006.
Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements or referenced Table in the Financial Review section.
Table 12 — Contractual Obligations

December 31, 2006	Payments Due In

(Dollars	Table /	0-1	1-3	3-5	Over 5
in thousands)	Note	Years	Years	Years	Years	Total

Deposits without stated maturity		$2,244,414	$—	$—	$—	$2,244,414
Certificates of deposit	11	1,236,804	261,121	81,492	1,703	1,581,120
Short-term borrowings	11	375,773	—	—	—	375,773
Long-term debt	10	66,289	115,808	18,845	403,198	604,140
Operating leases	8	1,727	2,778	1,023	579	6,107
Purchase obligations		90,932	—	—	—	90,932

Total contractual obligations		$4,015,939	$379,707	$101,360	$405,480	$4,902,486

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation. Purchase obligations in Table 12 include $90.4 million for the cash portion of the total consideration that could be paid to the Vision shareholders in connection with the pending acquisition.
Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2006, the Corporation had $824 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $140 million of commitments for revolving home equity and credit card lines. Standby letters of credit totaled $20 million at December 31, 2006.
Commitments to extend credit for loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2007. See Note 17 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.
The Corporation did not have any significant contingent liabilities at December 31, 2006, and did not have any off-balance sheet arrangements at year-end 2006.
Capital: Park’s primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2006, the Corporation’s equity capital was $570.4 million, compared to $558.4 million at December 31, 2005. Stockholders’ equity at December 31, 2006 was 10.43% of total assets compared to 10.27% of total assets at December 31, 2005.
Net income for 2006 was $94.1 million, $95.2 million in 2005 and $91.5 million in 2004. The cash dividends declared were $51.4 million in 2006, $51.6 million in 2005 and $49.0 million 2004.
In 2006, Park purchased 302,786 shares of treasury stock totaling $30.5 million at a weighted average cost of $100.76 per share. In 2005, Park purchased 281,360 shares of treasury stock totaling $30.0 million at a weighted average cost of $106.55 per share. Treasury stock had a balance in stockholders’ equity of $143.4 million at December 31, 2006 compared to $116.7 million at December 31, 2005 and $91.4 million at December 31, 2004.
Accumulated other comprehensive income (loss) was $(22.8) million at December 31, 2006 compared to $(10.1) million at December 31, 2005 and $12.4 million at December 31, 2004. Long-term interest rates increased during 2005 and the market value of Park’s investment securities decreased causing the large decrease in accumulated other comprehensive income (loss) in 2005. Park adopted SFAS No. 158 concerning the accounting for its pension plan in 2006. This new accounting standard caused Park to charge accumulated other comprehensive income (loss) by $6.8 million.

FINANCIAL REVIEW

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital. The capital standard of risk-based capital to risk-based assets is 8.00% at December 31, 2006. At year-end 2006, the Corporation had a risk-based capital ratio of 15.98% or capital above the minimum required by $286 million. The capital standard of tier l capital to risk-based assets is 4.00% at December 31, 2006. Tier l capital includes stockholders’ equity net of goodwill and other intangible assets. At year-end 2006, the Corporation had a tier l capital to risk-based assets ratio of 14.72% or capital above the minimum required by $384 million. Bank regulators have also established a leverage capital ratio of 4%, consisting of tier 1 capital to total assets, not risk adjusted. At year-end 2006, the Corporation had a leverage capital ratio of 9.96% or capital above the minimum required by $316 million. Regulatory guidelines also establish capital ratio requirements for “well capitalized” bank holding companies. The capital ratios are 10% for risk-based capital, 6% for tier 1 capital to risk-based assets and 5% for tier 1 capital to total assets. The Corporation exceeds these higher capital standards and therefore is classified as “well capitalized.”
The financial institution subsidiaries of the Corporation each met the well capitalized ratio guidelines at December 31, 2006. See Note 19 of the Notes to Consolidated Financial Statements for the capital ratios for the Corporation and its financial institution subsidiaries.
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
Management believes the most significant impact on financial results is the Corporation’s ability to align its asset/liability management program to react to changes in interest rates.
The following table summarizes five-year financial information. All per share data have been retroactively restated for the 5% stock dividend paid on December 15, 2004.
Table 13 — Consolidated Five-Year Selected Financial Data

December 31,
(Dollars in thousands,
except per share data)	2006	2005	2004	2003	2002

Results of Operations:
Interest income	$334,559	$314,459	$270,993	$264,629	$287,920
Interest expense	121,315	93,895	58,702	61,992	82,588
Net interest income	213,244	220,564	212,291	202,637	205,332
Provision for loan losses	3,927	5,407	8,600	12,595	15,043
Net interest income after provision for loan losses	209,317	215,157	203,691	190,042	190,289
Net gains (losses) on sale of securities	97	96	(793)	(6,060)	(182)
Noninterest income	64,665	59,609	52,641	61,583	51,032
Noninterest expense	141,002	139,438	126,290	122,376	119,964
Net income	94,091	95,238	91,507	86,878	85,579
Per share:
Net income — basic	6.75	6.68	6.38	6.01	5.87
Net income — diluted	6.74	6.64	6.32	5.97	5.86
Cash dividends declared	3.690	3.620	3.414	3.209	2.962
Average Balances:
Loans	$3,357,278	$3,278,092	$2,813,069	$2,695,830	$2,719,805
Investment securities	1,610,639	1,851,598	1,901,129	1,759,816	1,384,750
Money market instruments and other	8,723	12,258	9,366	35,768	36,679

Total earning assets	4,976,640	5,141,948	4,723,564	4,491,414	4,141,234

Table 13 — Consolidated Five-Year Selected Financial Data continued

December 31,
(Dollars in thousands,
except per share data)	2006	2005	2004	2003	2002

Noninterest bearing deposits	662,077	643,032	574,560	522,456	502,400
Interest bearing deposits	3,162,867	3,187,033	2,946,360	2,901,835	2,901,456

Total deposits	3,824,944	3,830,065	3,520,920	3,424,291	3,403,856

Short-term borrowings	375,332	291,842	401,299	515,328	226,238
Long-term debt	553,307	799,888	519,979	281,599	252,834
Stockholders’ equity	545,074	559,211	538,275	520,391	487,316
Total assets	5,380,623	5,558,088	5,049,081	4,803,263	4,435,162
Ratios:
Return on average assets	1.75%	1.71%	1.81%	1.81%	1.93%
Return on average equity	17.26%	17.03%	17.00%	16.69%	17.56%
Net interest margin (1)	4.33%	4.34%	4.56%	4.60%	5.06%
Noninterest expense to net revenue (1)	50.35%	49.32%	47.11%	45.66%	46.02%
Dividend payout ratio	54.65%	54.19%	53.54%	53.42%	50.42%
Average stockholders’ equity to average total assets	10.13%	10.06%	10.66%	10.83%	10.99%
Leverage capital	9.96%	9.27%	10.10%	10.79%	10.72%
Tier 1 capital	14.72%	14.17%	15.16%	16.51%	16.51%
Risk-based capital	15.98%	15.43%	16.43%	17.78%	17.78%

(1)	Computed on a fully taxable equivalent basis
The following table is a summary of selected quarterly results of operations for the years ended December 31, 2006 and 2005. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.
Table 14 — Quarterly Financial Data

(Dollars in thousands,	Three Months Ended
except per share data)	March 31	June 30	Sept. 30	Dec. 31

2006:
Interest income	$80,596	$83,298	$85,290	$85,375
Interest expense	27,177	29,476	31,728	32,934
Net interest income	53,419	53,822	53,562	52,441
Provision for loan losses	—	1,467	935	1,525
Gain (loss) on sale of securities	—	—	97	—
Income before income taxes	33,800	33,827	33,589	31,861
Net income	23,807	23,886	23,805	22,593
Per share data:
Net income — basic	1.70	1.71	1.72	1.63
Net income — diluted	1.69	1.70	1.71	1.63
Weighted-average common stock outstanding — basic	14,034,360	13,977,432	13,859,498	13,845,071
Weighted-average common stock equivalent — diluted	14,095,895	14,010,407	13,888,458	13,872,586

2005:
Interest income	$74,959	$78,928	$79,768	$80,804
Interest expense	20,514	23,516	24,217	25,648
Net interest income	54,445	55,412	55,551	55,156
Provision for loan losses	1,082	1,325	1,600	1,400
Gain (loss) on sale of securities	—	96	—	—
Income before income taxes	33,071	35,303	34,763	32,287
Net income	23,342	24,770	24,295	22,831
Per share data:
Net income — basic	1.63	1.73	1.70	1.62
Net income — diluted	1.61	1.72	1.69	1.61
Weighted-average common stock outstanding — basic	14,331,261	14,312,032	14,256,723	14,134,058
Weighted-average common stock equivalent — diluted	14,475,634	14,379,463	14,338,418	14,199,455

FINANCIAL REVIEW

The Corporation’s common stock (symbol: PRK) is traded on the American Stock Exchange (AMEX). At December 31, 2006, the Corporation had 4,994 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2006 and 2005, as reported by AMEX.
Table 15 — Market and Dividend Information

				Cash
				Dividend
			Last	Declared
	High	Low	Price	Per Share

2006:
First Quarter	$117.21	$103.00	$106.50	$0.92
Second Quarter	105.42	92.36	98.81	0.92
Third Quarter	105.00	93.72	100.09	0.92
Fourth Quarter	103.95	98.14	99.00	0.93

2005:
First Quarter	$133.30	$108.40	$112.50	$0.90
Second Quarter	113.01	99.04	110.50	0.90
Third Quarter	118.20	104.55	108.27	0.90
Fourth Quarter	112.91	101.00	102.64	0.92

PERFORMANCE GRAPH
Table 16 compares the total return performance for Park common shares with the AMEX Composite Index, the NASDAQ Bank Stocks Index and with the SNL Financial Bank and Thrift Index for the five year period from December 31, 2001 to December 31, 2006. The AMEX Composite Index is a market capitalization-weighted index of the stocks listed on the American Stock Exchange. The NASDAQ Bank Stock Index is comprised of all depository institutions and holding and other investment companies that are traded on The NASDAQ Global Select and Global Markets. Park considers a number of bank holding companies traded on The NASDAQ to be within its peer group. The SNL Financial Bank and Thrift Index is comprised of all publicly traded bank and thrift stocks researched by SNL Financial.
The AMEX Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers. Park believes that The NASDAQ Bank Stock Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five year total return performance comparison.
Table 16 — Total Return Performance

	PERIOD ENDING
Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06

Park National Corporation	100.00	110.00	130.01	168.28	131.73	131.77
Amex Composite	100.00	99.37	145.77	183.03	230.95	277.00
NASDAQ Bank Stocks	100.00	106.95	142.29	161.73	158.61	180.53
SNL Bank and Thrift Index	100.00	93.96	127.39	142.66	144.89	169.30
The total return performance for Park’s common shares has lagged behind the total return performance on the three indices used in the five year comparison as indicated in Table 16. The annual compound total return on Park’s common shares for the past five years is 5.7%. The annual compound growth rate in Park’s diluted earnings per share for the past five years is 4.9%. Park’s performance ratios (such as return on average assets and return on average equity) continue to be strong compared to other financial institutions. However, Park has had difficulty in growing loans since 2000, and as a result diluted earnings per share have not grown faster than the 4.9% annual compound growth rate for the past five years.

MANAGEMENT’S REPORT ON INTERNAL CONTROL
OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders
Park National Corporation
The management of Park National Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a—15(f) and 15d—15(f) under the Securities Exchange Act of 1934. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in conformity with U.S. generally accepted accounting principles. The Corporation’s internal control over financial reporting includes those policies and procedures that:
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
The Corporation’s internal control over financial reporting as it relates to the financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified.
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
With the supervision and participation of our Chairman and Chief Executive Officer, our President and our Chief Financial Officer, management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.
Based on our assessment and those criteria, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2006.
Park’s independent registered public accounting firm (Crowe Chizek and Company LLC) has issued an attestation report on management’s assessment of the Corporation’s internal control over financial reporting which follows this report.

C. Daniel DeLawder	David L. Trautman	John W. Kozak
Chairman and Chief Executive Officer	President	Chief Financial Officer
February 23, 2007

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio
We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Park National Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, management’s assessment that Park National Corporation maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in COSO. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in COSO.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Park National Corporation as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and our report dated February 23, 2007 expressed an unqualified opinion on those consolidated financial statements.
Crowe Chizek and Company LLC
Columbus, Ohio
February 23, 2007

REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio
We have audited the accompanying consolidated balance sheet of Park National Corporation as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated balance sheet of Park National Corporation as of December 31, 2005 and the consolidated statements of income, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2005, were audited by other auditors whose report dated February 21, 2006, expressed an unqualified opinion on those statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the 2006 financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2006, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Park National Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 23, 2007, expressed an unqualified opinion thereon.
/s/ Crowe Chizek and Company LLC
Columbus, Ohio
February 23, 2007

CONSOLIDATED BALANCE SHEETS

PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2006 and 2005 (Dollars in thousands)

ASSETS
	2006	2005

Cash and due from banks	$177,990	$169,690
Money market instruments	8,266	4,283

Cash and cash equivalents	186,256	173,973

Interest bearing deposits with other banks	1	300
Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,299,686 and $1,424,955 at December 31, 2006 and 2005, respectively)	1,275,079	1,409,351
Securities held-to-maturity, at amortized cost (fair value of $169,786 and $190,425 at December 31, 2006 and 2005, respectively)	176,485	195,953
Other investment securities	61,934	58,038

Total investment securities	1,513,498	1,663,342

Loans	3,485,994	3,333,713
Unearned loan interest	(5,292)	(5,601)

Total loans	3,480,702	3,328,112

Allowance for loan losses	(70,500)	(69,694)

Net loans	3,410,202	3,258,418

Other assets:
Bank owned life insurance	113,101	109,600
Goodwill and other intangible assets	78,003	69,188
Premises and equipment, net	47,554	47,172
Accrued interest receivable	26,122	23,306
Mortgage loan servicing rights	10,371	10,665
Other	85,768	80,084

Total other assets	360,919	340,015

Total assets	$5,470,876	$5,436,048

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS	(CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2006 and 2005 (Dollars in thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY
	2006	2005

Deposits:
Noninterest bearing	$664,962	$667,328
Interest bearing	3,160,572	3,090,429

Total deposits	3,825,534	3,757,757

Short-term borrowings	375,773	314,074
Long-term debt	604,140	714,784

Total borrowings	979,913	1,028,858

Other liabilities:
Accrued interest payable	13,076	8,943
Other	81,914	82,060

Total other liabilities	94,990	91,003

Total liabilities	4,900,437	4,877,618

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Common stock, no par value (20,000,000 shares authorized; 15,358,323 shares issued in 2006 and 15,271,574 issued in 2005)	217,067	208,365
Accumulated other comprehensive income (loss), net	(22,820)	(10,143)
Retained earnings	519,563	476,889
Less: Treasury stock (1,436,794 shares in 2006 and 1,178,948 shares in 2005)	(143,371)	(116,681)

Total stockholders’ equity	570,439	558,430

Total liabilities and stockholders’ equity	$5,470,876	$5,436,048

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME

PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2006, 2005 and 2004 (Dollars in thousands, except per share data)

	2006	2005	2004

Interest and dividend income:
Interest and fees on loans	$255,123	$223,868	$178,853
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	75,300	85,664	86,806
Obligations of states and political subdivisions	3,667	4,486	5,115
Other interest income	469	441	219

Total interest and dividend income	334,559	314,459	270,993

Interest expense:
Interest on deposits:
Demand and savings deposits	25,870	15,091	6,895
Time deposits	56,402	41,808	33,103
Interest on short-term borrowings	15,692	7,508	5,319
Interest on long-term debt	23,351	29,488	13,385

Total interest expense	121,315	93,895	58,702

Net interest income	213,244	220,564	212,291

Provision for loan losses	3,927	5,407	8,600

Net interest income after provision for loan losses	209,317	215,157	203,691

Other income:
Income from fiduciary activities	13,548	12,034	11,137
Service charges on deposit accounts	19,969	17,853	15,585
Net gains (losses) on sales of securities	97	96	(793)
Other service income	10,920	10,753	10,325
Other	20,228	18,969	15,594

Total other income	$64,762	$59,705	$51,848

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME	(CONTINUED)

PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2006, 2005 and 2004 (Dollars in thousands, except per share data)

	2006	2005	2004

Other expense:
Salaries and employee benefits	$80,227	$78,498	$71,464
Data processing fees	11,812	10,636	8,900
Fees and service charges	9,218	8,723	8,784
Net occupancy expense of bank premises	9,066	8,641	7,024
Amortization of intangibles	2,470	2,548	1,479
Furniture and equipment expense	5,166	5,278	5,749
Insurance	1,136	1,243	1,030
Marketing	4,438	4,197	3,972
Postage and telephone	4,890	4,827	4,482
State taxes	2,232	2,893	2,468
Other	10,347	11,954	10,938

Total other expense	141,002	139,438	126,290

Income before federal income taxes	133,077	135,424	129,249
Federal income taxes	38,986	40,186	37,742

Net income	$94,091	$95,238	$91,507

Earnings per share:
Basic	$6.75	$6.68	$6.38
Diluted	$6.74	$6.64	$6.32

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY

PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2006, 2005 and 2004 (Dollars in thousands, except per share data)

					Accumulated
	Common Stock				Other
	Shares		Retained	Treasury	Comprehensive		Comprehensive
	Outstanding	Amount	Earnings	Stock	Income (Loss)	Total	Income

Balance, January 1, 2004	14,455,027	$105,895	$486,769	$(68,577)	$18,954	$543,041

Net income	—	—	91,507	—	—	91,507	91,507
Other comprehensive income, net of tax:
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(3,506)					(6,512)	(6,512)	(6,512)

Total comprehensive income							84,995

Cash dividends:
Corporation at $3.414 per share	—	—	(48,991)	—	—	(48,991)
Stock dividend at 5%		102,464	(96,025)	(6,439)		—
Cash payment for fractional shares for 5% stock dividend	(1,772)	(249)				(249)
Cash payment for fractional shares in dividend reinvestment plan	(25)	(3)	—	—	—	(3)
Shares issued for stock options	2,052	144	—	—	—	144
Treasury stock purchased	(214,681)	—	—	(23,699)	—	(23,699)
Treasury stock reissued primarily for stock options exercised	79,626	—	—	7,323	—	7,323

Balance, December 31, 2004	14,320,227	$208,251	$433,260	$(91,392)	$12,442	$562,561

Net income	—	—	95,238	—	—	95,238	95,238
Other comprehensive income, net of tax:
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(12,161)					(22,585)	(22,585)	(22,585)

							72,653

Cash dividends:
Corporation at $3.62 per share	—	—	(51,609)	—	—	(51,609)
Cash payment for fractional shares in dividend reinvestment plan	(50)	(3)	—	—	—	(3)
Shares issued for stock options	1,917	117				117
Treasury stock purchased	(281,360)	—	—	(29,978)	—	(29,978)
Treasury stock reissued primarily for stock options exercised	51,892	—	—	4,689	—	4,689

Balance, December 31, 2005	14,092,626	$208,365	$476,889	$(116,681)	$(10,143)	$558,430

Net income	—	—	94,091	—	—	94,091	94,091
Other comprehensive income (loss), net of tax:
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(3,151)					(5,851)	(5,851)	(5,851)

Total comprehensive income							88,240

Adjustment to initially apply SFAS No. 158, net of income taxes of $(3,675)					(6,826)	(6,826)
Cash dividends:
Corporation at $3.69 per share	—	—	(51,417)	—	—	(51,417)
Cash payment for fractional shares in dividend reinvestment plan	(72)	(5)	—	—	—	(5)
Shares issued for stock options	684	42	—	—	—	42
Treasury stock purchased	(302,786)	—	—	(30,508)	—	(30,508)
Treasury stock reissued primarily for stock options exercised	44,940	—	—	3,818	—	3,818
Shares issued for Anderson bank purchase	86,137	8,665	—	—	—	8,665

Balance, December 31, 2006	13,921,529	$217,067	$519,563	$(143,371)	$(22,820)	$570,439

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2006, 2005 and 2004 (Dollars in thousands)

	2006	2005	2004

Operating activities:
Net income	$94,091	$95,238	$91,507
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,927	5,407	8,600
Amortization of loan fees and costs, net	(4,340)	(3,809)	(3,336)
Provision for depreciation and amortization	5,522	5,641	5,436
Amortization of intangible assets	2,470	2,548	1,479
Accretion of investment securities	(1,630)	(2,444)	(1,756)
Deferred income tax expense (benefit)	156	1,990	(2,542)
Realized net investment security (gains) losses	(97)	(96)	793
Stock dividends on Federal Home Loan Bank stock	(3,101)	(2,525)	(1,665)
Changes in assets and liabilities:
Increase in other assets	(14,606)	(24,431)	(20,219)
Increase in other liabilities	2,858	958	6,750

Net cash provided by operating activities	85,250	78,477	85,047

Investing activities:
Proceeds from sales of available-for-sale securities	304	131,794	58,438
Proceeds from maturities of securities:
Held-to-maturity	19,471	63,914	52,741
Available-for-sale	293,207	345,660	384,087
Purchase of securities:
Held-to-maturity	—	(187,420)	(62,659)
Available-for-sale	(166,518)	(113,198)	(364,215)
Net increase in other investments	(532)	(1,743)	(2,094)
Net decrease in interest bearing deposits with other banks	299	1,796	50
Net increase in loans	(99,316)	(53,600)	(171,784)
Proceeds from loans sold with branch office	—	5,273	—
Cash received (paid) for acquisition, net	5,177	(39,227)	(34,693)
Purchases of premises and equipment, net	(4,311)	(8,193)	(6,047)

Net cash provided by (used in) investing activities	47,781	145,056	(146,176)

Financing activities:
Net increase (decrease) in deposits	6,320	(55,491)	103,273
Deposits sold with branch office	—	(12,419)	—
Net increase (decrease) in short-term borrowings	61,699	35,843	(256,756)
Cash payment for fractional shares of common stock	(5)	(3)	(252)
Exercise of stock options, including tax benefits	42	117	144
Purchase of treasury stock, net	(26,690)	(25,289)	(16,376)
Proceeds from long-term debt	300,000	326,040	477,915
Repayment of long-term debt	(410,644)	(428,689)	(206,541)
Cash dividends paid	(51,470)	(51,498)	(48,231)

Net cash (used in) provided by financing activities	(120,748)	(211,389)	53,176

Increase (decrease) in cash and cash equivalents	12,283	12,144	(7,953)
Cash and cash equivalents at beginning of year	173,973	161,829	169,782

Cash and cash equivalents at end of year	$186,256	$173,973	$161,829

Supplemental disclosure
Summary of business acquisition:
Fair value of assets acquired	$69,717	$185,372	$252,687
Cash paid for the purchase of financial institutions	(9,052)	(52,500)	(46,638)
Stock issued for the purchase of financial institutions	(8,665)	—	—
Fair value of liabilities assumed	(62,638)	(161,241)	(232,707)

Goodwill recognized	$(10,638)	$(28,369)	$(26,658)

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:
Principles of Consolidation
The consolidated financial statements include the accounts of Park National Corporation (“Park” or the “Corporation”) and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The allowance for loan losses and the accounting for goodwill are particularly subject to change.
Reclassifications
Certain prior year amounts have been reclassified to conform with current year presentation.
Investment Securities
Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4).
Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income, net of applicable taxes. At December 31, 2006 and 2005, the Corporation did not hold any trading securities.
Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance and Park’s intent and ability to hold the security until recovery. A decline in value that is considered to be other-than-temporary is recorded as a charge to earnings in the Consolidated Statements of Income.
Other investment securities (as shown on the balance sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. The fair values of these investments are the same as their amortized costs.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.
Gains and losses realized on the sale of investment securities have been accounted for on the trade date in the year of sale on a specific identification basis.
Federal Home Loan Bank (FHLB) Stock
Park’s subsidiary banks are members of the FHLB system. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of the par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance
Park has purchased life insurance policies on certain key officers and directors. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Mortgage loans held for sale were $5.1 million at December 31, 2006 and $5.8 million at December 31, 2005. These amounts are included in loans on the balance sheet. The Corporation enters into forward commitments to sell mortgage loans to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at 90 days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection. Consumer loans are generally charged-off when they are 120 days past due. For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a cash basis and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.
The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans are removed from non-accrual status when loan payments have been received to cure the delinquency status and the loan is deemed to be well-secured by management.
Allowance for Loan Losses
The allowance for loan losses is that amount believed adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors, including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience and current economic conditions. A provision for loan losses is charged to operations based on management’s periodic evaluation of these and other pertinent factors.
Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure” requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.
Commercial loans are individually risk graded. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral and other sources of cash flow. Homogenous loans, such as consumer installment loans, residential mortgage loans and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on historical loan loss experience, current economic conditions and loan delinquency.
Income Recognition
Income earned by the Corporation and its subsidiaries is recognized on the accrual basis of accounting, except for late charges on loans which are recognized as income when they are collected.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Buildings that are currently placed in service are depreciated over 30 years. Equipment, furniture and fixtures that are currently placed in service are depreciated over 3 to 12 years. Leasehold improvements are depreciated over the life of the leases which range from 1 to 10 years.
Other Real Estate Owned
Other real estate owned is recorded at the lower of cost or fair market value (which is not in excess of estimated net realizable value) and consists of property acquired through foreclosure, and real estate held for sale. Subsequent to acquisition, allowances for losses are established if carrying values exceed fair value less estimated costs to sell. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell), whereas, costs relating to holding the properties are charged to expense.
Mortgage Loan Servicing Rights
When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Capitalized mortgage servicing rights totaled $10.4 million at December 31, 2006 and $10.7 million at December 31, 2005. The estimated fair values of capitalized mortgage servicing rights are $11.6 million and $12.2 million at December 31, 2006 and 2005, respectively. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. Park capitalized $1.6 million in mortgage servicing rights in 2006 and capitalized $2.0 million in both 2005 and 2004. In 2006, 2005 and 2004, Park’s amortization of mortgage servicing rights was $1.9 million, $2.1 million and $2.0 million, respectively. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized. Mortgage servicing rights increased by $1.3 million in 2005 as a result of the acquisition of First Clermont Bank on January 3, 2005 and also increased by $315,000 in 2004 as a result of the acquisition of First Federal Bancorp, Inc. on December 31, 2004. Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred.
Park serviced sold mortgage loans of $1,405 million at December 31, 2006 compared to $1,403 million at December 31, 2005, and $1,266 million at December 31, 2004. At December 31, 2006, $77 million of the sold mortgage loans were sold with recourse compared to $87 million at December 31, 2005. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. At December 31, 2006, management determined that no liability was deemed necessary for these loans.
Lease Financing
Leases of equipment, automobiles and aircraft to customers generally are direct leases in which the Corporation’s subsidiaries have acquired the equipment, automobiles or aircraft with no outside financing.
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
The estimated residual values of leases are established at inception by determining the estimated residual value for the equipment, automobiles or aircraft from the particular industry leasing guide. Management re-evaluates the estimated residual values of leases on a quarterly basis from review of the leasing guides and charges operating expense for any write-down of the estimated residual values of leases.
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
The following table reflects the activity in goodwill and other intangible assets for the years 2006, 2005 and 2004. (See Note 2 of the Notes to Consolidated Financial Statements for details on the acquisitions of Anderson Bank Company (“Anderson”), First Federal Bancorp, Inc. (“First Federal”) and First Clermont Bank (“First Clermont”) and the sale of the Roseville branch office.)

		Core Deposit
(In thousands)	Goodwill	Intangibles	Total

January 1, 2004	$7,529	$5,429	$12,958

Amortization	—	(1,479)	(1,479)
First Federal acquisition	26,658	2,750	29,408

December 31, 2004	$34,187	$6,700	$40,887

First Clermont acquisition	28,369	3,664	32,033
Sale of branch office	(860)	(324)	(1,184)
Amortization	—	(2,548)	(2,548)

December 31, 2005	$61,696	$7,492	$69,188

Amortization	—	(2,470)	(2,470)
Anderson acquisition	10,638	647	11,285

December 31, 2006	$72,334	$5,669	$78,003

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Park evaluates goodwill for impairment during the first quarter of each year. A determination has been made each year that goodwill was not impaired.
The balance of goodwill was $72.3 million at December 31, 2006. This goodwill balance is located at three subsidiary banks of Park. The subsidiary banks are The Park National Bank ($39.0 million), Century National Bank ($25.8 million) and The Security National Bank and Trust Co. ($7.5 million).
Goodwill and other intangible assets (as shown on the balance sheet) totaled $78.0 million at December 31, 2006 and $69.2 million at December 31, 2005.
The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to ten years. The amortization period for each of the First Federal, First Clermont and Anderson acquisitions is six years. Core deposit intangible amortization expense was $2.5 million in both 2006 and 2005 and was $1.5 million in 2004.
The accumulated amortization of core deposit intangibles was $9.0 million at December 31, 2006 and $11.1 million at December 31, 2005. Park’s subsidiary banks had two branch offices in 2006 for which the core deposit intangibles were fully amortized. These intangibles totaled $4.6 million. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(In thousands)

2007	$1,968
2008	1,456
2009	1,177
2010	853
2011	108

Total	$5,562

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally money market instruments are purchased and sold for one day periods.
Net cash provided by operating activities reflects cash payments as follows:

December 31,	2006	2005	2004
(Dollars in thousands)

Interest paid on deposits and other borrowings	$118,589	$91,408	$58,986
Income taxes paid	$34,633	$37,146	$41,884

Loss Contingencies
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.
Income Taxes
The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Stock Dividend
Park’s Board of Directors approved a 5% stock dividend in November 2004. The additional shares resulting from the dividend were distributed on December 15, 2004 to stockholders of record as of December 1, 2004. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock dividend.
Treasury Stock
The purchase of Park’s common stock is recorded at cost. At the date of retirement or subsequent reissuance, the treasury stock account is reduced by the cost of such stock.
Stock Options
Effective January 1, 2006, Park adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” using the modified prospective method and accordingly did not restate prior period results. The modified prospective method recognizes compensation expense beginning with the effective date of January 1, 2006, for all stock options granted after January 1, 2006, and for all stock options that became vested after January 1, 2006. Park did not grant any stock options in 2006. Additionally, no stock options became vested in 2006. The adoption of SFAS No. 123R on January 1, 2006, had no impact on Park’s net income in 2006.
Prior to January 1, 2006, Park accounted for its stock option plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (APB 25) and related interpretations. Under APB 25, no stock based employee compensation cost was reflected in net income, as all options granted under Park’s plans had an exercise price equal to the market value of the underlying common stock on the grant date.
Park granted 228,150 incentive stock options in 2005 and 232,178 incentive stock options in 2004. Generally, these options vested immediately at the time of grant. The following table illustrates the effect on net income and earnings per share if compensation expense was measured using the fair value recognition provisions of SFAS No. 123R for 2005 and 2004.

December 31,	2005	2004
(Dollars in thousands, except per share data)

Net income as reported	$95,238	$91,507

Deduct: Stock-based compensation expense determined under fair value	(3,664)	(3,223)
Pro-forma net income	91,574	88,284

Basic earnings per share as reported	$6.68	$6.38
Pro-forma basic earnings per share	6.42	6.15

Diluted earnings per share as reported	6.64	6.32
Pro-forma diluted earnings per share	6.38	6.09

Derivative Instruments
Park did not use any derivative instruments (such as interest rate swaps) in 2006, 2005 and 2004.
Accounting for Defined Benefit Pension Plan
In September 2006, the Financial Accounting Standards Board issued SFAS No. 158, “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132R.” This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its balance sheet, beginning with year-end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations are to be measured as of the date of the employer’s fiscal year-end, starting in 2008. The adoption of SFAS No. 158 had the following effect on individual line items in the 2006 balance sheet:

	Before application		After application
(In thousands)	of SFAS No. 158	Adjustments	of SFAS No. 158

Prepaid pension benefit cost	$16,342	$(10,501)	$5,841

Deferred income tax asset	18,715	3,675	22,390

Total assets	5,477,702	(6,826)	5,470,876

Accumulated other comprehensive income (loss), net	(15,994)	(6,826)	(22,820)

Total stockholders’ equity	$577,265	$(6,826)	$570,439

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior Year Misstatements
In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108),” which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in misstatement that when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Park had no items that required posting an adjustment to beginning retained earnings.
On January 26, 2007, Park filed a Form 8-K with the SEC announcing that management had discovered an error in its accounting for accrued interest income on loans. Management determined that accrued interest receivable on loans was overstated by $1.933 million and as a result interest income on loans was overstated by $1.933 million on a cumulative basis. Management discovered in late January 2007 that certain previously charged-off loans were incorrectly accruing interest income. On Park’s data processing system, a loan that is charged-off also needs to be coded as nonaccrual for the data processing system to not accrue interest income on these loans. Primarily, one of Park’s subsidiary banks did not follow this procedure on certain installment loans for approximately the past ten years. Management determined that interest income on loans was overstated by approximately $100,000 per quarter for the past several quarters. Park’s management concluded that the overstatement of accrued interest receivable on loans and the related overstatement of interest income on loans is not material to any previously issued financial statements. Accordingly, Park recorded a cumulative adjustment of $1.933 million in the fourth quarter of 2006 to reduce accrued interest receivable on loans and reduce interest income on loans. On an after-tax basis, this adjustment reduced Park’s net income by $1.256 million for the three and twelve months ended December 31, 2006 and reduced diluted earnings per share by $.09 for the three and twelve months ended December 31, 2006, as compared to net income and diluted earnings per share that was previously reported by Park on January 16, 2007, in a Form 8-K filing with the SEC.
Recently Issued but not yet Effective Accounting Pronouncements Accounting for Certain Hybrid Financial Instruments: In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment to SFAS No. 133 and 140.” This statement permits fair value re-measurement for any hybrid financial instruments, clarifies which instruments are subject to the requirements of SFAS No. 133, and establishes a requirement to evaluate interests in securitized financial assets and other items. This Statement is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after January 1, 2007. Management does not expect that the adoption of this Statement will have a material impact on Park’s financial statements.
Accounting for Servicing of Financial Assets: In March 2006, FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140.” This Statement provides the following: 1.) revised guidance on when a servicing asset and servicing liability should be recognized; 2.) requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; 3.) permits an entity to elect to measure servicing assets and servicing liabilities at fair value each reporting date and report changes in fair value in earnings in the period in which the changes occur; 4.) upon initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities for securities which are identified as offsetting the entity’s exposure to changes in the fair value of servicing assets or liabilities that a servicer elects to subsequently measure at fair value; and 5.) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial condition and additional footnote disclosures. For Park, this Statement is effective January 1, 2007, with the effects of initial adoption being reported as a cumulative-effect adjustment to retained earnings. Management does not expect the adoption of this Statement will have a material impact on its financial statements.
Accounting for Income Taxes: In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of SFAS No. 109 (FIN 48),” which prescribes a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. For Park, FIN 48 is effective January 1, 2007. Management does not expect that the adoption of FIN 48 will have a material impact on its financial statements.
Accounting for Postretirement Benefits Pertaining to Life Insurance Arrangements: In September 2006, the FASB Emerging Issues Task Force (EITF) finalized Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.” EITF Issue No. 06-4 requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after the participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. For Park, Issue No. 06-4 is effective on January 1, 2008.
At December 31, 2006, Park and its subsidiary banks owned $113 million of bank owned life insurance. These life insurance policies are generally subject to endorsement split-dollar life insurance agreements. These arrangements were designed to provide a pre-retirement and post-retirement benefit for senior officers and directors of Park and its subsidiary banks. Park’s management has not completed its evaluation of the impact of adoption of EITF Issue No. 06-4 on Park’s financial statements. Without an adjustment to the post-retirement benefits provided by the endorsement split-dollar life insurance agreements, Park’s management has concluded that the adoption of EITF Issue No. 06-4 may have a material impact on Park’s financial statements.
Accounting for Purchases of Life Insurance: In September 2006, the FASB EITF finalized Issue No. 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-4 (Accounting for Purchases of Life Insurance).” EITF Issue No. 06-5 requires that a policyholder consider contractual terms of a life insurance policy in determining the amount that could be realized under the insurance contract. It also requires that if the contract provides for a greater surrender value if all individual policies in a group are surrendered at the same time, that the surrender value be determined based on the assumption that policies will be surrendered on an individual basis. Lastly, EITF Issue No. 06-5 discusses whether the cash surrender value should be discounted when the policyholder is contractually limited in its ability to surrender a policy. For Park, EITF Issue No. 06-5 is effective January 1, 2007. Park does not expect that this Issue will have a material impact on its financial statements.
Fair Value Measurements: In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective on January 1, 2008 for Park. Management does not expect that the adoption of SFAS No. 157 will have a material impact on Park’s financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. ORGANIZATION, ACQUISITIONS, BRANCH SALE AND PENDING ACQUISITION
Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB), The Richland Trust Company (RTC), Century National Bank (CNB), The First-Knox National Bank of Mount Vernon (FKNB), United Bank, N.A. (UB), Second National Bank (SNB), The Security National Bank and Trust Co. (SEC), and The Citizens National Bank of Urbana (CIT), Park is engaged in a general commercial banking and trust business, primarily in Ohio. A wholly owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through three banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio and The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio. FKNB operates through two banking divisions with the First-Knox National Division headquartered in Mount Vernon, Ohio and the Farmers and Savings Division headquartered in Loudonville, Ohio. SEC also operates through two banking divisions with the Security National Division headquartered in Springfield, Ohio and The Unity National Division (formerly The Third Savings and Loan Company) headquartered in Piqua, Ohio. All of the banking subsidiaries and their respective divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit, commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. See Note 20 for financial information on the Corporation’s banking subsidiaries.
On December 18, 2006, Park acquired all of the stock of Anderson Bank of Cincinnati, Ohio for $9.052 million in cash and 86,137 shares of Park common stock valued at $8.665 million or $100.60 per share. Immediately following Park’s acquisition, Anderson merged with Park’s subsidiary, The Park National Bank and is being operated as part of PNB’s operating division, The Park National Bank of Southwest Ohio & Northern Kentucky. The goodwill recognized as a result of this acquisition was $10.638 million. The fair value of the acquired assets of Anderson was $69.717 million and the fair value of the liabilities assumed was $62.638 million at December 18, 2006.
On January 3, 2005, Park acquired all of the stock of First Clermont Bank of Milford, Ohio for $52.5 million in an all cash transaction accounted for as a purchase. Immediately following Park’s stock acquisition, First Clermont merged with Park’s subsidiary, The Park National Bank. The goodwill recognized as a result of this acquisition was $28.369 million. The fair value of the acquired assets of First Clermont was $185.372 million and the fair value of the liabilities assumed was $161.241 million at January 3, 2005. During 2006, the First Clermont Division of PNB combined with three of PNB’s branches to form the operating division known as The Park National Bank of Southwest Ohio & Northern Kentucky.
On December 31, 2004, Park acquired First Federal Bancorp, Inc., a savings and loan holding company headquartered in Zanesville, Ohio, in an all cash transaction accounted for as a purchase. The stockholders of First Federal received $13.25 in cash for each outstanding common share of First Federal common stock. Park paid a total of $46.638 million to the stockholders of First Federal. The savings and loan subsidiary of First Federal, First Federal Savings Bank of Eastern Ohio, merged with Century National Bank. The goodwill recognized as a result of this acquisition was $26.658 million. The fair value of the acquired assets of First Federal was $252.687 million and the fair value of the liabilities assumed was $232.707 million at December 31, 2004.
On February 11, 2005, Park’s subsidiary Century National Bank, sold its Roseville, Ohio branch office. The Roseville branch office was acquired in connection with the acquisition of First Federal on December 31, 2004.
The Federal Reserve Board required that the Roseville branch office be sold as a condition of their approval of the merger transactions involving Park and First Federal. The deposits sold with the Roseville branch office totaled $12.419 million and the loans sold with the branch office totaled $5.273 million. Century National Bank received a premium of $1.184 million from the sale of the deposits.
Pending Acquisition
On September 14, 2006, Park and Vision Bancshares, Inc. (“Vision”) jointly announced the signing of an agreement and plan of merger (the “Merger Agreement”) providing for the merger of Vision into Park. This merger transaction is subject to the satisfaction of customary closing conditions in the Merger Agreement and the approval of appropriate regulatory authorities and of the shareholders of Vision. Park has filed all necessary regulatory applications and anticipates the transaction will close on or about March 9, 2007, assuming that all required approvals have been received and conditions to closing satisfied. Vision’s special shareholders meeting is scheduled to be held on February 20, 2007.
Vision operates two bank subsidiaries, both named Vision Bank. One bank is headquartered in Gulf Shores, Alabama and the other in Panama City, Florida. These banks operate fifteen offices. As of December 31, 2006, (on a consolidated basis) Vision had total assets of $691 million, total loans of $588 million and total deposits of $587 million.
Under the terms of the Merger Agreement, the shareholders of Vision are entitled to receive, in exchange for their shares of Vision common stock, either (a) cash, (b) Park common shares, or (c) a combination of cash and Park common shares, subject to the election and allocation procedures set forth in the Merger Agreement. Park will cause the requests of the Vision shareholders to be allocated on a pro-rata basis so that 50% of the shares of Vision common stock outstanding at the effective time of the merger will be exchanged for cash at the rate of $25.00 per share of Vision common stock and the other 50% of the outstanding shares of Vision common stock will be exchanged for Park common shares at the exchange rate of .2475 Park common shares for each share of Vision common stock. This allocation is subject to adjustment for cash paid in lieu of fractional Park common shares in accordance with the terms of the Merger Agreement.
As of January 8, 2007, 6,114,518 shares of Vision common stock were outstanding and 828,834 shares of Vision common stock were subject to outstanding stock options with a weighted average exercise price of $8.21 per share. Each outstanding stock option (that is not exercised prior to the election deadline specified in the Merger Agreement) granted under one of Vision’s equity-based compensation plans will be cancelled and extinguished and converted into the right to receive an amount of cash equal to (1)(a) $25.00 multiplied by (b) the number of shares of Vision common stock subject to the unexercised portion of the stock option minus (2) the aggregate exercise price for the shares of Vision common stock subject to the unexercised portion of the stock option.
3. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Corporation’s banking subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $30.9 million at December 31, 2006 and $37.7 million at December 31, 2005. No other compensating balance arrangements were in existence at year-end.
4. INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are shown in the following table. Management evaluates the investment securities on a quarterly basis for permanent impairment. No impairment charges have been deemed necessary in 2006 and 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investment securities at December 31, 2006, were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value

2006:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$90,988	$140	$419	$90,709
Obligations of states and political subdivisions	53,947	1,006	3	54,950
U.S. Government agencies’ asset-backed securities and other asset-backed securities	1,153,515	932	26,823	1,127,624
Other equity securities	1,236	595	35	1,796

Total	$1,299,686	$2,673	$27,280	$1,275,079

2006:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$15,140	$169	$—	$15,309
U.S. Government agencies’ asset-backed securities and other asset-backed securities	161,345	1	6,869	154,477

Total	$176,485	$170	$6,869	$169,786

Other investment securities (as shown on the balance sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. Park owned $55.5 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve stock at December 31, 2006. Park owned $52.1 million of Federal Home Loan Bank stock and $5.9 million of Federal Reserve Bank stock at December 31, 2005. The fair values of these investments are the same as their amortized costs.
Management does not believe any individual unrealized loss as of December 31, 2006 and December 31, 2005, represents an other-than-temporary impairment. The unrealized losses relate primarily to the impact of increases in market interest rates on U.S. Government agencies’ asset-backed securities. The fair value is expected to recover as payments are received on these securities and they approach maturity.
Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
Securities with unrealized losses at December 31, 2006, were as follows:

	Less than 12 Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

2006:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$60,577	$419	$—	$—	$60,577	$419
Obligations of states and political subdivisions	131	1	120	2	251	3
U.S. Government agencies’ asset-backed securities and other asset-backed securities	17,266	116	1,064,607	26,707	1,081,873	26,823
Other equity securities	—	—	165	35	165	35

Total	$77,974	$536	$1,064,892	$26,744	$1,142,866	$27,280

2006:
Securities Held-to-Maturity
U.S. Government agencies’ asset-backed securities and other asset-backed securities	$—	$—	$154,286	$6,869	$154,286	$6,869

Investment securities at December 31, 2005, were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value

2005:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$998	$—	$2	$996
Obligations of states and political subdivisions	66,181	1,740	15	67,906
U.S. Government agencies’ asset-backed securities and other asset-backed securities	1,356,233	1,823	19,629	1,338,427
Other equity securities	1,543	527	48	2,022

Total	$1,424,955	$4,090	$19,694	$1,409,351

2005:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$17,430	$308	$—	$17,738
U.S. Government agencies’ asset-backed securities and other asset-backed securities	178,523	2	5,838	172,687

Total	$195,953	$310	$5,838	$190,425

Securities with unrealized losses at December 31, 2005, were as follows:

	Less than 12 Months		12 Months or Longer		Total

	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

2005:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$996	$2	$—	$—	$996	$2
Obligations of states and political subdivisions	346	4	474	11	820	15
U.S. Government agencies’ asset-backed securities and other asset-backed securities	1,244,306	19,272	4,338	357	1,248,644	19,629
Other equity securities	—	—	152	48	152	48

Total	$1,245,648	$19,278	$4,964	$416	$1,250,612	$19,694

2005:
Securities Held-to-Maturity
U.S. Government agencies’ asset-backed securities and other asset-backed securities	$172,591	$5,838	$—	$—	$172,591	$5,838

The amortized cost and estimated fair value of investments in debt securities at December 31, 2006, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities which are shown based on expected principal repayments. The average yield is computed on a tax equivalent basis using a thirty-five percent tax rate and is based on the amortized cost of the securities.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Weighted
	Amortized	Estimated	Average	Average
(Dollars in thousands)	Cost	Fair Value	Maturity	Yield

Securities Available-for-Sale
U.S. Treasury and agencies’ notes:
Due within one year	$996	$995	0.21 years	4.92%
Due five through ten years	89,992	89,714	9.34 years	5.97%

Total	$90,988	$90,709	9.24 years	5.96%

Obligations of states and political subdivisions:
Due within one year	$22,700	$22,889	0.50 years	7.21%
Due one through five years	30,635	31,414	1.96 years	7.18%
Due five through ten years	612	647	6.57 years	6.86%

Total	$53,947	$54,950	1.40 years	7.19%

U.S. Government agencies’ asset-backed securities and other asset-backed securities:
Due within one year	$193,432	$189,103	0.53 years	4.85%
Due one through five years	553,790	541,321	2.85 years	4.83%
Due five through ten years	358,802	350,772	7.24 years	4.76%
Due over ten years	47,491	46,428	10.62 years	4.70%

Total	$1,153,515	$1,127,624	4.16 years	4.81%

Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year	$7,761	$7,792	0.43 years	6.57%
Due one through five years	6,879	7,007	2.05 years	6.59%
Due five through ten years	500	510	7.50 years	6.60%

Total	$15,140	$15,309	1.40 years	6.58%

U.S. Government agencies’ asset-backed securities and other asset-backed securities:
Due within one year	$20,555	$19,681	0.51 years	4.76%
Due one through five years	35,380	33,876	3.07 years	4.72%
Due five through ten years	88,954	85,164	7.59 years	4.73%
Due over ten years	16,456	15,756	10.58 years	4.73%

Total	$161,345	$154,477	6.00 years	4.73%

Investment securities having a book value of $1,448 million and $1,503 million at December 31, 2006 and 2005, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold, and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.
At December 31, 2006, $781 million was pledged for government and trust department deposits, $661 million was pledged to secure repurchase agreements and $6 million was pledged as collateral for FHLB advance borrowings. At December 31, 2005, $699 million was pledged for government and trust department deposits, $659 million was pledged to secure repurchase agreements and $145 million was pledged as collateral for FHLB advance borrowings.
In 2006, 2005 and 2004, gross gains of $106,000, $97,000 and $140,000, and gross losses of $9,000, $1,000 and $933,000 were realized, respectively. The tax expense related to the net securities gains was $34,000 in both 2006 and 2005 and the tax benefit related to net securities losses was $278,000 in 2004.
5. LOANS
The composition of the loan portfolio is as follows:

December 31 (Dollars in thousands)	2006	2005

Commercial, financial and agricultural	$548,254	$512,636
Real estate:
Construction	234,988	193,185
Residential	1,300,294	1,287,438
Commercial	854,869	823,354
Consumer, net	532,092	494,975
Leases, net	10,205	16,524

Total loans	$3,480,702	$3,328,112

Under the Corporation’s credit policies and practices, all nonaccrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and 118. Impaired loans as defined by SFAS No. 114 and 118 exclude certain consumer loans, residential real estate loans and lease financing classified as nonaccrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.
Nonaccrual and restructured loans are summarized as follows:

December 31 (Dollars in thousands)	2006	2005

Impaired loans:
Nonaccrual	$10,367	$9,308
Restructured	9,113	7,441
Total impaired loans	19,480	16,749
Other nonaccrual loans	5,637	5,614

Total nonaccrual and restructured loans	$25,117	$22,363

The allowance for credit losses related to impaired loans at December 31, 2006 and 2005, was $2,002,000 and $1,988,000, respectively. All impaired loans for both periods were subject to a related allowance for credit losses.
The average balance of impaired loans was $21,976,000, $19,557,000 and $21,003,000 for 2006, 2005 and 2004, respectively.
Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2006, 2005 and 2004, the Corporation recognized $450,000, $490,000 and $721,000, respectively, of interest income on impaired loans, which included $471,000, $553,000 and $752,000, respectively, of interest income recognized using the cash basis method of income recognition.
Certain of Park’s and its affiliate banks’ executive officers, directors and their affiliates are loan customers of the Corporation’s banking subsidiaries. As of December 31, 2006 and 2005, loans aggregating approximately $112,486,000 and $130,116,000, respectively, were outstanding to such parties. During 2006, $17,870,000 of new loans were made and repayments totaled $35,500,000.
6. ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is summarized as follows:

(Dollars in thousands)	2006	2005	2004

Balance, January 1	$69,694	$68,328	$63,142
Allowance for loan losses of acquired bank	798	1,849	4,450
Provision for loan losses	3,927	5,407	8,600
Losses charged to the reserve	(10,772)	(13,389)	(15,173)
Recoveries	6,853	7,499	7,309

Balance, December 31	$70,500	$69,694	$68,328

7. INVESTMENT IN FINANCING LEASES
The following is a summary of the components of the Corporation’s affiliates’ net investment in direct financing leases:

December 31 (Dollars in thousands)	2006	2005

Total minimum payments to be received	$9,458	$12,987
Estimated unguaranteed residual value of leased property	1,702	4,562
Less unearned income	(955)	(1,025)

Total	$10,205	$16,524

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Minimum lease payments to be received as of December 31, 2006 are:

(In thousands)

2007	2,242
2008	1,666
2009	2,769
2010	999
2011	459
Thereafter	1,323

Total	$9,458

8. PREMISES AND EQUIPMENT
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (Dollars in thousands)	2006	2005

Land	$16,220	$14,292
Buildings	59,917	58,308
Equipment, furniture and fixtures	55,377	53,630
Leasehold improvements	3,951	3,624

Total	135,465	129,854

Less accumulated depreciation and amortization	(87,911)	(82,682)

Premises and equipment, net	$47,554	$47,172

Depreciation and amortization expense amounted to $5,522,000, $5,641,000 and $5,436,000 for the three years ended December 31, 2006, 2005 and 2004, respectively.
The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)

2007	1,727
2008	1,544
2009	1,234
2010	697
2011	326
Thereafter	579

Total	$6,107

Rent expense amounted to $2,107,000, $1,915,000 and $1,362,000, for the three years ended December 31, 2006, 2005 and 2004, respectively.
9. SHORT-TERM BORROWINGS
Short-term borrowings are as follows:

December 31 (Dollars in thousands)	2006	2005

Securities sold under agreements to repurchase and federal funds purchased	$225,356	$246,502
Federal Home Loan Bank advances	142,000	60,000
Other short-term borrowings	8,417	7,572

Total short-term borrowings	$375,773	$314,074

The outstanding balances for all short-term borrowings as of December 31, 2006, 2005 and 2004 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

	Repurchase		Demand
	Agreements	Federal	Notes
	and Federal	Home Loan	Due U.S.
	Funds	Bank	Treasury
(Dollars in thousands)	Purchased	Advances	and Other

2006:
Ending balance	$225,356	$142,000	$8,417
Highest month-end balance	240,924	246,000	11,290
Average daily balance	224,662	147,145	3,525
Weighted-average interest rate:
As of year-end	3.73%	5.24%	5.06%
Paid during the year	3.54%	5.15%	4.62%

2005:
Ending balance	$246,502	$60,000	$7,572
Highest month-end balance	246,502	170,000	8,583
Average daily balance	194,157	94,264	3,421
Weighted-average interest rate:
As of year-end	2.94%	4.20%	4.16%
Paid during the year	2.14%	3.46%	2.93%

2004:
Ending balance	$192,483	$78,228	$7,520
Highest month-end balance	354,195	160,050	7,520
Average daily balance	323,978	74,043	3,278
Weighted-average interest rate:
As of year-end	1.29%	2.31%	2.25%
Paid during the year	1.17%	2.01%	1.13%

At December 31, 2006 and 2005, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2006, $1,770 million of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks. At December 31, 2005, $867 million of residential mortgage loans were pledged to the FHLB.
10. LONG-TERM DEBT
Long-term debt is listed below:

December 31 (Dollars in thousands)	2006		2005
	Outstanding	Average	Outstanding	Average
	Balance	Rate	Balance	Rate

Total Federal Home Loan Bank advances by year of maturity:
2006	$—	—	$113,268	4.17%
2007	41,289	4.01%	41,243	4.02%
2008	84,726	4.83%	122,110	4.20%
2009	6,082	3.92%	6,115	3.93%
2010	17,416	5.72%	17,404	5.72%
2011	1,429	4.01%	6,422	4.59%
Thereafter	103,198	4.15%	73,222	4.53%

Total	$254,140	4.46%	$379,784	4.31%

Total broker repurchase agreements by year of maturity:
2007	$25,000	3.84%	$25,000	3.84%
2009	25,000	3.79%	85,000	3.94%
2010	—	—	75,000	3.83%
Thereafter	300,000	4.00%	150,000	3.87%

Total	$350,000	3.97%	$335,000	3.88%

Total combined long-term debt by year of maturity:
2006	$—	—	$113,268	4.17%
2007	66,289	3.95%	66,243	3.95%
2008	84,726	4.83%	122,110	4.20%
2009	31,082	3.81%	91,115	3.94%
2010	17,416	5.72%	92,404	4.19%
2011	1,429	4.01%	6,422	4.59%
Thereafter	403,198	4.04%	223,222	4.09%

Total	$604,140	4.18%	$714,784	4.11%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Park had approximately $403 million of long-term debt at December 31, 2006 with a contractual maturity longer than five years. However, approximately $303 million of this debt is callable by the issuer in 2007 and the remaining $100 million is callable by the issuer in 2008.
At December 31, 2006 and 2005, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
See Note 4 of the Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. See Note 9 of the Notes to Consolidated Financial Statements for the amount of residential mortgage loans that are pledged to the FHLB.
11. STOCK OPTION PLANS
The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2006, 1,285,175 options were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.
The Park National Corporation 1995 Incentive Stock Option Plan (the “1995 Plan”) was adopted April 17, 1995, and amended, April 20, 1998 and April 16, 2001. Pursuant to the terms of the 1995 Plan, all of the common shares delivered upon exercise of incentive stock options are to be treasury shares. No incentive stock options may be granted under the 1995 Plan after January 16, 2005.
The fair value of each incentive stock option granted is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of Park’s common stock. The Corporation uses historical data to estimate option exercise behavior. The expected term of incentive stock options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the incentive stock option is based on the U.S. Treasury yield curve in effect at the time of the grant.
The fair value of incentive stock options granted was determined using the following weighted-average assumptions as of the grant date. Park did not grant any options in 2006.

	2005	2004

Risk-free interest rate	3.77%	3.36%
Expected term (years)	4.0	4.0
Expected stock price volatility	19.8%	17.5%
Dividend yield	3.00%	3.00%

The activity in Park’s stock option plans is listed in the following table for 2006:

	Stock Options
		Weighted
		Average
		Exercise
		Price per
	Number	Share

January 1, 2006	818,182	$99.78
Granted	—	—
Exercised	(39,444)	81.81
Forfeited/Expired	(92,714)	91.76

December 31, 2006	686,024	$101.89

Exercisable at year end:		686,024
Weighted-average remaining contractual life:		2.1 Years
Aggregate intrinsic value:		$2,398,466

Information related to Park’s stock option plans for the past three years is listed in the following table for 2006:

(Dollars in thousands)	2006	2005	2004

Intrinsic value of options exercised	$692	$1,213	$2,255
Cash received from option exercises	3,227	4,077	6,617
Tax benefit realized from option exercises	18	57	63
Weighted-average fair value of options granted per share	$—	$16.14	$13.88

12. BENEFIT PLANS
The Corporation has a noncontributory defined benefit pension plan covering substantially all of the employees of the Corporation and its subsidiaries. The plan provides benefits based on an employee’s years of service and compensation.
The Corporation’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. Management does not expect to make a contribution to the defined benefit pension plan in 2007.
Using an accrual measurement date of September 30, plan assets for the pension plan are listed below:

(Dollars in thousands)	2006	2005

Change in fair value of plan assets:
Fair value at beginning of measurement period	$46,331	$37,341
Actual return on plan assets	4,336	4,303
Company contributions	9,117	9,688
Benefits paid	(4,243)	(5,001)

Fair value at end of measurement period	$55,541	$46,331

The asset allocation for the defined benefit pension plan as of the measurement date, by asset category, is as follows:

		Percentage of Plan Assets
Asset Category	Target Allocation	2006	2005

Equity securities	50% - 100%	81%	82%
Fixed income and cash equivalents	remaining balance	19%	18%
Other	—	—	—

Total	—	100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.
The expected long-term rate of return on plan assets is 7.75% in 2006 and 2005. This return is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Using an actuarial measurement date of September 30, benefit obligation activity is listed as follows:

(Dollars in thousands)	2006	2005

Change in benefit obligation:
Projected benefit obligation at beginning of measurement period	$46,641	$45,169
Service cost	3,179	2,682
Interest cost	2,886	2,756
Actuarial loss or (gain)	1,237	1,035
Benefits paid	(4,243)	(5,001)

Projected benefit obligation at the end of measurement period	$49,700	$46,641

The accumulated benefit obligation for the defined benefit pension plan was $40.5 million at September 30, 2006 and $38.3 million at September 30, 2005.
The weighted average assumptions used to determine benefit obligations at September 30, were as follows:

	2006	2005

Discount rate	6.08%	5.96%
Rate of compensation increase	3.50%	3.50%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2007	$1,156
2008	1,309
2009	1,470
2010	1,686
2011	2,028
2012 - 2015	17,987

Total	$25,636

The following table displays the funded status of the defined benefit pension plan which is computed by taking the difference between the fair value of the plan assets and the projected benefit obligation at the measurement date of September 30. Park adopted SFAS No. 158 in 2006. SFAS No. 158 requires that the funded status of the defined benefit pension plan be shown in Park’s financial statements as the prepaid benefit cost at September 30, 2006. The prepaid benefit cost at September 30, 2005 includes the unrecognized prior service cost and the unrecognized net actuarial loss. The following table provides information on the prepaid benefit cost at September 30.

(Dollars in thousands)	2006	2005

Funded status	$5,841	$(310)
Unrecognized prior service cost	—	238
Unrecognized net actuarial loss	—	9,956

Prepaid benefit cost	$5,841	$9,884

In 2006, Park recorded the unrecognized prior service cost and the unrecognized net actuarial loss as a reduction to prepaid benefit cost and an adjustment to accumulated other comprehensive income (loss).

(Dollars in thousands)	2006

Unrecognized prior service cost	$(224)
Unrecognized net actuarial loss	(10,277)

Reduction to prepaid benefit cost	(10,501)

Impact on deferred taxes	3,675

Adjustment to accumulated other comprehensive income (loss)	$(6,826)

Using an actuarial measurement date of September 30, components of net periodic benefit cost are as follows:

(Dollars in thousands)	2006	2005	2004

Components of net periodic benefit cost:
Service cost	$3,179	$2,682	$2,502
Interest cost	2,886	2,756	2,577
Expected return on plan assets	(3,975)	(3,334)	(2,789)
Amortization of prior service cost	14	12	12
Recognized net actuarial loss/(gain)	555	545	497

Benefit cost	$2,659	$2,661	$2,799

The estimated net loss and prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year are $363,000 and $34,000, respectively.
The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, are listed below:

	2006	2005

Discount rate	5.96%	6.00%
Rate of compensation increase	3.50%	3.75%
Expected long-term return on plan assets	7.75%	7.75%

The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,672,000, $1,763,000 and $1,452,000 for 2006, 2005 and 2004, respectively.
The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2006 and 2005, the accrued benefit cost for this plan totaled $5,946,000 and $5,620,000, respectively. The expense for the Corporation was $620,000, $744,000, and $636,000 for 2006, 2005, and 2004, respectively.
13.	FEDERAL INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (Dollars in thousands)	2006	2005

Deferred tax assets:
Allowance for loan losses	$24,675	$24,393
Accumulated other comprehensive loss — SFAS No. 115	8,612	5,461
Accumulated other comprehensive loss — SFAS No. 158	3,675	—
Intangible assets	3,209	3,465
Deferred compensation	3,678	3,545
Other	3,973	3,628

Total deferred tax assets	$47,822	$40,492

Deferred tax liabilities:
Lease revenue reporting	$2,096	$3,830
Deferred investment income	12,319	12,170
Pension plan	5,625	3,400
Mortgage servicing rights	3,630	3,733
Other	1,762	1,804

Total deferred tax liabilities	$25,432	$24,937

Net deferred tax assets	$22,390	$15,555

The components of the provision for federal income taxes are shown below:

(Dollars in thousands)	2006	2005	2004

Currently payable	$38,830	$38,196	$40,284
Deferred	156	1,990	(2,542)

Total	$38,986	$40,186	$37,742

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2006, 2005 and 2004.

December 31	2006	2005	2004

Statutory corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax-exempt interest, net of disallowed interest	(1.2%)	(1.3%)	(1.7%)
Bank owned life insurance	(1.0%)	(.9%)	(1.0%)
Tax credits (low income housing)	(2.9%)	(2.5%)	(2.2%)
Other	(.6%)	(.6%)	(.9%)

Effective tax rate	29.3%	29.7%	29.2%

Park and its subsidiary banks do not pay state income tax to the State of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in state tax expense and was $2.2 million in 2006, $2.9 million in 2005 and $2.5 million in 2004.
14.	OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes are shown in the following table for the years ended December 31, 2006, 2005 and 2004.

Year ended December 31	Before-Tax	Tax	Net-of-Tax
(Dollars in thousands)	Amount	Expense	Amount

2006:
Unrealized losses on available-for-sale securities	$(8,905)	$(3,117)	$(5,788)
Reclassification adjustment for gains realized in net income	(97)	(34)	(63)

Other comprehensive loss	$(9,002)	$(3,151)	$(5,851)

2005:
Unrealized losses on available-for-sale securities	$(34,650)	$(12,127)	$(22,523)
Reclassification adjustment for gains realized in net income	(96)	(34)	(62)

Other comprehensive loss	$(34,746)	$(12,161)	$(22,585)

2004:
Unrealized losses on available-for-sale securities	$(10,811)	$(3,784)	$(7,027)
Reclassification adjustment for losses realized in net income	793	278	515

Other comprehensive loss	$(10,018)	$(3,506)	$(6,512)

15.	EARNINGS PER SHARE
SFAS No. 128, “Earnings Per Share” requires the reporting of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share.
The following table sets forth the computation of basic and diluted earnings per share:

Year ended December 31
(Dollars in thousands,
except per share data)	2006	2005	2004

Numerator:
Net income	$94,091	$95,238	$91,507
Denominator:
Basic earnings per share:
Weighted-average shares	13,929,090	14,258,519	14,344,771
Effect of dilutive securities — stock options	37,746	89,724	141,556
Diluted earnings per share:
Adjusted weighted-average shares and assumed conversions	13,966,836	14,348,243	14,486,327
Earnings per share:
Basic earnings per share	$6.75	$6.68	$6.38
Diluted earnings per share	$6.74	$6.64	$6.32

16.	DIVIDEND RESTRICTIONS
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2006, approximately $2.4 million of the total stockholders’ equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.
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
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.
The total amounts of off-balance sheet financial instruments with credit risk are as follows:

December 31 (Dollars in thousands)	2006	2005

Loan commitments	$824,412	$667,074
Unused credit card limits	140,100	132,591
Standby letters of credit	19,687	20,872

The loan commitments are generally for variable rates of interest.
The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Ohio. The Corporation evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the economic conditions in each borrower’s geographic location.
18.	FAIR VALUES OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for financial instruments:
Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and short-term instruments approximate those assets’ fair values.
Interest bearing deposits with other banks: The carrying amounts reported in the balance sheet for interest bearing deposits with other banks approximate those assets’ fair values.
Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.
Bank owned life insurance: The carrying amounts reported in the balance sheet for bank owned life insurance approximate those assets’ fair values.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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
Off-balance sheet instruments: Fair values for the Corporation’s loan commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties’ credit standing.
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
The fair value of financial instruments at December 31, 2006 and 2005, is as follows:

	2006		2005
December 31,	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial assets:
Cash and money market instruments	$186,256	$186,256	$173,973	$173,973
Interest bearing deposits with other banks	1	1	300	300
Investment securities	1,513,498	1,506,799	1,663,342	1,657,814
Bank owned life insurance	113,101	113,101	109,600	109,600
Loans:
Commercial, financial and agricultural	548,254	548,254	512,636	512,636
Real estate:
Construction	234,988	234,988	193,185	193,185
Residential	1,300,294	1,294,157	1,287,438	1,281,657
Commercial	854,869	843,251	823,354	815,022
Consumer, net	532,092	527,128	494,975	494,064

Total loans	3,470,497	3,447,778	3,311,588	3,296,564

Allowance for loan losses	(70,500)	—	(69,694)	—

Loans receivable, net	$3,399,997	$3,447,778	$3,241,894	$3,296,564

Financial liabilities:
Noninterest bearing checking	$664,962	$664,962	$667,328	$667,328
Interest bearing transaction accounts	1,033,870	1,033,870	987,954	987,954
Savings	543,724	543,724	594,706	594,706
Time deposits	1,581,120	1,575,713	1,505,903	1,486,989
Other	1,858	1,858	1,866	1,866

Total deposits	$3,825,534	$3,820,127	$3,757,757	$3,738,843

Short-term borrowings	375,773	375,773	314,074	314,074
Long-term debt	604,140	603,516	714,784	718,384
Unrecognized financial instruments:
Loan commitments	—	(824)	—	(667)
Standby letters of credit	—	(98)	—	(104)

19.	CAPITAL RATIOS
The following table reflects various measures of capital at December 31, 2006 and December 31, 2005:

December 31,	2006		2005
(Dollars in thousands)	Amount	Ratio	Amount	Ratio

Total equity (1)	$570,439	10.43%	$558,430	10.27%
Tier 1 capital (2)	528,019	14.72%	498,502	14.17%
Total risk-based capital (3)	573,216	15.98%	543,000	15.43%
Leverage (4)	528,019	9.96%	498,502	9.27%

(1)	Stockholders’ equity including accumulated other comprehensive income (loss); computed as a ratio to total assets.

(2)	Stockholders’ equity less certain intangibles and accumulated other comprehensive income (loss); computed as a ratio to risk-adjusted assets as defined.

(3)	Tier 1 capital plus qualifying loan loss allowance; computed as a ratio to risk-adjusted assets, as defined.

(4)	Tier 1 capital computed as a ratio to average total assets less certain intangibles.
At December 31, 2006 and 2005, the Corporation’s tier 1 capital, total risk-based capital and leverage ratios were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.
At December 31, 2006 and 2005, all of the Corporation’s subsidiary financial institutions met the well-capitalized levels under the capital definitions prescribed in the FDIC Improvement Act of 1991. The following table indicates the capital ratios for each subsidiary at December 31, 2006 and December 31, 2005.

December 31	2006			2005
	Tier 1	Total		Tier 1	Total
	Risk-	Risk-		Risk-	Risk-
	Based	Based	Leverage	Based	Based	Leverage

Park National Bank	8.11%	10.76%	5.84%	7.65%	10.41%	5.44%
Richland Trust Company	9.44%	10.70%	5.47%	9.76%	11.02%	5.76%
Century National Bank	8.69%	10.44%	5.57%	8.91%	11.36%	5.65%
First-Knox National Bank	8.01%	10.61%	5.27%	8.87%	12.23%	5.80%
United Bank, N.A.	10.89%	12.15%	5.37%	10.82%	12.07%	5.64%
Second National Bank	8.39%	10.64%	5.39%	9.27%	12.64%	5.63%
Security National Bank	9.18%	10.76%	5.45%	9.42%	13.78%	5.35%
Citizens National Bank	14.58%	15.83%	7.24%	11.86%	17.29%	5.60%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. SEGMENT INFORMATION
The Corporation’s segments are its banking subsidiaries. The operating results of the banking subsidiaries are monitored closely by senior management and each president of the subsidiary and division are held accountable for their results. Information about reportable segments follows. See Note 2 for a detailed description of individual banking subsidiaries.

Operating Results for the year ended December 31, 2006 (In thousands)
									All
	PNB	RTC	CNB	FKNB	UB	SNB	SEC	CIT	Others	Total

Net interest income	$72,526	$18,493	$23,361	$30,755	$7,727	$12,034	$30,479	$5,383	$12,486	$213,244
Provision for loan losses	1,713	220	180	630	(130)	155	235	125	799	3,927
Other income	27,858	4,672	8,498	7,772	2,218	2,333	9,051	1,709	651	64,762
Depreciation and amortization	1,790	433	866	689	245	299	779	221	200	5,522
Other expense	46,030	10,402	15,519	16,484	6,103	7,181	19,308	4,053	10,400	135,480

Income before taxes	50,851	12,110	15,294	20,724	3,727	6,732	19,208	2,693	1,738	133,077

Federal income taxes	16,486	4,123	5,145	7,010	1,190	2,027	6,291	839	(4,125)	38,986

Net income	$34,365	$7,987	$10,149	$13,714	$2,537	$4,705	$12,917	$1,854	$5,863	$94,091

Balances at December 31, 2006:
Assets	$1,970,072	$534,142	$745,168	$778,864	$220,701	$397,602	$860,995	$162,498	$(199,166)	$5,470,876
Loans	1,368,125	245,694	511,684	521,111	92,843	227,337	446,110	58,254	9,544	3,480,702
Deposits	1,367,942	377,356	493,218	499,199	194,834	248,985	572,269	122,358	(50,627)	3,825,534

Operating Results for the year ended December 31, 2005 (In thousands)
Net interest income	$71,227	$20,273	$27,599	$30,855	$8,606	$13,592	$30,811	$6,140	$11,461	$220,564
Provision for loan losses	2,611	700	150	1,127	(160)	(510)	1,005	(100)	584	5,407
Other income	25,566	4,442	7,439	7,191	1,968	2,154	8,880	1,518	547	59,705
Depreciation and amortization	1,705	394	913	675	233	315	993	200	213	5,641
Other expense	43,622	10,226	15,155	16,156	6,026	7,238	18,665	4,701	12,008	133,797

Income before taxes	48,855	13,395	18,820	20,088	4,475	8,703	19,028	2,857	(797)	135,424

Federal income taxes	15,924	4,553	6,356	6,739	1,449	2,674	6,231	929	(4,669)	40,186

Net income	$32,931	$8,842	$12,464	$13,349	$3,026	$6,029	$12,797	$1,928	$3,872	$95,238

Balances at December 31, 2005:
Assets	$1,999,102	$506,198	$711,804	$753,288	$228,716	$392,257	$924,484	$173,190	$(252,991)	$5,436,048
Loans	1,247,105	266,293	503,278	507,148	96,232	203,638	439,698	58,611	6,109	3,328,112
Deposits	1,343,180	373,398	469,333	476,257	180,274	250,553	578,404	123,555	(37,197)	3,757,757

Operating Results for the year ended December 31, 2004 (In thousands)
Net interest income	$63,050	$21,992	$19,725	$32,329	$10,074	$15,477	$31,939	$7,252	$10,453	$212,291
Provision for loan losses	3,230	735	965	1,695	320	(15)	430	580	660	8,600
Other income	21,401	4,339	5,210	6,766	1,722	2,079	8,257	1,253	821	51,848
Depreciation and amortization	1,708	388	520	693	197	334	1,183	197	216	5,436
Other expense	36,827	10,549	11,413	15,995	6,071	7,282	18,649	4,284	9,784	120,854

Income before taxes	42,686	14,659	12,037	20,712	5,208	9,955	19,934	3,444	614	129,249

Federal income taxes	13,808	4,906	3,972	6,864	1,685	3,096	6,485	1,112	(4,186)	37,742

Net income	$28,878	$9,753	$8,065	$13,848	$3,523	$6,859	$13,449	$2,332	$4,800	$91,507

Balances at December 31, 2004:
Assets	$1,662,200	$511,681	$782,393	$756,454	$236,658	$445,158	$917,084	$200,795	$(99,839)	$5,412,584
Loans	1,011,912	277,812	540,607	479,348	101,628	196,577	436,718	69,830	6,176	3,120,608
Deposits	1,182,804	386,652	530,082	488,748	182,578	262,271	571,580	131,873	(46,727)	3,689,861

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals.

	Net Interest	Depreciation	Other	Income
(In thousands)	Income	Expense	Expense	Taxes	Assets	Deposits

2006:
Totals for reportable segments	$200,758	$5,322	$125,080	$43,111	$5,670,042	$3,876,161
Elimination of intersegment items	—	—	—	—	(290,163)	(50,627)
Parent Co. and GFC totals — not eliminated	12,486	49	10,400	(4,125)	90,997	—
Other items	—	151	—	—	—	—

Totals	$213,244	$5,522	$135,480	$38,986	$5,470,876	$3,825,534

2005:
Totals for reportable segments	$209,103	$5,428	$121,789	$44,855	$5,689,039	$3,794,954
Elimination of intersegment items	—	—	—	—	(337,393)	(37,197)
Parent Co. and GFC totals — not eliminated	11,461	62	12,008	(4,669)	84,402	—
Other items	—	151	—	—	—	—

Totals	$220,564	$5,641	$133,797	$40,186	$5,436,048	$3,757,757

2004:
Totals for reportable segments	$201,838	$5,220	$111,070	$41,928	$5,512,423	$3,736,588
Elimination of intersegment items	—	—	—	—	(173,856)	(46,727)
Parent Co. and GFC totals — not eliminated	10,453	65	9,784	(4,186)	74,017	—
Other items	—	151	—	—	—	—

Totals	$212,291	$5,436	$120,854	$37,742	$5,412,584	$3,689,861

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
Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $5.345 million, $5.492 million and $4.386 million in 2006, 2005 and 2004, respectively.
At December 31, 2006 and 2005, stockholders’ equity reflected in the Parent Company balance sheet includes $127.1 million and $120.1 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.
Balance Sheets
at December 31, 2006 and 2005

(In thousands)	2006	2005

Assets:
Cash	$150,954	$45,043
Investment in subsidiaries	382,620	375,454
Debentures receivable from subsidiary banks	27,500	56,000
Other investments	1,504	1,738
Dividends receivable from subsidiaries	—	75,075
Other assets	56,259	52,195

Total assets	$618,837	$605,505

Liabilities:
Dividends payable	$12,947	$13,000
Other liabilities	35,451	34,075
Total liabilities	48,398	47,075
Total stockholders’ equity	570,439	558,430

Total liabilities and stockholders’ equity	$618,837	$605,505

Statements of Income
for the years ended December 31, 2006, 2005 and 2004

(In thousands)	2006	2005	2004

Income:
Dividends from subsidiaries	$89,500	$109,250	$83,000
Interest and dividends	7,107	6,553	6,461
Other	632	514	774

Total income	97,239	116,317	90,235

Expense:
Other, net	8,307	10,096	8,199

Total expense	8,307	10,096	8,199

Income before federal taxes and equity in undistributed earnings of subsidiaries	88,932	106,221	82,036
Federal income tax benefit	4,985	5,503	4,791

Income before equity in undistributed earnings of subsidiaries	93,917	111,724	86,827

Equity in undistributed earnings (losses) of subsidiaries	174	(16,486)	4,680

Net income	$94,091	$95,238	$91,507

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Statements of Cash Flows
for the years ended December 31, 2006, 2005 and 2004

(In thousands)	2006	2005	2004

Operating activities:
Net income	$94,091	$95,238	$91,507
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed (earnings) losses of subsidiaries	(174)	16,486	(4,680)
Realized net investment security (gains) losses	(97)	—	—
(Increase) decrease in dividends receivable from subsidiaries	75,075	(48,675)	25,500
Increase in other assets	(4,090)	(5,138)	(3,833)
Increase in other liabilities	1,378	1,408	3,689

Net cash provided by operating activities	166,183	59,319	112,183

Investing activities:
Cash paid for acquisition, net	(9,052)	(52,500)	(43,645)
Sales (purchases) of investment securities	403	(521)	277
Capital contribution to subsidiary	(2,000)	(8,000)	—
Repayment of debentures receivable from subsidiaries	28,500	—	—

Net cash provided by (used in) investing activities	17,851	(61,021)	(43,368)

Financing activities:
Cash dividends paid	(51,470)	(51,498)	(48,231)
Proceeds from issuance of common stock	42	117	144
Cash payment for fractional shares	(5)	(3)	(252)
Purchase of treasury stock, net	(26,690)	(25,289)	(16,376)

Net cash used in financing activities	(78,123)	(76,673)	(64,715)

Increase (decrease) in cash	105,911	(78,375)	4,100
Cash at beginning of year	45,043	123,418	119,318

Cash at end of year	$150,954	$45,043	$123,418