Form 10-K, Exhibit 13
period 2008-12-31
PARK NATIONAL CORP /OH/
filed 2009-02-25
CIK 805676

Exhibit 13
FINANCIAL REVIEW
This financial review presents management’s discussion and analysis of the financial condition and results of operations for Park National Corporation (“Park” or the “Corporation”). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park’s ability to execute its business plan, Park’s ability to successfully integrate acquisitions into Park’s operations, Park’s ability to achieve the anticipated cost savings and revenue synergies from acquisitions, Park’s ability to convert its Ohio-based community banking divisions to one operating system, changes in general economic and financial market conditions, deterioration in credit conditions in the markets in which Park’s subsidiary banks operate, changes in interest rates, changes in the competitive environment, changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies, demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to our industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission (“SEC”) including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.
ACQUISITION OF VISION BANCSHARES, INC. AND GOODWILL IMPAIRMENT CHARGES
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
At the time of the acquisition, Vision operated two bank subsidiaries (both named Vision Bank) which became bank subsidiaries of Park on March 9, 2007. On July 20, 2007, the bank operations of the two Vision Banks were consolidated under a single charter through the merger of the Vision Bank headquartered in Gulf Shores, Alabama with and into the Vision Bank headquartered in Panama City, Florida. Vision Bank operates under a Florida banking charter and has 18 branch locations in Baldwin County, Alabama and in the Florida panhandle. The markets that Vision Bank operates in are expected to grow faster than many of the non-metro markets in which Park’s subsidiary banks operate in Ohio. Management expects that the acquisition of Vision will improve the future growth rate for Park’s loans and deposits. However, the acquisition of Vision had a significant negative impact on Park’s net income in 2007 and 2008.
Vision Bank began experiencing credit problems during the second half of 2007 as nonperforming loans increased from $6.5 million at June 30, 2007 to $63.5 million or 9.9% of loan balances at December 31, 2007. As a result of these credit problems at Vision Bank, Park’s management concluded that the goodwill of $109.0 million recorded at the time of acquisition was possibly impaired. A goodwill impairment analysis was completed during the fourth quarter of 2007 and the conclusion was reached that a goodwill impairment charge of $54.0 million be recorded at Vision Bank at year-end 2007 to reduce the goodwill balance to $55.0 million.
Credit problems continued to plague Vision Bank in 2008. Net loan charge-offs for Vision Bank were $5.5 million during the first quarter or an annualized 3.37% of average loans and increased to $10.8 million during the second quarter or an annualized 6.41% of average loans. Based primarily on the increased level of net loan charge-offs at Vision Bank during the second quarter of 2008, management determined that it would be prudent to test for additional goodwill impairment. A goodwill impairment analysis was completed during the third quarter of 2008 and the conclusion was reached that a goodwill impairment charge of $55.0 million be recorded at Vision Bank during the third quarter to eliminate the goodwill balance pertaining to Vision Bank.
OVERVIEW
Net income for 2008 was $13.7 million, compared to $22.7 million for 2007 and $94.1 million for 2006. Net income decreased by 39.6% in 2008 compared to 2007 and decreased by 75.9% in 2007 compared to 2006. The primary reason for the much lower net income in 2008 and 2007 was the net loss at Vision Bank of $81.2 million in 2008 and $60.7 million from the date of the acquisition (March 9, 2007) through December 31, 2007. As previously discussed, Vision Bank recognized goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007.
Diluted earnings per common share were $.97, $1.60 and $6.74 for 2008, 2007 and 2006, respectively. Diluted earnings per common share decreased by 39.4% in 2008 compared to 2007 and decreased by 76.3% in 2007 compared to 2006.
The following tables show the components of net income for 2008, 2007 and 2006. This information is provided for Park, Vision Bank and Park excluding Vision Bank.
Park — Summary Income Statements
(For the years ended December 31, 2008, 2007 and 2006)

(In thousands)	2008	2007	2006

Net interest income	$255,873	$234,677	$213,244
Provision for loan losses	70,487	29,476	3,927
Other income	84,834	71,640	64,762
Other expense	179,515	170,129	141,002
Goodwill impairment charge	54,986	54,035	—

Income before taxes	35,719	52,677	133,077

Income taxes	22,011	29,970	38,986

Net income	$13,708	$22,707	$94,091

Vision Bank — Summary Income Statements
(For the years ended December 31, 2008 and 2007)

(In thousands)	2008	2007

Net interest income	$27,065	$23,756
Provision for loan losses	46,963	19,425
Other income	3,014	3,465
Other expense	27,149	18,545
Goodwill impairment charge	54,986	54,035

Loss before taxes	(99,019)	(64,784)

Income taxes	(17,832)	(4,103)

Net loss	$(81,187)	$(60,681)

Park acquired Vision Bank on March 9, 2007 and the summary income statement for 2007 includes the results from the date of acquisition through year-end 2007. No comparable results are listed for Vision Bank for 2006.

FINANCIAL REVIEW
Vision Bank began experiencing credit problems during the third quarter of 2007 and the credit problems continued throughout 2008. Vision’s net loan charge-offs were $38.5 million in 2008 and $8.6 million in 2007. As a percentage of average loans, net loan charge-offs were 5.69% in 2008 and an annualized 1.71% in 2007. These severe credit problems resulted in recognition of the goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007.
Park Excluding Vision Bank — Summary Income Statements
(For the years ended December 31, 2008, 2007 and 2006)

(In thousands)	2008	2007	2006

Net interest income	$228,808	$210,921	$213,244
Provision for loan losses	23,524	10,051	3,927
Other income	81,820	68,175	64,762
Other expense	152,366	151,584	141,002
Goodwill impairment charge	—	—	—

Income before taxes	134,738	117,461	133,077

Income taxes	39,843	34,073	38,986

Net income	$94,895	$83,388	$94,091

Net income for Park excluding Vision Bank increased by $11.5 million or 13.8% in 2008 compared to 2007 and decreased by $10.7 million or 11.4% in 2007 compared to 2006.
SUMMARY DISCUSSION OF OPERATING RESULTS FOR PARK
A year ago, Park’s management projected that net interest income would be $240 million to $242 million in 2008. The actual results in 2008 of $255.9 million exceeded the top of the estimated range by $13.9 million or 5.7%.
Park’s management also projected a year ago that the provision for loan losses would be approximately $20 million to $25 million and that the net loan charge-off ratio would be approximately .45% to .55% in 2008. We included the following statement with this projection: “This estimate could change significantly as circumstances for individual loans and economic conditions change.” Indeed, economic conditions did change significantly as the economy in the United States moved into a severe recession. The provision for loan losses for 2008 was $70.5 million and exceeded the top of the estimated range by $45.5 million or 181.9%. The net loan charge-off ratio for 2008 was 1.32% and exceeded the top of the estimated range by .77% or 140.0%.
Other income for 2008 was $84.8 million and exceeded the year ago estimated amount of $77.4 million by $7.4 million or 10.0%. The other income for 2008 included some “one-time” items that on a net basis added approximately $13.3 million to other income in 2008. The positive “one-time” items included $3.1 million of income recognized as a result of the initial public offering of Visa, Inc. and an aggregate of $11.8 million of income recognized from the sale of the unsecured credit card portfolio and from the sale of the merchant processing business. Fee income was reduced by a write-down in mortgage loan servicing rights of $1.6 million which resulted from the sharp decrease in long-term interest rates on fixed rate residential mortgage loans. The net positive impact on other income from these “one-time” items was approximately $13.3 million.
A year ago, Park’s management projected that total other expense would be approximately $177 million in 2008. Total other expense (excluding the goodwill impairment charge of $55.0 million) was $179.5 million and exceeded management’s estimate by $2.5 million or 1.4%.
In summary, the actual results for net interest income, other income and other expense (excluding goodwill impairment charges) exceeded the estimated projections from a year ago by $13.9 million, $7.4 million and $2.5 million, respectively. The net positive impact on income before taxes from these variances was a positive $18.8 million. However, due to severe economic conditions the provision for loan losses exceeded the estimate from a year ago by $45.5 million and an additional goodwill impairment charge of $55.0 million was recognized at Vision Bank.
ISSUANCE OF PREFERRED STOCK AND EMERGENCY ECONOMIC STABILIZATION ACT
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which creates the Troubled Asset Relief Program (“TARP”) and provides the Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program (the “CPP”) was announced by the U.S. Department of the Treasury (the “U.S. Treasury”) on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
The CPP is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares.
Eligible financial institutions could generally apply to issue preferred shares to the U.S. Treasury in aggregate amounts between 1% to 3% of the institution’s risk-weighted assets. Park was eligible to apply to the U.S. Treasury for between approximately $47 million and $141 million of funding. Park elected to apply for $100 million of funds though the CPP and its application was approved on December 1, 2008.
On December 23, 2008, Park completed the sale to the Treasury of $100.0 million of newly issued Park non-voting preferred shares as part of the CPP. Park entered into a Securities Purchase Agreement and a Letter Agreement with the U.S. Treasury on December 23, 2008. Pursuant to these agreements, Park issued and sold to the U.S. Treasury: (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”); and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares at an exercise price of $65.97 per share, for an aggregate purchase price of $100.0 million. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by Park to the U.S. Treasury under the CPP will qualify as Tier 1 capital for regulatory purposes.
The $100 million in proceeds from the issuance of the preferred shares and related warrant are being used to help fund an increase in loan balances. U.S. generally accepted accounting principles require management to allocate the proceeds from the issuance of the Series A preferred stock between the Series A preferred stock and related warrant. The terms of the preferred shares require management to pay a cumulative dividend at the rate of 5 percent per annum for the first five years and 9 percent thereafter. Management has determined that the 5 percent dividend rate is below market value; therefore, the fair value of the preferred shares would be less than the $100 million in proceeds. Management determined that a reasonable market discount rate is 12 percent for the fair value of preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively. The discount on the preferred shares of $4.3 million will be accreted through retained earnings using the level yield method over a 60-month period. SFAS No. 128 “Earnings Per Share” requires Park to measure earnings per share with earnings available to common shareholders. Therefore, the Consolidated Statements of Income reflect a line item called “Income Available to Common Shareholders.” For the year ended December 31, 2008, in arriving at Income Available to Common Shareholders, net income of $13,708,000 has been reduced by $142,000, which reflects the impact of the accrual of the 5 percent dividend on the preferred shares and the accretion on the discount for the nine days they were outstanding during 2008. For the twelve months ended December 31, 2009, the total amount of Preferred Stock Dividends that will reduce net income in arriving at Income Available to Common Shareholders

FINANCIAL REVIEW
will be $5,761,000, which includes $761,000 of accretion on the discount of the preferred shares.
See Note 1 and Note 25 of the Notes to Consolidated Financial Statements for additional information on the issuance of preferred stock.
DIVIDENDS ON COMMON SHARES
Park declared quarterly cash dividends on common shares in 2008 that totaled $3.77 per share. The quarterly cash dividend on common shares was $.94 per share for the first three quarters of 2008 and increased to $.95 per share for the fourth quarter.
Under the terms of the Securities Purchase Agreement with the U.S. Treasury under the CPP, Park is not permitted to increase the quarterly cash dividend on its common shares above $.94 per share without seeking prior approval from the U.S. Treasury.
Cash dividends declared on common shares were $3.77 in 2008, $3.73 in 2007 and $3.69 in 2006. Park’s management expects to pay a quarterly cash dividend on common shares of $.94 per quarter in 2009.
CONSOLIDATION OF OHIO BANKING CHARTERS
On July 30, 2007, Park announced a plan to review current processes and identify opportunities to improve efficiency by converting to one operating system. One outcome of this initiative (“Project EPS”) was the consolidation of the eight banking charters of Park’s Ohio-based subsidiary banks into one national bank charter, The Park National Bank (“PNB”), during the third quarter of 2008. PNB operates with twelve banking divisions. See Table 1 for a complete listing of the banking divisions.
BRANCH PURCHASE AND BANK ACQUISITION
On September 21, 2007, a national bank subsidiary of Park, The First-Knox National Bank of Mount Vernon (“FKNB”), acquired the Millersburg, Ohio banking office (the “Millersburg branch”) of Ohio Legacy Bank, N.A. (“Ohio Legacy”). FKNB acquired substantially all of the loans administered at the Millersburg branch of Ohio Legacy and assumed substantially all of the deposit liabilities relating to the deposit accounts assigned to the Millersburg branch. The fair value of the loans acquired was approximately $38.3 million and the fair value of the deposit liabilities assumed was approximately $23.5 million.
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
On December 18, 2006, Park acquired Anderson Bank Company (“Anderson”) of Cincinnati, Ohio for $17.7 million in a cash and stock transaction. Park paid the shareholders of Anderson aggregate consideration consisting of $9.052 million in cash and 86,137 common shares of Park valued at $8.665 million. Anderson merged with Park’s subsidiary bank, PNB. Anderson’s two offices are being operated as part of the operating division of PNB known as The Park National Bank of Southwest Ohio & Northern Kentucky (“PSW”). The fair value of the acquired assets of Anderson was $69.7 million and the fair value of the liabilities assumed was $62.6 million at December 18, 2006. The goodwill recognized as a result of this acquisition was $10.6 million.
CRITICAL ACCOUNTING POLICIES
The significant accounting policies used in the development and presentation of Park’s consolidated financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements. The accounting and reporting policies of Park conform with U.S. generally accepted accounting principles and general practices within the financial services industry. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
Park considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than its other significant accounting policies. The allowance for loan losses is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable incurred credit losses in the loan portfolio. Management’s determination of the adequacy of the allowance for loan losses is based on periodic evaluations of the loan portfolio and of current economic conditions. However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, the loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and the current economic conditions. All of those factors may be susceptible to significant change. To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods.
Management’s assessment of the adequacy of the allowance for loan losses considers individual impaired loans, pools of homogeneous loans with similar risk characteristics and other environmental risk factors. This assessment is updated on a quarterly basis. The allowance established for individual impaired loans, in accordance with SFAS No. 114, as amended by SFAS No. 118, reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on regular analyses of commercial, commercial real estate and construction loans where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific impaired loans. For the years ended December 31, 2008, 2007 and 2006, management has allocated $8.7 million, $3.4 million and $2.0 million, respectively, to individually impaired loans.
Pools of homogeneous loans with similar risk characteristics are also assessed for probable losses. A loss migration analysis is performed on certain commercial, commercial real estate loans and construction loans. These are loans above a fixed dollar amount that are assigned an internal credit rating. Generally, residential real estate loans and consumer loans are not individually graded. The amount of loan loss reserve assigned to these loans, under SFAS No. 5, is dependent on their net charge-off history and other qualitative factors.
Management also evaluates the impact of environmental qualitative factors which pose additional risks and assigns a component of the allowance for loan losses in consideration of these factors. Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries. The determination of this component of the allowance for loan losses requires considerable management judgment.
Park’s recent adoption of SFAS No. 157 (See Note 21 of the Notes to Consolidated Financial Statements) on January 1, 2008 required management to establish a fair value hierarchy, which has the objective of maximizing the use of observable market inputs. SFAS No. 157 also requires enhanced disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and cash flow analysis. At December 31, 2008, financial assets valued using Level 3 inputs for Park had an aggregate fair value of approximately $78.6 million. This was 4.8% of the total amount of assets measured at fair value as of the end of the year. The fair value of impaired loans was approximately $75.9 million (or 97%) of the total amount of Level 3 inputs. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale

FINANCIAL REVIEW
(“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies. SFAS No. 142, “Goodwill and Other Intangible Assets,” establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park’s banking subsidiaries to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. SFAS No. 142 requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The fair value of the goodwill, which resides on the books of Park’s subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park subsidiary banks and banking industry comparable information.
During the three months ended September 30, 2008, Park’s management determined that the credit conditions at Vision Bank had further deteriorated and that an impairment analysis of the goodwill balance at Vision Bank was required. As a result of this impairment analysis, Vision Bank recorded a goodwill impairment charge of $55.0 million during the third quarter of 2008, which eliminated the goodwill asset at Vision Bank. Previously, Vision Bank recorded a goodwill impairment charge of $54.0 million during the fourth quarter of 2007 which had reduced the goodwill balance carried on the books of Vision Bank to $55.0 million from the original goodwill asset of $109.0 million.
At December 31, 2008, on a consolidated basis, Park had core deposit intangibles of $13.2 million subject to amortization and $72.3 million of goodwill, which was not subject to periodic amortization. The core deposit intangibles recorded on the balance sheet of Park National Bank totaled $4.4 million and the core deposit intangibles at Vision Bank were $8.8 million. The goodwill asset of $72.3 million is carried on the balance sheet of Park National Bank.
ABOUT OUR BUSINESS
Through its Ohio-based banking divisions, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities and through Vision Bank in Baldwin County, Alabama and in the Florida panhandle. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans and investment banking operations, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment, fiduciary and deposit services.
Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. At December 31, 2008, Park and its Ohio-based banking divisions operated 128 offices and a network of 147 automatic teller machines in 29 Ohio counties and one county in northern Kentucky. Vision Bank operated 18 offices and a network of 21 automatic teller machines in Baldwin County, Alabama and in 6 counties in the panhandle of Florida.
A table of financial data of Park’s subsidiaries and banking divisions for 2008, 2007 and 2006 is shown below. See Note 23 of the Notes to Consolidated Financial Statements for additional information on the Corporation’s subsidiaries. Please note that the financial statements for various divisions of PNB are not maintained on a separate basis and therefore net income is only an estimate by management.
Table 1 — Park National Corporation Affiliate Financial Data

	2008		2007		2006
	Average	Net	Average	Net	Average	Net
(In thousands)	Assets	Income	Assets	Income	Assets	Income

Park National Bank:
Park National Division	$1,839,012	$25,445	$1,492,652	$24,830	$1,503,420	$26,577
Fairfield National Division	337,355	7,332	332,564	6,322	338,183	6,457
Park National SW & N KY Division	416,398	1,506	398,517	(69)	288,189	1,331
Richland Trust Division	526,989	8,946	529,175	5,915	496,481	7,987
Century National Division	711,162	12,995	720,781	11,913	719,864	10,149
First-Knox National Division	658,151	12,718	656,406	10,891	639,969	11,406
Farmers & Savings Division	119,014	2,042	129,133	2,292	132,222	2,308
United Bank Division	214,074	3,467	207,493	2,410	218,358	2,537
Second National Division	423,062	5,752	403,114	4,847	386,139	4,705
Security National Division	670,041	10,748	685,718	10,609	766,298	11,931
Unity National Division	190,739	2,061	192,382	1,290	190,751	986
Citizens National Division	150,530	2,253	150,083	1,830	166,611	1,854
Vision Bank	904,420	(81,187)	698,788	(60,681)	—	—
Parent Company, including consolidating entries	(452,861)	(370)	(427,650)	308	(465,862)	5,863

Consolidated Totals	$6,708,086	$13,708	$6,169,156	$22,707	$5,380,623	$94,091

SOURCE OF FUNDS
Deposits: Park’s major source of funds is provided by core deposits from individuals, businesses and local government units. These core deposits consist of all noninterest bearing and interest bearing deposits, excluding certificates of deposit of $100,000 and over and deposits obtained through the use of brokers. Core deposits were 78.1% of total deposits at year-end 2008, compared to 85.5% at year-end 2007 and 88.2% at year-end 2006.
Total year-end deposits increased by $323 million or 7.3% in 2008. However, $236 million of the growth in deposits came from the use of broker deposits. Excluding the broker deposits, total year-end deposits increased by $87 million or 2.0%. In 2008, Vision Bank’s year-end total deposits decreased by $20 million or 3.1% and the Ohio-based banking division increased deposits by $107 million or 2.8%.
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
Average total deposits were $4,603 million in 2008 compared to $4,403 million in 2007 and $3,825 million in 2006. Average noninterest bearing deposits were $740 million in 2008 compared to $697 million in 2007 and $662 million in 2006.

FINANCIAL REVIEW
Management expects that total deposits (excluding broker deposits) will increase by a modest amount (1% to 2%) in 2009. Emphasis will continue to be placed on increasing noninterest bearing deposits and controlling the cost of interest bearing deposits. The growth in year-end deposits in 2008 (excluding broker deposits) was 2.0%, which was consistent with the growth guidance of 1% to 2% that was provided a year ago by Park’s management.
The Federal Open Market Committee (“FOMC”) of the Federal Reserve Board decreased the federal funds rate from 4.25% at December 31, 2007 to a range of 0% to .25% at year-end 2008. The average federal funds rate for 2008 was 1.93%, compared to an average rate of 5.02% in 2007 and 4.97% in 2006. The FOMC aggressively lowered the federal funds during 2008 as the severity of the economic recession increased.
The average interest rate paid on interest bearing deposits was 2.33% in 2008, compared to 3.27% in 2007 and 2.60% in 2006. The average cost of interest bearing deposits was 2.00% for the fourth quarter of 2008, compared to 2.17% for the third quarter of 2008, 2.34% for the second quarter of 2008 and 2.83% for the first quarter of 2008.
Park’s management expects that due to the severe economic recession, the FOMC will maintain the federal funds interest rate at .25% or so for most of 2009. As a result, Park’s management expects a further decrease in the average interest rate paid on interest bearing deposits in 2009.
Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings. These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was 2.38% in 2008 compared to 4.47% in 2007 and 4.18% in 2006.
The average cost of short-term borrowings was 1.82% for the fourth quarter of 2008, compared to 2.13% for the third quarter, 2.23% for the second quarter and 3.34% for the first quarter. Management expects a significant reduction in the average rate paid on short-term borrowings in 2009, as a result of the decrease in the federal funds rate in the fourth quarter of 2008.
Average short-term borrowings were $609 million in 2008 compared to $494 million in 2007 and $375 million in 2006. The increase in short-term borrowings in 2008 compared to 2007 was primarily used to help fund the increase in loans and investments. The increase in short-term borrowings in 2007 compared to 2006 was primarily due to the acquisition of Vision on March 9, 2007. Park paid $87.8 million in cash as part of the consideration for the acquisition of Vision.
Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms. The average rate paid on long-term debt was 3.72% for 2008 and 4.22% for both 2007 and 2006. The average cost of long-term debt was 3.46% for the fourth quarter of 2008, compared to 3.68% for the third quarter, 3.79% for the second quarter and 4.00% for the first quarter. (The average balance of long-term debt and the average cost of long-term debt includes the subordinated debentures discussed in the following section.)
In 2008, average long-term debt was $836 million compared to $569 million in 2007 and $553 million in 2006. Average total debt (long-term and short-term) was $1,445 million in 2008 compared to $1,063 million in 2007 and $929 million in 2006. Average total debt increased by $382 million or 35.9% in 2008 compared to 2007 and increased by $134 million or 14.4% in 2007 compared to 2006. The large increase in average total debt in 2008 was used to fund the large increase in average loans and investments. In 2007, the increase in total debt was primarily used to fund the acquisition of Vision.
Average long-term debt was 58% of average total debt in 2008 compared to 54% in 2007 and 60% in 2006.
Subordinated Debentures: Park assumed with the Vision acquisition $15 million of a floating rate subordinated debenture. The interest rate on this subordinated debenture adjusts every quarter at 148 basis points above the three-month LIBOR interest rate. The maturity date on the debenture is December 30, 2035 and the subordinated debenture may be prepaid after December 30, 2010. This subordinated debenture qualifies as Tier 1 capital under Federal Reserve Board guidelines.
Park’s Ohio-based banking subsidiary (PNB) issued a $25 million subordinated debenture on December 28, 2007. The interest rate on this subordinated debenture adjusts every quarter at 200 basis points above the three-month LIBOR interest rate. The maturity date on the subordinated debenture is December 29, 2017 and the subordinated debenture may be prepaid after December 28, 2012. On January 2, 2008, Park entered into a “pay fixed-receive floating” interest rate swap agreement for a notional amount of $25 million with a maturity date of December 28, 2012. This interest rate swap agreement was designed to hedge the cash flows pertaining to the $25 million subordinated debenture until December 28, 2012. Management converted the cash flows to a fixed interest rate of 6.01% through the use of the interest rate swap. This subordinated debenture qualifies as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”) and the Federal Reserve Bank.
See Note 11 of the Notes to Consolidated Financial Statements for additional information on the subordinated debentures.
Stockholders’ Equity: Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) to tangible assets (total assets less goodwill and other intangible assets) was 7.98% at December 31, 2008 compared to 6.85% at December 31, 2007 and 9.13% at December 31, 2006.
The large increase in the ratio of tangible stockholders’ equity to tangible assets was due to the issuance of $100.0 million of Park non-voting preferred shares to the U.S. Treasury on December 23, 2008. Excluding the $100.0 million of preferred stock, the ratio of tangible stockholders’ equity to tangible assets ratio was 6.54% at December 31, 2008.
In 2007, the large decrease in the ratio of tangible stockholders’ equity to tangible assets was primarily due to the purchase of treasury stock during 2007 and to the acquisition of Vision. Park purchased 760,531 treasury shares in 2007 at an average price of $86.21 per share for a total cost of $65.6 million. As part of the Vision acquisition, Park issued 792,937 shares of Park common stock valued at a price of $105.00 per share for a total value of $83.3 million. Vision Bank had a net loss of $60.7 million in 2007 and ended that year with goodwill and intangible assets of $65.9 million.
In accordance with SFAS No. 115, Park reflects any unrealized holding gain or loss on AFS securities, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s equity. The unrealized holding gain on AFS securities, net of income taxes, was $31.6 million at year-end 2008, compared to an unrealized holding gain on AFS securities, net of income taxes of $1.0 million at year-end 2007 and an unrealized holding loss on AFS securities, net of income taxes of ($16.0) million at year-end 2006. Long-term and short-term interest rates decreased sharply during the fourth quarter of 2008 which caused the market value of Park’s investment securities to increase and produced the large unrealized holding gain on AFS securities, net of income taxes, at year-end 2008.
In accordance with SFAS No. 158, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial loss related to the accounting for Park’s defined benefit pension plan. See Note 13 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s defined benefit pension plan.

FINANCIAL REVIEW
During 2008, Park recognized a net comprehensive loss of ($16.2) million pertaining to the accounting for Park’s pension plan. At year-end 2007, the balance in accumulated other income (loss) pertaining to the pension plan was a loss of ($3.6) million. As a result, the balance in accumulated other comprehensive income (loss) pertaining to the pension plan was a loss of ($19.8) million at December 31, 2008. The large adjustment in 2008 was primarily due to the negative investment return on pension plan assets in 2008, as a result of the poor performance of stock investments in 2008. Park also recognized in 2008 a net comprehensive loss of ($1.3) million due to the mark to market of the $25 million cash flow hedge. See Note 19 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s derivative instruments.
INVESTMENT OF FUNDS
Loans: Average loans, net of unearned income, were $4,355 million in 2008 compared to $4,011 million in 2007 and $3,357 million in 2006. The average yield on loans was 6.93% in 2008 compared to 8.01% in 2007 and 7.61% in 2006. The average prime lending rate in 2008 was 5.09% compared to 8.05% in 2007 and 7.96% in 2006. Approximately 64% of loan balances mature or reprice within one year (see Table 10). This results in the interest rate yield on the loan portfolio adjusting with changes in interest rates, but on a delayed basis. Management expects that the yield on the loan portfolio will decrease in 2009 as a result of the sharp decrease in market interest rates during the fourth quarter of 2008.
In 2008, year-end loan balances, net of unearned income, increased by $267 million or 6.3%. During the fourth quarter of 2008, Park’s Ohio-based banking divisions sold $31 million of unsecured credit card balances. Exclusive of the sale of the credit card balances, year-end loan balances grew by $298 million or 7.0%. At Vision Bank, year-end loan balances increased by $51 million or 8.0% during 2008 to $690 million. Park’s Ohio-based subsidiaries increased loans by $216 million or 6.0% during 2008. Excluding the sale of the credit card balances, Park’s Ohio-based subsidiaries increased loans by $247 million or 6.9% in 2008.
By comparison, Park’s Ohio-based subsidiaries increased loans by 1.9% in 2007, 3.0% in 2006 and 1.7% in 2005. The much stronger loan growth in Ohio in 2008 was primarily due to customers changing their banking relationship to Park from other banks.
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
A year ago, management projected that year-end loan balances would grow between 2% to 3% in 2008. The actual loan growth of 6.3% (7.0%, excluding the sale of credit cards) was much stronger than anticipated. Management expects that loan growth for 2009 will be slower at about 3% to 4%, due to the weakness in the economy.
Year-end residential real estate loans were $1,560 million, $1,481 million and $1,300 million in 2008, 2007 and 2006, respectively. Residential real estate loans increased by $79 million or 5.3% during 2008. In 2007, residential real estate loans increased by $43 million or 3.3% exclusive of the $138 million of loans from the Vision acquisition. In 2006, residential real estate loans decreased by $15 million exclusive of the $28 million of loans from the Anderson acquisition. Management expects growth of 2% to 3% in residential real estate loans in 2009.
The long-term fixed-rate residential mortgage loans that Park originates are sold in the secondary market and Park retains the servicing on these loans. The balance of sold fixed-rate mortgage loans was $1,369 million at year-end 2008 compared to $1,403 million at year-end 2007 and $1,405 million at year-end 2006. Vision Bank does not retain servicing on residential real estate loans sold in the secondary market and as a result, has had no impact on Park’s servicing portfolio. Management expects that the balance of sold fixed-rate mortgage loans will increase by 3% to 4% in 2009 as a result of the decrease in long-term interest rates in the fourth quarter of 2008 and the first quarter of 2009.
Year-end consumer loans were $643 million, $593 million and $532 million in 2008, 2007 and 2006, respectively. Consumer loans increased by $50 million or 8.4% in 2008 and increased by $55 million or 10.3% in 2007 exclusive of the $6 million of consumer loans acquired from the Vision acquisition. In 2006, consumer loans increased by $35 million or 7.1% exclusive of the $2 million of loans from the Anderson acquisition. The increases in consumer loans for 2008, 2007 and 2006 were primarily due to an increase in auto -mobile loans originated through automobile dealers in Ohio. Management expects that consumer loans will increase by 4% to 5% in 2009.
On a combined basis, year-end construction loans, commercial loans and commercial real estate loans totaled $2,284 million, $2,143 million and $1,638 million at year-end 2008, 2007 and 2006, respectively. These combined loan totals increased by $141 million or 6.6% in 2008 with most of the increase ($101 million) coming from commercial loans. In 2007, these combined loan totals increased by $33 million or 2.0% exclusive of the $472 million of loans acquired through the Vision acquisition and the Millersburg branch purchase. In 2006, these combined loan totals increased by $86 million or 5.6% exclusive of $23 million of loans from the Anderson acquisition. Management expects that construction loans, commercial loans and commercial real estate loans will grow by 3% to 4% in 2009.
Year-end lease balances were $4 million, $7 million and $10 million in 2008, 2007 and 2006, respectively. Management continues to de-emphasize leasing and expects the balance to further decline in 2009.
Table 2 reports year-end loan balances by type of loan for the past five years.
Table 2 — Loans by Type

December 31,
(In thousands)	2008	2007	2006	2005	2004

Commercial, financial and agricultural	$714,296	$613,282	$548,254	$512,636	$469,382
Real estate — construction	533,788	536,389	234,988	193,185	155,326
Real estate — residential	1,560,198	1,481,174	1,300,294	1,287,438	1,190,275
Real estate — commercial	1,035,725	993,101	854,869	823,354	752,428
Consumer, net of unearned income	643,507	593,388	532,092	494,975	505,151
Leases, net of unearned income	3,823	6,800	10,205	16,524	48,046

Total Loans	$4,491,337	$4,224,134	$3,480,702	$3,328,112	$3,120,608

Table 3 — Selected Loan Maturity Distribution

		Over One	Over
December 31, 2008	One Year	Through	Five
(In thousands)	or Less	Five Years	Years	Total

Commercial, financial and agricultural	$358,058	$207,740	$148,498	$714,296
Real estate — construction	446,220	36,868	50,700	533,788
Real estate — commercial	220,381	102,282	713,062	1,035,725

Total	$1,024,659	$346,890	$912,260	$2,283,809

Total of these selected loans due after one year with:
Fixed interest rate				$469,301
Floating interest rate				$789,849

FINANCIAL REVIEW
Investment Securities: Park’s investment securities portfolio is structured to provide liquidity and contribute to earnings. Park’s investment strategy is dynamic. As conditions change over time, Park’s overall interest rate risk, liquidity needs and potential return on the investment portfolio will change. Management regularly evaluates the securities in the investment portfolio as circumstances evolve. Circumstances that may precipitate a sale of a security would be to better manage interest rate risk, to meet liquidity needs or to improve the overall yield on the investment portfolio.
Park classifies most of its securities as AFS (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss) which is part of the Corporation’s equity. The securities that are classified as available-for-sale are free to be sold in future periods in carrying out Park’s investment strategies.
Average taxable investment securities were $1,756 million in 2008, compared to $1,531 million in 2007 and $1,533 million in 2006. The average yield on taxable securities was 5.00% in 2008, compared to 5.03% in 2007 and 4.91% in 2006. Average tax-exempt investment securities were $45 million in 2008, compared to $65 million in 2007 and $77 million in 2006. The average tax-equivalent yield on tax-exempt investment securities was 6.90% in 2008, compared to 6.68% in 2007 and 6.84% in 2006.
Year-end total investment securities (at amortized cost) were $2,010 million in 2008, $1,702 million in 2007 and $1,538 million in 2006. Management purchased investment securities totaling $693 million in 2008, $843 million in 2007 and $167 million in 2006. Proceeds from repayments and maturities of investment securities were $310 million in 2008, $712 million in 2007 and $313 million in 2006. Proceeds from sales of available-for-sale securities were $81 million in 2008 and $304,000 in 2006. Park realized net security gains of $1.1 million in 2008 and $97,000 in 2006. Park did not sell any investment securities in 2007.
At year-end 2008 and 2007, the average tax-equivalent yield on the total investment portfolio was 5.01% and 5.13%, respectively. The weighted average remaining maturity was 2.9 years at December 31, 2008 and 3.7 years at December 31, 2007. U.S. Government Agency asset-backed securities were approximately 88% of the total investment portfolio at year-end 2008 and were approximately 81% of the total investment portfolio at year-end 2007. This segment of the investment portfolio consists of 15-year mortgage-backed securities and collateralized mortgage obligations.
During 2008, management purchased approximately $270 million of U.S. Government Agency collateralized mortgage obligations and classified these securities at the time of purchase as held-to-maturity. The U.S. Government Agency collateralized mortgage obligations are not as liquid as U.S. Government Agency mortgage-backed securities and as such management generally classifies the purchase of collateralized mortgage obligations as held-to-maturity.
The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would be reduced. At year-end 2008, management estimated that the average maturity of the investment portfolio would lengthen to 4.1 years with a 100 basis point increase in long-term interest rates and to 4.6 years with a 200 basis point increase in long-term interest rates. Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates would decrease as the principal repayments from mortgage-backed securities and collateralized mortgage obligations would increase as borrowers would refinance their mortgage loans. At year-end 2008, management estimated that the average maturity of the investment portfolio would decrease to 2.0 years with a 100 basis point decrease in long-term interest rates and to 1.3 years with a 200 basis point decrease in long-term interest rates.
The following table sets forth the carrying value of investment securities at year-end 2008, 2007 and 2006:
Table 4 — Investment Securities

December 31,
(In thousands)	2008	2007	2006

Obligations of U.S. Treasury and other U.S. Government agencies	$128,688	$203,558	$90,709
Obligations of states and political subdivisions	37,188	59,052	70,090
U.S. Government asset-backed securities and other asset-backed securities	1,822,587	1,375,005	1,288,969
Other securities	70,588	65,488	63,730

Total	$2,059,051	$1,703,103	$1,513,498

Included in “Other Securities” in Table 4, are Park’s investments in Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2008, Park owned $61.9 million of Federal Home Loan Bank Stock and $6.9 million of Federal Reserve Bank stock. Park owned $56.8 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve Bank stock at year-end 2007. At December 31, 2006, Park owned $55.5 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve Bank stock. The fair values of these investments are the same as their amortized costs.
ANALYSIS OF EARNINGS
Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense. Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them. (See Table 5 for three years of history on the average balances of the balance sheet categories and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)
Net interest income increased by $21.2 million or 9.0% to $255.9 million for 2008 compared to an increase of $21.4 million or 10.1% to $234.7 million for 2007. The tax equivalent net yield on interest earning assets was 4.16% for 2008 compared to 4.20% for 2007 and 4.33% for 2006. The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.82% for 2008, compared to 3.68% for 2007 and 3.80% for 2006. The increase in net interest income in 2008 was primarily due to the large increase in average interest earning assets of $546 million or 9.7% and an increase in the net interest spread to 3.82% from 3.68% in 2007. In 2007, the increase in net interest income was primarily due to the large increase in average interest earning assets of $649 million or 13.0% which resulted from the acquisition of Vision on March 9, 2007.
The average yield on interest earning assets was 6.37% in 2008 compared to 7.18% in 2007 and 6.77% in 2006. On a quarterly basis for 2008, the average yield on earning assets was 5.99% for the fourth quarter, 6.25% for the third quarter, 6.40% for the second quarter and 6.83% for the first quarter. The FOMC of the Federal Reserve Board decreased the targeted federal funds rate from 4.25% at year-end 2007 to a range of 0% to .25% at year-end 2008. The average federal funds rate for 2008 was 1.93%, compared to an average rate of 5.02% in 2007 and 4.97% in 2006. Management expects that the average yield on interest earning assets will decrease in 2009 due to reductions in market interest rates in the fourth quarter of 2008.
The average rate paid on interest bearing liabilities was 2.55% in 2008, compared to 3.50% in 2007 and 2.97% in 2006. On a quarterly basis for 2008, the average rate paid on interest bearing liabilities was 2.21% for the fourth quarter, 2.42% for the third quarter, 2.55% for the second quarter and 3.07% for the first quarter. Management expects that the average rate paid on interest bearing liabilities will decrease in 2009 due to reductions in market interest rates in the fourth quarter of 2008.

FINANCIAL REVIEW
Table 5 — Distribution of Assets, Liabilities and Stockholders’ Equity

	2008			2007			2006
December 31,	Daily		Average	Daily		Average	Daily		Average
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate	Average	Interest	Rate

ASSETS
Interest earning assets:
Loans (1) (2)	$4,354,520	$301,926	6.93%	$4,011,307	$321,392	8.01%	$3,357,278	$255,641	7.61%
Taxable investment securities	1,755,879	87,711	5.00%	1,531,144	77,016	5.03%	1,533,310	75,300	4.91%
Tax-exempt investment securities (3)	45,420	3,134	6.90%	65,061	4,346	6.68%	77,329	5,288	6.84%
Money market instruments	15,502	295	1.90%	17,838	920	5.16%	8,723	469	5.38%

Total interest earning assets	6,171,321	393,066	6.37%	5,625,350	403,674	7.18%	4,976,640	336,698	6.77%

Noninterest earning assets:
Allowance for possible loan losses	(86,485)			(78,256)			(70,386)
Cash and due from banks	143,151			151,219			142,794
Premises and equipment, net	69,278			61,604			46,894
Other assets	410,821			409,239			284,681

TOTAL	$6,708,086			$6,169,156			$5,380,623

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Transaction accounts	$1,364,635	$19,509	1.43%	$1,318,764	$35,919	2.72%	$1,058,323	$22,508	2.13%
Savings deposits	585,505	3,124	0.53%	553,407	3,878	0.70%	573,067	3,362	0.59%
Time deposits	1,912,640	67,259	3.52%	1,834,060	81,224	4.43%	1,531,477	56,402	3.68%

Total interest bearing deposits	3,862,780	89,892	2.33%	3,706,231	121,021	3.27%	3,162,867	82,272	2.60%

Short-term borrowings	609,219	14,469	2.38%	494,160	22,113	4.47%	375,332	15,692	4.18%
Long-term debt	835,522	31,106	3.72%	568,575	24,013	4.22%	553,307	23,351	4.22%

Total interest bearing liabilities	5,307,521	135,467	2.55%	4,768,966	167,147	3.50%	4,091,506	121,315	2.97%

Noninterest bearing liabilities:
Demand deposits	739,993			697,247			662,077
Other	92,607			84,185			81,966

Total noninterest bearing liabilities	832,600			781,432			744,043

Stockholders’ equity	567,965			618,758			545,074

TOTAL	$6,708,086			$6,169,156			$5,380,623

Net interest earnings		$257,599			$236,527			$215,383
Net interest spread			3.82%			3.68%			3.80%
Net yield on interest earning assets			4.16%			4.20%			4.33%

(1)	Loan income includes loan related fee income of $4,650 in 2008, $5,935 in 2007 and $4,340 in 2006. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2008, 2007 and 2006. The taxable equivalent adjustment was $763 in 2008, $565 in 2007 and $518 in 2006.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)	Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2008, 2007 and 2006. The taxable equivalent adjustments were $963 in 2008, $1,285 in 2007 and $1,621 in 2006.
The following table displays (for each quarter of 2008) the average balance of interest earning assets, net interest income and the tax equivalent net yield on interest earning assets.

	Average Interest	Net Interest	Tax Equivalent
(In thousands)	Earning Assets	Income	Net Interest Margin

First Quarter	$5,941,570	$61,484	4.19%
Second Quarter	6,189,218	64,326	4.20%
Third Quarter	6,251,883	65,228	4.17%
Fourth Quarter	6,313,986	64,835	4.11%

2008	$6,171,321	$255,873	4.16%

Management expects that average interest earnings assets will be approximately $6,400 million for 2009 as the expected growth in loan balances from year-end will be offset by a similar decrease in investment securities. Management expects that net interest income will be $258 to $263 million in 2009 and that the tax equivalent net interest margin will be approximately 4.08% in 2009. (Please see the “Summary Discussion of Operating Results for Park” section of this “Financial Review” for a comparison of 2008 results to management’s projections from a year ago.)
The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
Table 6 — Volume/Rate Variance Analysis

	Change from 2007 to 2008			Change from 2006 to 2007
(In thousands)	Volume	Rate	Total	Volume	Rate	Total

Increase (decrease) in:
Interest income:

Total loans	$26,080	$(45,546)	$(19,466)	$51,780	$13,971	$65,751

Taxable investments	11,160	(465)	10,695	(107)	1,823	1,716
Tax-exempt investments	(1,351)	139	(1,212)	(821)	(121)	(942)
Money market instruments	(107)	(518)	(625)	471	(20)	451

Total interest income	35,782	(46,390)	(10,608)	51,323	15,653	66,976

Interest expense:
Transaction accounts	$1,204	$(17,614)	$(16,410)	$6,309	$7,102	$13,411
Savings accounts	217	(971)	(754)	(116)	632	516
Time deposits	3,351	(17,316)	(13,965)	12,218	12,604	24,822
Short-term borrowings	4,345	(11,989)	(7,644)	5,267	1,154	6,421
Long-term debt	10,204	(3,111)	7,093	662	0	662

Total interest expense	19,321	(51,001)	(31,680)	24,340	21,492	45,832

Net variance	$16,461	$4,611	$21,072	$26,983	$(5,839)	$21,144

FINANCIAL REVIEW
Other Income: Total other income, exclusive of security gains or losses, increased by $12.1 million or 16.9% to $83.7 million in 2008 compared to an increase of $7.0 million or 10.8% to $71.6 million in 2007. In 2008, Park’s total other income was positively impacted by two “one-time” items totaling $14.9 million and was negatively impacted by the write-down of the mortgage loan servicing asset of $1.6 million. The net impact from the three items had a positive impact of $13.3 million on total other income. The “one-time” positive items were $3.1 million of revenue recognized as a result of the initial public offering of Visa, Inc. and an aggregate of $11.8 million of revenue which resulted from the sale of the unsecured credit card balances and the sale of the merchant processing business. The large increase in 2007 was primarily due to the acquisition of Vision on March 9, 2007. Excluding Vision Bank’s total other income of $3.5 million, the increase was $3.5 million or 5.4% to $68.2 million in 2007. A year ago, management had projected that total other income for 2008 would be approximately $77 million.
The following table displays total other income for Park in 2008, 2007 and 2006.

Year Ended December 31
(Dollars in thousands)	2008	2007	2006

Income from fiduciary activities	$13,937	$14,403	$13,548
Service charges on deposits	24,296	23,813	19,969
Net gains on sales of securities	1,115	—	97
Other service income	8,882	11,543	10,920
Other	36,604	21,881	20,228

Total other income	$84,834	$71,640	$64,762

Income from fiduciary activities decreased by $466,000 or 3.2% to $13.9 million in 2008. This decrease was primarily due to the poor performance of the equity markets in 2008, as the market value of trust assets being managed decreased throughout the year. In 2007, income from fiduciary activities increased by $855,000 or 6.3% to $14.4 million. The increase in 2007 was primarily due to growth in the number of customers being serviced. Management expects a decrease of approximately 7% in fee income from fiduciary activities in 2009. Fiduciary fees are charged based on the market value of the assets being managed and the market values declined somewhat during the last four months of 2008.
Service charges on deposit accounts increased by $483,000 or 2.0% to $24.3 million in 2008. In 2007, service charges on deposit accounts increased by $3.8 million or 19.2% to $23.8 million. The increase in service charges on deposits in 2007 (exclusive of Vision Bank) was $2.2 million or 11.1%. Park introduced a courtesy overdraft program in 2006 which helped generate an 11.9% increase in service charges in 2006 and contributed to the strong increase in services charges on deposits in 2007. The revenue produced by the courtesy overdraft program has plateaued and Park’s management expects another small increase in service charges on deposits of approximately 2% in 2009.
Fee income earned from the origination and sale into the secondary market of long-term fixed-rate mortgage loans is included with other non-yield related loan fees in the subcategory “Other service income.” Other service income decreased by $2.7 million or 23.1% to $8.9 million in 2008. This decrease was primarily due to a write-down of $1.6 million on the mortgage loan servicing asset during the fourth quarter of 2008. Long-term interest rates on fixed-rate mortgage loans decreased during the fourth quarter and the value of Park’s mortgage loan servicing asset decreased due to faster prepay assumptions on sold mortgage loans being serviced by Park. Park’s management expects that the volume of fixed-rate mortgage loans originated and sold into the secondary market will double in 2009 and as a result will expect other service income to increase by 60.0% to $14.2 million in 2009. Other service income was $11.5 million in 2007 ($10.3 million excluding Vision) and $10.9 million in 2006.
The subcategory of “Other” income includes fees earned from check card and ATM services, income from bank owned life insurance, fee income earned from the sale of official checks and printed checks, rental fee income from safe deposit boxes and other miscellaneous income. Total other income increased by $14.7 million or 67.3% to $36.6 million in 2008. This increase was primarily due to the two “one-time” revenue items which totaled $14.9 million. Excluding these two items, total other income decreased by $.2 million in 2008. By comparison, the increase in other income was $1.7 million or 8.2% to $21.9 million in 2007. Excluding Vision Bank, the increase in other income was $1.1 million or 5.3% in 2007. Management expects that other income will be approximately $23 million in 2009. For 2009, management projects total other income to be approximately $75 million.
Other Expense: Total other expense was $234.5 million in 2008, compared to $224.2 million in 2007 and $141.0 million in 2006. Total other expense includes goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007. Excluding the goodwill impairment charges, total other expense increased by $9.4 million or 5.5% to $179.5 million in 2008 and increased by $29.1 million or 20.7% to $170.1 million in 2007. A year ago, Park’s management had projected total other expense of $177.0 million for 2008. The actual results were $2.5 million or 1.4% higher than the projected amount. The large increase in total other expense in 2007 was primarily due to the acquisition of Vision Bank. In 2007, total other expense (excluding the goodwill impairment charge) was $18.5 million for Vision Bank.
The following table displays total other expense for Park in 2008, 2007 and 2006.

Year Ended December 31
(Dollars in thousands)	2008	2007	2006

Salaries and employee benefits	$99,018	$97,712	$82,579
Goodwill impairment charge	54,986	54,035	—
Data processing fees	7,121	6,892	4,246
Fees and service charges	12,801	11,055	9,553
Net occupancy expense of bank premises	11,534	10,717	9,155
Amortization of intangibles	4,025	3,847	2,470
Furniture and equipment expense	9,756	9,259	8,215
Insurance	2,322	1,445	1,137
Marketing	4,525	4,961	4,438
Postage and telephone	7,167	6,910	6,303
State taxes	2,989	2,769	2,333
Other	18,257	14,562	10,573

Total other expense	$234,501	$224,164	$141,002

Salaries and employee benefits expense increased by $1.3 million or 1.3% to $99.0 million in 2008. By comparison, salaries and employee benefits expense increased by $15.1 million or 18.3% to $97.7 million in 2007, but (exclusive of Vision) the increase in 2007 was $5.9 million or 7.1%. During the fourth quarter of 2007, Park granted 90,000 incentive stock options to officers and other key employees of Park’s subsidiaries and accordingly recognized $.9 million of compensation expense. No stock options were granted in 2008.
Full-time equivalent employees at year-end 2008 were 2,051 compared to 2,066 at year-end 2007 and 1,892 at year-end 2006. Vision Bank had 214 full-time equivalent employees at year-end 2008 and 201 at year-end 2007.
On July 30, 2007, Park announced a plan (“Project EPS”) to review current processes and identify opportunities to improve efficiency by converting to one operating system. During the third quarter of 2008, Park merged its eight Ohio banking charters into a national bank charter, PNB. The banking divisions of PNB have been able to reduce full-time equivalent employees as a result of Project EPS. Park’s Ohio-based banking divisions reduced full-time equivalent employees by a net of 28 or 1.5% in 2008. Park’s management expects an additional reduction in full-time equivalent employees as Project EPS is expected to be completed during the fourth quarter of 2009.

FINANCIAL REVIEW
A year ago, Park’s management projected that salaries and employee benefits expense would increase by approximately 6.5% in 2008. This estimate included an estimated $2 million of severance expense pertaining to Project EPS. Park was able to achieve reductions in full-time equivalent employees without paying any meaningful amount of severance in 2008. For 2009, Park’s management projects that salaries and employee benefits expense will increase to approximately $103 million or by 4.0%. Most of this projected increase is due to an estimated increase in pension plan expense of $3 million in 2009.
Vision Bank recorded goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007. Please see Note 1 of the Notes to Consolidated Financial Statements for a discussion of the goodwill impairment charges. Vision Bank did not have any remaining goodwill at year-end 2008.
Other fees and service charges increased by $1.7 million or 15.8% to $12.8 million in 2008. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The large increase in other fees and service charges expense in 2008 was primarily due to an increase in management consulting fees of $.7 million to $1.3 million. This expense primarily pertained to Project EPS.
The subcategory “Other” expense includes expenses for supplies, travel, charitable contributions, amortization of low income housing tax credit investments, expenses pertaining to other real estate owned and other miscellaneous expenses. The subcategory other expense increased by $3.7 million or 25.4% to $18.3 million in 2008. This increase in other expense was primarily due to an increase in other real estate owned expenses from $3.4 million to $4.1 million.
Park’s management expects that total other expense will be approximately $184.0 million in 2009. This projected amount represents an increase of $4.5 million or 2.5% in total other expense compared to $179.5 million for 2008, which is exclusive of the $55.0 million goodwill impairment charge.
Income Taxes: Federal income tax expense was $24.3 million in 2008, compared to $30.4 million in 2007 and $39.0 million in 2006. State income tax expense was a credit of ($2.3) million in 2008 and a credit of ($453,000) in 2007. Vision Bank is subject to state income tax in the states of Alabama and Florida. State tax expense was a credit in both 2008 and 2007, because Vision Bank had losses in both years. Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on year-end equity. The franchise tax expense is included in “state taxes” on Park’s Consolidated Statements of Income.
Federal income tax expense as a percentage of income before taxes was 68.1% in 2008 and 57.8% in 2007. The goodwill impairment charge of $55.0 million in 2008 reduced income tax expense by approximately $1 million. The goodwill impairment charge of $54.0 million in 2007 had no impact on income tax expense.
For 2008 and 2007, the percentage of federal income tax expense to income before taxes (adjusted for the goodwill impairment charges) was 26.8% and 28.5%, respectively. By comparison, the percentage of federal income taxes to income before taxes was 29.3% in 2006.
A lower federal effective tax rate than the statutory rate of 35% is primarily due to tax-exempt interest income from state and municipal investments and loans, low income housing tax credits and income from bank owned life insurance.
Park’s management expects that the federal effective income tax rate for 2009 will be approximately 29.0%.
CREDIT EXPERIENCE
Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.
The provision for loan losses was $70.5 million in 2008, $29.5 million in 2007 and $3.9 million in 2006. Net loan charge-offs were $57.5 million in 2008, $22.2 million in 2007 and $3.9 million in 2006. The ratio of net loan charge-offs to average loans was 1.32% in 2008, .55% in 2007 and .12% in 2006.
Vision Bank experienced significant credit problems during 2008 and the second half of 2007. The loan loss provision for Vision Bank was $47.0 million in 2008 and $19.4 million in 2007.
Net loan charge-offs for Vision Bank were $38.5 million in 2008 and $8.6 million in 2007. Vision Bank’s ratio of net loan charge-offs to average loans was 5.69% in 2008 and an annualized 1.71% in 2007.
Park’s Ohio-based subsidiaries had a combined loan loss provision of $23.5 million in 2008 and $10.1 million in 2007. Net loan charge-offs for Park’s Ohio-based operations were $19.0 million in 2008 and $13.6 million in 2007. The net loan charge-off ratio for Park’s Ohio-based subsidiaries was .52% for 2008 and .39% for 2007.
At year-end 2008, the allowance for loan losses was $100.1 million or 2.23% of total loans outstanding, compared to $87.1 million or 2.06% of total loans outstanding at year-end 2007 and $70.5 million or 2.03% of total loans outstanding at year-end 2006. In two of the last three years, the loan loss reserve for an acquired bank was added to Park’s allowance for loan losses. The Vision acquisition added $9.3 million in 2007 and the Anderson acquisition added $798,000 in 2006.
Management believes that the allowance for loan losses at year-end 2008 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in this “Financial Review” section for additional information on management’s evaluation of the adequacy of the allowance for loan losses.
Management expects that the loan loss provision for 2009 will be approximately $45 million and that the annualized net loan charge-off ratio will be approximately 1.00%. This estimate could change significantly as circumstances for individual loans and economic conditions change.
A year ago, management projected that the provision for loan losses would be $20 to $25 million in 2008 and that the net loan charge-off ratio would be .45% to .55%. The credit problems at Vision Bank in 2008 were far worse than management anticipated. General economic conditions deteriorated throughout the year and as a result, real estate values declined in the Florida markets in which Vision Bank operates.

FINANCIAL REVIEW
Table 7 — Summary of Loan Loss Experience

(In thousands)	2008	2007	2006	2005	2004

Average loans (net of unearned interest)	$4,354,520	$4,011,307	$3,357,278	$3,278,092	$2,813,069
Allowance for loan losses:
Beginning balance	87,102	70,500	69,694	68,328	63,142
Charge-offs:
Commercial, financial and agricultural	2,953	4,170	853	3,154	2,557
Real estate — construction	34,052	7,899	718	46	613
Real estate — residential	12,600	5,785	1,915	1,006	1,476
Real estate — commercial	4,126	1,899	556	1,612	1,951
Consumer	9,181	8,020	6,673	7,255	8,111
Leases	4	3	57	316	465

Total charge-offs	62,916	27,776	10,772	13,389	15,173

Recoveries:
Commercial, financial and agricultural	$861	$1,011	$842	$2,707	$2,138
Real estate — construction	137	180	—	173	67
Real estate — residential	1,128	718	1,017	659	650
Real estate — commercial	451	560	1,646	517	292
Consumer	2,807	3,035	3,198	3,214	3,633
Leases	31	64	150	229	529

Total recoveries	5,415	5,568	6,853	7,499	7,309

Net charge-offs	57,501	22,208	3,919	5,890	7,864

Provision charged to earnings	70,487	29,476	3,927	5,407	8,600

Allowance for loan losses of acquired bank	—	9,334	798	1,849	4,450

Ending balance	$100,088	$87,102	$70,500	$69,694	$68,328

Ratio of net charge-offs to average loans	1.32%	0.55%	0.12%	0.18%	0.28%
Ratio of allowance for loan losses to end of year loans, net of unearned interest	2.23%	2.06%	2.03%	2.09%	2.19%

The following table summarizes the allocation of the allowance for loan losses for the past five years:
Table 8 — Allocation of Allowance for Loan Losses

December 31,	2008		2007		2006		2005		2004
		Percent of		Percent of		Percent of		Percent of		Percent of
(Dollars in		Loans Per		Loans Per		Loans Per		Loans Per		Loans Per
thousands)	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category

Commercial, financial and agricultural	$14,286	15.90%	$14,557	14.52%	$16,985	15.75%	$17,942	15.40%	$17,837	15.04%
Real estate — construction	24,794	11.88%	20,007	12.70%	4,425	6.75%	3,864	5.80%	3,107	4.98%
Real estate — residential	22,077	34.74%	15,997	35.06%	10,402	37.36%	10,329	38.68%	8,926	38.14%
Real estate — commercial	15,498	23.06%	15,989	23.51%	17,097	24.56%	16,823	24.74%	16,930	24.11%
Consumer	23,391	14.33%	20,477	14.05%	21,285	15.29%	19,799	14.87%	20,206	16.19%
Leases	42	0.09%	75	0.16%	306	0.29%	937	0.51%	1,322	1.54%

Total	$100,088	100.00%	$87,102	100.00%	$70,500	100.00%	$69,694	100.00%	$68,328	100.00%

As of December 31, 2008, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.
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
The percentage of nonperforming loans to total loans was 3.74% at year-end 2008, 2.57% at year-end 2007 and .95% at year-end 2006. The percentage of nonperforming assets to total loans was 4.31% at year-end 2008, 2.89% at year-end 2007 and 1.04% at year-end 2006.
Vision Bank had $94.7 million of nonperforming loans or 13.7% of their total loans at year-end 2008, compared to $63.5 million of nonperforming loans or 9.9% of their total loans at year-end 2007. Nonperforming assets totaled $114.4 million for Vision Bank at year-end 2008, compared to $70.5 million at year-end 2007. As a percentage of year-end loans, Vision Bank’s nonperforming assets were 16.6% and 11.0% for 2008 and 2007, respectively.
Park’s Ohio-based subsidiaries had $73.1 million of nonperforming loans at year-end 2008, compared to $45.0 million at year-end 2007. Nonperforming loans were 1.9% and 1.3% of loans for Park’s Ohio-based operations at year-end 2008 and 2007, respectively. Total nonperforming assets for Park’s Ohio-based subsidiaries were $79.2 million or 2.1% of loans at year-end 2008 and $51.4 million or 1.4% of loans at year-end 2007.
Economic conditions began deteriorating during the second half of 2007 and continued throughout 2008. Park and many other financial institutions throughout the country experienced a sharp increase in net loan charge-offs and nonperforming loans. Financial institutions operating in Florida (including Vision Bank) have been particularly hard hit by the severe recession as the demand for real estate and the price of real estate have sharply decreased.
Park’s lending management has reviewed closely all of the nonperforming loans and nonperforming assets as of December 31, 2008. Partial loan charge-offs of approximately $30 million have been recognized on nonperforming loans at year-end 2008. Approximately $20 million of these net loan charge-offs were recorded at Vision Bank.
Park had $243.2 million of loans included on the watch list of potential problem loans at December 31, 2008 compared to $208.8 million at year-end 2007 and $176.8 million at year-end 2006. As a percentage of year-end total loans, Park’s watch list of potential problem loans was 5.4% in 2008, 4.9% in 2007 and 5.1% in 2006. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.
The following is a summary of the nonaccrual, past due and renegotiated loans and other real estate owned for the last five years:
Table 9 — Nonperforming Assets

December 31,
(Dollars in thousands)	2008	2007	2006	2005	2004

Nonaccrual loans	$159,512	$101,128	$16,004	$14,922	$17,873
Renegotiated loans	2,845	2,804	9,113	7,441	5,461
Loans past due 90 days or more	5,421	4,545	7,832	7,661	5,439

Total nonperforming loans	167,778	108,477	32,949	30,024	28,773

Other real estate owned	25,848	13,443	3,351	2,368	2,680

Total nonperforming assets	$193,626	$121,920	$36,300	$32,392	$31,453

Percentage of nonperforming loans to loans, net of unearned income	3.74%	2.57%	0.95%	0.90%	0.92%
Percentage of nonperforming assets to loans, net of unearned income	4.31%	2.89%	1.04%	0.97%	1.01%
Percentage of nonperforming assets to total assets	2.74%	1.88%	0.66%	0.60%	0.58%

Tax equivalent interest income from loans of $301.9 million for 2008 would have increased by $12.1 million if all loans had been current in accordance with their original terms.

FINANCIAL REVIEW
CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.
Cash and cash equivalents decreased by $22.1 million during 2008 to $171.3 million at year-end. Cash provided by operating activities was $90.7 million in 2008, $83.2 million in 2007 and $85.3 million in 2006. Net income (adjusted for the goodwill impairment charges) was the primary source of cash for operating activities during each year. The goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007 did not impact cash and as a result had no impact on cash provided by operating activities.
Cash used in investing activities was $635.0 million in 2008 and $360.3 million in 2007. Cash provided by investing activities was $47.8 million in 2006. Investment security transactions are the major use or source of cash in investing activities. Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash. Net security transactions used cash of $304.8 million in 2008 and $130.8 million in 2007 and provided cash of $145.9 million in 2006. Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio was $351.3 million in 2008, $126.0 million in 2007 and $99.3 million in 2006. In 2007, Park also used $38.3 million in cash to acquire the loans pertaining to the Millersburg, Ohio branch purchase and used $47.7 million of cash on a net basis for the acquisition of Vision.
Cash provided by financing activities was $522.2 million in 2008 and $284.2 million in 2007. Cash used in financing activities was $120.7 million in 2006. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $322.5 million in 2008, $13.2 million in 2007 and $6.3 million in 2006. The large increase in deposits in 2008 was primarily due to the use of broker deposits, which added $235.7 million in deposits in 2008. Another major source of cash for financing activities is short-term borrowings and long-term debt. In 2008, net short-term borrowings used $100.1 million in cash and net long-term borrowings provided $265.1 million in cash. The net increase in short-term borrowings provided cash of $359.2 million in 2007 and $61.7 million in 2006. Cash was used by the net decrease in long-term borrowings of $19.4 million in 2007 and $110.6 million in 2006. In 2008, cash of $100.0 million was provided from the issuance of preferred stock. In 2007, cash was also provided from the deposits of $23.5 million acquired as part of the Millersburg, Ohio branch purchase and from the $25 million in proceeds from the issuance of subordinated debt.
Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for Park to meet its cash flow needs.
The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2008:
Table 10 — Interest Rate Sensitivity

(Dollars	0-3	3-12	1-3	3-5	Over 5
in thousands)	Months	Months	Years	Years	Years	Total

Interest earning assets:
Investment securities (1)	$255,318	$242,984	$377,344	$233,258	$950,147	$2,059,051
Money market instruments	20,964	—	—	—	—	20,964
Loans (1)	1,756,245	1,126,092	1,336,032	252,245	20,723	4,491,337

Total interest earning assets	2,032,527	1,369,076	1,713,376	485,503	970,870	6,571,352

Interest bearing liabilities:
Interest bearing transaction accounts (2)	559,873	—	644,657	—	—	1,204,530
Savings accounts (2)	201,701	—	493,020	—	—	694,721
Time deposits	724,235	846,460	366,739	139,073	1,865	2,078,372
Other	1,502	—	—	—	—	1,502

Total deposits	1,487,311	846,460	1,504,416	139,073	1,865	3,979,125

Short-term borrowings	659,196	—	—	—	—	659,196
Long-term debt	202,178	29,045	18,920	1,000	604,416	855,559
Subordinated debentures	15,000	—	—	25,000	—	40,000

Total interest bearing liabilities	2,363,685	875,505	1,523,336	165,073	606,281	5,533,880

Interest rate sensitivity gap	(331,158)	493,571	190,040	320,430	364,589	1,037,472
Cumulative rate sensitivity gap	(331,158)	162,413	352,453	672,883	1,037,472	—
Cumulative gap as a percentage of total interest earning assets	-5.04%	2.47%	5.36%	10.24%	15.79%	—

(1)	Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity. The totals for investment securities include interest bearing deposits with other banks.

(2)	Management considers interest bearing transaction accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 46% of interest bearing transaction accounts and 29% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a positive 2.47% to a negative 14.84%.
The interest rate sensitivity gap analysis provides a good overall picture of Park’s static interest rate risk position. Park’s policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2008, the cumulative interest earning assets maturing or repricing within twelve months were $3,401.6 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $3,239.2 million. For the twelve-month cumulative gap position, rate sensitive assets exceed rate sensitive liabilities by $162.4 million or 2.5% of interest earning assets.

FINANCIAL REVIEW
A positive twelve month cumulative rate sensitivity gap (assets exceed liabilities) would suggest that Park’s net interest margin would decrease if interest rates were to decrease. Conversely, a positive twelve month cumulative rate sensitivity gap would suggest that Park’s net interest margin would increase if interest rates were to increase. However, the usefulness of the interest sensitivity gap analysis as a forecasting tool in projecting net interest income is limited. The gap analysis does not consider the magnitude by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.
A year ago, the cumulative twelve month interest rate sensitivity gap position at year-end 2007 was a similar amount of a positive $177.7 million or 3.0% of interest earning assets. The percentage of interest earning assets maturing or repricing within one year was 51.8% at year-end 2008 compared to 54.3% at year-end 2007. The percentage of interest bearing liabilities maturing or repricing within one year was 58.5% at year-end 2008 compared to 59.4% at year-end 2007.
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
Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2008, the earnings simulation model projected that net income would increase by .6% using a rising interest rate scenario and decrease by 3.3% using a declining interest rate scenario over the next year. At December 31, 2007, the earnings simulation model projected that net income would increase by .2% using a rising interest rate scenario and decrease by .6% using a declining interest rate scenario over the next year and at December 31, 2006, the earnings simulation model projected that net income would increase by .1% using a rising interest rate scenario and decrease by .7% using a declining interest rate scenario over the next year. Consistently, over the past several years, the earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. The net interest margin has been relatively stable over the past three years at 4.16% in 2008, 4.20% in 2007 and 4.33% in 2006. A major goal of the asset/liability committee is to have a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be approximately 4.08% in 2009. The large increase in nonaccrual loans in 2008 and 2007 reduced the net interest margin in both years compared to 2006. The large projected amount of nonaccrual loans and other real estate owned in 2009 are expected to further reduce the net interest margin.
CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2008.
Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements or referenced Table in this “Financial Review” section.
Table 11 — Contractual Obligations

December 31, 2008	Payments Due In
(Dollars	Table /	0-1	1-3	3-5	Over 5
in thousands)	Note	Years	Years	Years	Years	Total

Deposits without stated maturity	8	$2,683,378	$—	$—	$—	$2,683,378
Certificates of deposit	8	1,563,967	372,454	140,010	1,941	2,078,372
Short-term borrowings	9	659,196	—	—	—	659,196
Long-term debt	10	31,262	219,006	1,116	604,174	855,558
Subordinated debentures	11	—	—	—	40,000	40,000
Operating leases	7	2,006	2,323	2,122	2,870	9,321
Purchase obligations		491	—	—	—	491

Total contractual obligations		$4,940,300	$593,783	$143,248	$648,985	$6,326,316

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.
Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2008, the Corporation had $1,143 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $25.4 million of standby letters of credit at December 31, 2008.
Commitments to extend credit for loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2009. See Note 18 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit. The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2008.
Capital: Park’s primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2008, the Corporation’s stockholders’ equity was $642.7 million, compared to $580.0 million at December 31, 2007. Stockholders’ equity at December 31, 2008 was 9.09% of total assets compared to 8.92% of total assets at December 31, 2007. On December 23, 2008, Park issued $100 million of preferred stock to the U.S. Treasury (see Note 25 of the Notes to Consolidated Financial Statements for a description of this transaction).
Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) was $557.1 million at December 31, 2008 and was $435.5 million at December 31, 2007. At December 31, 2008, tangible stockholders’ equity was 7.98% of total tangible assets (total assets less goodwill and other intangible assets), compared to 6.85% at December 31, 2007.

FINANCIAL REVIEW
Tangible common equity (tangible stockholders’ equity less preferred stock) was $461.4 million at December 31, 2008 compared to $435.5 million at December 31, 2007. At December 31, 2008, tangible common equity was 6.61% of tangible assets, compared to 6.85% at December 31, 2007.
Net income for 2008 was $13.7 million, $22.7 million in 2007, and $94.1 million in 2006. The decrease in net income in 2008 was primarily due to a loss of $81.2 million at Vision Bank. This loss includes a goodwill impairment charge of $55.0 million and a loan loss provision of $47.0 million. The year ended December 31, 2007 also included a goodwill impairment charge of $54.0 million at Vision Bank.
Cash dividends declared were $52.6 million in 2008, $52.8 million in 2007 and $51.4 million in 2006. On a per share basis, the cash dividends declared were $3.77 per share in 2008, $3.73 per share in 2007, and $3.69 per share in 2006.
Park did not purchase any treasury stock during 2008. In 2007, Park purchased 760,531 shares of treasury stock totaling $65.6 million at a weighted average cost of $86.21 per share. In 2006, Park purchased 302,786 shares of treasury stock totaling $30.5 million at a weighted average cost of $100.76 per share. Treasury stock had a balance in stockholders’ equity of $207.7 million at December 31, 2008 compared to $208.1 million at December 31, 2007 and $143.4 million at December 31, 2006.
During 2008, Park did not issue any shares of Park common stock, however, Park recorded $4.3 million for the common stock warrant as part of the issuance of $100 million of preferred stock (see Note 1 and Note 25 of the Notes to Consolidated Financial Statements). In 2007, Park issued 792,937 shares of Park common stock valued at a price of $105.00 per share for a total value of $83.3 million pursuant to the acquisition of Vision on March 9, 2007. In 2006, Park issued 86,137 shares of common stock valued at a price of $100.60 per share for a total value of $8.7 million pursuant to the acquisition of Anderson. Common stock had a balance in stockholders’ equity of $301.2 million at December 31, 2008 and December 31, 2007 compared to $217.1 million at December 31, 2006.
Accumulated other comprehensive income (loss) was $10.6 million at December 31, 2008 compared to ($2.6) million at December 31, 2007 and ($22.8) million at December 31, 2006. Long-term interest rates began a significant decline in the fourth quarter of 2007 and continued through 2008. Therefore, the market value of Park’s investment securities increased during 2007 and continued to increase in 2008. Park recognized $30.7 million of other comprehensive income in 2008 on investment securities and $16.9 million in 2007. In addition, Park recognized a loss of ($16.2) million of other comprehensive income related to the change in pension plan assets and benefit obligations in 2008, compared to income of $3.3 million of other comprehensive income related to pension in 2007. Finally, Park has recognized ($1.3) million of comprehensive loss due to the mark-to-market of a cash flow hedge at December 31, 2008.
Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts, and bank holding companies. Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital. The minimum leverage capital ratio (defined as stockholders’ equity less intangible assets divided by tangible assets) is 4% and the well capitalized ratio is greater than or equal to 5%. Park’s leverage ratio was 8.36% at December 31, 2008 and exceeded the minimum capital required by $292 million. The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) is 4% and the well capitalized ratio is greater than or equal to 6%. Park’s Tier 1 risk-based capital ratio was 11.69% at December 31, 2008 and exceeded the minimum capital required by $369 million. The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) is 8% and the well capitalized ratio is greater than or equal to 10%. Park’s total risk-based capital ratio was 13.47% at December 31, 2008 and exceeded the minimum capital required by $262 million.
At December 31, 2008, Park exceeded the well capitalized regulatory guidelines for bank holding companies. Park exceeded the well capitalized leverage capital ratio of 5% by $225 million, exceeded the well capitalized Tier 1 risk-based capital ratio of 6% by $272 million and exceeded the well capitalized total risk-based capital ratio of 10% by $167 million at December 31, 2008.
The two financial institution subsidiaries of Park each met the well capitalized ratio guidelines at December 31, 2008. See Note 22 of the Notes to Consolidated Financial Statements for the capital ratios for Park and its two financial institution subsidiaries.
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
Table 12 — Consolidated Five-Year Selected Financial Data

December 31,
(Dollars in thousands,
except per share data)	2008	2007	2006	2005	2004

Results of Operations:
Interest income	$391,339	$401,824	$334,559	$314,459	$270,993
Interest expense	135,466	167,147	121,315	93,895	58,702
Net interest income	255,873	234,677	213,244	220,564	212,291
Provision for loan losses	70,487	29,476	3,927	5,407	8,600
Net interest income after provision for loan losses	185,386	205,201	209,317	215,157	203,691
Net gains (losses) on sale of securities	1,115	—	97	96	(793)
Noninterest income	83,719	71,640	64,665	59,609	52,641
Noninterest expense	234,501	224,164	141,002	139,438	126,290
Net income	13,708	22,707	94,091	95,238	91,507
Net income available to common shareholders	13,566	22,707	94,091	95,238	91,507
Net income available to common shareholders excluding impairment charge (a)	68,552	76,742	94,091	95,238	91,507
Per common share:
Net income per common share — basic	0.97	1.60	6.75	6.68	6.38
Net income per common share — diluted	0.97	1.60	6.74	6.64	6.32
Net income per common share excluding impairment charge — diluted (a)	4.91	5.40	6.74	6.64	6.32
Cash dividends declared	3.770	3.730	3.690	3.620	3.414
Average Balances:
Loans	4,354,520	4,011,307	3,357,278	3,278,092	2,813,069
Investment securities	1,801,299	1,596,205	1,610,639	1,851,598	1,901,129
Money market instruments and other	15,502	17,838	8,723	12,258	9,366

Total earning assets	6,171,321	5,625,350	4,976,640	5,141,948	4,723,564

Noninterest bearing deposits	739,993	697,247	662,077	643,032	574,560
Interest bearing deposits	3,862,780	3,706,231	3,162,867	3,187,033	2,946,360

Total deposits	4,602,773	4,403,478	3,824,944	3,830,065	3,520,920

FINANCIAL REVIEW
Table 12 — Consolidated Five-Year Selected Financial Data continued

December 31,
(Dollars in thousands,
except per share data)	2008	2007	2006	2005	2004

Average Balances:
Short-term borrowings	609,219	494,160	375,332	291,842	401,299
Long-term debt	835,522	568,575	553,307	799,888	519,979
Stockholders’ equity	567,965	618,758	545,074	559,211	538,275
Common stockholders’ equity	565,612	618,758	545,074	559,211	538,275
Total assets	6,708,086	6,169,156	5,380,623	5,558,088	5,049,081

Ratios:
Return on average assets	0.20%	0.37%	1.75%	1.71%	1.81%
Return on average assets excluding impairment charge (a)	1.02%	1.24%	1.75%	1.71%	1.81%
Return on average common equity (x)	2.42%	3.67%	17.26%	17.03%	17.00%
Return on average common equity excluding impairment charge (a) (x)	12.12%	12.40%	17.26%	17.03%	17.00%
Net interest margin (1)	4.16%	4.20%	4.33%	4.34%	4.56%
Noninterest expense excluding impairment charge to net revenue (1)	52.59%	55.21%	50.35%	49.32%	47.11%
Dividend payout ratio	387.79%	232.35%	54.65%	54.19%	53.54%
Average stockholders’ equity to average total assets	8.47%	10.03%	10.13%	10.06%	10.66%
Leverage capital	8.36%	7.10%	9.96%	9.27%	10.10%
Tier 1 capital	11.69%	10.16%	14.72%	14.17%	15.16%
Risk-based capital	13.47%	11.97%	15.98%	15.43%	16.43%

(1)	Computed on a fully taxable equivalent basis

(x)	Reported measure includes the impact of the preferred stock issued to the U.S. Treasury under the Capital Purchase Program and uses net income available to common shareholders.

(a)	Net income for the year has been adjusted for the impairment charge to goodwill. Net income before impairment charge equals net income for the year plus the impairment charge to goodwill of $54,986 and $54,035 for 2008 and 2007, respectively.

Twelve Months Ended December 31,
(In thousands, except per share data)	2008	2007

Reconciliation of net income available to common shareholders to net income available to common shareholders excluding impairment charge:
Net income available to common shareholders	$13,566	$22,707
Plus goodwill impairment charge	54,986	54,035

Net income available to common shareholders before impairment charge	$68,552	$76,742

Reconciliation of net income per common share — diluted to net income per common share — diluted excluding impairment charge:
Net income per common share — diluted	$0.97	$1.60
Plus impairment charge to goodwill per common share — diluted	3.94	3.80

Net income per common share before impairment charge — diluted	$4.91	$5.40

Non-GAAP Financial Measures: Park’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate Park’s performance. Specifically, management reviews (i) net income available to common shareholders before impairment charge, (ii) net income available to common shareholders before impairment charge per common share-diluted, (iii) return on average assets before impairment charge, (iv) return on average common equity before impairment charge, and (v) efficiency ratio before impairment charge, (collectively, the “adjusted performance metrics”) and has included in this annual report information relating to the adjusted performance metrics for the twelve-month periods ended December 31, 2008 and 2007, and the three-month periods ended December 31, 2007, September 30, 2008, and December 31, 2008. Management believes the adjusted performance metrics present a more reasonable view of Park’s operating performance and ensures comparability of operating performance from period to period while eliminating the one-time non-recurring impairment charges. Park has provided reconciliations of the GAAP measures to the adjusted performance metrics solely for the purpose of complying with SEC Regulation G and not as an indication that the adjusted performance metrics are a substitute for other measures determined by GAAP.
The following table is a summary of selected quarterly results of operations for the years ended December 31, 2008 and 2007. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.
Table 13 — Quarterly Financial Data

(Dollars in thousands,	Three Months Ended
except per share data)	March 31	June 30	Sept. 30	Dec. 31

2008:
Interest income	$100,468	$98,201	$97,947	$94,723
Interest expense	38,984	33,875	32,719	29,888
Net interest income	61,484	64,326	65,228	64,835
Provision for loan losses	7,394	14,569	15,906	32,618
Gain (loss) on sale of securities	309	587	—	219
Income (loss) before income taxes	32,161	24,454	(33,069)	12,173
Net income (loss)	22,978	18,191	(38,412)	10,951
Net income (loss) available to common shareholders	22,978	18,191	(38,412)	10,809
Net income available to common shareholders excluding impairment charge (a)	22,978	18,191	16,574	10,809
Per common share data:
Net income (loss) per common share — basic (x)	1.65	1.30	(2.75)	0.77
Net income (loss) per common share — diluted (x)	1.65	1.30	(2.75)	0.77
Net income per common share excluding impairment charge — diluted (a) (x)	1.65	1.30	1.19	0.77
Weighted-average common stock outstanding — basic	13,964,572	13,964,561	13,964,549	13,967,194
Weighted-average common stock equivalent — diluted	13,964,572	13,964,561	13,964,549	13,967,650

2007:
Interest income	$90,836	$102,825	$103,766	$104,397
Interest expense	35,938	42,415	44,350	44,444
Net interest income	54,898	60,410	59,416	59,953
Provision for loan losses	2,205	2,881	5,793	18,597
Gain (loss) on sale of securities	—	—	—	—
Income (loss) before income taxes	29,558	33,511	29,866	(40,258)
Net income (loss)	21,063	23,510	21,304	(43,170)
Net income excluding impairment charge (a)	21,063	23,510	21,304	10,865
Per share data:
Net income (loss) — basic	1.49	1.62	1.50	(3.08)
Net income (loss) — diluted	1.49	1.62	1.50	(3.08)
Net income per share excluding impairment charge — diluted (a)	1.49	1.62	1.50	0.77
Weighted-average common stock outstanding — basic	14,121,331	14,506,926	14,193,019	14,029,944
Weighted-average common stock equivalent — diluted	14,138,517	14,507,895	14,193,019	14,030,499

(x)	Reported measure includes the impact of the preferred stock issued to the U.S. Treasury under the Capital Purchase Program and uses net income available to common shareholders.

(a)	Net income for the third quarter of 2008 and fourth quarter of 2007 has been adjusted for the impairment charge to goodwill. Net income excluding the impairment charge equals net income for the period plus the impairment charge to goodwill of $54,986 for the third quarter of 2008 and $54,035 for the fourth quarter of 2007.

FINANCIAL REVIEW

(Dollars in thousands,	Three Months Ended
except per share data)	March 31	June 30	Sept. 30	Dec. 31
2008:
Reconciliation of net income (loss) available to common shareholders to net income available to common shareholders excluding impairment charge:
Net income (loss) available to common shareholders	$22,978	$18,191	$(38,412)	$10,809
Plus goodwill impairment charge	—	—	54,986	—

Net income available to common shareholders before impairment charge	22,978	18,191	16,574	10,809

Reconciliation of net income (loss) per common share — diluted to net income per common share — diluted excluding impairment charge:
Net income (loss) per common share — diluted	1.65	1.30	(2.75)	0.77
Plus impairment charge to goodwill per share — diluted	—	—	3.94	—

Net income per common share before impairment charge — diluted	1.65	1.30	1.19	0.77

2007:
Reconciliation of net income (loss) to net income excluding impairment charge:
Net income (loss) available to common shareholders	$21,063	$23,510	$21,304	$(43,170)
Plus goodwill impairment charge	—	—	—	54,035

Net income available to common shareholders before impairment charge	21,063	23,510	21,304	10,865

Reconciliation of net income (loss) per share — diluted to net income per share — diluted excluding impairment charge:
Net income (loss) per common share — diluted	1.49	1.62	1.50	(3.08)
Plus impairment charge to goodwill per share — diluted	—	—	—	3.85

Net income per common share before impairment charge — diluted	1.49	1.62	1.50	0.77

The Corporation’s common stock (symbol: PRK) is traded on the NYSE Alternext. At December 31, 2008, the Corporation had 4,686 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2008 and 2007, as reported by NYSE Alternext since October 1, 2008 and by its predecessor, American Stock Exchange LLC, prior thereto.
Table 14 — Market and Dividend Information

				Cash
				Dividend
			Last	Declared
	High	Low	Price	Per Share
2008:
First Quarter	$74.87	$56.80	$70.85	$0.94
Second Quarter	78.65	53.90	53.90	0.94
Third Quarter	82.50	44.87	78.00	0.94
Fourth Quarter	80.00	53.55	71.75	0.95

2007:
First Quarter	$101.25	$88.48	$94.48	$0.93
Second Quarter	95.50	83.50	84.79	0.93
Third Quarter	93.45	78.55	87.20	0.93
Fourth Quarter	91.70	64.50	64.50	0.94

PERFORMANCE GRAPH
Table 15 compares the total return performance for Park common shares with the NYSE Alternext, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2003 to December 31, 2008. The NYSE Alternext Composite Index is a market capitalization-weighted index of the stocks listed on the NYSE Alternext. The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets. Park considers a number of bank holding companies traded on The NASDAQ National Market to be within its peer group. The SNL Financial Bank and Thrift Index is comprised of all publicly traded bank and thrift stocks researched by SNL Financial.
The NYSE Alternext financial stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers. Park believes that The NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.
Table 15 — Total Return Performance
The total return performance for Park’s common shares underperformed the total return performance of the NYSE Alternext Composite Index in the five-year comparison as indicated in Table 15, but outperformed both The NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index for the same five-year period. The annual compound total return on Park’s common shares for the past five years was a negative 4.1%. By comparison, the annual compound total returns for the past five years on the NYSE Alternext Composite Index, The NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index were positive 5.8%, negative 6.9% and negative 10.2%, respectively.
The total return performance for bank stocks in 2008 was very poor. However, Park’s total return on common shares for 2008 was a positive 17.7%, compared to a total return on The NASDAQ Bank Stocks Index of a negative 23.9% and a total return on the SNL Bank and Thrift Index of a negative 42.5%.

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
With the participation of our Chairman of the Board and Chief Executive Officer, our President and our Chief Financial Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2008, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.
Based on our assessment under the criteria described in the proceeding paragraph, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2008.
The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2008 and 2007 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2008, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder C. Daniel DeLawder	/s/ David L. Trautman David L. Trautman	/s/ John W. Kozak John W. Kozak
Chairman and Chief Executive Officer	President	Chief Financial Officer
February 25, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio
We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2008. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the COSO.

/s/ Crowe Horwath LLP Crowe Horwath LLP

Columbus, Ohio
February 25, 2009

CONSOLIDATED BALANCE SHEETS
PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2008 and 2007 (Dollars in thousands, except per share data)

	2008	2007

ASSETS
Cash and due from banks	$150,298	$183,165
Money market instruments	20,963	10,232

Cash and cash equivalents	171,261	193,397

Interest bearing deposits with other banks	1	1
Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,513,223 and $1,473,052 at December 31, 2008 and 2007, respectively)	1,561,896	1,474,517
Securities held-to-maturity, at amortized cost (fair value of $433,435 and $161,414 at December 31, 2008 and 2007, respectively)	428,350	165,421
Other investment securities	68,805	63,165

Total investment securities	2,059,051	1,703,103

Total loans	4,491,337	4,224,134

Allowance for loan losses	(100,088)	(87,102)

Net loans	4,391,249	4,137,032

Other assets:
Bank owned life insurance	132,916	119,472
Goodwill	72,334	127,320
Other intangibles	13,211	17,236
Premises and equipment, net	68,553	66,634
Accrued interest receivable	27,930	30,646
Other real estate owned	25,848	13,443
Mortgage loan servicing rights	8,306	10,204
Other	100,060	82,614

Total other assets	449,158	467,569

Total assets	$7,070,720	$6,501,102

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS (CONTINUED)
PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2008 and 2007 (Dollars in thousands, except per share data)

	2008	2007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$782,625	$695,466
Interest bearing	3,979,125	3,743,773

Total deposits	4,761,750	4,439,239

Short-term borrowings	659,196	759,318
Long-term debt	855,558	590,409
Subordinated debentures	40,000	40,000

Total borrowings	1,554,754	1,389,727

Other liabilities:
Accrued interest payable	11,335	15,125
Other	100,218	76,999

Total other liabilities	111,553	92,124

Total liabilities	6,428,057	5,921,090

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity:
Preferred stock (200,000 shares authorized in 2008 and 0 in 2007; 100,000 shares issued in 2008 with $1,000 per share liquidation preference and 0 issued in 2007)	95,721	—
Common stock, no par value (20,000,000 shares authorized;
16,151,151 shares issued in 2008 and 16,151,200 issued in 2007)	301,210	301,213
Common stock warrant	4,297	—
Accumulated other comprehensive income (loss), net	10,596	(2,608)
Retained earnings	438,504	489,511
Less: Treasury stock (2,179,424 shares in 2008 and 2,186,624 shares in 2007)	(207,665)	(208,104)

Total stockholders’ equity	642,663	580,012

Total liabilities and stockholders’ equity	$7,070,720	$6,501,102

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2008, 2007 and 2006 (Dollars in thousands, except per share data)

	2008	2007	2006

Interest and dividend income:
Interest and fees on loans	$301,163	$320,827	$255,123
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	87,711	77,016	75,300
Obligations of states and political subdivisions	2,171	3,061	3,667
Other interest income	294	920	469

Total interest and dividend income	391,339	401,824	334,559

Interest expense:
Interest on deposits:
Demand and savings deposits	22,633	39,797	25,870
Time deposits	67,259	81,224	56,402
Interest on short-term borrowings	14,469	22,113	15,692
Interest on long-term debt	31,105	24,013	23,351

Total interest expense	135,466	167,147	121,315

Net interest income	255,873	234,677	213,244

Provision for loan losses	70,487	29,476	3,927

Net interest income after provision for loan losses	185,386	205,201	209,317

Other income:
Income from fiduciary activities	13,937	14,403	13,548
Service charges on deposit accounts	24,296	23,813	19,969
Net gains on sales of securities	1,115	—	97
Other service income	8,882	11,543	10,920
Net gain on sale of credit card portfolio	7,618	—	—
Income from sale of merchant processing	4,200	—	—
Other	24,786	21,881	20,228

Total other income	$84,834	$71,640	$64,762

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2008, 2007 and 2006 (Dollars in thousands, except per share data)

	2008	2007	2006

Other expense:
Salaries and employee benefits	$99,018	$97,712	$82,579
Goodwill impairment charge	54,986	54,035	—
Data processing fees	7,121	6,892	4,246
Fees and service charges	12,801	11,055	9,553
Net occupancy expense of bank premises	11,534	10,717	9,155
Amortization of intangibles	4,025	3,847	2,470
Furniture and equipment expense	9,756	9,259	8,215
Insurance	2,322	1,445	1,137
Marketing	4,525	4,961	4,438
Postage and telephone	7,167	6,910	6,303
State taxes	2,989	2,769	2,333
Other	18,257	14,562	10,573

Total other expense	234,501	224,164	141,002

Income before income taxes	35,719	52,677	133,077
Income taxes	22,011	29,970	38,986

Net income	$13,708	$22,707	$94,091

Preferred stock dividends	142	—	—

Income available to common shareholders	$13,566	$22,707	$94,091

Earnings per common share:
Basic	$0.97	$1.60	$6.75
Diluted	$0.97	$1.60	$6.74

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS ‘ EQUITY
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2008, 2007 and 2006 (Dollars in thousands, except per share data)

	Preferred Stock		Common Stock				Accumulated
							Other
	Shares		Shares		Retained	Treasury	Comprehensive		Comprehensive
	Outstanding	Amount	Outstanding	Amount	Earnings	Stock	Income (Loss)	Total	Income

Balance, January 1, 2006	—	$0	14,092,626	$208,365	$476,889	$(116,681)	$(10,143)	$558,430

Net income			—	—	94,091	—	—	94,091	$94,091
Other comprehensive income (loss), net of tax:
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(3,151)							(5,851)	(5,851)	(5,851)

Total comprehensive income									$88,240

Adjustment to initially apply SFAS No. 158, net of income taxes of $(3,675)							(6,826)	(6,826)
Cash dividends, $3.69 per share			—	—	(51,417)	—	—	(51,417)
Cash payment for fractional shares in dividend reinvestment plan			(72)	(5)	—	—	—	(5)
Shares issued for stock options			684	42	—	—	—	42
Treasury stock purchased			(302,786)	—	—	(30,508)	—	(30,508)
Treasury stock reissued for stock options exercised and other grants			44,940	—	—	3,818	—	3,818
Shares issued for Anderson Bank purchase			86,137	8,665	—	—	—	8,665

Balance, December 31, 2006	—	$0	13,921,529	$217,067	$519,563	$(143,371)	$(22,820)	$570,439

Net income			—	—	22,707	—	—	22,707	$22,707
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $1,759							3,266	3,266	3,266
Unrealized net holding gain on securities available-for-sale, net of income taxes of $9,125							16,946	16,946	16,946

Total comprehensive income									$42,919

Cash dividends, $3.73 per share			—	—	(52,759)	—	—	(52,759)
Cash payment for fractional shares in dividend reinvestment plan			(60)	(5)	—	—	—	(5)
Stock options granted			—	893	—	—	—	893
Treasury stock purchased			(760,531)	—	—	(65,568)	—	(65,568)
Treasury stock reissued for stock options exercised and other grants			10,701	—	—	835	—	835
Shares issued for Vision Bancshares, Inc. purchase			792,937	83,258	—	—	—	83,258

Balance, December 31, 2007	—	$0	13,964,576	$301,213	$489,511	$(208,104)	$(2,608)	$580,012

Net income					13,708	—	—	13,708	$13,708
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(8,735)							(16,223)	(16,223)	(16,223)
Unrealized net holding loss on cash flow hedge, net of income taxes of $(678)							(1,259)	(1,259)	(1,259)
Unrealized net holding gain on securities available-for-sale, net of income taxes of $16,522							30,686	30,686	30,686

Total comprehensive income									$26,912

Cash dividends, $3.77 per share			—	—	(52,608)	—	—	(52,608)
Cash payment for fractional shares in dividend reinvestment plan			(49)	(3)	—	—	—	(3)
Cumulative effect of new accounting pronouncement pertaining to endorsement split-dollar life insurance					(11,634)			(11,634)
SFAS No. 158 measurement date adjustment, net of taxes of $(178)					(331)			(331)
Preferred stock issued	100,000	100,000						100,000
Discount on preferred stock issued		(4,297)						(4,297)
Amortization of discount on preferred stock		18			(18)			—
Common stock warrant issued			—	4,297				4,297
Preferred stock dividends					(124)			(124)
Treasury stock reissued for director grants			7,200			439		439

Balance, December 31, 2008	100,000	$95,721	13,971,727	$305,507	$438,504	$(207,665)	$10,596	$642,663

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2008, 2007 and 2006 (Dollars in thousands)

	2008	2007	2006

Operating activities:
Net income	$13,708	$22,707	$94,091
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	70,487	29,476	3,927
Amortization of loan fees and costs, net	(4,650)	(5,935)	(4,340)
Provision for depreciation and amortization	7,517	6,480	5,522
Other than temporary impairment on investment securities	980	—	—
Goodwill impairment charge	54,986	54,035	—
Amortization of intangible assets	4,025	3,847	2,470
Accretion of investment securities	(1,592)	(3,009)	(1,630)
Gain on sale of credit card portfolio	(7,618)	—	—
Deferred income tax (benefit) expense	(1,590)	(7,839)	156
Realized net investment security (gains)	(1,115)	—	(97)
Stock based compensation expense	—	893	—
Stock dividends on Federal Home Loan Bank stock	(2,269)	—	(3,101)
Changes in assets and liabilities:
Increase in other assets	(42,406)	(11,975)	(14,606)
Increase (decrease) in other liabilities	239	(5,492)	2,858

Net cash provided by operating activities	90,702	83,188	85,250

Investing activities:
Proceeds from sales of available-for-sale securities	80,894	—	304
Proceeds from maturities of securities:
Held-to-maturity	7,116	11,063	19,471
Available-for-sale	303,160	700,582	293,207
Purchase of securities:
Held-to-maturity	(270,045)	—	—
Available-for-sale	(422,512)	(842,598)	(166,518)
Proceeds from sale of credit card portfolio	38,841	—	—
Net decrease (increase) in other investments	(3,371)	180	(532)
Net decrease in interest bearing deposits with other banks	—	—	299
Net increase in loans	(351,277)	(126,005)	(99,316)
Proceeds from loans purchased with branch office	—	(38,348)	—
Cash (paid) received for acquisition, net	—	(47,686)	5,177
Purchases of bank owned life insurance, net	(8,401)	—	—
Purchases of premises and equipment, net	(9,436)	(16,331)	(4,311)
Premises and equipment acquired in branch acquisitions	—	(1,150)	—

Net cash (used in) provided by investing activities	(635,031)	(360,293)	47,781

Financing activities:
Net increase in deposits	322,511	13,198	6,320
Deposits purchased with branch office	—	23,466	—
Net (decrease) increase in short-term borrowings	(100,122)	359,213	61,699
Cash payment for fractional shares of common stock	(3)	(5)	(5)
Exercise of stock options, including tax benefits	—	—	42
Issuance of preferred stock and common stock warrant	100,000	—	—
Issuance (purchase) of treasury stock, net	439	(64,733)	(26,690)
Proceeds from issuance of subordinated debt	—	25,000	—
Proceeds from long-term debt	690,100	378,100	300,000
Repayment of long-term debt	(424,951)	(397,460)	(410,644)
Cash dividends paid	(65,781)	(52,533)	(51,470)

Net cash provided by (used in) financing activities	522,193	284,246	(120,748)

(Decrease) increase in cash and cash equivalents	(22,136)	7,141	12,283
Cash and cash equivalents at beginning of year	193,397	186,256	173,973

Cash and cash equivalents at end of year	$171,261	$193,397	$186,256

Supplemental disclosure
Summary of business acquisition:
Fair value of assets acquired	$—	$686,512	$69,717
Cash paid for the purchase of financial institutions	—	(87,843)	(9,052)
Stock issued for the purchase of financial institutions	—	(83,258)	(8,665)
Fair value of liabilities assumed	—	(624,432)	(62,638)

Goodwill recognized	$—	$(109,021)	$(10,638)

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
Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation.
Investment Securities
Investment securities are classified upon acquisition into one of three categories: Held-to-maturity, available-for-sale, or trading (see Note 4 of these Notes to Consolidated Financial Statements).
Held-to-maturity securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income, net of applicable taxes. The Corporation did not hold any trading securities during any period presented.
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
Federal Home Loan Bank (FHLB) Stock
Park’s two separately chartered banks are members of the FHLB system. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on the ultimate recovery of the par value. Both cash and stock dividends are reported as income.
Bank Owned Life Insurance
Park has purchased life insurance policies on directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Mortgage loans held for sale were $9.6 million at December 31, 2008 and $10.0 million at December 31, 2007. These amounts are included in loans on the balance sheet. The Corporation enters into forward commitments to sell mortgage loans to reduce market risk on mortgage loans in the process of origination and mortgage loans held for sale. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired under SFAS No. 114, as amended by SFAS No. 118 (see Note 5 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a cash basis and is included in earnings only when actually received in cash and when full payment of principal is no longer doubtful.
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
Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Generally, consumer loans and deficiency balances for residential mortgage loans are charged off at 120 days past due. The charge off of commercial loans requires significant judgment. Subsequent recoveries, if any, are credited to the allowance.
Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosure” requires an allowance to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds the fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent. Management’s practice is typically to record partial charge-offs to commercial loans to reduce the recorded investment in the loan to fair value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
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
The range of depreciable lives over which premises and equipment are being depreciated are:

Buildings	5 to 50 Years
Equipment, furniture and fixtures	3 to 20 Years
Leasehold improvements	1 to 10 Years

Buildings that are currently placed in service are depreciated over 30 years. Equipment, furniture and fixtures that are currently placed in service are depreciated over 3 to 12 years. Leasehold improvements are depreciated over the lives of the leases which range from 1 to 10 years.
Other Real Estate Owned
Other real estate owned is recorded at fair market value (which is the estimated net realizable value) and consists of property acquired through foreclosure and real estate held for sale. Subsequent to acquisition, write-downs to other real estate owned result if carrying values exceed fair value less estimated costs to sell. These write-downs are expensed within “other expense.” Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to expense.
Mortgage Loan Servicing Rights
When Park sells mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. Park adopted SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” on January 1, 2007, and selected the “amortization method,” whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income of the underlying loan. Capitalized mortgage servicing rights totaled $8.3 million at December 31, 2008 and $10.2 million at December 31, 2007. The estimated fair values of capitalized mortgage servicing rights were $8.3 million at December 31, 2008 and $11.6 million at December 31, 2007. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates, and using expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogenous pools of like categories.
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
Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the purchase prices being paid for financial institutions in the markets served by the subsidiary banks, the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment.
The following table reflects the activity in goodwill and other intangible assets for the years 2008, 2007 and 2006. (See Note 2 of these Notes to Consolidated Financial Statements for details on the acquisitions of Vision Bancshares, Inc. (“Vision”), Anderson Bank Company (“Anderson”) and the Millersburg branch of Ohio Legacy Bank N.A. and the recognition of both impairment charges to Vision bank’s goodwill).

		Core Deposit
(In thousands)	Goodwill	Intangibles	Total

January 1, 2006	$61,696	$7,492	$69,188

Anderson Acquisition	10,638	647	11,285
Amortization	—	(2,470)	(2,470)

December 31, 2006	$72,334	$5,669	$78,003

Vision Acquisition	109,021	12,720	121,741
Millersburg Branch Acquisition	—	2,694	2,694
Amortization	—	(3,847)	(3,847)
Impairment of Vision Goodwill	(54,035)	—	(54,035)

December 31, 2007	$127,320	$17,236	$144,556

Amortization	—	(4,025)	(4,025)
Impairment of Vision Goodwill	(54,986)	—	(54,986)

December 31, 2008	$72,334	$13,211	$85,545

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
Park typically evaluates goodwill for impairment during the first quarter of each year. A determination was made during the first quarter of 2008 that goodwill for Park’s Ohio-based banks was not impaired.
During the fourth quarter of 2007, Park’s management determined that the goodwill from the Vision acquisition on March 9, 2007 could possibly be impaired due to the significant deterioration in the credit condition of Vision Bank. Nonperforming loans at Vision Bank increased from $26.3 million at September 30, 2007 to $63.5 million at December 31, 2007, or 9.9% of year-end loan balances. Net loan charge-offs were $6.4 million for the fourth quarter or an annualized 3.99% of average loan balances. Management determined that due to severe credit conditions that a valuation of the fair value of Vision Bank be computed to determine if the goodwill of $109.0 million was impaired as of December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2007, management calculated the estimated fair value of Vision Bank to be $123.0 million, based on four equally weighted tests: (i) on-going earnings multiplied by a price to earnings multiple; (ii) tangible book multiplied by a price to tangible book ratio; (iii) core deposit premium added to tangible book; and (iv) discounted future cash flows. Once it is determined that the fair value is materially less than the carrying value, FAS 142 requires a company to calculate the implied fair value of goodwill and compare it to the carrying amount of goodwill. The amount of the excess of the carrying amount of goodwill over the implied amount of goodwill is the amount of the impairment loss, which was calculated as $54.0 million by Park management. After the impairment charge, the new carrying amount of goodwill resulting from the Vision acquisition was $55.0 million at December 31, 2007.
The balance of goodwill was $127.3 million at December 31, 2007 and was located at four subsidiary banks of Park. The subsidiary banks were Vision Bank ($55.0 million), The Park National Bank ($39.0 million), Century National Bank ($25.8 million) and The Security National Bank and Trust Co. ($7.5 million).
Based primarily on the increased level of net loan charge-offs at Vision Bank during the second quarter of 2008, management determined that it was appropriate to test for goodwill impairment during the third quarter of 2008. Park continued to experience credit deterioration in Vision Bank’s market place during the third quarter of 2008. The fair value of Vision was estimated by using the average of three measurement methods. These included application of various metrics from bank sale transactions for institutions comparable to Vision Bank, including application of a market-derived multiple of tangible book value and estimations of the present value of future cash flows. Park’s management reviewed the valuation of Vision Bank with Park’s Board of Directors and concluded that Vision Bank should recognize an impairment charge and write down the remaining value of the goodwill previously recorded as a result of the merger of Vision Bancshares, Inc. (“Vision”) into Park ($55.0 million), resulting in goodwill with a balance of zero with respect to the Vision Bank reporting unit.
Goodwill and other intangible assets (as shown on the balance sheet) totaled $85.5 million at December 31, 2008 and $144.6 million at December 31, 2007.
The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to ten years. The amortization period for each of the Vision and Anderson acquisitions, and the Millersburg branch acquisition is six years. Core deposit intangible amortization expense was $4.0 million in 2008, $3.8 million in 2007 and $2.5 million in 2006.
The accumulated amortization of core deposit intangibles was $8.9 million as of December 31, 2008 and $7.1 million at December 31, 2007. In addition, United Bank, a division of PNB, had core deposit intangibles of $5.7 million, which were fully amortized by the end of 2007. Park’s banking divisions had two branch offices in 2006 for which the core deposit intangibles were fully amortized. These intangibles totaled $4.6 million. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(In thousands)

2009	$3,746
2010	3,422
2011	2,677
2012	2,677
2013	689

Total	$13,211

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally money market instruments are purchased and sold for one-day periods.
Net cash provided by operating activities reflects cash payments as follows:

December 31,
(Dollars in thousands)	2008	2007	2006

Interest paid on deposits and other borrowings	$139,256	$167,154	$118,589
Income taxes paid	$28,365	$39,115	$34,633

Loss Contingencies and Guarantees
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.
Pursuant to the requirements of FASB Interpretation 45 (“FIN 45”), Park recorded a contingent legal liability of $0.9 million during the fourth quarter of 2007. This was a result of an announcement Visa, Inc. made in the fourth quarter of 2007 that it was establishing litigation reserves for the settlement of a lawsuit and for additional potential settlements with other parties. Park recorded the contingent legal liability based on Visa’s announcements and Park’s membership interest in Visa. Visa had a successful initial public offering (“IPO”) during the first quarter of 2008. Visa used a portion of the IPO proceeds to fund an escrow account that will be used to pay contingent legal settlements. As a result of the IPO, Park was able to reverse the entire contingent legal liability and recognize as income $0.9 million during the first quarter of 2008. This was reflected in other income within the consolidated statement of income for the twelve months ended December 31, 2008.
At the time of the IPO, Park held 132,876 Class B Common Shares of Visa. During the first quarter of 2008, Visa redeemed 51,373 of these shares and paid Park $2.2 million, which was recognized in other income within the consolidated statement of income for the twelve months ended December 31, 2008. The unredeemed shares are recorded at their original cost basis of zero.
Income Taxes
The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
Park adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes"—(“FIN 48”), on January 1, 2007. A tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination being presumed to occur. The benefit recognized for a tax position that meets the “more-likely-than-not” criteria is measured based on the largest benefit that is more than 50 percent likely to be realized, taking into consideration the amounts and probabilities of the outcome upon settlement. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded. FIN 48 also provides guidance on disclosures and other issues. The adoption had no material effect on Park’s consolidated financial statements. As a result, there was no cumulative effect related to adopting FIN 48. As of December 31, 2008, Park had provided a liability of approximately $800,000 for unrecognized tax benefits related to various federal and state income tax matters. Park recognizes interest and penalties through the income tax provision. The total amount of interest and penalties on the date of adoption of FIN 48 was $76,000. Park is no longer subject to examination by federal taxing authorities for the tax year 2004 and the years prior.
Preferred Stock
On December 18, 2008, the Shareholders of Park voted, in a Special Meeting of Shareholders, to amend Park’s Articles of Incorporation to authorize the issuance of up to 200,000 preferred shares, each without par value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On December 23, 2008, Park issued $100 million of Senior Preferred Shares to the U.S. Department of Treasury (“the Treasury”), consisting of 100,000 shares, each with a liquidation preference of $1,000 per share. In addition, on December 23, 2008, Park issued a warrant to the Treasury to purchase 227,376 common shares. These preferred shares and related warrant are considered permanent equity for accounting purposes. Generally accepted accounting principles require management to allocate the proceeds from the issuance of the preferred stock between the preferred stock and related warrant. The terms of the preferred shares require management to pay a cumulative dividend at the rate of 5 percent per annum for the first five years and 9 percent thereafter. Management has determined that the 5 percent dividend rate is below market value, therefore, the fair value of the preferred shares would be less than the $100 million in proceeds. Management determined that a reasonable market discount rate is 12 percent for the fair value of preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively. The discount on the preferred of $4.3 million will be accreted through retained earnings over a 60 month period.
Treasury Stock
The purchase of Park’s common stock is recorded at cost. At the date of retirement or subsequent reissuance, the treasury stock account is reduced by the cost of such stock.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, changes in the funded status of the Company’s defined benefit pension plan, and the unrealized net holding losses on the cash flow hedge, which are also recognized as separate components of equity.
Stock Based Compensation
Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Park’s common stock at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. Park did not grant any stock options during 2008 and 2006, but granted 90,000 stock options in 2007. Additionally, all stock options granted in 2007 became vested that year. No stock options became vested in 2008.
Derivative Instruments
SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
Fair Value Measurement
Effective January 1, 2008, Park adopted SFAS No. 157 “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in U.S. generally accepted accounting principles and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. SFAS No. 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007. Management believes that the impact of adoption resulted in enhanced footnote disclosures; however, the adoption did not materially impact the Consolidated Balance Sheets, the Consolidated Statements of Income, the Consolidated Statements of Changes in Stockholders’ Equity, or the Consolidated Statements of Cash Flows. (See Note 21 — Fair Values of these Notes to Consolidated Financial Statements).
Accounting for Defined Benefit Pension Plan
In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132R.” This statement requires an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its balance sheet, beginning with year-end 2006, and to recognize changes in the funded status in the year in which the changes occur through comprehensive income beginning in 2007. Additionally, defined benefit plan assets and obligations were required to be measured as of the date of the employer’s fiscal year-end, starting in 2008. The adoption of SFAS No. 158 decreased accumulated other comprehensive income by $6,826,000, net of income taxes of $3,675,000, at December 31, 2006.
As a result of the adoption of SFAS No. 158 measurement date provisions, Park charged approximately $0.3 million to retained earnings on January 1, 2008 to reflect the after-tax expense pertaining to three months of pension plan expense.
Prior Year Misstatements
In September 2006, the Securities and Exchange Commission (SEC) released Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which is effective for fiscal years ending on or after November 15, 2006. SAB 108 provides guidance on how the effects of prior-year uncorrected financial statement misstatements should be considered in quantifying a current year misstatement. SAB 108 requires public companies to quantify misstatements using both an income statement (rollover) and balance sheet (iron curtain) approach and evaluate whether either approach results in misstatement that, when all relevant quantitative and qualitative factors are considered, is material. If prior year errors that had been previously considered immaterial now are considered material based on either approach, no restatement is required so long as management properly applied its previous approach and all relevant facts and circumstances were considered. Upon adoption in 2006, Park had no items that required posting an adjustment to beginning retained earnings.
Adoption of New Accounting Standards
Accounting for Postretirement Benefits Pertaining to Life Insurance Arrangements: In July 2006, the Emerging Issues Task Force (“EITF”) of FASB issued a draft abstract for EITF Issue No. 06-04, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (EITF Issue No. 06-04). This draft abstract from EITF reached a consensus that for an endorsement split-dollar life insurance arrangement within the scope of this Issue, an employer should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” The EITF concluded that a liability for the benefit obligation under SFAS No. 106 has not been settled through the purchase of an endorsement type life insurance policy. In September 2006, FASB agreed to ratify the consensus reached in EITF Issue No. 06-04. This new accounting standard was effective for fiscal years beginning after December 15, 2007.
At December 31, 2008, Park and its subsidiary banks owned $132.9 million of bank owned life insurance policies. These life insurance policies are generally subject to endorsement split-dollar life insurance arrangements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
These arrangements were designed to provide a pre-and postretirement benefit for senior officers and directors of Park and its subsidiary banks. As a result of the adoption of EITF Issue No. 06-4, there was a charge of $11.6 million to retained earnings on January 1, 2008 and a corresponding liability was recognized for the same amount.
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
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in United States generally accepted accounting principles and expands disclosures about fair value measurements. This Statement establishes a fair value hierarchy about the assumptions used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset. SFAS No. 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007. The impact of adoption has resulted in enhanced footnote disclosures.
At the February 12, 2008 FASB meeting, the FASB decided to defer the effective date of Statement 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 is effective for certain non-financial assets and liabilities for fiscal years beginning after November 15, 2008. Non-financial assets and liabilities may include (but are not limited to): (i) non-financial assets and liabilities initially valued at fair value in a business combination, but not measured at fair value in subsequent periods; (ii) reporting units measured at fair value in the first step of a goodwill impairment test described in SFAS No. 142; and (iii) non-financial assets and liabilities measured at fair value in the second step of a goodwill impairment test described in SFAS No. 142.
On October 10, 2008, the FASB issued FASB Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active.” This FSP does not change existing GAAP, but seeks to clarify how to consider various inputs in determining fair value under current market conditions consistent with the principles of SFAS No. 157. The FSP provides an example on how to calculate fair value when there is not an active market for that financial asset. Key concepts addressed include distressed sales, the use of third party pricing information, use of internal assumptions, and others. FSP 157-3 was effective upon issuance and, therefore, it applies to Park’s consolidated financial statements for the year ended December 31, 2008. The adoption of FSP 157-3 had no material impact on these financial statements.
Accounting for Written Loan Commitments Recorded at Fair Value:
 On November 5, 2007, the SEC issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value through Earnings” (“SAB 109”). Previously, SAB 105, “Application of Accounting Principles to Loan Commitments,” stated that in measuring the fair value of a derivative loan commitment, a company should not incorporate the expected net future cash flows related to the associated servicing of the loan. SAB 109 supercedes SAB 105 and indicates that the expected net future cash flows related to the associated servicing of the loan should be included in measuring fair value for all written loan commitments that are accounted for at fair value through earnings. SAB 105 also indicated that internally-developed intangible assets should not be recorded as part of the fair value of a derivative loan commitment, and SAB 109 retains that view. SAB 109 was effective for derivative loan commitments issued or modified in fiscal quarters beginning after December 15, 2007. The impact of this standard was not material.
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
Recently Issued but not yet Effective Accounting Pronouncements
Accounting for Business Combinations: On December 4, 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“SFAS No. 141(R)”), with the objective to improve the comparability of information that a company provides in its financial statements related to a business combination. SFAS No. 141(R) establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The statement does not apply to combinations between entities under common control. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.
Disclosures about Derivative Instruments: In March 2008, FASB issued SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities"—an amendment to SFAS No. 133. This statement requires enhanced disclosures about an entity’s derivative and hedging activities and therefore should improve the transparency of financial reporting. This new accounting standard is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management is still evaluating the impact of this accounting standard.
Noncontrolling Interests in Consolidated Financial Statements: In December 2007, the FASB issued Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” which amends Accounting Research Bulletin No. 51 “Consolidated Financial Statements” (“ARB 51”). A noncontrolling interest, also known as a “minority interest”, is the portion of equity in a subsidiary not attributable to a parent. The objective of this statement is to improve upon the consistency of financial information that a company provides in its consolidated financial statements. Consistent with SFAS No. 141(R), SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. Management does not expect that the adoption of this Statement will have a material impact on Park’s consolidated financial statements.
2. ORGANIZATION, ACQUISITIONS, BRANCH SALE AND BRANCH PURCHASE
Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB) and Vision Bank (VIS), Park is engaged in a general commercial

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
banking and trust business, primarily in Ohio and Baldwin County, Alabama and the panhandle of Florida. A wholly-owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through twelve banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio, with the First-Knox National Division headquartered in Mount Vernon, Ohio, the Farmers and Savings Division headquartered in Loudonville, Ohio, the Security National Division headquartered in Springfield, Ohio, the Unity National Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Division headquartered in Zanesville, Ohio, the United Bank Division headquartered in Bucyrus, Ohio, the Second National Division headquartered in Greenville, Ohio and the Citizens National Bank Division headquartered in Urbana, Ohio. Finally, VIS operates through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. In the third quarter of 2008, seven separately-chartered banks in Ohio were merged into PNB. These were accounted for as internal reorganizations and had no effect on the consolidated financial statements. Before 2008, eight of the PNB divisions operated as separately-chartered banks. All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit, commercial and auto leasing; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. Vision Bank, with their two banking divisions, provide the services mentioned above, with the exception of credit cards, commercial and auto leasing, and cash management. See Note 23 of these Notes to Consolidated Financial Statements for financial information on the Corporation’s operating segments.
On March 9, 2007, Park acquired all of the stock and outstanding stock options of Vision Bancshares, Inc. for $87.8 million in cash and 792,937 shares of Park common stock valued at $83.3 million or $105.00 per share. The goodwill recognized as a result of this acquisition was $109.0 million. Management expects that the acquisition of Vision will improve the future growth rate for Park’s loans, deposits and net income. The fair value of the acquired assets of Vision was $686.5 million and the fair value of the liabilities assumed was $624.4 million at March 9, 2007. During the fourth quarter of 2007, Park recognized a $54.0 million impairment charge to the Vision goodwill. In addition, Park recognized an additional impairment charge to the remaining Vision goodwill of $55.0 million during the third quarter of 2008. The goodwill impairment charge of $55 million in 2008 reduced income tax expense by approximately $1 million. The goodwill impairment charge of $54 million in 2007 had no impact on income tax expense.
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
3. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Corporation’s two bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $29.4 million at December 31, 2008 and $29.0 million at December 31, 2007. No other compensating balance arrangements were in existence at year-end.
4. INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are shown in the following table. Management evaluates the investment securities on a quarterly basis for other-than-temporary impairment. No impairment charges were deemed necessary during 2007.
Management follows the principles of Staff Accounting Bulletin No. 59 (“SAB No. 59”) when performing the quarterly evaluation of investment securities for any other-than-temporary impairment. During 2008, management determined that Park’s unrealized losses in the stocks of several financial institutions were other-than-temporarily impaired due to the duration and severity of the loss. Therefore, Park recognized impairment losses of $980,000 during the twelve months ended December 31, 2008, which is recorded in “other expenses” within the Consolidated Statements of Income. These impairment losses represent the difference between the investment’s cost and fair value on December 31, 2008.
Investment securities at December 31, 2008, were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value

2008:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$127,628	$1,060	$—	$128,688
Obligations of states and political subdivisions	26,424	503	33	26,894
U.S. Government agencies’ asset-backed securities	1,357,710	47,050	229	1,404,531
Other equity securities	1,461	428	106	1,783

Total	$1,513,223	$49,041	$368	$1,561,896

2008:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$10,294	$79	$—	$10,373
U.S. Government agencies’ asset-backed securities	418,056	5,035	29	423,062

Total	$428,350	$5,114	$29	$433,435

Other investment securities (as shown on the balance sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. Park owned $61.9 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve stock at December 31, 2008. Park owned $56.8 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve Bank stock at December 31, 2007.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Management does not believe any individual unrealized loss as of December 31, 2008 and December 31, 2007, represents an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes, credit spread widening on agency-issued mortgage related securities, general financial market uncertainty and unprecedented market volatility. These conditions will not prohibit Park from receiving its contractual principal and interest payments on its debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity.
Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
Securities with unrealized losses at December 31, 2008, were as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

2008:
Securities Available-for-Sale
Obligations of states and political subdivisions	$1,135	$1	$278	$32	$1,413	$33
U.S. Government agencies’ asset-backed securities	703	6	6,850	223	7,553	229
Other equity securities	17	14	314	92	331	106

Total	$1,855	$21	$7,442	$347	$9,297	$368

2008:
Securities Held-to-Maturity
U.S. Government agencies’ asset- backed securities	$156	$1	$42,863	$28	$43,019	$29

Investment securities at December 31, 2007 were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value

2007:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$200,996	$2,562	$—	$203,558
Obligations of states and political subdivisions	44,805	716	20	45,501
U.S. Government agencies’ asset-backed securities	1,224,958	6,292	8,115	1,223,135
Other equity securities	2,293	420	390	2,323

Total	$1,473,052	$9,990	$8,525	$1,474,517

2007:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$13,551	$127	$—	$13,678
U.S. Government agencies’ asset-backed securities	151,870	2	4,136	147,736

Total	$165,421	$129	$4,136	$161,414

Securities with unrealized losses at December 31, 2007, were as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses

2007:
Securities Available-for-Sale
Obligations of states and political subdivisions	$1,302	$18	$120	$2	$1,422	$20
U.S. Government agencies’ asset-backed securities	—	—	770,808	8,115	770,808	8,115
Other equity securities	729	291	101	99	830	390

Total	$2,031	$309	$771,029	$8,216	$773,060	$8,525

2007:
Securities Held-to-Maturity
U.S. Government agencies’ asset-backed securities	$—	$—	$147,536	$4,136	$147,536	$4,136

The amortized cost and estimated fair value of investments in debt securities at December 31, 2008, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

	Amortized	Estimated
(Dollars in thousands)	Cost	Fair Value

Securities Available-for-Sale
U.S. Treasury and agencies’ notes:
Due within one year	$127,628	$128,688

Total	$127,628	$128,688

Obligations of states and political subdivisions:
Due within one year	$17,123	$17,351
Due one through five years	5,469	5,663
Due five through ten years	2,001	2,081
Due over ten years	1,831	1,799

Total	$26,424	$26,894

U.S. Government agencies’ asset-backed securities:

Total	$1,357,710	$1,404,531

Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year	$9,881	$9,945
Due one through five years	413	428

Total	$10,294	$10,373

U.S. Government agencies’ asset-backed securities:

Total	$418,056	$423,062

Investment securities having a book value of $1,751 million and $1,631 million at December 31, 2008 and 2007, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold, and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2008, $939 million was pledged for government and trust department deposits, $664 million was pledged to secure repurchase agreements and $148 million was pledged as collateral for FHLB advance borrowings. At December 31, 2007, $912 million was pledged for government and trust department deposits, $667 million was pledged to secure repurchase agreements and $52 million was pledged as collateral for FHLB advance borrowings.
At year-end, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
During 2008, Park sold $140 million of U.S. Governmental Agency securities, for total gains of $1,115,000. These securities were callable during 2008 and were sold with a give up yield of approximately 3.63%. The proceeds from the sale of these investment securities were generally reinvested in U.S. Governmental Agency 15-year mortgage-backed securities. The tax expense related to the net securities gains was $357,000 for 2008. There were no sales of securities in 2007. No gross losses were realized in 2008 and 2007.
5. LOANS
The composition of the loan portfolio is as follows:

December 31 (Dollars in thousands)	2008	2007

Commercial, financial and agricultural	$714,296	$613,282
Real estate:
Construction	533,788	536,389
Residential	1,560,198	1,481,174
Commercial	1,035,725	993,101
Consumer, net	643,507	593,388
Leases, net	3,823	6,800

Total loans	$4,491,337	$4,224,134

Loans are shown net of origination deferred fees and costs of $6 million at December 31, 2008 and 2007.
Overdrawn deposit accounts of $3,636,000 and $4,287,000 have been reclassified to loans at December 31, 2008 and 2007, respectively.
Under the Corporation’s credit policies and practices, all nonaccrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans under SFAS No. 114 and 118. Impaired loans, as defined by SFAS No. 114 and 118, exclude certain consumer loans, residential real estate loans and lease financing classified as nonaccrual. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.
Nonperforming loans are summarized as follows:

December 31 (Dollars in thousands)	2008	2007

Impaired loans:
Nonaccrual	$138,498	$87,277
Restructured	2,845	2,804

Total impaired loans	141,343	90,081
Other nonaccrual loans	21,014	13,851

Total nonaccrual and restructured loans	$162,357	$103,932

Loans past due 90 days or more and accruing	5,421	4,545

Total nonperforming loans	$167,778	$108,477

Management’s general practice is to charge down impaired loans to the fair value of the underlying collateral of the loan, so no specific loss allocations are generally necessary for many of these loans. The allowance for loan losses, specifically related to impaired loans at December 31, 2008 and 2007, was $8,727,000 and $3,424,000, respectively, related to loans with principal balances of $62,929,000 and $27,218,000.
The average balance of impaired loans was $130,579,000, $51,118,000 and $21,976,000 for 2008, 2007 and 2006, respectively.
Interest income on impaired loans is recognized after all past due and current principal payments have been made, and collectibility is no longer doubtful. For the years ended December 31, 2008, 2007 and 2006, the Corporation recognized $905,000, $392,000 and $450,000, respectively, of interest income on loans that were impaired as of the end of the year.
Management transfers ownership of a loan to other real estate owned at the time that Park takes the title of the asset. At December 31, 2008 and 2007, Park had $25.8 million and $13.4 million, respectively, of other real estate owned. Other real estate owned at Vision Bank has increased from $7.1 million at December 31, 2007 to $19.7 million at December 31, 2008.
Certain of the Corporation’s executive officers, directors and their affiliates are loan customers of the Corporation’s two banking subsidiaries. As of December 31, 2008 and 2007, loans and lines of credit aggregating approximately $59,101,000 and $118,506,000, respectively, were outstanding to such parties. The decrease of $59.4 million since December 31, 2007 is due to the change in the Corporation’s executive officers and directors. Commensurate with the mergers of the eight Ohio bank charters, which occurred during the third quarter of 2008, Park significantly reduced the number of individuals considered executive officers and directors, as determined by Regulation O of Title 12 from the Federal Reserve Bank regulations.
During 2008, $17,444,000 of new loans were made and repayments totaled $3,406,000. New loans and repayments for 2007 were $35,992,000 and $29,792,000, respectively.
6. ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is summarized as follows:

(Dollars in thousands)	2008	2007	2006

Balance, January 1	$87,102	$70,500	$69,694
Allowance for loan losses of acquired banks	—	9,334	798
Provision for loan losses	70,487	29,476	3,927
Losses charged to the reserve	(62,916)	(27,776)	(10,772)
Recoveries	5,415	5,568	6,853

Balance, December 31	$100,088	$87,102	$70,500

7. PREMISES AND EQUIPMENT
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (Dollars in thousands)	2008	2007

Land	$21,799	$21,789
Buildings	74,106	71,000
Equipment, furniture and fixtures	52,574	41,428
Leasehold improvements	5,553	5,474

Total	154,032	139,691

Less accumulated depreciation and amortization	(85,479)	(73,057)

Premises and Equipment, Net	$68,553	$66,634

Depreciation and amortization expense amounted to $7,517,000, $6,480,000 and $5,522,000 for the three years ended December 31, 2008, 2007 and 2006, respectively.
The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)

2009	$2,006
2010	1,396
2011	927
2012	850
2013	1,272
Thereafter	2,870

Total	$9,321

Rent expense was $2,802,000, $2,701,000 and $2,107,000, for the three years ended December 31, 2008, 2007 and 2006, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8. DEPOSITS
At December 31, 2008 and 2007, noninterest bearing and interest bearing deposits were as follows:

December 31 (Dollars in thousands)	2008	2007

Noninterest bearing	$782,625	$695,466
Interest bearing	3,979,125	3,743,773

Total	$4,761,750	$4,439,239

At December 31, 2008, the maturities of time deposits were as follows:

(In thousands)

2009	$1,563,967
2010	276,115
2011	96,339
2012	109,486
2013	30,524
After 5 years	1,941

Total	$2,078,372

Maturities of time deposits of $100,000 and over as of December 31, 2008 were:

December 31 (In thousands)

3 months or less	$354,868
Over 3 months through 6 months	93,943
Over 6 months through 12 months	208,468
Over 12 months	149,808

Total	$807,087

At December 31, 2008, Park had approximately $29.7 million of deposits received from executive officers, directors, and their related interests.
9. SHORT-TERM BORROWINGS
Short-term borrowings are as follows:

December 31 (Dollars in thousands)	2008	2007

Securities sold under agreements to repurchase and federal funds purchased	$284,196	$253,289
Federal Home Loan Bank advances	375,000	502,000
Other short-term borrowings	—	4,029

Total short-term borrowings	$659,196	$759,318

The outstanding balances for all short-term borrowings as of December 31, 2008, 2007 and 2006 (in thousands) and the weighted-average interest rates as of and paid during each of the years then ended are as follows:

	Repurchase		Demand
	Agreements	Federal	Notes
	and Federal	Home Loan	Due U.S.
	Funds	Bank	Treasury
(Dollars in thousands)	Purchased	Advances	and Other

2008:
Ending balance	$284,196	$375,000	$—
Highest month-end balance	294,226	572,000	30,414
Average daily balance	256,877	336,561	12,008
Weighted-average interest rate:
As of year-end	1.12%	0.71%	0.00%
Paid during the year	1.81%	2.80%	3.43%

	Repurchase		Demand
	Agreements	Federal	Notes
	and Federal	Home Loan	Due U.S.
	Funds	Bank	Treasury
(Dollars in thousands)	Purchased	Advances	and Other

2007:
Ending balance	$253,289	$502,000	$4,029
Highest month-end balance	259,065	502,000	8,058
Average daily balance	230,651	260,140	3,369
Weighted-average interest rate:
As of year-end	3.27%	4.42%	3.59%
Paid during the year	3.67%	5.19%	4.78%
2006:
Ending balance	$225,356	$142,000	$8,417
Highest month-end balance	240,924	246,000	11,290
Average daily balance	224,662	147,145	3,525
Weighted-average interest rate:
As of year-end	3.73%	5.24%	5.06%
Paid during the year	3.54%	5.15%	4.62%

At December 31, 2008 and 2007, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2008, $1,992 million of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks. At December 31, 2007, $1,865 million of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks.
Note 4 states that $664 and $667 million of securities were pledged to secure repurchase agreements as of December 31, 2008 and 2007, respectively. Park’s repurchase agreements in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified in long-term debt. See Note 10 of these Notes to Consolidated Financial Statements.
10. LONG-TERM DEBT
Long-term debt is listed below:

December 31 (Dollars in thousands)	2008		2007
	Outstanding	Average	Outstanding	Average
	Balance	Rate	Balance	Rate

Total Federal Home Loan Bank advances by year of maturity:
2008	$—	—	$34,844	4.02%
2009	6,208	3.79%	6,146	3.86%
2010	217,442	1.09%	17,429	5.72%
2011	1,442	4.00%	1,436	4.01%
2012	488	3.87%	485	3.87%
2013	485	4.03%	482	4.03%
Thereafter	302,949	3.02%	202,993	3.83%

Total	$529,014	2.24%	$263,815	3.98%

Total broker repurchase agreements by year of maturity:
2008	$—	—	$—	—
2009	25,000	3.79%	25,000	3.79%
2010	—	—	—	—
Thereafter	300,000	4.04%	300,000	4.04%

Total	$325,000	4.02%	$325,000	4.02%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31 (Dollars in thousands)	2008		2007
	Outstanding	Average	Outstanding	Average
	Balance	Rate	Balance	Rate

Other borrowings by year of maturity:
2008	$—	—	$50	12.00%
2009	54	12.00%	54	12.00%
2010	59	12.00%	59	12.00%
2011	63	12.00%	63	12.00%
2012	69	12.00%	69	12.00%
2013	74	12.00%	74	12.00%
Thereafter	1,225	12.00%	1,225	12.00%

Total	$1,544	12.00%	$1,594	12.00%

Total combined long-term debt by year of maturity:
2008	$—	—	$34,894	4.03%
2009	31,262	3.80%	31,200	3.81%
2010	217,501	1.10%	17,488	5.74%
2011	1,505	4.34%	1,499	4.35%
2012	557	4.88%	554	4.88%
2013	559	5.09%	556	5.09%
Thereafter	604,174	3.55%	504,218	3.98%

Total	$855,558	2.93%	$590,409	4.02%

Other borrowings consist of a capital lease obligation of $1.5 million, pertaining to an arrangement that was part of the acquisition of Vision on March 9, 2007 and its associated minimum lease payments.
Park had approximately $605 million of long-term debt at December 31, 2008 with a contractual maturity longer than five years. However, approximately $500 million of this debt is callable by the issuer in 2009 and $100 million is callable by the issuer in 2010.
At December 31, 2008 and 2007, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. See Note 9 of these Notes to Consolidated Financial Statements for the amount of commercial real estate and residential mortgage loans that are pledged to the FHLB.
11. SUBORDINATED DEBENTURES
As part of the acquisition of Vision on March 9, 2007, Park became the successor to Vision under (i) the Amended and Restated Trust Agreement of Vision Bancshares Trust I (the “Trust”), dated as of December 5, 2005, (ii) the Junior Subordinated Indenture, dated as of December 5, 2005, and (iii) the Guarantee Agreement, also dated as of December 5, 2005.
On December 1, 2005, Vision formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of the Trust’s floating rate Preferred Securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated debentures, which carry a floating rate based on a three-month LIBOR plus 148 basis points. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in December 2035, or upon earlier redemption as provided in the debenture. Park has the right to redeem the debentures purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.
In accordance with FASB Interpretation 46R, Trust I is not consolidated with Park’s financial statements, but rather the subordinated debentures are reflected as a liability.
On December 28, 2007, one of Park’s wholly-owned subsidiary banks, The Park National Bank (“PNB”), entered into a Subordinated Debenture Purchase Agreement with USB Capital Funding Corp. Under the terms of the Purchase Agreement, USB Capital Funding Corp. purchased from PNB a Subordinated Debenture dated December 28, 2007, in the principal amount of $25 million, which matures on December 29, 2017. The Subordinated Debenture is intended to qualify as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”). The Subordinated Debentures accrue and pay interest at a floating rate of three-month LIBOR plus 200 basis points. The Subordinated Debenture may not be prepaid in any amount prior to December 28, 2012, however, subsequent to this date, PNB may prepay, without penalty, all or a portion of the principal amount outstanding in a minimum amount of $5 million or any larger multiple of $5 million. The three-month LIBOR rate was 1.43% at December 31, 2008.
On January 2, 2008, Park entered into an interest rate swap transaction, which was designated as a cash flow hedge against the variability of cash flows related to the Subordinated Debenture of $25 million (see Note 19 of these Notes to Consolidated Financial Statements).
12. STOCK OPTION PLANS
The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2008, 1,220,727 common shares were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.
The Park National Corporation 1995 Incentive Stock Option Plan (the “1995 Plan”) was adopted April 17, 1995 and amended April 20, 1998 and April 16, 2001. Pursuant to the terms of the 1995 Plan, all of the common shares delivered upon exercise of incentive stock options are to be treasury shares. No incentive stock options may be granted under the 1995 Plan after January 16, 2005.
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
The fair value of incentive stock options granted was determined using the following weighted-average assumptions as of the grant date. Park did not grant any options in 2008 or 2006.

	2008	2007	2006

Risk-free interest rate	—	3.99%	—
Expected term (years)	—	5.0	—
Expected stock price volatility	—	19.5%	—
Dividend yield	—	4.00%	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The activity in Park’s stock option plan is listed in the following table for 2008:

		Weighted Average
	Number	Exercise Price per Share

January 1, 2008	615,191	$100.63
Granted	—	—
Exercised	—	—
Forfeited/Expired	162,772	95.90

December 31, 2008	452,419	$102.33

Exercisable at year end:	452,419
Weighted-average remaining contractual life:	1.5 years
Aggregate intrinsic value:	$0

Information related to Park’s stock option plans for the past three years is listed in the following table for 2008:

(Dollars in thousands)	2008	2007	2006

Intrinsic value of options exercised	$—	$47	$692
Cash received from option exercises	—	296	3,227
Tax benefit realized from option exercises	—	—	18
Weighted-average fair value of options granted per share	$—	$9.92	$—

Total compensation cost that has been charged against income pertaining to the above plans was $893,000 for 2007. No expense was recognized for 2008 and 2006. The 90,000 options granted in 2007 vested immediately upon grant.
13. BENEFIT PLANS
The Corporation has a noncontributory defined benefit pension plan covering substantially all of the employees of the Corporation and its subsidiaries. The plan provides benefits based on an employee’s years of service and compensation.
The Corporation’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. Management did not make a contribution to the defined benefit pension plan in 2008, however, management made a $20 million contribution in January 2009, which will be deductible on the 2008 tax return and as such is reflected as part of the deferred tax liabilities at December 31, 2008. See Note 14 of these Notes to Consolidated Financial Statements.
Using an accrual measurement date of December 31, 2008 and September 30, 2007, plan assets and benefit obligation activity for the pension plan are listed below:

(Dollars in thousands)	2008	2007

Change in fair value of plan assets
Fair value at beginning of measurement period	$60,116	$55,541
Actual return on plan assets	(16,863)	7,827
Company contributions	0	0
Benefits paid	(4,747)	(3,252)

Fair value at end of measurement period	$38,506	$60,116

Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$51,914	$49,700
Service cost	4,313	3,238
Interest cost	3,946	3,104
Actuarial (gain) or loss	2,378	(876)
Benefits paid	(4,747)	(3,252)

Projected benefit obligation at the end of measurement period	$57,804	$51,914

Funded status at end of year (assets less benefit obligation)	$(19,298)	$8,202

The asset allocation for the defined benefit pension plan as of the measurement date, by asset category, is as follows:

		Percentage of Plan Assets
Asset Category	Target Allocation	2008	2007

Equity securities	50% — 100%	79%	81%
Fixed income and cash equivalents	remaining balance	21%	19%
Other	—	—	—

Total	—	100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.
The expected long-term rate of return on plan assets is 7.75% in 2008 and 2007. This return is based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.
The accumulated benefit obligation for the defined benefit pension plan was $49.5 million at December 31, 2008 and $43.9 million at September 30, 2007.
The weighted average assumptions used to determine benefit obligations at December 31, 2008 and September 30, 2007 were as follows:

	2008	2007

Discount rate	6.00%	6.25%
Rate of compensation increase	3.00%	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2009	$1,213
2010	1,404
2011	1,628
2012	1,954
2013	2,301
2014 — 2018	16,646

Total	$25,146

In 2006, Park recorded the unrecognized prior service cost and the unrecognized net actuarial loss as a reduction to prepaid benefit cost and an adjustment to accumulated other comprehensive income (loss).
The following table shows ending balances of accumulated other comprehensive income (loss) at December 31, 2008 and 2007.

(Dollars in thousands)	2008	2007

Prior service cost	$(149)	$(191)
Net actuarial loss	(30,286)	(5,286)

Total	(30,435)	(5,477)

Deferred taxes	10,652	1,917

Accumulated other comprehensive income (loss)	$(19,783)	$(3,560)

Using an actuarial measurement date of December 31, 2008 and September 30 for 2007 and 2006, components of net periodic benefit cost and other amounts recognized in other comprehensive income are as follows:

(Dollars in thousands)	2008	2007	2006

Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income
Service cost	$3,451	$3,238	$3,179
Interest cost	3,157	3,104	2,886
Expected return on plan assets	(4,608)	(4,263)	(3,975)
Amortization of prior service cost	34	34	14
Recognized net actuarial loss/(gain)	—	551	555

Net periodic benefit cost	$2,034	$2,664	$2,659

Change to net actuarial (gain)/loss for the period	$25,000	(4,440)	N/A
Amortization of prior service cost	(42)	(34)	N/A
Amortization of net gain/(loss)	0	(551)	N/A

Total recognized in other comprehensive income	24,958	(5,025)	N/A

Total recognized in net benefit cost and other comprehensive (income)	$26,992	$(2,361)	N/A

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The estimated prior service costs for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $34,000. The estimated net actuarial gain (loss) expected to be recognized in the next fiscal year is $(2,042,000).
The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2008 and 2007, are listed below:

	2008	2007

Discount rate	6.25%	6.08%
Rate of compensation increase	3.00%	3.50%
Expected long-term return on plan assets	7.75%	7.75%

The defined benefit pension plan maintains cash in a Park savings account, with a balance of $2,057,000 at December 31, 2008.
The Corporation has a voluntary salary deferral plan covering substantially all of its employees. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1,731,000, $1,734,000, and $1,672,000 for 2008, 2007 and 2006, respectively.
The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2008 and 2007, the accrued benefit cost for this plan totaled $7,550,000 and $7,701,000, respectively. The expense for the Corporation was $594,200, $684,000 and $647,000 for 2008, 2007, and 2006, respectively.
14. INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (Dollars in thousands)	2008	2007

Deferred tax assets:
Allowance for loan losses	$35,929	$31,133
Accumulated other comprehensive loss — SFAS 133	678	—
Accumulated other comprehensive loss — SFAS 158	10,652	1,917
Intangible assets	3,357	2,895
Deferred compensation	4,539	4,504
Other	5,693	5,153

Total deferred tax assets	$60,848	$45,602

Deferred tax liabilities:
Accumulated other comprehensive income — SFAS 115	$17,036	$513
Deferred investment income	11,168	11,346
Pension plan	10,875	4,713
Mortgage servicing rights	2,907	3,571
Purchase accounting adjustments	4,493	5,264
Other	1,440	1,924

Total deferred tax liabilities	$47,919	$27,331

Net deferred tax asset	$12,929	$18,271

The components of the provision for federal and state income taxes are shown below:

December 31 (Dollars in thousands)	2008	2007	2006

Currently payable
Federal	$23,645	$37,692	$38,830
State	(44)	117	—

Deferred
Federal	697	(7,269)	156
State	(2,287)	(570)	—

Total	$22,011	$29,970	$38,986

The following is a reconcilement of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2008, 2007 and 2006.

December 31	2008	2007	2006

Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax-exempt interest income, net of disallowed interest	(3.5%)	(2.6%)	(1.2%)
Bank owned life insurance	(5.0%)	(2.8%)	(1.0%)
Tax credits (low income housing)	(11.7%)	(7.5%)	(2.9%)
Goodwill impairment	50.7%	35.9%	—
State income tax expense, net of federal benefit	(4.2%)	(.6%)	—
Other	.3%	(.5%)	(.6%)

Effective tax rate	61.6%	56.9%	29.3%

Park and its Ohio-based subsidiary banks do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in the state tax expense and is shown in “state taxes” on Park’s Consolidated Statements of Income. Vision Bank is subject to state income tax, in the states of Alabama and Florida. State income tax expense (benefit) for Vision Bank is included in “income taxes” on Park’s Consolidated Statements of Income. Vision Bank’s 2008 state income tax benefit was $(2,331,000).
Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(Dollars in thousands)	2008	2007

January 1 Balance	$828	$713
Additions based on tax positions related to the current year	102	250
Additions for tax positions of prior years	18	17
Reductions for tax positions of prior years	(15)	(24)
Reductions due to the statute of limitations	(150)	(128)

December 31, 2008 Balance	$783	$828

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at Decembeer 31, 2008 and 2007 is $571,000 and $578,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.
The total amount of interest and penalties recorded in the income statement for the years ended December 31, 2008 and December 31, 2007 was $16,000 and $(3,000), respectively. The amount accrued for interest and penalties at December 31, 2008 and 2007 was $89,000 and $73,000, respectively.
Park and its subsidiaries are subject to U.S. federal income tax. Some of Park’s subsidiaries are subject to state income tax in the following states: Alabama, Florida, California, Kentucky, Michigan, New Jersey, Pennsylvania and West Virginia. Park is no longer subject to examination by federal or state taxing authorities for the tax year 2004 and the years prior.
The 2006 and 2007 federal income tax returns of Vision Bancshares, Inc. are currently under examination by the Internal Revenue Service. No significant adjustments are anticipated to result from this examination.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15. OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes are shown in the following table for the years ended December 31, 2008, 2007 and 2006.

Year ended December 31	Before-Tax	Tax	Net-of-Tax
(Dollars in thousands)	Amount	Expense	Amount

2008:
Unrealized gains on available-for-sale securities	$48,324	$16,913	$31,411
Reclassification adjustment for gains realized in net income	(1,115)	(390)	(725)
Unrealized net holding loss on cash flow hedge	(1,937)	(678)	(1,259)
Changes in pension plan assets and benefit obligations recognized in Other Comprehensive Income	(24,958)	(8,735)	(16,223)

Other comprehensive income	$20,314	$7,110	$13,204

2007:
Unrealized gains on available-for-sale securities	$26,071	$9,125	$16,946
Changes in pension plan assets and benefit obligations recognized in Other Comprehensive Income	5,025	1,759	3,266

Other comprehensive income	$31,096	$10,884	$20,212

2006:
Unrealized losses on available-for-sale securities	$(8,905)	$(3,117)	$(5,788)
Reclassification adjustment for gains realized in net income	(97)	(34)	(63)

Other comprehensive loss	$(9,002)	$(3,151)	$(5,851)

The ending balance of each component of accumulated other comprehensive income (loss) is as follows:

(Dollars in thousands)	2008	2007

Application of SFAS No. 158	$(19,783)	$(3,560)
Unrealized net holding loss on cash flow hedge	(1,259)	—
Unrealized net holding gains on A-F-S Securities	31,638	952

Total accumulated other comprehensive income (loss)	$10,596	$(2,608)

16. EARNINGS PER SHARE
SFAS No. 128, “Earnings Per Share” requires the reporting of basic and diluted earnings per share. Basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per common share is very similar to the previously reported fully diluted earnings per common share.
The following table sets forth the computation of basic and diluted earnings per share:

Year ended December 31
(Dollars in thousands, except per share data)	2008	2007	2006

Numerator:
Net income available to common shareholders	$13,566	$22,707	$94,091

Denominator:
Basic earnings per common share:
Weighted-average shares	13,965,219	14,212,805	13,929,090
Effect of dilutive securities — stock options and warrant	114	4,678	37,746
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	13,965,333	14,217,483	13,966,836

Earnings per common share:
Basic earnings per common share	$0.97	$1.60	$6.75
Diluted earnings per common share	$0.97	$1.60	$6.74

Stock options for 505,749 and 491,262 shares of common stock were not considered in computing diluted earnings per common share for 2008 and 2007, respectively, because they were anti-dilutive. The dilutive effect of the warrant pertaining to the Capital Purchase Program was 114 shares of common stock at December 31, 2008.
17. DIVIDEND RESTRICTIONS
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2008, approximately $19.9 million of the total stockholders’ equity of the bank subsidiaries is available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.
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
The total amounts of off-balance sheet financial instruments with credit risk are as follows:

December 31 (Dollars in thousands)	2008	2007

Loan commitments	$1,143,280	$995,775
Unused credit card limits	—	132,242
Standby letters of credit	25,353	30,009

The loan commitments are generally for variable rates of interest.
The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Ohio, Baldwin County, Alabama and the panhandle of Florida. The Corporation evaluates each customer’s credit -worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the economic conditions in each borrower’s geographic location and industry.
19. DERIVATIVE INSTRUMENTS
SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by SFAS No. 133, the Company records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified into earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction.
During the first quarter of 2008, the Company executed an interest rate swap to hedge a $25 million floating-rate subordinated note that was entered into by Park during the fourth quarter of 2007. The Company’s objective in using this derivative was to add stability to interest expense and to manage its exposure to interest rate risk. Our interest rate swap involves the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying principal amount, and has been designated as a cash flow hedge.
As of December 31, 2008, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges. At December 31, 2008, the derivative’s fair value of $(1,937,000) was included in other liabilities. No hedge ineffectiveness on the cash flow hedge was recognized during the twelve months ended December 31, 2008. At December 31, 2008, the variable rate on the $25 million subordinated note was 3.43% (LIBOR plus 200 basis points) and Park was paying 6.01% (4.01% fixed rate on the interest rate swap plus 200 basis points).
For the twelve months ended December 31, 2008, the change in the fair value of the derivative designated as a cash flow hedge reported in other comprehensive income was $(1,259,000) (net of taxes of $(678,000)). Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt.
20. LOAN SERVICING
Park serviced sold mortgage loans of $1,369 million at December 31, 2008 compared to $1,403 million at December 31, 2007, and $1,405 million at December 31, 2006. At December 31, 2008, $65 million of the sold mortgage loans were sold with recourse compared to $70 million at December 31, 2007. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. At December 31, 2008, management determined that no liability was deemed necessary for these loans.
Park capitalized $1.5 million in mortgage servicing rights in 2008 and $1.6 million in both 2007 and 2006. Park’s amortization of mortgage servicing rights was $1.7 million, in both 2008 and 2007 and $1.9 million in 2006. The amortization of mortgage loan servicing rights is included within “Other Service Income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.
Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (Dollars in thousands)	2008	2007

Servicing rights:
Beginning of year	$10,204	$10,371
Additions	1,481	1,573
Amortized to expense	(1,734)	(1,740)
Change in valuation expense	(1,645)	—

End of year	$8,306	$10,204

Valuation allowance:
Beginning of year	$—	$—
Additions expensed	1,645	—

End of year	$1,645	$—

21. FAIR VALUES
SFAS No. 157 establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. SFAS No. 157 describes three levels of inputs that Park uses to measure fair value:
•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•	Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.

•	Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting, etc.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Park must use other valuation methods to develop a fair value. The fair value of impaired loans is based on the fair value of the underlying collateral, which is estimated through third party appraisals or internal estimates of collateral values.
Assets and Liabilities Measured on a Recurring Basis:
The following table presents financial assets and liabilities measured on a recurring basis:
Fair Value Measurements at Reporting Date Using:

		Quoted Prices in	Significant	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	12/31/08	(Level 1)	(Level 2)	(Level 3)

Available-for-Sale Securities	$1,561,896	$1,783	$1,557,408	$2,705
Interest rate swap	(1,937)	—	(1,937)	—

Total	$1,559,959	$1,783	$1,555,471	$2,705

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs:
Fair Value Measurements at Reporting Date Using Significant Unobservable Inputs (Level 3)

(In thousands)	AFS Securities

Beginning Balance at January 1, 2008	$2,969
Maturities of investments	(120)
Total unrealized (losses) included in Other Comprehensive Income	(144)

Ending Balance	$2,705

Assets and Liabilities Measured on a Nonrecurring Basis:
The following table presents financial assets and liabilities measured on a nonrecurring basis:
Fair Value Measurements at Reporting Date Using:

		Quoted Prices in	Significant	Significant
		Active Markets for	Observable	Unobservable
		Identical Assets	Inputs	Inputs
(In thousands)	12/31/08	(Level 1)	(Level 2)	(Level 3)

SFAS No. 114 impaired loans	$75,942	$—	$—	$75,942

Mortgage servicing rights	8,306	—	8,306	—

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Commercial nonaccrual and restructured (impaired) loans, which are usually measured for impairment using the fair value of the collateral (less estimated cost to sell), had a carrying amount of $141.3 million. Of these, $75.9 million were carried at fair value, as a result of partial charge-offs of $30.0 million and a specific valuation allowance of $8.7 million. The specific valuation allowance for those loans has increased from $4.5 million at September 30, 2008 to $8.7 million at December 31, 2008.
Servicing rights, which are carried at lower of cost or fair value, were written down to fair value of $8.3 million, resulting in a valuation allowance of $1.6 million. A charge of $1.6 million was included in earnings for the year ended December 31, 2008.
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
Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The table below excludes Park’s Federal Home Loan Bank stock and Federal Reserve Bank stock, as it is not practicable to calculate their fair values.
Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loans carried on the balance sheet at their fair value are broken out separately for 2008, the year of adoption of SFAS No. 157. SFAS No. 157 was adopted prospectively on January 1, 2008.
Off-balance sheet instruments: Fair values for the Corporation’s loan commitments and standby letters of credit are based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The carrying amount and fair value are not material.
Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits. Maturities of time deposits in denominations of $100,000 and over at December 31, 2008, maturing in 12 months or less, were $657.3 million and those maturing after 12 months were $149.8 million.
Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.
Long-term debt: Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long-term debt to a schedule of monthly maturities.
Subordinated debt: The carrying amounts reported in the balance sheet approximate fair value. The interest rates on these instruments reprice every 90 days based on the three-month LIBOR rate.
Interest rate swaps: The fair value of interest rate swaps represent the estimated amount Park would pay or receive to terminate the agreements, considering current interest rates and the current creditworthiness of the counterparties.
The fair value of financial instruments at December 31, 2008 and 2007, is as follows. Items that are not financial instruments are not included.

	2008		2007
December 31,	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value

Financial assets:
Cash and money market instruments	$171,261	$171,261	$193,397	$193,397
Interest bearing deposits with other banks	1	1	1	1
Investment securities	2,059,051	2,064,136	1,703,103	1,699,096
Loans carried at fair value	75,942	75,942	N/A	N/A
Other loans	4,311,484	4,430,697	4,130,232	4,217,169

Loans receivable, net	$4,387,426	$4,506,639	$4,130,232	$4,217,169

Financial liabilities:
Noninterest bearing checking	$782,625	$782,625	$695,466	$695,466
Interest bearing transaction accounts	1,204,530	1,204,530	1,338,492	1,338,492
Savings	694,721	694,721	531,049	531,049
Time deposits	2,078,372	2,084,732	1,872,440	1,873,114
Other	1,502	1,502	1,792	1,792

Total deposits	$4,761,750	$4,768,110	$4,439,239	$4,439,913

Short-term borrowings	659,196	659,196	759,318	759,318
Long-term debt	855,558	939,210	590,409	605,866
Subordinated debentures	40,000	40,000	40,000	40,000

Derivative financial instruments:
Interest rate swap	(1,937)	(1,937)	—	—

22. CAPITAL RATIOS
At December 31, 2008 and 2007, the Corporation and each of its two separately chartered banks had Tier 1, total risk-based capital and leverage ratios which were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.
The following table indicates the capital ratios for Park and each subsidiary at December 31, 2008 and December 31, 2007.

	2008			2007
	Tier 1	Total		Tier 1	Total
	Risk-	Risk-		Risk-	Risk-
December 31	Based	Based	Leverage	Based	Based	Leverage

Park National Bank	8.63%	10.89%	5.94%	7.92%	10.78%	5.66%
Vision Bank	11.60%	12.86%	9.74%	9.01%	10.28%	7.08%
Park	11.69%	13.47%	8.36%	10.16%	11.97%	7.10%

Failure to meet the minimum requirements above could cause the Federal Reserve Board to take action. Park’s bank subsidiaries are also subject to these capital requirements by their primary regulators. As of December 31, 2008 and 2007, Park and its banking subsidiaries were well-capitalized and met all capital requirements to which each was subject. There are no conditions or events since the most recent regulatory report filings, by PNB or Vision Bank (“VB”), that management believes have changed the risk categories for either of the two banks.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects various measures of capital for Park and each of PNB and Vision:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio

At December 31, 2008:
Total Risk-Based Capital (to risk-weighted assets)
PNB	$442,247	10.89%	$324,818	8.00%	$406,022	10.00%
VB	94,670	12.86%	58,897	8.00%	73,622	10.00%
Park	646,132	13.47%	383,650	8.00%	479,562	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$350,344	8.63%	$162,409	4.00%	$243,613	6.00%
VB	85,397	11.60%	29,449	4.00%	44,173	6.00%
Park	560,691	11.69%	191,825	4.00%	287,737	6.00%
Leverage Ratio (to average total assets)
PNB	$350,344	5.94%	$235,878	4.00%	$294,848	5.00%
VB	85,397	9.74%	35,057	4.00%	43,821	5.00%
Park	560,691	8.36%	268,244	4.00%	335,304	5.00%
At December 31, 2007:
Total Risk-Based Capital (to risk-weighted assets)
PNB	$167,362	10.78%	$124,158	8.00%	$155,197	10.00%
VB	67,938	10.28%	52,855	8.00%	66,068	10.00%
Park	533,041	11.97%	356,130	8.00%	445,163	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$122,865	7.92%	$62,079	4.00%	$93,118	6.00%
VB	59,533	9.01%	26,427	4.00%	39,641	6.00%
Park	452,073	10.16%	178,065	4.00%	267,098	6.00%
Leverage Ratio (to average total assets)
PNB	$122,865	5.66%	$86,790	4.00%	$108,488	5.00%
VB	59,533	7.08%	33,613	4.00%	42,016	5.00%
Park	432,073	7.10%	254,854	4.00%	318,568	5.00%

23. SEGMENT INFORMATION
The Corporation is a multi-bank holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its two chartered bank subsidiaries, The Park National Bank (headquartered in Newark, Ohio) and Vision Bank (headquartered in Panama City, Florida) (“VIS”). Guardian Finance Company (“GFC”) is a consumer finance company and is excluded from PNB for segment reporting purposes. GFC is included within the presentation of “All Other” in the segment reporting tables that follow. During the third quarter of 2008, Park combined the eight separately chartered Ohio-based bank subsidiaries into one national bank charter, that of The Park National Bank (“PNB”). Prior to the charter mergers that were consummated in the third quarter of 2008, Park considered each of its nine chartered bank subsidiaries as a separate segment for financial reporting purposes. SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information (as amended)” requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. The change to two operating segments is in line with SFAS No. 131 as there are: (i) two separate and distinct geographic markets in which Park operates, (ii) the key operational functions of the two segments are primarily kept separate and distinct and (iii) the segments are aligned with the internal reporting to Park’s senior management. The financial information for the two fiscal years ended December 31, 2007 and December 31, 2006 has been reclassified to be consistent with the presentation of the financial information for the twelve months ended December 31, 2008.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Operating Results for the year ended December 31, 2008 (In thousands)

	PNB	VB	All Other	Total

Net interest income	$219,843	$27,065	$8,965	$255,873
Provision for loan losses	21,512	46,963	2,012	70,487
Other income	81,310	3,014	510	84,834
Depreciation and amortization	6,128	1,360	29	7,517
Goodwill impairment charge	—	54,986	—	54,986
Other expense	131,167	25,789	15,042	171,998

Income (loss) before taxes	142,346	(99,019)	(7,608)	35,719
Income taxes (benefit)	47,081	(17,832)	(7,238)	22,011

Net income (loss)	$95,265	$(81,187)	$(370)	$13,708

Balances at December 31, 2008:
Assets	$6,243,365	$917,041	$(89,686)	$7,070,720
Loans	3,790,867	690,472	9,998	4,491,337
Deposits	4,210,439	636,635	(85,324)	4,761,750

Operating Results for the year ended December 31, 2007 (In thousands)

	PNB	VB	All Other	Total

Net interest income	$201,555	$23,756	$9,366	$234,677
Provision for loan losses	7,966	19,425	2,085	29,476
Other income	67,482	3,465	693	71,640
Depreciation and amortization	5,392	1,024	64	6,480
Goodwill impairment charge	—	54,035	—	54,035
Other expense	131,907	17,521	14,221	163,649

Income (loss) before taxes	123,772	(64,784)	(6,311)	52,677
Income taxes (benefit)	40,692	(4,103)	(6,619)	29,970

Net income (loss)	$83,080	$(60,681)	$308	$22,707

Balances at December 31, 2007:
Assets	$5,655,022	$855,794	$(9,714)	$6,501,102
Loans	3,574,894	639,097	10,143	4,224,134
Deposits	3,820,917	656,768	(38,446)	4,439,239

Operating Results for the year ended December 31, 2006 (In thousands)

	PNB	VB	All Other	Total

Net interest income	$200,758	$—	$12,486	$213,244
Provision for loan losses	3,128	—	799	3,927
Other income	64,111	—	651	64,762
Depreciation and amortization	5,322	—	200	5,522
Other expense	125,080	—	10,400	135,480

Income before taxes	131,339	—	1,738	133,077
Income taxes (benefit)	43,111	—	(4,125)	38,986

Net income	$88,228	$—	$5,863	$94,091

Balances at December 31, 2006:
Assets	$5,830,304	$—	$(359,428)	$5,470,876
Loans	3,471,158	—	9,544	3,480,702
Deposits	3,878,024	—	(52,490)	3,825,534

Reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	Net Interest	Depreciation	Other	Income
(In thousands)	Income	Expense	Expense	Taxes	Assets	Deposits

2008:
Totals for reportable segments	$246,908	$7,488	$211,942	$29,249	$7,160,406	$4,847,074
Elimination of intersegment items	—	—	—	—	(186,809)	(85,324)
Parent Co. and GFC totals — not eliminated	8,965	29	15,042	(7,238)	97,123	—
Other items	—	—	—	—	—	—

Totals	$255,873	$7,517	$226,984	$22,011	$7,070,720	$4,761,750

	Net Interest	Depreciation	Other	Income
(In thousands)	Income	Expense	Expense	Taxes	Assets	Deposits

2007:
Totals for reportable segments	$225,311	$6,416	$203,463	$36,589	$6,510,816	$4,477,685
Elimination of intersegment items	—	—	—	—	(108,602)	(38,446)
Parent Co. and GFC totals — not eliminated	9,366	39	14,221	(6,619)	98,888	—
Other items	—	25	—	—	—	—

Totals	$234,677	$6,480	$217,684	$29,970	$6,501,102	$4,439,239

2006:
Totals for reportable segments	$200,758	$5,322	$125,080	$43,111	$5,830,304	$3,878,024
Elimination of intersegment items	—	—	—	—	(450,425)	(52,490)
Parent Co. and GFC totals — not eliminated	12,486	49	10,400	(4,125)	90,997	—
Other items	—	151	—	—	—	—

Totals	$213,244	$5,522	$135,480	$38,986	$5,470,876	$3,825,534

24. PARENT COMPANY STATEMENTS
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
Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $8.230 million, $6.670 million and $5.345 million in 2008, 2007 and 2006, respectively.
At December 31, 2008 and 2007, stockholders’ equity reflected in the Parent Company balance sheet includes $126.2 million and $127.3 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.
Balance Sheets
at December 31, 2008 and 2007

(In thousands)	2008	2007

Assets:
Cash	$80,343	$22,541
Investment in subsidiaries	547,308	547,171
Debentures receivable from subsidiary banks	7,500	7,500
Other investments	1,064	1,395
Other assets	58,054	62,675

Total assets	$694,269	$641,282

Liabilities:
Dividends payable	$123	$13,173
Subordinated debentures	15,000	15,000
Other liabilities	36,483	33,097

Total liabilities	51,606	61,270
Total stockholders’ equity	642,663	580,012

Total liabilities and stockholders’ equity	$694,269	$641,282

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Statements of Income
for the years ended December 31, 2008, 2007 and 2006

(In thousands)	2008	2007	2006

Income:
Dividends from subsidiaries	$93,850	$65,564	$89,500
Interest and dividends	3,639	3,828	7,107
Other	575	673	632

Total income	98,064	70,065	97,239

Expense:
Other, net	14,158	12,032	8,307

Total expense	14,158	12,032	8,307

Income before federal taxes and equity in undistributed earnings of subsidiaries	83,906	58,033	88,932
Federal income tax benefit	8,057	7,055	4,985

Income before equity in undistributed earnings of subsidiaries	91,963	65,088	93,917
Equity in undistributed (losses) earnings of subsidiaries	(78,255)	(42,381)	174

Net income	$13,708	$22,707	$94,091

Statements of Cash Flows
for the years ended December 31, 2008, 2007 and 2006

(In thousands)	2008	2007	2006

Operating activities:
Net income	$13,708	$22,707	$94,091
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed losses (earnings) of subsidiaries	78,255	42,381	(174)
Other than temporary impairment charge, investments	774	—	—
Realized net investment security (gains)	—	—	(97)
(Gain) on sale of assets	—	(18)	—
Decrease in dividends receivable from subsidiaries	—	—	75,075
Stock based compensation expense	—	893	—
Decrease (increase) in other assets	4,508	(6,227)	(4,090)
Increase in other liabilities	2,042	1,774	1,378

Net cash provided by operating activities	99,287	61,510	166,183

Investing activities:
Cash paid for acquisition, net	—	(85,600)	(9,052)
Purchase (sales) of investment securities	(158)	(400)	403
Capital contribution to subsidiary	(76,000)	(6,700)	(2,000)
Cash received for sale of premises	—	48	—
Repayment of debentures receivable from subsidiaries	—	20,000	28,500

Net cash (used in) provided by investing activities	(76,158)	(72,652)	17,851

Financing activities:
Cash dividends paid	(65,781)	(52,533)	(51,470)
Proceeds from issuance of common stock and warrant	4,736	—	42
Cash payment for fractional shares	(3)	(5)	(5)
Proceeds from issuance of preferred stock	95,721	—	—
Purchase of treasury stock, net	—	(64,733)	(26,690)

Net cash provided by (used in) financing activities	34,673	(117,271)	(78,123)

Increase (decrease) in cash	57,802	(128,413)	105,911
Cash at beginning of year	22,541	150,954	45,043

Cash at end of year	$80,343	$22,541	$150,954

25. PARTICIPATION IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (EESA), which creates the Troubled Asset Relief Program (“TARP”) and provides the U.S. Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program (the “CPP”) was announced by the U.S. Treasury on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury will purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
The CPP is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares. The standard terms of the CPP require that a participating financial institution limit the payment of dividends to the most recent quarterly amount prior to October 14, 2008, which is $0.94 per share in the case of Park. This dividend limitation will remain in effect until such time that the preferred shares are no longer outstanding.
Eligible financial institutions could generally apply to issue senior preferred shares to the U.S. Treasury in aggregate amounts between 1% to 3% of the institution’s risk-weighted assets. In the case of Park, an application for an investment by the U.S. Treasury of $100 million was made. Park’s application was approved by the U.S. Treasury on December 1, 2008 and on December 23, 2008, Park issued $100 million of cumulative perpetual preferred shares, with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares constitute Tier 1 capital and rank senior to Park’s common shares. The Senior Preferred Shares pay cumulative dividends at a rate of 5% per annum for the first five years and will reset to a rate of 9% per annum after five years.
As part of its participation in the CPP, Park also issued a warrant to the U.S. Treasury to purchase 227,376 common shares having an exercise price of $65.97, which is equal to 15% of the aggregate amount of the Senior Preferred Shares purchased by the U.S. Treasury. The initial exercise price for the warrant and the market price for determining the number of common shares subject to the warrant was determined by reference to the market price of the common shares on the date of the investment by the U.S. Treasury in the Senior Preferred Shares (calculated on a 20-day trailing average). The warrant has a term of 10 years.