Form 10-K, Exhibit 13
period 2009-12-31
PARK NATIONAL CORP /OH/
filed 2010-02-24
CIK 805676

Exhibit 13
FINANCIAL REVIEW
This financial review presents management’s discussion and analysis of the financial condition and results of operations for Park National Corporation (“Park” or the “Corporation”). This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data. Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, Park’s ability to execute its business plan, deterioration in the asset value of our loan portfolio may be worse than expected, changes in general economic and financial market conditions, deterioration in credit conditions in the markets in which Park’s subsidiary banks operate, changes in interest rates, changes in the competitive environment, changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies, demand for loans in the respective market areas served by Park and its subsidiaries, and other risk factors relating to our industry as detailed from time to time in Park’s reports filed with the Securities and Exchange Commission (“SEC”) including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.
ACQUISITION OF VISION BANCSHARES, INC. AND GOODWILL IMPAIRMENT CHARGES IN 2007 AND 2008
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
At the time of the acquisition, Vision operated two bank subsidiaries (both named Vision Bank) which became bank subsidiaries of Park on March 9, 2007. On July 20, 2007, the bank operations of the two Vision Banks were consolidated under a single charter through the merger of the Vision Bank headquartered in Gulf Shores, Alabama with and into the Vision Bank headquartered in Panama City, Florida. Vision Bank operates under a Florida banking charter and has 18 branch locations in Baldwin County, Alabama and in the panhandle of Florida. The markets that Vision Bank operates in are expected to grow faster than many of the non-metro markets in which Park’s subsidiary bank operates in Ohio. Therefore, management still expects that the acquisition of Vision will improve the future growth rate for Park’s loans and deposits. However, the acquisition of Vision had a significant negative impact on Park’s net income in 2007, 2008 and 2009.
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
Credit problems continued to plague Vision Bank in 2008. Net loan charge-offs for Vision Bank were $5.5 million during the first quarter or an annualized 3.37% of average loans and increased to $10.8 million during the second quarter or an annualized 6.41% of average loans. Based primarily on the increased level of net loan charge-offs at Vision Bank during 2008, management determined that it would be prudent to test for additional goodwill impairment. A goodwill impairment analysis was completed during the third quarter of 2008 and the conclusion was reached that a goodwill impairment charge of $55.0 million be recorded at Vision Bank during the third quarter of 2008 to eliminate the goodwill balance pertaining to Vision Bank.
OVERVIEW
Net income was $74.2 million for 2009, compared to $13.7 million for 2008 and $22.7 million for 2007. Net income increased by $60.5 million or 441.2% in 2009 compared to 2008 and decreased by $9.0 million or 39.6% in 2008 compared to 2007. The primary reason for the large changes in net income was the change in the net loss at Vision Bank for the past three years. Vision Bank had a net loss of $30.1 million in 2009, compared to a net loss of $81.2 million in 2008 and a net loss of $60.7 million from the date of acquisition (March 9, 2007) through December 31, 2007. As previously discussed, Vision Bank recognized goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007.
Diluted earnings per common share were $4.82, $.97 and $1.60 for 2009, 2008 and 2007, respectively. Diluted earnings per common share increased by $3.85 or 396.9% in 2009 compared to 2008 and decreased by $.63 or 39.4% in 2008 compared to 2007.
The following tables show the components of net income for 2009, 2008 and 2007. This information is provided for Park, Vision Bank and Park excluding Vision Bank.
Park — Summary Income Statements
(For the years ended December 31, 2009, 2008 and 2007)

(In thousands)	2009	2008	2007
Net interest income	$273,491	$255,873	$234,677
Provision for loan losses	68,821	70,487	29,476
Other income	81,190	84,834	71,640
Other expense	188,725	179,515	170,129
Goodwill impairment charge	—	54,986	54,035

Income before taxes	97,135	35,719	52,677

Income taxes	22,943	22,011	29,970

Net income	$74,192	$13,708	$22,707

Vision Bank — Summary Income Statements
(For the years ended December 31, 2009, 2008 and 2007)

(In thousands)	2009	2008	2007
Net interest income	$25,634	$27,065	$23,756
Provision for loan losses	44,430	46,963	19,425
Other income (loss)	(2,047)	3,014	3,465
Other expense	28,091	27,149	18,545
Goodwill impairment charge	—	54,986	54,035

Loss before taxes	(48,934)	(99,019)	(64,784)

Income tax benefit	(18,824)	(17,832)	(4,103)

Net loss	$(30,110)	$(81,187)	$(60,681)

Park acquired Vision Bank on March 9, 2007 and the summary income statement for 2007 includes the results from the date of acquisition through year-end 2007.

FINANCIAL REVIEW
Vision Bank began experiencing credit problems during the third quarter of 2007 and the credit problems continued throughout 2008 and 2009. Vision Bank’s net loan charge-offs were $28.9 million in 2009, compared to $38.5 million in 2008 and $8.6 million in 2007. As a percentage of average loans, net loan charge-offs were 4.18% in 2009, 5.69% in 2008 and an annualized 1.71% in 2007. These severe credit problems resulted in recognition of the goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007.
Park Excluding Vision Bank — Summary Income Statements
(For the years ended December 31, 2009, 2008 and 2007)

(In thousands)	2009	2008	2007
Net interest income	$247,857	$228,808	$210,921
Provision for loan losses	24,391	23,524	10,051
Other income	83,237	81,820	68,175
Other expense	160,634	152,366	151,584
Goodwill impairment charge	—	—	—

Income before taxes	146,069	134,738	117,461

Income taxes	41,767	39,843	34,073

Net income	$104,302	$94,895	$83,388

Net income for Park excluding Vision Bank increased by $9.4 million or 9.9% to $104.3 million in 2009 compared to 2008 and increased by $11.5 million or 13.8% to $94.9 million in 2008 compared to 2007.
SUMMARY DISCUSSION OF OPERATING RESULTS FOR PARK
A year ago, Park’s management projected that net interest income would be $258 million to $263 million in 2009. The actual results in 2009 of $273.5 million exceeded the top of the estimated range by $10.5 million or 4.0%. This positive variance was primarily due to an improvement in the net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities). The net interest rate spread improved by 12 basis points to 3.94% for 2009 from 3.82%. Management had not projected an improvement in the net interest rate spread for 2009.
Park’s management also projected a year ago that the provision for loan losses would be approximately $45 million and that the net loan charge-off ratio would be approximately 1.00% in 2009. We included the following statement with this projection: “This estimate could change significantly as circumstances for individual loans and economic conditions change.” The provision for loan losses for 2009 was $68.8 million and exceeded our estimate by $23.8 million or 52.9%. The net loan charge-off ratio for 2009 was 1.14% and exceeded our estimate by 14 basis points or 14.0%. During 2009, “circumstances for individual loans” somewhat changed at Vision Bank. Park’s management had expected a significant reduction in the loan loss provision at Vision Bank in 2009 from the 2008 loan loss provision of $47.0 million. Vision Bank had only a small reduction to $44.4 million in 2009. Vision Bank continued to experience a significant increase in problem loans in 2009. The loan loss provision for Park’s Ohio-based banking activities performed as expected in 2009 with a small increase in the loan loss provision to $24.4 million in 2009, compared to $23.5 million in 2008.
Other income for 2009 was $81.2 million and exceeded the year-ago estimated amount of $75 million by $6.2 million or 8.3%. This positive variance was primarily due to a gain from the sale of investment securities of $7.3 million in the second quarter of 2009. Management had not projected that investment securities would be sold in 2009.
A year ago, Park’s management projected that total other expense would be approximately $184 million in 2009. Total other expense was $188.7 million in 2009 and exceeded management’s estimate by $4.7 million or 2.6%. The primary reason for this variance was higher than projected FDIC insurance expense. The FDIC charged the banking industry a special assessment in 2009. Park’s FDIC special assessment was $3.3 million.
In summary, the actual results for net interest income, other income and other expense exceeded the estimated projections from a year ago by $10.5 million, $6.2 million and $4.7 million, respectively. The net positive impact on income before taxes from these variances was a positive $12.0 million in 2009. However, due to continued severe economic conditions in the markets served by Vision Bank, the provision for loan losses exceeded the estimate from a year ago by $23.8 million.
ISSUANCE OF PREFERRED STOCK AND EMERGENCY ECONOMIC STABILIZATION ACT
On October 3, 2008, Congress passed the Emergency Economic Stabilization Act of 2008 (“EESA”), which created the Troubled Asset Relief Program (“TARP”) and provided the Secretary of the Treasury with broad authority to implement certain actions to help restore stability and liquidity to U.S. markets. The Capital Purchase Program (the “CPP”) was announced by the U.S. Department of the Treasury (the “U.S. Treasury”) on October 14, 2008 as part of TARP. Pursuant to the CPP, the U.S. Treasury was authorized to purchase up to $250 billion of senior preferred shares on standardized terms from qualifying financial institutions. The purpose of the CPP was to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.
The CPP is voluntary and requires a participating institution to comply with a number of restrictions and provisions, including standards for executive compensation and corporate governance and limitations on share repurchases and the declaration and payment of dividends on common shares.
Eligible financial institutions could generally apply to issue preferred shares to the U.S. Treasury in aggregate amounts between 1% to 3% of the institution’s risk-weighted assets. Park was eligible to apply to the U.S. Treasury for between approximately $47 million and $141 million of funding. Park elected to apply for $100 million of funds through the CPP and its application was approved on December 1, 2008.
On December 23, 2008, Park completed the sale to the U.S. Treasury of $100 million of newly-issued Park non-voting preferred shares as part of the CPP. Park entered into a Securities Purchase Agreement and a Letter Agreement with the U.S. Treasury on December 23, 2008. Pursuant to these agreements, Park issued and sold to the U.S. Treasury (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares at an exercise price of $65.97 per share, for an aggregate purchase price of $100 million. The Warrant has a ten-year term. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by Park to the U.S. Treasury under the CPP qualify as Tier 1 capital for regulatory purposes.
U.S. Generally Accepted Accounting Principles (GAAP) require management to allocate the proceeds from the issuance of the Series A Preferred Shares between the Series A Preferred Shares and related Warrant. The terms of the Series A Preferred Shares require management to pay a cumulative dividend at the rate of 5 percent per annum until February 14, 2014, and 9 percent thereafter. Management has determined that the 5 percent dividend rate is below market value; therefore, the fair value of the Series A Preferred Shares would be less than the $100 million in proceeds. Management determined that a reasonable market discount rate was 12 percent for the fair value of the Series A Preferred Shares. Management used the Black-Scholes model for calculating the fair value of the Warrant (and related common shares). The allocation between the Series A Preferred Shares and the Warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively. The discount on the Series A Preferred Shares of $4.3 million will be accreted through retained earnings using the level yield method over a 60-month period. GAAP requires Park to measure earnings per share with earnings available to common shareholders. Therefore, the Consolidated Statements of Income reflect a line item for “Preferred stock dividends and accretion” and a line

FINANCIAL REVIEW
item for “Income available to common shareholders”. The preferred stock dividends totaled $5,762,000 for 2009 and $142,000 for 2008. Included in the preferred stock dividends was the accretion of the discount on the Series A Preferred Shares. The accretion of this discount was $762,000 in 2009 and $18,000 in 2008.
Income available to common shareholders is net income minus the preferred stock dividends and accretion. Income available to common shareholders was $68.4 million for 2009 and $13.6 million for 2008.
See Note 1 and Note 25 of the Notes to Consolidated Financial Statements for additional information on the issuance of preferred stock.
DIVIDENDS ON COMMON SHARES
Park declared quarterly cash dividends on common shares in 2009 that totaled $3.76 per share. The quarterly cash dividend on common shares was $.94 per share for each quarter of 2009.
Under the terms of the Securities Purchase Agreement with the U.S. Treasury under the CPP, Park is not permitted to increase the quarterly cash dividend on its common shares above $.94 per share without seeking prior approval from the U.S. Treasury.
Cash dividends declared on common shares were $3.76 in 2009, $3.77 in 2008 and $3.73 in 2007. Park’s management expects to pay a quarterly cash dividend on its common shares of $.94 per share in 2010.
CONSOLIDATION OF OHIO BANKING CHARTERS
On July 30, 2007, Park announced a plan to review current processes and identify opportunities to improve efficiency by converting to one operating system. One outcome of this initiative (“Project EPS”) was the consolidation of the eight banking charters of Park’s Ohio-based subsidiary banks into one national bank charter, The Park National Bank (“PNB”), during the third quarter of 2008. PNB operates with eleven banking divisions. See Table 1 for a complete listing of the banking divisions.
BRANCH PURCHASE
On September 21, 2007, a banking division of PNB, the First-Knox National Bank Division (“FKND”), acquired the Millersburg, Ohio banking office (the “Millersburg branch”) of Ohio Legacy Bank, N.A. (“Ohio Legacy”). FKND acquired substantially all of the loans administered at the Millersburg branch of Ohio Legacy and assumed substantially all of the deposit liabilities relating to the deposit accounts assigned to the Millersburg branch. The fair value of the loans acquired was approximately $38.3 million and the fair value of the deposit liabilities assumed was approximately $23.5 million.
FKND paid a premium of approximately $1.7 million in connection with the purchase of the deposit liabilities. FKND recognized a loan premium adjustment of $700,000 and a certificate of deposit adjustment of $300,000, resulting in the recording of a core deposit intangible of $2.7 million. No goodwill was recognized as part of this transaction. In addition, FKND paid $900,000 for the acquisition of the branch office building that Ohio Legacy was leasing from a third party.
CRITICAL ACCOUNTING POLICIES
The significant accounting policies used in the development and presentation of Park’s consolidated financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements. The accounting and reporting policies of Park conform with U.S. GAAP and general practices within the financial services industry. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.
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
Management’s assessment of the adequacy of the allowance for loan losses considers individual impaired loans, pools of unimpaired commercial loans and pools of homogeneous loans with similar risk characteristics and other environmental risk factors. This assessment is updated on a quarterly basis. The allowance established for impaired commercial loans reflects expected losses resulting from analyses performed on each individual impaired commercial loan. The specific credit allocations are based on regular analyses of commercial, commercial real estate and construction loans where we have determined the loan to be impaired. Due to the variations in Park’s loan portfolio as well as the deteriorating credit conditions at Vision Bank, beginning with the fourth quarter of 2009, management has grouped individually impaired loans into three categories: Vision Bank impaired commercial land and development (CL&D) loans ($85.4 million), other PNB and Vision Bank impaired commercial loans ($112.0 million), and Vision Bank impaired commercial loans with balances less than $250,000 ($3.7 million). At December 31, 2009, management had specifically allocated $21.7 million, $14.5 million, and $0.5 million of the loan loss reserve to these three categories, respectively. For the years ended December 31, 2008 and 2007, management allocated $8.7 million and $3.4 million respectively, to all impaired commercial loans.
Pools of performing commercial loans and pools of homogeneous loans with similar risk characteristics are also assessed for probable losses. At December 31, 2008, a loss migration analysis was performed on accruing commercial loans, which includes commercial, financial and agricultural loans, commercial real estate loans and certain real estate construction loans. These are loans above a fixed dollar amount that are assigned an internal credit rating. During 2009, management determined that it was necessary to discontinue the migration analysis and implemented a methodology that uses an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs during the last 24 months. Management believes the 24-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed. Management also segregated Vision Bank’s accruing CL&D loan portfolio from other commercial loans, as the loss experience in the CL&D loan portfolio has far surpassed losses in other commercial loans at Park. The historical loss experience is judgmentally increased to cover approximately two years of expected losses in the commercial loan portfolio and 1.75 years of expected losses in the Vision Bank CL&D loan portfolio. Generally, residential real estate loans and consumer loans are not individually graded. The amount of loan loss reserve assigned to these loans is based on historical loss experience, judgmentally increased to cover approximately 1.25 years of expected losses. (Refer to the Credit Experience-Provision for Loan Losses section within this Financial Review for additional discussion.)
Effective January 1, 2008, management implemented the fair value hierarchy, which has the objective of maximizing the use of observable market inputs. The related accounting guidance also requires enhanced disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and cash flow analysis. At December 31, 2009, financial assets valued using Level 3 inputs for Park

FINANCIAL REVIEW
had an aggregate fair value of approximately $153.8 million. This was 10.5% of the total amount of assets measured at fair value as of the end of the year. The fair value of impaired loans was approximately $109.8 million (or 71.4%) of the total amount of Level 3 inputs. Additionally, there are $91.3 million of loans that are impaired and carried at cost, as fair value exceeds book value for each individual credit. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.
Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park’s banking subsidiaries to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. GAAP requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The fair value of the goodwill, which resides on the books of Park’s subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park subsidiary banks and banking industry comparable information. Park recognized goodwill impairment charges in both 2007 and 2008 as previously discussed.
At December 31, 2009, on a consolidated basis, Park had core deposit intangibles of $9.5 million subject to amortization and $72.3 million of goodwill, which was not subject to periodic amortization. The core deposit intangibles recorded on the balance sheet of PNB totaled $2.8 million and the core deposit intangibles at Vision Bank were $6.7 million. The goodwill asset of $72.3 million is carried on the balance sheet of PNB.
ABOUT OUR BUSINESS
Through its Ohio-based banking divisions, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Vision Bank is primarily engaged in the commercial banking business throughout the panhandle of Florida and in Baldwin County, Alabama. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength. While not engaging in activities such as foreign lending, nationally syndicated loans or investment banking, Park attempts to meet the needs of its customers for commercial, real estate and consumer loans, consumer and commercial leases, and investment, fiduciary and deposit services.
Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions. At December 31, 2009, Park and its Ohio-based banking divisions operated 127 offices and a network of 147 automatic teller machines in 28 Ohio counties and one county in northern Kentucky. Vision Bank operated 18 offices and a network of 21 automatic teller machines in Baldwin County, Alabama and in 6 counties in the panhandle of Florida.
A table of financial data of Park’s subsidiaries and banking divisions for 2009, 2008 and 2007 is shown below. See Note 23 of the Notes to Consolidated Financial Statements for additional information on the Corporation’s subsidiaries. Please note that the financial statements for various divisions of PNB are not maintained on a separate basis and, therefore, net income is only an estimate by management.
Table 1 — Park National Corporation Affiliate Financial Data

	2009		2008		2007
	Average	Net	Average	Net	Average	Net
(In thousands)	Assets	Income	Assets	Income	Assets	Income
Park National Bank:
Park National Division	$1,798,814	$26,991	$1,839,012	$25,445	$1,492,652	$24,830
Security National Division	825,481	14,316	820,571	13,001	835,801	12,439
Century National Division	650,488	11,387	711,162	12,995	720,781	11,913
First-Knox National Division	633,260	12,411	658,151	12,718	656,406	10,891
Richland Trust Division	563,776	9,954	526,989	8,946	529,175	5,915
Fairfield National Division	484,849	9,368	337,355	7,332	332,564	6,322
Park National SW & N KY Division	416,502	1,841	416,398	1,506	398,517	(69)
Second National Division	371,079	6,926	423,062	5,752	403,114	4,847
United Bank Division	242,166	4,300	214,074	3,467	207,493	2,410
Unity National Division	182,373	2,251	190,739	2,061	192,382	1,290
Farmers & Savings Division	107,437	1,713	119,014	2,042	129,133	2,292
Vision Bank	904,897	(30,110)	904,420	(81,187)	698,788	(60,681)
Parent Company, including consolidating entries	(145,591)	2,844	(452,861)	(370)	(427,650)	308

Consolidated Totals	$7,035,531	$74,192	$6,708,086	$13,708	$6,169,156	$22,707

SOURCE OF FUNDS
Deposits: Park’s major source of funds is provided by deposits from individuals, businesses and local government units. These deposits consist of noninterest bearing and interest bearing deposits.
Total year-end deposits increased by $426 million or 9.0% to $5,188 million at December 31, 2009. Excluding the $236 million decrease in brokered deposits, total year-end deposits increased by $662 million or 14.6% in 2009. Please see the following table for information on the growth in deposits in 2009.
Year-End Deposits

December 31,
(In thousands)	2009	2008	Change
Noninterest bearing checking	$897,243	$782,625	$114,618
Interest bearing transaction accounts	1,193,845	1,204,530	(10,685)
Savings	873,137	694,721	178,416
Brokered time deposits	—	235,766	(235,766)
All other time deposits	2,222,537	1,842,606	379,931
Other	1,290	1,502	(212)

Total	$5,188,052	$4,761,750	$426,302

In 2009, total year-end deposits at Vision Bank increased by $52 million or 8.2% and increased by $374 million or 9.1% for Park’s Ohio-based banking operations.
Total year-end deposits increased by $323 million or 7.3% in 2008. However, $236 million of the growth in deposits came from the use of brokered deposits. Excluding the brokered deposits, total year-end deposits increased by $87 million or 2.0%. In 2008, Vision Bank’s year-end total deposits decreased by $20 million or 3.1% and the Ohio-based banking operations increased deposits by $107 million or 2.8%.

FINANCIAL REVIEW
Average total deposits were $5,051 million in 2009 compared to $4,603 million in 2008 and $4,403 million in 2007. Average noninterest bearing deposits were $818 million in 2009 compared to $740 million in 2008 and $697 million in 2007.
Management expects that total deposits (exclusive of brokered deposits) will decrease in 2010 by 3% to 5%. The extraordinary growth in deposits in 2009 was partially due to Park’s competitors attempting to limit deposit growth by not accepting public funds deposits and by customers seeking a different local bank for their deposit business. Excluding brokered deposits, total year-end deposits increased by 14.6% in 2009, which was much stronger than the growth guidance of 1% to 2% that was provided a year ago by Park’s management.
The Federal Open Market Committee (“FOMC”) of the Federal Reserve Board decreased the federal funds rate from 4.25% at December 31, 2007 to a range of 0% to .25% at year-end 2008. The FOMC aggressively lowered the federal funds rate during 2008 as the severity of the economic recession increased. The FOMC maintained the targeted federal funds rate in the 0% to .25% range for all of 2009 as the U.S. economy gradually recovered from the severe recession. The average federal funds rate was .16% for 2009, compared to an average rate of 1.93% for 2008 and 5.02% in 2007.
The average interest rate paid on interest bearing deposits was 1.53% in 2009, compared to 2.33% in 2008 and 3.27% in 2007. The average cost of interest bearing deposits for each quarter of 2009 was 1.33% for the fourth quarter, compared to 1.48% for the third quarter, 1.59% for the second quarter and 1.73% for the first quarter.
Park’s management expects that due to the uncertainty of future economic growth following the severe economic recession, the FOMC will maintain the federal funds interest rate at approximately .25% for most of 2010. As a result, Park’s management expects a further decrease in the average interest rate paid on interest bearing deposits in 2010.
Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings. These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk. The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments. The average rate paid on short-term borrowings was .76% in 2009 compared to 2.38% in 2008 and 4.47% in 2007.
The average cost of short-term borrowings for each quarter of 2009 was .64% for the fourth quarter, compared to .81% for the third quarter, .77% for the second quarter and .83% for the first quarter. Management expects the average rate paid on short-term borrowings in 2010 to be similar to 2009.
Average short-term borrowings were $420 million in 2009 compared to $609 million in 2008 and $494 million in 2007. The decrease in average short-term borrowings in 2009 compared to 2008 was primarily due to the large increase in average deposit balances. The increase in average short-term borrowings in 2008 compared to 2007 was used to help fund the increase in loans and investments.
Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms. The average rate paid on long-term debt was 3.38% for 2009, compared to 3.72% for 2008 and 4.22% for 2007. In 2009, the average cost of long-term debt for each quarter was 3.63% for the fourth quarter, compared to 3.62% for the third quarter, 3.31% for the second quarter and 3.03% for the first quarter. (The average balance of long-term debt and the average cost of long-term debt includes the subordinated debentures discussed in the following section.) Management expects that the average rate paid on long-term debt will be approximately 3.75% in 2010.
In 2009, average long-term debt was $780 million compared to $836 million in 2008 and $569 million in 2007. Average total debt (long-term and short-term) was $1,200 million in 2009 compared to $1,445 million in 2008 and $1,063 million in 2007. Average total debt decreased by $245 million or 16.9% in 2009 compared to 2008 and increased by $382 million or 35.9% in 2008 compared to 2007. The decrease in average total debt in 2009 compared to 2008 was primarily due to the large increase in average deposits. In 2008, the large increase in average total debt was used to fund the large increase in average loans and investments.
Average long-term debt was 65% of average total debt in 2009 compared to 58% in 2008 and 54% in 2007.
Subordinated Debentures/Notes: Park assumed with the Vision acquisition $15 million of floating rate junior subordinated notes. The interest rate on these subordinated notes adjusts every quarter at 148 basis points above the three-month LIBOR interest rate. The maturity date on the junior subordinated notes is December 30, 2035 and the subordinated debenture may be prepaid after December 30, 2010. These subordinated notes qualify as Tier 1 capital under Federal Reserve Board guidelines.
Park’s Ohio-based banking subsidiary, PNB, issued a $25 million subordinated debenture on December 28, 2007. The interest rate on this subordinated debenture adjusts every quarter at 200 basis points above the three-month LIBOR interest rate. The maturity date on the subordinated debenture is December 29, 2017 and the subordinated debenture may be prepaid after December 28, 2012. On January 2, 2008, Park entered into a “pay fixed-receive floating” interest rate swap agreement for a notional amount of $25 million with a maturity date of December 28, 2012. This interest rate swap agreement was designed to hedge the cash flows pertaining to the $25 million subordinated debenture until December 28, 2012. Management converted the cash flows to a fixed interest rate of 6.01% through the use of the interest rate swap. This subordinated debenture qualifies as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”) and the Federal Reserve System.
On December 23, 2009, Park issued $35.25 million of subordinated notes to 38 purchasers. The subordinated notes have a fixed annual interest rate of 10% with quarterly interest payments. The maturity date on the subordinated notes is December 23, 2019. These notes may be prepaid by Park at any time after five years. The subordinated notes qualify as Tier 2 capital under applicable rules of the Federal Reserve Board. Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.
See Note 11 of the Notes to Consolidated Financial Statements for additional information on the subordinated debentures and subordinated notes.
Sale of Common Stock: Park sold an aggregate of 904,072 common shares, out of treasury shares, during 2009 using various capital raising strategies. As part of one of these strategies, Park issued warrants for the purchase of 500,000 shares of common stock. The warrants have an exercise price of $67.75 per share. Warrants covering the purchase of an aggregate of 250,000 common shares expire on April 30, 2010 and warrants covering the purchase of the other 250,000 common shares expire on October 30, 2010.
Park sold a total of 288,272 common shares through an At-the-Market Common Stock Offering Program (“ATM”) during the second and third quarters of 2009. Gross proceeds from these sales were $17.5 million at a weighted average sales price of $60.83 per share. Net of selling and due diligence expenses, Park raised $16.7 million in equity from the ATM.
During the fourth quarter of 2009, Park sold 500,000 shares of common stock and issued the previously described warrants for the purchase of an aggregate of 500,000 shares of common stock in a registered direct offering. The gross proceeds from the sale of the common stock and warrants was $30.8 million at an average sales price of $61.59 per share. Net of selling and professional expenses, Park raised $29.8 million from this transaction.
Also during the fourth quarter of 2009, Park sold 115,800 common shares to Park’s Defined Benefit Pension Plan (the “Pension Plan”). These common shares were sold at the current market price of $60.45 per share for gross proceeds of $7.0 million. There were no expenses associated with this sale.

FINANCIAL REVIEW
In total for 2009, Park sold 904,072 common shares and warrants covering 500,000 common shares at a weighted average price per share of $61.20 for gross proceeds of $55.3 million. Net of selling expenses and professional fees, Park raised $53.5 million of equity from these capital raising strategies in 2009.
Stockholders’ Equity: Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) to tangible assets (total assets less goodwill and other intangible assets) was 9.13% at December 31, 2009 compared to 7.98% at December 31, 2008 and 6.85% at December 31, 2007.
The large increase in the ratio of tangible stockholders’ equity to tangible assets in 2008 was due to the issuance of $100 million of Park non-voting preferred shares to the U.S. Treasury on December 23, 2008. In 2009, Park’s tangible stockholders’ equity to tangible assets ratio further increased largely as a result of the sale of common stock which increased equity by $53.5 million. Excluding the $100.0 million of preferred stock, the ratio of tangible stockholders’ equity to tangible assets ratio was 7.69% at December 31, 2009 and 6.54% at December 31, 2008.
In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s equity. The unrealized holding gain on AFS securities, net of income taxes, was $30.1 million at year-end 2009, compared to an unrealized holding gain on AFS securities, net of income taxes, of $31.6 million at year-end 2008 and an unrealized holding gain on AFS securities, net of income taxes, of $1.0 million at year-end 2007. Long-term and short-term interest rates decreased sharply during the fourth quarter of 2008 which caused the market value of Park’s investment securities to increase and produced the large unrealized holding gain on AFS securities, net of income taxes, at year-end 2008 and year-end 2009.
In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the accounting for Park’s Pension Plan. See Note 13 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s Pension Plan.
Pertaining to the Pension Plan, Park recognized a net comprehensive gain of $6.3 million in 2009, a net comprehensive loss of $(16.2) million in 2008 and a net comprehensive gain of $3.3 million in 2007. The comprehensive gain in 2009 was due to positive investment returns and contributions to the Pension Plan. The large comprehensive loss in 2008 was primarily due to the negative investment return on Pension Plan assets in 2008, as a result of the poor performance of stock investments in 2008. At year-end 2009, the balance in accumulated other income (loss) pertaining to the Pension Plan was $(13.5) million, compared to $(19.8) million at December 31, 2008 and $(3.6) million at December 31, 2007.
Park also recognized in 2008, a net comprehensive loss of $(1.3) million due to the mark-to-market of the $25 million cash flow hedge. In 2009, Park recognized $.3 million of comprehensive income on the cash flow hedge. See Note 19 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s derivative instruments.
INVESTMENT OF FUNDS
Loans: Average loans were $4,594 million in 2009 compared to $4,355 million in 2008 and $4,011 million in 2007. The average yield on loans was 6.03% in 2009 compared to 6.93% in 2008 and 8.01% in 2007. The average prime lending rate in 2009 was 3.25% compared to 5.09% in 2008 and 8.05% in 2007. Approximately 63% of Park’s loan balances mature or reprice within one year (see Table 10). The yield on average loan balances for each quarter of 2009 was 5.91% for the fourth quarter, compared to 5.99% for the third quarter, 6.02% for the second quarter and 6.18% for the first quarter. Management expects that the yield on the loan portfolio will decrease modestly in 2010 compared to the average yield of 6.03% for 2009. Year-end loan balances increased by $149 million or 3.3% in 2009 compared to 2008. Park’s Ohio-based subsidiaries increased loans by $162 million or 4.3% during 2009. Vision Bank had a small decline in loans of $13 million or 1.9% during 2009.
In 2008, year-end loan balances increased by $267 million or 6.3%. During the fourth quarter of 2008, Park’s Ohio-based banking divisions sold $31 million of unsecured credit card balances. Exclusive of the sale of the credit card balances, year-end loan balances grew by $298 million or 7.0%. At Vision Bank, year-end loan balances increased by $51 million or 8.0% during 2008 to $690 million. Park’s Ohio-based subsidiaries increased loans by $216 million or 6.0% during 2008. Excluding the sale of the credit card balances, Park’s Ohio-based subsidiaries increased loans by $247 million or 6.9% in 2008.
Year-end loan balances increased by $110 million or 3.2% in 2007 exclusive of $596 million of loans that were acquired in the Vision acquisition and exclusive of the $38 million of loans that were acquired as part of the Millersburg, Ohio branch purchase. From the date of the Vision acquisition (March 9, 2007) through year-end 2007, Vision Bank increased loans by $43 million to $639 million at year-end 2007. Excluding the growth from Vision Bank, Park’s Ohio-based subsidiaries grew loans by $67 million during 2007 for a growth rate of 1.9%.
A year ago, management projected that year-end loan balances would grow between 3% to 4% in 2009. The actual loan growth of 3.3% was consistent with this guidance. Management expects that loan growth for 2010 will be slower (1% to 3%) as the demand for loans decreased in the fourth quarter of 2009.
Year-end residential real estate loans were $1,555 million, $1,560 million and $1,481 million in 2009, 2008 and 2007, respectively. Residential real estate loans decreased by $5 million or .3% in 2009 and increased by $79 million or 5.3% during 2008. In 2007, residential real estate loans increased by $43 million or 3.3% exclusive of the $138 million of loans from the Vision acquisition. Management does not expect any growth in residential real estate loans in 2010, as Park’s customers will continue to favor long-term fixed rate residential mortgage loans.
The long-term fixed rate residential mortgage loans that Park originates are sold in the secondary market and Park typically retains the servicing on these loans. The balance of sold fixed-rate residential mortgage loans increased by $149 million or 10.9% to $1,518 million at year-end 2009, compared to $1,369 million at year-end 2008 and $1,403 million at year-end 2007. Due to low long-term interest rates in 2009, the demand for fixed-rate residential mortgage loans was extraordinary. Park originated and sold $615 million of fixed-rate residential mortgage loans in 2009, compared to $161 million in 2008 and 2007. Management expects that the loan origination volume of fixed-rate mortgage loans will decrease by 50% or more in 2010, as the annualized loan origination volume for the fourth quarter of 2009 was $333 million. The balance of sold fixed-rate residential mortgage loans is expected to increase by 1% to 3% in 2010.
Year-end consumer loans were $704 million, $643 million and $593 million in 2009, 2008 and 2007, respectively. Consumer loans increased by $61 million or 9.5% in 2009 and increased by $50 million or 8.4% in 2008. In 2007, consumer loans increased by $55 million or 10.3% exclusive of the $6 million of loans acquired from the Vision acquisition. The increases in consumer loans for 2009, 2008 and 2007 were primarily due to an increase in automobile loans originated through automobile dealers in Ohio. Management expects that consumer loans will increase by 2% to 3% in 2010.
On a combined basis, year-end construction loans, commercial loans and commercial real estate loans totaled $2,377 million, $2,284 million and $2,143 million at year-end 2009, 2008 and 2007, respectively. These combined loan totals increased by $93 million or 4.1% in 2009 and increased by $141 million or 6.6% in 2008. These combined loan totals increased by $33 million or 2.0% in 2007, exclusive of the $472 million of loans acquired through the Vision acquisition and the Millersburg branch purchase. Management expects that construction loans, commercial loans and commercial real estate loans will grow by 1% to 3% in 2010.

FINANCIAL REVIEW
Year-end lease balances were $3 million, $4 million and $7 million in 2009, 2008 and 2007, respectively. Management continues to de-emphasize leasing and expects the balance to further decline in 2010.
Table 2 reports year-end loan balances by type of loan for the past five years.
Table 2 — Loans by Type

December 31,
(In thousands)	2009	2008	2007	2006	2005
Commercial, financial and agricultural	$751,277	$714,296	$613,282	$548,254	$512,636
Real estate — construction	495,518	533,788	536,389	234,988	193,185
Real estate — residential	1,555,390	1,560,198	1,481,174	1,300,294	1,287,438
Real estate — commercial	1,130,672	1,035,725	993,101	854,869	823,354
Consumer	704,430	643,507	593,388	532,092	494,975
Leases	3,145	3,823	6,800	10,205	16,524

Total Loans	$4,640,432	$4,491,337	$4,224,134	$3,480,702	$3,328,112

Table 3 — Selected Loan Maturity Distribution

		Over One	Over
December 31, 2009	One Year	Through	Five
(In thousands)	or Less (1)	Five Years	Years	Total
Commercial, financial and agricultural	$355,738	$248,780	$146,759	$751,277
Real estate — construction	396,829	33,325	65,364	495,518
Real estate — commercial	254,901	131,738	744,033	1,130,672

Total	$1,007,468	$413,843	$956,156	$2,377,467

Total of these selected loans due after one year with:
Fixed interest rate				$508,111
Floating interest rate				$861,888

(1)	Nonaccrual loans of $173,525 are included within the one year or less classification above.
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
Park classifies most of its securities as AFS (see Note 4 of the Notes to Consolidated Financial Statements). These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss) which is part of the Corporation’s equity. The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.
Generally, Park classifies U.S. Government Agency collateralized mortgage obligations (“CMOs”) that it purchases as held-to-maturity. A classification of held-to-maturity means that Park has the positive intent and the ability to hold these securities until maturity. Park classifies CMOs as held-to-maturity because these securities are generally not as liquid as the U.S. Government Agency mortgage-backed securities and U.S. Government Agency notes that Park classifies as AFS. At year-end 2009, Park’s held-to-maturity securities portfolio was $507 million, compared to $428 million at year-end 2008 and $165 million at year-end 2007. Park purchased $119 million of CMOs in 2009 and purchased $270 million of CMOs in 2008. All of the mortgage-backed securities and CMOs in Park’s investment portfolio were issued by a U.S. Government Agency.
Average taxable investment securities were $1,848 million in 2009, compared to $1,756 million in 2008 and $1,531 million in 2007. The average yield on taxable securities was 4.90% in 2009, compared to 5.00% in 2008 and 5.03% in 2007. Average tax-exempt investment securities were $30 million in 2009, compared to $45 million in 2008 and $65 million in 2007. The average tax-equivalent yield on tax-exempt investment securities was 7.45% in 2009, compared to 6.90% in 2008 and 6.68% in 2007.
Year-end total investment securities (at amortized cost) were $1,817 million in 2009, $2,010 million in 2008 and $1,702 million in 2007. Management purchased investment securities totaling $469 million in 2009, $693 million in 2008 and $843 million in 2007. Proceeds from repayments and maturities of investment securities were $467 million in 2009, $310 million in 2008 and $712 million in 2007. Proceeds from sales of AFS securities were $204 million in 2009 and $81 million in 2008. Park realized net security gains of $7.3 million in 2009 and $1.1 million in 2008. Park did not sell any investment securities in 2007.
During the second quarter of 2009, Park’s management sold U.S. Government Agency mortgage-backed securities with a book value of $197 million, for proceeds of $204.3 million and a pre-tax gain of $7.3 million. These securities had a book yield of 4.70% and a weighted average remaining life of about 3 years. These mortgage-backed securities were sold at a price of approximately 103.2% of par for a give-up yield (yield expected to be received by purchaser to maturity) of approximately 3.33%. Park’s management purchased $250 million of U.S. Government Agency callable notes during the second quarter of 2009 at a weighted average yield of 4.55%. These callable notes have final maturities in 9 to 10 years and have call dates from 1 to 3 years.
During January 2010, Park’s management sold approximately $200 million of U.S. Government Agency mortgage-backed securities for settlement in March 2010 for an estimated gain of $7.3 million. These securities were sold at a price of approximately 103.5% of par for a give-up yield of approximately 3.12%. The book yield on these mortgage-backed securities is approximately 4.68%. Management expects to reinvest the proceeds from the sale of the mortgage-backed securities late in the first quarter of 2010 or in the second quarter of 2010.
At year-end 2009 and 2008, the average tax-equivalent yield on the total investment portfolio was 4.87% and 5.01%, respectively. The weighted average remaining maturity was 3.5 years at December 31, 2009 and 2.9 years at December 31, 2008. U.S. Government Agency asset-backed securities were approximately 76% of the total investment portfolio at year-end 2009 and were approximately 88% of the total investment portfolio at year-end 2008. This segment of the investment portfolio consists of 15-year mortgage-backed securities and CMOs.
The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and CMOs would be reduced and callable U.S. Government Agency notes would extend to their maturity dates. At year-end 2009, management estimated that the average maturity of the investment portfolio would lengthen to 5.3 years with a 100 basis point increase in long-term interest rates and to 5.4 years with a 200 basis point increase in long-term interest rates. Likewise, the average maturity of the investment port folio would shorten if long-term interest rates would decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government Agency notes would shorten to their call dates. At year-end 2009, management estimated that the average maturity of the investment portfolio would decrease to 1.8 years with a 100 basis point decrease in long-term interest rates and to 1.3 years with a 200 basis point decrease in long-term interest rates.
The following table sets forth the carrying value of investment securities at year-end 2009, 2008 and 2007:
Table 4 — Investment Securities

December 31,
(In thousands)	2009	2008	2007
Obligations of U.S. Treasury and other U.S. Government agencies	$347,595	$128,688	$203,558
Obligations of states and political subdivisions	20,123	37,188	59,052
U.S. Government asset-backed securities	1,425,361	1,822,587	1,375,005
Other securities	70,481	70,588	65,488

Total	$1,863,560	$2,059,051	$1,703,103

FINANCIAL REVIEW
Included in “Other Securities” in Table 4, are Park’s investments in Federal Home Loan Bank stock and Federal Reserve Bank stock. At December 31, 2009, Park owned $62.0 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve Bank stock. Park owned $61.9 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve Bank stock at year-end 2008. At December 31, 2007, Park owned $56.8 million of Federal Home Loan Bank stock and $6.4 million of Federal Reserve Bank stock. The fair values of these investments are the same as their amortized costs.
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
Net interest income increased by $17.6 million or 6.9% to $273.5 million for 2009 compared to an increase of $21.2 million or 9.0% to $255.9 million for 2008. The tax equivalent net yield on interest earning assets was 4.22% for 2009 compared to 4.16% for 2008 and 4.20% for 2007. The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.94% for 2009, compared to 3.82% for 2008 and 3.68% for 2007. In 2009, the increase in net interest income was primarily due to the increase in average interest earning assets of $353 million or 5.7% and to an increase in the net interest spread to 3.94% from 3.82% in 2008. The increase in net interest income in 2008 was primarily due to the large increase in average interest earning assets of $546 million or 9.7% and an increase in the net interest spread to 3.82% from 3.68% in 2007.
The average yield on interest earning assets was 5.67% in 2009 compared to 6.37% in 2008 and 7.18% in 2007. On a quarterly basis for 2009, the average yield on earning assets was 5.51% for the fourth quarter, 5.66% for the third quarter, 5.69% for the second quarter and 5.81% for the first quarter. The FOMC of the Federal Reserve Board decreased the targeted federal funds rate from 4.25% at year-end 2007 to a range of 0% to .25% at year-end 2008. The average federal funds rate for 2009 was .16%, compared to an average rate of 1.93% in 2008 and 5.02% in 2007. Management expects that the average yield on interest earning assets will modestly decrease in 2010.
Table 5 — Distribution of Assets, Liabilities and Stockholders’ Equity

	2009			2008			2007
December 31,	Daily		Average	Daily		Average	Daily		Average
(In thousands)	Average	Interest	Rate	Average	Interest	Rate	Average	Interest	Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,594,436	$276,893	6.03%	$4,354,520	$301,926	6.93%	$4,011,307	$321,392	8.01%
Taxable investment securities	1,847,706	90,558	4.90%	1,755,879	87,711	5.00%	1,531,144	77,016	5.03%
Tax-exempt investment securities (3)	29,597	2,205	7.45%	45,420	3,134	6.90%	65,061	4,346	6.68%
Money market instruments	52,518	111	0.21%	15,502	295	1.90%	17,838	920	5.16%

Total interest earning assets	6,524,257	369,767	5.67%	6,171,321	393,066	6.37%	5,625,350	403,674	7.18%

Noninterest earning assets:
Allowance for probable loan losses	(103,683)			(86,485)			(78,256)
Cash and due from banks	110,227			143,151			151,219
Premises and equipment, net	67,944			69,278			61,604
Other assets	436,786			410,821			409,239

TOTAL	$7,035,531			$6,708,086			$6,169,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Transaction accounts	$1,229,553	$7,889	0.64%	$1,364,635	$19,509	1.43%	$1,318,764	$35,919	2.72%
Savings deposits	805,783	2,926	0.36%	585,505	3,124	0.53%	553,407	3,878	0.70%
Time deposits	2,197,055	53,805	2.45%	1,912,640	67,259	3.52%	1,834,060	81,224	4.43%

Total interest bearing deposits	4,232,391	64,620	1.53%	3,862,780	89,892	2.33%	3,706,231	121,021	3.27%

Short-term borrowings	419,733	3,209	0.76%	609,219	14,469	2.38%	494,160	22,113	4.47%
Long-term debt (4)	780,435	26,370	3.38%	835,522	31,105	3.72%	568,575	24,013	4.22%

Total interest bearing liabilities	5,432,559	94,199	1.73%	5,307,521	135,466	2.55%	4,768,966	167,147	3.50%

Noninterest bearing liabilities:
Demand deposits	818,243			739,993			697,247
Other	109,415			92,607			84,185

Total noninterest bearing liabilities	927,658			832,600			781,432

Stockholders’ equity	675,314			567,965			618,758

TOTAL	$7,035,531			$6,708,086			$6,169,156

Net interest earnings		$275,568			$257,600			$236,527
Net interest spread			3.94%			3.82%			3.68%
Net yield on interest earning assets			4.22%			4.16%			4.20%

(1)	Loan income includes loan related fee income of $1,372 in 2009, $4,650 in 2008 and $5,935 in 2007. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2009, 2008 and 2007. The taxable equivalent adjustment was $1,294 in 2009, $763 in 2008 and $565 in 2007.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)	Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2009, 2008 and 2007. The taxable equivalent adjustments were $783 in 2009, $964 in 2008 and $1,285 in 2007.

(4)	Includes subordinated debenture and subordinated notes.

FINANCIAL REVIEW
The average rate paid on interest bearing liabilities was 1.73% in 2009, compared to 2.55% in 2008 and 3.50% in 2007. On a quarterly basis for 2009, the average rate paid on interest bearing liabilities was 1.58% for the fourth quarter, 1.73% for the third quarter, 1.78% for the second quarter and 1.84% for the first quarter. Management expects that the average rate paid on interest bearing liabilities will modestly decrease in 2010.
The following table displays (for each quarter of 2009) the average balance of interest earning assets, net interest income and the tax equivalent net interest margin.

	Average Interest	Net Interest	Tax Equivalent
(In thousands)	Earning Assets	Income	Net Interest Margin
First Quarter	$6,546,681	$68,233	4.26%
Second Quarter	6,528,425	67,994	4.21%
Third Quarter	6,476,283	68,462	4.22%
Fourth Quarter	6,546,174	68,802	4.20%

2009	$6,524,257	$273,491	4.22%

Management expects that average interest earnings assets will be approximately $6,550 million for 2010 as the expected growth in loan balances from year-end will be partially offset by a decrease in investment securities. Management expects that net interest income will be $265 to $275 million in 2010 and that the tax equivalent net interest margin will be approximately 4.15% to 4.20% in 2010. (Please see the “Summary Discussion of Operating Results for Park” section of this Financial Review for a comparison of 2009 results to management’s projections from a year ago.)
The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
Table 6 — Volume/Rate Variance Analysis

	Change from 2008 to 2009			Change from 2007 to 2008
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$15,891	$(40,924)	$(25,033)	$26,080	$(45,546)	$(19,466)

Taxable investments	4,600	(1,753)	2,847	11,160	(465)	10,695
Tax-exempt investments	(1,163)	234	(929)	(1,351)	139	(1,212)
Money market instruments	248	(432)	(184)	(107)	(518)	(625)

Total interest income	19,576	(42,875)	(23,299)	35,782	(46,390)	(10,608)

Interest expense:
Transaction accounts	$(1,766)	$(9,854)	$(11,620)	$1,204	$(17,614)	$(16,410)
Savings accounts	968	(1,166)	(198)	217	(971)	(754)
Time deposits	9,026	(22,480)	(13,454)	3,351	(17,316)	(13,965)
Short-term borrowings	(3,536)	(7,724)	(11,260)	4,345	(11,989)	(7,644)
Long-term debt	(1,985)	(2,750)	(4,735)	10,203	(3,111)	7,092

Total interest expense	2,707	(43,974)	(41,267)	19,320	(51,001)	(31,681)

Net variance	$16,869	$1,099	$17,968	$16,462	$4,611	$21,073

Other Income: Total other income decreased by $3.6 million or 4.3% to $81.2 million in 2009 compared to an increase of $13.2 million or 18.4% to $84.8 million in 2008. Park’s total other income in 2008 was positively impacted by two “one-time” items totaling $14.9 million. The “one-time” positive items in 2008 were $3.1 million of revenue recognized as a result of the initial public offering of Visa, Inc. and an aggregate of $11.8 million of revenue which resulted from the sale of the unsecured credit card balances and the sale of the merchant processing business. In 2009, Park’s total other income includes a “one-time” positive item of $3.0 million from the sale of all the Class B shares of stock that Park received from the initial public offering of Visa, Inc.
The following table displays total other income for Park in 2009, 2008 and 2007.

Year Ended December 31
(In thousands)	2009	2008	2007
Income from fiduciary activities	$12,468	$13,937	$14,403
Service charges on deposits	21,985	24,296	23,813
Net gains on sales of securities	7,340	1,115	—
Other service income	18,767	8,882	11,543
Other	20,630	36,604	21,881

Total other income	$81,190	$84,834	$71,640

Income from fiduciary activities decreased by $1.5 million or 10.5% to $12.5 million in 2009 and decreased $466,000 or 3.2% to $13.9 million in 2008. The decrease in fiduciary fee income in 2009 and 2008 was primarily due to the poor performance of the equity markets during the past two years. Park charges fiduciary fees based on the market value of the assets being managed. The Dow Jones Industrial Average stock index annual average was 13,178 for calendar year 2007, compared to 11,244 for calendar year 2008 and 8,885 for calendar year 2009. On a positive note, the Dow Jones Industrial Average stock index at year-end 2009 was 10,428, compared to 8,776 at year-end 2008. The market value of the assets that Park manages were $3.1 billion at December 31, 2009 compared to $2.7 billion at December 31, 2008. Management expects an increase of approximately 7% in fee income from fiduciary activities in 2010.
Service charges on deposit accounts decreased by $2.3 million or 9.5% to $22.0 million in 2009 and increased by $483,000 or 2.0% to $24.3 million in 2008. The decrease in service charge income in 2009 was primarily due to a decrease in fee income from the courtesy overdraft program. Park’s customers did not use the courtesy overdraft program as frequently in 2009 and as a result this fee income decreased by $2.2 million or 12.7% in 2009 compared to 2008. Management expects that revenue from service charges on deposits in 2010 will decrease modestly from the $22.0 million in revenue in 2009.
Fee income earned from origination and sale into the secondary market of long-term fixed-rate mortgage loans is included within other non-yield related fees in the subcategory “Other service income”. Other service income increased by $9.9 million or 111.3% to $18.8 million in 2009. This large increase was due to the extraordinary volume of fixed-rate residential mortgage loans that Park originated and sold into the secondary market in 2009. The amount of fixed-rate mortgage loans originated and sold in 2009 was $615 million, compared to $161 million for both 2008 and 2007. In 2008, other service income decreased by $2.7 million or 23.1% to $8.9 million. This decrease was primarily due to a write-down of $1.6 million on the mortgage loan servicing asset during the fourth quarter of 2008. Park’s management expects that the volume of fixed-rate residential mortgage loans will decrease significantly in 2010 and as a result expects that other service income will decrease by approximately $7 million or 38% in 2010.
The subcategory of “Other” income includes fees earned from check card and ATM services, income from bank owned life insurance, fee income earned from the sale of official checks and printed checks, rental fee income from safe deposit boxes and other miscellaneous income. Total other income decreased by $16.0 million or 43.6% to $20.6 million in 2009 and increased by $14.7 million or 67.3% to $36.6 million in 2008. The large increase in this revenue in 2008 and the large decrease in 2009 was primarily due to the two “one-time” revenue items in 2008 which totaled $14.9 million. Park also had a $3.0 million positive “one-time” revenue item in 2009, but other income was reduced during the year by $6.3 million of losses recognized on the write-down or sale of real estate owned at Vision Bank. Approximately $5.0 million of these other real estate owned losses occurred in the fourth quarter of 2009. Park’s management expects that the subcategory of other income will increase by 5% in 2010 as the losses on real estate owned at Vision Bank are expected to decline modestly in 2010.

FINANCIAL REVIEW
Park recognized net gains from the sale of investment securities of $7.3 million in 2009 and $1.1 million in 2008. No securities were sold in 2007. As previously discussed, Park expects to recognize a gain of approximately $7.3 million from the sale of securities in 2010.
A year ago, Park’s management forecast that total other income, excluding gains from the sale of securities, would be approximately $75 million for 2009. The actual performance was below our estimate by $1.1 million or 1.5% at $73.9 million. For 2010, Park’s management expects that total other income, excluding gains from the sale of securities, will be approximately $68 million.
Other Expense: Total other expense was $188.7 million in 2009, compared to $234.5 million in 2008 and $224.2 million in 2007. Total other expense includes goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007. Excluding the goodwill impairment charges, total other expense increased by $9.2 million or 5.1% to $188.7 million in 2009 and increased by $9.4 million or 5.5% to $179.5 million in 2008.
The following table displays total other expense for Park in 2009, 2008 and 2007.

Year Ended December 31
(In thousands)	2009	2008	2007
Salaries and employee benefits	$101,225	$99,018	$97,712
Goodwill impairment charge	—	54,986	54,035
Data processing fees	5,674	7,121	6,892
Fees and service charges	15,935	12,801	11,055
Net occupancy expense of bank premises	11,552	11,534	10,717
Amortization of intangibles	3,746	4,025	3,847
Furniture and equipment expense	9,734	9,756	9,259
Insurance	12,072	2,322	1,445
Marketing	3,775	4,525	4,961
Postage and telephone	6,903	7,167	6,910
State taxes	3,206	2,989	2,769
Other	14,903	18,257	14,562

Total other expense	$188,725	$234,501	$224,164

Salaries and employee benefits expense increased by $2.2 million or 2.2% to $101.2 million in 2009 and increased by $1.3 million or 1.3% to $99.0 million in 2008. The increase in 2009 was primarily related to higher employee benefit costs, as Pension Plan expense increased approximately $2.8 million. Full-time equivalent employees at year-end 2009 were 2,024, compared to 2,051 at year-end 2008 and 2,066 at year-end 2007.
On July 30, 2007, Park announced Project EPS, a plan to review current processes and identify opportunities to improve efficiency by converting to one operating system in Ohio. During the third quarter of 2008, Park merged its eight Ohio banking charters into a national bank, PNB. The banking divisions of PNB have been able to reduce full-time equivalent employees as a result of Project EPS. Full-time equivalent employees for Park’s Ohio-based divisions were 1,811 at year-end 2009, compared to 1,837 at year-end 2008, 1,865 at year-end 2007 and 1,889 at year-end 2006. During 2008 and 2009, all of Park’s Ohio-based banking divisions converted to one operating system. The number of full-time equivalent employees in Ohio has declined by 78 from year-end 2006 to year-end 2009. Park’s management estimates that approximately 105 full-time equivalent positions were eliminated as a result of Project EPS. The actual reduction in full-time equivalent employees over the past three years was not quite this large due to the opening of additional branch offices.
A year ago, Park’s management projected that salaries and benefit expense would be $103.0 million for 2009. The actual performance for the year was $1.8 million or 1.7% lower than the estimate. For 2010, management is projecting salaries and employee benefits expense to increase by $0.8 million or 0.8% to $102 million for the year.
Vision Bank recorded goodwill impairment charges of $55.0 million in 2008 and $54.0 million in 2007. See Note 1 of the Notes to Consolidated Financial Statements for a discussion of the goodwill impairment charges. Vision Bank did not have any remaining goodwill at year-end 2008.
Fees and service charges increased by $3.1 million or 24.5% to $15.9 million in 2009 and increased by $1.7 million or 15.8% to $12.8 million in 2008. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The large increase in fees and service charges expense in 2009 was primarily due to an increase in legal fees of $1.9 million to $4.1 million and in consulting fees of $.4 million to $1.7 million. This additional expense was primarily related to an increase in problem loans in 2009. The increase in other fees and service charges expense in 2008 was primarily due to an increase in consulting fees of $.7 million to $1.3 million. This additional expense in 2008 primarily pertained to Project EPS.
Insurance expense increased by $9.8 million or 419.0% to $12.1 million in 2009 and increased by $.9 million or 60.7% to $2.3 million in 2008. The increase in insurance expense for both years was primarily due to the increase in FDIC insurance expense. In 2009, FDIC insurance expense increased by $9.5 million to $11.0 million and in 2008, FDIC insurance expense increased by $.9 million to $1.5 million.
The subcategory “Other” expense includes expenses for supplies, travel, charitable contributions, amortization of low income housing tax investments, expenses pertaining to other real estate owned and other miscellaneous expenses. The subcategory other expense decreased by $3.4 million or 18.4% to $14.9 million in 2009 and increased by $3.7 million or 25.4% to $18.3 million in 2008. The decrease in the subcategory other expense in 2009 was primarily due to a $1.9 million decrease to $2.2 million in other real estate owned expense. In 2008, the increase in other expense was primarily due to an increase of $3.4 million to $4.1 million in other real estate owned expense.
A year ago, Park’s management projected that total other expense would be approximately $184.0 million in 2009. The actual expense for the year of $188.7 million exceeded our estimate by $4.7 million or by 2.6%. This variance was primarily due to the special assessment of FDIC insurance in the second quarter of 2009, which was $3.3 million for Park. Management expects that total other expense for 2010 will be approximately $191 million, a projected increase of $2.3 million or 1.2%.
Income Taxes: Federal income tax expense was $25.4 million in 2009, compared to $24.3 million in 2008 and $30.4 million in 2007. State income tax expense was a credit for each of the past three years of $(2.5) million in 2009, $(2.3) million in 2008 and $(453,000) in 2007. Vision Bank is subject to state income tax in the states of Alabama and Florida. State income tax expense was a credit in 2009, 2008 and 2007, because Vision Bank had losses in all three years. Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on year-end equity. The franchise tax expense is included in “state taxes” on Park’s Consolidated Statements of Income. Park’s management will investigate the merger of Vision Bank into PNB during 2010. The merger of Vision Bank into PNB will ensure that the state net operating loss carryforward will be utilized in the future in the states of Alabama and Florida.
Federal income tax expense as a percentage of income before taxes was 26.2% in 2009, compared to 68.1% in 2008 and 57.8% in 2007. The goodwill impairment charge of $55.0 million in 2008 reduced income tax expense by approximately $1 million. The goodwill impairment charge of $54.0 million in 2007 had no impact on income tax expense.

FINANCIAL REVIEW
For 2008 and 2007, the percentage of federal income tax expense to income before taxes (adjusted for the goodwill impairment charges) was 26.8% and 28.5%, respectively. By comparison, the percentage of federal income tax expense to income before taxes was 26.2% in 2009.
A lower federal effective tax rate than the statutory rate of 35% is primarily due to tax-exempt interest income from state and municipal investments and loans, low income housing tax credits and income from bank owned life insurance.
Park’s management expects that the federal effective income tax rate for 2010 will be approximately 28% to 29%.
CREDIT EXPERIENCE
Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.
The provision for loan losses was $68.8 million in 2009, $70.5 million in 2008 and $29.5 million in 2007. Net loan charge-offs were $52.2 million in 2009, $57.5 million in 2008 and $22.2 million in 2007. The ratio of net loan charge-offs to average loans was 1.14% in 2009, 1.32% in 2008 and 0.55% in 2007.
The loan loss provision for Vision Bank was $44.4 million in 2009, $47.0 million in 2008 and $19.4 million in 2007. Net loan charge-offs for Vision Bank were $28.9 million in 2009, $38.5 million in 2008 and $8.6 million in 2007. Vision Bank’s ratio of net loan charge-offs to average loans was 4.18% in 2009, 5.69% in 2008 and an annualized 1.71% in 2007.
Park’s Ohio-based subsidiaries had a combined loan loss provision of $24.4 million in 2009, $23.5 million in 2008 and $10.1 million in 2007. Net loan charge-offs for Park’s Ohio-based subsidiaries were $23.3 million in 2009, $19.0 million in 2008 and $13.6 million in 2007. The net loan charge-off ratio for Park’s Ohio-based subsidiaries was 0.60% for 2009, 0.52% for 2008 and 0.39% for 2007.
At year-end 2009, the allowance for loan losses was $116.7 million or 2.52% of total loans outstanding, compared to $100.1 million or 2.23% of total loans outstanding at year-end 2008 and $87.1 million or 2.06% of total loans outstanding at year-end 2007. In 2007, the acquired loan loss reserve for Vision, $9.3 million, was added to Park’s allowance for loan losses.
Management believes that the allowance for loan losses at year-end 2009 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in the Financial Review section for additional information on management’s evaluation of the adequacy of the allowance for loan losses.
Management expects the loan loss provision for 2010 will be approximately $45 million to $55 million. This estimate reflects management’s expectation that: (1) future declines in collateral values will be moderate as the economy continues to improve and pricing stabilizes throughout 2010 and (2) new nonperforming loans, specifically new nonperforming CL&D loans at Vision Bank, will decline in 2010. As discussed within the remainder of the credit experience section, Vision Bank’s performing CL&D loan portfolio has declined significantly over the past two years. Thus management expects new non-performers to decline in 2010. This estimated range could change significantly as circumstances for individual loans and economic conditions change.
A year ago, management projected the provision for loan losses would be $45 million in 2009 and the net loan charge-off ratio would be approximately 1.00%. As discussed throughout the remainder of this “Credit Experience” section, the primary reasons that the provision for loan losses and net charge-offs were greater than management’s projections were the credit losses and continued credit deterioration at Vision.
Table 7 — Summary of Loan Loss Experience

(In thousands)	2009	2008	2007	2006	2005
Average loans (net of unearned interest)	$4,594,436	$4,354,520	$4,011,307	$3,357,278	$3,278,092
Allowance for loan losses:
Beginning balance	100,088	87,102	70,500	69,694	68,328
Charge-offs:
Commercial, financial and agricultural	10,047	2,953	4,170	853	3,154
Real estate — construction	21,956	34,052	7,899	718	46
Real estate — residential	11,765	12,600	5,785	1,915	1,006
Real estate — commercial	5,662	4,126	1,899	556	1,612
Consumer	9,583	9,181	8,020	6,673	7,255
Leases	9	4	3	57	316

Total charge-offs	59,022	62,916	27,776	10,772	13,389

Recoveries:
Commercial, financial and agricultural	$1,010	$861	$1,011	$842	$2,707
Real estate — construction	1,322	137	180	—	173
Real estate — residential	1,723	1,128	718	1,017	659
Real estate — commercial	771	451	560	1,646	517
Consumer	2,001	2,807	3,035	3,198	3,214
Leases	3	31	64	150	229

Total recoveries	6,830	5,415	5,568	6,853	7,499

Net charge-offs	52,192	57,501	22,208	3,919	5,890

Provision charged to earnings	68,821	70,487	29,476	3,927	5,407

Allowance for loan losses of acquired bank	—	—	9,334	798	1,849

Ending balance	$116,717	$100,088	$87,102	$70,500	$69,694

Ratio of net charge-offs to average loans	1.14%	1.32%	0.55%	0.12%	0.18%
Ratio of allowance for loan losses to end of year loans, net of unearned interest	2.52%	2.23%	2.06%	2.03%	2.09%
The following table summarizes the allocation of the allowance for loan losses for the past five years:
Table 8 — Allocation of Allowance for Loan Losses

	2009		2008		2007		2006		2005
		Percent of		Percent of		Percent of		Percent of		Percent of
December 31,		Loans Per		Loans Per		Loans Per		Loans Per		Loans Per
(In thousands)	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category
Commercial, financial and agricultural	$14,725	16.19%	$14,286	15.90%	$14,557	14.52%	$16,985	15.75%	$17,942	15.40%
Real estate — construction	47,521	10.68%	24,794	11.88%	20,007	12.70%	4,425	6.75%	3,864	5.80%
Real estate — residential	19,753	33.51%	22,077	34.74%	15,997	35.06%	10,402	37.36%	10,329	38.68%
Real estate — commercial	23,970	24.37%	15,498	23.06%	15,989	23.51%	17,097	24.56%	16,823	24.74%
Consumer	10,713	15.18%	23,391	14.33%	20,477	14.05%	21,285	15.29%	19,799	14.87%
Leases	35	0.07%	42	0.09%	75	0.16%	306	0.29%	937	0.51%

Total	$116,717	100.00%	$100,088	100.00%	$87,102	100.00%	$70,500	100.00%	$69,694	100.00%

As of December 31, 2009, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.
Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) renegotiated loans not currently on nonaccrual; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue. Other real estate owned results from taking title to property used as collateral for a defaulted loan.

FINANCIAL REVIEW
The percentage of nonperforming loans to total loans was 5.35% at year-end 2009, 3.74% at year-end 2008 and 2.57% at year-end 2007. The percentage of nonperforming assets to total loans was 6.24% at year-end 2009, 4.31% at year-end 2008 and 2.89% at year-end 2007.
Vision Bank had $159.6 million of nonperforming loans or 23.6% of its total loans at year-end 2009, compared to $94.7 million of nonperforming loans or 13.7% of its total loans at year-end 2008 and $63.5 million of nonperforming loans or 9.9% of its total loans at year-end 2007. Nonperforming assets totaled $194.8 million for Vision Bank at year-end 2009, compared to $114.4 million at year-end 2008 and $70.5 million at year-end 2007. As a percentage of year-end loans, Vision Bank’s nonperforming assets were 28.8%, 16.6% and 11.0% for 2009, 2008 and 2007, respectively.
Park’s Ohio-based subsidiaries had $88.8 million of nonperforming loans at year-end 2009, compared to $73.1 million at year-end 2008. Nonperforming loans were 2.2% and 1.9% of total loans for Park’s Ohio-based subsidiaries at year-end 2009 and 2008, respectively. Total nonperforming assets for Park’s Ohio-based subsidiaries were $94.9 million or 2.4% of total loans at year-end 2009 and $79.2 million or 2.1% of total loans at year-end 2008.
Economic conditions began deteriorating during the second half of 2007 and continued throughout 2008 and 2009. Park and many other financial institutions throughout the country experienced a sharp increase in net loan charge-offs and nonperforming loans. Financial institutions operating in Florida and Alabama (including Vision Bank) have been particularly hard hit by the severe recession as the demand for real estate and the price of real estate have sharply decreased.
Park had $277.7 million of commercial loans included on the watch list of potential problem commercial loans at December 31, 2009 compared to $243.2 million at year-end 2008 and $208.8 million at year-end 2007. Commercial loans include: (1) commercial, financial and agricultural loans, (2) commercial real estate loans, and (3) real estate construction loans. Park’s watch list includes all classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total loans, Park’s watch list of potential problem loans was 6.0% in 2009, 5.4% in 2008 and 4.9% in 2007. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.
The following is a summary of the nonaccrual loans, loans past due 90 days or more and still accruing and renegotiated loans not currently on nonaccrual and other real estate owned for the last five years:
Table 9 — Nonperforming Assets

December 31,
(In thousands)	2009	2008	2007	2006	2005
Nonaccrual loans	$233,544	$159,512	$101,128	$16,004	$14,922
Renegotiated loans	142	2,845	2,804	9,113	7,441
Loans past due 90 days or more	14,773	5,421	4,545	7,832	7,661

Total nonperforming loans	248,459	167,778	108,477	32,949	30,024

Other real estate owned	41,240	25,848	13,443	3,351	2,368

Total nonperforming assets	$289,699	$193,626	$121,920	$36,300	$32,392

Percentage of nonperforming loans to loans	5.35%	3.74%	2.57%	0.95%	0.90%
Percentage of nonperforming assets to loans	6.24%	4.31%	2.89%	1.04%	0.97%
Percentage of nonperforming assets to total assets	4.11%	2.74%	1.88%	0.66%	0.60%
Tax equivalent interest income from loans of $276.9 million for 2009 would have increased by $24.9 million if all loans had been current in accordance with their contractual terms.
Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2009, loans considered to be impaired consisted substantially of commercial loans graded as “doubtful” and placed on non-accrual status. During the fourth quarter of 2009, management made a change in accounting estimate (as defined under GAAP) for the estimation of allowance for loan losses. Based on escalating losses within the Vision Bank CL&D loan portfolio, management determined that it was necessary to segregate this portion of the portfolio for both impaired credits, as well as those CL&D loans on accrual at December 31, 2009. From the date Park acquired Vision (March 9, 2007) through December 31, 2009, Vision had cumulative charge-offs within the CL&D loan portfolio of $51.3 million. Additionally, at December 31, 2009, management established a specific reserve of $21.7 million related to those CL&D loans at Vision Bank that are deemed to be impaired. The aggregate of charge-offs since acquisition, along with the specific reserves at December 31, 2009, total $73.0 million. Total provision expense for Vision Bank since the date of acquisition through December 31, 2009 has been $110.8 million. The magnitude of the losses coming from the CL&D loan portfolio at Vision, along with the continued run-off of performing CL&D loans, led to the change in accounting estimate made by management during the fourth quarter of 2009. The following table summarizes the CL&D loan portfolio at Vision Bank:

Year Ended December 31
(In thousands)	2009	2008	2007
CL&D loans, period end	$218,205	$251,443	$295,743
Impaired CL&D loans	85,417	59,731	35,548
Performing CL&D loans, period end	132,788	191,712	260,195
Specific reserve on impaired CL&D loans	21,706	3,134	1,184
Current year net charge-offs	16,233	27,705	7,399
Specific reserve plus net charge-offs	38,035	30,839	8,583
At December 31, 2009, loans considered to be impaired under GAAP totaled $201.1 million, after charge-offs of $43.4 million. At December 31, 2008, impaired loans totaled $142.9 million, after charge-offs of $30.0 million. The specific allowance for loan losses related to these impaired loans was $36.7 million at December 31, 2009 and $8.9 million at December 31, 2008. At December 31, 2009, the impaired loans and related specific reserves are summarized as follows:

December 31, 2009
(In thousands)	Principal Balance	Specific Reserve
Impaired loan type:
Vision Bank impaired CL&D loans	$85,417	$21,706
Other impaired commercial loans	111,981	14,453
Vision other impaired commercial less than $250,000	3,745	562

Total	$201,143	$36,721

The specific reserves discussed above are typically based on management’s best estimate of the fair value of collateral securing these loans or based on projected cash flows from the sale of the underlying collateral and payments from the borrowers. The amount ultimately charged-off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral and/or projected cash flows may be for amounts different from management’s estimates.

FINANCIAL REVIEW
We have listed in the table below the year-end 2008 and the quarterly and year-end 2009 information pertaining to the provision for loan losses, net loan charge-offs, nonperforming loans and the allowance for loan losses:

	Provision			Allowance
	for Loan	Net Loan	Nonperforming	for Loan
(In thousands)	Losses	Charge-Offs	Loans	Losses
Year-end 2008	$70,487	$57,501	$167,778	$100,088

March 2009	$12,287	$11,097	$166,673	$101,279
June 2009	15,856	12,330	210,998	104,804
September 2009	14,958	9,721	212,061	110,040
December 2009	25,720	19,044	248,459	116,717

Year-end 2009	$68,821	$52,192	$248,459	$116,717

When determining the quarterly loan loss provision, Park reviews the grades of commercial loans. These loans are graded from 1 to 8. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans with grades of 1 to 4 (pass-rated) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is used on these loans. Commercial loans graded 6 (substandard), also considered watch list credits, are considered of higher risk and, as a result, a higher loan loss reserve percentage is used on these loans. Generally, commercial loans that are graded a 6 are considered for partial charge-off. Commercial loans that are graded a 7 (doubtful) are shown as nonperforming and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Any commercial loan graded an 8 (loss) is completely charged-off.
As of December 31, 2009, management had taken partial charge-offs of approximately $43.4 million ($30.2 million for Vision Bank) related to the $201.1 million of commercial loans considered to be impaired, compared to charge-offs of approximately $30 million ($22.2 million for Vision Bank) related to the $142.9 million of impaired commercial loans at December 31, 2008. Historically, Park’s management has been quick to recognize charge-offs on problem loans. However, there is a higher level of uncertainty when valuing collateral or projecting cash flows in Vision Bank’s Florida and Alabama markets due to the illiquid nature of the collateral. Park has experienced an increase in specific reserves related to many of Vision Bank’s impaired loans. In April 2009, Park engaged a third-party specialist to assist in the resolution of impaired loans at Vision Bank. Management is pleased with the success this third-party specialist experienced in the second half of 2009, as they have helped maximize the value of the impaired loans at Vision Bank. We expect to continue utilizing this third-party specialist through 2010 and thereafter, until such point in time that Vision Bank’s impaired loan portfolio shows sustained improvement.
A significant portion of Park’s allowance for loan losses is allocated to commercial loans classified as “special mention” or “substandard.” “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park. “Substandard” loans are those that exhibit a well defined weakness, jeopardizing repayment of the loan, resulting in a higher probability that Park will suffer a loss on the loan unless the weakness is corrected. As previously discussed, during the 2009 fourth quarter, management segregated the Vision Bank CL&D loans from other commercial loans that are still accruing. The Vision CL&D loans that are still accruing at December 31, 2009 total $132.8 million. Additionally, PNB participations in Vision Bank accruing CL&D loans total $21.3 million at December 31, 2009, bringing total exposure of accruing CL&D loans originated at Vision Bank to $154.1 million. Park’s loss experience on CL&D loans for the last 24 months is an annual rate of 8.83%. Management has allocated an allowance for loan losses to the $154.1 million of accruing CL&D loans based on this historical loss experience, judgmentally increased to cover 1.75 years of expected losses, for a total reserve of $23.8 million or 15.45%. Further, we have allocated 15.45% to the $154.1 million of CL&D loans, regardless of the current loan grade, as this portion of the loan portfolio has experienced significant declines in collateral values, and thus if management determines that borrowers are unable to pay in accordance with the contractual terms of the loan agreement, significant specific reserves have typically been necessary. Park’s 24-month loss experience within the remaining commercial loan portfolio (excluding Vision Bank’s CL&D loans) has been 0.86% of the principal balance of these loans. Park’s management believes it is appropriate to cover two years worth of expected commercial losses within the other commercial loan portfolio, thus the total reserve for loan losses is $41.8 million or 1.72% of the outstanding principal balance at December 31, 2009. The overall reserve of 1.72% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.26%; special mention commercial loans are reserved at 4.29%; and substandard commercial loans are reserved at 12.87%. As always, management is working to address weaknesses in those loans that may result in future loss. Actual loss experience may be more or less than the amount allocated.
CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.
Cash and cash equivalents decreased by $12.2 million during 2009 to $159.1 million at year-end. Cash provided by operating activities was $71.9 million in 2009, $90.7 million in 2008 and $83.2 million in 2007. Net income (adjusted for the goodwill impairment charges in 2008 and 2007) was the primary source of cash for operating activities during each year. The goodwill impairment charges of $55 million in 2008 and $54 million in 2007 did not impact cash or cash provided by operating activities.
Cash used in investing activities was $5.3 million in 2009, $635.0 million in 2008 and $360.3 million in 2007. Investment security transactions are the major use or source of cash in investing activities. Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash. Net security transactions provided cash of $202.6 million in 2009 and used cash of $304.8 million in 2008 and $130.8 million in 2007. Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio. Cash used by the net increase in the loan portfolio, including proceeds from the sale of loans, was $199.9 million in 2009, $351.3 million in 2008 and $126 million in 2007. In 2007, Park also used $38.3 million in cash to acquire the loans pertaining to the Millersburg, Ohio branch purchase and used $47.7 million of cash on a net basis for the acquisition of Vision.
Cash used in financing activities was $78.7 million in 2009. Cash provided by financing activities was $522.2 million in 2008 and $284.2 million in 2007. A major source of cash for financing activities is the net change in deposits. Cash provided by the net change in deposits was $426.3 million in 2009, $322.5 million in 2008, and $13.2 million in 2007. Another major source of cash for financing activities is short-term borrowings and long-term debt. In 2009, net short-term borrowings used $335 million in cash and net long-term borrowings used $201.2 million. In 2008, net short-term borrowings used $100.1 million in cash and net long-term borrowings provided $265.1 million in cash. The net increase in short-term borrowings provided cash of $359.2 million in 2007. Cash was used by the net decrease in long-term borrowings of $19.4 million in 2007. In 2009, $35.3 million of cash was provided by the issuance of subordinated notes and $53.5 million was provided by the issuance of common stock previously held as treasury shares. In 2008, cash of $100 million was provided from the issuance of preferred stock. In 2007, cash was also provided from the deposits of $23.5 million acquired as part of the Millersburg, Ohio branch purchase and from the $25 million in proceeds from the issuance of subordinated debt.

FINANCIAL REVIEW
Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale. The present funding sources provide more than adequate liquidity for Park to meet its cash flow needs.
The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2009:
Table 10 — Interest Rate Sensitivity

	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$182,483	$254,417	$465,456	$339,556	$621,648	$1,863,560
Money market instruments	42,289	—	—	—	—	42,289
Loans (1)	1,518,818	1,383,273	1,430,468	291,842	16,031	4,640,432

Total interest earning assets	1,743,590	1,637,690	1,895,924	631,398	637,679	6,546,281

Interest bearing liabilities:
Interest bearing transaction accounts (2)	608,849	—	584,996	—	—	1,193,845
Savings accounts (2)	228,699	—	644,438	—	—	873,137
Time deposits	601,728	1,058,822	452,771	106,769	2,447	2,222,537
Other	1,290	—	—	—	—	1,290

Total deposits	1,440,566	1,058,822	1,682,205	106,769	2,447	4,290,809

Short-term borrowings	324,219	—	—	—	—	324,219
Long-term debt	—	17,560	31,960	1,000	603,861	654,381
Subordinated debentures/ notes	15,000	—	25,000	35,250	—	75,250

Total interest bearing liabilities	1,779,785	1,076,382	1,739,165	143,019	606,308	5,344,659

Interest rate sensitivity gap	(36,195)	561,308	156,759	488,379	31,371	1,201,622
Cumulative rate sensitivity gap	(36,195)	525,113	681,872	1,170,251	1,201,622
Cumulative gap as a percentage of total interest earning assets	–0.55%	8.02%	10.42%	17.88%	18.36%

(1)	Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their repricing date or their expected repayment dates and not by their contractual maturity. Nonaccrual loans of $233.7 million are included within the three to twelve month maturity classification.

(2)	Management considers interest bearing transaction accounts and savings accounts to be core deposits and therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 51% of interest bearing transaction accounts and 26% of savings accounts are considered to reprice within one year. If all of the interest bearing checking accounts and savings accounts were considered to reprice within one year, the one year cumulative gap would change from a positive 8.02% to a negative 10.76%.
The interest rate sensitivity gap analysis provides a good overall picture of Park’s static interest rate risk position. Park’s policy is that the twelve month cumulative gap position should not exceed fifteen percent of interest earning assets for three consecutive quarters. At December 31, 2009, the cumulative interest earning assets maturing or repricing within twelve months were $3,381.3 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,856.2 million. For the twelve-month cumulative gap position, rate sensitive assets exceed rate sensitive liabilities by $525.1 million or 8.02% of interest earning assets.
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
A year ago, the cumulative twelve month interest rate sensitivity gap position at year-end 2008 was a positive $162.4 million or 2.5% of interest earning assets. The percentage of interest earning assets maturing or repricing within one year was 51.7% at year-end 2009 compared to 51.8% at year-end 2008. The percentage of interest bearing liabilities maturing or repricing within one year was 53.4% at year-end 2009 compared to 58.5% at year-end 2008.
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
Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon. At December 31, 2009, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 0.1% using a declining interest rate scenario over the next year. At December 31, 2008, the earnings simulation model projected that net income would increase by 0.6% using a rising interest rate scenario and decrease by 3.3% using a declining interest rate scenario over the next year and at December 31, 2007, the earnings simulation model projected that net income would increase by 0.2% using a rising interest rate scenario and decrease by 0.6% using a declining interest rate scenario over the next year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin. Park’s net interest margin has been relatively stable over the past three years at 4.22% in 2009, 4.16% in 2008, and 4.20% in 2007. A major goal of Park’s asset/liability committee is to maintain a relatively stable net interest margin regardless of the level of interest rates. Management expects that the net interest margin will be approximately 4.15% to 4.20% in 2010.
CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. Such obligations include the funding of operations through debt issuances as well as leases for premises. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2009.

FINANCIAL REVIEW
Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements or referenced Table in this Financial Review section.
Table 11 — Contractual Obligations

	Payments Due In
December 31, 2009	Table /	0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	8	$2,965,515	$—	$—	$—	$2,965,515
Certificates of deposit	8	1,657,922	455,377	106,791	2,447	2,222,537
Short-term borrowings	9	324,219	—	—	—	324,219
Long-term debt	10	17,619	32,092	1,155	603,515	654,381
Subordinated debentures/ notes	11	—	—	—	75,250	75,250
Operating leases	7	1,903	2,700	1,846	2,278	8,727
Purchase obligations		814	1,623	—	—	2,437

Total contractual obligations		$4,967,992	$491,792	$109,792	$683,490	$6,253,066

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment. Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.
Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2009, the Corporation had $955.3 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $36.3 million of standby letters of credit. At December 31, 2008, the Corporation had $1,143 million of loan commitments for commercial, commercial real estate and residential real estate loans and had $25.4 million of standby letters of credit.
Commitments to extend credit for loan commitments and standby letters of credit do not necessarily represent future cash requirements. These commitments often expire without being drawn upon. However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2010. See Note 18 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.
The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2009.
Capital: Park’s primary means of maintaining capital adequacy is through net retained earnings. At December 31, 2009, the Corporation’s stockholders’ equity was $717.3 million, compared to $642.7 million at December 31, 2008. Stockholders’ equity at December 31, 2009 was 10.19% of total assets compared to 9.09% of total assets at December 31, 2008. During 2009, Park issued an aggregate of 904,072 common shares previously held as treasury shares, at a purchase price of $61.20 per weighted average share, for net proceeds of $53.5 million. On December 23, 2008, Park issued $100 million of cumulative perpetual preferred shares to the U.S. Treasury (see Note 25 of the Notes to Consolidated Financial Statements for a description of this transaction).
Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) was $635.5 million at December 31, 2009 and was $557.1 million at December 31, 2008. At December 31, 2009, tangible stockholders’ equity was 9.13% of total tangible assets (total assets less goodwill and other intangible assets), compared to 7.98% at December 31, 2008.
Tangible common equity (tangible stockholders’ equity less $100 million of preferred stock and warrant issued to the U.S. Treasury) was $535.5 million at December 31, 2009 compared to $457.1 million at December 31, 2008. At December 31, 2009, tangible common equity was 7.69% of tangible assets, compared to 6.54% at December 31, 2008.
Net income for 2009 was $74.2 million, $13.7 million in 2008, and $22.7 million in 2007. The net income for 2008 and 2007 include goodwill impairments at Vision Bank of $55.0 million and $54.0 million, respectively. Excluding the goodwill impairment charges at Vision Bank, net income for 2008 and 2007 would be $68.7 million and $76.7 million, respectively.
Cash dividends declared were $53.6 million in 2009, $52.6 million in 2008, and $52.8 million in 2007. On a per share basis, the cash dividends declared were $3.76 per share in 2009, $3.77 per share in 2008, and $3.73 per share in 2007.
Park did not purchase any treasury stock during 2009 or 2008. In 2007, Park purchased 760,531 shares of treasury stock totaling $65.6 million at a weighted average cost of $86.21 per share. Treasury stock had a balance in stockholders’ equity of $125.3 million at December 31, 2009, $207.7 million at December 31, 2008, and $208.1 million at December 31, 2007. During 2009, Park issued 904,072 shares of common stock, which reduced the amount of treasury stock available. The issuance of these shares out of treasury stock during 2009 resulted in a reduction in treasury stock by the weighted average cost of $81.7 million and an additional $634,000 from 7,020 common shares that were issued to directors of the Board of Directors of Park and affiliates.
During 2009 and 2008, Park did not issue any new common shares (that were not already held in treasury stock, as discussed above). However, in 2009, Park recorded $1.1 million for the common stock warrants that were issued as part of the issuance of the 904,072 shares discussed above. In 2008, Park recorded $4.3 million for the common stock warrant as part of the issuance of $100 million of preferred stock (see Note 1 and Note 25 of the Notes to Consolidated Financial Statements). In 2007, Park issued 792,937 shares of common stock valued at a price of $105.00 per share for a total value of $83.3 million pursuant to the acquisition of Vision on March 9, 2007. Common stock had a balance in stockholders’ equity of $301.2 million at December 31, 2009, December 31, 2008, and December 31, 2007.
Accumulated other comprehensive income (loss) was $15.7 million at December 31, 2009 compared to $10.6 million at December 31, 2008 and ($2.6) million at December 31, 2007. Long-term interest rates declined significantly in the fourth quarter of 2007, continued declining in 2008 and remained low throughout 2009. As a result of the declining interest rate environment, the market value of Park’s investment securities increased during 2007 and continued to increase in 2008, with a slight decline in market value occurring late in 2009. Park recognized a $1.5 million other comprehensive loss on investment securities during 2009 and recognized $30.7 million of other comprehensive income on investment securities in 2008 and $16.9 million in 2007. In addition, Park recognized other comprehensive income of $6.3 million related to the change in Pension Plan assets and benefit obligations in 2009 compared to a loss of ($16.2) million in 2008 and compared to income of $3.3 million related to the Pension Plan in 2007. Finally, Park has recognized other comprehensive income of $0.3 million in 2009 due to the mark-to-market of a cash flow hedge at December 31, 2009 compared to a ($1.3) million comprehensive loss for the year ended December 31, 2008.
Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts, and bank holding companies. Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital. The minimum leverage capital ratio (defined as stockholders’ equity less intangible assets divided by tangible assets) is 4% and the well capitalized ratio is greater than or equal to 5%. Park’s leverage ratio was 9.04% at December 31, 2009 and exceeded the minimum capital required by $353 million. The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) is 4% and the well capitalized ratio is greater than or equal to 6%. Park’s Tier 1 risk-based capital ratio was 12.45% at December 31, 2009 and exceeded the minimum capital required by $430 million. The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) is 8% and the well capitalized

FINANCIAL REVIEW
ratio is greater than or equal to 10%. Park’s total risk-based capital ratio was 14.89% at December 31, 2009 and exceeded the minimum capital required by $351 million.
At December 31, 2009, Park exceeded the well capitalized regulatory guidelines for bank holding companies. Park exceeded the well capitalized leverage capital ratio of 5% by $283 million, exceeded the well capitalized Tier 1 risk-based capital ratio of 6% by $328 million and exceeded the well capitalized total risk-based capital ratio of 10% by $249 million.
The two financial institution subsidiaries of Park each met the well capitalized ratio guidelines at December 31, 2009. See Note 22 of the Notes to Consolidated Financial Statements for the capital ratios for Park and its two financial institution subsidiaries.
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
SELECTED FINANCIAL DATA
The following table summarizes five-year financial information.
Table 12 — Consolidated Five-Year Selected Financial Data

December 31,
(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005
Results of Operations:
Interest income	$367,690	$391,339	$401,824	$334,559	$314,459
Interest expense	94,199	135,466	167,147	121,315	93,895
Net interest income	273,491	255,873	234,677	213,244	220,564
Provision for loan losses	68,821	70,487	29,476	3,927	5,407
Net interest income after provision for loan losses	204,670	185,386	205,201	209,317	215,157
Net gains on sale of securities	7,340	1,115	—	97	96
Noninterest income	73,850	83,719	71,640	64,665	59,609
Noninterest expense	188,725	234,501	224,164	141,002	139,438
Net income	74,192	13,708	22,707	94,091	95,238
Net income available to common shareholders	68,430	13,566	22,707	94,091	95,238
Per common share:
Net income per common share — basic	4.82	0.97	1.60	6.75	6.68
Net income per common share — diluted	4.82	0.97	1.60	6.74	6.64
Cash dividends declared	3.76	3.77	3.73	3.69	3.62
Average Balances:
Loans	4,594,436	4,354,520	4,011,307	3,357,278	3,278,092
Investment securities	1,877,303	1,801,299	1,596,205	1,610,639	1,851,598
Money market instruments and other	52,518	15,502	17,838	8,723	12,258

Total earning assets	6,524,257	6,171,321	5,625,350	4,976,640	5,141,948

Noninterest bearing deposits	818,243	739,993	697,247	662,077	643,032
Interest bearing deposits	4,232,391	3,862,780	3,706,231	3,162,867	3,187,033

Total deposits	5,050,634	4,602,773	4,403,478	3,824,944	3,830,065

Average Balances:
Short-term borrowings	$419,733	$609,219	$494,160	$375,332	$291,842
Long-term debt	780,436	835,522	568,575	553,307	799,888
Stockholders’ equity	675,314	567,965	618,758	545,074	559,211
Common stockholders’ equity	579,224	565,612	618,758	545,074	559,211
Total assets	7,035,531	6,708,086	6,169,156	5,380,623	5,558,088

Ratios:
Return on average assets (x)	0.97%	0.20%	0.37%	1.75%	1.71%
Return on average common equity (x)	11.81%	2.40%	3.67%	17.26%	17.03%
Net interest margin (1)	4.22%	4.16%	4.20%	4.33%	4.34%
Dividend payout ratio	78.27%	387.79%	232.35%	54.65%	54.19%
Average stockholders’ equity to average total assets	9.60%	8.47%	10.03%	10.13%	10.06%
Leverage capital	9.04%	8.36%	7.10%	9.96%	9.27%
Tier 1 capital	12.45%	11.69%	10.16%	14.72%	14.17%
Risk-based capital	14.89%	13.47%	11.97%	15.98%	15.43%

(1)	Computed on a fully taxable equivalent basis

(x)	Reported measure uses net income available to stockholders.
The following table is a summary of selected quarterly results of operations for the years ended December 31, 2009 and 2008. Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.
Table 13 — Quarterly Financial Data

	Three Months Ended
(Dollars in thousands, except per share data)	March 31	June 30	Sept. 30	Dec. 31
2009:
Interest income	$93,365	$92,092	$91,868	$90,365
Interest expense	25,132	24,098	23,406	21,563
Net interest income	68,233	67,994	68,462	68,802
Provision for loan losses	12,287	15,856	14,958	25,720
Gain on sale of securities	—	7,340	—	—
Income before income taxes	29,294	29,084	25,617	13,140
Net income	21,390	21,307	19,199	12,296
Net income available to common shareholders	19,950	19,866	17,759	10,855
Per common share data:
Net income per common share — basic (x)	1.43	1.42	1.25	0.74
Net income per common share — diluted (x)	1.43	1.42	1.25	0.74
Weighted-average common stock outstanding — basic	13,971,720	14,001,608	14,193,411	14,658,601
Weighted-average common stock equivalent — diluted	13,971,720	14,001,608	14,193,411	14,658,601

FINANCIAL REVIEW
Table 13 — Quarterly Financial Data continued

	Three Months Ended
(Dollars in thousands, except per share data)	March 31	June 30	Sept. 30	Dec. 31
2008:
Interest income	$100,468	$98,201	$97,947	$94,723
Interest expense	38,984	33,875	32,719	29,888
Net interest income	61,484	64,326	65,228	64,835
Provision for loan losses	7,394	14,569	15,906	32,618
Gain (loss) on sale of securities	309	587	—	219
Income (loss) before income taxes	32,161	24,454	(33,069)	12,173
Net income (loss)	22,978	18,191	(38,412)	10,951
Net income (loss) available to common shareholders	22,978	18,191	(38,412)	10,809
Per common share data:
Net income (loss) per common share — basic (x)	1.65	1.30	(2.75)	0.77
Net income (loss) per common share — diluted (x)	1.65	1.30	(2.75)	0.77
Weighted-average common stock outstanding — basic	13,964,572	13,964,561	13,964,549	13,967,194
Weighted-average common stock equivalent — diluted	13,964,572	13,964,561	13,964,549	13,967,650

(x)	Reported measure uses net income available to common shareholders.
Non-GAAP Financial Measures: Park’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate Park’s performance. Specifically, management reviews (i) net income available to common shareholders before impairment charge, (ii) net income available to common shareholders before impairment charge per common share-diluted, (iii) return on average assets before impairment charge, and (iv) return on average common equity before impairment charge, (collectively, the “adjusted performance metrics”) and has included in this annual report information relating to the adjusted performance metrics for the twelve-month period ended December 31, 2008. Management believes the adjusted performance metrics present a more reasonable view of Park’s operating performance and ensures comparability of operating performance from period to period while eliminating the one-time non-recurring impairment charges. Park has provided reconciliations of the GAAP measures to the adjusted performance metrics solely for the purpose of complying with SEC Regulation G and not as an indication that the adjusted performance metrics are a substitute for other measures determined by GAAP.
The following table displays net income available to common shareholders and related performance metrics after excluding the 2007 and 2008 goodwill impairment charges related to the Vision Bank acquisition.

December 31,

(Dollars in thousands, except per share data)	2009	2008	2007	2006	2005
Results of Operations:
Net income available to common shareholders excluding impairment charge (a)	$68,430	$68,552	$76,742	$94,091	$95,238
Per common share:
Net income per common share excluding impairment charge — diluted (a)	4.82	4.91	5.40	6.74	6.64
Ratios:
Return on average assets excluding impairment charge (a)(b)	0.97%	1.02%	1.24%	1.75%	1.71%
Return on average common equity excluding impairment charge (a)(b)	11.81%	12.12%	12.40%	17.26%	17.03%
Noninterest expense excluding impairment charge to net revenue (1)	54.01%	52.59%	55.21%	50.35%	49.32%

(1)	Computed on a fully taxable equivalent basis.

(a)	Net income for the year has been adjusted for the impairment charge to goodwill. Net income before impairment charge equals net income for the year plus the impairment charge to goodwill of $54,986 and $54,035 for 2008 and 2007, respectively.

(b)	Reported measure uses net income available to common shareholders.
The following table displays net income available to common shareholders and related performance metrics for each quarter in 2008 after excluding the Vision Bank goodwill impairment charges during the third quarter of 2008.

	Three Months Ended
(Dollars in thousands, except per share data)	March 31	June 30	Sept. 30	Dec. 31
2008:
Net income available to common shareholders excluding impairment charge (a)	$22,978	$18,191	$16,574	$10,809
Per common share:
Net income per common share excluding impairment charge — diluted (a)(x)	1.65	1.30	1.19	0.77

(x)	Reported measure uses net income available to shareholders.

(a)	Net income for the third quarter 2008 has been adjusted for the impairment charge to goodwill. Net income excluding the impairment charge equals net income for the period plus the impairment charge to goodwill of $54,986.
The Corporation’s common stock (symbol: PRK) is traded on the NYSE Amex. At December 31, 2009, the Corporation had 4,616 stockholders of record. The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2009 and 2008, as reported by NYSE Amex since October 1, 2008 and by its predecessors, the NYSE Alternext and the American Stock Exchange LLC prior thereto.

FINANCIAL REVIEW
Table 14 — Market and Dividend Information

				Cash
				Dividend
			Last	Declared
	High	Low	Price	Per Share
2009:
First Quarter	$70.10	$39.90	$55.75	$0.94
Second Quarter	70.00	53.88	56.48	0.94
Third Quarter	66.59	54.01	58.34	0.94
Fourth Quarter	62.55	56.35	58.88	0.94

2008:
First Quarter	$74.87	$56.80	$70.85	$0.94
Second Quarter	78.65	53.90	53.90	0.94
Third Quarter	82.50	44.87	78.00	0.94
Fourth Quarter	80.00	53.55	71.75	0.95
PERFORMANCE GRAPH
Table 15 compares the total return performance for Park common shares with the NYSE Amex Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2004 to December 31, 2009. The NYSE Amex Composite Index is a market capitalization-weighted index of the stocks listed on NYSE Amex. The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets. Park considers a number of bank holding companies traded on The NASDAQ National Market to be within its peer group. The SNL Financial Bank and Thrift Index is comprised of all publicly traded bank and thrift stocks researched by SNL Financial.
The NYSE Amex Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers. Park believes that The NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.
Table 15 — Total Return Performance
The total return performance for Park’s common shares has underperformed the total return performance of the NYSE Amex Composite Index in the five-year comparison as indicated in Table 15, but outperformed both the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index for the same five-year period. The annual compound total return on Park’s common shares for the past five years was a negative 11.3%. By comparison, the annual compound total returns for the past five years on the NYSE Amex Composite Index, the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index were positive 7.4%, negative 12.5% and negative 12.5%, respectively.

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
With the participation of our Chairman of the Board and Chief Executive Officer, our President and our Chief Financial Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2009, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.
Based on our assessment under the criteria described in the proceeding paragraph, management concluded that the Corporation maintained effective internal control over financial reporting as of December 31, 2009.
The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2009 and 2008 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2009, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

C. Daniel DeLawder	David L. Trautman	John W. Kozak
Chairman and Chief Executive Officer	President	Chief Financial Officer
February 24, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio
We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company’s internal control over financial reporting based on our audits.
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
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control – Integrated Framework issued by the COSO.
Columbus, Ohio
February 24, 2010

CONSOLIDATED BALANCE SHEETS
PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2009 and 2008 (In thousands, except share and per share data)

ASSETS	2009	2008
Cash and due from banks	$116,802	$150,298
Money market instruments	42,289	20,964

Cash and cash equivalents	159,091	171,262
Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,241,381 and $1,513,223 at December 31, 2009 and 2008, respectively)	1,287,727	1,561,896
Securities held-to-maturity, at amortized cost (fair value of $523,450 and $433,435 at December 31, 2009 and 2008, respectively)	506,914	428,350
Other investment securities	68,919	68,805

Total investment securities	1,863,560	2,059,051

Total loans	4,640,432	4,491,337

Allowance for loan losses	(116,717)	(100,088)

Net loans	4,523,715	4,391,249

Other assets:
Bank owned life insurance	137,133	132,916
Goodwill	72,334	72,334
Other intangibles	9,465	13,211
Premises and equipment, net	69,091	68,553
Accrued interest receivable	24,354	27,930
Other real estate owned	41,240	25,848
Mortgage loan servicing rights	10,780	8,306
Other	129,566	100,060

Total other assets	493,963	449,158

Total assets	$7,040,329	$7,070,720

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED BALANCE SHEETS (CONTINUED)
PARK NATIONAL CORPORATION AND SUBSIDIARIES
at December 31, 2009 and 2008 (In thousands, except share and per share data)

LIABILITIES AND STOCKHOLDERS’ EQUITY	2009	2008
Deposits:
Noninterest bearing	$897,243	$782,625
Interest bearing	4,290,809	3,979,125

Total deposits	5,188,052	4,761,750

Short-term borrowings	324,219	659,196
Long-term debt	654,381	855,558
Subordinated debentures	75,250	40,000

Total borrowings	1,053,850	1,554,754

Other liabilities:
Accrued interest payable	9,330	11,335
Other	71,833	100,218

Total other liabilities	81,163	111,553

Total liabilities	6,323,065	6,428,057

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock (200,000 shares authorized; 100,000 shares issued with $1,000 per share liquidation preference)	96,483	95,721
Common stock, no par value (20,000,000 shares authorized; 16,151,112 shares issued in 2009 and 16,151,151 issued in 2008)	301,208	301,210
Common stock warrants	5,361	4,297
Accumulated other comprehensive income, net	15,661	10,596
Retained earnings	423,872	438,504
Less: Treasury stock (1,268,332 shares in 2009 and 2,179,424 shares in 2008)	(125,321)	(207,665)

Total stockholders’ equity	717,264	642,663

Total liabilities and stockholders’ equity	$7,040,329	$7,070,720

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2009, 2008 and 2007 (In thousands, except per share data)

	2009	2008	2007
Interest and dividend income:
Interest and fees on loans	$275,599	$301,163	$320,827
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	90,558	87,711	77,016
Obligations of states and political subdivisions	1,417	2,171	3,061
Other interest income	116	294	920

Total interest and dividend income	367,690	391,339	401,824

Interest expense:
Interest on deposits:
Demand and savings deposits	10,815	22,633	39,797
Time deposits	53,805	67,259	81,224
Interest on short-term borrowings	3,209	14,469	22,113
Interest on long-term debt	26,370	31,105	24,013

Total interest expense	94,199	135,466	167,147

Net interest income	273,491	255,873	234,677

Provision for loan losses	68,821	70,487	29,476

Net interest income after provision for loan losses	204,670	185,386	205,201

Other income:
Income from fiduciary activities	12,468	13,937	14,403
Service charges on deposit accounts	21,985	24,296	23,813
Net gains on sales of securities	7,340	1,115	—
Other service income	18,767	8,882	11,543
Check fee income	9,339	8,695	7,200
Bank owned life insurance income	5,050	5,102	4,228
Net gain on sale of credit card portfolio	—	7,618	—
Income from sale of merchant processing	—	4,200	—
Other	6,241	10,989	10,453

Total other income	$81,190	$84,834	$71,640

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2009, 2008 and 2007 (In thousands, except per share data)

	2009	2008	2007
Other expense:
Salaries and employee benefits	$101,225	$99,018	$97,712
Goodwill impairment charge	—	54,986	54,035
Data processing fees	5,674	7,121	6,892
Fees and service charges	15,935	12,801	11,055
Net occupancy expense of bank premises	11,552	11,534	10,717
Amortization of intangibles	3,746	4,025	3,847
Furniture and equipment expense	9,734	9,756	9,259
Insurance	12,072	2,322	1,445
Marketing	3,775	4,525	4,961
Postage and telephone	6,903	7,167	6,910
State taxes	3,206	2,989	2,769
Other	14,903	18,257	14,562

Total other expense	188,725	234,501	224,164

Income before income taxes	97,135	35,719	52,677
Income taxes	22,943	22,011	29,970

Net income	$74,192	$13,708	$22,707

Preferred stock dividends and accretion	5,762	142	—

Income available to common shareholders	$68,430	$13,566	$22,707

Earnings per common share:
Basic	$4.82	$0.97	$1.60
Diluted	$4.82	$0.97	$1.60
The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF
CHANGES IN STOCKHOLDERS’ EQUITY
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2009, 2008 and 2007 (In thousands, except share and per share data)

							Accumulated
	Preferred Stock		Common Stock				Other
	Shares		Shares		Retained	Treasury	Comprehensive		Comprehensive
	Outstanding	Amount	Outstanding	Amount	Earnings	Stock	Income (Loss)	Total	Income
Balance, January 1, 2007	—	$—	13,921,529	$217,067	$519,563	$(143,371)	$(22,820)	$570,439

Net income			—	—	22,707	—	—	22,707	$22,707
Other comprehensive income, net of tax:
Change in funded status of pension plan, net of income taxes of $1,759							3,266	3,266	3,266
Unrealized net holding gain on securities available-for-sale, net of income taxes of $9,125							16,946	16,946	16,946

Total comprehensive income									$42,919

Cash dividends, $3.73 per share			—	—	(52,759)	—	—	(52,759)
Cash payment for fractional shares in dividend reinvestment plan			(60)	(5)	—	—	—	(5)
Stock options granted			—	893	—	—	—	893
Treasury stock purchased			(760,531)	—	—	(65,568)	—	(65,568)
Treasury stock reissued for stock options exercised and other grants			10,701	—	—	835	—	835
Shares issued for Vision Bancshares, Inc. purchase			792,937	83,258	—	—	—	83,258

Balance, December 31, 2007	—	$—	13,964,576	$301,213	$489,511	$(208,104)	$(2,608)	$580,012

Net income					13,708	—	—	13,708	$13,708
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(8,735)							(16,223)	(16,223)	(16,223)
Unrealized net holding loss on cash flow hedge, net of income taxes of $(678)							(1,259)	(1,259)	(1,259)
Unrealized net holding gain on securities available-for-sale, net of income taxes of $16,522							30,686	30,686	30,686

Total comprehensive income									$26,912

Cash dividends, $3.77 per share			—	—	(52,608)	—	—	(52,608)
Cash payment for fractional shares in dividend reinvestment plan			(49)	(3)	—	—	—	(3)
Cumulative effect of new accounting pronouncement pertaining to endorsement split-dollar life insurance					(11,634)			(11,634)
SFAS No. 158 measurement date adjustment, net of taxes of $(178)					(331)			(331)
Preferred stock issued	100,000	100,000						100,000
Discount on preferred stock issued		(4,297)						(4,297)
Accretion of discount on preferred stock		18			(18)			—
Common stock warrant issued			—	4,297				4,297
Preferred stock dividends					(124)			(124)
Treasury stock reissued for director grants			7,200			439		439

Balance, December 31, 2008	100,000	$95,721	13,971,727	$305,507	$438,504	$(207,665)	$10,596	$642,663

Net income			—	—	74,192	—	—	74,192	$74,192
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $3,383							6,283	6,283	6,283
Unrealized net holding gain on cash flow hedge, net of income taxes of $159							295	295	295
Unrealized net holding (loss) on securities available-for-sale, net of income taxes of $(815)							(1,513)	(1,513)	(1,513)

Total comprehensive income									$79,257

Cash dividends, $3.76 per share			—	—	(53,563)	—	—	(53,563)
Cash payment for fractional shares in dividend reinvestment plan			(39)	(2)	—	—	—	(2)
Reissuance of common stock from treasury shares held			904,072	—	(29,299)	81,710	—	52,411
Accretion of discount on preferred stock		762			(762)			—
Common stock warrant issued			—	1,064				1,064
Preferred stock dividends					(5,000)			(5,000)
Treasury stock reissued for director grants			7,020		(200)	634		434

Balance, December 31, 2009	100,000	$96,483	14,882,780	$306,569	$423,872	$(125,321)	$15,661	$717,264

The accompanying notes are an integral part of the financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
PARK NATIONAL CORPORATION AND SUBSIDIARIES
for the years ended December 31, 2009, 2008 and 2007 (In thousands)

	2009	2008	2007
Operating activities:
Net income	$74,192	$13,708	$22,707
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	68,821	70,487	29,476
Amortization of loan fees and costs, net	(1,378)	(4,650)	(5,935)
Provision for depreciation	7,473	7,517	6,480
Other than temporary impairment on investment securities	613	980	—
Goodwill impairment charge	—	54,986	54,035
Amortization of intangible assets	3,746	4,025	3,847
Accretion of investment securities	(2,682)	(1,592)	(3,009)
Gain on sale of credit card portfolio	—	(7,618)	—
Deferred income tax (benefit)	(8,932)	(1,590)	(7,839)
Realized net investment security (gains)	(7,340)	(1,115)	—
Stock based compensation expense	—	—	893
Stock dividends on Federal Home Loan Bank stock	—	(2,269)	—
Changes in assets and liabilities:
Increase in other assets	(31,987)	(42,409)	(11,980)
(Decrease) increase in other liabilities	(30,622)	239	(5,492)

Net cash provided by operating activities	71,904	90,699	83,183

Investing activities:
Proceeds from sales of available-for-sale securities	204,304	80,894	—
Proceeds from maturities of securities:
Held-to-maturity	40,105	7,116	11,063
Available-for-sale	426,841	303,160	700,582
Purchase of securities:
Held-to-maturity	(118,667)	(270,045)	—
Available-for-sale	(349,895)	(422,512)	(842,598)
Proceeds from sale of credit card portfolio	—	38,841	—
Net (increase) decrease in other investments	(114)	(3,371)	180
Net loan originations, excluding loan sales	(814,981)	(512,752)	(287,425)
Proceeds from sale of loans	615,072	161,475	161,420
Proceeds from loans purchased with branch office	—	—	(38,348)
Cash (paid) for acquisition, net	—	—	(47,686)
Purchases of bank owned life insurance, net	—	(8,401)	—
Purchases of premises and equipment, net	(8,011)	(9,436)	(16,331)
Premises and equipment acquired in branch acquisitions	—	—	(1,150)

Net cash used in investing activities	(5,346)	(635,031)	(360,293)

Financing activities:
Net increase in deposits	426,302	322,511	13,198
Deposits purchased with branch office	—	—	23,466
Net (decrease) increase in short-term borrowings	(334,977)	(100,122)	359,213
Issuance of preferred stock	—	100,000	—
Issuance (purchase) of treasury stock, net	53,909	439	(64,733)
Proceeds from issuance of subordinated notes	35,250	—	25,000
Proceeds from long-term debt	60,100	690,100	378,100
Repayment of long-term debt	(261,278)	(424,951)	(397,460)
Cash dividends paid	(58,035)	(65,781)	(52,533)

Net cash (used in) provided by financing activities	(78,729)	522,196	284,251

(Decrease) increase in cash and cash equivalents	(12,171)	(22,136)	7,141
Cash and cash equivalents at beginning of year	171,262	193,398	186,257

Cash and cash equivalents at end of year	$159,091	$171,262	$193,398

Supplemental disclosure:
Summary of business acquisition:
Fair value of assets acquired	$—	$—	$686,512
Cash paid for the purchase of financial institutions	—	—	(87,843)
Stock issued for the purchase of financial institutions	—	—	(83,258)
Fair value of liabilities assumed	—	—	(624,432)

Goodwill recognized	$—	$—	$(109,021)

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:
Principles of Consolidation
The consolidated financial statements include the accounts of Park National Corporation (“Park”, the “Company” or the “Corporation”) and all of its subsidiaries. Material intercompany accounts and transactions have been eliminated.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the allowance for loan losses and accounting for goodwill as significant estimates.
Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation.
Subsequent Events
The Company has evaluated subsequent events for recognition or disclosure through February 24, 2010, which is the date that the Company’s financial statements were issued.
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
Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance and Park’s intent and ability to hold the security until recovery. Declines in equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income.
Other investment securities (as shown on the Consolidated Balance Sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank.
Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.
Gains and losses realized on the sale of investment securities are recorded on the trade date and determined using the specific identification basis.
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
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at their fair value as of December 31, 2009 and at the lower of cost or fair value at December 31, 2008. Due to the significant increase in mortgage originations through the first half of 2009, and to better match the change in fair value of commitments to sell these loans, Park elected the fair value option of accounting for mortgage loans held for sale that were originated after January 1, 2009. Mortgage loans held for sale were $9.6 million at December 31, 2009 and 2008. These amounts are included in loans on the Consolidated Balance Sheet. The impact of adopting the fair value option for mortgage loans held for sale added $0.1 million to other service income for the year ended December 31, 2009.
Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. Fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sales of loans.
Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired (See Note 5 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loan against interest income. Interest on such loans is thereafter recorded on a cash basis and is included in earnings only when actually received in cash.
The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans are removed from nonaccrual status when loan payments have been received to cure the delinquency status and the loan is deemed to be well-secured by management.
Allowance for Loan Losses
The allowance for loan losses is that amount believed adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors. The determination of the allowance requires significant estimates, including the timing and amounts of expected cash flows on impaired loans, consideration of current economic conditions,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
and historical loss experience pertaining to pools of homogeneous loans, all of which may be susceptible to change. The allowance is increased through a provision for loan losses that is charged to earnings based on management’s quarterly evaluation of the factors previously mentioned and is reduced by charge-offs, net of recoveries.
The allowance for loan losses includes both (1) an estimate of loss based on historical loss experience within both commercial and consumer loan categories with similar characteristics (“statistical allocation”) and (2) an estimate of loss based on an impairment analysis of each commercial loan that is considered to be impaired (“specific allocation”).
In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparative to the current period being analyzed. For the historical loss factor at December 31, 2009, the Company annualized actual losses (net charge-offs) experienced during 2008 and 2009 within the commercial and consumer loan categories. For these purposes, consumer loans include residential real estate loans. Considering the unprecedented economic conditions over the past 24 months, we believe it is reasonable to use actual losses for 2008 and 2009 in our determination of the December 31, 2009 historical loss factor. The loss factor applied to Park’s consumer portfolio includes the annualized two year historical loss factor, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.25 years of historical loss. The loss factor applied to Park’s commercial portfolio includes the annualized two year historical loss factor, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the commercial portfolio to approximately two years of historical loss. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. At December 31, 2008, much of the loss factors applied to the Company’s commercial and consumer loss categories consisted of subjective adjustments due to the Company’s limited recent loan loss history.
U.S. generally accepted accounting principles (“GAAP”) require a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loan will not be collected, and the recorded investment in the loan exceeds fair value. Fair value is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.
Income Recognition
Income earned by the Corporation and its subsidiaries is recognized on the accrual basis of accounting, except for nonaccrual loans, as previously discussed, and late charges on loans which are recognized as income when they are collected.
Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the remaining lease period or the estimated useful lives of the improvements. Upon the sale or other disposal of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements that extend the useful life of an asset are capitalized. Premises and equipment is evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.
The range of depreciable lives over which premises and equipment are being depreciated are:

Buildings	5 to 50 Years
Equipment, furniture and fixtures	3 to 20 Years
Leasehold improvements	1 to 10 Years
Buildings that are currently placed in service are depreciated over 30 years. Equipment, furniture and fixtures that are currently placed in service are depreciated over 3 to 12 years. Leasehold improvements are depreciated over the lives of the related leases which range from 1 to 10 years.
Other Real Estate Owned
Other real estate owned is recorded at the lower of cost or fair market value (which is the estimated net realizable value) and consists of property acquired through foreclosure and real estate held for sale. Subsequent to acquisition, write-downs to other real estate owned result if carrying values exceed fair value less estimated costs to sell. These write-downs are expensed within “other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to expense.
Mortgage Loan Servicing Rights
When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at fair value, with the income statement effect recorded in gains on sale of loans. Capitalized servicing rights are amortized in proportion to and over the period of estimated future servicing income of the underlying loan. Capitalized mortgage servicing rights totaled $10.8 million at December 31, 2009 and $8.3 million at December 31, 2008, which was also the fair value of servicing rights at December 31, 2009 and 2008. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates and expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogenous pools of like categories. (See Note 20 of these Notes to Consolidated Financial Statements.)
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
Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to annual impairment tests, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with definitive useful lives (such as core deposit intangibles) are amortized to expense over their estimated useful lives.
Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the purchase prices being paid for financial institutions in the markets served by the Park segment, the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table reflects the activity in goodwill and other intangible assets for the years 2009, 2008 and 2007. (See Note 2 of these Notes to Consolidated Financial Statements for details on the acquisition of Vision Bancshares, Inc. (“Vision”), and the recognition of impairment charges in 2008 and 2007 to Vision Bank’s goodwill.)

		Core Deposit
(In thousands)	Goodwill	Intangibles	Total
January 1, 2007	$72,334	$5,669	$78,003

Vision Acquisition	109,021	12,720	121,741
Millersburg Branch Acquisition	—	2,694	2,694
Amortization	—	(3,847)	(3,847)
Impairment of Vision Goodwill	(54,035)	—	(54,035)

December 31, 2007	$127,320	$17,236	$144,556

Amortization	—	(4,025)	(4,025)
Impairment of Vision Goodwill	(54,986)	—	(54,986)

December 31, 2008	$72,334	$13,211	$85,545

Amortization	—	(3,746)	(3,746)

December 31, 2009	$72,334	$9,465	$81,799

GAAP requires a company to perform an impairment test on goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess.
Park typically evaluates goodwill for impairment during the first quarter of each year. A determination was made during the first quarter of 2009 that goodwill for Park’s Ohio-based bank (The Park National Bank) was not impaired.
During the fourth quarter of 2007, Park’s management determined that the goodwill from the Vision acquisition on March 9, 2007 could possibly be impaired due to the significant deterioration in the credit condition of Vision Bank. Nonperforming loans at Vision Bank increased from $26.3 million at September 30, 2007 to $63.5 million at December 31, 2007, or 9.9% of year-end loan balances. Net loan charge-offs were $6.4 million for the fourth quarter or an annualized 3.99% of average loan balances. Management determined, due to severe credit conditions, that a valuation of the fair value of Vision Bank should be computed to determine if the goodwill of $109.0 million was impaired as of December 31, 2007.
At December 31, 2007, management calculated the estimated fair value of Vision Bank to be $123.0 million, based on four equally weighted tests: (i) on-going earnings multiplied by a price to earnings multiple; (ii) tangible book multiplied by a price to tangible book ratio; (iii) core deposit premium added to tangible book; and (iv) discounted future cash flows. Once it is determined that the fair value is materially less than the carrying value, GAAP requires a company to calculate the implied fair value of goodwill and compare it to the carrying amount of goodwill. The amount of the excess of the carrying amount of goodwill over the implied amount of goodwill is the amount of the impairment loss, which was calculated as $54.0 million by Park management. After the impairment charge, the new carrying amount of goodwill resulting from the Vision acquisition was $55.0 million at December 31, 2007.
The balance of goodwill was $127.3 million at December 31, 2007 and was located at four subsidiary banks of Park. The subsidiary banks were Vision Bank ($55.0 million), The Park National Bank ($39.0 million), Century National Bank ($25.8 million) and The Security National Bank and Trust Co. ($7.5 million).
Based primarily on the increased level of net loan charge-offs at Vision Bank, management determined that it was appropriate to test for goodwill impairment during the third quarter of 2008. Park continued to experience credit deterioration in Vision Bank’s market place during the third quarter of 2008. The fair value of Vision was estimated by using the average of three measurement methods. These included application of various metrics from bank sale transactions for institutions comparable to Vision Bank, including application of a market-derived multiple of tangible book value and estimations of the present value of future cash flows. Park’s management reviewed the valuation of Vision Bank with Park’s Board of Directors and concluded that Vision Bank should recognize an impairment charge and write down the remaining goodwill ($55.0 million), resulting in a goodwill balance of zero with respect to the Vision Bank reporting unit.
Goodwill and other intangible assets (as shown on the Consolidated Balance Sheet) totaled $81.8 million at December 31, 2009 and $85.5 million at December 31, 2008.
The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to ten years. The amortization period for the Vision acquisition is six years. Core deposit intangible amortization expense was $3.7 million in 2009, $4.0 million in 2008 and $3.8 million in 2007.
The accumulated amortization of core deposit intangibles was $12.7 million as of December 31, 2009 and $8.9 million at December 31, 2008. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(In thousands)
2010	$3,422
2011	2,677
2012	2,677
2013	689
2014	—

Total	$9,465

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally money market instruments are purchased and sold for one-day periods.
Net cash provided by operating activities reflects cash payments as follows:

December 31,
(Dollars in thousands)	2009	2008	2007
Interest paid on deposits and other borrowings	$96,204	$139,256	$167,154
Income taxes paid	$30,660	$28,365	$39,115
Loss Contingencies and Guarantees
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.
Income Taxes
The Corporation accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. To the extent that Park does not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is recorded. All positive and negative evidence is reviewed when determining how much of a valuation allowance is recognized on a quarterly basis. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.
An uncertain tax position is recognized as a benefit only if it is “more-likely-than-not” that the tax position would be sustained in a tax examination being presumed to occur. The benefit recognized for a tax position that meets the “more-likely-than-not” criteria is measured based on the largest benefit that is more than 50 percent likely to be realized, taking into consideration the amounts and probabilities of the outcome upon settlement. For tax positions not meeting the “more-likely-than-not” test, no tax benefit is recorded.
Preferred Stock
On December 23, 2008, Park issued $100 million of Senior Preferred Shares to the U.S. Department of Treasury (the “Treasury”) under the Capital Purchase Program (CPP), consisting of 100,000 shares, each with a liquidation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
preference of $1,000 per share. In addition, on December 23, 2008, Park issued a warrant to the Treasury to purchase 227,376 common shares. These preferred shares and related warrant are considered permanent equity for accounting purposes. GAAP requires management to allocate the proceeds from the issuance of the preferred stock between the preferred stock and related warrant. The terms of the preferred shares require management to pay a cumulative dividend at the rate of 5 percent per annum until February 14, 2014 and 9 percent thereafter. Management determined that the 5 percent dividend rate is below market value; therefore, the fair value of the preferred shares would be less than the $100 million in proceeds. Management determined that a reasonable market discount rate is 12 percent for the fair value of preferred shares. Management used the Black-Scholes model for calculating the fair value of the warrant (and related common shares). The allocation between the preferred shares and warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively. The discount on the preferred shares of $4.3 million is being accreted through retained earnings over a 60 month period.
Treasury Stock
The purchase of Park’s common stock is recorded at cost. At the date of retirement or subsequent reissuance, the treasury stock account is reduced by the weighted average cost of the common shares retired or reissued.
Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, changes in the funded status of the Company’s Defined Benefit Pension Plan, and the unrealized net holding gains and losses on the cash flow hedge, which are also recognized as separate components of equity.
Stock Based Compensation
Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Park’s common stock at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. Park did not grant any stock options during 2009 or 2008, but granted 90,000 stock options in 2007. Additionally, all stock options granted in 2007 vested that year. No stock options vested in 2009 or 2008. Park granted 7,020, 7,200 and 7,140 shares of common stock to its directors in 2009, 2008 and 2007, respectively.
Derivative Instruments
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the Consolidated Balance Sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.
When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.
Fair Value Measurement
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 21 of these Notes to Consolidated Financial Statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Retirement Plans
Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee 401(k) plan expense is the amount of matching contributions. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service.
Earnings Per Common Share
Basic earnings per common share is net income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and convertible securities. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the financial statements.
Adoption of New Accounting Standards in 2009
Accounting for Business Combinations: Park adopted new guidance impacting Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations (SFAS 141(R), “Business Combinations”), on January 1, 2009. This guidance was issued with the objective to improve the comparability of information that a company provides in its financial statements related to a business combination. This new guidance establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This new guidance does not apply to combinations between entities under common control. The Company’s adoption of the new guidance had no impact on Park’s financial statements and applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009.
Noncontrolling Interests in Consolidated Financial Statements: Park adopted new guidance impacting FASB ASC 810-10, Consolidation (SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”), on January 1, 2009. A noncontrolling interest, also known as a “minority interest,” is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. This guidance was issued with the objective to improve upon the consistency of financial information that a company provides in its consolidated financial statements. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company’s adoption of the new guidance did not have a material impact on Park’s consolidated financial statements.
Disclosures about Derivative Instruments and Hedging Activities: Park adopted new guidance impacting FASB ASC 815-10, Derivatives and Hedging (SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities”), on January 1, 2009. This guidance requires enhanced disclosures about an entity’s derivative and hedging activities and therefore should improve the transparency of financial reporting, and is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company’s adoption of the new guidance did not have a material impact on Park’s consolidated financial statements.
Subsequent Events: Park adopted FASB ASC 855, Subsequent Events (SFAS No. 165, “Subsequent Events”), on June 30, 2009. This guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Companies should disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or the date the financial statements were available to be issued. Companies are required to reflect in their financial statements the effects of subsequent events that provide additional evidence about conditions at the balance-sheet date (recognized subsequent events). Companies are also prohibited from reflecting in their financial statements the effects of subsequent events that provide evidence about conditions that arose after the balance-sheet date (nonrecognized subsequent events), but requires information about those events to be disclosed if the financial statements would otherwise be misleading. The Company’s adoption of this guidance did not have a material impact on Park’s consolidated financial statements.
Interim Disclosures about Fair Value of Financial Instruments: Park adopted new guidance impacting FASB ASC 825-10-50, Financial Instruments (FSP FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments”), effective June 30, 2009. This guidance amended existing GAAP to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. The Company’s adoption of the new guidance impacts quarterly disclosures, but did not have an impact on Park’s December 31, 2009 consolidated financial statements.
Recognition and Presentation of Other-Than-Temporary Impairments: In April 2009, the FASB issued new guidance impacting FASB ASC 320-10, Investments — Debt and Equity Securities (FSP FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments”). This guidance amends the other-than-temporary impairment guidance in GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company’s adoption of the new guidance did not have a material impact on Park’s consolidated financial statements as Park has not experienced other-than-temporary impairment within its debt securities portfolio.
Employer’s Disclosures about Postretirement Benefit Plan Assets: In December 2008, the FASB issued new guidance impacting FASB ASC 715-20, Defined Benefit Plan — General (FSP No. 132(R)-1, “Employer’s Disclosures about Postretirement Benefit Plan Assets”). This guidance addresses an employer’s disclosures about plan assets of a defined benefit pension or other post-retirement plan. These additional disclosures include disclosure of investment policies and fair value disclosures of plan assets, including fair value hierarchy. The guidance also includes a technical amendment that requires a nonpublic entity to disclose net periodic benefit cost for each annual period for which a statement of income is presented. This new guidance is effective for fiscal years ending after December 15, 2009. Upon initial application, provisions are not required for earlier periods that are presented for comparative purposes. The new disclosures have been presented in the notes to the consolidated financial statements.
Fair Value Measurements: In April 2009, the FASB issued new guidance impacting FASB ASC 820-10, Fair Value Measurements and Disclosures -Overall (FSP No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset and Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”). This guidance emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability has decreased significantly. Fair value is the price that would be received for an asset sold or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little, if any, weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices would be needed to determine the appropriate fair value. The new guidance, which was applied prospectively, was effective for interim and annual reporting periods ending after June 15, 2009. The Company’s adoption of the new guidance did not have a material impact on Park’s consolidated financial statements.
Measuring Liabilities at Fair Value: In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, Measuring Liabilities at Fair Value (ASC 820). This update provides amendments to ASC 820 for the fair value measurement of liabilities by clarifying that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this guidance also clarify that both a quoted price for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance was effective for the first reporting period (including interim periods) beginning after issuance. The Company’s adoption of the new guidance did not have a material impact on Park’s consolidated financial statements.
Recently issued but not yet Effective Accounting Pronouncements Accounting for Transfers of Financial Assets: In June 2009, FASB issued new guidance impacting FASB ASC 810, Consolidation (SFAS No. 166, “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”). This removes the concept of a qualifying special-purpose entity from existing GAAP and removes the exception from applying FASB ASC 810-10, Consolidation (FASB Interpretation No. 46 (revised December 2003)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Consolidation of Variable Interest Entities) to qualifying special purpose entities. The objective of this new guidance is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. The new guidance will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company’s adoption of the new guidance is expected to have an immaterial impact on the consolidated financial statements.
Amendments to FASB Interpretation No. 46(R): In June 2009, FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R).” The objective of this new guidance is to amend certain requirements of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. This guidance will be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company’s adoption of the new guidance is expected to have an immaterial impact on the consolidated financial statements.
2. ORGANIZATION AND ACQUISITIONS
Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, The Park National Bank (PNB) and Vision Bank (VB), Park is engaged in a general commercial banking and trust business, primarily in Ohio, Baldwin County, Alabama and the panhandle of Florida. A wholly-owned subsidiary of Park, Guardian Finance Company (GFC) began operating in May 1999. GFC is a consumer finance company located in Central Ohio. PNB operates through eleven banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Milford, Ohio, the First-Knox National Division headquartered in Mount Vernon, Ohio, the Farmers and Savings Division headquartered in Loudonville, Ohio, the Security National Division headquartered in Springfield, Ohio, the Unity National Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Division headquartered in Zanesville, Ohio, the United Bank Division headquartered in Bucyrus, Ohio and the Second National Division headquartered in Greenville, Ohio. VB operates through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit, commercial leasing; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. VB, with its two banking divisions, provides the services mentioned above, with the exception of commercial leasing. See Note 23 of these Notes to Consolidated Financial Statements for financial information on the Corporation’s operating segments.
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
3. RESTRICTIONS ON CASH AND DUE FROM BANKS
The Corporation’s two bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $31.9 million at December 31, 2009 and $29.4 million at December 31, 2008. No other compensating balance arrangements were in existence at December 31, 2009.
4. INVESTMENT SECURITIES
The amortized cost and fair value of investment securities are shown in the following table. Management evaluates the investment securities on a quarterly basis for other-than-temporary impairment.
During 2009, management determined that Park’s unrealized losses in the stocks of several financial institutions were other-than-temporarily impaired due to the duration and severity of the losses. Therefore, Park recognized impairment losses of $0.6 million during the twelve months ended December 31, 2009, which is recorded in “other expenses” within the Consolidated Statements of Income. Park recognized impairment losses of $1.0 million for the year ended December 31, 2008 on certain of these equity investments in financial institutions. Since these are equity securities, no amounts were recognized in other comprehensive income at the time of the impairment recognition.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Investment securities at December 31, 2009 were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value
2009:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$349,899	$389	$2,693	$347,595
Obligations of states and political subdivisions	15,189	493	15	15,667
U.S. Government agencies’ asset-backed securities	875,331	47,572	—	922,903
Other equity securities	962	656	56	1,562

Total	$1,241,381	$49,110	$2,764	$1,287,727

2009:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$4,456	$25	$—	$4,481
U.S. Government agencies’ asset-backed securities	502,458	16,512	1	518,969

Total	$506,914	$16,537	$1	$523,450

Park’s U.S. Government Agency asset-backed securities consist of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2009, the amortized cost of Park’s AFS and held-to-maturity mortgage-backed securities was $868.3 million and $0.2 million, respectively. At December 31, 2009, the amortized cost of Park’s AFS and held-to-maturity CMOs was $7.0 million and $502.3 million, respectively.
Other investment securities (as shown on the Consolidated Balance Sheet) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. Park owned $62.0 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve stock at December 31, 2009. Park owned $61.9 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve Bank stock at December 31, 2008.
Management does not believe any individual unrealized loss as of December 31, 2009 or December 31, 2008, represents an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity.
Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.
The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position at December 31, 2009:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses
2009:
Securities Available-for-Sale
Obligations of states and political subdivisions	$257,206	$2,693	$—	$—	$257,206	$2,693
U.S. Government agencies’ asset-backed securities	295	15	—	—	295	15
Other equity securities	—	—	202	56	202	56

Total	$257,501	$2,708	$202	$56	$257,703	$2,764

2009:
Securities Held-to-Maturity
U.S. Government agencies’ asset-backed securities	$50	$1	$—	$—	$50	$1
Investment securities at December 31, 2008 were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Amortized	Holding	Holding	Estimated
(In thousands)	Cost	Gains	Losses	Fair Value
2008:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government agencies	$127,628	$1,060	$—	$128,688
Obligations of states and political subdivisions	26,424	503	33	26,894
U.S. Government agencies’ asset-backed securities	1,357,710	47,050	229	1,404,531
Other equity securities	1,461	428	106	1,783

Total	$1,513,223	$49,041	$368	$1,561,896

2008:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$10,294	$79	$—	$10,373
U.S. Government agencies’ asset-backed securities	418,056	5,035	29	423,062

Total	$428,350	$5,114	$29	$433,435

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position at December 31, 2008:

	Less than 12 Months		12 Months or Longer		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(In thousands)	Value	Losses	Value	Losses	Value	Losses
2008:
Securities Available-for-Sale
Obligations of states and political subdivisions	$1,135	$1	$278	$32	$1,413	$33
U.S. Government agencies’ asset-backed securities	703	6	6,850	223	7,553	229
Other equity securities	17	14	314	92	331	106

Total	$1,855	$21	$7,442	$347	$9,297	$368

2008:
Securities Held-to-Maturity
U.S. Government agencies’ asset-backed securities	$156	$1	$42,863	$28	$43,019	$29
The amortized cost and estimated fair value of investments in debt securities at December 31, 2009, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

	Amortized	Estimated
(In thousands)	Cost	Fair Value
Securities Available-for-Sale
U.S. Treasury and agencies’ notes:
Due within one year	$90,000	$90,389
Due five through ten years*	259,899	257,206

Total	$349,899	$347,595

Obligations of states and political subdivisions:
Due within one year	$10,280	$10,519
Due one through five years	4,599	4,853
Due over ten years	310	295

Total	$15,189	$15,667

U.S. Government agencies’ asset-backed securities:
Total	$875,331	$922,903

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Amortized	Estimated
(In thousands)	Cost	Fair Value
Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year

Total	$4,456	$4,481

U.S. Government agencies’ asset-backed securities:
Total	$502,458	$518,969

*	Includes callable notes with call dates of 3 months to two years. Management’s current expectation is that these securities could extend to the maturity date, although this expectation could change depending on future changes in the interest rate environment.
Investment securities having a book value of $1,720 million and $1,751 million at December 31, 2009 and 2008, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements and to secure repurchase agreements sold, and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.
At December 31, 2009, $952 million was pledged for government and trust department deposits, $658 million was pledged to secure repurchase agreements and $110 million was pledged as collateral for FHLB advance borrowings. At December 31, 2008, $939 million was pledged for government and trust department deposits, $664 million was pledged to secure repurchase agreements and $148 million was pledged as collateral for FHLB advance borrowings.
At December 31, 2009, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.
During 2009, Park realized a pre-tax gain of $7.3 million from the sale of $204.3 million of U.S. Government Agency mortgage-backed securities. The book yield on the sold securities was 4.70%. The proceeds from the sale of these investment securities were generally reinvested in U.S. Government Agency issued callable notes. The tax expense related to the net securities gains was $2.57 million for 2009.
During 2008, Park sold $140 million of U.S. Government Agency securities, realizing a pre-tax gain of $1.1 million. These securities were callable during 2008 and were sold with a give up yield of approximately 3.63%. The proceeds from the sale of these investment securities were generally reinvested in U.S. Government Agency 15-year mortgage-backed securities. The tax expense related to the net securities gains was $390 thousand for 2008. No gross losses were realized in 2009 or 2008.
5. LOANS
The composition of the loan portfolio is as follows:

December 31
(In thousands)	2009	2008
Commercial, financial and agricultural	$751,277	$714,296
Real estate:
Construction	495,518	533,788
Residential	1,555,390	1,560,198
Commercial	1,130,672	1,035,725
Consumer, net	704,430	643,507
Leases, net	3,145	3,823

Total loans	$4,640,432	$4,491,337

Loans are shown net of deferred origination fees, costs and unearned income of $6.3 million at December 31, 2009 and $6.0 million at December 31, 2008.
Overdrawn deposit accounts of $3.3 million and $3.6 million have been reclassified to loans at December 31, 2009 and 2008, respectively.
Under the Corporation’s credit policies and practices, all nonaccrual and restructured commercial, financial, agricultural, construction and commercial real estate loans meet the definition of impaired loans. Additionally, certain consumer loans, residential real estate loans, and lease financing receivables are classified as nonaccrual and are thus included within total nonperforming loans. The majority of the loans deemed impaired were evaluated using the fair value of the collateral as the measurement method.
Nonperforming loans are summarized as follows:

December 31
(In thousands)	2009	2008
Impaired loans:
Nonaccrual	$201,001	$138,498
Restructured	142	2,845

Total impaired loans	201,143	141,343
Other nonaccrual loans	32,543	21,014

Total nonaccrual and restructured loans	$233,686	$162,357

Loans past due 90 days or more and accruing	14,773	5,421

Total nonperforming loans	$248,459	$167,778

Management’s general practice is to proactively charge down impaired loans to the fair value of the underlying collateral. The allowance for loan losses includes specific reserves related to impaired loans at December 31, 2009 and 2008, of $36.7 million and $8.9 million, respectively, related to loans with principal balances of $123.7 million and $64.5 million. The increase in specific reserves in 2009 is primarily related to commercial land and development (CL&D) loans at Vision Bank. The collateral values related to these loans have declined significantly in the current market environment. Management believes it is appropriate to specifically reserve for these declines and continue to evaluate charge-offs in the future as the outcome with respect to the CL&D loans becomes more apparent. In April 2009, Park engaged a third-party specialist to assist in the resolution of impaired loans at Vision Bank. Management is pleased with the success this third-party specialist experienced in the second half of 2009, as they have helped maximize the value of the impaired loans at Vision Bank.
The average balance of impaired loans was $184.7 million, $130.6 million and $51.1 million for 2009, 2008 and 2007, respectively.
Interest income on impaired loans is recognized on a cash basis after all past due and current principal payments have been made. For the year ended December 31, 2009, the Corporation recognized a net reversal to interest income of $1.3 million, consisting of $1.8 million in interest recognized at PNB and $3.1 million in interest reversed at Vision, on loans that were impaired as of the end of the year. For the year ended December 31, 2008, the Corporation recognized $0.9 million in interest income, consisting of $2.8 million in interest recognized at PNB and $1.9 million in interest reversed at Vision. For the year ended December 31, 2007, the Corporation recognized $0.4 million in interest income, consisting of $1.3 million in interest recognized at PNB and $0.9 million in interest reversed at Vision.
Management transfers ownership of a loan to other real estate owned at the time that Park takes the title of the asset. At December 31, 2009 and 2008, Park had $41.2 million and $25.8 million, respectively, of other real estate owned. Other real estate owned at Vision Bank has increased from $19.7 million at December 31, 2008 to $35.2 million at December 31, 2009.
Certain of the Corporation’s executive officers and directors are loan customers of the Corporation’s two banking subsidiaries. As of December 31, 2009 and 2008, loans and lines of credit aggregating approximately $56.8 million and $59.1 million, respectively, were outstanding to such parties. During 2009, $27.9 million of new loans were made to these executive officers and directors and repayments totaled $9.5 million. New loans and repayments for 2008 were $17.4 million and $3.4 million, respectively. Additionally, during 2009, $20.8 million in loans were removed from the aggregate amount reported due to the resignation of certain directors.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6. ALLOWANCE FOR LOAN LOSSES
Activity in the allowance for loan losses is summarized as follows:

(In thousands)	2009	2008	2007
Balance, January 1	$100,088	$87,102	$70,500
Allowance for loan losses of acquired banks	—	—	9,334
Provision for loan losses	68,821	70,487	29,476
Losses charged to the reserve	(59,022)	(62,916)	(27,776)
Recoveries	6,830	5,415	5,568

Balance, December 31	$116,717	$100,088	$87,102

The composition of the allowance for loan losses at December 31, 2009 and 2008 were as follows:

December 31, 2009	Outstanding	Allowance
(In thousands)	Loan Balance	for Loan Losses
Performing loans and statistical allocation	$4,439,289	$79,996
Impaired loans and specific allocation	201,143	36,721

Total loans and allowance for loan losses	$4,640,432	$116,717

Allowance as a percentage of total loans		2.52%

December 31, 2008	Outstanding	Allowance
(In thousands)	Loan Balance	for Loan Losses
Performing loans and statistical allocation	$4,348,395	$91,213
Impaired loans and specific allocation	142,942	8,875

Total loans and allowance for loan losses	$4,491,337	$100,088

Allowance as a percentage of total loans		2.23%

Performing loan balances above include all performing loans at December 31, 2009 and 2008, as well as nonperforming consumer loans. Nonperforming consumer loans are not typically evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Impaired loan balances above include all impaired commercial loans at December 31, 2009 and 2008, which are evaluated for impairment in accordance with GAAP (see Note 1 of these Notes to Consolidated Financial Statements).
Included in performing loans at December 31, 2008 was $67.2 million of CL&D loans at Vision Bank that became impaired during 2009. Park recorded charge-offs of $6.8 million in 2009 related to these CL&D loans that became impaired during 2009. Additionally, at December 31, 2009, Park had established a specific allocation of $19.0 million for those CL&D loans that became impaired during 2009. The performing CL&D loans were $132.8 million, $191.7 million and $260.2 million at December 31, 2009, 2008 and 2007, respectively. Generally, Park discontinued origination of new CL&D loans during 2008. Given the run-off nature of the CL&D loan portfolio, management believes the risk of loss and uncertainty within this portfolio declined during 2009.
As a result of the changes in the loan portfolio discussed above, along with management’s utilization of historical loss rates that are comparative to the current period being analyzed, management believes the $11.2 million reduction in the statistical allocation from $91.2 million at December 31, 2008 to $80.0 million at December 31, 2009, is appropriate.
7. PREMISES AND EQUIPMENT
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31
(In thousands)	2009	2008
Land	$23,257	$21,799
Buildings	75,583	74,106
Equipment, furniture and fixtures	56,822	52,574
Leasehold improvements	6,080	5,553

Total	$161,742	154,032

Less accumulated depreciation and amortization	(92,651)	(85,479)

Premises and equipment, net	$69,091	$68,553

Depreciation and amortization expense amounted to $7.5 million, $7.5 million and $6.5 million for the three years ended December 31, 2009, 2008 and 2007, respectively.
The Corporation and its subsidiaries lease certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2010	$1,903
2011	1,636
2012	1,064
2013	971
2014	875
Thereafter	2,278

Total	$8,727

Rent expense was $2.8 million, $2.8 million and $2.7 million, for the three years ended December 31, 2009, 2008 and 2007, respectively.
8. DEPOSITS
At December 31, 2009 and 2008, noninterest bearing and interest bearing deposits were as follows:

December 31
(In thousands)	2009	2008
Noninterest bearing	$897,243	$782,625

Interest bearing	4,290,809	3,979,125

Total	$5,188,052	$4,761,750

At December 31, 2009, the maturities of time deposits were as follows:

(In thousands)
2010	$1,657,922
2011	313,051
2012	142,326
2013	48,719
2014	58,072
After 5 years	2,447

Total	$2,222,537

Maturities of time deposits of $100,000 and over as of December 31, 2009 were:

December 31
(In thousands)
3 months or less	$338,152
Over 3 months through 6 months	255,585
Over 6 months through 12 months	252,494
Over 12 months	182,814

Total	$1,029,045

At December 31, 2009, Park had approximately $27.7 million of deposits received from executive officers, directors, and their related interests.
9. SHORT-TERM BORROWINGS
Short-term borrowings were as follows:

December 31
(In thousands)	2009	2008
Securities sold under agreements to repurchase and federal funds purchased	$294,219	$284,196
Federal Home Loan Bank advances	30,000	375,000

Total short-term borrowings	$324,219	$659,196

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The outstanding balances for all short-term borrowings as of December 31, 2009, 2008 and 2007 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

	Repurchase		Demand
	Agreements	Federal	Notes
	and Federal	Home Loan	Due U.S.
	Funds	Bank	Treasury
(In thousands)	Purchased	Advances	and Other
2009:
Ending balance	$294,219	$30,000	$—
Highest month-end balance	303,972	442,000	—
Average daily balance	281,941	137,792	—
Weighted-average interest rate:
As of year-end	0.49%	0.49%	—
Paid during the year	0.82%	0.66%	—

2008:
Ending balance	$284,196	$375,000	$—
Highest month-end balance	294,226	572,000	30,414
Average daily balance	256,877	336,561	12,008
Weighted-average interest rate:
As of year-end	1.12%	0.71%	0.00%
Paid during the year	1.81%	2.80%	3.43%

2007:
Ending balance	$253,289	$502,000	$4,029
Highest month-end balance	259,065	502,000	8,058
Average daily balance	230,651	260,140	3,369
Weighted-average interest rate:
As of year-end	3.27%	4.42%	3.59%
Paid during the year	3.67%	5.19%	4.78%
At December 31, 2009, 2008 and 2007, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2009, $1,959 million of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks. At December 31, 2008, $1,992 million of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks.
Note 4 states that $658 million and $664 million of securities were pledged to secure repurchase agreements as of December 31, 2009 and 2008, respectively. Park’s repurchase agreements in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified in long-term debt. See Note 10 of these Notes to Consolidated Financial Statements.
10. LONG-TERM DEBT
Long-term debt is listed below:

	2009		2008
December 31	Outstanding	Average	Outstanding	Average
(In thousands)	Balance	Rate	Balance	Rate
Total Federal Home Loan Bank advances by year of maturity:
2009	$—	—	$6,208	3.79%
2010	17,560	5.68%	217,442	1.09%
2011	16,460	1.99%	1,442	4.00%
2012	15,500	2.09%	488	3.87%
2013	500	4.03%	485	4.03%
2014	500	4.23%	485	4.23%
Thereafter	302,371	3.02%	302,464	3.02%

Total	$352,891	3.05%	$529,014	2.24%

Total broker repurchase agreements by year of maturity:
2009	$—	—	$25,000	3.79%
After 2014	300,000	4.04%	300,000	4.04%

Total	$300,000	4.04%	$325,000	4.02%

Other borrowings by year of maturity:
2009	$—	—	$54	7.97%
2010	59	7.97%	59	7.97%
2011	63	7.97%	63	7.97%
2012	69	7.97%	69	7.97%
2013	74	7.97%	74	7.97%
2014	81	7.97%	81	7.97%
Thereafter	1,144	7.97%	1,144	7.97%

Total	$1,490	7.97%	$1,544	7.97%

Total combined long-term debt by year of maturity:
2009	$—	—	$31,262	3.80%
2010	17,619	5.69%	217,501	1.09%
2011	16,523	2.01%	1,505	4.17%
2012	15,569	2.12%	557	4.38%
2013	574	4.54%	559	4.55%
2014	581	4.75%	566	4.77%
Thereafter	603,515	3.54%	603,608	3.54%

Total	$654,381	3.52%	$855,558	2.93%

Other borrowings consist of a capital lease obligation of $1.5 million, pertaining to an arrangement that was part of the acquisition of Vision on March 9, 2007 and its associated minimum lease payments.
Park had approximately $603.5 million of long-term debt at December 31, 2009 with a contractual maturity longer than five years. However, approximately $600 million of this debt is callable by the issuer in 2010.
At December 31, 2009 and 2008, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.
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
On December 1, 2005, Vision formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of the Trust’s floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on a three-month LIBOR plus 148 basis points. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the notes in December 2035, or upon earlier redemption as provided in the notes. Park has the right to redeem the notes purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.
In accordance with GAAP, Trust I is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
On December 28, 2007, one of Park’s wholly-owned subsidiary banks, The Park National Bank (“PNB”), entered into a Subordinated Debenture Purchase Agreement with USB Capital Funding Corp. Under the terms of the Purchase Agreement, USB Capital Funding Corp. purchased from PNB a Subordinated Debenture dated December 28, 2007, in the principal amount of $25 million, which matures on December 29, 2017. The Subordinated Debenture is intended to qualify as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”). The Subordinated Debenture accrues and pays interest at a floating rate of three-month LIBOR plus 200 basis points. The Subordinated Debenture may not be prepaid in any amount prior to December 28, 2012; however, subsequent to this date, PNB may prepay, without penalty, all or a portion of the principal amount outstanding in a minimum amount of $5 million or any larger multiple of $5 million. The three-month LIBOR rate was 0.25% at December 31, 2009. On January 2, 2008, Park entered into an interest rate swap transaction, which was designated as a cash flow hedge against the variability of cash flows related to the Subordinated Debenture of $25 million (see Note 19 of these Notes to Consolidated Financial Statements).
On December 23, 2009, Park entered into a Note Purchase Agreement, dated December 23, 2009, with 38 purchasers (the “Purchasers”). Under the terms of the Note Purchase Agreement, the Purchasers purchased from Park an aggregate principal amount of $35.25 million of 10% Subordinated Notes due December 23, 2019 (the “Notes”). The Notes are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). The Notes may not be prepaid in any amount prior to December 23, 2014, however, subsequent to this date, Park may prepay, without penalty, all or a portion of the principal amount outstanding. Of the $35.25 million in Subordinated Notes, $14.05 million were purchased by related parties.
12. STOCK OPTION PLANS
The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2009, 1,245,130 common shares were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.
The Park National Corporation 1995 Incentive Stock Option Plan (the “1995 Plan”) was adopted April 17, 1995 and amended April 20, 1998 and April 16, 2001. Pursuant to the terms of the 1995 Plan, all of the common shares delivered upon exercise of incentive stock options were to be treasury shares. No further incentive stock options may be granted under the 1995 Plan.
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
The fair value of incentive stock options granted was determined using the following weighted-average assumptions as of the grant date. Park did not grant any options in 2009 or 2008.

	2009	2008	2007
Risk-free interest rate	—	—	3.99%
Expected term (years)	—	—	5.0
Expected stock price volatility	—	—	19.5%
Dividend yield	—	—	4.00%
The activity in Park’s stock option plan is listed in the following table for 2009:

		Weighted Average
	Number	Exercise Price per Share
January 1, 2009	452,419	$102.33
Granted	—	—
Exercised	—	—
Forfeited/Expired	197,527	108.19

December 31, 2009	254,892	$97.78

Exercisable at year end		254,892
Weighted-average remaining contractual life		1.25 years
Aggregate intrinsic value		$0
Information related to Park’s stock option plans for the past three years is listed in the following table for 2009:

(In thousands)	2009	2008	2007
Intrinsic value of options exercised	$—	$—	$47
Cash received from option exercises	—	—	296
Tax benefit realized from option exercises	—	—	—
Weighted-average fair value of options granted per share	$—	$—	$9.92
Total compensation cost that has been charged against income pertaining to the above plans was $893,000 for 2007. No expense was recognized for 2009 or 2008. The 90,000 options granted in 2007 vested immediately upon grant.
13. BENEFIT PLANS
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The plan provides benefits based on an employee’s years of service and compensation.
The Corporation’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. Management did not make a contribution to the Pension Plan in 2008; however, management made a $20 million contribution in January 2009, which was deductible on the 2008 tax return and as such is reflected as part of the deferred tax liabilities at December 31, 2008. In addition, management made a $10 million contribution in November 2009, which will be deductible on the 2009 tax return and as such is reflected as part of deferred tax liabilities at December 31, 2009. See Note 14 of these Notes to Consolidated Financial Statements. Park does not expect to make any contributions to the Pension Plan in 2010.
Using an accrual measurement date of December 31, 2009 and 2008, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2009	2008
Change in fair value of plan assets
Fair value at beginning of measurement period	$38,506	$60,116
Actual return on plan assets	11,689	(16,863)
Company contributions	30,000	0
Benefits paid	(4,380)	(4,747)

Fair value at end of measurement period	$75,815	$38,506

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands)	2009	2008
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$57,804	$51,914
Service cost	3,813	4,313
Interest cost	3,432	3,946
Actuarial (gain) or loss	(327)	2,378
Benefits paid	(4,380)	(4,747)

Projected benefit obligation at the end of measurement period	$60,342	$57,804

Funded status at end of year (assets less benefit obligation)	$15,473	$(19,298)

The asset allocation for the Pension Plan as of the measurement date, by asset category, is as follows:

		Percentage of Plan Assets
Asset Category	Target Allocation	2009	2008
Equity securities	50% – 100%	83%	79%
Fixed income and cash equivalents	remaining balance	17%	21%

Total	—	100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets per the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.
The expected long-term rate of return on plan assets was 7.75% in 2009 and 2008. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.
The accumulated benefit obligation for the Pension Plan was $52.6 million and $49.5 million at December 31, 2009 and 2008, respectively.
On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2009, the fair value of the 115,800 shares held by the plan was $6.8 million, or $58.88 per share.
The weighted average assumptions used to determine benefit obligations at December 31, 2009 and December 31, 2008 were as follows:

	2009	2008
Discount rate	6.00%	6.00%
Rate of compensation increase	3.00%	3.00%
The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2010	$1,252
2011	1,500
2012	1,884
2013	2,280
2014	2,694
2015 – 2019	20,538

Total	$30,148

The following table shows ending balances of accumulated other comprehensive income (loss) at December 31, 2009 and 2008.

(In thousands)	2009	2008
Prior service cost	$(115)	$(149)
Net actuarial loss	(20,654)	(30,286)

Total	(20,769)	(30,435)

Deferred taxes	7,269	10,652

Accumulated other comprehensive (loss)	$(13,500)	$(19,783)

Using an actuarial measurement date of December 31 for 2009 and 2008 and September 30 for 2007, components of net periodic benefit cost and other amounts recognized in other comprehensive income were as follows:

(In thousands)	2009	2008	2007
Components of net periodic benefit cost and other amounts recognized in Other Comprehensive Income
Service cost	$(3,813)	$(3,451)	$(3,238)
Interest cost	(3,432)	(3,157)	(3,104)
Expected return on plan assets	4,487	4,608	4,263
Amortization of prior service cost	(34)	(34)	(34)
Recognized net actuarial loss	(2,041)	—	(551)

Net periodic benefit cost	$(4,833)	$(2,034)	$(2,664)

Change to net actuarial gain/(loss) for the period	$7,591	$(25,000)	$4,440
Amortization of prior service cost	34	42	34
Amortization of net loss	2,041	—	551

Total recognized in other comprehensive income/(loss)	9,666	(24,958)	5,025

Total recognized in net benefit cost and other comprehensive income/(loss)	$4,833	$(26,992)	$2,361

The estimated prior service costs for the Pension Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $22 thousand. The estimated net actuarial (loss) expected to be recognized in the next fiscal year is $(1.1) million.
The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2009 and 2008, are listed below:

	2009	2008
Discount rate	6.00%	6.25%
Rate of compensation increase	3.00%	3.00%
Expected long-term return on plan assets	7.75%	7.75%
Management believes the 7.75% expected long-term rate of return is an appropriate assumption given historical performance of the S&P 500 Index, which management believes is a good indicator of future performance of Pension Plan assets.
The Pension Plan maintains cash in a Park National Bank savings account, with a balance of $1.96 million at December 31, 2009.
GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The market value of Pension Plan assets at December 31, 2009 was $75.8 million. At December 31, 2009, $63.0 million of investments in the Pension Plan are categorized as Level 1 inputs; $12.8 million of plan investments in corporate and U.S. government agency bonds are categorized as Level 2 inputs, as fair value is based on quoted market prices of comparable instruments; and no investments are categorized as Level 3 inputs.
The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.5 million, $2.0 million and $1.9 million for 2009, 2008 and 2007, respectively.
The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2009 and 2008, the accrued benefit cost for the SERP totaled $7.4 million and $7.6 million, respectively. The expense for the Corporation was $0.5 million, $0.6 million and $0.7 million for 2009, 2008, and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14. INCOME TAXES
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31
(in thousands)	2009	2008
Deferred tax assets:
Allowance for loan losses	$42,236	$35,929
Accumulated other comprehensive loss — interest rate swap	519	678
Accumulated other comprehensive loss — pension plan	7,269	10,652
Intangible assets	2,756	3,357
Deferred compensation	4,348	4,539
OREO devaluations	2,380	18
State net operating loss carryforwards	1,725	1,071
Other	5,273	4,604

Total deferred tax assets	$66,506	$60,848

Deferred tax liabilities:
Accumulated other comprehensive income — unrealized gains on securities	$16,221	$17,036
Deferred investment income	10,201	11,168
Pension plan	12,664	10,875
Mortgage servicing rights	3,773	2,907
Purchase accounting adjustments	3,228	4,493
Other	1,285	1,440

Total deferred tax liabilities	$47,372	$47,919

Net deferred tax assets	$19,134	$12,929

Park has determined that it is not required to establish a valuation allowance against deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully realized in future periods.
The components of the provision for federal and state income taxes are shown below:

December 31
(in thousands)	2009	2008	2007
Currently payable
Federal	$32,148	$23,645	$37,692
State	(273)	(44)	117
Deferred
Federal	(6,745)	697	(7,269)
State	(2,187)	(2,287)	(570)

Total	$22,943	$22,011	$29,970

The following is a reconciliation of federal income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2009, 2008 and 2007.

December 31	2009	2008	2007
Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax-exempt interest income, net of disallowed interest	(1.3)%	(3.5)%	(2.6)%
Bank owned life insurance	(1.8)%	(5.0)%	(2.8)%
Tax credits (low income housing)	(4.8)%	(11.7)%	(7.5)%
Goodwill impairment	—	50.7%	35.9%
State income tax expense, net of federal benefit	(1.6)%	(4.2)%	(.6)%
Other	(1.9)%	.3%	(.5)%

Effective tax rate	23.6%	61.6%	56.9%

Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in the state tax expense and is shown in “state taxes” on Park’s Consolidated Statements of Income. Vision Bank is subject to state income tax, in the states of Alabama and Florida. State income tax benefit for Vision Bank is included in “income taxes” on Park’s Consolidated Statements of Income. Vision Bank’s 2009 state income tax benefit was $2.46 million.
Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2009	2008	2007
January 1 Balance	$783	$828	$713
Additions based on tax positions related to the current year	64	102	250
Additions for tax positions of prior years	—	18	17
Reductions for tax positions of prior years	(189)	(15)	(24)
Reductions due to the statute of limitations	(63)	(150)	(128)

December 31 Balance	$595	$783	$828

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2009, 2008 and 2007 was $504,000, $704,000 and $711,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.
The (income)/expense related to interest and penalties recorded in the Consolidated Statements of Income for the years ended December 31, 2009, 2008 and 2007 was $(18,000), $16,000 and $(3,000), respectively. The amount accrued for interest and penalties at December 31, 2009, 2008 and 2007 was $71,000, $89,000 and $73,000, respectively.
Park and its subsidiaries are subject to U.S. federal income tax. Some of Park’s subsidiaries are subject to state income tax in the following states: Alabama, Florida, California, Kentucky, New Jersey and Pennsylvania. Park is no longer subject to examination by federal or state taxing authorities for the tax year 2005 and the years prior.
The 2006 and 2007 federal income tax returns of Vision Bancshares, Inc. are currently under examination by the Internal Revenue Service. A preliminary settlement has been agreed upon and is awaiting final approval by the Service. All tax and interest relating to the examination has been accrued under ASC 740-10, unrecognized tax benefits.
15. OTHER COMPREHENSIVE INCOME (LOSS)
Other comprehensive income (loss) components and related taxes are shown in the following table for the years ended December 31, 2009, 2008 and 2007.

Year ended December 31	Before-Tax	Tax	Net-of-Tax
(In thousands)	Amount	Expense	Amount
2009:
Unrealized gains on available-for-sale securities	$5,012	$1,754	$3,258
Reclassification adjustment for gains realized in net income	(7,340)	(2,569)	(4,771)
Unrealized net holding gain on cash flow hedge	454	159	295
Changes in pension plan assets and benefit obligations recognized in Other Comprehensive Income	9,666	3,383	6,283

Other comprehensive income	$7,792	$2,727	$5,065

2008:
Unrealized gains on available-for-sale securities	$48,324	$16,913	$31,411
Reclassification adjustment for gains realized in net income	(1,115)	(390)	(725)
Unrealized net holding loss on cash flow hedge	(1,937)	(678)	(1,259)
Changes in pension plan assets and benefit obligations recognized in Other Comprehensive Income	(24,958)	(8,735)	(16,223)

Other comprehensive income	$20,314	$7,110	$13,204

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year ended December 31	Before-Tax	Tax	Net-of-Tax
(In thousands)	Amount	Expense	Amount
2007:
Unrealized gains on available-for-sale securities	$26,071	$9,125	$16,946
Changes in pension plan assets and benefit obligations recognized in Other Comprehensive Income	5,025	1,759	3,266

Other comprehensive income	$31,096	$10,884	$20,212

The ending balance of each component of accumulated other comprehensive income was as follows as of December 31:

(In thousands)	2009	2008
Pension benefit adjustments	$(13,500)	$(19,783)
Unrealized net holding loss on cash flow hedge	(964)	(1,259)
Unrealized net holding gains on A-F-S Securities	30,125	31,638

Total accumulated other comprehensive income	$15,661	$10,596

16. EARNINGS PER COMMON SHARE
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities.
The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31
(in thousands, except per share data)	2009	2008	2007
Numerator:
Net income available to common shareholders	$68,430	$13,566	$22,707

Denominator:
Basic earnings per common share:
Weighted-average shares	14,206,335	13,965,219	14,212,805
Effect of dilutive securities — stock options and warrants	—	114	4,678
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	14,206,335	13,965,333	14,217,483

Earnings per common share:
Basic earnings per common share	$4.82	$0.97	$1.60
Diluted earnings per common share	$4.82	$0.97	$1.60
For the years ended December 31, 2009 and 2008, options to purchase a weighted average of 350,608 and 500,765 common shares, respectively, were outstanding under Park’s stock option plans. A warrant to purchase 227,376 common shares was outstanding at both December 31, 2009 and 2008 as a result of Park’s participation in the CPP. In addition, warrants to purchase an aggregate of 500,000 common shares were outstanding at December 31, 2009 as a result of the issuance of common stock and warrants which closed on October 30, 2009. The common shares represented by the options and the warrants at December 31, 2009 and 2008, totaling a weighted average of 662,915 and 505,749, respectively, were not included in the computation of diluted earnings per common share because the respective exercise prices exceeded the market value of the underlying common shares such that their inclusion would have had an anti-dilutive effect.
17. DIVIDEND RESTRICTIONS
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2009, approximately $47.7 million of the total stockholders’ equity of The Park National Bank was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities. Vision Bank is currently not permitted to pay dividends to the Corporation.
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
The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31
(in thousands)	2009	2008
Loan commitments	$955,257	$1,143,280
Standby letters of credit	36,340	25,353
The loan commitments are generally for variable rates of interest.
The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Ohio, Baldwin County, Alabama and the panhandle of Florida. The Corporation evaluates each customer’s credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the economic conditions in each borrower’s geographic location and industry.
19. DERIVATIVE INSTRUMENTS
GAAP establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As required by GAAP, the Company records all derivatives on the Consolidated Balance Sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivatives and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges.
For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivatives is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified into earnings when the hedged transaction affects earnings, and the ineffective portion of changes in the fair value of the derivatives is recognized directly in earnings. The Company assesses the effectiveness of each hedging relationship by comparing the changes in cash flows of the derivative hedging instrument with the changes in cash flows of the designated hedged item or transaction.
During the first quarter of 2008, the Company executed an interest rate swap to hedge a $25 million floating-rate subordinated debenture that was entered into by Park National Bank during the fourth quarter of 2007. The Company’s objective in using this derivative was to add stability to interest expense and to manage its exposure to interest rate risk. Our interest rate swap involves the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying principal amount, and has been designated as a cash flow hedge.
As of December 31, 2009 and 2008, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.
At December 31, 2009 and 2008, the derivative’s fair value of $(1.5) million and $(1.9) million, respectively, was included in other liabilities. No hedge ineffectiveness on the cash flow hedge was recognized during the twelve months ended December 31, 2009 or 2008. At December 31, 2009, the variable rate on the $25 million subordinated debenture was 2.25% (LIBOR plus 200 basis points) and Park was paying 6.01% (4.01% fixed rate on the interest rate swap plus 200 basis points).
For the twelve months ended December 31, 2009 and 2008, the change in the fair value of the derivative designated as a cash flow hedge reported in other comprehensive income (loss) was $295 thousand (net of taxes of $159 thousand) and $(1.3) million (net of taxes of $(678) thousand), respectively. Amounts reported in accumulated other comprehensive income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt.
In connection with the sale of Park’s Class B Visa shares, Park entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B Visa shares resulting from certain Visa litigation. At December 31, 2009, the fair value of the swap liability of $0.5 million is an estimate of the exposure based upon probability-weighted potential Visa litigation losses.
20. LOAN SERVICING
Park serviced sold mortgage loans of $1,518 million at December 31, 2009 compared to $1,369 million at December 31, 2008, and $1,403 million at December 31, 2007. At December 31, 2009, $53 million of the sold mortgage loans were sold with recourse compared to $65 million at December 31, 2008. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. At December 31, 2009, management determined that no liability was deemed necessary for these loans.
Park capitalized $5.5 million in mortgage servicing rights in 2009, $1.5 million in 2008 and $1.6 million in 2007. Park’s amortization of mortgage servicing rights was $4.0 million in 2009 and $1.7 million in both 2008 and 2007. The amortization of mortgage loan servicing rights is included within “Other Service Income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.
Activity for mortgage servicing rights and the related valuation allowance follows:

December 31
(In thousands)	2009	2008
Servicing rights:
Beginning of year	$8,306	$10,204
Additions	5,480	1,481
Amortized to expense	(4,077)	(1,734)
Change in valuation allowance	1,071	(1,645)

End of year	$10,780	$8,306

Valuation allowance:
Beginning of year	$1,645	$—
(Reductions)/Additions expensed	(1,071)	1,645

End of year	$574	$1,645

21. FAIR VALUES
The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that Park uses to measure fair value are as follows:
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
Assets and Liabilities Measured on a Recurring Basis:
The following table presents financial assets and liabilities measured on a recurring basis:
Fair Value Measurements at December 31, 2009 Using:

				Balance at
(In thousands)	(Level 1)	(Level 2)	(Level 3)	12/31/09
ASSETS
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government sponsored entities	$—	$347,595	$—	$347,595
Obligations of states and political subdivisions	—	12,916	2,751	15,667
U.S. Government sponsored entities’ asset-backed securities	—	922,903	—	922,903
Equity securities	1,562	—	—	1,562
Mortgage loans held for sale	—	9,551	—	9,551
Mortgage IRLCs	—	214	—	214
LIABILITIES
Interest rate swap	$—	$(1,483)	$—	$(1,483)
Fair value swap	—	—	(500)	(500)
Fair Value Measurements at December 31, 2008 Using:

				Balance at
(In thousands)	(Level 1)	(Level 2)	(Level 3)	12/31/08
ASSETS
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government sponsored entities	$—	$128,688	$—	$128,688
Obligations of states and political subdivisions	—	24,189	2,705	26,894
U.S. Government sponsored entities’ asset-backed securities	—	1,404,531	—	1,404,531
Equity securities	1,783	—	—	1,783
LIABILITIES
Interest rate swap	$—	$(1,937)	$—	$(1,937)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following methods and assumptions were used by the Corporation in determining fair value of the financial assets and liabilities discussed above:
Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The Fair Value Measurements table on the previous page excludes Park’s Federal Home Loan Bank stock and Federal Reserve Bank stock, which are carried at the redemption value, as it is not practicable to calculate their fair values. For securities where quoted prices or market prices of similar securities are not available, which include municipal securities, fair values are calculated using discounted cash flows.
Interest rate swaps: The fair value of interest rate swaps represents the estimated amount Park would pay or receive to terminate the agreements, considering current interest rates and the current creditworthiness of the counterparties.
Fair Value Swap: The fair value of the swap agreement entered into with the purchaser of the Visa Class B shares represents an internally developed estimate of the exposure based upon probability-weighted potential Visa litigation losses.
Interest Rate Lock Commitments (IRLCs): IRLCs are based on current secondary market pricing and are classified as Level 2.
Mortgage Loans Held for Sale: Mortgage loans held for sale are carried at their fair value as of December 31, 2009 and at the lower of cost or fair value at December 31, 2008. On January 1, 2009, Park elected the fair value option of accounting for mortgage loans held for sale. Mortgage loans held for sale are estimated using security prices for similar product types, and therefore, are classified in Level 2.
The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2009 and 2008, for financial instruments measured on a recurring basis and classified as Level 3:
Level 3 Fair Value Measurements

Year ended December 31	A-F-S	Fair Value
(in thousands)	Securities	Swap
Beginning Balance at December 31, 2008	$2,705	$—

Total gains/(losses)
Included in earnings	—	—

Included in Other Comprehensive Income	46	—

Fair value swap	—	(500)

Balance at December 31, 2009	$2,751	$(500)

Balance at December 31, 2007	$2,969	$—

Total gains/(losses)
Included in earnings	—	—

Included in Other Comprehensive Income	(264)	—

Balance at December 31, 2008	$2,705	$—

The following table presents financial assets and liabilities measured on a nonrecurring basis:
Fair Value Measurements at December 31, 2009 Using:

				Balance at
(In thousands)	(Level 1)	(Level 2)	(Level 3)	12/31/09
Impaired loans	$—	$—	$109,818	$109,818
Mortgage servicing rights	—	10,780	—	10,780
Other real estate owned	—	—	41,240	41,240
Fair Value Measurements at December 31, 2008 Using:

				Balance at
(In thousands)	(Level 1)	(Level 2)	(Level 3)	12/31/08
Impaired loans	$—	$—	$75,942	$75,942
Mortgage servicing rights	—	8,306	—	8,306
Other real estate owned	—	—	25,848	25,848
Impaired loans, which are usually measured for impairment using the fair value of collateral, had a carrying amount of $201.1 million at December 31, 2009, after a partial charge-off of $43.4 million. In addition, these loans have a specific valuation allowance of $36.7 million. Of the $201.1 million impaired loan portfolio, $109.8 million were carried at fair value, as a result of the aforementioned charge-offs and specific valuation allowance. The remaining $91.3 million of impaired loans are carried at cost, as the fair value exceeds the book value for each individual credit. At December 31, 2008, impaired loans had a carrying amount of $142.9 million. Of these, $75.9 million were carried at fair value, as a result of partial charge-offs of $30.0 million and a specific valuation allowance of $8.9 million. The impact of changes in the specific valuation allowance for the year ended December 31, 2009 was $27.9 million.
Mortgage servicing rights (MSRs), which are carried at lower of cost or fair value, were recorded at a fair value of $10.8 million, including a valuation allowance of $0.6 million, at December 31, 2009. MSRs do not trade in active, open markets with readily observable prices. For example, sales of MSRs do occur, but precise terms and conditions typically are not readily available. Accordingly, MSRs are classified Level 2. At December 31, 2008, MSRs were recorded at a fair value of $8.3 million, including a valuation allowance of $1.6 million.
Other real estate owned (OREO) is recorded at fair value based on property appraisals, less estimated selling costs, at the date of transfer. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. At December 31, 2009 and 2008, the estimated fair value of OREO, less estimated selling costs amounted to $41.2 million and $25.8 million, respectively. The financial impact of OREO valuation adjustments for the year ended December 31, 2009 was $6.8 million.
The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for assets and liabilities not discussed above:
Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheet for cash and short-term instruments approximate those assets’ fair values.
Interest bearing deposits with other banks: The carrying amounts reported in the Consolidated Balance Sheet for interest bearing deposits with other banks approximate those assets’ fair values.
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
Subordinated debentures/notes: Fair values for subordinated debentures and notes are estimated using a discounted cash flow calculation that applies

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
interest rate spreads currently being offered on similar debt structures to a schedule of monthly maturities.
The fair value of financial instruments at December 31, 2009 and December 31, 2008, was as follows:

	2009		2008
December 31,	Carrying	Fair	Carrying	Fair
(In thousands)	Amount	Value	Amount	Value
Financial assets:
Cash and money market instruments	$159,091	$159,091	$171,262	$171,262
Investment securities	1,794,641	1,811,177	1,990,246	1,995,331
Accrued interest receivable	24,354	24,354	27,930	27,930
Mortgage loans held for sale	9,551	9,551	9,603	9,603
Impaired loans carried at fair value	109,818	109,818	75,942	75,942
Other loans	4,404,346	4,411,526	4,305,704	4,324,829

Loans receivable, net	$4,523,715	$4,530,895	$4,391,249	$4,410,374

Financial liabilities:
Noninterest bearing checking	$897,243	$897,243	$782,625	$782,625
Interest bearing transaction accounts	1,193,845	1,193,845	1,204,530	1,204,530
Savings	873,137	873,137	694,721	694,721
Time deposits	2,222,537	2,234,599	2,078,372	2,084,732
Other	1,290	1,290	1,502	1,502

Total deposits	$5,188,052	$5,200,114	$4,761,750	$4,768,110

Short-term borrowings	324,219	324,219	659,196	659,196
Long-term debt	654,381	703,699	855,558	939,210
Subordinated debentures/ notes	75,250	64,262	40,000	30,855
Accrued interest payable	9,330	9,330	11,335	11,335

Derivative financial instruments:
Interest rate swap	$1,483	$1,483	$1,937	$1,937
Fair value swap	500	500	—	—
22. CAPITAL RATIOS
At December 31, 2009 and 2008, the Corporation and each of its two separately chartered banks had Tier 1, total risk-based capital and leverage ratios which were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.
The following table indicates the capital ratios for Park and each subsidiary at December 31, 2009 and December 31, 2008.

	2009			2008
	Tier 1	Total		Tier 1	Total
	Risk-	Risk-		Risk-	Risk-
	Based	Based	Leverage	Based	Based	Leverage
Park National Bank	8.81%	10.89%	6.27%	8.63%	10.89%	5.94%
Vision Bank	13.15%	14.46%	10.77%	11.60%	12.86%	9.74%
Park	12.45%	14.89%	9.04%	11.69%	13.47%	8.36%
Failure to meet the minimum requirements above could cause the Federal Reserve Board to take action. Park’s bank subsidiaries are also subject to these capital requirements by their primary regulators. As of December 31, 2009 and 2008, Park and its banking subsidiaries were well-capitalized and met all capital requirements to which each was subject. There are no conditions or events since the most recent regulatory report filings, by PNB or Vision Bank (“VB”), that management believes have changed the risk categories for either of the two banks. Park management has agreed to maintain Vision Bank’s total risk-based capital at 14.00% and the leverage ratio at 10.00%.
The following table reflects various measures of capital for Park and each of PNB and VB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2009:
Total risk-based capital (to risk-weighted assets)
PNB	$473,694	10.89%	$348,013	8.00%	$435,016	10.00%
VB	103,819	14.46%	57,454	8.00%	71,817	10.00%
Park	758,291	14.89%	407,366	8.00%	509,207	10.00%

Tier 1 risk-based capital (to risk-weighted assets)
PNB	$383,296	8.81%	$174,006	4.00%	$261,010	6.00%
VB	94,408	13.15%	28,727	4.00%	43,090	6.00%
Park	633,726	12.45%	203,683	4.00%	305,524	6.00%

Leverage ratio (to average total assets)
PNB	$383,296	6.27%	$244,368	4.00%	$305,460	5.00%
VB	94,408	10.77%	35,054	4.00%	43,818	5.00%
Park	633,726	9.04%	280,286	4.00%	350,357	5.00%

At December 31, 2008:
Total risk-based capital (to risk-weighted assets)
PNB	$442,247	10.89%	$324,818	8.00%	$406,022	10.00%
VB	94,670	12.86%	58,897	8.00%	73,622	10.00%
Park	646,132	13.47%	383,650	8.00%	479,562	10.00%

Tier 1 risk-based capital (to risk-weighted assets)
PNB	$350,344	8.63%	$162,409	4.00%	$243,613	6.00%
VB	85,397	11.60%	29,449	4.00%	44,173	6.00%
Park	560,691	11.69%	191,825	4.00%	287,737	6.00%

Leverage ratio (to average total assets)
PNB	$350,344	5.94%	$235,878	4.00%	$294,848	5.00%
VB	85,397	9.74%	35,057	4.00%	43,821	5.00%
Park	560,691	8.36%	268,244	4.00%	335,304	5.00%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
23. SEGMENT INFORMATION
The Corporation is a multi-bank holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its two chartered bank subsidiaries, The Park National Bank (headquartered in Newark, Ohio) and Vision Bank (headquartered in Panama City, Florida) (“VB”). Guardian Finance Company (“GFC”) is a consumer finance company and is excluded from PNB for segment reporting purposes. GFC is included within the presentation of “All Other” in the segment reporting tables that follow. During the third quarter of 2008, Park combined the eight separately chartered Ohio-based bank subsidiaries into one national bank charter, that of The Park National Bank. Prior to the charter mergers that were consummated in the third quarter of 2008, Park considered each of its nine chartered bank subsidiaries as a separate segment for financial reporting purposes. GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. The change to two operating segments is in line with GAAP as there are: (i) two separate and distinct geographic markets in which Park operates, (ii) discrete financial information is available for each operating segment and (iii) the segments are aligned with internal reporting to Park’s Chief Executive Officer, who is the chief operating decision maker. The financial information for the year ended December 31, 2007 has been reclassified to be consistent with the presentation of the financial information for the twelve months ended December 31, 2009 and 2008.

Operating Results for the year ended December 31, 2009
(In thousands)	PNB	VB	All Other	Total
Net interest income	$236,107	$25,634	$11,750	$273,491
Provision for loan losses	22,339	44,430	2,052	68,821
Other income	82,770	(2,047)	467	81,190
Depreciation and amortization	6,142	1,309	22	7,473
Other expense	141,906	26,782	12,564	181,252

Income (loss) before taxes	148,490	(48,934)	(2,421)	97,135
Income taxes (benefit)	47,032	(18,824)	(5,265)	22,943

Net income (loss)	$101,458	$(30,110)	$2,844	$74,192

Balances at December 31, 2009:
Assets	$6,182,257	$897,981	$(39,909)	$7,040,329
Loans	3,950,599	677,018	12,815	4,640,432
Deposits	4,670,113	688,900	$(170,961)	5,188,052

Operating Results for the year ended December 31, 2008
(In thousands)	PNB	VB	All Other	Total
Net interest income	$219,843	$27,065	$8,965	$255,873
Provision for loan losses	21,512	46,963	2,012	70,487
Other income	81,310	3,014	510	84,834
Depreciation and amortization	6,128	1,360	29	7,517
Goodwill impairment charge	—	54,986	—	54,986
Other expense	131,167	25,789	15,042	171,998

Income (loss) before taxes	142,346	(99,019)	(7,608)	35,719
Income taxes (benefit)	47,081	(17,832)	(7,238)	22,011

Net income (loss)	$95,265	$(81,187)	$(370)	$13,708

Balances at December 31, 2008:
Assets	$6,243,365	$917,041	$(89,686)	$7,070,720
Loans	3,790,867	690,472	9,998	4,491,337
Deposits	4,210,439	636,635	(85,324)	4,761,750

Operating Results for the year ended December 31, 2007
(In thousands)	PNB	VB	All Other	Total
Net interest income	$201,555	$23,756	$9,366	$234,677
Provision for loan losses	7,966	19,425	2,085	29,476
Other income	67,482	3,465	693	71,640
Depreciation and amortization	5,392	1,024	64	6,480
Goodwill impairment charge	—	54,035	—	54,035
Other expense	131,907	17,521	14,221	163,649

Income (loss) before taxes	123,772	(64,784)	(6,311)	52,677
Income taxes (benefit)	40,692	(4,103)	(6,619)	29,970

Net income (loss)	$83,080	$(60,681)	$308	$22,707

Balances at December 31, 2007:
Assets	$5,655,022	$855,794	$(9,714)	$6,501,102
Loans	3,574,894	639,097	10,143	4,224,134
Deposits	3,820,917	656,768	(38,446)	4,439,239

Reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	Net Interest	Depreciation	Other	Income
(In thousands)	Income	Expense	Expense	Taxes	Assets	Deposits
2009:
Totals for reportable segments	$261,741	$7,451	$168,688	$28,208	$7,080,238	$5,359,013
Elimination of intersegment items	—	—	—	—	(114,214)	(170,961)
Parent Co. and GFC totals — not eliminated	11,750	22	12,564	(5,265)	74,305	—

Totals	$273,491	$7,473	$181,252	$22,943	$7,040,329	$5,188,052

2008:
Totals for reportable segments	$246,908	$7,488	$211,942	$29,249	$7,160,406	$4,847,074
Elimination of intersegment items	—	—	—	—	(186,809)	(85,324)
Parent Co. and GFC totals — not eliminated	8,965	29	15,042	(7,238)	97,123	—

Totals	$255,873	$7,517	$226,984	$22,011	$7,070,720	$4,761,750

2007:
Totals for reportable segments	$225,311	$6,416	$203,463	$36,589	$6,510,816	$4,477,685
Elimination of intersegment items	—	—	—	—	(108,602)	(38,446)
Parent Co. and GFC totals — not eliminated	9,366	39	14,221	(6,619)	98,888	—
Other items	—	25	—	—	—	—

Totals	$234,677	$6,480	$217,684	$29,970	$6,501,102	$4,439,239

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
Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $5.22 million, $8.23 million and $6.67 million in 2009, 2008 and 2007, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
At December 31, 2009 and 2008, stockholders’ equity reflected in the Parent Company balance sheet includes $125.0 million and $126.2 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.
Balance Sheets
December 31, 2009 and 2008

(In thousands)	2009	2008
Assets:
Cash	$155,908	$80,343
Investment in subsidiaries	587,309	547,308
Debentures receivable from subsidiary banks	7,500	7,500
Other investments	1,288	1,064
Other assets	76,821	58,054

Total assets	$828,826	$694,269

Liabilities:
Dividends payable	$651	$123
Subordinated notes	50,250	15,000
Other liabilities	60,661	36,483

Total liabilities	111,562	51,606
Total stockholders’ equity	717,264	642,663

Total liabilities and stockholders’ equity	$828,826	$694,269

Statements of Income
for the years ended December 31, 2009, 2008 and 2007

(In thousands)	2009	2008	2007
Income:
Dividends from subsidiaries	$75,000	$93,850	$65,564
Interest and dividends	4,715	3,639	3,828
Other	489	575	673

Total income	80,204	98,064	70,065

Expense:
Other, net	10,322	14,158	12,032

Total expense	10,322	14,158	12,032

Income before federal taxes and equity in undistributed (losses) of subsidiaries	69,882	83,906	58,033
Federal income tax benefit	6,210	8,057	7,055

Income before equity in undistributed (losses) of subsidiaries	76,092	91,963	65,088
Equity in undistributed (losses) of subsidiaries	(1,900)	(78,255)	(42,381)

Net income	$74,192	$13,708	$22,707

Statements of Cash Flows
for the years ended December 31, 2009, 2008 and 2007

(In thousands)	2009	2008	2007
Operating activities:
Net income	$74,192	$13,708	$22,707
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed losses of subsidiaries	1,900	78,255	42,381
Other than temporary impairment charge, investments	140	774	—
(Gain) on sale of assets	—	—	(18)
Stock based compensation expense	—	—	893
(Increase) decrease in other assets	(18,854)	4,508	(6,227)
Increase in other liabilities	24,178	2,042	1,774

Net cash provided by operating activities	81,556	99,287	61,510

Investing activities:
Cash paid for acquisition, net	—	—	(85,600)
(Purchase) of investment securities	(113)	(158)	(400)
Capital contribution to subsidiary	(37,000)	(76,000)	(6,700)
Cash received for sale of premises	—	—	48
Repayment of debentures receivable from subsidiaries	—	—	20,000

Net cash (used in) investing activities	(37,113)	(76,158)	(72,652)

Financing activities:
Cash dividends paid	$(58,035)	$(65,781)	$(52,533)
Proceeds from issuance of common stock and warrants	53,909	4,736	—
Proceeds from issuance of subordinated notes	35,250	—	—
Cash payment for fractional shares	(2)	(3)	(5)
Proceeds from issuance of preferred stock	—	95,721	—
Purchase of treasury stock, net	—	—	(64,733)

Net cash provided by (used in) financing activities	31,122	34,673	(117,271)

Increase (decrease) in cash	75,565	57,802	(128,413)
Cash at beginning of year	80,343	22,541	150,954

Cash at end of year	$155,908	$80,343	$22,541

25. PARTICIPATION IN THE U.S. TREASURY CAPITAL PURCHASE PROGRAM
On December 23, 2008, Park issued $100 million of cumulative perpetual preferred shares, with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares constitute Tier 1 capital and rank senior to Park’s common shares. The Senior Preferred Shares pay cumulative dividends at a rate of 5% per annum through February 14, 2014 and will reset to a rate of 9% per annum thereafter. For the year ended December 31, 2009, Park recognized a charge to retained earnings of $5.8 million, representing the preferred stock dividend and accretion of the discount on the preferred stock, associated with its participation in the CPP.
As part of its participation in the CPP, Park also issued a warrant to the U.S. Treasury to purchase 227,376 common shares having an exercise price of $65.97, which is equal to 15% of the aggregate amount of the Senior Preferred Shares purchased by the U.S. Treasury. The initial exercise price for the warrant and the market price for determining the number of common shares subject to the warrant were determined by reference to the market price of the common shares on the date the Company’s application for participation in the Capital Purchase Program was approved by the United States Department of the Treasury (calculated on a 20-day trailing average). The warrant has a term of 10 years.
A company that participates in the CPP must adopt certain standards for compensation and corporate governance, established under the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which amended and replaced the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) in their entirety, and the Interim Final Rule promulgated by the Secretary of the U.S. Treasury under 31 C.F.R. Part 30 (collectively, the “Troubled Asset Relief Program (TARP) Compensation Standards”). In addition, Park’s ability to declare or pay dividends on or repurchase its common shares is partially restricted as a result of its participation in the CPP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
26. SALE OF COMMON SHARES AND ISSUANCE OF COMMON STOCK WARRANTS
On May 27, 2009, Park announced that it had entered into a distribution agreement with the investment banking firm of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”). Under this distribution agreement, Park could offer and sell common shares having aggregate sales proceeds of up to $70 million from time to time through Sandler O’Neill as sales agent, provided that the aggregate number of common shares offered and sold under offerings conducted pursuant to this distribution agreement could not exceed 1,050,000 common shares. For the year ended December 31, 2009, Park sold 288,272 common shares, out of treasury shares, at a weighted average sales price of $60.83, with sales proceeds of $17.5 million. Net proceeds for the common shares sold during 2009 were $16.7 million, net of selling expenses. On January 27, 2010, Park terminated the distribution agreement with Sandler O’Neill.
In addition, on October 30, 2009, Park sold, in a registered direct public offering, 500,000 common shares, out of treasury shares, for gross proceeds of $30.8 million. In addition to the common shares, Park also issued:
•	Series A Common Share Warrants, which are exercisable within six months of the closing date, to purchase up to an aggregate of 250,000 common shares at an exercise price of $67.75.
•	Series B Common Share Warrants, which are exercisable within twelve months of the closing date, to purchase up to an aggregate of 250,000 common shares at an exercise price of $67.75.
Net proceeds (net of all selling and legal expenses) from the October 30, 2009 sale of 500,000 Common Shares and Warrants were $29.8 million. Through December 31, 2009 there were no exercises of the Series A /Series B Common Share Warrants issued in the registered direct public offering.
Finally, on November 17, 2009, Park sold 115,800 common shares, out of treasury shares, to the Park National Corporation Defined Benefit Pension Plan, for gross proceeds of $7.0 million, at $60.45 per share.