Form 10-K, Exhibit 13
period 2011-12-31
PARK NATIONAL CORP /OH/
filed 2012-02-29
CIK 805676

FINANCIAL REVIEW

This financial review presents management's discussion and analysis of the financial condition and results of operations for Park National Corporation and its subsidiaries ("Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park’s ability to execute its business plan successfully and within the expected timeframe; deterioration in the asset value of our loan portfolio may be worse than expected due to a number of factors, such as adverse changes in economic conditions that impair the ability of borrowers to repay their loans, the underlying collateral could prove less valuable than assumed and cash flows may be worse than expected; Park’s ability to sell OREO properties at anticipated prices; general economic and financial market conditions, and weakening in the economy, specifically the real estate market and credit markets, either nationally or in the states in which Park and its subsidiaries do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; our liquidity requirements could be adversely affected by changes in our assets and liabilities; competitive factors among financial institutions may increase significantly, including product and pricing pressures and Park’s ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board (the “FASB”), the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of fiscal and governmental policies of the United States federal government; the adequacy of our risk management program; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; demand for loans in the respective market areas served by Park and its subsidiaries; and other risk factors relating to our industry as detailed from time to time in Park’s reports filed with the SEC including those described in “Item 1A. Risk Factors” of Part I of Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this Annual Report.  Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

RESTATEMENT OF FINANCIAL STATEMENTS

In a Current Report on Form 8-K filed on January 31, 2012 (the “January 31, 2012 Form 8-K”), Park announced that on January 27, 2012, management determined that (i) Park’s previously issued audited consolidated financial statements incorporated by reference in Park’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011, and (ii) Park’s unaudited condensed consolidated financial statements included in Park’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011, June 30, 2011, and September 30, 2011 should be restated.

The accounting treatment giving rise to the restatement was the inclusion of estimated future cash flows supporting the allowance for loan losses related to certain impaired commercial loans. For the year ended December 31, 2010, as part of Park’s process to measure impairment on certain impaired commercial loans at Vision Bank, management had relied on expected future cash flows from guarantors, with some of whom we were in litigation.  Management determined that reliance on expected future cash flows, which may require protracted litigation to actually be received, is inappropriate given the difficulty in obtaining objective verifiable evidence supporting a conclusion as to the amount and timing of the expected cash flows. GAAP requires that our assumptions be “reasonable and supportable” and the facts and circumstances around the existence of protracted litigation make this assumption more difficult to support.

The restatement also reflected certain OREO devaluations and additional loan loss provisions that were not related to guarantor support.  These expense items were related to valuation issues identified at December 31, 2010, where management utilized (i) the work of a third-party contractor, which was not a licensed appraiser, when calculating the fair value of collateral for certain impaired loans and the fair value of certain OREO held by Vision Bank, and management did not have sufficient documentation to support the estimates of this third-party contractor, and (ii) internal estimates of collateral value when calculating specific reserves for certain impaired loans when, at times, such internal estimates were outdated.  The impact was to reverse provisions for loan losses and OREO devaluations originally recorded in 2011 and recognize these provisions for loan losses and OREO devaluations in the restated audited consolidated financial statements for the year ended December 31, 2010.  Please see the following tables for a summary of the impact on Park’s income statement and balance sheet for the year ended December 31, 2010 and the nine months ended September 30, 2011 from the restatement.

On February 28, 2012, Park amended its previously filed 2010 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 to report the changes set forth above. The following discussion and impact is included again to assist in understanding those changes.

Table 1 - Restatement Impact on Income Statement
For the year ended December 31, 2010
(in thousands)	As amended in the Form 10-K/A	As originally filed	Change
Net interest income	$274,044	$274,044	-----
Provision for loan losses	87,080	64,902	22,178
Fee income	63,016	65,632	(2,616)
Security gains	11,864	11,864	-----
Operating expenses	187,107	187,107	-----
Income before taxes	$74,737	$99,531	$(24,794)
Income taxes	16,636	25,314	(8,678)
Net income	$58,101	$74,217	$(16,116)

Table 2 - Restatement Impact on Income Statement
For the nine months ended September 30, 2011
(in thousands)	As amended in the Form 10-Q/A	As originally filed	Change
Net interest income	$206,955	$206,955	-----
Provision for loan losses	43,054	55,925	(12,871)
Fee income	48,195	43,334	4,861
Security gains	25,462	25,462	-----
Operating expenses	138,952	138,952	-----
Income before taxes	$98,606	$80,874	$17,732
Income taxes	27,076	20,870	6,206
Net income	$71,530	$60,004	$11,526

Table 3 - Restatement Impact on Balance Sheet
at December 31, 2010
(in thousands)	As amended in the Form 10-K/A	As originally filed	Change
Allowance for loan losses	$143,575	$121,397	$22,178
Net loans	4,589,110	4,611,288	(22,178)
Other real estate owned	41,709	44,325	(2,616)
Other assets	148,852	140,174	8,678
Total assets	7,282,261	7,298,377	(16,116)
Retained Earnings	406,342	422,458	(16,116)
Total stockholders' equity	729,708	745,824	(16,116)
Total liabilities and stockholders' equity	7,282,261	7,298,377	(16,116)

Table 4 - Restatement Impact on Balance Sheet
at September 30, 2011
(in thousands)	As amended in the Form 10-Q/A	As originally filed	Change
Allowance for loan losses	$107,310	$100,248	$7,062
Net loans	4,573,265	4,580,327	(7,062)
Other real estate owned	46,911	46,911	-
Other assets	163,973	161,501	2,472
Total assets	7,095,098	7,099,688	(4,590)
Retained Earnings	430,121	434,711	(4,590)
Total stockholders' equity	755,053	759,643	(4,590)
Total liabilities and stockholders' equity	7,095,098	7,099,688	(4,590)

SALE OF VISION BANK

On November 16, 2011, Park and Vision Bank (“Vision”) entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Home BancShares, Inc (“Home”) and its wholly-owned subsidiary Centennial Bank, an Arkansas state-chartered bank (“Centennial”), to sell substantially all of the performing loans, operating assets and liabilities associated with Vision to Centennial for a purchase price of $27.9 million.

Under the terms of the Purchase Agreement, Centennial will purchase the real estate and other assets described in the Purchase Agreement which are used in the banking business conducted by Vision at its eight offices in Baldwin County, Alabama and its nine offices in the Florida panhandle counties of Bay, Gulf, Okaloosa, Santa Rosa and Walton.  Centennial will assume Vision’s obligations relating to all of Vision’s deposit accounts, which had a balance of approximately $533 million at December 31, 2011.

Centennial will purchase performing loans, which had an unpaid principal balance of about $369 million at December 31, 2011.   These loans are shown on Park’s balance sheet as assets held for sale. Vision will retain all of the non-performing loans and certain performing loans under the terms of the Purchase Agreement.  As of December 31, 2011, the nonperforming loans totaled approximately $101 million and the performing loans totaled approximately $23 million.  Under the terms of the Purchase Agreement, the loans being acquired by Centennial will be sold by Vision at a discount of $13.1 million. Prior to the transfer to assets held for sale, Vision Bank’s allowance for loan losses totaled $23.8 million at December 31, 2011.  Upon the transfer, $13.1 million was transferred out of the allowance for loan losses with the related loans that moved to assets held for sale.  Management expects that the remaining loans at Vision Bank will be charged down by the remaining balance of the allowance for loan losses of $10.7 million prior to transfer to SE Property Holdings, LLC (“SE, LLC”).  Vision Bank will be merged into SE, LLC, a wholly-owned subsidiary of Park, following the closing of the transaction and the Florida banking charter will be surrendered to the state of Florida’s Office of Financial Regulation.

On February 16, 2012, Park completed the sale of Vision Bank as contemplated in the Purchase Agreement.  Park recognized a pre-tax gain, net of expenses directly related to the sale, of approximately $22 million.

OVERVIEW

Net income for 2011 was $82.1 million compared to $58.1 million in 2010 and $74.2 million in 2009.  As previously discussed, net income for 2010 was restated and decreased by $16.1 million as a result of an additional loan loss provision of $22.2 million and an increase in OREO devaluations of $2.6 million at Vision Bank for 2010.  The improvement in net income in 2011 was primarily due to a reduction in the net loss at Vision Bank.  The net loss at Vision Bank was $22.5 million in 2011, compared to a net loss of $45.4 million in 2010 and a net loss of $30.1 million in 2009.

Diluted earnings per common share were $4.95, $3.45 and $4.82 for 2011, 2010 and 2009, respectively.  Diluted earnings per common share for 2010 was originally reported as $4.51.

The following tables show the components of net income for 2011, 2010 and 2009 for Park National Corporation and its wholly owned subsidiaries. The subsidiaries that will be reviewed in the tables are The Park National Bank (“PNB”), Vision Bank, Guardian Financial Services Company (“GFSC”) and the Parent Company for Park.  We have also included some summary information on the balance sheet.

Table 5 - PNB – Summary Income Statement For the years ended December 31,
(In thousands)	2011	2010	2009
Net interest income	$236,282	$237,281	$236,107
Provision for loan losses	30,220	23,474	22,339
Fee income	67,348	68,648	75,430
Security gains	23,634	11,864	7,340
Operating expenses	146,235	144,051	148,048
Income before taxes	150,809	150,268	148,490
Federal income taxes	43,958	47,320	47,032
Net income	$106,851	$102,948	$101,458

Balances at December 31,
(In thousands)	2011	2010	2009
Assets	$6,281,747	$6,495,558	$6,182,257
Loans	4,172,424	4,074,775	3,950,599
Deposits	4,611,646	4,622,693	4,670,113

Net income for PNB exceeded $100 million for each of the past three years.  Excluding the after-tax impact of security gains, net income was $91.5 million in 2011, compared to $95.2 million in 2010 and $96.7 million in 2009.  The decrease in net income excluding the after-tax impact of security gains in 2011, compared to 2010, was primarily due to an increase in the provision for loan losses of $6.7 million or 28.7%.  This increase was largely due to an increase in the provision for loan losses pertaining to participation loans that PNB had purchased from Vision Bank in 2007 and 2008.  The loan loss provision for those participation loans was $11.1 million in 2011.  Management expects a significant reduction in the provision for loan losses at PNB in 2012 as the old participation loans with Vision Bank have largely been written down to current appraised values, less anticipated selling costs.  Management estimates that net income excluding the after-tax impact of security gains will be approximately $93 million for PNB in 2012.  The projected reduction in the provision for loan losses of about $14 million is expected to be partially offset by a decrease in net interest income of $5 million and an increase in operating expenses of about $5 million.

Table 6 - Vision Bank – Summary Income Statement For the years ended December 31,
(In thousands)	2011	2010 - Restated	2009
Net interest income	$27,078	$27,867	$25,634
Provision for loan losses	31,052	61,407	44,430
Fee income	1,422	(6,024)	(2,047)
Security gains	5,195	-	-
Operating expenses	31,379	31,623	28,091
Loss before taxes	$(28,736)	$(71,187)	$(48,934)
State income taxes	6,088	(1,161)	(2,461)
Federal income taxes	(12,298)	(24,612)	(16,363)
Net loss	$(22,526)	$(45,414)	$(30,110)

Balances at December 31,
(In thousands)	2011	2010 - Restated	2009
Assets	$650,935	$791,945	$897,981
Assets held for sale	382,462	-	-
Loans	492,927	640,580	677,018
Deposits	532,630	633,432	688,900
Liabilities held for sale	536,186	-	-

The financial results for Vision Bank were very poor for each of the past three years.  Real estate values in the markets in which Vision Bank operates in Alabama and Florida experienced sharp declines in value in 2007 and 2008.  A very high percentage of the Vision Bank loan portfolio was collateralized by real estate.  Due to the sudden and sharp decline in real estate values, these real estate loans became under-collateralized and the borrowers began experiencing financial difficulties.  As a result, Vision Bank has had to record an extraordinarily high provision for loan losses in each of the past three years.  Additionally, devaluations and losses on the sale of other real estate owned are included in fee income.  Fee income was negative in 2010 and 2009.

During the fourth quarter of 2011, management recorded state income tax expense of $6.1 million at Vision Bank to write off the state tax net operating loss carryforward.  With the pending sale of Vision Bank in the first quarter of 2012, this tax asset would not be able to be realized and needed to be written off.

As previously discussed, Vision Bank is being sold during the first quarter of 2012.  We expect that the operation of Vision Bank during the first quarter of 2012 will result in a small loss of about $3 million in 2012, prior to the expected pre-tax gain resulting from the sale to Centennial.

Table 7 - GFSC –Summary Income Statement For the years ended December 31,
(In thousands)	2011	2010	2009
Net interest income	$8,693	$7,611	$7,010
Provision for loan losses	2,000	2,199	2,052
Fee income	-	2	3
Security gains	-	-	-
Operating expenses	2,506	2,326	2,264
Income before taxes	$4,187	$3,088	$2,697
Federal income taxes	1,466	1,082	945
Net income	$2,721	$2,006	$1,752

Balances at December 31,
(In thousands)	2011	2010	2009
Assets	$46,682	$43,209	$38,606
Loans	47,111	43,714	38,550
Deposits	8,013	7,062	5,100

GFSC is a small consumer finance company that was started in 1999 with a $300,000 capital investment by Park.  GFSC is very well managed and is expected to earn $3 million in 2012.

Table 8 - Parent Company - Summary Income Statement For the years ended December 31,
(In thousands)	2011	2010	2009
Net interest income	$1,180	$1,285	$4,740
Provision for loan losses	-	-	-
Fee income	(2,689)	389	464
Security gains	-	-	-
Operating expenses	8,196	9,106	10,322
Income (loss) before taxes	$(9,705)	$(7,432)	$(5,118)
Federal income taxes	(4,799)	(5,993)	(6,210)
Net income (loss)	$(4,906)	$(1,439)	$1,092

The above table shows the summary results for Park’s Parent Company, which includes SE, LLC, the non-banking subsidiary of Park’s Parent Company, which holds other real estate owned (“OREO”) purchased from Vision Bank since March 2011.

The loss at the Parent Company increased by $3.5 million in 2011 to $4.9 million, compared to a $1.4 million loss in 2010.  The increase in the loss was primarily due to devaluations and losses from the sale of OREO acquired from Vision Bank. These charges caused other fee income to be a loss of $2.7 million in 2011.

After the sale of Vision Bank was completed on February 16, 2012, Vision Bank merged into SE, LLC and become part of Park’s Parent Company.  Beginning in the first quarter of 2012, SE, LLC will become a separate segment for financial reporting purposes.  Approximately $110 million of loans became part of SE, LLC, after the sale of Vision Bank.  The servicing and collection of these loans will add additional expenses to the Parent Company.  Management estimates that the loss at the Parent Company will increase by approximately $5 million in 2012 and be about $10 million, excluding the gain from the sale of Vision Bank.  The pre-tax gain from the sale of Vision Bank is estimated to be approximately $22 million, net of anticipated expenses directly related to the sale, which results in an after-tax gain of approximately $14.3 million.  This gain will be recognized at Vision Bank immediately prior to its merger into SE, LLC.  Overall, including the gain from the sale of Vision Bank, we expect the Parent Company to earn about $4 million in 2012.

Table 9 - Park – Summary Income Statement For the years ended December 31,
(In thousands)	2011	2010 – Restated	2009
Net interest income	$273,234	$274,044	$273,491
Provision for loan losses	63,272	87,080	68,821
Fee income	66,081	63,016	73,850
Security gains	28,829	11,864	7,340
Operating expenses	188,317	187,107	188,725
Income before taxes	$116,555	$74,737	$97,135
State income taxes	6,088	(1,161)	(2,461)
Federal income taxes	28,327	17,797	25,404
Net income	$82,140	$58,101	$74,192

Balances at December 31,
(In thousands)	2011	2010 – Restated	2009
Assets	$6,972,245	$7,282,261	$7,040,329
Assets held for sale (1)	382,462	-	-
Loans	4,317,099	4,732,685	4,640,432
Deposits	4,465,114	5,095,420	5,188,052
Liabilities held for sale (2)	536,186	-	-

     (1)The assets held for sale represent the loans and other assets at Vision Bank that will be sold in the first quarter of 2012.

     (2)The liabilities held for sale represent the deposits and other liabilities at Vision Bank that will be sold in the first quarter of 2012.

Management expects a significant improvement in net income in future years, because of the sale of Vision Bank in the first quarter of 2012.  Over the past three years, Vision Bank had aggregate net losses of $98.0 million.   Management is forecasting that Park’s net income in 2012 will be approximately $97 million.  This estimate is based on projected earnings of $93 million for PNB, $3 million for GFSC, $4 million for the Parent Company and a loss of $3 million at Vision Bank, before Vision Bank is merged with and into the SE, LLC.  Forecasted net income for 2012 certainly benefits from the projected after-tax gain from the sale of Vision Bank of approximately $14.3 million. However, Park’s earnings will benefit in future years as the remaining loans from Vision Bank are collected.  Specifically, management expects Park’s Parent Company will return to break-even net income when all of the old Vision Bank assets have been disposed.

SUMMARY DISCUSSION OF OPERATING RESULTS FOR PARK

A year ago, Park’s management projected that net interest income would be $268 million to $278 million in 2011.  The actual results in 2011 were $273.2 million, right in the middle of the estimated range.  Park’s management projected that the average interest earning assets for 2011 would be approximately $6,550 million.  The actual average interest earning assets for the year were $6,641 million, 1.4% higher than the projected balance.  Park’s forecast for the net interest margin in 2011 was a range of 4.10% to 4.20%.  The actual results for the year were 4.14%, slightly below the middle of the estimated range.

Park’s management also projected a year ago that the provision for loan losses would be $47 million to $57 million in 2011.  The actual provision for loan losses in 2011 was $63.3 million, which exceeded the top of the estimated range by $6.3 million.

Fee income for 2011 was $66.1 million.  A year ago, Park’s management projected that fee income would be in a range of $63 million to $67 million.  The actual results were $3.1 million above the bottom of the range.

Gains from the sale of securities were $28.8 million in 2011.  Management had not forecast selling securities for gains in 2011, but decided to take advantage of market opportunities during the year.

A year ago, Park’s management projected that operating expenses would be approximately $183 million to $187 million.  Operating expenses for 2011 were $188.3 million; $1.3 million above the top of the estimated range.

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

U.S. Generally Accepted Accounting Principles (GAAP) require management to allocate the proceeds from the issuance of the Series A Preferred Shares between the Series A Preferred Shares and related Warrant.  The terms of the Series A Preferred Shares require Park to pay a cumulative dividend at the rate of 5 percent per annum until February 14, 2014, and 9 percent thereafter.  Management determined that the 5 percent dividend rate is below market value; therefore, the fair value of the Series A Preferred Shares would be less than the $100 million in proceeds.  Management determined that a reasonable market discount rate was 12 percent for the fair value of the Series A Preferred Shares and used the Black-Scholes model to calculate the fair value of the Warrant (and related common shares).  The allocation between the Series A Preferred Shares and the Warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively.  The discount on the Series A Preferred Shares of $4.3 million is being accreted through retained earnings using the level yield method over a 60-month period.  GAAP requires Park to measure earnings per share with earnings available to common shareholders.  Therefore, the Consolidated Statements of Income reflect a line item for “Preferred stock dividends and accretion” and a line item for “Income available to common shareholders”.  The dividends and accretion on the Series A Preferred Shares totaled $5,856,000 for 2011, $5,807,000 for 2010 and $5,762,000 for 2009.   The accretion of the discount was $856,000 in 2011, $807,000 in 2010 and $762,000 in 2009.  Management expects the accretion of the discount in 2012 will be $907,000.

Income available to common shareholders is net income minus the preferred stock dividends and accretion.  Income available to common shareholders was $76.3 million for 2011, $52.3 million for 2010, and $68.4 million for 2009.

See Note 1 and Note 25 of the Notes to Consolidated Financial Statements for additional information on the issuance of the Series A Preferred Shares.

DIVIDENDS ON COMMON SHARES

Park declared quarterly cash dividends on common shares in 2011 that totaled $3.76 per share.  The quarterly cash dividend on common shares was $0.94 per share for each quarter of 2011.

Under the terms of the Securities Purchase Agreement with the U.S. Treasury under the CPP, prior to December 23, 2011, Park is not permitted to increase the quarterly cash dividend on its common shares above $0.94 per share without seeking prior approval from the U.S. Treasury.  This restriction lapsed on December 23, 2011.

Cash dividends declared on common shares were $3.76 in 2011, 2010 and 2009.  Park’s management expects to pay a quarterly cash dividend on its common shares of $0.94 per share in 2012.  This expectation is based on management’s current forecast that earnings will be sufficient to maintain historic dividend levels.

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

Other real estate owned (“OREO”), property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer, the difference is charged to the allowance for loan losses. Subsequent declines in value, OREO devaluations, are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized in other income on the date of sale.  At December 31, 2011, OREO totaled $42.3 million, representing a 1.4% increase compared to $41.7 million at December 31, 2010.

Effective January 1, 2008, management implemented the fair value hierarchy, which has the objective of maximizing the use of observable market inputs.  The related accounting guidance also requires enhanced disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and cash flow analysis. At December 31, 2011, financial assets valued using Level 3 inputs for Park had an aggregate fair value of approximately $130.8 million. This was 13.5% of the total amount of assets measured at fair value as of the end of the year. The fair value of impaired loans was approximately $87.8 million (or 67.1%) of the total amount of Level 3 inputs.  Additionally, there were $83.4 million of loans that were impaired and carried at cost, as fair value exceeded book value for each individual credit. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies.  GAAP establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill.  Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired.  Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park’s banking subsidiaries to provide quality, cost-effective banking services in a competitive marketplace.  The goodwill value is supported by revenue that is in part driven by the volume of business transacted.  A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods.  GAAP requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired.  The fair value of the goodwill, which resides on the books of Park’s subsidiary banks, is estimated by reviewing the past and projected operating results for the Park subsidiary banks, deposit and loan totals for the Park subsidiary banks and banking industry comparable information.  Park recognized a goodwill impairment charge of $55.0 million in the third quarter of 2008 to eliminate the remaining goodwill balance pertaining to Vision Bank.  At December 31, 2011, on a consolidated basis, Park had core deposit intangibles of $2.5 million subject to amortization and $72.3 million of goodwill, which was not subject to periodic amortization.  The core deposit intangibles recorded on the balance sheet of PNB totaled $893,000 and the core deposit intangibles at Vision Bank were $1.6 million.  The goodwill asset of $72.3 million is carried on the balance sheet of PNB.

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2011, Park and its Ohio-based banking divisions operated 123 banking offices and a network of 144 automated teller machines in 28 Ohio counties and one county in northern Kentucky.  Vision Bank operated 17 banking offices and a network of 15 automated teller machines in Baldwin County, Alabama and in five counties in the panhandle of Florida.

A summary of financial data for Park’s banking subsidiaries and their divisions for 2011, 2010 and 2009 is shown in Table 10.  See Note 23 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s subsidiaries.  Please note that the financial statements for various divisions of PNB are not maintained on a separate basis and, therefore, net income is only an estimate by management.

Table 10 - Park National Corporation Affiliate Financial Data

	2011		2010		2009
	Average	Net	Average	Net	Average	Net
(In thousands)	Assets	Income	Assets	Income	Assets	Income
			(restated)
Park National Bank:
Park National Division	$2,092,084	$25,563	$1,973,443	$25,903	$1,798,814	$26,991
Security National Division	795,305	16,242	770,319	14,603	825,481	14,316
First-Knox National Division	709,569	15,093	642,343	14,374	633,260	12,411
Century National Division	685,813	11,233	647,798	9,860	650,488	11,387
Richland Trust Division	501,541	10,044	519,102	9,754	563,776	9,954
Fairfield National Division	465,178	10,236	459,050	9,695	484,849	9,368
Second National Division	425,170	7,977	385,534	7,570	371,079	6,926
Park National SW & N KY Division	381,739	722	405,889	2,590	416,502	1,841
United Bank Division	233,212	4,211	243,909	4,344	242,166	4,300
Unity National Division	207,703	3,389	185,003	2,918	182,373	2,251
Farmers & Savings Division	100,577	2,141	103,121	1,337	107,437	1,713

Vision Bank	743,344	(22,526)	859,447	(45,414)	904,897	(30,110)

Parent Company,
including consolidating
entries	(135,065)	(2,185)	(152,297)	567	(145,591)	2,844

Consolidated Totals	$7,206,170	$82,140	$7,042,661	$58,101	$7,035,531	$74,192

SOURCE OF FUNDS

Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of noninterest bearing and interest bearing deposits.

Average total deposits were $5,192 million in 2011, compared to $5,182 million in 2010 and $5,051 million in 2009.

On Park’s balance sheet, total deposits were $4,465 million at December 31, 2011, compared to $5,095 million at December 31, 2010.  This represents a decrease in total deposits of $630 million or 12.4% in 2011.  The reason for the balance sheet showing a large decrease in deposits is due to the pending sale of Vision Bank.  The deposits for Vision Bank of $533 million at year-end 2011 are included on Park’s balance sheet in the category of liabilities held for sale.  At December 31, 2010, total deposits for Vision Bank were $633 million.  The deposits for Park’s Ohio-based subsidiaries increased by $3 million in 2011.  Additionally, the brokered time deposits of $110 million on Park’s balance sheet at December 31, 2010, matured in 2011 and were not renewed.  The brokered time deposits were with PNB at year-end 2010.

Table 11 - Year-End Deposits
December 31,
(In thousands)	2011	2010	Change
Noninterest bearing checking	$995,733	$937,719	$58,014
Interest bearing transaction accounts	1,037,385	1,283,158	(245,773)
Savings	931,527	899,288	32,239
Brokered time deposits	-	110,065	(110,065)
All other time deposits	1,499,105	1,863,838	(364,734)
Other	1,364	1,352	13
Total	$4,465,114	$5,095,420	$(630,306)

Total year-end deposits decreased by $93 million or 1.8% in 2010.  Excluding brokered deposits in 2010, certificates of deposit decreased by $359 million or 16.1% in 2010.  Vision Bank’s year-end deposits decreased by $56 million or 8.0% in 2010 and deposits for Park’s Ohio based subsidiaries decreased by $37 million or 0.8% in 2010.

A year ago, management projected that total deposits (exclusive of brokered deposits) would increase by 1% in 2011.  The actual increase in deposits for Park’s Ohio-based subsidiaries (exclusive of brokered deposits) was about $113 million or 2.6%.  Management expects total deposits (exclusive of brokered deposits) to increase by 1% to 2% in 2012.

The Federal Open Market Committee (“FOMC”) of the Federal Reserve Board decreased the federal funds rate from 4.25% at December 31, 2007 to a range of 0% to 0.25% at year-end 2008.  The FOMC aggressively lowered the federal funds rate during 2008 as the severity of the economic recession increased.  The FOMC has maintained the targeted federal funds rate in the 0% to 0.25% range for all of 2009, 2010 and 2011 as the U.S. economy has gradually recovered from the severe recession.  The average federal funds rate was 0.10% for 2011, 0.18% for 2010 and 0.16% for 2009.  Management expects that the FOMC will maintain the targeted federal funds rate in a range of 0% to 0.25% throughout 2012.

The average interest rate paid on interest bearing deposits was 0.66% in 2011, compared to 0.98% in 2010 and 1.53% in 2009.  The average cost of interest bearing deposits for each quarter of 2011 was 0.60% for the fourth quarter, 0.63% for the third quarter, 0.67% for the second quarter and 0.74% for the first quarter.  Management expects a small decrease in the average interest rate paid on interest bearing deposits in 2012.

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.28% in 2011 compared to 0.39% in 2010 and 0.76% in 2009.

Management expects that the average interest rate paid on short-term borrowings in 2012 will be approximately the same as the average rate paid in 2011.

The year-end balance for short-term borrowings was $264 million at December 31, 2011, compared to $664 million at December 31, 2010 and $324 million at December 31, 2009.  The increase at December 31, 2010 compared to 2009 of $340 million was due to investment security purchases at year-end 2010 that were temporarily funded through the use of short-term borrowings.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  (The average balance of long-term debt and the average cost of long-term debt includes the subordinated debentures discussed in the following section.)  In 2011, average long-term debt was $882 million compared to $725 million in 2010 and $780 million in 2009.  Average total debt (long-term and short-term) was $1,179 million in 2011 compared to $1,026 million in 2010 and $1,200 million in 2009.  Average total debt increased by $153 million or 14.9% in 2011 compared to 2010 and decreased by $174 million or 14.5% in 2010 compared to 2009.  The increase in average total debt in 2011 compared to 2010 was primarily due to the increase in average loans combined with an increase in average taxable investments.  Management increased the amount of long-term debt to partially offset the interest rate risk from maintaining 15-year, fixed-rate residential mortgage loans on Park’s balance sheet.  Average long-term debt was 75% of average total debt in 2011 compared to 71% in 2010 and 65% in 2009.

The average rate paid on long-term debt was 3.42% for 2011, compared to 3.91% for 2010 and 3.38% for 2009.  Management expects that the average interest rate paid on long-term debt in 2012 will be about the same as the average interest rate paid on long-term debt in 2011.

Subordinated Debentures/Notes: Park assumed with the Vision acquisition $15 million of floating rate junior subordinated notes.  The interest rate on these subordinated notes adjusts every quarter at 148 basis points above the three-month LIBOR interest rate.  The maturity date for the junior subordinated notes is December 30, 2035 and the junior subordinated notes may be prepaid after December 30, 2010.  These junior subordinated notes qualify as Tier 1 capital under current Federal Reserve Board guidelines.

Park’s Ohio-based banking subsidiary, PNB, issued a $25 million subordinated debenture on December 28, 2007.  The interest rate on this subordinated debenture adjusts every quarter at 200 basis points above the three-month LIBOR interest rate.  The maturity date for the subordinated debenture is December 29, 2017 and the subordinated debenture may be prepaid after December 28, 2012.  On January 2, 2008, Park entered into a “pay fixed-receive floating” interest rate swap agreement for a notional amount of $25 million with a maturity date of December 28, 2012.  This interest rate swap agreement was designed to hedge the cash flows pertaining to the $25 million subordinated debenture until December 28, 2012.  Management converted the cash flows to a fixed interest rate of 6.01% through the use of the interest rate swap.  This subordinated debenture qualifies as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”) and the Federal Reserve Board.

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

Sale of Common Stock:  Park sold an aggregate of 509,184 common shares, out of treasury shares, during 2010.  Of the 509,184 common shares sold in 2010, 437,200 common shares were issued upon the exercise of warrants associated with the capital raise that closed on October 30, 2009.   As part of the capital raise that closed on December 10, 2010, Park sold 71,984 common shares and issued warrants for the purchase of 71,984 shares of common stock.  The warrants issued as part of the December 10, 2010 transaction had an exercise price of $76.41 per share.  Warrants covering the purchase of an aggregate of 35,992 common shares expired on June 10, 2011 and warrants covering the purchase of the other 35,992 common shares expired on December 10, 2011.

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

Stockholders' Equity: Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) to tangible assets (total assets less goodwill and other intangible assets) was 9.68% at December 31, 2011 compared to 9.04% at December 31, 2010 and 9.13% at December 31, 2009.

The ratio of tangible stockholders’ equity to tangible assets for each of the past three years includes the issuance of $100 million of Park Series A Preferred Shares to the U.S. Treasury on December 23, 2008.  Excluding the balance of Series A Preferred Shares, the ratio of tangible common stockholders’ equity to tangible assets was 8.25% at December 31, 2011, 7.69% at December 31, 2010 and 7.75% at December 31, 2009.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s stockholders’ equity.  The unrealized holding gain on AFS securities, net of income taxes, was $12.7 million at year-end 2011, compared to $15.1 million at year-end 2010 and $30.1 million at year-end 2009.  The decrease in the amount of unrealized holding gains on AFS securities, net of income taxes, at year-end 2010 and year-end 2011 was primarily due to the sale of AFS securities in 2010 and 2011 for gains.  Park sold AFS securities with an amortized cost value of $373 million in 2010 for a gain of $11.9 million and sold AFS securities with an amortized cost value of $557 million in 2011 for a gain of $27.7 million.  The large gain from the sale of securities in 2011 was possible due to the sharp decline in long-term interest rates during the year.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the accounting for Park’s Pension Plan.  See Note 13 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s Pension Plan.

Pertaining to the Pension Plan, Park recognized a net comprehensive loss of $5.0 million in 2011, a net comprehensive loss of $2.4 million in 2010 and a net comprehensive gain of $6.3 million in 2009.  The comprehensive loss in 2011 and 2010 was due to changes in actuarial assumptions, specifically a decrease in the discount rate.  This actuarial loss more than offset the positive investment returns and contributions to the Pension Plan in 2010 and 2011.  The comprehensive gain in 2009 was due to positive investment returns and contributions to the Pension Plan.  At year-end 2011, the balance in accumulated other comprehensive income/(loss) pertaining to the Pension Plan was $(20.9) million, compared to $(15.9) million at December 31, 2010 and $(13.5) million at December 31, 2009.

Park also recognized net comprehensive income/(loss) of $0.5 million, $(0.1) million and $0.3 million for the years ended December 31, 2011, 2010 and 2009, respectively, due to the mark-to-market of the $25 million cash flow hedge.  See Note 19 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s derivative instruments.

INVESTMENT OF FUNDS

Loans:  Average loans were $4,714 million in 2011, compared to $4,642 million in 2010 and $4,594 million in 2009.  The average yield on loans was 5.61% in 2011, compared to 5.80% in 2010 and 6.03% in 2009.  The average prime lending rate was 3.25% in 2011, 2010 and 2009.  Approximately 59% of Park’s loan balances mature or reprice within one year (see Table 30).  The yield on average loan balances for each quarter of 2011 was 5.59% for both the fourth and third quarters, compared to 5.61% for the second quarter and 5.63% for the first quarter.  Management expects that the yield on the loan portfolio will decrease modestly in 2012 compared to the average yield of 5.61% for 2011.  At December 31, 2011, loan balances were $4,317 million compared to $4,733 million at year-end 2010, a decrease of $416 million or 8.8%.  The large decrease in loan balances shown on Park’s balance sheet during 2011 was primarily due to $369 million of loans at Vision Bank being shown on Park’s balance sheet as assets held for sale at December 31, 2011.  These loan balances will be included in the sale of Vision Bank during the first quarter of 2012.  Park’s Ohio-based subsidiaries increased loans by $101 million or 2.5% to $4,193 million at year-end 2011.  The remaining balance of Vision Bank loans at year-end 2011 of $110 million will become assets of SE, LLC as a result of the merger of Vision Bank into SE, LLC during the first quarter of 2012, when the sale is completed.  At December 31, 2010, Vision Bank had $641 million of loans.

In 2010, year-end loan balances increased by $92 million or 2.0%.  Park’s Ohio-based subsidiaries increased loans by $129 million or 3.2% during 2010.  Vision Bank had a decline in loans of $37 million or 5.4% in 2010.

In 2009, year-end loan balances increased by $149 million or 3.3%.  At Vision Bank, year-end loan balances decreased by $13 million or 1.9% during 2009.  Park’s Ohio-based subsidiaries increased loans by $162 million or 4.3% during 2009.

A year ago, management projected that year-end loan balances would increase by 1% to 3% in 2011.  The actual change in year-end loan balances was a decrease of 8.8% due to the pending sale of Vision Bank.  As discussed previously, year-end loan balances for Park’s Ohio-based subsidiaries increased by 2.5% in 2011.  Management expects that loan growth in 2012 will be in the 1% to 3% range.

Year-end residential real estate loans were $1,629 million, $1,692 million and $1,555 million in 2011, 2010 and 2009, respectively.  Residential real estate loans decreased by $63.6 million or 3.8% in 2011, due to the pending sale of Vision Bank.  The residential real estate loans that will be included in the sale of Vision Bank in the first quarter of 2012 totaled $153.6 million at December 31, 2011, and were included in assets held for sale. Without the pending sale of Vision Bank, residential real estate loans would have increased by $90 million or 7.3% in 2011.  Residential real estate loans increased by $137 million or 8.8% in 2010 and decreased by $5 million or 0.3% in 2009.  The increase of $137 million in 2010 was primarily due to management’s decision to retain 15-year fixed-rate residential mortgage loans that were previously sold in the secondary market.  The balance of loans for this new product was $176 million at December 31, 2010, with a weighted average interest rate of 3.82%.  This 15-year, fixed-rate product increased by $153 million to $329 million at December 31, 2011, and has a weighted average interest rate of 3.79%.  Management expects an increase in residential real estate loans in 2012 of 3% to 5%.

The long-term fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans.  As mentioned above, during 2010, Park began to retain on its balance sheet 15-year fixed-rate residential mortgage loans.  The balance of sold fixed-rate residential mortgage loans was $1,347 million at year-end 2011, compared to $1,471 million at year-end 2010 and $1,518 million at year-end 2009.  The decrease in Park’s sold residential mortgage loan portfolio of $171 million in the last two years was due to the retention of the 15-year fixed-rate residential mortgage loan product.  The increase in the 15-year fixed-rate residential mortgage loan product during 2010 and 2011, of $329 million, was $158 million more than the decrease in the long-term fixed-rate residential mortgage sold servicing portfolio.  Management is pleased with this performance as the 15-year fixed-rate mortgage loans retained on the balance sheet would have been sold prior to 2010 and included in the servicing portfolio.

Year-end consumer loans were $617 million, $667 million and $704 million in 2011, 2010 and 2009, respectively.  Consumer loans decreased by $50 million or 7.6% in 2011 and decreased by $37 million or 5.3% in 2010.  The consumer loans that will be included in the pending sale of Vision Bank were only $4 million at December 31, 2011.  The decrease in consumer loans in both 2011 and 2010 was primarily due to a decline in automobile loans originated in Ohio, as competition for automobile loans increased in 2010 and 2011.

Consumer loans increased by $61 million or 9.5% in 2009.  The increase in consumer loans in 2009 was primarily due to an increase in automobile loans originated through automobile dealers in Ohio.  Management expects that consumer loans will decrease by 1% to 2% in 2012.

On a combined basis, year-end commercial, financial and agricultural loans, real estate construction loans and commercial real estate loans totaled $2,070 million, $2,371 million and $2,377 million at year-end 2011, 2010 and 2009, respectively.  These combined loan totals decreased by $301 million or 12.7% in 2011.  This decrease was primarily due to the pending sale of Vision Bank as $211 million of these combined loan totals are classified as assets held for sale on Park’s balance sheet at December 31, 2011.  These combined loan totals declined by $6 million or 0.3% in 2010 and increased by $93 million or 4.1% in 2009.  Management expects that commercial, financial and agricultural loans, real estate construction loans and commercial real estate loans will grow by 1% to 3% in 2012.

Year-end lease balances were $2 million in 2011 and $3 million in both 2010 and 2009.  Management continues to de-emphasize leasing and expects the balance to further decline in 2012.

Table 12 reports year-end loan balances by type of loan for the past five years.

Table 12 - Loans by Type
December 31,
(In thousands)	2011	2010	2009	2008	2007
Commercial, financial and agricultural	$743,797	$737,902	$751,277	$714,296	$613,282
Real estate - construction	217,546	406,480	495,518	533,788	536,389
Real estate - residential	1,628,618	1,692,209	1,555,390	1,560,198	1,481,174
Real estate - commercial	1,108,574	1,226,616	1,130,672	1,035,725	993,101
Consumer	616,505	666,871	704,430	643,507	593,388
Leases	2,059	2,607	3,145	3,823	6,800
Total Loans	$4,317,099	$4,732,685	$4,640,432	$4,491,337	$4,224,134

Table 13 - Selected Loan Maturity Distribution
		Over One	Over
December 31, 2011	One Year	Through	Five
(In thousands)	or Less (1)	Five Years	Years	Total
Commercial, financial and agricultural	$315,077	$268,998	$159,722	$743,797
Real estate-construction	130,995	28,260	58,291	217,546
Real estate-commercial	145,748	200,627	762,199	1,108,574
Total	$591,820	$497,885	$980,212	$2,069,917
Total of these selected loans due
after one year with:
Fixed interest rate				$529,119
Floating interest rate				$948,978
(1) Nonaccrual loans of $121.4 million are included within the one year or less classification above.

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

Park classifies the majority of its securities as AFS (see Note 4 of the Notes to Consolidated Financial Statements).  These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss) which is part of the Corporation’s equity.  The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Generally, Park classifies U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as held-to-maturity.  A classification of held-to-maturity means that Park has the positive intent and the ability to hold these securities until maturity.  Park classifies CMOs as held-to-maturity because these securities are generally not as liquid as the U.S. Government sponsored entity mortgage-backed securities and U.S. Government sponsored entity notes that Park classifies as AFS.  At year-end 2011, Park’s held-to-maturity securities portfolio was $820 million, compared to $674 million at year-end 2010 and $507 million at year-end 2009.  Park purchased $628 million of CMOs in 2011, $314 million of CMOs in 2010 and $119 million of CMOs in 2009. All of the mortgage-backed securities and CMOs in Park’s investment portfolio were issued by a U.S. Government sponsored entity.

Average taxable investment securities were $1,841 million in 2011, compared to $1,730 million in 2010 and $1,848 million in 2009.  The average yield on taxable securities was 3.74% in 2011, compared to 4.44% in 2010 and 4.90% in 2009.  Average tax-exempt investment securities were $8 million in 2011, compared to $17 million in 2010 and $30 million in 2009.  The average tax-equivalent yield on tax-exempt investment securities was 7.17% in 2011, compared to 7.24% in 2010 and 7.45% in 2009.

Year-end total investment securities (at amortized cost) were $1,689 million in 2011, $2,017 million in 2010 and $1,817 million in 2009.  Management purchased investment securities totaling $1,268 million in 2011, $3,033 million in 2010 and $469 million in 2009.   The decrease in purchases during 2011 was primarily due to the reduced interest rate environment during the year and partially due to management’s decision to retain 15-year, fixed-rate residential mortgage loans on Park’s balance sheet.  The significant increase in purchases during 2010 was largely due to the purchase of $1,319 million of 28-day U.S. Government sponsored entity discount notes and $823 million of U.S. Government sponsored entity callable notes.  Proceeds from repayments and maturities of investment securities were $1,013 million in 2011, $2,385 million in 2010 and $467 million in 2009.  The decrease in proceeds from repayments and maturities in 2011 was primarily due to relative fewer holdings of 28-day U.S. Government sponsored entity discount notes during the year.  The increase in proceeds from repayments and maturities in 2010 was primarily due to the 28-day U.S. Government sponsored entity discount notes and U.S. Government sponsored entity callable notes, which had repayments or maturities of $1,319 million and $710 million, respectively, during the year.    Proceeds from sales of securities were $610 million in 2011, $460 million in 2010 and $204 million in 2009.  Park realized net security gains on a pre-tax basis of $28.8 million in 2011, $11.9 million in 2010 and $7.3 million in 2009.

During 2011, Park sold investment securities during the first, second, third and fourth quarters.  In total, these sales resulted in proceeds of $610.0 million and a pre-tax gain of $28.8 million.

During the first quarter of 2011, Park sold $105.4 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $6.6 million.  These mortgage-backed securities had a weighted average remaining life of approximately 2 years, a weighted average book yield of 5.02% and were sold at an average price of 106.2% of the principal balance with an estimated yield to the buyer of 2.10%.  Additionally, Park sold $1.0 million of municipal securities held by Vision Bank for no gain or loss in the first quarter to reduce credit risk in the investment securities portfolio.  These securities had a weighted average tax-equivalent yield of 5.75% and a weighted average remaining life of approximately 4 years.

During the second quarter of 2011, Park sold $191.0 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $15.4 million.  These mortgage-backed securities had a weighted average remaining life of approximately 3 years, a weighted average book yield of 5.25% and were sold at an average price of 107.4% of the principal balance with an estimated yield to the buyer of 1.92%.

During the third quarter of 2011, Park sold $212.8 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $3.5 million.  These mortgage-backed securities had a weighted average book yield of 2.60% and a weighted average remaining life of approximately 3 years and were sold at an average price of 104.5% of the principal balance with an estimated yield to the buyer of 2.03%.

Late in the fourth quarter of 2011, Park liquidated Vision Bank’s securities portfolio.  These securities were sold in preparation of the sale of Vision Bank during the first quarter of 2012.  Park sold $45.7 million of U.S. Government sponsored entity mortgage-backed securities (available-for-sale securities) and $24.3 million of U.S. Government sponsored entity CMOs (held-to-maturity securities) held by Vision Bank for a pre-tax gain of $3.4 million.  While management would not normally sell held-to-maturity investment securities, the CMO’s held by Vision Bank were sold late in 2011 as management liquidated the entire Vision Bank securities portfolio in anticipation of the sale.  These securities had a weighted average book yield of 4.37% and a weighted average remaining life of approximately 3 years.  These securities were sold at an average price of approximately 104.9% of the principal balance with an estimated yield to the buyer of 2.12%.  Park also sold $896,000 of municipal securities held by Vision Bank for a pre-tax gain of $15,000.  The weighted average tax-equivalent yield on these municipal securities was 5.96% with a weighted average remaining life of approximately 2 years.  The proceeds from the sale of the Vision Bank securities were used to purchase U.S. Agency discount notes that mature during the first quarter of 2012.

During 2010, Park sold investment securities during the first, second and fourth quarters.  In total, these sales resulted in proceeds of $460.2 million and a pre-tax gain of $11.9 million.

During the first quarter of 2010, Park sold $200.7 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $8.3 million.  These mortgage-backed securities had a weighted average remaining life of approximately 3 years, a weighted average book yield of 4.75% and were sold at an average price of 103.7% of the principal balance with an estimated yield to the buyer of 2.99%.  Additionally, Park sold $75 million of U.S. Government sponsored entity callable notes for no gain or loss in the first quarter to reduce the extension risk in the investment securities portfolio in the case of interest rate increases in the future.  These securities had a book yield of 4.25% and a final maturity in approximately 9 years.

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

At year-end 2011 and 2010, the average tax-equivalent yield on the total investment portfolio was 3.31% and 4.01%, respectively.  The weighted average remaining maturity was 1.7 years at December 31, 2011 and 3.6 years at December 31, 2010.  U.S. Government sponsored entity asset-backed securities were approximately 74% of the total investment portfolio at year-end 2011 and were approximately 82% of the total investment portfolio at year-end 2010.  This segment of the investment portfolio consists predominantly of 15-year mortgage-backed securities and CMOs.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and CMOs would be reduced and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2011, management estimated that the average maturity of the investment portfolio would lengthen to 5.3 years with a 100 basis point increase in long-term interest rates and to 7.0 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates would decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2011, management estimated that the average maturity of the investment portfolio would decrease to 1.0 years with a 100 basis point decrease in long-term interest rates and to 0.8 years with a 200 basis point decrease in long-term interest rates.

Table 14 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2011, 2010 and 2009:

Table 14 - Investment Securities
December 31,
(In thousands)	2011	2010	2009
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$371,657	$273,313	$347,595
Obligations of states and political subdivisions	4,652	14,211	20,123
U.S. Government asset-backed securities	1,262,527	1,681,815	1,425,361
Federal Home Loan Bank stock	60,728	61,823	62,044
Federal Reserve Bank stock	6,876	6,876	6,875
Equities	2,033	1,753	1,562
Total	$1,708,473	$2,039,791	$1,863,560
Investments by category as a percentage of
total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	21.8%	13.4%	18.6%
Obligations of states and political subdivisions	0.3%	0.7%	1.1%
U.S. Government asset-backed securities	73.9%	82.5%	76.5%
Federal Home Loan Bank stock	3.5%	3.0%	3.3%
Federal Reserve Bank stock	0.4%	0.3%	0.4%
Equities	0.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%

ANALYSIS OF EARNINGS

Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 15 for three years of history on the average balances of the balance sheet categories and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Net interest income decreased slightly by $810,000 or 0.3% to $273.2 million for 2011 compared to an increase of $553,000 or 0.2% to $274.0 million for 2010.  The tax equivalent net yield on interest earning assets was 4.14% for 2011 compared to 4.26% for 2010 and 4.22% for 2009.  The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.94% for 2011, compared to 4.01% for 2010 and 3.94% for 2009.  The small decrease in net interest income in 2011 was due to the decrease in the net interest spread to 3.94% from 4.01%.  The average balance of interest earning assets increased by $159 million or 2.5% to $6,641 million in 2011.

The average yield on interest earning assets was 5.03% in 2011 compared to 5.36% in 2010 and 5.67% in 2009.  The average federal funds rate for 2011 was 0.10%, compared to an average rate of 0.18% in 2010 and 0.16% in 2009.  On a quarterly basis for 2011, the average yield on interest earning assets was 4.93% for the fourth quarter, 4.95% for the third quarter, 5.08% for the second quarter and 5.14% for the first quarter.  Management expects that the average yield on interest earning assets will slightly decrease in 2012.

The average rate paid on interest bearing liabilities was 1.09% in 2011, compared to 1.35% in 2010 and 1.73% in 2009.  On a quarterly basis for 2011, the average rate paid on interest bearing liabilities was 1.07% for both the fourth and third quarters, 1.09% for the second quarter and 1.14% for the first quarter.  Management expects that the average rate paid on interest bearing liabilities will modestly decrease in 2012.

Table 15 - Distribution of Assets, Liabilities and Stockholders' Equity
December 31,		2011			2010			2009
(In thousands)	Daily		Average	Daily		Average	Daily		Average
	Average	Interest	Rate	Average	Interest	Rate	Average	Interest	Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,713,511	$264,192	5.60%	$4,642,478	$269,306	5.80%	$4,594,436	$276,893	6.03%
Taxable investment securities	1,840,842	68,873	3.74%	1,729,511	76,838	4.44%	1,847,706	90,558	4.90%
Tax-exempt investment securities (3)	8,038	575	7.15%	16,845	1,220	7.24%	29,597	2,205	7.45%
Money market instruments	78,593	178	0.23%	93,009	200	0.22%	52,658	116	0.22%
Total interest earning assets	6,640,984	333,818	5.03%	6,481,843	347,564	5.36%	6,524,397	369,772	5.67%
Noninterest earning assets:
Allowance for loan losses	(128,512)			(119,639)			(103,683)
Cash and due from banks	124,649			116,961			110,227
Premises and equipment, net	69,507			69,839			67,944
Other assets	499,543			493,746			436,646
TOTAL	$7,206,171			$7,042,750			$7,035,531

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,430,492	$2,686	0.19%	$1,354,392	$4,450	0.33%	$1,229,553	$7,889	0.64%
Savings deposits	946,406	1,126	0.12%	891,021	1,303	0.15%	805,783	2,926	0.36%
Time deposits	1,816,506	23,842	1.31%	2,029,088	36,212	1.78%	2,197,055	53,805	2.45%
Total interest bearing deposits	4,193,404	27,654	0.66%	4,274,501	41,965	0.98%	4,232,391	64,620	1.53%
Short-term borrowings	297,537	823	0.28%	300,939	1,181	0.39%	419,733	3,209	0.76%
Long-term debt (4)	881,921	30,169	3.42%	725,356	28,327	3.91%	780,435	26,370	3.38%
Total interest bearing liabilities	5,372,862	58,646	1.09%	5,300,796	71,473	1.35%	5,432,559	94,199	1.73%
Noninterest bearing liabilities:
Demand deposits	999,085			907,514			818,243
Other	90,351			87,885			109,415
Total noninterest bearing liabilities	1,089,436			995,399			927,658
Stockholders' equity	743,873			746,555			675,314
TOTAL	$7,206,171			$7,042,750			$7,035,531
Net interest earnings		$275,172			$276,091			$275,573
Net interest spread			3.94%			4.01%			3.94%
Net yield on interest earning assets (net interest margin)			4.14%			4.26%			4.22%

(1) Loan income includes loan related fee income of $2,381 in 2011, $238 in 2010 and $1,669 in 2009. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2011, 2010 and 2009. The taxable equivalent adjustment was $1,734 in 2011, $1,614 in 2010 and $1,294 in 2009.
(2) For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3) Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2011, 2010 and 2009.
The taxable equivalent adjustments were $204 in 2011, $434 in 2010, and $788 in 2009.

(4) Includes subordinated debenture and subordinated notes.

The following table displays (for each quarter of 2011) the average balance of interest earning assets, net interest income and the tax equivalent net interest margin.

Table 16 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,722,136	$69,313	4.21%
Second Quarter	6,745,790	70,022	4.19%
Third Quarter	6,610,953	67,620	4.09%
Fourth Quarter	6,487,958	66,279	4.08%
2011	$6,640,984	$273,234	4.14%

Management expects that average interest earning assets will decrease significantly in 2012, due to the sale of Vision Bank during the first quarter of 2012.  Management projects that average interest earning assets will be approximately $6,200 million for 2012.  Management expects that net interest income will be in a range of $240 million to $250 million in 2012 and that the tax equivalent net interest margin will be in a range of 3.88% to 3.98% in 2012.  (Please see the “Summary Discussion of Operating Results for Park” section of this Financial Review for a comparison of 2011 results to management’s projections from a year ago.)

The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 17 - Volume/Rate Variance Analysis

	Change from 2010 to 2011			Change from 2009 to 2010
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$3,988	$(9,102)	$(5,114)	$2,915	$(10,502)	$(7,587)

Taxable investments	4,711	(12,676)	(7,965)	(5,560)	(8,160)	(13,720)
Tax-exempt investments	(631)	(14)	(645)	(925)	(60)	(985)
Money market instruments	(31)	9	(22)	84	-	84
Total interest income	8,037	(21,783)	(13,746)	(3,486)	(18,722)	(22,208)

Interest expense:
Transaction accounts	$237	$(2,001)	$(1,764)	$725	$(4,164)	$(3,439)
Savings accounts	85	(262)	(177)	270	(1,893)	(1,623)
Time deposits	(3,514)	(8,856)	(12,370)	(3,844)	(13,749)	(17,593)
Short-term borrowings	(14)	(344)	(358)	(746)	(1,282)	(2,028)
Long-term debt	5,663	(3,821)	1,842	(1,960)	3,917	1,957
Total interest expense	2,457	(15,284)	(12,827)	(5,555)	(17,171)	(22,726)
Net variance	$5,580	$(6,499)	$(919)	$2,069	$(1,551)	$518

Other Income:  Total other income was $94.9 million in 2011, compared to $74.9 million in 2010 and $81.2 million in 2009.  The large increase in total other income of $20.0 million in 2011 compared to 2010, was primarily due to the large increase in net gains from the sale of investment securities.  The net gain from the sale of investment securities was $28.8 million in 2011, compared to a net gain of $11.9 million in 2010.  In 2009, Park’s total other income included a “one-time” positive item of $3.0 million from the sale of all the Class B shares of stock that Park received from the initial public offering of Visa, Inc.

The following table displays total other income for Park in 2011, 2010 and 2009.

Table 18 - Other Income
Year Ended December 31,
(In thousands)	2011	2010 (restated)	2009
Income from fiduciary activities	$14,965	$13,874	$12,468
Service charges on deposits	18,307	19,717	21,985
Net gains on sales of securities	28,829	11,864	7,340
Other service income	10,606	13,816	18,767
Checkcard fee income	12,496	11,177	9,339
Bank owned life insurance income	5,089	4,978	5,050
ATM fees	2,703	2,951	3,082
OREO devaluations	(8,219)	(13,206)	(6,818)
Other	10,134	9,709	9,977
Total other income	$94,910	$74,880	$81,190

Income from fiduciary activities increased by $1.1 million or 7.9% to $15.0 million in 2011 and increased by $1.4 million or 11.3% to $13.9 million in 2010.  The increase in fiduciary fee income in 2011 and 2010 was primarily due to improvements in the equity markets and also due to an increase in the total accounts served by Park’s Trust department.  Park charges fiduciary fees based on the market value of the assets being managed.  The Dow Jones Industrial Average stock index annual average was 8,885 for calendar year 2009, 10,669 for calendar year 2010 and 11,958 for calendar year 2011.  The market value of the assets that Park manages was $3.3 billion at December 31, 2011 and December 31, 2010, compared to $3.1 billion at December 31, 2009.  Management expects an increase of approximately 2% to 4% in fee income from fiduciary activities in 2012.

Service charges on deposit accounts decreased by $1.4 million or 7.2% to $18.3 million in 2011 and decreased by $2.3 million or 10.3% to $19.7 million in 2010.  The decrease in service charge income in 2011 was primarily due to a decrease in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2011 and, as a result, this fee income decreased by $1.3 million or 8.7% in 2011 compared to 2010.  Management expects that revenue from service charges on deposits in 2012 will be within a range of $16 million to $18 million.

Fee income earned from origination and sale into the secondary market of long-term fixed-rate mortgage loans is included within other non-yield related fees in the subcategory “Other service income”.  Other service income decreased by $3.2 million, or 23.2%, to $10.6 million in 2011, compared to $13.8 million in 2010.   The decrease in other service income was primarily due to a decline in the amount of fixed-rate mortgage loans originated and sold in 2011.  The amount of fixed-rate mortgage loans originated and sold in 2011 was $190 million, compared to $358 million in 2010 and $615 million in 2009.  As previously discussed, Park began to originate and retain 15-year, fixed-rate residential mortgages in 2010, which contributed to the decline in loans sold in the secondary market.  The balance of loans for this product was $329 million at December 31, 2011, an increase of $153 million compared to $176 million at December 31, 2010.  Management expects an increase in residential real estate loans in 2012 of 3% to 5%.  In 2010, other service income decreased by $5.0 million or 26.4% to $13.8 million, which was due to a decline in the volume of fixed-rate residential mortgage loans that Park originated and sold into the secondary market in 2010 compared to 2009. Park’s management expects that the volume of sold fixed-rate residential mortgage loans will continue to decline in 2012 and as a result expects that other service income will decrease by approximately 12% to 14% in 2012.

Checkcard fee income, which is generated from debit card transactions increased $1.3 million or 11.8% to $12.5 million in 2011.  During 2010, checkcard fee income increased $1.8 million or 19.7% to $11.2 million.  The increases in both 2011 and 2010 were attributable to continued increases in the volume of debit card transactions.  Park’s management expects checkcard fee income will decline by approximately 4% to 6% in 2012, largely due to the full year impact of the Durbin Amendment that became a part of the Dodd-Frank Wall Street Reform and Consumer Protection Act and became effective on October 1, 2011.

OREO devaluations, which result from declines in the fair value (less anticipated selling costs) of property acquired through foreclosure, totaled $8.2 million in 2011, a decrease of $5.0 million or 37.8% compared to $13.2 million in 2010.  The OREO devaluations in 2011 related primarily to other real estate owned at Vision Bank.  As previously discussed, throughout the 2011 year, Vision Bank’s OREO property was transferred to SE, LLC.  Of the $8.2 million in OREO devaluations in 2011, $3.0 million and $4.2 million were related to devaluations recognized at Vision Bank and SE, LLC, respectively.  Park’s management expects that OREO devaluations will be less significant in 2012 as property values throughout Park’s footprint continue to stabilize.

The subcategory of “Other” income includes fees earned from the sale of official checks and printed checks, rental fee income from safe deposit boxes, gains and losses from the sale of OREO and other miscellaneous income.  Total other income increased by $425,000 or 4.4% to $10.1 million in 2011 and decreased by $268,000 or 2.7% to $9.7 million in 2010.  Park’s management expects 2012 revenue within the subcategory of other income, prior to the impact of the Vision Bank sale, will be consistent with the results experienced in 2011.  On February 16, 2012, the sale of Vision Bank closed and a pre-tax gain of $22 million, net of anticipated expenses directly related to the sale, was recognized by Park’s Parent Company.

Park recognized net gains from the sale of investment securities of $28.8 million in 2011, $11.9 million in 2010 and $7.3 million in 2009.  The majority of the investment securities sold in 2011, with an amortized cost of $579.2 million, were U.S. Government sponsored entity mortgage-backed securities. The remaining investment securities sold in 2011 were municipal securities.  The following table provides a summary of the gains realized from the sale of investment securities in 2011.  Park’s management does not expect to recognize any gains from the sale of investment securities in 2012.

Table 19 - Gain on Sale of Securities
(in thousands)	Amortized Cost	Book Yield	Sales Proceeds	Yield to buyer	Gain
Fourth Quarter	$70,848	4.39%	$74,215	2.17%	$3,367
Third Quarter	212,799	2.60%	216,264	2.03%	3,465
Second Quarter	191,037	5.25%	206,399	1.92%	15,362
First Quarter	106,470	5.03%	113,105	2.13%	6,635
Total	$581,154	4.13%	$609,983	2.03%	$28,829

A year ago, Park’s management forecast that total other income, excluding gains from the sale of securities, would be approximately $63 million to $67 million for 2011.  The actual performance for 2011 was in line with management’s original estimate, at $66.1 million.  For 2012, Park’s management expects that total other income, excluding gains from the sale of Vision Bank, will be approximately $62 million to $66 million.

Other Expense: Total other expense was $188.3 million in 2011, compared to $187.1 million in 2010 and $188.7 million in 2009.  Total other expense increased by $1.2 million, or 0.6%, to $188.3 million in 2011.  Total other expense decreased by $1.6 million or 0.9% to $187.1 million in 2010.  The following table displays total other expense for Park in 2011, 2010 and 2009.

Table 20 - Other Expense
Year Ended December 31,
(In thousands)	2011	2010	2009
Salaries and employee benefits	$102,068	$98,315	$101,225
Data processing fees	4,965	5,728	5,674
Fees and service charges	21,119	19,972	15,935
Net occupancy expense of bank premises	11,295	11,510	11,552
Amortization of intangibles	3,534	3,422	3,746
Furniture and equipment expense	10,773	10,435	9,734
Insurance	6,821	8,983	12,072
Marketing	2,967	3,656	3,775
Postage and telephone	6,060	6,648	6,903
Other	18,715	18,438	18,109
Total other expense	$188,317	$187,107	$188,725
Full time equivalent employees	1,920	1,969	2,024

Salaries and employee benefits expense increased by $3.8 million or 3.8% to $102.1 million in 2011 and decreased by $2.9 million or 2.9% to $98.3 million in 2010.  The increase in 2011 was primarily related to an increase in employee benefit costs, due to an increase in medical claims of $2.6 million.  Full-time equivalent employees at year-end 2011 were 1,920, compared to 1,969 at year-end 2010 and 2,024 at year-end 2009.  A year ago, Park’s management projected that salaries and benefit expense would be $102 million for 2011.  The actual performance for the year was consistent with this estimate.  For 2012, management is projecting a decline in salaries and employee benefits expense to $95 million to $97 million, primarily due to the sale of Vision Bank.

Fees and service charges increased by $1.1 million or 5.7% to $21.1 million in 2011 and increased by $4.0 million or 25.3% to $20.0 million in 2010.  This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations.  The increase in fees and service charges expense in both 2010 and 2011 was primarily due to an increase in legal fees and consulting fees.  This additional expense was primarily related to an increase in costs associated with the workout of problem loans at Park’s Vision Bank subsidiary.  Park’s management expects that fees and service charges will be approximately $17 million to $18 million in 2012.

Insurance expense decreased by $2.2 million or 24.1% to $6.8 million in 2011 and decreased by $3.1 million or 25.6% to $9.0 million in 2010.  During the third quarter of 2011, Park began recognizing insurance expense for premiums paid to the FDIC based on a new assessment methodology utilizing total assets less tangible equity. The new methodology resulted in a decline in insurance expense in the second half of 2011 and will impact the full 2012 year.  Park’s management expects that insurance expense will be between $5 million to $6 million in 2012.

The subcategory “other” expense includes expenses for supplies, travel, charitable contributions, amortization of low income housing tax investments, state taxes, expenses pertaining to other real estate owned and other miscellaneous expenses.  The subcategory other expense increased by $276,000 or 1.5% to $18.7 million in 2011 and increased by $329,000 or 1.8% to $18.4 million in 2010.

A year ago, Park’s management projected that total other expense would be approximately $183 million to $187 million in 2011.  The actual expense for the year of $188.3 million was $1.3 million or 0.7% higher than the upper end of management’s estimate.  Management expects that total other expense for 2012 will be approximately $170 million to $175 million.

Income Taxes: Federal income tax expense was $28.3 million in 2011, compared to $17.8 million in 2010 and $25.4 million in 2009.  Federal income tax expense as a percentage of income before taxes, adjusted for the state income tax expense or benefit, was 25.6% in 2011, compared to 23.4% in 2010 and to 25.5% in 2009.  A lower federal effective tax rate than the statutory rate of 35% is primarily due to tax-exempt interest income from state and municipal investments and loans, low income housing tax credits and income from bank owned life insurance.  For the year ending December 31, 2012, management expects the effective federal income tax rate will be between 26% and 28%.

State income tax expense was $6.1 million in 2011, compared to state income tax benefits of $1.2 million in 2010 and $2.5 million in 2009.  All of the state income tax expense or benefit pertains to Vision Bank, as Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay franchise tax based on year-end equity.  The franchise tax expense is included in “state taxes” as part of total other expense on Park’s Consolidated Statements of Income.

Park recognized $6.1 million in state tax expense during 2011, which was the charge necessary to write off the previously reported state operating loss carryforward asset and other state deferred tax assets at Vision Bank. Prior to the execution of the Purchase Agreement with Centennial, management of Park believed that a merger of Vision Bank into The Park National Bank (the national bank subsidiary of Park) would enable Park to fully utilize the state net operating loss carryforward asset recorded at Vision Bank. The structure of the transactions contemplated by the Purchase Agreement will not allow either the buyer or the seller to benefit from the previously recorded net operating loss carryforward asset at Vision Bank to offset future taxable income; therefore, this asset was written off by Vision Bank at December 31, 2011.

State income tax expense was a credit in 2010 and 2009 as a result of losses at Vision Bank in those years.  Park performed an analysis in those years to determine if a valuation allowance against deferred tax assets was required in accordance with GAAP.  Vision Bank is subject to state income tax in Alabama and Florida.  In 2010, a state tax benefit of $1.16 million was recorded by Vision Bank, consisting of a gross benefit of $3.46 million and a valuation allowance of $2.30 million ($1.5 million net of the federal income tax benefit).

CREDIT EXPERIENCE

Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to absorb future loan charge-offs. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.

The provision for loan losses was $63.3 million in 2011, $87.1 million in 2010 and $68.8 million in 2009. Net loan charge-offs were $125.1 million in 2011, $60.2 million in 2010 and $52.2 million in 2009. The ratio of net loan charge-offs to average loans was 2.65% in 2011, 1.30% in 2010 and 1.14% in 2009.

The loan loss provision for Vision Bank was $31.1 million in 2011, $61.4 million in 2010 and $44.4 million in 2009.  Net loan charge-offs for Vision Bank were $75.9 million in 2011, $36.6 million in 2010 and $28.9 million in 2009. Vision Bank’s ratio of net loan charge-offs to average loans was 13.04% in 2011, 5.48% in 2010 and 4.18% in 2009.

Park’s Ohio-based subsidiaries had a combined loan loss provision of $32.2 million in 2011, $25.7 million in 2010 and $24.4 million in 2009. Net loan charge-offs for Park’s Ohio-based subsidiaries were $49.2 million in 2011, $23.6 million in 2010 and $23.3 million in 2009. The net loan charge-off ratio for Park’s Ohio-based subsidiaries was 1.19% for 2011 and 0.60% for both 2010 and 2009.  Of the $49.2 million in net loan charge-offs for Park’s Ohio-based subsidiaries in 2011, $18.1 million related to participations in Vision Bank loans that PNB had purchased.  Absent the charge-offs on these Vision Bank loan participations, net charge-offs for Park’s Ohio-based operations were $31.1 million and the net loan charge-off ratio was 0.75% for 2011.

At year-end 2011, the allowance for loan losses was $68.4 million or 1.59% of total loans outstanding, compared to $143.6 million or 3.03% of total loans outstanding at year-end 2010 and $116.7 million or 2.52% of total loans outstanding at year-end 2009. The decrease in the allowance for loan losses as a percentage of total loans outstanding in 2011 is primarily due to the significant decrease in specific reserves established for impaired commercial loans.  The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2011, 2010 and 2009.

Table 21 - General Reserve Trends - Park National Corporation
Year Ended December 31,
(In thousands)	2011	2010	2009
Allowance for loan losses, end of period	$68,444	$143,575	$116,717
Specific reserves	15,935	66,904	36,721
General reserves	$52,509	$76,671	$79,996
Total loans	$4,317,099	$4,732,685	$4,640,432
Impaired commercial loans	187,074	250,933	201,143
Non-impaired loans	$4,130,025	$4,481,752	$4,439,289
Allowance for loan losses as a % of period end loans	1.59%	3.03%	2.52%
General reserves as a % of non-impaired loans	1.27%	1.71%	1.80%

The table below provides information related to the specific reserves on impaired commercial loans and general reserves for all other loans in the retained Vision Bank portfolio at December 31, 2011, as well as historical Vision Bank information at December 31, 2010 and 2009.  The retained portfolio at December 31, 2011 represents those loans that will remain with Vision Bank and will become assets of SE, LLC as a result of the merger of Vision Bank into SE, LLC subsequent to the close of the Vision Bank sale.

Table 22 - General Reserve Trends - Vision Bank
Year Ended December 31,	2011
(In thousands)	Retained portfolio	2010	2009
Allowance for loan losses, end of period	$10,739	$68,937	$44,087
Specific reserves	8,889	53,928	29,225
General reserves	$1,850	$15,009	$14,862
Total loans	$123,883	$640,580	$677,018
Impaired commercial loans	91,965	160,239	139,310
Non-impaired loans	$31,918	$480,341	$537,708
Allowance for loan losses as a % of period end loans	8.67%	10.76%	6.51%
General reserves as a % of non-impaired loans	5.80%	3.12%	2.76%

The table below provides information related to the specific reserves on impaired commercial loans and general reserves for all other loans in Park’s Ohio-based subsidiaries portfolio at December 31, 2011, 2010 and 2009.

Table 23 - General Reserve Trends - Park's Ohio-Based Subsidiaries
Year Ended December 31,
(In thousands)	2011	2010	2009
Allowance for loan losses, end of period	$57,705	$74,638	$72,630
Specific reserves	7,046	12,976	7,496
General reserves	$50,659	$61,662	$65,134
Total loans	$4,193,216	$4,092,105	$3,963,414
Impaired commercial loans	95,109	90,694	61,833
Non-impaired loans	$4,098,107	$4,001,411	$3,901,581
Allowance for loan losses as a % of period end loans	1.38%	1.82%	1.83%
General reserves as a % of non-impaired loans	1.24%	1.54%	1.67%

As disclosed in Table 21 above, Park’s general reserves were $52.5 million at December 31, 2011, a decline of approximately $24.2 million in 2011 from $76.7 million at December 31, 2010.  A significant portion of the decline in general reserves is due to the impact of the sale of Vision Bank, as $13.1 million of general reserves were transferred to assets held for sale at December 31, 2011.  As such, the Vision Bank sale  results in a significant decline in non-impaired loans and the general reserves associated with those loans.  The retained Vision Bank loan portfolio, as noted in Table 22 above, had a general reserve balance of $1.85 million at December 31, 2011, a decline of $13.2 million from the general reserve balance of $15.0 million at December 31, 2010.  The remaining decline in general reserves of $11.0 million is a result of declines in new nonaccrual loans and delinquent loans throughout Park’s loan portfolio.  Management expects new nonaccrual loans in 2012 will continue to be well below levels experienced in 2009 and 2010, and as a result of the Vision Bank sale, will also decline from the levels experienced in 2011. The following table shows new nonaccrual loans for 2011 and the two previous years.

Table 24 – New nonaccrual loan information
Year Ended December 31,
(In thousands)	2011	2010	2009
Nonaccrual loans, beginning of period	$289,268	$233,544	$159,512
New nonaccrual loans – Ohio-based subsidiaries	78,316	85,081	57,641
New nonaccrual loans – Vision Bank	45,842	90,094	126,540
Resolved nonaccrual loans	218,320	119,451	110,149
Nonaccrual loans, end of period	$195,106	$289,268	$233,544

Management believes that the allowance for loan losses at year-end 2011 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in this Financial Review for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

Management expects the loan loss provision for 2012 will be approximately $20 million to $27 million. This estimate reflects management’s expectation that: (1) future declines in collateral values will be moderate as the economy continues to improve and pricing stabilizes throughout 2012; (2) new nonperforming loans will continue to decline in 2012; and (3) loan delinquencies continue to remain at or near their current low levels.  This estimated range could change significantly as circumstances for individual loans and economic conditions change.

A year ago, management projected the provision for loan losses would be $47 million to $57 million in 2011.  The actual performance was above the high end of our expectation by $6.3 million, at $63.3 million for the 2011 year.  As previously discussed, Park restated its financial statements for the year ended December 31, 2010 and for each of the quarterly periods in 2011.  This restatement resulted in a $22.2 million increase to the provision for loan losses for the year ended December 31, 2010 and a decrease to the provision for loan losses of $12.9 million for the nine months ended September 30, 2011.  As discussed throughout the remainder of this “Credit Experience” section, the primary reasons that the provision for loan losses was greater than management’s projection were declines in collateral values for those loans that are collateral dependent.  The table below provides a summary of the loan loss experience over the past five years:

Table 25 - Summary of Loan Loss Experience
(In thousands)	2011	2010	2009	2008	2007

Average loans (net of unearned interest)	$4,713,511	$4,642,478	$4,594,436	$4,354,520	$4,011,307
Allowance for loan losses:
Beginning balance	143,575	116,717	100,088	87,102	70,500
Charge-offs:
Commercial, financial
and agricultural	18,350	8,484	10,047	2,953	4,170
Real estate - construction	64,166	23,308	21,956	34,052	7,899
Real estate - residential	20,691	18,401	11,765	12,600	5,785
Real estate - commercial	23,063	7,748	5,662	4,126	1,899
Consumer	7,612	8,373	9,583	9,181	8,020
Leases	-	-	9	4	3
Total charge-offs	$133,882	$66,314	$59,022	$62,916	$27,776
Recoveries:
Commercial, financial
and agricultural	$1,402	$1,237	$1,010	$861	$1,011
Real estate - construction	1,463	813	1,322	137	180
Real estate - residential	1,719	1,429	1,723	1,128	718
Real estate - commercial	1,825	850	771	451	560
Consumer	2,385	1,763	2,001	2,807	3,035
Leases	4	-	3	31	64
Total recoveries	$8,798	$6,092	$6,830	$5,415	$5,568
Net charge-offs	$125,084	$60,222	$52,192	$57,501	$22,208
Provision charged to earnings	63,272	87,080	68,821	70,487	29,476
Transfer of loans at fair value	(219)	-	-	-	-
Allowance for loan losses acquired (transferred) related to Vision Bank	(13,100)	-	-	-	9,334
Ending balance	$68,444	$143,575	$116,717	$100,088	$87,102
Ratio of net charge-offs to average loans	2.65%	1.30%	1.14%	1.32%	0.55%
Ratio of allowance for loan losses
to end of year loans, net of
unearned interest	1.59%	3.03%	2.52%	2.23%	2.06%

The following table summarizes the allocation of the allowance for loan losses for the past five years:

Table 26 - Allocation of Allowance for Loan Losses

	2011		2010		2009		2008		2007
		Percent		Percent		Percent		Percent		Percent
		of Loans		of Loans		of Loans		of Loans		of Loans
December 31,		Per		Per		Per		Per		Per
(In thousands)	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category	Allowance	Category
Commercial,
financial and
Agricultural	$16,950	17.23%	$11,555	15.59%	$14,725	16.19%	$14,286	15.90%	$14,557	14.52%
Real estate -
construction	15,539	5.04%	70,462	8.59%	47,521	10.68%	24,794	11.88%	20,007	12.70%
Real estate -
residential	14,433	37.72%	30,259	35.75%	19,753	33.51%	22,077	34.74%	15,997	35.06%
Real estate -
commercial	15,692	25.68%	24,369	25.92%	23,970	24.37%	15,498	23.06%	15,989	23.51%
Consumer	5,830	14.28%	6,925	14.09%	10,713	15.18%	23,391	14.33%	20,477	14.05%
Leases	-	0.05%	5	0.06%	35	0.07%	42	0.09%	75	0.16%
Total	$68,444	100.00%	$143,575	100.00%	$116,717	100.00%	$100,088	100.00%	$87,102	100.00%

As of December 31, 2011, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) renegotiated loans on accrual status; and 3) loans which are contractually past due 90 days or more as to principal or interest payments but whose interest continues to accrue.  Prior to Park’s adoption of ASU 2011-02, Park classified all troubled debt restructurings (TDRs) as nonaccrual loans. With the adoption of ASU 2011-02, management determined it was appropriate to return certain TDRs to accrual status. Specifically, if the restructured note has been current for a period of at least six months, and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. At December 31, 2011, management deemed it appropriate to return $28.6 million TDRs to accrual status, while the remaining $92.1 million of TDRs are on nonaccrual status.  At December 31, 2010, there were $80.7 million of troubled debt restructurings included in nonaccrual loan totals.  Other real estate owned results from taking possession of property used as collateral for a defaulted loan.

The following is a summary of Park National Corporation’s nonaccrual loans, renegotiated loans not currently on nonaccrual, loans past due 90 days or more and still accruing and other real estate owned for the last five years:

Table 27 - Park - Nonperforming Assets
December 31, (In thousands)	2011	2010	2009	2008	2007
Nonaccrual loans	$195,106	$289,268	$233,544	$159,512	$101,128
Renegotiated loans	28,607	-	142	2,845	2,804
Loans past due 90 days or more	3,489	3,590	14,773	5,421	4,545
Total nonperforming loans	227,202	292,858	248,459	167,778	108,477
Other real estate owned – Park National Bank	13,240	8,385	6,037	6,149	6,369
Other real estate owned – Vision Bank	-	33,324	35,203	19,699	7,074
Other real estate owned – SE, LLC	29,032	-	-	-	-
Total nonperforming assets	$269,474	$334,567	$289,699	$193,626	$121,920
Percentage of nonperforming loans to loans	5.26%	6.19%	5.35%	3.74%	2.57%
Percentage of nonperforming assets to loans	6.24%	7.07%	6.24%	4.31%	2.89%
Percentage of nonperforming assets to total assets	3.86%	4.59%	4.11%	2.74%	1.88%

Tax equivalent interest income from loans for 2011 was $264.2 million.  Park has forgone interest income of approximately $12.8 million from nonaccrual loans as of December 31, 2011 that would have been earned during the year if all loans had performed in accordance with their original terms.

During the first quarter of 2011, Park formed SE, LLC, a limited liability company under the laws of the state of Ohio as a direct subsidiary of Park. The purpose of SE, LLC is to purchase OREO from Vision Bank and continue to market such property for sale. As of December 31, 2011, approximately $29.0 million of OREO was held by SE, LLC and purchased from Vision Bank (at the then current fair market value) during 2011. Management plans to continue marketing the properties held by SE, LLC and sell such properties in an efficient manner.

Vision Bank nonperforming assets for the last five years were as follows:

Table 28 - Vision Bank - Nonperforming Assets
December 31, (In thousands)	2011	2010	2009	2008	2007
Nonaccrual loans	$98,993	$171,453	$148,347	$91,206	$63,015
Renegotiated loans	2,265	-	-	2,845	-
Loans past due 90 days or more	122	364	11,277	644	457
Total nonperforming loans	101,380	171,817	159,624	94,695	63,472
Other real estate owned	-	33,324	35,203	19,699	7,074
Total nonperforming assets	$101,380	$205,141	$194,827	$114,394	$70,546
Percentage of nonperforming loans to loans	81.84%	26.82%	23.58%	13.71%	9.93%
Percentage of nonperforming assets to loans	81.84%	32.02%	28.78%	16.57%	11.04%
Percentage of nonperforming assets to total assets	37.40%	25.90%	21.70%	12.47%	8.24%

Nonperforming assets for Park, excluding Vision Bank for the last five years were as follows:

Table 29 - Park Excluding Vision Bank - Nonperforming Assets
December 31, (In thousands)	2011	2010	2009	2008	2007
Nonaccrual loans	$96,113	$117,815	$85,197	$68,306	$38,113
Renegotiated loans	26,342	-	142	-	2,804
Loans past due 90 days or more	3,367	3,226	3,496	4,777	4,088
Total nonperforming loans	125,822	121,041	88,835	73,083	45,005
Other real estate owned – Park National Bank	13,240	8,385	6,037	6,149	6,369
Other real estate owned – SE, LLC	29,032	-	-	-	-
Total nonperforming assets	$168,094	$129,426	$94,872	$79,232	$51,374
Percentage of nonperforming loans to loans	3.00%	2.96%	2.24%	1.92%	1.26%
Percentage of nonperforming assets to loans	4.01%	3.16%	2.39%	2.08%	1.43%
Percentage of nonperforming assets to total assets	2.64%	1.99%	1.54%	1.29%	0.91%

Economic conditions began deteriorating during the second half of 2007 and continued throughout 2008 and 2009. While conditions across the U.S. improved slightly in 2010 and 2011, the economic recovery continues to be a slow process.  Park and many other financial institutions throughout the country experienced a sharp increase in net loan charge-offs and nonperforming loans over the past five years. Financial institutions operating in Florida and Alabama (including Vision Bank) have been particularly hard hit by the severe recession as the demand for real estate and the price of real estate have sharply decreased.

Park had $134.5 million of commercial loans included on the watch list of potential problem commercial loans at December 31, 2011 compared to $238.7 million at year-end 2010 and $277.7 million at year-end 2009. Commercial loans include: (1) commercial, financial and agricultural loans, (2) commercial real estate loans, (3) certain real estate construction loans, and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total loans, Park’s watch list of potential problem loans was 3.1% in 2011, 5.0% in 2010 and 6.0% in 2009. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2011, loans considered to be impaired consisted substantially of commercial loans graded as “doubtful” and placed on non-accrual status.  These specific reserves are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged-off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

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

As of December 31, 2011, management had taken partial charge-offs of approximately $103.8 million related to the $191.5 million of commercial loans considered to be impaired, compared to charge-offs of approximately $53.6 million related to the $250.9 million of impaired commercial loans at December 31, 2010.  Historically, Park’s management has been quick to recognize charge-offs on problem loans.  However, there is a higher level of uncertainty when valuing collateral in Vision Bank’s Florida and Alabama markets due to the illiquid nature of the collateral, and thus management had significant specific reserves recorded at Vision Bank of $53.9 million at December 31, 2010.  During 2011, Park determined it was appropriate to charge-off the majority of the specific reserves at Vision Bank, and total specific reserves were down to $8.9 million at December 31, 2011.

A significant portion of Park’s allowance for loan losses is allocated to commercial loans classified as “special mention” or “substandard.” “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well defined weakness, jeopardizing repayment of the loan, resulting in a higher probability that Park will suffer a loss on the loan unless the weakness is corrected. Park’s annualized 36-month loss experience, defined as charge-offs plus changes in specific reserves, within the commercial loan portfolio has been 0.71% of the principal balance of these loans.  This annualized 36-month loss experience excludes Vision Bank loans, as the majority of the Vision Bank performing loan portfolio will be acquired by Centennial Bank.  The allowance for loan losses related to performing commercial loans was $37.9 million or 1.69% of the outstanding principal balance of other accruing commercial loans at December 31, 2011.  The overall reserve of 1.69% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.36%; special mention commercial loans are reserved at 5.20%; and substandard commercial loans are reserved at 14.90%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 36-month loss experience of 0.71% are due to the following factors which management reviews on a quarterly or annual basis:

•	Loss Emergence Period Factor: Annually during the fourth quarter, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes a credit to move from pass-rated to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio.

•	Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the past three year period, considering how each individual credit was rated at the beginning of the three year period.

•	Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and adjustments to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlates to changes in the macroeconomic environment.

Generally, consumer loans are not individually graded.  Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio.  The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 36 months.  Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.).  At December 31, 2011, the coverage level within the consumer portfolio was approximately 1.38 years.

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

Cash and cash equivalents increased by $23.7 million during 2011 to $157.5 million at year-end.  Cash provided by operating activities was $126.7 million in 2011, $126.1 million in 2010 and $72.3 million in 2009.  Net income was the primary source of cash for operating activities during each year.

Cash provided by investing activities was $271.2 million in 2011.  Cash used in investing activities was $352.1 million in 2010 and $5.3 million in 2009.  Investment security transactions are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash.  Net security transactions provided cash of $354.8 million in 2011, used cash of $187.7 million in 2010 and provided cash of $202.7 million in 2009.  Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio.  Cash used by the net increase in the loan portfolio, including proceeds from the sale of loans, was $75.1 million in 2011, $152.5 million in 2010 and $199.9 million in 2009.

Cash used in financing activities was $374.2 million in 2011 and $79.2 million in 2009.  Cash provided by financing activities was $200.6 million in 2010.  A major source of cash for financing activities is the net change in deposits.  Deposits decreased and used $97.7 million of cash in 2011, and also decreased in 2010 and used cash of $92.6 million.  In 2009, deposits increased and provided cash of $426.3 million.  Another major source of cash for financing activities is short-term borrowings and long-term debt.  In 2011, net short-term borrowings declined, using $400.1 million in cash and net long-term borrowings increased, providing $186.4 million in cash.  In 2010, net short-term borrowings increased, providing $339.5 million in cash and net long-term borrowings declined, using $17.6 million in cash.  In 2009, net short-term borrowings declined, using $335.0 million in cash and net long-term borrowings declined, using $201.2 million in cash.  Park’s management generated cash in both 2010 and 2009 from the sale of common stock previously held as treasury shares.  The sale of common stock provided cash of $33.5 million in 2010 and $53.5 million in 2009.  The issuance of subordinated notes in 2009 provided cash of $35.3 million.  Additionally, cash declined by $62.9 million in 2011, $62.1 million in 2010 and $58.0 million in 2009, from cash dividends paid.

Funds are available from a number of sources, including the securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale.  The present funding sources provide more than adequate liquidity for Park to meet its cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2011:

Table 30 - Interest Rate Sensitivity

(In thousands)	0-3	3-12	1-3	3-5	Over 5	Total
Interest earning assets:	Months	Months	Years	Years	Years
Investment securities (1)	$373,909	$644,127	$403,371	$128,725	$158,341	$1,708,473
Money market instruments	19,716	-	-	-	-	19,716
Loans (1)	1,163,853	1,363,241	1,395,881	263,830	130,294	4,317,099
Loans held for sale	369,044	-	-	-	-	369,044
Total interest earning assets	1,926,522	2,007,368	1,799,252	392,555	288,635	6,414,332
Interest bearing liabilities:
Interest bearing transaction accounts (2)	568,504	-	468,881	-	-	1,037,385
Savings accounts (2)	203,610	-	727,917	-	-	931,527
Time deposits	344,381	692,923	332,885	127,371	1,545	1,499,105
Other	1,364	-	-	-	-	1,364
Total deposits	1,117,859	692,923	1,529,683	127,371	1,545	3,469,381
Deposits held for sale	452,667	-	-	-	-	452,667
Short-term borrowings	263,594	-	-	-	-	263,594
Long-term debt	-	15,500	151,000	52,000	604,682	823,182
Subordinated debentures/notes	15,000	-	25,000	35,250	-	75,250
Total interest bearing liabilities	1,849,120	708,423	1,705,683	214,621	606,227	5,084,074

Interest rate sensitivity gap	77,402	1,298,945	93,569	177,934	(317,592)	1,330,258
Cumulative rate sensitivity gap	77,402	1,376,347	1,469,916	1,647,850	1,330,258
Cumulative gap as a
percentage of total
interest earning assets	1.21%	21.46%	22.92%	25.69%	20.74%

(1) Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $195.1 million are included within the three to twelve month maturity.

(2) Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 55% of interest bearing transaction accounts and 22% of savings accounts are considered to re-price within one year. If all of the interest bearing checking accounts and savings accounts were considered to re-price within one year, the one year cumulative gap would change from a positive 21.46% to a positive 2.80%.

The interest rate sensitivity gap analysis provides a good overall picture of Park’s static interest rate risk position.  At December 31, 2011, the cumulative interest earning assets maturing or repricing within twelve months were $3,934 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,558 million.  For the twelve-month cumulative gap position, rate sensitive assets exceed rate sensitive liabilities by $1,376 million or 21.46% of interest earning assets.

At December 31, 2011, Park had $369 million in loans held for sale which represents loans to be sold by Vision Bank to Centennial.  Also, at December 31, 2011, Park had $453 million of interest bearing deposits held for sale which represents the interest bearing deposits to be sold by Vision Bank to Centennial.  These interest earning assets and interest bearing liabilities are included in the 0-3 months portion of Table 30.

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

A year ago, the cumulative twelve month interest rate sensitivity gap position at year-end 2010 was a positive $648 million or 9.53% of interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 61.3% at year-end 2011 compared to 53.7% at year-end 2010.  The percentage of interest bearing liabilities maturing or repricing within one year was 50.3% at year-end 2011 compared to 54.2% at year-end 2010.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve month horizon.  At December 31, 2011, the earnings simulation model projected that net income would increase by 2.14% using a rising interest rate scenario and decrease by 3.52% using a declining interest rate scenario over the next year.  At December 31, 2010, the earnings simulation model projected that net income would increase by 2.4% using a rising interest rate scenario and decrease by 1.4% using a declining interest rate scenario over the next year and at December 31, 2009, the earnings simulation model projected that net income would increase by 2.2% using a rising interest rate scenario and decrease by 0.1% using a declining interest rate scenario over the next year.  Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin has been relatively stable over the past three years at 4.14% in 2011, 4.26% in 2010, and 4.22% in 2009.  A major goal of Park’s asset/liability committee is to maintain a relatively stable net interest margin regardless of the level of interest rates.  Management expects that the net interest margin will be approximately 3.88% to 3.98% in 2012.  The expected decline in the net interest margin in 2012 is primarily due to the decrease in long-term interest rates during the second half of 2011.  This decline in interest rates will negatively impact the yield on our investment portfolio in 2012.

CONTRACTUAL OBLIGATIONS

In the ordinary course of operations, Park enters into certain contractual obligations.  Such obligations include the funding of operations through debt issuances as well as leases for premises.  The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2011.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 31 - Contractual Obligations
December 31, 2011	Payments Due In

		0 -1	1 - 3	3 - 5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total

Deposits without stated maturity	8	$2,966,009	$-	$-	$-	$2,966,009
Certificates of deposit	8	1,035,594	334,594	127,372	1,545	1,499,105
Short-term borrowings	9	263,594	-	-	-	263,594
Long-term debt	10	15,569	151,155	127,181	529,277	823,182
Subordinated debentures/notes	11	-	-	-	75,250	75,250
Operating leases	7	1,448	2,014	1,171	961	5,594
Purchase obligations		1,470	-	-	-	1,470
Total contractual obligations		$4,283,684	$487,763	$255,724	$607,033	$5,634,204

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2011, the Corporation had $809.1 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $18.8 million of standby letters of credit.  At December 31, 2010, the Corporation had $716.6 million of loan commitments for commercial, commercial real estate and residential real estate loans and had $24.5 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2012.  See Note 18 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2011.

Capital: Park’s primary means of maintaining capital adequacy is through net retained earnings.  At December 31, 2011, the Corporation’s stockholders’ equity was $742.4 million, compared to $729.7 million at December 31, 2010.  Stockholders’ equity at December 31, 2011 was 10.65% of total assets compared to 10.02% of total assets at December 31, 2010.  During 2010, Park issued an aggregate of 509,184 common shares previously held as treasury shares, at a weighted average purchase price per share of $67.99, for net proceeds of $33.5 million.

Tangible stockholders’ equity (stockholders’ equity less goodwill and other intangible assets) was $667.5 million at December 31, 2011 and was $651.3 million at December 31, 2010.  At December 31, 2011, tangible stockholders’ equity was 9.68% of total tangible assets (total assets less goodwill and other intangible assets), compared to 9.04% at December 31, 2010.

Tangible common equity (tangible stockholders’ equity less the balance of the Series A Preferred Shares) was $569.4 million at December 31, 2011 compared to $554.0 million at December 31, 2010.  At December 31, 2011, tangible common equity was 8.25% of tangible assets, compared to 7.69% at December 31, 2010.

Net income for 2011 was $82.1 million, $58.1 million in 2010 and $74.2 million in 2009.

Preferred stock dividends paid as a result of Park’s participation in the CPP were $5.0 million in 2011, 2010, and 2009.  Accretion of the discount on the Series A Preferred Shares was $856,000 in 2011, $807,000 in 2010 and $762,000 in 2009.  Income available to common shareholders is net income less the preferred stock dividends and accretion.  Income available to common shareholders was $76.3 million for 2011, $52.3 million in 2010, and $68.4 million in 2009.

Cash dividends declared for common shares were $57.9 million in 2011, $57.1 million in 2010, and $53.6 million in 2009.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2011, 2010 and 2009.

Park did not purchase any treasury stock during 2011, 2010 or 2009.  Treasury stock had a balance in stockholders’ equity of $77.0 million at December 31, 2011, $77.7 million at December 31, 2010, and $125.3 million at December 31, 2009.  During 2011, the value of treasury stock was reduced by $726,000 as a result of the issuance of an aggregate of 7,020 common shares to directors of the Board of Directors of Park and Park’s bank subsidiaries (and their divisions). During 2010, Park issued 437,200 shares of common stock as a result of the exercise of warrants that were originally issued in 2009.  Also during 2010, Park issued 71,984 shares of common stock resulting in a total of 509,184 shares of common stock issued in 2010, which reduced the amount of treasury stock available.  The issuance of these shares out of treasury stock reduced the value of treasury stock by the weighted average cost of $47.0 million. Additionally, the value of treasury stock was reduced by $634,000 as a result of the issuance of an aggregate of 7,020 common shares to the Board of Directors of Park and Park’s bank subsidiaries (and their divisions).  During 2009, Park issued 904,072 shares of common stock out of treasury stock. The issuance of these shares out of treasury stock during 2009 resulted in a reduction in treasury stock by the weighted average cost of $81.7 million. Additionally, the value of treasury stock was reduced by $634,000 as a result of the issuance of an aggregate of 7,020 common shares to directors of the Board of Directors of Park and Park’s bank subsidiaries (and their divisions).

Park did not issue any new common shares (that were not already held in treasury stock, as discussed above) in either 2011 or 2010. However, in 2010, Park recorded $0.2 million for the warrants that were issued as part of the issuance of the 71,984 common shares discussed above and also recorded a reduction of $1.1 million as warrants were either exercised or cancelled during 2010.  In 2009, Park recorded $1.1 million for the common stock warrants that were issued as part of the issuance of the 904,072 shares discussed above (see Note 1 and Note 26 of the Notes to Consolidated Financial Statements).  Common stock had a balance in stockholders’ equity of $301.2 million at each of the years ended December 31, 2011, 2010, and 2009.

Accumulated other comprehensive income (loss) was $(8.8) million at December 31, 2011 compared to $(1.9) million at December 31, 2010 and $15.7 million at December 31, 2009.  Long-term interest rates declined significantly in the fourth quarter of 2007, continued declining in 2008 and remained low throughout 2009. In 2010, long-term interest rates remained low through the first three quarters, but then increased fairly significantly during the fourth quarter.

During the 2009 year, the change in net unrealized gains, net of tax, was an increase of $3.3 million and Park realized after-tax gains of $4.8 million, resulting in an unrealized gain of $30.1 million at December 31, 2009.  During the 2010 year, the change in net unrealized gains, net of tax, was a loss of $7.3 million and Park realized after-tax gains of $7.7 million, resulting in an unrealized gain of $15.1 million at December 31, 2010.  During the 2011 year, the change in net unrealized gains, net of tax, was a gain of $16.3 million and Park realized after-tax gains of $18.7 million, resulting in an unrealized gain of $12.7 million at December 31, 2011. In addition, Park recognized other comprehensive loss of $5.0 million related to the change in Pension Plan assets and benefit obligations in 2011 compared to a loss of $2.4 million in 2010.  Finally, Park has recognized other comprehensive gain of $0.5 million in 2011 due to the mark-to-market of a cash flow hedge at December 31, 2011 compared to a $0.1 million loss in comprehensive income for the year ended December 31, 2010.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts, and bank holding companies.  Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital.  The minimum leverage capital ratio (defined as stockholders’ equity less intangible assets divided by tangible assets) is 4% and the well capitalized ratio is greater than or equal to 5%.  Park’s leverage ratio was 9.81% at December 31, 2011 and exceeded the minimum capital required by $409 million.  The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) is 4% and the well capitalized ratio is greater than or equal to 6%.  Park’s Tier 1 risk-based capital ratio was 14.15% at December 31, 2011 and exceeded the minimum capital required by $495 million.  The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) is 8% and the well capitalized ratio is greater than or equal to 10%.  Park’s total risk-based capital ratio was 16.65% at December 31, 2011 and exceeded the minimum capital required by $422 million.

At December 31, 2011, Park exceeded the well capitalized regulatory guidelines for bank holding companies.  Park exceeded the well capitalized leverage capital ratio of 5% by $339 million, exceeded the well capitalized Tier 1 risk-based capital ratio of 6% by $398 million and exceeded the well capitalized total risk-based capital ratio of 10% by $324 million.

The two financial institution subsidiaries of Park each met the well capitalized ratio guidelines at December 31, 2011.  See Note 22 of the Notes to Consolidated Financial Statements for the capital ratios for Park and its two financial institution subsidiaries.

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

SELECTED FINANCIAL DATA

Table 32 summarizes five-year financial information.

Table 32 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Results of Operations:
Interest income	$331,880	$345,517	$367,690	$391,339	$401,824
Interest expense	58,646	71,473	94,199	135,466	167,147
Net interest income	273,234	274,044	273,491	255,873	234,677
Provision for loan losses	63,272	87,080	68,821	70,487	29,476
Net interest income after provision for loan losses	209,962	186,964	204,670	185,386	205,201
Net gains on sale of securities	28,829	11,864	7,340	1,115	-
Noninterest income	66,081	63,016	73,850	83,719	71,640
Noninterest expense	188,317	187,107	188,725	234,501	224,164
Net income	82,140	58,101	74,192	13,708	22,707
Net income available to common shareholders	76,284	52,294	68,430	13,566	22,707
Per common share:
Net income per common share - basic	4.95	3.45	4.82	0.97	1.60
Net income per common share - diluted	4.95	3.45	4.82	0.97	1.60
Cash dividends declared	3.76	3.76	3.76	3.77	3.73
Average Balances:
Loans	$4,713,511	$4,642,478	$4,594,436	$4,354,520	$4,011,307
Investment securities	1,848,880	1,746,356	1,877,303	1,801,299	1,596,205
Money market instruments and other	78,593	93,009	52,658	15,502	17,838
Total earning assets	6,640,984	6,481,843	6,524,397	6,171,321	5,625,350
Noninterest bearing deposits	999,085	907,514	818,243	739,993	697,247
Interest bearing deposits	4,193,404	4,274,501	4,232,391	3,862,780	3,706,231
Total deposits	5,192,489	5,182,015	5,050,634	4,602,773	4,403,478
Short-term borrowings	$297,537	$300,939	$419,733	$609,219	$494,160
Long-term debt	881,921	725,356	780,435	835,522	568,575
Stockholders' equity	743,873	746,555	675,314	567,965	618,758
Common stockholders' equity	646,169	649,682	579,224	565,612	618,758
Total assets	7,206,171	7,042,750	7,035,531	6,708,086	6,169,156

Ratios:
Return on average assets (x)	1.06%	0.74%	0.97%	0.20%	0.37%
Return on average common equity (x)	11.81%	8.05%	11.81%	2.40%	3.67%
Net interest margin (1)	4.14%	4.26%	4.22%	4.16%	4.20%
Dividend payout ratio	70.50%	98.24%	78.27%	387.79%	232.35%
Average stockholders' equity to
average total assets	10.32%	10.60%	9.60%	8.47%	10.03%
Leverage capital	9.81%	9.54%	9.04%	8.36%	7.10%
Tier 1 capital	14.15%	13.24%	12.45%	11.69%	10.16%
Risk-based capital	16.65%	15.71%	14.89%	13.47%	11.97%
(1) Computed on a fully taxable equivalent basis.
(x) Reported measure uses net income available to common shareholders.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2011 and 2010.  Certain quarterly amounts have been reclassified to conform to the year-end financial statement presentation.

Table 33 - Quarterly Financial Data

(Dollars in thousands, except per share data)	Three Months Ended
2011:
	March 31	June 30	Sept. 30
	(Restated)	(Restated)	(Restated)	Dec. 31
Interest income	$84,662	$84,922	$82,065	$80,231
Interest expense	15,349	14,900	14,445	13,952
Net interest income	69,313	70,022	67,620	66,279
Provision for loan losses	14,100	12,516	16,438	20,218
Gain on sale of securities	6,635	15,362	3,465	3,367
Income before income taxes	30,532	41,000	27,075	17,948
Net income	22,196	28,954	20,381	10,609
Net income available to common shareholders	20,732	27,490	18,917	9,145
Per common share data:
Net income per common share - basic (x)	1.35	1.79	1.23	0.59
Net income per common share - diluted (x)	1.35	1.79	1.23	0.59
Weighted-average common stock outstanding - basic	15,398,930	15,398,919	15,398,909	15,403,861
Weighted-average common stock equivalent - diluted	15,403,420	15,399,593	15,398,909	15,403,861
2010:				(Restated)
Interest income	$87,202	$87,242	$86,682	$84,391
Interest expense	19,822	18,521	17,237	15,893
Net interest income	67,380	68,721	69,445	68,498
Provision for loan losses	16,550	13,250	14,654	42,626
Gain on sale of securities	8,304	3,515	-	45
Income before income taxes	27,954	28,632	26,625	(8,474)
Net income	20,779	21,166	19,577	(3,421)
Net income available to common shareholders	19,327	19,715	18,125	(4,873)
Per common share data:
Net income per common share - basic (x)	1.30	1.30	1.19	(0.32)
Net income per common share - diluted (x)	1.30	1.30	1.19	(0.32)
Weighted-average common stock outstanding - basic	14,882,774	15,114,846	15,272,720	15,340,427
Weighted-average common stock equivalent - diluted	14,882,774	15,114,846	15,272,720	15,352,600
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

Table 34 – Net income available to common shareholders and related performance metrics
December 31,		(Restated)
(Dollars in thousands, except per share data)	2011	2010	2009	2008	2007
Results of Operations:
Net income available to common shareholders excluding impairment charge (a)	$76,284	$52,294	$68,430	$68,552	$76,742
Per common share:
Net income per common share excluding impairment charge – diluted (a)	4.95	3.45	4.82	4.91	5.40
Ratios:
Return on average assets excluding impairment charge (a)(b)	1.06%	0.74%	0.97%	1.02%	1.24%
Return on average common equity excluding Impairment charge (a)(x)	11.81%	8.05%	11.81%	12.12%	12.40%
Noninterest expense excluding impairment charge to net revenue (1)	55.18%	55.18%	54.01%	52.59%	55.21%

(1) Computed on a fully tax equivalent basis.
(x) Reported measure uses net income available to common stockholders.
(a) Net income for the year has been adjusted for the impairment charge to goodwill. Net income before impairment charge equals net income for the year plus the impairment charge to goodwill of $54,986 and $54,035 for 2008 and 2007, respectively.
(b) Net income for the year available to common stockholders.

The Corporation's common stock (symbol: PRK) is traded on the NYSE Amex.  At December 31, 2011, the Corporation had 4,344 stockholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common stock for each quarterly period for the years ended December 31, 2011 and 2010, as reported by NYSE Amex.

Table 35 - Market and Dividend Information

	High	Low	Last Price	Cash Dividend Declared Per Share
2011:
First Quarter	$73.64	$62.99	$66.82	$0.94
Second Quarter	69.59	62.14	65.86	0.94
Third Quarter	66.21	49.00	52.88	0.94
Fourth Quarter	65.70	49.80	65.06	0.94
2010:
First Quarter	$64.70	$52.58	$62.31	$0.94
Second Quarter	70.25	61.50	65.04	0.94
Third Quarter	67.54	59.35	64.04	0.94
Fourth Quarter	74.39	62.66	72.67	0.94

PERFORMANCE GRAPH

Table 36 compares the total return performance for Park common shares with the NYSE Amex Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2006 to December 31, 2011.  The NYSE Amex Composite Index is a market capitalization-weighted index of the stocks listed on NYSE Amex.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select to be within its peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly traded bank and thrift stocks researched by SNL Financial.

The NYSE Amex Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 36 – Total Return Performance		Period Ending
Index	12/31/06	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11
Park National Corporation	100.00	68.11	80.17	70.06	91.82	87.57
NYSE Amex Composite	100.00	121.19	72.17	97.85	122.89	130.62
NASDAQ Bank	100.00	80.09	62.84	52.60	60.04	53.74
SNL Bank and Thrift Index	100.00	76.26	43.85	43.27	48.30	37.56

The total return for Park’s common shares has underperformed the total return of the NYSE Amex Composite Index in the five-year comparison as indicated in Table 36, but outperformed both the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index for the same five-year period.  The annual compound total return on Park’s common shares for the past five years was a negative 2.6%.  By comparison, the annual compound total returns for the past five years on the NYSE Amex Composite Index, the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index were positive 5.5%, negative 11.7% and negative 17.8%, respectively.

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and Stockholders

Park National Corporation

The management of Park National Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Corporation’s internal control over financial reporting includes those policies and procedures that:

a)	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Corporation and its consolidated subsidiaries;

b)	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures of the Corporation and its consolidated subsidiaries are being made only in accordance with authorizations of management and directors of the Corporation; and

c)	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Corporation and its consolidated subsidiaries that could have a material effect on the financial statements.

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

With the participation of our Chairman of the Board and Chief Executive Officer, our President and our Chief Financial

Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2011, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment under the criteria described in the preceding paragraph, management concluded that the

Corporation maintained effective internal control over financial reporting as of December 31, 2011.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2011 and 2010 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2011, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder	/s/ David L. Trautman	/s/ John W. Kozak
C. Daniel DeLawder	David L. Trautman	John W. Kozak
Chairman and Chief Executive	President	Chief Financial Officer Officer

February 29, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Park National Corporation

Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control – Integrated Framework issued by the COSO.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

February 29, 2012

Park National Corporation and Subsidiaries

Consolidated Balance Sheets

at December 31, 2011 and 2010

(In thousands, except share and per share data)	2011	2010

Assets
Cash and due from banks	$137,770	$109,058
Money market instruments	19,716	24,722
Cash and cash equivalents	157,486	133,780

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $801,147 and $1,274,258 at December 31, 2011 and 2010, respectively)	820,645	1,297,522
Securities held-to-maturity, at amortized cost (fair value of $834,574 and $686,114 at December 31, 2011 and 2010, respectively)	820,224	673,570
Other investment securities	67,604	68,699
Total investment securities	1,708,473	2,039,791

Total loans	4,317,099	4,732,685
Allowance for loan losses	(68,444)	(143,575)
Net loans	4,248,655	4,589,110

Other assets:
Bank owned life insurance	154,567	146,450
Goodwill	72,334	72,334
Other intangibles	2,509	6,043
Premises and equipment, net	53,741	69,567
Accrued interest receivable	19,697	24,137
Other real estate owned	42,272	41,709
Mortgage loan servicing rights	9,301	10,488
Other	120,748	148,852
Assets held for sale	382,462	-
Total other assets	857,631	519,580

Total assets	$6,972,245	$7,282,261

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries

Consolidated Balance Sheets

at December 31, 2011 and 2010

(In thousands, except share and per share data)	2011	2010

Liabilities and stockholders’ equity

Deposits:
Noninterest bearing	$995,733	$937,719
Interest bearing	3,469,381	4,157,701
Total deposits	4,465,114	5,095,420

Short-term borrowings	263,594	663,669
Long-term debt	823,182	636,733
Subordinated debentures	75,250	75,250
Total borrowings	1,162,026	1,375,652

Other liabilities:
Accrued interest payable	4,916	6,123
Other	61,639	75,358
Liabilities held for sale	536,186	-
Total other liabilities	602,741	81,481
Total liabilities	6,229,881	6,552,553
Commitments and Contingencies

Stockholders’ equity:

Preferred stock (200,000 shares authorized; 100,000 shares issued with $1,000 per share liquidation preference)	98,146	97,290
Common stock, no par value (20,000,000 shares authorized; 16,151,021 shares issued at December 31, 2011 and 16,151,062 issued at December 31, 2010)	301,202	301,204
Common stock warrants	4,297	4,473
Accumulated other comprehensive income (loss), net	(8,831)	(1,868)
Retained earnings	424,557	406,342
Less: Treasury stock (745,109 shares at December 31, 2011 and 752,128 shares at December 31, 2010)	(77,007)	(77,733)
Total stockholders’ equity	742,364	729,708
Total liabilities and stockholders’ equity	$6,972,245	$7,282,261

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries

Consolidated Statements of Income

for years ended December 31, 2011, 2010 and 2009

(In thousands, except per share data)	2011	2010	2009

Interest and dividend income:
Interest and fees on loans	$262,458	$267,692	$275,599
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	68,873	76,839	90,558
Obligations of states and political subdivisions	371	786	1,417
Other interest income	178	200	116
Total interest and dividend income	331,880	345,517	367,690

Interest expense:
Interest on deposits:
Demand and savings deposits	3,812	5,753	10,815
Time deposits	23,842	36,212	53,805
Interest on short-term borrowings	823	1,181	3,209
Interest on long-term debt	30,169	28,327	26,370
Total interest expense	58,646	71,473	94,199
Net interest income	273,234	274,044	273,491

Provision for loan losses	63,272	87,080	68,821
Net interest income after provision for loan losses	209,962	186,964	204,670

Other income:
Income from fiduciary activities	14,965	13,874	12,468
Service charges on deposit accounts	18,307	19,717	21,985
Net gains on sales of securities	28,829	11,864	7,340
Other service income	10,606	13,816	18,767
Checkcard fee income	12,496	11,177	9,339
Bank owned life insurance income	5,089	4,978	5,050
ATM fees	2,703	2,951	3,082
OREO devaluations	(8,219)	(13,206)	(6,818)
Other	10,134	9,709	9,977
Total other income	94,910	$74,880	$81,190

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries

Consolidated Statements of Income

for years ended December 31, 2011, 2010 and 2009

(In thousands, except per share data)	2011	2010	2009

Other expense:
Salaries and employee benefits	$102,068	$98,315	$101,225
Data processing fees	4,965	5,728	5,674
Professional fees and services	21,119	19,972	15,935
Net occupancy expense of bank premises	11,295	11,510	11,552
Amortization of intangibles	3,534	3,422	3,746
Furniture and equipment expense	10,773	10,435	9,734
Insurance	6,821	8,983	12,072
Marketing	2,967	3,656	3,775
Postage and telephone	6,060	6,648	6,903
State taxes	1,544	3,171	3,206
Other	17,171	15,267	14,903
Total other expense	188,317	187,107	188,725

Income before income taxes	116,555	74,737	97,135

State income taxes (benefit)	6,088	(1,161)	(2,461)
Federal income taxes	28,327	17,797	25,404

Net income	$82,140	$58,101	$74,192

	5,856	5,807	5,762
Preferred stock dividends and accretion
Income available to common shareholders	$76,284	$52,294	$68,430

Earnings per common share:
Basic	$4.95	$3.45	$4.82
Diluted	$4.95	$3.45	$4.82

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

for the years ended December 31, 2011, 2010 and 2009

							Accumulated
	Preferred Stock		Common Stock				Other
	Shares		Shares		Retained	Treasury	Comprehensive		Comprehensive
(In thousands, except share and per share data)	Outstanding	Amount	Outstanding	Amount	Earnings	Stock	Income (Loss)	Total	Income

Balance, January 1, 2009	100,000	$95,721	13,971,727	$305,507	$438,504	$(207,665)	$10,596	$642,663
Net income			-	-	74,192	-	-	74,192	$74,192
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of of income taxes of $3,383							6,283	6,283	6,283
Unrealized net holding gain on cash flow hedge, net of income taxes of $159							295	295	295
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(815)							(1,513)	(1,513)	(1,513)
Total comprehensive income									$79,257

Cash dividends, $3.76 per share			-	-	(53,563)	-	-	(53,563)
Cash payment for fractional shares in dividend reinvestment plan			(39)	(2)	-	-	-	(2)
Reissuance of common stock from treasury shares held			904,072	-	(29,299)	81,710	-	52,411
Accretion of discount on preferred stock		762			(762)			-
Common stock warrants issued			-	1,064				1,064
Preferred stock dividends					(5,000)			(5,000)
Treasury stock reissued for director grants			7,020		(200)	634		434
Balance, December 31, 2009	100,000	$96,483	14,882,780	$306,569	$423,872	$(125,321)	$15,661	$717,264
Net income					58,101			58,101	$58,101
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of of income taxes of $(1,307)							(2,427)	(2,427)	(2,427)
Unrealized net holding loss on cash flow hedge, net of income taxes of $(53)							(98)	(98)	(98)
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(8,078)							(15,004)	(15,004)	(15,004)
Total comprehensive income									$40,572

Cash dividends, $3.76 per share					(57,076)			(57,076)
Cash payment for fractional shares in dividend reinvestment plan			(50)	(4)				(4)
Reissuance of common stock from treasury shares held			509,184	(898)	(12,729)	46,954		33,327
Accretion of discount on preferred stock		807			(807)			-
Common stock warrants issued				176				176
Common stock warrants expired				(166)	166			-
Preferred stock dividends					(5,000)			(5,000)
Treasury stock reissued for director grants			7,020		(185)	634		449
Balance, December 31, 2010	100,000	$97,290	15,398,934	$305,677	$406,342	$(77,733)	$(1,868)	$729,708
Net income					82,140			82,140	82,140
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of of income taxes of $(2,707)							(5,027)	(5,027)	(5,027)
Unrealized net holding gain on cash flow hedge, net of income taxes of $276							512	512	512
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(1,318)							(2,448)	(2,448)	(2,448)
Total comprehensive income									75,117

Cash dividends, $3.76 per share					(57,907)			(57,907)
Cash payment for fractional shares in dividend reinvestment plan			(42)	(2)				(2)
Accretion of discount on preferred stock		856			(856)			-
Common stock warrants expired				(176)	176			-
Preferred stock dividends					(5,000)			(5,000)
Treasury stock reissued for director grants			7,020		(338)	726		388
Balance, December 31, 2011	100,000	$98,146	15,405,912	$305,499	$424,557	$(77,007)	$(8,831)	$742,364

Park National Corporation and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31, 2011, 2010 and 2009

(In thousands)	2011	2010	2009

Operating activities:
Net income	$82,140	$58,101	$74,192
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	63,272	87,080	68,821
Amortization of loan fees and costs, net	2,871	4,179	3,500
Provision for depreciation	7,583	7,126	7,473
Other than temporary impairment on investment securities	-	23	613
Amortization of intangible assets	3,534	3,422	3,746
Amortization/(accretion) of investment securities	490	(2,413)	(2,682)
Deferred income tax (benefit)	28,466	(9,603)	(8,932)
Realized net investment security gains	(28,829)	(11,864)	(7,340)
Compensation expense for issuance of treasury stock to directors	388	449	434
OREO devaluations	8,219	13,206	6,818
Changes in assets and liabilities:
Increase in other assets	(23,811)	(23,752)	(43,683)
Increase (decrease) in other liabilities	(10,826)	180	(30,622)
Cash included in assets held for sale	(6,766)	-	-
Net cash provided by operating activities	126,731	126,134	72,338

Investing activities:
Proceeds from sales of available-for-sale securities	584,573	460,192	204,304
Proceeds from sales of held-to-maturity securities	25,410	-	-
Proceeds from calls and maturities of securities:
Held-to-maturity	454,937	146,986	40,105
Available-for-sale	557,552	2,238,059	426,841
Purchase of securities:
Held-to-maturity	(625,925)	(313,642)	(118,667)
Available-for-sale	(641,751)	(2,719,265)	(349,895)
Net decrease (increase) in other investments	1,095	220	(114)
Net loan originations, excluding loan sales	(344,979)	(595,835)	(814,981)
Proceeds from sale of loans	269,922	443,369	615,072
Purchases of bank owned life insurance, net	(3,000)	(4,562)	-
Purchases of premises and equipment, net	(6,618)	(7,602)	(8,011)
Net cash provided by (used in) investing activities	271,216	(352,080)	(5,346)

Financing activities
Net (decrease) increase in deposits	(97,708)	(92,632)	426,302
Net decrease (increase) in short-term borrowings	(400,075)	339,450	(334,977)
Issuance of treasury stock, net	-	33,541	53,475
Proceeds from issuance of subordinated notes	-	-	35,250
Proceeds from long-term debt	203,000	-	60,100
Repayment of long-term debt	(16,551)	(17,648)	(261,278)
Cash dividends paid	(62,907)	(62,076)	(58,035)
Net cash (used in) provided by financing activities	(374,241)	200,635	(79,163)
Increase (decrease) in cash and cash equivalents	23,706	(25,311)	(12,171)

Cash and cash equivalents at beginning of year	133,780	159,091	171,262
Cash and cash equivalents at end of year	$157,486	$133,780	$159,091

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

Subsequent Events

Management has evaluated events occurring subsequent to the balance sheet date through February 29, 2012, determining no events require additional disclosure in these consolidated financial statements, with the exception of the subsequent event discussed in Note 27 of these Notes to Consolidated Financial Statements.

Restrictions on Cash and Due from Banks

The Corporation’s two bank subsidiaries are required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $38.1 million at December 31, 2011 and $37.8 million at December 31, 2010. No other compensating balance arrangements were in existence at December 31, 2011.

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

Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not to be required to sell, a security in an unrealized loss position before recovery of it’s amortized cost basis. Declines in equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income.

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

Notes to Consolidated Financial Statements

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) Stock

Park’s two separately chartered banks, The Park National Bank (PNB) and Vision Bank (“VB” or “Vision”), are members of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB and FRB stock are carried at cost, classified as restricted securities and are carried at their redemption value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance

Park has purchased life insurance policies on directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Mortgage Loans Held for Sale

Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $11.5 million and $8.3 million at December 31, 2011 and 2010, respectively. These amounts are included in loans on the Consolidated Balance Sheets.

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

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan origination fees and costs over the loan term. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) those commercial loans in the real estate construction loan segment; and (4) those commercial loans in the residential real estate loan segment. Consumer loans include: (1) mortgage and installment loans included in the real estate construction segment; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment; and (3) all loans included in the consumer segment. Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Accrued interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired (See Note 5 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans is thereafter recorded on a cash basis and is included in earnings only when cash is actually received. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans and HELOC are typically charged down to the value of the collateral, less estimated selling costs at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

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

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial businesses, financing for equipment, inventories and accounts receivable, acquisition financing and commercial leasing. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications in (i) the 28 Ohio counties and one Kentucky county where Park National Bank operates and (ii) the five Florida counties and one Alabama county where Vision Bank operates. The primary industries represented by these customers include manufacturing, retail trade, health care and other services.

Notes to Consolidated Financial Statements

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

Construction real estate: The Company defines construction loans as both commercial construction loans and residential construction loans where the loan proceeds are used exclusively for the improvement of real estate as to which the Company holds a mortgage. Construction loans may be in the form of a permanent loan or short-term construction loan, depending on the needs of the individual borrower. Generally, the permanent construction loans have a variable interest rate although a permanent construction loan may be made with a fixed interest rate for a term generally not exceeding five years. Short-term construction loans are made with variable interest rates. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, the subsidiary bank making the loan may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves inaccurate, the subsidiary bank may be confronted, at or prior to the maturity of the loan, with a project having a value insufficient to assure full repayment, should the borrower default. In the event a default on a construction loan occurs and foreclosure follows, the subsidiary bank must take control of the project and attempt either to arrange for completion of construction or to dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. Park’s subsidiary banks attempt to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns as well as other projects undertaken by the developer.

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

Notes to Consolidated Financial Statements

The allowance for loan losses includes both (1) an estimate of loss based on historical loss experience within both commercial and consumer loan categories with similar characteristics (“statistical allocation”) and (2) an estimate of loss based on an impairment analysis of each commercial loan that is considered to be impaired (“specific allocation”).

In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparable to the current period being analyzed. For the historical loss factor at December 31, 2011, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2009, 2010 and 2011 within the individual segments of the commercial and consumer loan categories. Management believes the 36-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed. The loss factor applied to Park’s consumer portfolio is based on the historical loss experience over the past 36 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.38 years of historical loss. The loss factor applied to Park’s commercial portfolio is based on the historical loss experience over the past 36 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increase the total allowance for loan loss coverage in the commercial portfolio to approximately 2.8 years of historical loss. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

The judgmental increases discussed above incorporates management’s evaluation of the impact of environmental qualitative factors which pose additional risks and assigns a component of the allowance for loan losses in consideration of these factors. Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; and levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries.

U.S. generally accepted accounting principles (“GAAP”) require a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in beacon scores; and (4) consideration of the current collateral supporting the loan.The recorded investment is the carrying balance of the loan, plus the accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral, if the loan is collateral dependent.

Troubled Debt Restructuring (TDRs)

Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. TDRs are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.

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

Notes to Consolidated Financial Statements

Buildings that are currently placed in service are depreciated over 30 years. Equipment, furniture and fixtures that are currently placed in service are depreciated over 3 to 12 years. Leasehold improvements are depreciated over the lives of the related leases which range from 1 to 10 years.

Other Real Estate Owned (OREO)

OREO is recorded at fair value less anticipated selling costs (net realizable value) and consists of property acquired through foreclosure and real estate held for sale. If the net realizable value is below the carrying value of the loan at the date of transfer, the difference is charged to the allowance for loan losses. Subsequent declines in the value of real estate are classified as OREO devaluations, are reported as adjustments to the carrying amount of OREO and are expensed within “other income”. In certain circumstances where management believes the devaluation may not be permanent in nature, Park utilizes a valuation allowance to record OREO devaluations, which is also expensed through “other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to expense.

Mortgage Loan Servicing Rights

When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at an amount not to exceed fair value with the income statement effect recorded in gains on sale of loans. Capitalized servicing rights are amortized in proportion to and over the period of estimated future servicing income of the underlying loan.

Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates and expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogeneous pools of like categories. (See Note 20 of these Notes to Consolidated Financial Statements.)

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

Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to impairment tests annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with definitive useful lives (such as core deposit intangibles) are amortized to expense over their estimated useful lives.

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

The following table reflects the activity in goodwill and other intangible assets for the years 2011, 2010 and 2009.

		Core Deposit
(In thousands)	Goodwill	Intangibles	Total
December 31, 2008	$72,334	$13,211	$85,545
Amortization	—	(3,746)	(3,746)
December 31, 2009	$72,334	$9,465	$81,799
Amortization	—	(3,422)	(3,422)
December 31, 2010	$72,334	$6,043	$78,377
Amortization	—	(3,534)	(3,534)
December 31, 2011	$72,334	$2,509	$74,843

Notes to Consolidated Financial Statements

GAAP requires a company to perform an impairment test on goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by comparing the fair value of such goodwill to its recorded or carrying amount. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess.

Park typically evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2011, the Company determined that goodwill for Park’s Ohio-based bank (The Park National Bank) was not impaired.

Goodwill and other intangible assets (as shown on the Consolidated Balance Sheets) totaled $74.8 million at December 31, 2011, $78.4 million at December 31, 2010 and $81.8 million at December 31, 2009.

The core deposit intangibles are being amortized to expense principally on the straight-line method, over periods ranging from six to ten years. The amortization period for the core deposit intangibles related to Vision Bank was accelerated due to the pending acquisition of Vision Bank branches by Centennial Bank. (See Note3 of these Notes to Consolidated Financial Statements for details on the Vision Bank branch sale.) Core deposit intangible amortization expense was $3.5 million in 2011, $3.4 million in 2010 and $3.7 million in 2009.

The accumulated amortization of core deposit intangibles was $19.6 million as of December 31, 2011 and $16.1 million at December 31, 2010. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(In thousands)
2012	$2,172
2013	337
2014	-
2015	-
2016	-
Total	$2,509

Consolidated Statement of Cash Flows

Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally, money market instruments are purchased and sold for one-day periods.

Net cash provided by operating activities reflects cash payments as follows:

December 31,
(In thousands)	2011	2010	2009
Interest paid on deposits and other borrowings	$59,552	$74,680	$96,204
Income taxes paid	17,700	24,600	30,660

Non-cash Items

The cash flow statement for the year ended December 31, 2011 was prepared with the assets and liabilities held for sale (refer to Note 3) included within each of their respective categories (loans, fixed assets, other assets, deposits and other liabilities).

Non-cash items included in cash provided by operating activities:

December 31,
(In thousands)	2011	2010	2009
Transfers to OREO	$36,209	$35,507	$35,902

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

Notes to Consolidated Financial Statements

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

Stock Based Compensation

Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Park’s common stock at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. Park did not grant any stock options during 2011, 2010 or 2009. No stock options vested in 2011, 2010 or 2009. Park granted 7,020 shares of common stock to its directors in each of 2011, 2010 and 2009, respectively.

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

Notes to Consolidated Financial Statements

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods in which the hedged transactions will affect earnings.

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

Adoption of New Accounting Pronouncements:

Improving Disclosures About Fair Value Measurements: In January 2010, the FASB issued an amendment to Fair Value Measurements and Disclosures, Topic 820, Improving Disclosures About Fair Value Measurements. This amendment requires new disclosures regarding significant transfers in and out of Level 1 and 2 fair value measurements and the reasons for the transfers. This amendment also requires that a reporting entity present separately information about purchases, sales, issuances and settlements, on a gross basis rather than a net basis for activity in Level 3 fair value measurements using significant unobservable inputs. This amendment also clarifies existing disclosures on the level of disaggregation, in that the reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities, and that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements for Level 2 and 3. The new disclosures and clarifications of existing disclosures for Accounting Standard Codification (ASC) 820 are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures were effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASC 820 on January 1, 2011 did not have a material effect on the Company’s consolidated financial statements.

Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses: In July 2010, FASB issued Accounting Standards Update 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses (ASU 2010-20), to address concerns about the sufficiency, transparency, and robustness of credit risk disclosures for finance receivables and the related allowance for credit losses. This ASU requires new and enhanced disclosures at disaggregated levels, specifically defined as “portfolio segments” and “classes”. Among other things, the expanded disclosures include roll-forward schedules of the allowance for credit losses and information regarding the credit quality of receivables as of the end of a reporting period. New and enhanced disclosures were required for interim and annual periods ending after December 15, 2010, although the disclosures of reporting period activity were required for interim and annual periods beginning after December 15, 2010. The adoption of the new guidance on January 1, 2011 impacted interim and annual disclosures included in the Company’s consolidated financial statements.

Notes to Consolidated Financial Statements

No. 2011-01 - Receivables (Topic 310) Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010- 20: In January 2011, FASB issued Accounting Standards Update 2011-01, Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (ASU 2011-01). ASU 2011-01 was issued as a result of concerns raised from stakeholders that the introduction of new disclosure requirements (paragraphs 310-10-50-31 through 50-34 of the FASB Accounting Standards Codification) about troubled debt restructurings in one reporting period followed by a change in what constitutes a troubled debt restructuring shortly thereafter would be burdensome for preparers and may not provide financial statement users with useful information.

No. 2011-02 – Receivables (Topic 310) A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring: In April 2011, FASB issued Accounting Standards Update 2011-02, A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring (ASU 2011-02). The ASU provides additional guidance to creditors for evaluating whether a modification or restructuring of a receivable is a troubled debt restructuring (“TDR”). The new guidance requires creditors to evaluate modifications and restructurings of receivables using a more principles-based approach, which may result in more modifications and restructurings being considered TDRs. Additionally, creditors will be required to provide additional disclosures about their TDR activities in accordance with the requirements of ASU 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, which was deferred by ASU 2011-01 Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20 (ASU 2011-01). The new guidance was effective for the first interim or annual period beginning on or after June 15, 2011, with retrospective application required to the beginning of the annual period of adoption. Disclosure requirements were effective for the first interim and annual period beginning on or after June 15, 2011. The adoption of the new guidance effective July 1, 2011 resulted in an increase in the number of modifications and restructuring deemed to be TDRs and impacted interim and annual disclosures included in the Company’s consolidated financial statements.

No. 2011-04 – Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs: In May 2011, FASB issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs (ASU 2011-04). The new guidance in this ASU results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Certain amendments clarify the FASBs intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. These amendments also enhance disclosure requirements surrounding fair value measurement. Most significantly, an entity will be required to disclose additional information regarding Level 3 fair value measurements including quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. The new guidance is effective for interim and annual periods beginning on or after December 15, 2011. Management is currently working through the guidance to determine the impact, if any, to the consolidated financial statements.

No. 2011-05 – Presentation of Comprehensive Income: In June 2011, FASB issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income (ASU 2011-05). The ASU eliminates the option to report other comprehensive income and its components in the statement of changes in equity. An entity can elect to present the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, or how earnings per share is calculated or presented. The new guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and must be applied retrospectively. The adoption of the new guidance will impact the presentation of the consolidated financial statements.

No. 2011-08 – Intangibles – Goodwill and Other: In September 2011, FASB issued Accounting Standards Update 2011-08, Intangibles – Goodwill and Other (ASU 2011-08). The ASU allows an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The new guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Management does not expect the adoption of this guidance will have an impact on the consolidated financial statements.

Notes to Consolidated Financial Statements

2. Organization

Park National Corporation is a multi-bank holding company headquartered in Newark, Ohio. Through its banking subsidiaries, PNB and VB, Park is engaged in a general commercial banking and trust business, primarily in Ohio, Baldwin County, Alabama and the panhandle of Florida. A wholly-owned subsidiary of Park, Guardian Financial Services Company (GFSC) began operating in May 1999. GFSC is a consumer finance company located in Central Ohio. PNB operates through eleven banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Division headquartered in Mount Vernon, Ohio, the Farmers and Savings Division headquartered in Loudonville, Ohio, the Security National Division headquartered in Springfield, Ohio, the Unity National Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Division headquartered in Zanesville, Ohio, the United Bank Division headquartered in Bucyrus, Ohio and the Second National Division headquartered in Greenville, Ohio. VB, through February 16, 2012, operated through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit, commercial leasing; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. VB, with its two banking divisions, through February 16, 2012, provided the services mentioned above, with the exception of commercial leasing. See Note 23 of these Notes to Consolidated Financial Statements for financial information on the Corporation’s operating segments.

3. Sale of Vision Bank

On November 16, 2011, Park and Vision entered into a Purchase and Assumption Agreement (the “Purchase Agreement”) with Home BancShares, Inc. (“Home”) and its wholly-owned subsidiary Centennial Bank, an Arkansas state-chartered bank (“Centennial”), to sell substantially all of the performing loans, operating assets and liabilities associated with Vision to Centennial for a purchase price of $27.9 million.

Under the terms of the Purchase Agreement, Centennial will purchase the real estate and other assets described in the Purchase Agreement which are used in the banking business conducted by Vision at its eight offices in Baldwin County, Alabama and its nine offices in the Florida panhandle counties of Bay, Gulf, Okaloosa, Santa Rosa and Walton. Centennial will assume Vision’s obligations relating to all of Vision’s deposit accounts and will purchase substantially all of Vision’s performing loans. The assets purchased and liabilities assumed by Centennial, classified on Park’s consolidated balance sheet as held for sale at December 31, 2011, include the following:

Assets and Liabilities Held for Sale December 31, 2011 (in thousands)

Assets held for sale	2011
Cash and due from banks	$6,766
Loans	369,044
Allowance for loan losses	(13,100)
Net loans	355,944
Fixed assets	14,861
Other assets	4,891
Total assets held for sale	$382,462

Liabilities held for sale	2011
Deposits	$532,598
Other liabilities	3,588
Total liabilities held for sale	$536,186

The assets and liabilities held for sale were evaluated for impairment as of December 31, 2011 and continue to be carried at their historical cost, net of any previously established valuation allowance.

Vision will retain all of the non-performing loans and certain performing loans under the terms of the Purchase Agreement. As of December 31, 2011, the carrying balance of nonperforming loans totaled approximately $101 million and the carrying balance of performing loans totaled approximately $23 million. Prior to the transfer to assets held for sale, Vision Bank’s allowance for loan losses totaled $23.8 million at December 31, 2011. Upon the transfer, $13.1 million was transferred out of the allowance for loan losses with the related loans that moved to assets held for sale. Management expects that the remaining loans at Vision Bank will be charged down by the remaining balance of the allowance for loan losses of $10.7 million prior to transfer to SE Property Holdings, LLC (“SE, LLC”). Vision Bank will be merged with and into SE, LLC, the non-banking subsidiary of Park’s Parent Company, promptly following the closing of the transaction with Centennial.

Notes to Consolidated Financial Statements

4. Investment Securities

The amortized cost and fair value of investment securities are shown in the following table. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment.

During 2011, there were no investment securities deemed to be other-than-temporarily impaired. During 2010, Park recognized an other-than-temporary impairment charge of $23,000, related to an equity investment in a financial institution, which is recorded in “other expenses” within the Consolidated Statements of Income. Since this was an equity security, no amounts were recognized in other comprehensive income at the time of the impairment recognition.

Investment securities at December 31, 2011 were as follows:

	Amortized	Gross Unrealized	Gross Unrealized	Estimated
(In thousands)	Cost	Holding Gains	Holding Losses	Fair Value
2011:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$370,043	$1,614	$-	$371,657
Obligations of states and political subdivisions	2,616	44	-	2,660
U.S. Government sponsored entities’ asset-backed securities	427,300	16,995	-	444,295
Other equity securities	1,188	877	32	2,033
Total	$801,147	$19,530	$32	$820,645
2011:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$1,992	$5	$-	$1,997
U.S. Government sponsored entities’ asset-backed securities	818,232	14,377	32	832,577
Total	$820,224	$14,382	$32	$834,574

Park’s U.S. Government sponsored entity asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2011, the amortized cost of Park’s available-for-sale (AFS) and held-to-maturity mortgage-backed securities was $427.3 million and $0.1 million, respectively. At December 31, 2011, the amortized cost of Park’s held-to-maturity CMOs was $818.2 million. There were no AFS CMOs at December 31, 2011.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the Federal Home Loan Bank and the Federal Reserve Bank. These restricted stock investments are carried at their redemption value. Park owned $60.7 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve Bank stock at December 31, 2011. Park owned $61.8 million of Federal Home Loan Bank stock and $6.9 million of Federal Reserve Bank stock at December 31, 2010.

Management does not believe any individual unrealized loss as of December 31, 2011 or December 31, 2010, represents other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2011:

	Less than		12 Months
	12 Months		or Longer		Total
		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2011:
Securities Available-for-Sale
Other equity securities	$-	$-	$80	$32	$80	$32
2011:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$-	$-	$38,775	$32	$38,775	$32

Investment securities at December 31, 2010 were as follows:

	Amortized	Gross Unrealized	Gross Unrealized	Estimated
(In thousands)	Cost	Holding Gains	Holding Losses	Fair Value
2010:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$272,301	$2,968	$1,956	$273,313
Obligations of states and political subdivisions	10,815	281	52	11,044
U.S. Government sponsored entities’ asset-backed securities	990,204	30,633	9,425	1,011,412
Other equity securities	938	858	43	1,753
Total	$1,274,258	$34,740	$11,476	$1,297,522
2010:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$3,167	$7	$—	$3,174
U.S. Government sponsored entities’ asset-backed securities	670,403	17,157	4,620	682,940
Total	$673,570	$17,164	$4,620	$686,114

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2010:

	Less than		12 Months
	12 Months		or Longer		Total
		Unrealized		Unrealized		Unrealized
(In thousands)	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
2010:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$74,379	$1,956	$—	$—	$74,379	$1,956
Obligations of states and political subdivisions	1,459	52	—	—	1,459	52
U.S. Government sponsored entities’ asset-backed securities	418,156	9,425	—	—	418,156	9,425
Other equity securities	74	29	221	14	295	43
Total	$494,068	$11,462	$221	$14	$494,289	$11,476
2010:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$297,584	$4,620	$—	$—	$297,584	$4,620

The amortized cost and estimated fair value of investments in debt securities at December 31, 2011, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

	Amortized	Estimated
(In thousands)	Cost	Fair Value
Securities Available-for-Sale
U.S. Treasury and sponsored entities’ notes:
Due within one year	$370,043	$371,657
Total	$370,043	$371,657
Obligations of states and political subdivisions:
Due within one year	$2,121	$2,133
Due one through five years	495	527
Total	$2,616	$2,660
U.S. Government sponsored entities’ asset-backed securities:
Total	$427,300	$444,295
Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year	$1,992	$1,997
Total	$1,992	$1,997
U.S. Government sponsored entities’ asset-backed securities:
Total	$818,232	$832,577

Approximately $269.1 million of Park’s securities shown in the above table as U.S. Treasury and sponsored entities notes are callable notes. These callable securities have a final maturity of 9 to 10 years, but are shown in the table at their expected call date. The remaining $100.9 million of securities in this category are U.S. Government sponsored entities discount notes that mature within 60 days.

Investment securities having a book value of $1,548 million and $1,481 million at December 31, 2011 and 2010, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements, to secure repurchase agreements sold and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.

Notes to Consolidated Financial Statements

At December 31, 2011, $813 million was pledged for government and trust department deposits, $669 million was pledged to secure repurchase agreements and $66 million was pledged as collateral for FHLB advance borrowings. At December 31, 2010, $736 million was pledged for government and trust department deposits, $668 million was pledged to secure repurchase agreements and $77 million was pledged as collateral for FHLB advance borrowings.

At December 31, 2011, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2011, Park’s management sold investment securities during the first, second, third and fourth quarters. In total, these sales resulted in proceeds of $610.0 million, resulting in a pre-tax gain of $28.8 million.

During the first quarter of 2011, Park sold $105.4 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $6.6 million. Park also sold $1.0 million of municipal securities for no gain or loss. During the second quarter of 2011, Park sold $191.0 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $15.4 million. During the third quarter of 2011, Park sold $212.8 million of U.S. Government sponsored entity mortgage-backed securities for a pre-tax gain of $3.5 million.

Late in the fourth quarter of 2011, in preparation for the sale of Vision, Park sold $45.7 million of U.S. Government sponsored entity mortgage-backed securities (available-for-sale securities) and $24.3 million of U.S. Government sponsored entity CMOs (held-to-maturity securities) held by Vision for a pre-tax gain of $3.4 million. Park also sold $0.9 million of municipal securities held by Vision for a pre-tax gain of $15,000. The proceeds from the sale of the Vision securities were used to purchase U.S. Agency discount notes that mature during the first quarter of 2012.

During 2010, Park received proceeds from the sale of investment securities of $460.2 million, realizing a pre-tax gain of $11.9 million. During 2009, Park sold $204.3 million of U.S. Government sponsored entity mortgage-backed securities, realizing a pre-tax gain of $7.3 million. No gross losses were realized in 2011, 2010 or 2009.

Notes to Consolidated Financial Statements

5. Loans

The composition of the loan portfolio, by class of loan, as of December 31, 2011 and December 31, 2010 was as follows:

	December 31, 2011			December 31, 2010
		Accrued			Accrued
	Loan	interest	Recorded	Loan	interest	Recorded
(In thousands)	balance	receivable	investment	balance	receivable	investment

Commercial, financial and agricultural *	$743,797	$3,121	$746,918	$737,902	$2,886	$740,788

Commercial real estate *	1,108,574	4,235	1,112,809	1,226,616	4,804	1,231,420
Construction real estate:
Vision commercial land and development *	31,603	31	31,634	171,334	282	171,616
Remaining commercial	156,053	394	156,447	195,693	622	196,315
Mortgage	20,039	64	20,103	26,326	95	26,421
Installment	9,851	61	9,912	13,127	54	13,181
Residential real estate
Commercial	395,824	1,105	396,929	464,903	1,403	466,306
Mortgage	953,758	1,522	955,280	906,648	2,789	909,437
HELOC	227,682	942	228,624	260,463	1,014	261,477
Installment	51,354	236	51,590	60,195	255	60,450
Consumer	616,505	2,930	619,435	666,871	3,245	670,116
Leases	2,059	43	2,102	2,607	56	2,663
Total loans	$4,317,099	$14,684	$4,331,783	$4,732,685	$17,505	$4,750,190

* Included within commercial, financial and agricultural loans, commercial real estate loans, and Vision commercial land and development loans are an immaterial amount of consumer loans that are not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $6.8 million at December 31, 2011 and $6.7 million at December 31, 2010, which is a net deferred income position in both years.

Overdrawn deposit accounts of $3.6 million and $2.6 million have been reclassified to loans at December 31, 2011 and 2010, respectively.

Notes to Consolidated Financial Statements

Credit Quality

The following table presents the recorded investment in nonaccrual, accruing restructured, and loans past due 90 days or more and still accruing by class of loans as of December 31, 2011 and December 31, 2010:

	December 31, 2011
(In thousands)	Nonaccrual loans	Accruing restructured loans	Loans past due 90 days or more and accruing	Total nonperforming loans
Commercial, financial and agricultural	$37,797	$2,848	$-	$40,645
Commercial real estate	43,704	8,274	-	51,978
Construction real estate:
Vision commercial land and development	25,761	-	-	25,761
Remaining commercial	14,021	11,891	-	25,912
Mortgage	66	-	-	66
Installment	30	-	-	30
Residential real estate
Commercial	43,461	815	-	44,276
Mortgage	25,201	4,757	2,610	32,568
HELOC	1,412	-	-	1,412
Installment	1,777	98	58	1,933
Consumer	1,876	-	893	2,769
Leases	-	-	-	-
Total loans	$195,106	$28,683	$3,561	$227,350

	December 31, 2010
		Accruing	Loans past due 90	Total
		restructured	days or more and	nonperforming
(In thousands)	Nonaccrual loans	loans	accruing	loans
Commercial, financial and agricultural	$19,276	$-	$-	$19,276
Commercial real estate	57,941	-	20	57,961
Construction real estate:
Vision commercial land and development	87,424	-	-	87,424
Remaining commercial	27,080	-	-	27,080
Mortgage	354	-	-	354
Installment	417	-	13	430
Residential real estate
Commercial	60,227	-	-	60,227
Mortgage	32,479	-	2,175	34,654
HELOC	964	-	149	1,113
Installment	1,195	-	277	1,472
Consumer	1,911	-	1,059	2,970
Leases	-	-	-	-
Total loans	$289,268	$-	$3,693	$292,961

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing restructured loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2011 and December 31, 2010.

	December 31, 2011			December 31, 2010

(In thousands)	Nonaccrual and accruing restructured loans	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing restructured loans	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$40,645	$40,621	$24	$19,276	$19,205	$71
Commercial real estate	51,978	51,978	-	57,941	57,930	11
Construction real estate:
Vision commercial land and development	25,761	24,328	1,433	87,424	86,491	933
Remaining commercial	25,912	25,912	-	27,080	27,080	-
Mortgage	66	-	66	354	-	354
Installment	30	-	30	417	-	417
Residential real estate:
Commercial	44,276	44,276	-	60,227	60,227	-
Mortgage	29,958	-	29,958	32,479	-	32,479
HELOC	1,412	-	1,412	964	-	964
Installment	1,875	-	1,875	1,195	-	1,195
Consumer	1,876	20	1,856	1,911	-	1,911
Leases	-	-	-	-	-	-
Total loans	$223,789	$187,135	$36,654	$289,268	$250,933	$38,335

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2011 and December 31, 2010.

	December 31, 2011			December 31, 2010
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated

With no related allowance recorded
Commercial, financial and agricultural	$23,164	$18,098	$-	$9,347	$8,891	$-
Commercial real estate	58,242	41,506	-	21,526	17,170	-
Construction real estate:
Vision commercial land and development	54,032	17,786	-	11,206	7,847	-
Remaining commercial	33,319	18,372	-	12,305	11,743	-
Residential real estate:
Commercial	49,341	38,686	-	46,344	43,031	-
Consumer	-	-	-	-	-	-

With an allowance recorded
Commercial, financial and agricultural	23,719	22,523	5,819	11,801	10,314	3,028
Commercial real estate	12,183	10,472	4,431	44,789	40,760	12,652
Construction real estate:
Vision commercial land and development	20,775	6,542	1,540	103,937	78,644	39,887
Remaining commercial	9,711	7,540	1,874	23,563	15,337	5,425
Residential real estate:
Commercial	6,402	5,590	2,271	19,716	17,196	5,912
Consumer	20	20	-	-	-	-

Total	$290,908	$187,135	$15,935	$304,534	$250,933	$66,904

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2011 and December 31, 2010, there were $83.7 million and $12.0 million, respectively, in partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $20.1 million and $41.6 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2011 and 2010, of $15.9 million and $66.9 million, respectively, related to loans with a recorded investment of $52.7 million and $162.3 million.

The average balance of loans individually evaluated for impairment was $214.0 million, $210.4 million, and $184.7 million for 2011, 2010, and 2009, respectively.

Interest income on loans individually evaluated for impairment is recognized on a cash basis after all past due and current principal payments have been made.

Notes to Consolidated Financial Statements

The following table presents the average recorded investment and interest income recognized on loans individually evaluated for impairment for the year ended December 31, 2011.

		Year ended December 31, 2011
(In thousands)	Recorded investment as of December 31, 2011	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$40,621	$23,518	$209
Commercial real estate	51,978	49,927	829
Construction real estate:
Vision commercial land and development	24,328	58,792	-
Remaining commercial	25,912	29,152	339
Residential real estate:
Commercial	44,276	52,640	214
Consumer	20	16	1

Total	$187,135	$214,045	$1,592

For the year ended December 31, 2010, the Corporation recognized a net reversal to interest income for $1.3 million, consisting of $948,000 in interest recognized at PNB and $2.2 million in interest reversed at Vision, on loans that were individually evaluated for impairment as of the end of the year. For the year ended December 31, 2009, the Corporation recognized a net reversal to interest income of $1.3 million, consisting of $1.8 million in interest recognized at PNB and $3.1 million in interest reversed at Vision.

The following table presents the aging of the recorded investment in past due loans as of December 31, 2011 and December 31, 2010 by class of loans.

	December 31, 2011
		Past due
		nonaccrual
		loans and loans
	Accruing loans	past due 90			Total
	past due 30-89	days or more			recorded
(In thousands)	days	and accruing	Total past due	Total current	investment

Commercial, financial and agricultural	$3,106	$11,308	$14,414	$732,504	$746,918
Commercial real estate	2,632	21,798	24,430	1,088,379	1,112,809
Construction real estate:
Vision commercial land and development	-	19,235	19,235	12,399	31,634
Remaining commercial	99	7,839	7,938	148,509	156,447
Mortgage	76	-	76	20,027	20,103
Installment	421	8	429	9,483	9,912
Residential real estate
Commercial	1,545	10,097	11,642	385,287	396,929
Mortgage	15,879	20,614	36,493	918,787	955,280
HELOC	1,015	436	1,451	227,173	228,624
Installment	1,549	1,136	2,685	48,905	51,590
Consumer	11,195	2,192	13,387	606,048	619,435
Leases	-	-	-	2,102	2,102
Total loans	$37,517	$94,663	$132,180	$4,199,603	$4,331,783

Notes to Consolidated Financial Statements

	December 31, 2010
		Past due
		nonaccrual
		loans and loans
	Accruing loans	past due 90			Total
	past due 30-89	days or more			recorded
(In thousands)	days	and accruing	Total past due	Total current	investment

Commercial, financial and agricultural	$2,247	$15,622	$17,869	$722,919	$740,788
Commercial real estate	9,521	53,269	62,790	1,168,630	1,231,420
Construction real estate:
Vision commercial land and development	2,406	65,130	67,536	104,080	171,616
Remaining commercial	141	19,687	19,828	176,487	196,315
Mortgage	479	148	627	25,794	26,421
Installment	235	399	634	12,547	13,181
Residential real estate
Commercial	3,281	26,845	30,126	436,180	466,306
Mortgage	17,460	24,422	41,882	867,555	909,437
HELOC	1,396	667	2,063	259,414	261,477
Installment	1,018	892	1,910	58,540	60,450
Consumer	11,204	2,465	13,669	656,447	670,116
Leases	5	-	5	2,658	2,663
Total loans	$49,393	$209,546	$258,939	$4,491,251	$4,750,190

Credit Quality Indicators

Management utilizes past due information as a credit quality indicator across the loan portfolio. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans from 1 to 8. Credit grades are continuously monitored by the respective loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans with grades of 1 to 4 (pass-rated) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Commercial loans that are graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Any commercial loan graded an 8 (loss) is completely charged-off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2011 and December 31, 2010 for all commercial loans:

	December 31, 2011
(In thousands)	5 Rated	6 Rated	Nonaccrual	Pass Rated	Recorded Investment
Commercial , financial and agricultural:	$11,785	$7,628	$40,645	$686,860	$746,918
Commercial real estate:	37,445	10,460	51,978	1,012,926	1,112,809
Construction real estate:
Vision commercial land and development	3,102	-	25,761	2,771	31,634
Remaining commercial	6,982	8,311	25,912	115,242	156,447
Residential real estate:
Commercial	17,120	3,785	44,276	331,748	396,929
Leases	-	-	-	2,102	2,102
Total Commercial Loans	$76,434	$30,184	$188,572	$2,151,649	$2,446,839

	December 31, 2010
(In thousands)	5 Rated	6 Rated	Nonaccrual	Pass Rated	Recorded Investment
Commercial , financial and agricultural:	$26,322	$11,447	$19,276	$683,743	$740,788
Commercial real estate:	57,394	26,992	57,941	1,089,093	1,231,420
Construction real estate:
Vision commercial land and development	10,220	7,941	87,424	66,031	171,616
Remaining commercial	14,021	39,062	27,080	116,152	196,315
Residential real estate:
Commercial	29,206	18,117	60,227	358,756	466,306
Leases	-	-	-	2,663	2,663
Total Commercial Loans	$137,163	$103,559	$251,948	$2,316,438	$2,809,108

Troubled Debt Restructuring (TDRs)

Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. Certain loans which were modified during the period ending December 31, 2011 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Notes to Consolidated Financial Statements

At December 31, 2011 and December 31, 2010, there were $100.4 million and $80.7 million, respectively, of TDRs included in nonaccrual loan totals. As of December 31, 2011, there were $28.7 million of TDRs included in accruing loan totals. None of the TDRs as of December 31, 2010 were accruing. Prior to management’s adoption of ASU 2011-02, Park classified all TDRs as nonaccrual loans. With the adoption of ASU 2011-02, management determined it was appropriate to return certain TDRs to accrual status. Specifically, if the restructured note has been current for a period of at least six months and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. At December 31, 2011 and December 31, 2010, $79.9 million and $50.3 million of the nonaccrual TDRs were current. Management will continue to review the renegotiated loans and may determine it appropriate to move certain of the loans back to accrual status in the future. At December 31, 2011 and December 31, 2010, Park had commitments to lend $4.0 million and $434,000, respectively, of additional funds to borrowers whose terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2011 and December 31, 2010 was $9.1 million and $9.4 million, respectively. Modifications made in 2011 were largely the result of renewals, extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were evaluated for impairment under ASC 310.  An immaterial amount of additional specific reserves were recorded during the period ending December 31, 2011 as a result of TDRs identified in the 2011 year.

The terms of certain other loans were modified during the period ended December 31, 2011 that did not meet the definition of a troubled debt restructuring. Modified substandard commercial loans which did not meet the definition of a TDR have a total recorded investment as of December 31, 2011 of $13.6 million. The modification of these loans involved either a modification of the terms of a loan to borrowers who were not experiencing financial difficulties or resulted in a delay in a payment that was considered to be insignificant.  Modified consumer loans which did not meet the definition of a TDR have a total recorded investment as of December 31, 2011 of $19.6 million. Many of these loans were modified as a lower cost option than a full refinancing to borrowers who were not experiencing financial difficulties.

The following table details the number of contracts modified as TDRs during the 12 months ended December 31, 2011 as well as the period end recorded investment of these contracts. The recorded investment pre- and post-modification is generally the same, as historically Park has not forgiven debt.

	12 months ended December 31, 2011
(In thousands)	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	56	$24,100
Commercial real estate	23	7,163
Construction real estate:
Vision commercial land and development	12	4,268
Remaining commercial	24	18,602
Mortgage	1	66
Installment	-	-
Residential real estate:
Commercial	30	29,595
Mortgage	37	5,925
HELOC	2	56
Installment	7	221
Consumer	1	18
Leases	-	-
Total loans	193	$90,014

Notes to Consolidated Financial Statements

The following table presents the recorded investment in financing receivables which were modified as troubled debt restructurings within the previous 12 months and for which there was a payment default during the 12 month period ended December 31, 2011. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	12 months ended December 31, 2011
(In thousands)	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	19	$3,878
Commercial real estate	5	2,353
Construction real estate:
Vision commercial land and development	5	3,406
Remaining commercial	4	1,277
Mortgage	1	66
Installment	----	---
Residential real estate:
Commercial	10	20,195
Mortgage	7	1,193
HELOC	1	50
Installment	2	44
Consumer	----	---
Leases	----	---
Total loans	54	$32,462

Management transfers a loan to other real estate owned at the time that Park takes title of the asset. At December 31, 2011 and 2010, Park had $42.3 million and $41.7 million, respectively, of other real estate owned.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of the Corporation’s two banking subsidiaries. As of December 31, 2011 and 2010, loans and lines of credit aggregating approximately $53.0 million and $53.6 million, respectively, were outstanding to such parties. During 2011, $4.9 million of new loans were made to these executive officers and directors and repayments totaled $5.5 million. New loans and repayments for 2010 were $2.1 million and $5.3 million, respectively.

6. Allowance for Loan Losses

The allowance for loan losses is that amount management believes is adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current economic conditions. A provision for loan losses is charged to operations based on management’s periodic evaluation of these and other pertinent factors as discussed within Note 1 of these Notes to Consolidated Financial Statements .

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses for the 12 months ended December 31, 2011, December 31, 2010,. And December 31, 2009 is summarized in the following tables.

	Year ended December 31, 2011
	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
(In thousands)

Allowance for credit losses:
Beginning balance	$11,555	$24,369	$70,462	$30,259	$6,925	$5	$143,575
Transfer of loans at fair value	2	150	63	4	-	-	219
Transfer of allowance to held for sale (1)	1,184	4,327	1,998	5,450	141	-	13,100
Charge-offs	18,350	23,063	64,166	20,691	7,612	-	133,882
Recoveries	1,402	1,825	1,463	1,719	2,385	4	8,798
Net Charge-offs	16,948	21,238	62,703	18,972	5,227	(4)	125,084
Provision	23,529	16,885	8,735	9,859	4,273	(9)	63,272
Ending balance	$16,950	$15,539	$14,433	$15,692	$5,830	$-	$68,444

(1)	Transfer of allowance to held for sale was allocated on a pro-rata basis based on the outstanding balance of the loans held for sale.

(In thousands)	2010	2009
Average loans	$4,642,478	$4,594,436
Allowance for loan losses:
Beginning balance	$116,717	$100,088
Charge-offs:
Commercial, financial and agricultural	8,484	10,047
Commercial real estate	7,748	5,662
Construction real estate	23,308	21,956
Residential real estate	18,401	11,765
Consumer	8,373	9,583
Lease financing	-	9
Total charge-offs	66,314	59,022
Recoveries:
Commercial, financial and agricultural	1,237	1,010
Commercial real estate	850	771
Construction real estate	813	1,322
Residential real estate	1,429	1,723
Consumer	1,763	2,001
Lease financing	-	3
Total recoveries	6,092	6,830
Net charge-offs	60,222	52,192
Provision for loan losses	87,080	68,821
Ending balance	$143,575	$116,717
Ratio of net charge-offs to average loans	1.30%	1.14%
Ratio of allowance for loan losses to end of period loans	3.03%	2.52%

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2011 and December 31, 2010 was as follows:

	December 31, 2011
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total

Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$5,819	$4,431	$3,414	$2,271	$-	$-	$15,935
Collectively evaluated for impairment	11,131	11,108	11,019	13,421	5,830	-	52,509
Total ending allowance balance	$16,950	$15,539	$14,433	$15,692	$5,830	$-	$68,444

Loan Balance:
Loans individually evaluated for impairment	$40,621	$51,978	$50,240	$44,276	$20	$-	$187,135
Loans collectively evaluated for impairment	703,176	1,056,596	167,306	1,584,342	616,485	2,059	4,129,964
Total ending loan balance	$743,797	$1,108,574	$217,546	$1,628,618	$616,505	$2,059	$4,317,099

Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	14.33%	8.52%	6.80%	5.13%	-%	-%	8.52%
Loans collectively evaluated for impairment	1.58%	1.05%	6.59%	0.85%	0.95%	-%	1.27%
Total ending loan balance	2.28%	1.40%	6.63%	0.96%	0.95%	-%	1.59%

Recorded Investment:
Loans individually evaluated for impairment	$40,621	$51,978	$50,240	$44,276	$20	$-	$187,135
Loans collectively evaluated for impairment	706,297	1,060,831	167,856	1,588,147	619,415	2,102	4,144,648
Total ending loan balance	$746,918	$1,112,809	$218,096	$1,632,423	$619,435	$2,102	$4,331,783

Notes to Consolidated Financial Statements

	December 31, 2010
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total

Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$3,028	$12,652	$45,312	$5,912	$-	$-	$66,904
Collectively evaluated for impairment	8,527	11,717	25,150	24,347	6,925	5	76,671
Total ending allowance balance	$11,555	$24,369	$70,462	$30,259	$6,925	$5	$143,575

Loan Balance:
Loans individually evaluated for impairment	$19,205	$57,930	$113,571	$60,227	$-	$-	$250,933
Loans collectively evaluated for impairment	718,697	1,168,686	292,909	1,631,982	666,871	2,607	4,481,752
Total ending loan balance	$737,902	$1,226,616	$406,480	$1,692,209	$666,871	$2,607	$4,732,685

Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	15.77%	21.84%	39.90%	9.82%	-	-	26.66%
Loans collectively evaluated for impairment	1.19%	1.00%	8.59%	1.49%	1.04%	0.19%	1.71%
Total ending loan balance	1.57%	1.99%	17.33%	1.79%	1.04%	0.19%	3.03%

Recorded Investment:
Loans individually evaluated for impairment	$19,205	$57,930	$113,571	$60,227	$-	$-	$250,933
Loans collectively evaluated for impairment	721,583	1,173,490	293,962	1,637,443	670,116	2,663	4,499,257
Total ending loan balance	$740,788	$1,231,420	$407,533	$1,697,670	$670,116	$2,663	$4,750,190

Loans collectively evaluated for impairment above include all performing loans at December 31, 2011 and 2010, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment above include all impaired loans internally classified as commercial loans at December 31, 2011 and 2010, which are evaluated for impairment in accordance with GAAP (see Note 1 of these Notes to Consolidated Financial Statements).

Notes to Consolidated Financial Statements

7. Premises and Equipment

The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2011	2010
Land	$18,151	$23,827
Buildings	69,690	78,185
Equipment, furniture and fixtures	59,037	61,086
Leasehold improvements	4,283	6,031
Total	$151,161	$169,129
Less accumulated depreciation	(97,420)	(99,562)
Premises and Equipment, Net	$53,741	$69,567

Depreciation expense amounted to $7.6 million, $7.1 million and $7.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2012	$1,448
2013	1,104
2014	910
2015	714
2016	457
Thereafter	961
Total	$5,594

Included in the operating lease schedule above is $101,000 of future rental payments associated with Vision operating leases covering future rental payments through February 29, 2012. Operating lease payments subsequent to February 29, 2012 have not been considered as the branch offices of Vision are to be acquired by Centennial in the first quarter of 2012.

Rent expense for Park was $2.4 million, $2.6 million and $2.8 million, for the years ended December 31, 2011, 2010 and 2009, respectively. Rent expense for Vision Bank was $687,000, $732,000 and $775,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

8. Deposits

At December 31, 2011 and 2010, noninterest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2011	2010
Noninterest bearing	$995,733	$937,719
Interest bearing	3,469,381	4,157,701
Total	$4,465,114	$5,095,420

At December 31, 2011, the maturities of time deposits were as follows:

(In thousands)
2012	$1,035,594
2013	236,549
2014	98,045
2015	66,353
2016	61,019
After 5 years	1,545
Total	$1,499,105

Notes to Consolidated Financial Statements

At December 31, 2011, Park had approximately $20.2 million of deposits received from executive officers, directors, and their related interests. Of the $20.2 million at December 31, 2011, Vision had approximately $3.2 million of deposits received from executive officers, directors, and their related interests, which are included within liabilities held for sale.

Maturities of time deposits over $100,000 as of December 31, 2011 were:

December 31 (In thousands)
3 months or less	$171,090
Over 3 months through 6 months	122,481
Over 6 months through 12 months	186,793
Over 12 months	158,581
Total	$638,945

9. Short-Term Borrowings

Short-term borrowings were as follows:

December 31 (In thousands)	2011	2010
Securities sold under agreements to repurchase and federal funds purchased	$240,594	$279,669
Federal Home Loan Bank advances	23,000	384,000
Total short-term borrowings	$263,594	$663,669

The outstanding balances for all short-term borrowings as of December 31, 2011 and 2010 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements and Federal Funds Purchased	Federal Home Loan Bank Advances	Demand Notes Due U.S. Treasury and Other
2011:
Ending balance	$240,594	$23,000	$—
Highest month-end balance	265,412	232,000	—
Average daily balance	246,145	51,392	—
Weighted-average interest rate:
As of year-end	0.29%	0.40%	—
Paid during the year	0.30%	0.18%	—
2010:
Ending balance	$279,669	$384,000	$—
Highest month-end balance	295,467	384,000	—
Average daily balance	269,260	31,679	—
Weighted-average interest rate:
As of year-end	0.32%	0.19%	—
Paid during the year	0.39%	0.39%	—

At December 31, 2011 and 2010, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.

See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2011 and 2010, $2,231 million and $2,071 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks.

Notes to Consolidated Financial Statements

Note 4 states that $669 million and $668 million of securities were pledged to secure repurchase agreements as of December 31, 2011 and 2010, respectively. Park’s repurchase agreements in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified in long-term debt. See Note 10 of these Notes to Consolidated Financial Statements.

10. Long-Term Debt

Long-term debt is listed below:

December 31,	2011		2010
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2011	$-	-	$16,460	1.99%
2012	15,500	2.09%	15,500	2.09%
2013	75,500	1.11%	500	4.03%
2014	75,500	1.61%	500	4.23%
2015	51,000	2.00%	-	-
2016	1,000	2.05%	-	-
Thereafter	303,314	3.02%	302,342	3.02%
Total	$521,814	2.41%	$335,302	2.93%
Total broker repurchase agreements by year of maturity:
2016	$75,000	4.05%	$75,000	4.05%
Thereafter	225,000	4.03%	225,000	4.03%
Total	$300,000	4.04%	$300,000	4.04%
Other borrowings by year of maturity:
2011	$-	-	$63	7.97%
2012	69	7.97%	69	7.97%
2013	74	7.97%	74	7.97%
2014	81	7.97%	81	7.97%
2015	87	7.97%	87	7.97%
2016	94	7.97%	94	7.97%
Thereafter	963	7.97%	963	7.97%
Total	$1,368	7.97%	$1,431	7.97%
Total combined long-term debt by year of maturity:
2011	$-	-	$16,523	2.01%
2012	15,569	2.12%	15,569	2.12%
2013	75,574	1.11%	574	4.54%
2014	75,581	1.62%	581	4.75%
2015	51,087	2.01%	87	7.97%
2016	76,094	4.03%	75,094	4.05%
Thereafter	529,277	3.46%	528,305	3.46%
Total	$823,182	3.01%	$636,733	3.46%

Other borrowings consist of a capital lease obligation of $1.4 million, pertaining to an arrangement that was part of the acquisition of Vision on March 9, 2007 and its associated minimum lease payments. This capital lease is scheduled to be assumed by Centennial Bank, in connection with their acquisition of Vision’s branches, in the first quarter of 2012.

Park had approximately $529.3 million of long-term debt at December 31, 2011 with a contractual maturity longer than five years. However, approximately $525 million of this debt is callable by the issuer in 2012.

At December 31, 2011 and 2010, Federal Home Loan Bank (FHLB) advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.

Notes to Consolidated Financial Statements

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

On December 28, 2007, one of Park’s wholly-owned subsidiary banks, The Park National Bank (“PNB”), entered into a Subordinated Debenture Purchase Agreement with USB Capital Funding Corp. Under the terms of the Purchase Agreement, USB Capital Funding Corp. purchased from PNB a Subordinated Debenture dated December 28, 2007, in the principal amount of $25 million, which matures on December 29, 2017. The Subordinated Debenture is intended to qualify as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”). The Subordinated Debenture accrues and pays interest at a floating rate of three-month LIBOR plus 200 basis points. The Subordinated Debenture may not be prepaid in any amount prior to December 28, 2012; however, subsequent to that date, PNB may prepay, without penalty, all or a portion of the principal amount outstanding in a minimum amount of $5 million or any larger multiple of $5 million. The three-month LIBOR rate was 0.58% at December 31, 2011. On January 2, 2008, Park entered into an interest rate swap transaction, which was designated as a cash flow hedge against the variability of cash flows related to the Subordinated Debenture of $25 million (see Note 19 of these Notes to Consolidated Financial Statements).

On December 23, 2009, Park entered into a Note Purchase Agreement, dated December 23, 2009, with 38 purchasers (the “Purchasers”). Under the terms of the Note Purchase Agreement, the Purchasers purchased from Park an aggregate principal amount of $35.25 million of 10% Subordinated Notes due December 23, 2019 (the “Notes”). The Notes are intended to qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board. The Notes may not be prepaid in any amount prior to December 23, 2014; however, subsequent to that date, Park may prepay, without penalty, all or a portion of the principal amount outstanding. Of the $35.25 million in Notes, $14.05 million were purchased by related parties.

12. Stock Option Plan

The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2011, 1,425,980 common shares were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.

Notes to Consolidated Financial Statements

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

The activity in the 2005 Plan is listed in the following table for 2011:

	Number	Weighted Average Exercise Price per Share
January 1, 2011	78,075	$74.96
Granted	—	—
Exercised	—	—
Forfeited/Expired	4,055	74.96
December 31, 2011	74,020	$74.96
Exercisable at year end		74,020
Weighted-average remaining contractual life		0.94 years
Aggregate intrinsic value		$0

There were no options granted or exercised in 2011, 2010 or 2009. Additionally, no expense was recognized for 2011, 2010 or 2009.

13. Benefit Plans

The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

The Corporation’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. Management contributed $2 million in September 2010, which was deductible on the 2010 tax return and was reflected in deferred tax liabilities at December 31, 2010. In January 2011, management contributed $14 million, of which $12.4 million was deductible on the 2010 tax return and $1.6 million on the 2011 tax return. In January 2012, management contributed $15.9 million, of which $14.3 million was deductible on the 2011 tax return and $1.6 million on the 2012 tax return. The entire $14.3 million deductible on the 2011 tax return is reflected as part of the deferred taxes at December 31, 2011. See Note 14 of these Notes to Consolidated Financial Statements. Park does not expect to make any additional contributions to the Pension Plan in 2012.

Notes to Consolidated Financial Statements

Using an accrual measurement date of December 31, 2011 and 2010, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2011	2010
Change in fair value of plan assets
Fair value at beginning of measurement period	$85,464	$75,815
Actual return on plan assets	1,813	11,296
Company contributions	14,000	2,000
Benefits paid	(4,696)	(3,647)
Fair value at end of measurement period	$96,581	$85,464

Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$74,164	$60,342
Service cost	4,557	3,671
Interest cost	3,967	3,583
Actuarial loss	3,515	10,215
Benefits paid	(4,696)	(3,647)
Projected benefit obligation at the end of measurement period	$81,507	$74,164
Funded status at end of year (assets less benefit obligation)	$15,074	$11,300

The asset allocation for the Pension Plan as of the measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2011	2010
Equity securities	50% - 100%	80%	86%
Fixed income and cash equivalents	remaining balance	20%	14%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets was 7.75% in 2011 and 2010. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $71.4 million and $63.5 million at December 31, 2011 and 2010, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2011 and 2010, the fair value of the 115,800 common shares held by the Pension Plan was $7.5 million, or $65.06 per share and $8.4 million, or $72.67 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2011 and December 31, 2010 were as follows:

	2011	2010
Discount rate	5.18%	5.50%
Rate of compensation increase	3.00%	3.00%

Notes to Consolidated Financial Statements

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below in thousands:

2012	$5,535
2013	4,999
2014	5,543
2015	6,259
2016	6,284
2017-2021	37,823
Total	$66,443

The following table shows ending balances of accumulated other comprehensive income (loss) at December 31, 2011 and 2010.

(In thousands)	2011	2010
Prior service cost	$(74)	$(93)
Net actuarial loss	(32,163)	(24,410)
Total	(32,237)	(24,503)
Deferred taxes	11,283	8,576
Accumulated other comprehensive loss	$(20,954)	$(15,927)

Using an actuarial measurement date of December 31 for 2011, 2010 and 2009, components of net periodic benefit cost and other amounts recognized in other comprehensive income (loss) were as follows:

(In thousands)	2011	2010	2009
Components of net periodic benefit cost and other amounts recognized in other comprehensive income (Loss)
Service cost	$(4,557)	$(3,671)	$(3,813)
Interest cost	(3,967)	(3,583)	(3,432)
Expected return on plan assets	7,543	5,867	4,487
Amortization of prior service cost	(19)	(22)	(34)
Recognized net actuarial loss	(1,411)	(1,079)	(2,041)
Net periodic benefit cost	$(2,411)	$(2,488)	$(4,833)
Change to net actuarial (loss)/gain for the period	$(9,164)	$(4,835)	$7,591
Amortization of prior service cost	19	22	34
Amortization of net loss	1,411	1,079	2,041
Total recognized in other comprehensive (loss)/income	(7,734)	(3,734)	9,666
Total recognized in net benefit cost and other comprehensive (loss)/income	$(10,145)	$(6,222)	$4,833

The estimated prior service costs for the Pension Plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $20,000. The estimated net actuarial (loss) expected to be recognized in the next fiscal year is $(2.0) million.

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2011 and 2010 are listed below:

	2011	2010
Discount Rate	5.50%	6.00%
Rate of compensation increase	3.00%	3.00%
Expected long-term return on plan assets	7.75%	7.75%

Management believes the 7.75% expected long-term rate of return is an appropriate assumption given historical performance of the S&P 500 Index, which management believes is a good indicator of future performance of Pension Plan assets.

Notes to Consolidated Financial Statements

The Pension Plan maintains cash in a Park National Bank savings account. The Pension Plan cash balance was $2.1 million at December 31, 2011.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The market value of Pension Plan assets at December 31, 2011 was $96.6 million. At December 31, 2011, $83.2 million of equity investments in the Pension Plan were categorized as Level 1 inputs; $13.4 million of plan investments in corporate and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value is based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The market value of Pension Plan assets was $85.5 million at December 31, 2010. At December 31, 2010, $73.5 million of investments in the Pension Plan were categorized as Level 1 inputs; $12.0 million were categorized as Level 2; and no investments were categorized as Level 3.

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.1 million, $1.0 million, and $1.5 million for 2011, 2010 and 2009, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. At December 31, 2011 and 2010, the accrued benefit cost for the SERP totaled $7.2 million. The expense for the Corporation was $0.6 million for 2011 and $0.5 million for both 2010 and 2009.

14. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2011	2010
Deferred tax assets:
Allowance for loan losses	$23,956	$52,418
Accumulated other comprehensive loss – Interest rate swap	296	572
Accumulated other comprehensive loss – pension plan	11,283	8,576
Intangible assets	1,523	2,156
Deferred compensation	3,733	4,123
OREO devaluations	6,364	7,171
State net operating loss carryforwards	-	2,812
Other	5,220	4,988
Loans held for sale fair value adjustment	4,585	-
Tax credit carryforwards	1,269	-
Valuation allowance	-	(1,491)
Total deferred tax assets	$58,229	$81,325
Deferred tax liabilities:
Accumulated other comprehensive income – Unrealized gains on securities	$6,824	$8,142
Deferred investment income	10,199	10,199
Pension plan	21,567	16,835
Mortgage servicing rights	3,255	3,671
Purchase accounting adjustments	943	2,150
Other	2,006	2,176
Total deferred tax liabilities	$44,794	$43,173
Net deferred tax assets	$13,435	$38,152

Notes to Consolidated Financial Statements

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Vision Bank is subject to state income tax in Alabama and Florida. During 2011, Park recognized $6.10 million in state tax expense which was the charge necessary to write off the previously reported state operating loss carryforward asset and other state deferred tax assets at Vision Bank. Prior to the execution of the Purchase Agreement with Centennial, management of Park believed that a merger of Vision Bank into The Park National Bank (the national bank subsidiary of Park) would enable Park to fully utilize the state net operating loss carryforward asset recorded at Vision Bank. The structure of the transactions contemplated by the Purchase Agreement will not allow either the buyer or the seller to benefit from the previously recorded net operating loss carryforward asset at Vision bank to offset future taxable income; therefore, this asset was written off by Vision Bank at December 31, 2011. In 2010, a state tax benefit of $1.16 million was recorded by Vision Bank, consisting of a gross benefit of $3.45 million and a valuation allowance of $2.29 million. In the schedule of deferred taxes, the valuation allowance is shown net of the federal tax benefit of $803,000.

Management has determined that it is not required to establish a valuation allowance against remaining deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

The components of the provision for federal and state income taxes are shown below:

December 31, (In thousands)	2011	2010	2009
Currently payable
Federal	$5,949	$26,130	$32,148
State	-	109	(273)

Deferred
Federal	22,378	(8,333)	(6,745)
State	8,382	(3,564)	(2,187)

Valuation allowance
Federal	-	-	-
State	(2,294)	2,294	-
Total	$34,415	$16,636	$22,943

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2011, 2010 and 2009.

December 31	2011	2010	2009

Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(1.0)%	(1.7)%	(1.3)%
Bank owned life insurance	(1.5)%	(2.3)%	(1.8)%
Tax credits (low income housing)	(5.2)%	(6.7)%	(4.8)%
State income tax expense, net of federal benefit	4.7%	(3.0)%	(1.6)%
Valuation allowance, net of federal benefit	(1.3)%	2.0%	-
Other	(1.2)%	(1.0)%	(1.9)%
Effective tax rate	29.5%	22.3%	23.6%

Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in the state tax expense and is shown in “state taxes” on Park’s Consolidated Statements of Income. Vision Bank is subject to state income tax, in the states of Alabama and Florida. State income tax expense/(benefit) for Vision Bank is included in “income taxes” on Park’s Consolidated Statements of Income. Vision Bank’s 2011 state income tax expense was $6.10 million.

Notes to Consolidated Financial Statements

Unrecognized Tax Benefits

The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2011	2010	2009
January 1 Balance	$477	$595	$783
Additions based on tax positions related to the current year	70	69	64
Additions for tax positions of prior years	1	7	----
Reductions for tax positions of prior years	(3)	(131)	(189)
Reductions due to statute of limitations	(60)	(63)	(63)
December 31 Balance	$485	$477	$595

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2011, 2010 and 2009 was $378,000, $370,000 and $504,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The (income)/expense related to interest and penalties recorded in the Consolidated Statements of Income for the years ended December 31, 2011, 2010 and 2009 was $2,500, $(10,500) and $(18,000), respectively. The amount accrued for interest and penalties at December 31, 2011, 2010 and 2009 was $63,000, $60,500 and $71,000, respectively.

Park and its subsidiaries are subject to U.S. federal income tax. Some of Park’s subsidiaries are subject to state income tax in the following states: Alabama, Florida, California and Kentucky. Park is no longer subject to examination by federal or state taxing authorities for the tax year 2007 and the years prior.

The 2007 and 2008 federal income tax returns of Park National Corporation were recently under examination by the Internal Revenue Service. Additionally, the 2009 state of Ohio franchise tax return was recently under examination. The IRS examination closed in the first quarter of 2012 with no adjustments. The Ohio examination closed in 2011 with no material adjustments.

15. Other Comprehensive Income (Loss)

Other comprehensive income (loss) components and related taxes are shown in the following table for the years ended December 31, 2011, 2010 and 2009.

Year ended December 31, (In thousands)	Before-Tax Amount	Tax Effect	Net-of-Tax Amount
2011:
Unrealized gains on available-for-sale securities	$25,063	$8,772	$16,291
Reclassification adjustment for gains realized in net income	(28,829)	(10,090)	(18,739)
Unrealized net holding gain on cash flow hedge	788	276	512
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	(7,734)	(2,707)	(5,027)
Other comprehensive loss	$(10,712)	$(3,749)	$(6,963)
2010:
Unrealized losses on available-for-sale securities	$(11,218)	$(3,926)	$(7,292)
Reclassification adjustment for gains realized in net income	(11,864)	(4,152)	(7,712)
Unrealized net holding loss on cash flow hedge	(151)	(53)	(98)
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	(3,734)	(1,307)	(2,427)
Other comprehensive loss	$(26,967)	$(9,438)	$(17,529)
2009:
Unrealized gains on available-for-sale securities	$5,012	$1,754	$3,258
Reclassification adjustment for gains realized in net income	(7,340)	(2,569)	(4,771)
Unrealized net holding gain on cash flow hedge	454	159	295
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	9,666	3,383	6,283
Other comprehensive income	$7,792	$2,727	$5,065

Notes to Consolidated Financial Statements

The ending balance of each component of accumulated other comprehensive income (loss) was as follows as of December 31:

(In thousands)	2011	2010
Pension benefit adjustments	$(20,954)	$(15,927)
Unrealized net holding loss on cash flow hedge	(550)	(1,062)
Unrealized net holding gains on AFS securities	12,673	15,121
Total accumulated other comprehensive income (loss)	$(8,831)	$(1,868)

16. Earnings Per Common Share

GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except per share data)	2011	2010	2009
Numerator:
Net income available to common shareholders	$76,284	$52,294	$68,430
Denominator:
Basic earnings per common share:
Weighted-average shares	15,400,155	15,152,692	14,206,335
Effect of dilutive securities – stock options and warrants	1,291	3,043	-
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	15,401,446	15,155,735	14,206,335
Earnings per common share:
Basic earnings per common share	$4.95	$3.45	$4.82
Diluted earnings per common share	$4.95	$3.45	$4.82

As of December 31, 2011 and 2010, options to purchase 74,020 and 78,075 common shares, respectively, were outstanding under Park’s 2005 Plan. A warrant to purchase 227,376 common shares was outstanding at both December 31, 2011 and 2010 as a result of Park’s participation in the CPP. In addition, warrants to purchase an aggregate of 71,984 common shares were outstanding at December 31, 2010 as a result of the issuance of common stock and warrants which closed on December 10, 2010 (the “December 2010 Warrants”). The December 2010 Warrants expired in 2011, with no warrants being exercised.

The common shares represented by the options and the warrants for the twelve months ended December 31, 2011 and 2010, totaling a weighted average of 126,292 and 382,445, respectively, were not included in the computation of diluted earnings per common share because the respective exercise prices exceeded the market value of the underlying common shares such that their inclusion would have had an anti-dilutive effect. The warrant to purchase 227,376 common shares issued under the CPP was not included in the twelve month weighted average of 126,292 for 2011 or 382,445 for 2010, as the dilutive effect of this warrant was 1,291 and 3,043 shares of common stock for the twelve month periods ended December 31, 2011 and December 31, 2010, respectively. The exercise price of the CPP warrant to purchase 227,376 common shares is $65.97.

17. Dividend Restrictions

Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2011, approximately $51.3 million of the total stockholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities. Vision Bank is currently not permitted to pay dividends to the Corporation.

Notes to Consolidated Financial Statements

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2011	2010
Loan commitments	$809,140	$716,598
Standby letters of credit	18,772	24,462

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

At December 31, 2011 and 2010, the interest rate swap’s fair value of $(0.8) million and $(1.6) million, respectively, was included in other liabilities. No hedge ineffectiveness on the cash flow hedge was recognized during the twelve months ended December 31, 2011 or 2010. At December 31, 2011, the variable rate on the $25 million subordinated note was 2.58% (3-month LIBOR plus 200 basis points) and Park was paying 6.01% (4.01% fixed rate on the interest rate swap plus 200 basis points).

Notes to Consolidated Financial Statements

For the twelve months ended December 31, 2011 and 2010, the change in the fair value of the interest rate swap reported in other comprehensive income was a gain of $512,000 (net of taxes of $276,000) and a loss of $98,000 (net of taxes of $53,000), respectively. Amounts reported in accumulated other comprehensive income related to the interest rate swap will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt.

As of December 31, 2011 and 2010, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes.

As of December 31, 2011 and December 31, 2010, Park had mortgage loan interest rate lock commitments (IRLCs) outstanding of approximately $17.2 million and $14.5 million, respectively. Park has specific forward contracts to sell each of these loans to a third party investor. These loan commitments represent derivative instruments, which are required to be carried at fair value. The derivative instruments used are not designed as hedges under GAAP. The fair value of the derivative instruments was approximately $251,000 at December 31, 2011 and $166,000 at December 31, 2010. The fair value of the derivative instruments is included within loans held for sale and the corresponding income is included within non-yield loan fee income. Gains and losses resulting from expected sales of mortgage loans are recognized when the respective loan contract is entered into between the borrower, Park, and the third party investor. The fair value of Park’s mortgage IRLCs is based on current secondary market pricing.

In connection with the sale of Park’s Class B Visa shares during the 2009 year, Park entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B Visa shares resulting from certain Visa litigation. At December 31, 2011 and December 31, 2010, the fair value of the swap liability of $700,000 and $60,000, respectively, is an estimate of the exposure based upon probability-weighted potential Visa litigation losses.

20. Loan Servicing

Park serviced sold mortgage loans of $1,349 million at December 31, 2011 compared to $1,471 million at December 31, 2010, and $1,518 million at December 31, 2009. At December 31, 2011, $25 million of the sold mortgage loans were sold with recourse compared to $36 million at December 31, 2010. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. At December 31, 2011, management determined that no liability was deemed necessary for these loans.

Park capitalized $1.7 million in mortgage servicing rights in 2011, $3.1 million in 2010 and $5.5 million in 2009. Park’s amortization of mortgage servicing rights was $2.6 million in 2011, $3.2 million in 2010 and $4.0 million in 2009. The amortization of mortgage loan servicing rights is included within “Other service income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.

Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2011	2010
Mortgage servicing rights:
Carrying amount, net, beginning of year	$10,488	$10,780
Additions	1,659	3,062
Amortization	(2,573)	(3,180)
Change in valuation allowance	(273)	(174)
Carrying amount, net, end of year	$9,301	$10,488
Valuation allowance:
Beginning of year	$748	$574
Additions expensed	273	174
End of year	$1,021	$748

Notes to Consolidated Financial Statements

21. Fair Values

The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that Park uses to measure fair value are as follows:

▪	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that Park has the ability to access as of the measurement date.
▪	Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” used to value debt securities absent the exclusive use of quoted prices.
▪	Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting and similar inputs.

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

Notes to Consolidated Financial Statements

Assets and Liabilities Measured on a Recurring Basis:

The following table presents financial assets and liabilities measured on a recurring basis:

Fair Value Measurements at December 31, 2011 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2011
Assets
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government Sponsored Entities	$-	$371,657	$-	$371,657
Obligations of States and Political Subdivisions	-	2,660	-	2,660
U.S. Government Sponsored Entities’ Asset-Backed Securities	-	444,295	-	444,295
Equity Securities	1,270	-	763	2,033
Mortgage Loans Held for Sale	-	11,535	-	11,535
Mortgage IRLCs	-	251	-	251

Liabilities
Interest Rate Swap	$-	$846	$-	$846
Fair value swap	-	-	700	700

Fair Value Measurements at December 31, 2010 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2010
Assets
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government Sponsored Entities	$-	$273,313	$-	$273,313
Obligations of States and Political Subdivisions	-	8,446	2,598	11,044
U.S. Government Sponsored Entities’ Asset-Backed Securities	-	1,011,412	-	1,011,412
Equity Securities	1,008	-	745	1,753
Mortgage Loans Held for Sale	-	8,340	-	8,340
Mortgage IRLCs	-	166	-	166

Liabilities
Interest Rate Swap	$-	$1,634	$-	$1,634
Fair value swap	-	-	60	60

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

Notes to Consolidated Financial Statements

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

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2011 and 2010, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Obligations of States and Political Subdivisions	Equity Securities	Fair Value Swap
Balance, at December 31, 2010	$2,598	$745	$(60)
Total Gains/(Losses)
Included in earnings - realized	-	-	-
Included in earnings - unrealized	(128)	-	-
Included in other comprehensive income	-	18	-
Purchases, sales, issuances and settlements, other, net	(2,470)	-	-
Re-evaluation of fair value swap	-	-	(640)
Balance December 31, 2011	$-	$763	$(700)

Balance, at December 31, 2009	$2,751	$-	$(500)
Total Gains/(Losses)
Included in earnings - realized	-	-	-
Included in earnings - unrealized	-	-	-
Included in other comprehensive income	(43)	-	-
Purchases, sales, issuances and settlements, other, net	(110)	-	-
Settlements	-	-	440
Transfers in and/or out of Level 3	-	745	-
Balance December 31, 2010	$2,598	$745	$(60)

The fair value for several equity securities with a fair value of $745,000 as of December 31, 2010 was transferred out of Level 1 and into Level 3 because of a lack of observable market data for these investments. The Company’s policy is to recognize transfers as of the end of the reporting period. As a result, the fair value for these equity securities was transferred on December 31, 2010.

Notes to Consolidated Financial Statements

Assets and Liabilities Measured on a Nonrecurring Basis:

The following table presents financial assets and liabilities measured at fair value on a nonrecurring basis:

Fair Value Measurements at December 31, 2011 Using:
(In thousands)	(Level 1)	(Level 2)	(Level 3)	Balance at December 31, 2011
Impaired Loans:
Commercial, financial and Agricultural	$-	$-	$19,931	$19,931
Commercial real estate	-	-	24,859	24,859
Construction real estate:
Vision commercial land and development	-	-	21,228	21,228
Remaining commercial	-	-	8,860	8,860
Residential real estate	-	-	12,935	12,935
Total impaired loans	$-	$-	$87,813	$87,813
Mortgage Servicing Rights	-	5,815	-	5,815
Other Real Estate Owned	-	-	42,272	42,272

Fair Value Measurements at December 31, 2010 Using:
(In thousands)	(Level 1)	(Level 2)	(Level 3)	Balance at December 31, 2010
Impaired Loans:
Commercial, financial and agricultural	$-	$-	$8,276	$8,276
Commercial real estate	-	-	32,229	32,229
Construction real estate:
Vision commercial land and development	-	-	42,274	42,274
Remaining commercial	-	-	10,465	10,465
Residential real estate	-	-	16,399	16,399
Total impaired loans	$-	$-	$109,643	$109,643
Mortgage Servicing Rights	-	3,813	-	3,813
Other Real Estate Owned	-	-	41,709	41,709

Impaired loans, which are usually measured for impairment using the fair value of collateral had a book value of $187.1 million at December 31, 2011, after partial charge-offs of $103.8 million. In addition, these loans had a specific valuation allowance of $15.9 million. Of the $187.1 million impaired loan portfolio, loans with a book value of $103.7 million were carried at their fair value of $87.8 million, as a result of the aforementioned charge-offs and specific valuation allowance. The remaining $83.4 million of impaired loans were carried at cost, as the fair value of the underlying collateral or present value of expected future cash flows on these loans exceeded the book value for each individual credit. At December 31, 2010, impaired loans had a book value of $250.9 million. Of these, loans with a book value of $176.5 million were carried at their fair value of $109.6 million, as a result of partial charge-offs of $53.6 million and a specific valuation allowance of $66.9 million. The remaining $74.4 million of impaired loans at December 31, 2010 were carried at cost.

Mortgage servicing rights (MSRs), which are carried at the lower of cost or fair value, were recorded at $9.3 million at December 31, 2011. Of the $9.3 million MSR carrying balance at December 31, 2011, $5.8 million was recorded at fair value and included a valuation allowance of $1.0 million. The remaining $3.5 million was recorded at cost, as the fair value exceeded the cost at December 31, 2011. MSRs do not trade in active, open markets with readily observable prices. For example, sales of MSRs do occur, but precise terms and conditions typically are not readily available. As such, management, with the assistance of a third party specialist, determined fair value based on the discounted value of the future cash flows estimated to be received. Significant inputs include the discount rate and assumed prepayment speeds utilized. The calculated fair value was then compared to market vales where possible to ascertain the reasonableness of the valuation in relation to current market expectations for similar products. Accordingly, MSRs are classified in Level 2. At December 31, 2010, of the $10.5 million MSR carrying balance, $3.8 million were recorded at fair value and included a valuation allowance of $748,000.

Notes to Consolidated Financial Statements

Other real estate owned (OREO) is recorded at fair value based on property appraisals, less estimated selling costs, at the date of transfer. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. At December 31, 2011 and 2010, the estimated fair value of OREO, less estimated selling costs amounted to $42.3 million and $41.7 million, respectively. The financial impact of OREO valuation adjustments for the year ended December 31, 2011 was $8.2 million.

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for assets and liabilities not discussed above:

Cash and money market instruments: The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term instruments approximate those assets’ fair values.

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

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2011 and December 31, 2010, was as follows:

(In thousands)	December 31, 2011		December 31, 2010
Financial Assets:	Carrying Value	Fair Value	Carrying Value	Fair Value
Cash and Money Market Instruments	$157,486	$157,486	$133,780	$133,780
Investment Securities	1,640,869	1,655,219	1,971,092	1,983,636
Accrued Interest Receivable	19,697	19,697	24,137	24,137
Mortgage Loans Held for Sale	11,535	11,535	8,340	8,340
Impaired Loans Carried at Fair Value	87,813	87,813	109,643	109,643
Other Loans	4,149,307	4,167,224	4,471,127	4,490,855
Loans Receivable, Net	$4,248,655	$4,266,572	$4,589,110	$4,608,838
Assets held for sale	$382,462	$382,462	$-	$-
Financial Liabilities:
Noninterest Bearing Checking	995,733	995,733	$937,719	$937,719
Interest Bearing Transactions Accounts	1,037,385	1,037,385	1,283,159	1,283,159
Savings	931,526	931,526	899,288	899,288
Time Deposits	1,499,105	1,506,075	1,973,903	1,990,163
Other	1,365	1,365	1,351	1,351
Total Deposits	$4,465,114	$4,472,084	$5,095,420	$5,111,680
Short-Term Borrowings	$263,594	$263,594	$663,669	$663,669
Long-Term Debt	823,182	915,274	636,733	699,080
Subordinated Debentures/Notes	75,250	68,601	75,250	63,099
Accrued Interest Payable	4,916	4,916	6,123	6,123
Liabilities held for sale	536,186	536,991	-	-
Derivative Financial Instruments:
Interest Rate Swap	$846	$846	$1,634	$1,634
Fair value swap	700	700	60	60

22. Capital Ratios

At December 31, 2011 and 2010, the Corporation and each of its two separately chartered banks had Tier 1, total risk-based capital and leverage ratios which were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

The following table indicates the capital ratios for Park and each subsidiary at December 31, 2011 and December 31, 2010.

	2011			2010
	Tier 1 Risk-Based	Total Risk-Based	Leverage	Tier 1 Risk-Based	Total Risk-Based	Leverage
Park National Bank	9.52%	11.46%	6.58%	9.43%	11.38%	6.68%
Vision Bank	23.42%	24.72%	15.89%	11.75%	13.12%	9.12%
Park	14.15%	16.65%	9.81%	13.24%	15.71%	9.54%

Failure to meet the minimum requirements above could cause the Federal Reserve Board to take action. Park’s bank subsidiaries are also subject to these capital requirements by their primary regulators. As of December 31, 2011 and 2010, Park and its banking subsidiaries were well-capitalized and met all capital requirements to which each was subject. There are no conditions or events since the most recent regulatory report filings, by PNB or Vision Bank (“VB”) that management believes have changed the risk categories for either of the two banks.

Notes to Consolidated Financial Statements

The following table reflects various measures of capital for Park and each of PNB and VB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2011
Total Risk-Based Capital (to risk-weighted assets)
PNB	$498,367	11.46%	$347,972	8.00%	$434,965	10.00%
VB (1)	115,637	24.72%	37,427	8.00%	46,784	10.00%
Park	812,286	16.65%	390,270	8.00%	487,837	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$413,870	9.52%	$173,986	4.00%	$260,979	6.00%
VB	109,566	23.42%	18,714	4.00%	28,071	6.00%
Park	690,419	14.15%	195,135	4.00%	292,702	6.00%
Leverage Ratio (to average total assets)
PNB	$413,870	6.58%	$251,691	4.00%	$314,614	5.00%
VB (1)	109,566	15.89%	27,588	4.00%	34,485	5.00%
Park	690,419	9.81%	281,506	4.00%	351,882	5.00%

At December 31, 2010
Total Risk-Based Capital (to risk-weighted assets)
PNB	$495,668	11.38%	$348,452	8.00%	$435,565	10.00%
VB (Restated) (1)(2)	80,305	13.12%	48,966	8.00%	61,208	10.00%
Park (Restated)	786,214	15.71%	400,307	8.00%	500,384	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$410,879	9.43%	$174,226	4.00%	$261,339	6.00%
VB (Restated)	71,897	11.75%	24,483	4.00%	36,725	6.00%
Park (Restated)	662,390	13.24%	200,154	4.00%	300,230	6.00%
Leverage Ratio (to average total assets)
PNB	$410,879	6.68%	$246,084	4.00%	$307,605	5.00%
VB (Restated) (1)(2)	71,897	9.12%	31,520	4.00%	39,400	5.00%
Park (Restated)	662,390	9.54%	277,817	4.00%	347,271	5.00%

(1)	Park management had agreed to maintain Vision Bank’s total risk-based capital at 16.00% and the leverage ratio at 12.00%.
(2)	As a result of the financial statement restatement for the year ended December 31, 2010, Vision Bank’s December 31, 2010 total risk-based capital ratio declined from 19.55% to 13.12% and its leverage ratio declined from 14.05% to 9.12%.

23. Segment Information

The Corporation is a multi-bank holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its two chartered bank subsidiaries, The Park National Bank (headquartered in Newark, Ohio) and Vision Bank (headquartered in Panama City, Florida). Guardian Financial Services Company is a consumer finance company and is excluded from PNB for segment reporting purposes. GFSC is included within the presentation of “All Other” in the segment reporting tables that follow. GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. Park’s two operating segments are in line with GAAP as there are: (i) two separate and distinct geographic markets in which Park operates, (ii) discrete financial information is available for each operating segment and (iii) the segments are aligned with internal reporting to Park’s Chief Executive Officer, who is the chief operating decision maker.

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2011 (In thousands)
	PNB	VB	All Other	Total
Net interest income	$236,282	$27,078	$9,874	$273,234
Provision for loan losses	30,220	31,052	2,000	63,272
Other income (loss)	90,982	6,617	(2,689)	94,910
Other expense	146,235	31,379	10,703	188,317
Income (loss) before taxes	150,809	(28,736)	(5,518)	116,555
Income taxes (benefit)	43,958	(6,210)	(3,333)	34,415
Net income (loss)	$106,851	$(22,526)	$(2,185)	$82,140
Balances at December 31, 2011
Assets	$6,281,747	$650,935	$39,563	$6,972,245
Assets held for sale (1)	--	382,462	--	382,462
Loans	4,172,424	123,883	20,792	4,317,099
Deposits	4,611,646	32	(146,564)	4,465,114
Liabilities held for sale (2)	--	536,186	--	536,186

Operating results for the year ended December 31, 2010 (In thousands)
	PNB	VB	All Other	Total
Net interest income	$237,281	$27,867	$8,896	$274,044
Provision for loan losses	23,474	61,407	2,199	87,080
Other income (loss)	80,512	(6,024)	392	74,880
Other expense	144,051	31,623	11,433	187,107
Income (loss) before taxes	150,268	(71,187)	(4,344)	74,737
Income taxes (benefit)	47,320	(25,773)	(4,911)	16,636
Net income (loss)	$102,948	$(45,414)	$567	$58,101
Balances at December 31, 2010
Assets	$6,495,558	$791,945	$(5,242)	$7,282,261
Loans	4,074,775	640,580	17,330	4,732,685
Deposits	4,622,693	633,432	(160,705)	5,095,420

Operating results for the year ended December 31, 2009 (In thousands)
	PNB	VB	All Other	Total
Net interest income	$236,107	$25,634	$11,750	$273,491
Provision for loan losses	22,339	44,430	2,052	68,821
Other income (loss)	82,770	(2,047)	467	81,190
Other expense	148,048	28,091	12,586	188,725
Income (loss) before taxes	148,490	(48,934)	(2,421)	97,135
Income taxes (benefit)	47,032	(18,824)	(5,265)	22,943
Net income (loss)	$101,458	$(30,110)	$2,844	$74,192
Balances at December 31, 2009
Assets	$6,182,257	$897,981	$(39,909)	$7,040,329
Loans	3,950,599	677,018	12,815	4,640,432
Deposits	4,670,113	688,900	(170,961)	5,188,052

(1)	The assets held for sale represent the loans and other assets at Vision Bank that will be sold in the first quarter of 2012.
(2)	The liabilities held for sale represent the deposits and other liabilities at Vision Bank that will be sold in the first quarter of 2012.

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2011
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$263,360	$7,562	$170,052	$37,748	$6,932,682	$4,611,678
Elimination of intersegment items	-	-	-	-	(57,286)	(146,564)
Parent Co. & GFSC totals - not eliminated	9,874	21	10,682	(3,333)	96,849	-
Totals	$273,234	$7,583	$180,734	$34,415	$6,972,245	$4,465,114

	2010
	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$265,148	$7,109	$168,565	$21,547	$7,287,503	$5,256,125
Elimination of intersegment items	-	-	-	-	(77,876)	(160,705)
Parent Co. & GFSC totals - not eliminated	8,896	17	11,416	(4,911)	72,634	-
Totals	$274,044	$7,126	$179,981	$16,636	$7,282,261	$5,095,420

	2009
	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$261,741	$7,451	$168,688	$28,208	$7,080,238	$5,359,013
Elimination of intersegment items	-	-	-	-	(114,214)	(170,961)
Parent Co. & GFSC totals - not eliminated	11,750	22	12,564	(5,265)	74,305	-
Totals	$273,491	$7,473	$181,252	$22,943	$7,040,329	$5,188,052

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

Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $4.21 million, $5.97 million and $5.22 million in 2011, 2010 and 2009, respectively.

At December 31, 2011 and 2010, stockholders’ equity reflected in the Parent Company balance sheet includes $146.6 million and $143 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Balance Sheets
	December 31,
(In thousands)	2011	2010
Assets:
Cash	$140,607	$160,011
Investment in subsidiaries	602,270	601,201
Debentures receivable from subsidiary banks	5,000	5,000
Other investments	2,280	1,451
Other assets	90,438	69,845
Total assets	$840,595	$837,508

Liabilities:
Dividends payable	$-	$-
Subordinated notes	50,250	50,250
Other liabilities	47,981	57,550
Total liabilities	98,231	107,800
Total stockholders’ equity	742,364	729,708
Total liabilities and stockholders’ equity	$840,595	$837,508

Statements of Income
	For the Years ended December 31,
(in thousands)	2011	2010	2009
Income:
Dividends from subsidiaries	$105,000	$80,000	$75,000
Interest and dividends	4,669	4,789	4,715
Other	(2,653)	411	489
Total income	107,016	85,200	80,204
Expense:
Other, net	11,721	12,632	10,322
Total expense	11,721	12,632	10,322
Income before federal taxes and equity in undistributed losses of subsidiaries	95,295	72,568	69,882
Federal income tax benefit	4,799	5,993	6,210
Income before equity in undistributed losses of subsidiaries	100,094	78,561	76,092
Equity in undistributed losses of subsidiaries	(17,954)	(20,460)	(1,900)
Net income	$82,140	$58,101	$74,192

Notes to Consolidated Financial Statements

Statements of Cash Flows
	For the Years ended December 31,
(In thousands)	2011	2010	2009
Operating activities:
Net income	$82,140	$58,101	$74,192
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed losses of subsidiaries	17,954	20,460	1,900
Other than temporary impairment charge, investments	(560)	23	140
(Increase) decrease in other assets	(20,204)	7,321	(18,420)
(Decrease) increase in other liabilities	(9,575)	(3,763)	24,178
Net cash provided by operating activities	69,755	82,142	81,990

Investing activities:
Purchase of investment securities	(250)	-	(113)
Capital contribution to subsidiary	(26,000)	(52,000)	(37,000)
Repayment of debentures receivable from subsidiaries	-	2,500	-
Net cash used in investing activities	(26,250)	(49,500)	(37,113)

Financing activities:
Cash dividends paid	(62,907)	(62,076)	(58,035)
Proceeds from issuance of common stock and warrants	-	33,541	53,475
Proceeds from issuance of subordinated notes	-	-	35,250
Cash payment for fractional shares	(2)	(4)	(2)
Proceeds from issuance of preferred stock	-	-	-
Net cash (used in) provided by financing activities	(62,909)	(28,539)	30,688
(Decrease) increase in cash	(19,404)	4,103	75,565
Cash at beginning of year	160,011	155,908	80,343
Cash at end of year	$140,607	$160,011	$155,908

25. Participation in the U.S. Treasury Capital Purchase Program

On December 23, 2008, Park issued $100 million of cumulative perpetual preferred shares, with a liquidation preference of $1,000 per share (the “Senior Preferred Shares”). The Senior Preferred Shares constitute Tier 1 capital and rank senior to Park’s common shares. The Senior Preferred Shares pay cumulative dividends at a rate of 5% per annum through February 14, 2014 and will reset to a rate of 9% per annum thereafter. For the year ended December 31, 2011, Park recognized a charge to retained earnings of $5.9 million representing the preferred stock dividend and accretion of the discount on the preferred stock, associated with its participation in the CPP.

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

Notes to Consolidated Financial Statements

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

26. Sale of Common Shares and Issuance of Common Stock Warrants

There were no sales of common shares or issuance of common stock warrants during 2011. Outstanding as of December 31, 2010 were 35,992 Series A Common Share Warrants and 35,992 Series B Common Share Warrants which were issued as part of the registered direct public offering completed on December 10, 2010. The Series A and Series B Common Share Warrants had an exercise price of $76.41. The Series A Common Share Warrants issued in December 2010 were not exercised and expired on June 10, 2011. The Series B Common Share Warrants issued in December 2010 were not exercised and expired on December 20, 2011.

27. Subsequent Event – Vision Bank Closing

On February 16, 2012, Park and its wholly-owned subsidiary, Vision Bank, a Florida state-chartered bank, completed their sale of substantially all of the performing loans, operating assets and liabilities associated with Vision Bank to Centennial Bank (“Centennial”), an Arkansas state-chartered bank which is a wholly-owned subsidiary of Home BancShares, Inc., an Arkansas Corporation (“Home”), as contemplated by the previously announced Purchase and Assumption Agreement by and between Park, Vision, Home and Centennial, dated as of November 16, 2011, as amended by the First Amendment to Purchase and Assumption Agreement, dated as of January 25, 2012 (the “Agreement”).

In accordance with the Agreement, on the closing date, Vision sold approximately $354 million in performing loans, approximately $520 million of deposits, fixed assets of approximately $12.5 million and other miscellaneous assets and liabilities for a purchase price of $27.9 million. Subsequent to the transactions contemplated by the Agreement, Vision was left with approximately $22 million of performing loans (including mortgage loans held for sale) and non-performing loans with a fair value of $88 million. Park will record a pre-tax gain, net of expenses directly related to the sale, of approximately $22 million, resulting from the transactions contemplated by the Agreement.

Promptly following the closing of the transactions contemplated by the Agreement, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation (the “OFR”) and became a non-bank Florida corporation (the “Florida Corporation”). The Florida Corporation merged with and into a wholly-owned, non-bank subsidiary of Park, SE Property Holdings, LLC (“SE, LLC”), with SE, LLC being the surviving entity.

