Form 10-K, Exhibit 13
period 2012-12-31
PARK NATIONAL CORP /OH/
filed 2013-02-26
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis presents the financial condition and results of operations for Park National Corporation and its subsidiaries ("Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and weakening in the economy, specifically the real estate market and the credit market, either nationally or in the states in which Park and its subsidiaries do business, may be worse than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; changes in unemployment; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act's provisions, the Budget Control Act of 2011 and the American Taxpayer Relief Act of 2012; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of fiscal and governmental policies of the United States federal government; adequacy of our risk management program; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; demand for loans in the respective market areas served by Park and its subsidiaries; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the Securities and Exchange Commission including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Park does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

SALE OF VISION BANK BUSINESS
On February 16, 2012, Park completed the purchase and assumption transaction between Park, Home BancShares, Inc. (“Home”) and their respective subsidiary banks. Home subsidiary, Centennial Bank (“Centennial”), purchased certain assets and liabilities of Vision Bank ("Vision") for a purchase price of $27.9 million. Centennial purchased performing loans with an unpaid principal balance of $355.8 million, assumed ownership or operation of all 17 Vision office locations, and assumed deposit liabilities of $522.9 million. Certain other miscellaneous assets and liabilities were also purchased by Centennial. The remaining assets and liabilities were retained by Vision. As a result of the transaction, Park recorded a pre-tax gain of $22.2 million (after actual expenses directly related to the transaction) and agreed to allow Centennial to "put back" up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. Refer to the "Other expense" section for additional discussion of the loan put.

OVERVIEW
Net income for 2012 was $78.6 million, compared to $82.1 million in 2011 and $58.1 million in 2010. Diluted earnings per common share were $4.88, $4.95 and $3.45 for 2012, 2011 and 2010, respectively.

Net income for 2012 included the gain from the sale of the Vision business of $22.2 million ($14.4 million after-tax). Results for 2011 and 2010 included gains of $28.8 million ($18.7 million after-tax) and $11.9 million ($7.7 million after-tax), respectively, from the sale of investment securities. Excluding the gain from the sale of the Vision business and gains from the sale of securities, net income for 2012, 2011 and 2010, respectively, would have been $64.2 million, $63.4 million, and $50.4 million.

The table below reflects the net income (loss) by segment for each of the fiscal years ended December 31, 2012, 2011 and 2010. Park's segments include The Park National Bank (“PNB”), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC (“SEPH”) and "All Other" which primarily consists of Park as the "Parent Company." For 2011 and 2010, the table includes the net loss at Vision, also considered an operating segment until the sale of the Vision business.

Table 1 - Net Income (Loss) By Segment
(In thousands)	2012	2011	2010
PNB	$87,106	$106,851	$102,948
GFSC	3,550	2,721	2,006
Park Parent Company	195	(1,595)	(1,439)
Ohio-based operations	$90,851	$107,977	$103,515
Vision Bank	—	(22,526)	(45,414)
SEPH	(12,221)	(3,311)	—
Total Park	$78,630	$82,140	$58,101

The “Park Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with it's primary objective of problem asset disposition. Management considers the “Ohio-based operations” results to reflect the business of Park and its subsidiaries going forward. The discussion below provides additional information regarding Park's operating segments.

Tables 2 through 6 show the components of net income for 2012, 2011 and 2010 for Park National Corporation and its wholly owned subsidiaries. The subsidiaries that will be reviewed in the tables are PNB, SEPH (including Vision through February 16, 2012), GFSC and Parent Company for Park (excludes SEPH results). We have also included some summary information on the balance sheet.

Table 2 - PNB – Summary Income Statement
For the years ended December 31,
(In thousands)	2012	2011	2010
Net interest income	$221,758	$236,282	$237,281
Provision for loan losses	16,678	30,220	23,474
Fee income	70,739	67,348	68,648
Security gains	—	23,634	11,864
Operating expenses	156,516	146,235	144,051
Income before taxes	$119,303	$150,809	$150,268
Federal income taxes	32,197	43,958	47,320
Net income	$87,106	$106,851	$102,948
Net income excluding security gains	$87,106	$91,489	$95,236

Balances at December 31,
(In thousands)	2012	2011	2010
Assets	$6,502,579	$6,281,747	$6,495,558
Loans	4,369,173	4,172,424	4,074,775
Deposits	4,814,107	4,611,646	4,622,693

Excluding the after-tax impact of security gains in 2011 and 2010, PNB's net income was $91.5 million and $95.2 million, respectively, compared to $87.1 million in 2012.  The $4.4 million decrease in net income in 2012, compared to net income excluding the after-tax impact of security gains in 2011, was due to a $14.5 million decline in net interest income and an increase in operating expenses of $10.3 million, offset by a $13.5 million decline in the provision for loan losses and an increase to fee income of $3.4 million.  The decrease in net income excluding the after-tax impact of security gains in 2011, compared to 2010, was primarily due to an increase in the provision for loan losses of $6.7 million or 28.7%. This increase was largely due to an increase in the provision for loan losses pertaining to participation loans that PNB had purchased from Vision in 2007 and 2008.  The loan loss provision for those participation loans was $3.4 million, $11.1 million and $7.1 million in 2012, 2011 and 2010, respectively.

Table 3 - GFSC –Summary Income Statement
For the years ended December 31,
(In thousands)	2012	2011	2010
Net interest income	$9,156	$8,693	$7,611
Provision for loan losses	859	2,000	2,199
Fee income	—	—	2
Operating expenses	2,835	2,506	2,326
Income before taxes	$5,462	$4,187	$3,088
Federal income taxes	1,912	1,466	1,082
Net income	$3,550	$2,721	$2,006

Balances at December 31,
(In thousands)	2012	2011	2010
Assets	$49,926	$46,682	$43,209
Loans	50,082	47,111	43,714
Deposits	8,358	8,013	7,062

Net income for GFSC was $3.5 million for the year ended December 31, 2012, an increase of $829,000 or 30.5% from $2.7 million for fiscal year 2011. This improvement was the result of increased net interest income due to the 6.31% increase in loans in 2012, as well as a lower provision for loan losses based on improving trends, including declines in net-charge-offs, in the GFSC loan portfolio.

The table below provides financial results for SEPH for the years ended December 31, 2012 and 2011. The results for fiscal year 2012 include the results for Vision through February 16, 2012, the date that Vision was merged with and into SEPH. Also included below are the financial results for Vision for the years ended December 31, 2011 and 2010.

Table 4 - SEPH/Vision - Summary Income Statement
For the years ended December 31,
(In thousands)	SEPH 2012	SEPH 2011	Vision 2011	Vision 2010
Net interest income	$(341)	$(974)	$27,078	$27,867
Provision for loan losses	17,882	—	31,052	61,407
Fee income	(736)	(3,039)	1,422	(6,024)
Security gains	—	—	5,195	—
Gain on sale of Vision business	22,167	—	—	—
Total other expense	22,032	1,082	31,379	31,623
Loss before income tax benefit	$(18,824)	$(5,095)	$(28,736)	$(71,187)
Income tax benefit	(6,603)	(1,784)	(6,210)	(25,773)
Net loss	$(12,221)	$(3,311)	$(22,526)	$(45,414)
Net loss excluding security gains	$(12,221)	$(3,311)	$(25,903)	$(45,414)

Balances at December 31,
(In thousands)	SEPH 2012	SEPH 2011	Vision 2011	Vision 2010
Assets	$104,428	$34,989	$650,935	$791,945
Assets held for sale (1)	—	—	382,462	—
Loans	59,178	—	123,883	640,580
Deposits	—	—	32	633,432
Liabilities held for sale (2)	—	—	536,186	—

(1)	The assets held for sale represent the loans and other assets at Vision that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision that were sold in the first quarter of 2012.

SEPH's assets primarily include performing and nonperforming loans, as well as OREO assets, that were not sold to Centennial as part of the sale of the Vision business on February 16, 2012. Net loss for SEPH was $12.2 million for the year ended December 31, 2012, compared to a net loss for the combined SEPH/Vision of $29.2 million, excluding the after-tax impact of security gains, for fiscal year 2011. The primary drivers of income/loss for SEPH are (1) charge-offs on loans retained following the sale of the Vision business which result in a dollar for dollar provision for loan loss, (2) recoveries on loans previously charged off, (3) gain/loss on the sale of OREO properties, (4) OREO devaluation adjustments based on appraisals received annually and (5) the expense of working down the portfolio of loans and OREO, including legal and third-party workout specialist costs.

The table below reflects the results for Park's Parent Company for the fiscal years ended December 31, 2012, 2011 and 2010.

Table 5 - Park Parent Company - Summary Income Statement
For the years ended December 31,
(In thousands)	2012	2011	2010
Net interest income	$4,742	$2,155	$1,285
Provision for loan losses	—	—	—
Fee income	233	350	390
Total other expense	6,585	7,115	9,107
Loss before income tax benefit	$(1,610)	$(4,610)	$(7,432)
Federal income tax benefit	(1,805)	(3,015)	(5,993)
Net income (loss)	$195	$(1,595)	$(1,439)

For the year ended December 31, 2012, Park's Parent Company had net income of $195,000, compared to a net loss of $1.6 million in 2011. Net interest income for Park's Parent Company included interest income on loans by Park to SEPH and on subordinated debt investments by Park with PNB, which were eliminated in the consolidated Park National Corporation totals. Additionally, net interest income included interest expense related to the $35.25 million and $30 million of subordinated notes issued by Park in December 2009 and April 2012, respectively.

Table 6 - Park – Summary Income Statement
For the years ended December 31,
(In thousands)	2012	2011	2010
Net interest income	$235,315	$273,234	$274,044
Provision for loan losses	35,419	63,272	87,080
Fee income	70,236	66,081	63,016
Gain on sale of Vision business	22,167	—	—
Security gains	—	28,829	11,864
Operating expenses	187,968	188,317	187,107
Income before taxes	$104,331	$116,555	$74,737
State income taxes	—	6,088	(1,161)
Federal income taxes	25,701	28,327	17,797
Net income	$78,630	$82,140	$58,101

Balances at December 31,
(In thousands)	2012	2011	2010
Assets	$6,642,803	$6,972,245	$7,282,261
Assets held for sale (1)	—	382,462	—
Loans	4,450,322	4,317,099	4,732,685
Deposits	4,716,032	4,465,114	5,095,420
Liabilities held for sale (2)	—	536,186	—

(1)	The assets held for sale represent the loans and other assets at Vision that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision that were sold in the first quarter of 2012.

PROJECTION OF FISCAL 2013 RESULTS - BY OPERATING SEGMENT
The information in the table below provides Park's current projection of pre-tax, pre-provision income (loss) by operating segment for the 2013 fiscal year. Pre-tax, pre-provision income (loss) is calculated using net interest income, plus other income, less other expense. For comparison purposes, management has also included the pre-tax, pre-provision results for the fiscal year ended December 31, 2012.

Table 7 - Projected Pre-tax, Pre-provision Income (Loss)
(In thousands)	2012	Projected range for 2013
PNB	$135,981	$129,000	$139,000
GFSC	6,321	5,000	6,000
Parent excluding SEPH	(1,610)	(5,000)	(4,000)
Total Ohio-based operations	$140,692	$129,000	$141,000

SEPH *	(942)	(16,000)	(10,000)
Park National Corporation	$139,750	$113,000	$131,000
* Includes Vision's results through February 16, 2012, including the $22.2 million pre-tax gain on the sale of the Vision business on February 16, 2012.

Management expects the low interest rate environment to remain throughout 2013. Credit loss experience is expected to continue to improve. Similar to management's guidance one year ago, loan growth is expected to grow modestly, between 1% and 3%.

The information below begins with Park's projected consolidated pre-tax, pre-provision income and incorporates a projected range for provision for loan losses, income before income tax, income taxes and net income for Park on a consolidated basis in 2013.

Table 8 - Projected Net Income
(In thousands)	2012 Actual	Projected range for 2013
Pre-tax, pre-provision income	$139,750	$113,000	$131,000
Provision for loan losses	35,419	20,000	15,000
Income before income tax	$104,331	$93,000	$116,000
Income taxes	25,701	23,250	30,160
Net income	$78,630	$69,750	$85,840

SUMMARY DISCUSSION OF OPERATING RESULTS FOR PARK
A year ago, Park’s management projected that net interest income would be $240 million to $250 million in 2012.  The actual results in 2012 were $235.3 million, $4.7 million below the bottom of the projected range.  Park’s management projected that the average interest earning assets for 2012 would be approximately $6,200 million.  The actual average interest earning assets for the year were $6,190 million, $10 million or 0.2% lower than the projected balance.  Park’s forecast for the net interest margin in 2012 was a range of 3.88% to 3.98%.  The actual results for the year were 3.83%, slightly below the bottom of the estimated range.

Park’s management also projected a year ago that the provision for loan losses would be $20 million to $27 million in 2012.  The actual provision for loan losses in 2012 was $35.4 million, which exceeded the top of the estimated range by $8.4 million.

Fee income for 2012 was $70.2 million, excluding the $22.2 million pre-tax gain on the sale of the Vision business.  A year ago, Park’s management projected that fee income would be in a range of $62 million to $66 million.  The actual results were $4.2 million above the top of the range.

A year ago, Park’s management projected that operating expenses would be approximately $170 million to $175 million.  Operating expenses for 2012 were $188.0 million, $13.0 million above the top of the estimated range.

ISSUANCE OF PREFERRED SHARES AND EMERGENCY ECONOMIC STABILIZATION ACT
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

Park elected to apply for $100 million of funds through the CPP.  On December 23, 2008, Park completed the sale to the U.S. Treasury of $100 million of newly-issued Park non-voting preferred shares as part of the CPP.  Park entered into a Securities Purchase Agreement and a Letter Agreement with the U.S. Treasury on December 23, 2008. Pursuant to these agreements, Park issued and sold to the U.S. Treasury (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares at an exercise price of $65.97 per share, for an aggregate purchase price of $100 million.  The Warrant had a ten-year term.  All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by Park to the U.S. Treasury under the CPP qualified as Tier 1 capital for regulatory purposes.

U.S. Generally Accepted Accounting Principles (GAAP) required management to allocate the proceeds from the issuance of the Series A Preferred Shares between the Series A Preferred Shares and related Warrant.  The terms of the Series A Preferred Shares required that Park pay a cumulative dividend at the rate of 5 percent per annum until February 14, 2014, and 9 percent thereafter.  Management determined that the 5 percent dividend rate was below market value; therefore, the fair value of the Series A Preferred Shares was less than the $100 million in proceeds.  Management determined that a reasonable market discount rate was 12 percent for the fair value of the Series A Preferred Shares and used the Black-Scholes model to calculate the fair value of the Warrant (and related common shares).  The allocation between the Series A Preferred Shares and the Warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively.  The discount on the Series A Preferred Shares of $4.3 million was accreted through retained earnings using the level yield method over a 60-month period.  GAAP requires Park to measure earnings per share with earnings available to common shareholders.  Therefore, the Consolidated Statements of Income reflect a line item for “Preferred stock dividends and accretion” and a line item for “Income available to common shareholders”.  The dividends and accretion on the Series A Preferred Shares totaled $3,425,000 for 2012, $5,856,000 for 2011 and $5,807,000 for 2010.   The accretion of the discount was $1,854,000 in 2012, $856,000 in 2011 and $807,000 in 2010.

On April 25, 2012, Park entered into a Letter Agreement with the U.S. Treasury pursuant to which Park repurchased the 100,000 Series A Preferred Shares for a purchase price of $100 million plus pro rata accrued and unpaid dividends. Total consideration of $101.0 million included accrued and unpaid dividends of $1.0 million. In addition to the accrued and unpaid dividends of $1.0 million, the charge to retained earnings, resulting from the repurchase of the Series A Preferred Shares, was $1.6 million on April 25, 2012.

On May 2, 2012, Park entered into a Letter Agreement pursuant to which Park repurchased from the U.S. Treasury the Warrant to purchase 227,376 Park common shares for consideration of $2.8 million, or $12.50 per Park common share.

Income available to common shareholders is net income minus the preferred share dividends and accretion.  Income available to common shareholders was $75.2 million for 2012, $76.3 million for 2011, and $52.3 million for 2010.

See Note 1 and Note 25 of the Notes to Consolidated Financial Statements for additional information on the Series A Preferred Shares.

DIVIDENDS ON COMMON SHARES

Cash dividends declared on common shares were $3.76 in 2012, 2011 and 2010 and the quarterly cash dividend on common shares was $0.94 per share for each quarter of 2012, 2011 and 2010.

CRITICAL ACCOUNTING POLICIES
The significant accounting policies used in the development and presentation of Park’s consolidated financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements.  The accounting and reporting policies of Park conform with GAAP and general practices within the financial services industry.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  Actual results could differ from those estimates.

Park management believes the determination of the allowance for loan and lease losses ("ALLL") involves a higher degree of judgment and complexity than its other significant accounting policies.  The ALLL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable incurred credit losses in the loan portfolio.  Management’s determination of the adequacy of the ALLL is based on periodic evaluations of the loan portfolio and of current economic conditions.  However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, the loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses on consumer loans and residential mortgage loans based on historical loss experience and current economic conditions.  All of these factors may be susceptible to significant change.  To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods. Refer to the “CREDIT EXPERIENCE - Provision for Loan Losses” section for additional discussion.

Other real estate owned (“OREO”), property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized in other income on the date of sale.  At December 31, 2012, OREO totaled $35.7 million, a decrease of 15.6%, compared to $42.3 million at December 31, 2011.

In accordance with GAAP, management utilizes the fair value hierarchy, which has the objective of maximizing the use of observable market inputs.  The accounting guidance also requires disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and cash flow analysis. At December 31, 2012, financial assets valued using Level 3 inputs for Park had an aggregate fair value of approximately $74.6 million. This was 6.1% of the total amount of assets measured at fair value as of the end of the year. The fair value of impaired loans was approximately $53.9 million (or 72.3%) of the total amount of Level 3 inputs.  Additionally, there were $78.2 million of loans that were impaired and carried at cost, as fair value exceeded book value for each individual credit. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Management believes that the accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of Park’s banking subsidiary to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. GAAP requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the second step of the impairment test is required. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. The fair value of the goodwill, which resides on the books of PNB, Park’s subsidiary bank, is estimated by reviewing the past and projected operating results for PNB, deposit and loan totals for PNB and banking industry comparable information. At December 31, 2012, on a consolidated basis, Park had core deposit intangibles of $337,000 subject to amortization and $72.3 million of goodwill, which was not subject to periodic amortization.

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2012, Park operated 130 financial service offices (including GFSC) and a network of 144 automated teller machines in 28 Ohio counties and one county in northern Kentucky.

A summary of financial data, average loans and average deposits, for Park’s banking subsidiaries and their divisions for 2012, 2011 and 2010 is shown in Table 9.  See Note 23 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for various divisions of PNB are not reported on a separate basis and, therefore, net income is not included in the summary financial data below.

Table 9 - Park National Corporation Affiliate Financial Data
	2012		2011		2010
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,286,751	$1,354,196	$1,206,520	$1,387,223	$1,141,941	$1,315,047
Security National Bank Division	412,388	767,560	394,605	685,428	377,503	647,417
First-Knox National Bank Division	513,976	507,237	493,158	482,537	470,832	475,419
Century National Bank Division	604,382	480,536	573,056	460,825	547,014	477,248
Richland Trust Bank Division	248,421	439,420	244,687	422,261	226,094	437,974
Fairfield National Bank Division	245,064	394,239	236,467	383,358	219,310	376,985
Second National Bank Division	302,185	290,870	281,749	281,347	273,531	282,654
Park National SW & N KY Bank Division	291,297	218,407	329,690	240,213	349,700	258,593
United Bank Division	92,258	196,841	95,528	193,685	96,752	202,550
Unity National Bank Division	147,956	149,537	146,965	145,051	147,239	134,125
Farmers & Savings Bank Division	95,661	75,684	97,228	71,386	99,839	68,924
Scope Aircraft Finance	175,019	9	156,681	9	146,424	10
SEPH/Vision Bank	133,306	67,737	582,221	575,784	666,652	666,868
Guardian Finance	48,987	8,524	45,957	8,093	40,792	6,219
Parent Company, including consolidating entries	(186,990)	(115,400)	(171,001)	(144,711)	(161,145)	(168,018)
Consolidated Totals	$4,410,661	$4,835,397	$4,713,511	$5,192,489	$4,642,478	$5,182,015

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $4,835 million in 2012, compared to $5,192 million in 2011 and $5,182 million in 2010.

Total deposits were $4,716 million at December 31, 2012, compared to $4,465 million at December 31, 2011.  This represents an increase in total deposits of $251 million or 5.6% in 2012.  The increase in total deposits in 2012 was predominately in Park's non-interest bearing checking accounts and interest bearing savings accounts.

Table 10 - Year-End Deposits
December 31,
(In thousands)	2012	2011	Change
Non-interest bearing checking	$1,137,290	$995,733	$141,557
Interest bearing transaction accounts	1,088,617	1,037,385	51,232
Savings	1,038,356	931,527	106,829
All other time deposits	1,450,424	1,499,105	(48,681)
Other	1,345	1,364	(19)
Total	$4,716,032	$4,465,114	$250,918

A year ago, management projected that Park's total deposits would increase by 1% to 2% in 2012.

The Federal Open Market Committee (“FOMC”) of the Federal Reserve Board decreased the federal funds rate from 4.25% at December 31, 2007 to a range of 0% to 0.25% at year-end 2008.  The FOMC aggressively lowered the federal funds rate during 2008 as the severity of the economic recession increased.  The FOMC has maintained the targeted federal funds rate in the 0% to 0.25% range for all of 2009, 2010, 2011 and 2012, as the U.S. economy has gradually recovered from the severe recession.  The average federal funds rate was 0.15% for 2012, 0.10% for 2011 and 0.18% for 2010.

The average interest rate paid on interest bearing deposits was 0.49% in 2012, compared to 0.66% in 2011 and 0.98% in 2010.  The average cost of interest bearing deposits for each quarter of 2012 was 0.42% for the fourth quarter, 0.46% for the third quarter, 0.53% for the second quarter and 0.56% for the first quarter.

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.26% in 2012, compared to 0.28% in 2011 and 0.39% in 2010.

The year-end balance for short-term borrowings was $344 million at December 31, 2012, compared to $264 million at December 31, 2011 and $664 million at December 31, 2010. The increase from 2011 to 2012 and the large decrease from 2010 to 2011 were due to investment security purchases at year-end 2012 and year-end 2010 that were temporarily funded through the use of short-term borrowings.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  (The average balance of long-term debt and the average cost of long-term debt includes the subordinated debentures and subordinated notes discussed in the following section.)  In 2012, average long-term debt was $908 million, compared to $882 million in 2011 and $725 million in 2010.  Average total debt (long-term and short-term) was $1,166 million in 2012, compared to $1,179 million in 2011 and $1,026 million in 2010.  Average total debt decreased by $13 million or 1.1% in 2012 compared to 2011 and increased by $153 million or 14.9% in 2011 compared to 2010. The increase in average total debt in 2011 compared to 2010 was primarily due to the increase in average loans combined with an increase in average taxable investments.  Management increased the amount of long-term debt during 2011 to partially offset the interest rate risk from maintaining 15-year, fixed-rate residential mortgage loans on Park’s balance sheet.  Average long-term debt was 78% of average total debt in 2012 compared to 75% in 2011 and 71% in 2010.

On November 30, 2012, Park's banking subsidiary, PNB, restructured $300 million of fixed rate repurchase agreement borrowings with a third-party investment banking firm. The restructuring reduced the weighted average interest rate paid on the debt from 4.04% to 1.75% and extended the weighted average maturity term from 4.4 years to 5.0 years. A $25 million prepayment penalty was paid by PNB to the third-party investment banking firm as part of the restructuring which will be amortized over the five-year remaining term of the restructured borrowing. The effective rate on the restructured borrowing is 3.40%, including the impact of the prepayment penalty amortization.

The average interest rate paid on long-term debt was 3.45% for 2012, compared to 3.42% for 2011 and 3.91% for 2010.

Subordinated Debenture/Notes: Park assumed, with the 2007 Vision acquisition, $15 million of floating rate junior subordinated notes.  The interest rate on these junior subordinated notes adjusts every quarter at 148 basis points above the three-month LIBOR interest rate.  The maturity date for the junior subordinated notes is December 30, 2035 and the junior subordinated notes may be prepaid after December 30, 2010.  These junior subordinated notes qualify as Tier 1 capital under current Federal Reserve Board guidelines.

Park’s banking subsidiary, PNB, issued a $25 million subordinated debenture on December 28, 2007.  The interest rate on this subordinated debenture adjusted every quarter at 200 basis points above the three-month LIBOR interest rate.  The maturity date for the subordinated debenture was December 29, 2017 and the subordinated debenture was eligible to be prepaid after December 28, 2012.  On January 2, 2008, Park entered into a “pay fixed-receive floating” interest rate swap agreement for a notional amount of $25 million with a maturity date of December 28, 2012.  This interest rate swap agreement was designed to hedge the cash flows pertaining to the $25 million subordinated debenture until December 28, 2012.  Management converted the cash flows related to this subordinated debenture to a fixed interest rate of 6.01% through the use of the interest rate swap.  This subordinated debenture qualified as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”) and the Federal Reserve Board. This subordinated debenture was paid off in full on December 31, 2012.

On December 23, 2009, Park issued $35.25 million of subordinated notes to 38 purchasers.  These subordinated notes have a fixed annual interest rate of 10% with quarterly interest payments.  The maturity date of these subordinated notes is December 23, 2019.  These subordinated notes may be prepaid by Park any time after December 23, 2014.  The subordinated notes qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board.  Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.

On April 20, 2012, Park issued $30.0 million of subordinated notes to 56 purchasers.  These subordinated notes have a fixed annual interest rate of 7% with quarterly interest payments. The maturity date of these subordinated notes is April 20, 2022.   The subordinated notes may be prepaid by Park any time after April 20, 2017. The subordinated notes qualify as Tier 2 Capital under applicable rules and regulations of the Federal Reserve Board. Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.

See Note 11 of the Notes to Consolidated Financial Statements for additional information on the subordinated debenture and subordinated notes.

Sale of Common Shares:  Park sold an aggregate of 509,184 common shares, out of treasury shares, during 2010.  Of the 509,184 common shares sold in 2010, 437,200 common shares were issued upon the exercise of warrants associated with the capital raise that closed on October 30, 2009.   As part of the capital raise that closed on December 10, 2010, Park sold 71,984 common shares and issued warrants for the purchase of 71,984 common shares.  In total for 2010, Park sold 509,184 common shares and issued warrants covering 71,984 common shares at a weighted average price per share of $67.99 for gross proceeds of $34.6 million.  Net of selling expenses and professional fees, Park raised $33.5 million of common equity from capital raising activities in 2010.

There were no sales of common shares during the years ended December 31, 2012 or 2011.

Shareholders' Equity: Tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) to tangible assets (total assets less goodwill and other intangible assets) was 8.79% at December 31, 2012, compared to 9.68% at December 31, 2011 and 9.04% at December 31, 2010.

The ratio of tangible shareholders’ equity to tangible assets for each of the fiscal years ended December 31, 2011 and 2010 included the issuance of $100 million of Park Series A Preferred Shares to the U.S. Treasury on December 23, 2008. As previously discussed, Park repurchased the $100 million of Park Series A Preferred Shares from the U.S. Treasury on April 25, 2012.  Excluding the balance of Series A Preferred Shares, the ratio of tangible common shareholders’ equity to tangible assets was 8.25% at December 31, 2011 and 7.69% at December 31, 2010. As noted above, the ratio of tangible common shareholders’ equity to tangible assets was 8.79% at December 31, 2012.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.  The unrealized holding gain on AFS securities, net of income taxes, was $9.6 million at year-end 2012, compared to an unrealized holding gains of $12.7 million at year-end 2011 and $15.1 million at year-end 2010.  The decrease in the amount of unrealized holding gains on AFS securities, net of income taxes, at year-end 2011 was primarily due to the sale of AFS securities in 2011 for gains.  Park sold AFS securities with an amortized cost value of $557 million in 2011 for a gain of $27.7 million.  The large gain from the sale of securities in 2011 was possible due to the sharp decline in long-term interest rates during the year.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the accounting for Park’s Pension Plan.  See Note 13 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s Pension Plan.

Pertaining to the Pension Plan, Park recognized a net comprehensive loss of $6.2 million, $5.0 million and $2.4 million in 2012, 2011 and 2010, respectively.  The comprehensive loss in each of 2012, 2011 and 2010 was due to changes in actuarial assumptions, primarily decreases in the discount rate.  This actuarial loss more than offset the positive investment returns to the Pension Plan in 2010, 2011 and 2012. At year-end 2012, the balance in accumulated other comprehensive income/(loss) pertaining to the Pension Plan was $(27.1) million, compared to $(20.9) million at December 31, 2011, and $(15.9) million at December 31, 2010.

Park also recognized net comprehensive income/(loss) of $0.6 million, $0.5 million and $(0.1) million for the years ended December 31, 2012, 2011 and 2010, respectively, due to the mark-to-market of the $25 million (notional amount) cash flow hedge that expired on December 28, 2012.  See Note 19 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s derivative instruments.

INVESTMENT OF FUNDS
Loans:  Average loans were $4,411 million in 2012, compared to $4,714 million in 2011 and $4,642 million in 2010.  The average yield on loans was 5.35% in 2012, compared to 5.61% in 2011 and 5.80% in 2010.  The average prime lending rate was 3.25% in 2012, 2011 and 2010.  Approximately 52% of Park’s loan balances mature or reprice within one year (see Table 30).  The yield on average loan balances for each quarter of 2012 was 5.23% for the fourth quarter, compared to 5.31% for the third quarter, 5.36% for the second quarter and 5.52% for the first quarter.   At December 31, 2012, loan balances were $4,450 million, compared to $4,317 million at year-end 2011, an increase of $133 million or 3.1%. The loan growth of $133 million in 2012 was due to increases in loans of $197 million at PNB and $3 million at GFSC, offset by a decline in legacy Vision loans held by SEPH of $67 million. The increase in loans experienced at PNB in 2012 was primarily related to continued demand for 1-4 family mortgages, which increased by $123.5 million. Of the $123.5 million increase in the mortgage loan portfolio, approximately $91.1 million of the increase was associated with our decision to continue to retain a portion of the 15-year, fixed-rate mortgages originated by PNB rather than selling these loans in the secondary market. The balance of the increase in loans of $73.2 million was across all loan portfolio categories, with the exception of the real estate construction portfolio, which declined during the 2012 year.

In 2011, year-end loan balances were $4,317 million, a decrease of $416 million or 8.8% from the balance of $4,733 million at year-end 2010. The large decrease in loan balances was primarily due to $369 million of loans at Vision being shown on Park's balance sheet as assets held for sale at December 31, 2011.

A year ago, management projected that year-end loan balances would increase by 1% to 3% in 2012.  The actual change in year-end loan balances was a increase of 3.1%.

Year-end residential real estate loans were $1,713 million, $1,629 million and $1,692 million in 2012, 2011 and 2010, respectively. Residential real estate loans increased by $84 million or 5.2% in 2012, primarily due to management's decision to continue to retain certain of the 15-year, fixed-rate mortgage loans originated during the year. Residential real estate loans decreased by $63.6 million or 3.8% in 2011, due to the pending sale of the Vision business.  The balance of loans for 15-year, fixed rate mortgage was $315 million at December 31, 2011, with a weighted average interest rate of 3.79%.  This 15-year, fixed-rate product increased by $91 million to $406 million at December 31, 2012, and has a weighted average interest rate of 3.57%.

The long-term, fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans.  As mentioned above, during 2010, Park began to retain on its balance sheet certain of the 15-year, fixed-rate residential mortgage loans that it originated.  The balance of sold fixed-rate residential mortgage loans was $1,313 million at year-end 2012, compared to $1,347 million at year-end 2011 and $1,471 million at year-end 2010.  The decrease in Park’s sold residential mortgage loan portfolio of $158 million in the last two years was due to the retention of the 15-year, fixed-rate residential mortgage loan product.  The retained 15-year fixed-rate residential mortgage loan product totaled $406 million at December 31, 2012, an increase of $231 million from the $175 million in this portfolio at December 31, 2010. This increase of $231 million was $73 million more than the decrease in the long-term, fixed-rate residential mortgage sold servicing portfolio.  Management is pleased with this performance, as the 15-year, fixed-rate mortgage loans retained on the balance sheet would have been sold prior to 2010 and included in the servicing portfolio.

Year-end consumer loans were $652 million, $617 million and $667 million in 2012, 2011 and 2010, respectively.  Consumer loans increased by $35 million or 5.7% in 2012 and decreased by $50 million or 7.5% in 2011. The increase in consumer loans in 2012 was primarily due to an increase in automobile lending in Ohio. The decrease in consumer loans in 2011 was primarily due to a decline in automobile loans originated in Ohio, as competition for automobile loans increased in 2011.

On a combined basis, year-end commercial, financial and agricultural loans, real estate construction loans and commercial real estate loans totaled $2,082 million, $2,070 million and $2,371 million at year-end 2012, 2011 and 2010, respectively.  These combined loan totals increased by $12 million or 0.6% in 2012 and decreased by $301 million or 12.7% in 2011. The increase in 2012 was primarily due to an increase in commercial, financial and agricultural loans of $80.1 million, offset by a decline in real estate construction loans of $52.0 million.  The decrease in 2011 was primarily due to the pending sale of the Vision business as $211 million of these combined loan totals were classified as assets held for sale on Park’s balance sheet at December 31, 2011.

Table 11 reports year-end loan balances by type of loan for the past five years.

Table 11 - Loans by Type
December 31,
(In thousands)	2012	2011	2010	2009	2008
Commercial, financial and agricultural	$823,927	$743,797	$737,902	$751,277	$714,296
Real estate - construction	165,528	217,546	406,480	495,518	533,788
Real estate - residential	1,713,645	1,628,618	1,692,209	1,555,390	1,560,198
Real estate - commercial	1,092,164	1,108,574	1,226,616	1,130,672	1,035,725
Consumer	651,930	616,505	666,871	704,430	643,507
Leases	3,128	2,059	2,607	3,145	3,823
Total Loans	$4,450,322	$4,317,099	$4,732,685	$4,640,432	$4,491,337

Table 12 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2012
(In thousands)
Commercial, financial and agricultural	$324,415	$328,565	$170,947	$823,927
Real estate - construction	80,379	34,458	50,691	165,528
Real estate - commercial	143,952	150,253	797,959	1,092,164
Total	$548,746	$513,276	$1,019,597	$2,081,619
Total of these selected loans due
after one year with:
Fixed interest rate		346,454	119,696	$466,150
Floating interest rate		166,822	899,901	$1,066,723

(1)	Nonaccrual loans of $88.4 million are included within the one year or less classification above.

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

Park classifies the majority of its securities as AFS (see Note 4 of the Notes to Consolidated Financial Statements).  These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss).  The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Generally, Park classifies most of the U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as held-to-maturity.  A classification of held-to-maturity means that Park has the positive intent and the ability to hold these securities until maturity.  Park classifies most of its CMOs as held-to-maturity because these securities are generally not as liquid as the other U.S. Government sponsored entity asset-backed securities that Park classifies as AFS.  At year-end 2012, Park’s held-to-maturity securities portfolio was $401 million, compared to $820 million at year-end 2011 and $674 million at year-end 2010.  Park purchased $388 million of CMOs in 2012, $628 million of CMOs in 2011 and $314 million of CMOs in 2010. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by a U.S. Government sponsored entity.

Average taxable investment securities were $1,610 million in 2012, compared to $1,841 million in 2011 and $1,730 million in 2010.  The average yield on taxable securities was 3.14% in 2012, compared to 3.74% in 2011 and 4.44% in 2010.  Average tax-exempt investment securities were $3.1 million in 2012, compared to $8 million in 2011 and $17 million in 2010.  The average tax-equivalent yield on tax-exempt investment securities was 7.03% in 2012, compared to 7.17% in 2011 and 7.24% in 2010.

Year-end total investment securities (at amortized cost) were $1,567 million in 2012, compared to $1,689 million in 2011 and $2,017 million in 2010.  Management purchased investment securities totaling $1,227 million in 2012, $1,268 million in 2011 and $3,033 million in 2010. The decrease in investment purchases during 2011 was primarily due to the reduced interest rate environment during the year and partially due to management’s decision to retain 15-year, fixed-rate residential mortgage loans on Park’s balance sheet.  The purchases during 2010 included the purchase of $1,319 million of 28-day U.S. Government sponsored entity discount notes and $823 million of U.S. Government sponsored entity callable notes.  Proceeds from repayments and maturities of investment securities were $1,348 million in 2012, $1,013 million in 2011 and $2,385 million in 2010.  The increase in proceeds from repayments and maturities in 2012 was primarily due to accelerated prepayments of U.S. Government sponsored entity mortgage-backed securities and U.S. Government sponsored entity CMOs and also from U.S. Government sponsored entity callable notes being called. The decrease in proceeds from repayments and maturities in 2011 was primarily due to relative fewer holdings of 28-day U.S. Government sponsored entity discount notes during the year.  The proceeds from repayments and maturities in 2010 included the 28-day U.S. Government sponsored entity discount notes and U.S. Government sponsored entity callable notes, which had repayments or maturities of $1,319 million and $710 million, respectively, during 2010.

Proceeds from sales of investment securities were $610 million in 2011 and $460 million in 2010.  Park realized net security gains on a pre-tax basis of $28.8 million in 2011, and $11.9 million in 2010. There were no sales of investment securities in 2012.

At year-end 2012, 2011 and 2010, the average tax-equivalent yield on the total investment portfolio was 2.76%, 3.31% and 4.01%, respectively.  The weighted average remaining maturity of the total investment portfolio was 2.1 years at December 31, 2012, 1.7 years at December 31, 2011 and 3.6 years at December 31, 2010.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entity asset-backed securities were approximately 95.7% of the total investment portfolio at year-end 2012, approximately 95.7% of the total investment portfolio at year-end 2011 and approximately 95.9% of the total investment portfolio at year-end 2010.

The average maturity of the investment portfolio would lengthen if long-term interest rates would increase as the principal repayments from mortgage-backed securities and CMOs would be reduced and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2012, management estimated that the average maturity of the investment portfolio would lengthen to 5.4 years with a 100 basis point increase in long-term interest rates and to 6.5 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates would decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2012, management estimated that the average maturity of the investment portfolio would decrease to 1.1 years with a 100 basis point decrease in long-term interest rates and to 0.9 years with a 200 basis point decrease in long-term interest rates.

Table 13 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2012, 2011 and 2010:

Table 13 - Investment Securities
December 31,
(In thousands)	2012	2011	2010
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$695,727	$371,657	$273,313
Obligations of states and political subdivisions	1,573	4,652	14,211
U.S. Government asset-backed securities	816,322	1,262,527	1,681,815
Federal Home Loan Bank stock	59,031	60,728	61,823
Federal Reserve Bank stock	6,876	6,876	6,876
Equities	2,222	2,033	1,753
Total	$1,581,751	$1,708,473	$2,039,791
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	44.0%	21.8%	13.4%
Obligations of states and political subdivisions	0.1%	0.3%	0.7%
U.S. Government asset-backed securities	51.7%	73.9%	82.5%
Federal Home Loan Bank stock	3.7%	3.5%	3.0%
Federal Reserve Bank stock	0.4%	0.4%	0.3%
Equities	0.1%	0.1%	0.1%
Total	100.0%	100.0%	100.0%

ANALYSIS OF EARNINGS
Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 14 for three years of history on the average balances of the balance sheet categories and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Net interest income decreased by $37.9 million or 13.9% to $235.3 million for 2012 compared to a decrease of $810,000 or 0.3% to $273.2 million for 2011.  The tax equivalent net yield on interest earning assets (net interest margin) was 3.83% for 2012, compared to 4.14% for 2011 and 4.26% for 2010.  The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.62% for 2012, compared to 3.94% for 2011 and 4.01% for 2010.  The decrease in net interest income in 2012 was due to the decrease in the net interest spread to 3.62% from 3.94% and due to the sale of the Vision business on February 16, 2012. The average balance of interest earning assets decreased by $451 million, or 6.8%, to $6,190 million in 2012 largely as a result of the sale of the Vision business.

The average yield on interest earning assets was 4.64% in 2012, compared to 5.03% in 2011 and 5.36% in 2010.  The average federal funds rate for 2012 was 0.15%, compared to an average rate of 0.10% in 2011 and 0.18% in 2010.  On a quarterly basis for 2012, the average yield on interest earning assets was 4.49% for the fourth quarter, 4.56% for the third quarter, 4.71% for the second quarter and 4.81% for the first quarter.

The average rate paid on interest bearing liabilities was 1.02% in 2012, compared to 1.09% in 2011 and 1.35% in 2010.  On a quarterly basis for 2012, the average rate paid on interest bearing liabilities was 0.97% for the fourth quarter, 1.00% for the third quarter, and 1.05% for both the second and first quarters.

Table 14 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2012			2011			2010
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,410,661	$236,184	5.35%	$4,713,511	$264,192	5.60%	$4,642,478	$269,306	5.80%
Taxable investment securities	1,610,044	50,549	3.14%	1,840,842	68,873	3.74%	1,729,511	76,839	4.44%
Tax-exempt investment securities (3)	3,087	217	7.03%	8,038	575	7.15%	16,845	1,220	7.24%
Money market instruments	166,319	408	0.25%	78,593	178	0.23%	93,009	200	0.22%
Total interest earning assets	6,190,111	287,358	4.64%	6,640,984	333,818	5.03%	6,481,843	347,565	5.36%
Non-interest earning assets:
Allowance for loan losses	(61,995)			(128,512)			(119,700)
Cash and due from banks	119,410			124,649			116,961
Premises and equipment, net	54,917			69,507			69,839
Other assets	464,363			499,543			493,762
TOTAL	$6,766,806			$7,206,171			$7,042,705

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,239,417	$1,411	0.11%	$1,430,492	$2,686	0.19%	$1,354,392	$4,450	0.33%
Savings deposits	1,006,321	1,072	0.11%	946,406	1,126	0.12%	891,021	1,303	0.15%
Time deposits	1,540,863	15,921	1.03%	1,816,506	23,842	1.31%	2,029,088	36,212	1.78%
Total interest bearing deposits	3,786,601	18,404	0.49%	4,193,404	27,654	0.66%	4,274,501	41,965	0.98%
Short-term borrowings	258,661	678	0.26%	297,537	823	0.28%	300,939	1,181	0.39%
Long-term debt (4)	907,704	31,338	3.45%	881,921	30,169	3.42%	725,356	28,327	3.91%
Total interest bearing liabilities	4,952,966	50,420	1.02%	5,372,862	58,646	1.09%	5,300,796	71,473	1.35%

Table 14 - Continued

Non-interest bearing liabilities:
Demand deposits	1,048,796			999,085			907,514
Other	75,312			90,351			87,885
Total non-interest bearing liabilities	1,124,108			1,089,436			995,399
Shareholders' equity	689,732			743,873			746,510
TOTAL	$6,766,806			$7,206,171			$7,042,705
Net interest earnings		$236,938			$275,172			$276,092
Net interest spread			3.62%			3.94%			4.01%
Net yield on interest earning assets (net interest margin)			3.83%			4.14%			4.26%

(1)
Loan income includes loan related fee income of $3,096 in 2012, $2,381 in 2011 and $238 in 2010.  Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2012, 2011 and 2010.  The taxable equivalent adjustment was $1,547 in 2012, $1,734 in 2011 and $1,614 in 2010.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2012, 2011 and 2010. The taxable equivalent adjustments were $77 in 2012, $204 in 2011 and $434 in 2010.

(4)	Includes subordinated debenture and subordinated notes.

The following table displays (for each quarter of 2012) the average balance of interest earning assets, net interest income and the tax equivalent net interest margin.

Table 15 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,297,772	$61,728	3.97%
Second Quarter	6,134,797	58,680	3.87%
Third Quarter	6,200,288	58,016	3.75%
Fourth Quarter	6,128,159	56,891	3.72%
2012	$6,190,111	$235,315	3.83%

The change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 16 - Volume/Rate Variance Analysis
	Change from 2011 to 2012			Change from 2010 to 2011
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$(16,271)	$(11,737)	$(28,008)	$3,988	$(9,102)	$(5,114)
Taxable investments	(8,038)	(10,286)	(18,324)	4,711	(12,676)	(7,965)
Tax-exempt investments	(348)	(10)	(358)	(631)	(14)	(645)
Money market instruments	213	17	230	(31)	9	(22)
Total interest income	(24,444)	(22,016)	(46,460)	8,037	(21,783)	(13,746)
Interest expense:
Transaction accounts	$(307)	$(968)	$(1,275)	$237	$(2,001)	$(1,764)
Savings accounts	58	(112)	(54)	85	(262)	(177)
Time deposits	(3,289)	(4,632)	(7,921)	(3,514)	(8,856)	(12,370)
Short-term borrowings	(94)	(51)	(145)	(14)	(344)	(358)
Long-term debt	898	271	1,169	5,663	(3,821)	1,842
Total interest expense	(2,734)	(5,492)	(8,226)	2,457	(15,284)	(12,827)
Net variance	$(21,710)	$(16,524)	$(38,234)	$5,580	$(6,499)	$(919)

Other Income:  Total other income was $92.4 million in 2012, compared to $94.9 million in 2011 and $74.9 million in 2010. The decrease of $2.5 million in 2012 compared to 2011 was primarily due to the fact that the increase of $22.2 million from the gain recognized on the sale of the Vision business, the increase of $3.0 million in other service income and the increase of approximately $1.0 million in income from fiduciary activities, were more than offset by there being no gains from the sale of investment securities in 2012, in contrast to $28.8 million of gains in 2011.  The large increase in total other income of $20.0 million in 2011 compared to 2010, was primarily due to the large increase in net gains from the sale of investment securities.  The net gain from the sale of investment securities was $28.8 million in 2011, compared to a net gain of $11.9 million in 2010.

The following table displays total other income for Park in 2012, 2011 and 2010.

Table 17 - Other Income
Year Ended December 31,
(In thousands)	2012	2011	2010
Income from fiduciary activities	$15,947	$14,965	$13,874
Service charges on deposits	16,704	18,307	19,717
Gain on sale of Vision business	22,167	—	—
Net gains on sales of securities	—	28,829	11,864
Other service income	13,631	10,606	13,816
Checkcard fee income	12,541	12,496	11,177
Bank owned life insurance income	4,754	5,089	4,978
ATM fees	2,359	2,703	2,951
Gain/loss on the sale of OREO, net	4,414	1,312	1,466
OREO devaluations	(6,872)	(8,219)	(13,206)
Other	6,758	8,822	8,243
Total other income	$92,403	$94,910	$74,880

The following table breaks out the change in total other income for the year ended December 31, 2012 compared to December 31, 2011 and for the year ended December 31, 2011 compared to December 31, 2010 between Park's Ohio-based operations and SEPH/Vision.

Table 18 - Other Income Breakout
	Change 2011 to 2012			Change 2010 to 2011
(In thousands)	Ohio-based operations	SEPH/VB	Total	Ohio-based operations	SEPH/VB	Total
Income from fiduciary activities	$1,106	$(124)	$982	$1,081	$10	$1,091
Service charges on deposits	(615)	(988)	(1,603)	(1,211)	(199)	(1,410)
Gain on sale of Vision business	—	22,167	22,167	—	—	—
Net gains on sales of securities	(23,634)	(5,195)	(28,829)	11,770	5,195	16,965
Other service income	4,499	(1,474)	3,025	(3,295)	85	(3,210)
Checkcard fee income	802	(757)	45	852	467	1,319
Bank owned life insurance income	(240)	(95)	(335)	111	—	111
ATM fees	(282)	(62)	(344)	37	(285)	(248)
Gain/loss on the sale of OREO, net	176	2,926	3,102	(277)	123	(154)
OREO devaluations	(289)	1,636	1,347	832	4,155	4,987
Other	(1,883)	(181)	(2,064)	528	51	579
Total other income	$(20,360)	$17,853	$(2,507)	$10,428	$9,602	$20,030

Income from fiduciary activities increased by $1.0 million or 6.6% to $15.9 million in 2012 and increased by $1.1 million or 7.9% to $15.0 million in 2011.  The increases in fiduciary fee income in 2012 and 2011 were primarily due to improvements in the equity markets and also due to an increase in the total accounts served by Park’s Trust department.  Park charges fiduciary fees largely based on the market value of the assets being managed.  The Dow Jones Industrial Average stock index annual average was 10,669 for calendar year 2010, 11,958 for calendar year 2011 and 12,960 for calendar year 2012.  The market value of the assets that Park manages was $3.55 billion at December 31, 2012, compared to $3.3 billion at December 31, 2011 and December 31, 2010.

Service charges on deposit accounts decreased by $1.6 million or 8.8% to $16.7 million in 2012 and decreased by $1.4 million or 7.2% to $18.3 million in 2011.  The decrease in 2012 was primarily due to the sale of the Vision business on February 16, 2012, which resulted in a $1.0 million decrease in services charges on deposits in 2012 compared to 2011. The balance of the decline in 2012 of approximately $615,000 was related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decrease in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2012.

As previously discussed, on February 16, 2012, Park completed the sale of the Vision business for a purchase price of $27.9 million. As a result of the transaction, Park recorded a pre-tax gain of $22.2 million (after actual expenses directly related to the transaction). This gain on sale was recognized at Vision prior to the merger of the remaining Vision subsidiary with and into SEPH.

Park recognized net gains from the sale of investment securities of $28.8 million in 2011 and $11.9 million in 2010. There were no sales of investments securities in 2012. The majority of the investment securities sold in 2011, with an amortized cost of $579.2 million, were U.S. Government sponsored entity mortgage-backed securities. The remaining investment securities sold in 2011 were municipal securities.

Fee income earned from origination and sale into the secondary market of long-term fixed-rate mortgage loans is included within other non-yield related fees in the subcategory “Other service income”.  Other service income increased by $3.0 million, or 28.5%, to $13.6 million in 2012, compared to $10.6 million in 2011.   The increase in other service income was primarily due to an increase in the amount of fixed-rate mortgage loans originated and sold in 2012 within Park's Ohio-based operations. Other service income for Park's Ohio-based operations increased $4.5 million in 2012. This increase was offset by a $1.5 million decline in other service income for the combined SEPH/VB as a result of the sale of the Vision business.  The amount of fixed-rate mortgage loans originated and sold in 2012 was $409 million, compared to $190 million in 2011.  As previously discussed, Park began to originate and retain 15-year, fixed-rate residential mortgages in August 2010, which results in fewer loans being sold in the secondary market.  The balance of 15-year, fixed-rate residential mortgage loans retained was $406 million at December 31, 2012, an increase of $91 million compared to $315 million at December 31, 2011. In 2011, other service income decreased by $3.2 million, or 23.2%, to $10.6 million, compared to $13.8 million in 2010. The decrease in other service income in 2011 was primarily due to a decline in the amount of fixed-rate mortgage loans originated and sold.

Checkcard fee income, which is generated from debit card transactions increased $45,000 or 0.4 % to $12.5 million in 2012.  During 2011, checkcard fee income increased $1.3 million or 11.8% to $12.5 million.  The increases in both 2012 and 2011 were attributable to continued increases in the volume of debit card transactions. In 2012, increases in checkcard fee income of $802,000 for Park's Ohio-based operations were offset by a decline of $757,000 for SEPH/VB following the sale of the Vision business.

Gain/(loss) on the sale of OREO, net, totaled $4.4 million in 2012, an increase of $3.1 million compared to $1.3 million in 2011. The gain/(loss) on sale of OREO was primarily related to other real estate owned at SEPH. Of the $4.4 million net gain, $3.9 million was at SEPH.

OREO devaluations, which result from declines in the fair value (less anticipated selling costs) of property acquired through foreclosure, totaled $6.9 million in 2012, a decrease of $1.3 million or 16.4% compared to $8.2 million in 2011.  The OREO devaluations in 2012 related primarily to other real estate owned at SEPH.  Of the $6.9 million in OREO devaluations in 2012, $5.6 million were related to devaluations recognized at SEPH. Of the $5.6 million at SEPH, $1.7 million was recorded as a valuation allowance to mark to market approximately $6.7 million of OREO ($5 million net of allowance) to a bulk sale value for potential sale of a group of properties.

A year ago, Park’s management forecast that total other income, excluding the gain from the sale of Vision Bank, would be approximately $62 million to $66 million for 2012.  The actual performance for 2012 was higher than management’s original estimate, at $70.2 million.

Other Expense: Total other expense was $188.0 million in 2012, compared to $188.3 million in 2011 and $187.1 million in 2010.  Total other expense decreased by $349,000, or 0.2%, in 2012.  Total other expense increased by $1.2 million, or 0.6%, in 2011.  The following table displays total other expense for Park in 2012, 2011 and 2010.

Table 19 - Other Expense
Year Ended December 31,
(In thousands)	2012	2011	2010
Salaries and employee benefits	$95,977	$102,068	$98,315
Data processing fees	3,916	4,965	5,728
Professional fees and services	24,267	21,119	19,972
Net occupancy expense of bank premises	9,444	11,295	11,510
Furniture and equipment expense	10,788	10,773	10,435
Insurance	5,780	6,821	8,983
Marketing	3,474	2,967	3,656
Postage and telephone	5,983	6,060	6,648
Intangible amortization expense	2,172	3,534	3,422
State taxes	3,786	1,544	3,171
Loan put provision	3,299	—	—
OREO expense	4,011	3,266	3,358
Other	15,071	13,905	11,909
Total other expense	$187,968	$188,317	$187,107
Full time equivalent employees	1,826	1,920	1,969

The following table breaks out the change in total other expense for the year ended December 31, 2012 compared to December 31, 2011 and for the year ended December 31, 2011 compared to December 31, 2010 in each of Park's Ohio-based operations and SEPH/Vision.

Table 20 - Other Expense Breakout
	Change 2011 to 2012			Change 2010 to 2011
(In thousands)	Ohio-based operations	SEPH/VB	Total	Ohio-based operations	SEPH/VB	Total
Salaries and employee benefits	$2,911	$(9,002)	$(6,091)	$4,286	$(533)	$3,753
Data processing fees	417	(1,466)	(1,049)	(279)	(484)	(763)
Professional fees and services	1,589	1,559	3,148	(137)	1,284	1,147
Net occupancy expense of bank premises	(85)	(1,766)	(1,851)	(239)	24	(215)
Furniture and equipment expense	850	(835)	15	466	(128)	338
Insurance	(197)	(844)	(1,041)	(1,696)	(466)	(2,162)
Marketing	720	(213)	507	(667)	(22)	(689)
Postage and telephone	203	(280)	(77)	(578)	(10)	(588)
Intangible amortization expense	—	(1,362)	(1,362)	(746)	858	112
State taxes	2,242	—	2,242	(1,627)	—	(1,627)
Loan put provision	—	3,299	3,299	—	—	—
OREO expense	750	(5)	745	(65)	(27)	(92)
Other	678	488	1,166	1,655	341	1,996
Total other expense	$10,078	$(10,427)	$(349)	$373	$837	$1,210

Salaries and employee benefits expense decreased by $6.1 million or 6.0% to $96.0 million in 2012 and increased by $3.8 million or 3.8% to $102.1 million in 2011.  The decrease in 2012 was primarily related to a decrease of $9.0 million at SEPH/VB due to the sale of the Vision business on February 16, 2012, offset by a $2.9 million increase in salaries and employee benefits for Park's Ohio-based operations.  Park had 1,826 full-time equivalent employees at year-end 2012, compared to 1,920 at year-end 2011 and 1,969 at year-end 2010.

Professional fees and services increased by $3.1 million or 14.9% to $24.3 million in 2012 and increased by $1.1 million or 5.7% to $21.1 million in 2011.  This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations.  The increase in fees and service charges expense in both 2011 and 2012 was primarily due to an increase in legal and consulting fees at both PNB and SEPH.  This additional expense was primarily related to an increase in costs associated with the workout of problem loans at Park’s SEPH subsidiary.

Net occupancy expense decreased by $1.9 million or 16.4% to $9.4 million in 2012 and decreased by $215,000 or 1.9% to $11.3 million in 2011. The reduction in 2012 was due largely to the sale of the Vision business.

Insurance expense decreased by $1.0 million or 15.3% to $5.8 million in 2012 and decreased by $2.2 million or 24.1% to $6.8 million in 2011. The decline in 2012 was primarily the result of lower insurance expense at SEPH/VB following the sale of the Vision business, which eliminated the FDIC insurance expense for the Vision subsidiary. The remaining decline in 2012 was the result of the full year impact of the new FDIC assessment methodology utilizing total assets less tangible equity, which went into effect in the third quarter of 2011.

As previously discussed, as part of the transaction between Vision and Centennial, Park agreed to allow Centennial to “put back” up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. The loan put option expired on August 16, 2012, 180 days after the closing of the transaction. In total, Centennial put back forty-four loans, totaling approximately $7.5 million. Upon repurchase, Park was required to charge each of the repurchased loans down to its then current fair value. Park recognized $3.3 million of loan put provision expense in 2012 to establish a liability account that was utilized to cover write downs on the forty-four loans repurchased from Centennial.

The subcategory "other" expense includes expenses for supplies, travel, charitable contributions, amortization of low income housing tax investments and other miscellaneous expense. The subcategory other expense increased by $1.2 million or 8.4% in 2012 and increased by $2.0 million or 16.8% in 2011. The $1.2 million increase in 2012 was largely due to the establishment of a $1.5 million liability for potential credit loss exposure related to certain off-balance sheet arrangements in the Ohio-based operations.

A year ago, Park’s management projected that total other expense would be approximately $170 million to $175 million in 2012.  The actual expense for the year of $188.0 million was $13.0 million higher than the upper end of management’s estimate.

Income Taxes: Federal income tax expense was $25.7 million in 2012, compared to $28.3 million in 2011 and $17.8 million in 2010.  Federal income tax expense as a percentage of income before taxes, adjusted for the state income tax expense or benefit, was 24.6% in 2012, compared to 25.6% in 2011 and to 23.4% in 2010.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate is the permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, low income housing tax credits, bank owned life insurance income, and dividends paid on shares held within Park’s salary deferral plan. Park's permanent tax differences for 2012 were approximately $11.4 million.

State income tax expense (benefit) was zero in 2012, $6.1 million in 2011 and $(1.2) million in 2010.  All of the state income tax expense or benefit pertains to Vision, as Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay franchise tax based on year-end equity.  The franchise tax expense is included in “state taxes” as part of total other expense on Park’s Consolidated Statements of Income. Park recognized $6.1 million in state tax expense during 2011, which was the charge necessary to write off the previously reported state operating loss carry-forward asset and other state deferred tax assets at Vision.

State income tax benefit was $1.2 million in 2010 as a result of losses at Vision.  Park performed an analysis in 2010 to determine if a valuation allowance against deferred tax assets was required in accordance with GAAP.  Vision was subject to state income tax in Alabama and Florida.  In 2010, a state tax benefit of $1.16 million was recorded by Vision, consisting of a gross benefit of $3.46 million and a valuation allowance of $2.30 million ($1.5 million net of the federal income tax benefit).

CREDIT EXPERIENCE
Provision for Loan Losses: The provision for loan losses is the amount added to the allowance for loan losses to ensure the allowance is sufficient to absorb probable, incurred credit losses. The amount of the loan loss provision is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.

The provision for loan losses for Park was $35.4 million in 2012, $63.3 million in 2011 and $87.1 million in 2010. Net loan charge-offs were $48.3 million in 2012, $125.1 million in 2011 and $60.2 million in 2010. Net loan charge-offs for the year ended December 31, 2012 included the charge-off of $12.1 million related to the retained Vision loans to bring the retained Vision loan portfolio to fair value prior to the merger of Vision with and into SEPH on February 16, 2012. The ratio of net loan charge-offs to average loans was 1.10% in 2012, 2.65% in 2011 and 1.30% in 2010.

Park’s Ohio-based subsidiaries had a combined loan loss provision of $17.5 million in 2012, $32.2 million in 2011 and $25.7 million in 2010. Absent the loan loss provision of $3.4 million, $11.1 million, and $7.1 million for 2012, 2011 and 2010, respectively, related to participation in Vision loans that PNB purchased, the provision for loan losses for Park's Ohio-based subsidiaries would have been $14.1 million, $21.1 million, and $18.6 million, respectively. Net loan charge-offs for Park’s Ohio-based subsidiaries were $19.7 million in 2012, $49.2 million in 2011 and $23.6 million in 2010. The net loan charge-off ratio for Park’s Ohio-based subsidiaries was 0.46% for 2012, 1.19% for 2011 and 0.60% for 2010.  Of the $19.7 million and $49.2 million in net loan charge-offs for Park’s Ohio-based subsidiaries in 2012 and 2011, respectively, $3.5 million and $18.1 million were related to participations in Vision loans that PNB had purchased.  Absent the charge-offs on these Vision loan participations, net charge-offs for Park’s Ohio-based operations were $16.2 million and $31.1 million and the net loan charge-off ratio was 0.38% and 0.76% for 2012 and 2011.

The provision for loan losses for SEPH, including those provisions recorded at Vision prior to the February 16, 2012 merger of Vision with and into SEPH, was $17.9 million in 2012. The provision for loan losses for Vision was $31.1 million in 2011 and $61.4 million in 2010.  Net loan charge-offs for SEPH, including net charge-offs of $12.1 million recorded at Vision prior to the merger of Vision with and into SEPH, were $28.6 million in 2012. Net charge-offs for Vision were $75.9 million in 2011 and $36.6 million in 2010. SEPH's ratio of net loan charge-offs to average loans was 21.5% in 2012 and Vision’s ratio of net loan charge-offs to average loans was 13.04% in 2011 and 5.48% in 2010.

On February 16, 2012, when Vision merged with and into SEPH, the loans which had been retained by Vision were transferred by operation of law at their fair market value and no allowance for loan loss has been or will be carried at SEPH. The loans included in both the performing and nonperforming portfolios of SEPH continue to be carried at their fair value. The table below provides additional information regarding charge-offs as a percentage of unpaid principal balance, as of December 31, 2012:

Table 21 - SEPH - Retained Vision Loan Portfolio
Charge-offs as a percentage of unpaid principal balance
December 31, 2012
(In thousands)	Unpaid Principal Balance	Charge-Offs	Net Book Balance	Charge-off Percentage
Nonperforming loans - retained by SEPH	$126,801	$71,509	$55,292	56%
Performing loans - retained by SEPH	4,236	350	3,886	8%
Total SEPH loan exposure	$131,037	$71,859	$59,178	55%

Park management obtains updated appraisal information for all nonperforming loans at least annually. As new appraisal information is received, management performs an evaluation of the appraisal and applies a discount for anticipated disposition costs to determine the net realizable value of the collateral, which is compared against the outstanding principal balance to determine if additional write-downs are necessary.

At year-end 2012, the allowance for loan losses was $55.5 million or 1.25% of total loans outstanding, compared to $68.4 million or 1.59% of total loans outstanding at year-end 2011 and $143.6 million or 3.03% of total loans outstanding at year-end 2010.  The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2012, 2011 and 2010.

Table 22 - General Reserve Trends - Park National Corporation
	Year Ended December 31,
(In thousands)	2012	2011	2010
Allowance for loan losses, end of period	$55,537	$68,444	$143,575
Specific reserves	8,276	15,935	66,904
General reserves	$47,261	$52,509	$76,671
Total loans	$4,450,322	$4,317,099	$4,732,685
Impaired commercial loans	137,238	187,074	250,933
Non-impaired loans	$4,313,084	$4,130,025	$4,481,752
Allowance for loan losses as a percentage of period end loans	1.25%	1.59%	3.03%
General reserves as a percentage of non-impaired loans	1.10%	1.27%	1.71%

The decline in general reserves as a percentage of non-impaired loans from 1.27% at December 31, 2011 to 1.10% at December 31, 2012 was primarily due to the elimination of general reserves held against the retained Vision performing loans that are held at SEPH and improving credit trends in the commercial loan portfolio for Park's Ohio-based operations (PNB and GFSC). At December 31, 2011, Vision had general reserves of approximately $1.85 million, which were established to cover incurred losses on the retained performing loans following the sale of the Vision business to Centennial. Upon completion of the sale of the Vision business and prior to the merger of Vision with and into SEPH on February 16, 2012, all retained loans
(performing and nonperforming) were charged down to their fair value, resulting in a $1.85 million decline in Park's general reserves.

The following table shows the improving credit trends in Park's Ohio-based operations' commercial loan portfolio:

Table 23 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2012	December 31, 2011	December 31, 2010
Pass rated	$2,225,702	$2,131,007	$2,046,016
Special Mention	49,275	66,254	85,287
Substandard	16,843	29,604	78,529
Impaired	89,365	95,109	90,694
Total	$2,381,185	$2,321,974	$2,300,526
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

The commercial loan table above demonstrates the improvement experienced over the last 24 months in Park's Ohio-based operations' commercial portfolio. Pass rated commercial loans have grown $179.7 million, or 8.8% since December 31, 2010. Over this period, special mention loans have declined by $36.0 million, or 42.2% and substandard loans have declined by $61.7 million, or 78.5%. These improved credit metrics in the special mention and substandard categories of the commercial loan portfolio have a significant impact on the general reserves that are established to cover incurred losses on performing commercial loans. As these metrics have improved over the past 24 months, general reserves have declined.

Delinquent and accruing loan trends for Park's Ohio-based operations have also improved over the past 24 months. Delinquent and accruing loans were $39.6 million or 0.90% of total loans at December 31, 2012, compared to $40.1 million (0.96%) at December 31, 2011 and $45.8 million (1.12%) at December 31, 2010.

Impaired commercial loans for Park's Ohio-based operations were $89.4 million as of December 31, 2012, down slightly from the balances of impaired loans of $95.1 million and $90.7 million at December 31, 2011 and 2010, respectively. The $89.4 million of impaired commercial loans at December 31, 2012 included $16.7 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover incurred losses.

Management believes that the allowance for loan losses at year-end 2012 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

A year ago, management projected the provision for loan losses would be $20 million to $27 million in 2012.  The actual performance was above the high end of our expectation by $8.4 million, at $35.4 million for the 2012 year.  The provision for loan losses was greater than management’s projection due to $16.1 million in loan loss provision related to one loan relationship retained from the Vision loan portfolio, most of which was recognized in the third quarter of 2012.

The table below provides a summary of the loan loss experience over the past five years:

Table 24 - Summary of Loan Loss Experience
(In thousands)	2012	2011	2010	2009	2008

Average loans (net of unearned interest)	$4,410,661	$4,713,511	$4,642,478	$4,594,436	$4,354,520
Allowance for loan losses:
Beginning balance	68,444	143,575	116,717	100,088	87,102
Charge-offs:
Commercial, financial
and agricultural	26,847	18,350	8,484	10,047	2,953
Real estate - construction	9,985	64,166	23,308	21,956	34,052
Real estate - residential	8,607	20,691	18,401	11,765	12,600
Real estate - commercial	10,454	23,063	7,748	5,662	4,126
Consumer	5,375	7,612	8,373	9,583	9,181
Leases	—	—	—	9	4
Total charge-offs	$61,268	$133,882	$66,314	$59,022	$62,916
Recoveries:
Commercial, financial
and agricultural	$1,066	$1,402	$1,237	$1,010	$861
Real estate - construction	2,979	1,463	813	1,322	137
Real estate - residential	5,559	1,719	1,429	1,723	1,128
Real estate - commercial	783	1,825	850	771	451
Consumer	2,555	2,385	1,763	2,001	2,807
Leases	—	4	—	3	31
Total recoveries	$12,942	$8,798	$6,092	$6,830	$5,415
Net charge-offs	$48,326	$125,084	$60,222	$52,192	$57,501
Provision charged to earnings	35,419	63,272	87,080	68,821	70,487
Transfer of loans at fair value	—	(219)	—	—	—
Allowance for loan losses acquired (transferred) related to Vision	—	(13,100)	—	—	—
Ending balance	$55,537	$68,444	$143,575	$116,717	$100,088
Ratio of net charge-offs to average loans	1.10%	2.65%	1.30%	1.14%	1.32%
Ratio of allowance for loan losses
to end of year loans	1.25%	1.59%	3.03%	2.52%	2.23%

The following table summarizes the allocation of the allowance for loan losses for the past five years:

Table 25 - Allocation of Allowance for Loan Losses
December 31,	2012		2011		2010		2009		2008
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$15,635	18.51%	$16,950	17.23%	$11,555	15.59%	$14,725	16.19%	$14,286	15.90%
Real estate - construction	6,841	3.72%	14,433	5.04%	70,462	8.59%	47,521	10.68%	24,794	11.88%
Real estate - residential	14,759	38.51%	15,692	37.72%	30,259	35.75%	19,753	33.51%	22,077	34.74%
Real estate - commercial	11,736	24.54%	15,539	25.68%	24,369	25.92%	23,970	24.37%	15,498	23.06%
Consumer	6,566	14.65%	5,830	14.28%	6,925	14.09%	10,713	15.18%	23,391	14.33%
Leases	—	0.07%	—	0.05%	5	0.06%	35	0.07%	42	0.09%
Total	$55,537	100.00%	$68,444	100.00%	$143,575	100.00%	$116,717	100.00%	$100,088	100.00%

As of December 31, 2012, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

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

The following is a summary of Park National Corporation’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing and other real estate owned for the last five years:

Table 26 - Park - Nonperforming Assets
	December 31,
(In thousands)	2012	2011	2010	2009	2008
Nonaccrual loans	$155,536	$195,106	$289,268	$233,544	$159,512
Accruing TDRs	29,800	28,607	-	142	2,845
Loans past due 90 days or more	2,970	3,489	3,590	14,773	5,421
Total nonperforming loans	$188,306	$227,202	$292,858	$248,459	$167,778
Other real estate owned – PNB	14,715	13,240	8,385	6,037	6,149
Other real estate owned – Vision	—	-	33,324	35,203	19,699
Other real estate owned – SEPH	21,003	29,032	-	-	-
Total nonperforming assets	$224,024	$269,474	$334,567	$289,699	$193,626
Percentage of nonperforming loans to total loans	4.23%	5.26%	6.19%	5.35%	3.74%
Percentage of nonperforming assets to total loans	5.03%	6.24%	7.07%	6.24%	4.31%
Percentage of nonperforming assets to total assets	3.37%	3.86%	4.59%	4.11%	2.74%

Tax equivalent interest income from loans for 2012 was $236.2 million.  Park has forgone interest income of approximately $7.2 million from nonaccrual loans as of December 31, 2012 that would have been earned during the year if all loans had performed in accordance with their original terms.

SEPH and Vision nonperforming assets for the last five years were as follows:

Table 27 - SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2012	2011	2010	2009	2008
Nonaccrual loans	$55,292	$98,993	$171,453	$148,347	$91,206
Accruing TDRs	—	2,265	—	—	2,845
Loans past due 90 days or more	—	122	364	11,277	644
Total nonperforming loans	$55,292	$101,380	$171,817	$159,624	$94,695
Other real estate owned - SEPH	21,003	29,032	—	—	—
Other real estate owned - Vision	—	—	33,324	35,203	19,699
Total nonperforming assets	$76,295	$130,412	$205,141	$194,827	$114,394
Percentage of nonperforming loans to total loans	N.M.	N.M.	26.82%	23.58%	13.71%
Percentage of nonperforming assets to total loans	N.M.	N.M.	32.02%	28.78%	16.57%
Percentage of nonperforming assets to total assets	N.M.	N.M.	25.90%	21.70%	12.47%

Nonperforming assets for Park, excluding SEPH/Vision, for the last five years were as follows:

Table 28 - Park excluding SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2012	2011	2010	2009	2008
Nonaccrual loans	$100,244	$96,113	$117,815	$85,197	$68,306
Accruing TDRs	29,800	26,342	-	142	-
Loans past due 90 days or more	2,970	3,367	3,226	3,496	4,777
Total nonperforming loans	$133,014	$125,822	$121,041	$88,835	$73,083
Other real estate owned – PNB	14,715	13,240	8,385	6,037	6,149
Total nonperforming assets	$147,729	$139,062	$129,426	$94,872	$79,232
Percentage of nonperforming loans to total loans	3.03%	3.00%	2.96%	2.24%	1.92%
Percentage of nonperforming assets to total loans	3.36%	3.32%	3.16%	2.39%	2.08%
Percentage of nonperforming assets to total assets	2.26%	2.21%	1.99%	1.54%	1.29%

Economic conditions began deteriorating during the second half of 2007 and continued throughout 2008 and 2009. While conditions across the U.S. improved slightly in 2010, 2011 and 2012, the economic recovery continues to be a slow process.  Park and many other financial institutions throughout the country experienced a sharp increase in net loan charge-offs and nonperforming loans over the past five years. Financial institutions operating in Florida and Alabama (including Vision) have been particularly hard hit by the severe recession as the demand for real estate and the price of real estate have sharply decreased.

Park had $68.3 million of commercial loans included on the watch list of potential problem commercial loans at December 31, 2012 compared to $134.5 million at year-end 2011 and $238.7 million at year-end 2010. Commercial loans include: (1) commercial, financial and agricultural loans, (2) commercial real estate loans, (3) certain real estate construction loans, and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total loans, Park’s watch list of potential problem loans was 1.5% in 2012, 3.1% in 2011 and 5.0% in 2010. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2012, loans considered to be impaired consisted substantially of commercial loans graded as “doubtful” and placed on non-accrual status.  These specific reserves are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged-off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

When determining the quarterly and annual loan loss provision, Park reviews the grades of commercial loans.  These loans are graded from 1 to 8.  A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss.  Commercial loans with grades of 1 to 4.5 (pass-rated) are considered to be of acceptable credit risk.  Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans.  Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans.  Generally, commercial loans that are graded a 6 are considered for partial charge-off.  Commercial loans that are graded a 7 (doubtful) are shown as nonperforming and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve.  Any commercial loan graded an 8 (loss) is completely charged off.

As of December 31, 2012, management had taken partial charge-offs of approximately $105.1 million related to the $137.2 million of commercial loans considered to be impaired, compared to charge-offs of approximately $103.8 million related to the $191.5 million of impaired commercial loans at December 31, 2011.  The table below provides additional information related to the Park impaired commercial loans at December 31, 2012, including those impaired commercial loans at PNB, impaired PNB participations in Vision loans and those impaired Vision commercial loans (commercial land and development ("CL&D") and other commercial) retained at SEPH.

Table 29 - Park National Corporation Impaired Commercial Loans
December 31, 2012
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB	$85,020	$9,764	$75,256	$7,979	$67,277	79.13%
PNB participations in VB loans	43,409	29,300	14,109	297	13,812	31.82%
SEPH - CL&D loans	57,346	44,088	13,258	—	13,258	23.12%
SEPH - Other loans	56,570	21,955	34,615	—	34,615	61.19%
Total Park	$242,345	$105,107	$137,238	$8,276	$128,962	53.21%

A significant portion of Park’s allowance for loan losses is allocated to commercial loans classified as “special mention” or “substandard.” “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well defined weakness, jeopardizing repayment of the loan, resulting in a higher probability that Park will suffer a loss on the loan unless the weakness is corrected. Park’s annualized 48-month loss experience, defined as charge-offs plus changes in specific reserves, within the commercial loan portfolio has been 0.66% of the principal balance of these loans.  This annualized 48-month loss experience includes only the performance of the PNB loan portfolio. The allowance for loan losses related to performing commercial loans was $32.1 million or 1.40% of the outstanding principal balance of other accruing commercial loans at December 31, 2012.

The overall reserve of 1.40% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.25%; special mention commercial loans are reserved at 4.75%; and substandard commercial loans are reserved at 11.12%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 48-month loss experience of 0.66% are due to the following factors which management reviews on a quarterly or annual basis:

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

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.  Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the past three-year period, considering how each individual credit was rated at the beginning of the three-year period.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio.  These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment.

Generally, consumer loans are not individually graded.  Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio.  The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 48 months.  Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.).  At December 31, 2012, the coverage level within the consumer portfolio was approximately 1.52 years.

The judgmental increases discussed above incorporate management’s evaluation of the impact of environmental qualitative factors which pose additional risks and assign a component of the allowance for loan losses in consideration of these factors.  Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries.  The determination of this component of the allowance for loan losses requires considerable management judgment.  As always, management is working to address weaknesses in those loans that may result in future loss.  Actual loss experience may be more or less than the amount allocated.

CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $43.8 million during 2012 to $201.3 million at year-end.  Cash provided by operating activities was $105.2 million in 2012, $123.5 million in 2011 and $127.3 million in 2010.  Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $194.7 million in 2012.  Cash provided by investing activities was $274.4 million in 2011 and cash used in investing activities was $353.3 million in 2010.  Investment security transactions are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash.  Net security transactions provided cash of $120.6 million in 2012, provided cash of $354.8 million in 2011 and used cash of $187.7 million in 2010.  Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio.  Cash used by the net increase in the loan portfolio was $163.1 million in 2012, $71.9 million in 2011 and $153.7 million in 2010.

Cash provided by financing activities was $133.4 million for 2012. Cash used in financing activities was $374.2 million in 2011.  Cash provided by financing activities was $200.6 million in 2010.  A major source of cash for financing activities is the net change in deposits.  Deposits increased and provided $250.9 million of cash in 2012, and decreased and used $97.7 million of cash in 2011, and also decreased in 2010 and used cash of $92.6 million.  Another major source of cash for financing activities is short-term borrowings and long-term debt.  In 2012, net short-term borrowings increased and provided $80.6 million in cash, and net long-term borrowings decreased and used $65.1 million in cash. In 2011, net short-term borrowings declined, using $400.1 million in cash and net long-term borrowings increased, providing $186.4 million in cash.  In 2010, net short-term borrowings increased, providing $339.5 million in cash and net long-term borrowings declined, using $17.6 million in cash. Park’s management generated cash in 2010 from the sale of common shares previously held as treasury shares.  The sale of common shares provided cash of $33.5 million in 2010. Additionally, in 2012, cash declined by $100.0 million from the repurchase of the Series A Preferred Shares and $2.8 million from the repurchase of the common share warrant, both from the

U.S. Treasury.  Finally, cash declined by $60.2 million in 2012, $62.9 million in 2011, and $62.1 million in 2010, from cash dividends paid.

Funds are available from a number of sources, including the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale.  In the opinion of Park's management the present funding sources provide more than adequate liquidity for Park to meet its cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2012:

Table 30 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$668,163	$284,553	$210,553	$209,014	$209,468	$1,581,751
Money market instruments	37,185	—	—	—	—	37,185
Loans (1)	1,149,759	1,174,745	1,274,918	439,775	411,125	4,450,322
Total interest earning assets	1,855,107	1,459,298	1,485,471	648,789	620,593	6,069,258
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$571,265	$—	$517,352	$—	$—	$1,088,617
Savings accounts (2)	233,766	—	804,590	—	—	1,038,356
Time deposits	366,292	563,555	355,722	163,849	1,006	1,450,424
Other	—	1,345	—	—	—	1,345
Total deposits	1,171,323	564,900	1,677,664	163,849	1,006	3,578,742
Short-term borrowings	344,168	—	—	—	—	344,168
Long-term debt	—	75,500	126,500	327,399	252,259	781,658
Subordinated debentures/notes	15,000	—	35,250	30,000	—	80,250
Total interest bearing liabilities	1,530,491	640,400	1,839,414	521,248	253,265	4,784,818
Interest rate sensitivity gap	324,616	818,898	(353,943)	127,541	367,328	1,284,440
Cumulative rate sensitivity gap	324,616	1,143,514	789,571	917,112	1,284,440
Cumulative gap as a
percentage of total
interest earning assets	5.35%	18.84%	13.01%	15.11%	21.16%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $185.3 million are included within the three to twelve month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 52% of interest bearing transaction accounts and 23% of savings accounts are considered to re-price within one year. If all of the interest bearing checking accounts and savings accounts were considered to re-price within one year, the one year cumulative gap would change from a positive 18.84% to a negative 2.94%.

The interest rate sensitivity gap analysis provides a good overall picture of Park’s static interest rate risk position.  At December 31, 2012, the cumulative interest earning assets maturing or repricing within twelve months were $3,314 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,171 million.  For the twelve-month cumulative gap position, rate sensitive assets exceeded rate sensitive liabilities by $1,144 million or 18.84% of interest earning assets.

A positive twelve-month cumulative rate sensitivity gap (assets exceed liabilities) would suggest that Park’s net interest margin would increase if interest rates were to increase.  Conversely, a negative twelve-month cumulative rate sensitivity gap would suggest that Park’s net interest margin would decrease if interest rates were to decrease. However, the usefulness of the interest rate sensitivity gap analysis as a forecasting tool in projecting net interest income is limited.  The gap analysis does not consider the magnitude, timing or frequency by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve-month interest rate sensitivity gap position at year-end 2011 was a positive $1,376 million or 21.5% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 54.6% at year-end 2012, compared to 61.3% at year-end 2011.  The percentage of interest bearing liabilities maturing or repricing within one year was 45.4% at year-end 2012, compared to 50.3% at year-end 2011.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin.  Park’s management uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates.  This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities.  This model also includes management’s projections for activity levels of various balance sheet instruments and non-interest fee income and operating expense.  Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model.  These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income and net income.  Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.  At December 31, 2012, the earnings simulation model projected that net income would increase by 1.1% using a rising interest rate scenario and decrease by 6.6% using a declining interest rate scenario over the next year.  At December 31, 2011, the earnings simulation model projected that net income would increase by 2.1% using a rising interest rate scenario and decrease by 3.5% using a declining interest rate scenario over the next year. At December 31, 2010, the earnings simulation model projected that net income would increase by 2.4% using a rising interest rate scenario and decrease by 1.4% using a declining interest rate scenario over the next year.  Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.83% in 2012, 4.14% in 2011, and 4.26% in 2010.  A major goal of Park’s asset/liability committee is to maintain a relatively stable net interest margin regardless of the level of interest rates.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations.  Such obligations include the funding of operations through debt issuances as well as leases for premises.  The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2012.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 31 - Contractual Obligations
December 31, 2012	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	8	$3,265,459	$—	$—	$—	$3,265,459
Certificates of deposit	8	927,505	358,051	163,862	1,006	1,450,424
Short-term borrowings	9	344,168	—	—	—	344,168
Long-term debt	10	75,500	126,500	327,399	252,259	781,658
Subordinated debentures/notes	11	—	—	—	80,250	80,250
Operating leases	7	1,394	1,924	926	678	4,922
Purchase obligations		2,435	—	—	—	2,435
Total contractual obligations		$4,616,461	$486,475	$492,187	$334,193	$5,929,316

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2012, the Corporation had $815.6 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $23.0 million of standby letters of credit.  At December 31, 2011, the Corporation had $809.1 million of loan commitments for commercial, commercial real estate and residential real estate loans and had $18.8 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit are permitted to be drawn upon in 2013. At December 31, 2012, Park had established a $1.7 million liability for potential credit loss exposure related to these off-balance sheet arrangements.  See Note 18 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2012.

Capital: Park’s primary means of maintaining capital adequacy is through net retained earnings.  At December 31, 2012, the Corporation’s shareholders’ equity was $650.4 million, compared to $742.4 million at December 31, 2011.  Shareholders’ equity at December 31, 2012 was 9.79% of total assets, compared to 10.65% of total assets at December 31, 2011.  The decline in shareholders’ equity of $92.0 million was primarily due to Park's April 25, 2012 repurchase of the $100 million in Series A Preferred Shares issued to the U.S. Treasury as part of the CPP and the repurchase of the Warrant to purchase 227,376 Park common shares for $2.8 million during 2012.

Tangible shareholders’ equity (shareholders’ equity less goodwill and other intangible assets) was $577.7 million at December 31, 2012 and was $667.5 million at December 31, 2011.  At December 31, 2012, tangible shareholders’ equity was 8.79% of total tangible assets (total assets less goodwill and other intangible assets), compared to 9.68% at December 31, 2011.

Tangible common equity (tangible shareholders’ equity less the balance, if any, of the Series A Preferred Shares) was $577.7 million at December 31, 2012, compared to $569.4 million at December 31, 2011.  At December 31, 2012, tangible common equity was 8.79% of tangible assets, compared to 8.25% at December 31, 2011.

Net income for 2012 was $78.6 million, $82.1 million in 2011 and $58.1 million in 2010.

Preferred share dividends paid as a result of Park’s participation in the CPP were $1.6 million in 2012 and $5.0 million in 2011, and 2010.  Accretion of the discount on the Series A Preferred Shares was $1,854,000 in 2012, $856,000 in 2011, and $807,000 in 2010. As mentioned previously, Park repurchased the Series A Preferred Shares on April 25, 2012.  Income available to common shareholders is net income less the preferred share dividends and accretion.  Income available to common shareholders was $75.2 million for 2012, $76.3 million in 2011, and $52.3 million in 2010.

Cash dividends declared for common shares were $57.9 million in 2012 and 2011, and $57.1 million in 2010.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2012, 2011 and 2010.

Park did not purchase any treasury shares during 2012, 2011 or 2010.  Treasury shares had a balance of $76.4 million at December 31, 2012, $77.0 million at December 31, 2011, and $77.7 million at December 31, 2010.  During 2012, the value of treasury shares was reduced by $632,000 as a result of the issuance of an aggregate of 6,120 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions). During 2011, the value of treasury shares was reduced by $726,000 as a result of the issuance of an aggregate of 7,020 common shares to directors of Park and to directors of Park’s bank subsidiaries PNB and Vision (and their divisions). During 2010, Park issued 437,200 common shares as a result of the exercise of warrants that were originally issued in 2009.  Also during 2010, Park issued 71,984 common shares resulting in a total of 509,184 common shares issued in 2010, which reduced the amount of treasury shares available.  The issuance of these shares out of treasury shares reduced the value of treasury shares by the weighted average cost of $47.0 million in 2010. Additionally, in 2010, the value of treasury shares was reduced by $634,000 as a result of the issuance of an aggregate of 7,020 common shares to the Board of Directors of Park and Park’s bank subsidiaries PNB and Vision (and their divisions).

Park did not issue any new common shares (that were not already held in treasury shares, as discussed above) in either 2012 or 2011. However, in 2010, Park recorded $0.2 million for the warrants that were issued as part of the issuance of the 71,984 common shares discussed above and also recorded a reduction of $1.1 million as warrants were either exercised or canceled during 2010.  Common shares had a balance of $302.7 million for the year ended December 31, 2012, and $301.2 million at each of the years ended December 31, 2011, and 2010.

Accumulated other comprehensive loss was $17.5 million at December 31, 2012, compared to $8.8 million at December 31, 2011 and $1.9 million at December 31, 2010.  During the 2011 year, the change in net unrealized gains, net of tax, was a gain of $16.3 million and Park realized after-tax gains of $18.7 million, resulting in an unrealized gain of $12.7 million at December 31, 2011.  During the 2012 year, the change in net unrealized gains, net of tax, was a loss of $3.1 million and Park did not realize any after-tax gains, resulting in an unrealized gain of $9.6 million at December 31, 2012. In addition, Park recognized other comprehensive loss of $6.2 million related to the change in Pension Plan assets and benefit obligations in 2012 compared to a loss of $5.0 million in 2011.  Finally, Park has recognized other comprehensive gain of $0.6 million in 2012 due to the mark-to-market of a cash flow hedge at December 31, 2012 compared to a $0.5 million gain in comprehensive income for the year ended December 31, 2011.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts, and bank holding companies.  Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital.  The minimum leverage capital ratio (defined as shareholders’ equity less intangible assets divided by tangible assets) is 4%. Park’s leverage ratio was 9.17% at December 31, 2012 and exceeded the minimum capital required by $344 million.  The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) is 4%.  Park’s Tier 1 risk-based capital ratio was 13.12% at December 31, 2012 and exceeded the minimum capital required by $424 million.  The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) is 8%.  Park’s total risk-based capital ratio was 15.77% at December 31, 2012 and exceeded the minimum capital required by $361 million.

The Park National Bank, the only financial institution subsidiary of Park, met the well capitalized ratio guidelines at December 31, 2012.  See Note 22 of the Notes to Consolidated Financial Statements for the capital ratios for Park and its financial institution subsidiary.

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

SELECTED FINANCIAL DATA
Table 32 summarizes five-year financial information.

Table 32 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Results of Operations:
Interest income	$285,735	$331,880	$345,517	$367,690	$391,339
Interest expense	50,420	58,646	71,473	94,199	135,466
Net interest income	235,315	273,234	274,044	273,491	255,873
Provision for loan losses	35,419	63,272	87,080	68,821	70,487
Net interest income after provision for loan losses	199,896	209,962	186,964	204,670	185,386
Gain on sale of the Vision business (1)	22,167	—	—	—	—
Net gains on sale of securities	—	28,829	11,864	7,340	1,115
Non-interest income	70,236	66,081	63,016	73,850	83,719
Non-interest expense	187,968	188,317	187,107	188,725	234,501
Net income	78,630	82,140	58,101	74,192	13,708
Net income available to common shareholders	75,205	76,284	52,294	68,430	13,566
Per common share:
Net income per common share - basic	$4.88	$4.95	$3.45	$4.82	$0.97
Net income per common share - diluted	4.88	4.95	3.45	4.82	0.97
Cash dividends declared	3.76	3.76	3.76	3.76	3.77
Average Balances:
Loans	$4,410,661	$4,713,511	$4,642,478	$4,594,436	$4,354,520
Investment securities	1,613,131	1,848,880	1,746,356	1,877,303	1,801,299
Money market instruments and other	166,319	78,593	93,009	52,658	15,502
Total earning assets	6,190,111	6,640,984	6,481,843	6,524,397	6,171,321
Non-interest bearing deposits	1,048,796	999,085	907,514	818,243	739,993
Interest bearing deposits	3,786,601	4,193,404	4,274,501	4,232,391	3,862,780
Total deposits	4,835,397	5,192,489	5,182,015	5,050,634	4,602,773
Short-term borrowings	$258,661	$297,537	$300,939	$419,733	$609,219
Long-term debt	907,704	881,921	725,356	780,435	835,522
Shareholders' equity	689,732	743,873	746,510	675,314	567,965
Common shareholders' equity	658,855	646,169	649,637	579,224	565,612
Total assets	6,766,806	7,206,171	7,042,705	7,035,531	6,708,086

Ratios:
Return on average assets (x)	1.11%	1.06%	0.74%	0.97%	0.20%
Return on average common equity (x)	11.41%	11.81%	8.05%	11.81%	2.40%
Net interest margin (2)	3.83%	4.14%	4.26%	4.22%	4.16%
Dividend payout ratio	73.68%	70.50%	98.24%	78.27%	387.79%
Average shareholders' equity to
average total assets	10.19%	10.32%	10.60%	9.60%	8.47%
Leverage capital	9.17%	9.81%	9.54%	9.04%	8.36%
Tier 1 capital	13.12%	14.15%	13.24%	12.45%	11.69%
Risk-based capital	15.77%	16.65%	15.71%	14.89%	13.47%
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(2) Computed on a fully taxable equivalent basis.
(x) Reported measure uses net income available to common shareholders.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2012 and 2011.

Table 33 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2012:
Interest income	$74,838	$71,486	$70,618	$68,793
Interest expense	13,110	12,806	12,602	11,902
Net interest income	61,728	58,680	58,016	56,891
Provision for loan losses	8,338	5,238	16,655	5,188
Gain on sale of Vision business (1)	22,167	—	—	—
Income before income taxes	44,540	25,146	13,757	20,888
Net income	31,475	18,886	11,982	16,287
Net income available to common shareholders	29,998	16,938	11,982	16,287
Per common share data:
Net income per common share - basic (x)	1.95	1.10	0.78	1.06
Net income per common share - diluted (x)	1.95	1.10	0.78	1.06
Weighted-average common shares outstanding - basic	15,405,910	15,405,902	15,405,894	15,410,606
Weighted-average common shares equivalent - diluted	15,417,745	15,405,902	15,405,894	15,410,606
2011:
Interest income	$84,662	$84,922	$82,065	$80,231
Interest expense	15,349	14,900	14,445	13,952
Net interest income	69,313	70,022	67,620	66,279
Provision for loan losses	14,100	12,516	16,438	20,218
Gain on sale of securities	6,635	15,362	3,465	3,367
Income before income taxes	30,532	41,000	27,075	17,948
Net income	22,196	28,954	20,381	10,609
Net income available to common shareholders	20,732	27,490	18,917	9,145
Per common share data:
Net income per common share - basic (x)	1.35	1.79	1.23	0.59
Net income per common share - diluted (x)	1.35	1.79	1.23	0.59
Weighted-average common shares outstanding - basic	15,398,930	15,398,919	15,398,909	15,403,861
Weighted-average common shares equivalent - diluted	15,403,420	15,399,593	15,398,909	15,403,861
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(x) Reported measure uses net income available to common shareholders.

Non-GAAP Financial Measures:  Park’s management uses certain non-GAAP (U.S. generally accepted accounting principles) financial measures to evaluate Park’s performance.  Specifically, management reviews (i) net income available to common shareholders excluding impairment charge, (ii) net income available to common shareholders excluding impairment charge per common share-diluted, (iii) return on average assets excluding impairment charge, (iv) return on average common equity excluding impairment charge, and (v) the ratio of non-interest expense excluding impairment charge to net revenue (collectively, the “adjusted performance metrics”) and has included in this annual report information relating to the adjusted performance metrics for the twelve-month period ended December 31, 2008.  Management believes the adjusted performance metrics present a more reasonable view of Park’s operating performance and ensures comparability of operating performance from period to period while eliminating the one-time non-recurring impairment charges.  Park has provided reconciliations of the U.S. GAAP measures to the adjusted performance metrics solely for the purpose of complying with SEC Regulation G and not as an indication that the adjusted performance metrics are a substitute for other measures determined by U.S. GAAP.

The following table displays net income available to common shareholders and related performance metrics after excluding the 2008 goodwill impairment charges related to the Vision acquisition.

Table 34 – Net Income Available to Common Shareholders and Related Performance Metrics
December 31,
(Dollars in thousands, except per share data)	2012	2011	2010	2009	2008
Results of Operations:
Net income available to common shareholders excluding impairment charge (a)	$75,205	$76,284	$52,294	$68,430	$68,552
Per common share:
Net income per common share excluding impairment charge – diluted (a)	4.88	4.95	3.45	4.82	4.91
Ratios:
Return on average assets excluding impairment charge (a)(b)	1.11%	1.06%	0.74%	0.97%	1.02%
Return on average common equity excluding impairment charge (a)(x)	11.41%	11.81%	8.05%	11.81%	12.12%
Non-interest expense excluding impairment charge to net revenue (1)	57.07%	55.18%	55.18%	54.01%	52.59%

(1)	Computed on a fully tax equivalent basis.

(x)	Reported measure uses net income available to common shareholders.

(a)
Net income for 2008 has been adjusted for the impairment charge to goodwill.  Net income excluding impairment charge equals net income for the year plus the impairment charge to goodwill of $54,986 for 2008.

(b)	Net income for the year available to common shareholders.

The Corporation's common shares (symbol: PRK) are traded on the NYSE MKT LLC.  At December 31, 2012, the Corporation had 4,206 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common shares for each quarterly period for the years ended December 31, 2012 and 2011, as reported by NYSE MKT LLC.

Table 35 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2012:
First Quarter	$72.75	$65.06	$69.17	$0.94
Second Quarter	69.93	61.94	69.75	0.94
Third Quarter	72.18	65.30	70.02	0.94
Fourth Quarter	71.25	61.44	64.63	0.94
2011:
First Quarter	$73.64	$62.99	$66.82	$0.94
Second Quarter	69.59	62.14	65.86	0.94
Third Quarter	66.21	49.00	52.88	0.94
Fourth Quarter	65.70	49.80	65.06	0.94

PERFORMANCE GRAPH
Table 36 compares the total return performance for Park common shares with the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2007 to December 31, 2012.  The NYSE MKT Composite Index is a market capitalization-weighted index of the stocks listed on NYSE MKT.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select to be within its peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank and thrift stocks researched by SNL Financial.

The NYSE MKT Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 36 – Total Return Performance
	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Park National Corporation	100.00	117.71	102.87	134.82	128.58	135.08
NYSE MKT Composite	100.00	59.55	80.74	101.40	107.78	114.90
NASDAQ Bank	100.00	78.46	65.67	74.97	67.10	79.64
SNL Bank and Thrift Index	100.00	57.51	56.74	63.34	49.25	66.14

The total return for Park’s common shares has outperformed the total return of the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index for the five-year period indicated in Table 36.  The annual compound total return on Park’s common shares for the past five years was a positive 6.2%.  By comparison, the annual compound total returns for the past five years on the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index were a positive 2.8%, a negative 4.5% and a negative 7.9%, respectively.

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders
Park National Corporation

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

With the participation of our Chairman of the Board and Chief Executive Officer, our President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2012, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework.

Based on our assessment under the criteria described in the preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting as of December 31, 2012.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2012 and 2011 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2012, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder	/s/ David L. Trautman	/s/ Brady T. Burt
C. Daniel DeLawder	David L. Trautman	Brady T. Burt
Chairman and Chief Executive Officer	President	Chief Financial Officer

February 26, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2012 and 2011 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012. We also have audited Park National Corporation's internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation's management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the COSO.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio
February 26, 2013

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2012 and 2011

(In thousands, except share and per share data)	2012	2011

Assets
Cash and due from banks	$164,120	$137,770
Money market instruments	37,185	19,716
Cash and cash equivalents	201,305	157,486

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,099,658 and $801,147 at December 31, 2012 and 2011, respectively)	1,114,454	820,645
Securities held-to-maturity, at amortized cost (fair value of $410,705 and $834,574 at December 31, 2012 and 2011, respectively)	401,390	820,224
Other investment securities	65,907	67,604
Total investment securities	1,581,751	1,708,473

Total loans	4,450,322	4,317,099
Allowance for loan losses	(55,537)	(68,444)
Net loans	4,394,785	4,248,655

Other assets:
Bank owned life insurance	161,069	154,567
Goodwill	72,334	72,334
Other intangibles	337	2,509
Premises and equipment, net	53,751	53,741
Accrued interest receivable	19,710	19,697
Other real estate owned	35,718	42,272
Mortgage loan servicing rights	7,763	9,301
Other	114,280	120,748
Assets held for sale	—	382,462
Total other assets	464,962	857,631

Total assets	$6,642,803	$6,972,245

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2012 and 2011

(In thousands, except share and per share data)	2012	2011

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	1,137,290	995,733
Interest bearing	3,578,742	3,469,381
Total deposits	4,716,032	4,465,114

Short-term borrowings	344,168	263,594
Long-term debt	781,658	823,182
Subordinated debentures/notes	80,250	75,250
Total borrowings	1,206,076	1,162,026

Other liabilities:
Accrued interest payable	3,459	4,916
Other	66,870	61,639
Liabilities held for sale	—	536,186
Total other liabilities	70,329	602,741
Total liabilities	5,992,437	6,229,881
Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 shares authorized; No shares issued at December 31, 2012 and 100,000 shares issued at December 31, 2011 with $1,000 per share liquidation preference)	—	98,146
Common shares, no par value (20,000,000 shares authorized; 16,150,987 and 16,151,021 shares issued at December 31, 2012 and 2011, respectively)	302,654	301,202
Common share warrants	—	4,297
Accumulated other comprehensive income (loss), net	(17,518)	(8,831)
Retained earnings	441,605	424,557
Less: Treasury shares (738,989 and 745,109 shares at December 31, 2012 and 2011, respectively)	(76,375)	(77,007)
Total shareholders’ equity	650,366	742,364
Total liabilities and shareholders’ equity	6,642,803	6,972,245

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2012, 2011 and 2010

(In thousands, except per share data)	2012	2011	2010

Interest and dividend income:
Interest and fees on loans	$234,638	$262,458	$267,692
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	50,549	68,873	76,839
Obligations of states and political subdivisions	140	371	786
Other interest income	408	178	200
Total interest and dividend income	285,735	331,880	345,517

Interest expense:
Interest on deposits:
Demand and savings deposits	2,483	3,812	5,753
Time deposits	15,921	23,842	36,212
Interest on short-term borrowings	678	823	1,181
Interest on long-term debt	31,338	30,169	28,327
Total interest expense	50,420	58,646	71,473
Net interest income	235,315	273,234	274,044

Provision for loan losses	35,419	63,272	87,080
Net interest income after provision for loan losses	199,896	209,962	186,964

Other income:
Income from fiduciary activities	15,947	14,965	13,874
Service charges on deposit accounts	16,704	18,307	19,717
Net gains on sales of securities	—	28,829	11,864
Other service income	13,631	10,606	13,816
Checkcard fee income	12,541	12,496	11,177
Bank owned life insurance income	4,754	5,089	4,978
ATM fees	2,359	2,703	2,951
Net gain on sale of OREO	4,414	1,312	1,466
OREO devaluations	(6,872)	(8,219)	(13,206)
Gain on sale of Vision business	22,167	—	—
Other	6,758	8,822	8,243
Total other income	$92,403	$94,910	$74,880

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2012, 2011 and 2010

(In thousands, except per share data)	2012	2011	2010

Other expense:
Salaries and employee benefits	$95,977	$102,068	$98,315
Data processing fees	3,916	4,965	5,728
Professional fees and services	24,267	21,119	19,972
Net occupancy expense of bank premises	9,444	11,295	11,510
Amortization of intangibles	2,172	3,534	3,422
Furniture and equipment expense	10,788	10,773	10,435
Insurance	5,780	6,821	8,983
Marketing	3,474	2,967	3,656
Postage and telephone	5,983	6,060	6,648
State taxes	3,786	1,544	3,171
Loan put provision	3,299	—	—
OREO expense	4,011	3,266	3,358
Other	15,071	13,905	11,909
Total other expense	187,968	188,317	187,107

Income before income taxes	104,331	116,555	74,737

State income taxes (benefit)	—	6,088	(1,161)
Federal income taxes	25,701	28,327	17,797

Net income	$78,630	$82,140	$58,101

Preferred share dividends and accretion	3,425	5,856	5,807

Income available to common shareholders	$75,205	$76,284	$52,294

Earnings per common share:
Basic	$4.88	$4.95	$3.45
Diluted	$4.88	$4.95	$3.45

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2012, 2011 and 2010

(In thousands)	2012	2011	2010
Net income	$78,630	$82,140	$58,101

Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(3,328), $(2,707) and $(1,307) for years ended December 31, 2012, 2011, and 2010, respectively	(6,180)	(5,027)	(2,427)
Unrealized net holding gain (loss) on cash flow hedge, net of income taxes of $296, $276 and $(53) for years ended December 31, 2012, 2011 and 2010, respectively	550	512	(98)
Unrealized net holding gain (loss) on securities available-for-sale, net of income taxes of $(1,645), $(1,318) and $(8,078) for years ended December 31, 2012, 2011 and 2010, respectively	(3,057)	(2,448)	(15,004)
Other comprehensive income (loss)	$(8,687)	$(6,963)	$(17,529)

Comprehensive income	$69,943	$75,177	$40,572

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2012, 2011 and 2010

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2010	100,000	$96,483	14,882,780	$306,569	$423,872	$(125,321)	$15,661	$717,264
Net income					58,101			58,101
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(1,307)							(2,427)	(2,427)
Unrealized net holding loss on cash flow hedge, net of income taxes of $(53)							(98)	(98)
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(8,078)							(15,004)	(15,004)

Cash dividends, $3.76 per share					(57,076)			(57,076)
Cash payment for fractional shares in dividend reinvestment plan			(50)	(4)				(4)
Reissuance of common shares from treasury shares held			509,184	(898)	(12,729)	46,954		33,327
Accretion of discount on preferred shares		807			(807)			—
Common share warrants issued				176				176
Common share warrants expired				(166)	166			—
Preferred share dividends					(5,000)			(5,000)
Treasury shares reissued for director grants			7,020		(185)	634		449
Balance, December 31, 2010	100,000	$97,290	15,398,934	$305,677	$406,342	$(77,733)	$(1,868)	$729,708
Net income					82,140			82,140
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(2,707)							(5,027)	(5,027)
Unrealized net holding gain on cash flow hedge, net of income taxes of $276							512	512
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(1,318)							(2,448)	(2,448)

Cash dividends, $3.76 per share					(57,907)			(57,907)
Cash payment for fractional shares in dividend reinvestment plan			(42)	(2)				(2)
Accretion of discount on preferred shares		856			(856)			—
Common share warrants expired				(176)	176			—

Preferred share dividends					(5,000)			(5,000)
Treasury shares reissued for director grants			7,020		(338)	726		388
Balance, December 31, 2011	100,000	$98,146	15,405,912	$305,499	$424,557	$(77,007)	$(8,831)	$742,364
Net income					78,630			78,630
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(3,328)							(6,180)	(6,180)
Unrealized net holding gain on cash flow hedge, net of income taxes of $296							550	550
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(1,645)							(3,057)	(3,057)

Cash dividends, $3.76 per share					(57,932)			(57,932)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(2)				(2)
Common share warrants redeemed				(2,843)				(2,843)
Preferred shares redeemed	(100,000)	(100,000)						(100,000)
Accretion of discount on preferred shares		1,854			(1,854)			—
Preferred share dividends					(1,571)			(1,571)
Treasury shares reissued for director grants			6,120		(225)	632		407
Balance, December 31, 2012	—	$—	15,411,998	$302,654	$441,605	$(76,375)	$(17,518)	$650,366

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2012, 2011 and 2010

(In thousands)	2012	2011	2010

Operating activities:
Net income	78,630	82,140	58,101
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	35,419	63,272	87,080
Loan put provision	3,299	—	—
Amortization of loan fees and costs, net	2,119	2,871	4,179
Provision for depreciation	6,954	7,583	7,126
Other than temporary impairment on investment securities	54	—	23
Amortization of intangible assets	2,172	3,534	3,422
(Accretion)/amortization of investment securities	(239)	490	(2,413)
Deferred income tax (benefit)	12,717	28,466	(9,603)
Realized net investment security gains	—	(28,829)	(11,864)
Compensation expense for issuance of treasury shares to directors	407	388	449
Loan originations to be sold in secondary market	(442,890)	(269,922)	(443,369)
Proceeds from sale of loans in secondary market	422,875	263,170	443,360
Gain on sale of loans in secondary market	5,807	3,557	1,220
OREO devaluations	6,872	8,219	13,206
Bank owned life insurance income	(4,754)	(5,089)	(4,978)
Changes in assets and liabilities:
(Increase) in other assets	(15,231)	(18,722)	(18,774)
Increase (decrease) in other liabilities	(9,010)	(10,826)	180
Cash included in assets held for sale	—	(6,766)	—
Net cash provided by operating activities	105,201	123,536	127,345

Investing activities:
Proceeds from sales of available-for-sale securities	—	584,573	460,192
Proceeds from sales of held-to-maturity securities	—	25,410	—
Proceeds from calls and maturities of securities:
Held-to-maturity	681,513	454,937	146,986
Available-for-sale	666,431	557,552	2,238,059
Purchase of securities:
Held-to-maturity	(262,679)	(625,925)	(313,642)
Available-for-sale	(964,704)	(641,751)	(2,719,265)
Net decrease in other investments	1,697	1,095	220
Net loan originations, portfolio loans	(163,106)	(71,862)	(153,677)
Sales of assets/liabilities related to Vision Bank	(144,436)	—	—
Purchases of bank owned life insurance, net	(2,500)	(3,000)	(4,562)
Purchases of premises and equipment, net	(6,964)	(6,618)	(7,602)
Net cash (used in) provided by investing activities	(194,748)	274,411	(353,291)

Financing activities

Net increase (decrease) in deposits	250,918	(97,708)	(92,632)
Net increase (decrease) in short-term borrowings	80,574	(400,075)	339,450
Issuance of treasury shares, net	—	—	33,541
Proceeds from issuance of subordinated notes	30,000	—	—
Proceeds from long-term debt	300,000	203,000	—
Repayment of sub-debt	(25,000)	—	—
Repayment of long-term debt	(340,129)	(16,551)	(17,648)
Cash payment for repurchase of common share warrant from U.S. Treasury	(2,843)	—	—
Repurchase of preferred shares from U.S. Treasury	(100,000)	—	—
Cash dividends paid	(60,154)	(62,907)	(62,076)
Net cash provided by (used in) financing activities	133,366	(374,241)	200,635
Increase (decrease) in cash and cash equivalents	43,819	23,706	(25,311)

Cash and cash equivalents at beginning of year	157,486	133,780	159,091
Cash and cash equivalents at end of year	$201,305	$157,486	$133,780

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

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the allowance for loan losses, accounting for Other Real Estate Owned (“OREO”), fair value accounting and accounting for goodwill as significant estimates.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Restrictions on Cash and Due from Banks
The Corporation’s bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $41.0 million at December 31, 2012 and $38.1 million at December 31, 2011. No other compensating balance arrangements were in existence at December 31, 2012.

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

Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not to be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total impairment related to all other factors is recognized in other comprehensive income.

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

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) Stock
Park’s subsidiary bank, The Park National Bank (PNB) is a member of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within other investment securities on the balance sheet. Both cash and stock dividends are reported as income.

Notes to Consolidated Financial Statements

Bank Owned Life Insurance
Park has purchased life insurance policies on directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $25.7 million and $11.5 million at December 31, 2012 and 2011, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Notes 5 and 6. The contractual balance was $25.2 million and $11.4 million at December 31, 2012 and 2011, respectively. The gain expected upon sale was $568,000 and $182,000 at December 31, 2012 and 2011, respectively. None of these loans are 90 days or more past due or on nonaccrual status as of December 31, 2012 or 2011.

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

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Accrued interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired (See Note 5 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when cash is actually received. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans and HELOC are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans are removed from nonaccrual status when loan payments have been received to cure the delinquency status, the borrower has demonstrated the ability to pay and the loan is deemed to be well-secured by management.

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial businesses, financing for equipment, inventories and accounts receivable, acquisition financing and commercial leasing. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications in the 28 Ohio counties and one Kentucky county where PNB operates. The primary industries represented by these customers include manufacturing, retail trade, health care and other services.

Notes to Consolidated Financial Statements

Commercial real estate: Commercial real estate (“CRE”) loans include mortgage loans to developers and owners of commercial real estate. The lending policy for CRE loans is designed to address the unique risk attributes of CRE lending. The collateral for these CRE loans is the underlying commercial real estate. PNB and its divisons generally require that the CRE loan amount be no more than 85% of the purchase price or the appraised value of the commercial real estate securing the CRE loan, whichever is less. CRE loans made for each subsidiary bank’s portfolio generally have a variable interest rate. A CRE loan may be made with a fixed interest rate for a term generally not exceeding five years.

Construction real estate: The Company defines construction loans as both commercial construction loans and residential construction loans where the loan proceeds are used exclusively for the improvement of real estate as to which the Company holds a mortgage. Construction loans may be in the form of a permanent loan or short-term construction loan, depending on the needs of the individual borrower. Generally, the permanent construction loans have a variable interest rate although a permanent construction loan may be made with a fixed interest rate for a term generally not exceeding five years. Short-term construction loans are made with variable interest rates. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, the PNB banking division making the loan may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves inaccurate, the subsidiary bank may be confronted, at or prior to the maturity of the loan, with a project having a value insufficient to assure full repayment, should the borrower default. In the event a default on a construction loan occurs and foreclosure follows, the subsidiary bank must take control of the project and attempt either to arrange for completion of construction or to dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. Park’s subsidiary banks attempt to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns as well as other projects undertaken by the developer.

Residential real estate: The Company defines residential real estate loans as first mortgages on individuals’ primary residence or second mortgages of individuals’ primary residence in the form of HELOCs or installment loans. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment, an established credit record and an appropriately appraised value of the real estate securing the loan. Each banking division generally requires that the residential real estate loan amount be no more than 80% of the purchase price or the appraised value of the real estate securing the loan, whichever is less, unless private mortgage insurance is obtained by the borrower. Loans made for each banking division’s portfolio in this lending category are adjustable rate, fully amortized mortgages or 15-year, fixed rate mortgages. The rates used are generally fully-indexed rates. Park generally does not price residential loans using low introductory “teaser” rates. Home equity lines of credit are generally made as second mortgages by Park’s banking divisions. The maximum amount of a home equity line of credit is generally limited to 85% of the appraised value of the property less the balance of the first mortgage.

Consumer: The Company originates direct and indirect consumer loans, primarily automobile loans and home equity based credit cards to customers in its primary market areas. Credit approval for consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s financial stability, and thus are more likely to be affected by adverse personal circumstances.

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

Notes to Consolidated Financial Statements

In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2012, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2009, 2010, 2011 and 2012 within the individual segments of the commercial and consumer loan categories. Management believes the 48-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates that are comparable to the current period being analyzed. The loss factor applied to Park’s consumer portfolio as of December 31, 2012 is based on the historical loss experience over the past 48 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.52 years of historical loss. The loss coverage ratio was 1.38 years at December 31, 2011. The loss factor applied to Park’s commercial portfolio as of December 31, 2012 is based on the historical loss experience over the past 48 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial portfolio to approximately 2.59 years of historical loss. The loss coverage ratio was 2.80 years at December 31, 2011. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

The judgmental increases discussed above incorporate management’s evaluation of the impact of environmental qualitative factors which pose additional risks and assign a component of the allowance for loan losses in consideration of these factors. Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; and levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries.

U.S. GAAP requires a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in beacon scores; and (4) consideration of the current collateral supporting the loan. The recorded investment is the carrying balance of the loan, plus accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral. If a loan is considered to be collateral dependent, the fair value of collateral, less estimated selling costs, is used to measure impairment.

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

Premises and Equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the remaining lease period or the estimated useful lives of the improvements. Upon the sale or other disposal of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements that extend the useful life of an asset are capitalized. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be recoverable.

Notes to Consolidated Financial Statements

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

Other Real Estate Owned (OREO)
OREO is recorded at fair value less anticipated selling costs (net realizable value) and consists of property acquired through foreclosure and real estate held for sale. If the net realizable value is below the carrying value of the loan at the date of transfer, the difference is charged to the allowance for loan losses. Subsequent declines in the value of real estate are classified as OREO devaluations, are reported as adjustments to the carrying amount of OREO and are expensed within “other income”. In certain circumstances where management believes the devaluation may not be permanent in nature, Park utilizes a valuation allowance to record OREO devaluations, which is also expensed through “other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to other expense.

Mortgage Loan Servicing Rights
When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at an amount not to exceed fair value with the income statement effect recorded in gains on sale of loans. Capitalized servicing rights are amortized in proportion to and over the period of estimated future servicing income of the underlying loan and is included within “Other service income”.

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

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment.

Notes to Consolidated Financial Statements

The following table reflects the activity in goodwill and other intangible assets for the years 2012, 2011 and 2010.

(In thousands)	Goodwill	Core Deposit Intangibles	Total
December 31, 2009	$72,334	$9,465	$81,799
Amortization	—	(3,422)	(3,422)
December 31, 2010	$72,334	$6,043	$78,377
Amortization	—	(3,534)	(3,534)
December 31, 2011	$72,334	$2,509	$74,843
Amortization	—	(2,172)	(2,172)
December 31, 2012	$72,334	$337	$72,671

U.S. GAAP requires a company to perform an impairment test on goodwill annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess.

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2012, the Company determined that goodwill for Park’s subsidiary bank (PNB) was not impaired.

Goodwill and other intangible assets (as shown on the Consolidated Balance Sheets) totaled $72.7 million at December 31, 2012, $74.8 million at December 31, 2011 and $78.4 million at December 31, 2010.

The core deposit intangibles are being amortized to expense principally on the straight-line method, over a period of six years. The amortization period for the core deposit intangibles related to Vision Bank was accelerated in the 4th quarter of 2011 and 1st quarter of 2012 due to the pending sale of the Vision Bank business to Centennial Bank. (See Note 3 of these Notes to Consolidated Financial Statements for details on the sale of the Vision Bank business.) Core deposit intangible amortization expense was $2.2 million in 2012, $3.5 million in 2011 and $3.4 million in 2010.

The accumulated amortization of core deposit intangibles was $21.8 million as of December 31, 2012 and $19.6 million at December 31, 2011. The expected core deposit intangible amortization expense for each of the next five years is as follows:

(In thousands)
2013	$337
2014	—
2015	—
2016	—
2017	—
Total	$337

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally, money market instruments are purchased and sold for one-day periods.

Net cash provided by operating activities reflects cash payments as follows:

December 31,
(In thousands)	2012	2011	2010
Interest paid on deposits and other borrowings	$51,877	$59,552	$74,680
Income taxes paid	7,000	17,700	24,600

Notes to Consolidated Financial Statements

Non-cash Items
Non-cash items included in cash provided by operating activities:

December 31,
(In thousands)	2012	2011	2010
Transfers to OREO	$23,634	$36,209	$35,507

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

Treasury Shares
The purchase of Park’s common shares is recorded at cost. At the date of retirement or subsequent reissuance, the treasury shares account is reduced by the weighted average cost of the common shares retired or reissued.

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

Stock Based Compensation
Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Park’s common shares at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. Park did not grant any stock options during 2012, 2011 or 2010. No stock options vested in 2012, 2011 or 2010. Park granted 6,120 common shares to its directors in 2012, and 7,020 in 2011 and 2010.

Loan Commitments and Related Financial Instruments
Financial instruments include off‑balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.
Derivative Instruments
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are: (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”); (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”); or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized

Notes to Consolidated Financial Statements

immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.

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

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as non-interest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods in which the hedged transactions will affect earnings.

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

Earnings Per Common Share
Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options, warrants and convertible securities. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the consolidated financial statements.

Operating Segments
Prior to February 16, 2012, the operating segments for the Corporation were its two chartered bank subsidiaries, PNB (headquartered in Newark, Ohio) and Vision Bank ("Vision" or "VB") (headquartered in Panama City, Florida). On February 16, 2012, Vision sold certain assets and liabilities to Centennial Bank (See Note 3 of these Notes to Consolidated Financial Statements). Promptly following the closing of the transaction, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation (the "Florida Corporation"). The Florida Corporation merged with and into a wholly-owned non-bank subsidiary of Park, SE Property Holdings, LLC ("SEPH"), with SEPH being the surviving entity. The closing of this transaction prompted Park to add SEPH as a reportable segment. Additionally, due to the increased significance of the entity, Guardian Financial Services Company ("GFSC") was added as a reportable segment in the first quarter of 2012.

Notes to Consolidated Financial Statements

Adoption of New Accounting Pronouncements:
No. 2011-04 – Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs: In May 2011, FASB issued Accounting Standards Update 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirement in U.S. GAAP and IFRSs (ASU 2011-04). The new guidance in this ASU results in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Certain amendments clarify FASB’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. These amendments also enhance disclosure requirements surrounding fair value measurement. Most significantly, an entity is required to disclose additional information regarding Level 3 fair value measurements including quantitative information about unobservable inputs used, a description of the valuation processes used by the entity, and a qualitative discussion about the sensitivity of the measurements. The new guidance became effective for interim and annual periods beginning on or after December 15, 2011. The adoption of the new guidance on January 1, 2012 impacted the fair value disclosures in Note 21.

No. 2011-05 – Presentation of Comprehensive Income: In June 2011, FASB issued Accounting Standards Update 2011-05, Presentation of Comprehensive Income (ASU 2011-05). The ASU eliminates the option to report other comprehensive income and its components in the statement of changes in equity. An entity can elect to present the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The ASU does not change the items that must be reported in other comprehensive income, when an item of other comprehensive income must be reclassified to net income, or how earnings per share is calculated or presented. The new guidance became effective for fiscal years, and interim periods within those years, beginning after December 15, 2011 and must be applied retrospectively. The adoption of the new guidance impacted the presentation of the consolidated financial statements.

No. 2011-08 – Intangibles – Goodwill and Other: In September 2011, FASB issued Accounting Standards Update 2011-08, Intangibles – Goodwill and Other (ASU 2011-08). The ASU allows an entity to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The new guidance became effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption of this guidance did not have an impact on the consolidated financial statements.

No. 2011-12 Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05: In December 2011, FASB issued Accounting Standards Update 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (ASU 2011-12). This ASU defers only those changes in ASU 2011-05 that relate to the presentation of reclassification adjustments. Entities are to continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements in effect before ASU 2011-05. The other requirements in ASU 2011-05 were not affected by this ASU. Further guidance surrounding the reclassification of items out of accumulated other comprehensive income was provided by FASB in ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income.

No. 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment: In July 2012, FASB issued Accounting Standards Update 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02). The ASU allows an entity to first assess qualitative factors to determine whether the existence of events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. The new guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance is not expected to have an impact on the consolidated financial statements.

No. 2013-02 Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income: In February 2013, FASB issued Accounting Standards Update 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02). The ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under U.S. GAAP that provide additional detail about these amounts. The new guidance is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of this guidance is expected to impact financial statement

Notes to Consolidated Financial Statements

disclosures.

2. Organization
Park National Corporation is a bank holding company headquartered in Newark, Ohio. Through its banking subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio. PNB operates through eleven banking divisions with the Park National Division headquartered in Newark, Ohio, the Fairfield National Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Division headquartered in Mount Vernon, Ohio, the Farmers and Savings Division headquartered in Loudonville, Ohio, the Security National Division headquartered in Springfield, Ohio, the Unity National Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Division headquartered in Zanesville, Ohio, the United Bank Division headquartered in Bucyrus, Ohio and the Second National Division headquartered in Greenville, Ohio. A wholly-owned subsidiary of Park, Guardian Financial Services Company ("GFSC") began operating in May 1999. GFSC is a consumer finance company located in Central Ohio.

Through February 16, 2012, Park operated a second banking subsidiary, Vision Bank, which was engaged in a general commercial banking business, primarily in Baldwin County, Alabama and the panhandle of Florida. VB operated through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. Promptly following the sale of the Vision business to Centennial, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. The Florida Corporation merged with and into a wholly-owned, non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale. SEPH also holds other real estate owned (“OREO”) that had previously been transferred to SEPH from Vision. SEPH's assets consist primarily of performing and nonperforming loans and other real estate owned (“OREO”). This segment represents a run off portfolio of the legacy Vision assets.

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

3. Sale of Vision Bank Business
On February 16, 2012, Park and its wholly-owned subsidiary, Vision Bank, a Florida state-chartered bank, completed their sale of substantially all of the performing loans, operating assets and liabilities associated with Vision to Centennial Bank (“Centennial”), an Arkansas state-chartered bank which is a wholly-owned subsidiary of Home BancShares, Inc. (“Home”), an Arkansas corporation, as contemplated by the previously announced Purchase and Assumption Agreement by and between Park, Vision, Home and Centennial, dated as of November 16, 2011, as amended by the First Amendment to Purchase and Assumption Agreement, dated as of January 25, 2012, and the Second Amendment to Purchase and Assumption Agreement, dated as of April 30, 2012 (the “Agreement”) for a purchase price of $27.9 million.

Notes to Consolidated Financial Statements

The assets purchased and liabilities assumed by Centennial as of February 16, 2012, included the following:

(In thousands)	February 16, 2012
Assets sold
Cash and due from banks	$20,711
Loans	355,750
Allowance for loan losses	(13,100)
Net loans	342,650
Fixed assets	12,496
Other assets	4,612
Total assets sold	$380,469
Liabilities sold
Deposits	$522,856
Other liabilities	2,049
Total liabilities sold	$524,905

Subsequent to the transactions contemplated by the Agreement, Vision was left with approximately $22 million of performing loans (including mortgage loans held for sale) and non-performing loans with a fair value of $88 million. Park recorded a pre-tax gain, net of expenses directly related to the sale, of approximately $22.2 million, resulting from the transactions contemplated by the Agreement. The pre-tax gain, net of expense is summarized in the table below:

(In thousands)
Premium paid	$27,913
One-time gains	298
Loss on sale of fixed assets	(2,434)
Employment and severance agreements	(1,610)
Other one-time charges, including estimates	(2,000)
Pre-tax gain	$22,167

Promptly following the closing of the transactions contemplated by the Agreement, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation (the “Florida Corporation”). The Florida Corporation merged with and into a wholly-owned, non-bank subsidiary of Park, SE Property Holdings, LLC (“SEPH”), with SEPH being the surviving entity.

As part of the transaction between Vision and Centennial, Park agreed to allow Centennial to “put back” up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. The loan put option expired on August 16, 2012, 180 days after the closing of the transaction, which was February 16, 2012. Prior to August 16, 2012, Centennial notified Park of its intent to put back approximately $7.5 million. Through December 31, 2012, Centennial had put back forty-four loans, totaling approximately $7.5 million. These forty-four loans were recorded on the books at a fair value of $4.2 million. The difference of $3.3 million was written off against the loan put liability that had previously been established in the first half of 2012.

Notes to Consolidated Financial Statements

The balance sheet of SEPH as of December 31, 2012 and March 31, 2012 was as follows:

(In thousands)	December 31, 2012	March 31, 2012 (unaudited)
Assets
Cash	$7,444	$16,049
Performing loans	3,886	16,123
Nonperforming loans	55,292	82,326
OREO	21,003	28,578
Other assets	16,803	18,417
Total assets	$104,428	$161,493
Liabilities and equity
Intercompany borrowings	$93,000	$140,000
Other liabilities	838	4,623
Equity	10,590	16,870
Total liabilities and equity	$104,428	$161,493

4. Investment Securities
The amortized cost and fair value of investment securities are shown in the following table. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment.

During 2012, there were $54,000 in investment securities deemed to be other-than-temporarily impaired, related to an equity investment in a financial institution. During 2011, there were no investment securities deemed to be other-than-temporarily impaired. During 2010, Park recognized an other-than-temporary impairment charge of $23,000, related to an equity investment in a financial institution.

Investment securities at December 31, 2012 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
2012:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$695,655	$1,352	$1,280	$695,727
Obligations of states and political subdivisions	984	19	—	1,003
U.S. Government sponsored entities’ asset-backed securities	401,882	14,067	447	415,502
Other equity securities	1,137	1,085	—	2,222
Total	$1,099,658	$16,523	$1,727	$1,114,454
2012:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$570	$2	$—	$572
U.S. Government sponsored entities’ asset-backed securities	400,820	9,351	38	410,133
Total	$401,390	$9,353	$38	$410,705

Park’s U.S. Government sponsored entity asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2012, the amortized cost of Park’s available-for-sale and held-to-maturity mortgage-backed securities was $277.8 million and $0.1 million, respectively. At December 31, 2012, the amortized cost of Park's available-for-sale and held-to-maturity CMOs was $124.1 million and $400.7 million, respectively.

Notes to Consolidated Financial Statements

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the Federal Home Loan Bank ("FHLB") and the Federal Reserve Bank ("FRB"). These restricted stock investments are carried at their redemption value. Park owned $59.0 million of FHLB stock and $6.9 million of FRB stock at December 31, 2012. Park owned $60.7 million of FHLB stock and $6.9 million of FRB stock at December 31, 2011.

Management does not believe any individual unrealized loss as of December 31, 2012 or December 31, 2011, represents other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2012:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2012:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$177,470	$1,280	$—	$—	$177,470	$1,280
U.S. Government sponsored entities' asset-backed securities	123,631	447	—	—	123,631	447
Total	$301,101	$1,727	$—	$—	$301,101	$1,727
2012:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$10,120	$38	$—	$—	$10,120	$38

Investment securities at December 31, 2011 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized Holding Gains	Gross Unrealized Holding Losses	Estimated Fair Value
2011:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$370,043	$1,614	$—	$371,657
Obligations of states and political subdivisions	2,616	44	—	2,660
U.S. Government sponsored entities’ asset-backed securities	427,300	16,995	—	444,295
Other equity securities	1,188	877	32	2,033
Total	$801,147	$19,530	$32	$820,645
2011:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$1,992	$5	$—	$1,997
U.S. Government sponsored entities’ asset-backed securities	818,232	14,377	32	832,577
Total	$820,224	$14,382	$32	$834,574

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2011:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2011:
Securities Available-for-Sale
Other equity securities	$—	$—	$80	$32	$80	$32
2011:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$—	$—	$38,775	$32	$38,775	$32

The amortized cost and estimated fair value of investments in debt securities at December 31, 2012, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due within one year	$516,905	$518,257
Due one through five years	123,750	122,912
Due five through ten years	55,000	54,558
Total	$695,655	$695,727
Obligations of states and political subdivisions:
Due within one year	$984	$1,003
Total	$984	$1,003
U.S. Government sponsored entities’ asset-backed securities:
Total	$401,882	$415,502
Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year	$570	$572
Total	$570	$572
U.S. Government sponsored entities’ asset-backed securities:
Total	$400,820	$410,133

Approximately $695.7 million of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 9 to 15 years, but are shown in the table at their expected call date.

Investment securities having a book value of $1,364 million and $1,548 million at December 31, 2012 and 2011, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements, to secure repurchase agreements sold and as collateral for Federal Home Loan Bank (FHLB) advance borrowings.

At December 31, 2012, $655 million was pledged for government and trust department deposits, $667 million was pledged to secure repurchase agreements and $41 million was pledged as collateral for FHLB advance borrowings. At December 31, 2011, $813 million was pledged for government and trust department deposits, $669 million was pledged to secure repurchase agreements and $66 million was pledged as collateral for FHLB advance borrowings.

Notes to Consolidated Financial Statements

At December 31, 2012, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2012, Park had no sales of investment securities. During 2011, Park received proceeds from the sale of investment securities of $610.0 million, realizing a pre-tax gain of $28.8 million ($18.7 million after-tax). Certain of the investment securities sold in 2011 included all investment securities (AFS and HTM) held by Vision, which were sold in preparation of the sale of the business to Centennial. There were no HTM securities sold by PNB in 2011. During 2010, Park sold $460.2 million of U.S. Government sponsored entity mortgage-backed securities, realizing a pre-tax gain of $11.9 million ($7.7 million after-tax). No gross losses were realized in 2012, 2011 or 2010.

Notes to Consolidated Financial Statements

5. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2012 and December 31, 2011 was as follows:

	December 31, 2012			December 31, 2011
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$823,927	$2,976	$826,903	$743,797	$3,121	$746,918
Commercial real estate *	1,092,164	3,839	1,096,003	1,108,574	4,235	1,112,809
Construction real estate:
SEPH/Vision commercial land and development *	15,105	37	15,142	31,603	31	31,634
Remaining commercial	115,473	331	115,804	156,053	394	156,447
Mortgage	26,373	81	26,454	20,039	64	20,103
Installment	8,577	33	8,610	9,851	61	9,912
Residential real estate:
Commercial	392,203	959	393,162	395,824	1,105	396,929
Mortgage	1,064,787	1,399	1,066,186	953,758	1,522	955,280
HELOC	212,905	892	213,797	227,682	942	228,624
Installment	43,750	176	43,926	51,354	236	51,590
Consumer	651,930	2,835	654,765	616,505	2,930	619,435
Leases	3,128	29	3,157	2,059	43	2,102
Total loans	$4,450,322	$13,587	$4,463,909	$4,317,099	$14,684	$4,331,783
* Included within commercial, financial and agricultural loans, commercial real estate loans, and SEPH/Vision commercial land and development loans are an immaterial amount of consumer loans that are not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $6.7 million at December 31, 2012 and $6.8 million at December 31, 2011, which is a net deferred income position in both years.

Overdrawn deposit accounts of $3.0 million and $3.6 million have been reclassified to loans at December 31, 2012 and 2011, respectively.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual, accruing restructured, and loans past due 90 days or more and still accruing by class of loan as of December 31, 2012 and December 31, 2011:

	December 31, 2012
(In thousands)	Nonaccrual Loans	Accruing Restructured Loans	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$17,324	$5,277	$37	$22,638
Commercial real estate	40,983	3,295	1,007	45,285
Construction real estate:
SEPH commercial land and development	13,939	—	—	13,939
Remaining commercial	14,977	6,597	—	21,574
Mortgage	158	100	—	258
Installment	149	175	—	324
Residential real estate:
Commercial	33,961	1,661	94	35,716
Mortgage	28,260	9,425	950	38,635
HELOC	1,689	736	—	2,425
Installment	1,670	780	54	2,504
Consumer	2,426	1,900	888	5,214
Total loans	$155,536	$29,946	$3,030	$188,512

	December 31, 2011
(In thousands)	Nonaccrual Loans	Accruing Restructured Loans	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$37,797	$2,848	$—	$40,645
Commercial real estate	43,704	8,274	—	51,978
Construction real estate:
Vision commercial land and development	25,761	—	—	25,761
Remaining commercial	14,021	11,891	—	25,912
Mortgage	66	—	—	66
Installment	30	—	—	30
Residential real estate:
Commercial	43,461	815	—	44,276
Mortgage	25,201	4,757	2,610	32,568
HELOC	1,412	—	—	1,412
Installment	1,777	98	58	1,933
Consumer	1,876	—	893	2,769
Total loans	$195,106	$28,683	$3,561	$227,350

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing restructured loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2012 and December 31, 2011.

	December 31, 2012			December 31, 2011
(In thousands)	Nonaccrual and accruing restructured loans	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing restructured loans	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$22,601	$22,587	$14	$40,645	$40,621	$24
Commercial real estate	44,278	44,278	—	51,978	51,978	—
Construction real estate:
SEPH/Vision commercial land and development	13,939	13,260	679	25,761	24,328	1,433
Remaining commercial	21,574	21,574	—	25,912	25,912	—
Mortgage	258	—	258	66	—	66
Installment	324	—	324	30	—	30
Residential real estate:
Commercial	35,622	35,622	—	44,276	44,276	—
Mortgage	37,685	—	37,685	29,958	—	29,958
HELOC	2,425	—	2,425	1,412	—	1,412
Installment	2,450	—	2,450	1,875	—	1,875
Consumer	4,326	18	4,308	1,876	20	1,856
Total loans	$185,482	$137,339	$48,143	$223,789	$187,135	$36,654

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2012 and December 31, 2011.

	December 31, 2012			December 31, 2011
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$23,782	$14,683	$—	$23,164	$18,098	$—
Commercial real estate	56,258	35,097	—	58,242	41,506	—
Construction real estate:
SEPH/Vision commercial land and development	56,075	12,740	—	54,032	17,786	—
Remaining commercial	29,328	14,093	—	33,319	18,372	—
Residential real estate:
Commercial	39,918	31,957	—	49,341	38,686	—
Consumer	18	18	—	—	—	—
With an allowance recorded
Commercial, financial and agricultural	12,268	7,904	3,180	23,719	22,523	5,819
Commercial real estate	11,412	9,181	1,540	12,183	10,472	4,431
Construction real estate:
SEPH/Vision commercial land and development	1,271	520	—	20,775	6,542	1,540
Remaining commercial	8,071	7,481	2,277	9,711	7,540	1,874
Residential real estate:
Commercial	3,944	3,665	1,279	6,402	5,590	2,271
Consumer	—	—	—	20	20	—
Total	$242,345	$137,339	$8,276	$290,908	$187,135	$15,935

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2012 and December 31, 2011, there were $96.9 million and $83.7 million, respectively, in partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $8.2 million and $20.1 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2012 and 2011, of $8.3 million and $15.9 million, respectively. These loans had a recorded investment as of December 31, 2012 and 2011 of $28.8 million and $52.7 million, respectively.

The average balance of loans individually evaluated for impairment was $164.2 million, $214.0 million, and $210.4 million for 2012, 2011, and 2010, respectively.

Notes to Consolidated Financial Statements

Interest income on loans individually evaluated for impairment is recognized on a cash basis. The following tables present the average recorded investment and interest income recognized on loans individually evaluated for impairment for the years ended December 31, 2012 and 2011.

		Year ended December 31, 2012
(In thousands)	Recorded Investment as of December 31, 2012	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$22,587	$35,305	$529
Commercial real estate	44,278	44,541	968
Construction real estate:
SEPH commercial land and development	13,260	17,277	—
Remaining commercial	21,574	27,774	818
Residential real estate:
Commercial	35,622	39,248	497
Consumer	18	19	1
Total	$137,339	$164,164	$2,813

		Year ended December 31, 2011
(In thousands)	Recorded Investment as of December 31, 2011	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$40,621	$23,518	$209
Commercial real estate	51,978	49,927	829
Construction real estate:
Vision commercial land and development	24,328	58,792	—
Remaining commercial	25,912	29,152	339
Residential real estate:
Commercial	44,276	52,640	214
Consumer	20	16	1
Total	$187,135	$214,045	$1,592

For the year ended December 31, 2010, the Corporation recognized a net reversal to interest income for $1.3 million, consisting of $948,000 in interest recognized at PNB and $2.2 million in interest reversed at Vision, on loans that were individually evaluated for impairment as of the end of the year.

Notes to Consolidated Financial Statements

The following table presents the aging of the recorded investment in past due loans as of December 31, 2012 and December 31, 2011 by class of loan.

	December 31, 2012
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment
Commercial, financial and agricultural	$6,251	$11,811	$18,062	$808,841	$826,903
Commercial real estate	2,212	26,355	28,567	1,067,436	1,096,003
Construction real estate:
SEPH commercial land and development	686	11,314	12,000	3,142	15,142
Remaining commercial	3,652	5,838	9,490	106,314	115,804
Mortgage	171	85	256	26,198	26,454
Installment	135	40	175	8,435	8,610
Residential real estate:
Commercial	1,163	5,917	7,080	386,082	393,162
Mortgage	11,948	17,370	29,318	1,036,868	1,066,186
HELOC	620	309	929	212,868	213,797
Installment	563	787	1,350	42,576	43,926
Consumer	12,924	2,688	15,612	639,153	654,765
Leases	—	—	—	3,157	3,157
Total loans	$40,325	$82,514	$122,839	$4,341,070	$4,463,909
 * Includes $3.0 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Notes to Consolidated Financial Statements

	December 31, 2011
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment

Commercial, financial and agricultural	$3,106	$11,308	$14,414	$732,504	$746,918
Commercial real estate	2,632	21,798	24,430	1,088,379	1,112,809
Construction real estate:
Vision commercial land and development	—	19,235	19,235	12,399	31,634
Remaining commercial	99	7,839	7,938	148,509	156,447
Mortgage	76	—	76	20,027	20,103
Installment	421	8	429	9,483	9,912
Residential real estate:
Commercial	1,545	10,097	11,642	385,287	396,929
Mortgage	15,879	20,614	36,493	918,787	955,280
HELOC	1,015	436	1,451	227,173	228,624
Installment	1,549	1,136	2,685	48,905	51,590
Consumer	11,195	2,192	13,387	606,048	619,435
Leases	—	—	—	2,102	2,102
Total loans	$37,517	$94,663	$132,180	$4,199,603	$4,331,783
* Includes $3.6 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2012 and December 31, 2011 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans from 1 to 8. Credit grades are continuously monitored by the respective loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans with grades of 1 to 4 (pass-rated) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Commercial loans that are graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged-off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2012 and December 31, 2011 for all commercial loans:

	December 31, 2012
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural	$9,537	$10,874	$22,601	$783,891	$826,903
Commercial real estate	25,616	3,960	44,278	1,022,149	1,096,003
Construction real estate:
SEPH commercial land and development	411	—	13,939	792	15,142
Remaining commercial	6,734	—	21,574	87,496	115,804
Residential real estate:
Commercial	8,994	2,053	35,622	346,493	393,162
Leases	—	—	—	3,157	3,157
Total Commercial Loans	$51,292	$16,887	$138,014	$2,243,978	$2,450,171

	December 31, 2011
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural	$11,785	$7,628	$40,645	$686,860	$746,918
Commercial real estate	37,445	10,460	51,978	1,012,926	1,112,809
Construction real estate:
Vision commercial land and development	3,102	—	25,761	2,771	31,634
Remaining commercial	6,982	8,311	25,912	115,242	156,447
Residential real estate:
Commercial	17,120	3,785	44,276	331,748	396,929
Leases	—	—	—	2,102	2,102
Total Commercial Loans	$76,434	$30,184	$188,572	$2,151,649	$2,446,839

Troubled Debt Restructuring (TDRs)
Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. Certain loans which were modified during the period ended December 31, 2012 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

At December 31, 2012 and December 31, 2011, there were $84.7 million and $100.4 million, respectively, of TDRs included in nonaccrual loan totals. At December 31, 2012 and December 31, 2011, $52.6 million and $79.9 million of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2012 and December 31, 2011, there were $29.9 million and $28.7 million, respectively, of TDRs included in accruing loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future. At December 31, 2012 and December 31, 2011, Park had commitments to lend $5.0 million and $4.0 million, respectively, of additional funds to borrowers whose terms had been modified in a TDR.

Notes to Consolidated Financial Statements

The specific reserve related to TDRs at December 31, 2012 and December 31, 2011 was $5.6 million and $9.1 million respectively. Modifications made in 2011 and 2012 were largely the result of renewals, extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $2.3 million were recorded during the twelve month period ending December 31, 2012, as a result of TDRs identified in the 2012 year.

The terms of certain other loans were modified during the year ended December 31, 2012 that did not meet the definition of a TDR. Modified substandard commercial loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2012 of $800,000. The modification of these loans: (1) involved a modification of the terms of a loan to a borrower who was not experiencing financial difficulties, (2) resulted in a delay in a payment that was considered to be insignificant, or (3) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Modified consumer loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2012 of $26.5 million. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

The following tables detail the number of contracts modified as TDRs during the period ended December 31, 2012 and December 31, 2011 as well as the recorded investment of these contracts at December 31, 2012 and December 31, 2011. The recorded investment pre- and post-modification is generally the same.

	12 months ended December 31, 2012
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	44	$2,843	$1,499	$4,342
Commercial real estate	25	2,648	3,611	6,259
Construction real estate:
SEPH commercial land and development	12	—	1,301	1,301
Remaining commercial	15	531	6,579	7,110
Mortgage	2	99	85	184
Installment	6	175	78	253
Residential real estate:
Commercial	18	1,139	1,842	2,981
Mortgage	129	4,279	5,776	10,055
HELOC	46	736	58	794
Installment	57	761	508	1,269
Consumer	600	1,899	670	2,569
Total loans	954	$15,110	$22,007	$37,117
During 2012, as a result of general guidance issued by the Office of the Comptroller of the Currency ("OCC"), $12.5 million of consumer loans (includes mortgage, HELOC and installment loans in the residential real estate segment and those loans in the consumer loan segment) were identified as troubled debt restructurings ("TDR") whereby the borrower's obligation to PNB has been discharged in bankruptcy and the borrower has not reaffirmed the debt. These newly identified TDRs are included in the current year modified loan totals above, within the residential real estate and consumer segments, although certain of these modifications occurred prior to January 1, 2012.

Notes to Consolidated Financial Statements

	12 months ended December 31, 2011
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	56	$2,842	$21,258	$24,100
Commercial real estate	23	3,332	3,831	7,163
Construction real estate:
Vision commercial land and development	12	—	4,268	4,268
Remaining commercial	24	11,890	6,712	18,602
Mortgage	1	—	66	66
Installment	—	—	—	—
Residential real estate:
Commercial	30	500	29,095	29,595
Mortgage	37	3,234	2,691	5,925
HELOC	2		56	56
Installment	7	95	126	221
Consumer	1	—	18	18
Total loans	193	$21,893	$68,121	$90,014

Of those loans listed in the tables above which were modified during the twelve month period ended December 31, 2012, $6.5 million were on nonaccrual status as of December 31, 2011 but were not classified as TDRs. Of those loans which were modified during the twelve month period ended December 31, 2011, $29.9 million were on nonaccrual status as of December 31, 2010 but were not classified as TDRs.

Notes to Consolidated Financial Statements

The following table presents the recorded investment in financing receivables which were modified as troubled debt restructurings within the previous 12 months and for which there was a payment default during the 12 month period ended December 31, 2012 and December 31, 2011. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	12 months ended December 31, 2012		12 months ended December 31, 2011
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	8	$244	19	$3,878
Commercial real estate	10	2,113	5	2,353
Construction real estate:
SEPH/Vision commercial land and development	7	970	5	3,406
Remaining commercial	4	1,476	4	1,277
Mortgage	1	85	1	66
Installment	1	27	—	—
Residential real estate:
Commercial	1	16	10	20,195
Mortgage	39	2,863	7	1,193
HELOC	5	70	1	50
Installment	9	272	2	44
Consumer	123	743	—	—
Leases	—	—	—	—
Total loans	208	$8,879	$54	$32,462

Of the $8.9 million in modified TDRs which defaulted during the twelve months ended December 31, 2012, $606,000 were accruing loans and $8.3 million were nonaccrual loans. Of the $32.5 million in modified TDRs which defaulted during the twelve months ended December 31, 2011, $3.5 million were accruing loans and $29.0 million were nonaccrual loans.

Management transfers a loan to other real estate owned at the time that Park takes constructive ownership of the asset. At December 31, 2012 and 2011, Park had $35.7 million and $42.3 million, respectively, of other real estate owned.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB or were loan customers of Vision Bank in 2011. As of December 31, 2012 and 2011, loans and lines of credit aggregating approximately $39.4 million and $53.0 million, respectively, were outstanding to such parties. Of the amount outstanding at December 31, 2011, $4.4 million was related to Vision Bank's executive officers, directors and related entities and is not included in the December 31, 2012 total. During 2012, $4.4 million of new loans were made to these executive officers and directors and repayments totaled $13.6 million. New loans and repayments for 2011 were $4.9 million and $5.5 million, respectively.

6. Allowance for Loan Losses
The allowance for loan losses is that amount management believes is adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current economic conditions. A provision for loan losses is charged to operations based on management’s periodic evaluation of these and other pertinent factors as discussed within Note 1 of these Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses for the years ended December 31, 2012, December 31, 2011, and December 31, 2010 is summarized in the following tables.

	Year ended December 31, 2012
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$16,950	$15,539	$14,433	$15,692	$5,830	$—	$68,444
Charge-offs	26,847	10,454	9,985	8,607	5,375	—	61,268
Recoveries	1,066	783	2,979	5,559	2,555	—	12,942
Net Charge-offs	25,781	9,671	7,006	3,048	2,820	—	48,326
Provision	24,466	5,868	(586)	2,115	3,556	—	35,419
Ending balance	$15,635	$11,736	$6,841	$14,759	$6,566	—	$55,537

	Year ended December 31, 2011
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$11,555	$24,369	$70,462	$30,259	$6,925	$5	$143,575
Transfer of loans at fair value	2	150	63	4	—	—	219
Transfer of allowance to held for sale (1)	1,184	4,327	1,998	5,450	141	—	13,100
Charge-offs	18,350	23,063	64,166	20,691	7,612	—	133,882
Recoveries	1,402	1,825	1,463	1,719	2,385	4	8,798
Net Charge-offs	16,948	21,238	62,703	18,972	5,227	(4)	125,084
Provision	23,529	16,885	8,735	9,859	4,273	(9)	63,272
Ending balance	$16,950	$15,539	$14,433	$15,692	$5,830	—	$68,444

(1)	Transfer of allowance to held for sale was allocated on a pro-rata basis based on the outstanding balance of the loans held for sale.

Notes to Consolidated Financial Statements

(In thousands)	2010
Allowance for loan losses:
Beginning balance	$116,717
Charge-offs:
Commercial, financial and agricultural	8,484
Commercial real estate	7,748
Construction real estate	23,308
Residential real estate	18,401
Consumer	8,373
Lease financing	—
Total charge-offs	66,314
Recoveries:
Commercial, financial and agricultural	1,237
Commercial real estate	850
Construction real estate	813
Residential real estate	1,429
Consumer	1,763
Lease financing	—
Total recoveries	6,092
Net charge-offs	60,222
Provision for loan losses	87,080
Ending balance	$143,575

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2012 and December 31, 2011, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2012 and 2011, which are evaluated for impairment in accordance with U.S. GAAP (see Note 1 of these Notes to Consolidated Financial Statements).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2012 and 2011 was as follows:

	December 31, 2012
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$3,180	$1,540	$2,277	$1,279	$—	$—	$8,276
Collectively evaluated for impairment	12,455	10,196	4,564	13,480	6,566	—	47,261
Total ending allowance balance	$15,635	$11,736	$6,841	$14,759	$6,566	$—	$55,537
Loan Balance:
Loans individually evaluated for impairment	$22,523	$44,267	$34,814	$35,616	$18	$—	$137,238
Loans collectively evaluated for impairment	801,404	1,047,897	130,714	1,678,029	651,912	3,128	4,313,084
Total ending loan balance	$823,927	$1,092,164	$165,528	$1,713,645	$651,930	$3,128	$4,450,322
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	14.12%	3.48%	6.54%	3.59%	—%	—%	6.03%
Loans collectively evaluated for impairment	1.55%	0.97%	3.49%	0.80%	1.01%	—%	1.10%
Total ending loan balance	1.90%	1.07%	4.13%	0.86%	1.01%	—%	1.25%
Recorded Investment:
Loans individually evaluated for impairment	$22,587	$44,278	$34,834	$35,622	$18	$—	$137,339
Loans collectively evaluated for impairment	804,316	1,051,725	131,176	1,681,449	654,747	3,157	4,326,570
Total ending loan balance	$826,903	$1,096,003	$166,010	$1,717,071	$654,765	$3,157	$4,463,909

Notes to Consolidated Financial Statements

	December 31, 2011
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total

Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$5,819	$4,431	$3,414	$2,271	$—	$—	$15,935
Collectively evaluated for impairment	11,131	11,108	11,019	13,421	5,830	—	52,509
Total ending allowance balance	$16,950	$15,539	$14,433	$15,692	$5,830	$—	$68,444
Loan Balance:
Loans individually evaluated for impairment	$40,621	$51,978	$50,240	$44,276	$20	$—	$187,135
Loans collectively evaluated for impairment	703,176	1,056,596	167,306	1,584,342	616,485	2,059	4,129,964
Total ending loan balance	$743,797	$1,108,574	$217,546	$1,628,618	$616,505	$2,059	$4,317,099
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	14.33%	8.52%	6.80%	5.13%	—%	—%	8.52%
Loans collectively evaluated for impairment	1.58%	1.05%	6.59%	0.85%	0.95%	—%	1.27%
Total ending loan balance	2.28%	1.40%	6.63%	0.96%	0.95%	—%	1.59%
Recorded Investment:
Loans individually evaluated for impairment	$40,621	$51,978	$50,240	$44,276	$20	$—	$187,135
Loans collectively evaluated for impairment	706,297	1,060,831	167,856	1,588,147	619,415	2,102	4,144,648
Total ending loan balance	$746,918	$1,112,809	$218,096	$1,632,423	$619,435	$2,102	$4,331,783

7. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2012	2011
Land	$17,354	$18,151
Buildings	69,091	69,690
Equipment, furniture and fixtures	61,679	59,037
Leasehold improvements	4,009	4,283
Total	$152,133	$151,161
Less accumulated depreciation	(98,382)	(97,420)
Premises and Equipment, Net	$53,751	$53,741

Notes to Consolidated Financial Statements

Depreciation expense amounted to $7.0 million, $7.6 million and $7.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2013	$1,394
2014	1,079
2015	845
2016	536
2017	390
Thereafter	678
Total	$4,922

Rent expense for Park was $1.9 million, $2.4 million and $2.6 million, for the years ended December 31, 2012, 2011 and 2010, respectively.

8. Deposits
At December 31, 2012 and 2011, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2012	2011
Non-interest bearing	$1,137,290	$995,733
Interest bearing	3,578,742	3,469,381
Total	$4,716,032	$4,465,114

At December 31, 2012, the maturities of time deposits were as follows:

(In thousands)
2013	$927,505
2014	265,643
2015	92,408
2016	88,655
2017	75,207
After 5 years	1,006
Total	$1,450,424

At December 31, 2012, Park had approximately $16.8 million of deposits received from executive officers, directors, and their related interests.

Notes to Consolidated Financial Statements

Maturities of time deposits over $100,000 as of December 31, 2012 were:

December 31 (In thousands)
3 months or less	$212,188
Over 3 months through 6 months	113,169
Over 6 months through 12 months	141,244
Over 12 months	190,664
Total	$657,265

9. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2012	2011
Securities sold under agreements to repurchase and federal funds purchased	$244,168	$240,594
Federal Home Loan Bank advances	100,000	23,000
Total short-term borrowings	$344,168	$263,594

The outstanding balances for all short-term borrowings as of December 31, 2012 and 2011 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements and Federal Funds Purchased	Federal Home Loan Bank Advances	Demand Notes Due U.S. Treasury and Other
2012
Ending balance	$244,168	$100,000	—
Highest month-end balance	302,946	100,000	—
Average daily balance	257,341	1,320	—
Weighted-average interest rate:
As of year-end	0.23%	0.38%	—
Paid during the year	0.26%	0.28%	—
2011
Ending balance	$240,594	$23,000	—
Highest month-end balance	265,412	232,000	—
Average daily balance	246,145	51,392	—
Weighted-average interest rate:
As of year-end	0.29%	0.04%	—
Paid during the year	0.30%	0.18%	—

At December 31, 2012 and 2011, FHLB advances were collateralized by investment securities owned by the Corporation’s subsidiary banks and by various loans pledged under a blanket agreement by the Corporation’s subsidiary banks.

See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2012 and 2011, $2,053 million and $2,231 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s subsidiary banks.

Note 4 states that $667 million and $669 million of securities were pledged to secure repurchase agreements as of December 31, 2012 and 2011, respectively. Park’s repurchase agreements in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified in long-term debt. See Note 10 of these Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

10. Long-Term Debt
Long-term debt is listed below:

December 31,	2012		2011
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2012	$—	—%	$15,500	2.09%
2013	75,500	1.11%	75,500	1.11%
2014	75,500	1.61%	75,500	1.61%
2015	51,000	2.00%	51,000	2.00%
2016	1,000	2.05%	1,000	2.05%
2017	51,000	3.37%	51,000	3.37%
Thereafter	252,259	2.94%	252,314	2.94%
Total	$506,259	2.42%	521,814	2.41%
Total broker repurchase agreements by year of maturity:
2016	$—	—%	$75,000	4.05%
2017	300,000	1.75%	225,000	4.03%
Total	$300,000	1.75%	$300,000	4.04%
Other borrowings by year of maturity:
2012	$—	—%	$69	7.97%
2013	—	—%	74	7.97%
2014	—	—%	81	7.97%
2015	—	—%	87	7.97%
2016	—	—%	94	7.97%
2017	—	—%	102	7.97%
Thereafter	—	—%	861	7.97%
Total	$—	—%	$1,368	7.97%
Total combined long-term debt by year of maturity:
2012	$—	—%	$15,569	2.12%
2013	75,500	1.11%	75,574	1.11%
2014	75,500	1.61%	75,581	1.62%
2015	51,000	2.00%	51,087	2.01%
2016	1,000	2.05%	76,094	4.03%
2017	351,000	1.99%	276,102	3.91%
Thereafter	252,259	2.94%	253,175	2.96%
Total	$806,259	2.17%	$823,182	3.01%
Prepayment penalty	(24,601)		$—
Total Long-term debt	$781,658	2.87%	$823,182	3.01%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructure, Park paid a prepayment penalty of $25 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.4%. Of the $25 million prepayment penalty $24.6 million remained to be amortized as of December 31, 2012. The remaining amortization will be $4.8 million in 2013, $4.9 million in 2014, $5.0 million in 2015, $5.1 million in 2016 and $4.8 million in 2017.

Notes to Consolidated Financial Statements

Other borrowings as of December 31, 2011 consisted of a capital lease obligation of $1.4 million pertaining to an arrangement that was part of the acquisition of Vision on March 9, 2007 and its associated minimum lease payments. This capital lease was assumed by Centennial Bank in connection with their acquisition of Vision's branches on February 16, 2012.

Park had approximately $252.3 million of long-term debt at December 31, 2012 with a contractual maturity longer than five years. However, approximately $250 million of this debt is callable by the issuer in 2013.

At December 31, 2012 and 2011, FHLB advances were collateralized by investment securities owned by the Corporation’s banking divisions and by various loans pledged under a blanket agreement by the Corporation’s banking divisions.

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

In accordance with GAAP, the Trust is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

On December 28, 2007, PNB, entered into a Subordinated Debenture Purchase Agreement with USB Capital Funding Corp. Under the terms of the Purchase Agreement, USB Capital Funding Corp. purchased from PNB a Subordinated Debenture dated December 28, 2007, in the principal amount of $25 million, which matures on December 29, 2017. The Subordinated Debenture is intended to qualify as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”). The Subordinated Debenture accrues and pays interest at a floating rate of three-month LIBOR plus 200 basis points. The Subordinated Debenture may not be prepaid in any amount prior to December 28, 2012; however, subsequent to that date, PNB may prepay, without penalty, all or a portion of the principal amount outstanding in a minimum amount of $5 million or any larger multiple of $5 million. The three-month LIBOR rate was 0.31% at December 31, 2012. On January 2, 2008, Park entered into an interest rate swap transaction, which was designated as a cash flow hedge against the variability of cash flows related to the Subordinated Debenture of $25 million (see Note 19 of these Notes to Consolidated Financial Statements). This Subordinated Debenture was prepaid in full on December 31, 2012.

On December 23, 2009, Park entered into a Note Purchase Agreement, dated December 23, 2009, with 38 purchasers (the “2009 Purchasers”). Under the terms of the Note Purchase Agreement, the 2009 Purchasers purchased from Park an aggregate principal amount of $35.25 million of 10% Subordinated Notes due December 23, 2019 (the “2009 Notes”). The 2009 Notes are intended to qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board. The 2009 Notes may not be prepaid in any amount prior to December 23, 2014; however, subsequent to that date, Park may prepay, without penalty, all or a portion of the principal amount outstanding. Of the $35.25 million in 2009 Notes, $14.05 million were purchased by related parties.

On April 20, 2012, Park entered into a Note Purchase Agreement, dated April 20, 2012 (the “2012 Purchase Agreement”), with 56 purchasers (the "2012 Purchasers"). Under the terms of the 2012 Purchase Agreement, the 2012 Purchasers purchased from Park an aggregate principal amount of $30 million of 7% Subordinated Notes Due April 20, 2022 (the "2012 Notes"). The 2012 Notes are intended to qualify as Tier 2 Capital under applicable rules and regulations of the Federal Reserve Board. Each 2012

Notes to Consolidated Financial Statements

Note was purchased at a purchase price of 100% of the principal amount thereof. The 2012 Notes may not be prepaid by Park prior to April 20, 2017. From and after April 20, 2017, Park may prepay all, or from time to time, any part of the 2012 Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under Federal Reserve Board regulations to obtain prior approval from the Federal Reserve Board before making any prepayment.

12. Stock Option Plan
The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by the shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares are authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan are to be treasury shares. At December 31, 2012, 1,500,000 common shares were available for future grants under the 2005 Plan. Under the terms of the 2005 Plan, incentive stock options may be granted at a price not less than the fair market value at the date of the grant, and for an option term of up to five years. No additional incentive stock options may be granted under the 2005 Plan after January 17, 2015.

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

The activity in the 2005 Plan is listed in the following table for 2012:

	Number	Weighted Average Exercise Price per Share
January 1, 2012	74,020	$74.96
Granted	—	—
Exercised	—	—
Forfeited/Expired	74,020	74.96
December 31, 2012	—	$—
Exercisable at year end		—
Weighted-average remaining contractual life		N/A
Aggregate intrinsic value		N/A

There were no options granted or exercised in 2012, 2011 or 2010. Additionally, no expense was recognized for 2012, 2011 or 2010.

13. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

The Corporation’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. In January 2011, management contributed $14 million, of which $12.4 million was deductible on the 2010 tax return and $1.6 million on the 2011 tax return. In January 2012, management contributed $15.9 million, of which $14.3 million was deductible on the 2011 tax return and $1.6 million will be deductible on the 2012 tax return. In January 2013, management contributed $12.6 million, of which $11.0 million will be deductible on the 2012 tax return and $1.6 million will be deductible on the 2013 tax return. The entire $11.0 million deductible on the 2012 tax return is reflected as part of the deferred taxes at December 31, 2012. See Note 14 of these Notes to Consolidated Financial Statements. Park does not expect to make any additional contributions to the Pension Plan in 2013.

Notes to Consolidated Financial Statements

Using an accrual measurement date of December 31, 2012 and 2011, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2012	2011
Change in fair value of plan assets
Fair value at beginning of measurement period	$96,581	$85,464
Actual return on plan assets	11,256	1,813
Company contributions	15,900	14,000
Benefits paid	(5,969)	(4,696)
Fair value at end of measurement period	$117,768	$96,581
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$81,507	$74,164
Service cost	4,271	4,557
Interest cost	4,048	3,967
Actuarial loss	13,796	3,515
Benefits paid	(5,969)	(4,696)
Projected benefit obligation at the end of measurement period	$97,653	$81,507
Funded status at end of year (fair value of plan assets less benefit obligation)	$20,115	$15,074

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2012	2011
Equity securities	50% - 100%	83%	80%
Fixed income and cash equivalents	remaining balance	17%	20%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets was 7.5% in 2012 and 7.75% in 2011. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $85.1 million and $71.4 million at December 31, 2012 and 2011, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2012 and 2011, the fair value of the 115,800 common shares held by the Pension Plan was $7.5 million, or $64.63 per share and $7.5 million, or $65.06 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2012, 2011 and 2010 were as follows:

	2012	2011	2010
Discount rate	4.47%	5.18%	5.50%
Rate of compensation increase	3.00%	3.00%	3.00%

Notes to Consolidated Financial Statements

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2013	$6,431
2014	6,163
2015	6,623
2016	6,619
2017	7,233
2018-2022	41,653
Total	$74,722

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2012 and 2011.

(In thousands)	2012	2011
Prior service cost	$(54)	$(74)
Net actuarial loss	(41,691)	(32,163)
Total	(41,745)	(32,237)
Deferred taxes	14,611	11,283
Accumulated other comprehensive loss	$(27,134)	$(20,954)

Using an actuarial measurement date of December 31 for 2012, 2011 and 2010, components of net periodic benefit cost and other amounts recognized in other comprehensive loss were as follows:

(In thousands)	2012	2011	2010
Components of net periodic benefit cost and other amounts recognized in other comprehensive (Loss)
Service cost	$(4,271)	$(4,557)	$(3,671)
Interest cost	(4,048)	(3,967)	(3,583)
Expected return on plan assets	8,742	7,543	5,867
Amortization of prior service cost	(20)	(19)	(22)
Recognized net actuarial loss	(1,708)	(1,411)	(1,079)
Net periodic benefit cost	$(1,305)	$(2,411)	$(2,488)
Change to net actuarial (loss)/gain for the period	$(11,236)	$(9,164)	$(4,835)
Amortization of prior service cost	20	19	22
Amortization of net loss	1,708	1,411	1,079
Total recognized in other comprehensive (loss)/income	(9,508)	(7,734)	(3,734)
Total recognized in net benefit cost and other comprehensive (loss)/income	$(10,813)	$(10,145)	$(6,222)

The estimated prior service costs for the Pension Plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $20,000. The estimated net actuarial (loss) expected to be recognized in the next fiscal year is $(2.7) million.

Notes to Consolidated Financial Statements

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2012, 2011 and 2010 are listed below:

	2012	2011	2010
Discount Rate	5.18%	5.50%	6.00%
Rate of compensation increase	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.75%	7.75%	7.75%

Management believes the 7.75% expected long-term rate of return is an appropriate assumption given the performance of the S&P 500 Index over the most recent 10 years, which management believes is a good indicator of future performance of Pension Plan assets.

The Pension Plan maintains cash in a Park National Bank savings account. The Pension Plan cash balance was $1.3 million at December 31, 2012.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The market value of Pension Plan assets at December 31, 2012 was $117.8 million. At December 31, 2012, $98.8 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $18.9 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value is based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The market value of Pension Plan assets was $96.6 million at December 31, 2011. At December 31, 2011, $83.2 million of investments in the Pension Plan were categorized as Level 1 inputs; $13.4 million were categorized as Level 2; and no investments were categorized as Level 3.

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.0 million, $1.1 million, and $1.0 million for 2012, 2011 and 2010, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP totaled $7.4 million and $7.2 million for 2012 and 2011, respectively. The expense for the Corporation was $0.3 million for 2012, $0.6 million for 2011 and $0.5 million for 2010.

Notes to Consolidated Financial Statements

14. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2012	2011
Deferred tax assets:
Allowance for loan losses	$19,438	$23,956
Accumulated other comprehensive loss – Interest rate swap	—	296
Accumulated other comprehensive loss – pension plan	14,611	11,283
Intangible assets	697	1,523
Deferred compensation	3,750	3,733
OREO devaluations	4,855	6,364
Partnership adjustments	3,329	2,016
Other	2,973	2,515
Loans held for sale fair value adjustment	—	4,585
Tax credit carry-forwards	—	1,269
Total deferred tax assets	$49,653	$57,540
Deferred tax liabilities:
Accumulated other comprehensive income – Unrealized gains on securities	5,178	6,824
Deferred investment income	10,199	10,199
Pension plan	25,517	21,567
Mortgage servicing rights	2,717	3,255
Other	646	2,260
Total deferred tax liabilities	$44,257	$44,105
Net deferred tax assets	$5,396	$13,435

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Prior to the sale of substantially all of its assets in February 2012, Vision Bank was subject to income tax in Alabama and Florida. During 2011, Park recognized $6.1 million in state tax expense which was the charge necessary to write off the previously reported state operating loss carry-forward asset and other state deferred tax assets at Vision. Prior to the execution of the Purchase Agreement with Centennial, management of Park believed that a merger of Vision Bank into The Park National Bank (the national bank subsidiary of Park) would enable Park to fully utilize the state net operating loss carry-forward asset recorded at Vision. The structure of the transactions contemplated by the Purchase Agreement will not allow either the buyer or the seller to benefit from the previously recorded net operating loss carry-forward asset at Vision Bank to offset future taxable income; therefore, this asset was written off by Vision at December 31, 2011.

Management has determined that it is not required to establish a valuation allowance against remaining deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

Notes to Consolidated Financial Statements

The components of the provision for federal and state income taxes are shown below:

December 31, (In thousands)	2012	2011	2010
Currently payable
Federal	$12,984	$5,949	$26,130
State	—	—	109

Deferred
Federal	12,717	22,378	(8,333)
State	—	8,382	(3,564)

Valuation allowance
Federal	—	—	—
State	—	(2,294)	2,294
Total	$25,701	$34,415	$16,636

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2012, 2011 and 2010.

December 31	2012	2011	2,011	2010

Statutory federal corporate tax rate	35.0%	35.0%		35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(0.9)%	(1.0)%		(1.7)%
Bank owned life insurance	(1.6)%	(1.5)%		(2.3)%
Tax credits (low income housing)	(6.1)%	(5.2)%		(6.7)%
State income tax expense, net of federal benefit	—%	4.7%		(3.0)%
Valuation allowance, net of federal benefit	—%	(1.3)%		2.0%
Other	(1.8)%	(1.2)%		(1.0)%
Effective tax rate	24.6%	29.5%		22.3%

Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in the state tax expense and is shown in “state taxes” on Park’s Consolidated Statements of Income. Vision Bank did not record state income tax expense (benefit) in 2012.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2012	2011	2010
January 1 Balance	$485	$477	$595
Additions based on tax positions related to the current year	74	70	69
Additions for tax positions of prior years	25	1	7
Reductions for tax positions of prior years	—	(3)	(131)
Reductions due to statute of limitations	(67)	(60)	(63)
December 31 Balance	$517	$485	$477

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2012, 2011 and 2010 was $404,000, $378,000 and $370,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

Notes to Consolidated Financial Statements

The (income)/expense related to interest and penalties recorded in the Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010 was $4,500, $2,500 and $(10,500), respectively. The amount accrued for interest and penalties at December 31, 2012, 2011 and 2010 was $67,500, $63,000 and $60,500, respectively.

Park and its subsidiaries are subject to U.S. federal income tax. Some of Park’s subsidiaries are subject to state income tax in the following states: Alabama, Florida, California and Kentucky. Park is no longer subject to examination by federal or state taxing authorities for the tax year 2008 and the years prior.

The 2007 and 2008 federal income tax returns of Park National Corporation were recently under examination by the Internal Revenue Service. Additionally, the 2009 state of Ohio franchise tax return was recently under examination. The IRS examination closed in the first quarter of 2012 with no adjustments. The Ohio examination closed in 2011 with no material adjustments.

15. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components and related taxes are shown in the following table for the years ended December 31, 2012, 2011 and 2010.

Year ended December 31, (In thousands)	Before-Tax Amount	Tax Effect	Net-of-Tax Amount
2012:
Unrealized losses on available-for-sale securities	$(4,702)	$(1,645)	$(3,057)
Unrealized net holding gain on cash flow hedge	846	296	550
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	(9,508)	(3,328)	(6,180)
Other comprehensive loss	$(13,364)	$(4,677)	$(8,687)
2011:
Unrealized gains on available-for-sale securities	$25,063	$8,772	$16,291
Reclassification adjustment for gains realized in net income	(28,829)	(10,090)	(18,739)
Unrealized net holding gain on cash flow hedge	788	276	512
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	(7,734)	(2,707)	(5,027)
Other comprehensive loss	$(10,712)	$(3,749)	$(6,963)
2010:
Unrealized losses on available-for-sale securities	$(11,218)	$(3,926)	$(7,292)
Reclassification adjustment for gains realized in net income	(11,864)	(4,152)	(7,712)
Unrealized net holding loss on cash flow hedge	(151)	(53)	(98)
Changes in pension plan assets and benefit obligations recognized in other comprehensive income	(3,734)	(1,307)	(2,427)
Other comprehensive loss	$(26,967)	$(9,438)	$(17,529)

The ending balance of each component of accumulated other comprehensive income (loss) was as follows as of December 31:

(In thousands)	2012	2011
Pension benefit adjustments	$(27,134)	$(20,954)
Unrealized net holding loss on cash flow hedge	—	(550)
Unrealized net holding gains on AFS securities	9,616	12,673
Total accumulated other comprehensive loss	$(17,518)	$(8,831)

16. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities.

Notes to Consolidated Financial Statements

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2012	2011	2010
Numerator:
Net income available to common shareholders	$75,205	$76,284	$52,294
Denominator:
Basic earnings per common share:
Weighted-average shares	15,407,078	15,400,155	15,152,692
Effect of dilutive securities – stock options and warrants	1,063	1,291	3,043
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	15,408,141	15,401,446	15,155,735
Earnings per common share:
Basic earnings per common share	$4.88	$4.95	$3.45
Diluted earnings per common share	$4.88	$4.95	$3.45

As of December 31, 2011, options to purchase 74,020 common shares were outstanding under Park’s 2005 Plan. All options had expired as of December 31, 2012. A warrant to purchase 227,376 common shares was outstanding at December 31, 2011 as a result of Park’s participation in the U.S. Treasury Capital Purchase Program ("CPP"). Park repurchased the CPP warrant on May 2, 2012. In addition, warrants to purchase an aggregate of 71,984 common shares were outstanding at December 31, 2010 as a result of the issuance of common shares and warrants to purchase common shares on December 10, 2010 (the "December 2010 Warrants"). The December 2010 Warrants expired in 2011, with no warrants being exercised, but have been considered in the 2011 diluted earnings per share calculation.

The common shares represented by the options and the December 2010 Warrants for the twelve months ended December 31, 2012 and 2011, totaling a weighted average of 63,308 and 126,292, respectively, were not included in the computation of diluted earnings per common share because the respective exercise prices exceeded the market value of the underlying common shares such that their inclusion would have had an anti-dilutive effect. The warrant to purchase 227,376 common shares issued under the CPP was included in the computation of diluted earnings per common share for the year ended December 31, 2012 and 2011, as the dilutive effect of this warrant was 1,063 and 1,291 common shares for the twelve month periods ended December 31, 2012 and December 31, 2011, respectively. The exercise price of the CPP warrant to purchase 227,376 common shares was $65.97.

17. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2012, approximately $27.9 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

Notes to Consolidated Financial Statements

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2012	2011
Loan commitments	$815,585	$809,140
Standby letters of credit	22,961	18,772

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

During the first quarter of 2008, the Company executed an interest rate swap to hedge a $25 million floating-rate subordinated note that was entered into by PNB during the fourth quarter of 2007. The Company’s objective in using this derivative was to add stability to interest expense and to manage its exposure to interest rate risk. Our interest rate swap involved the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying principal amount, and was designated as a cash flow hedge. This interest rate swap matured on December 28, 2012.

At December 31, 2012 and 2011, the interest rate swap’s fair value of $0 million and $(0.8) million, respectively, was included in other liabilities. No hedge ineffectiveness on the cash flow hedge was recognized during the twelve months ended December 31, 2012, 2011 or 2010.

For the twelve months ended December 31, 2012 and 2011, the change in the fair value of the interest rate swap reported in other comprehensive income was a gain of $550,000 (net of taxes of $296,000) and a gain of $512,000 (net of taxes of $276,000), respectively. There was a zero balance related to the interest rate swap in accumulated other comprehensive income as of December 31, 2012.

As of December 31, 2012 and 2011, no derivatives were designated as fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes.

As of December 31, 2012 and December 31, 2011, Park had mortgage loan interest rate lock commitments (IRLCs) outstanding of approximately $28.9 million and $17.2 million, respectively. Park has specific contracts to sell each of these loans to a third-party investor. These loan commitments represent derivative instruments, which are required to be carried at fair value. The derivative instruments used are not designed as hedges under GAAP. The fair value of the derivative instruments was approximately $372,000 at December 31, 2012 and $251,000 at December 31, 2011. The fair value of the derivative instruments is included within loans held for sale and the corresponding income is included within non-yield loan fee income. Gains and losses resulting from expected sales of mortgage loans are recognized when the respective loan contract is entered

Notes to Consolidated Financial Statements

into between the borrower, Park, and the third-party investor. The fair value of Park’s mortgage IRLCs is based on current secondary market pricing.

In connection with the sale of Park’s Class B Visa shares during the 2009 year, Park entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B Visa shares resulting from certain Visa litigation. At December 31, 2012 and December 31, 2011, the fair value of the swap liability of $135,000 and $700,000, respectively, is an estimate of the exposure based upon probability-weighted potential Visa litigation losses.

20. Loan Servicing
Park serviced sold mortgage loans of $1,313 million at December 31, 2012 compared to $1,349 million at December 31, 2011 and $1,471 million at December 31, 2010. At December 31, 2012, $16 million of the sold mortgage loans were sold with recourse compared to $25 million at December 31, 2011. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2012, management had established a $550,000 reserve to account for future loan repurchases.

The amortization of mortgage loan servicing rights is included within “Other service income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.

Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2012	2011	2010
Mortgage servicing rights:
Carrying amount, net, beginning of year	$9,301	$10,488	$10,780
Additions	3,399	1,659	3,062
Amortization	(3,634)	(2,573)	(3,180)
Change in valuation allowance	(1,303)	(273)	(174)
Carrying amount, net, end of year	$7,763	$9,301	$10,488
Valuation allowance:
Beginning of year	$1,021	$748	$574
Additions expensed	1,303	273	174
End of year	$2,324	$1,021	$748

The fair value of mortgage servicing rights at December 31, 2012 was established using a discount rate of 10% and constant prepayment speeds ranging from 6% to 25%.

Servicing fees included in other service income were $3.6 million, $3.9 million and $4.2 million for the twelve months ended December 31, 2012, 2011 and 2010, respectively.

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

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable

Notes to Consolidated Financial Statements

market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Park must use other valuation methods to develop a fair value. The fair value of impaired loans is based on the fair value of the underlying collateral, which is estimated through third-party appraisals or internal estimates of collateral values.

Assets and Liabilities Measured on a Recurring Basis:
The following table presents financial assets and liabilities measured on a recurring basis:

Fair Value Measurements at December 31, 2012 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance, December 31, 2012
Assets
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government Sponsored Entities	$—	$695,727	$—	$695,727
Obligations of States and Political Subdivisions	—	1,003	—	1,003
U.S. Government Sponsored Entities’ Asset-Backed Securities	—	415,502	—	415,502
Equity Securities	1,442	—	780	2,222
Mortgage Loans Held for Sale	—	25,743	—	25,743
Mortgage IRLCs	—	372	—	372
Liabilities
Interest Rate Swap	$—	$—	$—	$—
Fair value swap	—	—	135	135

Fair Value Measurements at December 31, 2011 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance, December 31, 2011
Assets
Investment Securities
Obligations of U.S. Treasury and Other U.S. Government Sponsored Entities	$—	$371,657	$—	$371,657
Obligations of States and Political Subdivisions	—	2,660	—	2,660
U.S. Government Sponsored Entities’ Asset-Backed Securities	—	444,295	—	444,295
Equity Securities	1,270	—	763	2,033
Mortgage Loans Held for Sale	—	11,535	—	11,535
Mortgage IRLCs	—	251	—	251
Liabilities
Interest rate swap	$—	$846	$—	$846
Fair value swap	—	—	700	700

There were no transfers between Level 1 and Level 2 during 2012 or 2011. Management's policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

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

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2012 and 2011, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Obligations of States and Political Subdivisions	Equity Securities	Fair Value Swap
Balance, at January 1, 2012	$—	$763	$(700)
Total Gains/(Losses)
Included in earnings - realized	—	(54)	—
Included in earnings - unrealized	—	—	—
Included in other comprehensive income	—	71	—
Purchases, sales, issuances and settlements, other, net	—	—	—
Re-evaluation of fair value swap	—	—	565
Balance, December 31, 2012	$—	$780	$(135)
Balance, at January 1, 2011	$2,598	$745	$(60)
Total Gains/(Losses)
Included in earnings - realized	$—	$—	$—
Included in earnings - unrealized	(128)	—	—
Included in other comprehensive income	—	18	—
Purchases, sales, issuances and settlements, other, net	(2,470)	—	—
Re-evaluation of fair value swap	—	—	(640)
Balance, December 31, 2011	$—	$763	$(700)

Assets and Liabilities Measured on a Nonrecurring Basis:
The following methods and assumptions were used by the Company in determining the fair value of assets and liabilities measured at fair value on a nonrecurring basis described below:

Notes to Consolidated Financial Statements

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value have been partially charged off or receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral is then adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. Additionally, updated valuations are obtained annually for all impaired loans in accordance with Company policy.

Other Real Estate Owned (OREO): Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. These appraisals may utilize a single valuation approach or a combination of approaches including the comparable sales approach and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral dependent impaired loans and other real estate owned are performed by licensed appraisers. Appraisals are generally obtained to support the fair value of collateral. In general, there are two types of appraisals, real estate appraisals and lot development loan appraisals, received by the Company. These are discussed below:

•
Real estate appraisals typically incorporate measures such as recent sales prices for comparable properties. Appraisers may make adjustments to the sales prices of the comparable properties as deemed appropriate based on the age, condition or general characteristics of the subject property. Management generally applies a 15% discount to real estate appraised values which management expects will cover all disposition costs (including selling costs). This 15% discount is based on historical discounts to appraised values on sold OREO properties.

•
Lot development loan appraisals are typically performed using a discounted cash flow analysis. Appraisers determine an anticipated absorption period and a discount rate that takes into account an investor’s required rate of return based on recent comparable sales. Management generally applies a 6% discount to lot development appraised values, which is an additional discount above the net present value calculation included in the appraisal, to account for selling costs.

MSRs: MSRs are carried at the lower of cost or fair value. MSRs do not trade in active, open markets with readily observable prices. For example, sales of MSRs do occur, but precise terms and conditions typically are not readily available. As such, management, with the assistance of a third-party specialist, determines fair value based on the discounted value of the future cash flows estimated to be received. Significant inputs include the discount rate and assumed prepayment speeds utilized. The calculated fair value is then compared to market values where possible to ascertain the reasonableness of the valuation in relation to current market expectations for similar products. Accordingly, MSRs are classified as Level 2.

Notes to Consolidated Financial Statements

The following table presents assets and liabilities measured at fair value on a nonrecurring basis:

Fair Value Measurements at December 31, 2012 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance, December 31, 2012
Impaired Loans:
Commercial real estate	$—	$—	$25,997	$25,997
Construction real estate:
SEPH commercial land and development	—	—	12,832	12,832
Remaining commercial	—	—	8,113	8,113
Residential real estate	—	—	6,990	6,990
Total impaired loans	$—	$—	$53,932	$53,932
Mortgage Servicing Rights	—	6,642	—	6,642
Other Real Estate Owned:
Construction real estate	$—	$—	$12,134	$12,134
Residential real estate	—	—	4,307	4,307
Commercial real estate	—	—	3,485	3,485
Total Other Real Estate Owned	$—	$—	$19,926	$19,926

Fair Value Measurements at December 31, 2011 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance, December 31, 2011
Impaired Loans:
Commercial real estate	$—	$—	$24,859	$24,859
Construction real estate:
Vision commercial land and development	—	—	21,228	21,228
Remaining commercial	—	—	8,860	8,860
Residential real estate	—	—	12,935	12,935
Total impaired loans	$—	$—	$67,882	$67,882
Mortgage Servicing Rights	—	5,815	—	5,815
Other Real Estate Owned:
Construction real estate	$—	$—	$10,834	$10,834
Residential real estate	—	—	6,826	6,826
Commercial real estate	—	—	6,062	6,062
Total Other Real Estate Owned	$—	$—	$23,722	$23,722

Impaired loans had a book value of $137.2 million at December 31, 2012 after partial charge-offs of $105.1 million. Additionally, these impaired loans had a specific valuation allowance of $8.3 million. Of the $137.2 million impaired loan portfolio, loans with a book value of $59.0 million were carried at their fair value of $53.9 million, as a result of charge-offs of $91.6 million and a specific valuation allowance of $5.1 million. The remaining $78.2 million of impaired loans were carried at cost, as the fair value of the underlying collateral or present value of expected future cash flows on each of these loans exceeded the book value for each individual credit. At December 31, 2011, impaired loans had a book value of $187.1 million, after partial charge-offs of $103.8 million. Additionally, these impaired loans had a specific valuation allowance of $15.9 million. Of these, loans with a book value of $78.0 million were carried at their fair value of $67.9 million as a result of partial charge-offs of $97.6 million and a specific valuation allowance for those loans carried at fair value of $10.1 million. The remaining $109.1 million of impaired loans at December 31, 2011 were carried at cost. The financial impact of credit adjustments related to impaired loans carried at fair value during the twelve months ended December 31, 2012, 2011, and 2010 was $16.0 million, $37.4 million, and $59.2 million, respectively.

Notes to Consolidated Financial Statements

MSRs, which are carried at the lower of cost or fair value, were recorded at $7.8 million at December 31, 2012. Of the $7.8 million MSR carrying balance at December 31, 2012, $6.6 million was recorded at fair value and included a valuation allowance of $2.3 million. The remaining $1.2 million was recorded at cost, as the fair value exceeded cost at December 31, 2012. At December 31, 2011, MSRs were recorded at $9.3 million, including a valuation allowance of $1.0 million. Expense related to MSRs carried at fair value for the years ended December 31, 2012, 2011 and 2010 was $1.3 million, $273,000, and $174,000 respectively.

At December 31, 2012 and December 31, 2011, the estimated fair value of OREO, less estimated selling costs, amounted to $19.9 million and $23.7 million, respectively. The financial impact of OREO fair value adjustments for the years ended December 31, 2012, 2011, and 2010 was $6.9 million, $8.2 million, and $13.2 million, respectively.

The following table presents qualitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2012:

(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$25,997	Sales comparison approach	Adj to comparables	0.0% - 116.0% (22.3%)
		Income approach	Capitalization rate	7.5% - 20.9% (10.1%)
		Cost approach	Accumulated depreciation	23.0% - 63.0% (50.4%)

Construction real estate:
SEPH commercial land and development	$12,832	Sales comparison approach	Adj to comparables	0.0% - 218.0% (31.9%)
		Bulk sale approach	Discount rate	11.0% - 55.0% (23.4%)

Remaining commercial	$8,113	Sales comparison approach	Adj to comparables	0.0% - 75.0% (26.2%)
		Bulk sale approach	Discount rate	10.0% - 55.0% (18.3%)

Residential real estate	$6,990	Sales comparison approach	Adj to comparables	0.0% - 178.0% (17.9%)

Other real estate owned:
Commercial real estate	$3,485	Sales comparison approach	Adj to comparables	0.0% - 67.0% (25.8%)
		Income approach	Capitalization rate	11.0% (11.0%)
		Bulk sale approach	Discount rate	13.0% (13.0%)
		Cost approach	Accumulated depreciation	40.9% - 90.0% (65.0%)

Construction real estate	$12,134	Sales comparison approach	Adj to comparables	0.0% - 273.0% (34.0%)
		Income approach	Capitalization rate	8.5% (8.5%)
		Bulk sale approach	Discount rate	10.0% - 12.0% (10.8%)

Residential Real Estate	$4,307	Sales comparison approach	Adj to comparables	1.0% - 61.0% (18.0%)
		Income approach	Capitalization rate	7.9% - 9.3% (8.7%)
		Cost approach	Accumulated Depreciation	6.0% (6.0%)

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

Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts for variable-rate, fixed-term certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities of time deposits.

Short-term borrowings: The carrying amounts of federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values.

Long-term debt: Fair values for long-term debt are estimated using a discounted cash flow calculation that applies interest rates currently being offered on long-term debt to a schedule of monthly maturities.

Subordinated debentures and notes: Fair values for subordinated debentures and notes are estimated using a discounted cash flow calculation that applies interest rate spreads currently being offered on similar debt structures to a schedule of monthly maturities.

The fair value of financial instruments at December 31, 2012 and December 31, 2011, was as follows:

Notes to Consolidated Financial Statements

	December 31, 2012
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$201,305	$201,305	$—	$—	$201,305
Investment securities	1,515,844	1,442	1,522,937	780	1,525,159
Accrued interest receivable - securities	6,122	—	6,122	—	6,122
Accrued interest receivable - loans	13,588	—	2	13,586	13,588
Mortgage loans held for sale	25,743	—	25,743	—	25,743
Impaired loans carried at fair value	53,932	—	—	53,932	53,932
Mortgage IRLCs	372	—	372	—	372
Other loans	4,314,738	—	—	4,348,705	4,348,705
Loans receivable, net	$4,394,785	$—	$26,115	$4,402,637	$4,428,752
Financial liabilities:
Non-interest bearing checking accounts	$1,137,290	$1,137,290	$—	—	$1,137,290
Interest bearing transactions accounts	1,088,617	1,088,617	—	—	1,088,617
Savings accounts	1,038,356	1,038,356	—	—	1,038,356
Time deposits	1,450,424	—	1,458,793	—	1,458,793
Other	1,345	1,345	—	—	1,345
Total deposits	$4,716,032	$3,265,608	$1,458,793	$—	$4,724,401
Short-term borrowings	$344,168	$—	$344,168	$—	$344,168
Long-term debt	781,658		861,466		861,466
Subordinated debentures/notes	80,250	—	79,503	—	79,503
Accrued interest payable – deposits	1,960	21	1,939	—	1,960
Accrued interest payable – debt/borrowings	1,499	8	1,491	—	1,499
Derivative financial instruments:
Interest rate swap	$—	$—	$—	$—	$—
Fair value swap	135	—	—	135	135

Notes to Consolidated Financial Statements

	December 31, 2011
(In thousands)	Carrying Value	Fair Value
Financial assets:
Cash and money market instruments	$157,486	$157,486
Investment securities	1,640,869	1,655,219
Accrued interest receivable	19,697	19,697
Mortgage loans held for sale	11,535	11,535
Impaired loans carried at fair value	87,813	87,813
Mortgage IRLCs	251	251
Other loans	4,149,056	4,166,973
Loans receivable, net	$4,248,655	$4,266,572
Assets held for sale	$382,462	$382,462
Financial liabilities:
Non-interest bearing checking	$995,733	$995,733
Interest bearing transactions accounts	1,037,385	1,037,385
Savings	931,526	931,526
Time deposits	1,499,105	1,506,075
Other	1,365	1,365
Total deposits	$4,465,114	$4,472,084
Short-term borrowings	$263,594	$263,594
Long-term debt	823,182	915,274
Subordinated debentures/notes	75,250	68,601
Accrued interest payable	4,916	4,916
Liabilities held for sale	536,186	536,991
Derivative financial instruments:
Interest rate swap	$846	$846
Fair value swap	700	700

22. Capital Ratios
Prior to February 16, 2012, the Corporation operated two chartered bank subsidiaries, PNB and Vision. On February 16, 2012, Vision sold certain assets and liabilities to Centennial Bank. Following the sale, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation (See Note 3 of these Notes to Consolidated Financial Statements). At December 31, 2012 and 2011, the Corporation and each of its then separately chartered banks had Tier 1, total risk-based capital and leverage ratios which were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

The following table indicates the capital ratios for Park and each subsidiary at December 31, 2012 and December 31, 2011.

	2012			2011
	Tier 1 Risk-Based	Total Risk-Based	Leverage	Tier 1 Risk-Based	Total Risk-Based	Leverage
Park National Bank	9.28%	11.17%	6.43%	9.52%	11.46%	6.58%
Vision Bank	N/A	N/A	N/A	23.42%	24.72%	15.89%
Park	13.12%	15.77%	9.17%	14.15%	16.65%	9.81%

Notes to Consolidated Financial Statements

Failure to meet the minimum requirements above could cause the Federal Reserve Board to take action. Each of Park’s bank subsidiaries is also subject to the capital requirements of their primary regulators. As of December 31, 2012 and 2011, Park and its then banking subsidiaries were well-capitalized and met all capital requirements to which each was then subject. There are no conditions or events since PNB's most recent regulatory report filings, that management believes have changed the risk categories for PNB.

The following table reflects various measures of capital for Park and each of PNB and VB (during the period it was a Park banking subsidiary):

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2012
Total Risk-Based Capital (to risk-weighted assets)
PNB	$502,680	11.17%	$359,971	8.00%	$449,964	10.00%
Park	732,413	15.77%	371,477	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$417,690	9.28%	$179,986	4.00%	$269,978	6.00%
Park	609,411	13.12%	185,739	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$417,690	6.43%	$259,769	4.00%	$324,711	5.00%
Park	609,411	9.17%	265,719	4.00%	N/A	N/A

At December 31, 2011
Total Risk-Based Capital (to risk-weighted assets)
PNB	$498,367	11.46%	$347,972	8.00%	$434,965	10.00%
VB (1)	115,637	24.72%	37,427	8.00%	46,784	10.00%
Park	812,286	16.65%	390,270	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$413,870	9.52%	$173,986	4.00%	$260,979	6.00%
VB	109,566	23.42%	18,714	4.00%	28,071	6.00%
Park	690,419	14.15%	195,135	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$413,870	6.58%	$251,691	4.00%	$314,614	5.00%
VB (1)	109,566	15.89%	27,588	4.00%	34,485	5.00%
Park	690,419	9.81%	281,506	4.00%	N/A	N/A

(1)	Park management had agreed to maintain Vision Bank’s total risk-based capital at 16.00% and the leverage ratio at 12.00%.

23. Segment Information
The Corporation is a bank holding company headquartered in Newark, Ohio. Prior to February 16, 2012, the operating segments for the Corporation were its two chartered bank subsidiaries, PNB (headquartered in Newark, Ohio) and Vision(headquartered in Panama City, Florida). On February 16, 2012, Vision sold certain assets and liabilities to Centennial Bank (See Note 3 of these Notes to Consolidated Financial Statements). Promptly following the closing of the transaction, Vision

Notes to Consolidated Financial Statements

surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. The Florida Corporation merged with and into a wholly-owned non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. The closing of this transaction prompted Park to add SEPH as a reportable segment. Additionally, due to the increased significance of the entity, GFSC was added as a reportable segment in the first quarter of 2012.

GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. Park’s current operating segments are in line with GAAP as there are: (i) three separate and distinct geographic markets in which Park operates, (ii) discrete financial information is available for each operating segment and (iii) the segments are aligned with internal reporting to Park’s Chief Executive Officer, who is the chief operating decision maker.

Operating results for the year ended December 31, 2012 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income	$221,758	$—	$9,156	$(341)	$4,742	$235,315
Provision for loan losses	16,678	—	859	17,882	—	35,419
Other income	70,739	—	—	21,431	233	92,403
Other expense	156,516	—	2,835	22,032	6,585	187,968
Income (loss) before taxes	119,303	—	5,462	(18,824)	(1,610)	104,331
Income taxes (benefit)	32,197	—	1,912	(6,603)	(1,805)	25,701
Net income (loss)	$87,106	$—	$3,550	$(12,221)	$195	$78,630
Balances at December 31, 2012
Assets	$6,502,579	$—	$49,926	$104,428	$(14,130)	$6,642,803
Loans	4,369,173	—	50,082	59,178	(28,111)	4,450,322
Deposits	4,814,107	—	8,358	—	(106,433)	4,716,032

Operating results for the year ended December 31, 2011 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income	$236,282	$27,078	$8,693	$(974)	$2,155	$273,234
Provision for loan losses	30,220	31,052	2,000	—	—	63,272
Other income (loss)	90,982	6,617	—	(3,039)	350	94,910
Other expense	146,235	31,379	2,506	1,082	7,115	188,317
Income (loss) before taxes	150,809	(28,736)	4,187	(5,095)	(4,610)	116,555
Income taxes (benefit)	43,958	(6,210)	1,466	(1,784)	(3,015)	34,415
Net income (loss)	$106,851	$(22,526)	$2,721	$(3,311)	$(1,595)	$82,140
Balances at December 31, 2011
Assets	$6,281,747	$650,935	$46,682	$34,989	$(42,108)	$6,972,245
Assets held for sale (1)	—	382,462	—	—	—	382,462
Loans	4,172,424	123,883	47,111	—	(26,319)	4,317,099
Deposits	4,611,646	32	8,013	—	(154,577)	4,465,114
Liabilities held for sale (2)	—	536,186	—	—	—	536,186

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2010 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income	$237,281	$27,867	$7,611	$—	$1,285	$274,044
Provision for loan losses	23,474	61,407	2,199	—	—	87,080
Other income (loss)	80,512	(6,024)	2	—	390	74,880
Other expense	144,051	31,623	2,326	—	9,107	187,107
Income (loss) before taxes	150,268	(71,187)	3,088	—	(7,432)	74,737
Income taxes (benefit)	47,320	(25,773)	1,082	—	(5,993)	16,636
Net income (loss)	$102,948	$(45,414)	$2,006	$—	$(1,439)	$58,101
Balances at December 31, 2010
Assets	$6,495,558	$791,945	$43,209	$—	$(48,451)	$7,282,261
Loans	4,074,775	640,580	43,714	—	(26,384)	4,732,685
Deposits	4,622,693	633,432	7,062	—	(167,767)	5,095,420

(1)	The assets held for sale represent the loans and other assets at Vision Bank that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision Bank that were sold in the first quarter of 2012.

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2012
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$230,573	$6,954	$174,429	$27,506	$6,656,933	$4,822,465
Elimination of intersegment items	(4,948)	—	—	—	(35,639)	(106,433)
Parent Co. totals - not eliminated	9,690	—	6,585	(1,805)	21,509	—
Totals	$235,315	$6,954	$181,014	$25,701	$6,642,803	$4,716,032

	2011
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$271,079	$7,583	$173,619	$37,430	$7,014,353	$4,619,691
Elimination of intersegment items	(974)	—	—	—	(63,243)	(154,577)
Parent Co. totals - not eliminated	3,129	—	7,115	(3,015)	21,135	—
Totals	$273,234	$7,583	$180,734	$34,415	$6,972,245	$4,465,114

	2010
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$272,759	$7,126	$170,874	$22,629	$7,330,712	$5,263,187
Elimination of intersegment items	—	—	—	—	(77,876)	(167,767)
Parent Co. totals - not eliminated	1,285	—	9,107	(5,993)	29,425	—
Totals	$274,044	$7,126	$179,981	$16,636	$7,282,261	$5,095,420

24. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below.

Investments in subsidiaries are accounted for using the equity method of accounting.

Notes to Consolidated Financial Statements

The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents non-interest bearing deposits with a bank subsidiary.

Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $4.54 million, $4.21 million and $5.97 million in 2012, 2011 and 2010, respectively.

At December 31, 2012 and 2011, shareholders’ equity reflected in the Parent Company balance sheet includes $173.1 million and $146.6 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Balance Sheets
December 31, 2012 and 2011
(In thousands)	2012	2011
Assets:
Cash	$98,726	$134,650
Investment in subsidiaries	589,523	643,959
Debentures receivable from PNB	30,000	—
Other investments	2,133	2,280
Other assets	19,639	19,406
Total assets	$740,021	$800,295
Liabilities:
Dividends payable	$—	$—
Subordinated notes	80,250	50,250
Other liabilities	9,405	7,681
Total liabilities	89,655	57,931
Total shareholders’ equity	650,366	742,364
Total liabilities and shareholders’ equity	$740,021	$800,295

Statements of Income
for the years ended December 31, 2012, 2011 and 2010
(In thousands)	2012	2011	2010
Income:
Dividends from subsidiaries	$197,000	$105,000	$80,000
Interest and dividends	10,027	5,643	4,789
Other	232	385	411
Total income	207,259	111,028	85,200
Expense:
Other, net	11,869	10,639	12,632
Total expense	11,869	10,639	12,632
Income before federal taxes and equity in undistributed losses of subsidiaries	195,390	100,389	72,568
Federal income tax benefit	1,806	3,016	5,993
Income before equity in undistributed losses of subsidiaries	197,196	103,405	78,561
Equity in undistributed losses of subsidiaries	(118,566)	(21,265)	(20,460)
Net income	$78,630	$82,140	$58,101

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2012, 2011 and 2010
(In thousands)	2012	2011	2010
Operating activities:
Net income	$78,630	$82,140	$58,101
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed losses of subsidiaries	118,566	21,265	20,460
Decrease in other assets	5,748	8,268	7,344
Increase (decrease) in other liabilities	1,724	(7,875)	(3,763)
Net cash provided by operating activities	204,668	103,798	82,142
Investing activities:
Purchase of investment securities	—	(250)	—
Capital contribution to subsidiary	(45,000)	(36,000)	(52,000)
Purchase of debentures receivable from subsidiaries	(115,000)	(30,000)	—
Repayment of debentures receivable from subsidiaries	52,000	—	2,500
Net cash provided by (used in) investing activities	(108,000)	(66,250)	(49,500)
Financing activities:
Cash dividends paid	(60,154)	(62,907)	(62,076)
Proceeds from issuance of common shares and warrants	407	—	33,541
Payment to repurchase warrants	(2,843)	—	—
Payment to repurchase preferred shares	(100,000)	—	—
Proceeds from issuance of subordinated notes	30,000	—	—
Cash payment for fractional shares	(2)	(2)	(4)
Net cash used in financing activities	(132,592)	(62,909)	(28,539)
(Decrease) increase in cash	(35,924)	(25,361)	4,103
Cash at beginning of year	134,650	160,011	155,908
Cash at end of year	$98,726	$134,650	$160,011

25. Participation in the U.S. Treasury Capital Purchase Program
On December 23, 2008, Park issued $100 million of Fixed-Rate Cumulative Perpetual Preferred Shares, Series A, with a liquidation preference of $1,000 per share (the “Series A Preferred Shares”). The Series A Preferred Shares constituted Tier 1 capital and ranked senior to Park’s common shares. The Series A Preferred Shares were to pay cumulative dividends at a rate of 5% per annum through February 14, 2014 and reset to a rate of 9% per annum thereafter. For the period ended December 31, 2012, Park recognized a charge to retained earnings of $3.4 million representing the preferred share dividend and accretion of the discount on the preferred shares, associated with Park’s participation in the CPP.

As part of its participation in the CPP, Park also issued a warrant to the U.S. Treasury to purchase 227,376 common shares (the “Warrant”), which was equal to 15% of the aggregate amount of the Series A Preferred Shares purchased by the U.S. Treasury, having an exercise price of $65.97. The initial exercise price for the Warrant and the market price for determining the number of common shares subject to the Warrant were determined by reference to the market price of the common shares on the date the Company’s application for participation in the CPP was approved by the U.S. Department of the Treasury (calculated on a 20-day trailing average). The Warrant had a term of 10 years.

As a participant in the CPP, the Company was required to adopt certain standards for compensation and corporate governance, established under the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which amended and replaced the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) in their entirety, and the Interim Final Rule promulgated by the Secretary of the U.S. Treasury under 31 C.F.R. Part 30. In addition, Park’s ability to declare or pay dividends on or repurchase its common shares was partially restricted until December 23, 2011 as a result of its participation in the CPP.

Notes to Consolidated Financial Statements

On April 25, 2012, Park entered into a Letter Agreement with the U.S. Treasury pursuant to which Park repurchased the 100,000 Series A Preferred Shares for a purchase price of $100 million plus a pro rata accrued and unpaid dividend. Total consideration of $101.0 million included accrued and unpaid dividends of $1.0 million. In addition to the accrued and unpaid dividends of $1.0 million, the charge to retained earnings, resulting from the repurchase of the Series A Preferred Shares, was $1.6 million on April 25, 2012.

On May 2, 2012, Park entered into a Letter Agreement pursuant to which Park repurchased from the U.S. Treasury the Warrant to purchase 227,376 Park common shares in full for consideration of $2.8 million, or $12.50 per Park common share.