Form 10-K, Exhibit 13
period 2013-12-31
PARK NATIONAL CORP /OH/
filed 2014-02-25
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis presents the financial condition and results of operations for Park National Corporation and its subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute its business plan successfully and within the expected timeframe; general economic and financial market conditions, and the uneven spread of positive impacts of the recovery on the economy, specifically the real estate markets and the credit markets, either nationally or in the states in which Park and its subsidiaries do business, may be worse or slower than expected which could adversely impact the demand for loan, deposit and other financial services as well as increase loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; changes in unemployment; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures and our ability to attract, develop and retain qualified bank professionals; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and its subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act's provisions, the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012 and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of fiscal and governmental policies of the United States federal government; the adequacy of our risk management program; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; demand for loans in the respective market areas served by Park and its subsidiaries; the outcome of future negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending and consumer confidence and spending; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW
Net income for 2013 was $77.2 million, compared to $78.6 million in 2012 and $82.1 million in 2011. Net income available to common shareholders was $77.2 million for 2013, compared to $75.2 million in 2012 and $76.3 million in 2011. Diluted earnings per common share were $5.01, $4.88 and $4.95 for 2013, 2012 and 2011, respectively.

Net income for 2012 included the gain from the sale of the Vision Bank ("Vision") business of $22.2 million ($14.4 million after-tax). Results for 2011 included gains of $28.8 million ($18.7 million after-tax) from the sale of investment securities. Excluding the gain from the sale of the Vision business and gains from the sale of securities, net income for 2012 and 2011, would have been $64.2 million and $63.4 million, respectively.

The table below reflects the net income (loss) by segment for each of the fiscal years ended December 31, 2013, 2012 and 2011. Park's segments include The Park National Bank (“PNB”), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC (“SEPH”) and Park Parent Company. For 2011, the table includes the net loss at Vision, also considered an operating segment until the sale of the Vision business.

Table 1 - Net Income (Loss) By Segment
(In thousands)	2013	2012	2011
PNB	$75,594	$87,106	$106,851
GFSC	2,888	3,550	2,721
Park Parent Company	(1,397)	195	(1,595)
Ohio-based operations	$77,085	$90,851	$107,977
Vision Bank	—	—	(22,526)
SEPH	142	(12,221)	(3,311)
Total Park	$77,227	$78,630	$82,140

The “Park Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with its primary objective of problem asset disposition. Management considers the “Ohio-based operations” results to reflect the business of Park and its subsidiaries going forward. The discussion below provides additional information regarding Park's operating segments.

Tables 2 through 6 show the components of net income for 2013, 2012 and 2011 for Park National Corporation and its wholly - owned subsidiaries. The subsidiaries that will be reviewed in the tables are PNB, SEPH (including Vision through February 16, 2012), GFSC and Parent Company for Park (excludes SEPH results). We have also included summary balance sheet information.

Table 2 - PNB – Summary Income Statement
For the years ended December 31,
(In thousands)	2013	2012	2011
Net interest income	$210,781	$221,758	$236,282
Provision for loan losses	14,039	16,678	30,220
Other income	70,841	70,739	67,348
Security gains	—	—	23,634
Operating expenses	165,665	156,516	146,235
Income before taxes	$101,918	$119,303	$150,809
Federal income taxes	26,324	32,197	43,958
Net income	$75,594	$87,106	$106,851
Net income excluding security gains	$75,594	$87,106	$91,489

Balances at December 31,
(In thousands)	2013	2012	2011
Assets	$6,524,098	$6,502,579	$6,281,747
Loans	4,559,406	4,369,173	4,172,424
Deposits	4,896,405	4,814,107	4,611,646

Net income for PNB of $75.6 million was a decrease of $11.5 million from the $87.1 million of net income in 2012. The majority of the decrease was a result of a decline in net interest income and increased operating expenses, offset by a decline in the provision for loan losses. Excluding the after-tax impact of security gains in 2011, PNB's net income was $91.5 million, compared to $87.1 million in 2012.  The $4.4 million decrease in net income in 2012, compared to net income excluding the after-tax impact of security gains in 2011, was due to decreased net interest income and an increase in operating expenses, offset by a decline in the provision for loan losses and an increase to fee income.

Table 3 - GFSC –Summary Income Statement
For the years ended December 31,
(In thousands)	2013	2012	2011
Net interest income	$8,741	$9,156	$8,693
Provision for loan losses	1,175	859	2,000
Other income	11	—	—
Operating expenses	3,133	2,835	2,506
Income before taxes	$4,444	$5,462	$4,187
Federal income taxes	1,556	1,912	1,466
Net income	$2,888	$3,550	$2,721

Balances at December 31,
(In thousands)	2013	2012	2011
Assets	$47,115	$49,926	$46,682
Loans	47,228	50,082	47,111
Deposits	7,159	8,358	8,013

Net income for GFSC was $2.9 million for the year ended December 31, 2013, a decrease of $662,000, or 18.6%, from $3.5 million for 2012. The decrease in income was primarily due to a decline in net interest income and an increase in provision for loan losses.

The table below provides financial results for SEPH for the years ended December 31, 2013, 2012 and 2011. The results for fiscal year 2012 include the results for Vision through February 16, 2012, the date that Vision was merged with and into SEPH. Also included below are the financial results for Vision for the year ended December 31, 2011.

Table 4 - SEPH/Vision - Summary Income Statement
For the years ended December 31,
(In thousands)	SEPH 2013	SEPH 2012	SEPH 2011	Vision 2011
Net interest (expense) income	$(1,325)	$(341)	$(974)	$27,078
(Recovery of) provision for loan losses	(11,799)	17,882	—	31,052
Other income (loss)	1,956	(736)	(3,039)	1,422
Security gains	—	—	—	5,195
Gain on sale of Vision business	—	22,167	—	—
Operating expenses	12,211	22,032	1,082	31,379
Income (loss) before taxes (benefit)	$219	$(18,824)	$(5,095)	$(28,736)
Federal income taxes (benefit)	77	(6,603)	(1,784)	(6,210)
Net income (loss)	$142	$(12,221)	$(3,311)	$(22,526)
Net income (loss), excluding security gains and gain on sale of Vision business	$142	$(26,630)	$(3,311)	$(25,903)

Balances at December 31,
(In thousands)	SEPH 2013	SEPH 2012	SEPH 2011	Vision 2011
Assets	$72,781	$104,428	$34,989	$650,935
Assets held for sale (1)	—	—	—	382,462
Loans	38,014	59,178	—	123,883
OREO	23,224	21,003	29,032	—
Deposits	—	—	—	32
Liabilities held for sale (2)	—	—	—	536,186

(1)	The assets held for sale represent the loans and other assets at Vision that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision that were sold in the first quarter of 2012.

SEPH's assets primarily include performing and nonperforming loans, as well as OREO assets, that were not sold to Centennial as part of the sale of the Vision business on February 16, 2012. Net income for SEPH was $142,000 for the year ended December 31, 2013, compared to a net loss of $12.2 million for the year ended December 31, 2012, and a net loss for the combined SEPH/Vision of $25.8 million for the year ended December 31, 2011. The primary drivers of income/loss for SEPH are (1) charge-offs on loans retained following the sale of the Vision business which result in a dollar for dollar provision for loan loss, (2) recoveries on loans previously charged off, (3) gain/loss on the sale of OREO properties, (4) OREO devaluation adjustments based on appraisals received annually and (5) the expense associated with working down the portfolio of loans and OREO, including legal and third-party workout specialist costs.

The table below reflects the results for Park's Parent Company (excludes results for SEPH, which is a separate reportable segment) for the fiscal years ended December 31, 2013, 2012 and 2011. Park's Parent Company, included within "All Other" in Note 23 in the Notes to the Consolidated Financial Statements, also includes eliminations between Park's other segments.

Table 5 - Park Parent Company - Summary Income Statement
For the years ended December 31,
(In thousands)	2013	2012	2011
Net interest income	$2,828	$4,742	$2,155
Provision for loan losses	—	—	—
Other income	469	233	350
Operating expenses	7,520	6,585	7,115
Loss before income tax benefit	$(4,223)	$(1,610)	$(4,610)
Federal income tax benefit	(2,826)	(1,805)	(3,015)
Net (loss) income	$(1,397)	$195	$(1,595)

For the year ended December 31, 2013, Park's Parent Company had a net loss of $1.4 million, compared to net income of $195,000 for the year ended December 31, 2012, and a net loss of $1.6 million in 2011. Net interest income for Park's Parent Company included interest income on loans from Park to SEPH and on subordinated debt investments by Park with PNB, which were eliminated in the consolidated Park totals. Additionally, net interest income included interest expense related to the $35.25 million (10 percent coupon with a maturity date of December 23, 2019 and an earliest prepayment date of December 23, 2014) and $30 million (7 percent coupon with a maturity date of April 20, 2022 and an earliest prepayment date of April 20, 2017) of subordinated notes issued by Park in December 2009 and April 2012, respectively.

Table 6 - Park – Summary Income Statement
For the years ended December 31,
(In thousands)	2013	2012	2011
Net interest income	$221,025	$235,315	$273,234
Provision for loan losses	3,415	35,419	63,272
Other income	73,277	70,236	66,081
Gain on sale of Vision business	—	22,167	—
Security gains	—	—	28,829
Operating expenses	188,529	187,968	188,317
Income before taxes	$102,358	$104,331	$116,555
State income taxes	—	—	6,088
Federal income taxes	25,131	25,701	28,327
Net income	$77,227	$78,630	$82,140
Net income, excluding security gains and gain on sale of Vision business	$77,227	$64,221	$63,401

Balances at December 31,
(In thousands)	2013	2012	2011
Assets	$6,638,347	$6,642,803	$6,972,245
Assets held for sale (1)	—	—	382,462
Loans	4,620,505	4,450,322	4,317,099
Deposits	4,789,994	4,716,032	4,465,114
Liabilities held for sale (2)	—	—	536,186

(1)	The assets held for sale represent the loans and other assets at Vision that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision that were sold in the first quarter of 2012.

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

The allocation between the Series A Preferred Shares and the Warrant at December 23, 2008, the date of issuance, was $95.7 million and $4.3 million, respectively.  The discount on the Series A Preferred Shares of $4.3 million was accreted through retained earnings using the level yield method over a 60-month period.  GAAP requires Park to measure earnings per share using earnings available to common shareholders.  Therefore, the Consolidated Statements of Income reflect a line item for “Preferred share dividends and accretion” and a line item for “Income available to common shareholders”.

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

The dividends and accretion on the Series A Preferred Shares totaled $3.4 million for 2012 and $5.9 million for 2011. The accretion of the discount was $1.9 million in 2012 and $856,000 in 2011. Income available to common shareholders is net income minus the preferred share dividends and accretion.  Income available to common shareholders was $77.2 million for 2013, $75.2 million for 2012, and $76.3 million for 2011.

See Note 25 of the Notes to Consolidated Financial Statements for additional information on the Series A Preferred Shares.

DIVIDENDS ON COMMON SHARES
Cash dividends declared on common shares were $3.76 in 2013, 2012 and 2011. The quarterly cash dividend on common shares was $0.94 per share for each quarter of 2013, 2012 and 2011.

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

The determination of the allowance for loan and lease losses ("ALLL") involves a higher degree of judgment and complexity than Park's other significant accounting policies.  The ALLL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable incurred credit losses in the loan portfolio.  Management’s determination of the adequacy of the ALLL is based on periodic evaluations of the loan portfolio and of current economic conditions.  However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, the loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses based on historical loss experience and current economic conditions.  All of these factors may be susceptible to significant change.  To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods. Refer to the “CREDIT EXPERIENCE - Provision for Loan Losses” section for additional discussion.

Other real estate owned (“OREO”), property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2013, OREO totaled $34.6 million, a decrease of 3.1%, compared to $35.7 million at December 31, 2012.

In accordance with GAAP, management utilizes the fair value hierarchy, which has the objective of maximizing the use of observable market inputs.  The accounting guidance also requires disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and/or cash flow analyses. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

The accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. GAAP requires an annual evaluation of goodwill for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired by assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then performance of the second step of the impairment test is required. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. At December 31, 2013, on a consolidated basis, Park had $72.3 million of goodwill, which was not subject to periodic amortization.

The determination of pension plan obligations and related expenses requires the use of assumptions to estimate the amount of benefits that employees earn while working, as well as the present value of those benefits. Annual pension expense is principally based on four components: (1) the value of benefits earned by employees for working during the year (service cost), (2) the increase in the liability due to the passage of time (interest cost), and (3) other gains and losses, reduced by (4) the expected return on plan assets for our pension plan.

Significant assumptions used to measure our annual pension expense include:

•	the interest rate used to determine the present value of liabilities (discount rate);

•	certain employee-related factors, such as turnover, retirement age and mortality;

•	the expected return on assets in our funded plans; and

•	for pension expense, the rate of salary increases for plans where benefits are based on earnings

Our assumptions reflect our historical experience and management’s best judgment regarding future expectations. Due to the significant management judgment involved, our assumptions could have a material impact on the measurement of our pension plan expense and obligation.

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2013, Park operated 129 financial service offices (including those of GFSC) and a network of 144 automated teller machines in 28 Ohio counties and one county in northern Kentucky.

A summary of financial data, average loans and average deposits, for Park’s bank subsidiaries and their divisions for 2013, 2012 and 2011 is shown in Table 7.  See Note 23 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for various divisions of PNB are not reported on a separate basis and, therefore, net income is not included in the summary financial data below.

Table 7 - Park Affiliate Financial Data
	2013		2012		2011
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,348,466	$1,355,805	$1,286,751	$1,354,196	$1,206,520	$1,387,223
Security National Bank Division	432,259	780,525	412,388	767,560	394,605	685,428
First-Knox National Bank Division	540,452	538,142	513,976	507,237	493,158	482,537
Century National Bank Division	618,144	482,002	604,382	480,536	573,056	460,825
Richland Bank Division	240,692	444,364	248,421	439,420	244,687	422,261
Fairfield National Bank Division	251,567	398,260	245,064	394,239	236,467	383,358
Second National Bank Division	323,880	308,970	302,185	290,870	281,749	281,347
Park National SW & N KY Bank Division	324,386	216,134	291,297	218,407	329,690	240,213
United Bank, N.A. Division	85,761	193,823	92,258	196,841	95,528	193,685
Unity National Bank Division	160,123	153,814	147,956	149,537	146,965	145,051
Farmers & Savings Bank Division	100,189	84,802	95,661	75,684	97,228	71,386
Scope Aircraft Finance	182,794	7	175,019	9	156,681	9
SEPH/Vision Bank	47,625	18	133,306	67,737	582,221	575,784
GFSC	49,687	8,172	48,987	8,524	45,957	8,093
Parent Company, including consolidating entries	(191,244)	(105,098)	(186,990)	(115,400)	(171,001)	(144,711)
Consolidated Totals	$4,514,781	$4,859,740	$4,410,661	$4,835,397	$4,713,511	$5,192,489

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $4,860 million in 2013, compared to $4,835 million in 2012, and $5,192 million in 2011.

Total deposits were $4,790 million at December 31, 2013, compared to $4,716 million at December 31, 2012. This represents an increase in total deposits of $74 million or 1.6% in 2013.  The increase in total deposits in 2013 was predominately in Park's non-interest bearing checking accounts, interest bearing transaction accounts, and interest bearing savings accounts.

Table 8 - Year-End Deposits
December 31,
(In thousands)	2013	2012	Change
Non-interest bearing checking	$1,193,553	$1,137,290	$56,263
Interest bearing transaction accounts	1,145,525	1,088,617	56,908
Savings	1,124,994	1,038,356	86,638
All other time deposits	1,324,659	1,450,424	(125,765)
Other	1,263	1,345	(82)
Total	$4,789,994	$4,716,032	$73,962

The average interest rate paid on interest bearing deposits was 0.35% in 2013, compared to 0.49% in 2012, and 0.66% in 2011.  The average cost of interest bearing deposits for each quarter of 2013 was 0.31% for the fourth quarter, 0.33% for the third quarter, 0.36% for the second quarter and 0.39% for the first quarter.

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.22% in 2013, compared to 0.26% in 2012 and 0.28% in 2011.

The year-end balance for short-term borrowings was $242 million at December 31, 2013, compared to $344 million at December 31, 2012 and $264 million at December 31, 2011. The decrease from 2012 to 2013 and the increase from 2011 to 2012 were due to investment security purchases at year-end 2012 that were temporarily funded through the use of short-term borrowings.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt includes the subordinated debentures and subordinated notes discussed in the following section.  In 2013, average long-term debt was $871 million, compared to $908 million in 2012 and $882 million in 2011.  Average total debt (long-term and short-term) was $1,124 million in 2013, compared to $1,166 million in 2012 and $1,179 million in 2011.  Average total debt decreased by $42 million or 3.6% in 2013 compared to 2012 and decreased by $13 million or 1.1% in 2012 compared to 2011. Average long-term debt was 77% of average total debt in 2013, compared to 78% in 2012 and 75% in 2011.

On November 30, 2012, Park's bank subsidiary, PNB, restructured $300 million of fixed rate repurchase agreement borrowings with a third-party investment banking firm. The restructuring reduced the weighted average interest rate paid on the debt from 4.04% to 1.75% and extended the weighted average maturity from 4.4 years to 5.0 years. A $25 million prepayment penalty was paid by PNB to the third-party investment banking firm as part of the restructuring which will be amortized over the five-year remaining term of the restructured borrowing. The effective rate on the restructured borrowing is 3.40%, including the impact of the prepayment penalty amortization.

The average interest rate paid on long-term debt was 3.26% for 2013, compared to 3.45% for 2012 and 3.42% for 2011.

Subordinated Debenture/Notes: Park assumed, with the 2007 Vision acquisition, $15.5 million of floating rate junior subordinated notes.  The $15.5 million of junior subordinated notes were purchased by Vision Bancshares Trust I ("Trust I") following the issuance of Trust I's $15.0 million of floating rate preferred securities. The interest rate on these junior subordinated notes adjusts every quarter at 148 basis points above the three-month LIBOR interest rate.  The maturity date for the junior subordinated notes is December 30, 2035 and the junior subordinated notes may be prepaid after December 30, 2010.  These junior subordinated notes qualify as Tier 1 capital under current Federal Reserve Board guidelines.

Park’s bank subsidiary, PNB, issued a $25 million subordinated debenture on December 28, 2007.  The interest rate on this subordinated debenture adjusted every quarter, while it was outstanding, at 200 basis points above the three-month LIBOR interest rate.  The maturity date for the subordinated debenture was December 29, 2017 and the subordinated debenture was eligible to be prepaid after December 28, 2012.  On January 2, 2008, Park entered into a “pay fixed-receive floating” interest rate swap agreement for a notional amount of $25 million with a maturity date of December 28, 2012.  This interest rate swap agreement was designed to hedge the cash flows pertaining to the $25 million subordinated debenture until December 28, 2012.  Management converted the cash flows related to this subordinated debenture to a fixed interest rate of 6.01% through the use of the interest rate swap.  This subordinated debenture qualified as Tier 2 capital under the applicable regulations of the Office of the Comptroller of the Currency of the United States of America (the “OCC”) and the Federal Reserve Board. This subordinated debenture was paid off in full on December 31, 2012.

On December 23, 2009, Park issued an aggregate principal amount of $35.25 million of subordinated notes to 38 purchasers.  These subordinated notes have a fixed annual interest rate of 10% with quarterly interest payments.  The maturity date of these subordinated notes is December 23, 2019.  These subordinated notes may be prepaid by Park at any time after December 23, 2014.  The subordinated notes qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board.  Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.

On April 20, 2012, Park issued an aggregate principal amount of $30.0 million of subordinated notes to 56 purchasers.  These subordinated notes have a fixed annual interest rate of 7% with quarterly interest payments. The maturity date of these subordinated notes is April 20, 2022.   The subordinated notes may be prepaid by Park at any time after April 20, 2017. The subordinated notes qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board. Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.

See Note 11 of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of tangible shareholders’ equity [shareholders’ equity ($651.7 million) less goodwill and other intangible assets($72.3 million)] to tangible assets [total assets ($6,638 million) less goodwill and other intangible assets ($72.3 million)] was 8.82% at December 31, 2013, compared to 8.79% at December 31, 2012 and 9.68% at December 31, 2011.

The ratio of tangible shareholders’ equity to tangible assets for the fiscal year ended December 31, 2011 reflected the issuance of $100 million of Park Series A Preferred Shares to the U.S. Treasury on December 23, 2008, which remained outstanding. As previously discussed, Park repurchased the $100 million of Park Series A Preferred Shares from the U.S. Treasury on April 25, 2012.  Excluding the balance of Series A Preferred Shares, the ratio of tangible common shareholders’ equity to tangible assets was 8.25% at December 31, 2011.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on available for sale ("AFS") securities, change in funded status of pension plan or unrealized net holding gain/loss on cash flow hedge, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.

The unrealized net holding loss, net of income taxes, on AFS securities was $29.8 million at year-end 2013, compared to unrealized net holding gains, net of income taxes, of $9.6 million at year-end 2012 and $12.7 million at year-end 2011.  The unrealized net holding loss at December 31, 2013 was the result of increases in long-term interest rates during the year.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 13 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan.

Pertaining to the funding status of the pension plan, Park recognized net comprehensive income of $21.5 million in 2013 and net comprehensive loss of $6.2 million and $5.0 million in 2012 and 2011, respectively.  The net comprehensive income in 2013 was due to positive investment returns in 2013 and changes in actuarial assumptions, primarily an increase in the discount rate from 4.47% at December 31, 2012 to 5.30% at December 31, 2013. The net comprehensive loss in each of 2012 and 2011 was due to changes in actuarial assumptions, primarily changes in the discount rate.  The actuarial loss more than offset the positive investment returns to the pension plan in each of 2011 and 2012. At year-end 2013, the balance in accumulated other comprehensive income/(loss) pertaining to the pension plan was $(5.6) million, compared to $(27.1) million at December 31, 2012 and $(20.9) million at December 31, 2011.

Park also recognized net comprehensive income with respect to the unrealized net holding gain of $0.6 million and $0.5 million for the years ended December 31, 2012 and 2011, respectively, due to the mark-to-market of the $25 million (notional amount) cash flow hedge that expired on December 28, 2012.  See Note 19 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s derivative instruments, including this cash flow hedge.

INVESTMENT OF FUNDS
Loans:  Average loans were $4,515 million in 2013, compared to $4,411 million in 2012, and $4,714 million in 2011.  The average yield on loans was 5.02% in 2013, compared to 5.35% in 2012, and 5.61% in 2011.  The average prime lending rate was 3.25% in each of 2013, 2012 and 2011.  Approximately 50% of Park’s loan balances mature or reprice within one year (see Table 30).  The yield on average loan balances for each quarter of 2013 was 4.95% for each of the fourth quarter and third quarter, 5.08% for the second quarter and 5.13% for the first quarter.   At December 31, 2013, loan balances were $4,621 million, compared to $4,450 million at year-end 2012, an increase of $171 million or 3.8%. The loan growth of $171 million in 2013 was due to increases in loans of $190 million at PNB, offset by a decline of $2.8 million at GFSC and a decline in legacy Vision loans held by SEPH of $21 million. The increase in loans experienced at PNB in 2013 was primarily related to continued demand for 1-4 family mortgages, which increased by $87 million. PNB also had a $68 million increase in the consumer loan portfolio and a $35 million increase in the commercial loan portfolio.

Year-end residential real estate loans were $1,800 million, $1,713 million, and $1,629 million in 2013, 2012, and 2011, respectively. Residential real estate loans increased by $87 million or 5.1% in 2013 and increased by $84 million or 5.2% in 2012. The increases in 2012 and 2013 were primarily due to management's decision to continue to retain certain of the 15-year, fixed-rate mortgage loans originated during the year. The balance of 15-year, fixed-rate mortgage loans was $329 million at December 31, 2011, with a weighted average interest rate of 3.79%.  This 15-year, fixed-rate mortgage loan product increased by $142 million to $471 million at December 31, 2012, and had a weighted average interest rate of 3.62%. At December 31,

2013, the 15-year, fixed-rate mortgage loan product increased by $141 million to $612 million and had a weighted average interest rate of 3.50%.

The long-term, fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans.  As mentioned above, during 2010, Park began to retain on its balance sheet certain of the 15-year, fixed-rate residential mortgage loans that it originated.  The balance of sold fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,326 million at year-end 2013, compared to $1,311 million at year-end 2012 and $1,347 million at year-end 2011.

Year-end consumer loans were $724 million, $652 million, and $617 million in 2013, 2012 and 2011, respectively.  Consumer loans increased by $72 million or 11.0% in 2013 and increased by $35 million or 5.7% in 2012. The increase in consumer loans in 2013 and 2012 was primarily due to an increase in automobile lending in Ohio.

On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans totaled $2,094 million, $2,082 million, and $2,070 million for 2013, 2012 and 2011, respectively.  These combined loan totals increased by $12 million or 0.6% in each of 2013 and 2012. The increase in 2013 was primarily due to increases in commercial real estate loans of $20.2 million and commercial, financial and agricultural loans of $1.5 million, offset by a decline in construction real estate loans of $9.4 million. The increase in 2012 was primarily due to an increase in commercial, financial and agricultural loans of $80.1 million, offset by declines in construction real estate loans of $52.0 million and commercial real estate loans of $16.4 million.

Table 9 reports year-end loan balances by type of loan for the past five years.

Table 9 - Loans by Type
December 31,
(In thousands)	2013	2012	2011	2010	2009
Commercial, financial and agricultural	$825,432	$823,927	$743,797	$737,902	$751,277
Construction real estate	156,116	165,528	217,546	406,480	495,518
Residential real estate	1,799,547	1,713,645	1,628,618	1,692,209	1,555,390
Commercial real estate	1,112,273	1,092,164	1,108,574	1,226,616	1,130,672
Consumer	723,733	651,930	616,505	666,871	704,430
Leases	3,404	3,128	2,059	2,607	3,145
Total Loans	$4,620,505	$4,450,322	$4,317,099	$4,732,685	$4,640,432

Table 10 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2013
(In thousands)
Commercial, financial and agricultural	$348,481	$331,033	$145,918	$825,432
Construction real estate	63,817	17,122	75,177	156,116
Commercial real estate	91,545	122,817	898,011	1,112,373
Total	$503,843	$470,972	$1,119,106	$2,093,921
Total of these selected loans due
after one year with:
Fixed interest rate		296,107	146,246	$442,353
Floating interest rate		174,865	972,860	$1,147,725

(1)	Nonaccrual loans of $76.3 million are included within the one year or less classification above.

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

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as held-to-maturity.  A classification of held-to-maturity means that Park has the positive intent and the ability to hold these securities until maturity.  Park classifies certain types of CMOs as held-to-maturity because these securities are generally not as liquid as the other U.S. Government sponsored entities' asset-backed securities that Park classifies as AFS.  At year-end 2013, Park’s held-to-maturity securities portfolio was $182 million, compared to $401 million at year-end 2012, and $820 million at year-end 2011.  Park purchased $208 million of CMOs in 2013, $388 million of CMOs in 2012, and $628 million of CMOs in 2011. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by a U.S. Government sponsored entity.

Average taxable investment securities were $1,377 million in 2013, compared to $1,610 million in 2012 and $1,841 million in 2011.  The average yield on taxable securities was 2.67% in 2013, compared to 3.14% in 2012 and 3.74% in 2011.  Average tax-exempt investment securities were $1.0 million in 2013, compared to $3.1 million in 2012 and $8 million in 2011.  The average tax-equivalent yield on tax-exempt investment securities was 7.07% in 2013, compared to 7.03% in 2012 and 7.17% in 2011.

Total investment securities (at amortized cost) were $1,470 million at December 31, 2013, compared to $1,567 million and $1,689 million at December 31, 2012 and December 31, 2011, respectively.  Management purchased investment securities totaling $583 million in 2013, $1,227 million in 2012 and $1,268 million in 2011. Proceeds from repayments and maturities of investment securities were $605 million in 2013, $1,348 million in 2012 and $1,013 million in 2011.  The increase in proceeds from repayments and maturities in 2012 was primarily due to accelerated prepayments of U.S. Government sponsored entities' mortgage-backed securities and U.S. Government sponsored entity CMOs and also from U.S. Government sponsored entity callable notes being called.

Proceeds from sales of investment securities were $75 million in 2013. These securities were sold at book value; thus, there was no gain or loss recognized. There were no sales of investment securities in 2012. Proceeds from sales of investment securities were $610 million in 2011.  Park realized net gains on the sale of these securities on a pre-tax basis of $28.8 million in 2011.

At year-end 2013, 2012 and 2011, the average tax-equivalent yield on the total investment portfolio was 2.53%, 2.76% and 3.31%, respectively.  The weighted average remaining maturity of the total investment portfolio was 6.5 years at December 31, 2013, 2.1 years at December 31, 2012 and 1.7 years at December 31, 2011.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 95.2% of the total investment portfolio at year-end 2013, approximately 95.7% of the total investment portfolio at year-end 2012 and approximately 95.7% of the total investment portfolio at year-end 2011.

The average maturity of the investment portfolio would lengthen if long-term interest rates increase as the principal repayments from mortgage-backed securities and CMOs would be reduced and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2013, management estimated that the average maturity of the investment portfolio would lengthen to 6.9 years with a 100 basis point increase in long-term interest rates and to 7.3 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2013, management estimated that the average maturity of the investment portfolio would decrease to 2.5 years with a 100 basis point decrease in long-term interest rates and to 1.8 years with a 200 basis point decrease in long-term interest rates.

Table 11 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2013, 2012 and 2011:

Table 11 - Investment Securities
December 31,
(In thousands)	2013	2012	2011
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$525,136	$695,727	$371,657
Obligations of states and political subdivisions	240	1,573	4,652
U.S. Government asset-backed securities	830,292	816,322	1,262,527
Federal Home Loan Bank stock	59,031	59,031	60,728
Federal Reserve Bank stock	6,876	6,876	6,876
Equities	2,659	2,222	2,033
Total	$1,424,234	$1,581,751	$1,708,473
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	36.9%	44.0%	21.8%
Obligations of states and political subdivisions	—%	0.1%	0.3%
U.S. Government asset-backed securities	58.3%	51.7%	73.9%
Federal Home Loan Bank stock	4.1%	3.7%	3.5%
Federal Reserve Bank stock	0.5%	0.4%	0.4%
Equities	0.2%	0.1%	0.1%
Total	100.0%	100.0%	100.0%

ANALYSIS OF EARNINGS
Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 12 for three years of history on the average balances of the balance sheet categories and the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Net interest income decreased by $14.3 million or 6.1% to $221.0 million for 2013, compared to a decrease of $37.9 million or 13.9% to $235.3 million for 2012.  The tax equivalent net yield on interest earning assets (net interest margin) was 3.61% for 2013, compared to 3.83% for 2012 and 4.14% for 2011.  The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.43% for 2013, compared to 3.62% for 2012 and 3.94% for 2011.  The decrease in net interest income in 2013 was due to the decline in the net interest spread to 3.43%, while total interest earning assets only declined by approximately $25 million. The decrease in net interest income in 2012 was due to the decline in the net interest spread to 3.62% from 3.94% and due to the sale of the Vision business on February 16, 2012. The average balance of interest earning assets decreased by $451 million, or 6.8%, to $6,190 million in 2012, largely as a result of the sale of the Vision business.

The average yield on interest earning assets was 4.29% in 2013, compared to 4.64% in 2012 and 5.03% in 2011. On a quarterly basis for 2013, the average yield on interest earning assets was 4.24% for the fourth quarter, 4.19% for the third quarter, 4.31% for the second quarter and 4.41% for the first quarter.

The average rate paid on interest bearing liabilities was 0.86% in 2013, compared to 1.02% in 2012 and 1.09% in 2011.  On a quarterly basis for 2013, the average rate paid on interest bearing liabilities was 0.83% for the fourth quarter, 0.84% for the third quarter, 0.88% for the the second quarter and 0.90% for the first quarter.

Table 12 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2013			2012			2011
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,514,781	$226,816	5.02%	$4,410,661	$236,184	5.35%	$4,713,511	$264,192	5.60%
Taxable investment securities	1,376,913	36,686	2.66%	1,610,044	50,549	3.14%	1,840,842	68,873	3.74%
Tax-exempt investment securities (3)	974	69	7.07%	3,087	217	7.03%	8,038	575	7.15%
Money market instruments	272,851	678	0.25%	166,319	408	0.25%	78,593	178	0.23%
Total interest earning assets	6,165,519	264,249	4.29%	6,190,111	287,358	4.64%	6,640,984	333,818	5.03%
Non-interest earning assets:
Allowance for loan losses	(56,860)			(61,995)			(128,512)
Cash and due from banks	110,796			119,410			124,649
Premises and equipment, net	56,303			54,917			69,507
Other assets	427,215			464,363			499,543
TOTAL	$6,702,973			$6,766,806			$7,206,171

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,251,305	$927	0.07%	$1,239,417	$1,411	0.11%	$1,430,492	$2,686	0.19%
Savings deposits	1,098,860	846	0.08%	1,006,321	1,072	0.11%	946,406	1,126	0.12%
Time deposits	1,392,196	11,235	0.81%	1,540,863	15,921	1.03%	1,816,506	23,842	1.31%
Total interest bearing deposits	3,742,361	13,008	0.35%	3,786,601	18,404	0.49%	4,193,404	27,654	0.66%
Short-term borrowings	253,123	544	0.22%	258,661	678	0.26%	297,537	823	0.28%
Long-term debt (4)	870,538	28,370	3.26%	907,704	31,338	3.45%	881,921	30,169	3.42%
Total interest bearing liabilities	4,866,022	41,922	0.86%	4,952,966	50,420	1.02%	5,372,862	58,646	1.09%

Table 12 - Continued

Non-interest bearing liabilities:
Demand deposits	1,117,379			1,048,796			999,085
Other	74,039			75,312			90,351
Total non-interest bearing liabilities	1,191,418			1,124,108			1,089,436
Shareholders' equity	645,533			689,732			743,873
TOTAL	$6,702,973			$6,766,806			$7,206,171
Net interest earnings		$222,327			$236,938			$275,172
Net interest spread			3.43%			3.62%			3.94%
Net yield on interest earning assets (net interest margin)			3.61%			3.83%			4.14%

(1)
Loan income includes loan related fee income of $1.9 million in 2013, $3.1 million in 2012 and $2,.4 million in 2011.  Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2013, 2012 and 2011.  The taxable equivalent adjustment was $1.3 million in 2013, $1.5 million in 2012, and $1.7 million in 2011.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2013, 2012 and 2011. The taxable equivalent adjustments were $24 thousand in 2013, $77 thousand in 2012, and $204 thousand in 2011.

(4)	Includes subordinated debenture and subordinated notes.

The following table displays (for each quarter of 2013) the average balance of interest earning assets, the net interest income and the tax equivalent net interest margin.

Table 13 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,125,403	$55,453	3.70%
Second Quarter	6,112,621	54,712	3.61%
Third Quarter	6,219,809	54,960	3.52%
Fourth Quarter	6,202,796	55,900	3.59%
2013	$6,165,519	$221,025	3.61%

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 14 - Volume/Rate Variance Analysis
	Change from 2012 to 2013			Change from 2011 to 2012
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$5,464	$(14,832)	$(9,368)	$(16,271)	$(11,737)	$(28,008)
Taxable investments	(6,744)	(7,119)	(13,863)	(8,038)	(10,286)	(18,324)
Tax-exempt investments	(149)	1	(148)	(348)	(10)	(358)
Money market instruments	270	—	270	213	17	230
Total interest income	(1,159)	(21,950)	(23,109)	(24,444)	(22,016)	(46,460)
Interest expense:
Transaction accounts	$13	$(497)	$(484)	$(307)	$(968)	$(1,275)
Savings accounts	95	(321)	(226)	58	(112)	(54)
Time deposits	(1,458)	(3,228)	(4,686)	(3,289)	(4,632)	(7,921)
Short-term borrowings	(16)	(118)	(134)	(94)	(51)	(145)
Long-term debt	(1,266)	(1,702)	(2,968)	898	271	1,169
Total interest expense	(2,632)	(5,866)	(8,498)	(2,734)	(5,492)	(8,226)
Net variance	$1,473	$(16,084)	$(14,611)	$(21,710)	$(16,524)	$(38,234)

Other Income:  Total other income was $73.3 million in 2013, compared to $92.4 million in 2012 and $94.9 million in 2011. Other income in 2012 included $22.2 million related to the gain on the sale of the Vision business. Other income in 2011 included $28.8 million related to net gains on the sale of investment securities. Excluding these gains, other income was $70.2 million and $66.1 million in 2012 and 2011, respectively. The increase in other income to $73.3 million in 2013, compared to $70.2 million excluding the gain on the sale of the Vision business in 2012 was primarily due to a $1.2 million increase in income from fiduciary activities and a $3.7 million decline in OREO devaluations, offset by a $1.3 million decline in gain on the sale of OREO, net. The increase in other income to $70.2 million excluding the gain on the sale of the Vision business in 2012, compared to $66.1 million excluding the net gain on the sale of securities in 2011 was primarily due to a $1.0 million increase in income from fiduciary activities, a $3.0 million increase in other service income and a $1.3 million decline in OREO devaluations, offset by a $1.6 million decline in service charges on deposits and a $2.1 million decline in miscellaneous other income.

The following table displays total other income for Park in 2013, 2012 and 2011.

Table 15 - Other Income
Year Ended December 31,
(In thousands)	2013	2012	2011
Income from fiduciary activities	$17,133	$15,947	$14,965
Service charges on deposits	16,316	16,704	18,307
Gain on sale of Vision business	—	22,167	—
Net gains on sales of securities	—	—	28,829
Other service income	12,913	13,631	10,606
Checkcard fee income	12,955	12,541	12,496
Bank owned life insurance income	5,041	4,754	5,089
ATM fees	2,632	2,359	2,703
Gain on the sale of OREO, net	3,110	4,414	1,312
OREO devaluations	(3,180)	(6,872)	(8,219)
Miscellaneous	6,357	6,758	8,822
Total other income	$73,277	$92,403	$94,910

The following table breaks out the change in total other income for the year ended December 31, 2013 compared to the year ended December 31, 2012 and for the year ended December 31, 2012 compared to the year ended December 31, 2011 between Park's Ohio-based operations and SEPH/Vision.

Table 16 - Other Income Breakout
	Change from 2012 to 2013			Change from 2011 to 2012
(In thousands)	Ohio-based operations	SEPH/VB	Total	Ohio-based operations	SEPH/VB	Total
Income from fiduciary activities	$1,189	$(3)	$1,186	$1,106	$(124)	$982
Service charges on deposits	(234)	(154)	(388)	(615)	(988)	(1,603)
Gain on sale of Vision business	—	(22,167)	(22,167)	—	22,167	22,167
Net gains on sales of securities	—	—	—	(23,634)	(5,195)	(28,829)
Other service income	(620)	(98)	(718)	4,499	(1,474)	3,025
Checkcard fee income	532	(118)	414	802	(757)	45
Bank owned life insurance income	305	(18)	287	(240)	(95)	(335)
ATM fees	282	(9)	273	(282)	(62)	(344)
Gain on the sale of OREO, net	(655)	(649)	(1,304)	176	2,926	3,102
OREO devaluations	(1,282)	4,974	3,692	(289)	1,636	1,347
Miscellaneous	832	(1,233)	(401)	(1,883)	(181)	(2,064)
Total other income	$349	$(19,475)	$(19,126)	$(20,360)	$17,853	$(2,507)

Income from fiduciary activities increased by $1.2 million, or 7.4%, to $17.1 million in 2013, and increased by $1.0 million or 6.6% to $15.9 million in 2012.  The increases in fiduciary fee income in 2013 and 2012 were primarily due to improvements in the equity markets and also due to an increase in the total accounts served by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the assets being managed. The average market value of the trust assets that PNB manages was $3.86 billion at December 31, 2013, compared to $3.52 billion at December 31, 2012 and $3.38 billion at December 31, 2011.

Service charges on deposit accounts decreased by $388,000, or 2.3%, to $16.3 million in 2013, and decreased by $1.6 million or 8.8% to $16.7 million in 2012.  The decrease in 2012 was primarily due to the sale of the Vision business on February 16, 2012, which resulted in a $1.0 million decrease in services charges on deposits in 2012 compared to 2011. The balance of the decline in 2012 of approximately $615,000 and the decline in 2013 of $388,000 was related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decrease in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2012 and 2013.

As previously discussed, on February 16, 2012, Park completed the sale of the Vision business for a purchase price of $27.9 million. As a result of the transaction, Park recorded a pre-tax gain of $22.2 million (after actual expenses directly related to the transaction). This gain on sale was recognized at Vision prior to the merger of Vision (as constituted after the sale) with and into SEPH.

There were no sales of investments securities in 2012 and the sale of $75.0 million of investments in 2013 was made at par value for no gain or loss. Park recognized net gains from the sale of investment securities of $28.8 million in 2011. The majority of the investment securities sold in 2011, with an amortized cost of $579.2 million, were U.S. Government sponsored entities' mortgage-backed securities. The remaining investment securities sold in 2011 were municipal securities.

Fee income earned from origination and sale into the secondary market of long-term, fixed-rate mortgage loans is included within other non-yield related fees in the subcategory “Other service income”.  Other service income decreased $718,000, or 5.3%, to $12.9 million in 2013, and increased by $3.0 million, or 28.5%, to $13.6 million in 2012.  The decrease or increase in other service income in 2013, or 2012, respectively, was primarily due to a corresponding decrease or increase in the amount of mortgage loans originated and sold. Other service income for Park's Ohio-based operations increased $4.5 million in 2012. This increase was offset by a $1.5 million decline in other service income for the combined SEPH/VB as a result of the sale of the Vision business.  The amount of fixed-rate mortgage loans originated and sold in 2013 was $288 million, compared to $409 million in 2012 and $190 million in 2011.  As previously discussed, Park began to originate and retain 15-year, fixed-rate residential mortgages in August 2010, which resulted in fewer loans being sold in the secondary market.  The balance of 15-year, fixed-rate residential mortgage loans retained was $612 million at December 31, 2013, an increase of $141 million compared to $471 million at December 31, 2012.

Checkcard fee income, which is generated from debit card transactions, increased $414,000, or 3.3%, to $13.0 million in 2013, compared to $12.5 million in both 2012 and 2011.  The increase in 2013 was attributable to continued increases in the volume of debit card transactions. In 2012, increases in checkcard fee income of $802,000 for Park's Ohio-based operations were offset by a decline of $757,000 for SEPH/VB following the sale of the Vision business.

Gain on the sale of OREO, net, totaled $3.1 million in 2013, a decrease of $1.3 million, compared to $4.4 million in 2012. The table below provides details on the OREO sales at PNB and SEPH in 2013 and 2012.

Table 17 - Sales of OREO
(In thousands)	OREO Properties Sold	Book Balance of OREO Sold	Net Proceeds of OREO Sold	Gain on Sale	(1)
2013:
PNB	111	$9,527	$10,161	$634
SEPH	104	10,369	12,882	2,513
Total	215	$19,896	$23,043	$3,147
2012:
PNB	113	$8,814	$9,307	$493
SEPH	90	14,519	17,681	3,162	(2)
Total	203	$23,333	$26,988	$3,655
(1) The gain on sale amounts above do not include any deferred gains on sale.
(2)The gain on sale above does not include gains on the transfer of OREO from Vision to SEPH which are included in the Consolidated Statement of Income for the year ended December 31, 2012. The properties were sold to SEPH at fair value in accordance with regulatory requirements.

OREO devaluations, which result from declines in the fair value (less anticipated selling costs) of property acquired through foreclosure, totaled $3.2 million in 2013, a decrease of $3.7 million or 53.7% compared to $6.9 million in 2012. The OREO devaluations in 2013 related primarily to OREO at PNB. Of the $3.2 million in OREO devaluations in 2013, $2.6 million were related to devaluations at PNB. The OREO devaluations in 2012 related primarily to other real estate owned at SEPH.  Of the $6.9 million in OREO devaluations in 2012, $5.6 million were related to devaluations recognized at SEPH.

Other Expense: Total other expense was $188.5 million in 2013, compared to $188.0 million in 2012, and $188.3 million in 2011.  Total other expense increased by $561,000, or 0.3%, in 2013, and decreased by $349,000, or 0.2%, in 2012. The following table displays total other expense for Park in 2013, 2012 and 2011.

Table 18 - Other Expense
Year Ended December 31,
(In thousands)	2013	2012	2011
Salaries and employee benefits	$100,298	$95,977	$102,068
Data processing fees	4,174	3,916	4,965
Professional fees and services	27,865	24,267	21,119
Net occupancy expense of bank premises	9,804	9,444	11,295
Furniture and equipment expense	11,249	10,788	10,773
Insurance	5,205	5,780	6,821
Marketing	3,790	3,474	2,967
Postage and telephone	5,790	5,983	6,060
Intangible amortization expense	337	2,172	3,534
State taxes	3,702	3,786	1,544
Loan put provision	—	3,299	—
OREO expense	2,731	4,011	3,266
Miscellaneous	13,584	15,071	13,905
Total other expense	$188,529	$187,968	$188,317
Full time equivalent employees	1,836	1,826	1,920

The following table breaks out the change in total other expense for the year ended December 31, 2013 compared to the year ended December 31, 2012 and for the year ended December 31, 2012 compared to the year ended December 31, 2011 in each of Park's Ohio-based operations and SEPH/Vision.

Table 19 - Other Expense Breakout
	Change from 2012 to 2013			Change from 2011 to 2012
(In thousands)	Ohio-based operations	SEPH/VB	Total	Ohio-based operations	SEPH/VB	Total
Salaries and employee benefits	$6,710	$(2,389)	$4,321	$2,911	$(9,002)	$(6,091)
Data processing fees	500	(242)	258	417	(1,466)	(1,049)
Professional fees and services	5,027	(1,429)	3,598	1,589	1,559	3,148
Net occupancy expense of bank premises	676	(316)	360	(85)	(1,766)	(1,851)
Furniture and equipment expense	529	(68)	461	850	(835)	15
Insurance	(433)	(142)	(575)	(197)	(844)	(1,041)
Marketing	338	(22)	316	720	(213)	507
Postage and telephone	(57)	(136)	(193)	203	(280)	(77)
Intangible amortization expense	(220)	(1,615)	(1,835)	—	(1,362)	(1,362)
State taxes	(36)	(48)	(84)	2,242	—	2,242
Loan put provision	—	(3,299)	(3,299)	—	3,299	3,299
OREO expense	(409)	(871)	(1,280)	750	(5)	745
Miscellaneous	(2,242)	755	(1,487)	678	488	1,166
Total other expense	$10,383	$(9,822)	$561	$10,078	$(10,427)	$(349)

Salaries and employee benefits expense increased by $4.3 million, or 4.5%, to $100.3 million in 2013, and decreased by $6.1 million or 6.0% to $96.0 million in 2012.  The increase in 2013 was due to an increase of $2.6 million in salary expense, an increase of $1.5 million in group medical insurance, and an $831,000 increase in retirement benefit expense. The decrease in 2012 was primarily related to a decrease of $9.0 million at SEPH/VB due to the sale of the Vision business on February 16, 2012, offset by a $2.9 million increase in salaries and employee benefits for Park's Ohio-based operations.  Park had 1,836 full-time equivalent employees at year-end 2013, compared to 1,826 at year-end 2012 and 1,920 at year-end 2011.

Professional fees and services increased by $3.6 million, or 14.8%, to $27.9 million in 2013, and increased by $3.1 million or 14.9% to $24.3 million in 2012.  This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations.  The increase in fees and services expense in each of 2012 and 2013 was primarily due to increases in legal and consulting fees at both PNB and SEPH, although SEPH realized a modest decline in 2013 from the level in 2012.

Net occupancy expense increased by $360,000, or 3.8%, to $9.8 million in 2013 and decreased by $1.9 million, or 16.4%, to $9.4 million in 2012. The increase in 2013 was primarily due to higher maintenance costs on buildings, while the reduction in 2012 was due largely to the sale of the Vision business.

Insurance expense declined by $575,000, or 9.9%, to $5.2 million in 2013, and declined by $1.0 million or 15.3% to $5.8 million in 2012. The decline in 2013 was primarily due to a decline in FDIC insurance premiums. The decline in 2012 was primarily the result of lower insurance expense at SEPH/VB following the sale of the Vision business, which eliminated the FDIC insurance expense for the Vision subsidiary. The remaining decline in 2012 was the result of the full year impact of the new FDIC assessment methodology utilizing total assets less tangible equity, which went into effect in the third quarter of 2011.

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

The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, amortization of low income housing tax investments and other miscellaneous expense. The subcategory miscellaneous other expense decreased by $1.5 million, or 9.9%, to $13.6 million in 2013, and increased by $1.2 million or 8.4% in 2012. The $1.5 million decline in 2013 was largely due to the reversal of a $1.5 million liability for potential credit loss exposure related to certain off-balance sheet arrangements in the Ohio-based operations, which had previously been established in 2012.

Income Taxes: Federal income tax expense was $25.1 million in 2013, compared to $25.7 million in 2012, and $28.3 million in 2011.  Federal income tax expense as a percentage of income before taxes, adjusted for the state income tax expense or benefit, was 24.6% in 2013, 24.6% in 2012, and 25.6% in 2011.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate is the permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, low income housing tax credits, bank owned life insurance income, and dividends paid on shares held within Park’s salary deferral plan. Park's permanent tax differences for 2013 were approximately $11.2 million.

State income tax expense was zero in 2013 and 2012 and $6.1 million in 2011.  All of the state income tax expense pertains to Vision, as Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay franchise tax based on year-end equity.  The franchise tax expense is included in “state taxes” as part of total other expense on Park’s Consolidated Statements of Income. Park recognized $6.1 million in state tax expense during 2011, which was the charge necessary to write off the previously reported state operating loss carry-forward asset and other state deferred tax assets at Vision.

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

The provision for loan losses for Park was $3.4 million in 2013, $35.4 million in 2012 and $63.3 million in 2011. Net loan charge-offs (recoveries) were ($516,000) in 2013, $48.3 million in 2012, and $125.1 million in 2011. Net loan charge-offs for the year ended December 31, 2012 included the charge-off of $12.1 million related to the retained Vision loans to bring the retained Vision loan portfolio to fair value prior to the merger of Vision with and into SEPH on February 16, 2012. The ratio of net loan charge-offs (recoveries) to average loans was (0.01)% in 2013, 1.10% in 2012, and 2.65% in 2011.

The table below provides additional information on the provision for loan losses and the ALLL for Park’s Ohio-based subsidiaries for 2013, 2012 and 2011.

Table 20 - ALLL Information - Park's Ohio-Based Subsidiaries
(In thousands)	2013	2012	2011
ALLL, beginning	$55,537	$57,706	$74,639
Charge-offs:
Ohio-based loans	16,809	21,786	37,434
PNB participations in Vision loans	131	3,549	18,085
Total charge-offs	16,940	25,335	55,519
Recoveries:
Ohio-based loans	(4,942)	(5,618)	(6,366)
PNB participations in Vision loans	(715)	(10)	—
Total recoveries	(5,657)	(5,628)	(6,366)
Net charge-offs	11,283	19,707	49,153
Provision for (recovery of) loan losses:
Ohio-based loans	16,095	14,170	21,168
PNB participations in Vision loans	(881)	3,368	11,052
Total provision for loan losses	15,214	17,538	32,220
ALLL, ending	$59,468	$55,537	$57,706
Average loans, Ohio-based operations	$4,467,156	$4,277,355	$4,131,289
Total net charge-offs as a percentage of average loans	0.25%	0.46%	1.19%
Total Ohio-based net charge-offs as a percentage of average loans	0.25%	0.38%	0.75%

The provision for (recovery of) loan losses for SEPH was $(11.8) million for 2013. The provision for loan losses, including those provisions recorded at Vision prior to the February 16, 2012 merger of Vision with and into SEPH, was $17.9 million in 2012. The provision for loan losses for Vision was $31.1 million in 2011. The provision for (recovery of) loan losses at SEPH in 2013 was entirely based on the net recoveries at SEPH of $11.8 million. The net recoveries in 2013 consisted of charge-offs of $2.2 million and recoveries of $14.0 million.

On February 16, 2012, when Vision merged with and into SEPH, the loans which had been retained by Vision were transferred by operation of law at their fair market value and no allowance for loan loss has been or will be carried at SEPH. The table below provides additional information regarding charge-offs as a percentage of unpaid principal balance, as of December 31, 2013.

Table 21 - SEPH - Retained Vision Loan Portfolio
Charge-offs as a percentage of unpaid principal balance
December 31, 2013
(In thousands)	Unpaid Principal Balance	Charge-Offs	Net Book Balance	Charge-off Percentage
Nonperforming loans - retained by SEPH	$76,014	$39,906	$36,108	52.50%
Performing loans - retained by SEPH	2,063	157	1,906	7.61%
Total SEPH loan exposure	$78,077	$40,063	$38,014	51.31%

Generally, management obtains updated appraisal information for nonperforming loans annually. As new appraisal information is received, management performs an evaluation of the appraisal and applies a discount for anticipated disposition costs to determine the net realizable value of the collateral, which is compared to the outstanding principal balance to determine if additional write-downs are necessary.

At year-end 2013, the allowance for loan losses was $59.5 million or 1.29% of total loans outstanding, compared to $55.5 million or 1.25% of total loans outstanding at year-end 2012, and $68.4 million or 1.59% of total loans outstanding at year-end 2011. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2013, 2012 and 2011.

Table 22 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2013	2012	2011
Allowance for loan losses, end of period	$59,468	$55,537	$68,444
Specific reserves	10,451	8,276	15,935
General reserves	$49,017	$47,261	$52,509
Total loans	$4,620,505	$4,450,322	$4,317,099
Impaired commercial loans	112,304	137,238	187,074
Non-impaired loans	$4,508,201	$4,313,084	$4,130,025
Allowance for loan losses as a percentage of period end loans	1.29%	1.25%	1.59%
General reserves as a percentage of non-impaired loans	1.09%	1.10%	1.27%

General reserves as a percentage of non-impaired loans were 1.09% at December 31, 2013, down one basis point from the 1.10% at December 31, 2012. The decline in general reserves as a percentage of non-impaired loans from 1.27% at December 31, 2011 to 1.10% at December 31, 2012 was primarily due to (1) the elimination of general reserves held against the retained Vision performing loans that are held at SEPH and (2) improving credit trends in the commercial loan portfolio for Park's Ohio-based operations (PNB and GFSC). Table 23 below provides additional information regarding the decline in general reserves as a percentage of non-impaired loans.

The following table shows the improving credit trends in Park's Ohio-based operations' commercial loan portfolio:

Table 23 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2013	December 31, 2012	December 31, 2011
Pass rated	$2,311,914	$2,225,702	$2,131,007
Special Mention	26,361	49,275	66,254
Substandard	2,687	16,843	29,604
Impaired	77,038	89,365	95,109
Total	$2,418,000	$2,381,185	$2,321,974
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

The commercial loan table above demonstrates the improvement experienced over the last 24 months in Park's Ohio-based operations' commercial loan portfolio. Pass rated commercial loans have grown $180.9 million, or 8.5% since December 31, 2011. Over this same period, special mention loans have declined by $39.9 million, or 60.2% and substandard loans have declined by $26.9 million, or 90.9%. These improved credit metrics in the special mention and substandard categories of the commercial loan portfolio have a significant impact on the general reserves that are established to cover probable incurred losses on performing commercial loans. As these metrics have improved over the past 24 months, general reserves related to special mention and substandard commercial loans declined from $7.8 million at December 31, 2011, to $4.2 million at December 31, 2012, and to $1.6 million at December 31, 2013.

Delinquent and accruing loan trends for Park's Ohio-based operations have also improved over the past 24 months. Delinquent and accruing loans were $32.0 million or 0.70% of total loans at December 31, 2013, compared to $39.6 million (0.90%) at December 31, 2012 and $40.1 million (0.96%) at December 31, 2011.

Impaired commercial loans for Park's Ohio-based operations were $77.0 million as of December 31, 2013, a reduction from the balance of impaired commercial loans of $89.4 million and $95.1 million at December 31, 2012 and 2011, respectively. The $77.0 million of impaired commercial loans at December 31, 2013 included $3.5 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

Management believes that the allowance for loan losses at year-end 2013 is adequate to absorb probable incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “Critical Accounting Policies” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of the loan loss experience over the past five years:

Table 24 - Summary of Loan Loss Experience
(In thousands)	2013	2012	2011	2010	2009

Average loans (net of unearned interest)	$4,514,781	$4,410,661	$4,713,511	$4,642,478	$4,594,436
Allowance for loan losses:
Beginning balance	55,537	68,444	143,575	116,717	100,088
Charge-offs:
Commercial, financial
and agricultural	6,160	26,847	18,350	8,484	10,047
Real estate - construction	1,791	9,985	64,166	23,308	21,956
Real estate - residential	3,207	8,607	20,691	18,401	11,765
Real estate - commercial	1,832	10,454	23,063	7,748	5,662
Consumer	6,163	5,375	7,612	8,373	9,583
Leases	—	—	—	—	9
Total charge-offs	$19,153	$61,268	$133,882	$66,314	$59,022
Recoveries:
Commercial, financial
and agricultural	$1,314	$1,066	$1,402	$1,237	$1,010
Real estate - construction	9,378	2,979	1,463	813	1,322
Real estate - residential	6,000	5,559	1,719	1,429	1,723
Real estate - commercial	726	783	1,825	850	771
Consumer	2,249	2,555	2,385	1,763	2,001
Leases	2	—	4	—	3
Total recoveries	$19,669	$12,942	$8,798	$6,092	$6,830
Net charge-offs (recoveries)	$(516)	$48,326	$125,084	$60,222	$52,192
Provision charged to earnings	3,415	35,419	63,272	87,080	68,821
Transfer of loans at fair value	—	—	(219)	—	—
Allowance for loan losses acquired (transferred) related to Vision	—	—	(13,100)	—	—
Ending balance	$59,468	$55,537	$68,444	$143,575	$116,717
Ratio of net charge-offs (recoveries) to average loans	(0.01)%	1.10%	2.65%	1.30%	1.14%
Ratio of allowance for loan losses
to end of year loans	1.29%	1.25%	1.59%	3.03%	2.52%

The following table summarizes the allocation of the allowance for loan losses for the past five years:

Table 25 - Allocation of Allowance for Loan Losses
December 31,	2013		2012		2011		2010		2009
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$14,218	17.87%	$15,635	18.51%	$16,950	17.23%	$11,555	15.59%	$14,725	16.19%
Real estate - construction	6,855	3.38%	6,841	3.72%	14,433	5.04%	70,462	8.59%	47,521	10.68%
Real estate - residential	14,251	38.95%	14,759	38.51%	15,692	37.72%	30,259	35.75%	19,753	33.51%
Real estate - commercial	15,899	24.07%	11,736	24.54%	15,539	25.68%	24,369	25.92%	23,970	24.37%
Consumer	8,245	15.66%	6,566	14.65%	5,830	14.28%	6,925	14.09%	10,713	15.18%
Leases	—	0.07%	—	0.07%	—	0.05%	5	0.06%	35	0.07%
Total	$59,468	100.00%	$55,537	100.00%	$68,444	100.00%	$143,575	100.00%	$116,717	100.00%

As of December 31, 2013, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) troubled debt restructurings (TDRs) on accrual status; and 3) loans which are contractually past due 90 days or more as to principal or interest payments, where interest continues to accrue.  Prior to Park’s adoption of Accounting Standards Update (ASU) 2011-02, Park classified all TDRs as nonaccrual loans. With the adoption of ASU 2011-02, management determined it was appropriate to return certain TDRs to accrual status. Specifically, if the restructured note has been current for a period of at least six months, and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. OREO results from taking possession of property that served as collateral for a defaulted loan.

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing and other real estate owned for the last five years:

Table 26 - Park - Nonperforming Assets
	December 31,
(In thousands)	2013	2012	2011	2010	2009
Nonaccrual loans	$135,216	$155,536	$195,106	$289,268	$233,544
Accruing TDRs	18,747	29,800	28,607	—	142
Loans past due 90 days or more and accruing	1,677	2,970	3,489	3,590	14,773
Total nonperforming loans	$155,640	$188,306	$227,202	$292,858	$248,459
Other real estate owned – PNB	11,412	14,715	13,240	8,385	6,037
Other real estate owned – Vision	—	—	—	33,324	35,203
Other real estate owned – SEPH	23,224	21,003	29,032	—	—
Total nonperforming assets	$190,276	$224,024	$269,474	$334,567	$289,699
Percentage of nonperforming loans to total loans	3.37%	4.23%	5.26%	6.19%	5.35%
Percentage of nonperforming assets to total loans	4.12%	5.03%	6.24%	7.07%	6.24%
Percentage of nonperforming assets to total assets	2.87%	3.37%	3.86%	4.59%	4.11%

Tax equivalent interest income from loans for 2013 was $226.8 million.  Park has forgone interest income of approximately $8.7 million from nonaccrual loans as of December 31, 2013 that would have been earned during the year if all loans had performed in accordance with their original terms.

SEPH and Vision nonperforming assets for the last five years were as follows:

Table 27 - SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2013	2012	2011	2010	2009
Nonaccrual loans	$36,108	$55,292	$98,993	$171,453	$148,347
Accruing TDRs	—	—	2,265	—	—
Loans past due 90 days or more and accruing	—	—	122	364	11,277
Total nonperforming loans	$36,108	$55,292	$101,380	$171,817	$159,624
Other real estate owned - SEPH	23,224	21,003	29,032	—	—
Other real estate owned - Vision	—	—	—	33,324	35,203
Total nonperforming assets	$59,332	$76,295	$130,412	$205,141	$194,827
Percentage of nonperforming loans to total loans	N.M.	N.M.	N.M.	26.82%	23.58%
Percentage of nonperforming assets to total loans	N.M.	N.M.	N.M.	32.02%	28.78%
Percentage of nonperforming assets to total assets	N.M.	N.M.	N.M.	25.90%	21.70%
 N.M.- Not meaningful

 Nonperforming assets for Park, excluding SEPH/Vision, for the last five years were as follows:

Table 28 - Park excluding SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2013	2012	2011	2010	2009
Nonaccrual loans	$99,108	$100,244	$96,113	$117,815	$85,197
Accruing TDRs	18,747	29,800	26,342	-	142
Loans past due 90 days or more and accruing	1,677	2,970	3,367	3,226	3,496
Total nonperforming loans	$119,532	$133,014	$125,822	$121,041	$88,835
Other real estate owned – PNB	11,412	14,715	13,240	8,385	6,037
Total nonperforming assets	$130,944	$147,729	$139,062	$129,426	$94,872
Percentage of nonperforming loans to total loans	2.61%	3.03%	3.00%	2.96%	2.24%
Percentage of nonperforming assets to total loans	2.86%	3.36%	3.32%	3.16%	2.39%
Percentage of nonperforming assets to total assets	2.00%	2.26%	2.21%	1.99%	1.54%

Park had $29.0 million of commercial loans included on the watch list at December 31, 2013 compared to $68.3 million at year-end 2012 and $134.5 million at year-end 2011. Commercial loans include: (1) commercial, financial and agricultural loans, (2) commercial real estate loans, (3) certain real estate construction loans, and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total loans, Park’s watch list of potential problem loans was 0.6% in 2013, 1.5% in 2012 and 3.1% in 2011. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2013, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

When determining the quarterly and annual loan loss provision, Park reviews the grades of commercial loans.  These loans are graded from 1 to 8.  A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss.  Commercial loans with grades of 1 to 4.5 (pass-rated) are considered to be of acceptable credit risk.  Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans.  Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans.  Generally, commercial loans that are graded a 6 are considered for partial charge-off or have been charged down to the net realizable value of the underlying collateral.  Commercial loans that are graded a 7 (doubtful) are shown as nonperforming and Park charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve.  Any commercial loan graded an 8 (loss) is completely charged off.

As of December 31, 2013, management had taken partial charge-offs of approximately $63.3 million related to the $112.3 million of commercial loans considered to be impaired, compared to charge-offs of approximately $105.1 million related to the $137.2 million of impaired commercial loans at December 31, 2012.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2013, including those impaired commercial loans at PNB, impaired PNB participations in Vision loans and those impaired Vision commercial loans (commercial land and development ("CL&D") and other commercial) retained at SEPH.

Table 29 - Park Impaired Commercial Loans
December 31, 2013
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB	$74,716	$9,982	$64,734	$10,451	$54,283	72.65%
PNB participations in VB loans	26,358	14,054	12,304	—	12,304	46.68%
SEPH - CL&D loans	23,721	18,944	4,777	—	4,777	20.14%
SEPH - Other loans	50,781	20,292	30,489	—	30,489	60.04%
Total Park	$175,576	$63,272	$112,304	$10,451	$101,853	58.01%

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loan, resulting in a higher probability that Park will suffer a loss on the loan unless the weakness is corrected. Park’s annualized 60-month loss experience, defined as charge-offs plus changes in specific reserves, within the commercial loan portfolio has been 0.66% of the principal balance of these loans.  This annualized 60-month loss experience includes only the performance of the PNB loan portfolio. The allowance for loan losses related to performing commercial loans was $31.5 million or 1.35% of the outstanding principal balance of other accruing commercial loans at December 31, 2013.

The overall reserve of 1.35% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.29%; special mention commercial loans are reserved at 5.10%; and substandard commercial loans are reserved at 9.01%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 60-month loss experience of 0.66% are due to the following factors which management reviews on a quarterly or annual basis:

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

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.  Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the past five-year period, considering how each individual credit was rated at the beginning of the five-year period.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio.  These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment.

Generally, consumer loans are not individually graded.  Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio.  The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 60 months.  Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.).  At December 31, 2013, the coverage level within the consumer portfolio was approximately 1.68 years.

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

Cash and cash equivalents decreased by $54.3 million during 2013 to $147.0 million at year-end.  Cash provided by operating activities was $114.6 million in 2013, $105.2 million in 2012, and $123.5 million in 2011.  Net income was the primary source of cash for operating activities during each year.

Cash used in investing activities was $106.7 million in 2013 and $194.7 million in 2012.  Cash provided by investing activities was $274.4 million in 2011.  Investment security transactions are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash.  Net security transactions provided cash of $96.9 million in 2013, $120.6 million in 2012, and $354.8 million in 2011.  Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio.  Cash used by the net increase in the loan portfolio was $190.2 million in 2013, $163.1 million in 2012, and $71.9 million in 2011.

Cash used in financing activities was $62.1 million in 2013, cash provided by financing activities was $133.4 million in 2012, and cash used in financing activities was $374.2 million in 2011. A major source of cash for financing activities is the net change in deposits.  Deposits increased and provided $74.0 million of cash in 2013 and $250.9 million of cash in 2012. Deposits decreased and used $97.7 million of cash in 2011.  Another major source of cash for financing activities is short-term borrowings and long-term debt.  In 2013, net short-term borrowings decreased and used $102.1 million in cash, and net long-term borrowings increased and provided $24.0 million in cash. In 2012, net short-term borrowings increased and provided $80.6 million in cash, and net long-term borrowings decreased and used $40.1 million in cash. In 2011, net short-term borrowings declined, using $400.1 million in cash and net long-term borrowings increased, providing $186.4 million in cash. Additionally, in 2012, cash declined by $100.0 million from the repurchase of the Series A Preferred Shares and $2.8 million from the repurchase of the common share warrant, both from the U.S. Treasury.  Finally, cash declined by $57.9 million in 2013, $60.2 million in 2012, and $62.9 million in 2011, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale.  In the opinion of Park's management the present funding sources provide more than adequate liquidity for Park to meet its cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2013:

Table 30 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$88,618	$84,322	$178,865	$127,588	$944,841	$1,424,234
Money market instruments	17,952	—	—	—	—	17,952
Loans (1)	1,155,568	1,168,913	1,240,497	551,855	503,672	4,620,505
Total interest earning assets	1,262,138	1,253,235	1,419,362	679,443	1,448,513	6,062,691
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$608,254	$—	$537,270	$—	$—	$1,145,524
Savings accounts (2)	260,854	—	864,140	—	—	1,124,994
Time deposits	322,420	562,741	318,250	120,302	947	1,324,660
Other	—	1,263	—	—	—	1,263
Total deposits	1,191,528	564,004	1,719,660	120,302	947	3,596,441
Short-term borrowings	242,029	—	—	—	—	242,029
Long-term debt	50,000	50,500	77,000	456,297	176,744	810,541
Subordinated debentures/notes	15,000	35,250	—	30,000	—	80,250
Total interest bearing liabilities	1,498,557	649,754	1,796,660	606,599	177,691	4,729,261
Interest rate sensitivity gap	(236,419)	603,481	(377,298)	72,844	1,270,822	1,333,430
Cumulative rate sensitivity gap	(236,419)	367,062	(10,236)	62,608	1,333,430
Cumulative gap as a
percentage of total
interest earning assets	(3.90)%	6.05%	(0.17)%	1.03%	21.99%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $135.2 million are included within the three to twelve month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 53% of interest bearing transaction accounts and 23% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one year cumulative gap would change from a positive 6.05% to a negative 17.06%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2013, the cumulative interest earning assets maturing or repricing within twelve months were $2,515 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,148 million.  For the twelve-month cumulative gap position, rate sensitive assets exceeded rate sensitive liabilities by $367 million or 6.05% of interest earning assets.

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

The cumulative twelve-month interest rate sensitivity gap position at year-end 2012 was a positive $1,144 million or 18.8% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 41.5% at year-end 2013, compared to 54.6% at year-end 2012.  The percentage of interest bearing liabilities maturing or repricing within one year was 45.4% at year-end 2013, compared to 45.4% at year-end 2012.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.  At December 31, 2013, the earnings simulation model projected that net income would decrease by 1.4% using a rising interest rate scenario and decrease by 10.3% using a declining interest rate scenario over the next year.   At December 31, 2012, the earnings simulation model projected that net income would increase by 1.1% using a rising interest rate scenario and decrease by 6.6% using a declining interest rate scenario over the next year.  At December 31, 2011, the earnings simulation model projected that net income would increase by 2.1% using a rising interest rate scenario and decrease by 3.5% using a declining interest rate scenario over the next year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.61% in 2013, 3.83% in 2012 and 4.14% in 2011.  A major goal of Park’s asset/liability committee is to maintain a relatively stable net interest margin regardless of the level of interest rates.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations.  Such obligations include the funding of operations through debt issuances as well as leases for premises.  The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2013.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 31 - Contractual Obligations
December 31, 2013	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	8	$3,465,335	$—	$—	$—	$3,465,335
Certificates of deposit	8	883,231	320,140	120,341	947	1,324,659
Short-term borrowings	9	242,029	—	—	—	242,029
Long-term debt	10	100,500	77,000	476,062	176,745	830,307
Subordinated notes	11	—	—	—	80,250	80,250
Operating leases	7	1,351	1,573	1,219	605	4,748
Defined benefit pension plan	13	5,732	11,990	13,442	42,387	73,551
Purchase obligations		1,820	—	—	—	1,820
Total contractual obligations		$4,699,998	$410,703	$611,064	$300,934	$6,022,699

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of its customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2013, the Corporation had $821.8 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $20.6 million of standby letters of credit.  At December 31, 2012, the Corporation had $815.6 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $23.0 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2013. See Note 18 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2013.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2013, the Corporation’s shareholders’ equity was $651.7 million, compared to $650.4 million at December 31, 2012.  Shareholders’ equity at December 31, 2013 was 9.82% of total assets, compared to 9.79% of total assets at December 31, 2012.

Tangible shareholders’ equity [shareholders’ equity ($651.7 million) less goodwill and other intangible assets ($72.3 million)] was $579.4 million at December 31, 2013 and was $577.7 million at December 31, 2012.  At December 31, 2013, tangible shareholders’ equity was 8.82% of total tangible assets [total assets ($6,638 million) less goodwill and other intangible assets ($72.3 million)], compared to 8.79% at December 31, 2012.

Net income was $77.2 million in 2013, $78.6 million in 2012 and $82.1 million in 2011.

Preferred share dividends paid as a result of Park’s participation in the CPP were $1.6 million in 2012 and $5.0 million in 2011.  Accretion of the discount on the Series A Preferred Shares was $1,854,000 in 2012, and $856,000 in 2011. As mentioned previously, Park repurchased the Series A Preferred Shares on April 25, 2012.  Income available to common shareholders is net income less the preferred share dividends and accretion.  Income available to common shareholders was $77.2 million in 2013, $75.2 million in 2012, and $76.3 million in 2011.

Cash dividends declared for common shares were $57.9 million in each of 2013, 2012 and 2011.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2013, 2012 and 2011.

Park repurchased 10,550 treasury shares in 2013, and did not purchase any treasury shares during 2012 or 2011.  Treasury shares had a balance of $76.1 million at December 31, 2013, $76.4 million at December 31, 2012, and $77.0 million at December 31, 2011.  During 2013, the value of treasury shares was reduced by $1.1 million as a result of the issuance of an aggregate of 10,550 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $0.8 million due to the repurchase of 10,550 treasury shares. During 2012, the value of treasury shares was reduced by $632,000 as a result of the issuance of an aggregate of 6,120 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions). During 2011, the value of treasury shares was reduced by $726,000 as a result of the issuance of an aggregate of 7,020 common shares to directors of Park and to directors of Park’s bank subsidiaries PNB and Vision (and their respective divisions).

Park did not issue any new common shares (that were not already held as treasury shares in any of 2013, 2012 or 2011). Common shares had a balance of $302.7 million for the years ended December 31, 2013 and 2012, and $301.2 million at the year ended December 31, 2011.

Accumulated other comprehensive loss was $35.4 million at December 31, 2013, compared to $17.5 million at December 31, 2012 and $8.8 million at December 31, 2011.  During the 2011 year, the change in net unrealized gains on securities available for sale, net of tax, was a gain of $16.3 million and Park realized after-tax gains of $18.7 million, resulting in a decline of $2.4 million in the unrealized gain on securities available for sale which was $12.7 million at December 31, 2011.  During the 2012 year, the change in net unrealized gains on securities available for sale, net of tax, was a loss of $3.1 million and Park did not realize any after-tax gains, resulting in an unrealized gain on securities available for sale of $9.6 million at December 31, 2012. During the 2013 year, the change in net unrealized gains on securities available for sale, net of tax, was a loss of $39.4 million and Park did not realize any after-tax gains, resulting in an unrealized loss on securities available for sale of $29.8 million at December 31, 2013. In addition, Park recognized other comprehensive gain of $0.6 million in 2012 due to the mark-to-market of a cash flow hedge at December 31, 2012 compared to a $0.5 million gain in comprehensive income for the year ended December 31, 2011. Finally, Park recognized other comprehensive gain of $21.5 million, net of tax, related to the change in pension plan assets and benefit obligations in 2013 compared to a loss of $6.2 million, net of tax, in 2012 and a loss of $5.0 million, net of tax, in 2011.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts, and bank holding companies.  Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital.  The minimum leverage capital ratio (defined as shareholders’ equity less intangible assets divided by tangible assets) is 4%. Park’s leverage ratio was 9.48% at December 31, 2013 and exceeded the minimum capital required by $364 million.  The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) is 4%.  Park’s Tier 1 risk-based capital ratio was 13.27% at December 31, 2013 and exceeded the minimum capital required by $440 million.  The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) is 8%.  Park’s total risk-based capital ratio was 15.91% at December 31, 2013 and exceeded the minimum capital required by $375 million.

PNB, the only financial institution subsidiary of Park, met the well capitalized ratio guidelines at December 31, 2013.  See Note 22 of the Notes to Consolidated Financial Statements for the capital ratios for Park and PNB.

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

SELECTED FINANCIAL DATA

Table 32 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2013	2012	2011	2010	2009
Results of Operations:
Interest income	$262,947	$285,735	$331,880	$345,517	$367,690
Interest expense	41,922	50,420	58,646	71,473	94,199
Net interest income	221,025	235,315	273,234	274,044	273,491
Provision for loan losses	3,415	35,419	63,272	87,080	68,821
Net interest income after provision for loan losses	217,610	199,896	209,962	186,964	204,670
Gain on sale of the Vision business (1)	—	22,167	—	—	—
Net gains on sale of securities	—	—	28,829	11,864	7,340
Non-interest income	73,277	70,236	66,081	63,016	73,850
Non-interest expense	188,529	187,968	188,317	187,107	188,725
Net income	77,227	78,630	82,140	58,101	74,192
Net income available to common shareholders	77,227	75,205	76,284	52,294	68,430
Per common share:
Net income per common share - basic	$5.01	$4.88	$4.95	$3.45	$4.82
Net income per common share - diluted	5.01	4.88	4.95	3.45	4.82
Cash dividends declared	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$4,514,781	$4,410,661	$4,713,511	$4,642,478	$4,594,436
Investment securities	1,377,887	1,613,131	1,848,880	1,746,356	1,877,303
Money market instruments and other	272,851	166,319	78,593	93,009	52,658
Total earning assets	6,165,519	6,190,111	6,640,984	6,481,843	6,524,397
Non-interest bearing deposits	1,117,379	1,048,796	999,085	907,514	818,243
Interest bearing deposits	3,742,361	3,786,601	4,193,404	4,274,501	4,232,391
Total deposits	4,859,740	4,835,397	5,192,489	5,182,015	5,050,634
Short-term borrowings	$253,123	$258,661	$297,537	$300,939	$419,733
Long-term debt	870,538	907,704	881,921	725,356	780,435
Shareholders' equity	645,533	689,732	743,873	746,510	675,314
Common shareholders' equity	645,533	658,855	646,169	649,637	579,224
Total assets	6,702,973	6,766,806	7,206,171	7,042,705	7,035,531

Ratios:
Return on average assets (x)	1.15%	1.11%	1.06%	0.74%	0.97%
Return on average common equity (x)	11.96%	11.41%	11.81%	8.05%	11.81%
Net interest margin (2)	3.61%	3.83%	4.14%	4.26%	4.22%
Net interest expense to net revenue (2)	63.78%	57.07%	55.18%	55.18%	54.01%
Dividend payout ratio (3)	75.04%	73.68%	70.50%	98.24%	78.27%
Average shareholders' equity to average total assets	9.63%	10.19%	10.32%	10.60%	9.60%
Leverage capital	9.48%	9.17%	9.81%	9.54%	9.04%
Tier 1 capital	13.27%	13.12%	14.15%	13.24%	12.45%
Risk-based capital	15.91%	15.77%	16.65%	15.71%	14.89%
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(2) Computed on a fully taxable equivalent basis.
(3) Cash dividends paid divided by net income.
(x) Reported measure uses net income available to common shareholders.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2013 and 2012.

Table 33 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2013:
Interest income	$66,192	$65,279	$65,410	$66,066
Interest expense	10,739	10,567	10,450	10,166
Net interest income	55,453	54,712	54,960	55,900
Provision for (recovery of) loan losses	329	673	2,498	(85)
Income before income taxes	27,831	26,767	25,143	22,617
Net income	20,710	20,034	19,029	17,454
Net income available to common shareholders	20,710	20,034	19,029	17,454
Per common share data:
Net income per common share - basic (x)	1.34	1.30	1.23	1.13
Net income per common share - diluted (x)	1.34	1.30	1.23	1.13
Weighted-average common shares outstanding - basic	15,411,990	15,411,981	15,411,972	15,413,517
Weighted-average common shares equivalent - diluted	15,411,990	15,411,981	15,411,972	15,413,517
2012:
Interest income	$74,838	$71,486	$70,618	$68,793
Interest expense	13,110	12,806	12,602	11,902
Net interest income	61,728	58,680	58,016	56,891
Provision for loan losses	8,338	5,238	16,655	5,188
Gain on sale of Vision business (1)	22,167	—	—	—
Income before income taxes	44,540	25,146	13,757	20,888
Net income	31,475	18,886	11,982	16,287
Net income available to common shareholders	29,998	16,938	11,982	16,287
Per common share data:
Net income per common share - basic (x)	1.95	1.10	0.78	1.06
Net income per common share - diluted (x)	1.95	1.10	0.78	1.06
Weighted-average common shares outstanding - basic	15,405,910	15,405,902	15,405,894	15,410,606
Weighted-average common shares equivalent - diluted	15,417,745	15,405,902	15,405,894	15,410,606
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(x) Reported measure uses net income available to common shareholders.

The Corporation's common shares (symbol: PRK) are traded on NYSE MKT LLC.  At December 31, 2013, the Corporation had 4,087 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common shares for each quarterly period for the years ended December 31, 2013 and 2012, as reported by NYSE MKT LLC.

Table 34 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2013:
First Quarter	$70.31	$64.79	$69.79	$0.94
Second Quarter	72.00	66.00	68.79	0.94
Third Quarter	81.49	68.89	79.08	0.94
Fourth Quarter	86.00	76.53	85.07	0.94
2012:
First Quarter	$72.75	$65.06	$69.17	$0.94
Second Quarter	69.93	61.94	69.75	0.94
Third Quarter	72.18	65.30	70.02	0.94
Fourth Quarter	71.25	61.44	64.63	0.94

PERFORMANCE GRAPH
Table 36 compares the total return performance for Park common shares with the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2008 to December 31, 2013.  The NYSE MKT Composite Index is a market capitalization-weighted index of the stocks listed on NYSE MKT.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select to be within its peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank and thrift stocks researched by SNL Financial.

The NYSE MKT Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 35 – Total Return Performance
	Period Ending
Index	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13
Park National Corporation	100.00	87.39	114.53	109.23	114.75	158.86
NYSE MKT Composite Index	100.00	135.58	170.28	180.99	192.95	205.80
NASDAQ Bank Stocks Index	100.00	83.70	95.55	85.52	101.50	143.84
SNL Bank and Thrift Index	100.00	98.66	110.14	85.64	115.00	157.46

The total return for Park’s common shares has outperformed the total return of the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index for the five-year period indicated in Table 36.  The annual compound total return on Park’s common shares for the past five years was a positive 9.7%.  By comparison, the annual compound total returns for the past five years on the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Bank and Thrift Index were a positive 15.5%, a positive 7.5% and a positive 9.5%, respectively.

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

The Corporation’s internal control over financial reporting as it relates to the consolidated financial statements is evaluated for effectiveness by management and tested for reliability through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified.

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

With the participation of our Chairman of the Board, our Chief Executive Officer and President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2013, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) 1992 Internal Control-Integrated Framework.

Based on our assessment under the criteria described in the preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting as of December 31, 2013.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2013 and 2012 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2013, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder	/s/ David L. Trautman	/s/ Brady T. Burt
C. Daniel DeLawder	David L. Trautman	Brady T. Burt
Chairman of the Board	Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 25, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2013 and 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2013. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in the 1992 Internal Control - Integrated Framework issued by the COSO.

/s/ Crowe Horwath
Crowe Horwath LLP

Columbus, Ohio
February 25, 2014

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2013 and 2012

(In thousands, except share and per share data)	2013	2012

Assets
Cash and due from banks	$129,078	$164,120
Money market instruments	17,952	37,185
Cash and cash equivalents	147,030	201,305

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,222,143 and $1,099,658 at December 31, 2013 and 2012, respectively)	1,176,266	1,114,454
Securities held-to-maturity, at amortized cost (fair value of $187,402 and $410,705 at December 31, 2013 and 2012, respectively)	182,061	401,390
Other investment securities	65,907	65,907
Total investment securities	1,424,234	1,581,751

Total loans	4,620,505	4,450,322
Allowance for loan losses	(59,468)	(55,537)
Net loans	4,561,037	4,394,785

Other assets:
Bank owned life insurance	169,284	161,069
Goodwill	72,334	72,334
Other intangibles	—	337
Premises and equipment, net	55,278	53,751
Accrued interest receivable	18,335	19,710
Other real estate owned	34,636	35,718
Mortgage loan servicing rights	9,013	7,763
Other	147,166	114,280
Total other assets	506,046	464,962

Total assets	$6,638,347	$6,642,803

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2013 and 2012

(In thousands, except share and per share data)	2013	2012

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	1,193,553	1,137,290
Interest bearing	3,596,441	3,578,742
Total deposits	4,789,994	4,716,032

Short-term borrowings	242,029	344,168
Long-term debt	810,541	781,658
Subordinated debentures/notes	80,250	80,250
Total borrowings	1,132,820	1,206,076

Other liabilities:
Accrued interest payable	2,901	3,459
Other	60,885	66,870
Total other liabilities	63,786	70,329

Total liabilities	5,986,600	5,992,437

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 shares authorized; no shares outstanding at December 31, 2013 and 2012)	—	—
Common shares, no par value (20,000,000 shares authorized; 16,150,941 and 16,150,987 shares issued at December 31, 2013 and 2012, respectively)	302,651	302,654
Accumulated other comprehensive loss, net	(35,419)	(17,518)
Retained earnings	460,643	441,605
Less: Treasury shares (738,989 shares at December 31, 2013 and 2012, respectively)	(76,128)	(76,375)
Total shareholders’ equity	651,747	650,366
Total liabilities and shareholders’ equity	6,638,347	6,642,803

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2013, 2012 and 2011

(In thousands, except per share data)	2013	2012	2011

Interest and dividend income:
Interest and fees on loans	$225,538	$234,638	$262,458
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	36,686	50,549	68,873
Obligations of states and political subdivisions	45	140	371
Other interest income	678	408	178
Total interest and dividend income	262,947	285,735	331,880

Interest expense:
Interest on deposits:
Demand and savings deposits	1,773	2,483	3,812
Time deposits	11,235	15,921	23,842
Interest on short-term borrowings	544	678	823
Interest on long-term debt	28,370	31,338	30,169
Total interest expense	41,922	50,420	58,646
Net interest income	221,025	235,315	273,234

Provision for loan losses	3,415	35,419	63,272
Net interest income after provision for loan losses	217,610	199,896	209,962

Other income:
Income from fiduciary activities	17,133	15,947	14,965
Service charges on deposit accounts	16,316	16,704	18,307
Net gain on sales of securities	—	—	28,829
Other service income	12,913	13,631	10,606
Checkcard fee income	12,955	12,541	12,496
Bank owned life insurance income	5,041	4,754	5,089
ATM fees	2,632	2,359	2,703
Net gain on sale of OREO	3,110	4,414	1,312
OREO devaluations	(3,180)	(6,872)	(8,219)
Gain on sale of Vision business	—	22,167	—
Other	6,357	6,758	8,822
Total other income	$73,277	$92,403	$94,910

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2013, 2012 and 2011

(In thousands, except per share data)	2013	2012	2011

Other expense:
Salaries and employee benefits	$100,298	$95,977	$102,068
Data processing fees	4,174	3,916	4,965
Professional fees and services	27,865	24,267	21,119
Net occupancy expense of bank premises	9,804	9,444	11,295
Amortization of intangibles	337	2,172	3,534
Furniture and equipment expense	11,249	10,788	10,773
Insurance	5,205	5,780	6,821
Marketing	3,790	3,474	2,967
Postage and telephone	5,790	5,983	6,060
State taxes	3,702	3,786	1,544
Loan put provision	—	3,299	—
OREO expense	2,731	4,011	3,266
Other	13,584	15,071	13,905
Total other expense	188,529	187,968	188,317

Income before income taxes	102,358	104,331	116,555

State income taxes (benefit)	—	—	6,088
Federal income taxes	25,131	25,701	28,327

Net income	$77,227	$78,630	$82,140

Preferred share dividends and accretion	—	3,425	5,856

Income available to common shareholders	$77,227	$75,205	$76,284

Earnings per common share:
Basic	$5.01	$4.88	$4.95
Diluted	$5.01	$4.88	$4.95

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2013, 2012 and 2011

(In thousands)	2013	2012	2011

Net income	$77,227	$78,630	$82,140

Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $11,596, $(3,328) and $(2,707) for years ended December 31, 2013, 2012, and 2011, respectively	21,536	(6,180)	(5,027)
Unrealized net holding gain on cash flow hedge, net of income taxes of $296 and $276 for years ended December 31, 2012, and 2011, respectively	—	550	512
Unrealized net holding (loss) on securities available-for-sale, net of income taxes of $(21,236), $(1,645) and $(1,318) for years ended December 31, 2013, 2012 and 2011, respectively	(39,437)	(3,057)	(2,448)
Other comprehensive (loss)	$(17,901)	$(8,687)	$(6,963)

Comprehensive income	$59,326	$69,943	$75,177

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2013, 2012 and 2011

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2011	100,000	$97,290	15,398,934	$305,677	$406,342	$(77,733)	$(1,868)	$729,708
Net income					82,140			82,140
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(2,707)							(5,027)	(5,027)
Unrealized net holding gain on cash flow hedge, net of income taxes of $276							512	512
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(1,318)							(2,448)	(2,448)

Cash dividends, $3.76 per share					(57,907)			(57,907)
Cash payment for fractional shares in dividend reinvestment plan			(42)	(2)				(2)
Accretion of discount on preferred shares		856			(856)			—
Common share warrants expired				(176)	176			—
Preferred share dividends					(5,000)			(5,000)
Treasury shares reissued for director grants			7,020		(338)	726		388
Balance, December 31, 2011	100,000	$98,146	15,405,912	$305,499	$424,557	$(77,007)	$(8,831)	$742,364
Net income					78,630			78,630
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $(3,328)							(6,180)	(6,180)
Unrealized net holding gain on cash flow hedge, net of income taxes of $296							550	550
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(1,645)							(3,057)	(3,057)

Cash dividends, $3.76 per share					(57,932)			(57,932)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(2)				(2)
Common share warrants redeemed				(2,843)				(2,843)
Preferred shares redeemed	(100,000)	(100,000)						(100,000)
Accretion of discount on preferred shares		1,854			(1,854)			—
Preferred share dividends					(1,571)			(1,571)

Treasury shares reissued for director grants			6,120		(225)	632		407
Balance, December 31, 2012	—	$—	15,411,998	$302,654	$441,605	$(76,375)	$(17,518)	$650,366
Net income					77,227			77,227
Other comprehensive income (loss), net of tax:
Change in funded status of pension plan, net of income taxes of $11,596							21,536	21,536
Unrealized net holding loss on securities available-for-sale, net of income taxes of $(21,236)							(39,437)	(39,437)

Cash dividends, $3.76 per share					(57,949)			(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(46)	(3)				(3)
Treasury shares repurchased			(10,550)			(843)		(843)
Treasury shares reissued for director grants			10,550		(240)	1,090		850
Balance, December 31, 2013	—	$—	15,411,952	$302,651	$460,643	$(76,128)	$(35,419)	$651,747
The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2013, 2012 and 2011

(In thousands)	2013	2012	2011

Operating activities:
Net income	$77,227	$78,630	$82,140
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	3,415	35,419	63,272
Loan put provision	—	3,299	—
Amortization of loan fees and costs, net	3,611	2,119	2,871
Provision for depreciation	7,315	6,954	7,583
Other than temporary impairment on investment securities	17	54	—
Amortization of intangible assets	337	2,172	3,534
(Accretion)/amortization of investment securities	(33)	(239)	490
Amortization of prepayment penalty on long-term debt	4,835	—	—
Deferred income tax	(2,456)	12,717	28,466
Realized net investment security gains	—	—	(28,829)
Compensation expense for issuance of treasury shares to directors	850	407	388
Loan originations to be sold in secondary market	(317,534)	(442,890)	(269,922)
Proceeds from sale of loans in secondary market	341,611	422,875	263,170
Gain on sale of loans in secondary market	4,093	5,807	3,557
OREO devaluations	3,180	6,872	8,219
Bank owned life insurance income	(5,041)	(4,754)	(5,089)
Changes in assets and liabilities:
Increase in other assets	514	(15,231)	(18,722)
Decrease in other liabilities	(7,389)	(9,010)	(10,826)
Cash included in assets held for sale	—	—	(6,766)
Net cash provided by operating activities	114,552	105,201	123,536

Investing activities:
Proceeds from sales of securities:
Held-to-maturity	—	—	25,410
Available-for-sale	75,000	—	584,573
Proceeds from calls and maturities of securities:
Held-to-maturity	219,329	681,513	454,937
Available-for-sale	385,259	666,431	557,552
Purchase of securities:
Held-to-maturity	—	(262,679)	(625,925)
Available-for-sale	(582,728)	(964,704)	(641,751)
Net decrease in other investments	—	1,697	1,095
Net loan originations, portfolio loans	(190,167)	(163,106)	(71,862)
Sales of assets/liabilities related to Vision Bank	—	(144,436)	—
Purchases of bank owned life insurance, net	(4,600)	(2,500)	(3,000)
Purchases of premises and equipment, net	(8,842)	(6,964)	(6,618)
Net cash (used in) provided by investing activities	(106,749)	(194,748)	274,411

(In thousands)	2013	2012	2011

Financing activities
Net increase (decrease) in deposits	73,962	250,918	(97,708)
Net (decrease) increase in short-term borrowings	(102,139)	80,574	(400,075)
Proceeds from issuance of subordinated notes	—	30,000	—
Proceeds from long-term debt	75,000	300,000	203,000
Repayment of sub-debt	—	(25,000)	—
Repayment of long-term debt	(50,952)	(340,129)	(16,551)
Cash payment for repurchase of common share warrant from U.S. Treasury	—	(2,843)	—
Repurchase of preferred shares from U.S. Treasury	—	(100,000)	—
Cash dividends paid	(57,949)	(60,154)	(62,907)
Net cash (used in) provided by financing activities	(62,078)	133,366	(374,241)
(Decrease) increase in cash and cash equivalents	(54,275)	43,819	23,706

Cash and cash equivalents at beginning of year	201,305	157,486	133,780
Cash and cash equivalents at end of year	$147,030	$201,305	$157,486

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

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the allowance for loan losses, accounting for Other Real Estate Owned (“OREO”), fair value accounting, accounting for goodwill and accounting for pension plan and other post retirement benefits as significant estimates.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation. Reclassifications had no effect on prior year net income or shareholders' equity.

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $48.0 million at December 31, 2013 and $41.0 million at December 31, 2012. No other compensating balance arrangements were in existence at December 31, 2013.

Investment Securities
Investment securities are classified upon acquisition into one of three categories: held-to-maturity (HTM), available-for-sale (AFS), or trading (see Note 4 of these Notes to Consolidated Financial Statements).

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

Available-for-sale and held-to-maturity securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not to be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in the value of equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in the value of debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

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

Notes to Consolidated Financial Statements

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) Stock
Park’s national bank subsidiary, The Park National Bank (PNB) is a member of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within other investment securities on the Consolidated Balance Sheets. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance
Park has purchased insurance policies on the lives of directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $1.7 million and $25.7 million at December 31, 2013 and 2012, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 5 and Note 6. The contractual balance was $1.6 million and $25.2 million at December 31, 2013 and 2012, respectively. The gain expected upon sale was $28,000 and $568,000 at December 31, 2013 and 2012, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2013 or 2012.

Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sale of loans.

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

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Accrued interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired (See Note 5 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when cash is actually received. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans, HELOCs, and consumer loans secured by residential real estate are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans are removed from nonaccrual status when loan payments have been received to cure the delinquency status, the borrower has demonstrated the ability to maintain current payment status in accordance with the loan agreement and the loan is deemed to be well-secured by management.

Notes to Consolidated Financial Statements

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

Construction real estate: The Company defines construction loans as both commercial construction loans and residential construction loans where the loan proceeds are used exclusively for the improvement of real estate as to which the Company holds a mortgage. Construction loans may be in the form of a permanent loan or short-term construction loan, depending on the needs of the individual borrower. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, the PNB division making the loan may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves inaccurate, the PNB division may be confronted, at or prior to the maturity of the loan, with a project having a value insufficient to assure full repayment, should the borrower default. In the event a default on a construction loan occurs and foreclosure follows, the PNB division must take control of the project and attempt either to arrange for completion of construction or to dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. PNB and its divisions attempt to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns as well as other projects undertaken by the developer.

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

In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2013, the Company utilized an annual loss rate (“historical loss experience”), calculated based on

Notes to Consolidated Financial Statements

an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2009 through 2013 within the individual segments of the commercial and consumer loan categories. Management believes the 60-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates consistent with current expectations based on current economic conditons. The loss factor applied to Park’s consumer portfolio as of December 31, 2013 was based on the historical loss experience over the past 60 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.68 years of historical loss. The consumer loan portfolio loss coverage ratio was 1.52 years at December 31, 2012. The loss factor applied to Park’s commercial portfolio as of December 31, 2013 was based on the historical loss experience over the past 60 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial portfolio to approximately 2.42 years of historical loss. The commercial loan portfolio loss coverage ratio was 2.59 years at December 31, 2012. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

GAAP requires a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in beacon scores; and (4) consideration of global cash flows of financially sound guarantors that have previously supported loan payments. The recorded investment is the carrying balance of the loan, plus accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan or the fair value of the collateral. If a loan is considered to be collateral dependent, the fair value of collateral, less estimated selling costs, is used to measure impairment.

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

Other Real Estate Owned (OREO)
OREO is initially recorded at fair value less anticipated selling costs (net realizable value), establishing a new cost basis, and consists of property acquired through foreclosure and real estate held for sale. If the net realizable value is below the carrying value of the loan at the date of transfer, the difference is charged to the allowance for loan losses. Subsequent declines in the value of real estate are classified as OREO devaluations, are reported as adjustments to the carrying amount of OREO and are expensed within “Other income”. In certain circumstances where management believes the devaluation may not be permanent in nature, Park utilizes a valuation allowance to record OREO devaluations, which is also expensed through “Other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to "Other expense".

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

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2013, the goodwill remaining on Park's Consolidated Balance Sheet consisted entirely of goodwill at PNB. (See Note 23 of these Notes to Consolidated Financial Statements for operating segment results.)

Notes to Consolidated Financial Statements

The following table reflects the activity in goodwill and other intangible assets for the years 2013, 2012 and 2011.

(In thousands)	Goodwill	Core Deposit Intangibles	Total
January 1, 2011	$72,334	$6,043	$78,377
Amortization	—	(3,534)	(3,534)
December 31, 2011	$72,334	$2,509	$74,843
Amortization	—	(2,172)	(2,172)
December 31, 2012	$72,334	$337	$72,671
Amortization	—	(337)	(337)
December 31, 2013	$72,334	$—	$72,334

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

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2013, the Company determined that goodwill for Park’s national bank subsidiary (PNB) was not impaired.

The core deposit intangibles were being amortized to expense principally on the straight-line method, over a period of six years. The amortization period for the core deposit intangibles related to Vision Bank was accelerated in the fourth quarter of 2011 and first quarter of 2012 due to the pending sale of the Vision Bank business to Centennial Bank. Core deposit intangible amortization expense was $337,000 in 2013, $2.2 million in 2012 and $3.5 million in 2011.

The accumulated amortization of core deposit intangibles was $22.1 million as of December 31, 2013 and $21.8 million at December 31, 2012. As of December 31, 2013 all core deposit intangibles had been fully amortized.

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally, money market instruments are purchased and sold for one-day periods.

Net cash provided by operating activities reflects cash payments as follows:

December 31,
(In thousands)	2013	2012	2011
Interest paid on deposits and other borrowings	$42,481	$51,877	$59,552
Income taxes paid	20,000	7,000	17,700

Non-cash Items
Non-cash items included in cash provided by operating activities:

December 31,
(In thousands)	2013	2012	2011
Transfers to OREO	$22,144	$23,634	$36,209

Loss Contingencies and Guarantees
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Notes to Consolidated Financial Statements

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

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, changes in the funded status of the Company’s Defined Benefit Pension Plan, and the unrealized net holding gains and losses on the cash flow hedge that matured on December 28, 2012, which are also recognized as separate components of equity.

Stock-Based Compensation
Compensation cost is recognized for stock options and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of Park’s common shares at the date of grant is used for stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. Park did not grant any stock options or stock awards to employees during 2013, 2012 or 2011. No stock options vested in 2013, 2012 or 2011. Park granted 10,550 common shares to its directors in 2013, 6,120 common shares in 2012 and 7,020 common shares in 2011.

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
Derivative Instruments
At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to the derivative's likely effectiveness as a hedge. These three types are: (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”); (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”); or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as non-interest income.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the Consolidated Balance Sheets or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a

Notes to Consolidated Financial Statements

hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

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

Earnings Per Common Share
Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock awards, stock options, warrants and convertible securities. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the consolidated financial statements.

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

Adoption of New Accounting Pronouncements:
ASU 2012-02 Testing Indefinite-Lived Intangible Assets for Impairment: In July 2012, FASB issued Accounting Standards Update 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02). The ASU allows an entity to first assess qualitative factors to determine whether the existence of events or circumstances indicate that it is more likely than not that the indefinite-lived intangible asset is impaired. The new guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. The adoption of this guidance did not have an impact on Park's consolidated financial statements.

Notes to Consolidated Financial Statements

ASU 2013-02 Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income: In February 2013, FASB issued Accounting Standards Update 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (ASU 2013-02). The ASU requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the statement where net income is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required under GAAP to be reclassified to net income in its entirety in the same reporting period. For other amounts that are not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about these amounts. The new guidance is effective prospectively for reporting periods beginning after December 15, 2012. The adoption of the new guidance on January 1, 2013 impacted the other comprehensive income (loss) disclosures in Note 15.

ASU 2013-11- Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists: The ASU requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, if a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The amendments will not have a material impact on Park’s consolidated financial statements.

ASU 2014-01- Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force): In January 2014, FASB issued Accounting Standards Update 2014-01, Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force). The ASU permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. Additionally, a reporting entity should disclose information that enables users of its financial statement to understand the nature of its investments in qualified affordable housing projects, and the effect of the measurement of its investments in qualified affordable housing projects and the related tax credits on its financial position and results of operations. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on Park's consolidated financial statements, but may impact the presentation of Park's investments in qualified affordable housing projects. Additionally, the adoption of this guidance will require additional disclosures.

ASU 2014-04 - Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force): In January 2014, FASB issued Accounting Standards Update 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). The ASU clarifies when an insubstance repossession or foreclosure occurs and a creditor is considered to have received physical possession of real estate property collateralizing a consumer mortgage loan. Specifically, the new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. Additional disclosures are required detailing the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgages collateralized by real estate property that are in the process of foreclosure. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on Park's consolidated financial statements, but will result in additional disclosures.

Notes to Consolidated Financial Statements

2. Organization
Park National Corporation is a financial holding company headquartered in Newark, Ohio. Through its national bank subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio. PNB operates through eleven banking divisions with the Park National Bank Division headquartered in Newark, Ohio, the Fairfield National Bank Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Bank Division headquartered in Mount Vernon, Ohio, the Farmers Bank Division headquartered in Loudonville, Ohio, the Security National Bank Division headquartered in Springfield, Ohio, the Unity National Bank Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Bank Division headquartered in Zanesville, Ohio, the United Bank, N.A. Division headquartered in Bucyrus, Ohio and the Second National Bank Division headquartered in Greenville, Ohio. A wholly-owned subsidiary of Park, Guardian Financial Services Company ("GFSC"), is a consumer finance company located in Central Ohio.

Through February 16, 2012, Park operated a second banking subsidiary, Vision, which was engaged in a general commercial banking business, primarily in Baldwin County, Alabama and the panhandle of Florida. Vision operated through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. Promptly following the sale of the Vision business to Centennial, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. The Florida Corporation merged with and into a wholly-owned, non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale. SEPH also holds other real estate owned (“OREO”) that had previously been transferred to SEPH from Vision. SEPH's assets consist primarily of performing and nonperforming loans and OREO. This segment represents a run off portfolio of the legacy Vision assets.

All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit, commercial leasing; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. Vision, with its two banking divisions, through February 16, 2012, provided the services mentioned above, with the exception of commercial leasing. See Note 23 of these Notes to Consolidated Financial Statements for financial information on the Corporation’s operating segments.

3. Sale of Vision Bank Business
On February 16, 2012, Park and its wholly-owned subsidiary, Vision completed their sale of substantially all of the performing loans, operating assets and liabilities associated with Vision to Centennial Bank (“Centennial”), an Arkansas state-chartered bank which is a wholly-owned subsidiary of Home BancShares, Inc. (“Home”), an Arkansas corporation, as contemplated by the previously announced Purchase and Assumption Agreement by and between Park, Vision, Home and Centennial, dated as of November 16, 2011, as amended by the First Amendment to Purchase and Assumption Agreement, dated as of January 25, 2012, and the Second Amendment to Purchase and Assumption Agreement, dated as of April 30, 2012 (collectively, the "Vision Purchase Agreement") for a purchase price of $27.9 million.

Subsequent to the transactions contemplated by the Vision Purchase Agreement, Vision was left with approximately $22 million of performing loans (including mortgage loans held for sale) and non-performing loans with a fair value of $88 million. Park recorded a pre-tax gain, net of expenses directly related to the sale, of approximately $22.2 million, resulting from the transactions contemplated by the Vision Purchase Agreement. The pre-tax gain, net of expense is summarized in the table below:

(In thousands)
Premium paid	$27,913
One-time gains	298
Loss on sale of fixed assets	(2,434)
Employment and severance agreements	(1,610)
Other one-time charges, including estimates	(2,000)
Pre-tax gain	$22,167

Promptly following the closing of the transactions contemplated by the Vision Purchase Agreement, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became the non-bank Florida Corporation. The Florida Corporation merged with and into SEPH, a wholly-owned, non-bank subsidiary of Park, with SEPH being the surviving entity.

Notes to Consolidated Financial Statements

As part of the transaction between Vision and Centennial, Park agreed to allow Centennial to “put back” up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. The loan put option expired on August 16, 2012, 180 days after the closing of the transaction, which was February 16, 2012. Prior to August 16, 2012, Centennial notified Park of Centennial's intent to put back approximately $7.5 million aggregate principal amount of loans. During 2012, Centennial had put back forty-four loans, totaling approximately $7.5 million. These forty-four loans were recorded on the books at a fair value of $4.2 million. The difference of $3.3 million was written off against the loan put liability that had previously been established in the first half of 2012.

4. Investment Securities
The amortized cost and fair value of investment securities are shown in the following table. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment.

During 2013 and 2012, there were $17,000 and $54,000, respectively, in investment securities deemed to be other-than-temporarily impaired, which were related to an equity investment in a financial institution.

Investment securities at December 31, 2013 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2013:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$570,632	$—	$45,496	$525,136
U.S. Government sponsored entities’ asset-backed securities	650,391	8,070	9,990	648,471
Other equity securities	1,120	1,539	—	2,659
Total	$1,222,143	$9,609	$55,486	$1,176,266
2013:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$240	$1	$—	$241
U.S. Government sponsored entities’ asset-backed securities	181,821	5,382	42	187,161
Total	$182,061	$5,383	$42	$187,402

Park’s U.S. Government sponsored entities' asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2013, the amortized cost of Park’s available-for-sale and held-to-maturity mortgage-backed securities was $340.4 million and $0.1 million, respectively. At December 31, 2013, the amortized cost of Park's available-for-sale and held-to-maturity CMOs was $310.0 million and $181.7 million, respectively.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB and the FRB. These restricted stock investments are carried at their redemption value. Park owned $59.0 million of FHLB stock and $6.9 million of FRB stock at both December 31, 2013 and December 31, 2012.

Management does not believe any individual unrealized loss as of December 31, 2013 or December 31, 2012 represented an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2013:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2013:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$377,626	$29,256	$147,510	$16,240	$525,136	$45,496
U.S. Government sponsored entities' asset-backed securities	404,035	8,917	21,572	1,073	425,607	9,990
Total	$781,661	$38,173	$169,082	$17,313	$950,743	$55,486
2013:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$5,781	$42	$—	$—	$5,781	$42

Investment securities at December 31, 2012 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2012:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$695,655	$1,352	$1,280	$695,727
Obligations of states and political subdivisions	984	19	—	1,003
U.S. Government sponsored entities’ asset-backed securities	401,882	14,067	447	415,502
Other equity securities	1,137	1,085	—	2,222
Total	$1,099,658	$16,523	$1,727	$1,114,454
2012:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$570	$2	$—	$572
U.S. Government sponsored entities’ asset-backed securities	400,820	9,351	38	410,133
Total	$401,390	$9,353	$38	$410,705

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2012:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2012:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	177,470	1,280	—	—	177,470	1,280
U.S. Government sponsored entities' asset-backed securities	123,631	447	—	—	123,631	447
Total	301,101	1,727	—	—	301,101	1,727
2012:
Securities Held-to-Maturity
U.S. Government sponsored entities' asset-backed securities	$10,120	$38	$—	$—	$10,120	$38

The amortized cost and estimated fair value of investments in debt securities at December 31, 2013, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Weighted Average Yield
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due one through five years	50,000	46,800	2.00%
Due five through ten years	396,882	367,580	2.43%
Due in over ten years	123,750	110,756	1.74%
Total	$570,632	$525,136	2.24%
U.S. Government sponsored entities’ asset-backed securities:
Total	$650,391	$648,471	2.47%
Securities Held-to-Maturity
Obligations of states and political subdivisions:
Due within one year	$240	$241	4.46%
Total	$240	$241	4.46%
U.S. Government sponsored entities’ asset-backed securities:
Total	$181,821	$187,161	3.69%

Approximately $525.1 million of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 9 to 14 years. Of the $525.1 million reported at December 31, 2013, $46.8 million were expected to be called and are shown in the table at their expected call date.

Investment securities having a book value of $1,321 million and $1,364 million at December 31, 2013 and 2012, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements, to secure repurchase agreements sold and as collateral for FHLB advance borrowings.

At December 31, 2013, $639 million was pledged for government and trust department deposits, $648 million was pledged to secure repurchase agreements and $34 million was pledged as collateral for FHLB advance borrowings. At December 31, 2012, $655 million was pledged for government and trust department deposits, $667 million was pledged to secure repurchase agreements and $41 million was pledged as collateral for FHLB advance borrowings.

Notes to Consolidated Financial Statements

At December 31, 2013, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2013, Park sold $75 million of AFS investment securities, which were sold at book value for no gain. During 2012, Park had no sales of investment securities. Among the investment securities sold in 2011 were all investment securities (AFS and HTM) held by Vision, which were sold in preparation of the sale of the business to Centennial. There were no HTM securities sold by PNB in 2011. During 2011, Park sold $610 million of U.S. Government sponsored entities' mortgage-backed securities, realizing a pre-tax gain of $28.8 million ($18.7 million after-tax). No gross losses were realized in 2013, 2012 or 2011.

5. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2013 and December 31, 2012 was as follows:

	12/31/2013			12/31/2012
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$825,432	$3,079	$828,511	$823,927	$2,976	$826,903
Commercial real estate *	1,112,273	3,765	1,116,038	1,092,164	3,839	1,096,003
Construction real estate:
SEPH commercial land and development *	5,846	2	5,848	15,105	37	15,142
Remaining commercial	110,842	263	111,105	115,473	331	115,804
Mortgage	31,882	96	31,978	26,373	81	26,454
Installment	7,546	26	7,572	8,577	33	8,610
Residential real estate:
Commercial	407,387	904	408,291	392,203	959	393,162
Mortgage	1,144,754	1,559	1,146,313	1,064,787	1,399	1,066,186
HELOC	213,565	870	214,435	212,905	892	213,797
Installment	33,841	132	33,973	43,750	176	43,926
Consumer	723,733	2,775	726,508	651,930	2,835	654,765
Leases	3,404	23	3,427	3,128	29	3,157
Total loans	$4,620,505	$13,494	$4,633,999	$4,450,322	$13,587	$4,463,909
* Included within commercial, financial and agricultural loans, commercial real estate loans, and SEPH commercial land and development loans were an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $7.3 million at December 31, 2013 and $6.7 million at December 31, 2012, which represented a net deferred income position in both years.

Overdrawn deposit accounts of $3.3 million and $3.0 million have been reclassified to loans at December 31, 2013 and 2012, respectively.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing troubled debt restructurings, and loans past due 90 days or more and still accruing by class of loan as of December 31, 2013 and December 31, 2012:

	12/31/2013
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$20,633	$107	$80	$20,820
Commercial real estate	39,588	2,234	2	41,824
Construction real estate:
SEPH commercial land and development	4,777	—	—	4,777
Remaining commercial	10,476	306	—	10,782
Mortgage	87	97	—	184
Installment	39	192	—	231
Residential real estate:
Commercial	32,495	913	—	33,408
Mortgage	20,564	11,708	549	32,821
HELOC	2,129	751	—	2,880
Installment	965	885	80	1,930
Consumer	3,463	1,616	1,016	6,095
Total loans	$135,216	$18,809	$1,727	$155,752

	12/31/2012
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$17,324	$5,277	$37	$22,638
Commercial real estate	40,983	3,295	1,007	45,285
Construction real estate:
SEPH commercial land and development	13,939	—	—	13,939
Remaining commercial	14,977	6,597	—	21,574
Mortgage	158	100	—	258
Installment	149	175	—	324
Residential real estate:
Commercial	33,961	1,661	94	35,716
Mortgage	28,260	9,425	950	38,635
HELOC	1,689	736	—	2,425
Installment	1,670	780	54	2,504
Consumer	2,426	1,900	888	5,214
Total loans	$155,536	$29,946	$3,030	$188,512

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing troubled debt restructured loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2013 and December 31, 2012.

	12/31/2013			12/31/2012
(In thousands)	Nonaccrual and accruing troubled debt restructurings	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing troubled debt restructurings	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$20,740	$20,727	$13	$22,601	$22,587	$14
Commercial real estate	41,822	41,822	—	44,278	44,278	—
Construction real estate:
SEPH commercial land and development	4,777	4,777	—	13,939	13,260	679
Remaining commercial	10,782	10,782	—	21,574	21,574	—
Mortgage	184	—	184	258	—	258
Installment	231	—	231	324	—	324
Residential real estate:
Commercial	33,408	33,408	—	35,622	35,622	—
Mortgage	32,272	—	32,272	37,685	—	37,685
HELOC	2,880	—	2,880	2,425	—	2,425
Installment	1,850	—	1,850	2,450	—	2,450
Consumer	5,079	799	4,280	4,326	18	4,308
Total loans	$154,025	$112,315	$41,710	$185,482	$137,339	$48,143

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2013 and December 31, 2012.

	12/31/2013			12/31/2012
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$22,429	$12,885	$—	$23,782	$14,683	$—
Commercial real estate	56,870	34,149	—	56,258	35,097	—
Construction real estate:
SEPH commercial land and development	23,722	4,777	—	57,346	13,260	—
Remaining commercial	8,429	6,872	—	29,328	14,093	—
Residential real estate:
Commercial	36,709	31,461	—	39,918	31,957	—
Consumer	799	799	—	18	18	—
With an allowance recorded
Commercial, financial and agricultural	12,616	7,842	3,268	12,268	7,904	3,180
Commercial real estate	7,966	7,673	5,496	11,412	9,181	1,540
Construction real estate:
Remaining commercial	3,909	3,910	1,132	8,071	7,481	2,277
Residential real estate:
Commercial	2,129	1,947	555	3,944	3,665	1,279
Consumer	—	—	—	—	—	—
Total	$175,578	$112,315	$10,451	$242,345	$137,339	$8,276

Management’s general practice is to proactively charge down loans individually evaluated for impairment rather than carry significant specific reserves within the allowance for loan losses. At December 31, 2013 and December 31, 2012, there were $58.1 million and $97.6 million, respectively, in partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $5.2 million and $7.5 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2013 and 2012, of $10.5 million and $8.3 million, respectively. These loans had a recorded investment as of December 31, 2013 and 2012 of $21.4 million and $28.2 million, respectively.

The average balance of loans individually evaluated for impairment was $124.1 million, $164.2 million, and $214.0 million for 2013, 2012, and 2011, respectively.

Notes to Consolidated Financial Statements

Interest income on loans individually evaluated for impairment is recognized on a cash basis. The following tables present the average recorded investment and interest income recognized on loans individually evaluated for impairment for the years ended December 31, 2013, 2012, and 2011.

		Year ended December 31, 2013
(In thousands)	Recorded Investment as of December 31, 2013	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,727	$20,523	$412
Commercial real estate	41,822	41,426	1,151
Construction real estate:
SEPH commercial land and development	4,777	8,723	—
Remaining commercial	10,782	17,829	616
Residential real estate:
Commercial	33,408	34,972	461
Consumer	799	616	—
Total	$112,315	$124,089	$2,640

		Year ended December 31, 2012
(In thousands)	Recorded Investment as of December 31, 2012	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$22,587	$35,305	$529
Commercial real estate	44,278	44,541	968
Construction real estate:
SEPH commercial land and development	13,260	17,277	—
Remaining commercial	21,574	27,774	818
Residential real estate:
Commercial	35,622	39,248	497
Consumer	18	19	1
Total	$137,339	$164,164	$2,813

Notes to Consolidated Financial Statements

		Year ended December 31, 2011
(In thousands)	Recorded Investment as of December 31, 2011	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$40,621	$23,518	$209
Commercial real estate	51,978	49,927	829
Construction real estate:
Vision commercial land and development	24,328	58,792	—
Remaining commercial	25,912	29,152	339
Residential real estate:
Commercial	44,276	52,640	214
Consumer	20	16	1
Total	$187,135	$214,045	$1,592

The following tables present the aging of the recorded investment in past due loans as of December 31, 2013 and December 31, 2012 by class of loan.

	12/31/2013
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment
Commercial, financial and agricultural	$1,233	$13,275	$14,508	$814,003	$828,511
Commercial real estate	2,168	18,274	20,442	1,095,596	1,116,038
Construction real estate:
SEPH commercial land and development	—	4,242	4,242	1,606	5,848
Remaining commercial	—	3,463	3,463	107,642	111,105
Mortgage	264	75	339	31,639	31,978
Installment	207	14	221	7,351	7,572
Residential real estate:
Commercial	900	5,659	6,559	401,732	408,291
Mortgage	13,633	11,829	25,462	1,120,851	1,146,313
HELOC	571	402	973	213,462	214,435
Installment	696	436	1,132	32,841	33,973
Consumer	12,143	3,941	16,084	710,424	726,508
Leases	—	—	—	3,427	3,427
Total loans	$31,815	$61,610	$93,425	$4,540,574	$4,633,999
* Includes $1.7 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Notes to Consolidated Financial Statements

	12/31/2012
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment

Commercial, financial and agricultural	$6,251	$11,811	$18,062	$808,841	$826,903
Commercial real estate	2,212	26,355	28,567	1,067,436	1,096,003
Construction real estate:
SEPH commercial land and development	686	11,314	12,000	3,142	15,142
Remaining commercial	3,652	5,838	9,490	106,314	115,804
Mortgage	171	85	256	26,198	26,454
Installment	135	40	175	8,435	8,610
Residential real estate:
Commercial	1,163	5,917	7,080	386,082	393,162
Mortgage	11,948	17,370	29,318	1,036,868	1,066,186
HELOC	620	309	929	212,868	213,797
Installment	563	787	1,350	42,576	43,926
Consumer	12,924	2,688	15,612	639,153	654,765
Leases	—	—	—	3,157	3,157
Total loans	$40,325	$82,514	$122,839	$4,341,070	$4,463,909
* Includes $3.0 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2013 and December 31, 2012 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans from 1 to 8. Credit grades are continuously monitored by the respective loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans with grades of 1 to 4.5 (pass-rated) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Commercial loans that are graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged-off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2013 and December 31, 2012 for all commercial loans:

	12/31/2013
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$6,055	$532	$20,740	$801,184	$828,511
Commercial real estate*	11,591	1,525	41,822	1,061,100	1,116,038
Construction real estate:
SEPH commercial land and development*	354	—	4,777	717	5,848
Remaining commercial	6,858	244	10,782	93,221	111,105
Residential real estate:
Commercial	5,033	397	33,408	369,453	408,291
Leases	—	—	—	3,427	3,427
Total Commercial Loans	$29,891	$2,698	$111,529	$2,329,102	$2,473,220
* Included within commercial, financial and agricultural loans, commercial real estate loans, and SEPH commercial land and development loans was an immaterial amount of consumer loans that were not broken out by class.

	12/31/2012
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$9,537	$10,874	$22,601	$783,891	$826,903
Commercial real estate*	25,616	3,960	44,278	1,022,149	1,096,003
Construction real estate:
SEPH commercial land and development*	411	—	13,939	792	15,142
Remaining commercial	6,734	—	21,574	87,496	115,804
Residential real estate:
Commercial	8,994	2,053	35,622	346,493	393,162
Leases	—	—	—	3,157	3,157
Total Commercial Loans	$51,292	$16,887	$138,014	$2,243,978	$2,450,171
* Included within commercial, financial and agricultural loans, commercial real estate loans, and SEPH commercial land and development loans was an immaterial amount of consumer loans that were not broken out by class.

Troubled Debt Restructuring (TDRs)
Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession to the borrower as part of a modification or in the loan renewal process. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. Certain loans which were modified during the periods ended December 31, 2013 and December 31, 2012 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not contain a concessionary interest rate or other concessionary terms, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower had complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply

Notes to Consolidated Financial Statements

with the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the year ended December 31, 2013, Park removed the TDR classification on $7.7 million of loans that met the requirements discussed above.

At December 31, 2013 and December 31, 2012, there were $76.3 million and $84.7 million, respectively, of TDRs included in nonaccrual loan totals. At December 31, 2013 and December 31, 2012, $50.6 million and $52.6 million of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2013 and December 31, 2012, there were $18.8 million and $29.9 million, respectively, of TDRs included in accruing loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future. At December 31, 2013 and December 31, 2012, Park had commitments to lend $4.0 million and $5.0 million, respectively, of additional funds to borrowers whose loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2013 and December 31, 2012 was $7.5 million and $5.6 million, respectively. Modifications made in 2012 and 2013 were largely the result of renewals, extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $1.1 million were recorded during the year ended December 31, 2013, as a result of TDRs identified in the 2013 year. Additional specific reserves of $2.3 million were recorded during the year ended December 31, 2012 as a result of TDRs identified in the 2012 year.

The terms of certain other loans were modified during the years ended December 31, 2013 and December 31, 2012 that did not meet the definition of a TDR. Modified/renewed substandard commercial loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2013 and December 31, 2012 of $878,000 and $800,000, respectively. The renewal/modification of these loans: (1) involved a renewal/modification of the terms of a loan to a borrower who was no longer experiencing financial difficulties, (2) resulted in a delay in a payment that was considered to be insignificant, or (3) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Modified consumer loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2013 and December 31, 2012 of $24.2 million and $26.5 million, respectively. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2013 and December 31, 2012 as well as the recorded investment of these contracts at December 31, 2013 and December 31, 2012. The recorded investment pre- and post-modification is generally the same.

	Year ended December 31, 2013
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	34	$7	$1,334	$1,341
Commercial real estate	22	—	8,563	8,563
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	3	—	98	98
Mortgage	—	—	—	—
Installment	4	26	25	51
Residential real estate:
Commercial	15	—	2,552	2,552
Mortgage	62	1,967	2,278	4,245
HELOC	16	175	—	175
Installment	13	113	179	292
Consumer	327	805	345	1,150
Total loans	496	$3,093	$15,374	$18,467

Notes to Consolidated Financial Statements

	Year ended December 31, 2012
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	44	$2,843	$1,499	$4,342
Commercial real estate	25	2,648	3,611	6,259
Construction real estate:
SEPH commercial land and development	12	—	1,301	1,301
Remaining commercial	15	531	6,579	7,110
Mortgage	2	99	85	184
Installment	6	175	78	253
Residential real estate:
Commercial	18	1,139	1,842	2,981
Mortgage	129	4,279	5,776	10,055
HELOC	46	736	58	794
Installment	57	761	508	1,269
Consumer	600	1,899	670	2,569
Total loans	954	$15,110	$22,007	$37,117

Of those loans listed in the tables above which were modified during the year ended December 31, 2013, $5.5 million were on nonaccrual status as of December 31, 2012, but were not classified as TDRs. Of those loans which were modified during the year ended December 31, 2012, $6.5 million were on nonaccrual status as of December 31, 2011, but were not classified as TDRs.

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2013 and December 31, 2012. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2013		Year ended December 31, 2012
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	11	$771	8	$244
Commercial real estate	11	2,839	10	2,113
Construction real estate:
SEPH commercial land and development	—	—	7	970
Remaining commercial	—	—	4	1,476
Mortgage	—	—	1	85
Installment	1	10	1	27
Residential real estate:
Commercial	4	1,683	1	16
Mortgage	26	1,533	39	2,863
HELOC	—	—	5	70
Installment	5	72	9	272
Consumer	74	471	123	743
Leases	—	—	—	—
Total loans	132	$7,379	$208	$8,879

Notes to Consolidated Financial Statements

Of the $7.4 million in modified TDRs which defaulted during the year ended December 31, 2013, $397,000 were accruing loans and $7.0 million were nonaccrual loans. Of the $8.9 million in modified TDRs which defaulted during the year ended December 31, 2012, $606,000 were accruing loans and $8.3 million were nonaccrual loans.

Management transfers a loan to OREO at the time that Park takes deed/title of the asset. At December 31, 2013 and 2012, Park had $34.6 million and $35.7 million, respectively, of OREO.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2013 and 2012, credit exposure aggregating approximately $49.7 million and $39.4 million, respectively, was outstanding to such parties. Of this total exposure, approximately $37.7 million and $35.3 million were outstanding at December 31, 2013 and 2012, respectively, with the remaining balance representing available credit. During 2013, new loans and advances on existing loans were made to these executive officers, directors and related entities totaling $547,000 and $11.9 million, respectively. These extensions of credit were offset by payments of $10.0 million. During 2012, new loans and advances on existing loans were $1.7 million and $13.0 million, respectively. These extensions of credit were offset by payments of $17.2 million and the removal of $4.4 million in loans to Vision Bank's executive officers, directors and related entities.

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

Management extended the historical loss calculation period from 48 months to 54 months during the third quarter of 2013, incorporating net charge-offs plus changes in specific reserves through June 30, 2013 and to 60 months during the fourth quarter of 2013, incorporating net charge-offs plus changes in specific reserves through December 31, 2013. As part of the update in the third quarter of 2013, management determined that it was appropriate to more heavily weight those years with higher losses in the historical loss calculation. Given the continued uncertainty in the current economic environment, management did not feel that it was appropriate to continue to apply equal percentages to each of the years in the historical loss calculation. Management considers the uncertainty in the current economic environment to be more similar to the economic conditions in 2009 through 2011 period than the 2012 though 2013 period. Specifically, rather than applying equal percentages to each year in the historical loss calculation, management applied more weight to the 2009 through 2011 period compared to the 2012 through 2013 period. The impact of the change in the third quarter resulted in general reserves as a percentage of performing loans of 1.09% at September 30, 2013, which was consistent with the 1.09% at June 30, 2013.

The activity in the allowance for loan losses for the years ended December 31, 2013, December 31, 2012, and December 31, 2011 is summarized in the following tables.

	Year ended December 31, 2013
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$15,635	$11,736	$6,841	$14,759	$6,566	$—	$55,537
Charge-offs	6,160	1,832	1,791	3,207	6,163	—	19,153
Recoveries	(1,314)	(726)	(9,378)	(6,000)	(2,249)	(2)	(19,669)
Net Charge-offs (recoveries)	4,846	1,106	(7,587)	(2,793)	3,914	(2)	(516)
Provision (Recovery)	3,429	5,269	(7,573)	(3,301)	5,593	(2)	3,415
Ending balance	$14,218	$15,899	$6,855	$14,251	$8,245	—	$59,468

Notes to Consolidated Financial Statements

	Year ended December 31, 2012
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$16,950	$15,539	$14,433	$15,692	$5,830	$—	$68,444
Charge-offs	26,847	10,454	9,985	8,607	5,375	—	61,268
Recoveries	(1,066)	(783)	(2,979)	(5,559)	(2,555)	—	(12,942)
Net Charge-offs	25,781	9,671	7,006	3,048	2,820	—	48,326
Provision (Recovery)	24,466	5,868	(586)	2,115	3,556	—	35,419
Ending balance	$15,635	$11,736	$6,841	$14,759	$6,566	—	$55,537

	Year ended December 31, 2011
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$11,555	$24,369	$70,462	$30,259	$6,925	$5	$143,575
Transfer of loans at fair value	2	150	63	4	—	—	219
Transfer of allowance to held for sale (1)	1,184	4,327	1,998	5,450	141	—	13,100
Charge-offs	18,350	23,063	64,166	20,691	7,612	—	133,882
Recoveries	(1,402)	(1,825)	(1,463)	(1,719)	(2,385)	(4)	(8,798)
Net Charge-offs (recoveries)	16,948	21,238	62,703	18,972	5,227	(4)	125,084
Provision (Recovery)	23,529	16,885	8,735	9,859	4,273	(9)	63,272
Ending balance	$16,950	$15,539	$14,433	$15,692	$5,830	—	$68,444
(1) Transfer of allowance to held for sale was allocated on a pro-rata basis based on the outstanding balance of the loans held for sale.

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2013 and 2012, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2013 and 2012, which are evaluated for impairment in accordance with U.S. GAAP (see Note 1 of these Notes to Consolidated Financial Statements).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2013 and 2012 was as follows:

	December 31, 2013
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$3,268	$5,496	$1,132	$555	$—	$—	$10,451
Collectively evaluated for impairment	10,950	10,403	5,723	13,696	8,245	—	49,017
Total ending allowance balance	$14,218	$15,899	$6,855	$14,251	$8,245	$—	$59,468
Loan Balance:
Loans individually evaluated for impairment	$20,724	$41,816	$15,559	$33,406	$799	$—	$112,304
Loans collectively evaluated for impairment	804,708	1,070,457	140,557	1,766,141	722,934	3,404	4,508,201
Total ending loan balance	$825,432	$1,112,273	$156,116	$1,799,547	$723,733	$3,404	$4,620,505
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	15.77%	13.14%	7.28%	1.66%	—%	—%	9.31%
Loans collectively evaluated for impairment	1.36%	0.97%	4.07%	0.78%	1.14%	—%	1.09%
Total ending loan balance	1.72%	1.43%	4.39%	0.79%	1.14%	—%	1.29%
Recorded Investment:
Loans individually evaluated for impairment	$20,727	$41,822	$15,559	$33,408	$799	$—	$112,315
Loans collectively evaluated for impairment	807,784	1,074,216	140,944	1,769,604	725,709	3,427	4,521,684
Total ending loan balance	$828,511	$1,116,038	$156,503	$1,803,012	$726,508	$3,427	$4,633,999

Notes to Consolidated Financial Statements

	December 31, 2012
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total

Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$3,180	$1,540	$2,277	$1,279	$—	$—	$8,276
Collectively evaluated for impairment	12,455	10,196	4,564	13,480	6,566	—	47,261
Total ending allowance balance	$15,635	$11,736	$6,841	$14,759	$6,566	$—	$55,537
Loan Balance:
Loans individually evaluated for impairment	$22,523	$44,267	$34,814	$35,616	$18	$—	$137,238
Loans collectively evaluated for impairment	801,404	1,047,897	130,714	1,678,029	651,912	3,128	4,313,084
Total ending loan balance	$823,927	$1,092,164	$165,528	$1,713,645	$651,930	$3,128	$4,450,322
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	14.12%	3.48%	6.54%	3.59%	—%	—%	6.03%
Loans collectively evaluated for impairment	1.55%	0.97%	3.49%	0.80%	1.01%	—%	1.10%
Total ending loan balance	1.90%	1.07%	4.13%	0.86%	1.01%	—%	1.25%
Recorded Investment:
Loans individually evaluated for impairment	$22,587	$44,278	$34,834	$35,622	$18	$—	$137,339
Loans collectively evaluated for impairment	804,316	1,051,725	131,176	1,681,449	654,747	3,157	4,326,570
Total ending loan balance	$826,903	$1,096,003	$166,010	$1,717,071	$654,765	$3,157	$4,463,909

Notes to Consolidated Financial Statements

7. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2013	2012
Land	$17,657	$17,354
Buildings	70,183	69,091
Equipment, furniture and fixtures	36,937	61,679
Leasehold improvements	3,903	4,009
Total	$128,680	$152,133
Less accumulated depreciation	(73,402)	(98,382)
Premises and equipment, net	$55,278	$53,751

Depreciation expense amounted to $7.3 million, $7.0 million and $7.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2014	1,351
2015	945
2016	628
2017	475
2018	744
Thereafter	605
Total	$4,748

Rent expense for Park was $1.8 million, $1.9 million and $2.4 million, for the years ended December 31, 2013, 2012 and 2011, respectively.

8. Deposits
At December 31, 2013 and 2012, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2013	2012
Non-interest bearing	$1,193,553	$1,137,290
Interest bearing	3,596,441	3,578,742
Total	$4,789,994	$4,716,032

Notes to Consolidated Financial Statements

At December 31, 2013, the maturities of time deposits were as follows:

(In thousands)
2014	$883,231
2015	215,866
2016	104,274
2017	80,856
2018	39,485
After 5 years	947
Total	$1,324,659

At December 31, 2013, Park had approximately $18.4 million of deposits received from executive officers, directors and their related entities.

Maturities of time deposits over $100,000 as of December 31, 2013 were:

December 31 (In thousands)
3 months or less	$186,194
Over 3 months through 6 months	114,979
Over 6 months through 12 months	146,315
Over 12 months	153,966
Total	$601,454

9. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2013	2012
Securities sold under agreements to repurchase and federal funds purchased	$242,029	$244,168
Federal Home Loan Bank advances	—	100,000
Total short-term borrowings	$242,029	$344,168

Notes to Consolidated Financial Statements

The outstanding balances for all short-term borrowings as of December 31, 2013 and 2012 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements and Federal Funds Purchased	FHLB Advances
2013
Ending balance	$242,029	$—
Highest month-end balance	280,863	—
Average daily balance	251,868	1,255
Weighted-average interest rate:
As of year-end	0.19%	—%
Paid during the year	0.21%	0.41%
2012
Ending balance	$244,168	$100,000
Highest month-end balance	302,946	100,000
Average daily balance	257,341	1,320
Weighted-average interest rate:
As of year-end	0.23%	0.38%
Paid during the year	0.26%	0.28%

At December 31, 2012, outstanding FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary and by various loans pledged under a blanket agreement by the Corporation’s bank subsidiary.

See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2013 and 2012, $2,072 million and $2,053 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s bank subsidiary.

Note 4 states that $648 million and $667 million of securities were pledged to secure repurchase agreements as of December 31, 2013 and 2012, respectively. Park’s repurchase agreements in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified as long-term debt. See Note 10 of these Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

10. Long-Term Debt
Long-term debt is listed below:

December 31,	2013		2012
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2013	—	—%	50,500	1.07%
2014	100,500	1.51%	100,500	1.51%
2015	51,000	2.00%	51,000	2.00%
2016	26,000	0.92%	1,000	2.05%
2017	51,000	3.37%	51,000	3.37%
2018	125,062	2.11%	100,088	2.34%
Thereafter	176,745	3.13%	152,171	3.34%
Total	$530,307	2.39%	506,259	2.42%
Total broker repurchase agreements by year of maturity:
2017	300,000	1.75%	300,000	1.75%
Total	$300,000	1.75%	$300,000	1.75%
Total combined long-term debt by year of maturity:
2013	—	—%	50,500	1.07%
2014	100,500	1.51%	100,500	1.51%
2015	51,000	2.00%	51,000	2.00%
2016	26,000	0.92%	1,000	2.05%
2017	351,000	1.99%	351,000	1.99%
2018	125,062	2.11%	100,088	2.34%
Thereafter	176,745	3.13%	152,171	3.34%
Total	$830,307	2.16%	$806,259	2.17%
Prepayment penalty	(19,766)	—	(24,601)	—
Total long-term debt	$810,541	2.82%	$781,658	2.87%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.40%. Of the $25 million prepayment penalty, $19.8 million remained to be amortized as of December 31, 2013. The remaining amortization will be $4.9 million in 2014, $5.0 million in 2015, $5.1 million in 2016 and $4.8 million in 2017.

Park had approximately $176.7 million of long-term debt at December 31, 2013 with a contractual maturity longer than five years. However, approximately $150 million of this debt is callable by the issuer in 2014.

At December 31, 2013 and 2012, FHLB advances were collateralized by investment securities owned by PNB’s banking divisions and by various loans pledged under a blanket agreement by the PNB's divisions.

See Note 4 of these Notes to Consolidated Financial Statements for the amount of investment securities that were pledged. See Note 9 of these Notes to Consolidated Financial Statements for the amount of commercial real estate and residential mortgage loans that were pledged to the FHLB at December 31, 2013 and December 31, 2012.

11. Subordinated Debentures/Notes
As part of the acquisition of Vision's parent bank holding company ("Vision Parent") on March 9, 2007, Park became the successor to Vision Parent under (i) the Amended and Restated Trust Agreement of Vision Bancshares Trust I (the “Trust”), dated as of December 5, 2005, (ii) the Junior Subordinated Indenture, dated as of December 5, 2005, and (iii) the Guarantee Agreement, also dated as of December 5, 2005.

Notes to Consolidated Financial Statements

On December 1, 2005, Vision Parent formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of Trust I's floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under Federal Reserve Board guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on a three-month LIBOR plus 148 basis points. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the notes in December 2035, or upon earlier redemption as provided in the notes. Park has the right to redeem the notes purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest.

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

On April 20, 2012, Park entered into a Note Purchase Agreement, dated April 20, 2012 (the “2012 Purchase Agreement”), with 56 purchasers (the "2012 Purchasers"). Under the terms of the 2012 Purchase Agreement, the 2012 Purchasers purchased from Park an aggregate principal amount of $30 million of 7% Subordinated Notes Due April 20, 2022 (the "2012 Notes"). The 2012 Notes are intended to qualify as Tier 2 capital under applicable rules and regulations of the Federal Reserve Board. Each 2012 Note was purchased at a purchase price of 100% of the principal amount thereof. The 2012 Notes may not be prepaid by Park prior to April 20, 2017. From and after April 20, 2017, Park may prepay all, or from time to time, any part of the 2012 Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under Federal Reserve Board regulations to obtain prior approval from the Federal Reserve Board before making any prepayment.

12. Share-Based Compensation
The Park National Corporation 2005 Incentive Stock Option Plan (the “2005 Plan”) was adopted by the Board of Directors of Park on January 18, 2005, and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 18, 2005. Under the 2005 Plan, 1,500,000 common shares were authorized for delivery upon the exercise of incentive stock options. All of the common shares delivered upon the exercise of incentive stock options granted under the 2005 Plan were to be treasury shares. The 2005 Plan was terminated on April 22, 2013 and no common shares were delivered thereunder.

The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan replaces the 2005 Plan and Park's Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the "Directors' Stock Plan") which were terminated immediately following the approval of the 2013 Incentive Plan. The 2013 Incentive Plan makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciations rights, restricted common shares, restricted stock awards that may be settled in common shares, cash or a combination of the two, unrestricted common shares and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares are authorized to be granted. The common shares to be issued and delivered under the 2013 Incentive Plan may consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. No awards may be made under the 2013 Incentive Plan after April 22, 2023.

At December 31, 2013, 589,450 common shares were available for future grants under the 2013 Incentive Plan. During 2013, Park granted 10,550 common shares to directors under the 2013 Incentive Plan. The common shares granted to directors were not subjected to a vesting period and resulted in expense of $850,000 which is included in Professional fees and services on the Consolidated Income Statement. As of December 31, 2013, there had been no awards made to employees under the 2013 Incentive Plan.

Notes to Consolidated Financial Statements

There were no options outstanding under the the 2005 Plan as of December 31, 2013 or December 31, 2012.  There were no options granted or exercised in 2013, 2012 or 2011. Additionally, no share-based compensation expense was recognized for 2013, 2012 or 2011 related to awards to employees.

13. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

The Corporation generally contributes annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. In January 2012, management contributed $15.9 million, of which $14.3 million was deductible on the 2011 tax return and $1.6 million was deductible on the 2012 tax return. In January 2013, management contributed $12.6 million, of which $11.0 million was deductible on the 2012 tax return and $1.6 million will be deductible on the 2013 tax return. See Note 14 of these Notes to Consolidated Financial Statements. There is no pension contribution expected in 2014.

Using an accrual measurement date of December 31, 2013 and 2012, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2013	2012
Change in fair value of plan assets
Fair value at beginning of measurement period	$117,768	$96,581
Actual return on plan assets	31,518	11,256
Company contributions	12,638	15,900
Benefits paid	(9,185)	(5,969)
Fair value at end of measurement period	$152,739	$117,768
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$97,653	$81,507
Service cost	4,817	4,271
Interest cost	4,223	4,048
Actuarial (gains)/loss	(8,329)	13,796
Benefits paid	(9,185)	(5,969)
Projected benefit obligation at the end of measurement period	$89,179	$97,653
Funded status at end of year (fair value of plan assets less benefit obligation)	$63,560	$20,115

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2013	2012
Equity securities	50% - 100%	83%	83%
Fixed income and cash equivalents	remaining balance	17%	17%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation as of December 31, 2013 and 2012 was 7.25% and 7.5%, respectively. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

Notes to Consolidated Financial Statements

The accumulated benefit obligation for the Pension Plan was $75.9 million and $85.1 million at December 31, 2013 and 2012, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2013 and 2012, the fair value of the 115,800 common shares held by the Pension Plan was $9.9 million, or $85.07 per share and $7.5 million, or $64.63 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2013, 2012 and 2011 were as follows:

	2013	2012	2011
Discount rate	5.30%	4.47%	5.18%
Rate of compensation increase		3.00%	3.00%
Under age 30	10.00%
Ages 30-39	6.00%
Ages 40 and over	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2014	$5,732
2015	5,943
2016	6,047
2017	6,597
2018	6,845
2019-2023	42,387
Total	$73,551

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2013 and 2012.

(In thousands)	2013	2012
Prior service cost	$(34)	$(54)
Net actuarial loss	(8,579)	(41,691)
Total	(8,613)	(41,745)
Deferred taxes	3,015	14,611
Accumulated other comprehensive loss	$(5,598)	$(27,134)

Notes to Consolidated Financial Statements

Using an actuarial measurement date of December 31 for 2013, 2012 and 2011, components of net periodic benefit cost and other amounts recognized in other comprehensive loss were as follows:

(In thousands)	2013	2012	2011
Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss)
Service cost	$(4,817)	$(4,271)	$(4,557)
Interest cost	(4,223)	(4,048)	(3,967)
Expected return on plan assets	9,536	8,742	7,543
Amortization of prior service cost	(20)	(20)	(19)
Recognized net actuarial loss	(2,703)	(1,708)	(1,411)
Net periodic benefit cost	$(2,227)	$(1,305)	$(2,411)
Change to net actuarial gain/(loss) for the period	$30,409	$(11,236)	$(9,164)
Amortization of prior service cost	20	20	19
Amortization of net loss	2,703	1,708	1,411
Total recognized in other comprehensive income/(loss)	33,132	(9,508)	(7,734)
Total recognized in net benefit cost and other comprehensive income/(loss)	$30,905	$(10,813)	$(10,145)

The estimated prior service costs for the Pension Plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $20,000. There is no net actuarial (loss) expected to be recognized in the next fiscal year.

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2013, 2012 and 2011 are listed below:

	2013	2012	2011
Discount Rate	4.47%	5.18%	5.50%
Rate of compensation increase	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.50%	7.75%	7.75%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $2.3 million at December 31, 2013.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The market value of Pension Plan assets at December 31, 2013 was $152.7 million. At December 31, 2013, $128.7 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $24.0 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The market value of Pension Plan assets was $117.8 million at December 31, 2012. At December 31, 2012, $98.8 million of investments in the Pension Plan were categorized as Level 1 inputs; $18.9 million were categorized as Level 2; and no investments were categorized as Level 3.

Notes to Consolidated Financial Statements

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.1 million, $1.0 million, and $1.1 million for 2013, 2012 and 2011, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP totaled $6.8 million and $7.4 million for 2013 and 2012, respectively. The expense for the Corporation was $0.2 million for 2013, $0.3 million for 2012 and $0.6 million for 2011.

14. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2013	2012
Deferred tax assets:
Allowance for loan losses	$20,814	$19,438
Accumulated other comprehensive loss – Pension Plan	3,015	14,611
Accumulated other comprehensive loss – Unrealized losses on securities	16,057	—
Intangible assets	673	697
Deferred compensation	3,611	3,750
OREO devaluations	5,287	4,855
Partnership adjustments	3,793	3,329
Other	3,705	2,973
Total deferred tax assets	$56,955	$49,653
Deferred tax liabilities:
Accumulated other comprehensive income – Unrealized gains on securities	—	5,178
Deferred investment income	10,199	10,199
Pension Plan	25,261	25,517
Mortgage servicing rights	3,154	2,717
Other	850	646
Total deferred tax liabilities	$39,464	$44,257
Net deferred tax assets	$17,491	$5,396

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Prior to the sale of substantially all of its assets in February 2012, Vision was subject to income tax in Alabama and Florida. During 2011, Park recognized $6.1 million in state tax expense which was the charge necessary to write off the previously reported state operating loss carry-forward asset and other state deferred tax assets at Vision. Prior to the execution of the Vision Purchase Agreement with Centennial, management of Park had believed that a merger of Vision into PNB (the national bank subsidiary of Park) would enable Park to fully utilize the state net operating loss carry-forward asset recorded at Vision. The structure of the transactions contemplated by the Vision Purchase Agreement with Centennial did not allow either the buyer or the seller to benefit from the previously recorded net operating loss carry-forward asset at Vision to offset future taxable income; therefore, this asset was written off by Vision at December 31, 2011.

Management has determined that it is not required to establish a valuation allowance against remaining deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

Notes to Consolidated Financial Statements

The components of the provision for federal and state income taxes are shown below:

December 31, (In thousands)	2013	2012	2011
Currently payable
Federal	$27,587	$12,984	$5,949
State	—	—	—

Deferred
Federal	(2,456)	12,717	22,378
State	—	—	8,382

Valuation allowance
Federal	—	—	—
State	—	—	(2,294)
Total	$25,131	$25,701	$34,415

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2013, 2012 and 2011.

December 31	2013	2012	2011

Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(0.8)%	(0.9)%	(1.0)%
Bank owned life insurance	(1.7)%	(1.6)%	(1.5)%
Tax credits (low income housing)	(6.6)%	(6.1)%	(5.2)%
State income tax expense, net of federal benefit	—%	—%	4.7%
Valuation allowance, net of federal benefit	—%	—%	(1.3)%
Other	(1.3)%	(1.8)%	(1.2)%
Effective tax rate	24.6%	24.6%	29.5%

Park and its Ohio-based subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on their year-end equity. The franchise tax expense is included in the state tax expense and is shown in “state taxes” on Park’s Consolidated Statements of Income. Vision did not record state income tax expense (benefit) in 2012.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2013	2012	2011
January 1 Balance	$517	$485	$477
Additions based on tax positions related to the current year	74	74	70
Additions for tax positions of prior years	4	25	1
Reductions for tax positions of prior years	—	—	(3)
Reductions due to statute of limitations	(77)	(67)	(60)
December 31 Balance	$518	$517	$485

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2013, 2012 and 2011 was $403,000, $404,000 and $378,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

Notes to Consolidated Financial Statements

The (income)/expense related to interest and penalties recorded in the Consolidated Statements of Income for the years ended December 31, 2013, 2012 and 2011 was $(500), $4,500 and $2,500, respectively. The amount accrued for interest and penalties at December 31, 2013, 2012 and 2011 was $67,000, $67,500 and $63,000, respectively.

Park and its subsidiaries are subject to U.S. federal income tax. Some of Park’s subsidiaries are subject to state income tax in the following states: Alabama, Florida, California and Kentucky. Park is no longer subject to examination by federal or state taxing authorities for the tax year 2009 and the years prior.

The 2007 and 2008 federal income tax returns of Park were recently under examination by the Internal Revenue Service. Additionally, the 2009 state of Ohio franchise tax return was recently under examination. The IRS examination closed in the first quarter of 2012 with no adjustments. The Ohio examination closed in 2011 with no material adjustments.

15. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components, net of tax, are shown in the following table for the years ended December 31, 2013, 2012 and 2011.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on available-for-sale securities	Unrealized net holding loss on cash flow hedge	Total
Beginning balance at December 31, 2012	$(27,134)	$9,616	$—	$(17,518)
Other comprehensive gain (loss) before reclassifications	19,766	(39,448)	—	$(19,682)
Amounts reclassified from accumulated other comprehensive income	1,770	11	—	$1,781
Net current period other comprehensive income (loss)	21,536	(39,437)	—	$(17,901)
Ending balance at December 31, 2013	$(5,598)	$(29,821)	$—	$(35,419)

Beginning balance at December 31, 2011	$(20,954)	$12,673	$(550)	$(8,831)
Net current period other comprehensive income (loss)	(6,180)	(3,057)	550	$(8,687)
Ending balance at December 31, 2012	$(27,134)	$9,616	$—	$(17,518)

Beginning balance at January 1, 2011	$(15,927)	$15,121	$(1,062)	$(1,868)
Net current period other comprehensive income (loss)	(5,027)	(2,448)	512	$(6,963)
Ending balance at December 31, 2011	$(20,954)	$12,673	$(550)	$(8,831)

During the year ended December 31, 2013, there was $17,000 ($11,000 net of tax) reclassified out of accumulated other comprehensive income due to an other-than-temporary impairment charge on an available-for-sale security. This charge was recorded within miscellaneous expense on the Consolidated Statement of Income. During the year ended December 31, 2011, $28.8 million ($18.7 million after-tax) was reclassified out of accumulated other comprehensive income (loss) due to gains recognized in net income as the result of the sale of securities. These gains were recorded within net gain on sales of securities on the Consolidated Statement of Income.

Notes to Consolidated Financial Statements

The following table provides information concerning significant amounts reclassified out of accumulated other comprehensive income (loss) related to Pension Plan assets and benefit obligations for the year ended December 31, 2013:

Year ended December 31, 2013 (in thousands)	Amount Reclassified from Accumulated Other Comprehensive Income	Affected Line Item in the Consolidated Statement of Income
Amortization of defined benefit pension items
Amortization of prior service cost	$20	Salaries and employee benefits
Amortization of net loss	2,703	Salaries and employee benefits
Total income before income taxes	2,723
Federal income taxes	953
Net of tax	$1,770

16. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of options, warrants and convertible securities.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2013	2012	2011
Numerator:
Net income available to common shareholders	$77,227	$75,205	$76,284
Denominator:
Basic earnings per common share:
Weighted-average shares	15,412,365	15,407,078	15,400,155
Effect of dilutive securities – stock options and warrants	—	1,063	1,291
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	15,412,365	15,408,141	15,401,446
Earnings per common share:
Basic earnings per common share	$5.01	$4.88	$4.95
Diluted earnings per common share	$5.01	$4.88	$4.95

As of December 31, 2011, options to purchase 74,020 common shares were outstanding under Park’s 2005 Plan. All options had expired by December 31, 2012. A warrant to purchase 227,376 common shares was outstanding at December 31, 2011 as a result of Park’s participation in the U.S. Treasury Capital Purchase Program ("CPP"). Park repurchased the CPP warrant on May 2, 2012. In addition, warrants to purchase an aggregate of 71,984 common shares were outstanding at December 31, 2010 as a result of the issuance of common shares and warrants to purchase common shares on December 10, 2010 (the "December 2010 Warrants"). The December 2010 Warrants expired in 2011, with no warrants being exercised, but have been considered in the 2011 diluted earnings per share calculation.

The common shares represented by the options and the December 2010 Warrants for the twelve months ended December 31, 2012 and 2011, totaling a weighted average of 63,308 and 126,292, respectively, were not included in the computation of diluted earnings per common share because the respective exercise prices exceeded the market value of the underlying common shares such that their inclusion would have had an anti-dilutive effect. The warrant to purchase 227,376 common shares issued under the CPP was included in the computation of diluted earnings per common share for the years ended December 31, 2012 and 2011, as the dilutive effect of this warrant was 1,063 and 1,291 common shares for the twelve month periods ended December 31, 2012 and December 31, 2011, respectively. The exercise price of the CPP warrant to purchase 227,376 common shares was $65.97.

There were no options or warrants outstanding to include in the calculation of diluted earnings per share for the year ended December 31, 2013.

Notes to Consolidated Financial Statements

17. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2013, approximately $65.6 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2013	2012
Loan commitments	$821,795	$815,585
Standby letters of credit	20,590	22,961

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

During the first quarter of 2008, the Company executed an interest rate swap to hedge a $25 million floating-rate subordinated note that was entered into by PNB during the fourth quarter of 2007. The Company’s objective in using this derivative was to add stability to interest expense and to manage its exposure to interest rate risk. Our interest rate swap involved the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreement without exchange of the underlying principal amount, and was designated as a cash flow hedge. This interest rate swap matured on December 28, 2012. No hedge ineffectiveness on the cash flow hedge was recognized during the year ended December 31, 2012 or 2011.

Notes to Consolidated Financial Statements

For the year ended December 31, 2012, the change in the fair value of the interest rate swap reported in other comprehensive income was a gain of $550,000 (net of taxes of $296,000). There was zero balance related to the interest rate swap in accumulated other comprehensive income as of December 31, 2012.

As of December 31, 2013 and 2012, no derivatives were designated as cash flow hedges, fair value hedges or hedges of net investments in foreign operations. Additionally, the Company does not use derivatives for trading or speculative purposes.

As of December 31, 2013 and December 31, 2012, Park had mortgage loan interest rate lock commitments (IRLCs) outstanding of approximately $5.2 million and $28.9 million, respectively. Park has specific contracts to sell each of these loans to a third-party investor. These loan commitments represent derivative instruments, which are required to be carried at fair value. The derivative instruments used are not designed as hedges under GAAP. The fair value of the derivative instruments was approximately $61,000 at December 31, 2013 and $372,000 at December 31, 2012. The fair value of the derivative instruments is included within loans held for sale and the corresponding income is included within non-yield loan fee income. Gains and losses resulting from expected sales of mortgage loans are recognized when the respective loan contract is entered into between the borrower, Park, and the third-party investor. The fair value of Park’s mortgage IRLCs is based on current secondary market pricing.

In connection with the sale of Park’s Class B Visa shares during the 2009 year, Park entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of Class B Visa shares resulting from certain Visa litigation. The fair value of the swap liability of $135,000 at both December 31, 2013 and 2012, is an estimate of the exposure based upon probability-weighted potential Visa litigation losses and consideration of the Visa settlement agreement announced on July 13, 2012 to resolve the Federal Multi-District Interchange Litigation.

20. Loan Servicing
Park serviced sold mortgage loans of $1,326 million at December 31, 2013, compared to $1,311 million at December 31, 2012 and $1,347 million at December 31, 2011. At December 31, 2013, $10.7 million of the sold mortgage loans were sold with recourse compared to $16.3 million at December 31, 2012. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2013 and December 31, 2012, management had established a reserve of $1.0 million and $550,000, respectively, to account for future loan repurchases.

The amortization of mortgage loan servicing rights is included within “Other service income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.

Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2013	2012	2011
Mortgage servicing rights:
Carrying amount, net, beginning of year	$7,763	$9,301	$10,488
Additions	2,436	3,399	1,659
Amortization	(2,479)	(3,634)	(2,573)
Change in valuation allowance	1,293	(1,303)	(273)
Carrying amount, net, end of year	$9,013	$7,763	$9,301
Valuation allowance:
Beginning of year	$2,324	$1,021	$748
Change in valuation allowance	(1,293)	1,303	273
End of year	$1,031	$2,324	$1,021

The fair value of mortgage servicing rights at December 31, 2013 was established using a discount rate of 10% and constant prepayment speeds ranging from 6.6% to 22.5%.

Servicing fees included in other service income were $3.6 million, $3.6 million and $3.9 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Notes to Consolidated Financial Statements

21. Fair Value
 The fair value hierarchy requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that Park uses to measure fair value are as follows:

•	Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that Park has the ability to access as of the measurement date.

•
Level 2: Level 1 inputs for assets or liabilities that are not actively traded. Also consists of an observable market price for a similar asset or liability. This includes the use of “matrix pricing” to value debt securities absent the exclusive use of quoted prices.

•
Level 3: Consists of unobservable inputs that are used to measure fair value when observable market inputs are not available. This could include the use of internally developed models, financial forecasting and similar inputs.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Park must use other valuation methods to develop a fair value. The fair value of impaired loans is typically based on the fair value of the underlying collateral, which is estimated through third-party appraisals or internal estimates of collateral values in accordance with Park's valuation requirements per its commercial and real estate loan policies.

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2013 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2013
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$525,136	$—	$525,136
Obligations of states and political subdivisions	—	—	—	—
U.S. Government sponsored entities’ asset-backed securities	—	648,471	—	648,471
Equity securities	1,900	—	759	2,659
Mortgage loans held for sale	—	1,666	—	1,666
Mortgage IRLCs	—	61	—	61

Liabilities
Fair value swap	$—	$—	$135	$135

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2012 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2012
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$695,727	$—	$695,727
Obligations of states and political subdivisions	—	1,003	—	1,003
U.S. Government sponsored entities’ asset-backed securities	—	415,502	—	415,502
Equity securities	1,442	—	780	2,222
Mortgage loans held for sale	—	25,743	—	25,743
Mortgage IRLCs	—	372	—	372

Liabilities
Fair value swap	$—	$—	$135	$135

There were no transfers between Level 1 and Level 2 during 2013 or 2012. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

The following methods and assumptions were used by the Company in determining fair value of the financial assets and liabilities discussed above:

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The Fair Value Measurements tables exclude Park’s FHLB stock and FRB stock. These assets are carried at their respective redemption values, as it is not practicable to calculate their fair values. For securities where quoted prices or market prices of similar securities are not available, which include municipal securities, fair values are calculated using discounted cash flows.

Fair value swap: The fair value of the swap agreement entered into with the purchaser of the Visa Class B shares represents an internally developed estimate of the exposure based upon probability-weighted potential Visa litigation losses.

Mortgage Interest Rate Lock Commitments (IRLCs): IRLCs are based on current secondary market pricing and are classified as Level 2.

Mortgage loans held for sale: Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.

Notes to Consolidated Financial Statements

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2013 and 2012, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2013	$780	$(135)
Total Gains/(Losses)
Included in earnings - realized	(17)	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	(4)	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	—
Balance at December 31, 2013	$759	$(135)
Balance at January 1, 2012	$763	$(700)
Total Gains/(Losses)
Included in earnings - realized	(54)	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	71	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	565
Balance at December 31, 2012	$780	$(135)

Assets and liabilities measured at fair value on a nonrecurring basis:

The following methods and assumptions were used by the Company in determining the fair value of assets and liabilities measured at fair value on a nonrecurring basis described below:

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value have been partially charged-off or receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral is then adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. Additionally, updated valuations are obtained annually for all impaired loans in accordance with Company policy.

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

Notes to Consolidated Financial Statements

Appraisals for both collateral dependent impaired loans and OREO are performed by licensed appraisers. Appraisals are generally obtained to support the fair value of collateral. In general, there are two types of appraisals, real estate appraisals and lot development loan appraisals, received by the Company. These are discussed below:

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

The following tables present assets and liabilities measured at fair value on a nonrecurring basis. Collateral dependent impaired loans are carried at fair value if they have been charged down to fair value or if a specific valuation allowance has been established. A new cost basis is established at the time a property is initially recorded in OREO. OREO properties are carried at fair value if a devaluation has been taken to the property's value subsequent to the initial measurement.

The following table presents assets and liabilities measured at fair value on a nonrecurring basis:

Fair Value Measurements at December 31, 2013 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2013
Impaired Loans:
Commercial real estate	$—	$—	$21,100	$21,100
Construction real estate:
SEPH commercial land and development	—	—	4,777	4,777
Remaining commercial	—	—	3,788	3,788
Residential real estate	—	—	4,154	4,154
Total impaired loans	$—	$—	$33,819	$33,819
Mortgage Servicing Rights	—	2,259	—	2,259
Other Real Estate Owned:
Construction real estate	$—	$—	$11,041	$11,041
Residential real estate	—	—	3,366	3,366
Commercial real estate	—	—	4,119	4,119
Total Other Real Estate Owned	$—	$—	$18,526	$18,526

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2012 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2012
Impaired Loans:
Commercial real estate	$—	$—	$25,997	$25,997
Construction real estate:
SEPH commercial land and development	—	—	12,832	12,832
Remaining commercial	—	—	8,113	8,113
Residential real estate	—	—	6,990	6,990
Total impaired loans	$—	$—	$53,932	$53,932
Mortgage Servicing Rights	—	6,642	—	6,642
Other Real Estate Owned:
Construction real estate	$—	$—	$12,134	$12,134
Residential real estate	—	—	4,307	4,307
Commercial real estate	—	—	3,485	3,485
Total Other Real Estate Owned	$—	$—	$19,926	$19,926

Impaired loans had a recorded investment of $112.3 million at December 31, 2013, after partial charge-offs of $63.3 million. Additionally, these impaired loans had a specific valuation allowance of $10.5 million. Of the $112.3 million impaired loan portfolio at December 31, 2013, loans with a recorded investment of $41.0 million were carried at their fair value of $33.8 million, as a result of charge-offs of $49.0 million and a specific valuation allowance of $7.2 million. An additional specific valuation allowance of $3.3 million at December 31, 2013 was related to loans which were not collateral dependent and were thus not included in the fair value table above. The remaining $71.3 million of impaired loans were carried at cost, as the fair value of the underlying collateral or present value of expected future cash flows on each of these loans exceeded the recorded investment for each individual credit. At December 31, 2012, impaired loans had a recorded investment of $137.2 million, after partial charge-offs of $105.1 million. Additionally, these impaired loans had a specific valuation allowance of $8.3 million. Of the $137.2 million impaired loan portfolio at December 31, 2012, loans with a recorded investment of $59.0 million were carried at their fair value of $53.9 million as a result of partial charge-offs of $91.6 million and a specific valuation allowance for those loans carried at fair value of $5.1 million. An additional specific valuation allowance of $3.2 million at December 31, 2012 was related to loans which were not collateral dependent and were thus not included in the fair value table above. The remaining $78.2 million of impaired loans at December 31, 2012 were carried at cost. The financial impact of credit adjustments related to impaired loans carried at fair value during the years ended December 31, 2013, 2012 and 2011 was $8.1 million, $16.0 million, and $37.4 million, respectively.

MSRs, which are carried at the lower of cost or fair value, were recorded at $9.0 million at December 31, 2013. Of the $9.0 million MSR carrying balance at December 31, 2013, $2.3 million was recorded at fair value and included a valuation allowance of $1.0 million. The remaining $6.7 million was recorded at cost, as the fair value exceeded cost at December 31, 2013. At December 31, 2012, MSRs were recorded at $7.8 million, including a valuation allowance of $2.3 million. Income/(Expense) related to MSRs carried at fair value for the years ended December 31, 2013, 2012 and 2011 was $1.3 million, $(1.3) million and $(273,000), respectively.

Total OREO held by Park at December 31, 2013 and December 31, 2012 was $34.6 million and $35.7 million, respectively. Approximately 53% and 55% of OREO held by Park at December 31, 2013 and at December 31, 2012, respectively, was carried at fair value due to devaluations taken subsequent to the initial OREO measurement. At December 31, 2013 and December 31, 2012, the estimated fair value of OREO, less estimated selling costs, amounted to $18.5 million and $19.9 million, respectively. The financial impact of OREO fair value adjustments for the years ended December 31, 2013, 2012 and 2011 was $3.2 million, $6.9 million and $8.2 million, respectively.

Notes to Consolidated Financial Statements

The following tables present qualitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013 and December 31, 2012:

December 31, 2013
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$21,100	Sales comparison approach	Adj to comparables	0.0% - 109.0% (22.8%)
		Income approach	Capitalization rate	8.0% - 12.5% (9.1%)
		Cost approach	Accumulated depreciation	11.7% - 65.0% (37.1%)

Construction real estate:
SEPH commercial land and development	$4,777	Sales comparison approach	Adj to comparables	0.0% - 96.0% (13.9%)
		Bulk sale approach	Discount rate	11.0% - 20.0% (14.9%)

Remaining commercial	$3,788	Sales comparison approach	Adj to comparables	0.0% - 40.0% (22.4%)
		Bulk sale approach	Discount rate	11.0% - 20.0% (18.0%)

Residential real estate	$4,154	Sales comparison approach	Adj to comparables	0.0% - 121.8% (14.9%)
		Income approach	Capitalization rate	7.8% - 10.0% (8.4%)

Other real estate owned:
Commercial real estate	$4,119	Sales comparison approach	Adj to comparables	0.0% - 140.0% (17.7%)
		Income approach	Capitalization rate	8.0% - 11.5% (9.6%)
		Cost approach	Accumulated depreciation	60.0% - 95.0% (80.0%)

Construction real estate	$11,041	Sales comparison approach	Adj to comparables	0.0% - 484.0% (36.2%)
		Bulk sale approach	Discount rate	13.0% - 14.0% (13.6%)

Residential real estate	$3,366	Sales comparison approach	Adj to comparables	0.0% - 273.0% (19.2%)
		Income approach	Capitalization rate	5.4% - 7.8% (7.4%)

Notes to Consolidated Financial Statements

December 31, 2012
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$25,997	Sales comparison approach	Adj to comparables	0.0% - 116.0% (22.3%)
		Income approach	Capitalization rate	7.5% - 20.9% (10.1%)
		Cost approach	Accumulated depreciation	23.0% - 63.0% (50.4%)

Construction real estate:
SEPH commercial land and development	$12,832	Sales comparison approach	Adj to comparables	0.0% - 218.0% (31.9%)
		Bulk sale approach	Discount rate	11.0% - 55.0% (23.4%)

Remaining commercial	$8,113	Sales comparison approach	Adj to comparables	0.0% - 75.0% (26.2%)
		Bulk sale approach	Discount rate	10.0% - 55.0% (18.3%)

Residential real estate	$6,990	Sales comparison approach	Adj to comparables	0.0% - 178.0% (17.9%)

Other real estate owned:
Commercial real estate	$3,485	Sales comparison approach	Adj to comparables	0.0% - 67.0% (25.8%)
		Income approach	Capitalization rate	11.0% (11.0%)
		Bulk sale approach	Discount rate	13.0% (13.0%)
		Cost approach	Accumulated depreciation	40.9% - 90.0% (65.0%)

Construction real estate	$12,134	Sales comparison approach	Adj to comparables	0.0% - 273.0% (34.0%)
		Income approach	Capitalization rate	8.5% (8.5%)
		Bulk sale approach	Discount rate	10.0% - 12.0% (10.8%)

Residential real estate	$4,307	Sales comparison approach	Adj to comparables	1.0% - 61.0% (18.0%)
		Income approach	Capitalization rate	7.9% - 9.3% (8.7%)
		Cost approach	Accumulated depreciation	6.0% (6.0%)

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

Notes to Consolidated Financial Statements

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

The fair value of financial instruments at December 31, 2013 and December 31, 2012, was as follows:

	December 31, 2013
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$147,030	$147,030	$—	$—	$147,030
Investment securities	1,358,327	1,900	1,361,009	759	1,363,668
Accrued interest receivable - securities	4,840	—	4,840	—	4,840
Accrued interest receivable - loans	13,495	—	—	13,495	13,495
Mortgage loans held for sale	1,666	—	1,666	—	1,666
Impaired loans carried at fair value	33,819	—	—	33,819	33,819
Mortgage IRLCs	61	—	61	—	61
Other loans	4,525,491	—	—	4,531,680	4,531,680
Loans receivable, net	$4,561,037	$—	$1,727	$4,565,499	$4,567,226

Financial liabilities:
Non-interest bearing checking accounts	$1,193,553	$1,193,553	$—	—	$1,193,553
Interest bearing transaction accounts	1,145,525	1,145,525	—	—	1,145,525
Savings accounts	1,124,994	1,124,994	—	—	1,124,994
Time deposits	1,324,659	—	1,331,129	—	1,331,129
Other	1,263	1,263	—	—	1,263
Total deposits	$4,789,994	$3,465,335	$1,331,129	$—	$4,796,464

Short-term borrowings	$242,029	$—	$242,029	$—	$242,029
Long-term debt	810,541	—	860,963	—	860,963
Subordinated debentures/notes	80,250	—	83,140	—	83,140
Accrued interest payable – deposits	1,366	16	1,350	—	1,366
Accrued interest payable – debt/borrowings	1,535	4	1,531	—	1,535

Derivative financial instruments:
Fair value swap	135	—	—	135	135

Notes to Consolidated Financial Statements

	December 31, 2012
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$201,305	$201,305	$—	$—	$201,305
Investment securities	1,515,844	1,442	1,522,937	780	1,525,159
Accrued interest receivable - securities	6,122	—	6,122	—	6,122
Accrued interest receivable - loans	13,588	—	2	13,586	13,588
Mortgage loans held for sale	25,743	—	25,743	—	25,743
Impaired loans carried at fair value	53,932	—	—	53,932	53,932
Mortgage IRLCs	372	—	372	—	372
Other loans	4,314,738	—	—	4,348,705	4,348,705
Loans receivable, net	$4,394,785	$—	$26,115	$4,402,637	$4,428,752

Financial liabilities:
Non-interest bearing checking accounts	$1,137,290	$1,137,290	$—	—	$1,137,290
Interest bearing transaction accounts	1,088,617	1,088,617	—	—	1,088,617
Savings accounts	1,038,356	1,038,356	—	—	1,038,356
Time deposits	1,450,424	—	1,458,793	—	1,458,793
Other	1,345	1,345	—	—	1,345
Total deposits	$4,716,032	$3,265,608	$1,458,793	$—	$4,724,401

Short-term borrowings	$344,168	$—	$344,168	$—	$344,168
Long-term debt	781,658	—	861,466	—	861,466
Subordinated debentures/notes	80,250	—	79,503	—	79,503
Accrued interest payable – deposits	1,960	21	1,939	—	1,960
Accrued interest payable – debt/borrowings	1,499	8	1,491	—	1,499

Derivative financial instruments:
Fair value swap	$135	$—	$—	$135	$135

22. Capital Ratios
At December 31, 2013 and 2012, the Corporation and PNB had Tier 1, total risk-based capital and leverage ratios which were well above both the required minimum levels of 4.00%, 8.00% and 4.00%, respectively, and the well-capitalized levels of 6.00%, 10.00% and 5.00%, respectively.

The following table indicates the capital ratios for Park and PNB at December 31, 2013 and December 31, 2012.

	2013			2012
	Tier 1 Risk-Based	Total Risk-Based	Leverage	Tier 1 Risk-Based	Total Risk-Based	Leverage
Park National Bank	10.01%	11.78%	7.10%	9.28%	11.17%	6.43%
Park	13.27%	15.91%	9.48%	13.12%	15.77%	9.17%

Notes to Consolidated Financial Statements

Failure to meet the minimum requirements above could cause the Federal Reserve Board to take action. PNB is also subject to the capital requirements of its primary regulator, the OCC. As of December 31, 2013 and 2012, Park and PNB were well-capitalized and met all capital requirements to which each was then subject. There are no conditions or events since PNB's most recent regulatory report filings, that management believes have changed the risk categories for PNB.

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2013
Total Risk-Based Capital (to risk-weighted assets)
PNB	$545,144	11.78%	$370,198	8.00%	$462,747	10.00%
Park	754,605	15.91%	379,446	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$463,015	10.01%	$185,099	4.00%	$277,648	6.00%
Park	629,410	13.27%	189,723	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$463,015	7.10%	$261,025	4.00%	$326,281	5.00%
Park	629,410	9.48%	265,633	4.00%	N/A	N/A

At December 31, 2012
Total Risk-Based Capital (to risk-weighted assets)
PNB	$502,680	11.17%	$359,971	8.00%	$449,964	10.00%
Park	732,413	15.77%	371,477	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$417,690	9.28%	$179,986	4.00%	$269,978	6.00%
Park	609,411	13.12%	185,739	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$417,690	6.43%	$259,769	4.00%	$324,711	5.00%
Park	609,411	9.17%	265,719	4.00%	N/A	N/A

23. Segment Information
The Corporation is a financial holding company headquartered in Newark, Ohio. Prior to February 16, 2012, the operating segments for the Corporation were its two chartered bank subsidiaries, PNB (headquartered in Newark, Ohio) and Vision(headquartered in Panama City, Florida). On February 16, 2012, Vision sold certain assets and liabilities to Centennial (See Note 3 of these Notes to Consolidated Financial Statements). Promptly following the closing of the transaction, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. The Florida Corporation merged with and into a wholly-owned non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. The closing of this transaction prompted Park to add SEPH as a reportable segment. Additionally, due to the increased significance of the entity, GFSC was added as a reportable segment in the first quarter of 2012.

GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. Park’s current operating segments are in line with GAAP as: (i)

Notes to Consolidated Financial Statements

discrete financial information is available for each operating segment and (ii) the segments are aligned with internal reporting to Park’s Chief Executive Officer, who is the chief operating decision maker.

Operating results for the year ended December 31, 2013 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$210,781	$—	$8,741	$(1,325)	$2,828	$221,025
Provision for (recovery of) loan losses	14,039	—	1,175	(11,799)	—	3,415
Other income	70,841	—	11	1,956	469	73,277
Other expense	165,665	—	3,133	12,211	7,520	188,529
Income (loss) before taxes	101,918	—	4,444	219	(4,223)	102,358
Income taxes (benefit)	26,324	—	1,556	77	(2,826)	25,131
Net income (loss)	$75,594	$—	$2,888	$142	$(1,397)	$77,227
Balances at December 31, 2013
Assets	$6,524,098	$—	$47,115	$72,781	$(5,647)	$6,638,347
Loans	4,559,406	—	47,228	38,014	(24,143)	4,620,505
Deposits	4,896,405	—	7,159	—	(113,570)	4,789,994

Operating results for the year ended December 31, 2012 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$221,758	$—	$9,156	$(341)	$4,742	$235,315
Provision for loan losses	16,678	—	859	17,882	—	35,419
Other income	70,739	—	—	21,431	233	92,403
Other expense	156,516	—	2,835	22,032	6,585	187,968
Income (loss) before taxes	119,303	—	5,462	(18,824)	(1,610)	104,331
Income taxes (benefit)	32,197	—	1,912	(6,603)	(1,805)	25,701
Net income (loss)	$87,106	$—	$3,550	$(12,221)	$195	$78,630
Balances at December 31, 2012
Assets	$6,502,579	$—	$49,926	$104,428	$(14,130)	$6,642,803
Loans	4,369,173	—	50,082	59,178	(28,111)	4,450,322
Deposits	4,814,107	—	8,358	—	(106,433)	4,716,032

Operating results for the year ended December 31, 2011 (In thousands)
	PNB	VB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$236,282	$27,078	$8,693	$(974)	$2,155	$273,234
Provision for loan losses	30,220	31,052	2,000	—	—	63,272
Other income (loss)	90,982	6,617	—	(3,039)	350	94,910
Other expense	146,235	31,379	2,506	1,082	7,115	188,317
Income (loss) before taxes	150,809	(28,736)	4,187	(5,095)	(4,610)	116,555
Income taxes (benefit)	43,958	(6,210)	1,466	(1,784)	(3,015)	34,415
Net income (loss)	$106,851	$(22,526)	$2,721	$(3,311)	$(1,595)	$82,140
Balances at December 31, 2011
Assets	$6,281,747	$650,935	$46,682	$34,989	$(42,108)	$6,972,245
Assets held for sale (1)	—	382,462	—	—	—	382,462
Loans	4,172,424	123,883	47,111	—	(26,319)	4,317,099
Deposits	4,611,646	32	8,013	—	(154,577)	4,465,114
Liabilities held for sale (2)	—	536,186	—	—	—	536,186

(1)	The assets held for sale represent the loans and other assets at Vision that were sold in the first quarter of 2012.

(2)	The liabilities held for sale represent the deposits and other liabilities at Vision that were sold in the first quarter of 2012.

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2013
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$218,197	$7,315	$173,694	$27,957	$6,643,994	$4,903,564
Elimination of intersegment items	8,659	—	—	—	(30,369)	(113,570)
Parent Co. totals - not eliminated	(5,831)	—	7,520	(2,826)	24,722	—
Totals	$221,025	$7,315	$181,214	$25,131	$6,638,347	$4,789,994

	2012
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$230,573	$6,954	$174,429	$27,506	$6,656,933	$4,822,465
Elimination of intersegment items	8,558	—	—	—	(35,639)	(106,433)
Parent Co. totals - not eliminated	(3,816)	—	6,585	(1,805)	21,509	—
Totals	$235,315	$6,954	$181,014	$25,701	$6,642,803	$4,716,032

	2011
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$271,079	$7,583	$173,619	$37,430	$7,014,353	$4,619,691
Elimination of intersegment items	4,492	—	—	—	(63,243)	(154,577)
Parent Co. totals - not eliminated	(2,337)	—	7,115	(3,015)	21,135	—
Totals	$273,234	$7,583	$180,734	$34,415	$6,972,245	$4,465,114

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

Cash represents non-interest bearing deposits with PNB.

Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $2.54 million, $4.54 million and $4.21 million in 2013, 2012 and 2011, respectively.

At December 31, 2013 and 2012, shareholders’ equity reflected in the Parent Company balance sheet includes $196.0 million and $173.1 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Balance Sheets
December 31, 2013 and 2012
(In thousands)	2013	2012
Assets:
Cash	$106,942	$98,726
Investment in subsidiaries	582,992	589,523
Debentures receivable from PNB	25,000	30,000
Other investments	2,297	2,133
Other assets	21,984	19,639
Total assets	$739,215	$740,021
Liabilities:
Subordinated notes	80,250	80,250
Other liabilities	7,218	9,405
Total liabilities	87,468	89,655
Total shareholders’ equity	651,747	650,366
Total liabilities and shareholders’ equity	$739,215	$740,021

Statements of Income
for the years ended December 31, 2013, 2012 and 2011
(In thousands)	2013	2012	2011
Income:
Dividends from subsidiaries	$15,000	$197,000	$105,000
Interest and dividends	8,659	10,027	5,643
Other	531	232	385
Total income	24,190	207,259	111,028
Expense:
Other, net	13,413	11,869	10,639
Total expense	13,413	11,869	10,639
Income before federal taxes and equity in undistributed income (losses) of subsidiaries	10,777	195,390	100,389
Federal income tax benefit	2,826	1,806	3,016
Income before equity in undistributed income (losses) of subsidiaries	13,603	197,196	103,405
Equity in undistributed income (losses) of subsidiaries	63,624	(118,566)	(21,265)
Net income	$77,227	$78,630	$82,140

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2013, 2012 and 2011
(In thousands)	2013	2012	2011
Operating activities:
Net income	$77,227	$78,630	$82,140
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed (income)/losses of subsidiaries	(63,624)	118,566	21,265
Compensation expense for issuance of treasury stock to directors	850	407	—
Decrease in other assets	(2,215)	5,748	8,268
Increase (decrease) in other liabilities	(3,030)	1,724	(7,875)
Net cash provided by operating activities	9,208	205,075	103,798
Investing activities:
Purchase of investment securities	—	—	(250)
Capital contribution to subsidiary	(45,000)	(45,000)	(36,000)
Purchase of debentures receivable from subsidiaries	—	(115,000)	(30,000)
Repayment of debentures receivable from subsidiaries	101,960	52,000	—
Net cash provided by (used in) investing activities	56,960	(108,000)	(66,250)
Financing activities:
Cash dividends paid	(57,949)	(60,154)	(62,907)
Payment to repurchase warrants	—	(2,843)	—
Payment to repurchase preferred shares	—	(100,000)	—
Proceeds from issuance of subordinated notes	—	30,000	—
Cash payment for fractional shares	(3)	(2)	(2)
Net cash used in financing activities	(57,952)	(132,999)	(62,909)
Increase/(decrease) in cash	8,216	(35,924)	(25,361)
Cash at beginning of year	98,726	134,650	160,011
Cash at end of year	$106,942	$98,726	$134,650

25. Participation in the U.S. Treasury Capital Purchase Program (CPP)
On December 23, 2008, Park issued $100 million of Fixed-Rate Cumulative Perpetual Preferred Shares, Series A, with a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), associated with Park's participation in the CPP. As part of its participation in the CPP, Park also issued a warrant to the U.S. Treasury to purchase 227,376 common shares (the “Warrant”).

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