Form 10-K, Exhibit 13
period 2014-12-31
PARK NATIONAL CORP /OH/
filed 2015-02-24
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis addresses the financial condition and results of operations for Park National Corporation and our subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, and the uneven spread of positive impacts of the recovery on the economy, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may be worse or slower than expected which could adversely impact the demand for loan, deposit and other financial services as well as loan delinquencies and defaults; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet; changes in consumer spending, borrowing and saving habits; changes in unemployment; changes in customers', suppliers' and other counterparties' performance and creditworthiness; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified bank professionals; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including changes in laws and regulations concerning taxes, accounting, banking, securities and other aspects of the financial services industry, specifically the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as future regulations which will be adopted by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act's provisions, the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012 and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the Securities and Exchange Commission (the "SEC"), the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of trade, monetary, fiscal and other governmental policies of the U.S. federal government, including interest rate policies of the Federal Reserve; disruption in the liquidity and other functioning of U.S. financial markets; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S. and European government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe; unfavorable resolution of legal proceedings or other claims and regulatory and other governmental examinations or other inquiries; the adequacy of our risk management program; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; demand for loans in the respective market areas served by Park and our subsidiaries; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW

Financial Results by segment
The table below reflects the net income (loss) by segment for the fiscal years ended December 31, 2014, 2013, and 2012. Park's operating segments include The Park National Bank ("PNB"), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC ("SEPH"). Additionally, our parent company is presented below.

Table 1 - Net income (loss) by segment
(In thousands)	2014	2013	2012
PNB	$83,040	$75,594	$87,106
GFSC	1,175	2,888	3,550
Parent Company	(5,050)	(1,397)	195
Ongoing operations	$79,165	$77,085	$90,851
SEPH	4,925	142	(12,221)
Total Park	$84,090	$77,227	$78,630
Preferred dividends and accretion	—	—	3,425
Net income available to common shareholders	$84,090	$77,227	$75,205

The category “Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with the disposition of its problem assets. Management considers the “Ongoing operations” results, which excludes the results of SEPH, to be reflective of the business of Park and our subsidiaries on a going forward basis. The discussion below provides some additional information regarding the segments that make up the “Ongoing operations”, followed by additional information regarding SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for the fiscal years ended December 31, 2014, 2013 and 2012.

Table 2 - PNB - Summary Income Statement
(In thousands)	2014	2013	2012
Net interest income	$218,641	$210,781	$221,758
Provision for loan losses	3,517	14,039	16,678
Other income	69,384	70,841	70,739
Other expense	171,365	165,665	156,516
Income before income taxes	$113,143	$101,918	$119,303
Federal income taxes	30,103	26,324	32,197
Net income	$83,040	$75,594	$87,106

PNB's results for the fiscal year ended December 31, 2014 included income and expense related to participations in legacy Vision Bank ("Vision") assets. For the fiscal year ended December 31, 2014, there were net recoveries of $6.2 million, gains with respect to the sale of other real estate owned ("OREO") of $1.2 million, and expenses of $2.0 million related to participations in legacy Vision assets. For the fiscal year ended December 31, 2013, there were net recoveries of $0.6 million, and expenses of $1.6 million related to participations in legacy Vision assets. For the fiscal year ended December 31, 2012, there were net charge-offs of $3.5 million related to participations in legacy Vision assets.

The table below provides certain balance sheet information and financial ratios for PNB as of and for the fiscal years ended December 31, 2014 and December 31, 2013.

Table 3 - PNB - Balance Sheet Information
(In thousands)	December 31, 2014	December 31, 2013	% change from 12/31/13
Loans	$4,781,761	$4,559,406	4.88%
Allowance for loan losses	52,000	56,888	(8.59)%
Net loans	4,729,761	4,502,518	5.05%
Investment securities	1,498,444	1,421,937	5.38%
Total assets	6,912,443	6,524,098	5.95%
Average assets	6,792,672	6,576,420	3.29%
Return on average assets	1.22%	1.15%	6.09%

Loans outstanding at December 31, 2014 of $4.78 billion represented an increase of $222 million, or 4.88%, compared to the loans outstanding of $4.56 billion at December 31, 2013. The $222 million increase in loans experienced at PNB in 2014 was related to growth in PNB's retained residential mortgage loan portfolio of approximately $48 million, in the consumer loan portfolio of approximately $167 million, and in the commercial loan portfolio of approximately $7 million, which was net of $12.7 million of commercial loans sold in the fourth quarter of 2014.

PNB's allowance for loan losses decreased by $4.9 million, or 8.59%, to $52.0 million at December 31, 2014, compared to $56.9 million at December 31, 2013. Net charge-offs were $8.4 million, or charge-offs of 0.18% of total average loans, for the fiscal year ended December 31, 2014. Refer to the “CREDIT EXPERIENCE--(Recovery of) Provision for Loan Losses” section for additional information regarding the credit metrics of PNB's loan portfolio.

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net income for the fiscal years ended December 31, 2014, 2013, and 2012.

Table 4 - GFSC- Summary Income Statement
(In thousands)	2014	2013	2012
Net interest income	$7,457	$8,741	$9,156
Provision for loan losses	1,544	1,175	859
Other income (loss)	(1)	11	—
Other expense	4,103	3,133	2,835
Income before income taxes	$1,809	$4,444	$5,462
Federal income taxes	634	1,556	1,912
Net income	$1,175	$2,888	$3,550

The table below provides certain balance sheet information and financial ratios for GFSC as of and for the fiscal years ended December 31, 2014 and December 31, 2013.

Table 5 - GFSC- Balance Sheet Information
(In thousands)	December 31, 2014	December 31, 2013	% change from 12/31/13
Loans	$40,645	$47,228	(13.94)%
Allowance for loan losses	2,352	2,581	(8.87)%
Net loans	38,293	44,647	(14.23)%
Total assets	40,308	47,115	(14.45)%
Average assets	43,038	49,481	(13.02)%
Return on average assets	2.73%	5.84%	(53.25)%

Park Parent Company

The table below reflects the Park Parent Company net income (loss) for the fiscal years ended December 31, 2014, 2013, and 2012.

Table 6 - Park Parent Company Income Statement
(In thousands)	2014	2013	2012
Net interest income (expense)	$(2,012)	$2,828	$4,742
Provision for loan losses	—	—	—
Other income	175	469	233
Other expense	8,000	7,520	6,585
Loss before income taxes	$(9,837)	$(4,223)	$(1,610)
Federal income tax benefit	(4,787)	(2,826)	(1,805)
Net income (loss)	$(5,050)	$(1,397)	$195

The net interest income (expense) for Park's parent company includes interest income on loans to SEPH and on subordinated debt investments in PNB, which are eliminated in the consolidated Park National Corporation totals. Additionally, net interest income (expense) includes interest expense related to the $35.25 million and $30.00 million of subordinated notes issued by Park to accredited investors on December 23, 2009 and April 20, 2012, respectively. Park paid in full the $35.25 million outstanding principal amount of the 10% Subordinated Notes due December 23, 2019, plus accrued interest, on December 24, 2014, the earliest redemption date allowable under the related note purchase agreement dated December 23, 2009.

SEPH

The table below reflects SEPH's net income (loss) for the fiscal years ended December 31, 2014, 2013 and 2012. SEPH holds the remaining assets and liabilities of those retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that had been transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

Table 7 - SEPH Summary Income Statement
(In thousands)	2014	2013	2012
Net interest income (expense)	$958	$(1,325)	$(341)
(Recovery of) provision for loan losses	(12,394)	(11,799)	17,882
Other income (loss)	5,991	1,956	(736)
Gain on sale of Vision business	—	—	22,167
Other expense	11,766	12,211	22,032
Income (loss) before income taxes	$7,577	$219	$(18,824)
Federal income taxes (benefit)	2,652	77	(6,603)
Net income (loss)	$4,925	$142	$(12,221)
Net income (loss) excluding gain on sale of Vision business	$4,925	$142	$(26,630)

SEPH's financial results for the fiscal year ended December 31, 2014 included net recoveries of $12.4 million. The net recoveries during 2014 consisted of charge-offs of $1.1 million, offset by recoveries of $13.5 million. Other income for the fiscal year ended December 31, 2014 at SEPH of $6.0 million was largely related to net gains on the sale of OREO of $3.3 million and non-yield loan fee income of $1.3 million, offset by OREO devaluations of $831,000. Additionally, other income for the fiscal year ended December 31, 2014 included a $2.2 million gain on the sale of SEPH loans held for sale in the fourth quarter of 2014. SEPH sold $5.8 million of commercial loans which had been moved to held for sale as of September 30, 2014.

On February 16, 2012, when Vision merged with and into SEPH, the loans then held by Vision were transferred to SEPH by operation of law at their fair value and no allowance for loan loss is carried at SEPH. The loans included in both the performing and nonperforming portfolios have been charged down to their fair value. The table below provides additional information for SEPH regarding charge-offs as a percentage of the unpaid principal balance, as of December 31, 2014.

Table 8 - SEPH - Retained Vision Loan Portfolio

(In thousands)	Unpaid Principal Balance	Aggregate Charge-Offs	Net Book Balance	Charge-off Percentage
Nonperforming loans	$43,901	$20,888	$23,013	47.58%
Performing loans - retained by SEPH	1,035	92	943	8.89%
Total SEPH loan exposure	$44,936	$20,980	$23,956	46.69%

The table below provides an overview of SEPH loans and OREO, representing the legacy Vision assets. This information is provided as of December 31, 2014, 2013, and 2012, showing the decline in legacy Vision assets at SEPH over the last two years.

Table 9 - SEPH Legacy Assets
(In thousands)	SEPH 12/31/14	SEPH 12/31/13	SEPH 12/31/12	Change from 12/31/13	Change from 12/31/12
Nonperforming loans	$23,013	$36,108	$55,292	$(13,095)	$(32,279)
OREO	11,918	23,224	21,003	(11,306)	(9,085)
Total nonperforming assets	$34,931	$59,332	$76,295	$(24,401)	$(41,364)
Performing loans	$943	$1,907	$3,886	$(964)	$(2,943)
Total SEPH - Legacy Vision assets	$35,874	$61,239	$80,181	$(25,365)	$(44,307)

In addition to the SEPH assets listed above, PNB participations in legacy Vision assets totaled $11.5 million, $12.3 million and $19.2 million at December 31, 2014, 2013 and 2012, respectively.

Park National Corporation

The table below reflects Park's net income for the fiscal years ended December 31, 2014, 2013 and 2012.

Table 10 - Park Summary Income Statement
(In thousands)	2014	2013	2012
Net interest income	$225,044	$221,025	$235,315
(Recovery of) provision for loan losses	(7,333)	3,415	35,419
Other income	75,549	73,277	70,236
Gain on sale of Vision business	—	—	22,167
Other expense	195,234	188,529	187,968
Income before income taxes	$112,692	$102,358	$104,331
Federal income taxes	28,602	25,131	25,701
Net income	$84,090	$77,227	$78,630
Net income excluding the gain on sale of Vision business	$84,090	$77,227	$64,221

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

On December 23, 2008, as part of Park's participation in the CPP, Park completed the sale to the U.S. Treasury of (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares at an exercise price of $65.97 per share, for an aggregate purchase price of $100 million. All of the proceeds from the sale of the Series A Preferred Shares and the Warrant by Park to the U.S. Treasury qualified as Tier 1 capital for regulatory purposes.

On April 25, 2012, Park repurchased the 100,000 Series A Preferred Shares for total consideration of $101.0 million, including accrued and unpaid dividends of $1.0 million. In addition to the accrued and unpaid dividends of $1.0 million, the charge to retained earnings, resulting from the repurchase of the Series A Preferred Shares, was $1.6 million on April 25, 2012.

On May 2, 2012, Park repurchased the Warrant from the U.S. Treasury for consideration of $2.8 million, or $12.50 per Park common share.

The dividends and accretion on the Series A Preferred Shares totaled $3.4 million for 2012. The accretion of the discount was $1.9 million in 2012. Income available to common shareholders is net income minus the preferred share dividends and accretion.  Income available to common shareholders was $84.1 million for 2014, $77.2 million for 2013, and $75.2 million for 2012.

DIVIDENDS ON COMMON SHARES
Cash dividends declared on common shares were $3.76 in 2014, 2013 and 2012. The quarterly cash dividend on common shares was $0.94 per share for each quarter of 2014, 2013 and 2012.

CRITICAL ACCOUNTING POLICIES
The significant accounting policies used in the development and presentation of Park’s consolidated financial statements are listed in Note 1 of the Notes to Consolidated Financial Statements.  The accounting and reporting policies of Park conform with U.S. generally accepted accounting principles ("GAAP") and general practices within the financial services industry.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes.  Actual results could differ from those estimates.

Allowance for Loan and Lease Losses ("ALLL") - The determination of the ALLL involves a higher degree of judgment and complexity than Park's other significant accounting policies.  The ALLL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable, incurred credit losses in the loan portfolio.  Management’s determination of the adequacy of the ALLL is based on periodic evaluations of the loan portfolio and of current economic conditions.  However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, the loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses based on historical loss experience and current economic conditions.  All of these factors may be susceptible to significant change.  To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods. Refer to the “CREDIT EXPERIENCE - (Recovery of) Provision for Loan Losses” section for additional discussion.

Other Real Estate Owned ("OREO") - OREO, property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2014, OREO totaled $22.6 million, a decrease of 34.7%, compared to $34.6 million at December 31, 2013.

Fair Value - In accordance with GAAP, management utilizes the fair value hierarchy, which has the objective of maximizing the use of observable market inputs.  The accounting guidance also requires disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, 2, and 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and/or cash flow analyses. The large majority of Park’s financial assets valued using Level 2 inputs consists of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Goodwill and Other Intangible Assets - The accounting for goodwill and other intangible assets also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the amortization of acquired intangible assets and the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. Under GAAP, goodwill is no longer amortized but is subject to an annual evaluation for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired by assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the performance of the second step of the impairment test is required. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. At December 31, 2014, on a consolidated basis, Park had $72.3 million of goodwill.

Pension Plan - The determination of pension plan obligations and related expenses requires the use of assumptions to estimate the amount of benefits that employees earn while working, as well as the present value of those benefits. Annual pension expense is principally based on four components: (1) the value of benefits earned by employees for working during the year (service cost), (2) the increase in the liability due to the passage of time (interest cost), and (3) other gains and losses, reduced by (4) the expected return on plan assets for our pension plan.

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

ABOUT OUR BUSINESS
Through our Ohio-based banking divisions, Park is engaged in the commercial banking and trust business, generally in small to medium population Ohio communities. Management believes there is a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength.  While not engaging in activities such as foreign lending, nationally syndicated loans or investment banking, Park attempts to meet the needs of our customers for commercial, real estate and consumer loans, and investment, fiduciary and deposit services.

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2014, Park operated 124 financial service offices (including those of PNB, Scope Aircraft, Park Title Agency, GFSC and SEPH) and a network of 141 automated teller machines in 28 Ohio counties.

A summary of financial data, average loans and average deposits, for Park’s bank subsidiaries and their divisions for 2014, 2013 and 2012 is shown in Table 11.  See Note 25 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for the divisions of PNB are not prepared on a separate basis and, therefore, net income is not included in the summary financial data below.

Table 11 - Park Affiliate Financial Data
	2014		2013		2012
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,383,686	$1,426,645	$1,348,466	$1,355,805	$1,286,751	$1,354,196
Security National Bank Division	454,680	774,716	432,259	780,525	412,388	767,560
First-Knox National Bank Division	571,519	563,275	540,452	538,142	513,976	507,237
Century National Bank Division	638,314	493,449	618,144	482,002	604,382	480,536
Richland Bank Division	242,788	451,304	240,692	444,364	248,421	439,420
Fairfield National Bank Division	255,280	401,255	251,567	398,260	245,064	394,239
Second National Bank Division	355,379	317,208	323,880	308,970	302,185	290,870
Park National SW & N KY Bank Division	363,735	208,784	324,386	216,134	291,297	218,407
United Bank, N.A. Division	92,427	190,082	85,761	193,823	92,258	196,841
Unity National Bank Division	174,950	162,074	160,123	153,814	147,956	149,537
Farmers Bank Division	108,397	89,328	100,189	84,802	95,661	75,684
Scope Aircraft Finance	178,194	8	182,794	7	175,019	9
SEPH/Vision Bank	31,836	—	47,625	18	133,306	67,737
GFSC	43,165	6,610	49,687	8,172	48,987	8,524
Parent Company, other	(177,053)	(67,185)	(191,244)	(105,098)	(186,990)	(115,400)
Consolidated Totals	$4,717,297	$5,017,553	$4,514,781	$4,859,740	$4,410,661	$4,835,397

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $5,018 million in 2014, compared to $4,860 million in 2013, and $4,835 million in 2012. Table 12 provides a summary of deposit balances as of December 31, 2014 and 2013, along with the change over the past year.

Table 12 - Year-End Deposits
December 31,
(In thousands)	2014	2013	Change
Non-interest bearing checking	$1,269,296	$1,193,553	$75,743
Interest bearing transaction accounts	1,122,079	1,145,525	(23,446)
Savings	1,325,445	1,124,994	200,451
All other time deposits	1,409,911	1,324,659	85,252
Other	1,269	1,263	6
Total	$5,128,000	$4,789,994	$338,006

The average interest rate paid on interest bearing deposits was 0.29% in 2014, compared to 0.35% in 2013, and 0.49% in 2012.  The average cost of interest bearing deposits for each quarter of 2014 was 0.32% for the fourth quarter, 0.27% for the third quarter, 0.27% for the second quarter and 0.29% for the first quarter. The increase to 0.32% in the fourth quarter was largely due to the addition of $200 million of brokered deposits which settled in September 2014 and have an effective rate of 1.77%.

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, federal funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.20% in 2014, compared to 0.22% in 2013, and 0.26% in 2012. The year-end balance for short-term borrowings was $277 million at December 31, 2014, compared to $242 million at December 31, 2013, and $344 million at December 31, 2012.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt include the subordinated notes discussed in the following section.  In 2014, average long-term debt was $868 million, compared to $871 million in 2013, and $908 million in 2012.  Average total debt (long-term and short-term) was $1,131 million in 2014, compared to $1,124 million in 2013, and $1,166 million in 2012.  Average total debt increased by $7 million or 0.6% in 2014 compared to 2013, and decreased by $42 million or 3.6% in 2013 compared to 2012. Average long-term debt was 77% of average total debt in 2014 and 2013, compared to 78% in 2012.

On November 30, 2012, Park's bank subsidiary, PNB, restructured $300 million of fixed rate repurchase agreement borrowings with a third-party investment banking firm. The restructuring reduced the weighted-average interest rate paid on the debt from 4.04% to 1.75% and extended the weighted-average maturity from 4.4 years to 5.0 years. A $25 million prepayment penalty was paid by PNB to the third-party investment banking firm as part of the restructuring which will be amortized over the five-year remaining term of the restructured borrowing. The effective rate on the restructured borrowing is 3.40%, including the impact of the prepayment penalty amortization.

The average interest rate paid on long-term debt was 3.29% for 2014, compared to 3.26% for 2013, and 3.45% for 2012.

Subordinated Notes: Park assumed, with the 2007 acquisition of Vision's parent holding company, $15.5 million of floating rate junior subordinated notes.  The $15.5 million of junior subordinated notes were purchased by Vision Bancshares Trust I ("Trust I") following the issuance of Trust I's $15.0 million of floating rate preferred securities. The interest rate on these junior subordinated notes adjusts every quarter at 148 basis points above the three-month LIBOR interest rate.  The maturity date for the junior subordinated notes is December 30, 2035 and the junior subordinated notes may be prepaid after December 30, 2010.  These junior subordinated notes qualify as Tier 1 capital under current Federal Reserve Board guidelines.

On December 23, 2009, Park issued an aggregate principal amount of $35.25 million of subordinated notes to 38 purchasers.  These subordinated notes had a fixed annual interest rate of 10% with quarterly interest payments.  The maturity date of these subordinated notes was December 23, 2019 and the subordinated notes were eligible to be prepaid after December 23, 2014.  The subordinated notes qualifed as Tier 2 capital under applicable Federal Reserve Board guidelines.  Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor. Park paid in full the $35.25 million outstanding principal amount, plus accrued interest, on December 24, 2014, the earliest redemption date allowable under the related note purchase agreement.

On April 20, 2012, Park issued an aggregate principal amount of $30.0 million of subordinated notes to 56 purchasers.  These subordinated notes have a fixed annual interest rate of 7% with quarterly interest payments. The maturity date of these subordinated notes is April 20, 2022 and the subordinated notes are eligible to be prepaid after April 20, 2017. The subordinated notes qualify as Tier 2 capital under applicable Federal Reserve Board guidelines. Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor.

See Note 14 of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of tangible shareholders’ equity [shareholders’ equity ($698.6 million) less goodwill ($72.3 million)] to tangible assets [total assets ($7,003 million) less goodwill ($72.3 million)] was 9.04% at December 31, 2014, compared to 8.82% at December 31, 2013, and 8.79% at December 31, 2012.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities, change in the funded status of Park's pension plan or unrealized net holding gain/loss on cash flow hedge, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.

The unrealized net holding gain, net of income taxes, on AFS securities was $1.3 million at year-end 2014, compared to the unrealized net holding loss, net of income taxes, of $29.8 million at year-end 2013, and unrealized net holding gain, net of income taxes, of $9.6 million at year-end 2012.  The unrealized net holding gain at December 31, 2014 was the result of decreases in long-term interest rates during the year.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 16 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan.

Pertaining to the funding status of the pension plan, Park recognized a net comprehensive loss of $9.3 million in 2014, net comprehensive income of $21.5 million in 2013 and a net comprehensive loss of $6.2 million in 2012. The net comprehensive loss in 2014 was due to changes in actuarial assumptions, primarily a decrease in the discount rate from 5.30% at December 31, 2013 to 4.42% at December 31, 2014. The actuarial loss more than offset the positive investment returns with respect to the pension plan's assets in 2014. The net comprehensive income in 2013 was due to positive investment returns in 2013 and changes in actuarial assumptions, primarily an increase in the discount rate from 4.47% at December 31, 2012 to 5.30% at December 31, 2013. The net comprehensive loss in 2012 was due to changes in actuarial assumptions, primarily a change in the discount rate.  The actuarial loss more than offset the positive investment returns with respect to the pension plan's assets in 2012. At year-end 2014, the balance in accumulated other comprehensive loss pertaining to the pension plan was $(14.9) million, compared to $(5.6) million at December 31, 2013, and $(27.1) million at December 31, 2012.

Park also recognized net comprehensive income with respect to the unrealized net holding gain of $0.6 million for the year ended December 31, 2012, due to the mark-to-market of the $25 million (notional amount) cash flow hedge that expired on December 28, 2012.

INVESTMENT OF FUNDS
Loans:  Average loans were $4,717 million in 2014, compared to $4,515 million in 2013, and $4,411 million in 2012.  The average yield on loans was 4.84% in 2014, compared to 5.02% in 2013, and 5.35% in 2012.  The average prime lending rate was 3.25% in each of 2014, 2013 and 2012.  Approximately 50% of Park’s loan balances mature or reprice within one year (see Table 34).  The yield on average loan balances for each quarter of 2014 was 4.83% for the fourth quarter, 4.80% for the third quarter, 4.91% for the second quarter and 4.84% for the first quarter.

At December 31, 2014, loan balances were $4,830 million, compared to $4,621 million at year-end 2013, an increase of $209 million or 4.5%. The loan growth of $209 million in 2014 was largely due to increases in loans of $222 million at PNB, offset by declines at GFSC and SEPH.

Year-end residential real estate loans were $1,851 million, $1,800 million, and $1,713 million in 2014, 2013, and 2012, respectively. Residential real estate loans increased by $51 million or 2.8% in 2014, and $87 million or 5.1% in 2013. The increases in 2013 and 2014 were primarily due to management's decision to continue to retain certain of the 15-year, fixed-rate mortgage loans originated during each year. The balance of 15-year, fixed-rate mortgage loans was $471 million at December 31, 2012, and had a weighted-average interest rate of 3.62%. At December 31, 2013, the 15-year, fixed-rate mortgage loan portfolio increased by $141 million to $612 million and had a weighted-average interest rate of 3.50%. At December 31, 2014, the 15-year, fixed-rate mortgage loan portfolio increased by $27 million to $639 million and had a weighted-average interest rate of 3.50%.

The long-term, fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans.  During 2010, Park began to retain on our balance sheet certain of the 15-year, fixed-rate residential mortgage loans that it originated.  The balance of sold fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,264 million at year-end 2014, compared to $1,326 million at year-end 2013 and $1,311 million at year-end 2012.

Year-end consumer loans were $893 million, $724 million, and $652 million in 2014, 2013 and 2012, respectively.  Consumer loans increased by $169 million or 23.3% in 2014 and increased by $72 million or 11.0% in 2013. The increase in consumer loans in 2014 and 2013 was primarily due to an increase in automobile lending in Ohio.

On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans totaled $2,082 million, $2,094 million, and $2,082 million for 2014, 2013 and 2012, respectively.  These combined loan totals decreased by $12 million or 0.6% in 2014 and increased by $12 million or 0.6% in 2013. The decrease in 2014 was primarily due to the fact that the increase in commercial, financial and agricultural loans of $31.1 million, was more than offset by decreases in construction real estate and commercial real estate of $312,000 and $42.6 million, respectively. The increase in 2013 was primarily due to increases in commercial real estate loans of $20.2 million and commercial, financial and agricultural loans of $1.5 million, partially offset by a decline in construction real estate loans of $9.4 million.

Table 13 reports year-end loan balances by type of loan for the past five years.

Table 13 - Loans by Type
December 31,
(In thousands)	2014	2013	2012	2011	2010
Commercial, financial and agricultural	$856,535	$825,432	$823,927	$743,797	$737,902
Construction real estate	155,804	156,116	165,528	217,546	406,480
Residential real estate	1,851,375	1,799,547	1,713,645	1,628,618	1,692,209
Commercial real estate	1,069,637	1,112,273	1,092,164	1,108,574	1,226,616
Consumer	893,160	723,733	651,930	616,505	666,871
Leases	3,171	3,404	3,128	2,059	2,607
Total Loans	$4,829,682	$4,620,505	$4,450,322	$4,317,099	$4,732,685

Table 14 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2014
(In thousands)
Commercial, financial and agricultural	$363,707	$347,979	$144,849	$856,535
Construction real estate	50,558	18,256	86,990	155,804
Commercial real estate	54,437	106,911	908,289	1,069,637
Total	$468,702	$473,146	$1,140,128	$2,081,976
Total of these selected loans due
after one year with:
Fixed interest rate		$306,931	$167,379	$474,310
Floating interest rate		166,215	972,749	1,138,964

(1)	Nonaccrual loans of $47.4 million are included within the one year or less classification above.

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

Park classifies the majority of our securities as AFS (see Note 6 of the Notes to Consolidated Financial Statements).  These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss).  The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that we purchase as held-to-maturity.  A classification of held-to-maturity means that Park has the positive intent and the ability to hold these securities until maturity.  These CMOs are classified as held-to-maturity because they are generally not as liquid as the other U.S. Government sponsored entities' asset-backed securities that Park classifies as AFS.  At year-end 2014, Park’s held-to-maturity securities portfolio was $141 million, compared to $182 million at year-end 2013, and $401 million at year-end 2012. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by a U.S. Government sponsored entity.

Average taxable investment securities were $1,433 million in 2014, compared to $1,377 million in 2013 and $1,610 million in 2012.  The average yield on taxable investment securities was 2.58% in 2014, compared to 2.67% in 2013 and 3.14% in 2012.  Average tax-exempt investment securities were $65,000 in 2014, compared to $1.0 million in 2013 and $3.1 million in 2012.  The average tax-equivalent yield on tax-exempt investment securities was 6.97% in 2014, compared to 7.07% in 2013 and 7.03% in 2012.

Total investment securities (at amortized cost) were $1,499 million at December 31, 2014, compared to $1,470 million and $1,567 million at December 31, 2013 and December 31, 2012, respectively.  Management purchased investment securities totaling $352 million in 2014, $583 million in 2013 and $1,227 million in 2012. Proceeds from repayments and maturities of investment securities were $140 million in 2014, $605 million in 2013 and $1,348 million in 2012.

Proceeds from sales of investment securities were $173.1 million in 2014. Park sold investment securities with a book value of $187,000 for a gain of $22,000. Additionally, investment securities with a book value of $174.1 million were sold at a loss of $1.2 million.  Proceeds from sales of investment securities were $75 million in 2013. These securities were sold at book value; thus, there was no gain or loss recognized. There were no sales of investment securities in 2012.

At year-end 2014, 2013 and 2012, the average tax-equivalent yield on the total investment portfolio was 2.47%, 2.53%, and 2.76%, respectively.  The weighted average remaining maturity of the total investment portfolio was 5.2 years at December 31, 2014, 6.5 years at December 31, 2013, and 2.1 years at December 31, 2012.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 96.0% of the total investment portfolio at year-end 2014, approximately 95.2% of the total investment portfolio at year-end 2013, and approximately 95.7% of the total investment portfolio at year-end 2012.

The average maturity of the investment portfolio would lengthen if long-term interest rates were to increase as the principal repayments from mortgage-backed securities and CMOs would be reduced and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2014, management estimated that the average maturity of the investment portfolio would lengthen to 5.7 years with a 100 basis point increase in long-term interest rates and to 5.8 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates were to decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2014, management estimated that the average maturity of the investment portfolio would decrease to 1.8 years with a 100 basis point decrease in long-term interest rates and to 1.5 years with a 200 basis point decrease in long-term interest rates.

Table 15 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2014, 2013 and 2012:

Table 15 - Investment Securities
December 31,
(In thousands)	2014	2013	2012
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$538,064	$525,136	$695,727
Obligations of states and political subdivisions	—	240	1,573
U.S. Government asset-backed securities	901,715	830,292	816,322
Federal Home Loan Bank stock	50,086	59,031	59,031
Federal Reserve Bank stock	8,225	6,876	6,876
Equities	2,698	2,659	2,222
Total	$1,500,788	$1,424,234	$1,581,751
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	35.9%	36.9%	44.0%
Obligations of states and political subdivisions	—%	N.M.	0.1%
U.S. Government asset-backed securities	60.1%	58.3%	51.7%
Federal Home Loan Bank stock	3.3%	4.1%	3.7%
Federal Reserve Bank stock	0.5%	0.5%	0.4%
Equities	0.2%	0.2%	0.1%
Total	100.0%	100.0%	100.0%
 N.M. - Not meaningful

ANALYSIS OF EARNINGS
Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 16 for three years of history on the average balances of the balance sheet categories as well as the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Net interest income increased by $4.0 million, or 1.8%, to $225.0 million for 2014, compared to a decrease of $14.3 million, or 6.1%, to $221.0 million for 2013.  The tax equivalent net yield on interest earning assets (net interest margin) was 3.55% for 2014, compared to 3.61% for 2013 and 3.83% for 2012.  The net interest rate spread (the difference between rates received for interest earning assets and the rates paid for interest bearing liabilities) was 3.38% for 2014, compared to 3.43% for 2013 and 3.62% for 2012.  The increase in net interest income in 2014 was primarily due to the increase in average interest earning assets of $189 million, to $6,355 million, or 3.1%. The decrease in net interest income in 2013 was due to the decline in the net interest spread to 3.43%, while total interest earning assets only declined by approximately $25 million.

The average yield on interest earning assets was 4.19% in 2014, compared to 4.29% in 2013 and 4.64% in 2012. On a quarterly basis for 2014, the average yield on interest earning assets was 4.11% for the fourth quarter, 4.17% for the third quarter, 4.28% for the second quarter, and 4.20% for the first quarter.

The average rate paid on interest bearing liabilities was 0.81% in 2014, compared to 0.86% in 2013 and 1.02% in 2012.  On a quarterly basis for 2014, the average rate paid on interest bearing liabilities was 0.82% for the fourth quarter, 0.79% for the third quarter, 0.81% for the second quarter, and 0.82% for the first quarter.

Table 16 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2014			2013			2012
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,717,297	$228,487	4.84%	$4,514,781	$226,816	5.02%	$4,410,661	$236,184	5.35%
Taxable investment securities	1,432,627	36,981	2.58%	1,376,913	36,686	2.66%	1,610,044	50,549	3.14%
Tax-exempt investment securities (3)	65	5	6.97%	974	69	7.07%	3,087	217	7.03%
Money market instruments	204,874	515	0.25%	272,851	678	0.25%	166,319	408	0.25%
Total interest earning assets	6,354,863	265,988	4.19%	6,165,519	264,249	4.29%	6,190,111	287,358	4.64%
Non-interest earning assets:
Allowance for loan losses	(58,917)			(56,860)			(61,995)
Cash and due from banks	112,113			110,796			119,410
Premises and equipment, net	55,407			56,303			54,917
Other assets	431,842			427,215			464,363
TOTAL	$6,895,308			$6,702,973			$6,766,806

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,291,310	$825	0.06%	$1,251,305	$927	0.07%	$1,239,417	$1,411	0.11%
Savings deposits	1,216,750	852	0.07%	1,098,860	846	0.08%	1,006,321	1,072	0.11%
Time deposits	1,312,868	9,323	0.71%	1,392,196	11,235	0.81%	1,540,863	15,921	1.03%
Total interest bearing deposits	3,820,928	11,000	0.29%	3,742,361	13,008	0.35%	3,786,601	18,404	0.49%
Short-term borrowings	263,270	517	0.20%	253,123	544	0.22%	258,661	678	0.26%
Long-term debt (4)	867,615	28,582	3.29%	870,538	28,370	3.26%	907,704	31,338	3.45%
Total interest bearing liabilities	4,951,813	40,099	0.81%	4,866,022	41,922	0.86%	4,952,966	50,420	1.02%

Table 16 - Continued

Non-interest bearing liabilities:
Demand deposits	1,196,625			1,117,379			1,048,796
Other	64,415			74,039			75,312
Total non-interest bearing liabilities	1,261,040			1,191,418			1,124,108
Shareholders' equity	682,455			645,533			689,732
TOTAL	$6,895,308			$6,702,973			$6,766,806
Tax equivalent net interest income		$225,889			$222,327			$236,938
Net interest spread			3.38%			3.43%			3.62%
Net yield on interest earning assets (net interest margin)			3.55%			3.61%			3.83%

(1)
Loan income includes loan related fee income of $1.3 million in 2014, $1.9 million in 2013, and $3.1 million in 2012. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2014, 2013 and 2012.  The taxable equivalent adjustment was $ 843,000 in 2014, $1.3 million in 2013, and $1.5 million in 2012.

(2)	For the purpose of the computation, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2014, 2013 and 2012. The taxable equivalent adjustments were $2,000 in 2014, $24,000 in 2013, and $77,000 in 2012.

(4)	Includes subordinated notes.

The following table displays (for each quarter of 2014) the average balance of interest earning assets, the net interest income and the tax equivalent net interest income and net interest margin.

Table 17 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,238,321	$54,480	54,703	3.56%
Second Quarter	6,244,100	56,561	56,783	3.65%
Third Quarter	6,360,829	56,709	56,918	3.55%
Fourth Quarter	6,572,463	57,294	57,485	3.47%
2014	$6,354,863	$225,044	225,889	3.55%

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 18 - Volume/Rate Variance Analysis
	Change from 2013 to 2014			Change from 2012 to 2013
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$9,961	$(8,290)	$1,671	$5,464	$(14,832)	$(9,368)
Taxable investments	1,433	(1,138)	295	(6,744)	(7,119)	(13,863)
Tax-exempt investments	(63)	(1)	(64)	(149)	1	(148)
Money market instruments	(163)	—	(163)	270	—	270
Total interest income	11,168	(9,429)	1,739	(1,159)	(21,950)	(23,109)
Interest expense:
Transaction accounts	$27	$(129)	$(102)	$13	$(497)	$(484)
Savings accounts	104	(98)	6	95	(321)	(226)
Time deposits	(604)	(1,308)	(1,912)	(1,458)	(3,228)	(4,686)
Short-term borrowings	23	(50)	(27)	(16)	(118)	(134)
Long-term debt	(83)	295	212	(1,266)	(1,702)	(2,968)
Total interest expense	(533)	(1,290)	(1,823)	(2,632)	(5,866)	(8,498)
Net variance	$11,701	$(8,139)	$3,562	$1,473	$(16,084)	$(14,611)

Other Income:  Other income was $75.5 million in 2014, compared to $73.3 million in 2013, and $92.4 million in 2012. Other income in 2012 included $22.2 million related to the gain on sale of the Vision business. Excluding this gain, other income was $70.2 million in 2012. The $2.2 million increase in other income to $75.5 million in 2014, compared to $73.3 million in 2013 was primarily due to a $2.0 million increase in income from fiduciary activities, a $2.4 million increase in the gain on the sale of OREO, net, and $1.9 million of income from the gain on the sale of commercial loans held for sale, offset by a $2.5 million decrease in other service income, a $1.2 million loss on sale of investment securities, and an $893,000 decrease in service charges on deposits. The increase in other income to $73.3 million in 2013, compared to $70.2 million excluding the gain on the sale of the Vision business in 2012 was primarily due to a $1.2 million increase in income from fiduciary activities and a $3.7 million decline in OREO devaluations, offset by a $1.3 million decline in the gain on the sale of OREO, net.

The following table displays total other income for Park in 2014, 2013 and 2012.

Table 19 - Other Income
Year Ended December 31,
(In thousands)	2014	2013	2012
Income from fiduciary activities	$19,150	$17,133	$15,947
Service charges on deposits	15,423	16,316	16,704
Gain on sale of Vision business	—	—	22,167
Other service income	10,459	12,913	13,631
Checkcard fee income	13,570	12,955	12,541
Bank owned life insurance income	4,861	5,041	4,754
ATM fees	2,467	2,632	2,359
Gain on the sale of OREO, net	5,503	3,110	4,414
OREO devaluations	(2,406)	(3,180)	(6,872)
Gain on the sale of commercial loans held for sale	1,867	—	—
Loss on sale of investment securities	(1,158)	—	—
Miscellaneous	5,813	6,357	6,758
Total other income	$75,549	$73,277	$92,403

The following table breaks out the change in total other income for the year ended December 31, 2014, compared to the year ended December 31, 2013, and for the year ended December 31, 2013 compared to the year ended December 31, 2012 between Park's Ohio-based operations and SEPH.

Table 20 - Other Income Breakout
	Change from 2013 to 2014			Change from 2012 to 2013
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Income from fiduciary activities	$2,017	$—	$2,017	$1,189	$(3)	$1,186
Service charges on deposits	(893)	—	(893)	(234)	(154)	(388)
Gain on sale of Vision business	—	—	—	—	(22,167)	(22,167)
Other service income	(3,726)	1,272	(2,454)	(620)	(98)	(718)
Checkcard fee income	615	—	615	532	(118)	414
Bank owned life insurance income	(180)	—	(180)	305	(18)	287
ATM fees	(165)	—	(165)	282	(9)	273
Gain on the sale of OREO, net	1,642	751	2,393	(655)	(649)	(1,304)
OREO devaluations	1,011	(237)	774	(1,282)	4,974	3,692
(Loss) gain on sale of commercial loans held for sale	(329)	2,196	1,867	—	—	—
Loss on sale of investment securities	(1,158)	—	(1,158)	—	—	—
Miscellaneous	(597)	53	(544)	832	(1,233)	(401)
Total other income	$(1,763)	$4,035	$2,272	$349	$(19,475)	$(19,126)

Income from fiduciary activities increased by $2.0 million, or 11.8%, to $19.2 million in 2014, compared to an increase of $1.2 million, or 7.4%, to $17.1 million in 2013.  The increases in fiduciary fee income in 2014 and 2013 were primarily due to improvements in the equity markets and also due to an increase in the total account balances serviced by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the assets being managed. The average market value of the trust assets that PNB managed was $4.26 billion at December 31, 2014, compared to $3.86 billion at December 31, 2013, and $3.52 billion at December 31, 2012.

Service charges on deposit accounts decreased by $893,000, or 5.5%, to $15.4 million in 2014, compared to a decrease of $388,000, or 2.3%, to $16.3 million in 2013. The declines in 2014 and 2013 were related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decrease in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2013 and 2014.

As previously discussed, on February 16, 2012, Park completed the sale of the Vision business for a purchase price of $27.9 million. As a result of the transaction, Park recorded a pre-tax gain of $22.2 million (after actual expenses directly related to the transaction). This gain on sale was recognized at Vision prior to the merger of Vision (as constituted after the sale) with and into SEPH.

Fee income earned from origination and sale into the secondary market of long-term, fixed-rate mortgage loans is included within other non-yield related fees in the subcategory “Other service income”.  Other service income decreased $2.5 million, or 19%, to $10.5 million in 2014, and decreased $718,000, or 5.3%, to $12.9 million in 2013. The decrease during 2014 consisted of a $3.7 million decrease at PNB offset by a $1.2 million increase at SEPH due to the recovery of fees and expenses. The decrease in other service income in 2014 and 2013 at PNB was primarily due to a corresponding decrease in the amount of mortgage loans originated.

Checkcard fee income, which is generated from debit card transactions, increased $615,000, or 4.7%, to $13.6 million in 2014, compared to $13.0 million in 2013, and $12.5 million in 2012. The increases in 2014 and 2013 were attributable to continued increases in the volume of debit card transactions.

Gain on the sale of OREO, net, totaled $5.5 million in 2014, an increase of $2.4 million, compared to $3.1 million in 2013. The table below provides details on the OREO sales at PNB and SEPH in 2014 and 2013.

Table 21 - Sales of OREO
(In thousands)	OREO Properties Sold	Book Balance of OREO Sold	Net Proceeds of OREO Sold	Gain on Sale (1)
2014:
PNB	90	$7,271	$8,191	$920
PNB Participations in Vision assets	1	1,826	3,085	1,259
SEPH	114	13,258	16,522	3,264
Total	205	$22,355	$27,798	$5,443
2013:
PNB	111	$9,527	$10,161	$634
PNB Participations in Vision assets	—	—	—	—
SEPH	104	10,369	12,882	2,513
Total	215	$19,896	$23,043	$3,147
(1) The gain on sale amounts above excludes any deferred gains on sale.

OREO devaluations, which result from declines in the fair value (less anticipated selling costs) of property acquired through foreclosure, totaled $2.4 million in 2014, a decrease of $774,000, or 24.3%, compared to $3.2 million in 2013. Of the $2.4 million in OREO devaluations in 2014, $1.6 million were related to devaluations at PNB.

Gain on sale of commercial loans held for sale was $1.9 million in 2014. PNB sold $12.7 million of commercial loans held for sale, which resulted in a $328,000 loss on sale. SEPH sold $6.4 million of commercial loans held for sale, which resulted in a $2.2 million gain on sale.

Other Expense: Other expense was $195.2 million in 2014, compared to $188.5 million in 2013, and $188.0 million in 2012.  Other expense increased by $6.7 million, or 3.6% in 2014, and increased by $561,000, or 0.3%, in 2013. The following table displays total other expense for Park for 2014, 2013 and 2012.

Table 22 - Other Expense
Year Ended December 31,
(In thousands)	2014	2013	2012
Salaries and employee benefits	$101,968	$100,298	$95,977
Data processing fees	4,712	4,174	3,916
Professional fees and services	29,580	27,865	24,267
Net occupancy expense of bank premises	10,006	9,804	9,444
Furniture and equipment expense	11,571	11,249	10,788
Insurance	5,723	5,205	5,780
Marketing	4,371	3,790	3,474
Postage and telephone	5,268	5,790	5,983
Intangible amortization expense	—	337	2,172
State taxes	2,290	3,702	3,786
Loan put provision	—	—	3,299
OREO expense	2,063	2,731	4,011
Amortization of investment in qualified affordable housing projects	7,724	7,014	6,841
Miscellaneous	9,958	6,570	8,230
Total other expense	$195,234	$188,529	$187,968
Full-time equivalent employees	1,801	1,836	1,826

The following table breaks out the change in other expense for the year ended December 31, 2014, compared to the year ended December 31, 2013, and for the year ended December 31, 2013 compared to the year ended December 31, 2012 in each of Park's Ohio-based operations and SEPH.

Table 23 - Other Expense Breakout
	Change from 2013 to 2014			Change from 2012 to 2013
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Salaries and employee benefits	$1,625	$45	$1,670	$6,710	$(2,389)	$4,321
Data processing fees	538	—	538	500	(242)	258
Professional fees and services	598	1,117	1,715	5,027	(1,429)	3,598
Net occupancy expense of bank premises	206	(4)	202	676	(316)	360
Furniture and equipment expense	334	(12)	322	529	(68)	461
Insurance	508	10	518	(433)	(142)	(575)
Marketing	581	—	581	338	(22)	316
Postage and telephone	(521)	(1)	(522)	(57)	(136)	(193)
Intangible amortization expense	(337)	—	(337)	(220)	(1,615)	(1,835)
State taxes	(1,451)	39	(1,412)	(36)	(48)	(84)
Loan put provision	—	—	—	—	(3,299)	(3,299)
OREO expense	(684)	16	(668)	(409)	(871)	(1,280)
Amortization of investment in qualified affordable housing projects	710	—	710	173	—	173
Miscellaneous	5,043	(1,655)	3,388	(2,415)	755	(1,660)
Total other expense	$7,150	$(445)	$6,705	$10,383	$(9,822)	$561

Salaries and employee benefits expense increased $1.7 million, or 1.7%, to $102.0 million in 2014 and increased by $4.3 million, or 4.5%, to $100.3 million in 2013. The increase in 2014 was primarily due to increases of $992,000 in salary expense, $3.4 million in group medical insurance, and $1.2 million in other employee benefits, offset by a $4.1 million decrease in retirement benefit expense. The increase in 2013 was primarily due to increases of $2.6 million in salary expense, $1.5 million in group medical insurance, and $831,000 in retirement benefit expense. Park had 1,801 full-time equivalent employees at year-end 2014, compared to 1,836 full-time equivalent employees at year-end 2013, and 1,826 at year-end 2012.

Professional fees and services increased $1.7 million, or 6.2%, to $29.6 million in 2014, and increased by $3.6 million, or 14.8%, to $27.9 million in 2013. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations.  The increase in professional fees and services expense in each of 2013 and 2014 was primarily due to increases in legal and consulting fees at both PNB and SEPH, although SEPH realized a modest decline in 2013 from the level in 2012.

State taxes decreased by $1.4 million, or 38.1%, to $2.3 million in 2014, compared to $3.7 million in 2013. The decrease was due to the reversal of an accrual previously established for the 2012 and 2013 state tax years which are now concluded.

As part of the transaction between Vision and Centennial, Park agreed to allow Centennial to “put back” up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. The loan put option expired on August 16, 2012, 180 days after the closing of the transaction. In total, Centennial put back 44 loans, totaling approximately $7.5 million. Upon repurchase, Park was required to charge each of the repurchased loans down to its then current fair value. Park recognized $3.3 million of loan put provision expense in 2012 to establish a liability account that was utilized to cover write downs on the 44 loans repurchased from Centennial.

The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, and other miscellaneous expense. The subcategory miscellaneous other expense increased by $3.4 million, or 51.6%, to $10.0 million in 2014, and decreased by $1.7 million, or 20.2%, to $6.6 million in 2013. The $3.4 million increase in 2014 was primarily due to a charitable contribution and a contract termination fee. The $1.7 million decline in 2013 was largely due to the reversal of a

$1.5 million liability for potential credit loss exposure related to certain off-balance sheet arrangements in the Ohio-based operations, which had previously been established in 2012.

Income Taxes: Federal income tax expense was $28.6 million in 2014, compared to $25.1 million in 2013, and $25.7 million in 2012.  Federal income tax expense as a percentage of income before taxes was 25.4% in 2014, 24.6% in 2013, and 24.6% in 2012.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate reflects the permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, low income housing tax credits, bank owned life insurance income, and dividends paid on common shares held within Park’s salary deferral plan. Park's permanent tax differences for 2014 were approximately $10.6 million.

CREDIT EXPERIENCE
(Recovery of) Provision for Loan Losses: The (recovery of) provision for loan losses is the amount added to the allowance for loan losses to ensure the allowance is sufficient to absorb probable, incurred credit losses. The amount of the (recovery of) provision for loan losses is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.

The (recovery of) provision for loan losses for Park was ($7.3) million in 2014, $3.4 million in 2013 and $35.4 million in 2012. Net loan (recoveries) charge-offs were ($2.2) million in 2014, ($516,000) in 2013, and $48.3 million in 2012. Net loan charge-offs for the year ended December 31, 2012 included the charge-off of $12.1 million related to the retained Vision loans to bring the retained Vision loan portfolio to fair value prior to the merger of Vision with and into SEPH on February 16, 2012. The ratio of net loan (recoveries) charge-offs to average loans was (0.05%) in 2014, (0.01%) in 2013, and 1.10% in 2012.

Park's Ohio-based subsidiaries, PNB and GFSC, are the only subsidiaries that carry an ALLL balance. The table below provides additional information on the provision for loan losses and the ALLL for Park’s Ohio-based subsidiaries for 2014, 2013 and 2012.

Table 24 - ALLL Information - Park's Ohio-Based Subsidiaries
(In thousands)	2014	2013	2012
ALLL, beginning balance	$59,468	$55,537	$57,706
Charge-offs:
Ohio-based subsidiaries loans	22,988	16,809	21,786
PNB participations in Vision loans	667	131	3,549
Total charge-offs	23,655	16,940	25,335
Recoveries:
Ohio-based subsidiaries loans	(6,613)	(4,942)	(5,618)
PNB participations in Vision loans	(6,865)	(715)	(10)
Total recoveries	(13,478)	(5,657)	(5,628)
Net charge-offs	10,177	11,283	19,707
Provision for (recovery of) loan losses:
Ohio-based subsidiaries loans	11,259	16,095	14,170
PNB participations in Vision loans	(6,198)	(881)	3,368
Total provision for loan losses	5,061	15,214	17,538
ALLL, ending balance	$54,352	$59,468	$55,537
Average loans, Ohio-based subsidiaries	$4,685,461	$4,467,156	$4,277,355
Total net charge-offs as a percentage of average loans	0.22%	0.25%	0.46%
Total net charge-offs as a percentage of average loans - excluding PNB participations in Vision loans	0.35%	0.25%	0.38%

SEPH, as a non-bank subsidiary of Park, does not carry an ALLL balance, but recognizes a provision for loan losses when a charge-off is taken and recognizes a recovery of loan losses when a recovery is received. The (recovery of) provision for loan losses for SEPH was ($12.4) million for 2014 and ($11.8) million for 2013. The provision for loan losses, including those provisions recorded at Vision prior to the February 16, 2012 merger of Vision with and into SEPH, was $17.9 million in 2012.

The net recoveries in 2014 consisted of charge-offs of $1.1 million and recoveries of $13.5 million, and the net recoveries in 2013 consisted of charge-offs of $2.2 million and recoveries of $14.0 million.

On February 16, 2012, when Vision merged with and into SEPH, the loans which had been retained by Vision were transferred by operation of law at their fair value and no allowance for loan loss has been or will be carried at SEPH. The table below provides additional information regarding charge-offs as a percentage of unpaid principal balance, as of December 31, 2014.

Table 25 - SEPH - Retained Vision Loan Portfolio Charge-offs as a percentage of unpaid principal balance
December 31, 2014 (In thousands)	Unpaid Principal Balance	Charge-Offs	Net Book Balance	Charge-off Percentage
Nonperforming loans - retained by SEPH	$43,901	$20,888	$23,013	47.58%
Performing loans - retained by SEPH	1,035	92	943	8.89%
Total SEPH loan exposure	$44,936	$20,980	$23,956	46.69%

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

At year-end 2014, the allowance for loan losses was $54.4 million, or 1.13% of total loans outstanding, compared to $59.5 million, or 1.29% of total loans outstanding, at year-end 2013, and $55.5 million, or 1.25% of total loans outstanding, at year-end 2012. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2014, 2013 and 2012.

Table 26 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2014	2013	2012
Allowance for loan losses, end of period	$54,352	$59,468	$55,537
Specific reserves	3,660	10,451	8,276
General reserves	$50,692	$49,017	$47,261
Total loans	$4,829,682	$4,620,505	$4,450,322
Impaired commercial loans	73,676	112,304	137,238
Non-impaired loans	$4,756,006	$4,508,201	$4,313,084
Allowance for loan losses as a percentage of year-end loans	1.13%	1.29%	1.25%
General reserves as a percentage of non-impaired loans	1.07%	1.09%	1.10%

General reserves increased $1.7 million, or 3.4%, to $50.7 million at December 31, 2014, compared to $49.0 million at December 31, 2013. The increase in general reserves was primarily due to a $3.9 million increase in general reserves in the consumer loan portfolio, as this portfolio of loans experienced significant growth in 2014. Offsetting the general reserve increase in the consumer loan portfolio was a $2.2 million decline in general reserves in the commercial loan portfolio due to the improving credit trends for Park’s Ohio-based operations (PNB and GFSC) commercial loan portfolio. The following table shows the improving credit trends in Park’s Ohio-based operations commercial loan portfolio.

Table 27 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2014	December 31, 2013	December 31, 2012
Pass rated	$2,360,689	$2,311,914	$2,225,702
Special Mention	15,946	26,361	49,275
Substandard	3,553	2,687	16,843
Impaired	51,323	77,038	89,365
Total	$2,431,511	$2,418,000	$2,381,185
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

Delinquent and accruing loan trends for Park's Ohio-based operations have also improved over the past 24 months. Delinquent and accruing loans were $33.0 million, or 0.69% of total loans at December 31, 2014, compared to $32.0 million, or 0.70% of total loans at December 31, 2013, and $39.6 million, or 0.90% of total loans at December 31, 2012.

Impaired commercial loans for Park's Ohio-based operations were $51.3 million as of December 31, 2014, a reduction from the balances of impaired commercial loans of $77.0 million and $89.4 million at December 31, 2013 and 2012, respectively. The $51.3 million of impaired commercial loans at December 31, 2014 included $3.6 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable, incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

Management believes that the allowance for loan losses at year-end 2014 is adequate to absorb probable, incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “CRITICAL ACCOUNTING POLICIES” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of Park's loan loss experience over the past five years:

Table 28 - Summary of Loan Loss Experience
(In thousands)	2014	2013	2012	2011	2010

Average loans (net of unearned interest)	$4,717,297	$4,514,781	$4,410,661	$4,713,511	$4,642,478
Allowance for loan losses:
Beginning balance	59,468	55,537	68,444	143,575	116,717
Charge-offs:
Commercial, financial
and agricultural	3,779	6,160	26,847	18,350	8,484
Real estate - construction	1,316	1,791	9,985	64,166	23,308
Real estate - residential	3,944	3,207	8,607	20,691	18,401
Real estate - commercial	8,003	1,832	10,454	23,063	7,748
Consumer	7,738	6,163	5,375	7,612	8,373
Leases	—	—	—	—	—
Total charge-offs	$24,780	$19,153	$61,268	$133,882	$66,314
Recoveries:
Commercial, financial
and agricultural	$1,003	$1,314	$1,066	$1,402	$1,237
Real estate - construction	12,572	9,378	2,979	1,463	813
Real estate - residential	2,985	6,000	5,559	1,719	1,429
Real estate - commercial	7,759	726	783	1,825	850
Consumer	2,671	2,249	2,555	2,385	1,763
Leases	7	2	—	4	—
Total recoveries	$26,997	$19,669	$12,942	$8,798	$6,092
Net (recoveries) charge-offs	$(2,217)	$(516)	$48,326	$125,084	$60,222
(Recovery) provision included in earnings	(7,333)	3,415	35,419	63,272	87,080
Transfer of loans at fair value	—	—	—	(219)	—
Allowance for loan losses acquired (transferred) related to Vision	—	—	—	(13,100)	—
Ending balance	$54,352	$59,468	$55,537	$68,444	$143,575
Ratio of net (recoveries) charge-offs to average loans	(0.05)%	(0.01)%	1.10%	2.65%	1.30%
Ratio of allowance for loan losses
to end of year loans	1.13%	1.29%	1.25%	1.59%	3.03%

The following table summarizes Park's allocation of the allowance for loan losses for the past five years:

Table 29 - Allocation of Allowance for Loan Losses
December 31,	2014		2013		2012		2011		2010
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$10,719	17.73%	$14,218	17.87%	$15,635	18.51%	$16,950	17.23%	$11,555	15.59%
Real estate - construction	8,652	3.23%	6,855	3.38%	6,841	3.72%	14,433	5.04%	70,462	8.59%
Real estate - residential	14,772	38.33%	14,251	38.95%	14,759	38.51%	15,692	37.72%	30,259	35.75%
Real estate - commercial	8,808	22.15%	15,899	24.07%	11,736	24.54%	15,539	25.68%	24,369	25.92%
Consumer	11,401	18.49%	8,245	15.66%	6,566	14.65%	5,830	14.28%	6,925	14.09%
Leases	—	0.07%	—	0.07%	—	0.07%	—	0.05%	5	0.06%
Total	$54,352	100.00%	$59,468	100.00%	$55,537	100.00%	$68,444	100.00%	$143,575	100.00%

As of December 31, 2014, Park had no significant concentrations of loans to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

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

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing and OREO for the last five years:

Table 30 - Park - Nonperforming Assets
	December 31,
(In thousands)	2014	2013	2012	2011	2010
Nonaccrual loans	$100,393	$135,216	$155,536	$195,106	$289,268
Accruing TDRs	16,254	18,747	29,800	28,607	—
Loans past due 90 days or more and accruing	2,641	1,677	2,970	3,489	3,590
Total nonperforming loans	$119,288	$155,640	$188,306	$227,202	$292,858
OREO – PNB	10,687	11,412	14,715	13,240	8,385
OREO – Vision	—	—	—	—	33,324
OREO – SEPH	11,918	23,224	21,003	29,032	—
Total nonperforming assets	$141,893	$190,276	$224,024	$269,474	$334,567
Percentage of nonperforming loans to total loans	2.47%	3.37%	4.23%	5.26%	6.19%
Percentage of nonperforming assets to total loans	2.94%	4.12%	5.03%	6.24%	7.07%
Percentage of nonperforming assets to total assets	2.03%	2.87%	3.37%	3.86%	4.59%

SEPH and Vision nonperforming assets for the last five years were as follows:

Table 31 - SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2014	2013	2012	2011	2010
Nonaccrual loans	$22,916	$36,108	$55,292	$98,993	$171,453
Accruing TDRs	97	—	—	2,265	—
Loans past due 90 days or more and accruing	—	—	—	122	364
Total nonperforming loans	$23,013	$36,108	$55,292	$101,380	$171,817
OREO - SEPH	11,918	23,224	21,003	29,032	—
OREO - Vision	—	—	—	—	33,324
Total nonperforming assets	$34,931	$59,332	$76,295	$130,412	$205,141
Percentage of nonperforming loans to total loans	N.M.	N.M.	N.M.	N.M.	26.82%
Percentage of nonperforming assets to total loans	N.M.	N.M.	N.M.	N.M.	32.02%
Percentage of nonperforming assets to total assets	N.M.	N.M.	N.M.	N.M.	25.90%
 N.M.- Not meaningful

 Nonperforming assets for Park, excluding SEPH/Vision, for the last five years were as follows:

Table 32 - Park excluding SEPH/Vision - Nonperforming Assets
	December 31,
(In thousands)	2014	2013	2012	2011	2010
Nonaccrual loans	$77,477	$99,108	$100,244	$96,113	$117,815
Accruing TDRs	16,157	18,747	29,800	26,342	-
Loans past due 90 days or more and accruing	2,641	1,677	2,970	3,367	3,226
Total nonperforming loans	$96,275	$119,532	$133,014	$125,822	$121,041
OREO – PNB	10,687	11,412	14,715	13,240	8,385
Total nonperforming assets	$106,962	$130,944	$147,729	$139,062	$129,426
Percentage of nonperforming loans to total loans	2.00%	2.61%	3.03%	3.00%	2.96%
Percentage of nonperforming assets to total loans	2.23%	2.86%	3.36%	3.32%	3.16%
Percentage of nonperforming assets to total assets	1.55%	2.00%	2.26%	2.21%	1.99%

Park had $19.5 million of commercial loans included on the watch list at December 31, 2014, compared to $29.0 million of commercial loans at year-end 2013 and $68.3 million of commercial loans at year-end 2012. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) certain real estate construction loans; and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total commercial loans, Park’s watch list of potential problem commercial loans was 0.8% in 2014, 1.2% in 2013, and 2.8% in 2012. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding a borrower’s ability to comply with payment terms for watch list loans.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2014, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

When determining the quarterly and annual loan loss provision, Park reviews the grades of commercial loans.  These loans are graded from 1 to 8.  A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss.  Commercial loans that are pass-rated are considered to be of acceptable credit risk.  Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans.  Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans.  Generally, commercial loans that are graded a 6 are considered for partial charge-off or have been charged down to the net realizable value of the underlying collateral.  Commercial loans that are graded a 7 (doubtful) are shown as nonperforming and Park charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve.  Any commercial loan graded an 8 (loss) is completely charged off.

As of December 31, 2014, management had taken partial charge-offs of approximately $32.5 million related to the $73.7 million of commercial loans considered to be impaired, compared to charge-offs of approximately $63.3 million related to the $112.3 million of impaired commercial loans at December 31, 2013.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2014, including those impaired commercial loans at PNB, PNB participations in impaired Vision loans and those impaired Vision commercial loans retained at SEPH.

Table 33 - Park Impaired Commercial Loans
December 31, 2014
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB	$48,399	$5,435	$42,964	$3,660	$39,304	81.21%
PNB Participations in Vision loans	$15,054	$6,695	$8,359	$—	$8,359	55.53%
SEPH	42,703	20,350	22,353	—	22,353	52.35%
Total Park	$106,156	$32,480	$73,676	$3,660	$70,016	65.96%

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loans, resulting in a higher probability that Park will suffer a loss on the loans unless the weakness is corrected. Park’s annualized 72-month loss experience, defined as charge-offs plus changes in specific reserves, within the commercial loan portfolio has been 0.60% of the principal balance of these loans.  This annualized 72-month loss experience includes only the performance of the PNB loan portfolio and excludes the impact of PNB participations in Vision loans. The allowance for loan losses related to performing commercial loans was $29.3 million or 1.23% of the outstanding principal balance of other accruing commercial loans at December 31, 2014.

The overall reserve of 1.23% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.18%; special mention commercial loans are reserved at 5.83%; and substandard commercial loans are reserved at 10.60%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 72-month loss experience of 0.60% are due to the following factors which management reviews on a quarterly or annual basis:

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

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.  Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass to nonaccrual.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio.  These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment.

Generally, consumer loans are not individually graded.  Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio.  The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 72 months.  Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.).  At December 31, 2014, the coverage level within the consumer portfolio was approximately 1.98 years.

The judgmental increases discussed above incorporate management’s evaluation of the impact of environmental qualitative factors which pose additional risks and assignment of a component of the allowance for loan losses in consideration of these factors.  Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; and levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans and charge-offs and recoveries.  The determination of this component of the allowance for loan losses requires considerable management judgment.  Management is working to address weaknesses in those loans that may result in future loss.  Actual loss experience may be more or less than the amount allocated.

CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing our liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents increased by $90.7 million during 2014 to $237.7 million at year-end. Cash provided by operating activities was $122.7 million in 2014, $145.8 million in 2013, and $138.8 million in 2012. Net income was the primary source of cash from operating activities during each year.

Cash used in investing activities was $280.6 million in 2014, $137.1 million in 2013 and $228.3 million in 2012. Investment security transactions are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash.  Net security transactions used cash of $29.7 million in 2014, provided cash of $96.9 million in 2013, and provided cash of $122.3 million in 2012.  Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio.  Cash used by the net increase in the loan portfolio was $ 234.0 million in 2014, $212.3 million in 2013, and $186.7 million in 2012.

Cash provided by financing activities was $248.5 million in 2014, cash used in financing activities was $62.9 million in 2013, and cash provided by financing activities was $133.4 million in 2012. A major source of cash for financing activities is the net change in deposits.  Deposits increased and provided $338.0 million of cash in 2014, $74.0 million of cash in 2013 and $250.9 million of cash in 2012. Of the $338.0 million deposit increase in 2014, $200 million was related to the settlement of brokered deposits in September 2014. Another major source of cash for financing activities is short-term borrowings and long-term debt.  In 2014, net short-term borrowings increased and provided $35.0 million in cash, and net long-term borrowings decreased and used $64.2 million in cash. In 2013, net short-term borrowings decreased and used $102.1 million in cash, and net long-term borrowings increased and provided $24.0 million in cash. In 2012, net short-term borrowings increased and provided $80.6 million in cash, and net long-term borrowings decreased and used $65.1 million in cash. Additionally, in 2012, cash declined by $100.0 million from the repurchase of the Series A Preferred Shares and $2.8 million from the repurchase of the Warrant, both from the U.S. Treasury.  Finally, cash declined by $57.9 million in 2014 and 2013, and $60.2 million in 2012, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale.  In the opinion of Park's management, the present funding sources provide more than adequate liquidity for Park to meet our cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2014:

Table 34 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$87,326	$103,929	$214,806	$165,405	$927,387	$1,498,853
Money market instruments	104,188	—	—	—	—	104,188
Loans (1)	1,226,840	1,167,698	1,518,430	640,904	275,810	4,829,682
Total interest earning assets	1,418,354	1,271,627	1,733,236	806,309	1,203,197	6,432,723
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$584,271	$—	$537,808	$—	$—	$1,122,079
Savings accounts (2)	398,755	—	926,690	—	—	1,325,445
Time deposits	344,236	480,146	398,757	186,270	502	1,409,911
Other	—	1,269	—	—	—	1,269
Total deposits	1,327,262	481,415	1,863,255	186,270	502	3,858,704
Short-term borrowings	276,980	—	—	—	—	276,980
Long-term debt	23,503	21,449	365,106	200,383	176,161	786,602
Subordinated notes	15,000	—	30,000	—	—	45,000
Total interest bearing liabilities	1,642,745	502,864	2,258,361	386,653	176,663	4,967,286
Interest rate sensitivity gap	(224,391)	768,763	(525,125)	419,656	1,026,534	1,465,437
Cumulative rate sensitivity gap	(224,391)	544,372	19,247	438,903	1,465,437
Cumulative gap as a
percentage of total
interest earning assets	(3.49)%	8.46%	0.30%	6.82%	22.78%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $100.4 million are included within the three to twelve month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 52% of interest bearing transaction accounts and 30% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one-year cumulative gap would change from a positive 8.46% to a negative 14.30%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2014, the cumulative interest earning assets maturing or repricing within twelve months were $2,690 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,146 million.  For the twelve-month cumulative gap position, rate sensitive assets exceeded rate sensitive liabilities by $544 million or 8.46% of interest earning assets.

A positive twelve-month cumulative rate sensitivity gap (assets exceed liabilities) would suggest that Park’s net interest margin would increase if interest rates were to increase.  Conversely, a negative twelve-month cumulative rate sensitivity gap would suggest that Park’s net interest margin would decrease if interest rates were to increase. However, the usefulness of the interest rate sensitivity gap analysis as a forecasting tool in projecting net interest income is limited.  The gap analysis does not consider the magnitude, timing or frequency by which assets or liabilities will reprice during a period and also contains assumptions as to the repricing of transaction and savings accounts that may not prove to be correct.

The cumulative twelve-month interest rate sensitivity gap position at year-end 2013 was a positive $367 million or 6.05% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 41.8% at year-end 2014, compared to 41.5% at year-end 2013.  The percentage of interest bearing liabilities maturing or repricing within one year was 43.2% at year-end 2014, compared to 45.4% at year-end 2013.

Management supplements the interest rate sensitivity gap analysis with periodic simulations of balance sheet sensitivity under various interest rate and what-if scenarios to better forecast and manage the net interest margin.  Park’s management uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates.  This model is based on actual cash flows and repricing characteristics for balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities.  This model also includes management’s projections for activity levels of various balance sheet instruments and non-interest fee income and operating expense.  Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into this earnings simulation model.  These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income and net income.  Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.  At December 31, 2014, the earnings simulation model projected that net income would increase by 1.3% using a rising interest rate scenario and decrease by 7.1% using a declining interest rate scenario over the next year.   At December 31, 2013, the earnings simulation model projected that net income would decrease by 1.4% using a rising interest rate scenario and decrease by 10.3% using a declining interest rate scenario over the following year.  At December 31, 2012, the earnings simulation model projected that net income would increase by 1.1% using a rising interest rate scenario and decrease by 6.6% using a declining interest rate scenario over the following year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.55% in 2014, 3.61% in 2013 and 3.83% in 2012.  A major goal of Park’s asset/liability committee is to maintain a relatively stable net interest margin regardless of the level of interest rates.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations.  Such obligations include the funding of operations through debt issuances as well as leases for premises.  The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2014.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 35 - Contractual Obligations
December 31, 2014	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	11	$3,718,088	$—	$—	$—	$3,718,088
Certificates of deposit	11	823,230	399,886	186,293	502	1,409,911
Short-term borrowings	12	276,980	—	—	—	276,980
Long-term debt	13	51,000	377,000	200,382	176,161	804,543
Subordinated notes	14	—	—	—	45,000	45,000
Operating leases	10	1,143	1,314	815	252	3,524
Defined benefit pension plan	16	6,282	13,138	14,880	46,850	81,150
Purchase obligations		3,884	—	—	—	3,884
Total contractual obligations		$4,880,607	$791,338	$402,370	$268,765	$6,343,080

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of our customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2014, the Corporation had $885.1 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $12.5 million of standby letters of credit. At December 31, 2013, the Corporation had $821.8 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $20.6 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2014. See Note 21 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2014.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2014, the Corporation’s total shareholders’ equity was $698.6 million, compared to $651.7 million at December 31, 2013.  Total shareholders’ equity at December 31, 2014 was 9.98% of total assets, compared to 9.82% of total assets at December 31, 2013.

Tangible shareholders’ equity [total shareholders’ equity ($698.6 million) less goodwill and other intangible assets ($72.3 million)] was $626.3 million at December 31, 2014 and was $579.4 million at December 31, 2013.  At December 31, 2014, tangible shareholders’ equity was 9.04% of total tangible assets [total assets ($7,003 million) less goodwill and other intangible assets ($72.3 million)], compared to 8.82% at December 31, 2013.

Net income was $84.1 million in 2014, $77.2 million in 2013 and $78.6 million in 2012.

Preferred share dividends paid as a result of Park’s participation in the CPP were $1.6 million in 2012. Accretion of the discount on the Series A Preferred Shares was $1,854,000 in 2012. As mentioned previously, Park repurchased the Series A Preferred Shares on April 25, 2012.  Income available to common shareholders is net income less the preferred share dividends and accretion.  Income available to common shareholders was $84.1 million in 2014, $77.2 million in 2013, and $75.2 million in 2012.

Cash dividends declared for common shares were $57.9 million in each of 2014, 2013, and 2012.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2014, 2013 and 2012.

Park repurchased 29,700 common shares for treasury in 2014, repurchased 10,550 common shares for treasury in 2013, and did not purchase any treasury shares during 2012. Common shares held in treasury had a balance of $77.4 million at December 31, 2014, $76.1 million at December 31, 2013, and $76.4 million at December 31, 2012. During 2014, the value of common shares held in treasury was reduced by $1.0 million as a result of the issuance of an aggregate of 10,200 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $2.4 million due to the repurchase of 29,700 common shares for treasury. During 2013, the value of common shares held in treasury was reduced by $1.1 million as a result of the issuance of an aggregate of 10,550 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $0.8 million due to the repurchase of 10,550 common shares held in treasury. During 2012, the value of common shares held in treasury was reduced by $632,000 as a result of the issuance of an aggregate of 6,120 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions).

Park did not issue any new common shares, that it had not already held as treasury shares, in any of 2014, 2013 or 2012. Common shares had a balance of $303.1 million at December 31, 2014, and $302.7 million at each of December 31, 2013 and 2012.

Accumulated other comprehensive loss (net) was $13.6 million at December 31, 2014, compared to $35.4 million at December 31, 2013, and $17.5 million at December 31, 2012.  During the 2012 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a loss of $3.1 million and Park did not realize any after-tax gains, resulting in an unrealized gain on securities available for sale of $9.6 million at December 31, 2012. During the 2013 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a loss of $39.4 million and Park did not realize any after-tax gains, resulting in an unrealized loss on securities available for sale of $29.8 million at December 31, 2013. During the 2014 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a gain of $31.1 million. In addition, Park recognized other comprehensive gain of $0.6 million in 2012 due to the mark-to-market of a cash flow hedge at December 31, 2012. Finally, Park recognized other comprehensive loss of $9.3 million, net of tax, related to the change in pension plan assets and benefit obligations in 2014, compared to a gain of $21.5 million, net of tax, in 2013, and a loss of $6.2 million, net of tax, in 2012.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies.  Park’s accumulated other comprehensive income (loss) is not included in computing regulatory capital.  The minimum leverage capital ratio (defined as shareholders’ equity less intangible assets divided by tangible assets) at December 31, 2014 was 4%. Park’s leverage capital ratio was 9.25% at December 31, 2014 and exceeded the minimum capital required by $371 million.  The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) at December 31, 2014 was 4%.  Park’s Tier 1 risk-based capital ratio was 13.39% at December 31, 2014 and exceeded the minimum capital required by $459 million.  The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) at December 31, 2014 was 8%.  Park’s total risk-based capital ratio was 15.14% at December 31, 2014 and exceeded the minimum capital required by $349 million.

PNB, the only financial institution subsidiary of Park, met the well capitalized ratio guidelines at December 31, 2014.  See Note 24 of the Notes to Consolidated Financial Statements for the capital ratios for Park and PNB.

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

Management believes the most significant impact on financial results is the Corporation's ability to align our asset/liability management program to react to changes in interest rates.

SELECTED FINANCIAL DATA

Table 36 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2014	2013	2012	2011	2010
Results of Operations:
Interest income	$265,143	$262,947	$285,735	$331,880	$345,517
Interest expense	40,099	41,922	50,420	58,646	71,473
Net interest income	225,044	221,025	235,315	273,234	274,044
(Recovery of) provision for loan losses	(7,333)	3,415	35,419	63,272	87,080
Net interest income after (recovery of) provision for loan losses	232,377	217,610	199,896	209,962	186,964
Gain on sale of the Vision business (1)	—	—	22,167	—	—
Non-interest income	75,549	73,277	70,236	94,910	74,880
Non-interest expense	195,234	188,529	187,968	188,317	187,107
Net income	84,090	77,227	78,630	82,140	58,101
Net income available to common shareholders	84,090	77,227	75,205	76,284	52,294
Per common share:
Net income per common share - basic	$5.46	$5.01	$4.88	$4.95	$3.45
Net income per common share - diluted	5.46	5.01	4.88	4.95	3.45
Cash dividends declared	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$4,717,297	$4,514,781	$4,410,661	$4,713,511	$4,642,478
Investment securities	1,432,692	1,377,887	1,613,131	1,848,880	1,746,356
Money market instruments and other	204,874	272,851	166,319	78,593	93,009
Total earning assets	6,354,863	6,165,519	6,190,111	6,640,984	6,481,843
Non-interest bearing deposits	1,196,625	1,117,379	1,048,796	999,085	907,514
Interest bearing deposits	3,820,928	3,742,361	3,786,601	4,193,404	4,274,501
Total deposits	5,017,553	4,859,740	4,835,397	5,192,489	5,182,015
Short-term borrowings	$263,270	$253,123	$258,661	$297,537	$300,939
Long-term debt	867,615	870,538	907,704	881,921	725,356
Shareholders' equity	682,455	645,533	689,732	743,873	746,510
Common shareholders' equity	682,455	645,533	658,855	646,169	649,637
Total assets	6,895,308	6,702,973	6,766,806	7,206,171	7,042,705

Ratios:
Return on average assets (x)	1.22%	1.15%	1.11%	1.06%	0.74%
Return on average common equity (x)	12.32%	11.96%	11.41%	11.81%	8.05%
Net interest margin (2)	3.55%	3.61%	3.83%	4.14%	4.26%
Efficiency ratio (2)	64.77%	63.78%	57.07%	55.18%	55.18%
Dividend payout ratio (3)	68.91%	75.04%	73.68%	70.50%	109.14%
Average shareholders' equity to average total assets	9.90%	9.63%	10.19%	10.32%	10.60%
Leverage capital	9.25%	9.48%	9.17%	9.81%	9.54%
Tier 1 capital	13.39%	13.27%	13.12%	14.15%	13.24%
Risk-based capital	15.14%	15.91%	15.77%	16.65%	15.71%
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(2) Computed on a fully taxable equivalent basis.
(3) Cash dividends paid divided by net income.
(x) Reported measure uses net income available to common shareholders.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2014 and 2013.

Table 37 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2014:
Interest income	$64,342	$66,363	$66,622	$67,816
Interest expense	9,862	9,802	9,913	10,522
Net interest income	54,480	56,561	56,709	57,294
(Recovery of) provision for loan losses	(2,225)	(1,260)	4,501	(8,349)
Income before income taxes	25,655	29,296	24,701	33,040
Net income	19,619	21,827	18,303	24,341
Per common share data:
Net income per common share - basic	1.27	1.42	1.19	1.58
Net income per common share - diluted	1.27	1.42	1.19	1.58
Weighted-average common shares outstanding - basic	15,401,105	15,392,435	15,392,421	15,393,924
Weighted-average common shares equivalent - diluted	15,414,897	15,412,167	15,413,664	15,414,433
2013:
Interest income	$66,192	$65,279	$65,410	$66,066
Interest expense	10,739	10,567	10,450	10,166
Net interest income	55,453	54,712	54,960	55,900
Provision for (recovery of) loan losses	329	673	2,498	(85)
Income before income taxes	27,831	26,767	25,143	22,617
Net income	20,710	20,034	19,029	17,454
Per common share data:
Net income per common share - basic	1.34	1.30	1.23	1.13
Net income per common share - diluted	1.34	1.30	1.23	1.13
Weighted-average common shares outstanding - basic	15,411,990	15,411,981	15,411,972	15,413,517
Weighted-average common shares equivalent - diluted	15,411,990	15,411,981	15,411,972	15,413,517

The Corporation's common shares (symbol: PRK) are traded on NYSE MKT LLC.  At December 31, 2014, the Corporation had 3,922 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common shares for each quarterly period for the years ended December 31, 2014 and 2013, as reported by NYSE MKT LLC.

Table 38 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2014:
First Quarter	$86.78	$75.06	$76.89	$0.94
Second Quarter	83.32	70.51	77.20	0.94
Third Quarter	79.77	72.87	75.42	0.94
Fourth Quarter	89.84	74.00	88.48	0.94
2013:
First Quarter	$70.31	$64.79	$69.79	$0.94
Second Quarter	72.00	66.00	68.79	0.94
Third Quarter	81.49	68.89	79.08	0.94
Fourth Quarter	86.00	76.53	85.07	0.94

PERFORMANCE GRAPH
Table 39 compares the total return performance for Park common shares with the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2009 to December 31, 2014.  The NYSE MKT Composite Index is a market capitalization-weighted index of the stocks listed on NYSE MKT.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select Market to be within our peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank and thrift stocks researched by SNL Financial.

The NYSE MKT Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 39 – Total Return Performance
	Period Ending
Index	12/31/09	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14
Park National Corporation	100.00	131.05	124.99	131.31	181.78	198.55
NYSE MKT Composite	100.00	125.60	133.49	142.32	151.80	157.50
NASDAQ Bank Stocks	100.00	114.16	102.17	121.26	171.86	180.31
SNL Financial Bank and Thrift	100.00	111.64	86.81	116.57	159.61	178.18

The total return for Park’s common shares has outperformed the total return of the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period indicated in Table 39.  The annual compound total return on Park’s common shares for the past five years was a positive 14.7%.  By comparison, the annual compound total returns for the past five years on the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index were a positive 9.5%, a positive 12.5% and a positive 12.2%, respectively.

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

With the participation of our Chairman of the Board, our Chief Executive Officer and President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2014, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) 1992 Internal Control-Integrated Framework.

Based on our assessment under the criteria described in the preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting as of December 31, 2014.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2014 and 2013 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2014, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder	/s/ David L. Trautman	/s/ Brady T. Burt
C. Daniel DeLawder	David L. Trautman	Brady T. Burt
Chairman of the Board	Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 24, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2014 and 2013 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2014, based on criteria established in the 1992 Internal Control – Integrated
Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on criteria established in the 1992 Internal Control –
Integrated Framework issued by the COSO.

Crowe Horwath LLP
Columbus, Ohio
February 24, 2015

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2014 and 2013

(In thousands, except share and per share data)	2014	2013

Assets
Cash and due from banks	$133,511	$129,078
Money market instruments	104,188	17,952
Cash and cash equivalents	237,699	147,030

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,299,980 and $1,222,143 at December 31, 2014 and 2013, respectively)	1,301,915	1,176,266
Securities held-to-maturity, at amortized cost (fair value of $143,490 and $187,402 at December 31, 2014 and 2013, respectively)	140,562	182,061
Other investment securities	58,311	65,907
Total investment securities	1,500,788	1,424,234

Total loans	4,829,682	4,620,505
Allowance for loan losses	(54,352)	(59,468)
Net loans	4,775,330	4,561,037

Other assets:
Bank owned life insurance	171,928	169,284
Goodwill	72,334	72,334
Premises and equipment, net	55,479	55,278
Accrued interest receivable	17,677	18,335
Other real estate owned	22,605	34,636
Mortgage loan servicing rights	8,613	9,013
Other	140,803	147,166
Total other assets	489,439	506,046

Total assets	$7,003,256	$6,638,347

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2014 and 2013

(In thousands, except share and per share data)	2014	2013

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	1,269,296	1,193,553
Interest bearing	3,858,704	3,596,441
Total deposits	5,128,000	4,789,994

Short-term borrowings	276,980	242,029
Long-term debt	786,602	810,541
Subordinated notes	45,000	80,250
Total borrowings	1,108,582	1,132,820

Other liabilities:
Accrued interest payable	2,551	2,901
Other	65,525	60,885
Total other liabilities	68,076	63,786

Total liabilities	6,304,658	5,986,600

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 shares authorized; no shares outstanding at December 31, 2014 and 2013)	—	—
Common shares, no par value (20,000,000 shares authorized; 16,150,888 and 16,150,941 shares issued at December 31, 2014 and 2013, respectively)	303,104	302,651
Accumulated other comprehensive loss, net	(13,608)	(35,419)
Retained earnings	486,541	460,643
Less: Treasury shares (758,489 and 738,989 shares at December 31, 2014 and 2013, respectively)	(77,439)	(76,128)
Total shareholders’ equity	698,598	651,747
Total liabilities and shareholders’ equity	7,003,256	6,638,347

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2014, 2013 and 2012

(In thousands, except per share data)	2014	2013	2012

Interest and dividend income:
Interest and fees on loans	$227,644	$225,538	$234,638
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	36,981	36,686	50,549
Obligations of states and political subdivisions	3	45	140
Other interest income	515	678	408
Total interest and dividend income	265,143	262,947	285,735

Interest expense:
Interest on deposits:
Demand and savings deposits	1,677	1,773	2,483
Time deposits	9,323	11,235	15,921
Interest on short-term borrowings	517	544	678
Interest on long-term debt	28,582	28,370	31,338
Total interest expense	40,099	41,922	50,420
Net interest income	225,044	221,025	235,315

(Recovery of) provision for loan losses	(7,333)	3,415	35,419
Net interest income after (recovery of) provision for loan losses	232,377	217,610	199,896

Other income:
Income from fiduciary activities	19,150	17,133	15,947
Service charges on deposit accounts	15,423	16,316	16,704
Other service income	10,459	12,913	13,631
Checkcard fee income	13,570	12,955	12,541
Bank owned life insurance income	4,861	5,041	4,754
ATM fees	2,467	2,632	2,359
Gain on sale of OREO, net	5,503	3,110	4,414
OREO devaluations	(2,406)	(3,180)	(6,872)
Gain on sale of loans held for sale	1,867	—	—
Gain on sale of Vision Bank business	—	—	22,167
Loss on sale of investment securities	(1,158)	—	—
Miscellaneous	5,813	6,357	6,758
Total other income	$75,549	$73,277	$92,403

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2014, 2013 and 2012

(In thousands, except per share data)	2014	2013	2012

Other expense:
Salaries and employee benefits	$101,968	$100,298	$95,977
Data processing fees	4,712	4,174	3,916
Professional fees and services	29,580	27,865	24,267
Net occupancy expense of bank premises	10,006	9,804	9,444
Amortization of intangibles	—	337	2,172
Furniture and equipment expense	11,571	11,249	10,788
Insurance	5,723	5,205	5,780
Marketing	4,371	3,790	3,474
Postage and telephone	5,268	5,790	5,983
State taxes	2,290	3,702	3,786
Loan put provision	—	—	3,299
OREO expense	2,063	2,731	4,011
Amortization of investment in qualified affordable housing projects	7,724	7,014	6,841
Miscellaneous	9,958	6,570	8,230
Total other expense	195,234	188,529	187,968

Income before income taxes	112,692	102,358	104,331

Federal income taxes	28,602	25,131	25,701

Net income	$84,090	$77,227	$78,630

Preferred share dividends and accretion	—	—	3,425

Income available to common shareholders	$84,090	$77,227	$75,205

Earnings per common share:
Basic	$5.46	$5.01	$4.88
Diluted	$5.46	$5.01	$4.88

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2014, 2013 and 2012

(In thousands)	2014	2013	2012

Net income	$84,090	$77,227	$78,630

Other comprehensive income (loss), net of tax:
Defined benefit pension plan:
Amortization of net loss and prior service costs, net of income taxes of $7, $953 and $605 for the years ended December 31, 2014, 2013, and 2012, respectively	12	1,770	1,123
Unrealized net actuarial (loss) gain, net of income taxes of ($4,997), $10,643 and ($3,933) for the years ended December 31, 2014, 2013, and 2012, respectively.	(9,279)	19,766	(7,303)
Change in funded status of pension plan, net of income taxes	(9,267)	21,536	(6,180)

Unrealized net holding gain on cash flow hedge, net of income taxes of $296 for the year ended December 31, 2012	—	—	550

Securities available-for-sale:
Net loss realized on sale of securities, net of income taxes of $405 for the year ended December 31, 2014	753	—	—
Other than temporary impairment realized on securities, net of income taxes of $6 and $19 for the years ended December 31, 2013 and 2012, respectively	—	11	35
Change in unrealized securities holding gain (loss), net of income taxes of $16,329, ($21,242) and ($1,664) for the years ended December 31, 2014, 2013, and 2012, respectively	30,325	(39,448)	(3,092)
Unrealized net holding (loss) on securities available-for-sale, net of income taxes	31,078	(39,437)	(3,057)

Other comprehensive income (loss)	$21,811	$(17,901)	$(8,687)

Comprehensive income	$105,901	$59,326	$69,943

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2014, 2013 and 2012

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2012	100,000	$98,146	15,405,912	$305,499	$424,557	$(77,007)	$(8,831)	$742,364
Net income					78,630			78,630
Other comprehensive loss, net of tax							(8,687)	(8,687)
Cash dividends, $3.76 per share					(57,932)			(57,932)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(2)				(2)
Common share warrants redeemed				(2,843)				(2,843)
Preferred shares redeemed	(100,000)	(100,000)						(100,000)
Accretion of discount on preferred shares		1,854			(1,854)			—
Preferred share dividends					(1,571)			(1,571)
Treasury shares reissued for director grants			6,120		(225)	632		407
Balance, December 31, 2012	—	$—	15,411,998	$302,654	$441,605	$(76,375)	$(17,518)	$650,366
Net income					77,227			77,227
Other comprehensive loss, net of tax							(17,901)	(17,901)
Cash dividends, $3.76 per share					(57,949)			(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(46)	(3)				(3)
Treasury shares repurchased			(10,550)			(843)		(843)
Treasury shares reissued for director grants			10,550		(240)	1,090		850
Balance, December 31, 2013	—	$—	15,411,952	$302,651	$460,643	$(76,128)	$(35,419)	$651,747
Net income					84,090			84,090
Other comprehensive income, net of tax							21,811	21,811
Cash dividends, $3.76 per share					(57,949)			(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(53)	(5)				(5)
Share based compensation expense				458				458
Treasury shares repurchased			(29,700)			(2,355)		(2,355)
Treasury shares reissued for director grants			10,200		(243)	1,044		801
Balance, December 31, 2014	—	$—	15,392,399	$303,104	$486,541	$(77,439)	$(13,608)	$698,598

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2014, 2013 and 2012

(In thousands)	2014	2013	2012

Operating activities:
Net income	$84,090	$77,227	$78,630
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for loan losses	(7,333)	3,415	35,419
Loan put provision	—	—	3,299
Amortization of loan fees and costs, net	4,160	3,611	2,119
Provision for depreciation	7,243	7,315	6,954
Other than temporary impairment on investment securities	—	17	54
Amortization of intangible assets	—	337	2,172
Accretion of investment securities	(213)	(33)	(239)
Amortization of prepayment penalty on long-term debt	5,031	4,835	—
Deferred income tax	1,563	(2,456)	12,717
Realized net investment security losses	1,158	—	—
Share-based compensation expense	1,259	850	407
Loan originations to be sold in secondary market	(136,125)	(317,534)	(442,890)
Proceeds from sale of loans in secondary market	135,209	345,704	434,489
Gain on sale of loans in secondary market	(2,682)	(4,093)	(5,807)
Proceeds from sale of loans held for sale	20,966	—	—
Gain on sale of loans held for sale	(1,867)	—	—
OREO devaluations	2,406	3,180	6,872
Gain on sale of OREO, net	(5,503)	(3,110)	(4,414)
Proceeds from the sale of OREO	27,798	23,043	26,988
Bank owned life insurance income	(4,861)	(5,041)	(4,754)
Changes in assets and liabilities:
(Increase) Decrease in other assets	(23,200)	6,818	(14,171)
Decrease in other liabilities	13,629	1,676	954
Net cash provided by operating activities	122,728	145,761	138,799

Investing activities:
Proceeds from redemption of Federal Home Loan Bank stock	8,946	—	—
Proceeds from sales of securities	173,123	75,000	—
Proceeds from calls and maturities of securities:
Held-to-maturity	41,436	219,329	681,513
Available-for-sale	99,092	385,259	666,431
Purchase of securities:
Held-to-maturity	—	—	(262,679)
Available-for-sale	(350,934)	(582,728)	(964,704)
Net (increase) decrease in other investments	(1,350)	—	1,697
Net loan originations, portfolio loans	(234,017)	(212,311)	(186,740)
Sales of assets/liabilities related to Vision Bank	—	—	(144,436)
Investment in qualified affordable housing projects	(9,417)	(8,222)	(9,964)

(In thousands)	2014	2013	2012

Purchases of bank owned life insurance, net	—	(4,600)	(2,500)
Purchases of premises and equipment, net	(7,444)	(8,842)	(6,964)
Net cash used in investing activities	(280,565)	(137,115)	(228,346)

Financing activities
Net increase in deposits	338,006	73,962	250,918
Net increase (decrease) in short-term borrowings	34,951	(102,139)	80,574
Proceeds from issuance of subordinated notes	—	—	30,000
Proceeds from long-term debt	125,000	75,000	300,000
Repayment of subordinated notes	(35,250)	—	(25,000)
Repayment of long-term debt	(153,970)	(50,952)	(340,129)
Cash payment for repurchase of common share warrant from U.S. Treasury	—	—	(2,843)
Repurchase of preferred shares from U.S. Treasury	—	—	(100,000)
Repurchase of treasury shares	(2,355)	(843)	—
Cash dividends paid	(57,876)	(57,949)	(60,154)
Net cash provided by (used in) financing activities	248,506	(62,921)	133,366
Increase (decrease) in cash and cash equivalents	90,669	(54,275)	43,819

Cash and cash equivalents at beginning of year	147,030	201,305	157,486
Cash and cash equivalents at end of year	$237,699	$147,030	$201,305

Cash paid for:
Interest	$40,449	$42,481	$51,877

Income taxes	$27,810	$20,000	$7,000

Non cash items:
Loans transferred to OREO	$12,780	$22,144	$23,634

Loans transferred to held for sale	$21,985	$—	$—

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

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $40.3 million at December 31, 2014 and $48.0 million at December 31, 2013. No other compensating balance arrangements were in existence at December 31, 2014.

Investment Securities
Investment securities are classified upon acquisition into one of three categories: held-to-maturity (HTM), available-for-sale (AFS), or trading (see Note 6 of these Notes to Consolidated Financial Statements).

HTM securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. AFS securities are those securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. AFS securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income, net of applicable taxes. The Corporation did not hold any trading securities during any period presented.

AFS and HTM securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not that Park will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in the value of equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in the value of debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

Interest income from investment securities includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.

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

Loans Held for Sale
Generally, loans held for sale are carried at the lower of cost or fair value. Park has elected the fair value option for mortgage loans held for sale, which are carried at their fair value.

Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives. The fair values of these mortgage derivatives are estimated based on changes in mortgage interest rates from the date the interest rate on the loan is locked. The Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into, in order to hedge the change in interest rates resulting from its commitments to fund the loans. Changes in the fair values of these derivatives are included in net gains on sale of loans.

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

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Accrued interest on these loans is considered a loss, unless the loan is well-secured and in the process of collection. Commercial loans placed on nonaccrual status are considered impaired (see Note 7 of these Notes to Consolidated Financial Statements). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when cash is actually received. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans, HELOCs, and consumer loans secured by residential real estate are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

The delinquency status of a loan is based on contractual terms and not on how recently payments have been received. Loans may be removed from nonaccrual status when loan payments have been received to cure the delinquency status, the borrower has demonstrated the ability to maintain current payment status in accordance with the loan agreement and the loan is deemed to be well-secured by management.

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial businesses, financing for equipment, inventories and accounts receivable, acquisition financing and commercial leasing. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications

Notes to Consolidated Financial Statements

in the 28 Ohio counties where PNB operates. The primary industries represented by these customers include manufacturing, retail trade, health care and other services.

Commercial real estate: Commercial real estate (“CRE”) loans include mortgage loans to developers and owners of commercial real estate. The lending policy for CRE loans is designed to address the unique risk attributes of CRE lending. The collateral for these CRE loans is the underlying commercial real estate.

Construction real estate: The Company defines construction loans as both commercial construction loans and residential construction loans where the loan proceeds are used exclusively for the improvement of real estate as to which the Company holds a mortgage. Construction loans may be in the form of a permanent loan or short-term construction loan, depending on the needs of the individual borrower. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. If the estimate of construction cost proves to be inaccurate, the PNB division making the loan may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value proves inaccurate, the PNB division may be confronted, at or prior to the maturity of the loan, with a project having a value insufficient to assure full repayment, should the borrower default. In the event that a default on a construction loan occurs and foreclosure follows, the PNB division must take control of the project and attempt to either arrange for completion of construction or dispose of the unfinished project. Additional risk exists with respect to loans made to developers who do not have a buyer for the property, as the developer may lack funds to pay the loan if the property is not sold upon completion. PNB and its divisions attempt to reduce such risks on loans to developers by requiring personal guarantees and reviewing current personal financial statements and tax returns as well as other projects undertaken by the developer.

Residential real estate: The Company defines residential real estate loans as first mortgages on individuals’ primary residences or second mortgages of individuals’ primary residences in the form of HELOCs or installment loans. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment, an established credit record and an appraised value of the real estate securing the loan.

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

In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2014, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2009 through 2014 within the individual segments of the commercial and consumer loan categories. Management believes the 72-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates consistent with current expectations based on current economic conditions. The loss factor applied to Park’s consumer portfolio as of December 31, 2014 was based on the historical loss experience over the past 72 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.98 years of historical loss. The consumer loan portfolio loss coverage ratio was 1.68 years at December 31, 2013. The loss factor applied to Park’s commercial portfolio as of December 31, 2014 was based on the historical loss experience over the past 72 months, plus

Notes to Consolidated Financial Statements

additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial portfolio to approximately 2.28 years of historical loss at December 31, 2014. The commercial loan portfolio loss coverage ratio was 2.42 years at December 31, 2013. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

GAAP requires a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in credit scores; and (4) consideration of global cash flows of financially sound guarantors that have previously supported loan payments. The recorded investment is the carrying balance of the loan, plus accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, the observable market price of the loan, or the fair value of the collateral. If a loan is considered to be collateral dependent, the fair value of collateral, less estimated selling costs, is used to measure impairment.

Troubled Debt Restructuring (TDRs)
Management classifies loans as TDRs when a borrower is experiencing financial difficulty and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. TDRs are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.

Income Recognition
Income earned by the Corporation and its subsidiaries is recognized on the accrual basis of accounting, except for nonaccrual loans as previously discussed, and late charges on loans which are recognized as income when they are collected.

Premises and Equipment
Land is carried at cost and is not subject to depreciation. Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the remaining lease period or the estimated useful lives of the improvements. Upon the sale or other disposal of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements that extend the useful life of an asset are capitalized. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be recoverable.

The range of depreciable lives over which premises and equipment are being depreciated are:

Buildings	30 Years
Equipment, furniture and fixtures	3 to 12 Years
Leasehold improvements	1 to 10 Years

Notes to Consolidated Financial Statements

Other Real Estate Owned (OREO)
OREO is initially recorded at fair value less anticipated selling costs (net realizable value), establishing a new cost basis, and consists of property acquired through foreclosure and real estate held for sale. If the net realizable value is below the carrying value of the loan at the date of transfer, the difference is charged to the allowance for loan losses. These assets are subsequently accounted for at the lower of cost or fair value less costs to sell. Subsequent changes in the value of real estate are classified as OREO valuation adjustments, are reported as adjustments to the carrying amount of OREO and are recorded within “Other income”. In certain circumstances where management believes the devaluation may not be permanent in nature, Park utilizes a valuation allowance to record OREO devaluations, which is also expensed through “Other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to "Other expense".

Mortgage Servicing Rights (MSR)
When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at an amount not to exceed fair value with the income statement effect recorded in "Other service income." Capitalized servicing rights are amortized in proportion to and over the period of the estimated future servicing income of the underlying loan and is included within “Other service income”.

Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates and expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogeneous pools of like categories. (See Note 22 of these Notes to Consolidated Financial Statements.)

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

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2014, the goodwill remaining on Park's Consolidated Balance Sheet consisted entirely of goodwill at PNB. (See Note 25 of these Notes to Consolidated Financial Statements for operating segment results.)

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

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2014, the Company determined that goodwill for Park’s national bank subsidiary (PNB) was not impaired. There have been no subsequent circumstances or events triggering an additional evaluation.

Consolidated Statement of Cash Flows
Cash and cash equivalents include cash and cash items, amounts due from banks and money market instruments. Generally, money market instruments are purchased and sold for one-day periods.

Notes to Consolidated Financial Statements

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

Share-Based Compensation
Compensation cost is recognized for restricted stock units and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. The market price of Park’s common shares at the date of grant is used to estimate the fair value of restricted stock units and stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period. (See Note 15 of these Notes to Consolidated Financial Statements.)

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

Notes to Consolidated Financial Statements

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

Fair Value Measurement
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 23 of these Notes to Consolidated Financial Statements. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

Operating Segments
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, The Park National Bank ("PNB") (headquartered in Newark, Ohio), SE Property Holdings, LLC ("SEPH"), and Guardian Financial Services Company ("GFSC").

2. Adoption of New Accounting Pronouncements
ASU 2013-11- Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists: The ASU requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. However, if a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The amendments are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The adoption of this guidance effective January 1, 2014 did not have an impact on Park's consolidated statements.

ASU 2014-01- Investments—Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force): In January 2014, FASB issued Accounting Standards Update 2014-01, Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force). The ASU permits reporting entities to

Notes to Consolidated Financial Statements

make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. Additionally, a reporting entity should disclose information that enables users of its financial statement to understand the nature of its investments in qualified affordable housing projects, and the effect of the measurement of its investments in qualified affordable housing projects and the related tax credits on its financial position and results of operations. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on Park's consolidated financial statements, but may impact the presentation of Park's investments in qualified affordable housing projects. Finally, the adoption of this guidance will require additional disclosures.

ASU 2014-04 - Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force): In January 2014, FASB issued Accounting Standards Update 2014-04, Receivables—Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). The ASU clarifies when an in substance repossession or foreclosure occurs and a creditor is considered to have received physical possession of real estate property collateralizing a consumer mortgage loan. Specifically, the new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. Additional disclosures are required detailing the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgages collateralized by real estate property that are in the process of foreclosure. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance will not have a material impact on Park's consolidated financial statements, but will result in additional disclosures.

ASU 2014-09 - Revenue from Contracts with Customers (Topic 606): In May 2014, FASB issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption is not permitted. Management is currently evaluating the impact of the adoption of this guidance on Park's consolidated financial statements.

ASU 2014-11 - Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures: In June 2014, FASB issued Accounting Standards Update 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this ASU change the accounting for repurchase-to-maturity transactions and linked repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The accounting changes are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, with all other disclosure requirements required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The adoption of this guidance will not have a material impact on Park's consolidated financial statements, but will result in additional disclosures.

Notes to Consolidated Financial Statements

3. Organization
Park National Corporation is a financial holding company headquartered in Newark, Ohio. Through its national bank subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio. PNB operates through eleven banking divisions with the Park National Bank Division headquartered in Newark, Ohio, the Fairfield National Bank Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Bank Division headquartered in Mount Vernon, Ohio, the Farmers Bank Division headquartered in Loudonville, Ohio, the Security National Bank Division headquartered in Springfield, Ohio, the Unity National Bank Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Bank Division headquartered in Zanesville, Ohio, the United Bank, N.A. Division headquartered in Bucyrus, Ohio and the Second National Bank Division headquartered in Greenville, Ohio. A wholly-owned subsidiary of Park, Guardian Financial Services Company ("GFSC") is a consumer finance company located in Central Ohio.

Through February 16, 2012, Park operated a second banking subsidiary, Vision Bank ("Vision"), which was engaged in a general commercial banking business, primarily in Baldwin County, Alabama and the panhandle of Florida. Vision operated through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. Promptly following the sale of the Vision business to Centennial, Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. The Florida Corporation merged with and into a wholly-owned, non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale. SEPH also holds OREO that had previously been transferred to SEPH from Vision. SEPH's assets consist primarily of performing and nonperforming loans and OREO. This segment represents a run off portfolio of the legacy Vision assets.

All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. Vision, with its two banking divisions, through February 16, 2012, provided the services mentioned above. See Note 25 of these Notes to Consolidated Financial Statements for financial information on the Corporation’s operating segments.

4. Sale of Vision Bank Business
On February 16, 2012, Park and its wholly-owned subsidiary, Vision, completed their sale of substantially all of the performing loans, operating assets and liabilities associated with Vision to Centennial Bank (“Centennial”), an Arkansas state-chartered bank which is a wholly-owned subsidiary of Home BancShares, Inc. (“Home”), an Arkansas corporation, as contemplated by the previously announced Purchase and Assumption Agreement by and between Park, Vision, Home and Centennial, dated as of November 16, 2011, as amended by the First Amendment to Purchase and Assumption Agreement, dated as of January 25, 2012, and the Second Amendment to Purchase and Assumption Agreement, dated as of April 30, 2012 (collectively, the "Vision Purchase Agreement") for a purchase price of $27.9 million.

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

As part of the transaction between Vision and Centennial, Park agreed to allow Centennial to “put back” up to $7.5 million aggregate principal amount of loans, which were originally included within the loans sold in the transaction. The loan put option expired on August 16, 2012, 180 days after the closing of the transaction, which was February 16, 2012. Prior to August 16, 2012, Centennial notified Park of Centennial's intent to put back approximately $7.5 million aggregate principal amount of

Notes to Consolidated Financial Statements

loans. During 2012, Centennial put back 44 loans, totaling approximately $7.5 million. These 44 loans were recorded on the books at a fair value of $4.2 million. The difference of $3.3 million was written off against the loan put liability that had previously been established in the first half of 2012.

5. Goodwill
The following table reflects the activity in goodwill and other intangible assets for the years ended December 31, 2014, 2013 and 2012.

(In thousands)	Goodwill	Core Deposit Intangibles	Total
January 1, 2012	$72,334	$2,509	$74,843
Amortization	—	(2,172)	(2,172)
December 31, 2012	$72,334	$337	$72,671
Amortization	—	(337)	(337)
December 31, 2013	$72,334	$—	$72,334
Amortization	—	—	—
December 31, 2014	$72,334	$—	$72,334

The core deposit intangibles were amortized to expense principally on the straight-line method, over a period of six years. The amortization period for the core deposit intangibles related to Vision Bank was accelerated in the first quarter of 2012 due to the pending sale of the Vision Bank business to Centennial Bank. Core deposit intangibles were fully amortized at December 31, 2013, and thus there was no amortization expense in 2014. Core deposit intangible amortization expense was $337,000 in 2013 and $2.2 million in 2012.

6. Investment Securities
The amortized cost and fair value of investment securities are shown in the following table. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment. During 2014, there were no investment securities deemed to be other-than-temporarily impaired. During 2013 and 2012, Park recognized other-than-temporary impairment charges of $17,000 and $54,000, respectively, related to an equity investment in a financial institution.

Investment securities at December 31, 2014 and December 31, 2013 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2014:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$546,886	$11	$8,833	$538,064
U.S. Government sponsored entities’ asset-backed securities	751,974	13,421	4,242	761,153
Other equity securities	1,120	1,578	—	2,698
Total	$1,299,980	$15,010	$13,075	$1,301,915
2014:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$140,562	$3,088	$160	$143,490
Total	$140,562	$3,088	$160	$143,490

Notes to Consolidated Financial Statements

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2013:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$570,632	$—	$45,496	$525,136
U.S. Government sponsored entities’ asset-backed securities	650,391	8,070	9,990	648,471
Other equity securities	1,120	1,539	—	2,659
Total	$1,222,143	$9,609	$55,486	$1,176,266
2013:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$240	$1	$—	$241
U.S. Government sponsored entities’ asset-backed securities	181,821	5,382	42	187,161
Total	$182,061	$5,383	$42	$187,402

Park’s U.S. Government sponsored entities' asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2014, the amortized cost of Park’s available-for-sale mortgage-backed securities was $387.1 million and there were no held-to-maturity mortgage-backed securities within Park's investment portfolio. At December 31, 2014, the amortized cost of Park's available-for-sale and held-to-maturity CMOs was $364.9 million and $140.6 million, respectively.

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2014 and December 31, 2013:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2014:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$119,913	$87	$388,140	$8,746	$508,053	$8,833
U.S. Government sponsored entities' asset-backed securities	73,276	136	170,430	4,106	243,706	4,242
Total	$193,189	$223	$558,570	$12,852	$751,759	$13,075
2014:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$8,032	$148	$2,714	$12	$10,746	$160

Notes to Consolidated Financial Statements

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2013:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$377,626	$29,256	$147,510	$16,240	$525,136	45,496
U.S. Government sponsored entities' asset-backed securities	404,035	8,917	21,572	1,073	425,607	9,990
Total	$781,661	$38,173	$169,082	$17,313	$950,743	$55,486
2013:
Securities Held-to-Maturity
U.S. Government sponsored entities' asset-backed securities	$5,781	$42	$—	$—	$5,781	$42

Management does not believe any individual unrealized loss as of December 31, 2014 or 2013 represented an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB and the FRB. These restricted stock investments are carried at their redemption value. Park owned $50.1 million and $59.0 million of FHLB stock and $8.2 million and $6.9 million of FRB stock at December 31, 2014 and December 31, 2013, respectively.

During 2014, the FHLB elected to redeem 89,460 shares of FHLB stock for $8.9 million. There was no gain or loss resulting from this transaction. Additionally, during 2014, Park purchased 27,000 shares of FRB stock in order to maintain required stock levels. The FRB stock was purchased for a $1.4 million subscription price.

The amortized cost and estimated fair value of investments in debt securities at December 31, 2014, are shown in the following table by contractual maturity or the expected call date, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Weighted Average Yield
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due one through five years	30,000	30,011	2.10%
Due five through ten years	516,886	508,053	2.35%
Total	$546,886	$538,064	2.34%

U.S. Government sponsored entities’ asset-backed securities	$751,974	$761,153	2.36%

Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$140,562	$143,490	3.58%

Approximately $546.9 million of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 5 to 8 years. Of the $546.9 million reported at December 31, 2014, $30.0 million were expected to be called and are shown in the table at their expected call date.

Notes to Consolidated Financial Statements

Investment securities having an amortized cost of $1,205 million and $1,321 million at December 31, 2014 and 2013, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements, to secure repurchase agreements sold and as collateral for FHLB advance borrowings.

At December 31, 2014, $513 million was pledged for government and trust department deposits, $664 million was pledged to secure repurchase agreements and $28 million was pledged as collateral for FHLB advance borrowings. At December 31, 2013, $639 million was pledged for government and trust department deposits, $648 million was pledged to secure repurchase agreements and $34 million was pledged as collateral for FHLB advance borrowings.

At December 31, 2014, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2014, Park sold investment securities with a book value of $187,000 at a gain of $22,000. Additionally, Park sold investment securities with a book value of $174.1 million at a loss of $1.2 million. During 2013, Park sold $75.0 million of securities at book value for no gain. During 2012, Park had no sales of investment securities.

7. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2014 and December 31, 2013 was as follows:

	12/31/2014			12/31/2013
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$856,535	$3,218	$859,753	$825,432	$3,079	$828,511
Commercial real estate *	1,069,637	3,546	1,073,183	1,112,273	3,765	1,116,038
Construction real estate:
SEPH commercial land and development *	2,195	—	2,195	5,846	2	5,848
Remaining commercial	115,139	300	115,439	110,842	263	111,105
Mortgage	31,148	72	31,220	31,882	96	31,978
Installment	7,322	23	7,345	7,546	26	7,572
Residential real estate:
Commercial	417,612	1,038	418,650	407,387	904	408,291
Mortgage	1,189,709	1,548	1,191,257	1,144,754	1,559	1,146,313
HELOC	216,915	803	217,718	213,565	870	214,435
Installment	27,139	97	27,236	33,841	132	33,973
Consumer	893,160	2,967	896,127	723,733	2,775	726,508
Leases	3,171	17	3,188	3,404	23	3,427
Total loans	$4,829,682	$13,629	$4,843,311	$4,620,505	$13,494	$4,633,999
* Included within commercial, financial and agricultural loans, commercial real estate loans, and SEPH commercial land and development loans were an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $9.4 million at December 31, 2014 and $7.3 million at December 31, 2013, which represented a net deferred income position in both years.

Overdrawn deposit accounts of $2.3 million and $3.3 million have been reclassified to loans at December 31, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing troubled debt restructurings, and loans past due 90 days or more and still accruing by class of loan as of December 31, 2014 and December 31, 2013:

	12/31/2014
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$18,826	$297	$229	$19,352
Commercial real estate	19,299	2,690	—	21,989
Construction real estate:
SEPH commercial land and development	2,078	—	—	2,078
Remaining commercial	5,558	51	—	5,609
Mortgage	59	94	9	162
Installment	115	125	—	240
Residential real estate:
Commercial	24,336	594	—	24,930
Mortgage	21,869	10,349	1,329	33,547
HELOC	1,879	630	9	2,518
Installment	1,743	779	—	2,522
Consumer	4,631	723	1,133	6,487
Total loans	$100,393	$16,332	$2,709	$119,434

	12/31/2013
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$20,633	$107	$80	$20,820
Commercial real estate	39,588	2,234	2	41,824
Construction real estate:
SEPH commercial land and development	4,777	—	—	4,777
Remaining commercial	10,476	306	—	10,782
Mortgage	87	97	—	184
Installment	39	192	—	231
Residential real estate:
Commercial	32,495	913	—	33,408
Mortgage	20,564	11,708	549	32,821
HELOC	2,129	751	—	2,880
Installment	965	885	80	1,930
Consumer	3,463	1,616	1,016	6,095
Total loans	$135,216	$18,809	$1,727	$155,752

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing troubled debt restructured loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2014 and December 31, 2013.

	12/31/2014			12/31/2013
(In thousands)	Nonaccrual and accruing troubled debt restructurings	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing troubled debt restructurings	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$19,123	$19,106	$17	$20,740	$20,727	$13
Commercial real estate	21,989	21,989	—	41,822	41,822	—
Construction real estate:
SEPH commercial land and development	2,078	2,078	—	4,777	4,777	—
Remaining commercial	5,609	5,609	—	10,782	10,782	—
Mortgage	153	—	153	184	—	184
Installment	240	—	240	231	—	231
Residential real estate:
Commercial	24,930	24,930	—	33,408	33,408	—
Mortgage	32,218	—	32,218	32,272	—	32,272
HELOC	2,509	—	2,509	2,880	—	2,880
Installment	2,522	—	2,522	1,850	—	1,850
Consumer	5,354	—	5,354	5,079	799	4,280
Total loans	$116,725	$73,712	$43,013	$154,025	$112,315	$41,710

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2014 and December 31, 2013.

	12/31/2014			12/31/2013
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$30,601	$17,883	$—	$22,429	$12,885	$—
Commercial real estate	27,923	20,696	—	56,870	34,149	—
Construction real estate:
SEPH commercial land and development	11,026	2,078	—	23,722	4,777	—
Remaining commercial	1,427	391	—	8,429	6,872	—
Residential real estate:
Commercial	25,822	23,352	—	36,709	31,461	—
Consumer	—	—	—	799	799	—
With an allowance recorded
Commercial, financial and agricultural	1,251	1,223	981	12,616	7,842	3,268
Commercial real estate	1,310	1,293	262	7,966	7,673	5,496
Construction real estate:
Remaining commercial	5,218	5,218	1,812	3,909	3,910	1,132
Residential real estate:
Commercial	1,578	1,578	605	2,129	1,947	555
Consumer	—	—	—	—	—	—
Total	$106,156	$73,712	$3,660	$175,578	$112,315	$10,451

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2014 and December 31, 2013, there were $32.4 million and $58.1 million, respectively, of partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $45,000 and $5.2 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2014 and 2013, of $3.7 million and $10.5 million, respectively. These loans with specific reserves had a recorded investment of $9.3 million and $21.4 million as of December 31, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

Interest income on loans individually evaluated for impairment is recognized on a cash basis only when Park expects to receive the entire recorded investment of the loan. The following tables present the average recorded investment and interest income recognized subsequent to impairment on loans individually evaluated for impairment as of and for the years ended December 31, 2014, 2013, and 2012:

		Year ended December 31, 2014
(In thousands)	Recorded Investment as of December 31, 2014	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$19,106	$19,518	$360
Commercial real estate	21,989	31,945	1,027
Construction real estate:
SEPH commercial land and development	2,078	3,658	146
Remaining commercial	5,609	8,784	61
Residential real estate:
Commercial	24,930	28,306	1,084
Consumer	—	403	—
Total	$73,712	$92,614	$2,678

		Year ended December 31, 2013
(In thousands)	Recorded Investment as of December 31, 2013	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,727	$20,523	$412
Commercial real estate	41,822	41,426	1,151
Construction real estate:
SEPH commercial land and development	4,777	8,723	—
Remaining commercial	10,782	17,829	616
Residential real estate:
Commercial	33,408	34,972	461
Consumer	799	616	—
Total	$112,315	$124,089	$2,640

Notes to Consolidated Financial Statements

		Year ended December 31, 2012
(In thousands)	Recorded Investment as of December 31, 2012	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$22,587	$35,305	$529
Commercial real estate	44,278	44,541	968
Construction real estate:
SEPH commercial land and development	13,260	17,277	—
Remaining commercial	21,574	27,774	818
Residential real estate:
Commercial	35,622	39,248	497
Consumer	18	19	1
Total	$137,339	$164,164	$2,813

The following tables present the aging of the recorded investment in past due loans as of December 31, 2014 and December 31, 2013 by class of loan.

	12/31/2014
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment
Commercial, financial and agricultural	$6,482	$7,508	$13,990	$845,763	$859,753
Commercial real estate	808	8,288	9,096	1,064,087	1,073,183
Construction real estate:
SEPH commercial land and development	—	2,068	2,068	127	2,195
Remaining commercial	166	77	243	115,196	115,439
Mortgage	39	68	107	31,113	31,220
Installment	21	25	46	7,299	7,345
Residential real estate:
Commercial	250	19,592	19,842	398,808	418,650
Mortgage	11,146	10,637	21,783	1,169,474	1,191,257
HELOC	262	387	649	217,069	217,718
Installment	596	464	1,060	26,176	27,236
Consumer	11,304	3,818	15,122	881,005	896,127
Leases	—	—	—	3,188	3,188
Total loans	$31,074	$52,932	$84,006	$4,759,305	$4,843,311
* Includes $2.7 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Notes to Consolidated Financial Statements

	12/31/2013
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment

Commercial, financial and agricultural	$1,233	$13,275	$14,508	$814,003	$828,511
Commercial real estate	2,168	18,274	20,442	1,095,596	1,116,038
Construction real estate:
SEPH commercial land and development	—	4,242	4,242	1,606	5,848
Remaining commercial	—	3,463	3,463	107,642	111,105
Mortgage	264	75	339	31,639	31,978
Installment	207	14	221	7,351	7,572
Residential real estate:
Commercial	900	5,659	6,559	401,732	408,291
Mortgage	13,633	11,829	25,462	1,120,851	1,146,313
HELOC	571	402	973	213,462	214,435
Installment	696	436	1,132	32,841	33,973
Consumer	12,143	3,941	16,084	710,424	726,508
Leases	—	—	—	3,427	3,427
Total loans	$31,815	$61,610	$93,425	$4,540,574	$4,633,999
* Includes $1.7 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2014 and 2013 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans on a scale from 1 to 8. Credit grades are continuously monitored by the responsible loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that require management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date. Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or the value of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Park will sustain some loss if the deficiencies are not corrected. Commercial loans that are graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2014 and December 31, 2013 for all commercial loans:

	12/31/2014
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$1,874	$1,201	$19,123	$837,555	$859,753
Commercial real estate*	8,448	1,712	21,989	1,041,034	1,073,183
Construction real estate:
SEPH commercial land and development*	—	—	2,078	117	2,195
Remaining commercial	3,349	57	5,609	106,424	115,439
Residential real estate:
Commercial	2,581	598	24,930	390,541	418,650
Leases	—	—	—	3,188	3,188
Total Commercial Loans	$16,252	$3,568	$73,729	$2,378,859	$2,472,408
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

Troubled Debt Restructuring (TDRs)
Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession to the borrower as part of a modification or in the loan renewal process. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed in accordance with the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. Certain loans which were modified during the years ended December 31, 2014 and December 31, 2013 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not contain a concessionary interest rate or other concessionary terms, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower has complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply with

Notes to Consolidated Financial Statements

the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the years ended December 31, 2014 and 2013, Park removed the TDR classification on $2.5 million and $7.7 million, respectively, of loans that met the requirements discussed above.

At December 31, 2014 and 2013, there were $47.5 million and $76.3 million, respectively, of TDRs included in the nonaccrual loan totals. At December 31, 2014 and 2013, $15.7 million and $50.6 million of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2014 and 2013, there were $16.3 million and $18.8 million, respectively, of TDRs included in accruing loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future.

At December 31, 2014 and 2013, Park had commitments to lend $1.4 million and $4.0 million, respectively, of additional funds to borrowers whose outstanding loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2014 and 2013 was $2.4 million and $7.5 million, respectively. Modifications made in 2013 and 2014 were largely the result of renewals, extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $0.7 million were recorded during the year ended December 31, 2014, as a result of TDRs identified in the 2014 year. Additional specific reserves of $1.1 million were recorded during the year ended December 31, 2013 as a result of TDRs identified in the 2013 year.

The terms of certain other loans were modified during the years ended December 31, 2014 and 2013 that did not meet the definition of a TDR. Modified/renewed substandard commercial loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2014 and 2013 of $987,000 and $878,000, respectively. The renewal/modification of these loans: (1) involved a renewal/modification of the terms of a loan to a borrower who was not experiencing financial difficulties, (2) resulted in a delay in a payment that was considered to be insignificant, or (3) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Modified consumer loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2014 and 2013 of $19.9 million and $24.2 million, respectively. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

Notes to Consolidated Financial Statements

The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2014 and 2013 as well as the recorded investment of these contracts at December 31, 2014 and 2013. The recorded investment pre- and post-modification is generally the same due to the fact that Park does not typically provide for forgiveness of principal.

	Year ended December 31, 2014
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	30	$292	$431	$723
Commercial real estate	11	1,184	1,254	2,438
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	—	206	206
Mortgage	—	—	—	—
Installment	2	—	56	56
Residential real estate:
Commercial	9	—	866	866
Mortgage	46	32	2,325	2,357
HELOC	10	85	241	326
Installment	10	109	12	121
Consumer	330	244	1,058	1,302
Total loans	450	$1,946	$6,449	$8,395

	Year ended December 31, 2013
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	34	$7	$1,334	$1,341
Commercial real estate	22	—	8,563	8,563
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	3	—	98	98
Mortgage	—	—	—	—
Installment	4	26	25	51
Residential real estate:
Commercial	15	—	2,552	2,552
Mortgage	62	1,967	2,278	4,245
HELOC	16	175	—	175
Installment	13	113	179	292
Consumer	327	805	345	1,150
Total loans	496	$3,093	$15,374	$18,467

Of those loans which were modified and determined to be a TDR during the year ended December 31, 2014, $0.7 million were on nonaccrual status as of December 31, 2013. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2013, $5.5 million were on nonaccrual status as of December 31, 2012.

Notes to Consolidated Financial Statements

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2014 and December 31, 2013. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2014		Year ended December 31, 2013
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	4	$206	11	$771
Commercial real estate	1	302	11	2,839
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	—	—	—	—
Mortgage	—	—	—	—
Installment	—	—	1	10
Residential real estate:
Commercial	1	3	4	1,683
Mortgage	14	810	26	1,533
HELOC	2	160	—	—
Installment	2	12	5	72
Consumer	62	516	74	471
Leases	—	—	—	—
Total loans	86	$2,009	$132	$7,379

Of the $2.0 million in modified TDRs which defaulted during the year ended December 31, 2014, $314,000 were accruing loans and $1.7 million were nonaccrual loans. Of the $7.4 million in modified TDRs which defaulted during the year ended December 31, 2013, $397,000 were accruing loans and $7.0 million were nonaccrual loans.

Management transfers a loan to OREO at the time that Park takes deed/title of the asset. At December 31, 2014 and 2013, Park had $22.6 million and $34.6 million, respectively, of OREO.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2014 and 2013, credit exposure aggregating approximately $45.7 million and $49.7 million, respectively, was outstanding to such parties. Of this total exposure, approximately $36.0 million and $37.7 million were outstanding at December 31, 2014 and 2013, respectively, with the remaining balance representing available credit. During 2014, new loans and advances on existing loans were made to these executive officers, directors and related entities totaling $6.0 million and $6.4 million, respectively. These extensions of credit were offset by payments of $14.1 million. During 2013, new loans and advances on existing loans were $547,000 and $11.9 million, respectively. These extensions of credit were offset by payments of $10.0 million.

8. Allowance for Loan Losses
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
Management updates historical losses annually in the fourth quarter, or more frequently as deemed appropriate.

With the inclusion of 2013 net charge-off information, management concluded that it was no longer appropriate to calculate the historical loss average with an even allocation across the five-year period. Rather than apply a 20% allocation to each year in the calculation of the historical annualized loss factor, management determined that it was appropriate to more heavily weight those years with higher losses in the historical loss calculation, given the continued uncertainty in the current economic

Notes to Consolidated Financial Statements

environment. Specifically, rather than applying equal percentages to each year in the historical loss calculation, management applied more weight to the 2009 through 2011 period compared to the 2012 and 2013 periods.

With the inclusion of 2014 net charge-off information in the fourth quarter of 2014, management extended the historical loss period to six years. Due to the same factors that management considered in 2013, management applied more weight to the 2009 through 2011 periods compared to the 2012 through 2014 periods.

The activity in the allowance for loan losses for the years ended December 31, 2014, 2013, and 2012 is summarized in the following tables.

	Year ended December 31, 2014
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$14,218	$15,899	$6,855	$14,251	$8,245	$—	$59,468
Charge-offs	3,779	8,003	1,316	3,944	7,738	—	24,780
Recoveries	(1,003)	(7,759)	(12,572)	(2,985)	(2,671)	(7)	(26,997)
Net charge-offs (recoveries)	2,776	244	(11,256)	959	5,067	(7)	(2,217)
(Recovery) Provision	$(723)	(6,847)	(9,459)	1,480	8,223	(7)	(7,333)
Ending balance	$10,719	$8,808	$8,652	$14,772	$11,401	—	$54,352

	Year ended December 31, 2013
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$15,635	$11,736	$6,841	$14,759	$6,566	$—	$55,537
Charge-offs	6,160	1,832	1,791	3,207	6,163	—	19,153
Recoveries	(1,314)	(726)	(9,378)	(6,000)	(2,249)	(2)	(19,669)
Net charge-offs (recoveries)	4,846	1,106	(7,587)	(2,793)	3,914	(2)	(516)
Provision (Recovery)	3,429	5,269	(7,573)	(3,301)	5,593	(2)	3,415
Ending balance	$14,218	$15,899	$6,855	$14,251	$8,245	—	$59,468

	Year ended December 31, 2012
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$16,950	$15,539	$14,433	$15,692	$5,830	$—	$68,444
Charge-offs	26,847	10,454	9,985	8,607	5,375	—	61,268
Recoveries	(1,066)	(783)	(2,979)	(5,559)	(2,555)	—	(12,942)
Net charge-offs	25,781	9,671	7,006	3,048	2,820	—	48,326
Provision (Recovery)	24,466	5,868	(586)	2,115	3,556	—	35,419
Ending balance	$15,635	$11,736	$6,841	$14,759	$6,566	—	$55,537

Notes to Consolidated Financial Statements

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2014 and 2013, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2014 and 2013, which are evaluated for impairment in accordance with GAAP (see Note 1 of these Notes to Consolidated Financial Statements).

The composition of the allowance for loan losses at December 31, 2014 and 2013 was as follows:

	December 31, 2014
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$981	$262	$1,812	$605	$—	$—	$3,660
Collectively evaluated for impairment	9,738	8,546	6,840	14,167	11,401	—	50,692
Total ending allowance balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352
Loan Balance:
Loans individually evaluated for impairment	$19,103	$21,978	$7,690	$24,905	$—	$—	$73,676
Loans collectively evaluated for impairment	837,432	1,047,659	148,114	1,826,470	893,160	3,171	4,756,006
Total ending loan balance	$856,535	$1,069,637	$155,804	$1,851,375	$893,160	$3,171	$4,829,682
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	5.14%	1.19%	23.56%	2.43%	—%	—%	4.97%
Loans collectively evaluated for impairment	1.16%	0.82%	4.62%	0.78%	1.28%	—%	1.07%
Total	1.25%	0.82%	5.55%	0.80%	1.28%	—%	1.13%
Recorded Investment:
Loans individually evaluated for impairment	$19,106	$21,989	$7,687	$24,930	$—	$—	$73,712
Loans collectively evaluated for impairment	840,647	1,051,194	148,512	1,829,931	896,127	3,188	4,769,599
Total ending recorded investment	$859,753	$1,073,183	$156,199	$1,854,861	$896,127	$3,188	$4,843,311

Notes to Consolidated Financial Statements

	December 31, 2013
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$3,268	$5,496	$1,132	$555	$—	$—	$10,451
Collectively evaluated for impairment	10,950	10,403	5,723	13,696	8,245	—	49,017
Total ending allowance balance	$14,218	$15,899	$6,855	$14,251	$8,245	$—	$59,468
Loan Balance:
Loans individually evaluated for impairment	$20,724	$41,816	$15,559	$33,406	$799	$—	$112,304
Loans collectively evaluated for impairment	804,708	1,070,457	140,557	1,766,141	722,934	3,404	4,508,201
Total ending loan balance	$825,432	$1,112,273	$156,116	$1,799,547	$723,733	$3,404	$4,620,505
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	15.77%	13.14%	7.28%	1.66%	—%	—%	9.31%
Loans collectively evaluated for impairment	1.36%	0.97%	4.07%	0.78%	1.14%	—%	1.09%
Total	1.72%	1.43%	4.39%	0.79%	1.14%	—%	1.29%
Recorded Investment:
Loans individually evaluated for impairment	$20,727	$41,822	$15,559	$33,408	$799	$—	$112,315
Loans collectively evaluated for impairment	807,784	1,074,216	140,944	1,769,604	725,709	3,427	4,521,684
Total recorded investment	$828,511	$1,116,038	$156,503	$1,803,012	$726,508	$3,427	$4,633,999

9. Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $5.3 million and $1.7 million at December 31, 2014 and 2013, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 7 and Note 8. The contractual balance was $5.2 million and $1.6 million at December 31, 2014 and 2013, respectively. The gain expected upon sale was $80,000 and $28,000 at December 31, 2014 and 2013, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2014 or 2013.

During 2014, Park transferred certain commercial loans held for investment, with a book balance of $22.0 million, to the loans held for sale portfolio, and subsequently completed the sale of these commercial loans held for sale, recognizing a net gain on sale of $1.9 million.

Notes to Consolidated Financial Statements

10. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2014	2013
Land	$17,836	$17,657
Buildings	71,002	70,183
Equipment, furniture and fixtures	42,139	36,937
Leasehold improvements	3,439	3,903
Total	$134,416	$128,680
Less accumulated depreciation	(78,937)	(73,402)
Premises and equipment, net	$55,479	$55,278

Depreciation expense amounted to $7.2 million, $7.3 million and $7.0 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2015	1,143
2016	755
2017	559
2018	448
2019	367
Thereafter	252
Total	$3,524

Rent expense for Park was $1.7 million, $1.8 million and $1.9 million, for the years ended December 31, 2014, 2013 and 2012, respectively.

11. Deposits
At December 31, 2014 and 2013, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2014	2013
Non-interest bearing	$1,269,296	$1,193,553
Interest bearing	3,858,704	3,596,441
Total	$5,128,000	$4,789,994

At December 31, 2014, the maturities of time deposits were as follows:

(In thousands)
2015	$823,230
2016	254,565
2017	145,321
2018	42,160
2019	144,133
After 5 years	502
Total	$1,409,911

Notes to Consolidated Financial Statements

 At December 31, 2014 and 2013, respectively, Park had approximately $21.9 million and $18.4 million of deposits received from executive officers, directors and their related entities.

Maturities of time deposits over $100,000 and $250,000 as of December 31, 2014 were:

December 31 (In thousands)	Over $100,000	Over $250,000
3 months or less	$210,386	$18,927
Over 3 months through 6 months	93,168	11,954
Over 6 months through 12 months	132,344	10,470
Over 12 months	323,295	223,892
Total	$759,193	$265,243

12. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2014	2013
Securities sold under agreements to repurchase and federal funds purchased	$276,980	$242,029
FHLB advances	—	—
Total short-term borrowings	$276,980	$242,029

The outstanding balances for all short-term borrowings as of December 31, 2014 and 2013 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements and Federal Funds Purchased	FHLB Advances
2014
Ending balance	$276,980	$—
Highest month-end balance	307,025	—
Average daily balance	262,709	561
Weighted-average interest rate:
As of year-end	0.18%	—%
Paid during the year	0.19%	0.10%
2013
Ending balance	$242,029	$—
Highest month-end balance	280,863	—
Average daily balance	251,868	1,255
Weighted-average interest rate:
As of year-end	0.19%	—%
Paid during the year	0.21%	0.41%

During 2013 and 2014, outstanding FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary and by various loans pledged under a blanket agreement by the Corporation’s bank subsidiary.

See Note 6 of these Notes to Consolidated Financial Statements for the amount of investment securities that are pledged. At December 31, 2014 and 2013, $2,038 million and $2,072 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s bank subsidiary.

Note 6 states that $664 million and $648 million of securities were pledged to secure repurchase agreements as of December 31, 2014 and 2013, respectively. Park’s repurchase agreements in short-term borrowings consist of customer

Notes to Consolidated Financial Statements

accounts and securities which are pledged on an individual security basis. Park’s repurchase agreements with a third-party financial institution are classified as long-term debt. See Note 13 of these Notes to Consolidated Financial Statements.

13. Long-Term Debt
Long-term debt is listed below:

December 31,	2014		2013
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2014	—	—%	100,500	1.51%
2015	51,000	2.00%	51,000	2.00%
2016	26,000	0.92%	26,000	0.92%
2017	51,000	1.28%	51,000	3.37%
2018	125,049	2.11%	125,062	2.11%
2019	75,333	1.97%	25,415	1.94%
Thereafter	176,161	3.16%	151,330	3.33%
Total	$504,543	2.30%	530,307	2.39%
Total broker repurchase agreements by year of maturity:
2017	300,000	1.75%	300,000	1.75%
Total	$300,000	1.75%	$300,000	1.75%
Total combined long-term debt by year of maturity:
2014	—	—%	100,500	1.51%
2015	51,000	2.00%	51,000	2.00%
2016	26,000	0.92%	26,000	0.92%
2017	351,000	1.68%	351,000	1.99%
2018	125,049	2.11%	125,062	2.11%
2019	75,333	1.97%	25,415	1.94%
Thereafter	176,161	3.16%	151,330	3.33%
Total	$804,543	2.09%	$830,307	2.16%
Prepayment penalty	(17,941)	—	(19,766)	—
Total long-term debt	$786,602	2.89%	$810,541	2.79%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.55%. Of the $25 million prepayment penalty, $14.8 million remained to be amortized as of December 31, 2014. The remaining amortization will be $5.0 million in 2015, $5.1 million in 2016 and $4.7 million in 2017.

On November 21, 2014, Park restructured $50 million in FHLB advances at a rate of 1.25%. As part of this restructuring, Park paid a prepayment penalty of $3.2 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the advances using the effective interest method, resulting in an effective interest rate of 3.52%. Of the $3.2 million prepayment penalty, $3.1 million remained to be amortized as of December 31, 2014. The remaining amortization will be $1.0 million in 2015, $1.1 million in 2016, and $1.0 million in 2017.

Park had approximately $176.2 million of long-term debt at December 31, 2014 with a contractual maturity longer than five years. However, approximately $150 million of this debt is callable by the issuer in 2015.

At December 31, 2014 and 2013, FHLB advances were collateralized by investment securities owned by PNB’s banking divisions and by various loans pledged under a blanket agreement by PNB's banking divisions.

Notes to Consolidated Financial Statements

See Note 6 of these Notes to Consolidated Financial Statements for the amount of investment securities that were pledged. See Note 12 of these Notes to Consolidated Financial Statements for the amount of commercial real estate and residential mortgage loans that were pledged to the FHLB at December 31, 2014 and December 31, 2013.

14. Subordinated Notes
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

On December 1, 2005, Vision Parent formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of Trust I's floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under FRB guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on a three-month LIBOR plus 148 basis points. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the notes in December 2035, or upon earlier redemption as provided in the notes. Park has the right to redeem the notes purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest. In accordance with GAAP, Trust I is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

On December 23, 2009, Park entered into a Note Purchase Agreement, dated December 23, 2009, with 38 purchasers (the “2009 Purchasers”). Under the terms of the Note Purchase Agreement, the 2009 Purchasers purchased from Park an aggregate principal amount of $35.25 million of 10% Subordinated Notes due December 23, 2019 (the “2009 Notes”). The 2009 Notes were intended to qualify as Tier 2 capital under applicable rules and regulations of the FRB. The 2009 Notes could not be prepaid in any amount prior to December 23, 2014; however, subsequent to that date, Park could prepay, without penalty, all or a portion of the principal amount outstanding. Of the $35.25 million in 2009 Notes, $14.05 million were purchased by related parties. The 2009 Notes were prepaid in full on December 24, 2014.

On April 20, 2012, Park entered into a Note Purchase Agreement, dated April 20, 2012 (the “2012 Purchase Agreement”), with 56 purchasers (the "2012 Purchasers"). Under the terms of the 2012 Purchase Agreement, the 2012 Purchasers purchased from Park an aggregate principal amount of $30 million of 7% Subordinated Notes due April 20, 2022 (the "2012 Notes"). The 2012 Notes are intended to qualify as Tier 2 capital under applicable rules and regulations of the FRB. Each 2012 Note was purchased at a purchase price of 100% of the principal amount thereof. The 2012 Notes may not be prepaid by Park prior to April 20, 2017. From and after April 20, 2017, Park may prepay all, or from time to time, any part of the 2012 Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under FRB regulations to obtain prior approval from the FRB before making any prepayment.

15. Share-Based Compensation
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

The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan replaces the 2005 Plan and Park's Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the "Directors' Stock Plan") which were terminated immediately following the approval of the 2013 Incentive Plan. The 2013 Incentive Plan makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciations rights, restricted common shares, restricted stock awards that may be settled in common shares, cash or a combination of the two, unrestricted common shares and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares are authorized to be granted. The common shares to be issued and delivered under the 2013 Incentive Plan may consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in

Notes to Consolidated Financial Statements

private transactions. No awards may be made under the 2013 Incentive Plan after April 22, 2023. At December 31, 2014, 557,275 common shares were available for future grants under the 2013 Incentive Plan.

During 2014 and 2013, Park granted 10,200 and 10,550 common shares, respectively, to directors under the 2013 Incentive Plan. The common shares granted to directors were not subjected to a vesting period and resulted in expense of $801,000 and $850,000 in 2014 and 2013, respectively, which is included in Professional fees and services on the Consolidated Income Statement.

On January 24, 2014, the Compensation Committee of the Board of Directors of Park granted awards of 21,975 performance-based restricted stock units (“PBRSUs”) to certain employees of Park, which grants were effective on January 24, 2014. The number of PBRSUs earned or settled will depend on certain performance conditions and are also subject to service-based vesting. Share-based compensation expense of $458,000 was recognized in 2014 related to awards to employees. Park expects to recognize additional share-based compensation expense of approximately $1.2 million through the first quarter of 2018 related to these PBRSUs. No share-based compensation expense was recognized in 2013 or 2012 as there were no outstanding awards held by employees.

16. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

The Corporation generally contributes annually an amount that can be deducted for federal income tax purposes using a different actuarial cost method and different assumptions from those used for financial reporting purposes. In January 2013, management contributed $12.6 million, of which $11.0 million was deductible on the 2012 tax return and $1.6 million was deductible on the 2013 tax return. See Note 17 of these Notes to Consolidated Financial Statements. There was no pension contribution in 2014 and there is no contribution expected in 2015.

Using an accrual measurement date of December 31, 2014 and 2013, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2014	2013
Change in fair value of plan assets
Fair value at beginning of measurement period	$152,739	$117,768
Actual return on plan assets	15,511	31,518
Company contributions	—	12,638
Benefits paid	(7,652)	(9,185)
Fair value at end of measurement period	$160,598	$152,739
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$89,179	$97,653
Service cost	4,331	4,817
Interest cost	4,577	4,223
Actuarial (gains) loss	18,893	(8,329)
Benefits paid	(7,652)	(9,185)
Projected benefit obligation at the end of measurement period	$109,328	$89,179
Funded status at end of year (fair value of plan assets less benefit obligation)	$51,270	$63,560

Notes to Consolidated Financial Statements

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2014	2013
Equity securities	50% - 100%	85%	83%
Fixed income and cash equivalents	remaining balance	15%	17%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation was 7.25% as of December 31, 2014 and 2013. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $92.0 million and $75.9 million at December 31, 2014 and 2013, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2014 and 2013, the fair value of the 115,800 common shares held by the Pension Plan was $10.2 million, or $88.48 per share and $9.9 million, or $85.07 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Discount rate	4.42%	5.30%	4.47%
Rate of compensation increase			3.00%
Under age 30	10.00%	10.00%
Ages 30-39	6.00%	6.00%
Ages 40 and over	3.00%	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2015	$6,282
2016	6,236
2017	6,902
2018	7,081
2019	7,799
2020-2024	46,850
Total	$81,150

Notes to Consolidated Financial Statements

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2014 and 2013.

(In thousands)	2014	2013
Prior service cost	$(15)	$(34)
Net actuarial loss	(22,855)	(8,579)
Total	(22,870)	(8,613)
Deferred taxes	8,005	3,015
Accumulated other comprehensive loss	$(14,865)	$(5,598)

Using an actuarial measurement date of December 31 for 2014, 2013 and 2012, components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income were as follows:

(In thousands)	2014	2013	2012
Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income
Service cost	$(4,331)	$(4,817)	$(4,271)
Interest cost	(4,577)	(4,223)	(4,048)
Expected return on plan assets	10,869	9,536	8,742
Amortization of prior service cost	(19)	(20)	(20)
Recognized net actuarial loss	—	(2,703)	(1,708)
Net periodic benefit income (cost)	$1,942	$(2,227)	$(1,305)
Change to net actuarial (loss) gain for the period	$(14,276)	$30,409	$(11,236)
Amortization of prior service cost	19	20	20
Amortization of net loss	—	2,703	1,708
Total recognized in other comprehensive (loss) income	(14,257)	33,132	(9,508)
Total recognized in net benefit cost and other comprehensive (loss) income	$(12,315)	$30,905	$(10,813)

The estimated prior service costs for the Pension Plan that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year is $15,000. The estimated net actuarial loss expected to be recognized in the next fiscal year is $637,000.

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2014, 2013 and 2012 are listed below:

	2014	2013	2012
Discount Rate	5.30%	4.47%	5.18%
Rate of compensation increase			3.00%
Under age 30	10.00%	10.00%
Ages 30-39	6.00%	6.00%
Ages 40 and over	3.00%	3.00%
Expected long-term return on plan assets	7.25%	7.50%	7.75%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $1.9 million at December 31, 2014.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally

Notes to Consolidated Financial Statements

recognized securities exchanges (Level 1 inputs). The fair value of Pension Plan assets at December 31, 2014 was $160.6 million. At December 31, 2014, $141.1 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $19.5 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The fair value of Pension Plan assets was $152.7 million at December 31, 2013. At December 31, 2013, $128.7 million of investments in the Pension Plan were categorized as Level 1 inputs; $24.0 million were categorized as Level 2; and no investments were categorized as Level 3.

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.1 million, $1.1 million, and $1.0 million for 2014, 2013 and 2012, respectively.

The Corporation has a Supplemental Executive Retirement Plan (SERP) covering certain key officers of the Corporation and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP totaled $7.6 million and $6.8 million for 2014 and 2013, respectively. The expense for the Corporation was $0.2 million for 2014, $0.2 million for 2013 and $0.3 million for 2012.

17. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2014	2013
Deferred tax assets:
Allowance for loan losses	$19,023	$20,814
Accumulated other comprehensive loss – Pension Plan	8,005	3,015
Accumulated other comprehensive loss – Unrealized losses on securities	—	16,057
Intangible assets	543	673
Deferred compensation	3,820	3,611
OREO devaluations	3,984	5,287
Partnership adjustments	4,725	3,793
Net deferred loan fees	933	282
Other	3,795	3,423
Total deferred tax assets	$44,828	$56,955
Deferred tax liabilities:
Accumulated other comprehensive income – Unrealized gains on securities	677	—
Deferred investment income	10,199	10,199
Pension Plan	25,949	25,261
Mortgage servicing rights	3,015	3,154
Other	804	850
Total deferred tax liabilities	$40,644	$39,464
Net deferred tax assets	$4,184	$17,491

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Management has determined that it is not required to establish a valuation allowance against the December 31, 2014 or 2013 deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

Notes to Consolidated Financial Statements

The components of the provision for federal income taxes are shown below:

December 31, (In thousands)	2014	2013	2012
Currently payable
Federal	$27,039	$27,587	$12,984

Deferred
Federal	1,563	(2,456)	12,717
Total	28,602	25,131	25,701

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2014, 2013 and 2012.

	2014	2013	2012

Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(0.5)%	(0.8)%	(0.9)%
Bank owned life insurance	(1.5)%	(1.7)%	(1.6)%
Tax credits (low income housing)	(6.3)%	(6.6)%	(6.1)%
Other	(1.3)%	(1.3)%	(1.8)%
Effective tax rate	25.4%	24.6%	24.6%

Park and its subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on equity. The franchise tax expense is included in the state tax expense and is shown in “State taxes” on Park’s Consolidated Statements of Income.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2014	2013	2012
January 1 Balance	$518	$517	$485
Additions based on tax positions related to the current year	76	74	74
Additions for tax positions of prior years	14	4	25
Reductions for tax positions of prior years	—	—	—
Reductions due to statute of limitations	(76)	(77)	(67)
December 31 Balance	$532	$518	$517

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2014, 2013 and 2012 was $413,000, $403,000 and $404,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The (income)/expense related to interest and penalties recorded on unrecognized tax benefits in the Consolidated Statements of Income for the years ended December 31, 2013 and 2012 was $(500) and $4,500, respectively. There was no expense related to interest and penalties for the year ending 2014. The amount accrued for interest and penalties at December 31, 2014, 2013 and 2012 was $67,000, $67,000 and $67,500, respectively.

Park and its subsidiaries are subject to U.S. federal income tax and income tax in various state jurisdictions. The Corporation is subject to routine audits of tax returns by the Internal Revenue Service and states in which we conduct business. No material adjustments have been made on closed federal and state tax audits. All tax years ending prior to December 31, 2011 are closed to examination by the federal and state taxing authorities.

Notes to Consolidated Financial Statements

18. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components, net of tax, are shown in the following table for the years ended December 31, 2014, 2013 and 2012.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on available-for-sale securities	Unrealized net holding loss on cash flow hedge	Total
Beginning balance at December 31, 2013	$(5,598)	$(29,821)	$—	$(35,419)
Other comprehensive gain (loss) before reclassifications	(9,279)	30,325	—	$21,046
Amounts reclassified from accumulated other comprehensive income	12	753	—	$765
Net current period other comprehensive income (loss)	(9,267)	31,078	—	$21,811
Ending balance at December 31, 2014	$(14,865)	$1,257	$—	$(13,608)

Beginning balance at December 31, 2012	$(27,134)	$9,616	$—	$(17,518)
Other comprehensive gain (loss) before reclassifications	19,766	(39,448)	—	$(19,682)
Amounts reclassified from accumulated other comprehensive income	1,770	11	—	$1,781
Net current period other comprehensive income (loss)	21,536	(39,437)	—	$(17,901)
Ending balance at December 31, 2013	$(5,598)	$(29,821)	$—	$(35,419)

Beginning balance at December 31, 2011	$(20,954)	$12,673	$(550)	$(8,831)
Net current period other comprehensive income (loss)	(6,180)	(3,057)	550	$(8,687)
Ending balance at December 31, 2012	$(27,134)	$9,616	$—	$(17,518)

Notes to Consolidated Financial Statements

The following table provides information concerning amounts reclassified out of accumulated other comprehensive income (loss) for the years ended December 31, 2014 and 2013:

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)		Affected Line Item in the Consolidated Statement of Income
(in thousands)	2014	2013
Amortization of defined benefit pension items
Amortization of prior service cost	$19	$20	Salaries and employee benefits
Amortization of net loss	—	2,703	Salaries and employee benefits
Total income before income taxes	19	2,723	Total income before income taxes
Federal income taxes	7	953	Federal income taxes
Net of tax	$12	$1,770	Net of tax

Unrealized gains & losses on available for sale securities
Loss on sale of investment securities	$1,158	$—	Loss on sale of investment securities
Other than temporary impairment	—	17	Miscellaneous expense
Total income before income taxes	1,158	17	Total income before income taxes
Federal income taxes	405	6	Federal income taxes
Net of tax	$753	$11	Net of tax

19. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of restricted stock units, warrants and convertible securities.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2014	2013	2012
Numerator:
Net income available to common shareholders	$84,090	$77,227	$75,205
Denominator:
Basic earnings per common share:
Weighted-average shares	15,394,971	15,412,365	15,407,078
Effect of dilutive securities – restricted stock units and warrants	18,861	—	1,063
Diluted earnings per common share:
Adjusted weighted-average shares and assumed conversions	15,413,832	15,412,365	15,408,141
Earnings per common share:
Basic earnings per common share	$5.46	$5.01	$4.88
Diluted earnings per common share	$5.46	$5.01	$4.88

On January 24, 2014, Park awarded 21,975 performance-based restricted stock units ("PBRSUs") to certain employees. The PBRSUs vest based on service and performance conditions. The dilutive effect of the PBRSUs was the addition of 18,861 common shares for the year ended December 31, 2014.

A warrant to purchase 227,376 common shares was outstanding at December 31, 2011 as a result of Park’s participation in the U.S. Treasury Capital Purchase Program ("CPP"). Park repurchased the CPP warrant on May 2, 2012. The warrant to purchase 227,376 common shares issued under the CPP were included in the computation of diluted earnings per common share for the year ended December 31, 2012 as the dilutive effect of this warrant was 1,063 common shares for the twelve month period ended December 31, 2012. The exercise price of the CPP warrant to purchase 227,376 common shares was $65.97.

Notes to Consolidated Financial Statements

All options under Park's 2005 Plan had expired by December 31, 2012. The common shares represented by the options for the twelve months ended December 31, 2012, totaling 63,308, were not included in the computation of diluted earnings per common share because the exercise price exceeded the fair value of the underlying common shares such that their inclusion would have had an anti-dilutive effect.

20. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2014, approximately $86.7 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

21. Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk
The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2014	2013
Loan commitments	$885,052	$821,795
Standby letters of credit	12,473	20,590

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

22. Loan Servicing
Park serviced sold mortgage loans of $1,265 million at December 31, 2014, compared to $1,326 million at December 31, 2013 and $1,311 million at December 31, 2012. At December 31, 2014, $7.0 million of the sold mortgage loans were sold with recourse compared to $10.7 million at December 31, 2013. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2014 and 2013, management had established a reserve of $379,000 and $1.0 million, respectively, to account for future loan repurchases.

The amortization of mortgage loan servicing rights is included within “Other service income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.

Notes to Consolidated Financial Statements

Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2014	2013	2012
Mortgage servicing rights:
Carrying amount, net, beginning of year	$9,013	$7,763	$9,301
Additions	1,026	2,436	3,399
Amortization	(1,631)	(2,479)	(3,634)
Change in valuation allowance	205	1,293	(1,303)
Carrying amount, net, end of year	$8,613	$9,013	$7,763
Valuation allowance:
Beginning of year	$1,031	$2,324	$1,021
Change in valuation allowance	(205)	(1,293)	1,303
End of year	$826	$1,031	$2,324

The fair value of mortgage servicing rights was $9.1 million and $9.5 million at December 31, 2014 and 2013, respectively. The fair value of mortgage servicing rights at December 31, 2014 was established using a discount rate of 10% and constant prepayment speeds ranging from 5.7% to 22.3%. The fair value of mortgage servicing rights at December 31, 2013 was established using a discount rate of 10% and constant prepayment speeds ranging from 6.6% to 22.5%.

Servicing fees included in other service income were $3.5 million, $3.6 million and $3.6 million for the years ended December 31, 2014, 2013 and 2012, respectively.

23. Fair Value
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

Notes to Consolidated Financial Statements

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2014 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2014
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$538,064	$—	$538,064
U.S. Government sponsored entities’ asset-backed securities	—	761,153	—	761,153
Equity securities	1,922	—	776	2,698
Mortgage loans held for sale	—	5,264	—	5,264
Mortgage IRLCs	—	70	—	70

Liabilities
Fair value swap	$—	$—	$226	$226

Fair Value Measurements at December 31, 2013 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2013
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$525,136	$—	$525,136
U.S. Government sponsored entities’ asset-backed securities	—	648,471	—	648,471
Equity securities	1,900	—	759	2,659
Mortgage loans held for sale	—	1,666	—	1,666
Mortgage IRLCs	—	61	—	61

Liabilities
Fair value swap	$—	$—	$135	$135

There were no transfers between Level 1 and Level 2 during 2014 or 2013. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

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

Notes to Consolidated Financial Statements

Mortgage Interest Rate Lock Commitments (IRLCs): IRLCs are based on current secondary market pricing and are classified as Level 2.

Mortgage loans held for sale: Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2014 and 2013, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2014	$759	$(135)
Total Gains (Losses)
Included in earnings - realized	—	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	17	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	(91)
Balance at December 31, 2014	$776	$(226)
Balance at January 1, 2013	$780	$(135)
Total Gains (Losses)
Included in earnings - realized	(17)	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	(4)	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	—
Balance at December 31, 2013	$759	$(135)

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

Notes to Consolidated Financial Statements

Appraisals for both collateral dependent impaired loans and OREO are performed by licensed appraisers. Appraisals are generally obtained to support the fair value of collateral. In general, there are three types of appraisals, real estate appraisals, income approach appraisals and lot development loan appraisals, received by the Company. These are discussed below:

•
Real estate appraisals typically incorporate measures such as recent sales prices for comparable properties. Appraisers may make adjustments to the sales prices of the comparable properties as deemed appropriate based on the age, condition or general characteristics of the subject property. Management generally applies a 15% discount to real estate appraised values which management expects will cover all disposition costs (including selling costs). This 15% is based on historical discounts to appraised values on sold OREO properties.

•
Income approach appraisals typically incorporate the annual net operating income of the business divided by an appropriate capitalization rate, as determined by the appraiser. Management generally applies a 15% discount to income approach appraised values which management expects will cover all disposition costs (including selling costs).

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

The following table presents assets and liabilities measured at fair value on a nonrecurring basis:

Fair Value Measurements at December 31, 2014 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2014
Impaired Loans:
Commercial real estate	$—	$—	$8,481	$8,481
Construction real estate:
SEPH commercial land and development	—	—	2,078	2,078
Remaining commercial	—	—	3,483	3,483
Residential real estate	—	—	2,921	2,921
Total impaired loans	$—	$—	$16,963	$16,963
Mortgage Servicing Rights	$—	$2,928	$—	$2,928
Other Real Estate Owned:
Commercial real estate	—	—	1,470	1,470
Construction real estate	—	—	6,473	6,473
Residential real estate	—	—	2,369	2,369
Total Other Real Estate Owned	$—	$—	$10,312	$10,312

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2013 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2013
Impaired Loans:
Commercial real estate	$—	$—	$21,100	$21,100
Construction real estate:
SEPH commercial land and development	—	—	4,777	4,777
Remaining commercial	—	—	3,788	3,788
Residential real estate	—	—	4,154	4,154
Total impaired loans	$—	$—	$33,819	$33,819
Mortgage Servicing Rights	$—	$2,259	$—	$2,259
Other Real Estate Owned:
Commercial real estate	—	—	4,119	4,119
Construction real estate	—	—	11,041	11,041
Residential real estate	—	—	3,366	3,366
Total Other Real Estate Owned	$—	$—	$18,526	$18,526

The table below provides additional detail on those impaired loans which are recorded at fair value as well as the remaining impaired loan portfolio not included above. The remaining impaired loans consist of loans which are not collateral dependent as well as loans carried at cost as the fair value of the underlying collateral or the present value of expected future cash flows on each of the loans exceeded the book value for each respective credit.

	December 31, 2014
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$19,643	$19,731	$2,680	$16,963
Remaining impaired loans	54,069	12,749	980	53,089
Total impaired loans	$73,712	$32,480	$3,660	$70,052

	December 31, 2013
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$41,002	$48,952	$7,183	$33,819
Remaining impaired loans	71,313	14,320	3,268	68,045
Total impaired loans	$112,315	$63,272	$10,451	$101,864
The expense of credit adjustments related to impaired loans carried at fair value for the years ended December 31, 2014, 2013 and 2012 was $3.0 million, $8.1 million, and $16.0 million, respectively.

MSRs totaled $8.6 million at December 31, 2014. Of this $8.6 million MSR carrying balance, $2.9 million was recorded at fair value and included a valuation allowance of $0.8 million. The remaining $5.7 million was recorded at cost, as the fair value exceeded cost at December 31, 2014. At December 31, 2013, MSRs totaled $9.0 million. Of this $9.0 million MSR carrying balance, $2.3 million was recorded at fair value and included a valuation allowance of $1.0 million. The remaining $6.7 million was recorded at cost, as the fair value exceeded cost at December 31, 2013. Income (Expense) related to MSRs carried at fair value for the years ended December 31, 2014, 2013 and 2012 was $0.2 million, $1.3 million and $(1.3) million, respectively.

Notes to Consolidated Financial Statements

Total OREO held by Park at December 31, 2014 and 2013 was $22.6 million and $34.6 million, respectively. Approximately 46% and 53% of OREO held by Park at December 31, 2014 and 2013, respectively, was carried at fair value due to fair value adjustments made subsequent to the initial OREO measurement. At December 31, 2014 and 2013, OREO held at fair value, less estimated selling costs, amounted to $10.3 million and $18.5 million, respectively. The net expense related to OREO fair value adjustments was $2.4 million, $3.2 million and $6.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The following tables present qualitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2014 and December 31, 2013:

December 31, 2014
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$8,481	Sales comparison approach	Adj to comparables	0.0% - 84.0% (38.8%)
		Income approach	Capitalization rate	8.0% - 9.5% (9.4%)
		Cost approach	Accumulated depreciation	23.0% (23.0%)

Construction real estate:
SEPH commercial land and development	$2,078	Sales comparison approach	Adj to comparables	5.0% - 35.0% (17.5%)
		Bulk sale approach	Discount rate	10.8% (10.8%)

Remaining commercial	$3,483	Sales comparison approach	Adj to comparables	0.2% - 76.0% (45.4%)
		Bulk sale approach	Discount rate	10.0% - 22.0% (16.5%)

Residential real estate	$2,921	Sales comparison approach	Adj to comparables	0.0% - 120.6% (11.1%)
		Income approach	Capitalization rate	7.9% - 10.0% (8.0%)

Other real estate owned:
Commercial real estate	$1,470	Sales comparison approach	Adj to comparables	0.0% - 87.0% (30.5%)
		Income approach	Capitalization rate	8.4% - 10.0% (9.4%)
		Cost approach	Accumulated depreciation	60.0% - 95.0% (77.5%)

Construction real estate	$6,473	Sales comparison approach	Adj to comparables	0.0% - 82.9% (27.1%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$2,369	Sales comparison approach	Adj to comparables	0.0% - 38.3% (10.1%)
		Income approach	Capitalization rate	6.8% - 7.8% (7.6%)

Notes to Consolidated Financial Statements

December 31, 2013
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$21,100	Sales comparison approach	Adj to comparables	0.0% - 109.0% (22.8%)
		Income approach	Capitalization rate	8.0% - 12.5% (9.1%)
		Cost approach	Accumulated depreciation	11.7% - 65.0% (37.1%)

Construction real estate:
SEPH commercial land and development	$4,777	Sales comparison approach	Adj to comparables	0.0% - 96.0% (13.9%)
		Bulk sale approach	Discount rate	11.0% - 20.0% (14.9%)

Remaining commercial	$3,788	Sales comparison approach	Adj to comparables	0.0% - 40.0% (22.4%)
		Bulk sale approach	Discount rate	11.0% - 20.0% (18.0%)

Residential real estate	$4,154	Sales comparison approach	Adj to comparables	0.0% - 121.8% (14.9%)
		Income approach	Capitalization rate	7.8% - 10.0% (8.4%)

Other real estate owned:
Commercial real estate	$4,119	Sales comparison approach	Adj to comparables	0.0% - 140.0% (17.7%)
		Income approach	Capitalization rate	8.0% - 11.5% (9.6%)
		Cost approach	Accumulated depreciation	60.0% - 95.0% (80.0%)

Construction real estate	$11,041	Sales comparison approach	Adj to comparables	0.0% - 484.0% (36.2%)
		Bulk sale approach	Discount rate	13.0% - 14.0% (13.6%)

Residential real estate	$3,366	Sales comparison approach	Adj to comparables	0.0% - 273.0% (19.2%)
		Income approach	Capitalization rate	5.4% - 7.8% (7.4%)

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for assets and liabilities not discussed above:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term instruments approximate those assets’ fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair values for other loans are estimated using discounted cash flow analyses, based upon interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The methods utilized to estimate fair value do not necessarily represent an exit price.

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

Subordinated notes: Fair values for subordinated notes are estimated using a discounted cash flow calculation that applies interest rate spreads currently being offered on similar debt structures to a schedule of monthly maturities.

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2014 and December 31, 2013, was as follows:

	December 31, 2014
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$237,699	$237,699	$—	$—	$237,699
Investment securities	1,442,477	1,922	1,442,708	775	1,445,405
Accrued interest receivable - securities	4,048	—	4,048	—	4,048
Accrued interest receivable - loans	13,629	—	—	13,629	13,629

Mortgage loans held for sale	5,264	—	5,264	—	5,264
Impaired loans carried at fair value	16,963	—	—	16,963	16,963
Mortgage IRLCs	70	—	70	—	70
Other loans	4,753,033	—	—	4,757,461	4,757,461
Loans receivable, net	$4,775,330	$—	$5,334	$4,774,424	$4,779,758

Financial liabilities:
Non-interest bearing checking accounts	$1,269,296	$1,269,296	$—	$—	$1,269,296
Interest bearing transaction accounts	1,122,079	1,122,079	—	—	1,122,079
Savings accounts	1,325,445	1,325,445	—	—	1,325,445
Time deposits	1,409,911	—	1,422,885	—	1,422,885
Other	1,269	1,269	—	—	1,269
Total deposits	$5,128,000	$3,718,089	$1,422,885	$—	$5,140,974

Short-term borrowings	$276,980	$—	$276,980	$—	$276,980
Long-term debt	786,602	—	827,500	—	827,500
Subordinated notes	45,000	—	42,995	—	42,995
Accrued interest payable – deposits	1,125	14	1,111	—	1,125
Accrued interest payable – debt/borrowings	1,426	3	1,423	—	1,426

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226

Notes to Consolidated Financial Statements

	December 31, 2013
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$147,030	$147,030	$—	$—	$147,030
Investment securities	1,358,327	1,900	1,361,009	759	1,363,668
Accrued interest receivable - securities	4,840	—	4,840	—	4,840
Accrued interest receivable - loans	13,495	—	—	13,495	13,495

Mortgage loans held for sale	1,666	—	1,666	—	1,666
Impaired loans carried at fair value	33,819	—	—	33,819	33,819
Mortgage IRLCs	61	—	61	—	61
Other loans	4,525,491	—	—	4,531,680	4,531,680
Loans receivable, net	$4,561,037	$—	$1,727	$4,565,499	$4,567,226

Financial liabilities:
Non-interest bearing checking accounts	$1,193,553	$1,193,553	$—	—	$1,193,553
Interest bearing transaction accounts	1,145,525	1,145,525	—	—	1,145,525
Savings accounts	1,124,994	1,124,994	—	—	1,124,994
Time deposits	1,324,659	—	1,331,129	—	1,331,129
Other	1,263	1,263	—	—	1,263
Total deposits	$4,789,994	$3,465,335	$1,331,129	$—	$4,796,464

Short-term borrowings	$242,029	$—	$242,029	$—	$242,029
Long-term debt	810,541	—	860,963	—	860,963
Subordinated notes	80,250	—	83,140	—	83,140
Accrued interest payable – deposits	1,366	16	1,350	—	1,366
Accrued interest payable – debt/borrowings	1,535	4	1,531	—	1,535

Derivative financial instruments:
Fair value swap	$135	$—	$—	$135	$135

24. Capital Ratios
At December 31, 2014 and 2013, the Corporation and PNB had Tier 1, total risk-based capital and leverage ratios which were well above the required minimum levels of 4.00%, 8.00% and 4.00%.

The following table indicates the capital ratios for Park and PNB at December 31, 2014 and December 31, 2013.

	2014			2013
	Tier 1 Risk-Based	Total Risk-Based	Leverage	Tier 1 Risk-Based	Total Risk-Based	Leverage
Park National Bank	10.13%	11.74%	6.96%	10.01%	11.78%	7.10%
Park	13.39%	15.14%	9.25%	13.27%	15.91%	9.48%

Notes to Consolidated Financial Statements

Failure to meet the minimum requirements above could cause the FRB to take action. PNB is also subject to the capital requirements of its primary regulator, the OCC. As of December 31, 2014 and 2013, Park and PNB were well-capitalized and met all capital requirements to which each was then subject. There are no conditions or events since PNB's most recent regulatory report filings, that management believes have changed the risk categories for PNB.

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2014
Total Risk-Based Capital (to risk-weighted assets)
PNB	$563,188	11.74%	$383,634	8.00%	$479,542	10.00%
Park	739,517	15.14%	390,822	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$485,943	10.13%	$191,817	4.00%	$287,725	6.00%
Park	654,339	13.39%	195,411	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$485,943	6.96%	$279,210	4.00%	$349,013	5.00%
Park	654,339	9.25%	282,992	4.00%	N/A	N/A

At December 31, 2013
Total Risk-Based Capital (to risk-weighted assets)
PNB	$545,144	11.78%	$370,198	8.00%	$462,747	10.00%
Park	754,605	15.91%	379,446	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$463,015	10.01%	$185,099	4.00%	$277,648	6.00%
Park	629,410	13.27%	189,723	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$463,015	7.10%	$261,025	4.00%	$326,281	5.00%
Park	629,410	9.48%	265,633	4.00%	N/A	N/A

25. Segment Information
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, PNB (headquartered in Newark, Ohio), SEPH and GFSC.

GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. Park’s current operating segments are in line with GAAP as: (i) discrete financial information is available for each operating segment and (ii) the segments are aligned with internal reporting to Park’s Chief Executive Officer and President, who is the chief operating decision maker.

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2014 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$218,641	$7,457	$958	$(2,012)	$225,044
Provision for (recovery of) loan losses	3,517	1,544	(12,394)	—	(7,333)
Other income (loss)	69,384	(1)	5,991	175	75,549
Other expense	171,365	4,103	11,766	8,000	195,234
Income (loss) before taxes	113,143	1,809	7,577	(9,837)	112,692
Income taxes (benefit)	30,103	634	2,652	(4,787)	28,602
Net income (loss)	$83,040	$1,175	$4,925	$(5,050)	$84,090
Balances at December 31, 2014
Assets	$6,912,443	$40,308	$43,762	$6,743	$7,003,256
Loans	4,781,761	40,645	23,956	(16,680)	4,829,682
Deposits	5,222,766	5,883	—	(100,649)	5,128,000

Operating results for the year ended December 31, 2013 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$210,781	$8,741	$(1,325)	$2,828	$221,025
Provision for (recovery of) loan losses	14,039	1,175	(11,799)	—	3,415
Other income	70,841	11	1,956	469	73,277
Other expense	165,665	3,133	12,211	7,520	188,529
Income (loss) before taxes	101,918	4,444	219	(4,223)	102,358
Income taxes (benefit)	26,324	1,556	77	(2,826)	25,131
Net income (loss)	$75,594	$2,888	$142	$(1,397)	$77,227
Balances at December 31, 2013
Assets	$6,524,098	$47,115	$72,781	$(5,647)	$6,638,347
Loans	4,559,406	47,228	38,014	(24,143)	4,620,505
Deposits	4,896,405	7,159	—	(113,570)	4,789,994

Operating results for the year ended December 31, 2012 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$221,758	$9,156	$(341)	$4,742	$235,315
Provision for loan losses	16,678	859	17,882	—	35,419
Other income	70,739	—	21,431	233	92,403
Other expense	156,516	2,835	22,032	6,585	187,968
Income (loss) before taxes	119,303	5,462	(18,824)	(1,610)	104,331
Income taxes (benefit)	32,197	1,912	(6,603)	(1,805)	25,701
Net income (loss)	$87,106	$3,550	$(12,221)	$195	$78,630
Balances at December 31, 2012
Assets	$6,502,579	$49,926	$104,428	$(14,130)	$6,642,803
Loans	4,369,173	50,082	59,178	(28,111)	4,450,322
Deposits	4,814,107	8,358	—	(106,433)	4,716,032

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2014
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,056	$7,243	$179,991	$33,389	$6,996,513	$5,228,649
Elimination of intersegment items	3,708	—	—	—	(18,556)	(100,649)
Parent Co. totals - not eliminated	(5,720)	—	8,000	(4,787)	25,299	—
Totals	$225,044	$7,243	$187,991	$28,602	$7,003,256	$5,128,000

	2013
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$218,197	$7,315	$173,694	$27,957	$6,643,994	$4,903,564
Elimination of intersegment items	8,659	—	—	—	(30,369)	(113,570)
Parent Co. totals - not eliminated	(5,831)	—	7,520	(2,826)	24,722	—
Totals	$221,025	$7,315	$181,214	$25,131	$6,638,347	$4,789,994

	2012
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$230,573	$6,954	$174,429	$27,506	$6,656,933	$4,822,465
Elimination of intersegment items	8,558	—	—	—	(35,639)	(106,433)
Parent Co. totals - not eliminated	(3,816)	—	6,585	(1,805)	21,509	—
Totals	$235,315	$6,954	$181,014	$25,701	$6,642,803	$4,716,032

26. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below. Investments in subsidiaries are accounted for using the equity method of accounting. The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents non-interest bearing deposits with PNB. Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $5.81 million, $2.54 million and $4.54 million in 2014, 2013 and 2012, respectively.

At December 31, 2014 and 2013, shareholders’ equity reflected in the Parent Company balance sheet includes $197.9 million and $196.0 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Balance Sheets
December 31, 2014 and 2013
(In thousands)	2014	2013
Assets:
Cash	$98,671	$106,942
Investment in subsidiaries	601,912	582,992
Debentures receivable from PNB	25,000	25,000
Other investments	2,344	2,297
Other assets	23,260	21,984
Total assets	$751,187	$739,215
Liabilities:
Subordinated notes	45,000	80,250
Other liabilities	7,589	7,218
Total liabilities	52,589	87,468
Total shareholders’ equity	698,598	651,747
Total liabilities and shareholders’ equity	$751,187	$739,215

Statements of Income
for the years ended December 31, 2014, 2013 and 2012
(In thousands)	2014	2013	2012
Income:
Dividends from subsidiaries	$60,000	$15,000	$197,000
Interest and dividends	3,708	8,659	10,027
Other	262	531	232
Total income	63,970	24,190	207,259
Expense:
Other, net	13,807	13,413	11,869
Total expense	13,807	13,413	11,869
Income before federal taxes and equity in undistributed income (losses) of subsidiaries	50,163	10,777	195,390
Federal income tax benefit	4,787	2,826	1,806
Income before equity in undistributed income (losses) of subsidiaries	54,950	13,603	197,196
Equity in undistributed income (losses) of subsidiaries	29,140	63,624	(118,566)
Net income	$84,090	$77,227	$78,630
Other comprehensive income (loss) (1)	21,811	(17,901)	(8,687)
Comprehensive income	105,901	59,326	69,943
(1) See Consolidated Statements of Comprehensive Income for other comprehensive income detail

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2014, 2013 and 2012
(In thousands)	2014	2013	2012
Operating activities:
Net income	$84,090	$77,227	$78,630
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed (income) losses of subsidiaries	(29,140)	(63,624)	118,566
Compensation expense for issuance of treasury stock to directors	801	850	407
Share-based compensation expense	458	—	—
(Decrease) increase in other assets	(1,292)	(2,215)	5,748
Increase (decrease) in other liabilities	298	(2,187)	1,724
Net cash provided by operating activities	55,215	10,051	205,075
Investing activities:
Capital contribution in subsidiary	—	(45,000)	(45,000)
Purchase of debentures receivable from subsidiaries	—	—	(115,000)
Repayment of investments in and advances to subsidiaries	32,000	101,960	52,000
Net cash provided by (used in) investing activities	32,000	56,960	(108,000)
Financing activities:
Cash dividends paid	(57,876)	(57,949)	(60,154)
Payment to repurchase warrants	—	—	(2,843)
Payment to repurchase preferred shares	—	—	(100,000)
Repayment of subordinated notes	(35,250)	—	—
Repurchase of treasury shares	(2,355)	(843)	—
Proceeds from issuance of subordinated notes	—	—	30,000
Cash payment for fractional shares	(5)	(3)	(2)
Net cash used in financing activities	(95,486)	(58,795)	(132,999)
(Decrease) increase in cash	(8,271)	8,216	(35,924)
Cash at beginning of year	106,942	98,726	134,650
Cash at end of year	$98,671	$106,942	$98,726

27. Participation in the U.S. Treasury Capital Purchase Program (CPP)
On December 23, 2008, Park issued $100 million of Fixed Rate Cumulative Perpetual Preferred Shares, Series A, with a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), associated with Park's participation in the CPP. As part of its participation in the CPP, Park also issued a warrant to the U.S. Treasury to purchase 227,376 common shares (the “Warrant”).

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