Form 10-K, Exhibit 13
period 2015-12-31
PARK NATIONAL CORP /OH/
filed 2016-02-18
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis addresses the financial condition and results of operations for Park National Corporation and our subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery, on the economy and our counterparties, including adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins; changes in consumer spending, borrowing and saving habits, whether due to changing business and economic conditions, legislative and regulatory initiatives or other factors; changes in unemployment; changes in customers', suppliers' and other counterparties' performance and creditworthiness; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified bank professionals; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, accounting, banking, securities and other aspects of the financial services industry, specifically the reforms provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), as well as regulations already adopted or which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, to implement the Dodd-Frank Act's provisions, the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012 and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the Securities and Exchange Commission (the "SEC"), the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of trade, monetary, fiscal and other governmental policies of the U.S. federal government, including money supply and interest rate policies of the Federal Reserve; disruption in the liquidity and other functioning of U.S. financial markets; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European, and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; unfavorable resolution of legal proceedings or other claims and regulatory and other governmental examinations or other inquiries; the adequacy of our risk management program; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; demand for loans in the respective market areas served by Park and our subsidiaries; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW

Financial Results by segment
The table below reflects the net income (loss) by segment for the fiscal years ended December 31, 2015, 2014, and 2013. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC ("SEPH") and all other which primarily consists of Park as the "Parent Company."

Table 1
Net income (loss) by segment
(In thousands)	2015	2014	2013
PNB	$84,345	$82,907	$75,236
GFSC	1,423	1,175	2,888
Parent Company	(4,549)	(5,050)	(1,397)
Ongoing operations	$81,219	$79,032	$76,727
SEPH	(207)	4,925	142
Total Park	$81,012	$83,957	$76,869

The category “Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with the disposition of its problem assets. Management considers the “Ongoing operations” results, which exclude the results of SEPH, to reflect the business of Park and our subsidiaries going forward. The discussion below provides some additional information regarding the segments that make up the “Ongoing operations”, followed by additional information regarding SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for the fiscal years ended December 31, 2015, 2014, and 2013.

Table 2
(In thousands)	2015	2014	2013
Net interest income	$220,879	$218,641	$210,781
Provision for loan losses	7,665	3,517	14,039
Other income	75,188	69,384	70,841
Other expense	167,476	163,641	158,651
Income before income taxes	$120,926	$120,867	$108,932
Federal income taxes	36,581	37,960	33,696
Net income	$84,345	$82,907	$75,236

Net interest income of $220.9 million for the fiscal year ended December 31, 2015 represented a $2.3 million or 1.0% increase, compared to $218.6 million for the fiscal year ended December 31, 2014. The increase was primarily due to a $206 million increase in average loans, offset by a 13 basis point decline in the yield on loans.
The provision for loan losses of $7.7 million for the fiscal year ended December 31, 2015 represented an increase of $4.2 million, compared to $3.5 million for the fiscal year ended December 31, 2014. The increase reflected the increase in loan balances as well as a small increase in specific reserves. Refer to the “CREDIT EXPERIENCE: Provision for (Recovery of) Loan Losses” section for additional details regarding the level of the provision for loan losses recognized in each period presented.
Other income of $75.2 million for the fiscal year ended December 31, 2015 represented a $5.8 million or 8.4% increase, compared to $69.4 million for the fiscal year ended December 31, 2014. The $5.8 million increase was primarily related to income of $1.3 million related to proceeds from the death benefits paid from bank owned life insurance policies, a $992,000 increase in check card income, a $2.0 million increase in other service income primarily related to mortgage loan originations, and a $1.0 million increase in income from fiduciary activities.

Other expense of $167.5 million for the fiscal year ended December 31, 2015 represented an increase of $3.9 million or 2.3%, compared to $163.6 million for the fiscal year ended December 31, 2014. The $3.9 million increase was primarily related to an increase of $4.7 million related to salaries expense as well as a contract termination fee and a borrowing prepayment penalty that together resulted in aggregate additional expense of $1.1 million, offset by a $1.5 million decrease in contributions and a $964,000 decrease in fees and services.

PNB results for the fiscal years ended December 31, 2015, 2014, and 2013 included income and expense related to participations in legacy Vision Bank ("Vision") assets. The impact of these participations on particular items within PNB's income and expense is detailed in the table below:

Table 3	2015			2014			2013
(In thousands)	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted
Net interest income	$220,879	$241	$220,638	$218,641	$309	$218,332	$210,781	$171	$210,610
Provision for (recovery of) loan losses	7,665	(1,453)	9,118	3,517	(6,198)	9,715	14,039	(584)	14,623
Other income	75,188	1,225	73,963	69,384	1,256	68,128	70,841	155	70,686
Other expense	167,476	700	166,776	163,641	2,032	161,609	158,651	1,600	157,051
Income before income taxes	$120,926	$2,219	$118,707	$120,867	$5,731	$115,136	$108,932	$(690)	$109,622
Federal income tax expense (benefit)	36,581	671	35,910	37,960	1,800	36,160	33,696	(213)	33,909
Net income (loss)	$84,345	$1,548	$82,797	$82,907	$3,931	$78,976	$75,236	(477)	$75,713
(1) Adjustments consist of the impact on the particular items reported in PNB's income statement of PNB participations in legacy Vision assets.

The impact of Vision Bank participations includes: interest income, net recoveries from loans previously charged off, net gains on the sale of OREO (included in "other income"), other OREO income and gains on the sale of loans (included in "other income") and other expenses.

The table below provides certain balance sheet information and financial ratios for PNB as of December 31, 2015 and 2014.

Table 4
(In thousands)	December 31, 2015	December 31, 2014	% change from 12/31/14
Loans	$5,029,072	$4,781,761	5.17%
Allowance for loan losses	54,453	52,000	4.72%
Net loans	4,974,619	4,729,761	5.18%
Investment securities	1,641,539	1,498,444	9.55%
Total assets	7,229,764	6,910,386	4.62%
Average assets (1)	7,219,898	6,790,615	6.32%
Return on average assets	1.17%	1.22%	(4.10)%
(1) Average assets for the fiscal years ended December 31, 2015 and 2014, respectively.

The PNB loan portfolio increased during the 2015 year.  Loans outstanding at December 31, 2015 were $5.03 billion, compared to $4.78 billion at December 31, 2014, an increase of $247 million or 5.2%.  PNB experienced growth across all loan categories: mortgage loan growth of $27 million (2.2%); commercial loan growth of $143 million (5.9%); and consumer loan growth of $77 million (6.9%).

PNB's allowance for loan losses increased by $2.5 million, or 4.72%, to $54.5 million at December 31, 2015, compared to $52.0 million at December 31, 2014. Net charge-offs were $5.2 million, or 0.11% of total average loans, for the year ended December 31, 2015. Refer to the “CREDIT EXPERIENCE: Provision for (Recovery of) Loan Losses” section for additional information regarding PNB's loan portfolio and the level of provision for loan losses recognized in each period presented.

PNB's return on average assets decreased by 5 basis points to 1.17% for the fiscal year ended December 31, 2015, compared to 1.22% for the fiscal year ended December 31, 2014. This decrease was primarily due to an increase in the average balance of Federal Funds sold which yield a lower rate of return as well as a decrease in the weighted average interest rate on loans. PNB had a $138.1 million, or 67.4%, increase in average Federal Funds Sold which had an average balance of $343.0 million and yielded 0.26% for the the fiscal year ended December 31, 2015, and had an average balance of $204.9 million and yielded 0.25% for the fiscal year ended December 31, 2014. Additionally, the yield on loans decreased from 4.67% for the fiscal year ended December 31, 2014, to 4.54% for the fiscal year ended December 31, 2015.

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net income for the fiscal years ended December 31, 2015, 2014, and 2013.

Table 5
(In thousands)	2015	2014	2013
Net interest income	$6,588	$7,457	$8,741
Provision for loan losses	1,415	1,544	1,175
Other income (loss)	2	(1)	11
Other expense	2,984	4,103	3,133
Income before income taxes	$2,191	$1,809	$4,444
Federal income taxes	768	634	1,556
Net income	$1,423	$1,175	$2,888

The table below provides certain balance sheet information and financial ratios for GFSC as of December 31, 2015 and 2014.

Table 6
(In thousands)	December 31, 2015	December 31, 2014	% change from 12/31/14
Loans	$35,469	$40,645	(12.73)%
Allowance for loan losses	2,041	2,352	(13.22)%
Net loans	33,428	38,293	(12.70)%
Total assets	35,793	40,308	(11.20)%
Average assets (1)	37,675	43,038	(12.46)%
Return on average assets	3.78%	2.73%	38.46%
(1) Average assets for the fiscal years ended December 31, 2015 and 2014, respectively.

Park Parent Company

The table below reflects the Park Parent Company net loss for the fiscal years ended December 31, 2015, 2014, and 2013.

Table 7
(In thousands)	2015	2014	2013
Net interest income (expense)	$239	$(2,012)	$2,828
Provision for loan losses	—	—	—
Other income	513	175	469
Other expense	9,972	8,000	7,520
Loss before income tax benefit	$(9,220)	$(9,837)	$(4,223)
Federal income tax benefit	(4,671)	(4,787)	(2,826)
Net loss	$(4,549)	$(5,050)	$(1,397)

The net interest income (expense) for Park's parent company included interest income on loans to SEPH and on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals. Additionally, net interest income (expense) included interest expense related to the $30.00 million of subordinated notes issued by Park to accredited investors on April 20, 2012. Results for the fiscal years ended December 31, 2014 and 2013 included the items previously discussed and interest expense related to the $35.25 million of subordinated notes issued by Park to accredited investors on December 23, 2009. Park paid off the $35.25 million outstanding principal amount of the 10% Subordinated Notes due December 23, 2019, plus accrued interest, on December 24, 2014, the earliest redemption date allowable under the related note purchase agreement dated December 23, 2009.

Other expense of $10.0 million for the fiscal year ended December 31, 2015 represented a $2.0 million or 24.7% increase, compared to $8.0 million for the fiscal year ended December 31, 2014.  The $2.0 million increase was primarily related to an increase of $708,000 related to benefits expense, an increase of $522,000 related to state taxes and a $346,000 impairment charge related to a capital investment.

SE Property Holdings, LLC ("SEPH")

The table below reflects SEPH's net income (loss) for the fiscal years ended December 31, 2015, 2014, and 2013. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that were transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

Table 8
(In thousands)	2015	2014	2013
Net interest (expense) income	$(74)	$958	$(1,325)
Recovery of loan losses	(4,090)	(12,394)	(11,799)
Other income	1,848	5,991	1,956
Other expense	6,182	11,766	12,211
Income (loss) before income taxes	$(318)	$7,577	$219
Federal income tax expense (benefit)	(111)	2,652	77
Net income (loss)	$(207)	$4,925	$142

SEPH's financial results for the fiscal year ended December 31, 2015 included net recoveries of $4.1 million. The net recoveries during 2015 consisted of charge-offs of $127,000, offset by recoveries of $4.2 million from loans previously charged off. Other income for the fiscal year ended December 31, 2015 at SEPH of $1.8 million was largely related to net gains on the sale of loans of $722,000, net gains on sale of OREO and other OREO income of $1.2 million, and non-yield loan fee income of $301,000, offset by OREO devaluations of $352,000. The $5.6 million decline in other expense for the fiscal year ended December 31, 2015 compared to the same period of 2014 was primarily the result of declines in: legal fees of $4.1 million; management and consulting fees of $971,000; and other OREO expense of $190,000, offset by a $814,000 increase in expense related to reserves established for potential mortgage loan repurchases.

Legacy Vision assets at SEPH totaled $26.3 million as of December 31, 2015. In addition to these SEPH assets, PNB participations in legacy Vision assets totaled $9.8 million at December 31, 2015.

Park National Corporation

The table below reflects Park's net income for the fiscal years ended December 31, 2015, 2014, and 2013.

Table 9
(In thousands)	2015	2014	2013
Net interest income	$227,632	$225,044	$221,025
(Recovery of) provision for loan losses	4,990	(7,333)	3,415
Other income	77,551	75,549	73,277
Other expense	186,614	187,510	181,515
Income before income taxes	$113,579	$120,416	$109,372
Federal income taxes	32,567	36,459	32,503
Net income	$81,012	$83,957	$76,869

DIVIDENDS ON COMMON SHARES
Cash dividends declared on Park's common shares were $3.76 in 2015, 2014 and 2013. The quarterly cash dividend on Park's common shares was $0.94 per share for each quarter of 2015, 2014 and 2013.

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

Allowance for Loan and Lease Losses ("ALLL") - The determination of the ALLL involves a higher degree of judgment and complexity than Park's other significant accounting policies.  The ALLL is calculated with the objective of maintaining a reserve level believed by management to be sufficient to absorb probable, incurred credit losses in the loan portfolio. Management’s determination of the adequacy of the ALLL is based on periodic evaluations of the loan portfolio and of current economic conditions.  However, this evaluation is inherently subjective as it requires material estimates, including expected default probabilities, the loss given default, the amounts and timing of expected future cash flows on impaired loans, and estimated losses based on historical loss experience and current economic conditions.  All of these factors may be susceptible to significant change.  To the extent that actual results differ from management estimates, additional loan loss provisions may be required that would adversely impact earnings for future periods. Refer to the “CREDIT EXPERIENCE - Provision for (Recovery of) Loan Losses” section for additional discussion.

Other Real Estate Owned ("OREO") - OREO, property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2015, OREO totaled $18.7 million, a decrease of 17.3%, compared to $22.6 million at December 31, 2014.

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

Goodwill - The accounting for goodwill also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. Under GAAP, goodwill is no longer amortized but is subject to an annual evaluation for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired by assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the performance of the second step of the impairment test is required. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. At December 31, 2015, on a consolidated basis, Park had $72.3 million of goodwill, all of which is recorded at PNB.

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

Significant assumptions used to measure our annual pension expense include:

•	the interest rate used to determine the present value of liabilities (discount rate);

•	certain employee-related factors, such as turnover, retirement age and mortality;

•	the expected return on assets in our funded plans; and

•	the rate of salary increases

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2015, Park operated 122 financial service offices (including those of PNB, Scope Leasing, Inc. ("Scope Aircraft Finance"), and GFSC) and a network of 141 automated teller machines in 28 Ohio counties. Park also operated one office for Park Title Agency LLC. and one office for SEPH, each located in Newark, Ohio.

A summary of average loans and average deposits for Park’s subsidiaries, including its bank subsidiary, PNB, and PNB's divisions and subsidiary Scope Aircraft Finance for 2015, 2014 and 2013 is shown in Table 10.  See Note 27 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for the divisions of PNB are not prepared on a separate basis and, therefore, net income is not included in the summary financial data below.

Table 10 - Park Affiliate Financial Data
	2015		2014		2013
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,465,586	$1,473,906	$1,383,686	$1,426,645	$1,348,466	$1,355,805
Security National Bank Division	462,681	802,061	454,680	774,716	432,259	780,525
First-Knox National Bank Division	591,948	632,810	571,519	563,275	540,452	538,142
Century National Bank Division	655,682	556,543	638,314	493,449	618,144	482,002
Richland Bank Division	240,622	483,673	242,788	451,304	240,692	444,364
Fairfield National Bank Division	260,281	406,940	255,280	401,255	251,567	398,260
Second National Bank Division	374,385	337,181	355,379	317,208	323,880	308,970
Park National SW & N KY Bank Division	384,788	210,066	363,735	208,784	324,386	216,134
United Bank, N.A. Division	103,301	198,162	92,427	190,082	85,761	193,823
Unity National Bank Division	180,034	172,658	174,950	162,074	160,123	153,814
Farmers Bank Division	123,875	96,782	108,397	89,328	100,189	84,802
Scope Aircraft Finance	198,475	465	178,194	8	182,794	7
SEPH/Vision Bank	17,910	—	31,836	—	47,625	18
GFSC	37,686	5,595	43,165	6,610	49,687	8,172
Parent Company, other	(187,675)	89,982	(177,053)	(67,185)	(191,244)	(105,098)
Consolidated Totals	$4,909,579	$5,466,824	$4,717,297	$5,017,553	$4,514,781	$4,859,740

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $5,467 million in 2015, compared to $5,018 million in 2014, and $4,860 million in 2013. Table 11 provides a summary of deposit balances as of December 31, 2015 and 2014, along with the change over the past year.

Table 11 - Year-End Deposits
December 31,
(In thousands)	2015	2014	Change
Non-interest bearing checking	$1,404,032	$1,269,296	$134,736
Interest bearing transaction accounts	1,107,200	1,122,079	(14,879)
Savings	1,544,708	1,325,445	219,263
All other time deposits	1,290,412	1,409,911	(119,499)
Other	1,290	1,269	21
Total	$5,347,642	$5,128,000	$219,642

The average interest rate paid on interest bearing deposits was 0.30% in 2015, compared to 0.29% in 2014, and 0.35% in 2013.  The average cost of interest bearing deposits for each quarter of 2015 was 0.29% for the fourth quarter, 0.29% for the third quarter, 0.30% for the second quarter and 0.31% for the first quarter.

Maturities of time deposits over $100,000 as of December 31, 2015 and 2014 were:

Table 12 - Maturities of Time Deposits	Over $100,000
December 31 (In thousands)	2015	2014
3 months or less	$197,871	$210,386
Over 3 months through 6 months	96,132	93,168
Over 6 months through 12 months	117,249	132,344
Over 12 months	97,242	122,709
Total	$508,494	$558,607

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, Federal Funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.18% in 2015, compared to 0.20% in 2014, and 0.22% in 2013. The year-end balance for short-term borrowings was $394 million at December 31, 2015, compared to $277 million at December 31, 2014, and $242 million at December 31, 2013.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt include the subordinated notes discussed in the following section.  In 2015, average long-term debt was $793 million, compared to $868 million in 2014, and $871 million in 2013. The average interest rate paid on long-term debt was 3.10% for 2015, compared to 3.29% for 2014, and 3.26% for 2013. Average total debt (long-term and short-term) was $1,052 million in 2015, compared to $1,131 million in 2014, and $1,124 million in 2013.  Average total debt decreased by $79 million or 7.0% in 2015 compared to 2014, and increased by $7 million or 0.6% in 2014 compared to 2013. Average long-term debt was 75% of average total debt in 2015, compared to 77% of average total debt in 2014 and 2013.

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

See Note 16 of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of tangible shareholders’ equity [shareholders’ equity ($713.4 million) less goodwill ($72.3 million)] to tangible assets [total assets ($7,311 million) less goodwill ($72.3 million)] was 8.86% at December 31, 2015, compared to 9.04% at December 31, 2014, and 8.82% at December 31, 2013.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities or change in the funded status of Park's pension plan, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.
The unrealized net holding loss, net of income taxes, on AFS securities was $292,000 at year-end 2015, compared to the unrealized net holding gain, net of income taxes, of $1.3 million at year-end 2014, and compared to the unrealized net holding loss, net of income taxes, of $29.8 million at year-end 2013.  The unrealized net holding gain at December 31, 2014 was the result of decreases in long-term interest rates during the year.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 18 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan.

Pertaining to the funding status of the pension plan, Park recognized a net comprehensive loss of $0.5 million in 2015, a net comprehensive loss of $9.3 million in 2014, and net comprehensive income of $21.5 million in 2013. The net comprehensive loss in 2015 was due to changes in actuarial assumptions combined with lower investment returns on pension plan assets. The net comprehensive loss in 2014 was due to changes in actuarial assumptions, primarily a decrease in the discount rate from 5.30% at December 31, 2013 to 4.42% at December 31, 2014. The actuarial loss more than offset the positive investment returns with respect to the pension plan's assets in 2014. The net comprehensive income in 2013 was due to positive investment returns in 2013 and changes in actuarial assumptions, primarily an increase in the discount rate from 4.47% at December 31, 2012 to 5.30% at December 31, 2013. At year-end 2015, the balance in accumulated other comprehensive loss pertaining to the pension plan was $(15.4) million, compared to $(14.9) million at December 31, 2014, and $(5.6) million at December 31, 2013.

INVESTMENT OF FUNDS
Loans:  Average loans were $4,910 million in 2015, compared to $4,717 million in 2014, and $4,515 million in 2013.  The average yield on loans was 4.66% in 2015, compared to 4.84% in 2014 and 5.02% in 2013. Approximately 49% of Park’s loan balances mature or reprice within one year (see Table 35).  The yield on average loan balances for each quarter of 2015 was 4.63% for the fourth quarter, 4.65% for the third quarter, and 4.68% for each of the second and first quarters.

At December 31, 2015, loan balances were $5,068 million, compared to $4,830 million at year-end 2014, an increase of $238 million or 4.9%. The loan growth of $238 million in 2015 was largely due to increases in loans of $247 million at PNB, offset by declines at GFSC and SEPH.

Table 13 reports year-end loan balances by type of loan for the past five years.

Table 13 - Loans by Type
December 31,
(In thousands)	2015	2014	2013	2012	2011
Commercial, financial and agricultural	$955,727	$856,535	$825,432	$823,927	$743,797
Construction real estate	173,345	155,804	156,116	165,528	217,546
Residential real estate	1,855,443	1,851,375	1,799,547	1,713,645	1,628,618
Commercial real estate	1,113,603	1,069,637	1,112,273	1,092,164	1,108,574
Consumer	967,111	893,160	723,733	651,930	616,505
Leases	2,856	3,171	3,404	3,128	2,059
Total Loans	$5,068,085	$4,829,682	$4,620,505	$4,450,322	$4,317,099

Loan growth was experienced across each of the major loan types in 2015.
On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans increased by $161 million or 7.7% in 2015 and decreased by $12 million or 0.6% in 2014. The increase in 2015 was due to increases in commercial, financial and agricultural loans of $99.2 million, commercial real estate loans of $44.0 million and an increase of $17.5 million in construction real estate loans. The decrease in 2014 was primarily due to the fact that the increase in commercial, financial and agricultural loans of $31.1 million was more than offset by decreases in construction real estate and commercial real estate of $312,000 and $42.6 million, respectively.

Consumer loans increased by $74 million or 8.3% in 2015 and increased by $169 million or 23.3% in 2014. The increase in consumer loans in each of 2015 and 2014 was primarily due to an increase in automobile lending in Ohio.

The long-term, fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans. The balance of sold fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,273 million at year-end 2015, compared to $1,264 million at year-end 2014, and $1,326 million at year-end 2013.

Table 14 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2015
(In thousands)
Commercial, financial and agricultural	$74,400	$438,752	$442,575	$955,727
Construction real estate	38,592	38,528	96,225	173,345
Commercial real estate	48,535	106,830	958,238	1,113,603
Total	$161,527	$584,110	$1,497,038	$2,242,675
Total of these selected loans due
after one year with:
Fixed interest rate		$312,822	$406,084	$718,906
Floating interest rate		271,288	1,090,954	1,362,242

(1)	Nonaccrual loans of $44.0 million are included within the one year or less classification above.

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

Park classifies the majority of our securities as AFS (see Note 5 of the Notes to Consolidated Financial Statements).  These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal taxes, accounted for as accumulated other comprehensive income (loss).  The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that we purchase as held-to-maturity ("HTM").  In addition, starting in 2015, Park began to purchase tax-exempt municipal securities, also classified at HTM. These securities are classified as HTM because they are generally not as liquid as the investment securities that Park classifies as AFS. A classification of HTM means that Park has the positive intent and the ability to hold these securities until maturity. At year-end 2015, Park’s HTM securities portfolio was $149 million, compared to $141 million at year-end 2014, and $182 million at year-end 2013. Included in the HTM securities portfolio as of December 31, 2015 are $48.2 million of tax-exempt municipal securities. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by U.S. Government sponsored entities.

Average taxable investment securities were $1,472 million in 2015, compared to $1,433 million in 2014, and $1,377 million in 2013.  The average yield on taxable investment securities was 2.45% in 2015, compared to 2.58% in 2014, and 2.66% in 2013.  Average tax-exempt investment securities were $5.9 million in 2015, compared to $65,000 in 2014, and $1.0 million in 2013.  The average tax-equivalent yield on tax-exempt investment securities was 4.72% in 2015, compared to 6.97% in 2014, and 7.07% in 2013.

Total investment securities (at amortized cost) were $1,644 million at December 31, 2015, compared to $1,499 million at December 31, 2014, and $1,470 million at December 31, 2013.  Management purchased investment securities totaling $506 million in 2015, $352 million in 2014, and $583 million in 2013. Proceeds from repayments and maturities of investment securities were $357 million in 2015, $140 million in 2014, and $605 million in 2013.

Proceeds from sales of investment securities were $3.1 million in 2015. These investment securities had a book value of $3.1 million and resulted in a gain on sale of $88,000. Proceeds from sales of investment securities were $173.1 million in 2014. Of the investment securities sold in 2014, a small portion with a book value of $187,000 was sold for a gain of $22,000. The remaining investment securities sold in 2014, with a book value of $174.1 million, were sold at a loss of $1.2 million.  Proceeds from sales of investment securities were $75 million in 2013. These securities were sold at book value; thus, there was no gain or loss recognized.

At year-end 2015, 2014, and 2013, the average tax-equivalent yield on the total investment portfolio was 2.28%, 2.47% and 2.53%, respectively.  The weighted average remaining maturity of the total investment portfolio was 4.8 years at December 31, 2015, 5.2 years at December 31, 2014, and 6.5 years at December 31, 2013.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 93.3% of the total investment portfolio at year-end 2015, approximately 96.0% of the total investment portfolio at year-end 2014, and approximately 95.2% of the total investment portfolio at year-end 2013.

The average maturity of the investment portfolio would lengthen if long-term interest rates were to increase as principal repayments from mortgage-backed securities and CMOs would decline and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2015, management estimated that the average maturity of the investment portfolio would lengthen to 5.0 years with a 100 basis point increase in long-term interest rates and to 5.2 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates were to decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2015, management estimated that the average maturity of the investment portfolio would decrease to 2.2 years with a 100 basis point decrease in long-term interest rates and to 1.7 years with a 200 basis point decrease in long-term interest rates.

Table 15 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2015, 2014 and 2013:

Table 15 - Investment Securities
December 31,
(In thousands)	2015	2014	2013
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$522,063	$538,064	$525,136
Obligations of states and political subdivisions	48,190	—	240
U.S. Government asset-backed securities	1,012,605	901,715	830,292
Federal Home Loan Bank stock	50,086	50,086	59,031
Federal Reserve Bank stock	8,225	8,225	6,876
Equities	2,710	2,698	2,659
Total	$1,643,879	$1,500,788	$1,424,234
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	31.8%	35.9%	36.9%
Obligations of states and political subdivisions	2.9%	—%	N.M.
U.S. Government asset-backed securities	61.6%	60.1%	58.3%
Federal Home Loan Bank stock	3.0%	3.3%	4.1%
Federal Reserve Bank stock	0.5%	0.5%	0.5%
Equities	0.2%	0.2%	0.2%
Total	100.0%	100.0%	100.0%
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

Table 16 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2015			2014			2013
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$4,909,579	$228,746	4.66%	$4,717,297	$228,487	4.84%	$4,514,781	$226,816	5.02%
Taxable investment securities	1,472,285	36,026	2.45%	1,432,627	36,981	2.58%	1,376,913	36,686	2.66%
Tax-exempt investment securities (3)	5,923	279	4.72%	65	5	6.97%	974	69	7.07%
Money market instruments	342,997	888	0.26%	204,874	515	0.25%	272,851	678	0.25%
Total interest earning assets	6,730,784	265,939	3.95%	6,354,863	265,988	4.19%	6,165,519	264,249	4.29%
Non-interest earning assets:
Allowance for loan losses	(56,947)			(58,917)			(56,860)
Cash and due from banks	117,286			112,113			110,796
Premises and equipment, net	58,377			55,407			56,303
Other assets	456,960			429,836			425,291
TOTAL	$7,306,460			$6,893,302			$6,701,049

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,257,681	$816	0.06%	$1,291,310	$825	0.06%	$1,251,305	$927	0.07%
Savings deposits	1,544,316	1,413	0.09%	1,216,750	852	0.07%	1,098,860	846	0.08%
Time deposits	1,353,199	10,125	0.75%	1,312,868	9,323	0.71%	1,392,196	11,235	0.81%
Total interest bearing deposits	4,155,196	12,354	0.30%	3,820,928	11,000	0.29%	3,742,361	13,008	0.35%
Short-term borrowings	258,717	469	0.18%	263,270	517	0.20%	253,123	544	0.22%
Long-term debt (4)	793,469	24,619	3.10%	867,615	28,582	3.29%	870,538	28,370	3.26%
Total interest bearing liabilities	5,207,382	37,442	0.72%	4,951,813	40,099	0.81%	4,866,022	41,922	0.86%

Table 16 - Continued

Non-interest bearing liabilities:
Demand deposits	1,311,628			1,196,625			1,117,379
Other	77,123			64,415			74,039
Total non-interest bearing liabilities	1,388,751			1,261,040			1,191,418
Shareholders' equity	710,327			680,449			643,609
TOTAL	$7,306,460			$6,893,302			$6,701,049
Tax equivalent net interest income		$228,497			$225,889			$222,327
Net interest spread			3.23%			3.38%			3.43%
Net yield on interest earning assets (net interest margin)			3.39%			3.55%			3.61%

(1)
Loan income includes net loan related fee income and origination costs (expense) of ($1.0 million) in 2015, $1.3 million in 2014, and $1.9 million in 2013. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2015, 2014 and 2013.  The taxable equivalent adjustment was $767,000 in 2015, $843,000 in 2014, and $1.3 million in 2013.

(2)	For the purpose of the computation for loans, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2015, 2014 and 2013. The taxable equivalent adjustments were $98,000 in 2015, $2,000 in 2014, and $24,000 in 2013.

(4)	Includes subordinated notes.

The following table displays (for each quarter of 2015) the average balance of interest earning assets, the net interest income and the tax equivalent net interest income and net interest margin.

Table 17 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,636,498	$55,535	55,696	3.40%
Second Quarter	6,689,497	56,515	56,685	3.40%
Third Quarter	6,828,647	57,715	57,935	3.37%
Fourth Quarter	6,765,996	57,867	58,181	3.41%
2015	$6,730,784	$227,632	228,497	3.39%

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 18 - Volume/Rate Variance Analysis
	Change from 2014 to 2015			Change from 2013 to 2014
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$9,016	$(8,757)	$259	$9,961	$(8,290)	$1,671
Taxable investments	982	(1,937)	(955)	1,433	(1,138)	295
Tax-exempt investments	276	(2)	274	(63)	(1)	(64)
Money market instruments	352	21	373	(163)	—	(163)
Total interest income	10,626	(10,675)	(49)	11,168	(9,429)	1,739
Interest expense:
Transaction accounts	$(9)	$—	$(9)	$27	$(129)	$(102)
Savings accounts	273	289	562	104	(98)	6
Time deposits	283	519	802	(604)	(1,308)	(1,912)
Short-term borrowings	(7)	(41)	(48)	23	(50)	(27)
Long-term debt	(2,365)	(1,599)	(3,964)	(83)	295	212
Total interest expense	(1,825)	(832)	(2,657)	(533)	(1,290)	(1,823)
Net variance	$12,451	$(9,843)	$2,608	$11,701	$(8,139)	$3,562

Other Income:  Other income was $77.6 million in 2015, compared to $75.5 million in 2014, and $73.3 million in 2013.
The following table displays total other income for Park in 2015, 2014 and 2013.

Table 19 - Other Income
Year Ended December 31,
(In thousands)	2015	2014	2013
Income from fiduciary activities	$20,195	$19,150	$17,133
Service charges on deposits	14,751	15,423	16,316
Other service income	11,438	10,459	12,913
Checkcard fee income	14,561	13,570	12,955
Bank owned life insurance income	5,783	4,861	5,041
ATM fees	2,428	2,467	2,632
Gain on the sale of OREO, net	1,604	5,503	3,110
OREO devaluations	(1,592)	(2,406)	(3,180)
Gain on the sale of commercial loans held for sale	756	1,867	—
Gain (loss) on sale of investment securities	88	(1,158)	—
Miscellaneous	7,539	5,813	6,357
Total other income	$77,551	$75,549	$73,277

The following table breaks out the change in total other income for the year ended December 31, 2015 compared to the year ended December 31, 2014, and for the year ended December 31, 2014 compared to the year ended December 31, 2013 between Park's Ohio-based operations and SEPH.

Table 20 - Other Income Breakout
	Change from 2014 to 2015			Change from 2013 to 2014
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Income from fiduciary activities	$1,045	$—	$1,045	$2,017	$—	$2,017
Service charges on deposits	(672)	—	(672)	(893)	—	(893)
Other service income	2,011	(1,032)	979	(3,726)	1,272	(2,454)
Checkcard fee income	991	—	991	615	—	615
Bank owned life insurance income	922	—	922	(180)	—	(180)
ATM fees	(39)	—	(39)	(165)	—	(165)
Gain on the sale of OREO, net	(1,220)	(2,679)	(3,899)	1,642	751	2,393
OREO devaluations	335	479	814	1,011	(237)	774
Gain on sale of commercial loans held for sale	363	(1,474)	(1,111)	(329)	2,196	1,867
Gain (loss) on sale of investment securities	1,246	—	1,246	(1,158)	—	(1,158)
Miscellaneous	1,163	563	1,726	(597)	53	(544)
Total other income	$6,145	$(4,143)	$2,002	$(1,763)	$4,035	$2,272

Income from fiduciary activities increased by $1.0 million in 2015, or 5.5%, to $20.2 million in 2015, compared to $19.2 million in 2014. The $19.2 million in 2014 was an increase of $2.0 million, or 11.8%, compared to $17.1 million in 2013.  The increases in fiduciary fee income in 2015 and 2014 were primarily due to improvements in the equity markets and also due to an increase in the total account balances serviced by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the assets being managed. The average market value of the trust assets managed by PNB was $4.38 billion in 2015, compared to $4.26 billion in 2014, and $3.86 billion in 2013.

Service charges on deposit accounts decreased by $672,000, or 4.4%, to $14.8 million in 2015, compared to $15.4 million in 2014. The $15.4 million in 2014 was a decrease of $893,000, or 5.5%, compared to $16.3 million in 2013. The declines in 2015 and 2014 were related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decline in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2014 and 2015.

Fee income earned from origination and sale into the secondary market of long-term, fixed-rate mortgage loans is included within “Other service income”.  Other service income increased by $979,000, or 9.4%, to $11.4 million in 2015, compared to $10.5 million in 2014. The $10.5 million in 2014 was a decrease of $2.5 million, or 19%, compared to $12.9 million in 2013. The increase at PNB during 2015 was primarily due to a corresponding increase in the amount of mortgage loans originated. The decline of $1.0 million at SEPH in 2015 is due to a decline in the recovery of fees in 2015. The decrease during 2014 consisted of a $3.7 million decrease at PNB offset by a $1.2 million increase at SEPH due to the recovery of fees. The decrease in other service income in 2014 at PNB was primarily due to a corresponding decrease in the amount of mortgage loans originated.

Checkcard fee income, which is generated from debit card transactions, increased $991,000, or 7.3%, to $14.6 million in 2015, compared to $13.6 million in 2014. The $13.6 million in 2014 was an increase of $615,000, or 4.7%, compared to $13.0 million in 2013. The increases in 2015 and 2014 were attributable to continued increases in the volume of debit card transactions.

Bank owned life insurance income increased by $922,000, or 19.0%, to $5.8 million in 2015, compared to $4.9 million in 2014. The increase was primarily related to $1.3 million of income from death benefits paid on policies during 2015, compared to $383,000 of income from death benefits paid on policies in 2014.

Gain on the sale of OREO, net, totaled $1.6 million in 2015, a decrease of $3.9 million, compared to $5.5 million in 2014. The $5.5 million in 2014 was an increase of $2.4 million, compared to $3.1 million in 2013. The table below provides details on the OREO sales at PNB and SEPH in 2015, 2014, and 2013.

Other miscellaneous income increased by $1.7 million, or 29.7%, to $7.5 million in 2015, compared to $5.8 million in 2014.  The increase in 2015 was primarily due to $1.2 million in income from the operation of OREO properties.

Table 21 - Sales of OREO
(In thousands)	OREO Properties Sold	Book Balance of OREO Sold	Net Proceeds of OREO Sold	Gain on Sale (1)
2015:
PNB	65	$6,853	$7,332	$479
PNB Participations in Vision assets	3	521	984	463
SEPH	20	8,158	8,742	584
Total	88	$15,532	$17,058	$1,526
2014:
PNB	90	$7,271	$8,191	$920
PNB Participations in Vision assets	1	1,826	3,085	1,259
SEPH	114	13,258	16,522	3,264
Total	205	$22,355	$27,798	$5,443
2013:
PNB	111	$9,527	$10,161	$634
PNB Participations in Vision assets	—	—	—	—
SEPH	104	10,369	12,882	2,513
Total	215	$19,896	$23,043	$3,147
(1) The gain on sale amounts above exclude any deferred gain on sale.

OREO devaluations, which result from declines in the fair value (less anticipated selling costs) of property acquired through foreclosure, totaled $1.6 million in 2015, a decrease of $814,000, or 33.8%, compared to $2.4 million in 2014. The $2.4 million in 2014 was a decrease of $774,000, or 24.3%, compared to $3.2 million in 2013. Of the $1.6 million in OREO devaluations in 2015, $1.2 million were related to devaluations at PNB, of the $2.4 million in OREO devaluations in 2014, $1.6 million were related to PNB, and of the $3.2 million in OREO devaluations in 2013, $2.6 million were related to PNB. The decline in OREO devaluations is consistent with the trend of lower OREO balances across the Park organization, which totaled $18.7 million, $22.6 million, and $34.6 million at December 31, 2015, 2014 and 2013, respectively.

Gain on the sale of commercial loans held for sale was $756,000 for 2015. This was related to certain commercial loans, which had a book balance of $144,000, that were sold in the first quarter of 2015. Gain on sale of commercial loans held for sale was $1.9 million in 2014. PNB sold $12.7 million of commercial loans held for sale in 2014, which resulted in a $328,000 loss on sale. SEPH sold $6.4 million of commercial loans held for sale in 2014, which resulted in a $2.2 million gain on sale.

Other Expense: Other expense was $186.6 million in 2015, compared to $187.5 million in 2014, and $181.5 million in 2013.  Other expense decreased by $896,000, or 0.5% in 2015, and increased by $6.0 million, or 3.3% in 2014. The following table displays total other expense for Park for 2015, 2014 and 2013.

Table 22 - Other Expense
Year Ended December 31,
(In thousands)	2015	2014	2013
Salaries	$86,189	$81,977	$80,985
Employee benefits	21,296	19,991	19,313
Data processing fees	5,037	4,712	4,174
Professional fees and services	23,452	29,580	27,865
Net occupancy expense of bank premises	9,686	10,006	9,804
Furniture and equipment expense	11,806	11,571	11,249
Insurance	5,629	5,723	5,205
Marketing	3,983	4,371	3,790
Postage and telephone	5,130	5,268	5,790
State taxes	3,566	2,290	3,702
OREO expense	1,446	2,063	2,731
Miscellaneous	9,394	9,958	6,907
Total other expense	$186,614	$187,510	$181,515
Full-time equivalent employees	1,793	1,801	1,836

The following table breaks out the change in other expense for the year ended December 31, 2015, compared to the year ended December 31, 2014, and for the year ended December 31, 2014 compared to the year ended December 31, 2013 in each of Park's Ohio-based operations and SEPH.

Table 23 - Other Expense Breakout
	Change from 2014 to 2015			Change from 2013 to 2014
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Salaries	$4,556	$(344)	$4,212	$1,195	$(203)	$992
Employee benefits	1,510	(205)	1,305	430	248	678
Data processing fees	325	—	325	538	—	538
Professional fees and services	(780)	(5,348)	(6,128)	598	1,117	1,715
Net occupancy expense of bank premises	(320)	—	(320)	206	(4)	202
Furniture and equipment expense	236	(1)	235	334	(12)	322
Insurance	(88)	(6)	(94)	508	10	518
Marketing	(388)	—	(388)	581	—	581
Postage and telephone	(135)	(3)	(138)	(521)	(1)	(522)
State taxes	1,351	(75)	1,276	(1,451)	39	(1,412)
OREO expense	(428)	(189)	(617)	(684)	16	(668)
Miscellaneous	(1,151)	587	(564)	4,706	(1,655)	3,051
Total other expense	$4,688	$(5,584)	$(896)	$6,440	$(445)	$5,995

Salaries expense increased $4.2 million, or 5.1%, to $86.2 million in 2015, and increased by $1.0 million, or 1.2%, to $82.0 million in 2014. The increase in 2015 was due to an increase in salaries of $2.8 million, an increase in incentive compensation of $848,000, and an increase in share-based compensation expense related to the Park 2013 Long-Term Incentive Plan of $407,000 compared to 2014. While total full-time equivalent employees did not increase in 2015, Park has experienced an increase in higher paid positions. The increase in 2014 was primarily due to an increase of $992,000 in salary expense. Park had 1,793 full-time equivalent employees at year-end 2015, compared to 1,801 full-time equivalent employees at year-end 2014, and 1,836 full-time equivalent employees at year-end 2013.

Employee benefits expense increased $1.3 million, or 6.5%, to $21.3 million in 2015, and increased by $678,000, or 3.5%, to $20.0 million in 2014. The increase in 2015 was due to a $1.3 million increase in pension and salary deferral plan expense, compared to 2014. The increase in 2014 was primarily due to increases of $3.4 million in group medical insurance, and $1.2 million in other employee benefits, offset by a $4.1 million decrease in retirement benefit expense.

Professional fees and services decreased $6.1 million, or 20.7%, to $23.5 million in 2015, compared to $29.6 million in 2014. The $29.6 million in 2014 was an increase of $1.7 million, or 6.2%, compared to $27.9 million in 2013. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The decrease in professional fees and services expense in 2015 was largely related to declines in legal expenses associated with PNB participations in Vision loans and other loan relationships at SEPH. The increase in professional fees and services expense in 2014 was primarily due to increases in legal and consulting fees at both PNB and SEPH.

OREO expense declined $617,000, or 29.9%, to $1.4 million in 2015, compared to $2.1 million in 2014. The $2.1 million in 2014 was a decline of $668,000, or 24.5%, compared to $2.7 million in 2013. The decline in OREO expense was consistent with the trend of lower OREO balances across the Park organization, which totaled $18.7 million, $22.6 million and $34.6 million at December 31, 2015, 2014 and 2013, respectively.
The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, and other miscellaneous expense. The subcategory miscellaneous other expense decreased by $564,000, or 5.7%, to $9.4 million in 2015, compared to $10.0 million in 2014. The $10.0 million in 2014 was an increase of $3.1 million, or 44.2%, compared to the $6.9 million in 2013. The $3.1 million increase in 2014 was primarily due to a charitable contribution and a contract termination fee.

Income Taxes: Federal income tax expense was $32.6 million in 2015, compared to $36.5 million in 2014, and $32.5 million in 2013.  Federal income tax expense as a percentage of income before taxes was 28.7% in 2015, 30.3% in 2014, and 29.7% in 2013.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate reflects permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, qualified affordable housing and historical tax credits, bank owned life insurance income, and dividends paid on common shares held within Park’s salary deferral plan. Park's permanent tax differences for 2015 were approximately $7.2 million compared to $5.7 million for 2014.

CREDIT EXPERIENCE
Provision for (Recovery of) Loan Losses: The provision for (recovery of) loan losses is the amount added to the allowance for loan losses to ensure the allowance is sufficient to absorb probable, incurred credit losses. The amount of the provision for (recovery of) loan losses is determined by management after reviewing the risk characteristics of the loan portfolio, historic and current loan loss experience and current economic conditions.

The table below provides additional information on the provision for loan losses and the ALLL for Park for 2015, 2014 and 2013.

Table 24 - ALLL Information - Park
(In thousands)	2015	2014	2013
ALLL, beginning balance	$54,352	$59,468	$55,537
Charge-offs	14,290	24,780	19,153
Recoveries	(11,442)	(26,997)	(19,669)
Net charge-offs (recoveries)	2,848	(2,217)	(516)
Provision for (recovery of) loan losses:	4,990	(7,333)	3,415
ALLL, ending balance	$56,494	$54,352	$59,468
Average loans	$4,909,579	$4,717,297	$4,514,781
Net charge-offs (recoveries) as a percentage of average loans	0.06%	(0.05)%	(0.01)%

Park's Ohio-based subsidiaries, PNB and GFSC, are the only subsidiaries that carry an ALLL balance. The table below provides additional information on the provision for loan losses and the ALLL for Park’s Ohio-based subsidiaries for 2015, 2014 and
2013.

Table 25 - ALLL Information - Park's Ohio-Based Subsidiaries
(In thousands)	2015	2014	2013
ALLL, beginning balance	$54,352	$59,468	$55,537
Charge-offs:
Ohio-based subsidiaries loans	14,143	22,988	16,809
PNB participations in Vision loans	20	667	131
Total charge-offs	14,163	23,655	16,940
Recoveries:
Ohio-based subsidiaries loans	(5,770)	(6,613)	(4,942)
PNB participations in Vision loans	(1,455)	(6,865)	(715)
Total recoveries	(7,225)	(13,478)	(5,657)
Net charge-offs	6,938	10,177	11,283
Provision for (recovery of) loan losses:
Ohio-based subsidiaries loans	10,515	11,259	16,095
PNB participations in Vision loans	(1,435)	(6,198)	(881)
Total provision for loan losses	9,080	5,061	15,214
ALLL, ending balance	$56,494	$54,352	$59,468
Average loans, Ohio-based subsidiaries	$4,891,670	$4,685,461	$4,467,156
Net charge-offs as a percentage of average loans	0.14%	0.22%	0.25%
Net charge-offs as a percentage of average loans - excluding PNB participations in Vision loans	0.17%	0.35%	0.25%

SEPH, as a non-bank subsidiary of Park, does not carry an ALLL balance, but recognizes a provision for loan losses when a charge-off is taken and recognizes a recovery of loan losses when a recovery is received.

Table 26 - ALLL Information - SEPH
(In thousands)	2015	2014	2013
ALLL, beginning balance	$—	$—	$—
Charge-offs	127	1,125	2,213
Recoveries	(4,217)	(13,519)	(14,012)
Net recoveries	(4,090)	(12,394)	(11,799)
Recovery of loan losses:	(4,090)	(12,394)	(11,799)
ALLL, ending balance	$—	$—	$—
Average loans	$17,910	$31,836	$47,625
Net recoveries as a percentage of average loans	(22.84)%	(38.93)%	(24.77)%

At year-end 2015, the allowance for loan losses was $56.5 million, or 1.11% of total loans outstanding, compared to $54.4 million, or 1.13% of total loans outstanding at year-end 2014, and $59.5 million, or 1.29% of total loans outstanding at year-end 2013. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2015, 2014 and 2013.

Table 27 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2015	2014	2013
Allowance for loan losses, end of period	$56,494	$54,352	$59,468
Specific reserves	4,191	3,660	10,451
General reserves	$52,303	$50,692	$49,017
Total loans	$5,068,085	$4,829,682	$4,620,505
Impaired commercial loans	80,599	73,676	112,304
Non-impaired loans	$4,987,486	$4,756,006	$4,508,201
Allowance for loan losses as a percentage of year-end loans	1.11%	1.13%	1.29%
General reserves as a percentage of non-impaired loans	1.05%	1.07%	1.09%

General reserves increased $1.6 million, or 3.2%, to $52.3 million at December 31, 2015, compared to $50.7 million at December 31, 2014. The increase in general reserves was due to a $2.1 million increase in general reserves in the commercial loan portfolio, as this portfolio of loans experienced significant growth in 2015, offset by a $0.5 million decline in general reserves in the consumer loan portfolio.

Management believes that the allowance for loan losses at year-end 2015 is adequate to absorb probable, incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “CRITICAL ACCOUNTING POLICIES” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of Park's loan loss experience over the past five years:

Table 28 - Summary of Loan Loss Experience
(In thousands)	2015	2014	2013	2012	2011

Average loans (net of unearned interest)	$4,909,579	$4,717,297	$4,514,781	$4,410,661	$4,713,511
Allowance for loan losses:
Beginning balance	54,352	59,468	55,537	68,444	143,575
Charge-offs:
Commercial, financial
and agricultural	2,478	3,779	6,160	26,847	18,350
Real estate - construction	470	1,316	1,791	9,985	64,166
Real estate - residential	2,352	3,944	3,207	8,607	20,691
Real estate - commercial	348	8,003	1,832	10,454	23,063
Consumer	8,642	7,738	6,163	5,375	7,612
Leases	—	—	—	—	—
Total charge-offs	$14,290	$24,780	$19,153	$61,268	$133,882
Recoveries:
Commercial, financial
and agricultural	$1,373	$1,003	$1,314	$1,066	$1,402
Real estate - construction	2,092	12,572	9,378	2,979	1,463
Real estate - residential	2,438	2,985	6,000	5,559	1,719
Real estate - commercial	2,241	7,759	726	783	1,825
Consumer	3,295	2,671	2,249	2,555	2,385
Leases	3	7	2	—	4
Total recoveries	$11,442	$26,997	$19,669	$12,942	$8,798
Net charge-offs (recoveries)	$2,848	$(2,217)	$(516)	$48,326	$125,084
Provision (recovery) included in earnings	4,990	(7,333)	3,415	35,419	63,272
Transfer of loans at fair value	—	—	—	—	(219)
Allowance for loan losses transferred to held for sale	—	—	—	—	(13,100)
Ending balance	$56,494	$54,352	$59,468	$55,537	$68,444
Ratio of net charge-offs (recoveries) to average loans	0.06%	(0.05)%	(0.01)%	1.10%	2.65%
Ratio of allowance for loan losses
to end of year loans	1.11%	1.13%	1.29%	1.25%	1.59%

The following table summarizes Park's allocation of the allowance for loan losses for the past five years:

Table 29 - Allocation of Allowance for Loan Losses
December 31,	2015		2014		2013		2012		2011
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$13,731	18.86%	$10,719	17.73%	$14,218	17.87%	$15,635	18.51%	$16,950	17.23%
Real estate - construction	8,416	3.42%	8,652	3.23%	6,855	3.38%	6,841	3.72%	14,433	5.04%
Real estate - residential	13,569	36.61%	14,772	38.33%	14,251	38.95%	14,759	38.51%	15,692	37.72%
Real estate - commercial	9,248	21.97%	8,808	22.15%	15,899	24.07%	11,736	24.54%	15,539	25.68%
Consumer	11,530	19.08%	11,401	18.49%	8,245	15.66%	6,566	14.65%	5,830	14.28%
Leases	—	0.06%	—	0.07%	—	0.07%	—	0.07%	—	0.05%
Total	$56,494	100.00%	$54,352	100.00%	$59,468	100.00%	$55,537	100.00%	$68,444	100.00%

As of December 31, 2015, Park had no concentrations of loans exceeding 10% to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) troubled debt restructurings (TDRs) on accrual status; and 3) loans which are contractually past due 90 days or more as to principal or interest payments, where interest continues to accrue.  Park's management continues to evaluate TDRs to determine those that may be appropriate to return to accrual status. Specifically, if the restructured note has been current for a period of at least six months and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. Nonperforming assets include nonperforming loans and OREO. OREO results from taking possession of property that served as collateral for a defaulted loan.

Generally, management obtains updated appraisal information for nonperforming loans and OREO annually. As new appraisal information is received, management performs an evaluation of the appraisal and applies a discount for anticipated disposition costs to determine the net realizable value of the collateral, which is compared to the outstanding principal balance to determine if additional write-downs are necessary.

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing, and OREO for the last five years:

Table 30 - Park - Nonperforming Assets
	December 31,
(In thousands)	2015	2014	2013	2012	2011
Nonaccrual loans	$95,887	$100,393	$135,216	$155,536	$195,106
Accruing TDRs	24,979	16,254	18,747	29,800	28,607
Loans past due 90 days or more and accruing	1,921	2,641	1,677	2,970	3,489
Total nonperforming loans	$122,787	$119,288	$155,640	$188,306	$227,202
OREO – PNB	7,456	10,687	11,412	14,715	13,240
OREO – SEPH	11,195	11,918	23,224	21,003	29,032
Total nonperforming assets	$141,438	$141,893	$190,276	$224,024	$269,474
Percentage of nonperforming loans to total loans	2.42%	2.47%	3.37%	4.23%	5.26%
Percentage of nonperforming assets to total loans	2.79%	2.94%	4.12%	5.03%	6.24%
Percentage of nonperforming assets to total assets	1.93%	2.03%	2.87%	3.37%	3.86%

SEPH nonperforming assets for the last five years were as follows:

Table 31 - SEPH - Nonperforming Assets
	December 31,
(In thousands)	2015	2014	2013	2012	2011
Nonaccrual loans	$14,419	$22,916	$36,108	$55,292	$98,993
Accruing TDRs	—	97	—	—	2,265
Loans past due 90 days or more and accruing	—	—	—	—	122
Total nonperforming loans	$14,419	$23,013	$36,108	$55,292	$101,380
OREO - SEPH	11,195	11,918	23,224	21,003	29,032
Total nonperforming assets	$25,614	$34,931	$59,332	$76,295	$130,412
Percentage of nonperforming loans to total loans	N.M.	N.M.	N.M.	N.M.	N.M.
Percentage of nonperforming assets to total loans	N.M.	N.M.	N.M.	N.M.	N.M.
Percentage of nonperforming assets to total assets	N.M.	N.M.	N.M.	N.M.	N.M.
 N.M.- Not meaningful

Nonperforming assets for Park, excluding SEPH, for the last five years were as follows:

Table 32 - Park excluding SEPH - Nonperforming Assets
	December 31,
(In thousands)	2015	2014	2013	2012	2011
Nonaccrual loans	$81,468	$77,477	$99,108	$100,244	$96,113
Accruing TDRs	24,979	16,157	18,747	29,800	26,342
Loans past due 90 days or more and accruing	1,921	2,641	1,677	2,970	3,367
Total nonperforming loans	$108,368	$96,275	$119,532	$133,014	$125,822
OREO – PNB	7,456	10,687	11,412	14,715	13,240
Total nonperforming assets (1)	$115,824	$106,962	$130,944	$147,729	$139,062
Percentage of nonperforming loans to total loans	2.14%	2.00%	2.61%	3.03%	3.00%
Percentage of nonperforming assets to total loans	2.29%	2.23%	2.86%	3.36%	3.32%
Percentage of nonperforming assets to total assets	1.60%	1.55%	2.00%	2.26%	2.21%
(1) Includes PNB participations in loans originated by Vision and related OREO totaling $9.8 million, $11.5 million, $12.3 million, $19.0 million, and $25.9 million for the years ended December 31, 2015, 2014, 2013, 2012, and 2011, respectively.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2015, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

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

The following table highlights the credit trends within the commercial loan portfolio of Park’s Ohio-based operations.

Table 33 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2015	December 31, 2014	December 31, 2013
Pass rated	$2,493,518	$2,360,689	$2,311,914
Special Mention	24,223	15,946	26,361
Substandard	4,268	3,553	2,687
Impaired	66,232	51,323	77,038
Total	$2,588,241	$2,431,511	$2,418,000
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

Delinquent and accruing loan trends for Park's Ohio-based operations have improved over the past 24 months. Delinquent and accruing loans were $25.7 million, or 0.51% of total loans at December 31, 2015, compared to $33.0 million, or 0.69% of total loans at December 31, 2014, and $32.0 million, or 0.70% of total loans at December 31, 2013.

Impaired commercial loans for Park's Ohio-based operations were $66.2 million as of December 31, 2015, an increase of $14.9 million, compared to $51.3 million as of December 31, 2014. The $66.2 million of impaired commercial loans at December 31, 2015 included $12.4 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms, up from $3.6 million at December 31, 2014. The increase in 2015 was not due to an overall deterioration of credit quality, rather the increase was primarily due to a $6.2 million loan relationship that moved to nonaccrual status and a $7.9 million loan relationship that was deemed to be a TDR and is currently on accrual status. Impaired commercial loans were $77.0 million at December 31, 2013. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable, incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

Park had $28.5 million of non-impaired commercial loans included on the watch list at December 31, 2015, compared to $19.5 million of non-impaired commercial loans at year-end 2014, and $29.0 million of non-impaired commercial loans at year-end 2013. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) certain real estate construction loans; and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total commercial loans, Park’s watch list of potential problem commercial loans was 1.1% in 2015, 0.8% in 2014, and 1.2% in 2013. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding each borrower’s ability to comply with payment terms for watch list loans.

As of December 31, 2015, management had taken partial charge-offs of approximately $28.7 million related to the $80.6 million of commercial loans considered to be impaired, compared to charge-offs of approximately $32.5 million related to the $73.7 million of impaired commercial loans at December 31, 2014.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2015, including those impaired commercial loans at PNB, PNB participations in impaired Vision loans and those impaired Vision commercial loans retained at SEPH.

Table 34 - Park Impaired Commercial Loans
December 31, 2015
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB	$66,376	$5,285	$61,091	$4,191	$56,900	85.72%
PNB Participations in Vision loans	9,495	4,354	5,141	—	5,141	54.14%
SEPH	33,433	19,066	14,367	—	14,367	42.97%
Total Park	$109,304	$28,705	$80,599	$4,191	$76,408	69.90%

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loans, resulting in a higher probability that Park will suffer a loss on the loans unless the weakness is corrected. Park’s annualized 84-month loss experience, defined as charge-offs plus changes in specific reserves, within the commercial loan portfolio has been 0.50% of the principal balance of these loans.  This annualized 84-month loss experience includes only the performance of the PNB loan portfolio and excludes the impact of PNB participations in Vision loans. The allowance for loan losses related to performing commercial loans was $31.7 million or 1.26% of the outstanding principal balance of other accruing commercial loans at December 31, 2015.

The overall reserve of 1.26% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.21%; special mention commercial loans are reserved at 5.24%; and substandard commercial loans are reserved at 6.07%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 84-month loss experience of 0.50% are due to the following factors which management reviews on a quarterly or annual basis:

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

Generally, consumer loans are not individually graded.  Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio.  The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 84 months.  Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.).  At December 31, 2015, the coverage level within the consumer portfolio was approximately 1.99 years.

The judgmental increases discussed above incorporate management’s evaluation of the impact of environmental qualitative factors which pose additional risks and assignment of a component of the allowance for loan losses in consideration of these factors.  Such environmental factors include: national and local economic trends and conditions; experience, ability and depth of lending management and staff; effects of any changes in lending policies and procedures; and levels of, and trends in, consumer bankruptcies, delinquencies, impaired loans, and charge-offs and recoveries.  The determination of this component of the allowance for loan losses requires considerable management judgment.  Management is working to address weaknesses in those loans that may result in future loss.  Actual loss experience may be more or less than the amount allocated.

CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing our liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $88.2 million during 2015 to $149.5 million at year end. Cash provided by operating activities was $88.7 million in 2015, $71.7 million in 2014, and $121.3 million in 2013. Net income was the primary source of cash from operating activities during each year.

Cash used in investing activities was $395.5 million in 2015, $229.6 million in 2014 and $112.6 million in 2013. Investment security transactions are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of securities provide cash and purchases of securities use cash.  Net security transactions used cash of $145.2 million in 2015, used cash of $29.7 million in 2014, and provided cash of $96.9 million in 2013.  Another major use or source of cash in investing activities is the net increase or decrease in the loan portfolio.  Cash used by the net increase in the loan portfolio was $247.9 million in 2015, $234.0 million in 2014, and $212.3 million in 2013.

Cash provided by financing activities was $218.5 million in 2015, $248.5 million in 2014, and cash used in financing activities was $62.9 million in 2013. A major source of cash for financing activities is the net change in deposits.  Deposits increased and provided $219.6 million of cash in 2015, $338.0 million of cash in 2014, and $74.0 million of cash in 2013. Of the $338.0 million deposit increase in 2014, $200 million was related to the settlement of brokered deposits in September 2014. Another major source of cash for financing activities is short-term borrowings and long-term debt.  In 2015, net short-term borrowings increased and provided $117.3 million in cash, and net long-term borrowings decreased and used $54.5 million in cash. In 2014, net short-term borrowings increased and provided $35.0 million in cash, and net long-term borrowings decreased and used $64.2 million in cash. In 2013, net short-term borrowings decreased and used $102.1 million in cash, and net long-term borrowings increased and provided $24.0 million in cash. Finally, cash declined by $57.8 million in 2015, and $57.9 million in 2014 and 2013, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings and the capability to securitize or package loans for sale.  In the opinion of Park's management, the present funding sources provide more than adequate liquidity for Park to meet our cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2015:

Table 35 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$93,652	$121,436	$427,060	$241,070	$761,109	$1,644,327
Money market instruments	30,047					30,047
Loans (1)	1,319,775	1,186,140	1,781,602	615,429	165,139	5,068,085
Total interest earning assets	1,443,474	1,307,576	2,208,662	856,499	926,248	6,742,459
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$547,871		$559,330			$1,107,201
Savings accounts (2)	569,349		975,358			1,544,707
Time deposits	314,415	502,381	276,096	197,089	431	1,290,412
Other		1,290				1,290
Total deposits	1,431,635	503,671	1,810,784	197,089	431	3,943,610
Short-term borrowings	394,242					394,242
Long-term debt	—	—	488,105	100,000	150,000	738,105
Subordinated notes	15,000		30,000			45,000
Total interest bearing liabilities	1,840,877	503,671	2,328,889	297,089	150,431	5,120,957
Interest rate sensitivity gap	(397,403)	803,905	(120,227)	559,410	775,817	1,621,502
Cumulative rate sensitivity gap	(397,403)	406,502	286,275	845,685	1,621,502
Cumulative gap as a
percentage of total
interest earning assets	(5.89)%	6.03%	4.25%	12.54%	24.05%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $95.9 million are included within the three to twelve month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 49% of interest bearing transaction accounts and 37% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one-year cumulative gap would change from a positive 6.03% to a negative 16.73%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2015, the cumulative interest earning assets maturing or repricing within twelve months were $2,751 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,345 million.  For the twelve-month cumulative gap position, rate sensitive assets exceeded rate sensitive liabilities by $407 million or 6.03% of interest earning assets.

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

The cumulative twelve-month interest rate sensitivity gap position at year-end 2014 was a positive $544 million or 8.46% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 40.8% at year-

end 2015, compared to 41.8% at year-end 2014.  The percentage of interest bearing liabilities maturing or repricing within one year was 45.8% at year-end 2015, compared to 43.2% at year-end 2014.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.  At December 31, 2015, the earnings simulation model projected that net income would decrease by 0.4% using a rising interest rate scenario and decrease by 10.9% using a declining interest rate scenario over the next year.   At December 31, 2014, the earnings simulation model projected that net income would increase by 1.3% using a rising interest rate scenario and decrease by 7.1% using a declining interest rate scenario over the following year.  At December 31, 2013, the earnings simulation model projected that net income would decrease by 1.4% using a rising interest rate scenario and decrease by 10.3% using a declining interest rate scenario over the following year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.39% in 2015, 3.55% in 2014 and 3.61% in 2013.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2015.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 36 - Contractual Obligations
December 31, 2015	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	12	$4,057,230	$—	$—	$—	$4,057,230
Certificates of deposit	12	814,387	278,505	197,089	431	1,290,412
Short-term borrowings	14	394,242	—	—	—	394,242
Long-term debt	15	—	500,000	100,000	150,000	750,000
Subordinated notes	16	—	—	—	45,000	45,000
Operating leases	10	1,475	2,380	1,413	520	5,788
Defined benefit pension plan (1)	18	5,010	11,121	14,097	45,831	76,059
Purchase obligations		2,421	—	—	—	2,421
Total contractual obligations		$5,274,765	$792,006	$312,599	$241,782	$6,621,152
(1) Pension payments reflect 10 years of payments, through 2025.

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of our customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2015, the Corporation had $888.4 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $12.3 million of standby letters of credit.  At December 31, 2014, the Corporation had $869.8 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $12.5 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2015. See Note 23 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2015.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2015, the Corporation’s total shareholders’ equity was $713.4 million, compared to $696.5 million at December 31, 2014.  Total shareholders’ equity at December 31, 2015 was 9.76% of total assets, compared to 9.95% of total assets at December 31, 2014.

Tangible shareholders’ equity [total shareholders’ equity ($713.4 million) less goodwill ($72.3 million)] was $641.0 million at December 31, 2015 and was $624.2 million at December 31, 2014.  At December 31, 2015, tangible shareholders’ equity was 8.86% of total tangible assets [total assets ($7,311 million) less goodwill ($72.3 million)], compared to 9.01% at December 31, 2014.

Net income was $81.0 million in 2015, $84.0 million in 2014 and $76.9 million in 2013.

Cash dividends declared for Park's common shares were $57.9 million in each of 2015, 2014 and 2013.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2015, 2014 and 2013.

Park repurchased 71,700, 29,700, and 10,550 common shares for treasury in 2015, 2014, and 2013, respectively. Common shares held in treasury had a balance of $82.5 million at December 31, 2015, $77.4 million at December 31, 2014, and $76.1 million at December 31, 2013. During 2015, the value of common shares held in treasury was reduced by $1.0 million as a result of the issuance of an aggregate of 10,150 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $6.1 million due to the repurchase of 71,700 common shares for treasury. During 2014, the value of common shares held in treasury was reduced by $1.0 million as a result of the issuance of an aggregate of 10,200 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $2.4 million due to the repurchase of 29,700 common shares for treasury. During 2013, the value of common shares held in treasury was reduced by $1.1 million as a result of the issuance of an aggregate of 10,550 common shares to directors of Park and to the directors of Park's bank subsidiary PNB (and its divisions), and increased by $0.8 million due to the repurchase of 10,550 common shares held in treasury.

Park did not issue any new common shares, that it had not already held as treasury shares, in any of 2015, 2014 or 2013. Common shares had a balance of $304.0 million, $303.1 million, and $302.7 million at December 31, 2015, 2014, and 2013, respectively.

Accumulated other comprehensive loss (net) was $15.6 million at December 31, 2015, compared to $13.6 million at December 31, 2014, and $35.4 million at December 31, 2013.  During the 2013 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a loss of $39.4 million and Park did not realize any after-tax gains, resulting in an unrealized loss on securities available for sale of $29.8 million at December 31, 2013. During the 2014 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a gain of $31.1 million. During the 2015 year, the change in net unrealized holding gain (loss) on securities available for sale, net of tax, was a loss of $1.5 million. Finally, Park recognized an other comprehensive loss of $486,000, net of tax, related to the change in pension plan assets and benefit obligations in 2015, compared to a loss of $9.3 million, net of tax, in 2014, and a gain of $21.5 million, net of tax, in 2013.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. During the first quarter of 2015, Park adopted the new Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this new framework modified the calculation of the various capital ratios, added a new ratio, common equity tier 1, and revised the adequately and well capitalized thresholds. Additionally, under the new rule, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019.

Park’s leverage capital ratio was 9.22% at December 31, 2015 and exceeded the minimum capital required by $380 million.  The minimum Tier 1 risk-based capital ratio (defined as leverage capital divided by risk-adjusted assets) at December 31, 2015 was 6%.  Park’s Tier 1 risk-based capital ratio was 12.82% at December 31, 2015 and exceeded the minimum capital required by $357 million.  The minimum total risk-based capital ratio (defined as leverage capital plus supplemental capital divided by risk-adjusted assets) at December 31, 2015 was 8%.  Park’s total risk-based capital ratio was 14.49% at December 31, 2015 and exceeded the minimum capital required by $340 million. Park's common equity tier 1 capital ratio was 12.54% at December 31, 2015 and exceeded the minimum capital required by $421 million.

PNB, the only financial institution subsidiary of Park, met the well capitalized ratio guidelines at December 31, 2015.  See Note 26 of the Notes to Consolidated Financial Statements for the capital ratios for Park and PNB.

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

SELECTED FINANCIAL DATA

Table 37 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2015	2014	2013	2012	2011
Results of Operations:
Interest income	$265,074	$265,143	$262,947	$285,735	$331,880
Interest expense	37,442	40,099	41,922	50,420	58,646
Net interest income	227,632	225,044	221,025	235,315	273,234
Provision for (recovery of) loan losses	4,990	(7,333)	3,415	35,419	63,272
Net interest income after provision for (recovery of) loan losses	222,642	232,377	217,610	199,896	209,962
Gain on sale of the Vision business (1)	—	—	—	22,167	—
Non-interest income	77,551	75,549	73,277	70,236	94,910
Non-interest expense	186,614	187,510	181,515	181,127	181,426
Net income	81,012	83,957	76,869	78,480	82,222
Net income available to common shareholders	81,012	83,957	76,869	75,055	76,366
Per common share:
Net income per common share - basic	$5.27	$5.45	$4.99	$4.87	$4.96
Net income per common share - diluted	5.26	5.45	4.99	4.87	4.96
Cash dividends declared	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$4,909,579	$4,717,297	$4,514,781	$4,410,661	$4,713,511
Investment securities	1,478,208	1,432,692	1,377,887	1,613,131	1,848,880
Money market instruments and other	342,997	204,874	272,851	166,319	78,593
Total earning assets	6,730,784	6,354,863	6,165,519	6,190,111	6,640,984
Non-interest bearing deposits	1,311,628	1,196,625	1,117,379	1,048,796	999,085
Interest bearing deposits	4,155,196	3,820,928	3,742,361	3,786,601	4,193,404
Total deposits	5,466,824	5,017,553	4,859,740	4,835,397	5,192,489
Short-term borrowings	$258,717	$263,270	$253,123	$258,661	$297,537
Long-term debt	793,469	867,615	870,538	907,704	881,921
Shareholders' equity	710,327	680,449	643,609	688,166	742,013
Common shareholders' equity	710,327	680,449	643,609	657,289	644,309
Total assets	7,306,460	6,893,302	6,701,049	6,765,240	7,204,311

Ratios:
Return on average assets (x)	1.11%	1.22%	1.15%	1.11%	1.06%
Return on average common equity (x)	11.40%	12.34%	11.94%	11.42%	11.85%
Net interest margin (2)	3.39%	3.55%	3.61%	3.83%	4.14%
Efficiency ratio (2)	60.98%	62.21%	61.40%	55.00%	49.02%
Dividend payout ratio (3)	71.51%	69.02%	75.39%	73.82%	70.43%
Average shareholders' equity to average total assets	9.72%	9.87%	9.60%	10.17%	10.30%
Common equity tier 1 capital	12.54%	N/A	N/A	N/A	N/A
Leverage capital	9.22%	9.25%	9.48%	9.17%	9.81%
Tier 1 capital	12.82%	13.39%	13.27%	13.12%	14.15%
Risk-based capital	14.49%	15.14%	15.91%	15.77%	16.65%
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(2) Computed on a fully taxable equivalent basis.
(3) Cash dividends paid divided by net income.
(x) Reported measure uses net income available to common shareholders.

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2015 and 2014.

Table 38 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2015:
Interest income	$65,018	$65,804	$67,087	$67,165
Interest expense	9,483	9,289	9,372	9,298
Net interest income	55,535	56,515	57,715	57,867
Provision for (recovery of) loan losses	1,632	1,612	2,404	(658)
Income before income taxes	27,056	29,427	28,073	29,023
Net income	19,044	21,039	20,040	20,889
Per common share data:
Net income per common share - basic	1.24	1.37	1.30	1.36
Net income per common share - diluted	1.23	1.37	1.30	1.36
Weighted-average common shares outstanding - basic	15,379,170	15,370,882	15,361,087	15,345,986
Weighted-average common shares equivalent - diluted	15,421,928	15,407,881	15,401,808	15,384,451
2014:
Interest income	$64,342	$66,363	$66,622	$67,816
Interest expense	9,862	9,802	9,913	10,522
Net interest income	54,480	56,561	56,709	57,294
Provision for (recovery of) loan losses	(2,225)	(1,260)	4,501	(8,349)
Income before income taxes	27,574	31,251	26,632	34,959
Net income	19,577	21,810	18,269	24,301
Per common share data:
Net income per common share - basic	1.27	1.42	1.19	1.58
Net income per common share - diluted	1.27	1.42	1.19	1.58
Weighted-average common shares outstanding - basic	15,401,105	15,392,435	15,392,421	15,393,924
Weighted-average common shares equivalent - diluted	15,414,897	15,412,167	15,413,664	15,414,433

Park's common shares (symbol: PRK) are traded on NYSE MKT LLC.  At December 31, 2015, Park had 3,781 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common shares for each quarterly period for the years ended December 31, 2015 and 2014, as reported by NYSE MKT LLC.

Table 39 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2015:
First Quarter	$88.39	$79.46	$85.56	$0.94
Second Quarter	90.00	81.01	87.37	0.94
Third Quarter	90.92	80.15	90.22	0.94
Fourth Quarter	99.68	84.27	90.48	0.94
2014:
First Quarter	$86.78	$75.06	$76.89	$0.94
Second Quarter	83.32	70.51	77.20	0.94
Third Quarter	79.77	72.87	75.42	0.94
Fourth Quarter	89.84	74.00	88.48	0.94

PERFORMANCE GRAPH
Table 40 compares the total return performance for Park's common shares with the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index for the five-year period from December 31, 2010 to December 31, 2015.  The NYSE MKT Composite Index is a market capitalization-weighted index of the stocks listed on NYSE MKT.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select and Global Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select Market to be within our peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank and thrift stocks researched by SNL Financial.

The NYSE MKT Financial Stocks Index includes the stocks of banks, thrifts, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 40 – Total Return Performance
	Period Ending
Index	12/31/10	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15
Park National Corporation	100.00	95.37	100.19	138.71	151.50	161.72
NYSE MKT Composite	100.00	106.29	113.32	120.86	125.41	113.68
NASDAQ Bank Stocks	100.00	89.50	106.23	150.55	157.95	171.92
SNL Financial Bank and Thrift	100.00	77.76	104.42	142.97	159.60	162.83

The annual compound total return on Park’s common shares for the past five years was a positive 10.1%.  By comparison, the annual compound total returns for the past five years on the NYSE MKT Composite Index, the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index were a positive 2.6%, a positive 11.4% and a positive 10.2%, respectively.

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

With the participation of our Chairman of the Board, our Chief Executive Officer and President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2015, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) 2013 Internal Control-Integrated Framework.

Based on our assessment under the criteria described in the preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting as of December 31, 2015.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2015 and 2014 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2015, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ C. Daniel DeLawder	/s/ David L. Trautman	/s/ Brady T. Burt
C. Daniel DeLawder	David L. Trautman	Brady T. Burt
Chairman of the Board	Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 18, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control – Integrated
Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in the 2013 Internal Control –
Integrated Framework issued by the COSO.

Crowe Horwath LLP
Columbus, Ohio
February 18, 2016

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2015 and 2014

(In thousands, except share and per share data)	2015	2014

Assets
Cash and due from banks	$119,412	$133,511
Money market instruments	30,047	104,188
Cash and cash equivalents	149,459	237,699

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,436,714 and $1,299,980 at December 31, 2015 and 2014, respectively)	1,436,266	1,301,915
Securities held-to-maturity, at amortized cost (fair value of $151,428 and $143,490 at December 31, 2015 and 2014, respectively)	149,302	140,562
Other investment securities	58,311	58,311
Total investment securities	1,643,879	1,500,788

Total loans	5,068,085	4,829,682
Allowance for loan losses	(56,494)	(54,352)
Net loans	5,011,591	4,775,330

Other assets:
Bank owned life insurance	181,684	171,928
Prepaid assets	80,635	75,190
Goodwill	72,334	72,334
Premises and equipment, net	59,493	55,479
Affordable housing tax credit investments	51,247	48,911
Accrued interest receivable	18,675	17,677
Other real estate owned	18,651	22,605
Mortgage loan servicing rights	9,008	8,613
Other	14,698	14,645
Total other assets	506,425	487,382

Total assets	$7,311,354	$7,001,199

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2015 and 2014

(In thousands, except share and per share data)	2015	2014

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	$1,404,032	$1,269,296
Interest bearing	3,943,610	3,858,704
Total deposits	5,347,642	5,128,000

Short-term borrowings	394,242	276,980
Long-term debt	738,105	786,602
Subordinated notes	45,000	45,000
Total borrowings	1,177,347	1,108,582

Other liabilities:
Accrued interest payable	2,338	2,551
Unfunded commitments in affordable housing tax credit investments	20,311	16,629
Other	50,361	48,896
Total other liabilities	73,010	68,076

Total liabilities	6,597,999	6,304,658

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 shares authorized; no shares outstanding at December 31, 2015 and 2014)	—	—
Common shares, no par value (20,000,000 shares authorized; 16,150,854 and 16,150,888 shares issued at December 31, 2015 and 2014, respectively)	303,966	303,104
Accumulated other comprehensive loss, net	(15,643)	(13,608)
Retained earnings	507,505	484,484
Less: Treasury shares (820,039 and 758,489 shares at December 31, 2015 and 2014, respectively)	(82,473)	(77,439)
Total shareholders’ equity	713,355	696,541
Total liabilities and shareholders’ equity	$7,311,354	$7,001,199

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2015, 2014 and 2013

(In thousands, except per share data)	2015	2014	2013

Interest and dividend income:
Interest and fees on loans	$227,979	$227,644	$225,538
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	36,025	36,981	36,686
Obligations of states and political subdivisions	182	3	45
Other interest income	888	515	678
Total interest and dividend income	265,074	265,143	262,947

Interest expense:
Interest on deposits:
Demand and savings deposits	2,229	1,677	1,773
Time deposits	10,125	9,323	11,235
Interest on short-term borrowings	469	517	544
Interest on long-term debt	24,619	28,582	28,370
Total interest expense	37,442	40,099	41,922
Net interest income	227,632	225,044	221,025

Provision for (recovery of) loan losses	4,990	(7,333)	3,415
Net interest income after provision for (recovery of) loan losses	222,642	232,377	217,610

Other income:
Income from fiduciary activities	20,195	19,150	17,133
Service charges on deposit accounts	14,751	15,423	16,316
Other service income	11,438	10,459	12,913
Checkcard fee income	14,561	13,570	12,955
Bank owned life insurance income	5,783	4,861	5,041
ATM fees	2,428	2,467	2,632
Gain on sale of OREO, net	1,604	5,503	3,110
OREO valuation adjustments	(1,592)	(2,406)	(3,180)
Gain on commercial loans held for sale	756	1,867	—
Gain (loss) on sale of investment securities	88	(1,158)	—
Miscellaneous	7,539	5,813	6,357
Total other income	$77,551	$75,549	$73,277

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2015, 2014 and 2013

(In thousands, except per share data)	2015	2014	2013

Other expense:
Salaries	$86,189	$81,977	$80,985
Employee benefits	21,296	19,991	19,313
Data processing fees	5,037	4,712	4,174
Professional fees and services	23,452	29,580	27,865
Occupancy expense	9,686	10,006	9,804
Furniture and equipment expense	11,806	11,571	11,249
Insurance	5,629	5,723	5,205
Marketing	3,983	4,371	3,790
Communication	5,130	5,268	5,790
State tax expense	3,566	2,290	3,702
OREO expense	1,446	2,063	2,731
Miscellaneous	9,394	9,958	6,907
Total other expense	186,614	187,510	181,515

Income before income taxes	113,579	120,416	109,372

Federal income taxes	32,567	36,459	32,503

Net income	$81,012	$83,957	$76,869

Earnings per common share:
Basic	$5.27	$5.45	$4.99
Diluted	$5.26	$5.45	$4.99

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2015, 2014 and 2013

(In thousands)	2015	2014	2013

Net income	$81,012	$83,957	$76,869

Other comprehensive income (loss), net of tax:
Defined benefit pension plan:
Amortization of net loss and prior service costs, net of income taxes of $228, $7, and $953 for the years ended December 31, 2015, 2014, and 2013, respectively	424	12	1,770
Unrealized net actuarial (loss) gain, net of income taxes of $(490), ($4,997), and $10,643 for the years ended December 31, 2015, 2014, and 2013, respectively	(910)	(9,279)	19,766
Change in funded status of pension plan, net of income taxes	(486)	(9,267)	21,536

Securities available-for-sale:
Net loss realized on sale of securities, net of income taxes of $405 for the year ended December 31, 2014	—	753	—
Other than temporary impairment realized on securities, net of income taxes of $6 for the year ended December 31, 2013	—	—	11
Change in unrealized securities holding (loss) gain, net of income taxes of ($834), $16,329, and ($21,242) for the years ended December 31, 2015, 2014, and 2013, respectively	(1,549)	30,325	(39,448)
Unrealized net holding (loss) gain on securities available-for-sale, net of income taxes	(1,549)	31,078	(39,437)

Other comprehensive (loss) income	$(2,035)	$21,811	$(17,901)

Comprehensive income	$78,977	$105,768	$58,968

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2015, 2014 and 2013

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income	Total
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2013, as previously presented	—	$—	15,411,998	$302,654	$441,605	$(76,375)	$(17,518)	$650,366
Cumulative effect of change in accounting principle for affordable housing tax credits, net of tax					(1,566)			(1,566)
Balance, January 1, 2013 - as adjusted	—	$—	15,411,998	$302,654	$440,039	$(76,375)	$(17,518)	$648,800
Net income					76,869			76,869
Other comprehensive loss, net of tax							(17,901)	(17,901)
Cash dividends, $3.76 per share					(57,949)			(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(46)	(3)				(3)
Treasury shares repurchased			(10,550)			(843)		(843)
Treasury shares reissued for director grants			10,550		(240)	1,090		850
Balance, December 31, 2013	—	$—	15,411,952	$302,651	$458,719	$(76,128)	$(35,419)	$649,823
Net income					83,957			83,957
Other comprehensive income, net of tax							21,811	21,811
Cash dividends, $3.76 per share					(57,949)			(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(53)	(5)				(5)
Share-based compensation expense				458				458
Treasury shares repurchased			(29,700)			(2,355)		(2,355)
Treasury shares reissued for director grants			10,200		(243)	1,044		801
Balance, December 31, 2014	—	$—	15,392,399	$303,104	$484,484	$(77,439)	$(13,608)	$696,541
Net income					81,012			81,012
Other comprehensive loss, net of tax							(2,035)	(2,035)
Cash dividends, $3.76 per share					(57,930)			(57,930)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(3)				(3)
Share-based compensation expense				865				865
Treasury shares repurchased			(71,700)			(6,058)		(6,058)
Treasury shares reissued for director grants			10,150		(61)	1,024		963
Balance, December 31, 2015	—	$—	15,330,815	$303,966	$507,505	$(82,473)	$(15,643)	$713,355

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2015, 2014 and 2013

(In thousands)	2015	2014	2013

Operating activities:
Net income	$81,012	$83,957	$76,869
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) loan losses	4,990	(7,333)	3,415
Amortization of loan fees and costs, net	6,440	4,160	3,611
Provision for depreciation	7,347	7,243	7,315
Other than temporary impairment on investment securities	—	—	17
Amortization of intangible assets	—	—	337
Accretion of investment securities, net	(226)	(213)	(33)
Amortization of prepayment penalty on long-term debt	6,047	5,031	4,835
Deferred income tax	(250)	2,528	(1,932)
Realized net investment security (gains) losses	(88)	1,158	—
Share-based compensation expense	1,828	1,259	850
Loan originations to be sold in secondary market	(220,800)	(136,125)	(317,534)
Proceeds from sale of loans in secondary market	222,785	135,209	345,704
Gain on sale of loans in secondary market	(4,027)	(2,682)	(4,093)
Gain on sale of commercial loans held for sale	(756)	(1,867)	—
OREO valuation adjustments	1,592	2,406	3,180
Gain on sale of OREO, net	(1,604)	(5,503)	(3,110)
Bank owned life insurance income	(5,783)	(4,861)	(5,041)
Changes in assets and liabilities:
(Increase) Decrease in other assets	(10,978)	(18,313)	12,222
Decrease (Increase) in other liabilities	1,173	5,689	(5,324)
Net cash provided by operating activities	88,702	71,743	121,288

Investing activities:
Proceeds from redemption of Federal Home Loan Bank stock	—	8,946	—
Proceeds from sales of securities	3,144	173,123	75,000
Proceeds from calls and maturities of securities:
Held-to-maturity	36,393	41,436	219,329
Available-for-sale	321,146	99,092	385,259
Purchase of securities:
Held-to-maturity	(48,226)	—	—
Available-for-sale	(457,617)	(350,934)	(582,728)
Net increase in other investments	—	(1,350)	—
Net loan originations, portfolio loans	(247,882)	(234,017)	(212,311)
Proceeds from sale of commercial loans held for sale	900	20,966	—
Proceeds from the sale of OREO	17,058	27,798	23,043
Life insurance death benefits	6,340	2,221	1,430
Investment in qualified affordable housing projects	(5,318)	(9,417)	(8,222)

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2015, 2014 and 2013
(In thousands)	2015	2014	2013

Purchases of bank owned life insurance, net	(10,045)	—	(4,600)
Purchases of premises and equipment, net	(11,361)	(7,444)	(8,842)
Net cash used in investing activities	(395,468)	(229,580)	(112,642)

Financing activities
Net increase in deposits	219,642	338,006	73,962
Net increase (decrease) in short-term borrowings	117,262	34,951	(102,139)
Proceeds from issuance of long-term debt	25,000	125,000	75,000
Repayment of subordinated notes	—	(35,250)	—
Repayment of long-term debt	(79,544)	(153,970)	(50,952)
Repurchase of treasury shares	(6,058)	(2,355)	(843)
Cash dividends paid	(57,776)	(57,876)	(57,949)
Net cash provided by (used in) financing activities	218,526	248,506	(62,921)
(Decrease) increase in cash and cash equivalents	(88,240)	90,669	(54,275)

Cash and cash equivalents at beginning of year	237,699	147,030	201,305
Cash and cash equivalents at end of year	$149,459	$237,699	$147,030

Cash paid for:
Interest	$37,655	$40,449	$42,481

Income taxes	$26,140	$27,810	$20,000

Non cash items:
Loans transferred to OREO	$13,447	$12,780	$22,144

Transfers from loans to commercial loans held for sale	$144	$21,985	$—

New commitments in affordable housing tax credit investments	$9,000	$8,000	$7,000

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

Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Management has identified the allowance for loan losses, accounting for Other Real Estate Owned (“OREO”), fair value accounting, accounting for goodwill and accounting for pension plan and other post-retirement benefits as significant estimates.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation. Additionally, prior period financial statements reflect the retrospective application of Accounting Standards Update ("ASU") 2014-01, Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects.

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $44.2 million at December 31, 2015 and $40.3 million at December 31, 2014. No other compensating balance arrangements were in existence at December 31, 2015.

Investment Securities
Investment securities are classified upon acquisition into one of three categories: held-to-maturity ("HTM"), available-for-sale ("AFS"), or trading (see Note 5 - Investment Securities).

HTM securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. AFS securities are those securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. AFS securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income (loss), net of applicable taxes. The Corporation did not hold any trading securities during any period presented.

AFS and HTM securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not that Park will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in the value of equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in the value of debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss), net of tax.

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

Notes to Consolidated Financial Statements

Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) Stock
Park’s national bank subsidiary, The Park National Bank ("PNB") is a member of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within other investment securities on the Consolidated Balance Sheets. Impairment is evaluated based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Commercial loans placed on nonaccrual status are considered impaired (see Note 6 - Loans). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when cash is actually received. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans, HELOCs, and consumer loans secured by residential real estate are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

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

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial businesses, financing for equipment, inventories and accounts receivable, acquisition financing and commercial leasing. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications

Notes to Consolidated Financial Statements

originated in the 28 Ohio counties where PNB operates. The primary industries represented by these customers include manufacturing, retail trade, health care and other services.

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

Consumer: The Company originates direct and indirect consumer loans, primarily automobile loans and home equity based lines of credit to customers in its primary market areas. Credit approval for consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s financial stability, and thus are more likely to be affected by adverse personal circumstances.

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

In calculating the allowance for loan losses, management believes it is appropriate to utilize historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2015, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2009 through 2015 within the individual segments of the commercial and consumer loan categories. Management believes the 84-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates consistent with current expectations based on current economic conditions. The loss factor applied to Park’s consumer portfolio as of December 31, 2015 was based on the historical loss experience over the past 84 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer portfolio to approximately 1.99 years of historical loss. The consumer loan portfolio loss coverage ratio was 1.98 years at December 31, 2014. The loss factor applied to Park’s commercial portfolio as of December 31, 2015 was based on the historical loss experience over the past 84 months, plus

Notes to Consolidated Financial Statements

additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial portfolio to approximately 2.52 years of historical loss at December 31, 2015. The commercial loan portfolio loss coverage ratio was 2.28 years at December 31, 2014. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

GAAP requires a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in credit scores; and (4) consideration of global cash flows of financially sound guarantors that have previously supported loan payments. The recorded investment is the carrying balance of the loan, plus accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, or the fair value of the collateral. If a loan is considered to be collateral dependent, the fair value of collateral, less estimated selling costs, is used to measure impairment.

Troubled Debt Restructuring ("TDRs")
Management classifies loans as TDRs when a borrower is experiencing financial difficulty and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. A court's discharge of a borrower's debt in a Chapter 7 bankruptcy is considered a concession when the borrower does not reaffirm the discharged debt. TDRs are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.

Income Recognition
Income earned by the Corporation and its subsidiaries is recognized on the accrual basis of accounting, except for nonaccrual loans as previously discussed, and late charges on loans which are recognized as income when they are collected.

Premises and Equipment
Land is carried at cost and is not subject to depreciation. Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is generally provided on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the remaining lease period or the estimated useful lives of the improvements. Upon the sale or other disposal of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred while renewals and improvements that extend the useful life of an asset are capitalized. Premises and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of a particular asset may not be recoverable.

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

Mortgage Servicing Rights ("MSR")
When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at an amount not to exceed fair value with the income statement effect recorded in "Other service income." Capitalized servicing rights are amortized in proportion to and over the period of the estimated future servicing income of the underlying loan and are included within “Other service income”.

Mortgage servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. The fair value of mortgage servicing rights is determined by discounting estimated future cash flows from the servicing assets, using market discount rates and expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogeneous pools of like categories. (See Note 24 - Loan Servicing.)

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

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2015, the goodwill remaining on Park's Consolidated Balance Sheet consisted entirely of goodwill at PNB. (See Note 27 - Segment Information for operating segment results.)

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

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2015, the Company determined that goodwill for Park’s national bank subsidiary (PNB) was not impaired. There have been no subsequent circumstances or events triggering an additional evaluation.

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

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, and changes in the funded status of the Company’s defined benefit pension plan, which are also recognized as separate components of equity.

Share-Based Compensation
Compensation cost is recognized for restricted stock units and stock awards issued to employees and directors, based on the fair value of these awards at the date of grant. The market price of Park’s common shares at the date of grant is used to estimate the fair value of restricted stock units and stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period and is recorded in "Salaries" expense. (See Note 17 - Share - Based Compensation.)

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
Fair Value Measurement
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 25 - Fair Value. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

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

Notes to Consolidated Financial Statements

Retirement Plans
Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. Employee KSOP plan expense is the amount of matching contributions to Park's employees stock ownership plan. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service. (See Note 18 - Benefit Plans.)

Earnings Per Common Share
Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock awards, stock options, warrants and convertible securities. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the consolidated financial statements. (See Note 21 - Earnings Per Common Share.)

Operating Segments
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, PNB (headquartered in Newark, Ohio), SE Property Holdings, LLC ("SEPH"), and Guardian Financial Services Company ("GFSC").

2. Adoption of New Accounting Pronouncements
ASU 2014-01- Investments-Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force): In January 2014, the Financial Accounting Standards Board (the "FASB") issued ASU 2014-01, Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Qualified Affordable Housing Projects (a consensus of the FASB Emerging Issues Task Force). The ASU permits reporting entities to make an accounting policy election to account for their investments in qualified affordable housing projects using the proportional amortization method if certain conditions are met. Under the proportional amortization method, an entity amortizes the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognizes the net investment performance in the income statement as a component of income tax expense. Additionally, a reporting entity should disclose information that enables users of its financial statements to understand the nature of its investments in qualified affordable housing projects, and the effect of the measurement of its investments in qualified affordable housing projects and the related tax credits on its financial position and results of operations. The new guidance became effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. Park adopted this guidance in the first quarter of 2015. The guidance was applied retrospectively to all prior periods presented. The adoption resulted in adjustments to reduce beginning retained earnings, other assets and the prior periods consolidated statements of income. See Note 11 - Investment in Qualified Affordable Housing for further details.
ASU 2014-04 - Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force): In January 2014, FASB issued ASU 2014-04, Receivables-Troubled Debt Restructurings by Creditors (Subtopic 310-40): Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (a consensus of the FASB Emerging Issues Task Force). This new ASU clarifies when an in substance repossession or foreclosure occurs and a creditor is considered to have received physical possession of real estate property collateralizing a consumer mortgage loan. Specifically, the new ASU requires a creditor to reclassify a collateralized consumer mortgage loan to real estate property upon obtaining legal title to the real estate collateral, or the borrower voluntarily conveying all interest in the real estate property to the lender to satisfy the loan through a deed in lieu of foreclosure or similar legal agreement. Additional disclosures are required detailing the amount of foreclosed residential real estate property held by the creditor and the recorded investment in consumer mortgages collateralized by real estate property that are in the process of foreclosure. The new guidance is effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The adoption of this guidance as of January 1, 2015 did not have a material impact on Park's consolidated financial statements, but resulted in additional disclosures. See Note 9 - Other Real Estate Owned.
ASU 2014-09 - Revenue from Contracts with Customers (Topic 606): In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual

Notes to Consolidated Financial Statements

periods, beginning after December 15, 2017. Management is currently evaluating the impact of the adoption of this guidance on Park's consolidated financial statements.
ASU 2014-11 - Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures: In June 2014, the FASB issued ASU 2014-11, Transfers and Servicing (Topic 860): Repurchase-to-Maturity Transactions, Repurchase Financings, and Disclosures. The amendments in this ASU change the accounting for repurchase-to-maturity transactions and linked repurchase financings to secured borrowing accounting, which is consistent with the accounting for other repurchase agreements. The amendments also require two new disclosures. The first disclosure requires an entity to disclose information on transfers accounted for as sales in transactions that are economically similar to repurchase agreements. The second disclosure provides increased transparency about the types of collateral pledged in repurchase agreements and similar transactions accounted for as secured borrowings. The accounting changes are effective for annual periods, and interim reporting periods within those annual periods, beginning after December 15, 2014. The disclosure for certain transactions accounted for as a sale is required to be presented for interim and annual periods beginning after December 15, 2014, with all other disclosure requirements required to be presented for annual periods beginning after December 15, 2014, and for interim periods beginning after March 15, 2015. The adoption of this guidance as of January 1, 2015 did not have an impact on Park's consolidated financial statements, but resulted in additional disclosures. See Note 13 - Repurchase Agreement Borrowings.
ASU 2015-02 - Consolidation (Topic 810): Amendments to the Consolidation Analysis: In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The ASU amends the current consolidation guidance and affects both the variable interest entity and voting interest entity consolidation models. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2015. Early adoption is permitted. Management is currently evaluating the impact of the adoption of this guidance on Park’s consolidated financial statements.
ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current GAAP model primarily affects the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale securities. The new guidance is effective for annual reporting period and interim reporting periods within those annual periods, beginning after December 15, 2017. Management is currently evaluating the impact of the adoption of this guidance on Park’s consolidated financial statements.
3. Organization
Park National Corporation is a financial holding company headquartered in Newark, Ohio. Through its national bank subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio. PNB operates through eleven banking divisions with the Park National Bank Division headquartered in Newark, Ohio, the Fairfield National Bank Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Bank Division headquartered in Mount Vernon, Ohio, the Farmers Bank Division headquartered in Loudonville, Ohio, the Security National Bank Division headquartered in Springfield, Ohio, the Unity National Bank Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Bank Division headquartered in Zanesville, Ohio, the United Bank, N.A. Division headquartered in Bucyrus, Ohio and the Second National Bank Division headquartered in Greenville, Ohio. A wholly-owned subsidiary of Park, GFSC is a consumer finance company located in Central Ohio.

Through February 16, 2012, Park operated a second banking subsidiary, Vision Bank ("Vision"), which was engaged in a general commercial banking business, primarily in Baldwin County, Alabama and the panhandle of Florida. Vision operated through two banking divisions with the Vision Bank Florida Division headquartered in Panama City, Florida and the Vision Bank Alabama Division headquartered in Gulf Shores, Alabama. Promptly following the sale of the Vision business to Centennial Bank (a wholly-owned subsidiary of HomeBanc Shares, Inc.), Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. Vision (the Florida corporation) merged with and into a wholly-owned, non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale. SEPH also holds OREO that had previously been transferred to SEPH from Vision. SEPH's assets consist primarily of performing and nonperforming loans and OREO. This segment represents a run off portfolio of the legacy Vision assets.

All of the Ohio-based banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards,

Notes to Consolidated Financial Statements

home equity lines of credit; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. See Note 27 - Segment Information for financial information on the Corporation’s operating segments.

4. Goodwill
The following table reflects the activity in goodwill and other intangible assets for the years ended December 31, 2015, 2014 and 2013.

(In thousands)	Goodwill	Core Deposit Intangibles	Total
January 1, 2013	$72,334	$337	$72,671
Amortization	—	(337)	(337)
December 31, 2013	$72,334	$—	$72,334
Amortization	—	—	—
December 31, 2014	$72,334	$—	$72,334
Amortization	—	—	—
December 31, 2015	$72,334	$—	$72,334

The core deposit intangibles were amortized to expense principally on the straight-line method, over a period of six years. Core deposit intangibles were fully amortized at December 31, 2013, and thus there was no amortization expense in 2014 or 2015. Core deposit intangible amortization expense was $337,000 in 2013.

5. Investment Securities
The amortized cost and fair value of investment securities are shown in the following table. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment. During 2015 and 2014, there were no investment securities deemed to be other-than-temporarily impaired. During 2013, Park recognized other-than-temporary impairment charges of $17,000, related to an equity investment in a financial institution.

Investment securities at December 31, 2015 and December 31, 2014 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2015:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$527,605	$—	$5,542	$522,063
U.S. Government sponsored entities’ asset-backed securities	907,989	8,776	5,272	911,493
Other equity securities	1,120	1,590	—	2,710
Total	$1,436,714	$10,366	$10,814	$1,436,266
2015:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$48,190	$734	$—	$48,924
U.S. Government sponsored entities’ asset-backed securities	101,112	1,526	134	102,504
Total	$149,302	$2,260	$134	$151,428

Notes to Consolidated Financial Statements

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2014:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$546,886	$11	$8,833	$538,064
U.S. Government sponsored entities’ asset-backed securities	751,974	13,421	4,242	761,153
Other equity securities	1,120	1,578	—	2,698
Total	$1,299,980	$15,010	$13,075	$1,301,915
2014:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$140,562	$3,088	$160	$143,490

Park’s U.S. Government sponsored entities' asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2015, the amortized cost of Park’s available-for-sale mortgage-backed securities was $569.0 million and there were no held-to-maturity mortgage-backed securities within Park's investment portfolio. At December 31, 2015, the amortized cost of Park's available-for-sale and held-to-maturity CMOs was $339.0 million and $101.1 million, respectively.

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2015 and December 31, 2014:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2015:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$326,973	$2,117	$195,090	$3,425	$522,063	$5,542
U.S. Government sponsored entities' asset-backed securities	384,169	2,776	114,543	2,496	498,712	5,272
Total	$711,142	$4,893	$309,633	$5,921	$1,020,775	$10,814
2015:
Securities Held-to-Maturity
U.S. Government sponsored entities’ asset-backed securities	$5,656	$10	$7,792	$124	$13,448	$134

Notes to Consolidated Financial Statements

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2014:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$119,913	$87	$388,140	$8,746	$508,053	$8,833
U.S. Government sponsored entities' asset-backed securities	73,276	136	170,430	4,106	243,706	4,242
Total	$193,189	$223	$558,570	$12,852	$751,759	$13,075
2014:
Securities Held-to-Maturity
U.S. Government sponsored entities' asset-backed securities	$8,032	$148	$2,714	$12	$10,746	$160

Management does not believe any individual unrealized loss as of December 31, 2015 or 2014 represented an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB and the FRB. These restricted stock investments are carried at their redemption value. Park owned $50.1 million of FHLB stock and $8.2 million of FRB stock at both December 31, 2015 and December 31, 2014, respectively.

The amortized cost and estimated fair value of investments in debt securities at December 31, 2015, are shown in the following table by contractual maturity, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Tax Equivalent Yield
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due one through five years	$220,000	$219,135	1.29%
Due five through ten years	307,605	302,928	2.40%
Total	$527,605	$522,063	1.94%

U.S. Government sponsored entities’ asset-backed securities	$907,989	$911,493	2.23%

Securities Held-to-Maturity
Obligations of states and political subdivisions
Due greater than ten years	$48,190	$48,924	4.65%
Total	$48,190	$48,924	4.65%

U.S. Government sponsored entities’ asset-backed securities	$101,112	$102,504	3.42%

Approximately $527.6 million of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 1 to 7 years. The remaining weighted average life of the investment portfolio is 4.8 years.

Notes to Consolidated Financial Statements

Investment securities having an amortized cost of $1,072 million and $1,205 million at December 31, 2015 and 2014, respectively, were pledged to collateralize government and trust department deposits in accordance with federal and state requirements, to secure repurchase agreements sold and as collateral for FHLB advance borrowings.

At December 31, 2015, $429 million was pledged for government and trust department deposits, $622 million was pledged to secure repurchase agreements and $21 million was pledged as collateral for FHLB advance borrowings. At December 31, 2014, $513 million was pledged for government and trust department deposits, $664 million was pledged to secure repurchase agreements and $28 million was pledged as collateral for FHLB advance borrowings.

At December 31, 2015, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2015, Park sold certain HFS investment securities with a book value of $3.1 million at a gain of $88,000. These securities had been paid down to 97.8% of the principal outstanding at acquisition. During 2014, Park sold investment securities with a book value of $187,000 at a gain of $22,000. Additionally, Park sold investment securities with a book value of $174.1 million at a loss of $1.2 million. During 2013, Park sold $75.0 million of securities at book value for no gain.

6. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2015 and December 31, 2014 was as follows:

	12/31/2015			12/31/2014
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$955,727	$3,437	$959,164	$856,535	$3,218	$859,753
Commercial real estate *	1,113,603	4,009	1,117,612	1,069,637	3,546	1,073,183
Construction real estate:
SEPH commercial land and development	2,044	—	2,044	2,195	—	2,195
Remaining commercial	128,046	321	128,367	115,139	300	115,439
Mortgage	36,722	75	36,797	31,148	72	31,220
Installment	6,533	21	6,554	7,322	23	7,345
Residential real estate:
Commercial	410,571	1,014	411,585	417,612	1,038	418,650
Mortgage	1,210,819	1,469	1,212,288	1,189,709	1,548	1,191,257
HELOC	211,415	769	212,184	216,915	803	217,718
Installment	22,638	78	22,716	27,139	97	27,236
Consumer	967,111	3,032	970,143	893,160	2,967	896,127
Leases	2,856	14	2,870	3,171	17	3,188
Total loans	$5,068,085	$14,239	$5,082,324	$4,829,682	$13,629	$4,843,311
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $10.4 million at December 31, 2015 and $9.4 million at December 31, 2014, which represented a net deferred income position in both years.

Overdrawn deposit accounts of $1.7 million and $2.3 million have been reclassified to loans at December 31, 2015 and 2014, respectively, and are included in the commercial, financial and agricultural loan class above.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing troubled debt restructurings ("TDRs"), and loans past due 90 days or more and still accruing by class of loan as of December 31, 2015 and December 31, 2014:

	12/31/2015
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$21,676	$8,947	$—	$30,623
Commercial real estate	15,268	2,757	—	18,025
Construction real estate:
SEPH commercial land and development	2,044	—	—	2,044
Remaining commercial	4,162	514	—	4,676
Mortgage	7	110	—	117
Installment	64	114	—	178
Residential real estate:
Commercial	25,063	261	—	25,324
Mortgage	20,378	10,143	851	31,372
HELOC	1,749	873	27	2,649
Installment	1,657	635	4	2,296
Consumer	3,819	734	1,093	5,646
Total loans	$95,887	$25,088	$1,975	$122,950

	12/31/2014
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$18,826	$297	$229	$19,352
Commercial real estate	19,299	2,690	—	21,989
Construction real estate:
SEPH commercial land and development	2,078	—	—	2,078
Remaining commercial	5,558	51	—	5,609
Mortgage	59	94	9	162
Installment	115	125	—	240
Residential real estate:
Commercial	24,336	594	—	24,930
Mortgage	21,869	10,349	1,329	33,547
HELOC	1,879	630	9	2,518
Installment	1,743	779	—	2,522
Consumer	4,631	723	1,133	6,487
Total loans	$100,393	$16,332	$2,709	$119,434

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing TDR loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2015 and December 31, 2014.

	12/31/2015			12/31/2014
(In thousands)	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$30,623	$30,595	$28	$19,123	$19,106	$17
Commercial real estate	18,025	18,025	—	21,989	21,989	—
Construction real estate:
SEPH commercial land and development	2,044	2,044	—	2,078	2,078	—
Remaining commercial	4,676	4,676	—	5,609	5,609	—
Mortgage	117	—	117	153	—	153
Installment	178	—	178	240	—	240
Residential real estate:
Commercial	25,324	25,324	—	24,930	24,930	—
Mortgage	30,521	—	30,521	32,218	—	32,218
HELOC	2,622	—	2,622	2,509	—	2,509
Installment	2,292	—	2,292	2,522	—	2,522
Consumer	4,553	—	4,553	5,354	—	5,354
Total loans	$120,975	$80,664	$40,311	$116,725	$73,712	$43,013

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2015 and December 31, 2014.

	12/31/2015			12/31/2014
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$32,583	$18,763	$—	$30,601	$17,883	$—
Commercial real estate	15,138	14,916	—	27,923	20,696	—
Construction real estate:
SEPH commercial land and development	10,834	2,044	—	11,026	2,078	—
Remaining commercial	2,506	1,531	—	1,427	391	—
Residential real estate:
Commercial	23,798	23,480	—	25,822	23,352	—
With an allowance recorded
Commercial, financial and agricultural	16,155	11,832	1,904	1,251	1,223	981
Commercial real estate	3,195	3,109	381	1,310	1,293	262
Construction real estate:
Remaining commercial	3,145	3,145	1,356	5,218	5,218	1,812
Residential real estate:
Commercial	1,951	1,844	550	1,578	1,578	605
Total	$109,305	$80,664	$4,191	$106,156	$73,712	$3,660

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2015 and December 31, 2014, there were $24.2 million and $32.4 million, respectively, of partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $4.5 million and $45,000, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2015 and 2014, of $4.2 million and $3.7 million, respectively. These loans with specific reserves had a recorded investment of $19.9 million and $9.3 million as of December 31, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

Interest income on loans individually evaluated for impairment is recognized on a cash basis only when Park expects to receive the entire recorded investment of the loan. The following tables present the average recorded investment and interest income recognized subsequent to impairment on loans individually evaluated for impairment as of and for the years ended December 31, 2015, 2014, and 2013:

		Year ended December 31, 2015
(In thousands)	Recorded Investment as of December 31, 2015	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$30,595	$20,179	$340
Commercial real estate	18,025	17,883	550
Construction real estate:
SEPH commercial land and development	2,044	2,066	21
Remaining commercial	4,676	5,666	26
Residential real estate:
Commercial	25,324	24,968	1,026
Consumer	—	—	—
Total	$80,664	$70,762	$1,963

		Year ended December 31, 2014
(In thousands)	Recorded Investment as of December 31, 2014	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$19,106	$19,518	$360
Commercial real estate	21,989	31,945	1,027
Construction real estate:
SEPH commercial land and development	2,078	3,658	146
Remaining commercial	5,609	8,784	61
Residential real estate:
Commercial	24,930	28,306	1,084
Consumer	—	403	—
Total	$73,712	$92,614	$2,678

Notes to Consolidated Financial Statements

		Year ended December 31, 2013
(In thousands)	Recorded Investment as of December 31, 2013	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,727	$20,523	$412
Commercial real estate	41,822	41,426	1,151
Construction real estate:
SEPH commercial land and development	4,777	8,723	—
Remaining commercial	10,782	17,829	616
Residential real estate:
Commercial	33,408	34,972	461
Consumer	799	616	—
Total	$112,315	$124,089	$2,640

The following tables present the aging of the recorded investment in past due loans as of December 31, 2015 and December 31, 2014 by class of loan.

	12/31/2015
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment
Commercial, financial and agricultural	$670	$7,536	$8,206	$950,958	$959,164
Commercial real estate	142	530	672	1,116,940	1,117,612
Construction real estate:
SEPH commercial land and development	—	2,044	2,044	—	2,044
Remaining commercial	165	84	249	128,118	128,367
Mortgage	63	7	70	36,727	36,797
Installment	200	46	246	6,308	6,554
Residential real estate:
Commercial	325	19,521	19,846	391,739	411,585
Mortgage	10,569	8,735	19,304	1,192,984	1,212,288
HELOC	487	186	673	211,511	212,184
Installment	426	318	744	21,972	22,716
Consumer	11,458	3,376	14,834	955,309	970,143
Leases	—	—	—	2,870	2,870
Total loans	$24,505	$42,383	$66,888	$5,015,436	$5,082,324
* Includes $2.0 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Notes to Consolidated Financial Statements

	12/31/2014
(In thousands)	Accruing loans past due 30-89 days	Past due nonaccrual loans and loans past due 90 days or more and accruing *	Total past due	Total current	Total recorded investment

Commercial, financial and agricultural	$6,482	$7,508	$13,990	$845,763	$859,753
Commercial real estate	808	8,288	9,096	1,064,087	1,073,183
Construction real estate:
SEPH commercial land and development	—	2,068	2,068	127	2,195
Remaining commercial	166	77	243	115,196	115,439
Mortgage	39	68	107	31,113	31,220
Installment	21	25	46	7,299	7,345
Residential real estate:
Commercial	250	19,592	19,842	398,808	418,650
Mortgage	11,146	10,637	21,783	1,169,474	1,191,257
HELOC	262	387	649	217,069	217,718
Installment	596	464	1,060	26,176	27,236
Consumer	11,304	3,818	15,122	881,005	896,127
Leases	—	—	—	3,188	3,188
Total loans	$31,074	$52,932	$84,006	$4,759,305	$4,843,311
* Includes $2.7 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2015 and 2014 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans on a scale from 1 to 8. Credit grades are continuously monitored by the responsible loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated (graded a 1 through a 4) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that require management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of Park’s credit position at some future date. Commercial loans graded 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or the value of the collateral pledged, if any. Loans so classified have a well defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Park will sustain some loss if the deficiencies are not corrected. Commercial loans that are graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2015 and December 31, 2014 for all commercial loans:

	12/31/2015
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$4,392	$347	$30,623	$923,802	$959,164
Commercial real estate*	14,880	3,417	18,025	1,081,290	1,117,612
Construction real estate:
SEPH commercial land and development	—	—	2,044	—	2,044
Remaining commercial	2,151	122	4,676	121,418	128,367
Residential real estate:
Commercial	3,280	386	25,324	382,595	411,585
Leases	—	—	—	2,870	2,870
Total Commercial Loans	$24,703	$4,272	$80,692	$2,511,975	$2,621,642
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

	12/31/2014
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$1,874	$1,201	$19,123	$837,555	$859,753
Commercial real estate*	8,448	1,712	21,989	1,041,034	1,073,183
Construction real estate:
SEPH commercial land and development	—	—	2,078	117	2,195
Remaining commercial	3,349	57	5,609	106,424	115,439
Residential real estate:
Commercial	2,581	598	24,930	390,541	418,650
Leases	—	—	—	3,188	3,188
Total Commercial Loans	$16,252	$3,568	$73,729	$2,378,859	$2,472,408
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Troubled Debt Restructuring
Management classifies loans as TDRs when a borrower is experiencing financial difficulties and Park has granted a concession to the borrower as part of a modification or in the loan renewal process. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This evaluation is performed in accordance with the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. A court's discharge of a borrower's debt in a Chapter 7 bankruptcy is considered a concession when the borrower does not reaffirm the discharged debt.

Certain loans which were modified during the years ended December 31, 2015 and December 31, 2014 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not

Notes to Consolidated Financial Statements

contain a concessionary interest rate or other concessionary terms, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower has complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply with the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the years ended December 31, 2015 and 2014, Park removed the TDR classification on $1.2 million and $2.5 million, respectively, of loans that met the requirements discussed above.

At December 31, 2015 and 2014, there were $41.1 million and $47.5 million, respectively, of TDRs included in the nonaccrual loan totals. At December 31, 2015 and 2014, $19.1 million and $15.7 million, respectively, of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2015 and 2014, there were $25.1 million and $16.3 million, respectively, of TDRs included in accruing loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future.

At December 31, 2015 and 2014, Park had commitments to lend $2.3 million and $1.4 million, respectively, of additional funds to borrowers whose outstanding loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2015 and 2014 was $2.3 million and $2.4 million, respectively. Modifications made in 2014 and 2015 were largely the result of renewals, extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $1.3 million were recorded during the year ended December 31, 2015, as a result of TDRs identified in the 2015 year. Additional specific reserves of $0.7 million were recorded during the year ended December 31, 2014 as a result of TDRs identified in the 2014 year. Additional specific reserves of $1.1 million were recorded during the year ended December 31, 2013 as a result of TDRs identified in the 2013 year.

The terms of certain other loans were modified during the years ended December 31, 2015 and 2014 that did not meet the definition of a TDR. Modified substandard commercial loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2015 and 2014 of $116,000 and $987,000, respectively. The renewal/modification of these loans: (1) involved a renewal/modification of the terms of a loan to a borrower who was not experiencing financial difficulties, (2) resulted in a delay in a payment that was considered to be insignificant, or (3) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Modified consumer loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2015 and 2014 of $16.5 million and $19.9 million, respectively. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

Notes to Consolidated Financial Statements

The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2015, 2014 and 2013 as well as the recorded investment of these contracts at December 31, 2015, 2014, and 2013. The recorded investment pre- and post-modification is generally the same due to the fact that Park does not typically forgive principal.

	Year ended December 31, 2015
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	39	$8,948	$3,640	$12,588
Commercial real estate	14	637	3,523	4,160
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	513	—	513
Mortgage	1	19	—	19
Installment	—	—	—	—
Residential real estate:
Commercial	11	—	1,185	1,185
Mortgage	39	1,132	2,122	3,254
HELOC	26	315	45	360
Installment	9	—	155	155
Consumer	283	202	888	1,090
Total loans	424	$11,766	$11,558	$23,324

	Year ended December 31, 2014
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	30	$292	$431	$723
Commercial real estate	11	1,184	1,254	2,438
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	—	206	206
Mortgage	—	—	—	—
Installment	2	—	56	56
Residential real estate:
Commercial	9	—	866	866
Mortgage	46	32	2,325	2,357
HELOC	10	85	241	326
Installment	10	109	12	121
Consumer	330	244	1,058	1,302
Total loans	450	$1,946	$6,449	$8,395

Notes to Consolidated Financial Statements

	Year ended December 31, 2013
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	34	$7	$1,334	$1,341
Commercial real estate	22	—	8,563	8,563
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	3	—	98	98
Mortgage	—	—	—	—
Installment	4	26	25	51
Residential real estate:
Commercial	15	—	2,552	2,552
Mortgage	62	1,967	2,278	4,245
HELOC	16	175	—	175
Installment	13	113	179	292
Consumer	327	805	345	1,150
Total loans	496	$3,093	$15,374	$18,467

Of those loans which were modified and determined to be a TDR during the year ended December 31, 2015, $0.8 million were on nonaccrual status as of December 31, 2014. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2014, $0.7 million were on nonaccrual status as of December 31, 2013. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2013, $5.5 million were on nonaccrual status as of December 31, 2012.

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2015, December 31, 2014, and December 31, 2013. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2015		Year ended December 31, 2014		Year ended December 31, 2013
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	1	$1	4	$206	11	$771
Commercial real estate	1	626	1	302	11	2,839
Construction real estate:
SEPH commercial land and development	—	—	—	—	—	—
Remaining commercial	—	—	—	—	—	—
Mortgage	—	—	—	—	—	—
Installment	—	—	—	—	1	10
Residential real estate:
Commercial	3	1,005	1	3	4	1,683
Mortgage	12	682	14	810	26	1,533
HELOC	1	5	2	160	—	—
Installment	2	101	2	12	5	72
Consumer	47	434	62	516	74	471
Leases	—	—	—	—	—	—
Total loans	67	$2,854	$86	$2,009	132	$7,379

Notes to Consolidated Financial Statements

Of the $2.9 million in modified TDRs which defaulted during the year ended December 31, 2015, $44,000 were accruing loans and $2.8 million were nonaccrual loans. Of the $2.0 million in modified TDRs which defaulted during the year ended December 31, 2014, $314,000 were accruing loans and $1.7 million were nonaccrual loans. Of the $7.4 million in modified TDRs which defaulted during the year ended December 31, 2013, $397,000 were accruing loans and $7.0 million were nonaccrual loans.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2015 and 2014, credit exposure aggregating approximately $47.0 million and $45.7 million, respectively, was outstanding to such parties. Of this total exposure, approximately $36.0 million was outstanding at each of December 31, 2015 and 2014, with the remaining balance representing available credit. During 2015, new loans and advances on existing loans were made to these executive officers, directors and related entities totaling $5.8 million and $7.1 million, respectively. These extensions of credit were offset by payments of $12.9 million. During 2014, new loans and advances on existing loans were $6.0 million and $6.4 million, respectively. These extensions of credit were offset by payments of $14.1 million.

7. Allowance for Loan Losses
The allowance for loan losses is that amount management believes is adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors including overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current economic conditions. A provision for loan losses is charged to operations based on management’s periodic evaluation of these and other pertinent factors as discussed within Note 1 - Summary of Significant Accounting Policies.

Management updates historical losses annually in the fourth quarter, or more frequently as deemed appropriate.

With the inclusion of 2013 net charge-off information, management concluded that it was no longer appropriate to calculate the historical loss average with an even allocation across the five-year period. Rather than apply a 20% allocation to each year in the calculation of the historical annualized loss factor, management determined that it was appropriate to more heavily weight those years with higher losses in the historical loss calculation, given the continued uncertainty in the current economic environment. Specifically, rather than applying equal percentages to each year in the historical loss calculation, management applied more weight to the 2009 through 2011 periods compared to the 2012 and 2013 periods.

Management continued to extend the historical loss period to six years in 2014 and seven years in 2015. Due to the same factors that management considered in 2013, management has continued to apply more weight to the 2009 through 2011 periods compared to the 2012 through 2015 periods.

The activity in the allowance for loan losses for the years ended December 31, 2015, 2014, and 2013 is summarized in the following tables.

	Year ended December 31, 2015
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352
Charge-offs	2,478	348	470	2,352	8,642	—	14,290
Recoveries	(1,373)	(2,241)	(2,092)	(2,438)	(3,295)	(3)	(11,442)
Net charge-offs (recoveries)	1,105	(1,893)	(1,622)	(86)	5,347	(3)	2,848
Provision (Recovery)	$4,080	$(1,504)	$(1,710)	$(1,344)	$5,470	$(2)	$4,990
Ending balance	$13,694	$9,197	$8,564	$13,514	$11,524	1	$56,494

Notes to Consolidated Financial Statements

	Year ended December 31, 2014
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$14,218	$15,899	$6,855	$14,251	$8,245	$—	$59,468
Charge-offs	3,779	8,003	1,316	3,944	7,738	—	24,780
Recoveries	(1,003)	(7,759)	(12,572)	(2,985)	(2,671)	(7)	(26,997)
Net charge-offs (recoveries)	2,776	244	(11,256)	959	5,067	(7)	(2,217)
(Recovery) Provision	(723)	(6,847)	(9,459)	1,480	8,223	(7)	(7,333)
Ending balance	$10,719	$8,808	$8,652	$14,772	$11,401	—	$54,352

	Year ended December 31, 2013
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$15,635	$11,736	$6,841	$14,759	$6,566	$—	$55,537
Charge-offs	6,160	1,832	1,791	3,207	6,163	—	19,153
Recoveries	(1,314)	(726)	(9,378)	(6,000)	(2,249)	(2)	(19,669)
Net charge-offs (recoveries)	4,846	1,106	(7,587)	(2,793)	3,914	(2)	(516)
Provision (Recovery)	3,429	5,269	(7,573)	(3,301)	5,593	(2)	3,415
Ending balance	$14,218	$15,899	$6,855	$14,251	$8,245	—	$59,468

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2015 and 2014, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2015 and 2014, which are evaluated for impairment in accordance with GAAP (see Note 1 - Summary of Significant Accounting Policies).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2015 and 2014 was as follows:

	December 31, 2015
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$1,904	$381	$1,356	$550	$—	$—	$4,191
Collectively evaluated for impairment	11,790	8,816	7,208	12,964	11,524	1	52,303
Total ending allowance balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494
Loan Balance:
Loans individually evaluated for impairment	$30,545	$18,015	$6,716	$25,323	$—	$—	$80,599
Loans collectively evaluated for impairment	925,182	1,095,588	166,629	1,830,120	967,111	2,856	4,987,486
Total ending loan balance	$955,727	$1,113,603	$173,345	$1,855,443	$967,111	$2,856	$5,068,085
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	6.23%	2.11%	20.19%	2.17%	—%	—%	5.20%
Loans collectively evaluated for impairment	1.27%	0.80%	4.33%	0.71%	1.19%	0.04%	1.05%
Total	1.43%	0.83%	4.94%	0.73%	1.19%	0.04%	1.11%
Recorded Investment:
Loans individually evaluated for impairment	$30,595	$18,025	$6,720	$25,324	$—	$—	$80,664
Loans collectively evaluated for impairment	928,569	1,099,587	167,042	1,833,449	970,143	2,870	5,001,660
Total ending recorded investment	$959,164	$1,117,612	$173,762	$1,858,773	$970,143	$2,870	$5,082,324

Notes to Consolidated Financial Statements

	December 31, 2014
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$981	$262	$1,812	$605	$—	$—	$3,660
Collectively evaluated for impairment	9,738	8,546	6,840	14,167	11,401	—	50,692
Total ending allowance balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352
Loan Balance:
Loans individually evaluated for impairment	$19,103	$21,978	$7,690	$24,905	$—	$—	$73,676
Loans collectively evaluated for impairment	837,432	1,047,659	148,114	1,826,470	893,160	3,171	4,756,006
Total ending loan balance	$856,535	$1,069,637	$155,804	$1,851,375	$893,160	$3,171	$4,829,682
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	5.14%	1.19%	23.56%	2.43%	—%	—%	4.97%
Loans collectively evaluated for impairment	1.16%	0.82%	4.62%	0.78%	1.28%	—%	1.07%
Total	1.25%	0.82%	5.55%	0.80%	1.28%	—%	1.13%
Recorded Investment:
Loans individually evaluated for impairment	$19,106	$21,989	$7,687	$24,930	$—	$—	$73,712
Loans collectively evaluated for impairment	840,647	1,051,194	148,512	1,829,931	896,127	3,188	4,769,599
Total ending recorded investment	$859,753	$1,073,183	$156,199	$1,854,861	$896,127	$3,188	$4,843,311

8. Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $7.3 million and $5.3 million at December 31, 2015 and 2014, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 6 - Loans and Note 7 - Allowance for Loan Losses. The contractual balance was $7.2 million and $5.2 million at December 31, 2015 and 2014, respectively. The gain expected upon sale was $95,000 and $80,000 at December 31, 2015 and 2014, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2015 or 2014.

During 2015, Park transferred to held for sale and sold certain commercial loans previously held for investment with a book balance of $144,000, and recognized a gain of $756,000. During 2014, Park transferred certain commercial loans held for investment, with a book balance of $22.0 million, to the loans held for sale portfolio, and subsequently completed the sale of these commercial loans held for sale, recognizing a net gain on sale of $1.9 million.

Notes to Consolidated Financial Statements

9. Other Real Estate Owned
The carrying amount of foreclosed properties held at December 31, 2015 and December 31, 2014 are listed below, as well as the recorded investment of loans secured by residential real estate properties for which formal foreclosure proceedings were in process at those dates.

(In thousands)	December 31, 2015	December 31, 2014
OREO:
Commercial real estate	$8,333	$6,352
Construction real estate	7,259	11,281
Residential real estate	3,059	4,972
Total OREO	$18,651	$22,605

Loans in process of foreclosure:
Residential real estate	$2,021	$2,807

10. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2015	2014
Land	$19,123	$17,836
Buildings	74,525	71,002
Equipment, furniture and fixtures	47,839	42,139
Leasehold improvements	3,878	3,439
Total	$145,365	$134,416
Less accumulated depreciation	(85,872)	(78,937)
Premises and equipment, net	$59,493	$55,479

Depreciation expense amounted to $7.3 million, $7.2 million and $7.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2016	$1,475
2017	1,276
2018	1,104
2019	1,019
2020	394
Thereafter	520
Total	$5,788

Rent expense for Park was $1.7 million, $1.7 million and $1.8 million, for the years ended December 31, 2015, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

11. Investment in Qualified Affordable Housing
Park makes certain equity investments in various limited partnerships that sponsor affordable housing projects. The purpose of these investments is to achieve a satisfactory return on capital, help create affordable housing opportunities, and assist the Company to achieve our goals associated with the Community Reinvestment Act.
Previously, these investments were accounted for under the cost method of accounting with amortization of the investment being recorded in other expense and tax benefits recognized in the provision for income taxes. During the first quarter of 2015, Park adopted ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, and elected the proportional amortization method with amortization expense and tax benefits recognized through the provision for income taxes. This ASU is required to be applied retrospectively to all periods presented. As a result of these changes, Park recorded a cumulative-effect adjustment to beginning retained earnings.
The following table summarizes the impact of retrospective application to the balance sheet and income statement for all prior periods presented:

(In thousands)	December 31, 2014
Total assets
As previously reported	$7,003,256
As reported under the new guidance	7,001,199

Retained earnings
As previously reported	$486,541
As reported under the new guidance	484,484

Total equity
As previously reported	$698,598
As reported under the new guidance	696,541

(In thousands)	12 months ended December 31, 2014	12 months ended December 31, 2013
Total other expense
As previously reported	$195,234	$188,529
As reported under the new guidance	187,510	181,515

Income tax expense
As previously reported	$28,602	$25,131
As reported under the new guidance	36,459	32,503

Net income
As previously reported	$84,090	$77,227
As reported under the new guidance	83,957	76,869

The table below details the balances of Park’s affordable housing tax credit investments and related unfunded commitments as of December 31, 2015 and 2014.

(In thousands)	December 31, 2015	December 31, 2014
Affordable housing tax credit investments	$51,247	$48,911
Unfunded commitments	20,311	16,629

During the years ended December 31, 2015 and 2014, Park recognized amortization expense of $6.7 million and $6.9 million, respectively, which was included within the provision for income taxes. For the years ended December 31, 2015 and 2014, Park

Notes to Consolidated Financial Statements

recognized tax credits and other benefits from its affordable housing tax credit investments of $8.9 million and $8.8 million, respectively.

12. Deposits
At December 31, 2015 and 2014, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2015	2014
Non-interest bearing	$1,404,032	$1,269,296
Interest bearing	3,943,610	3,858,704
Total	$5,347,642	$5,128,000

At December 31, 2015, the maturities of time deposits were as follows:

(In thousands)
2016	$814,387
2017	221,761
2018	56,744
2019	145,027
2020	52,062
After 5 years	431
Total	$1,290,412

At December 31, 2015 and 2014, respectively, Park had approximately $21.6 million and $21.9 million of deposits received from executive officers, directors and their related entities.

Time deposits that exceed the FDIC Insurance limit of $250,000 at December 31, 2015 and 2014 were $49.7 million and $64.7 million, respectively.

13. Repurchase Agreement Borrowings
Securities sold under agreements to repurchase ("repurchase agreements") with customers represent funds deposited by customers, generally on an overnight basis, that are collateralized by investment securities owned by Park. Repurchase agreements with customers are included in short-term borrowings on the consolidated balance sheets. Park's repurchase agreements with a third-party financial institution are classified as long-term debt on the Consolidated Balance Sheets.

All repurchase agreements are subject to terms and conditions of repurchase/security agreements between Park and the client and are accounted for as secured borrowings. Park's repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

At December 31, 2015 and December 31, 2014, Park's repurchase agreement borrowings totaled $554 million and $577 million, respectively. At both December 31, 2015 and December 31, 2014, $300 million of Park's repurchase agreement borrowings were classified as long-term debt with the remaining amount being classified as short-term debt on the Consolidated Balance Sheets. These borrowings were collateralized with U.S. government and agency securities with a carrying value of $622 million and $664 million at December 31, 2015 and December 31, 2014, respectively. Declines in the value of the collateral would require Park to pledge additional securities. As of December 31, 2015 and December 31, 2014, Park had $585 million and $347 million, respectively, of available unpledged securities.

Notes to Consolidated Financial Statements

The following table presents the carrying value of Park's repurchase agreements by remaining contractual maturity at December 31, 2015 and December 31, 2014:

	December 31, 2015
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$247,618	$2,239	$—	$304,385	$554,242

	December 31, 2014
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$268,427	$164	$4,940	$303,449	$576,980

See Note 14 - Short-Term Borrowings for additional information related to repurchase agreements classified as short-term borrowings. See Note 15 - Long-Term Debt for additional information related to repurchase agreements classified as long-term debt.

14. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2015	2014
Securities sold under agreements to repurchase	$254,242	$276,980
FHLB advances	140,000	—
Total short-term borrowings	$394,242	$276,980

The outstanding balances for all short-term borrowings as of December 31, 2015 and 2014 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements	FHLB Advances
2015
Ending balance	$254,242	$140,000
Highest month-end balance	278,324	140,000
Average daily balance	257,622	1,096
Weighted-average interest rate:
As of year-end	0.17%	0.56%
Paid during the year	0.18%	0.59%
2014
Ending balance	$276,980	$—
Highest month-end balance	307,025	—
Average daily balance	262,709	561
Weighted-average interest rate:
As of year-end	0.18%	—%
Paid during the year	0.19%	0.10%

During 2014 and 2015, outstanding FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary and by various loans pledged under a blanket agreement by the Corporation’s bank subsidiary. At December 31, 2015 and 2014, $21 million and $28 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2015 and 2014, $1,985 million and $2,038 million, respectively, of commercial real estate and residential mortgage

Notes to Consolidated Financial Statements

loans were pledged under a blanket agreement to the FHLB by Park’s bank subsidiary. See Note 13 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

15. Long-Term Debt
Long-term debt is listed below:

December 31,	2015		2014
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2015	—	—%	51,000	2.00%
2016	—	—%	26,000	0.92%
2017	50,000	1.25%	51,000	1.28%
2018	150,000	2.04%	125,049	2.11%
2019	75,000	1.96%	75,333	1.97%
2020	25,000	2.14%	25,462	2.19%
Thereafter	150,000	3.32%	150,699	3.33%
Total	$450,000	2.37%	504,543	2.30%
Total broker repurchase agreements by year of maturity:
2017	300,000	1.75%	300,000	1.75%
Total	$300,000	1.75%	$300,000	1.75%
Total combined long-term debt by year of maturity:
2015	—	—%	51,000	2.00%
2016	—	—%	26,000	0.92%
2017	350,000	1.68%	351,000	1.68%
2018	150,000	2.04%	125,049	2.11%
2019	75,000	1.96%	75,333	1.97%
2020	25,000	2.14%	25,462	2.19%
Thereafter	150,000	3.32%	150,699	3.33%
Total	$750,000	2.12%	$804,543	2.09%
Prepayment penalty	(11,895)	—	(17,941)	—
Total long-term debt	$738,105	2.16%	$786,602	2.89%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.55%. Of the $25 million prepayment penalty, $9.8 million remained to be amortized as of December 31, 2015. The remaining amortization will be $5.1 million in 2016 and $4.7 million in 2017.

On November 21, 2014, Park restructured $50 million in FHLB advances at a rate of 1.25%. As part of this restructuring, Park paid a prepayment penalty of $3.2 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the advances using the effective interest method, resulting in an effective interest rate of 3.52%. Of the $3.2 million prepayment penalty, $2.1 million remained to be amortized as of December 31, 2015. The remaining amortization will be $1.1 million in 2016 and $1.0 million in 2017.

On March 30, 2015, Park prepaid $54.5 million of FHLB advances, with a weighted average rate of 1.59%, resulting in a prepayment penalty of $532,000.

Park had approximately $150.0 million of long-term debt at December 31, 2015 with a contractual maturity longer than five years. However, all of this debt is callable by the issuer in 2016.

Notes to Consolidated Financial Statements

At December 31, 2015 and 2014, FHLB advances were collateralized by investment securities owned by PNB’s banking divisions and by various loans pledged under a blanket agreement by PNB's banking divisions. At December 31, 2015 and 2014, $21 million and $28 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2015 and 2014, $1,985 million and $2,038 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park's bank subsidiary. See Note 13 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

16. Subordinated Notes
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

On December 1, 2005, Vision Parent formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of Trust I's floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under FRB guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on three-month LIBOR plus 148 basis points. The debentures represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the notes in December 2035, or upon earlier redemption as provided in the notes. Park has the right to redeem the notes purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest. In accordance with GAAP, Trust I is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

On December 23, 2009, Park entered into a Note Purchase Agreement, dated December 23, 2009, with 38 purchasers (the “2009 Purchasers”). Under the terms of the Note Purchase Agreement, the 2009 Purchasers purchased from Park an aggregate principal amount of $35.25 million of 10% Subordinated Notes due December 23, 2019 (the “2009 Notes”). The 2009 Notes were intended to qualify as Tier 2 capital under applicable rules and regulations of the FRB. The 2009 Notes could not be prepaid in any amount prior to December 23, 2014; however, subsequent to that date, Park could prepay, without penalty, all or a portion of the principal amount outstanding. Of the $35.25 million in 2009 Notes, $14.05 million were purchased by related parties. The 2009 Notes were prepaid in full on December 24, 2014, together with accrued interest.

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

17. Share-Based Compensation
The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted common shares, restricted stock unit awards that may be settled in common shares, cash or a combination of the two, unrestricted common shares and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares are authorized to be issued and delivered in connection with grants under the 2013 Incentive Plan. The common shares to be issued and delivered under the 2013 Incentive Plan may consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. No awards may be made under the 2013 Incentive Plan after April 22, 2023. At December 31, 2015, 524,100 common shares were available for future grants under the 2013 Incentive Plan.

During 2015, 2014, and 2013, Park granted 10,150, 10,200, and 10,550 common shares, respectively, to directors of Park and to directors of Park's bank subsidiary PNB (and its divisions) under the 2013 Incentive Plan.  The common shares granted to

Notes to Consolidated Financial Statements

directors were not subjected to a vesting period and resulted in expense of $963,000, $801,000, and $850,000 in 2015, 2014, and 2013, respectively, which is included in Professional fees and services on the Consolidated Income Statement.

On January 24, 2014, the Compensation Committee of the Board of Directors of Park granted awards of an aggregate of 21,975 performance-based restricted stock units (“PBRSUs”) to certain employees of Park, which grants were effective on January 24, 2014. On December 16, 2014, the Compensation Committee of the Board of Directors of Park granted awards of an aggregate of 23,025 PBRSUs to certain employees of Park, which grants were effective on January 2, 2015. The number of PBRSUs earned or settled will depend on certain performance conditions and are also subject to service-based vesting. None of the PBRSUs have vested as of December 31, 2015. As of December 31, 2015, 200 PBRSUs have been forfeited.

Share-based compensation expense of $865,000 and $458,000 was recognized for the years ended December 31, 2015 and 2014, respectively, related to PBRSU awards to employees. Park expects to recognize additional share-based compensation expense of approximately $734,000 through the first quarter of 2018 related to PBRSUs granted in 2014 and approximately $1.2 million through the first quarter of 2019 related to PBRSUs granted in 2015. No share-based compensation expense was recognized in 2013 as there were no outstanding awards held by employees.

18. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

There were no pension contributions in 2014 or 2015 and there is no contribution expected in 2016.

Using an accrual measurement date of December 31, 2015 and 2014, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2015	2014
Change in fair value of plan assets
Fair value at beginning of measurement period	$160,598	$152,739
Actual return on plan assets	(58)	15,511
Benefits paid	(7,042)	(7,652)
Fair value at end of measurement period	$153,498	$160,598
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$109,328	$89,179
Service cost	5,368	4,331
Interest cost	4,695	4,577
Actuarial (gains) loss	(10,104)	18,893
Benefits paid	(7,042)	(7,652)
Projected benefit obligation at the end of measurement period	$102,245	$109,328
Funded status at end of year (fair value of plan assets less benefit obligation)	$51,253	$51,270
 The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2015	2014
Equity securities	50% - 100%	85%	85%
Fixed income and cash equivalents	remaining balance	15%	15%
Total		100%	100%

Notes to Consolidated Financial Statements

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation was 7.25% as of December 31, 2015 and 2014. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $86.1 million and $92.0 million at December 31, 2015 and 2014, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2015 and 2014, the fair value of the 115,800 common shares held by the Pension Plan was $10.5 million, or $90.48 per share and $10.2 million, or $88.48 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2015, 2014 and 2013 were as follows:

	2015	2014	2013
Discount rate	4.88%	4.42%	5.30%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40 and over	3.00%	3.00%	3.00%
The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2016	$5,010
2017	5,321
2018	5,800
2019	6,780
2020	7,317
2021-2025	45,831
Total	$76,059

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2015 and 2014.

(In thousands)	2015	2014
Prior service cost	$—	$(15)
Net actuarial loss	(23,618)	(22,855)
Total	(23,618)	(22,870)
Deferred taxes	8,267	8,005
Accumulated other comprehensive loss	$(15,351)	$(14,865)

Notes to Consolidated Financial Statements

Using an actuarial measurement date of December 31 for 2015, 2014 and 2013, components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income were as follows:

(In thousands)	2015	2014	2013
Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income
Service cost	$(5,368)	$(4,331)	$(4,817)
Interest cost	(4,695)	(4,577)	(4,223)
Expected return on plan assets	11,420	10,869	9,536
Amortization of prior service cost	(15)	(19)	(20)
Recognized net actuarial loss	(637)	—	(2,703)
Net periodic benefit income (cost)	$705	$1,942	$(2,227)
Change to net actuarial (loss) gain for the period	$(1,400)	$(14,276)	$30,409
Amortization of prior service cost	15	19	20
Amortization of net loss	637	—	2,703
Total recognized in other comprehensive (loss) income	(748)	(14,257)	33,132
Total recognized in net benefit cost and other comprehensive (loss) income	$(43)	$(12,315)	$30,905

There are no estimated prior service costs for the Pension Plan to be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year. The estimated net actuarial loss expected to be recognized in the next fiscal year is $773,000.

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2015, 2014 and 2013 are listed below:

	2015	2014	2013
Discount Rate	4.42%	5.30%	4.47%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40 and over	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.25%	7.25%	7.50%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $0.7 million at December 31, 2015.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The fair value of Pension Plan assets at December 31, 2015 was $153.5 million. At December 31, 2015, $135.0 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $18.5 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The fair value of Pension Plan assets was $160.6 million at December 31, 2014. At December 31, 2014, $141.1 million of investments in the Pension Plan were categorized as Level 1 inputs; $19.5 million were categorized as Level 2; and no investments were categorized as Level 3.

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.2 million, $1.1 million, and $1.1 million for 2015, 2014 and 2013, respectively.

Notes to Consolidated Financial Statements

The Corporation has entered into Supplemental Executive Retirement Benefits Agreements (the "SERP Agreements") with certain key officers of the Corporation and its subsidiaries which provide defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP Agreements totaled $8.0 million and $7.6 million for 2015 and 2014, respectively. The expense for the Corporation was $1.1 million for 2015, $1.5 million for 2014 and $28,000 for 2013.

19. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2015	2014
Deferred tax assets:
Allowance for loan losses	$19,773	$19,023
Accumulated other comprehensive loss – Pension Plan	8,266	8,005
Accumulated other comprehensive loss – Unrealized losses on securities	157	—
Deferred compensation	3,908	3,820
OREO valuation adjustments	2,418	3,984
Net deferred loan fees	1,204	933
Deferred contract bonus	1,031	—
Other	4,171	4,338
Total deferred tax assets	$40,928	$40,103
Deferred tax liabilities:
Accumulated other comprehensive income – Unrealized gains on securities	—	677
Deferred investment income	10,199	10,199
Pension plan	26,205	25,949
Mortgage servicing rights	3,153	3,015
Partnership adjustments	560	865
Other	872	804
Total deferred tax liabilities	$40,989	$41,509
Net deferred tax asset (liability)	$(61)	$(1,406)

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Management has determined that it is not required to establish a valuation allowance against the December 31, 2015 or 2014 deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

The components of the provision for federal income taxes are shown below:

December 31, (In thousands)	2015	2014	2013
Currently payable
Federal	$32,817	$33,931	$34,435

Deferred
Federal	(250)	2,528	(1,932)

Total	$32,567	$36,459	$32,503

Notes to Consolidated Financial Statements

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2015, 2014 and 2013.

	2015	2014	2013
Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(0.5)%	(0.5)%	(0.8)%
Bank owned life insurance	(1.8)%	(1.4)%	(1.6)%
Investments in qualified affordable housing projects, net of tax benefits	(1.9)%	(1.6)%	(1.7)%
Other tax credits	(0.9)%	—%	—%
KSOP dividend deduction	(1.0)%	(1.0)%	(1.1)%
Other	(0.2)%	(0.2)%	(0.1)%
Effective tax rate	28.7%	30.3%	29.7%

Park and its subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on equity. The franchise tax expense is included in the state tax expense and is shown in “State taxes” on Park’s Consolidated Statements of Income.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2015	2014	2013
January 1 Balance	$532	$518	$517
Additions based on tax positions related to the current year	80	76	74
Additions for tax positions of prior years	16	14	4
Reductions for tax positions of prior years	—	—	—
Reductions due to statute of limitations	(70)	(76)	(77)
December 31 Balance	$558	$532	$518

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2015, 2014 and 2013 was $432,000, $413,000 and $403,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The (income)/expense related to interest and penalties recorded on unrecognized tax benefits in the Consolidated Statements of Income for the years ended December 31, 2015 and 2013 was $2,000 and $(500), respectively. There was no expense related to interest and penalties for the year ending 2014. The amount accrued for interest and penalties at December 31, 2015, 2014 and 2013 was $69,000, $67,000 and $67,000, respectively.

Park and its subsidiaries are subject to U.S. federal income tax and income tax in various state jurisdictions. The Corporation is subject to routine audits of tax returns by the Internal Revenue Service and states in which we conduct business. No material adjustments have been made on closed federal and state tax audits. All tax years ending prior to December 31, 2012 are closed to examination by the federal and state taxing authorities.

Notes to Consolidated Financial Statements

20. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components, net of tax, are shown in the following table for the years ended December 31, 2015, 2014 and 2013.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on available-for-sale securities	Total
Beginning balance at December 31, 2014	$(14,865)	$1,257	$(13,608)
Other comprehensive (loss) before reclassifications	(910)	(1,549)	(2,459)
Amounts reclassified from accumulated other comprehensive loss	424	—	424
Net current period other comprehensive loss	(486)	(1,549)	(2,035)
Ending balance at December 31, 2015	$(15,351)	$(292)	$(15,643)

Beginning balance at December 31, 2013	$(5,598)	$(29,821)	$(35,419)
Other comprehensive (loss) gain before reclassifications	(9,279)	30,325	21,046
Amounts reclassified from accumulated other comprehensive loss	12	753	765
Net current period other comprehensive (loss) income	(9,267)	31,078	21,811
Ending balance at December 31, 2014	$(14,865)	$1,257	$(13,608)

Beginning balance at December 31, 2012	$(27,134)	$9,616	$(17,518)
Other comprehensive gain (loss) before reclassifications	19,766	(39,448)	(19,682)
Amounts reclassified from accumulated other comprehensive loss	1,770	11	1,781
Net current period other comprehensive income (loss)	21,536	(39,437)	(17,901)
Ending balance at December 31, 2013	$(5,598)	$(29,821)	$(35,419)

Notes to Consolidated Financial Statements

The following table provides information concerning amounts reclassified out of accumulated other comprehensive loss for the years ended December 31, 2015, 2014 and 2013:

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Affected Line Item in the Statement of Income
(In thousands)	2015	2014	2013
Amortization of defined benefit pension items
Amortization of prior service cost	$15	$19	$20	Employee benefits
Amortization of net loss	637	—	2,703	Employee benefits
Total income before income taxes	652	19	2,723	Total income before income taxes
Federal income taxes	228	7	953	Federal income taxes
Net of tax	$424	$12	$1,770	Net of tax

Unrealized gains & losses on available for sale securities
Loss on sale of investment securities	$—	$1,158	$—	Gain (loss) on sale of investment securities
Other than temporary impairment	—	—	17	Miscellaneous expense
Total income before income taxes	—	1,158	17	Total income before income taxes
Federal income taxes	—	405	6	Federal income taxes
Net of tax	$—	$753	$11	Net of tax

21. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of restricted stock units.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2015	2014	2013
Numerator:
Net income available to common shareholders	$81,012	$83,957	$76,869
Denominator:
Basic earnings per common share:
Weighted-average common shares outstanding	15,364,281	15,394,971	15,412,365
Effect of dilutive securities – performance based restricted stock units	40,459	18,861	—
Diluted earnings per common share:
Adjusted weighted-average shares and assumed vesting	15,404,740	15,413,832	15,412,365
Earnings per common share:
Basic earnings per common share	$5.27	$5.45	$4.99
Diluted earnings per common share	$5.26	$5.45	$4.99

Park awarded 23,025 and 21,975 PBRSUs to certain employees during the years ended December 31, 2015 and 2014, respectively. The PBRSUs vest based on service and performance conditions. The dilutive effect of the PBRSUs was the addition of 40,459 and 18,861 common shares for the years ended December 31, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

During the years ended December 31, 2015 and 2014, Park repurchased 71,700 and 29,700 common shares, respectively, to fund the PBRSUs and common shares awarded to directors of Park and to directors of Park's subsidiary PNB (and its divisions).

22. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2015, approximately $107.5 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

23. Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk
The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2015	2014
Loan commitments	$888,411	$869,793
Standby letters of credit	12,326	12,473

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

24. Loan Servicing
Park serviced sold mortgage loans of $1,276 million at December 31, 2015, compared to $1,265 million at December 31, 2014 and $1,326 million at December 31, 2013. At December 31, 2015, $5.4 million of the sold mortgage loans were sold with recourse compared to $7.0 million at December 31, 2014. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2015 and 2014, management had established a reserve of $454,000 and $379,000, respectively, to account for future loan repurchases.

The amortization of mortgage loan servicing rights is included within “Other service income”. Generally, mortgage servicing rights are capitalized and amortized on an individual sold loan basis. When a sold mortgage loan is paid off, the related mortgage servicing rights are fully amortized.

Notes to Consolidated Financial Statements

Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2015	2014	2013
Mortgage servicing rights:
Carrying amount, net, beginning of year	$8,613	$9,013	$7,763
Additions	1,748	1,026	2,436
Amortization	(1,637)	(1,631)	(2,479)
Change in valuation allowance	284	205	1,293
Carrying amount, net, end of year	$9,008	$8,613	$9,013
Valuation allowance:
Beginning of year	$826	$1,031	$2,324
Change in valuation allowance	(284)	(205)	(1,293)
End of year	$542	$826	$1,031

The fair value of mortgage servicing rights was $9.6 million and $9.1 million at December 31, 2015 and 2014, respectively. The fair value of mortgage servicing rights at December 31, 2015 was established using a discount rate of 10% and constant prepayment speeds ranging from 6.3% to 22.0%. The fair value of mortgage servicing rights at December 31, 2014 was established using a discount rate of 10% and constant prepayment speeds ranging from 5.7% to 22.3%.

Servicing fees included in other service income were $3.4 million, $3.5 million and $3.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

25. Fair Value
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

Notes to Consolidated Financial Statements

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2015 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2015
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$522,063	$—	$522,063
U.S. Government sponsored entities’ asset-backed securities	—	911,493	—	911,493
Equity securities	1,941	—	769	2,710
Mortgage loans held for sale	—	7,306	—	7,306
Mortgage IRLCs	—	165	—	165

Liabilities
Fair value swap	$—	$—	$226	$226

Fair Value Measurements at December 31, 2014 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2014
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$538,064	$—	$538,064
U.S. Government sponsored entities’ asset-backed securities	—	761,153	—	761,153
Equity securities	1,922	—	776	2,698
Mortgage loans held for sale	—	5,264	—	5,264
Mortgage IRLCs	—	70	—	70

Liabilities
Fair value swap	$—	$—	$226	$226

There were no transfers between Level 1 and Level 2 during 2015 or 2014. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

The following methods and assumptions were used by the Company in determining fair value of the financial assets and liabilities discussed above:

Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows.

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

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2015 and 2014, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2015	$776	$(226)
Total Gains (Losses)
Included in earnings - realized	—	—
Included in earnings - unrealized	—	—
Included in other comprehensive loss	(7)	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	—
Balance at December 31, 2015	$769	$(226)
Balance at January 1, 2014	$759	$(135)
Total Gains (Losses)
Included in earnings - realized	—	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	17	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	(91)
Balance at December 31, 2014	$776	$(226)

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

The following table presents assets and liabilities measured at fair value on a nonrecurring basis:

Fair Value Measurements at December 31, 2015 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2015
Impaired Loans:
Commercial real estate	$—	$—	$3,698	$3,698
Construction real estate:
SEPH commercial land and development	—	—	2,044	2,044
Remaining commercial	—	—	1,872	1,872
Residential real estate	—	—	1,882	1,882
Total impaired loans	$—	$—	$9,496	$9,496
Mortgage Servicing Rights	$—	$1,867	$—	$1,867
Other Real Estate Owned:
Commercial real estate	—	—	2,796	2,796
Construction real estate	—	—	3,387	3,387
Residential real estate	—	—	2,332	2,332
Total Other Real Estate Owned	$—	$—	$8,515	$8,515

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2014 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2014
Impaired Loans:
Commercial real estate	$—	$—	$8,481	$8,481
Construction real estate:
SEPH commercial land and development	—	—	2,078	2,078
Remaining commercial	—	—	3,483	3,483
Residential real estate	—	—	2,921	2,921
Total impaired loans	$—	$—	$16,963	$16,963
Mortgage Servicing Rights	$—	$2,928	$—	$2,928
Other Real Estate Owned:
Commercial real estate	—	—	1,470	1,470
Construction real estate	—	—	6,473	6,473
Residential real estate	—	—	2,369	2,369
Total Other Real Estate Owned	$—	$—	$10,312	$10,312

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

	December 31, 2015
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$11,783	$10,512	$2,287	$9,496
Remaining impaired loans	68,881	18,193	1,904	66,977
Total impaired loans	$80,664	$28,705	$4,191	$76,473

	December 31, 2014
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$19,643	$19,731	$2,680	$16,963
Remaining impaired loans	54,069	12,749	980	53,089
Total impaired loans	$73,712	$32,480	$3,660	$70,052

The expense of credit adjustments related to impaired loans carried at fair value for the years ended December 31, 2015, 2014 and 2013 was $2.1 million, $3.0 million, and $8.1 million, respectively.

MSRs totaled $9.0 million at December 31, 2015. Of this $9.0 million MSR carrying balance, $1.9 million was recorded at fair value and included a valuation allowance of $0.5 million. The remaining $7.1 million was recorded at cost, as the fair value exceeded cost at December 31, 2015. At December 31, 2014, MSRs totaled $8.6 million. Of this $8.6 million MSR carrying balance, $2.9 million was recorded at fair value and included a valuation allowance of $0.8 million. The remaining $5.7 million was recorded at cost, as the fair value exceeded cost at December 31, 2014. Income related to MSRs carried at fair value for the years ended December 31, 2015, 2014 and 2013 was $0.3 million, $0.2 million and $1.3 million, respectively.

Total OREO held by Park at December 31, 2015 and 2014 was $18.7 million and $22.6 million, respectively. Approximately 46% of OREO held by Park at December 31, 2015 and 2014 was carried at fair value due to fair value adjustments made

Notes to Consolidated Financial Statements

subsequent to the initial OREO measurement. At December 31, 2015 and 2014, OREO held at fair value, less estimated selling costs, amounted to $8.5 million and $10.3 million, respectively. The net expense related to OREO fair value adjustments was $1.6 million, $2.4 million and $3.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The following tables present qualitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2015 and December 31, 2014:

December 31, 2015
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$3,698	Sales comparison approach	Adj to comparables	0.0% - 45.9% (20.3%)
		Income approach	Capitalization rate	7.0% - 13.3% (9.5%)
		Cost approach	Accumulated depreciation	50.0% (50.0%)

Construction real estate:
SEPH commercial land and development	$2,044	Sales comparison approach	Adj to comparables	5.0% - 40.0% (22.1%)
		Bulk sale approach	Discount rate	10.7% (10.7%)

Remaining commercial	$1,872	Sales comparison approach	Adj to comparables	0.0% - 25.3% (1.0%)
		Bulk sale approach	Discount rate	10.0% - 10.7% (10.0%)

Residential real estate	$1,882	Sales comparison approach	Adj to comparables	0.0% - 96.7% (12.5%)
		Income approach	Capitalization rate	3.8% - 10.1% (9.1%)
		Cost approach	Accumulated depreciation	33.3% - 50.0% (43.4%)
Other real estate owned:
Commercial real estate	$2,796	Sales comparison approach	Adj to comparables	2.0% - 71.0% (26.9%)
		Income approach	Capitalization rate	9.5% (9.5%)

Construction real estate	$3,387	Sales comparison approach	Adj to comparables	0.0% - 85.0% (24.3%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$2,332	Sales comparison approach	Adj to comparables	0.1% - 61.8% (23.0%)

Notes to Consolidated Financial Statements

December 31, 2014
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$8,481	Sales comparison approach	Adj to comparables	0.0% - 84.0% (38.8%)
		Income approach	Capitalization rate	8.0% - 9.5% (9.4%)
		Cost approach	Accumulated depreciation	23.0% (23.0%)

Construction real estate:
SEPH commercial land and development	$2,078	Sales comparison approach	Adj to comparables	5.0% - 35.0% (17.5%)
		Bulk sale approach	Discount rate	10.8% (10.8%)

Remaining commercial	$3,483	Sales comparison approach	Adj to comparables	0.2% - 76.0% (45.4%)
		Bulk sale approach	Discount rate	10.0% - 22.0% (16.5%)

Residential real estate	$2,921	Sales comparison approach	Adj to comparables	0.0% - 120.6% (11.1%)
		Income approach	Capitalization rate	7.9% - 10.0% (8.0%)

Other real estate owned:
Commercial real estate	$1,470	Sales comparison approach	Adj to comparables	0.0% - 87.0% (30.5%)
		Income approach	Capitalization rate	8.4% - 10.0% (9.4%)
		Cost approach	Accumulated depreciation	60.0% - 95.0% (77.5%)

Construction real estate	$6,473	Sales comparison approach	Adj to comparables	0.0% - 82.9% (27.1%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$2,369	Sales comparison approach	Adj to comparables	0.0% - 38.3% (10.1%)
		Income approach	Capitalization rate	6.8% - 7.8% (7.6%)

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for assets and liabilities not discussed above:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term instruments approximate those assets’ fair values.

FHLB stock and FRB stock: These assets are carried at their respective redemption values as it is not practical to calculate their fair values.

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

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2015 and December 31, 2014, was as follows:

	December 31, 2015
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$149,459	$149,459	$—	$—	$149,459
Investment securities	1,585,568	1,941	1,584,984	769	1,587,694
Accrued interest receivable - securities	4,436	—	4,436	—	4,436
Accrued interest receivable - loans	14,239	—	—	14,239	14,239

Mortgage loans held for sale	7,306	—	7,306	—	7,306
Impaired loans carried at fair value	9,496	—	—	9,496	9,496
Mortgage IRLCs	165	—	165	—	165
Other loans	4,994,624	—	—	4,997,318	4,997,318
Loans receivable, net	$5,011,591	$—	$7,471	$5,006,814	$5,014,285

Financial liabilities:
Non-interest bearing checking accounts	$1,404,032	$1,404,032	$—	$—	$1,404,032
Interest bearing transaction accounts	1,107,200	1,107,200	—	—	1,107,200
Savings accounts	1,544,708	1,544,708	—	—	1,544,708
Time deposits	1,290,412	—	1,295,329	—	1,295,329
Other	1,290	1,290	—	—	1,290
Total deposits	$5,347,642	$4,057,230	$1,295,329	$—	$5,352,559

Short-term borrowings	$394,242	$—	$394,242	$—	$394,242
Long-term debt	738,105	—	771,420	—	771,420
Subordinated notes	45,000	—	41,596	—	41,596
Accrued interest payable – deposits	987	66	921	—	987
Accrued interest payable – debt/borrowings	1,351	4	1,347	—	1,351

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226

Notes to Consolidated Financial Statements

	December 31, 2014
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$237,699	$237,699	$—	$—	$237,699
Investment securities	1,442,477	1,922	1,442,708	775	1,445,405
Accrued interest receivable - securities	4,048	—	4,048	—	4,048
Accrued interest receivable - loans	13,629	—	—	13,629	13,629

Mortgage loans held for sale	5,264	—	5,264	—	5,264
Impaired loans carried at fair value	16,963	—	—	16,963	16,963
Mortgage IRLCs	70	—	70	—	70
Other loans	4,753,033	—	—	4,757,461	4,757,461
Loans receivable, net	$4,775,330	$—	$5,334	$4,774,424	$4,779,758

Financial liabilities:
Non-interest bearing checking accounts	$1,269,296	$1,269,296	$—	—	$1,269,296
Interest bearing transaction accounts	1,122,079	1,122,079	—	—	1,122,079
Savings accounts	1,325,445	1,325,445	—	—	1,325,445
Time deposits	1,409,911	—	1,422,885	—	1,422,885
Other	1,269	1,269	—	—	1,269
Total deposits	$5,128,000	$3,718,089	$1,422,885	$—	$5,140,974

Short-term borrowings	$276,980	$—	$276,980	$—	$276,980
Long-term debt	786,602	—	827,500	—	827,500
Subordinated notes	45,000	—	42,995	—	42,995
Accrued interest payable – deposits	1,125	14	1,111	—	1,125
Accrued interest payable – debt/borrowings	1,426	3	1,423	—	1,426

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226

26. Capital Ratios

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. During the first quarter of 2015, Park adopted the new Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this new framework modified the calculation of the various capital ratios, added a new ratio, common equity tier 1, and revised the adequately and well capitalized thresholds. Additionally, under the new rule, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer.

Notes to Consolidated Financial Statements

PNB met each of the well capitalized ratio guidelines at December 31, 2015. The following table indicates the capital ratios for PNB and Park at December 31, 2015 and 2014.

	As of December 31, 2015
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.06%	9.83%	9.83%	11.37%
Park National Corporation	9.22%	12.82%	12.54%	14.49%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well capitalized ratio (PNB only)	5.00%	8.00%	6.50%	10.00%

	As of December 31, 2014
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	6.96%	10.13%	N/A	11.74%
Park National Corporation	9.25%	13.39%	N/A	15.14%
Adequately capitalized ratio	4.00%	4.00%	N/A	8.00%
Well capitalized ratio (PNB only)	5.00%	6.00%	N/A	10.00%

Failure to meet the minimum requirements above could cause the FRB to take action. PNB is also subject to the capital requirements of its primary regulator, the OCC. As of December 31, 2015 and 2014, Park and PNB were well-capitalized and met all capital requirements to which each was then subject. There are no conditions or events since PNB's most recent regulatory report filings, that management believes have changed the risk categories for PNB.

Notes to Consolidated Financial Statements

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2015
Total Risk-Based Capital (to risk-weighted assets)
PNB	$588,467	11.37%	$414,079	8.00%	$517,599	10.00%
Park	758,988	14.49%	419,080	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$508,763	9.83%	$310,560	6.00%	$414,079	8.00%
Park	671,664	12.82%	314,310	6.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$508,763	7.06%	$288,147	4.00%	$360,183	5.00%
Park	671,664	9.22%	291,449	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	$508,763	9.83%	$232,920	4.50%	$336,439	6.50%
Park	656,664	12.54%	235,732	4.50%	N/A	N/A

At December 31, 2014
Total Risk-Based Capital (to risk-weighted assets)
PNB	$563,188	11.74%	$383,634	8.00%	$479,542	10.00%
Park	739,517	15.14%	390,822	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$485,943	10.13%	$191,817	4.00%	$287,725	6.00%
Park	654,339	13.39%	195,411	4.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$485,943	6.96%	$279,210	4.00%	$349,013	5.00%
Park	654,339	9.25%	282,992	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	N/A	N/A	N/A	N/A	N/A	N/A
Park	N/A	N/A	N/A	N/A	N/A	N/A

27. Segment Information
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

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2015 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$220,879	$6,588	$(74)	$239	$227,632
Provision for (recovery of) loan losses	7,665	1,415	(4,090)	—	4,990
Other income	75,188	2	1,848	513	77,551
Other expense	167,476	2,984	6,182	9,972	186,614
Income (loss) before taxes	120,926	2,191	(318)	(9,220)	113,579
Income taxes (benefit)	36,581	768	(111)	(4,671)	32,567
Net income (loss)	$84,345	$1,423	$(207)	$(4,549)	$81,012
Balances at December 31, 2015
Assets	$7,229,764	$35,793	$33,541	$12,256	$7,311,354
Loans	5,029,072	35,469	15,153	(11,609)	5,068,085
Deposits	5,447,293	4,627	—	(104,278)	5,347,642

Operating results for the year ended December 31, 2014 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$218,641	$7,457	$958	$(2,012)	$225,044
Provision for (recovery of) loan losses	3,517	1,544	(12,394)	—	(7,333)
Other income (loss)	69,384	(1)	5,991	175	75,549
Other expense	163,641	4,103	11,766	8,000	187,510
Income (loss) before taxes	120,867	1,809	7,577	(9,837)	120,416
Income taxes (benefit)	37,960	634	2,652	(4,787)	36,459
Net income (loss)	$82,907	$1,175	$4,925	$(5,050)	$83,957
Balances at December 31, 2014
Assets	$6,910,386	$40,308	$43,762	$6,743	$7,001,199
Loans	4,781,761	40,645	23,956	(16,680)	4,829,682
Deposits	5,222,766	5,883	—	(100,649)	5,128,000

Operating results for the year ended December 31, 2013 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$210,781	$8,741	$(1,325)	$2,828	$221,025
Provision for (recovery of) loan losses	14,039	1,175	(11,799)	—	3,415
Other income	70,841	11	1,956	469	73,277
Other expense	158,651	3,133	12,211	7,520	181,515
Income (loss) before taxes	108,932	4,444	219	(4,223)	109,372
Income taxes (benefit)	33,696	1,556	77	(2,826)	32,503
Net income (loss)	$75,236	$2,888	$142	$(1,397)	$76,869
Balances at December 31, 2013
Assets	$6,522,174	$47,115	$72,781	$(5,647)	$6,636,423
Loans	4,559,406	47,228	38,014	(24,143)	4,620,505
Deposits	4,896,405	7,159	—	(113,570)	4,789,994

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2015
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,393	$7,347	$169,295	$37,238	$7,299,098	$5,451,920
Elimination of intersegment items	2,561	—	—	—	(13,557)	(104,278)
Parent Co. totals - not eliminated	(2,322)	—	9,972	(4,671)	25,813	—
Totals	$227,632	$7,347	$179,267	$32,567	$7,311,354	$5,347,642

	2014
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,056	$7,243	$172,267	$41,246	$6,994,456	$5,228,649
Elimination of intersegment items	3,708	—	—	—	(18,556)	(100,649)
Parent Co. totals - not eliminated	(5,720)	—	8,000	(4,787)	25,299	—
Totals	$225,044	$7,243	$180,267	$36,459	$7,001,199	$5,128,000

	2013
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$218,197	$7,315	$166,680	$35,329	$6,642,070	$4,903,564
Elimination of intersegment items	8,659	—	—	—	(30,369)	(113,570)
Parent Co. totals - not eliminated	(5,831)	—	7,520	(2,826)	24,722	—
Totals	$221,025	$7,315	$174,200	$32,503	$6,636,423	$4,789,994

28. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below. Investments in subsidiaries are accounted for using the equity method of accounting. The effective tax rate for the Parent Company is substantially less than the statutory rate due principally to tax-exempt dividends from subsidiaries.

Cash represents non-interest bearing deposits with PNB. Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $4.13 million, $5.81 million and $2.54 million in 2015, 2014 and 2013, respectively.

At December 31, 2015 and 2014, shareholders’ equity reflected in the Parent Company balance sheet includes $199.4 million and $196.5 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Balance Sheets
December 31, 2015 and 2014
(In thousands)	2015	2014
Assets:
Cash	$102,416	$98,671
Investment in subsidiaries	613,383	599,855
Debentures receivable from PNB	25,000	25,000
Other investments	2,341	2,344
Other assets	23,443	23,260
Total assets	$766,583	$749,130
Liabilities:
Subordinated notes	45,000	45,000
Other liabilities	8,228	7,589
Total liabilities	53,228	52,589
Total shareholders’ equity	713,355	696,541
Total liabilities and shareholders’ equity	$766,583	$749,130

Statements of Income
for the years ended December 31, 2015, 2014 and 2013
(In thousands)	2015	2014	2013
Income:
Dividends from subsidiaries	$60,000	$60,000	$15,000
Interest and dividends	2,561	3,708	8,659
Other	560	262	531
Total income	63,121	63,970	24,190
Expense:
Other, net	12,341	13,807	13,413
Total expense	12,341	13,807	13,413
Income before federal taxes and equity in undistributed income of subsidiaries	50,780	50,163	10,777
Federal income tax benefit	4,671	4,787	2,826
Income before equity in undistributed income of subsidiaries	55,451	54,950	13,603
Equity in undistributed income of subsidiaries	25,561	29,007	63,266
Net income	$81,012	$83,957	$76,869
Other comprehensive (loss) income (1)	(2,035)	21,811	(17,901)
Comprehensive income	78,977	105,768	58,968
(1) See Consolidated Statements of Comprehensive Income for other comprehensive (loss) income detail

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2015, 2014 and 2013
(In thousands)	2015	2014	2013
Operating activities:
Net income	$81,012	$83,957	$76,869
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(25,561)	(29,007)	(63,266)
Compensation expense for issuance of treasury stock to directors	963	801	850
Share-based compensation expense	865	458	—
Decrease in other assets	(182)	(1,292)	(2,215)
Increase (decrease) in other liabilities	485	298	(2,187)
Net cash provided by operating activities	57,582	55,215	10,051
Investing activities:
Capital contribution in subsidiary	—	—	(45,000)
Repayment of investments in and advances to subsidiaries	10,000	32,000	101,960
Net cash provided by investing activities	10,000	32,000	56,960
Financing activities:
Cash dividends paid	(57,776)	(57,876)	(57,949)
Repayment of subordinated notes	—	(35,250)	—
Repurchase of treasury shares	(6,058)	(2,355)	(843)
Cash payment for fractional shares	(3)	(5)	(3)
Net cash used in financing activities	(63,837)	(95,486)	(58,795)
Increase (decrease) in cash	3,745	(8,271)	8,216
Cash at beginning of year	98,671	106,942	98,726
Cash at end of year	$102,416	$98,671	$106,942