Form 10-K, Exhibit 13
period 2016-12-31
PARK NATIONAL CORP /OH/
filed 2017-02-21
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis addresses the financial condition and results of operations for Park National Corporation and our subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, including adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to changing business and economic conditions, legislative and regulatory initiatives, or other factors; changes in unemployment; changes in customers', suppliers', and other counterparties' performance and creditworthiness; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified bank professionals; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, accounting, bank products and services, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the OCC, the FDIC, and the Federal Reserve Board, to implement the Dodd-Frank Act's provisions, the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012, the JOBS Act, the FAST Act and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; the effect of trade, monetary, fiscal and other governmental policies of the U.S. federal government, including money supply and interest rate policies of the Federal Reserve Board; disruption in the liquidity and other functioning of U.S. financial markets; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the United Kingdom's exit from the European Union and its consequences; our litigation and regulatory compliance exposure, including any adverse developments in legal proceedings or other claims and unfavorable resolution of regulatory and other governmental examinations or other inquiries; the adequacy of our risk management program; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics, dislocations, terrorist activities or international hostilities on the economy and financial markets generally or on us or our counterparties specifically; demand for loans in the respective market areas served by Park and our subsidiaries; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW

Financial Results by segment
The table below reflects the net income (loss) by segment for the fiscal years ended December 31, 2016, 2015, and 2014. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC ("SEPH") and all other which primarily consists of Park as the "Parent Company."

Table 1
Net income (loss) by segment
(In thousands)	2016	2015	2014
PNB	$84,451	$84,345	$82,907
GFSC	(307)	1,423	1,175
Parent Company	(4,557)	(4,549)	(5,050)
Ongoing operations	$79,587	$81,219	$79,032
SEPH	6,548	(207)	4,925
Total Park	$86,135	$81,012	$83,957

The category “Parent Company” above excludes the results for SEPH, an entity which is winding down commensurate with the disposition of its problem assets. Management considers the “Ongoing operations” results, which exclude the results of SEPH, to reflect the business of Park and our subsidiaries going forward. The following discussion below provides additional information regarding the segments that make up the “Ongoing operations”, followed by additional information regarding SEPH.

The Park National Bank (PNB)

The table below reflects PNB's net income for the fiscal years ended December 31, 2016, 2015, and 2014.

Table 2
(In thousands)	2016	2015	2014
Net interest income	$227,576	$220,879	$218,641
Provision for loan losses	2,611	7,665	3,517
Other income	74,803	75,188	69,384
Other expense	177,562	167,476	163,641
Income before income taxes	$122,206	$120,926	$120,867
Federal income taxes	37,755	36,581	37,960
Net income	$84,451	$84,345	$82,907

Net interest income of $227.6 million for the fiscal year ended December 31, 2016 represented a $6.7 million, or 3.0% increase, compared to $220.9 million for the fiscal year ended December 31, 2015. The increase was the result of a $7.4 million increase in interest income offset by a $697,000 increase in interest expense.
The $7.4 million increase in interest income was due to a $10.3 million increase in interest income on loans, offset by a $2.9 million decrease in interest income on investments. The increase in interest income on loans was largely the result of a $216 million, or 4.4%, increase in average loans from $4.9 billion for the fiscal year ended December 31, 2015, to $5.1 billion for the fiscal year ended December 31, 2016. Included in interest income for the fiscal year ended December 31, 2016 was $801,000 in income related to PNB participations in legacy Vision Bank (“Vision”) assets, compared to $241,000 for the fiscal year ended December 31, 2015.
The $697,000 increase in interest expense was due to a $1.1 million increase in interest expense on deposits, offset by a $393,000 decrease in interest expense on borrowings.
The provision for loan losses of $2.6 million for the fiscal year ended December 31, 2016 represented an improvement of $5.1 million, compared to a provision of loan losses of $7.7 million for the fiscal year ended December 31, 2015. Refer to the

“CREDIT EXPERIENCE: (Recovery of) Provision for Loan Losses” section for additional details regarding the level of the (recovery of) provision for loan losses recognized in each period presented above.
Other expense of $177.6 million for the fiscal year ended December 31, 2016 represented an increase of $10.1 million, or 6.0%, compared to $167.5 million for the fiscal year ended December 31, 2015. The $10.1 million increase was primarily related to a $5.6 million borrowing prepayment penalty in 2016 compared to $532,000 in 2015, a $2.0 million increase in furniture and equipment expense, a $2.0 million increase in contribution expense, a $1.7 million increase in professional fees and services, and a $1.0 million increase in non-loan related losses. Increases were offset by a decrease of $2.1 million related to employee benefits expense, largely related to a decline in medical expenses.

PNB's results for the fiscal years ended December 31, 2016, 2015, and 2014, included income and expense related to participations in legacy Vision assets. The impact of these participations on particular items within PNB's income and expense for these periods is detailed in the table below:

Table 3
	2016			2015			2014
(In thousands)	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted
Net interest income	$227,576	$801	$226,775	$220,879	$241	$220,638	$218,641	$309	$218,332
Provision for (recovery of) loan losses	2,611	(3,118)	5,729	7,665	(1,453)	9,118	3,517	(6,198)	9,715
Other income	74,803	194	74,609	75,188	1,225	73,963	69,384	1,256	68,128
Other expense	177,562	662	176,900	167,476	700	166,776	163,641	2,032	161,609
Income before income taxes	$122,206	$3,451	$118,755	$120,926	$2,219	$118,707	$120,867	$5,731	$115,136
Federal income taxes	37,755	1,066	36,689	36,581	671	35,910	37,960	1,800	36,160
Net income	$84,451	$2,385	$82,066	$84,345	$1,548	$82,797	$82,907	3,931	$78,976
(1) Adjustments consist of the impact on the particular items reported in PNB's income statement of PNB participations in legacy Vision assets.

The table below provides certain balance sheet information and financial ratios for PNB as of December 31, 2016 and 2015.

Table 4
(In thousands)	December 31, 2016	December 31, 2015	% change from 12/31/15
Loans	$5,234,828	$5,029,072	4.09%
Allowance for loan losses	48,782	54,453	(10.41)%
Net loans	5,186,046	4,974,619	4.25%
Investment securities	1,573,320	1,641,539	(4.16)%
Total assets	7,389,538	7,229,764	2.21%
Average assets (1)	7,337,438	7,219,898	1.63%
Efficiency ratio	58.26%	56.40%	3.30%
Return on average assets	1.15%	1.17%	(1.71)%
(1) Average assets for the fiscal years ended December 31, 2016 and 2015, respectively.

Loans outstanding at December 31, 2016 were $5.23 billion, compared to $5.03 billion at December 31, 2015, an increase of $206 million for the fiscal year ended December 31, 2016, or 4.1%. The loan growth in 2016 consisted of commercial loan growth of $82.2 million (3.2%), consumer loan growth of $152.5 million (15.6%), and HELOC loan growth of $1.1 million (0.5%), offset by a reduction in residential loan balances of $28.9 million (2.3%).

PNB's allowance for loan losses decreased by $5.7 million, or 10.4%, to $48.8 million at December 31, 2016, compared to $54.5 million at December 31, 2015. The decrease was the result of a $3.7 million decrease in specific reserves and a $2.0 million decrease in general reserves. Net charge-offs were $8.3 million, or 0.16% of total average loans, for the fiscal year ended December 31, 2016. During the fourth quarter of 2016, PNB charged off $3.1 million in specific reserves for which provision expense had already been recognized. Refer to the “CREDIT EXPERIENCE: (Recovery of) Provision for Loan Losses” section for additional information regarding PNB's loan portfolio and the level of (recovery of) provision for loan losses recognized in each period presented.

Guardian Financial Services Company (GFSC)

The table below reflects GFSC's net (loss) income for the fiscal years ended December 31, 2016, 2015, and 2014.

Table 5
(In thousands)	2016	2015	2014
Net interest income	$5,874	$6,588	$7,457
Provision for loan losses	1,887	1,415	1,544
Other (loss) income	(1)	2	(1)
Other expense	4,457	2,984	4,103
(Loss) income before income taxes	$(471)	$2,191	$1,809
Federal income (benefit) taxes	(164)	768	634
Net (loss) income	$(307)	$1,423	$1,175

The provision for loan losses of $1.9 million for the fiscal year ended December 31, 2016 represented an increase of $472,000, compared to $1.4 million for the fiscal year ended December 31, 2015. Refer to the “CREDIT EXPERIENCE: (Recovery of) Provision for Loan Losses” section for additional information regarding Guardian's loan portfolio and the level of (recovery of) provision for loan losses recognized in each period presented.

Other expense of $4.5 million for the fiscal year ended December 31, 2016 represented a $1.5 million increase, compared to $3.0 million for the fiscal year ended December 31, 2015. This increase was primarily related to the evaluation of litigation accruals.

The table below provides certain balance sheet information and financial ratios for GFSC as of December 31, 2016 and 2015.

Table 6
(In thousands)	December 31, 2016	December 31, 2015	% change from 12/31/15
Loans	$32,661	$35,469	(7.92)%
Allowance for loan losses	1,842	2,041	(9.75)%
Net loans	30,819	33,428	(7.80)%
Total assets	32,268	35,793	(9.85)%
Average assets (1)	33,370	37,675	(11.43)%
Return on average assets	(0.92)%	3.78%	N.M.
(1) Average assets for the fiscal years ended December 31, 2016 and 2015, respectively.
N.M - Not meaningful

Park Parent Company

The table below reflects the Park Parent Company net loss for the fiscal years ended December 31, 2016, 2015, and 2014.

Table 7
(In thousands)	2016	2015	2014
Net interest (expense) income	$(138)	$239	$(2,012)
Provision for loan losses	—	—	—
Other income	955	513	175
Other expense	9,731	9,972	8,000
Loss before income tax benefit	$(8,914)	$(9,220)	$(9,837)
Federal income tax benefit	(4,357)	(4,671)	(4,787)
Net loss	$(4,557)	$(4,549)	$(5,050)

The net interest (expense) income for Park's parent company included, for all periods presented, interest income on loans to SEPH (paid off on December 14, 2016) and on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals. Additionally, net interest (expense) income included, for all periods presented, interest expense related to the $30.00 million of 7% Subordinated Notes due April 20, 2022 issued by Park to accredited investors on April 20, 2012. Results for the fiscal year ended December 31, 2014 included, in addition to the items previously discussed, interest expense related to the $35.25 million of 10% Subordinated Notes due December 23, 2019 issued by Park to accredited investors on December 23, 2009. Park paid off the $35.25 million outstanding principal amount of the 10% Subordinated Notes due December 23, 2019, plus accrued interest, on December 24, 2014, the earliest redemption date allowable under the related note purchase agreement dated December 23, 2009.

Other income of $955,000 for the fiscal year ended December 31, 2016 represented an increase of $442,000, or 86.2%, compared to $513,000 for the same period in 2015. This increase was due to $461,000 in income from an equity investment.

SE Property Holdings, LLC ("SEPH")

The table below reflects SEPH's net income (loss) for the fiscal years ended December 31, 2016, 2015, and 2014. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that were transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

Table 8
(In thousands)	2016	2015	2014
Net interest income (expense)	$4,774	$(74)	$958
Recovery of loan losses	(9,599)	(4,090)	(12,394)
Other income	2,974	1,848	5,991
Other expense	7,273	6,182	11,766
Income (loss) before income taxes	$10,074	$(318)	$7,577
Federal income tax expense (benefit)	3,526	(111)	2,652
Net income (loss)	$6,548	$(207)	$4,925

Net interest income increased to $4.8 million for the fiscal year ended December 31, 2016 from net interest expense of $74,000 for the fiscal year ended December 31, 2015. The increase was largely the result of payments received from certain SEPH impaired loan relationships.

For the fiscal year ended December 31, 2016, SEPH had net recoveries of loan losses of $9.6 million. The net recoveries during 2016 consisted of $447,000 in charge-offs offset by recoveries from loans previously charged off of $10.0 million.

The $1.1 million increase in other income for the fiscal year ended December 31, 2016, compared to the fiscal year ended December 31, 2015, was primarily the result of the recovery of fees from certain SEPH impaired loan relationships.

The $1.1 million increase in other expense for the fiscal year ended December 31, 2016, compared to the fiscal year ended December 31, 2015, was primarily the result of a $1.0 million decrease in expense related to reserves established for potential mortgage loan repurchases, offset by increases in legal fees of $390,000 and management and consulting services of $2.1 million.

In the aggregate, for the fiscal year ended December 31, 2016, SEPH realized $18.0 million in operating income items, consisting of interest income, recoveries from loans previously charged off, and other income, offset by operating expense items totaling $7.9 million, consisting of interest expense and other expense.

Legacy Vision assets at SEPH totaled $20.3 million as of December 31, 2016 compared to $26.3 million as of December 31, 2015. In addition to these SEPH assets, PNB participations in legacy Vision assets totaled $9.6 million at December 31, 2016 compared to $9.8 million at December 31, 2015.

Park National Corporation

The table below reflects Park's net income for the fiscal years ended December 31, 2016, 2015, and 2014.

Table 9
(In thousands)	2016	2015	2014
Net interest income	$238,086	$227,632	$225,044
(Recovery of) provision for loan losses	(5,101)	4,990	(7,333)
Other income	78,731	77,551	75,549
Other expense	199,023	186,614	187,510
Income before income taxes	$122,895	$113,579	$120,416
Federal income taxes	36,760	32,567	36,459
Net income	$86,135	$81,012	$83,957

DIVIDENDS ON COMMON SHARES
Cash dividends declared on Park's common shares were $3.76 in 2016, 2015 and 2014. The quarterly cash dividend on Park's common shares was $0.94 per share for each quarter of 2016, 2015 and 2014.

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

Other Real Estate Owned ("OREO") - OREO, property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2016, OREO totaled $13.9 million, a decrease of 25.3%, compared to $18.7 million at December 31, 2015.

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

Goodwill - The accounting for goodwill also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s national bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. Under GAAP, goodwill is no longer amortized but is subject to an annual evaluation for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the performance of the second step of the impairment test is required. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess. At December 31, 2016, on a consolidated basis, Park had $72.3 million of goodwill, all of which is recorded at PNB.

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2016, Park operated 117 financial service offices (including those of PNB, Scope Leasing, Inc. ("Scope Aircraft Finance"), and GFSC) and a network of 138 automated teller machines in 29 Ohio counties. Park also operated one office for SEPH, located in Newark, Ohio.

A summary of average loans and average deposits for Park’s subsidiaries, including its bank subsidiary, PNB, and PNB's divisions and subsidiary Scope Aircraft Finance for 2016, 2015 and 2014 is shown in Table 10.  See Note 27 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for the divisions of PNB are not prepared on a separate basis and, therefore, net income is not included in the summary financial data in table 10.

Table 10 - Park Affiliate Financial Data
	2016		2015		2014
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,623,565	$1,526,438	$1,465,586	$1,473,906	$1,383,686	$1,426,645
Security National Bank Division	459,172	798,809	462,681	802,061	454,680	774,716
First-Knox National Bank Division	591,807	638,338	591,948	632,810	571,519	563,275
Century National Bank Division	649,645	574,171	655,682	556,543	638,314	493,449
Richland Bank Division	231,884	501,678	240,622	483,673	242,788	451,304
Fairfield National Bank Division	269,805	399,174	260,281	406,940	255,280	401,255
Second National Bank Division	382,555	356,913	374,385	337,181	355,379	317,208
Park National SW & N KY Bank Division	421,873	219,603	384,788	210,066	363,735	208,784
United Bank, N.A. Division	109,727	203,613	103,301	198,162	92,427	190,082
Unity National Bank Division	183,985	187,088	180,034	172,658	174,950	162,074
Farmers Bank Division	131,501	99,446	123,875	96,782	108,397	89,328
Scope Aircraft Finance	238,464	1,471	198,475	465	178,194	8
SEPH	14,434	—	17,910	—	31,836	—
GFSC	33,370	4,174	37,686	5,595	43,165	6,610
Parent Company, other	(218,925)	69,888	(187,675)	89,982	(177,053)	(67,185)
Consolidated Totals	$5,122,862	$5,580,804	$4,909,579	$5,466,824	$4,717,297	$5,017,553

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $5,581 million in 2016, compared to $5,467 million in 2015 and $5,018 million in 2014. Table 11 provides a summary of deposit balances as of December 31, 2016 and 2015, along with the change over the past year.

Table 11 - Year-End Deposits
December 31,
(In thousands)	2016	2015	Change
Non-interest bearing checking	$1,523,417	$1,404,032	$119,385
Interest bearing transaction accounts	1,174,448	1,107,200	67,248
Savings	1,704,920	1,544,708	160,212
All other time deposits	1,117,870	1,290,412	(172,542)
Other	1,301	1,290	11
Total	$5,521,956	$5,347,642	$174,314

The average interest rate paid on interest bearing deposits was 0.32% in 2016, compared to 0.30% in 2015, and 0.29% in 2014.  The average cost of interest bearing deposits for each quarter of 2016 was 0.34% for the fourth quarter, 0.32% for the third quarter, 0.32% for the second quarter and 0.31% for the first quarter.

Maturities of time deposits over $100,000 as of December 31, 2016 and 2015 were:

Table 12 - Maturities of Time Deposits	Over $100,000
December 31 (In thousands)	2016	2015
3 months or less	$174,503	$197,871
Over 3 months through 6 months	78,455	96,132
Over 6 months through 12 months	97,551	117,249
Over 12 months	86,589	97,242
Total	$437,098	$508,494

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, Federal Funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.19% in 2016, compared to 0.18% in 2015, and 0.20% in 2014. The year-end balance for short-term borrowings was $395 million at December 31, 2016, compared to $394 million at December 31, 2015, and $277 million at December 31, 2014.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt include the subordinated notes discussed in the following section.  In 2016, average long-term debt was $776 million, compared to $793 million in 2015, and $868 million in 2014. The average interest rate paid on long-term debt was 3.13% for 2016, compared to 3.10% for 2015, and 3.29% for 2014. Average total debt (long-term and short-term) was $1,017 million in 2016, compared to $1,052 million in 2015, and $1,131 million in 2014.  Average total debt decreased by $35 million or 3.3% in 2016 compared to 2015, and decreased by $79 million or 7.0% in 2015 compared to 2014. Average long-term debt was 76% of average total debt in 2016, compared to 75% of average total debt in 2015, and 77% of average total debt in 2014.

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

See Note 15 of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of total shareholders' equity to total assets was 9.94% at December 31, 2016, compared to 9.76% at December 31, 2015 and 9.95% at December 31, 2014. The ratio of tangible shareholders’ equity [shareholders’ equity ($742.2 million) less goodwill ($72.3 million)] to tangible assets [total assets ($7,468 million) less goodwill ($72.3 million)] was 9.06% at December 31, 2016, compared to 8.86% at December 31, 2015, and 9.04% at December 31, 2014.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities or change in the funded status of Park's pension plan, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.

The unrealized net holding loss, net of income taxes, on AFS securities was $3.0 million at year-end 2016, compared to the unrealized net holding loss, net of income taxes, of $292,000 at year-end 2015, and compared to the unrealized net holding gain, net of income taxes, of $1.3 million at year-end 2014.

In accordance with GAAP, Park adjusts accumulated other comprehensive income (loss) to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 18 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan. Pertaining to the funding status of the pension plan, Park recognized a net comprehensive gain of $0.6 million in 2016, a net comprehensive loss of $0.5 million in 2015, and a net comprehensive loss of $9.3 million in 2014. The net comprehensive gain in 2016 was due to changes in actuarial assumptions combined with increased investment returns on pension plan assets. The net comprehensive loss in 2015 was due to changes in actuarial assumptions combined with lower investment returns on pension plan assets. The net comprehensive loss in 2014 was due to changes in actuarial assumptions, primarily a decrease in the discount rate from 5.30% at December 31, 2013 to 4.42% at December 31, 2014. The actuarial loss more than offset the positive investment returns with respect to the pension plan's assets in 2014.

At year-end 2016, the balance in accumulated other comprehensive loss pertaining to the pension plan was $(14.7) million, compared to $(15.4) million at December 31, 2015, and $(14.9) million at December 31, 2014.

INVESTMENT OF FUNDS
Loans:  Average loans were $5,123 million in 2016, compared to $4,910 million in 2015, and $4,717 million in 2014.  The actual yield on average loan balances was 4.74% in 2016, compared to 4.66% in 2015, and 4.84% in 2014. Approximately 50% of Park’s loan balances mature or reprice within one year (see Table 35).  The actual yield on average loan balances for each quarter of 2016 was 4.87% for the fourth quarter, 4.66% for the third quarter, 4.64% for the second quarter and 4.80% for the first quarter.

Loan interest income for 2016 included $5.1 million related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding this income, the actual yield on average loan balances was 4.64% for the year ended December 31, 2016 and 4.62% for the fourth quarter, 4.66% for the third quarter, 4.64% for the second quarter and 4.67% for the first quarter.

At December 31, 2016, loan balances were $5,272 million, compared to $5,068 million at year-end 2015, an increase of $204 million or 4.0%. The loan growth of $204 million in 2016 was largely due to increases in loans of $206 million at PNB, offset by declines at GFSC and SEPH.

Table 13 reports year-end loan balances by type of loan for the past five years.

Table 13 - Loans by Type
December 31,
(In thousands)	2016	2015	2014	2013	2012
Commercial, financial and agricultural	$994,619	$955,727	$856,535	$825,432	$823,927
Construction real estate	188,945	173,345	155,804	156,116	165,528
Residential real estate	1,808,497	1,855,443	1,851,375	1,799,547	1,713,645
Commercial real estate	1,155,703	1,113,603	1,069,637	1,112,273	1,092,164
Consumer	1,120,850	967,111	893,160	723,733	651,930
Leases	3,243	2,856	3,171	3,404	3,128
Total Loans	$5,271,857	$5,068,085	$4,829,682	$4,620,505	$4,450,322

Loan growth was experienced within the commercial, financial and agricultural, construction real estate, commercial real estate, and consumer loan types in 2016.

On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans increased by $97 million, or 4.3%, in 2016 and increased by $161 million, or 7.7%, in 2015. The increase in 2016 was due to increases in commercial real estate loans of $42.1 million, in commercial, financial and agricultural loans of $38.9 million, and in construction real estate loans of $15.6 million. The increase in 2015 was due to increases in commercial, financial and agricultural loans of $99.2 million, in commercial real estate loans of $44.0 million, and in construction real estate loans of $17.5 million.

Consumer loans increased by $154 million or 15.9% in 2016 and increased by $74 million or 8.3% in 2015. The increase in consumer loans in each of 2016 and 2015 was primarily due to an increase in automobile lending in Ohio.

The long-term, fixed-rate residential mortgage loans that Park originates are generally sold in the secondary market and Park typically retains servicing on these loans. The balance of sold, fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,330 million at year-end 2016, compared to $1,276 million at year-end 2015 and $1,265 million at year-end 2014.

Table 14 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2016
(In thousands)
Commercial, financial and agricultural	$102,822	$351,183	$540,614	$994,619
Construction real estate	39,583	29,767	119,595	188,945
Commercial real estate	56,261	92,539	1,006,903	1,155,703
Total	$198,666	$473,489	$1,667,112	$2,339,267
Total of these selected loans due
after one year with:
Fixed interest rate		$272,722	$468,114	$740,836
Floating interest rate		200,767	1,198,998	1,399,765

(1)	Nonaccrual loans of $41.1 million are included within the one year or less classification above.

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

Park classifies the majority of its securities as AFS (see Note 4 of the Notes to Consolidated Financial Statements).  These securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of federal income taxes, accounted for as accumulated other comprehensive income (loss).  The securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as Held-To-Maturity ("HTM").  In addition, starting in 2015, Park began to purchase tax-exempt municipal securities, also classified as HTM. These securities are classified as HTM because they are generally not as liquid as the investment securities that Park classifies as AFS. A classification of HTM means that Park has the positive intent and the ability to hold these securities until maturity. At year-end 2016, Park’s HTM securities portfolio was $260 million, compared to $149 million at year-end 2015, and $141 million at year-end 2014. Included in the HTM securities portfolio as of December 31, 2016 were $189 million of tax-exempt municipal securities. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by U.S. Government sponsored entities.

Average taxable investment securities were $1,413 million in 2016, compared to $1,472 million in 2015, and $1,433 million in 2014.  The average yield on taxable investment securities was 2.17% in 2016, compared to 2.45% in 2015, and 2.58% in 2014.  Average tax-exempt investment securities were $91 million in 2016, compared to $6 million in 2015, and $65,000 in 2014.  The average tax-equivalent yield on tax-exempt investment securities was 4.43% in 2016, compared to 4.72% in 2015, and 6.97% in 2014.

Total investment securities (at amortized cost) were $1,584 million at December 31, 2016, compared to $1,644 million at December 31, 2015, and $1,499 million at December 31, 2014.  Management purchased investment securities totaling $724 million in 2016, $506 million in 2015, and $352 million in 2014. Proceeds from repayments and maturities of investment securities were $783 million in 2016, $357 million in 2015, and $140 million in 2014.

Proceeds from sales of investment securities were $3.1 million in 2015. These investment securities had a book value of $3.1 million and resulted in a gain on sale of $88,000. Proceeds from sales of investment securities were $173.1 million in 2014. Of the investment securities sold in 2014, a small portion with a book value of $187,000 was sold for a gain of $22,000. The remaining investment securities sold in 2014, with a book value of $174.1 million, were sold at a loss of $1.2 million. There were no sales of investment securities in 2016.

At year-end 2016, 2015, and 2014, the average tax-equivalent yield on the total investment portfolio was 2.30%, 2.28%, and 2.47%, respectively.  The weighted average remaining maturity of the total investment portfolio was 4.4 years at December 31, 2016, 4.8 years at December 31, 2015, and 5.2 years at December 31, 2014.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 83.9% of the total investment portfolio at year-end 2016, approximately 93.3% of the total investment portfolio at year-end 2015, and approximately 96.0% of the total investment portfolio at year-end 2014.

The average maturity of the investment portfolio would lengthen if long-term interest rates were to increase as principal repayments from mortgage-backed securities and CMOs would decline and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2016, management estimated that the average maturity of the investment portfolio would lengthen to 5.1 years with a 100 basis point increase in long-term interest rates and to 5.4 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates were to decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2016, management estimated that the average maturity of the investment portfolio would decrease to 3.4 years with a 100 basis point decrease in long-term interest rates and to 2.8 years with a 200 basis point decrease in long-term interest rates.

Table 15 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2016, 2015 and 2014:

Table 15 - Investment Securities
December 31,
(In thousands)	2016	2015	2014
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$267,533	$522,063	$538,064
Obligations of states and political subdivisions	188,622	48,190	—
U.S. Government asset-backed securities	1,058,383	1,012,605	901,715
Federal Home Loan Bank stock	50,086	50,086	50,086
Federal Reserve Bank stock	8,225	8,225	8,225
Equities	6,934	2,710	2,698
Total	$1,579,783	$1,643,879	$1,500,788
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	16.9%	31.8%	35.9%
Obligations of states and political subdivisions	11.9%	2.9%	—%
U.S. Government asset-backed securities	67.0%	61.6%	60.1%
Federal Home Loan Bank stock	3.2%	3.0%	3.3%
Federal Reserve Bank stock	0.5%	0.5%	0.5%
Equities	0.5%	0.2%	0.2%
Total	100.0%	100.0%	100.0%

ANALYSIS OF EARNINGS
Net Interest Income: Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 16 for three years of history on the average balances of the balance sheet categories as well as the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Table 16 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2016			2015			2014
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$5,122,862	$242,978	4.74%	$4,909,579	$228,746	4.66%	$4,717,297	$228,487	4.84%
Taxable investment securities	1,413,324	30,627	2.17%	1,472,285	36,026	2.45%	1,432,627	36,981	2.58%
Tax-exempt investment securities (3)	91,343	4,050	4.43%	5,923	279	4.72%	65	5	6.97%
Money market instruments	198,197	1,020	0.51%	342,997	888	0.26%	204,874	515	0.25%
Total interest earning assets	6,825,726	278,675	4.08%	6,730,784	265,939	3.95%	6,354,863	265,988	4.19%
Non-interest earning assets:
Allowance for loan losses	(56,890)			(56,947)			(58,917)
Cash and due from banks	115,779			117,286			112,113
Premises and equipment, net	59,104			58,377			55,407
Other assets	472,800			456,960			429,836
TOTAL	$7,416,519			$7,306,460			$6,893,302

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,244,646	$1,358	0.11%	$1,257,681	$816	0.06%	$1,291,310	$825	0.06%
Savings deposits	1,705,592	2,721	0.16%	1,544,316	1,413	0.09%	1,216,750	852	0.07%
Time deposits	1,215,681	9,337	0.77%	1,353,199	10,125	0.75%	1,312,868	9,323	0.71%
Total interest bearing deposits	4,165,919	13,416	0.32%	4,155,196	12,354	0.30%	3,820,928	11,000	0.29%
Short-term borrowings	240,457	456	0.19%	258,717	469	0.18%	263,270	517	0.20%
Long-term debt (4)	776,465	24,300	3.13%	793,469	24,619	3.10%	867,615	28,582	3.29%

Table 16 - Continued

December 31,	2016			2015			2014
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
Total interest bearing liabilities	5,182,841	38,172	0.74%	5,207,382	37,442	0.72%	4,951,813	40,099	0.81%
Non-interest bearing liabilities:
Demand deposits	1,414,885			1,311,628			1,196,625
Other	81,056			77,123			64,415
Total non-interest bearing liabilities	1,495,941			1,388,751			1,261,040
Shareholders' equity	737,737			710,327			680,449
TOTAL	$7,416,519			$7,306,460			$6,893,302
Tax equivalent net interest income		$240,503			$228,497			$225,889
Net interest spread			3.34%			3.23%			3.38%
Net yield on interest earning assets (net interest margin)			3.52%			3.39%			3.55%

(1)
Loan income includes net loan related fee income and origination costs (expense) of ($1.6 million) in 2016, ($1.0 million) in 2015, and $1.3 million in 2014. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2016, 2015 and 2014.  The taxable equivalent adjustment was $1.0 million in 2016, $767,000 in 2015, and $843,000 in 2014.

(2)	For the purpose of the computation for loans, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2016, 2015 and 2014. The taxable equivalent adjustments were $1.4 million in 2016, $98,000 in 2015, and $2,000 in 2014.

(4)	Includes subordinated notes.
Average interest earning assets for 2016 increased by $95 million, or 1.4%, to $6,826 million, compared to $6,731 million for 2015.  Average interest earning assets of $6,731 million for 2015 represented an increase of $376 million, or 5.9%, compared to $6,355 for 2014. The average yield on interest earning assets increased by 13 basis points to 4.08% for 2016, compared to 3.95% for 2015. The average yield on interest earning assets of 3.95% for 2015 represented a decrease of 24 basis points compared to 4.19% for 2014.

Interest income for 2016 included $5.1 million related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding this income, the yield on loans was 4.64%, the yield on interest earning assets was 4.01%, and the net interest margin was 3.45%.

Average interest bearing liabilities for 2016 decreased by $24 million, or 0.05%, to $5,183 million, compared to $5,207 million for 2015.  Average interest bearing liabilities of $5,207 million for 2015 represented an increase of $255 million, or 5.2%, compared to $4,952 million for 2014. The average cost of interest bearing liabilities increased by 2 basis points to 0.74% for 2016, compared to 0.72% for 2015. The cost of interest bearing liabilities of 0.72% for 2015 was a decrease of 9 basis points compared to 0.81% for 2014.

The following table displays (for each quarter of 2016) the average balance of interest earning assets, the net interest income and the tax equivalent net interest income and net interest margin.

Table 17 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income	Tax Equivalent Net Interest Income	Tax Equivalent Net Interest Margin
First Quarter	$6,818,281	$59,819	60,263	3.55%
Second Quarter	6,800,436	57,485	58,040	3.43%
Third Quarter	6,871,661	58,533	59,152	3.42%
Fourth Quarter	6,812,168	62,249	63,048	3.68%
2016	$6,825,726	$238,086	240,503	3.52%

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 18 - Volume/Rate Variance Analysis
	Change from 2015 to 2016			Change from 2014 to 2015
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$10,065	$4,167	$14,232	$9,016	$(8,757)	$259
Taxable investments	(1,400)	(3,999)	(5,399)	982	(1,937)	(955)
Tax-exempt investments	3,789	(18)	3,771	276	(2)	274
Money market instruments	(486)	618	132	352	21	373
Total interest income	11,968	768	12,736	10,626	(10,675)	(49)
Interest expense:
Transaction accounts	$(8)	$550	$542	$(9)	$—	$(9)
Savings accounts	162	1,146	1,308	273	289	562
Time deposits	(1,051)	263	(788)	283	519	802
Short-term borrowings	(34)	21	(13)	(7)	(41)	(48)
Long-term debt	(531)	212	(319)	(2,365)	(1,599)	(3,964)
Total interest expense	(1,462)	2,192	730	(1,825)	(832)	(2,657)
Net variance	$13,430	$(1,424)	$12,006	$12,451	$(9,843)	$2,608

Other Income:  Other income was $78.7 million in 2016, compared to $77.6 million in 2015, and $75.5 million in 2014.

The following table displays total other income for Park in 2016, 2015 and 2014.

Table 19 - Other Income
Year Ended December 31,
(In thousands)	2016	2015	2014
Income from fiduciary activities	$21,400	$20,195	$19,150
Service charges on deposits	14,259	14,751	15,423
Other service income	14,419	11,438	10,459
Checkcard fee income	15,057	14,561	13,570
Bank owned life insurance income	4,338	5,783	4,861
ATM fees	2,268	2,428	2,467
Gain on the sale of OREO, net	1,323	1,604	5,503
OREO valuation adjustments	(601)	(1,592)	(2,406)
Gain on the sale of commercial loans held for sale	—	756	1,867
Gain (loss) on sale of investment securities	—	88	(1,158)
Miscellaneous	6,268	7,539	5,813
Total other income	$78,731	$77,551	$75,549

The following table breaks out the change in total other income for the year ended December 31, 2016 compared to the year ended December 31, 2015, and for the year ended December 31, 2015 compared to the year ended December 31, 2014, between Park's Ohio-based operations and SEPH.

Table 20 - Other Income Breakout
	Change from 2015 to 2016			Change from 2014 to 2015
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Income from fiduciary activities	$1,205	$—	$1,205	$1,045	$—	$1,045
Service charges on deposits	(492)	—	(492)	(672)	—	(672)
Other service income	1,596	1,385	2,981	2,011	(1,032)	979
Checkcard fee income	496	—	496	991	—	991
Bank owned life insurance income	(1,445)	—	(1,445)	922	—	922
ATM fees	(160)	—	(160)	(39)	—	(39)
Gain on the sale of OREO, net	(764)	483	(281)	(1,220)	(2,679)	(3,899)
OREO valuation adjustments	658	333	991	335	479	814
Gain on sale of commercial loans held for sale	(34)	(722)	(756)	363	(1,474)	(1,111)
Gain (loss) on sale of investment securities	(88)	—	(88)	1,246	—	1,246
Miscellaneous	(918)	(353)	(1,271)	1,163	563	1,726
Total other income	$54	$1,126	$1,180	$6,145	$(4,143)	$2,002

Income from fiduciary activities increased by $1.2 million, or 6.0%, to $21.4 million in 2016, compared to $20.2 million in 2015. The $20.2 million in 2015 was an increase of $1.0 million, or 5.5%, compared to $19.2 million in 2014. The increases in fiduciary fee income in 2016 and 2015 were primarily due to improvements in the equity markets and also due to an increase in the total account balances serviced by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the assets being managed. The average market value of the trust assets managed by PNB was $4.56 billion in 2016, compared to $4.38 billion in 2015, and $4.26 billion in 2014.

Service charges on deposit accounts decreased by $492,000, or 3.3%, to $14.3 million in 2016, compared to $14.8 million in 2015. The $14.8 million in 2015 was a decrease of $672,000, or 4.4%, compared to $15.4 million in 2014. The declines in 2016 and 2015 were related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decline in fee income from overdraft charges and other non-sufficient funds (NSF) charges.  Park’s customers did not use our courtesy overdraft program as frequently in 2015 and 2016.

Fee income earned from the origination and sale into the secondary market of long-term, fixed-rate mortgage loans is included within “Other service income”.  Other service income increased by $3.0 million, or 26.1%, to $14.4 million in 2016, compared to $11.4 million in 2015. The $11.4 million in 2015 was an increase of $979,000, or 9.4%, compared to $10.5 million in 2014. The increase at PNB during 2016 and 2015 was primarily due to a corresponding increase in the amount of mortgage loans originated for sale in the secondary market which increased by $66.9 million for 2016 compared to 2015 and $84.7 million for 2015 compared to 2014 . The $1.4 million increase in other service income at SEPH for 2016 compared to 2015 was primarily the result of the recovery of fees from certain SEPH impaired loan relationships.

Checkcard fee income, which is generated from debit card transactions, increased $496,000, or 3.4%, to $15.1 million in 2016, compared to $14.6 million in 2015. The $14.6 million in 2015 was an increase of $991,000, or 7.3%, compared to $13.6 million in 2014. The increases in 2016 and 2015 were attributable to continued increases in the volume of debit card transactions. Debit card transactions for 2016 were 30.6 million compared to 29.9 million for 2015 and 28.4 million for 2014.

Bank owned life insurance income decreased by $1.4 million, or 25%, to $4.3 million in 2016, compared to $5.8 million in 2015. Bank owned life insurance income increased by $922,000, or 19.0%, to $5.8 million in 2015, compared to $4.9 million in 2014. The decrease of $1.4 million from 2015 to 2016 and the increase of $922,000 from 2014 to 2015 was primarily related to fluctuations in income from death benefits paid on policies. Park recorded $40,000 of income from death benefits paid on policies during 2016 compared to $1.3 million of income from death benefits paid on policies during 2015, and $383,000 of income from death benefits paid on policies in 2014.

Gain on the sale of OREO, net, totaled $1.3 million in 2016, a decrease of $281,000, compared to $1.6 million in 2015. The $1.6 million in 2015 was a decrease of $3.9 million, compared to $5.5 million in 2014. The table below provides details on the OREO sales at PNB and SEPH in 2016, 2015, and 2014.

Table 21 - Sales of OREO
(In thousands)	OREO Properties Sold	Book Balance of OREO Sold	Net Proceeds of OREO Sold	Gain on Sale (1)
2016:
PNB	52	$3,199	$3,400	$201
PNB Participations in Vision assets	1	157	231	74
SEPH	13	4,007	5,073	1,066
Total	66	$7,363	$8,704	$1,341
2015:
PNB	65	$6,853	$7,332	$479
PNB Participations in Vision assets	3	521	984	463
SEPH	20	8,158	8,742	584
Total	88	$15,532	$17,058	$1,526
2014:
PNB	90	$7,271	$8,191	$920
PNB Participations in Vision assets	1	1,826	3,085	1,259
SEPH	114	13,258	16,522	3,264
Total	205	$22,355	$27,798	$5,443
(1) The gain on sale amounts above exclude any deferred gain on sale.

OREO assets, property acquired through foreclosure, are initially recorded at fair value less anticipated selling costs (net realizable value), establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less costs to sell. Subsequent changes in the value of real estate are classified as OREO valuation adjustments. OREO valuation adjustments totaled $601,000 in 2016, a decrease of $991,000, or 62.2%, compared to $1.6 million in 2015. The $1.6 million in 2015 was a decrease of $814,000, or 33.8%, compared to $2.4 million in 2014.

Of the $601,000 in OREO valuation adjustments in 2016, $582,000 were related to valuation adjustments at PNB, of the $1.6 million in OREO valuation adjustments in 2015, $1.2 million were related to valuation adjustments at PNB, and of the $2.4 million in OREO valuation adjustment in 2014, $1.6 million were related to PNB. The decline in OREO valuation adjustments is consistent with the trend of lower OREO balances across the Park organization, which totaled $13.9 million, $18.7 million, and $22.6 million at December 31, 2016, 2015 and 2014, respectively.

Gain on the sale of commercial loans held for sale was $756,000 for 2015. This was related to certain commercial loans, which had a book balance of $144,000, that were sold in the first quarter of 2015. Gain on sale of commercial loans held for sale was $1.9 million in 2014. PNB sold $12.7 million of commercial loans held for sale in 2014, which resulted in a $328,000 loss on sale. SEPH sold $6.4 million of commercial loans held for sale in 2014, which resulted in a $2.2 million gain on sale. No commercial loans held for sale were sold in 2016.

Other miscellaneous income decreased by $1.3 million, or 16.9%, to $6.3 million in 2016, compared to $7.5 million in 2015. Other miscellaneous income increased by $1.7 million, or 29.7%, to $7.5 million in 2015, compared to $5.8 million in 2014.  The decrease in 2016, compared to 2015, was related to a $329,000 decrease in brokerage income, a $805,000 decline in income from the operation of OREO properties, and a $711,000 decrease in gains from the sale of repossessed and other assets. These decreases were offset by $461,000 in income from an equity investment during 2016. The increase in 2015, compared to 2014, was primarily due to a $1.2 million increase in income from the operation of OREO properties and a $468,000 increase in gains from the sale of assets.

Other Expense: Other expense was $199.0 million in 2016, compared to $186.6 million in 2015, and $187.5 million in 2014.  Other expense increased by $12.4 million, or 6.6%, in 2016, and decreased by $896,000, or 0.5% in 2015. The following table displays total other expense for Park for 2016, 2015 and 2014.

Table 22 - Other Expense
Year Ended December 31,
(In thousands)	2016	2015	2014
Salaries	$87,034	$86,189	$81,977
Employee benefits	19,262	21,296	19,991
Data processing fees	5,608	5,037	4,712
Professional fees and services	27,181	23,452	29,580
Occupancy expense	10,239	9,686	10,006
Furniture and equipment expense	13,766	11,806	11,571
Insurance	5,825	5,629	5,723
Marketing	4,523	3,983	4,371
Communication	4,985	5,130	5,268
State tax expense	3,560	3,566	2,290
OREO expense	1,021	1,446	2,063
Borrowing prepayment penalty	5,554	532	—
Miscellaneous	10,465	8,862	9,958
Total other expense	$199,023	$186,614	$187,510
Full-time equivalent employees	1,726	1,798	1,801

The following table breaks out the change in other expense for the year ended December 31, 2016, compared to the year ended December 31, 2015, and for the year ended December 31, 2015 compared to the year ended December 31, 2014, in each of Park's Ohio-based operations and SEPH.

Table 23 - Other Expense Breakout
	Change from 2015 to 2016			Change from 2014 to 2015
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Salaries	$943	$(98)	$845	$4,556	$(344)	$4,212
Employee benefits	(2,235)	201	(2,034)	1,510	(205)	1,305
Data processing fees	571	—	571	325	—	325
Professional fees and services	1,216	2,513	3,729	(780)	(5,348)	(6,128)
Occupancy expense	553	—	553	(320)	—	(320)
Furniture and equipment expense	1,960	—	1,960	236	(1)	235
Insurance	196	—	196	(88)	(6)	(94)
Marketing	537	3	540	(388)	—	(388)
Communication	(147)	2	(145)	(135)	(3)	(138)
State tax expense	(69)	63	(6)	1,351	(75)	1,276
OREO expense	(373)	(52)	(425)	(428)	(189)	(617)
Borrowing prepayment penalty	5,022	—	5,022	532	—	532
Miscellaneous	3,144	(1,541)	1,603	(1,683)	587	(1,096)
Total other expense	$11,318	$1,091	$12,409	$4,688	$(5,584)	$(896)

Salaries expense increased $845,000, or 1.0%, to $87.0 million in 2016, and increased by $4.2 million, or 5.1%, to $86.2 million in 2015. The increase in 2016 was primarily due to an increase of $1.0 million in share-based compensation expense related to the Park 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") offset by a $374,000 decrease in incentive compensation. The increase in 2015 was due to an increase in salaries of $2.9 million, an increase in incentive compensation of $937,000, and an increase in share-based compensation expense related to the Park 2013 Incentive Plan of $407,000 compared to 2014. Park had 1,726 full-time equivalent employees at year-end 2016, compared to 1,798 full-time equivalent employees at year-end 2015, and 1,801 full-time equivalent employees at year-end 2014.

Employee benefits expense decreased $2.0 million, or 9.6%, to $19.3 million in 2016, and increased by $1.3 million, or 6.5%, to $21.3 million in 2015. The decrease in 2016 was due to a $3.9 million decrease in group insurance costs, offset by a $1.1 million increase in other employee benefits. The increase in 2015 was primarily due to a $1.3 million increase in pension and salary deferral plan expense, compared to 2014.

Professional fees and services increased $3.7 million, or 15.9%, to $27.2 million in 2016, compared to $23.5 million in 2015. The $23.5 million in 2015 was a decrease of $6.1 million, or 20.7%, compared to $29.6 million in 2014. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The increase in professional fees and services expense in 2016 was primarily due to an increase in consulting fees at SEPH and increases in third-party credit related expense at PNB. The decrease in professional fees and services expense in 2015 was largely related to declines in legal expenses associated with PNB participations in Vision loans and other loan relationships at SEPH.

Furniture and equipment expense increased $2.0 million, or 16.6%, to $13.8 million in 2016, compared to $11.8 million in 2015. The increase in furniture and equipment expense in 2016 was primarily due to a $1.0 million increase in depreciation expense and a $1.0 million increase in maintenance expense.

OREO expense declined $425,000, or 29.4%, to $1.0 million in 2016, compared to $1.4 million in 2015. The $1.4 million in 2015 was a decline of $617,000, or 29.9%, compared to $2.1 million in 2014. The decline in OREO expense was consistent with the trend of lower OREO balances across the Park organization, which totaled $13.9 million, $18.7 million, and $22.6 million at December 31, 2016, 2015 and 2014, respectively.

Borrowing prepayment penalties increased by $5.0 million, to $5.6 million in 2016, compared to $532,000 in 2015. During 2016, Park prepaid $50 million of Federal Home Loan Bank (“FHLB”) advances, incurring a $5.6 million prepayment penalty. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.
The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, and other miscellaneous expense. The subcategory miscellaneous other expense increased by $1.6 million, or 18.1%, to $10.5 million in 2016, compared to $8.9 million in 2015. The $8.9 million in 2015 was a decrease of $1.1 million, or 11.0%, compared to $10.0 million in 2014. The $1.6 million increase in 2016 was primarily due to a $1.7 million increase in accruals due to the ongoing evaluation of litigation and other proceedings impacting the GFSC subsidiary and the Parent Company, a $2.0 million increase in contribution expense and a $883,000 increase in fraud losses, offset by a reduction in expenses as $0.6 million was recognized in 2015 related to a contract termination fee, a $1.0 million reduction in expense related to reserves established for potential mortgage loan repurchases, and a decrease of $996,000 related to the amortization of historic tax credits.

The $1.1 million decrease in 2015 was primarily due to a $1.5 million decrease in contribution expense, a $1.0 million decrease in expense due to the ongoing evaluation of litigation and other proceedings impacting the GFSC subsidiary, and a decrease of $1.3 million due to a reduction in contract termination fees, offset by a $1.2 million increase related to reserves established for potential mortgage loan repurchases and a $996,000 increase related to the amortization of historic tax credits.

Income Taxes: Federal income tax expense was $36.8 million in 2016, compared to $32.6 million in 2015, and $36.5 million in 2014.  Federal income tax expense as a percentage of income before taxes was 29.9% in 2016, 28.7% in 2015, and 30.3% in 2014.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate reflects permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, qualified affordable housing and historical tax credits, bank owned life insurance income, and dividends paid on common shares held within Park’s salary deferral plan. Park's permanent tax differences for 2016 were approximately $6.3 million compared to $7.2 million for 2015.

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

The table below provides additional information on the provision for loan losses and the ALLL for Park for 2016, 2015 and 2014.

Table 24 - ALLL Information - Park
(In thousands)	2016	2015	2014
ALLL, beginning balance	$56,494	$54,352	$59,468
Charge-offs	20,799	14,290	24,780
Recoveries	(20,030)	(11,442)	(26,997)
Net charge-offs (recoveries)	769	2,848	(2,217)
(Recovery of) provision for loan losses:	(5,101)	4,990	(7,333)
ALLL, ending balance	$50,624	$56,494	$54,352
Average loans	$5,122,862	$4,909,579	$4,717,297
Net charge-offs (recoveries) as a percentage of average loans	0.02%	0.06%	(0.05)%

For the year ended December 31, 2016, gross income of $6.8 million would have been recognized on loans that were nonaccrual as of December 31, 2016 had these loans been current in accordance with their original terms. Interest income on nonaccrual loans may be recorded on a cash basis and be included in earnings only when Park expects to receive the entire recorded investment of the loan. Of the $6.8 million that would have been recognized, approximately $6.0 million was included in interest income for the year ended December 31, 2016.

Park's Ohio-based subsidiaries, PNB and GFSC, are the only subsidiaries that carry an ALLL balance. The table below provides additional information on the provision for loan losses and the ALLL for Park’s Ohio-based subsidiaries for 2016, 2015 and
2014.

Table 25 - ALLL Information - Park's Ohio-Based Subsidiaries
(In thousands)	2016	2015	2014
ALLL, beginning balance	$56,494	$54,352	$59,468
Charge-offs:
Ohio-based subsidiaries loans	20,274	14,143	22,988
PNB participations in Vision loans	78	20	667
Total charge-offs	20,352	14,163	23,655
Recoveries:
Ohio-based subsidiaries loans	(6,788)	(5,770)	(6,613)
PNB participations in Vision loans	(3,196)	(1,455)	(6,865)
Total recoveries	(9,984)	(7,225)	(13,478)
Net charge-offs	10,368	6,938	10,177
Provision for (recovery of) loan losses:
Ohio-based subsidiaries loans	7,616	10,515	11,259
PNB participations in Vision loans	(3,118)	(1,435)	(6,198)
Total provision for loan losses	4,498	9,080	5,061
ALLL, ending balance	$50,624	$56,494	$54,352
Average loans, Ohio-based subsidiaries	$5,108,428	$4,891,670	$4,685,461
Net charge-offs as a percentage of average loans	0.20%	0.14%	0.22%
Net charge-offs as a percentage of average loans - excluding PNB participations in Vision loans	0.26%	0.17%	0.35%

Charge-offs for 2016 include the charge-off of $2.2 million in specific reserves for which provision expense had been recognized in a prior year compared to $412,000 for 2015 and $6.4 million for 2014. Net charge-offs adjusted for changes in specific reserves as a percentage of average loans for the years ended December 31, 2016, 2015, 2014 were 0.13%, 0.15%, and 0.07%, respectively.

SEPH, as a non-bank subsidiary of Park, does not carry an ALLL balance, but recognizes a provision for loan losses when a charge-off is taken and recognizes a recovery of loan losses when a recovery is received.

Table 26 - ALLL Information - SEPH
(In thousands)	2016	2015	2014
ALLL, beginning balance	$—	$—	$—
Charge-offs	447	127	1,125
Recoveries	(10,046)	(4,217)	(13,519)
Net recoveries	(9,599)	(4,090)	(12,394)
Recovery of loan losses:	(9,599)	(4,090)	(12,394)
ALLL, ending balance	$—	$—	$—
Average loans	$14,434	$17,910	$31,836

At year-end 2016, the allowance for loan losses was $50.6 million, or 0.96% of total loans outstanding, compared to $56.5 million, or 1.11% of total loans outstanding at year-end 2015, and $54.4 million, or 1.13% of total loans outstanding at year-end 2014. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2016, 2015 and 2014.

Table 27 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2016	2015	2014
Allowance for loan losses, end of period	$50,624	$56,494	$54,352
Specific reserves	548	4,191	3,660
General reserves	$50,076	$52,303	$50,692
Total loans	$5,271,857	$5,068,085	$4,829,682
Impaired commercial loans	70,415	80,599	73,676
Non-impaired loans	$5,201,442	$4,987,486	$4,756,006
Allowance for loan losses as a percentage of year-end loans	0.96%	1.11%	1.13%
General reserves as a percentage of non-impaired loans	0.96%	1.05%	1.07%

Specific reserves decreased $3.6 million to $548,000 at December 31, 2016, compared to $4.2 million at December 31, 2015. The decrease is largely due to the fourth quarter 2016 charge-off of $3.1 million in specific reserves. General reserves decreased $2.2 million, or 4.3%, to $50.1 million at December 31, 2016, compared to $52.3 million at December 31, 2015. The decrease in general reserves was due to the ongoing evaluation of the required allowance for loan losses to cover probable incurred losses in the Park loan portfolio.

Management believes that the allowance for loan losses at year-end 2016 is adequate to absorb probable, incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “CRITICAL ACCOUNTING POLICIES” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of Park's loan loss experience over the past five years:

Table 28 - Summary of Loan Loss Experience
(In thousands)	2016	2015	2014	2013	2012

Average loans (net of unearned interest)	$5,122,862	$4,909,579	$4,717,297	$4,514,781	$4,410,661
Allowance for loan losses:
Beginning balance	56,494	54,352	59,468	55,537	68,444
Charge-offs:
Commercial, financial
and agricultural	5,786	2,478	3,779	6,160	26,847
Real estate - construction	1,436	470	1,316	1,791	9,985
Real estate - residential	3,014	2,352	3,944	3,207	8,607
Real estate - commercial	412	348	8,003	1,832	10,454
Consumer	10,151	8,642	7,738	6,163	5,375
Leases	—	—	—	—	—
Total charge-offs	$20,799	$14,290	$24,780	$19,153	$61,268
Recoveries:
Commercial, financial
and agricultural	$1,259	$1,373	$1,003	$1,314	$1,066
Real estate - construction	8,559	2,092	12,572	9,378	2,979
Real estate - residential	2,446	2,438	2,985	6,000	5,559
Real estate - commercial	3,671	2,241	7,759	726	783
Consumer	4,094	3,295	2,671	2,249	2,555
Leases	1	3	7	2	—
Total recoveries	$20,030	$11,442	$26,997	$19,669	$12,942
Net charge-offs (recoveries)	$769	$2,848	$(2,217)	$(516)	$48,326
(Recovery) provision included in earnings	(5,101)	4,990	(7,333)	3,415	35,419
Ending balance	$50,624	$56,494	$54,352	$59,468	$55,537
Ratio of net charge-offs (recoveries) to average loans	0.02%	0.06%	(0.05)%	(0.01)%	1.10%
Ratio of allowance for loan losses
to end of year loans	0.96%	1.11%	1.13%	1.29%	1.25%

The following table summarizes Park's allocation of the allowance for loan losses for the past five years:

Table 29 - Allocation of Allowance for Loan Losses
December 31,	2016		2015		2014		2013		2012
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$13,434	18.87%	$13,694	18.86%	$10,719	17.73%	$14,218	17.87%	$15,635	18.51%
Real estate - construction	5,247	3.58%	8,564	3.42%	8,652	3.23%	6,855	3.38%	6,841	3.72%
Real estate - residential	10,958	34.31%	13,514	36.61%	14,772	38.33%	14,251	38.95%	14,759	38.51%
Real estate - commercial	10,432	21.92%	9,197	21.97%	8,808	22.15%	15,899	24.07%	11,736	24.54%
Consumer	10,553	21.26%	11,524	19.08%	11,401	18.49%	8,245	15.66%	6,566	14.65%
Leases	—	0.06%	1	0.06%	—	0.07%	—	0.07%	—	0.07%
Total	$50,624	100.00%	$56,494	100.00%	$54,352	100.00%	$59,468	100.00%	$55,537	100.00%

As of December 31, 2016, Park had no concentrations of loans exceeding 10% to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

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

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing, and OREO for the last five years:

Table 30 - Park - Nonperforming Assets
	December 31,
(In thousands)	2016	2015	2014	2013	2012
Nonaccrual loans	$87,822	$95,887	$100,393	$135,216	$155,536
Accruing TDRs	18,175	24,979	16,254	18,747	29,800
Loans past due 90 days or more and accruing	2,086	1,921	2,641	1,677	2,970
Total nonperforming loans	$108,083	$122,787	$119,288	$155,640	$188,306
OREO – PNB	6,025	7,456	10,687	11,412	14,715
OREO – SEPH	7,901	11,195	11,918	23,224	21,003
Total nonperforming assets	$122,009	$141,438	$141,893	$190,276	$224,024
Percentage of nonperforming loans to total loans	2.05%	2.42%	2.47%	3.37%	4.23%
Percentage of nonperforming assets to total loans	2.31%	2.79%	2.94%	4.12%	5.03%
Percentage of nonperforming assets to total assets	1.63%	1.93%	2.03%	2.87%	3.37%

SEPH nonperforming assets for the last five years were as follows:

Table 31 - SEPH - Nonperforming Assets
	December 31,
(In thousands)	2016	2015	2014	2013	2012
Nonaccrual loans	$11,738	$14,419	$22,916	$36,108	$55,292
Accruing TDRs	—	—	97	—	—
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	$11,738	$14,419	$23,013	$36,108	$55,292
OREO - SEPH	7,901	11,195	11,918	23,224	21,003
Total nonperforming assets	$19,639	$25,614	$34,931	$59,332	$76,295

Nonperforming assets for Park, excluding SEPH, for the last five years were as follows:

Table 32 - Park excluding SEPH - Nonperforming Assets
	December 31,
(In thousands)	2016	2015	2014	2013	2012
Nonaccrual loans	$76,084	$81,468	$77,477	$99,108	$100,244
Accruing TDRs	18,175	24,979	16,157	18,747	29,800
Loans past due 90 days or more and accruing	2,086	1,921	2,641	1,677	2,970
Total nonperforming loans	$96,345	$108,368	$96,275	$119,532	$133,014
OREO – PNB	6,025	7,456	10,687	11,412	14,715
Total nonperforming assets (1)	$102,370	$115,824	$106,962	$130,944	$147,729
Percentage of nonperforming loans to total loans	1.83%	2.14%	2.00%	2.61%	3.03%
Percentage of nonperforming assets to total loans	1.95%	2.29%	2.23%	2.86%	3.36%
Percentage of nonperforming assets to total assets	1.38%	1.60%	1.55%	2.00%	2.26%
(1) Includes PNB participations in loans originated by Vision and related OREO totaling $9.6 million, $9.8 million, $11.5 million, $12.3 million, and $19.0 million for the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2016, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

When determining the quarterly and annual loan loss provision, Park reviews the grades of commercial loans.  These loans are graded from 1 to 8.  A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss.  Commercial loans that are pass-rated are considered to be of acceptable credit risk.  Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans.  Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans.  Generally, commercial loans that are graded a 6 are considered for partial charge-off or have been charged down to the net realizable value of the underlying collateral.  Commercial loans graded a 7 (doubtful) are shown as nonperforming and Park charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve.  Any commercial loan graded an 8 (loss) is completely charged off.

The following table highlights the credit trends within the commercial loan portfolio of Park’s Ohio-based operations.

Table 33 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2016	December 31, 2015	December 31, 2014
Pass rated	$2,601,607	$2,493,518	$2,360,689
Special Mention	14,644	24,223	15,946
Substandard	441	4,268	3,553
Impaired	58,676	66,232	51,323
Total	$2,675,368	$2,588,241	$2,431,511
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

Delinquencies have remained low for Park's Ohio-based operations over the past 24 months. Delinquent and accruing loans were $27.8 million, or 0.53% of total loans at December 31, 2016, compared to $25.7 million, or 0.51% of total loans at December 31, 2015 and $33.0 million, or 0.69% of total loans at December 31, 2014.

Impaired commercial loans for Park's Ohio-based operations were $58.7 million at December 31, 2016, a decrease of $7.6 million, compared to $66.2 million as of December 31, 2015. The $58.7 million of impaired commercial loans at December 31, 2016 included $6.4 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms, down from $12.4 million at December 31, 2015. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable, incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

Park had $15.1 million of non-impaired commercial loans included on the watch list at December 31, 2016, compared to $28.5 million of non-impaired commercial loans at year-end 2015, and $19.5 million of non-impaired commercial loans at year-end 2014. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) certain real estate construction loans; and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total commercial loans, Park’s watch list of potential problem commercial loans was 0.6% in 2016, 1.1% in 2015, and 0.8% in 2014. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding each borrower’s ability to comply with payment terms.

As of December 31, 2016, management had taken partial charge-offs of approximately $24.9 million related to the $70.4 million of commercial loans considered to be impaired, compared to charge-offs of approximately $28.7 million related to the $80.6 million of impaired commercial loans at December 31, 2015.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2016, including those impaired commercial loans at PNB, PNB participations in impaired Vision loans and those impaired Vision commercial loans retained at SEPH.

Table 34 - Park Impaired Commercial Loans
December 31, 2016
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB	$64,529	$10,772	$53,757	$548	$53,209	82.46%
PNB Participations in Vision loans	8,372	3,453	4,919	—	4,919	58.76%
SEPH	22,457	10,718	11,739	—	11,739	52.27%
Total Park	$95,358	$24,943	$70,415	$548	$69,867	73.27%

Allowance for loan losses: Loss factors are reviewed quarterly and updated at least annually to reflect recent loan loss history and incorporate current risk and trends which may not be recognized in historical data. Several enhancements were made in the third quarter of 2016 as a result of management's quarterly review.

•
Management updated the historical loss calculation during the third quarter of 2016, incorporating annualized net charge-offs plus changes in specific reserves through September 30, 2016. Additionally, management removed from the historical loss calculation net charge-offs plus changes in specific reserves for the year ended December 31, 2009. Management's belief has been that historical losses should encompass the complete economic cycle. However, given the extended length of the economic recovery, management determined that 2009 loss data was no longer reflective of the current portfolio. Management has taken the look-back period into consideration in the quarterly evaluation of environmental loss factors.

•
As part of the 2016 mid-year historical loss update, management determined that it was no longer appropriate to more heavily weight those years with higher losses in the historical loss calculation and applied equal percentages to each of the years in this calculation. The trends that existed resulting in management applying different weightings to the years within the historical loss calculation no longer appeared to exist, resulting in the adjustment back to equal weightings.

•
As part of the normal quarterly process, management reviewed and updated the environmental loss factors applied to the commercial portfolio in order to incorporate changes in the macroeconomic environment. Additionally, management updated the calculation of the loss emergence period utilizing a more granular process.

The impact of the changes described above resulted in a decrease of $3.8 million in the ALLL at September 30, 2016, compared to what the ALLL would have been had the calculation, and related assumptions, used at June 30, 2016 remained constant.

The historical loss factors were updated again in the fourth quarter of 2016 to incorporate losses through December 31, 2016.

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loans, resulting in a higher probability that Park will suffer a loss on the loans unless the weakness is corrected. The allowance for loan losses related to performing commercial loans was $32.8 million or 1.25% of the outstanding principal balance of other accruing commercial loans at December 31, 2016. At December 31, 2016, the coverage level within the commercial loan portfolio was approximately 3.20 years compared to 2.37 years at December 31, 2015. Historical loss experience, defined as charge-offs plus changes in specific reserves, over the past 84 months for the commercial loan portfolio was 0.39% for 2016 and 0.53% for 2015. This 84-month loss experience includes only the performance of the PNB loan portfolio and excludes the impact of PNB participations in Vision loans.

The overall reserve of 1.25% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.24%; special mention commercial loans are reserved at 3.82%; and substandard commercial loans are reserved at 12.88%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 84-month loss experience of 0.39% are due to the following factors which management reviews on a quarterly or annual basis:

•
Loss Emergence Period Factor: At least annually, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes from the probable occurrence of a loss event to the credit being moved to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio. The loss emergence period was last updated in the fourth quarter of 2016.

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass-rated to impaired. The loss migration factor was last updated in the fourth quarter of 2016.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment.

Generally, consumer loans are not individually graded. Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio. The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 84 months, through December 31, 2016. Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, borrower bankruptcy status, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.). At December 31, 2016, the coverage level within the consumer loan portfolio was approximately 1.95 years compared to 1.99 years at December 31, 2015. Historical loss experience over the past 84 months for the consumer loan portfolio was 0.34% for 2016 and 0.42% for 2015.

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

Cash and cash equivalents decreased by $3.0 million during 2016 to $146.4 million at year end. Cash provided by operating activities was $87.9 million in 2016, $89.2 million in 2015, and $71.7 million in 2014. Net income was the primary source of cash from operating activities during each year.

Cash used in investing activities was $152.6 million in 2016, $395.5 million in 2015, and $229.6 million in 2014. Investment security transactions and loan originations/repayments are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of investment securities provide cash and purchases of investment securities use cash.  Net investment security transactions provided cash of $59.7 million in 2016, used cash of $145.2 million in 2015, and used cash of $29.7 million in 2014. Cash used by the net increase in the loan portfolio was $199.5 million in 2016, $247.9 million in 2015, and $234.0 million in 2014.

Cash provided by financing activities was $61.7 million in 2016, $218.0 million in 2015, and $248.5 million in 2014. A major source of cash for financing activities is the net change in deposits.  Deposits increased and provided $174.3 million of cash in 2016, $219.6 million of cash in 2015, and $338.0 million of cash in 2014. Of the $338.0 million deposit increase in 2014, $200 million was related to the settlement of brokered deposits in September 2014. Another major source of cash for financing activities is short-term borrowings and long-term debt. In 2016, net long-term borrowings decreased and used $55.6 million in cash. In 2015, net short-term borrowings increased and provided $117.3 million in cash, and net long-term borrowings decreased and used $55.1 million in cash. In 2014, net short-term borrowings increased and provided $35.0 million in cash, and net long-term borrowings decreased and used $64.2 million in cash. Finally, cash declined by $57.7 million in 2016, $57.8 million in 2015, and $57.9 million in 2014, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, the capability to securitize or package loans for sale, and a $10.0 million revolving line of credit with another financial institution, which did not have an outstanding balance as of December 31, 2016.  In the opinion of Park's management, the present funding sources provide more than adequate liquidity for Park to meet our cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2016:

Table 35 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$108,523	$174,350	$521,948	$238,808	$540,776	$1,584,405
Money market instruments	23,635	—	—	—	—	23,635
Loans (1)	1,400,192	1,254,926	1,769,078	679,532	168,129	5,271,857
Total interest earning assets	1,532,350	1,429,276	2,291,026	918,340	708,905	6,879,897
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$596,867	$—	$577,582	$—	$—	$1,174,449
Savings accounts (2)	659,943	—	1,044,977	—	—	1,704,920
Time deposits	282,067	438,813	281,491	115,003	495	1,117,869
Other	—	1,301	—	—	—	1,301
Total deposits	1,538,877	440,114	1,904,050	115,003	495	3,998,539
Short-term borrowings	394,795	—	—	—	—	394,795
Long-term debt	—	344,281	225,000	25,000	100,000	694,281
Subordinated notes	15,000	30,000	—	—	—	45,000
Total interest bearing liabilities	1,948,672	814,395	2,129,050	140,003	100,495	5,132,615
Interest rate sensitivity gap	(416,322)	614,881	161,976	778,337	608,410	1,747,282
Cumulative rate sensitivity gap	(416,322)	198,559	360,535	1,138,872	1,747,282
Cumulative gap as a
percentage of total
interest earning assets	(6.05)%	2.89%	5.24%	16.55%	25.40%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $87.8 million are included within the three-month to twelve-month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 51% of interest bearing transaction accounts and 39% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one-year cumulative gap would change from a positive 2.89% to a negative 20.70%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2016, the cumulative interest earning assets maturing or repricing within twelve months were $2,962 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,763 million.  For the twelve-month cumulative interest rate sensitivity gap position, rate sensitive assets exceeded rate sensitive liabilities by $199 million or 2.89% of interest earning assets.

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

The cumulative twelve-month interest rate sensitivity gap position at year-end 2015 was a positive $407 million or 6.03% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 43.0% at year-

end 2016, compared to 40.8% at year-end 2015.  The percentage of interest bearing liabilities maturing or repricing within one year was 53.8% at year-end 2016, compared to 45.8% at year-end 2015.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.  At December 31, 2016, the earnings simulation model projected that net income would decrease by 1.9% using a rising interest rate scenario and decrease by 6.3% using a declining interest rate scenario over the next year.  At December 31, 2015, the earnings simulation model projected that net income would decrease by 0.4% using a rising interest rate scenario and decrease by 10.9% using a declining interest rate scenario over the next year.  At December 31, 2014, the earnings simulation model projected that net income would increase by 1.3% using a rising interest rate scenario and decrease by 7.1% using a declining interest rate scenario over the following year.  Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.52% in 2016, 3.39% in 2015 and 3.55% in 2014.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2016.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 36 - Contractual Obligations
December 31, 2016	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	11	$4,404,086	$—	$—	$—	$4,404,086
Certificates of deposit	11	717,879	284,493	115,003	495	1,117,870
Short-term borrowings	13	394,795	—	—	—	394,795
Long-term debt	14	350,000	225,000	25,000	100,000	700,000
Subordinated notes	15	—	—	—	45,000	45,000
Operating leases	9	1,508	2,447	1,043	700	5,698
Defined benefit pension plan (1)	18	6,924	15,519	17,896	48,058	88,397
Purchase obligations		22	—	—	—	22
Total contractual obligations		$5,875,214	$527,459	$158,942	$194,253	$6,755,868
(1) Pension payments reflect 10 years of payments, through 2027.

As of December 31, 2016, Park had $14.3 million in unfunded commitments related to investments in qualified affordable housing projects which are not included in Table 36. Commitments are funded when capital calls are made by the general partner. Park expects that the current commitments will be funded between 2017 and 2027.

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of our customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2016, the Corporation had $912.0 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $13.7 million of standby letters of credit. At December 31, 2015, the Corporation had $888.4 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $12.3 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2016. See Note 23 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2016.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2016, the Corporation’s total shareholders’ equity was $742.2 million, compared to $713.4 million at December 31, 2015.  Total shareholders’ equity at December 31, 2016 was 9.94% of total assets, compared to 9.76% of total assets at December 31, 2015.

Tangible shareholders’ equity was $669.9 million [total shareholders’ equity ($742.2 million) less goodwill ($72.3 million)] at December 31, 2016 and was $641.0 million [total shareholders’ equity ($713.4 million) less goodwill ($72.3 million)] at December 31, 2015.  At December 31, 2016, tangible shareholders’ equity was 9.06% of total tangible assets [total assets ($7,468 million) less goodwill ($72.3 million)], compared to 8.86% of total tangible assets [total assets ($7,311 million) less goodwill ($72.3 million)] at December 31, 2015.

Net income was $86.1 million in 2016, $81.0 million in 2015 and $84.0 million in 2014.

Cash dividends declared for Park's common shares were $58.0 million in 2016 and $57.9 million in each of 2015 and 2014.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2016, 2015 and 2014.

The table below shows the repurchases and issuances of treasury shares for 2014 through 2016.

Table 37
(In thousands, except share data)	Treasury Shares	Number of Common Shares
Balance at January 1, 2014	$(76,128)	15,411,952
Cash payment for fractional shares in dividend reinvestment plan	—	(53)
Treasury shares repurchased	(2,355)	(29,700)
Treasury shares reissued for director grants	1,044	10,200
Balance at December 31, 2014	$(77,439)	15,392,399
Cash payment for fractional shares in dividend reinvestment plan	—	(34)
Treasury shares repurchased	(6,058)	(71,700)
Treasury shares reissued for director grants	1,024	10,150
Balance at December 31, 2015	$(82,473)	15,330,815
Cash payment for fractional shares in dividend reinvestment plan	—	(47)
Treasury shares repurchased	—	—
Treasury shares reissued for director grants	1,001	9,950
Balance at December 31, 2016	$(81,472)	15,340,718

Park did not issue any new common shares, which it had not already held as treasury shares, in any of 2016, 2015 or 2014. Common shares had a balance of $305.8 million, $304.0 million, and $303.1 million at December 31, 2016, 2015, and 2014, respectively.

Accumulated other comprehensive loss (net) was $17.7 million at December 31, 2016, compared to $15.6 million at December 31, 2015, and $13.6 million at December 31, 2014. During the 2016 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a loss of $2.7 million. During the 2015 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a loss of $1.5 million. During the 2014 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a gain of $31.1 million. Finally, Park recognized an other comprehensive gain of $611,000, net of income tax, related to the change in pension plan assets and benefit obligations in 2016, compared to an other comprehensive loss of $486,000, net of income tax, in 2015, and an other comprehensive loss of $9.3 million, net of income tax, in 2014.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. Park has elected not to include the net unrealized gain or loss on available-for-sale securities in computing regulatory capital. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well capitalized thresholds. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 0.625% for 2016. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer.

PNB met each of the well-capitalized ratio guidelines at December 31, 2016. The following table indicates the capital ratios for PNB and Park at December 31, 2016 and December 31, 2015.

Table 38 - PNB and Park Capital Ratios
	As of December 31, 2016
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.34%	9.87%	9.87%	11.24%
Park National Corporation	9.56%	12.83%	12.55%	14.32%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (PNB only)	5.00%	8.00%	6.50%	10.00%

	As of December 31, 2015
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.06%	9.83%	9.83%	11.37%
Park National Corporation	9.22%	12.82%	12.54%	14.49%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (PNB only)	5.00%	8.00%	6.50%	10.00%

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

SELECTED FINANCIAL DATA

Table 39 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2016	2015	2014	2013	2012
Results of Operations:
Interest income	$276,258	$265,074	$265,143	$262,947	$285,735
Interest expense	38,172	37,442	40,099	41,922	50,420
Net interest income	238,086	227,632	225,044	221,025	235,315
(Recovery of) provision for loan losses	(5,101)	4,990	(7,333)	3,415	35,419
Net interest income after (recovery of) provision for loan losses	243,187	222,642	232,377	217,610	199,896
Gain on sale of the Vision business (1)	—	—	—	—	22,167
Non-interest income	78,731	77,551	75,549	73,277	70,236
Non-interest expense	199,023	186,614	187,510	181,515	181,127
Net income	86,135	81,012	83,957	76,869	78,480
Net income available to common shareholders	86,135	81,012	83,957	76,869	75,055
Per common share:
Net income per common share - basic	$5.62	$5.27	$5.45	$4.99	$4.87
Net income per common share - diluted	5.59	5.26	5.45	4.99	4.87
Cash dividends declared	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$5,122,862	$4,909,579	$4,717,297	$4,514,781	$4,410,661
Investment securities	1,504,667	1,478,208	1,432,692	1,377,887	1,613,131
Money market instruments and other	198,197	342,997	204,874	272,851	166,319
Total earning assets	6,825,726	6,730,784	6,354,863	6,165,519	6,190,111
Non-interest bearing deposits	1,414,885	1,311,628	1,196,625	1,117,379	1,048,796
Interest bearing deposits	4,165,919	4,155,196	3,820,928	3,742,361	3,786,601
Total deposits	5,580,804	5,466,824	5,017,553	4,859,740	4,835,397
Short-term borrowings	$240,457	$258,717	$263,270	$253,123	$258,661
Long-term debt	776,465	793,469	867,615	870,538	907,704
Shareholders' equity	737,737	710,327	680,449	643,609	688,166
Common shareholders' equity	737,737	710,327	680,449	643,609	657,289
Total assets	7,416,519	7,306,460	6,893,302	6,701,049	6,765,240

Ratios:
Return on average assets (x)	1.16%	1.11%	1.22%	1.15%	1.11%
Return on average common equity (x)	11.68%	11.40%	12.34%	11.94%	11.42%
Net interest margin (2)	3.52%	3.39%	3.55%	3.61%	3.83%
Efficiency ratio (2)	62.34%	60.98%	62.21%	61.40%	55.00%
Dividend payout ratio (3)	67.29%	71.51%	69.02%	75.39%	73.82%
Average shareholders' equity to average total assets	9.95%	9.72%	9.87%	9.60%	10.17%
Common equity tier 1 capital	12.55%	12.54%	N/A	N/A	N/A
Leverage capital	9.56%	9.22%	9.25%	9.48%	9.17%
Tier 1 capital	12.83%	12.82%	13.39%	13.27%	13.12%
Risk-based capital	14.32%	14.49%	15.14%	15.91%	15.77%
(1) The Vision business was sold on February 16, 2012 for a gain on sale of $22.2 million.
(2) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 35% tax rate. The taxable equivalent adjustment was $2.4 million for 2016, $865,000 for 2015, $845,000 for 2014, $1.3 million for 2013 and $1.6 million for 2012.

(3) Cash dividends paid divided by net income.
(x) Reported measure uses net income available to common shareholders

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2016 and 2015.

Table 40 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2016:
Interest income	$69,308	$67,011	$68,242	$71,697
Interest expense	9,489	9,526	9,709	9,448
Net interest income	59,819	57,485	58,533	62,249
Provision for (recovery of) loan losses	910	2,637	(7,366)	(1,282)
Income before income taxes	26,399	28,278	39,678	28,540
Net income	18,686	19,998	27,449	20,002
Per common share data:
Net income per common share - basic	1.22	1.30	1.79	1.30
Net income per common share - diluted	1.21	1.30	1.78	1.30
Weighted-average common shares outstanding - basic	15,330,813	15,330,802	15,330,791	15,337,806
Weighted-average common shares equivalent - diluted	15,406,508	15,399,283	15,399,707	15,415,132
2015:
Interest income	$65,018	$65,804	$67,087	$67,165
Interest expense	9,483	9,289	9,372	9,298
Net interest income	55,535	56,515	57,715	57,867
Provision for (recovery of) loan losses	1,632	1,612	2,404	(658)
Income before income taxes	27,056	29,427	28,073	29,023
Net income	19,044	21,039	20,040	20,889
Per common share data:
Net income per common share - basic	1.24	1.37	1.30	1.36
Net income per common share - diluted	1.23	1.37	1.30	1.36
Weighted-average common shares outstanding - basic	15,379,170	15,370,882	15,361,087	15,345,986
Weighted-average common shares equivalent - diluted	15,421,928	15,407,881	15,401,808	15,384,451

Park's common shares (symbol: PRK) are traded on NYSE MKT.  At December 31, 2016, Park had 3,648 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on the common shares for each quarterly period for the years ended December 31, 2016 and 2015, as reported by NYSE MKT.

Table 41 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2016:
First Quarter	$91.80	$79.01	$90.00	$0.94
Second Quarter	95.45	85.35	91.78	0.94
Third Quarter	97.20	87.55	96.00	0.94
Fourth Quarter	122.88	94.05	119.66	0.94
2015:
First Quarter	$88.39	$79.46	$85.56	$0.94
Second Quarter	90.00	81.01	87.37	0.94
Third Quarter	90.92	80.15	90.22	0.94
Fourth Quarter	99.68	84.27	90.48	0.94

PERFORMANCE GRAPH
Table 42 compares the total return performance for Park's common shares with the Amex Composite, the NASDAQ Bank Stocks Index, SNL Financial Bank and Thrift Index, NYSE MKT Composite Index, and the SNL U.S. Bank NYSE Index for the five-year period from December 31, 2011 to December 31, 2016.  The Amex Composite Index is a market capitalization-weighted index made up of stocks that represent the NYSE Amex equities market.  The NASDAQ Bank Stocks Index is comprised of all depository institutions, holding companies and other investment companies that are traded on The NASDAQ Global Select, Global, and Capital Markets.  Park considers a number of bank holding companies traded on The NASDAQ Global Select Market to be within our peer group.  The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank holding company and thrift holding company stocks researched by SNL Financial. The NYSE MKT Composite Index is a market capitalization-weighted index of the stocks listed on NYSE MKT.  The SNL U.S. Bank NYSE index is comprised of all publicly-traded U.S. bank holding company stocks listed on NYSE MKT researched by SNL Financial.

The NYSE MKT Financial Stocks Index includes the stocks of bank holding companies, thrift holding companies, finance companies and securities broker-dealers.  Park believes that the NASDAQ Bank Stocks Index and the SNL Financial Bank and Thrift Index are more appropriate industry indices for Park to use for the five-year total return performance comparison.

Table 42 – Total Return Performance
	Period Ending
Index	12/31/11	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16
Park National Corporation	100.00	105.06	145.44	158.85	169.56	233.37
Amex Composite	100.00	106.61	113.71	117.99	106.95	118.33
NASDAQ Bank Stocks	100.00	118.69	168.21	176.48	192.08	265.02
SNL Bank and Thrift Index	100.00	134.28	183.86	205.25	209.39	264.35
NYSE MKT Composite	100.00	116.15	146.80	156.87	150.64	168.63
SNL U.S. Bank NYSE	100.00	137.95	187.96	212.91	214.19	265.45

The annual compound total return on Park’s common shares for the past five years was a positive 18.5%.  By comparison, the annual compound total returns for the past five years on the Amex Composite, the NASDAQ Bank Stocks Index, the SNL Financial Bank and Thrift Index, the NYSE MKT Composite Index, and the SNL U.S. Bank NYSE Index were a positive 3.4%, a positive 21.5%, a positive 21.5%, a positive 11.0% and a positive 21.6%, respectively.

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders
Park National Corporation

The management of Park National Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, for the Corporation and its consolidated subsidiaries. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. The Corporation’s internal control over financial reporting includes those policies and procedures that:

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

With the participation of our Chairman of the Board, our Chief Executive Officer and President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2016, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) 2013 Internal Control — Integrated Framework.

Based on our assessment under the criteria described in the immediately preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting as of December 31, 2016.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the Corporation’s 2016 and 2015 consolidated financial statements included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2016, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ David L. Trautman	/s/ Brady T. Burt
David L. Trautman	Brady T. Burt
Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 21, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Park National Corporation
Newark, Ohio

We have audited the accompanying consolidated balance sheets of Park National Corporation and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2016. We also have audited Park National Corporation’s internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Park National Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the company's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Park National Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Park National Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in the 2013 Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Crowe Horwath LLP
Columbus, Ohio
February 21, 2017

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2016 and 2015

(In thousands, except share and per share data)	2016	2015

Assets
Cash and due from banks	$122,811	$119,412
Money market instruments	23,635	30,047
Cash and cash equivalents	146,446	149,459

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,262,761 and $1,436,714 at December 31, 2016 and 2015, respectively)	1,258,139	1,436,266
Securities held-to-maturity, at amortized cost (fair value of $256,672 and $151,428 at December 31, 2016 and 2015, respectively)	259,833	149,302
Other investment securities	61,811	58,311
Total investment securities	1,579,783	1,643,879

Total loans	5,271,857	5,068,085
Allowance for loan losses	(50,624)	(56,494)
Net loans	5,221,233	5,011,591

Other assets:
Bank owned life insurance	185,234	181,684
Prepaid assets	88,874	80,635
Goodwill	72,334	72,334
Premises and equipment, net	57,971	59,493
Affordable housing tax credit investments	52,947	51,247
Accrued interest receivable	18,822	18,675
Other real estate owned	13,926	18,651
Mortgage loan servicing rights	9,266	9,008
Other	20,750	14,698
Total other assets	520,124	506,425

Total assets	$7,467,586	$7,311,354

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2016 and 2015

(In thousands, except share and per share data)	2016	2015

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	$1,523,417	$1,404,032
Interest bearing	3,998,539	3,943,610
Total deposits	5,521,956	5,347,642

Short-term borrowings	394,795	394,242
Long-term debt	694,281	738,105
Subordinated notes	45,000	45,000
Total borrowings	1,134,076	1,177,347

Other liabilities:
Accrued interest payable	2,151	2,338
Unfunded commitments in affordable housing tax credit investments	14,282	20,311
Other	52,881	50,361
Total other liabilities	69,314	73,010

Total liabilities	6,725,346	6,597,999

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 shares authorized; no shares outstanding at December 31, 2016 and 2015)	—	—
Common shares, no par value (20,000,000 shares authorized; 16,150,807 and 16,150,854 shares issued at December 31, 2016 and 2015, respectively)	305,826	303,966
Accumulated other comprehensive loss, net	(17,745)	(15,643)
Retained earnings	535,631	507,505
Less: Treasury shares (810,089 and 820,039 shares at December 31, 2016 and 2015, respectively)	(81,472)	(82,473)
Total shareholders’ equity	742,240	713,355
Total liabilities and shareholders’ equity	$7,467,586	$7,311,354

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2016, 2015 and 2014

(In thousands, except per share data)	2016	2015	2014

Interest and dividend income:
Interest and fees on loans	$241,979	$227,979	$227,644
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities	30,627	36,025	36,981
Obligations of states and political subdivisions	2,632	182	3
Other interest income	1,020	888	515
Total interest and dividend income	276,258	265,074	265,143

Interest expense:
Interest on deposits:
Demand and savings deposits	4,079	2,229	1,677
Time deposits	9,337	10,125	9,323
Interest on short-term borrowings	456	469	517
Interest on long-term debt	24,300	24,619	28,582
Total interest expense	38,172	37,442	40,099
Net interest income	238,086	227,632	225,044

(Recovery of) provision for loan losses	(5,101)	4,990	(7,333)
Net interest income after (recovery of) provision for loan losses	243,187	222,642	232,377

Other income:
Income from fiduciary activities	21,400	20,195	19,150
Service charges on deposit accounts	14,259	14,751	15,423
Other service income	14,419	11,438	10,459
Checkcard fee income	15,057	14,561	13,570
Bank owned life insurance income	4,338	5,783	4,861
ATM fees	2,268	2,428	2,467
Gain on sale of OREO, net	1,323	1,604	5,503
OREO valuation adjustments	(601)	(1,592)	(2,406)
Gain on commercial loans held for sale	—	756	1,867
Gain (loss) on sale of investment securities	—	88	(1,158)
Miscellaneous	6,268	7,539	5,813
Total other income	$78,731	$77,551	$75,549

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2016, 2015 and 2014

(In thousands, except per share data)	2016	2015	2014

Other expense:
Salaries	$87,034	$86,189	$81,977
Employee benefits	19,262	21,296	19,991
Data processing fees	5,608	5,037	4,712
Professional fees and services	27,181	23,452	29,580
Occupancy expense	10,239	9,686	10,006
Furniture and equipment expense	13,766	11,806	11,571
Insurance	5,825	5,629	5,723
Marketing	4,523	3,983	4,371
Communication	4,985	5,130	5,268
State tax expense	3,560	3,566	2,290
OREO expense	1,021	1,446	2,063
Borrowing prepayment fee	5,554	532	—
Miscellaneous	10,465	8,862	9,958
Total other expense	199,023	186,614	187,510

Income before income taxes	122,895	113,579	120,416

Federal income taxes	36,760	32,567	36,459

Net income	$86,135	$81,012	$83,957

Earnings per common share:
Basic	$5.62	$5.27	$5.45
Diluted	$5.59	$5.26	$5.45

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2016, 2015 and 2014

(In thousands)	2016	2015	2014

Net income	$86,135	$81,012	$83,957

Other comprehensive income (loss), net of income tax:
Defined benefit pension plan:
Amortization of net loss and prior service costs, net of income taxes of $271, $228, and $7, for the years ended December 31, 2016, 2015, and 2014, respectively	502	424	12
Unrealized net actuarial gain (loss), net of income tax expense (benefit) of $59, $(490), and $(4,997), for the years ended December 31, 2016, 2015, and 2014, respectively	109	(910)	(9,279)
Change in funded status of pension plan, net of income tax expense (benefit)	611	(486)	(9,267)

Securities available-for-sale:
Net loss realized on sale of securities, net of income taxes of $405, for the year ended December 31, 2014	—	—	753
Change in unrealized securities holding (loss) gain, net of income tax (benefit) expense of $(1,461), $(834), and $16,329, for the years ended December 31, 2016, 2015, and 2014, respectively	(2,713)	(1,549)	30,325
Unrealized net holding (loss) gain on securities available-for-sale, net of income tax (benefit) expense	(2,713)	(1,549)	31,078

Other comprehensive (loss) income	$(2,102)	$(2,035)	$21,811

Comprehensive income	$84,033	$78,977	$105,768

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2016, 2015 and 2014

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2014	—	$—	15,411,952	$302,651	$458,719	$(76,128)	$(35,419)
Net income					83,957
Other comprehensive income, net of income tax							21,811
Cash dividends, $3.76 per share					(57,949)
Cash payment for fractional shares in dividend reinvestment plan			(53)	(5)
Share-based compensation expense				458
Treasury shares repurchased			(29,700)			(2,355)
Treasury shares reissued for director grants			10,200		(243)	1,044
Balance, December 31, 2014	—	$—	15,392,399	$303,104	$484,484	$(77,439)	$(13,608)
Net income					81,012
Other comprehensive loss, net of income tax							(2,035)
Cash dividends, $3.76 per share					(57,930)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(3)
Share-based compensation expense				865
Treasury shares repurchased			(71,700)			(6,058)
Treasury shares reissued for director grants			10,150		(61)	1,024
Balance, December 31, 2015	—	$—	15,330,815	$303,966	$507,505	$(82,473)	$(15,643)
Net income					86,135
Other comprehensive loss, net of income tax							(2,102)
Cash dividends, $3.76 per share					(57,958)
Cash payment for fractional shares in dividend reinvestment plan			(47)	(4)
Share-based compensation expense				1,864
Treasury shares reissued for director grants			9,950		(51)	1,001
Balance, December 31, 2016	—	$—	15,340,718	$305,826	$535,631	$(81,472)	$(17,745)

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2016, 2015 and 2014

(In thousands)	2016	2015	2014

Operating activities:
Net income	$86,135	$81,012	$83,957
Adjustments to reconcile net income to net cash provided by operating activities:
(Recovery of) provision for loan losses	(5,101)	4,990	(7,333)
Amortization of loan fees and costs, net	7,332	6,440	4,160
Provision for depreciation	8,396	7,347	7,243
Amortization (accretion) of investment securities, net	247	(226)	(213)
Amortization of prepayment penalty on long-term debt	6,176	6,047	5,031
Prepayment penalty on long-term debt	5,554	532	—
Deferred income tax	581	(250)	2,528
Realized net investment security (gains) losses	—	(88)	1,158
Share-based compensation expense	2,814	1,828	1,259
Loan originations to be sold in secondary market	(287,722)	(220,800)	(136,125)
Proceeds from sale of loans in secondary market	290,132	222,785	135,209
Gain on sale of loans in secondary market	(5,517)	(4,027)	(2,682)
Gain on sale of commercial loans held for sale	—	(756)	(1,867)
OREO valuation adjustments	601	1,592	2,406
Gain on sale of OREO, net	(1,323)	(1,604)	(5,503)
Bank owned life insurance income	(4,338)	(5,783)	(4,861)
Changes in assets and liabilities:
Increase in other assets	(18,086)	(10,978)	(18,313)
Increase in other liabilities	2,006	1,173	5,689
Net cash provided by operating activities	87,887	89,234	71,743

Investing activities:
Proceeds from redemption of Federal Home Loan Bank stock	—	—	8,946
Proceeds from sales of securities	—	3,144	173,123
Proceeds from calls and maturities of securities:
Held-to-maturity	29,901	36,393	41,436
Available-for-sale	753,325	321,146	99,092
Purchase of securities:
Held-to-maturity	(141,045)	(48,226)	—
Available-for-sale	(579,006)	(457,617)	(350,934)
Net increase in other investments	(3,500)	—	(1,350)
Net loan originations, portfolio loans	(199,494)	(247,882)	(234,017)
Proceeds from sale of commercial loans held for sale	—	900	20,966
Proceeds from the sale of OREO	8,704	17,058	27,798
Life insurance death benefits	1,050	6,340	2,221
Investment in qualified affordable housing projects	(15,029)	(5,318)	(9,417)

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2016, 2015 and 2014
(In thousands)	2016	2015	2014

Purchases of bank owned life insurance, net	—	(10,045)	—
Purchases of premises and equipment, net	(7,466)	(11,361)	(7,444)
Net cash used in investing activities	(152,560)	(395,468)	(229,580)

Financing activities
Net increase in deposits	174,314	219,642	338,006
Net increase in short-term borrowings	553	117,262	34,951
Proceeds from issuance of long-term debt	—	25,000	125,000
Repayment of subordinated notes	—	—	(35,250)
Repayment of long-term debt	(55,554)	(80,076)	(153,970)
Repurchase of treasury shares	—	(6,058)	(2,355)
Cash dividends paid	(57,653)	(57,776)	(57,876)
Net cash provided by financing activities	61,660	217,994	248,506
(Decrease) increase in cash and cash equivalents	(3,013)	(88,240)	90,669

Cash and cash equivalents at beginning of year	149,459	237,699	147,030
Cash and cash equivalents at end of year	$146,446	$149,459	$237,699

Cash paid for:
Interest	$38,359	$37,655	$40,449

Income taxes	$27,260	$26,140	$27,810

Non cash items:
Loans transferred to OREO	$3,339	$13,447	$12,780

Transfers from loans to commercial loans held for sale	$—	$144	$21,985

New commitments in affordable housing tax credit investments	$9,000	$9,000	$8,000

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

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation. These reclassifications had no impact on net income or shareholders' equity.

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve balance was approximately $51.6 million at December 31, 2016 and $44.2 million at December 31, 2015. No other compensating balance arrangements were in existence at December 31, 2016.

Investment Securities
Investment securities are classified upon acquisition into one of three categories: held-to-maturity ("HTM"), available-for-sale ("AFS"), or trading (see Note 4 - Investment Securities).

HTM securities are those securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. AFS securities are those securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. AFS securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income (loss), net of applicable income taxes. The Corporation did not hold any trading securities during any period presented.

AFS and HTM securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not that Park will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in the value of equity securities that are considered to be other-than-temporary are recorded as a charge to earnings in the Consolidated Statements of Income. Declines in the value of debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss), net of income tax.

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

Notes to Consolidated Financial Statements

Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") Stock
Park’s national bank subsidiary, The Park National Bank ("PNB"), is a member of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within other investment securities on the Consolidated Balance Sheets. Impairment is evaluated based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance
Park has purchased insurance policies on the lives of directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Loans Held for Sale
Generally, loans held for sale are carried at the lower of cost or fair value. Park has elected the fair value option for mortgage loans held for sale, which are carried at their fair value as of each balance sheet date.

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

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Net deferred loan origination fees and costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) those commercial loans in the real estate construction loan segment; and (4) those commercial loans in the residential real estate loan segment. Consumer loans include: (1) mortgage and installment loans included in the real estate construction segment; (2) mortgage, home equity lines of credit ("HELOCs"), and installment loans included in the residential real estate segment; and (3) all loans included in the consumer segment.

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Commercial loans placed on nonaccrual status are considered impaired (see Note 5 - Loans). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when Park expects to receive the entire recorded investment of the loan. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off as soon as it is apparent that the borrower is troubled and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans, HELOCs, and consumer loans secured by residential real estate are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

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

Notes to Consolidated Financial Statements

Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications originated in the 28 Ohio counties where PNB operates. The primary industries represented by these customers include manufacturing, retail trade, health care and other services.

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

Consumer: The Company originates direct and indirect consumer loans, primarily automobile loans, to customers in its primary market areas. Credit approval for consumer loans requires income sufficient to repay principal and interest due, stability of employment, an established credit record and sufficient collateral for secured loans. Consumer loans typically have shorter terms and lower balances with higher yields as compared to real estate mortgage loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s financial stability, and thus are more likely to be affected by adverse personal circumstances.

Allowance for Loan Losses ("ALLL")
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

The allowance for loan losses includes both (1) an estimate of loss based on historical loss experience within both commercial and consumer loan categories with similar characteristics (“statistical allocation”) and (2) an estimate of loss based on an impairment analysis of each commercial loan that is considered to be impaired (“specific allocation”). Included in the statistical allocation is a reserve for troubled debt restructurings ("TDRs") within the consumer loan portfolio. Management performs a periodic evaluation to ensure the reserve calculated utilizing the statistical allocation is consistent with a reserve calculated under Accounting Standards Codification ("ASC") 310-10 - Receivables.

Notes to Consolidated Financial Statements

In calculating the allowance for loan losses, management believes it is appropriate to consider historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2016, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2010 through 2016 within the individual segments of the commercial and consumer loan categories. Management believes the 84-month historical loss experience methodology is appropriate in the current economic environment, as it captures loss rates consistent with current expectations based on current economic conditions.

The loss factor applied to Park’s consumer loan portfolio as of December 31, 2016 was based on the historical loss experience over the past 84 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer loan portfolio to approximately 1.95 years of historical losses. The consumer loan portfolio loss coverage ratio was 1.99 years at December 31, 2015. Historical loss experience over the past 84 months for the consumer loan portfolio was 0.34% for 2016 and 0.42% for 2015.

The loss factor applied to Park’s commercial loan portfolio as of December 31, 2016 was based on the historical loss experience over the past 84 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial loan portfolio to approximately 3.20 years of historical losses at December 31, 2016. The commercial loan portfolio loss coverage ratio was 2.37 years at December 31, 2015. Historical loss experience over the past 84 months for the commercial loan portfolio was 0.39% for 2016 and 0.53% for 2015. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

Other Real Estate Owned ("OREO")
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

Goodwill
Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to impairment tests annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing the two-step impairment test is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess.

Notes to Consolidated Financial Statements

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2016, the goodwill remaining on Park's Consolidated Balance Sheet consisted entirely of goodwill at PNB. (See Note 27 - Segment Information for operating segment results.)

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2016, the Company determined that goodwill for Park’s national bank subsidiary (PNB) was not impaired. There have been no subsequent circumstances or events triggering an additional evaluation.

Goodwill in the amount of $72.3 million was recorded at each of December 31, 2016, 2015, and 2014.

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

Treasury Shares
The purchase of Park’s common shares to be held in treasury is recorded at cost. At the date of retirement or subsequent reissuance, the treasury shares account is reduced by the weighted average cost of the common shares retired or reissued.

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, and changes in the funded status of the Company’s defined benefit pension plan, which are also recognized as separate components of equity.

Share-Based Compensation
Compensation cost is recognized for restricted stock units and stock awards issued to employees and directors, respectively, based on the fair value of these awards at the date of grant. The market price of Park’s common shares at the date of grant is used to estimate the fair value of restricted stock units and stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period and is recorded in "Salaries" expense. (See Note 17-Share-Based Compensation.)

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

Notes to Consolidated Financial Statements

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

2. Adoption of New Accounting Pronouncements and Issued Not Yet Effective Accounting Standards

ASU 2014-09 - Revenue from Contracts with Customers (Topic 606): In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. While interest income is specifically out of scope of this standard, management is currently evaluating the revenue streams within "Other income" to assess the applicability of this standard. Specifically, management is evaluating the impact of this new guidance on deposit fees recorded within "Service Charges on Deposit Accounts" and trust income within "Income from Fiduciary Activities."

ASU 2015-02 - Consolidation (Topic 810): Amendments to the Consolidation Analysis: In February 2015, the FASB issued ASU 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis. The ASU amends the current consolidation guidance and affect both the variable interest entity and voting interest entity consolidation models. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2015. The adoption of this guidance on January 1, 2016 did not have an impact on Park’s consolidated financial statements.

Notes to Consolidated Financial Statements

ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current U.S. GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, the ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on available-for-sale securities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance is not expected to have a material impact on Park's consolidated financial statements.

ASU 2016-02 - Leases (Topic 842): In February 2016, the FASB issued ASU 2016-02 - Leases (Topic 842). The ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. Management is currently analyzing data on leased assets. The adoption of this guidance is expected to increase both assets and liabilities, but is not expected to have a material impact on Park's consolidated statement of income.

ASU 2016-09 - Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting: In March 2016, FASB issued ASU 2016-09 - Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The ASU provides simplification for several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption was permitted. The adoption of this guidance on January 1, 2017 did not have a material impact on Park's consolidated financial statements.

ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments: In June 2016, FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss ("CECL") model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, HTM debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. The CECL model requires an entity to estimate the credit losses over the life of an asset or off-balance sheet exposure. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018.

Management is currently evaluating the impact of the adoption of this guidance on Park's consolidated financial statements. We anticipate that the adoption of the CECL model will result in a material increase to Park's allowance for loan losses. Management has established a committee to oversee the implementation of CECL. This committee is currently assessing the data and system requirements necessary for adoption. Management plans to run our current model and a CECL model concurrently for 12 months prior to the adoption of this guidance on January 1, 2020.

ASU 2016-15 - Statement of Cash Flows (Topic 203): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force):  In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 203): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).  This ASU provides guidance on eight specific cash flow issues where current GAAP is either unclear or does not include specific guidance. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017.  As such transactions arise, management will utilize the updated guidance within Park’s consolidated statements of cash flows.

Notes to Consolidated Financial Statements

ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment:  In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 from the goodwill impairment test. Instead, under the new guidance, an entity should perform its annual goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit's fair value. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The adoption of this guidance is not expected to have an impact on Park's consolidated financial statements.

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

4. Investment Securities
The amortized cost and fair value of investment securities are shown in the following tables. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment. During 2016, 2015 and 2014, there were no investment securities deemed to be other-than-temporarily impaired.

Notes to Consolidated Financial Statements

Investment securities at December 31, 2016 and December 31, 2015 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2016:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$270,000	$—	$2,467	$267,533
U.S. Government sponsored entities’ asset-backed securities	991,642	5,372	9,842	987,172
Other equity securities	1,119	2,315	—	3,434
Total	$1,262,761	$7,687	$12,309	$1,258,139
2016:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$188,622	$977	$5,148	$184,451
U.S. Government sponsored entities’ asset-backed securities	71,211	1,097	87	72,221
Total	$259,833	$2,074	$5,235	$256,672

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2015:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$527,605	$—	$5,542	$522,063
U.S. Government sponsored entities’ asset-backed securities	907,989	8,776	5,272	911,493
Other equity securities	1,120	1,590	—	2,710
Total	$1,436,714	$10,366	$10,814	$1,436,266
2015:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$48,190	$734	$—	$48,924
U.S. Government sponsored entities’ asset-backed securities	101,112	1,526	134	102,504
Total	$149,302	$2,260	$134	$151,428

Park’s U.S. Government sponsored entities' asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations (CMOs). At December 31, 2016, the amortized cost of Park’s available-for-sale mortgage-backed securities was $545.1 million and there were no held-to-maturity mortgage-backed securities within Park's investment portfolio. At December 31, 2016, the amortized cost of Park's available-for-sale and held-to-maturity CMOs was $446.5 million and $71.2 million, respectively.

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2016 and December 31, 2015:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2016:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$247,695	$2,305	$19,838	$162	$267,533	$2,467
U.S. Government sponsored entities' asset-backed securities	612,321	9,473	27,325	369	639,646	9,842
Total	$860,016	$11,778	$47,163	$531	$907,179	$12,309
2016:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$134,909	$5,148	$—	$—	$134,909	$5,148
U.S. Government sponsored entities’ asset-backed securities	—	—	7,564	87	7,564	87
Total	$134,909	$5,148	$7,564	$87	$142,473	$5,235

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2015:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$326,973	$2,117	$195,090	$3,425	$522,063	$5,542
U.S. Government sponsored entities' asset-backed securities	384,169	2,776	114,543	2,496	498,712	5,272
Total	$711,142	$4,893	$309,633	$5,921	$1,020,775	$10,814
2015:
Securities Held-to-Maturity
U.S. Government sponsored entities' asset-backed securities	$5,656	$10	$7,792	$124	$13,448	$134

Management does not believe any individual unrealized loss as of December 31, 2016 or 2015 represented an other-than-temporary impairment. The unrealized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB, the FRB and other equities carried at cost. The FHLB and FRB restricted stock investments are carried at their redemption value. Park owned $50.1 million of FHLB stock and $8.2 million of FRB stock at both December 31, 2016 and December 31, 2015. Park owned $3.5 million of other equities carried at cost at December 31, 2016 and carried no other equities held at cost at December 31, 2015.

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of investments in debt securities at December 31, 2016, are shown in the following table by contractual maturity, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Tax Equivalent Yield (1)
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due within one year	$25,000	$24,933	0.87%
Due one through five years	245,000	242,600	1.22%
Total	$270,000	$267,533	1.18%

U.S. Government sponsored entities’ asset-backed securities	$991,642	$987,172	2.10%

Securities Held-to-Maturity
Obligations of states and political subdivisions
Due greater than ten years	$188,622	$184,451	4.50%
Total	$188,622	$184,451	4.50%

U.S. Government sponsored entities’ asset-backed securities	$71,211	$72,221	3.31%
 (1) The tax equivalent yield for obligations of states and political subdivisions includes the effects of a taxable equivalent adjustment using a 35% rate. The taxable equivalent adjustment was $1.4 million for the year ended December 31, 2016.

All of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 0.9 years to 3.5 years. The remaining weighted average life of the investment portfolio is 4.4 years.

At December 31, 2016, investment securities with an amortized cost of $343 million were pledged for government and trust department deposits, $569 million were pledged to secure repurchase agreements and $25 million were pledged as collateral for FHLB advance borrowings. At December 31, 2015, investment securities with an amortized cost of $429 million were pledged for government and trust department deposits, $622 million were pledged to secure repurchase agreements and $21 million were pledged as collateral for FHLB advance borrowings.

At December 31, 2016, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2015, Park sold certain HTM investment securities with a book value of $3.1 million at a gain of $88,000. These securities had been paid down to 97.8% of the principal outstanding at acquisition. During 2014, Park sold certain AFS investment securities with a book value of $187,000 at a gain of $22,000. Additionally, Park sold certain AFS investment securities with a book value of $174.1 million at a loss of $1.2 million. No securities were sold during 2016.

Notes to Consolidated Financial Statements

5. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2016 and December 31, 2015 was as follows:

	12/31/2016			12/31/2015
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$994,619	$3,558	$998,177	$955,727	$3,437	$959,164
Commercial real estate *	1,155,703	4,161	1,159,864	1,113,603	4,009	1,117,612
Construction real estate:
SEPH commercial land and development	—	—	—	2,044	—	2,044
Remaining commercial	135,343	398	135,741	128,046	321	128,367
Mortgage	48,699	106	48,805	36,722	75	36,797
Installment	4,903	17	4,920	6,533	21	6,554
Residential real estate:
Commercial	406,687	940	407,627	410,571	1,014	411,585
Mortgage	1,169,495	1,459	1,170,954	1,210,819	1,469	1,212,288
HELOC	212,441	853	213,294	211,415	769	212,184
Installment	19,874	67	19,941	22,638	78	22,716
Consumer	1,120,850	3,385	1,124,235	967,111	3,032	970,143
Leases	3,243	29	3,272	2,856	14	2,870
Total loans	$5,271,857	$14,973	$5,286,830	$5,068,085	$14,239	$5,082,324
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $11.1 million at December 31, 2016 and $10.4 million at December 31, 2015, which represented a net deferred income position in both years.

Overdrawn deposit accounts of $2.9 million and $1.7 million had been reclassified to loans at December 31, 2016 and 2015, respectively, and are included in the commercial, financial and agricultural loan class above.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing troubled debt restructurings ("TDRs"), and loans past due 90 days or more and still accruing by class of loan as of December 31, 2016 and December 31, 2015:

	12/31/2016
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$20,057	$600	$15	$20,672
Commercial real estate	19,169	5,305	—	24,474
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	1,833	393	—	2,226
Mortgage	—	104	—	104
Installment	61	95	12	168
Residential real estate:
Commercial	23,013	89	—	23,102
Mortgage	18,313	9,612	887	28,812
HELOC	1,783	673	25	2,481
Installment	644	609	60	1,313
Consumer	2,949	748	1,139	4,836
Total loans	$87,822	$18,228	$2,138	$108,188

	12/31/2015
(In thousands)	Nonaccrual Loans	Accruing Troubled Debt Restructurings	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$21,676	$8,947	$—	$30,623
Commercial real estate	15,268	2,757	—	18,025
Construction real estate:
SEPH commercial land and development	2,044	—	—	2,044
Remaining commercial	4,162	514	—	4,676
Mortgage	7	110	—	117
Installment	64	114	—	178
Residential real estate:
Commercial	25,063	261	—	25,324
Mortgage	20,378	10,143	851	31,372
HELOC	1,749	873	27	2,649
Installment	1,657	635	4	2,296
Consumer	3,819	734	1,093	5,646
Total loans	$95,887	$25,088	$1,975	$122,950

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing TDR loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2016 and December 31, 2015.

	12/31/2016			12/31/2015
(In thousands)	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$20,657	$20,624	$33	$30,623	$30,595	$28
Commercial real estate	24,474	24,474	—	18,025	18,025	—
Construction real estate:
SEPH commercial land and development	—	—	—	2,044	2,044	—
Remaining commercial	2,226	2,226	—	4,676	4,676	—
Mortgage	104	—	104	117	—	117
Installment	156	—	156	178	—	178
Residential real estate:
Commercial	23,102	23,102	—	25,324	25,324	—
Mortgage	27,925	—	27,925	30,521	—	30,521
HELOC	2,456	—	2,456	2,622	—	2,622
Installment	1,253	—	1,253	2,292	—	2,292
Consumer	3,697	—	3,697	4,553	—	4,553
Total loans	$106,050	$70,426	$35,624	$120,975	$80,664	$40,311

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2016 and December 31, 2015.

	12/31/2016			12/31/2015
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$41,075	$19,965	$—	$32,583	$18,763	$—
Commercial real estate	23,961	23,474	—	15,138	14,916	—
Construction real estate:
SEPH commercial land and development	—	—	—	10,834	2,044	—
Remaining commercial	3,662	2,226	—	2,506	1,531	—
Residential real estate:
Commercial	24,409	22,687	—	23,798	23,480	—
With an allowance recorded
Commercial, financial and agricultural	810	659	152	16,155	11,832	1,904
Commercial real estate	1,014	1,000	309	3,195	3,109	381
Construction real estate:
Remaining commercial	—	—	—	3,145	3,145	1,356
Residential real estate:
Commercial	427	415	87	1,951	1,844	550
Total	$95,358	$70,426	$548	$109,305	$80,664	$4,191

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2016 and December 31, 2015, there were $24.7 million and $24.2 million, respectively, of partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $177,000 and $4.5 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2016 and 2015, of $0.5 million and $4.2 million, respectively. These loans with specific reserves had a recorded investment of $2.1 million and $19.9 million as of December 31, 2016 and 2015, respectively.

Notes to Consolidated Financial Statements

Interest income on nonaccrual loans individually evaluated for impairment is recognized on a cash basis only when Park expects to receive the entire recorded investment of the loan. Interest income on accruing TDRs individually evaluated for impairment continues to be recorded on an accrual basis. The following tables present the average recorded investment and interest income recognized during the year subsequent to impairment on loans individually evaluated for impairment as of and for the years ended December 31, 2016, 2015, and 2014:

		Year ended December 31, 2016
(In thousands)	Recorded Investment as of December 31, 2016	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,624	$26,821	$885
Commercial real estate	24,474	22,828	884
Construction real estate:
SEPH commercial land and development	—	1,597	—
Remaining commercial	2,226	3,906	66
Residential real estate:
Commercial	23,102	24,341	2,942
Consumer	—	3	—
Total	$70,426	$79,496	$4,777

		Year ended December 31, 2015
(In thousands)	Recorded Investment as of December 31, 2015	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$30,595	$20,179	$340
Commercial real estate	18,025	17,883	550
Construction real estate:
SEPH commercial land and development	2,044	2,066	21
Remaining commercial	4,676	5,666	26
Residential real estate:
Commercial	25,324	24,968	1,026
Consumer	—	—	—
Total	$80,664	$70,762	$1,963

Notes to Consolidated Financial Statements

		Year ended December 31, 2014
(In thousands)	Recorded Investment as of December 31, 2014	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$19,106	$19,518	$360
Commercial real estate	21,989	31,945	1,027
Construction real estate:
SEPH commercial land and development	2,078	3,658	146
Remaining commercial	5,609	8,784	61
Residential real estate:
Commercial	24,930	28,306	1,084
Consumer	—	403	—
Total	$73,712	$92,614	$2,678

The following tables present the aging of the recorded investment in past due loans as of December 31, 2016 and December 31, 2015 by class of loan.

	12/31/2016
(In thousands)	Accruing loans past due 30-89 days	Past due, nonaccrual loans and loans past due 90 days or more and accruing (1)	Total past due	Total current (2)	Total recorded investment
Commercial, financial and agricultural	$371	$4,113	$4,484	$993,693	$998,177
Commercial real estate	355	2,499	2,854	1,157,010	1,159,864
Construction real estate:
SEPH commercial land and development	—	—	—	—	—
Remaining commercial	—	541	541	135,200	135,741
Mortgage	559	—	559	48,246	48,805
Installment	223	64	287	4,633	4,920
Residential real estate:
Commercial	330	3,631	3,961	403,666	407,627
Mortgage	10,854	9,769	20,623	1,150,331	1,170,954
HELOC	970	1,020	1,990	211,304	213,294
Installment	350	319	669	19,272	19,941
Consumer	12,579	2,094	14,673	1,109,562	1,124,235
Leases	—	—	—	3,272	3,272
Total loans	$26,591	$24,050	$50,641	$5,236,189	$5,286,830
(1) Includes an aggregate of $2.1 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.
(2) Includes an aggregate of $65.9 million of nonaccrual loans which are current in regards to contractual principal and interest payments.

Notes to Consolidated Financial Statements

	12/31/2015
(In thousands)	Accruing loans past due 30-89 days	Past due, nonaccrual loans and loans past due 90 days or more and accruing (1)	Total past due	Total current (2)	Total recorded investment

Commercial, financial and agricultural	$670	$7,536	$8,206	$950,958	$959,164
Commercial real estate	142	530	672	1,116,940	1,117,612
Construction real estate:
SEPH commercial land and development	—	2,044	2,044	—	2,044
Remaining commercial	165	84	249	128,118	128,367
Mortgage	63	7	70	36,727	36,797
Installment	200	46	246	6,308	6,554
Residential real estate:
Commercial	325	19,521	19,846	391,739	411,585
Mortgage	10,569	8,735	19,304	1,192,984	1,212,288
HELOC	487	186	673	211,511	212,184
Installment	426	318	744	21,972	22,716
Consumer	11,458	3,376	14,834	955,309	970,143
Leases	—	—	—	2,870	2,870
Total loans	$24,505	$42,383	$66,888	$5,015,436	$5,082,324
(1) Includes an aggregate of $2.0 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.
(2) Includes an aggregate of $55.5 million of nonaccrual loans which are current in regards to contractual principal and interest payments.

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2016 and 2015 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans on a scale from 1 to 8. Credit grades are continuously monitored by the responsible loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated (graded a 1 through a 4) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that require management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of Park’s credit position at some future date. Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or the value of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Park will sustain some loss if the deficiencies are not corrected. Commercial loans graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are placed on nonaccrual status and included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2016 and December 31, 2015 for all commercial loans:

	12/31/2016
(In thousands)	5 Rated	6 Rated	Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$5,826	$—	$20,657	$971,694	$998,177
Commercial real estate*	7,548	190	24,474	1,127,652	1,159,864
Construction real estate:
SEPH commercial land and development	—	—	—	—	—
Remaining commercial	287	118	2,226	133,110	135,741
Residential real estate:
Commercial	1,055	124	23,102	383,346	407,627
Leases	—	—	—	3,272	3,272
Total Commercial Loans	$14,716	$432	$70,459	$2,619,074	$2,704,681
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

Certain loans which were modified during the years ended December 31, 2016 and December 31, 2015 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Notes to Consolidated Financial Statements

Management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not contain a concessionary interest rate or other concessionary terms, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower has complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply with the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the years ended December 31, 2016 and 2015, Park removed the TDR classification on $2.7 million and $1.2 million, respectively, of loans that met the requirements discussed above.

At December 31, 2016 and 2015, there were $46.9 million and $41.1 million, respectively, of TDRs included in the nonaccrual loan totals. At December 31, 2016 and 2015, $38.0 million and $19.1 million, respectively, of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2016 and 2015, loans with a recorded investment of $18.2 million and $25.1 million, respectively, were included in accruing TDR loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future.

At December 31, 2016 and 2015, Park had commitments to lend $0.7 million and $2.3 million, respectively, of additional funds to borrowers whose outstanding loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2016 and 2015 was $0.2 million and $2.3 million, respectively. Modifications made in 2015 and 2016 were largely the result of renewals and extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $1.0 million were recorded during the year ended December 31, 2016, as a result of TDRs identified in the 2016 year. Additional specific reserves of $1.3 million were recorded during the year ended December 31, 2015 as a result of TDRs identified in the 2015 year. Additional specific reserves of $0.7 million were recorded during the year ended December 31, 2014 as a result of TDRs identified in the 2014 year.

The terms of certain other loans were modified during the years ended December 31, 2016 and 2015 that did not meet the definition of a TDR. Modified substandard commercial loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2016 and 2015 of $26,000 and $116,000, respectively. The renewal/modification of these loans: (1) resulted in a delay in a payment that was considered to be insignificant, or (2) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Modified consumer loans which did not meet the definition of a TDR had a total recorded investment as of December 31, 2016 and 2015 of $7.4 million and $16.5 million, respectively. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

Notes to Consolidated Financial Statements

The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2016, 2015 and 2014 as well as the recorded investment of these contracts at December 31, 2016, 2015, and 2014. The recorded investment pre- and post-modification is generally the same due to the fact that Park does not typically forgive principal.

	Year ended December 31, 2016
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	32	$191	$8,450	$8,641
Commercial real estate	14	3,844	2,537	6,381
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	—	1,143	1,143
Mortgage	—	—	—	—
Installment	1	—	—	—
Residential real estate:
Commercial	11	89	1,033	1,122
Mortgage	34	114	2,292	2,406
HELOC	13	104	178	282
Installment	5	102	3	105
Consumer	293	184	994	1,178
Total loans	405	$4,628	$16,630	$21,258

	Year ended December 31, 2015
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	39	$8,948	$3,640	$12,588
Commercial real estate	14	637	3,523	4,160
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	513	—	513
Mortgage	1	19	—	19
Installment	—	—	—	—
Residential real estate:
Commercial	11	—	1,185	1,185
Mortgage	39	1,132	2,122	3,254
HELOC	26	315	45	360
Installment	9	—	155	155
Consumer	283	202	888	1,090
Total loans	424	$11,766	$11,558	$23,324

Notes to Consolidated Financial Statements

	Year ended December 31, 2014
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	30	$292	$431	$723
Commercial real estate	11	1,184	1,254	2,438
Construction real estate:
SEPH commercial land and development	—	—	—	—
Remaining commercial	2	—	206	206
Mortgage	—	—	—	—
Installment	2	—	56	56
Residential real estate:
Commercial	9	—	866	866
Mortgage	46	32	2,325	2,357
HELOC	10	85	241	326
Installment	10	109	12	121
Consumer	330	244	1,058	1,302
Total loans	450	$1,946	$6,449	$8,395

Of those loans which were modified and determined to be a TDR during the year ended December 31, 2016, $9.4 million were on nonaccrual status as of December 31, 2015. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2015, $0.8 million were on nonaccrual status as of December 31, 2014. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2014, $0.7 million were on nonaccrual status as of December 31, 2013.

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2016, December 31, 2015, and December 31, 2014. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under the modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2016		Year ended December 31, 2015		Year ended December 31, 2014
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	7	$419	1	$1	4	$206
Commercial real estate	5	843	1	626	1	302
Construction real estate:
SEPH commercial land and development	—	—	—	—	—	—
Remaining commercial	—	—	—	—	—	—
Mortgage	—	—	—	—	—	—
Installment	—	—	—	—	—	—
Residential real estate:
Commercial	7	848	3	1,005	1	3
Mortgage	15	1,201	12	682	14	810
HELOC	—	—	1	5	2	160
Installment	1	3	2	101	2	12
Consumer	62	484	47	434	62	516
Leases	—	—	—	—	—	—
Total loans	97	$3,798	$67	$2,854	86	$2,009

Notes to Consolidated Financial Statements

Of the $3.8 million in modified TDRs which defaulted during the year ended December 31, 2016, $111,000 were accruing loans and $3.7 million were nonaccrual loans. Of the $2.9 million in modified TDRs which defaulted during the year ended December 31, 2015, $44,000 were accruing loans and $2.8 million were nonaccrual loans. Of the $2.0 million in modified TDRs which defaulted during the year ended December 31, 2014, $314,000 were accruing loans and $1.7 million were nonaccrual loans.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2016 and 2015, credit exposure aggregating approximately $43.4 million and $47.0 million, respectively, was outstanding to such parties. Of this total exposure, approximately $29.6 million and $36.0 million was outstanding at December 31, 2016 and 2015, respectively, with the remaining balance representing available credit. During 2016, new loans and advances on existing loans were made to these executive officers, directors and related entities of directors totaling $5.4 million and $3.5 million, respectively. These extensions of credit were offset by principal payments of $15.3 million. During 2015, new loans and advances on existing loans were $5.8 million and $7.1 million, respectively. These extensions of credit were offset by principal payments of $12.9 million.

6. Allowance for Loan Losses
The allowance for loan losses is that amount management believes is adequate to absorb probable incurred credit losses in the loan portfolio based on management’s evaluation of various factors including the overall growth in the loan portfolio, an analysis of individual loans, prior and current loss experience, and current economic conditions. A provision for loan losses is charged to operations based on management’s periodic evaluation of these and other pertinent factors as discussed within Note 1 - Summary of Significant Accounting Policies.

Loss factors are reviewed quarterly and updated at least annually to reflect recent loan loss history and incorporate current risk and trends which may not be recognized in historical data. Several enhancements were made in the third quarter of 2016 as a result of management's quarterly review.

•
Management updated the historical loss calculation during the third quarter of 2016, incorporating annualized net charge-offs plus changes in specific reserves through September 30, 2016. Additionally, management removed from the historical loss calculation net charge-offs plus changes in specific reserves for the year ended December 31, 2009. Management's belief has been that historical losses should encompass the complete economic cycle. However, given the extended length of the economic recovery, management determined that 2009 loss data was no longer reflective of the current portfolio. Management has taken the look-back period into consideration in the quarterly evaluation of environmental loss factors.

As part of the 2016 mid-year historical loss update, management determined that it was no longer appropriate to more heavily weight those years with higher losses in the historical loss calculation and applied equal percentages to each of the years in this calculation. The trends that existed resulting in management applying different weightings to years within the historical loss calculation no longer appeared to exist, resulting in the adjustment back to equal weightings.

•
As part of the normal quarterly process, management reviewed and updated the environmental loss factors applied to the commercial portfolio in order to incorporate changes in the macroeconomic environment. Additionally, management updated the calculation of the loss emergence period utilizing a more granular process.

The impact of the changes described above resulted in a decrease of $3.8 million in the ALLL at September 30, 2016, compared to what the ALLL would have been had the calculation, and related assumptions, used at June 30, 2016 remained constant.

The loss factors were updated in the fourth quarter of 2016 to incorporate losses through December 31, 2016.

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses for the years ended December 31, 2016, 2015, and 2014 is summarized in the following tables.

	Year ended December 31, 2016
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494
Charge-offs	5,786	412	1,436	3,014	10,151	—	20,799
Recoveries	(1,259)	(3,671)	(8,559)	(2,446)	(4,094)	(1)	(20,030)
Net charge-offs (recoveries)	4,527	(3,259)	(7,123)	568	6,057	(1)	769
Provision (Recovery)	4,267	(2,024)	(10,440)	(1,988)	5,086	(2)	(5,101)
Ending balance	$13,434	$10,432	$5,247	$10,958	$10,553	—	$50,624

	Year ended December 31, 2015
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352
Charge-offs	2,478	348	470	2,352	8,642	—	14,290
Recoveries	(1,373)	(2,241)	(2,092)	(2,438)	(3,295)	(3)	(11,442)
Net charge-offs (recoveries)	1,105	(1,893)	(1,622)	(86)	5,347	(3)	2,848
Provision (Recovery)	4,080	(1,504)	(1,710)	(1,344)	5,470	(2)	4,990
Ending balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494

	Year ended December 31, 2014
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$14,218	$15,899	$6,855	$14,251	$8,245	$—	$59,468
Charge-offs	3,779	8,003	1,316	3,944	7,738	—	24,780
Recoveries	(1,003)	(7,759)	(12,572)	(2,985)	(2,671)	(7)	(26,997)
Net charge-offs (recoveries)	2,776	244	(11,256)	959	5,067	(7)	(2,217)
(Recovery) Provision	(723)	(6,847)	(9,459)	1,480	8,223	(7)	(7,333)
Ending balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2016 and 2015, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2016 and 2015, which are evaluated for impairment in accordance with GAAP (see Note 1 - Summary of Significant Accounting Policies).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2016 and 2015 was as follows:

	December 31, 2016
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$152	$309	$—	$87	$—	$—	$548
Collectively evaluated for impairment	13,282	10,123	5,247	10,871	10,553	—	50,076
Total ending allowance balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624
Loan Balance:
Loans individually evaluated for impairment	$20,622	$24,465	$2,226	$23,102	$—	$—	$70,415
Loans collectively evaluated for impairment	973,997	1,131,238	186,719	1,785,395	1,120,850	3,243	5,201,442
Total ending loan balance	$994,619	$1,155,703	$188,945	$1,808,497	$1,120,850	$3,243	$5,271,857
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	0.74%	1.26%	—%	0.38%	—%	—%	0.78%
Loans collectively evaluated for impairment	1.36%	0.89%	2.81%	0.61%	0.94%	—%	0.96%
Total	1.35%	0.90%	2.78%	0.61%	0.94%	—%	0.96%
Recorded Investment:
Loans individually evaluated for impairment	$20,624	$24,474	$2,226	$23,102	$—	$—	$70,426
Loans collectively evaluated for impairment	977,553	1,135,390	187,240	1,788,714	1,124,235	3,272	5,216,404
Total ending recorded investment	$998,177	$1,159,864	$189,466	$1,811,816	$1,124,235	$3,272	$5,286,830

Notes to Consolidated Financial Statements

	December 31, 2015
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$1,904	$381	$1,356	$550	$—	$—	$4,191
Collectively evaluated for impairment	11,790	8,816	7,208	12,964	11,524	1	52,303
Total ending allowance balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494
Loan Balance:
Loans individually evaluated for impairment	$30,545	$18,015	$6,716	$25,323	$—	$—	$80,599
Loans collectively evaluated for impairment	925,182	1,095,588	166,629	1,830,120	967,111	2,856	4,987,486
Total ending loan balance	$955,727	$1,113,603	$173,345	$1,855,443	$967,111	$2,856	$5,068,085
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	6.23%	2.11%	20.19%	2.17%	—%	—%	5.20%
Loans collectively evaluated for impairment	1.27%	0.80%	4.33%	0.71%	1.19%	0.04%	1.05%
Total	1.43%	0.83%	4.94%	0.73%	1.19%	0.04%	1.11%
Recorded Investment:
Loans individually evaluated for impairment	$30,595	$18,025	$6,720	$25,324	$—	$—	$80,664
Loans collectively evaluated for impairment	928,569	1,099,587	167,042	1,833,449	970,143	2,870	5,001,660
Total ending recorded investment	$959,164	$1,117,612	$173,762	$1,858,773	$970,143	$2,870	$5,082,324

7. Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $10.4 million and $7.3 million at December 31, 2016 and 2015, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 5 - Loans and Note 6 - Allowance for Loan Losses. The contractual balance was $10.3 million and $7.2 million at December 31, 2016 and 2015, respectively. The gain expected upon sale was $131,000 and $95,000 at December 31, 2016 and 2015, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2016 or 2015.

During 2015, Park transferred to held for sale and sold certain commercial loans previously held for investment with a book balance of $144,000, and recognized a gain of $756,000. During 2014, Park transferred certain commercial loans held for investment, with a book balance of $22.0 million, to the loans held for sale portfolio, and subsequently completed the sale of these commercial loans held for sale, recognizing a net gain on sale of $1.9 million. No commercial loans were held for sale or sold during 2016.

Notes to Consolidated Financial Statements

8. Other Real Estate Owned
The carrying amount of foreclosed properties held at December 31, 2016 and December 31, 2015 are listed below, as well as the recorded investment of loans secured by residential real estate properties for which formal foreclosure proceedings were in process at those dates.

(In thousands)	December 31, 2016	December 31, 2015
OREO:
Commercial real estate	$7,642	$8,333
Construction real estate	4,624	7,259
Residential real estate	1,660	3,059
Total OREO	$13,926	$18,651

Loans in process of foreclosure:
Residential real estate	$3,250	$2,021

9. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2016	2015
Land	$19,577	$19,123
Buildings	75,472	74,525
Equipment, furniture and fixtures	52,719	47,839
Leasehold improvements	3,400	3,878
Total	$151,168	$145,365
Less accumulated depreciation	(93,197)	(85,872)
Premises and equipment, net	$57,971	$59,493

Depreciation expense amounted to $8.4 million, $7.3 million and $7.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2017	$1,508
2018	1,269
2019	1,178
2020	621
2021	422
Thereafter	700
Total	$5,698

Rent expense for Park was $2.1 million, $1.7 million and $1.7 million, for the years ended December 31, 2016, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

10. Investment in Qualified Affordable Housing
Park makes certain equity investments in various limited partnerships that sponsor affordable housing projects. The purposes of these investments are to achieve a satisfactory return on capital, help create affordable housing opportunities, and assist the Company to achieve our goals associated with the Community Reinvestment Act.

As permitted by ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, Park elected the proportional amortization method of accounting. Under the proportional amortization method, amortization expense and tax benefits are recognized through the provision for income taxes.

The table below details the balances of Park’s affordable housing tax credit investments and related unfunded commitments as of December 31, 2016 and 2015.

(In thousands)	December 31, 2016	December 31, 2015
Affordable housing tax credit investments	$52,947	$51,247
Unfunded commitments	14,282	20,311

Commitments are funded when capital calls are made by the general partner. Park expects that the current commitment will be funded between 2017 and 2027.

During the years ended December 31, 2016, 2015 and 2014, Park recognized amortization expense of $7.3 million, $6.7 million and $6.9 million, respectively, which was included within the provision for income taxes. For the years ended December 31, 2016, 2015 and 2014, Park recognized tax credits and other benefits from its affordable housing tax credit investments of $9.4 million, $8.9 million and $8.8 million, respectively.

11. Deposits
At December 31, 2016 and 2015, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2016	2015
Non-interest bearing	$1,523,417	$1,404,032
Interest bearing	3,998,539	3,943,610
Total	$5,521,956	$5,347,642

At December 31, 2016, the maturities of time deposits were as follows:

(In thousands)
2017	$717,879
2018	131,236
2019	153,257
2020	63,758
2021	51,245
After 5 years	495
Total	$1,117,870

At December 31, 2016 and 2015, respectively, Park had approximately $26.5 million and $21.6 million of deposits received from executive officers, directors and related entities of directors.

Time deposits that exceed the FDIC Insurance limit of $250,000 at December 31, 2016 and 2015 were $43.3 million and $49.7 million, respectively.

Notes to Consolidated Financial Statements

12. Repurchase Agreement Borrowings
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

At December 31, 2016 and December 31, 2015, Park's repurchase agreement borrowings totaled $510 million and $554 million, respectively. At both December 31, 2016 and December 31, 2015, $300 million of Park's repurchase agreement borrowings were classified as long-term debt, with the remaining amount being classified as short-term debt on the Consolidated Balance Sheets. These borrowings were collateralized with U.S. government and agency securities with a carrying value of $569 million and $622 million at December 31, 2016 and December 31, 2015, respectively. Declines in the value of the collateral would require Park to pledge additional securities. As of December 31, 2016 and December 31, 2015, Park had $640 million and $583 million, respectively, of available unpledged securities.

The following table presents the carrying value of Park's repurchase agreements by remaining contractual maturity and collateral pledged at December 31, 2016 and December 31, 2015:

	December 31, 2016
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$208,691	$—	$—	$301,104	$509,795

	December 31, 2015
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$247,618	$2,239	$—	$304,385	$554,242

See Note 13 - Short-Term Borrowings for additional information related to repurchase agreements classified as short-term borrowings. See Note 14 - Long-Term Debt for additional information related to repurchase agreements classified as long-term debt.

13. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2016	2015
Securities sold under agreements to repurchase	$209,795	$254,242
FHLB advances	185,000	140,000
Total short-term borrowings	$394,795	$394,242

Notes to Consolidated Financial Statements

The outstanding balances for all short-term borrowings as of December 31, 2016 and 2015 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements	FHLB Advances
2016
Ending balance	$209,795	$185,000
Highest month-end balance	248,277	185,000
Average daily balance	224,763	15,694
Weighted-average interest rate:
As of year-end	0.17%	0.80%
Paid during the year	0.16%	0.63%
2015
Ending balance	$254,242	$140,000
Highest month-end balance	278,324	140,000
Average daily balance	257,622	1,096
Weighted-average interest rate:
As of year-end	0.17%	0.56%
Paid during the year	0.18%	0.59%

During 2015 and 2016, outstanding FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary and by various loans pledged under a blanket agreement by the Corporation’s bank subsidiary. At December 31, 2016 and 2015, $25 million and $21 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2016 and 2015, $1,909 million and $1,985 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s bank subsidiary. See Note 12 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

Notes to Consolidated Financial Statements

14. Long-Term Debt
Long-term debt is listed below:

December 31,	2016		2015
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2017	$50,000	1.25%	$50,000	1.25%
2018	150,000	2.04%	150,000	2.04%
2019	75,000	1.96%	75,000	1.96%
2020	25,000	2.14%	25,000	2.14%
2021	—	—%	—	—%
Thereafter	100,000	3.40%	150,000	3.32%
Total	$400,000	2.27%	450,000	2.37%
Total broker repurchase agreements by year of maturity:
2017	300,000	1.75%	300,000	1.75%
Total	$300,000	1.75%	$300,000	1.75%
Total combined long-term debt by year of maturity:
2017	350,000	1.68%	350,000	1.68%
2018	150,000	2.04%	150,000	2.04%
2019	75,000	1.96%	75,000	1.96%
2020	25,000	2.14%	25,000	2.14%
2021	—	—%	—	—%
Thereafter	100,000	3.40%	150,000	3.32%
Total	$700,000	2.05%	$750,000	2.12%
Prepayment penalty	(5,719)	—	(11,895)	—
Total long-term debt	$694,281	2.07%	$738,105	2.16%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.55%. Of the $25 million prepayment penalty, $4.7 million remained to be amortized as of December 31, 2016. The remaining $4.7 million will be amortized in 2017.

On November 21, 2014, Park restructured $50 million in FHLB advances at a rate of 1.25%. As part of this restructuring, Park paid a prepayment penalty of $3.2 million. The penalty is being amortized as an adjustment to interest expense over the remaining term of the advances using the effective interest method, resulting in an effective interest rate of 3.52%. Of the $3.2 million prepayment penalty, $1.0 million remained to be amortized as of December 31, 2016. The remaining $1.0 million will be amortized in 2017.

On March 30, 2015, Park prepaid $54.5 million of FHLB advances, with a weighted average rate of 1.59%, resulting in a prepayment penalty of $532,000 recognized within other expense on the Consolidated Statements of Income.

On October 20, 2016, Park prepaid $50.0 million of FHLB advances, incurring a $5.6 million prepayment penalty recognized within other expense on the Consolidated Statements of Income. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.

Park had approximately $100.0 million of long-term debt at December 31, 2016 with a contractual maturity longer than five years. However, all of this debt is callable by the lender in 2017.

Notes to Consolidated Financial Statements

At December 31, 2016 and 2015, FHLB advances were collateralized by investment securities owned by PNB’s banking divisions and by various loans pledged under a blanket agreement by PNB's banking divisions. At December 31, 2016 and 2015, $25 million and $21 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2016 and 2015, $1,909 million and $1,985 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park's bank subsidiary. See Note 12 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

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

On April 20, 2012, Park entered into a Note Purchase Agreement, dated April 20, 2012 (the “2012 Purchase Agreement”), with 56 purchasers (the "2012 Purchasers"). Under the terms of the 2012 Purchase Agreement, the 2012 Purchasers purchased from Park an aggregate principal amount of $30 million of 7% Subordinated Notes due April 20, 2022 (the "2012 Notes"). The 2012 Notes are intended to qualify as Tier 2 capital under applicable rules and regulations of the FRB. Each 2012 Note was purchased at a purchase price of 100% of the principal amount thereof. The 2012 Notes may not be prepaid by Park prior to April 20, 2017. From and after April 20, 2017, Park may prepay all or, from time to time, any part of the 2012 Notes at 100% of the principal amount (plus accrued interest) without penalty, subject to any requirement under FRB regulations to obtain prior approval from the FRB before making any prepayment.

16. Contingent Liabilities
The Company is a defendant in lawsuits and other adversary proceedings arising in the ordinary course of business. Legal costs incurred in connection with the resolution of claims and lawsuits are generally expensed as incurred, and the Company establishes accruals for the outcome of litigation where losses are deemed probable and reasonably estimable. The Company’s assessment of the current exposure could change in the event of the discovery of additional facts with respect to legal matters pending against the Company or determinations by judges, juries, administrative agencies or other finders of fact that are not in accordance with the Company’s evaluation of claims.

As of December 31, 2016, the Company had accrued charges of approximately $2.3 million for legal contingencies related to various legal and other adversary proceedings.

Notes to Consolidated Financial Statements

17. Share-Based Compensation
The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted common shares, restricted stock unit awards that may be settled in common shares, cash or a combination of the two, unrestricted common shares and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares are authorized to be issued and delivered in connection with grants under the 2013 Incentive Plan. The common shares to be issued and delivered under the 2013 Incentive Plan may consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. No awards may be made under the 2013 Incentive Plan after April 22, 2023. At December 31, 2016, 473,725 common shares were available for future grants under the 2013 Incentive Plan.

During 2016, 2015, and 2014, Park granted 9,950, 10,150, and 10,200 common shares, respectively, to directors of Park and to directors of Park's bank subsidiary PNB (and its divisions) under the 2013 Incentive Plan.  The common shares granted to directors were not subjected to a vesting period and resulted in expense of $950,000, $963,000, and $801,000 in 2016, 2015, and 2014, respectively, which is included in Professional fees and services on the Consolidated Statements of Income.

During 2016, 2015 and 2014, the Compensation Committee of the Board of Directors of Park granted awards of an aggregate of 41,550, 23,025 and 21,975, respectively, performance based restricted stock units ("PBRSUs") to certain employees of Park and its subsidiaries. The number of PBRSUs earned or settled will depend on certain performance conditions and are also subject to service based vesting. None of the PBRSUs had vested as of December 31, 2016. As of December 31, 2016, an aggregate of 1,125 PBRSUs had been forfeited.

A summary of changes in Park's nonvested shares for the year ended December 31, 2016 follows:

Shares
Nonvested at January 1, 2016	44,700
Granted	41,550
Vested	—
Forfeited	825
Nonvested at December 31, 2016	85,425

Share-based compensation expense of $1.9 million, $865,000 and $458,000 was recognized for the years ended December 31, 2016, 2015 and 2014, respectively, related to PBRSU awards to employees. The following table details expected additional share-based compensation expense related to PBRSUs currently outstanding:

(In thousands)
2017	$1,193
2018	1,072
2019	491
2020	83
Total	$2,839

18. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

There were no pension contributions in 2015 or 2016 and there is no contribution expected to be made in 2017.

Notes to Consolidated Financial Statements

Using an accrual measurement date of December 31, 2016 and 2015, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2016	2015
Change in fair value of plan assets
Fair value at beginning of measurement period	$153,498	$160,598
Actual return on plan assets	19,256	(58)
Benefits paid	(5,707)	(7,042)
Fair value at end of measurement period	$167,047	$153,498
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$102,245	$109,328
Service cost	5,055	5,368
Interest cost	4,869	4,695
Actuarial loss (gains)	7,993	(10,104)
Benefits paid	(5,707)	(7,042)
Projected benefit obligation at the end of measurement period	$114,455	$102,245
Funded status at end of year (fair value of plan assets less benefit obligation)	$52,592	$51,253

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2016	2015
Equity securities	50% - 100%	84%	85%
Fixed income and cash equivalents	remaining balance	16%	15%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation was 7.00% as of December 31, 2016 and 7.25% as of December 31, 2015. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $97.2 million and $86.1 million at December 31, 2016 and 2015, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2016 and 2015, the fair value of the 115,800 common shares held by the Pension Plan was $13.9 million, or $119.66 per share and $10.5 million, or $90.48 per share, respectively.

Notes to Consolidated Financial Statements

The weighted average assumptions used to determine benefit obligations at December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Discount rate	4.58%	4.88%	4.42%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40-49	4.00%	3.00%	3.00%
Ages 50 and over	3.00%	3.00%	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2017	$6,924
2018	7,644
2019	7,875
2020	8,393
2021	9,503
2022-2026	48,058
Total	$88,397

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2016 and 2015.

(In thousands)	2016	2015
Prior service cost	$—	$—
Net actuarial loss	(22,677)	(23,618)
Total	(22,677)	(23,618)
Deferred taxes	7,937	8,267
Accumulated other comprehensive loss	$(14,740)	$(15,351)

Notes to Consolidated Financial Statements

Using an actuarial measurement date of December 31 for 2016, 2015 and 2014, components of net periodic benefit income and other amounts recognized in other comprehensive income (loss) were as follows:

(In thousands)	2016	2015	2014
Components of net periodic benefit income and other amounts recognized in other comprehensive income
Service cost	$(5,055)	$(5,368)	$(4,331)
Interest cost	(4,869)	(4,695)	(4,577)
Expected return on plan assets	10,950	11,420	10,869
Amortization of prior service cost	—	(15)	(19)
Recognized net actuarial loss	(773)	(637)	—
Net periodic benefit income	$253	$705	$1,942
Change to net actuarial gain (loss) for the period	$168	$(1,400)	$(14,276)
Amortization of prior service cost	—	15	19
Amortization of net loss	773	637	—
Total recognized in other comprehensive income (loss)	941	(748)	(14,257)
Total recognized in net benefit income and other comprehensive income (loss)	$1,194	$(43)	$(12,315)

There are no estimated prior service costs for the Pension Plan to be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next fiscal year. The estimated net actuarial loss expected to be recognized in the next fiscal year is $576,000.

The weighted average assumptions used to determine net periodic benefit cost for the years ended December 31, 2016, 2015 and 2014 are listed below:

	2016	2015	2014
Discount Rate	4.88%	4.42%	5.30%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40 and over	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.25%	7.25%	7.25%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $2.5 million at December 31, 2016.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The fair value of Pension Plan assets at December 31, 2016 was $167.0 million. At December 31, 2016, $149.2 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $17.8 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The fair value of Pension Plan assets was $153.5 million at December 31, 2015. At December 31, 2015, $135.0 million of investments in the Pension Plan were categorized as Level 1 inputs; $18.5 million were categorized as Level 2; and no investments were categorized as Level 3.

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.3 million, $1.2 million, and $1.1 million for 2016, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

The Corporation has entered into Supplemental Executive Retirement Plan Agreements (the "SERP Agreements") with certain key officers of the Corporation and its subsidiaries which provide defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP Agreements totaled $8.8 million and $8.0 million for 2016 and 2015, respectively. The expense for the Corporation was $1.5 million for 2016, $1.1 million for 2015 and $1.5 million for 2014.

19. Income Taxes
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2016	2015
Deferred tax assets:
Allowance for loan losses	$17,719	$19,773
Accumulated other comprehensive loss – Pension plan	7,937	8,266
Accumulated other comprehensive loss – Unrealized losses on securities	1,618	157
Deferred compensation	4,140	3,908
OREO valuation adjustments	2,322	2,418
Net deferred loan fees	1,397	1,204
Deferred contract bonus	1,074	1,031
Nonvested equity-based compensation	1,115	463
Fixed assets	781	413
Accrued litigation	793	482
Other	2,525	2,813
Total deferred tax assets	$41,421	$40,928
Deferred tax liabilities:
Deferred investment income	10,199	10,199
Pension plan	26,344	26,205
Mortgage servicing rights	3,243	3,153
Partnership adjustments	549	560
Other	596	872
Total deferred tax liabilities	$40,931	$40,989
Net deferred tax asset (liability)	$490	$(61)

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Management has determined that it is not required to establish a valuation allowance against the December 31, 2016 or 2015 deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

The components of the provision for federal income taxes are shown below:

December 31, (In thousands)	2016	2015	2014
Currently payable
Federal	$28,879	$26,153	$27,062
Amortization of qualified affordable housing projects	7,300	6,664	6,869

Deferred
Federal	581	(250)	2,528

Total	$36,760	$32,567	$36,459

Notes to Consolidated Financial Statements

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2016, 2015 and 2014.

	2016	2015	2014
Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(1.3)%	(0.5)%	(0.5)%
Bank owned life insurance	(1.2)%	(1.8)%	(1.4)%
Investments in qualified affordable housing projects, net of tax benefits	(1.7)%	(1.9)%	(1.6)%
Other tax credits	—%	(0.9)%	—%
KSOP dividend deduction	(1.0)%	(1.0)%	(1.0)%
Other	0.1%	(0.2)%	(0.2)%
Effective tax rate	29.9%	28.7%	30.3%

Park and its subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on equity. The franchise tax expense is included in "State tax expense" on Park’s Consolidated Statements of Income.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2016	2015	2014
January 1 Balance	$558	$532	$518
Additions based on tax positions related to the current year	117	80	76
Additions for tax positions of prior years	38	16	14
Reductions for tax positions of prior years	—	—	—
Reductions due to statute of limitations	(80)	(70)	(76)
December 31 Balance	$633	$558	$532

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2016, 2015 and 2014 was $482,000, $432,000 and $413,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The expense related to interest and penalties recorded on unrecognized tax benefits in the Consolidated Statements of Income for the years ended December 31, 2016, and 2015 was $1,500 and $2,000, respectively. There was no expense related to interest and penalties for the year ended December 31, 2014. The amount accrued for interest and penalties at December 31, 2016, 2015 and 2014 was $70,500, $69,000 and $67,000, respectively.

Park and its subsidiaries are subject to U.S. federal income tax and income tax in various state jurisdictions. The Corporation is subject to routine audits of tax returns by the Internal Revenue Service and states in which we conduct business. No material adjustments have been made on closed federal and state tax audits. All tax years ending prior to December 31, 2013 are closed to examination by the federal taxing authorities. Generally, all tax years prior to December 31, 2012 are closed to examination by state taxing authorities.

Notes to Consolidated Financial Statements

20. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components, net of income tax, are shown in the following table for the years ended December 31, 2016, 2015 and 2014.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on available-for-sale securities	Total
Beginning balance at January 1, 2016	$(15,351)	$(292)	$(15,643)
Other comprehensive gain (loss) before reclassifications	109	(2,713)	(2,604)
Amounts reclassified from accumulated other comprehensive loss	502	—	502
Net current period other comprehensive income (loss)	611	(2,713)	(2,102)
Ending balance at December 31, 2016	$(14,740)	$(3,005)	$(17,745)

Beginning balance at January 1, 2015	$(14,865)	$1,257	$(13,608)
Other comprehensive loss before reclassifications	(910)	(1,549)	(2,459)
Amounts reclassified from accumulated other comprehensive loss	424	—	424
Net current period other comprehensive loss	(486)	(1,549)	(2,035)
Ending balance at December 31, 2015	$(15,351)	$(292)	$(15,643)

Beginning balance at January 1, 2014	$(5,598)	$(29,821)	$(35,419)
Other comprehensive (loss) gain before reclassifications	(9,279)	30,325	21,046
Amounts reclassified from accumulated other comprehensive loss	12	753	765
Net current period other comprehensive (loss) income	(9,267)	31,078	21,811
Ending balance at December 31, 2014	$(14,865)	$1,257	$(13,608)

The following table provides information concerning amounts reclassified out of accumulated other comprehensive loss for the years ended December 31, 2016, 2015 and 2014:

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Affected Line Item in the Consolidated Statement of Income
(In thousands)	2016	2015	2014
Amortization of defined benefit pension items
Amortization of prior service cost	$—	$15	$19	Employee benefits
Amortization of net loss	773	637	—	Employee benefits
Income before income taxes	773	652	19	Income before income taxes
Federal income taxes	271	228	7	Federal income taxes
Net of income tax	$502	$424	$12	Net of income tax

Unrealized gains & losses on available for sale securities
Loss on sale of investment securities	$—	$—	$1,158	Gain (loss) on sale of investment securities
Other than temporary impairment	—	—	—	Miscellaneous expense
Income before income taxes	—	—	1,158	Income before income taxes
Federal income taxes	—	—	405	Federal income taxes
Net of income tax	$—	$—	$753	Net of income tax

Notes to Consolidated Financial Statements

21. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of restricted stock units.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2016	2015	2014
Numerator:
Net income available to common shareholders	$86,135	$81,012	$83,957
Denominator:
Weighted-average common shares outstanding	15,332,553	15,364,281	15,394,971
Effect of dilutive performance-based restricted stock units	72,607	40,459	18,861
Weighted-average common shares outstanding adjusted for the effect of dilutive performance-based restricted stock units	15,405,160	15,404,740	15,413,832
Earnings per common share:
Basic earnings per common share	$5.62	$5.27	$5.45
Diluted earnings per common share	$5.59	$5.26	$5.45

Park awarded 41,550, 23,025 and 21,975 PBRSUs to certain employees during the years ended December 31, 2016, 2015 and 2014, respectively. The PBRSUs vest based on service and performance conditions. The dilutive effect of the PBRSUs was the addition of 72,607, 40,459 and 18,861 common shares for the years ended December 31, 2016, 2015 and 2014, respectively.

During the years ended December 31, 2015 and 2014, Park repurchased 71,700 and 29,700 common shares, respectively, to fund the PBRSUs and common shares awarded to directors of Park and to directors of Park's subsidiary PNB (and its divisions). No common shares were repurchased during 2016.

22. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2016, approximately $71.7 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2016	2015
Loan commitments	$912,007	$888,411
Standby letters of credit	13,746	12,326

The loan commitments are generally for variable rates of interest.

Notes to Consolidated Financial Statements

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

24. Loan Servicing
Park serviced sold mortgage loans of $1,330 million at December 31, 2016, compared to $1,276 million at December 31, 2015 and $1,265 million at December 31, 2014. At December 31, 2016, $4.1 million of the sold mortgage loans were sold with recourse compared to $5.4 million at December 31, 2015 and $7.0 million at December 31, 2014. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2016 and 2015, management had established a reserve of $266,000 and $454,000, respectively, to account for future loan repurchases.

When Park sells mortgage loans with servicing rights retained, servicing rights are initially recorded at fair value. Park selected the “amortization method” as permissible within U.S. GAAP, whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income of the underlying loan. At the end of each reporting period, the carrying value of mortgage servicing rights (“MSRs”) is assessed for impairment with a comparison to fair value. MSRs are carried at the lower of their amortized cost or fair value. The amortization of mortgage loan servicing rights is included within “Other service income” in the Consolidated Statements of Income.
Activity for mortgage servicing rights and the related valuation allowance follows:

December 31 (In thousands)	2016	2015	2014
Mortgage servicing rights:
Carrying amount, net, beginning of year	$9,008	$8,613	$9,013
Additions	2,286	1,748	1,026
Amortization	(1,835)	(1,637)	(1,631)
Change in valuation allowance	(193)	284	205
Carrying amount, net, end of year	$9,266	$9,008	$8,613
Valuation allowance:
Beginning of year	$542	$826	$1,031
Change in valuation allowance	193	(284)	(205)
End of year	$735	$542	$826

The fair value of mortgage servicing rights was $9.3 million and $9.6 million at December 31, 2016 and 2015, respectively. The fair value of mortgage servicing rights at December 31, 2016 was established using a discount rate of 13% and constant prepayment speeds ranging from 6.2% to 16.8%. The fair value of mortgage servicing rights at December 31, 2015 was established using a discount rate of 10% and constant prepayment speeds ranging from 6.3% to 22.0%.

Servicing fees included in other service income were $3.4 million, $3.4 million and $3.5 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Notes to Consolidated Financial Statements

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

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2016 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2016
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$267,533	$—	$267,533
U.S. Government sponsored entities’ asset-backed securities	—	987,172	—	987,172
Equity securities	2,644	—	790	3,434
Mortgage loans held for sale	—	10,413	—	10,413
Mortgage IRLCs	—	124	—	124

Liabilities
Fair value swap	$—	$—	$226	$226

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2015 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2015
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$522,063	$—	$522,063
U.S. Government sponsored entities’ asset-backed securities	—	911,493	—	911,493
Equity securities	1,941	—	769	2,710
Mortgage loans held for sale	—	7,306	—	7,306
Mortgage IRLCs	—	165	—	165

Liabilities
Fair value swap	$—	$—	$226	$226

There were no transfers between Level 1 and Level 2 during 2016 or 2015. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

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

Notes to Consolidated Financial Statements

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2016 and 2015, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2016	$769	$(226)
Total Gains (Losses)
Included in earnings - realized	—	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	21	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	—
Balance at December 31, 2016	$790	$(226)
Balance at January 1, 2015	$776	$(226)
Total Gains (Losses)
Included in earnings - realized	—	—
Included in earnings - unrealized	—	—
Included in other comprehensive income	(7)	—
Purchases, sales, issuances and settlements, other, net	—	—
Re-evaluation of fair value swap	—	—
Balance at December 31, 2015	$769	$(226)

Assets and liabilities measured at fair value on a nonrecurring basis:

The following methods and assumptions were used by the Company in determining the fair value of assets and liabilities measured at fair value on a nonrecurring basis described below:

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value have been partially charged off or receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral is then adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, also resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. Additionally, updated independent valuations are obtained annually for all impaired loans in accordance with Company policy.

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

Notes to Consolidated Financial Statements

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

The following tables' present assets and liabilities measured at fair value on a nonrecurring basis. Collateral dependent impaired loans are carried at fair value if they have been charged down to fair value or if a specific valuation allowance has been established. A new cost basis is established at the time a property is initially recorded in OREO. OREO properties are carried at fair value if a devaluation has been taken to the property's value subsequent to the initial measurement.

Fair Value Measurements at December 31, 2016 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2016
Impaired Loans:
Commercial real estate	$—	$—	$3,057	$3,057
Construction real estate	—	—	541	541
Residential real estate	—	—	2,385	2,385
Total impaired loans	$—	$—	$5,983	$5,983
Mortgage Servicing Rights	$—	$6,769	$—	$6,769
Other Real Estate Owned:
Commercial real estate	—	—	2,644	2,644
Construction real estate	—	—	3,322	3,322
Residential real estate	—	—	931	931
Total Other Real Estate Owned	$—	$—	$6,897	$6,897

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2015 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2015
Impaired Loans:
Commercial real estate	$—	$—	$3,698	$3,698
Construction real estate:
SEPH commercial land and development	—	—	2,044	2,044
Remaining commercial	—	—	1,872	1,872
Residential real estate	—	—	1,882	1,882
Total impaired loans	$—	$—	$9,496	$9,496
Mortgage Servicing Rights	$—	$1,867	$—	$1,867
Other Real Estate Owned:
Commercial real estate	—	—	2,796	2,796
Construction real estate	—	—	3,387	3,387
Residential real estate	—	—	2,332	2,332
Total Other Real Estate Owned	$—	$—	$8,515	$8,515

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

	December 31, 2016
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$6,379	$3,681	$396	$5,983
Remaining impaired loans	64,047	21,262	152	63,895
Total impaired loans	$70,426	$24,943	$548	$69,878

	December 31, 2015
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$11,783	$10,512	$2,287	$9,496
Remaining impaired loans	68,881	18,193	1,904	66,977
Total impaired loans	$80,664	$28,705	$4,191	$76,473

The income (expense) from credit adjustments related to impaired loans carried at fair value for the years ended December 31, 2016, 2015 and 2014 was $0.9 million, $(2.1) million, and $(3.0) million, respectively.

MSRs totaled $9.3 million at December 31, 2016. Of this $9.3 million MSR carrying balance, $6.8 million was recorded at fair value and included a valuation allowance of $0.7 million. The remaining $2.5 million was recorded at cost, as the fair value exceeded cost at December 31, 2016. At December 31, 2015, MSRs totaled $9.0 million. Of this $9.0 million MSR carrying balance, $1.9 million was recorded at fair value and included a valuation allowance of $0.5 million. The remaining $7.1 million was recorded at cost, as the fair value exceeded cost at December 31, 2015. The (expense) income related to MSRs carried at fair value for the years ended December 31, 2016, 2015 and 2014 was $(0.2) million, $0.3 million and $0.2 million, respectively.

Notes to Consolidated Financial Statements

Total OREO held by Park at December 31, 2016 and 2015 was $13.9 million and $18.7 million, respectively. Approximately 50% and 46% of OREO held by Park at December 31, 2016 and 2015, respectively, was carried at fair value due to fair value adjustments made subsequent to the initial OREO measurement. At December 31, 2016 and 2015, OREO held at fair value, less estimated selling costs, amounted to $6.9 million and $8.5 million, respectively. The net expense related to OREO fair value adjustments was $0.6 million, $1.6 million and $2.4 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The following tables present quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2016 and December 31, 2015:

December 31, 2016
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$3,057	Sales comparison approach	Adj to comparables	0.0% - 90.0% (20.2%)
		Income approach	Capitalization rate	9.0% - 10.6% (10.1%)
		Cost approach	Accumulated depreciation	17.0% - 18.0% (17.8%)

Construction real estate	$541	Sales comparison approach	Adj to comparables	0.0% - 11.1% (1.6%)
		Bulk sale approach	Discount rate	10.0% (10.0%)

Residential real estate	$2,385	Sales comparison approach	Adj to comparables	0.3% - 110.0% (17.0%)
		Income approach	Capitalization rate	10.0% (10.0%)

Other real estate owned:
Commercial real estate	$2,644	Sales comparison approach	Adj to comparables	0.0% - 68.4% (26.5%)
		Income approach	Capitalization rate	13.0% - 14.0% (13.1%)

Construction real estate	$3,322	Sales comparison approach	Adj to comparables	0.0% - 90.0% (24.7%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$931	Sales comparison approach	Adj to comparables	3.2% - 79.7% (30.6%)

Notes to Consolidated Financial Statements

December 31, 2015
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$3,698	Sales comparison approach	Adj to comparables	0.0% - 45.9% (20.3%)
		Income approach	Capitalization rate	7.0% - 13.3% (9.5%)
		Cost approach	Accumulated depreciation	50.0% (50.0%)

Construction real estate:
SEPH commercial land and development	$2,044	Sales comparison approach	Adj to comparables	5.0% - 40.0% (22.1%)
		Bulk sale approach	Discount rate	10.7% (10.7%)

Remaining commercial	$1,872	Sales comparison approach	Adj to comparables	0.0% - 25.3% (1.0%)
		Bulk sale approach	Discount rate	10.0% - 10.7% (10.0%)

Residential real estate	$1,882	Sales comparison approach	Adj to comparables	0.0% - 96.7% (12.5%)
		Income approach	Capitalization rate	3.8% - 10.1% (9.1%)
		Cost approach	Accumulated depreciation	33.3% - 50.0% (43.4%)

Other real estate owned:
Commercial real estate	$2,796	Sales comparison approach	Adj to comparables	2.0% - 71.0% (26.9%)
		Income approach	Capitalization rate	9.5% (9.5%)

Construction real estate	$3,387	Sales comparison approach	Adj to comparables	0.0% - 85.0% (24.3%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$2,332	Sales comparison approach	Adj to comparables	0.1% - 61.8% (23.0%)

Notes to Consolidated Financial Statements

The following methods and assumptions were used by the Corporation in estimating its fair value disclosures for assets and liabilities not discussed above:

Cash and cash equivalents: The carrying amounts reported in the Consolidated Balance Sheets for cash and short-term instruments approximate those assets’ fair values.

Other investments: FHLB stock and FRB stock within other investments are carried at their respective redemption values as it is not practical to calculate their fair values. Additional investments within this category are carried at their cost basis as these investments do not have a readily determinable fair value and Park does not have the ability to influence the operating or financial decisions of the investee.

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

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2016 and December 31, 2015, was as follows:

	December 31, 2016
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$146,466	$146,466	$—	$—	$146,466
Investment securities	1,517,972	2,644	1,511,377	790	1,514,811
Accrued interest receivable - securities	3,849	—	3,849	—	3,849
Accrued interest receivable - loans	14,973	—	—	14,973	14,973

Mortgage loans held for sale	10,413	—	10,413	—	10,413
Impaired loans carried at fair value	5,983	—	—	5,983	5,983
Mortgage IRLCs	124	—	124	—	124
Other loans	5,204,713	—	—	5,161,919	5,161,919
Loans receivable, net	$5,221,233	$—	$10,537	$5,167,902	$5,178,439

Financial liabilities:
Non-interest bearing checking accounts	$1,523,417	$1,523,417	$—	$—	$1,523,417
Interest bearing transaction accounts	1,174,448	1,174,448	—	—	1,174,448
Savings accounts	1,704,920	1,704,920	—	—	1,704,920
Time deposits	1,117,870	—	1,122,598	—	1,122,598
Other	1,301	1,301	—	—	1,301
Total deposits	$5,521,956	$4,404,086	$1,122,598	$—	$5,526,684

Short-term borrowings	$394,795	$—	$394,795	$—	$394,795
Long-term debt	694,281	—	712,958	—	712,958
Subordinated notes	45,000	—	40,903	—	40,903
Accrued interest payable – deposits	900	82	818	—	900
Accrued interest payable – debt/borrowings	1,251	1	1,250	—	1,251

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226

Notes to Consolidated Financial Statements

	December 31, 2015
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$149,459	$149,459	$—	$—	$149,459
Investment securities	1,585,568	1,941	1,584,984	769	1,587,694
Accrued interest receivable - securities	4,436	—	4,436	—	4,436
Accrued interest receivable - loans	14,239	—	—	14,239	14,239

Mortgage loans held for sale	7,306	—	7,306	—	7,306
Impaired loans carried at fair value	9,496	—	—	9,496	9,496
Mortgage IRLCs	165	—	165	—	165
Other loans	4,994,624	—	—	4,997,318	4,997,318
Loans receivable, net	$5,011,591	$—	$7,471	$5,006,814	$5,014,285

Financial liabilities:
Non-interest bearing checking accounts	$1,404,032	$1,404,032	$—	—	$1,404,032
Interest bearing transaction accounts	1,107,200	1,107,200	—	—	1,107,200
Savings accounts	1,544,708	1,544,708	—	—	1,544,708
Time deposits	1,290,412	—	1,295,329	—	1,295,329
Other	1,290	1,290	—	—	1,290
Total deposits	$5,347,642	$4,057,230	$1,295,329	$—	$5,352,559

Short-term borrowings	$394,242	$—	$394,242	$—	$394,242
Long-term debt	738,105	—	771,420	—	771,420
Subordinated notes	45,000	—	41,596	—	41,596
Accrued interest payable – deposits	987	66	921	—	987
Accrued interest payable – debt/borrowings	1,351	4	1,347	—	1,351

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226

26. Capital Ratios
Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well capitalized thresholds. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 0.625% for 2016. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer.

Notes to Consolidated Financial Statements

PNB met each of the well-capitalized ratio guidelines at December 31, 2016. The following table indicates the capital ratios for PNB and Park at December 31, 2016 and 2015.

	As of December 31, 2016
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.34%	9.87%	9.87%	11.24%
Park National Corporation	9.56%	12.83%	12.55%	14.32%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (PNB only)	5.00%	8.00%	6.50%	10.00%

	As of December 31, 2015
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.06%	9.83%	9.83%	11.37%
Park National Corporation	9.22%	12.82%	12.54%	14.49%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio (PNB only)	5.00%	8.00%	6.50%	10.00%

Failure to meet the minimum requirements above could cause the FRB to take action. PNB is also subject to the capital requirements of its primary regulator, the OCC. As of December 31, 2016 and 2015, Park and PNB were well-capitalized and met all capital requirements to which each was then subject. There are no conditions or events since PNB's most recent regulatory report filings, that management believes have changed the risk categories for PNB.

Notes to Consolidated Financial Statements

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2016
Total Risk-Based Capital (to risk-weighted assets)
PNB	$607,269	11.24%	$432,153	8.00%	$540,192	10.00%
Park	784,406	14.32%	438,231	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$533,215	9.87%	$324,115	6.00%	$432,153	8.00%
Park	702,651	12.83%	328,673	6.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$533,215	7.34%	$290,671	4.00%	$363,339	5.00%
Park	702,651	9.56%	293,916	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	$533,215	9.87%	$243,086	4.50%	$351,125	6.50%
Park	687,651	12.55%	246,505	4.50%	N/A	N/A

At December 31, 2015
Total Risk-Based Capital (to risk-weighted assets)
PNB	$588,467	11.37%	$414,079	8.00%	$517,599	10.00%
Park	758,988	14.49%	419,080	8.00%	N/A	N/A
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$508,763	9.83%	$310,560	6.00%	$414,079	8.00%
Park	671,664	12.82%	314,310	6.00%	N/A	N/A
Leverage Ratio (to average total assets)
PNB	$508,763	7.06%	$288,147	4.00%	$360,183	5.00%
Park	671,664	9.22%	291,449	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	508,763	9.83%	232,920	4.50%	336,439	6.50%
Park	656,664	12.54%	235,732	4.50%	N/A	N/A

27. Segment Information
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, PNB (headquartered in Newark, Ohio), SEPH and GFSC.

GAAP requires management to disclose information about the different types of business activities in which a company engages and also information on the different economic environments in which a company operates, so that the users of the financial statements can better understand a company’s performance, better understand the potential for future cash flows, and make more informed judgments about the company as a whole. Park’s current operating segments are in line with GAAP as: (i) discrete financial information is available for each operating segment and (ii) the segments are aligned with internal reporting to Park’s Chief Executive Officer and President, who is the chief operating decision-maker.

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2016 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$227,576	$5,874	$4,774	$(138)	$238,086
Provision for (recovery of) loan losses	2,611	1,887	(9,599)	—	(5,101)
Other income (loss)	74,803	(1)	2,974	955	78,731
Other expense	177,562	4,457	7,273	9,731	199,023
Income (loss) before taxes	122,206	(471)	10,074	(8,914)	122,895
Income taxes (benefit)	37,755	(164)	3,526	(4,357)	36,760
Net income (loss)	$84,451	$(307)	$6,548	$(4,557)	$86,135
Balances at December 31, 2016
Assets	$7,389,538	$32,268	$25,342	$20,438	$7,467,586
Loans	5,234,828	32,661	12,354	(7,986)	5,271,857
Deposits	5,630,199	3,809	—	(112,052)	5,521,956

Operating results for the year ended December 31, 2015 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$220,879	$6,588	$(74)	$239	$227,632
Provision for (recovery of) loan losses	7,665	1,415	(4,090)	—	4,990
Other income	75,188	2	1,848	513	77,551
Other expense	167,476	2,984	6,182	9,972	186,614
Income (loss) before taxes	120,926	2,191	(318)	(9,220)	113,579
Income taxes (benefit)	36,581	768	(111)	(4,671)	32,567
Net income (loss)	$84,345	$1,423	$(207)	$(4,549)	$81,012
Balances at December 31, 2015
Assets	$7,229,764	$35,793	$33,541	$12,256	$7,311,354
Loans	5,029,072	35,469	15,153	(11,609)	5,068,085
Deposits	5,447,293	4,627	—	(104,278)	5,347,642

Operating results for the year ended December 31, 2014 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$218,641	$7,457	$958	$(2,012)	$225,044
Provision for (recovery of) loan losses	3,517	1,544	(12,394)	—	(7,333)
Other income (loss)	69,384	(1)	5,991	175	75,549
Other expense	163,641	4,103	11,766	8,000	187,510
Income (loss) before taxes	120,867	1,809	7,577	(9,837)	120,416
Income taxes (benefit)	37,960	634	2,652	(4,787)	36,459
Net income (loss)	$82,907	$1,175	$4,925	$(5,050)	$83,957
Balances at December 31, 2014
Assets	$6,910,386	$40,308	$43,762	$6,743	$7,001,199
Loans	4,781,761	40,645	23,956	(16,680)	4,829,682
Deposits	5,222,766	5,883	—	(100,649)	5,128,000

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2016
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$238,224	$8,396	$180,896	$41,117	$7,447,148	$5,634,008
Elimination of intersegment items	2,164	—	—	—	(9,204)	(112,052)
Parent Co. totals - not eliminated	(2,302)	—	9,731	(4,357)	29,642	—
Totals	$238,086	$8,396	$190,627	$36,760	$7,467,586	$5,521,956

	2015
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,393	$7,347	$169,295	$37,238	$7,299,098	$5,451,920
Elimination of intersegment items	2,561	—	—	—	(13,557)	(104,278)
Parent Co. totals - not eliminated	(2,322)	—	9,972	(4,671)	25,813	—
Totals	$227,632	$7,347	$179,267	$32,567	$7,311,354	$5,347,642

	2014
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,056	$7,243	$172,267	$41,246	$6,994,456	$5,228,649
Elimination of intersegment items	3,708	—	—	—	(18,556)	(100,649)
Parent Co. totals - not eliminated	(5,720)	—	8,000	(4,787)	25,299	—
Totals	$225,044	$7,243	$180,267	$36,459	$7,001,199	$5,128,000

28. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below. Investments in subsidiaries are accounted for using the equity method of accounting.

Cash represents non-interest bearing deposits with PNB. Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $4.4 million, $4.1 million and $5.8 million in 2016, 2015 and 2014, respectively.

At December 31, 2016 and 2015, shareholders’ equity reflected in the Parent Company balance sheet includes $259.7 million and $199.4 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Balance Sheets
December 31, 2016 and 2015
(In thousands)	2016	2015
Assets:
Cash	$112,067	$102,416
Investment in subsidiaries	626,569	613,383
Debentures receivable from PNB	25,000	25,000
Other investments	2,962	2,341
Other assets	26,651	23,443
Total assets	$793,249	$766,583
Liabilities:
Subordinated notes	45,000	45,000
Other liabilities	6,009	8,228
Total liabilities	51,009	53,228
Total shareholders’ equity	742,240	713,355
Total liabilities and shareholders’ equity	$793,249	$766,583

Statements of Income
for the years ended December 31, 2016, 2015 and 2014
(In thousands)	2016	2015	2014
Income:
Dividends from subsidiaries	$60,000	$60,000	$60,000
Interest and dividends	2,164	2,561	3,708
Other	1,081	560	262
Total income	63,245	63,121	63,970
Expense:
Other, net	12,159	12,341	13,807
Total expense	12,159	12,341	13,807
Income before federal taxes and equity in undistributed income of subsidiaries	51,086	50,780	50,163
Federal income tax benefit	4,357	4,671	4,787
Income before equity in undistributed income of subsidiaries	55,443	55,451	54,950
Equity in undistributed income of subsidiaries	30,692	25,561	29,007
Net income	$86,135	$81,012	$83,957
Other comprehensive (loss) income (1)	(2,102)	(2,035)	21,811
Comprehensive income	84,033	78,977	105,768
(1) See Consolidated Statements of Comprehensive Income for other comprehensive (loss) income detail

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2016, 2015 and 2014
(In thousands)	2016	2015	2014
Operating activities:
Net income	$86,135	$81,012	$83,957
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(30,692)	(25,561)	(29,007)
Compensation expense for issuance of treasury stock to directors	950	963	801
Share-based compensation expense	1,864	865	458
Increase in other assets	(3,425)	(182)	(1,292)
(Decrease) increase in other liabilities	(2,524)	485	298
Net cash provided by operating activities	52,308	57,582	55,215
Investing activities:
Repayment of investments in and advances to subsidiaries	15,000	10,000	32,000
Net cash provided by investing activities	15,000	10,000	32,000
Financing activities:
Cash dividends paid	(57,653)	(57,776)	(57,876)
Repayment of subordinated notes	—	—	(35,250)
Repurchase of treasury shares	—	(6,058)	(2,355)
Cash payment for fractional shares	(4)	(3)	(5)
Net cash used in financing activities	(57,657)	(63,837)	(95,486)
Increase (decrease) in cash	9,651	3,745	(8,271)
Cash at beginning of year	102,416	98,671	106,942
Cash at end of year	$112,067	$102,416	$98,671