Form 10-K, Exhibit 13
period 2017-12-31
PARK NATIONAL CORP /OH/
filed 2018-02-27
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis addresses the financial condition and results of operations for Park National Corporation and our subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected timeframe; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations; changes in interest rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to the newly-enacted tax legislation, changing business and economic conditions, legislative and regulatory initiatives, or other factors; changes in unemployment; changes in customers', suppliers', and other counterparties' performance and creditworthiness; asset/liability repricing risks and liquidity risks; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified bank professionals; clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry, such as the easing of restrictions on participants in the financial services industry, and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, accounting, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the OCC, the FDIC, and the Federal Reserve Board, to implement the Dodd-Frank Act's provisions, and the Basel III regulatory capital reforms; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; changes in law and policy accompanying the new presidential administration, including the recently enacted Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; uncertainties in Park's preliminary review of, and additional analysis of, the Tax Cuts and Jobs Act; the effect of healthcare laws in the United States and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio; the effect of trade, monetary, fiscal and other governmental policies of the U.S. federal government, including money supply and interest rate policies of the Federal Reserve Board; disruption in the liquidity and other functioning of U.S. financial markets; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government-backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union; our litigation and regulatory compliance costs and exposure, including any adverse developments in legal proceedings or other claims and unfavorable resolution of regulatory and other governmental examinations or other inquiries; the adequacy of our risk management program; the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks; fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics, dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally or on us or our counterparties specifically; demand for loans in the respective market areas served by Park and our subsidiaries; the ability to obtain required governmental and shareholder approvals with respect to, and the ability to complete, the proposed merger transaction involving Park, The Park National Bank, and NewDominion Bank (the “NewDominion Transaction”) on the proposed terms and within the expected timeframe; the risk that the businesses of Park National Bank and NewDominion Bank will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the NewDominion Transaction may not be fully realized within the expected timeframe; revenues following the NewDominion Transaction may be lower than expected; customer and employee relationships and business operations may be disrupted by the NewDominion Transaction; and other risk factors relating to Park, our subsidiaries and/or the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW

Financial Results by segment
The table below reflects the net income (loss) by segment for the fiscal years ended December 31, 2017, 2016, and 2015. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC ("SEPH") and all other which primarily consists of Park as the "Parent Company."

Table 1
Net income (loss) by segment
(In thousands)	2017	2016	2015
PNB	$87,315	$84,451	$84,345
GFSC	260	(307)	1,423
Parent Company	(2,457)	(4,557)	(4,549)
Ongoing operations	$85,118	$79,587	$81,219
SEPH	(876)	6,548	(207)
Total Park	$84,242	$86,135	$81,012

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

On December 22, 2017, “H.R.1,” known as the “Tax Cuts and Jobs Act,” was signed into law.  Among other things, the Tax Cuts and Jobs Act permanently lowers the corporate federal income tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018.  As a result of the reduction of the corporate federal income tax rate to 21%, U.S. generally accepted accounting principles require companies to re-value certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment.  This re-valuation impacted Park’s net deferred tax liabilities and qualified affordable housing tax credit investments.  The effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million. A breakout of the impact to Park's segments is below.

Table 2
	2017
(In thousands)	Federal income tax expense (as reported)	Impact of the Tax Cuts and Jobs Act	Federal income tax expense excluding the impact of the Tax Cuts and Jobs Act
PNB	$34,881	$(803)	$35,684
GFSC	666	341	325
Parent Company	(2,695)	494	(3,189)
SEPH	1,375	1,201	174
Total Park	$34,227	$1,233	$32,994

The Park National Bank ("PNB")

The table below reflects PNB's net income for the fiscal years ended December 31, 2017, 2016, and 2015.

Table 3
(In thousands)	2017	2016	2015
Net interest income	$235,243	$227,576	$220,879
Provision for loan losses	9,898	2,611	7,665
Other income	77,126	74,803	75,188
Other expense	180,275	177,562	167,476
Income before income taxes	$122,196	$122,206	$120,926
Federal income tax expense	34,881	37,755	36,581
Net income	$87,315	$84,451	$84,345

Net interest income of $235.2 million for the fiscal year ended December 31, 2017 represented a $7.6 million, or 3.4%, increase compared to $227.6 million for the fiscal year ended December 31, 2016. The increase was the result of a $13.5 million increase in interest income offset by a $5.9 million increase in interest expense.
The $13.5 million increase in interest income was due to a $10.1 million increase in interest income on loans, along with a $3.4 million increase in interest income on investments. The increase in interest income on loans was largely the result of a $208 million, or 4.1%, increase in average loans from $5.08 billion for the fiscal year ended December 31, 2016, to $5.29 billion for the fiscal year ended December 31, 2017. Included in interest income for the fiscal years ended December 31, 2017 and 2016 was $233,000 and $801,000 in interest income, respectively, related to PNB participations in legacy Vision Bank ("Vision") assets.
The $5.9 million increase in interest expense was due to a $5.7 million increase in interest expense on deposits, and a $173,000 increase in interest expense on borrowings. The increase in interest expense on deposits was partially the result of a $183 million, or 4.4%, increase in average interest-bearing deposits from $4.16 billion for the fiscal year ended December 31, 2016, to $4.34 billion for the fiscal year ended December 31, 2017. Additionally, the cost of deposits increased by 12 basis points from 0.32% for the fiscal year ended December 31, 2016 to 0.44% for the fiscal year ended December 31, 2017.

The provision for loan losses of $9.9 million for the fiscal year ended December 31, 2017 represented an increase of $7.3 million, compared to $2.6 million for the fiscal year ended December 31, 2016. Refer to the “CREDIT EXPERIENCE - Provision for (Recovery of) Loan Losses” section for additional details regarding the level of the provision for loan losses recognized in each period presented above.
Other income of $77.1 million for the fiscal year ended December 31, 2017 represented an increase of $2.3 million, or 3.1%, compared to $74.8 million for the fiscal year ended December 31, 2016. The $2.3 million increase was primarily related to a $2.3 million increase in fiduciary income, a $741,000 increase in check card fee income, and income of $478,000 related to proceeds from the death benefits paid from bank owned life insurance policies compared to $40,000 of such income in 2016, offset by a $1.6 million decrease in service charges on deposit accounts.
Other expense of $180.3 million for the fiscal year ended December 31, 2017 represented an increase of $2.7 million, or 1.5%, compared to $177.6 million for the fiscal year ended December 31, 2016. The $2.7 million increase was primarily related to a $5.0 million increase in salaries expense, a $750,000 increase in employee benefits expense, a $1.6 million increase in data processing fees, a $1.6 million increase in furniture and equipment expense, a $580,000 increase in insurance expense, and a $532,000 increase in professional fees and services, offset by a $5.6 million decrease in debt prepayment penalties, an $878,000 decrease in non-loan related losses which are included in miscellaneous expense, and a $493,000 decrease in contribution expense.

The impact of the Tax Cuts and Jobs Act was a reduction of $803,000 to federal income tax expense at PNB.

PNB's results for the fiscal years ended December 31, 2017, 2016 and 2015 included income and expense related to participations in legacy Vision assets. The impact of these participations on particular items within PNB's income and expense for these fiscal years is detailed in the table below:

Table 4
	2017			2016			2015
(In thousands)	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted
Net interest income	$235,243	$233	$235,010	$227,576	$801	$226,775	$220,879	$241	$220,638
Provision for (recovery of) loan losses	9,898	(5)	9,903	2,611	(3,118)	5,729	7,665	(1,453)	9,118
Other income	77,126	244	76,882	74,803	194	74,609	75,188	1,225	73,963
Other expense	180,275	492	179,783	177,562	662	176,900	167,476	700	166,776
Income (loss) before income taxes	$122,196	$(10)	$122,206	$122,206	$3,451	$118,755	$120,926	$2,219	$118,707
Federal income tax expense (benefit)	34,881	(3)	34,884	37,755	1,066	36,689	36,581	671	35,910
Net income (loss)	$87,315	$(7)	$87,322	$84,451	$2,385	$82,066	$84,345	1,548	$82,797
(1) Adjustments consist of the impact on the particular items reported in PNB's income statement of PNB participations in legacy Vision assets.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the fiscal years ended December 31, 2017 and 2016.

Table 5
(In thousands)	December 31, 2017	December 31, 2016	% change from 12/31/16
Loans	$5,339,255	$5,234,828	1.99%
Allowance for loan losses	47,607	48,782	(2.41)%
Net loans	5,291,648	5,186,046	2.04%
Investment securities	1,507,926	1,573,320	(4.16)%
Total assets	7,467,851	7,389,538	1.06%
Total deposits	5,896,676	5,630,199	4.73%
Average assets (1)	7,664,725	7,337,438	4.46%
Efficiency ratio	56.81%	58.26%	(2.49)%
Return on average assets	1.14%	1.15%	(0.87)%
(1) Average assets for the fiscal years ended December 31, 2017 and 2016.

Loans outstanding at December 31, 2017 were $5.34 billion, compared to $5.23 billion at December 31, 2016, an increase of $104.4 million, or 2.0%. The loan growth for 2017 consisted of consumer loan growth of $118.0 million (10.5%) and commercial loan growth of $51.7 million (1.9%), offset by reductions in home equity line of credit loan balances of $9.2 million (4.4%) and residential loan balances of $53.8 million (4.4%).

PNB's allowance for loan losses decreased by $1.2 million, or 2.4%, to $47.6 million at December 31, 2017, compared to $48.8 million at December 31, 2016. Net charge-offs were $11.1 million, or 0.21% of total average loans, for the fiscal year ended December 31, 2017. Net charge-offs consisted of net charge-offs of consumer loans of $4.4 million, commercial loans of $5.7 million, mortgage loans of $307,000 and other loans of $704,000. Refer to the “CREDIT EXPERIENCE - Provision for (Recovery of) Loan Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) loan losses recognized in each period presented.

Total deposits at December 31, 2017 were $5.90 billion, compared to $5.63 billion at December 31, 2016, an increase of $266.5 million, or 4.7%. The deposit growth for the fiscal year ended December 31, 2017 consisted of savings deposit growth of $184.0 million (10.8%), transaction account growth of $85.6 million (7.3%), and non-interest bearing deposit growth of $81.3 million (5.0%), offset by a reduction in time deposits of $84.4 million (7.5%).

During the fourth quarter of 2017, Park utilized excess fed funds to repay $350 million of long-term debt which matured during November 2017. The effective interest rate on the long-term debt was 3.22%.

Guardian Financial Services Company ("GFSC")

The table below reflects GFSC's net income (loss) for the fiscal years ended December 31, 2017, 2016, and 2015.

Table 6
(In thousands)	2017	2016	2015
Net interest income	$5,839	$5,874	$6,588
Provision for loan losses	1,917	1,887	1,415
Other income (loss)	40	(1)	2
Other expense	3,036	4,457	2,984
Income (loss) before income taxes	$926	$(471)	$2,191
Federal income tax expense (benefit)	666	(164)	768
Net income (loss)	$260	$(307)	$1,423

The provision for loan losses of $1.9 million for the fiscal year ended December 31, 2017 represented an increase of $30,000, compared to $1.9 million for the fiscal year ended December 31, 2016. Refer to the “CREDIT EXPERIENCE - Provision for (Recovery of) Loan Losses” section for additional information regarding Guardian's loan portfolio and the level of provision for loan losses recognized in each period presented.

Other expense of $3.0 million for the fiscal year ended December 31, 2017 represented a $1.4 million decrease, compared to $4.4 million for the fiscal year ended December 31, 2016. This decrease was primarily related to the evaluation of respective litigation accruals during 2017 and 2016.

The impact of the Tax Cuts and Jobs Act was an increase of $341,000 to federal income tax expense at GFSC.

The table below provides certain balance sheet information and financial ratios for GFSC as of December 31, 2017 and 2016.

Table 7
(In thousands)	December 31, 2017	December 31, 2016	% change from 12/31/16
Loans	$33,385	$32,661	2.22%
Allowance for loan losses	2,382	1,842	29.32%
Net loans	31,003	30,819	0.60%
Total assets	32,077	32,268	(0.59)%
Average assets (1)	33,509	33,370	0.42%
Return on average assets	0.78%	(0.92)%	N.M.
(1) Average assets for the fiscal years ended December 31, 2017 and 2016.
N.M - Not meaningful

Park Parent Company

The table below reflects the Park Parent Company's net loss for the fiscal years ended December 31, 2017, 2016, and 2015.

Table 8
(In thousands)	2017	2016	2015
Net interest income (expense)	$588	$(138)	$239
Provision for loan losses	—	—	—
Other income	3,065	955	513
Other expense	8,805	9,731	9,972
Loss before income tax benefit	$(5,152)	$(8,914)	$(9,220)
Federal income tax benefit	(2,695)	(4,357)	(4,671)
Net loss	$(2,457)	$(4,557)	$(4,549)

The net interest income (expense) for Park's parent company included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals. For the fiscal years ended December 31, 2016 and 2015, the net interest income (expense) included interest income on loans to SEPH (paid off on December 14, 2016). Additionally, net interest income (expense) included interest expense related to the $30.0 million of 7% Subordinated Notes due April 20, 2022 issued by Park to accredited investors on April 20, 2012, which Park prepaid in full (principal plus accrued interest) on April 24, 2017.

Other income of $3.1 million for the fiscal year ended December 31, 2017 represented an increase of $2.1 million compared to $955,000 for the fiscal year ended December 31, 2016. The $2.1 million increase was related to a $738,000 increase in income from certain equity investments and a $1.8 million gain in 2017 related to the sale of equity securities.

Other expense of $8.8 million for the fiscal year ended December 31, 2017 represented a decrease of $926,000, or 9.5%, compared to $9.7 million for the fiscal year ended December 31, 2016. The $926,000 decrease was primarily related to a decrease of $693,000 in professional fees and services, a $253,000 decrease in miscellaneous other expense and a $286,000 decrease in employee benefit expense, offset by an increase of $191,000 in salaries expense and an increase of $141,000 in state tax expense.

The impact of the Tax Cuts and Jobs Act was an increase of $494,000 to federal income tax expense at the Parent Company.

SE Property Holdings, LLC ("SEPH")

The table below reflects SEPH's net (loss) income for the fiscal years ended December 31, 2017, 2016, and 2015. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that were transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

Table 9
(In thousands)	2017	2016	2015
Net interest income (expense)	$2,089	$4,774	$(74)
Recovery of loan losses	(3,258)	(9,599)	(4,090)
Other income	404	2,974	1,848
Other expense	5,252	7,273	6,182
Income (loss) before income taxes	$499	$10,074	$(318)
Federal income tax expense (benefit)	1,375	3,526	(111)
Net (loss) income	$(876)	$6,548	$(207)

Net interest income decreased to $2.1 million for the fiscal year ended December 31, 2017 from $4.8 million for the fiscal year ended December 31, 2016. The decrease was largely the result of a decline in interest payments received from SEPH impaired loan relationships.

For the fiscal year ended December 31, 2017, SEPH had net recoveries of loan losses of $3.3 million, compared to $9.6 million for the fiscal year ended December 31, 2016.

The $2.0 million decrease in other expense for the fiscal year ended December 31, 2017, compared to the fiscal year ended December 31, 2016, was primarily the result of a $2.0 million decline in management and consulting fees.

The impact of the Tax Cuts and Jobs Act was an increase of $1.2 million to federal income tax expense at SEPH.

Legacy Vision assets at SEPH totaled $18.8 million as of December 31, 2017, compared to $20.3 million at December 31, 2016. In addition to these SEPH assets, PNB participations in legacy Vision assets totaled $9.0 million at December 31, 2017, compared to $9.6 million at December 31, 2016.

Park National Corporation

The table below reflects Park's net income for the fiscal years ended December 31, 2017, 2016, and 2015.

Table 10
(In thousands)	2017	2016	2015
Net interest income	$243,759	$238,086	$227,632
Provision for (recovery of) loan losses	8,557	(5,101)	4,990
Other income	80,635	78,731	77,551
Other expense	197,368	199,023	186,614
Income before income taxes	$118,469	$122,895	$113,579
Federal income tax expense	34,227	36,760	32,567
Net income	$84,242	$86,135	$81,012

DIVIDENDS ON COMMON SHARES
Cash dividends declared on Park's common shares were $3.76 in 2017, 2016 and 2015. The quarterly cash dividend on Park's common shares was $0.94 per share for each quarter of 2017, 2016 and 2015.

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

Other Real Estate Owned ("OREO") - OREO, property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2017, OREO totaled $14.2 million, an increase of 1.9%, compared to $13.9 million at December 31, 2016.

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

Goodwill - The accounting for goodwill also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the impairment assessment of goodwill. Goodwill arising from business combinations represents the value attributable to unidentifiable intangible assets in the business acquired. Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s national bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods. Under GAAP, goodwill is no longer amortized but is subject to an annual evaluation for impairment, or more frequently if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing additional analysis is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess, not to exceed total goodwill allocated to the reporting unit. At December 31, 2017, on a consolidated basis, Park had $72.3 million of goodwill, all of which is recorded at PNB.

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

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2017, Park operated 116 financial service offices (including those of PNB, Scope Leasing, Inc. ("Scope Aircraft Finance"), and GFSC) and a network of 133 automated teller machines in 29 Ohio counties. Park also operated one office for SEPH, located in Newark, Ohio.

A summary of average loans and average deposits for Park’s subsidiaries, including its bank subsidiary, PNB, and PNB's divisions and subsidiary Scope Aircraft Finance for 2017, 2016 and 2015 is shown in Table 11.  See Note 27 of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for the divisions of PNB are not prepared on a separate basis and, therefore, net income is not included in the summary financial data in Table 11.

Table 11 - Park Affiliate Financial Data
	2017		2016		2015
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,745,485	$1,636,205	$1,623,565	$1,526,438	$1,465,586	$1,473,906
First-Knox National Bank Division	604,763	680,255	591,807	638,338	591,948	632,810
Security National Bank Division	463,880	815,025	459,172	798,809	462,681	802,061
Century National Bank Division	631,115	620,138	649,645	574,171	655,682	556,543
Second National Bank Division	398,876	366,421	382,555	356,913	374,385	337,181
Richland Bank Division	233,278	511,673	231,884	501,678	240,622	483,673
Park National SW & N KY Bank Division	451,544	258,628	421,873	219,603	384,788	210,066
Fairfield National Bank Division	276,696	398,628	269,805	399,174	260,281	406,940
Unity National Bank Division	199,846	202,772	183,985	187,088	180,034	172,658
United Bank, N.A. Division	122,512	211,377	109,727	203,613	103,301	198,162
Farmers Bank Division	131,781	110,743	131,501	99,446	123,875	96,782
Scope Aircraft Finance	260,322	1,963	238,464	1,471	198,475	465
SEPH	11,472	—	14,434	—	17,910	—
GFSC	33,668	3,833	33,370	4,174	37,686	5,595
Parent Company, other	(237,731)	75,435	(218,925)	69,888	(187,675)	89,982
Consolidated Totals	$5,327,507	$5,893,096	$5,122,862	$5,580,804	$4,909,579	$5,466,824

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $5,893 million in 2017, compared to $5,581 million in 2016 and $5,467 million in 2015. Table 12 provides a summary of deposit balances as of December 31, 2017 and 2016, along with the change over the past year.

Table 12 - Year-End Deposits
December 31,
(In thousands)	2017	2016	Change
Non-interest bearing checking	$1,633,941	$1,523,417	$110,524
Interest bearing transaction accounts	1,260,095	1,174,448	85,647
Savings	1,888,545	1,704,920	183,625
All other time deposits	1,033,476	1,117,870	(84,394)
Other	1,269	1,301	(32)
Total	$5,817,326	$5,521,956	$295,370

The average interest rate paid on interest bearing deposits was 0.44% in 2017, compared to 0.32% in 2016, and 0.30% in 2015.  The average cost of interest bearing deposits for each quarter of 2017 was 0.48% for the fourth quarter, 0.48% for the third quarter, 0.44% for the second quarter and 0.36% for the first quarter.

Maturities of time deposits over $100,000 as of December 31, 2017 and 2016 were:

Table 13 - Maturities of Time Deposits	Over $100,000
December 31 (In thousands)	2017	2016
3 months or less	$145,593	$174,503
Over 3 months through 6 months	90,032	78,455
Over 6 months through 12 months	80,933	97,551
Over 12 months	80,204	86,589
Total	$396,762	$437,098

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, Federal Funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.43% in 2017, compared to 0.19% in 2016, and 0.18% in 2015. The year-end balance for short-term borrowings was $391 million at December 31, 2017, compared to $395 million at December 31, 2016, and $394 million at December 31, 2015.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt include the subordinated notes discussed in the following section.  In 2017, average long-term debt was $788 million, compared to $776 million in 2016, and $793 million in 2015. The average interest rate paid on long-term debt was 2.86% for 2017, compared to 3.13% for 2016, and 3.10% for 2015. Average total debt (long-term and short-term) was $1,018 million in 2017, compared to $1,017 million in 2016, and $1,052 million in 2015.  Average total debt increased by $762,000, or 0.07%, in 2017 compared to 2016, and decreased by $35 million, or 3.3%, in 2016 compared to 2015. Average long-term debt was 77% of average total debt in 2017, compared to 76% of average total debt in 2016, and 75% of average total debt in 2015.

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

On April 20, 2012, Park issued an aggregate principal amount of $30.0 million of subordinated notes to 56 purchasers.  These subordinated notes had a fixed annual interest rate of 7% with quarterly interest payments. The maturity date of these subordinated notes was April 20, 2022 and the subordinated notes were eligible to be prepaid after April 20, 2017. The subordinated notes qualified as Tier 2 capital under applicable Federal Reserve Board guidelines. Each subordinated note was purchased at a purchase price of 100% of the principal amount by an accredited investor. Park paid in full the $30.0 million outstanding principal amount, plus accrued interest, on April 24, 2017.

See Note 15 of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of total shareholders' equity to total assets was 10.03% at December 31, 2017, compared to 9.94% at December 31, 2016 and 9.76% at December 31, 2015. The ratio of tangible shareholders’ equity [shareholders’ equity ($756.1 million) less goodwill ($72.3 million)] to tangible assets [total assets ($7,538 million) less goodwill ($72.3 million)] was 9.16% at December 31, 2017, compared to 9.06% at December 31, 2016, and 8.86% at December 31, 2015.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS securities or change in the funded status of Park's pension plan, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.

The unrealized net holding loss, net of income taxes, on AFS securities was $2.9 million at year-end 2017, compared to the unrealized net holding loss, net of income taxes, of $3.0 million at year-end 2016, and compared to the unrealized net holding loss, net of income taxes, of $292,000 at year-end 2015.

In accordance with GAAP, Park adjusts accumulated other comprehensive loss to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 18 of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan. Pertaining to the funding status of the pension plan, Park recognized a net comprehensive loss of $8.8 million in 2017, a net comprehensive gain of $0.6 million in 2016, and a net comprehensive loss of $0.5 million in 2015. The net comprehensive loss in 2017 was due to changes in actuarial assumptions partially offset by increased investment returns on pension plan assets. The net comprehensive gain in 2016 was due to changes in actuarial assumptions more than offset by increased investment returns on pension plan assets. The net comprehensive loss in 2015 was due to changes in actuarial assumptions more than offset by lower investment returns on pension plan assets.

At year-end 2017, the balance in accumulated other comprehensive loss pertaining to the pension plan was $(23.5) million, compared to $(14.7) million at December 31, 2016, and $(15.4) million at December 31, 2015.

INVESTMENT OF FUNDS
Loans:  Average loans were $5,328 million in 2017, compared to $5,123 million in 2016, and $4,910 million in 2015.  The actual yield on average loan balances was 4.69% in 2017, compared to 4.74% in 2016, and 4.66% in 2015. Approximately 50% of Park’s loan balances mature or reprice within one year (see Table 37).  The actual yield on average loan balances for each quarter of 2017 was 4.79% for the fourth quarter, 4.71% for the third quarter, 4.63% for the second quarter and 4.62% for the first quarter.

Loan interest income for 2017, 2016, and 2015 included $2.3 million, $6.2 million, and $1.1 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding this income, the yield on loans was 4.66%, 4.64% and 4.66%, for the fiscal years ended December 31, 2017, 2016, and 2015 and 4.70% for the fourth quarter of 2017, 4.68% for the third quarter of 2017, 4.63% for the second quarter of 2017, and 4.62% for the first quarter of 2017.

At December 31, 2017, loan balances were $5,372 million, compared to $5,272 million at year-end 2016, an increase of $101 million, or 1.9%. The loan growth of $101 million in 2017 was largely due to an increase in loans of $104 million at PNB, offset by a decline in loans at SEPH.

Table 14 reports year-end loan balances by type of loan for the past five years.

Table 14 - Loans by Type
December 31,
(In thousands)	2017	2016	2015	2014	2013
Commercial, financial and agricultural	$1,053,453	$994,619	$955,727	$856,535	$825,432
Construction real estate	181,470	188,945	173,345	155,804	156,116
Residential real estate	1,725,224	1,808,497	1,855,443	1,851,375	1,799,547
Commercial real estate	1,167,607	1,155,703	1,113,603	1,069,637	1,112,273
Consumer	1,241,736	1,120,850	967,111	893,160	723,733
Leases	2,993	3,243	2,856	3,171	3,404
Total Loans	$5,372,483	$5,271,857	$5,068,085	$4,829,682	$4,620,505

On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans increased by $63 million, or 2.7%, in 2017, and increased by $97 million, or 4.3%, in 2016. The increase in 2017 was due to increases in commercial, financial and agricultural loans of $58.8 million and in commercial real estate loans of $11.9 million, offset by a decrease in construction real estate loans of $7.5 million. The increase in 2016 was due to increases in commercial real estate loans of $42.1 million, in commercial, financial and agricultural loans of $38.9 million, and in construction real estate loans of $15.6 million.

Consumer loans increased by $121 million, or 10.8%, in 2017 and increased by $154 million, or 15.9%, in 2016. The increase in consumer loans in each of 2017 and 2016 was primarily due to an increase in automobile lending in Ohio.

A portion of the long-term, fixed-rate residential mortgage loans that Park originates are sold in the secondary market and Park typically retains servicing on these loans. The balance of sold, fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,371 million at year-end 2017, compared to $1,330 million at year-end 2016 and $1,276 million at year-end 2015.

Table 15 - Selected Loan Maturity Distribution
	One Year or Less (1)	Over One Through Five Years	Over Five Years	Total
December 31, 2017
(In thousands)
Commercial, financial and agricultural	$322,617	$406,915	$323,921	$1,053,453
Construction real estate	37,723	29,572	114,174	181,469
Commercial real estate	41,180	93,677	1,032,749	1,167,606
Total	$401,520	$530,164	$1,470,844	$2,402,528
Total of these selected loans due
after one year with:
Fixed interest rate		$283,692	$272,866	$556,558
Floating interest rate		246,472	1,197,978	1,444,450
(1) Nonaccrual loans of $30.8 million are included within the one year or less classification above.

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

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as Held-To-Maturity ("HTM").  In addition, starting in 2015, Park began to purchase tax-exempt municipal securities, also classified as HTM. These securities are classified as HTM because they are generally not as liquid as the investment securities that Park classifies as AFS. A classification of HTM means that Park has the positive intent and the ability to hold these securities until maturity. At year-end 2017, Park’s HTM securities portfolio was $357 million, compared to $260 million at year-end 2016, and $149 million at year-end 2015. Included in the HTM securities portfolio as of December 31, 2017 were $300 million of tax-exempt municipal securities. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by U.S. Government sponsored entities.

Average taxable investment securities were $1,310 million in 2017, compared to $1,413 million in 2016, and $1,472 million in 2015.  The average yield on taxable investment securities was 2.10% in 2017, compared to 2.17% in 2016, and 2.45% in 2015.  Average tax-exempt investment securities were $247 million in 2017, compared to $91 million in 2016, and $6 million in 2015.  The average tax-equivalent yield on tax-exempt investment securities was 4.48% in 2017, compared to 4.43% in 2016, and 4.72% in 2015.

Total investment securities (at amortized cost) were $1,517 million at December 31, 2017, compared to $1,584 million at December 31, 2016, and $1,644 million at December 31, 2015.  Management purchased investment securities totaling $143 million in 2017, $724 million in 2016, and $506 million in 2015. Proceeds from repayments and maturities of investment securities were $208 million in 2017, $783 million in 2016, and $357 million in 2015.

Proceeds from sales of investment securities were $2.3 million in 2017. These investment securities had a book value of $444,000 and resulted in a gain on sale of $1.8 million. Proceeds from sales of investment securities were $3.1 million in 2015. These investment securities had a book value of $3.1 million and resulted in a gain on sale of $88,000. There were no sales of investment securities in 2016.

At year-end 2017, 2016, and 2015, the average tax-equivalent yield on the total investment portfolio was 2.47%, 2.30%, and 2.28%, respectively.  The weighted average remaining maturity of the total investment portfolio was 4.4 years at December 31, 2017, 4.4 years at December 31, 2016, and 4.8 years at December 31, 2015.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 75.9% of the total investment portfolio at year-end 2017, approximately 83.9% of the total investment portfolio at year-end 2016, and approximately 93.3% of the total investment portfolio at year-end 2015.

The average maturity of the investment portfolio would lengthen if long-term interest rates were to increase as principal repayments from mortgage-backed securities and CMOs would decline and callable U.S. Government sponsored entity notes would extend to their maturity dates.  At year-end 2017, management estimated that the average maturity of the investment portfolio would lengthen to 4.6 years with a 100 basis point increase in long-term interest rates and to 5.4 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates were to decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2017, management estimated that the average maturity of the investment portfolio would decrease to 3.9 years with a 100 basis point decrease in long-term interest rates and to 3.4 years with a 200 basis point decrease in long-term interest rates.

Table 16 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2017, 2016 and 2015:

Table 16 - Investment Securities
December 31,
(In thousands)	2017	2016	2015
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$242,720	$267,533	$522,063
Obligations of states and political subdivisions	300,412	188,622	48,190
U.S. Government asset-backed securities	905,946	1,058,383	1,012,605
Federal Home Loan Bank stock	50,086	50,086	50,086
Federal Reserve Bank stock	8,225	8,225	8,225
Equities	5,435	6,934	2,710
Total	$1,512,824	$1,579,783	$1,643,879
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	16.0%	16.9%	31.8%
Obligations of states and political subdivisions	19.9%	11.9%	2.9%
U.S. Government asset-backed securities	59.9%	67.0%	61.6%
Federal Home Loan Bank stock	3.3%	3.2%	3.0%
Federal Reserve Bank stock	0.5%	0.5%	0.5%
Equities	0.4%	0.5%	0.2%
Total	100.0%	100.0%	100.0%

ANALYSIS OF EARNINGS
Net Interest Income: Park’s principal source of earnings is net interest income, the difference between total interest income and total interest expense.  Net interest income results from average balances outstanding for interest earning assets and interest bearing liabilities in conjunction with the average rates earned and paid on them.  (See Table 17 for three years of history on the average balances of the balance sheet categories as well as the average rates earned on interest earning assets and the average rates paid on interest bearing liabilities.)

Table 17 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2017			2016			2015
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$5,327,507	$249,757	4.69%	$5,122,862	$242,978	4.74%	$4,909,579	$228,746	4.66%
Taxable investment securities	1,309,708	27,440	2.10%	1,413,324	30,627	2.17%	1,472,285	36,026	2.45%
Tax-exempt investment securities (3)	247,448	11,093	4.48%	91,343	4,050	4.43%	5,923	279	4.72%
Money market instruments	262,100	3,087	1.18%	198,197	1,020	0.51%	342,997	888	0.26%
Total interest earning assets	7,146,763	291,377	4.08%	6,825,726	278,675	4.08%	6,730,784	265,939	3.95%
Non-interest earning assets:
Allowance for loan losses	(52,688)			(56,890)			(56,947)
Cash and due from banks	113,882			115,779			117,286
Premises and equipment, net	56,910			59,104			58,377
Other assets	476,176			472,800			456,960
TOTAL	$7,741,043			$7,416,519			$7,306,460

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,322,171	$3,357	0.25%	$1,244,646	$1,358	0.11%	$1,257,681	$816	0.06%
Savings deposits	1,934,258	6,107	0.32%	1,705,592	2,721	0.16%	1,544,316	1,413	0.09%
Time deposits	1,091,681	9,629	0.88%	1,215,681	9,337	0.77%	1,353,199	10,125	0.75%
Total interest bearing deposits	4,348,110	19,093	0.44%	4,165,919	13,416	0.32%	4,155,196	12,354	0.30%
Short-term borrowings	229,193	992	0.43%	240,457	456	0.19%	258,717	469	0.18%
Long-term debt (4)	788,491	22,580	2.86%	776,465	24,300	3.13%	793,469	24,619	3.10%

Table 17- Continued

December 31,	2017			2016			2015
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
Total interest bearing liabilities	5,365,794	42,665	0.80%	5,182,841	38,172	0.74%	5,207,382	37,442	0.72%
Non-interest bearing liabilities:
Demand deposits	1,544,986			1,414,885			1,311,628
Other	74,424			81,056			77,123
Total non-interest bearing liabilities	1,619,410			1,495,941			1,388,751
Shareholders' equity	755,839			737,737			710,327
TOTAL	$7,741,043			$7,416,519			$7,306,460
Tax equivalent net interest income		$248,712			$240,503			$228,497
Net interest spread			3.28%			3.34%			3.23%
Net yield on interest earning assets (net interest margin)			3.48%			3.52%			3.39%

(1)
Loan income includes net loan related fee income and origination expense of $3.1 million in 2017, $1.6 million in 2016, and $1.0 million in 2015. Loan income also includes the effects of taxable equivalent adjustments using a 35% tax rate in 2017, 2016 and 2015.  The taxable equivalent adjustments were $1.1 million in 2017, $1.0 million in 2016, and $767,000 in 2015.

(2)	For the purpose of the computation for loans, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 35% tax rate in 2017, 2016 and 2015. The taxable equivalent adjustments were $3.9 million in 2017, $1.4 million in 2016, and $98,000 in 2015.

(4)	Includes subordinated notes.

Average interest earning assets for 2017 increased by $321 million, or 4.7%, to $7,147 million, compared to $6,826 million for 2016. Average interest earning assets for 2016 increased by $95 million, or 1.4%, to $6,826 million, compared to $6,731 million for 2015. The average yield on interest earning assets remained constant, at 4.08% for both 2017 and 2016. The average yield on interest earning assets increased by 13 basis points to 4.08% for 2016, compared to 3.95% for 2015.

Interest income for 2017, 2016, and 2015 includes $2.3 million, $6.2 million, and $1.1 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding this income, the yield on loans was 4.66%, 4.64% and 4.66%, for the fiscal years ended December 31, 2017, 2016, and 2015, respectively, the yield on earning assets was 4.05%, 4.00%, and 3.95%, for the fiscal years ended December 31, 2017, 2016, and 2015, respectively, and the net interest margin was 3.46%, 3.44%, and 3.39%, for the fiscal years ended December 31, 2017, 2016, and 2015, respectively.

Average interest bearing liabilities for 2017 increased by $183 million, or 3.5%, to $5,366 million, compared to $5,183 million for 2016. Average interest bearing liabilities for 2016 decreased by $24 million, or 0.05%, to $5,183 million, compared to $5,207 million for 2015. The average cost of interest bearing liabilities increased by 6 basis points to 0.80% for 2017, compared to 0.74% for 2016. The average cost of interest bearing liabilities increased by 2 basis points to 0.74% for 2016, compared to 0.72% for 2015.

The table below shows for the fiscal year ended December 31, 2017, 2016 and 2015, the average balance and tax equivalent yield by type of loan.

Table 18 - Average Loans and tax equivalent yield
Year Ended December 31,	2017		2016		2015
(Dollars in thousands)	Average balance	Tax equivalent yield	Average balance	Tax equivalent yield	Average balance	Tax equivalent yield
Home equity	$209,115	4.43%	$212,223	4.03%	213,153	3.92%
Installment loans	1,238,425	4.96%	1,057,662	5.33%	975,130	5.57%
Real estate loans	1,192,999	3.86%	1,232,722	3.80%	1,236,929	3.77%
Commercial loans (1)(2)	2,681,759	4.94%	2,614,198	4.99%	2,477,375	4.79%
Other	5,209	11.90%	6,057	11.05%	6,992	10.52%
Total loans and leases before allowance (2)	$5,327,507	4.69%	$5,122,862	4.74%	4,909,579	4.66%
(1) Commercial loan interest income includes the effects of taxable equivalent adjustments using a 35% tax rate in 2017, 2016 and 2015. The taxable equivalent adjustments were $1.1 million in 2017, $1.0 million in 2016, and $767,000 in 2015.
(2) Commercial loan interest income for 2017, 2016, and 2015 includes $2.3 million, $6.2 million, and $1.1 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding impact of these loans, the tax equivalent yield on commercial loans was 4.88%, 4.79% and 4.79% for 2017, 2016, and 2015, respectively. Excluding the impact of these loans, the tax equivalent yield on total loans and leases was 4.66%, 4.64%, and 4.66% for 2017, 2016, and 2015, respectively.

The table below shows for the fiscal year ended December 31, 2017, 2016 and 2015, the average balance and cost of funds by type of deposit.

Table 19 - Average Deposits and Cost of Funds
Year Ended December 31,	2017		2016		2015
(Dollars in thousands)	Average balance	Cost of funds	Average balance	Cost of funds	Average balance	Cost of funds
Transaction accounts	1,322,171	0.25%	1,244,646	0.11%	1,257,681	0.06%
Savings deposits and clubs	1,934,258	0.32%	1,705,592	0.16%	1,544,316	0.09%
Time deposits	1,091,681	0.88%	1,215,681	0.77%	1,353,199	0.75%
Total interest bearing deposits	$4,348,110	0.44%	$4,165,919	0.32%	4,155,196	0.30%

The following table displays (for each quarter of 2017) the average balance of interest earning assets, the net interest income and the tax equivalent net interest income and net interest margin.

Table 20 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income (1)	Tax Equivalent Net Interest Income (1)	Tax Equivalent Net Interest Margin (1)
First Quarter	$6,967,350	$58,952	60,016	3.49%
Second Quarter	7,145,291	59,778	60,963	3.42%
Third Quarter	7,329,239	61,551	62,842	3.40%
Fourth Quarter	7,141,258	63,478	64,891	3.61%
2017	$7,146,763	$243,759	248,712	3.48%
 (1) Net interest income for the first, second, third, and fourth quarters of 2017 includes $274,000, $194,000, $536,000, and $1.3 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB. Excluding the impact of these loans, the tax equivalent net interest margin was 3.49%, 3.42%, 3.38%, and 3.54%, for the first, second, third, and fourth quarters of 2017, respectively.

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 21 - Volume/Rate Variance Analysis
	Change from 2016 to 2017			Change from 2015 to 2016
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$9,704	$(2,925)	$6,779	$10,065	$4,167	$14,232
Taxable investments	(2,246)	(941)	(3,187)	(1,400)	(3,999)	(5,399)
Tax-exempt investments	6,920	123	7,043	3,789	(18)	3,771
Money market instruments	329	1,738	2,067	(486)	618	132
Total interest income	14,707	(2,005)	12,702	11,968	768	12,736
Interest expense:
Transaction accounts	$85	$1,914	$1,999	$(8)	$550	$542
Savings accounts	365	3,021	3,386	162	1,146	1,308
Time deposits	(952)	1,244	292	(1,051)	263	(788)
Short-term borrowings	(21)	557	536	(34)	21	(13)
Long-term debt	376	(2,096)	(1,720)	(531)	212	(319)
Total interest expense	(147)	4,640	4,493	(1,462)	2,192	730
Net variance	$14,854	$(6,645)	$8,209	$13,430	$(1,424)	$12,006

Other Income:  Other income was $80.6 million in 2017, compared to $78.7 million in 2016, and $77.6 million in 2015.

The following table displays total other income for Park in 2017, 2016 and 2015.

Table 22 - Other Income
Year Ended December 31,
(In thousands)	2017	2016	2015
Income from fiduciary activities	$23,735	$21,400	$20,195
Service charges on deposits	12,653	14,259	14,751
Other service income	13,162	14,419	11,438
Checkcard fee income	15,798	15,057	14,561
Bank owned life insurance income	4,858	4,338	5,783
ATM fees	2,253	2,268	2,428
Gain on the sale of OREO, net	251	1,323	1,604
OREO valuation adjustments	(458)	(601)	(1,592)
Gain on the sale of commercial loans held for sale	—	—	756
Gain on sale of investment securities	1,821	—	88
Miscellaneous	6,562	6,268	7,539
Total other income	$80,635	$78,731	$77,551

The following table breaks out the change in total other income for the year ended December 31, 2017 compared to the year ended December 31, 2016, and for the year ended December 31, 2016 compared to the year ended December 31, 2015, between Park's Ohio-based operations and SEPH.

Table 23 - Other Income Breakout
	Change from 2016 to 2017			Change from 2015 to 2016
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Income from fiduciary activities	$2,335	$—	$2,335	$1,205	$—	$1,205
Service charges on deposits	(1,606)	—	(1,606)	(492)	—	(492)
Other service income	201	(1,458)	(1,257)	1,596	1,385	2,981
Checkcard fee income	741	—	741	496	—	496
Bank owned life insurance income	520	—	520	(1,445)	—	(1,445)
ATM fees	(15)	—	(15)	(160)	—	(160)
Gain on the sale of OREO, net	(17)	(1,055)	(1,072)	(764)	483	(281)
OREO valuation adjustments	124	19	143	658	333	991
Gain on sale of commercial loans held for sale	—	—	—	(34)	(722)	(756)
Gain on sale of investment securities	1,821	—	1,821	(88)	—	(88)
Miscellaneous	370	(76)	294	(918)	(353)	(1,271)
Total other income	$4,474	$(2,570)	$1,904	$54	$1,126	$1,180

Income from fiduciary activities increased by $2.3 million, or 10.9%, to $23.7 million in 2017, compared to $21.4 million in 2016. The $21.4 million in 2016 was an increase of $1.2 million, or 6.0%, compared to $20.2 million in 2015. The increases in fiduciary fee income in 2017 and 2016 were primarily due to improvements in the equity markets and also due to an increase in the total account balances serviced by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the trust assets. The average market value of the trust assets managed by PNB was $5.05 billion in 2017, compared to $4.56 billion in 2016 and $4.38 billion in 2015.

Service charges on deposit accounts decreased by $1.6 million, or 11.3%, to $12.7 million in 2017, compared to $14.3 million in 2016. The $14.3 million in 2016 was a decrease of $492,000, or 3.3%, compared to $14.8 million in 2015. The declines in 2017 and 2016 were related to declines in service charges on deposits within Park's Ohio-based operations, largely as a result of a decline in other non-sufficient funds (NSF) fee income and the discontinuation of daily overdraft fees related to deposit products in the fourth quarter of 2016.

Fee income earned from the origination and sale into the secondary market of long-term, fixed-rate mortgage loans is included within “Other service income”.  Other service income decreased by $1.3 million, or 8.7%, to $13.2 million in 2017, compared to $14.4 million in 2016. The $14.4 million in 2016 was an increase of $3.0 million, or 26.1%, compared to $11.4 million in 2015. The increase at PNB during 2016 was primarily due to a corresponding increase in the amount of mortgage loans originated for sale in the secondary market which increased by $66.9 million for 2016 compared to 2015. The $1.5 million decrease in other service income at SEPH for 2017 compared to 2016 and the $1.4 million increase in other service income at SEPH for 2016 compared to 2015 were primarily the result of fluctuations in the recovery of fees from certain SEPH impaired loan relationships.

Checkcard fee income, which is generated from debit card transactions, increased $741,000, or 4.9%, to $15.8 million in 2017, compared to $15.1 million in 2016. The $15.1 million in 2016 was an increase of $496,000, or 3.4%, compared to $14.6 million in 2015. The increases in 2017 and 2016 were attributable to continued increases in the volume of debit card transactions.

Bank owned life insurance income increased by $520,000, or 12.0%, to $4.9 million in 2017, compared to $4.3 million in 2016. Bank owned life insurance income decreased by $1.4 million, or 25.0%, to $4.3 million in 2016, compared to $5.8 million in 2015. The increase of $520,000 from 2016 to 2017 and the decrease of $1.4 million from 2015 to 2016 were primarily related to fluctuations in income from death benefits paid on policies. Park recorded $478,000 of income from death benefits paid on policies during 2017, compared to $40,000 of income from death benefits paid on policies during 2016 and $1.3 million of income from death benefits paid on policies during 2015.

Gain on the sale of OREO, net, totaled $251,000 in 2017, a decrease of $1.1 million, compared to $1.3 million in 2016. The $1.3 million in 2016 was a decrease of $281,000, compared to $1.6 million in 2015. OREO assets, property acquired through foreclosure, are initially recorded at fair value less anticipated selling costs (net realizable value), establishing a new cost basis. These assets are subsequently accounted for at the lower of cost or fair value less costs to sell. Subsequent changes in the value of real estate are classified as OREO valuation adjustments. OREO valuation adjustments totaled $458,000 in 2017, a decrease of $143,000, or 23.8%, compared to $601,000 in 2016. The $601,000 in 2016 was a decrease of $991,000, or 62.2%, compared to $1.6 million in 2015.

Of the $458,000 in OREO valuation adjustments in 2017, all were related to valuation adjustments at PNB. Of the $601,000 in OREO valuation adjustments in 2016, $582,000 were related to valuation adjustments at PNB and of the $1.6 million in OREO valuation adjustments in 2015, $1.2 million were related to valuation adjustments at PNB. The decline in OREO valuation adjustments is primarily due to the stabilization of property values across the Park organization.

Gain on the sale of commercial loans held for sale was $756,000 for 2015. This was related to certain commercial loans, which had a book balance of $144,000, that were sold in the first quarter of 2015. No commercial loans held for sale were sold in 2016 or 2017.

During 2017, Park sold certain AFS investment securities with a book value of $444,000 at a gain of $1.8 million. During 2015, Park sold certain HTM investment securities with a book value of $3.1 million at a gain of $88,000. These securities had been paid down to 97.8% of the principal outstanding at acquisition. No securities were sold during 2016.

Other miscellaneous income increased by $294,000, or 4.7%, to $6.6 million in 2017, compared to $6.3 million in 2016. Other miscellaneous income decreased by $1.3 million, or 16.9%, to $6.3 million in 2016, compared to $7.5 million in 2015.  The increase in 2017, compared to 2016, was primarily related to a $749,000 increase in income from equity investments offset by a $288,000 decline in income from the operation of OREO properties. The decrease in 2016, compared to 2015, was related to a $329,000 decrease in brokerage income, a $805,000 decline in income from the operation of OREO properties, and a $711,000 decrease in gains from the sale of repossessed and other assets. These decreases were offset by $461,000 in income from an equity investment during 2016.

Other Expense: Other expense was $197.4 million in 2017, compared to $199.0 million in 2016, and $186.6 million in 2015.  Other expense decreased by $1.7 million, or 0.8%, in 2017, and increased by $12.4 million, or 6.6%, in 2016. The following table displays total other expense for Park for 2017, 2016 and 2015.

Table 24 - Other Expense
Year Ended December 31,
(In thousands)	2017	2016	2015
Salaries	$92,177	$87,034	$86,189
Employee benefits	19,918	19,262	21,296
Data processing fees	7,250	5,608	5,037
Professional fees and services	24,833	27,181	23,452
Occupancy expense	10,201	10,239	9,686
Furniture and equipment expense	15,324	13,766	11,806
Insurance	6,354	5,825	5,629
Marketing	4,374	4,523	3,983
Communication	4,826	4,985	5,130
State tax expense	3,583	3,560	3,566
Borrowing prepayment penalty	—	5,554	532
Miscellaneous	8,528	11,486	10,308
Total other expense	$197,368	$199,023	$186,614
Full-time equivalent employees	1,746	1,726	1,798

The following table breaks out the change in other expense for the year ended December 31, 2017, compared to the year ended December 31, 2016, and for the year ended December 31, 2016 compared to the year ended December 31, 2015, between Park's Ohio-based operations and SEPH.

Table 25 - Other Expense Breakout
	Change from 2016 to 2017			Change from 2015 to 2016
(In thousands)	Ohio-based operations	SEPH	Total	Ohio-based operations	SEPH	Total
Salaries	$5,176	$(33)	$5,143	$943	$(98)	$845
Employee benefits	476	180	656	(2,235)	201	(2,034)
Data processing fees	1,642	—	1,642	571	—	571
Professional fees and services	(323)	(2,025)	(2,348)	1,216	2,513	3,729
Occupancy expense	(38)	—	(38)	553	—	553
Furniture and equipment expense	1,559	(1)	1,558	1,960	—	1,960
Insurance	531	(2)	529	196	—	196
Marketing	(146)	(3)	(149)	537	3	540
Communication	(156)	(3)	(159)	(147)	2	(145)
State tax expense	79	(56)	23	(69)	63	(6)
Borrowing prepayment penalty	(5,554)	—	(5,554)	5,022	—	5,022
Miscellaneous	(2,880)	(78)	(2,958)	2,771	(1,593)	1,178
Total other expense	$366	$(2,021)	$(1,655)	$11,318	$1,091	$12,409

Salaries expense increased $5.1 million, or 5.9%, to $92.2 million in 2017, compared to $87.0 million in 2016. The increase in 2017 was due to a $5.6 million increase in salary expense and a $837,000 increase in share-based compensation expense related to performance-based restricted stock unit awards granted under the Park 2013 Long-Term Incentive Plan (the "2013 Incentive Plan"), offset by a $1.4 million decrease in incentive compensation expense. Salaries expense increased $845,000, or 1.0%, to $87.0 million in 2016, and increased by $4.2 million, or 5.1%, to $86.2 million in 2015. The increase in 2016 was primarily due to an increase of $1.0 million in share-based compensation expense related to the 2013 Incentive Plan, offset by a $374,000 decrease in incentive compensation. Park had 1,746 full-time equivalent employees at year-end 2017, compared to 1,726 full-time equivalent employees at year-end 2016, and 1,798 full-time equivalent employees at year-end 2015.

Employee benefits expense increased $656,000, or 3.4%, to $19.9 million in 2017, compared to $19.3 million in 2016 and decreased $2.0 million, or 9.6%, from $21.3 million in 2015. The increase in 2017 was due to a $950,000 increase in group insurance costs, offset by a $333,000 decrease in pension plan expense. The decrease in 2016 was due to a $3.9 million decrease in group insurance costs, offset by a $1.1 million increase in other employee benefits.

Data processing fees increased by $1.6 million, or 29.3%, to $7.3 million in 2017, compared to $5.6 million in 2016, and increased $571,000, or 11.3%, from $5.0 million in 2015. The increases in 2017 and 2016 were related to increases in expenses related to the issuance of new chip enabled debit cards and related card costs, plus an increase in debit card transactions.

Professional fees and services decreased by $2.3 million, or 8.6%, to $24.8 million in 2017, compared to $27.2 million in 2016. The $27.2 million in 2016 was an increase of $3.7 million, or 15.9%, compared to $23.5 million in 2015. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The decrease in professional fees and services expense in 2017 was largely related to declines in consulting fees at SEPH. The increase in professional fees and services expense in 2016 was primarily due to an increase in consulting fees at SEPH and increases in third-party credit related expense at PNB.

Furniture and equipment expense increased $1.6 million, or 11.3%, to $15.3 million in 2017, compared to $13.8 million in 2016. The $13.8 million in 2016 was an increase of $2.0 million, or 16.6%, compared to $11.8 million in 2015. The increase in furniture and equipment expense in 2017 was primarily due to a $1.2 million increase in maintenance expense and a $172,000 increase in depreciation expense. The increase in furniture and equipment expense in 2016 was primarily due to a $1.0 million increase in depreciation expense and a $1.0 million increase in maintenance expense.

Borrowing prepayment penalties increased by $5.0 million, to $5.6 million in 2016, compared to $532,000 in 2015. During 2016, Park prepaid $50 million of Federal Home Loan Bank (“FHLB”) advances, incurring a $5.6 million prepayment penalty. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.
The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, and other miscellaneous expense. The subcategory miscellaneous other expense decreased by $3.0 million, or 25.8%, to $8.5 million in 2017, compared to $11.5 million in 2016. The $11.5 million in 2016 was an increase of $1.2 million, or 11.4%, compared to $10.3 million in 2015. The $3.0 million decrease in 2017 was primarily due to a $880,000 decrease in fraud losses, a $493,000 decrease in contribution expense, and the fact that miscellaneous expense for 2016 included $1.7 million in accruals due to the ongoing evaluation of litigation and other proceedings impacting the GFSC subsidiary and the Parent Company. The $1.2 million increase in 2016 was primarily due to a $1.7 million increase in accruals due to the ongoing evaluation of litigation and other proceedings impacting the GFSC subsidiary and the Parent Company, a $2.0 million increase in contribution expense and a $883,000 increase in fraud losses, offset by a reduction in expenses as $0.6 million was recognized in 2015 related to a contract termination fee, a $1.0 million reduction in expense related to reserves established for potential mortgage loan repurchases, a decrease of $996,000 related to the amortization of historic tax credits, and a $425,000 decrease in OREO expenses.

Income Taxes: Federal income tax expense was $34.2 million in 2017, compared to $36.8 million in 2016, and $32.6 million in 2015.  Federal income tax expense as a percentage of income before taxes was 28.9% in 2017, 29.9% in 2016, and 28.7% in 2015.  The difference between the statutory federal income tax rate of 35% and Park’s effective tax rate reflects permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, qualified affordable housing and historical tax credits, bank owned life insurance income, and dividends paid on common shares held within Park’s salary deferral plan. Park's permanent tax differences for 2017 were approximately $8.5 million, compared to $6.3 million for 2016.

As stated earlier, the Tax Cuts and Jobs Act permanently lowers the corporate federal income tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018.  As a result of the reduction of the corporate federal income tax rate to 21%, U.S. generally accepted accounting principles require companies to re-value certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment.  This re-valuation impacted Park’s net deferred tax liabilities and qualified affordable housing tax credit investments.  The effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million.

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

The table below provides additional information on the provision for loan losses and the ALLL for Park for 2017, 2016 and 2015.

Table 26 - ALLL Information - Park
(In thousands)	2017	2016	2015
ALLL, beginning balance	$50,624	$56,494	$54,352
Charge-offs	19,403	20,799	14,290
Recoveries	(10,210)	(20,030)	(11,442)
Net charge-offs	9,193	769	2,848
Provision for (recovery of) loan losses:	8,557	(5,101)	4,990
ALLL, ending balance	$49,988	$50,624	$56,494
Average loans	$5,327,507	$5,122,862	$4,909,579
Net charge-offs as a percentage of average loans	0.17%	0.02%	0.06%

For the year ended December 31, 2017, gross income of $4.3 million would have been recognized on loans that were nonaccrual as of December 31, 2017 had these loans been current in accordance with their original terms. Interest income on nonaccrual loans may be recorded on a cash basis and be included in earnings only when Park expects to receive the entire recorded investment of the loan. Of the $4.3 million that would have been recognized, approximately $3.4 million was included in interest income for the year ended December 31, 2017.

Park's Ohio-based subsidiaries, PNB and GFSC, are the only subsidiaries that carry an ALLL balance. The table below provides additional information on the provision for loan losses and the ALLL for Park’s Ohio-based subsidiaries for 2017, 2016 and
2015.

Table 27 - ALLL Information - Park's Ohio-Based Subsidiaries
(In thousands)	2017	2016	2015
ALLL, beginning balance	$50,624	$56,494	$54,352
Charge-offs:
Ohio-based subsidiaries loans	19,393	20,274	14,143
PNB participations in Vision loans	2	78	20
Total charge-offs	19,395	20,352	14,163
Recoveries:
Ohio-based subsidiaries loans	(6,938)	(6,788)	(5,770)
PNB participations in Vision loans	(6)	(3,196)	(1,455)
Total recoveries	(6,944)	(9,984)	(7,225)
Net charge-offs	12,451	10,368	6,938
Provision for (recovery of) loan losses:
Ohio-based subsidiaries loans	11,819	7,616	10,515
PNB participations in Vision loans	(4)	(3,118)	(1,435)
Total provision for loan losses	11,815	4,498	9,080
ALLL, ending balance	$49,988	$50,624	$56,494
Average loans, Ohio-based subsidiaries	$5,316,035	$5,108,428	$4,891,670
Net charge-offs as a percentage of average loans	0.23%	0.20%	0.14%
Net charge-offs as a percentage of average loans - excluding PNB participations in Vision loans	0.23%	0.26%	0.17%

Charge-offs for 2017 include the charge-off of $163,000 in specific reserves for which provision expense had been recognized in a prior year, compared to $2.2 million for 2016 and $412,000 for 2015. Net charge-offs adjusted for changes in specific reserves as a percentage of average loans for the years ended December 31, 2017, 2016, 2015 were 0.24%, 0.13%, and 0.15%, respectively.

SEPH, as a non-bank subsidiary of Park, does not carry an ALLL balance, but recognizes a provision for loan losses when a charge-off is taken and recognizes a recovery of loan losses when a recovery is received.

Table 28 - ALLL Information - SEPH
(In thousands)	2017	2016	2015
ALLL, beginning balance	$—	$—	$—
Charge-offs	8	447	127
Recoveries	(3,266)	(10,046)	(4,217)
Net recoveries	(3,258)	(9,599)	(4,090)
Recovery of loan losses:	(3,258)	(9,599)	(4,090)
ALLL, ending balance	$—	$—	$—
Average loans	$11,472	$14,434	$17,910

At year-end 2017, the allowance for loan losses was $50.0 million, or 0.93% of total loans outstanding, compared to $50.6 million, or 0.96% of total loans outstanding at year-end 2016, and compared to $56.5 million, or 1.11% of total loans outstanding at year-end 2015. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2017, 2016 and 2015.

Table 29 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2017	2016	2015
Allowance for loan losses, end of period	$49,988	$50,624	$56,494
Specific reserves	684	548	4,191
General reserves	$49,304	$50,076	$52,303
Total loans	$5,372,483	$5,271,857	$5,068,085
Impaired commercial loans	56,545	70,415	80,599
Non-impaired loans	$5,315,938	$5,201,442	$4,987,486
Allowance for loan losses as a percentage of year-end loans	0.93%	0.96%	1.11%
General reserves as a percentage of non-impaired loans	0.93%	0.96%	1.05%

Specific reserves increased $136,000 to $684,000 at December 31, 2017, compared to $548,000 at December 31, 2016. General reserves decreased $772,000, or 1.5%, to $49.3 million at December 31, 2017, compared to $50.1 million at December 31, 2016. The decrease in general reserves was due to the ongoing evaluation of the required allowance for loan losses to cover probable incurred losses in the Park loan portfolio.

Management believes that the allowance for loan losses at year-end 2017 is adequate to absorb probable, incurred credit losses in the loan portfolio. See Note 1 of the Notes to Consolidated Financial Statements and the discussion under the heading “CRITICAL ACCOUNTING POLICIES” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of Park's loan loss experience over the past five years:

Table 30 - Summary of Loan Loss Experience
(In thousands)	2017	2016	2015	2014	2013

Average loans (net of unearned interest)	$5,327,507	$5,122,862	$4,909,579	$4,717,297	$4,514,781
Allowance for loan losses:
Beginning balance	50,624	56,494	54,352	59,468	55,537
Charge-offs:
Commercial, financial
and agricultural	6,017	5,786	2,478	3,779	6,160
Real estate - construction	105	1,436	470	1,316	1,791
Real estate - residential	1,208	3,014	2,352	3,944	3,207
Real estate - commercial	1,798	412	348	8,003	1,832
Consumer	10,275	10,151	8,642	7,738	6,163
Leases	—	—	—	—	—
Total charge-offs	$19,403	$20,799	$14,290	$24,780	$19,153
Recoveries:
Commercial, financial
and agricultural	$809	$1,259	$1,373	$1,003	$1,314
Real estate - construction	2,124	8,559	2,092	12,572	9,378
Real estate - residential	1,863	2,446	2,438	2,985	6,000
Real estate - commercial	810	3,671	2,241	7,759	726
Consumer	4,603	4,094	3,295	2,671	2,249
Leases	1	1	3	7	2
Total recoveries	$10,210	$20,030	$11,442	$26,997	$19,669
Net charge-offs (recoveries)	$9,193	$769	$2,848	$(2,217)	$(516)
Provision (recovery) included in earnings	8,557	(5,101)	4,990	(7,333)	3,415
Ending balance	$49,988	$50,624	$56,494	$54,352	$59,468
Ratio of net charge-offs (recoveries) to average loans	0.17%	0.02%	0.06%	(0.05)%	(0.01)%
Ratio of allowance for loan losses
to end of year loans	0.93%	0.96%	1.11%	1.13%	1.29%

The following table summarizes Park's allocation of the allowance for loan losses for the past five years:

Table 31 - Allocation of Allowance for Loan Losses
December 31,	2017		2016		2015		2014		2013
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$15,022	19.61%	$13,434	18.87%	$13,694	18.86%	$10,719	17.73%	$14,218	17.87%
Real estate - construction	4,430	3.38%	5,247	3.58%	8,564	3.42%	8,652	3.23%	6,855	3.38%
Real estate - residential	9,321	32.11%	10,958	34.31%	13,514	36.61%	14,772	38.33%	14,251	38.95%
Real estate - commercial	9,601	21.73%	10,432	21.92%	9,197	21.97%	8,808	22.15%	15,899	24.07%
Consumer	11,614	23.11%	10,553	21.26%	11,524	19.08%	11,401	18.49%	8,245	15.66%
Leases	—	0.06%	—	0.06%	1	0.06%	—	0.07%	—	0.07%
Total	$49,988	100.00%	$50,624	100.00%	$56,494	100.00%	$54,352	100.00%	$59,468	100.00%

As of December 31, 2017, Park had no concentrations of loans exceeding 10% to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) troubled debt restructurings (TDRs) on accrual status; and 3) loans which are contractually past due 90 days or more as to principal or interest payments, where interest continues to accrue.  Park's management continues to evaluate TDRs to determine those that may be appropriate to return to accrual status. Specifically, if the restructured note has been current for a period of at least six months and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. Nonperforming assets include nonperforming loans, OREO and other nonperforming assets. OREO results from taking possession of property that served as collateral for a defaulted loan. Other nonperforming assets consists of receivables acquired through a loan workout.

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

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing, and OREO at the end of each of the last five years:

Table 32 - Park - Nonperforming Assets
	December 31,
(In thousands)	2017	2016	2015	2014	2013
Nonaccrual loans	$72,056	$87,822	$95,887	$100,393	$135,216
Accruing TDRs	20,111	18,175	24,979	16,254	18,747
Loans past due 90 days or more and accruing	1,792	2,086	1,921	2,641	1,677
Total nonperforming loans	$93,959	$108,083	$122,787	$119,288	$155,640
OREO – PNB	6,524	6,025	7,456	10,687	11,412
OREO – SEPH	7,666	7,901	11,195	11,918	23,224
Other nonperforming assets - PNB	4,849	—	—	—	—
Total nonperforming assets	$112,998	$122,009	$141,438	$141,893	$190,276
Percentage of nonperforming loans to total loans	1.75%	2.05%	2.42%	2.47%	3.37%
Percentage of nonperforming assets to total loans	2.10%	2.31%	2.79%	2.94%	4.12%
Percentage of nonperforming assets to total assets	1.50%	1.63%	1.93%	2.03%	2.87%

SEPH nonperforming assets at the end of each of the last five years were as follows:

Table 33 - SEPH - Nonperforming Assets
	December 31,
(In thousands)	2017	2016	2015	2014	2013
Nonaccrual loans	$10,303	$11,738	$14,419	$22,916	$36,108
Accruing TDRs	—	—	—	97	—
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	$10,303	$11,738	$14,419	$23,013	$36,108
OREO - SEPH	7,666	7,901	11,195	11,918	23,224
Total nonperforming assets	$17,969	$19,639	$25,614	$34,931	$59,332

Nonperforming assets for Park, excluding SEPH, at the end of each of the last five years were as follows:

Table 34 - Park excluding SEPH - Nonperforming Assets
	December 31,
(In thousands)	2017	2016	2015	2014	2013
Nonaccrual loans	$61,753	$76,084	$81,468	$77,477	$99,108
Accruing TDRs	20,111	18,175	24,979	16,157	18,747
Loans past due 90 days or more and accruing	1,792	2,086	1,921	2,641	1,677
Total nonperforming loans	$83,656	$96,345	$108,368	$96,275	$119,532
OREO – PNB	6,524	6,025	7,456	10,687	11,412
Other nonperforming assets - PNB	4,849	—	—	—	—
Total nonperforming assets (1)	$95,029	$102,370	$115,824	$106,962	$130,944
Percentage of nonperforming loans to total loans	1.56%	1.83%	2.14%	2.00%	2.61%
Percentage of nonperforming assets to total loans	1.77%	1.95%	2.29%	2.23%	2.86%
Percentage of nonperforming assets to total assets	1.27%	1.38%	1.60%	1.55%	2.00%
(1) Includes PNB participations in loans originated by Vision and related OREO totaling $9.0 million, $9.6 million, $9.8 million, $11.5 million, and $12.3 million at December 31, 2017, 2016, 2015, 2014 and 2013, respectively.

Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2017, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

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

The following table highlights the credit trends within the commercial loan portfolio of Park’s Ohio-based operations.

Table 35 - Park Ohio - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2017	December 31, 2016	December 31, 2015
Pass rated	$2,654,784	$2,601,607	$2,493,518
Special Mention	22,873	14,644	24,223
Substandard	605	441	4,268
Impaired	46,242	58,676	66,232
Total	$2,724,504	$2,675,368	$2,588,241
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

Delinquencies have remained low for Park's Ohio-based operations over the past 36 months. Delinquent and accruing loans were $26.5 million, or 0.49% of total loans at December 31, 2017, compared to $27.8 million, or 0.53% of total loans at December 31, 2016, and $25.7 million, or 0.51% of total loans at December 31, 2015.

Impaired commercial loans for Park's Ohio-based operations were $46.2 million at December 31, 2017, a decrease of $12.4 million, compared to $58.7 million at December 31, 2016. The $46.2 million of impaired commercial loans at December 31, 2017 included $7.0 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms, up slightly from $6.4 million at December 31, 2016. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable, incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

Park had $23.5 million of non-impaired commercial loans included on the watch list at December 31, 2017, compared to $15.1 million of non-impaired commercial loans included on the watch list at December 31, 2016, and $28.5 million of non-impaired commercial loans at year-end 2015. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) certain real estate construction loans; and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total commercial loans, Park’s watch list of potential problem commercial loans was 0.9% in 2017, 0.6% in 2016, and 1.1% in 2015. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding each borrower’s ability to comply with payment terms.

As of December 31, 2017, management had taken partial charge-offs of approximately $10.0 million related to the $56.5 million of commercial loans considered to be impaired, compared to charge-offs of approximately $24.9 million related to the $70.4 million of impaired commercial loans at December 31, 2016.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2017, including those impaired commercial loans at PNB excluding SEPH, PNB participations in impaired Vision loans and those impaired Vision commercial loans retained at SEPH.

Table 36 - Park Impaired Commercial Loans
December 31, 2017
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB excluding SEPH	$51,871	$10,040	$41,831	$684	$41,147	79.33%
PNB Participations in Vision loans	4,411	—	4,411	—	4,411	100.00%
SEPH	10,303	—	10,303	—	10,303	100.00%
Total Park	$66,585	$10,040	$56,545	$684	$55,861	83.89%

Allowance for loan losses: Loss factors are reviewed quarterly and updated at least annually to reflect recent loan loss history and incorporate current risk and trends which may not be recognized in historical data.

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loans, resulting in a higher probability that Park will suffer a loss on the loans unless the weakness is corrected. The allowance for loan losses related to performing commercial loans was $32.0 million or 1.20% of the outstanding principal balance of other accruing commercial loans at December 31, 2017. At December 31, 2017, the coverage level within the commercial loan portfolio was approximately 3.24 years compared to 3.20 years at December 31, 2016. Historical loss experience, defined as charge-offs plus changes in specific reserves, over the past 96 months for the commercial loan portfolio was 0.37% for 2017. Historical loss experience over the past 84 months for the commercial portfolio was 0.39% for 2016. This 96-month loss experience includes only the performance of the PNB loan portfolio and excludes the impact of PNB participations in Vision loans.

The overall reserve of 1.20% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.17%; special mention commercial loans are reserved at 4.31%; and substandard commercial loans are reserved at 4.43%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 96-month loss experience of 0.37% are due to the following factors which management reviews on a quarterly or annual basis:

•
Historical Loss Factor: Management updated the historical loss calculation during the fourth quarter of 2017, incorporating annualized net charge-offs plus changes in specific reserves through December 31, 2017. With the addition of 2017 historical losses, management extended the historical loss period to 96 months from 84 months. The 96 month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

•
Loss Emergence Period Factor: At least annually, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes from the probable occurrence of a loss event to the credit being moved to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio. The loss emergence period was last updated in the fourth quarter of 2017.

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass-rated to impaired. The loss migration factor was last updated in the fourth quarter of 2017.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment. The environmental loss factor was reduced by 0.025% during the first quarter of 2017 due to improved consumer confidence, as measured by the Conference Board Consumer Confidence Index.

Generally, consumer loans are not individually graded. Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio. The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 96 months, through December 31, 2017. Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, borrower bankruptcy status, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.). At December 31, 2017, the coverage level within the consumer loan portfolio was approximately 1.92 years compared to 1.95 years at December 31, 2016. Historical loss experience over the past 96 months for the consumer loan portfolio was 0.34% for 2017. This compares to historical loss experience over an 84 month period for the consumer loan portfolio of 0.34% for 2016.

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

Cash and cash equivalents increased by $22.7 million during 2017 to $169.1 million at year end. Cash provided by operating activities was $88.0 million in 2017, $87.9 million in 2016, and $89.2 million in 2015. Net income was the primary source of cash from operating activities during each year.

Cash used in investing activities was $62.0 million in 2017, $152.6 million in 2016, and $395.5 million in 2015. Investment security transactions and loan originations/repayments are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of investment securities provide cash and purchases of investment securities use cash.  Net investment security transactions provided cash of $67.4 million in 2017 and $59.7 million in 2016, and used cash of $145.2 million in 2015. Cash used by the net increase in the loan portfolio was $119.3 million in 2017, $199.5 million in 2016, and $247.9 million in 2015.

Cash used in financing activities was $3.4 million in 2017 and cash provided by financing activities was $61.7 million in 2016, and $218.0 million in 2015. A major source of cash provided by financing activities is the net change in deposits.  Deposits increased and provided $295.4 million of cash in 2017, $174.3 million of cash in 2016, and $219.6 million of cash in 2015. Other major sources of cash from financing activities are short-term borrowings and long-term debt. In 2017, net short-term borrowings decreased and used $3.5 million in cash and net long-term debt decreased and used $230.0 million in cash. In 2016, net long-term debt decreased and used $55.6 million in cash. In 2015, net short-term borrowings increased and provided $117.3 million in cash, and net long-term debt decreased and used $55.1 million in cash. Finally, cash declined by $57.5 million in 2017, $57.7 million in 2016, and $57.8 million in 2015, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, Federal Home Loan Bank borrowings, the capability to securitize or package loans for sale, and a $10.0 million revolving line of credit with another financial institution, which did not have an outstanding balance as of December 31, 2017.  In the opinion of Park's management, the present funding sources provide more than adequate liquidity for Park to meet our cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2017:

Table 37 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$116,323	$207,659	$372,116	$196,709	$624,521	$1,517,328
Money market instruments	37,166	—	—	—	—	37,166
Loans (1)	1,439,358	1,234,641	1,816,796	694,264	187,424	5,372,483
Total interest earning assets	1,592,847	1,442,300	2,188,912	890,973	811,945	6,926,977
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$677,919	$—	$582,176	$—	$—	$1,260,095
Savings accounts (2)	784,165	—	1,104,380	—	—	1,888,545
Time deposits	278,775	329,445	318,854	105,870	532	1,033,476
Other	—	1,269	—	—	—	1,269
Total deposits	1,740,859	330,714	2,005,410	105,870	532	4,183,385
Short-term borrowings	391,289	—	—	—	—	391,289
Long-term debt	—	150,000	150,000	100,000	100,000	500,000
Subordinated notes	15,000	—	—	—	—	15,000
Total interest bearing liabilities	2,147,148	480,714	2,155,410	205,870	100,532	5,089,674
Interest rate sensitivity gap	(554,301)	961,586	33,502	685,103	711,413	1,837,303
Cumulative rate sensitivity gap	(554,301)	407,285	440,787	1,125,890	1,837,303
Cumulative gap as a
percentage of total
interest earning assets	(8.00)%	5.88%	6.36%	16.25%	26.52%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $72.1 million are included within the three-month to twelve-month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 54% of interest bearing transaction accounts and 42% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one-year cumulative gap would change from a positive 5.88% to a negative 18.47%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2017, the cumulative interest earning assets maturing or repricing within twelve months were $3,035 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,628 million.  For the twelve-month cumulative interest rate sensitivity gap position, rate sensitive assets exceeded rate sensitive liabilities by $407 million or 5.88% of interest earning assets.

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

The cumulative twelve-month interest rate sensitivity gap position at year-end 2016 was a positive $199 million or 2.89% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 43.8% at year-end 2017, compared to 43.0% at year-end 2016.  The percentage of interest bearing liabilities maturing or repricing within one year was 51.6% at year-end 2017, compared to 53.8% at year-end 2016.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon.   At December 31, 2017, the earnings simulation model projected that net income would decrease by 1.8% using a rising interest rate scenario and decrease by 5.2% using a declining interest rate scenario over the next year.  At December 31, 2016, the earnings simulation model projected that net income would decrease by 1.9% using a rising interest rate scenario and decrease by 6.3% using a declining interest rate scenario over the next year.  At December 31, 2015, the earnings simulation model projected that net income would decrease by 0.4% using a rising interest rate scenario and decrease by 10.9% using a declining interest rate scenario over the next year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.48% in 2017, 3.52% in 2016 and 3.39% in 2015.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2017.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 38 - Contractual Obligations
December 31, 2017	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	11	$4,783,850	$—	$—	$—	$4,783,850
Certificates of deposit	11	590,331	336,738	105,875	532	1,033,476
Short-term borrowings	13	391,289	—	—	—	391,289
Long-term debt	14	150,000	150,000	100,000	100,000	500,000
Subordinated notes	15	—	—	—	15,000	15,000
Operating leases	9	1,726	2,428	948	307	5,409
Defined benefit pension plan (1)	18	8,274	17,724	21,463	53,456	100,917
Supplemental Executive Retirement Plan	18	626	1,512	1,427	31,462	35,027
Purchase obligations		240	76	—	—	316
Total contractual obligations		$5,926,336	$508,478	$229,713	$200,757	$6,865,284
(1) Pension payments reflect 10 years of payments, through 2028.

As of December 31, 2017, Park had $14.3 million in unfunded commitments related to investments in qualified affordable housing projects which are not included in Table 38. Commitments are funded when capital calls are made by the general partner. Park expects that the current commitments will be funded between 2018 and 2027.

As of December 31, 2017, Park had $7.2 million in unfunded commitments related to certain equity investments which are not included in Table 38. Commitments are funded when capital calls are made by the general partner.

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of our customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2017, the Corporation had $893.2 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $13.4 million of standby letters of credit. At December 31, 2016, the Corporation had $912.0 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $13.7 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2017. See Note 23 of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2017.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2017, the Corporation’s total shareholders’ equity was $756.1 million, compared to $742.2 million at December 31, 2016.  Total shareholders’ equity at December 31, 2017 was 10.03% of total assets, compared to 9.94% of total assets at December 31, 2016.

Tangible shareholders’ equity was $683.8 million [total shareholders’ equity ($756.1 million) less goodwill ($72.3 million)] at December 31, 2017 and was $669.9 million [total shareholders’ equity ($742.2 million) less goodwill ($72.3 million)] at December 31, 2016.  At December 31, 2017, tangible shareholders’ equity was 9.16% of total tangible assets [total assets ($7,538 million) less goodwill ($72.3 million)], compared to 9.06% of total tangible assets [total assets ($7,468 million) less goodwill ($72.3 million)] at December 31, 2016.

Net income was $84.2 million in 2017, $86.1 million in 2016 and $81.0 million in 2015.

Cash dividends declared for Park's common shares were $57.9 million in 2017, $58.0 million in 2016 and $57.9 million in 2015.  On a per share basis, the cash dividends declared were $3.76 per share in each of 2017, 2016 and 2015.

The table below shows the repurchases and issuances of treasury shares for 2015 through 2017.

Table 39
(In thousands, except share data)	Treasury Shares	Number of Common Shares
Balance at January 1, 2015	$(77,439)	15,392,399
Cash payment for fractional shares in dividend reinvestment plan	—	(34)
Treasury shares repurchased	(6,058)	(71,700)
Treasury shares reissued for director grants	1,024	10,150
Balance at December 31, 2015	$(82,473)	15,330,815
Cash payment for fractional shares in dividend reinvestment plan	—	(47)
Treasury shares repurchased	—	—
Treasury shares reissued for director grants	1,001	9,950
Balance at December 31, 2016	$(81,472)	15,340,718
Cash payment for fractional shares in dividend reinvestment plan	—	(55)
Treasury shares repurchased	(7,378)	(70,000)
Treasury shares reissued for share-based compensation awards	645	6,381
Treasury shares reissued for director grants	1,126	11,150
Balance at December 31, 2017	$(87,079)	15,288,194

Park did not issue any new common shares, which it had not already held as treasury shares, in any of 2017, 2016 or 2015. Common shares had a balance of $307.7 million, $305.8 million, and $304.0 million, at December 31, 2017, 2016, and 2015, respectively.

Accumulated other comprehensive loss (net) was $26.5 million at December 31, 2017, compared to $17.7 million at December 31, 2016, and $15.6 million at December 31, 2015. During the 2017 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a gain of $77,000. During the 2016 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a loss of $2.7 million. During the 2015 year, the change in net unrealized holding gain (loss) on securities available for sale, net of income tax, was a loss of $1.5 million. Finally, Park recognized an other comprehensive loss of $8.8 million, net of income tax, related to the change in pension plan assets and benefit obligations in 2017, compared to an other comprehensive gain of $611,000, net of income tax, related to the change in pension plan assets and benefit obligations in 2016, and an other comprehensive loss of $486,000, net of income tax, in 2015.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. Park has elected not to include the net unrealized gain or loss on AFS securities in computing regulatory capital. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well-capitalized thresholds under the prompt corrective action regulations applicable to PNB. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 1.25% for 2017 and 0.625% for 2016. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer. The Federal Reserve Board also adopted requirements Park must maintain to be deemed "well-capitalized" and to remain a financial holding company.

Park and PNB met each of the well-capitalized ratio guidelines applicable to them at December 31, 2017. The following table indicates the capital ratios for PNB and Park at December 31, 2017 and December 31, 2016.

Table 40 - PNB and Park Capital Ratios
	As of December 31, 2017
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.36%	10.35%	10.35%	11.60%
Park National Corporation	9.44%	13.22%	12.94%	14.14%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

	As of December 31, 2016
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.34%	9.87%	9.87%	11.24%
Park National Corporation	9.56%	12.83%	12.55%	14.32%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

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

SELECTED FINANCIAL DATA

Table 41 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2017	2016	2015	2014	2013
Results of Operations:
Interest income	$286,424	$276,258	$265,074	$265,143	$262,947
Interest expense	42,665	38,172	37,442	40,099	41,922
Net interest income	243,759	238,086	227,632	225,044	221,025
Provision for (recovery of) loan losses	8,557	(5,101)	4,990	(7,333)	3,415
Net interest income after provision for (recovery of) loan losses	235,202	243,187	222,642	232,377	217,610
Non-interest income	80,635	78,731	77,551	75,549	73,277
Non-interest expense	197,368	199,023	186,614	187,510	181,515
Net income	84,242	86,135	81,012	83,957	76,869
Net income available to common shareholders	84,242	86,135	81,012	83,957	76,869
Per common share:
Net income per common share - basic	$5.51	$5.62	$5.27	$5.45	$4.99
Net income per common share - diluted	5.47	5.59	5.26	5.45	4.99
Cash dividends declared	3.76	3.76	3.76	3.76	3.76
Average Balances:
Loans	$5,327,507	$5,122,862	$4,909,579	$4,717,297	$4,514,781
Investment securities	1,557,156	1,504,667	1,478,208	1,432,692	1,377,887
Money market instruments and other	262,100	198,197	342,997	204,874	272,851
Total earning assets	7,146,763	6,825,726	6,730,784	6,354,863	6,165,519
Non-interest bearing deposits	1,544,986	1,414,885	1,311,628	1,196,625	1,117,379
Interest bearing deposits	4,348,110	4,165,919	4,155,196	3,820,928	3,742,361
Total deposits	5,893,096	5,580,804	5,466,824	5,017,553	4,859,740
Short-term borrowings	$229,193	$240,457	$258,717	$263,270	$253,123
Long-term debt	788,491	776,465	793,469	867,615	870,538
Shareholders' equity	755,839	737,737	710,327	680,449	643,609
Common shareholders' equity	755,839	737,737	710,327	680,449	643,609
Total assets	7,741,043	7,416,519	7,306,460	6,893,302	6,701,049

Table 41 - continued
	2017	2016	2015	2014	2013
Ratios:
Return on average assets (x)	1.09%	1.16%	1.11%	1.22%	1.15%
Return on average common equity (x)	11.15%	11.68%	11.40%	12.34%	11.94%
Net interest margin (1)	3.48%	3.52%	3.39%	3.55%	3.61%
Efficiency ratio (1)	59.93%	62.34%	60.98%	62.21%	61.40%
Dividend payout ratio (2)	68.71%	67.29%	71.51%	69.02%	75.39%
Average shareholders' equity to average total assets	9.76%	9.95%	9.72%	9.87%	9.60%
Common equity tier 1 capital	12.94%	12.55%	12.54%	N/A	N/A
Leverage capital	9.44%	9.56%	9.22%	9.25%	9.48%
Tier 1 capital	13.22%	12.83%	12.82%	13.39%	13.27%
Risk-based capital	14.14%	14.32%	14.49%	15.14%	15.91%
(1) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 35% tax rate. The taxable equivalent adjustments were $5.0 million for 2017, $2.4 million for 2016, $865,000 for 2015, $845,000 for 2014, and $1.3 million for 2013.

(2) Cash dividends paid divided by net income.
(x) Reported measure uses net income available to common shareholders

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2017 and 2016.

Table 42 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2017:
Interest income	$68,755	$70,476	$73,224	$73,969
Interest expense	9,803	10,698	11,673	10,491
Net interest income	58,952	59,778	61,551	63,478
Provision for (recovery of) loan losses	876	4,581	3,283	(183)
Income before income taxes	28,121	26,342	30,546	33,460
Net income	20,267	19,032	22,112	22,831
Per common share data:
Net income per common share - basic	1.32	1.24	1.45	1.49
Net income per common share - diluted	1.31	1.24	1.44	1.48
Weighted-average common shares outstanding - basic	15,312,059	15,297,085	15,287,974	15,285,174
Weighted-average common shares equivalent - diluted	15,432,769	15,398,865	15,351,590	15,378,825
2016:
Interest income	$69,308	$67,011	$68,242	$71,697
Interest expense	9,489	9,526	9,709	9,448
Net interest income	59,819	57,485	58,533	62,249
Provision for (recovery of) loan losses	910	2,637	(7,366)	(1,282)
Income before income taxes	26,399	28,278	39,678	28,540
Net income	18,686	19,998	27,449	20,002
Per common share data:
Net income per common share - basic	1.22	1.30	1.79	1.30
Net income per common share - diluted	1.21	1.30	1.78	1.30
Weighted-average common shares outstanding - basic	15,330,813	15,330,802	15,330,791	15,337,806
Weighted-average common shares equivalent - diluted	15,406,508	15,399,283	15,399,707	15,415,132

Park's common shares (symbol: PRK) are traded on NYSE AMERICAN.  At December 31, 2017, Park had 3,518 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on, the common shares for each quarterly period for the years ended December 31, 2017 and 2016, as reported by NYSE AMERICAN.

Table 43 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2017:
First Quarter	$120.66	$102.20	$105.20	$0.94
Second Quarter	111.55	97.85	103.72	0.94
Third Quarter	109.48	92.42	107.99	0.94
Fourth Quarter	114.33	103.70	104.00	0.94
2016:
First Quarter	$91.80	$79.01	$90.00	$0.94
Second Quarter	95.45	85.35	91.78	0.94
Third Quarter	97.20	87.55	96.00	0.94
Fourth Quarter	122.88	94.05	119.66	0.94

PERFORMANCE GRAPH
Table 44 compares the total return performance for Park's common shares with the SNL Financial Bank and Thrift Index, NYSE Composite Index, and the SNL U.S. Bank NYSE Index for the five-year period from December 31, 2012 to December 31, 2017. The NYSE Composite Index is a market capitalization-weighted index of the stocks listed on NYSE. The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank holding company and thrift holding company stocks researched by SNL Financial. The SNL U.S. Bank NYSE index is comprised of all publicly-traded U.S. bank holding company stocks listed on NYSE researched by SNL Financial.

The NYSE Financial Stocks Index includes the stocks of bank holding companies, thrift holding companies, finance companies and securities broker-dealers.  Park believes that the SNL Financial Bank and Thrift Index is a more appropriate industry index for Park to use for the five-year total return performance comparison.

Table 44 – Total Return Performance
	Period Ending
Index	12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17
Park National Corporation	100.00	138.44	151.21	161.40	222.14	200.26
NYSE Composite	100.00	126.28	134.81	129.29	144.73	171.83
SNL Bank and Thrift Index	100.00	136.92	152.85	155.94	196.86	231.49
SNL U.S. Bank NYSE	100.00	136.25	154.34	155.27	192.43	232.93

The annual compound total return on Park’s common shares for the past five years was a positive 14.9%.  By comparison, the annual compound total returns for the past five years on the NYSE Composite Index, the SNL Financial Bank and Thrift Index, and the SNL U.S. Bank NYSE Index were a positive 11.4%, a positive 18.3% and a positive 18.4%, respectively.

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

With the participation of our Chairman of the Board, our Chief Executive Officer and President and our Chief Financial
Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2017, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) 2013 Internal Control — Integrated Framework.

Based on our assessment under the criteria described in the immediately preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting at a reasonable assurance level as of December 31, 2017. We reviewed the results of management's assessment with the Audit Committee of the Board of Directors of the Corporation.

The Corporation’s independent registered public accounting firm, Crowe Horwath LLP, has audited the consolidated balance sheets of the Corporation and its subsidiaries as of December 31, 2017 and 2016 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three-year periods ended December 31, 2017, included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2017, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ David L. Trautman	/s/ Brady T. Burt
David L. Trautman	Brady T. Burt
Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 27, 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and the Board of Directors of Park National Corporation
Newark, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Park National Corporation and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report On Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control Over Financial Reporting

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

Crowe Horwath LLP

We have served as the Company's auditor since 2006.

Columbus, Ohio
February 27, 2018

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2017 and 2016

(In thousands, except share and per share data)	2017	2016

Assets
Cash and due from banks	$131,946	$122,811
Money market instruments	37,166	23,635
Cash and cash equivalents	169,112	146,446

Investment securities:
Securities available-for-sale, at fair value (amortized cost of $1,098,320 and $1,262,761 at December 31, 2017 and 2016, respectively)	1,093,816	1,258,139
Securities held-to-maturity, at amortized cost (fair value of $363,779 and $256,672 at December 31, 2017 and 2016, respectively)	357,197	259,833
Other investment securities	61,811	61,811
Total investment securities	1,512,824	1,579,783

Total loans	5,372,483	5,271,857
Allowance for loan losses	(49,988)	(50,624)
Net loans	5,322,495	5,221,233

Other assets:
Bank owned life insurance	189,322	185,234
Prepaid assets	97,712	88,874
Goodwill	72,334	72,334
Premises and equipment, net	55,901	57,971
Affordable housing tax credit investments	49,669	52,947
Accrued interest receivable	22,164	18,822
Other real estate owned	14,190	13,926
Mortgage loan servicing rights	9,688	9,266
Other	22,209	20,750
Total other assets	533,189	520,124

Total assets	$7,537,620	$7,467,586

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2017 and 2016

(In thousands, except share and per share data)	2017	2016

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	$1,633,941	$1,523,417
Interest bearing	4,183,385	3,998,539
Total deposits	5,817,326	5,521,956

Short-term borrowings	391,289	394,795
Long-term debt	500,000	694,281
Subordinated notes	15,000	45,000
Total borrowings	906,289	1,134,076

Other liabilities:
Accrued interest payable	2,278	2,151
Unfunded commitments in affordable housing tax credit investments	14,282	14,282
Other	41,344	52,881
Total other liabilities	57,904	69,314

Total liabilities	6,781,519	6,725,346

Commitments and Contingencies

Shareholders’ equity:

Preferred shares (200,000 preferred shares authorized; no preferred shares outstanding at December 31, 2017 and 2016)	—	—
Common shares, no par value (20,000,000 common shares authorized; 16,150,752 and 16,150,807 common shares issued at December 31, 2017 and 2016, respectively)	307,726	305,826
Accumulated other comprehensive loss, net	(26,454)	(17,745)
Retained earnings	561,908	535,631
Less: Treasury shares (862,558 and 810,089 common shares at December 31, 2017 and 2016, respectively)	(87,079)	(81,472)
Total shareholders’ equity	756,101	742,240
Total liabilities and shareholders’ equity	$7,537,620	$7,467,586

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2017, 2016 and 2015

(In thousands, except per share data)	2017	2016	2015

Interest and dividend income:
Interest and fees on loans	$248,687	$241,979	$227,979
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities - taxable	27,440	30,627	36,025
Obligations of states and political subdivisions - tax-exempt	7,210	2,632	182
Other interest income	3,087	1,020	888
Total interest and dividend income	286,424	276,258	265,074

Interest expense:
Interest on deposits:
Demand and savings deposits	9,464	4,079	2,229
Time deposits	9,629	9,337	10,125
Interest on short-term borrowings	992	456	469
Interest on long-term debt	22,580	24,300	24,619
Total interest expense	42,665	38,172	37,442
Net interest income	243,759	238,086	227,632

Provision for (recovery of) loan losses	8,557	(5,101)	4,990
Net interest income after provision for (recovery of) loan losses	235,202	243,187	222,642

Other income:
Income from fiduciary activities	23,735	21,400	20,195
Service charges on deposit accounts	12,653	14,259	14,751
Other service income	13,162	14,419	11,438
Checkcard fee income	15,798	15,057	14,561
Bank owned life insurance income	4,858	4,338	5,783
ATM fees	2,253	2,268	2,428
Gain on sale of OREO, net	251	1,323	1,604
OREO valuation adjustments	(458)	(601)	(1,592)
Gain on commercial loans held for sale	—	—	756
Gain on sale of investment securities	1,821	—	88
Miscellaneous	6,562	6,268	7,539
Total other income	$80,635	$78,731	$77,551

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2017, 2016 and 2015

(In thousands, except per share data)	2017	2016	2015

Other expense:
Salaries	$92,177	$87,034	$86,189
Employee benefits	19,918	19,262	21,296
Data processing fees	7,250	5,608	5,037
Professional fees and services	24,833	27,181	23,452
Occupancy expense	10,201	10,239	9,686
Furniture and equipment expense	15,324	13,766	11,806
Insurance	6,354	5,825	5,629
Marketing	4,374	4,523	3,983
Communication	4,826	4,985	5,130
State tax expense	3,583	3,560	3,566
Borrowing prepayment fee	—	5,554	532
Miscellaneous	8,528	11,486	10,308
Total other expense	197,368	199,023	186,614

Income before income taxes	118,469	122,895	113,579

Federal income taxes	34,227	36,760	32,567

Net income	$84,242	$86,135	$81,012

Earnings per common share:
Basic	$5.51	$5.62	$5.27
Diluted	$5.47	$5.59	$5.26

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2017, 2016 and 2015

(In thousands)	2017	2016	2015

Net income	$84,242	$86,135	$81,012

Other comprehensive (loss) income, net of income tax:
Defined benefit pension plan:
Amortization of net loss and prior service costs, net of income tax effect of $121, $271, and $228, for the years ended December 31, 2017, 2016, and 2015, respectively	455	502	424
Unrealized net actuarial (loss) gain, net of income tax effect of $(2,457), $59, and $(490), for the years ended December 31, 2017, 2016, and 2015, respectively	(9,241)	109	(910)
Change in funded status of pension plan, net of income tax effect	(8,786)	611	(486)

Securities available-for-sale:
Net gain realized on sale of securities, net of income tax expense of $637 for the year ended December 31, 2017	(1,184)	—	—
Change in unrealized securities holding gain (loss), net of income tax effect of $678, $(1,461), and $(834), for the years ended December 31, 2017, 2016, and 2015, respectively	1,261	(2,713)	(1,549)
Unrealized net holding gain (loss) on securities available-for-sale, net of income tax effect	77	(2,713)	(1,549)

Other comprehensive loss	$(8,709)	$(2,102)	$(2,035)

Comprehensive income	$75,533	$84,033	$78,977

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2017, 2016 and 2015

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2015	—	$—	15,392,399	$303,104	$484,484	$(77,439)	$(13,608)
Net income					81,012
Other comprehensive loss, net of income tax							(2,035)
Cash dividends, $3.76 per share					(57,930)
Cash payment for fractional shares in dividend reinvestment plan			(34)	(3)
Share-based compensation expense				865
Treasury shares repurchased			(71,700)			(6,058)
Treasury shares reissued for director grants			10,150		(61)	1,024
Balance, December 31, 2015	—	$—	15,330,815	$303,966	$507,505	$(82,473)	$(15,643)
Net income					86,135
Other comprehensive loss, net of income tax							(2,102)
Cash dividends, $3.76 per share					(57,958)
Cash payment for fractional shares in dividend reinvestment plan			(47)	(4)
Share-based compensation expense				1,864
Treasury shares reissued for director grants			9,950		(51)	1,001
Balance, December 31, 2016	—	$—	15,340,718	$305,826	$535,631	$(81,472)	$(17,745)
Net income					84,242
Other comprehensive loss, net of income tax							(8,709)
Cash dividends, $3.76 per share					(57,883)
Cash payment for fractional shares in dividend reinvestment plan			(55)	(6)
Share-based compensation expense				2,701
Issuance of 9,674 common shares under share-based compensation awards, net of 3,293 common shares withheld to pay employee income taxes			6,381	(795)	(197)	645
Treasury shares repurchased			(70,000)			(7,378)
Treasury shares reissued for director grants			11,150		115	1,126
Balance, December 31, 2017	—	$—	15,288,194	$307,726	$561,908	$(87,079)	$(26,454)
The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2017, 2016 and 2015

(In thousands)	2017	2016	2015

Operating activities:
Net income	$84,242	$86,135	$81,012
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) loan losses	8,557	(5,101)	4,990
Amortization of loan fees and costs, net	(5,758)	(5,279)	(4,918)
Increase in prepaid dealer premiums	(4,350)	(5,733)	(2,836)
Provision for depreciation	8,644	8,396	7,347
Amortization (accretion) of investment securities, net	1,473	247	(226)
Amortization of prepayment penalty on long-term debt	5,719	6,176	6,047
Prepayment penalty on long-term debt	—	5,554	532
Decrease (increase) in deferred income tax	3,289	581	(250)
Realized net investment security gains	(1,821)	—	(88)
Share-based compensation expense	3,942	2,814	1,828
Loan originations to be sold in secondary market	(230,860)	(287,722)	(220,800)
Proceeds from sale of loans in secondary market	242,139	290,132	222,785
Gain on sale of loans in secondary market	(5,014)	(5,517)	(4,027)
Gain on sale of commercial loans held for sale	—	—	(756)
OREO valuation adjustments	458	601	1,592
Gain on sale of OREO, net	(251)	(1,323)	(1,604)
Bank owned life insurance income	(4,858)	(4,338)	(5,783)
Investment in qualified affordable housing tax credits amortization	10,278	7,300	6,664
Pension contribution	(15,000)	—	—
Changes in assets and liabilities:
Increase in other assets	(1,060)	(7,042)	(3,448)
(Decrease) increase in other liabilities	(11,778)	2,006	1,173
Net cash provided by operating activities	87,991	87,887	89,234

Investing activities:
Proceeds from sales of securities	2,265	—	3,144
Proceeds from calls and maturities of securities:
Held-to-maturity	14,426	29,901	36,393
Available-for-sale	193,937	753,325	321,146
Purchase of securities:
Held-to-maturity	(113,519)	(141,045)	(48,226)
Available-for-sale	(29,684)	(579,006)	(457,617)
Net increase in other investments	—	(3,500)	—
Net loan originations, portfolio loans	(119,336)	(199,494)	(247,882)
Proceeds from sale of commercial loans held for sale	—	—	900
Proceeds from the sale of OREO	2,921	8,704	17,058
Life insurance death benefits	1,037	1,050	6,340
Investment in qualified affordable housing projects	(7,000)	(15,029)	(5,318)

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2017, 2016 and 2015
(In thousands)	2017	2016	2015

Purchases of bank owned life insurance, net	—	—	(10,045)
Purchases of premises and equipment, net	(7,018)	(7,466)	(11,361)
Net cash used in investing activities	(61,971)	(152,560)	(395,468)

Financing activities
Net increase in deposits	295,370	174,314	219,642
Net (decrease) increase in short-term borrowings	(3,506)	553	117,262
Proceeds from issuance of long-term debt	150,000	—	25,000
Repayment of subordinated notes	(30,000)	—	—
Repayment of long-term debt	(350,000)	(55,554)	(80,076)
Value of common shares withheld to pay employee income taxes	(347)	—	—
Repurchase of treasury shares	(7,378)	—	(6,058)
Cash dividends paid	(57,493)	(57,653)	(57,776)
Net cash (used in) provided by financing activities	(3,354)	61,660	217,994
Increase (decrease) in cash and cash equivalents	22,666	(3,013)	(88,240)

Cash and cash equivalents at beginning of year	146,446	149,459	237,699
Cash and cash equivalents at end of year	$169,112	$146,446	$149,459

Cash paid for:
Interest	$42,538	$38,359	$37,655

Income taxes	$26,190	$27,260	$26,140

Non cash items:
Loans transferred to OREO	$3,457	$3,339	$13,447

Loans transferred to foreclosed assets	$5,553	$—	$—

Transfers from loans to commercial loans held for sale	$—	$—	$144

New commitments in affordable housing tax credit investments	$7,000	$9,000	$9,000

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

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary, The Park National Bank ("PNB"), is required to maintain average reserve balances with the Federal Reserve Bank of Cleveland. The average required reserve balance was approximately $64.8 million at December 31, 2017 and $51.6 million at December 31, 2016. No other compensating balance arrangements were in existence at December 31, 2017.

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

Notes to Consolidated Financial Statements

Federal Home Loan Bank ("FHLB") and Federal Reserve Bank of Cleveland ("FRB") Stock
Park’s national bank subsidiary, PNB, is a member of the FHLB. Additionally, PNB is a member of the FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within other investment securities on the Consolidated Balance Sheets. Impairment is evaluated based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance
Park has purchased insurance policies on the lives of directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Loans Held for Sale
Park has elected the fair value option for mortgage loans held for sale, which are carried at their fair value as of each balance sheet date.

Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.  The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded.  In order to hedge the change in interest rates resulting from its commitments to fund the loans, the Company interest into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into.  Fair value of these mortgage derivatives are estimated based on change in mortgage interest rates from the date the interest on the loan is locked.  Changes in the fair values of these derivatives are included in other service income in the Consolidated Statements of Income.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff, are reported at their outstanding principal balances adjusted for any charge-offs, any nonaccrual interest payments applied to principal, any deferred fees or costs on originated loans, and any unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Late charges on loans are recognized as income when they are collected. Net loan origination fees and costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

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

Generally, commercial loans are placed on nonaccrual status at 90 days past due and consumer and residential mortgage loans are placed on nonaccrual status at 120 days past due. Commercial loans placed on nonaccrual status are considered impaired (see Note 5 - Loans). For loans which are on nonaccrual status, it is Park’s policy to reverse interest previously accrued on the loans against interest income. Interest on such loans may be recorded on a cash basis and be included in earnings only when Park expects to receive the entire recorded investment of the loan. Park’s charge-off policy for commercial loans requires management to establish a specific reserve or record a charge-off when collection is in doubt or it is probable a loss has been incurred and there is, or likely will be, a collateral shortfall related to the estimated value of the collateral securing the loan. The Company’s charge-off policy for consumer loans is dependent on the class of the loan. Residential mortgage loans, HELOCs, and consumer loans secured by residential real estate are typically charged down to the value of the collateral, less estimated selling costs, at 180 days past due. The charge-off policy for other consumer loans, primarily installment loans, requires a monthly review of delinquent loans and a complete charge-off for any account that reaches 120 days past due.

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

Notes to Consolidated Financial Statements

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural ("C&I") loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial businesses, financing for equipment, inventories and accounts receivable, acquisition financing, commercial leasing, and to consumer finance companies. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. The commercial loan portfolio of Park’s current subsidiaries includes loans to a wide variety of corporations and businesses across many industrial classifications in the 29 Ohio counties where PNB and its divisions operate, with the exception of nationwide aircraft loans and nationwide asset based lending to consumer finance companies. The primary industries represented by these customers include real estate rental and leasing, finance and insurance, construction, agriculture, forestry, fishing and hunting, manufacturing, retail trade, health care and other services. Risk of loss on C&I loans largely depends upon general economic cycles, as they may adversely impact certain industries, competency of the borrower's management team, the quality of the underlying assets supporting the loans including accounts receivable, inventory, and equipment, and the accuracy of the borrower's financial reporting. Such risks are mitigated by generally requiring the borrower's owners to guaranty the loans.

Commercial real estate: Commercial real estate (“CRE”) loans include mortgage loans to developers and owners of commercial real estate. The lending policy for CRE loans is designed to address the unique risk attributes of CRE lending. The collateral for these CRE loans is the underlying commercial real estate. Risk of loss on CRE loans largely depends upon the cash flow of the properties which is influenced by the amount of vacancy experienced by the underlying real estate, the credit capacity of the tenants occupying the underlying real estate, and general economic trends as they may adversely impact the value of the property. These risks are mitigated by generally requiring personal guaranties of the owners of the properties and by requiring appraisals pursuant to government regulations.

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

Residential real estate: The Company defines residential real estate loans as first mortgages on individuals’ primary residences or second mortgages of individuals’ primary residences in the form of HELOCs or installment loans. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment, an established credit record and an appraised value of the real estate securing the loan. Residential real estate loans typically have longer terms and higher balances with lower yields as compared to consumer loans, but generally carry lower risks of default. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires creditors to make a reasonable and good faith determination of a consumer's ability to repay any consumer credit transaction secured by a dwelling. Documentation and verification of income within defined time frames and not-to-exceed limits is basis for affirming ability to repay. Risk of loss largely depends upon factors affecting the borrower's ability to repay as well as the general economic trends as they may adversely impact the value of the property. These risks are mitigated by completing a comprehensive underwriting of the borrower and by requiring appraisals pursuant to government regulations.

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

Notes to Consolidated Financial Statements

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

In calculating the allowance for loan losses, management believes it is appropriate to consider historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2017, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2010 through 2017 within the individual segments of the commercial and consumer loan categories. The 96 month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

The loss factor applied to Park’s consumer loan portfolio as of December 31, 2017 was based on the historical loss experience over the preceding 96 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer loan portfolio to approximately 1.92 years of historical losses, compared to 1.95 years at December 31, 2016. Historical loss experience over the preceding 96 months for the consumer loan portfolio was 0.34% for both 2017 and 2016.

The loss factor applied to Park’s commercial loan portfolio as of December 31, 2017 was based on the historical loss experience over the preceding 96 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial loan portfolio to approximately 3.24 years of historical losses at December 31, 2017, compared to 3.20 years at December 31, 2016. Historical loss experience over the preceding 96 months for the commercial loan portfolio was 0.37% for 2017 and 0.39% for 2016. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

GAAP requires a specific allocation to be established as a component of the allowance for loan losses for certain loans when it is probable that all amounts due pursuant to the contractual terms of the loans will not be collected, and the recorded investment in the loans exceeds their measure of impairment. Management considers the following related to commercial loans when determining if a loan should be considered impaired: (1) current debt service coverage levels of the borrowing entity; (2) payment history over the most recent 12-month period; (3) other signs of deterioration in the borrower’s financial situation, such as changes in credit scores; and (4) consideration of global cash flows of financially sound guarantors that have previously supported loan payments. The recorded investment is the balance of the loan, plus accrued interest receivable, both as of the end of the year. Impairment is measured using either the present value of expected future cash flows based upon the initial effective interest rate on the loan, or the fair value of the collateral. If a loan is considered to be collateral dependent, the fair value of collateral, less estimated selling costs, is used to measure impairment.

Troubled Debt Restructuring
Management classifies loans as TDRs when a borrower is experiencing financial difficulty and Park has granted a concession. In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of the borrower's debt in the foreseeable future without the modification. This

Notes to Consolidated Financial Statements

evaluation is performed under the Company’s internal underwriting policy. Management’s policy is to modify loans by extending the term or by granting a temporary or permanent contractual interest rate below the market rate, not by forgiving debt. A court's discharge of a borrower's debt in a Chapter 7 bankruptcy is considered a concession when the borrower does not reaffirm the discharged debt. TDRs are measured at the present value of estimated future cash flows using the loan’s effective rate at inception, or if a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. Commercial TDRs are separately identified for impairment disclosures.

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

Other Real Estate Owned ("OREO")
Management transfers a loan to OREO at the time that Park takes deed/title to the asset. OREO is initially recorded at fair value less anticipated selling costs (net realizable value), establishing a new cost basis, and consists of property acquired through foreclosure and real estate held for sale. If the net realizable value is below the carrying value of the loan at the date of transfer, the difference is charged to the allowance for loan losses. These assets are subsequently accounted for at the lower of cost or fair value less costs to sell. Subsequent changes in the value of real estate are classified as OREO valuation adjustments, are reported as adjustments to the carrying amount of OREO and are recorded within “Other income”. In certain circumstances where management believes the devaluation may not be permanent in nature, Park utilizes a valuation allowance to record OREO devaluations, which is also expensed through “Other income”. Costs relating to development and improvement of such properties are capitalized (not in excess of fair value less estimated costs to sell) and costs relating to holding the properties are charged to "Other expense".

Foreclosed Assets
Foreclosed assets include non-real estate assets where Park, as creditor, has received physical possession of a borrower’s assets, regardless of whether formal foreclosure proceedings take place.  Additionally, troubled debt restructurings in which Park obtains one of more of the debtor’s non-real estate assets in place of all or part of the receivable are accounted for as foreclosed assets.  Foreclosed assets are initially recorded as fair value less costs to sell when acquired, establishing a new cost basis.  Operating costs after acquisition are expensed.  As of December 31, 2017 and 2016, Park had $5.5 million and $0.6 million, respectively, of foreclosed assets included within “Other assets.”

Mortgage Servicing Rights ("MSR")
When Park sells mortgage loans with servicing rights retained, servicing rights are recorded at fair value with the income statement effect recorded in "Other service income." Capitalized servicing rights are amortized in proportion to and over the period of the estimated future servicing income of the underlying loan and are included within “Other service income”.

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

Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The cost of servicing loans is charged to expense as incurred to "Other service income".

Notes to Consolidated Financial Statements

Goodwill
Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to impairment tests annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing additional analysis is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess, not to exceed the total goodwill allocated to the reporting unit.

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2017, the goodwill remaining on Park's Consolidated Balance Sheet consisted entirely of goodwill at PNB. (See Note 27 - Segment Information for operating segment results.)

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2017, the Company determined that goodwill for Park’s national bank subsidiary (PNB) was not impaired. There have been no subsequent circumstances or events triggering an additional evaluation.

Goodwill in the amount of $72.3 million was recorded at each of December 31, 2017, 2016, and 2015.

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

Earnings Per Common Share
Basic earnings per common share is net income available to common shareholders divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under performance-based restricted stock unit awards, stock options, warrants and convertible securities. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the consolidated financial statements. (See Note 17 - Share-Based Compensation and Note 21 - Earnings Per Common Share.)

Operating Segments
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, PNB (headquartered in Newark, Ohio), SE Property Holdings, LLC ("SEPH"), and Guardian Financial Services Company ("GFSC").

2. Adoption of New Accounting Pronouncements and Issued Not Yet Effective Accounting Standards
The following is a summary of new accounting pronouncements, new laws impacting Park's consolidated financial statements, and issued not yet effective accounting standards:

Adoption of New Accounting Pronouncements
ASU 2016-09 - Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting: In March 2016, FASB issued ASU 2016-09 - Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU provides simplification for several aspects of accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2016. Early adoption was permitted. The adoption of this guidance on January 1, 2017 did not have a material impact on Park's consolidated financial statements.

Notes to Consolidated Financial Statements

ASU 2017-01 – Business Combinations (Topic 805): Clarifying the Definition of a Business: In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. This ASU clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The early adoption of this guidance on October 1, 2017 did not have a material impact on Park's consolidated financial statements. Park will apply this guidance to all future transactions.

ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment:  In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU eliminates Step 2 from the goodwill impairment test. Instead, under the new guidance, an entity should perform its annual goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit's fair value. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The early adoption of this guidance with Park's April 1, 2017 annual goodwill impairment test did not have an impact on Park's consolidated financial statements.

Issued Not Yet Effective Accounting Standards
ASU 2014-09 - Revenue from Contracts with Customers (Topic 606): In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not have a material impact on Park's consolidated financial statements. However, the adoption of this standard will result in additional disclosures beginning with the first quarter 2018 Form 10-Q.

ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes to the current U.S. GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, this ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on AFS securities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not have a material impact on Park's consolidated financial statements, but will impact the fair value disclosures in Note 25 beginning with the first quarter 2018 Form 10-Q.

ASU 2016-02 - Leases (Topic 842): In February 2016, the FASB issued ASU 2016-02 - Leases (Topic 842). This ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. Management is currently analyzing data on leased assets. The adoption of this guidance is expected to increase both assets and liabilities, but is not expected to have a material impact on Park's consolidated statement of income.

ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments: In June 2016, FASB issued ASU 2016-13 - Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The new guidance replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss ("CECL") model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, HTM debt securities, and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor. The CECL model requires an entity to estimate credit losses over the life of an asset or off-balance sheet exposure. The new

Notes to Consolidated Financial Statements

guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2019. Early adoption is permitted for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018.

Management is currently evaluating the impact of the adoption of this guidance on Park's consolidated financial statements. We anticipate that the adoption of the CECL model will result in a material increase to Park's allowance for loan losses. Management has established a committee to oversee the implementation of the CECL model and is currently in the process of implementing a software solution to assist in the adoption of this ASU. Management plans to run our current allowance model and a CECL model concurrently for 12 months prior to the adoption of this guidance on January 1, 2020.

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

ASU 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost: In March 2017, the FASB issued ASU 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not have a material impact on Park's consolidated financial statements.

ASU 2017-08 - Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities: In March 2017, the FASB issued ASU 2017-08 - Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. This ASU amends the amortization period for certain purchased callable debt securities held at a premium. It shortens the amortization period for the premium to the earliest call date. Under current U.S. GAAP, premiums on callable debt securities generally are amortized to the maturity date. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted for interim or annual periods. The adoption of this guidance is not expected to have a material impact on Park's consolidated financial statements.

ASU 2017-09 - Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting: In May 2017, the FASB issued ASU 2017-09 - Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU amends the guidance concerning which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not impact Park's consolidated financial statements.

ASU 2017-12 - Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities: In August 2017, the FASB issued ASU 2017-12 - Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU amends the current guidance with the objective of improving the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. In addition, this ASU amends the current guidance to simplify the application of the hedge accounting guidance. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted for interim or annual periods. The adoption of this guidance is not expected to have a material impact on Park's consolidated financial statements. Park is considering the early adoption of this guidance.

ASU 2018-02 - Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income: In February 2018, the FASB issued ASU 2018-02 - Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects, resulting from the newly - enacted federal corporate income tax rate. The amount of the

Notes to Consolidated Financial Statements

reclassification is the difference between the historical federal corporate income tax rate and the newly - enacted 21% federal corporate income tax rate. The guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted for interim or annual periods. The early adoption of this guidance on January 1, 2018 resulted in a $3.8 million increase to Park's accumulated other comprehensive loss and a $3.8 million increase to retained earnings, which will be reflected in Park's first quarter 2018 Consolidated Balance Sheet.

3. Organization
Park National Corporation is a financial holding company headquartered in Newark, Ohio. Through its national bank subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio, with the exception of nationwide aircraft loans and nationwide asset based lending to consumer finance companies. PNB operates through eleven banking divisions with the Park National Bank Division headquartered in Newark, Ohio, the Fairfield National Bank Division headquartered in Lancaster, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, the First-Knox National Bank Division headquartered in Mount Vernon, Ohio, the Farmers Bank Division headquartered in Loudonville, Ohio, the Security National Bank Division headquartered in Springfield, Ohio, the Unity National Bank Division headquartered in Piqua, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Bank Division headquartered in Zanesville, Ohio, the United Bank, N.A. Division headquartered in Bucyrus, Ohio and the Second National Bank Division headquartered in Greenville, Ohio. The Farmers Bank Division will merge into the First-Knox Bank Division effective March 30, 2018, and thereafter, Park National Bank will have ten divisions. A wholly-owned subsidiary of Park, GFSC is a consumer finance company located in Central Ohio.

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

4. Investment Securities
The amortized cost and fair value of investment securities are shown in the following tables. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment. During 2017, 2016 and 2015, there were no investment securities deemed to be other-than-temporarily impaired.

Notes to Consolidated Financial Statements

Investment securities at December 31, 2017 and December 31, 2016 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2017:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$245,000	$—	$2,280	$242,720
U.S. Government sponsored entities’ asset-backed securities	852,645	4,645	8,129	849,161
Other equity securities	675	1,260	—	1,935
Total	$1,098,320	$5,905	$10,409	$1,093,816
2017:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$300,412	$6,575	$713	$306,274
U.S. Government sponsored entities’ asset-backed securities	56,785	758	38	57,505
Total	$357,197	$7,333	$751	$363,779

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2016:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$270,000	$—	$2,467	$267,533
U.S. Government sponsored entities’ asset-backed securities	991,642	5,372	9,842	987,172
Other equity securities	1,119	2,315	—	3,434
Total	$1,262,761	$7,687	$12,309	$1,258,139
2016:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$188,622	$977	$5,148	$184,451
U.S. Government sponsored entities’ asset-backed securities	71,211	1,097	87	72,221
Total	$259,833	$2,074	$5,235	$256,672

Park’s U.S. Government sponsored entities' asset-backed securities consisted of 15-year mortgage-backed securities and collateralized mortgage obligations ("CMOs"). At December 31, 2017, the amortized cost of Park’s AFS mortgage-backed securities was $455.3 million and there were no HTM mortgage-backed securities within Park's investment portfolio. At December 31, 2017, the amortized cost of Park's AFS and HTM CMOs was $397.3 million and $56.8 million, respectively.

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized/unrecognized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2017 and December 31, 2016:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses
2017:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$24,931	$70	$217,789	$2,210	$242,720	$2,280
U.S. Government sponsored entities' asset-backed securities	236,924	2,786	318,797	5,343	555,721	8,129
Total	$261,855	$2,856	$536,586	$7,553	$798,441	$10,409
2017:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$26,644	$194	$45,498	$519	$72,142	$713
U.S. Government sponsored entities’ asset-backed securities	7,331	38	—	—	7,331	38
Total	$33,975	$232	$45,498	$519	$79,473	$751

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses
2016:
Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$247,695	$2,305	$19,838	$162	$267,533	$2,467
U.S. Government sponsored entities' asset-backed securities	612,321	9,473	27,325	369	639,646	9,842
Total	$860,016	$11,778	$47,163	$531	$907,179	$12,309
2016:
Securities Held-to-Maturity
Obligations of states and political subdivisions	$134,909	$5,148	$—	$—	$134,909	$5,148
U.S. Government sponsored entities' asset-backed securities	$—	$—	$7,564	$87	$7,564	$87
Total	$134,909	$5,148	$7,564	$87	$142,473	$5,235

Management does not believe any individual unrealized/unrecognized loss as of December 31, 2017 or 2016 represented an other-than-temporary impairment. The unrealized/unrecognized losses on debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss attributable to credit will be recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB, the FRB and other equities carried at cost. The FHLB and FRB restricted stock investments are carried at their redemption value. Park owned $50.1 million of FHLB stock and $8.2 million of FRB stock at both December 31, 2017 and December 31, 2016. Park owned $3.5 million of other equities carried at cost at both December 31, 2017 and December 31, 2016.

The amortized cost and estimated fair value of investments in debt securities at December 31, 2017, are shown in the following table by contractual maturity, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Tax Equivalent Yield (1)
Securities Available-for-Sale
U.S. Treasury and other U.S. Government sponsored entities’ notes:
Due within one year	$120,000	$119,499	1.14%
Due one through five years	125,000	123,221	1.29%
Total	$245,000	$242,720	1.22%

U.S. Government sponsored entities’ asset-backed securities	$852,645	$849,161	2.09%

Securities Held-to-Maturity
Obligations of states and political subdivisions
Due five through ten years	$2,454	$2,462	3.61%
Due greater than ten years	$297,958	$303,812	4.46%
Total	$300,412	$306,274	4.46%

U.S. Government sponsored entities’ asset-backed securities	$56,785	$57,505	3.16%
 (1) The tax equivalent yield for obligations of states and political subdivisions includes the effects of a taxable equivalent adjustment using a 35% rate. The taxable equivalent adjustment was $3.9 million for the year ended December 31, 2017.

All of Park’s securities shown in the above table as U.S. Treasury and other U.S. Government sponsored entities' notes are callable notes. These callable securities have a final maturity of 3 months to 2.5 years. The remaining weighted average life of the entire investment portfolio is 4.4 years.

At December 31, 2017, investment securities with an amortized cost of $317 million were pledged for government and trust department deposits, $215 million were pledged to secure repurchase agreements and $25 million were pledged as collateral for FHLB advance borrowings. At December 31, 2016, investment securities with an amortized cost of $343 million were pledged for government and trust department deposits, $569 million were pledged to secure repurchase agreements and $25 million were pledged as collateral for FHLB advance borrowings.

At December 31, 2017, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2017, Park sold certain AFS investment securities with a book value of $444,000 at a gain of $1.8 million. During 2015, Park sold certain HTM investment securities with a book value of $3.1 million at a gain of $88,000. These securities had been paid down to 97.8% of the principal outstanding at acquisition. No securities were sold during 2016.

Notes to Consolidated Financial Statements

5. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2017 and December 31, 2016 was as follows:

	12/31/2017			12/31/2016
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$1,053,453	$4,413	$1,057,866	$994,619	$3,558	$998,177
Commercial real estate *	1,167,607	4,283	1,171,890	1,155,703	4,161	1,159,864
Construction real estate:
Commercial	125,389	401	125,790	135,343	398	135,741
Mortgage	52,203	133	52,336	48,699	106	48,805
Installment	3,878	13	3,891	4,903	17	4,920
Residential real estate:
Commercial	393,094	1,029	394,123	406,687	940	407,627
Mortgage	1,110,426	1,516	1,111,942	1,169,495	1,459	1,170,954
HELOC	203,178	974	204,152	212,441	853	213,294
Installment	18,526	53	18,579	19,874	67	19,941
Consumer	1,241,736	3,808	1,245,544	1,120,850	3,385	1,124,235
Leases	2,993	36	3,029	3,243	29	3,272
Total loans	$5,372,483	$16,659	$5,389,142	$5,271,857	$14,973	$5,286,830
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $12.2 million at December 31, 2017 and of $11.1 million at December 31, 2016, which represented a net deferred income position in both years.

Overdrawn deposit accounts of $1.9 million and $2.9 million had been reclassified to loans at December 31, 2017 and 2016, respectively, and are included in the commercial, financial and agricultural loan class above.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing troubled debt restructurings ("TDRs"), and loans past due 90 days or more and still accruing by class of loan as of December 31, 2017 and December 31, 2016:

	12/31/2017
(In thousands)	Nonaccrual Loans	Accruing TDRs	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$16,773	$1,291	$—	$18,064
Commercial real estate	12,979	5,163	—	18,142
Construction real estate:
Commercial	986	338	—	1,324
Mortgage	8	92	—	100
Installment	52	—	—	52
Residential real estate:
Commercial	18,835	224	—	19,059
Mortgage	16,841	10,766	568	28,175
HELOC	1,593	1,025	14	2,632
Installment	586	616	7	1,209
Consumer	3,403	662	1,256	5,321
Total loans	$72,056	$20,177	$1,845	$94,078

	12/31/2016
(In thousands)	Nonaccrual Loans	Accruing TDRs	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$20,057	$600	$15	$20,672
Commercial real estate	19,169	5,305	—	24,474
Construction real estate:
Commercial	1,833	393	—	2,226
Mortgage	—	104	—	104
Installment	61	95	12	168
Residential real estate:
Commercial	23,013	89	—	23,102
Mortgage	18,313	9,612	887	28,812
HELOC	1,783	673	25	2,481
Installment	644	609	60	1,313
Consumer	2,949	748	1,139	4,836
Total loans	$87,822	$18,228	$2,138	$108,188

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing TDR loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2017 and December 31, 2016.

	12/31/2017			12/31/2016
(In thousands)	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$18,064	$18,039	$25	$20,657	$20,624	$33
Commercial real estate	18,142	18,142	—	24,474	24,474	—
Construction real estate:
Commercial	1,324	1,324	—	2,226	2,226	—
Mortgage	100	—	100	104	—	104
Installment	52	—	52	156	—	156
Residential real estate:
Commercial	19,059	19,059	—	23,102	23,102	—
Mortgage	27,607	—	27,607	27,925	—	27,925
HELOC	2,618	—	2,618	2,456	—	2,456
Installment	1,202	—	1,202	1,253	—	1,253
Consumer	4,065	—	4,065	3,697	—	3,697
Total loans	$92,233	$56,564	$35,669	$106,050	$70,426	$35,624

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2017 and December 31, 2016.

	12/31/2017			12/31/2016
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$19,899	$14,704	$—	$41,075	$19,965	$—
Commercial real estate	18,974	18,060	—	23,961	23,474	—
Construction real estate:
Commercial	2,788	1,324	—	3,662	2,226	—
Residential real estate:
Commercial	19,346	19,012	—	24,409	22,687	—
With an allowance recorded
Commercial, financial and agricultural	5,394	3,335	681	810	659	152
Commercial real estate	137	82	2	1,014	1,000	309
Construction real estate:
Commercial	—	—	—	—	—	—
Residential real estate:
Commercial	47	47	1	427	415	87
Total	$66,585	$56,564	$684	$95,358	$70,426	$548

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2017 and December 31, 2016, there were $7.9 million and $24.7 million, respectively, of partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $2.1 million and $0.2 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2017 and 2016, of $0.7 million and $0.5 million, respectively. These loans with specific reserves had a recorded investment of $3.5 million and $2.1 million as of December 31, 2017 and 2016, respectively.

Notes to Consolidated Financial Statements

Interest income on nonaccrual loans individually evaluated for impairment is recognized on a cash basis only when Park expects to receive the entire recorded investment of the loan. Interest income on accruing TDRs individually evaluated for impairment continues to be recorded on an accrual basis. The following tables present the average recorded investment and interest income recognized during the year subsequent to impairment on loans individually evaluated for impairment as of and for the years ended December 31, 2017, 2016, and 2015:

		Year ended December 31, 2017
(In thousands)	Recorded Investment as of December 31, 2017	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$18,039	$23,154	$963
Commercial real estate	18,142	21,692	903
Construction real estate:
Commercial	1,324	1,729	64
Residential real estate:
Commercial	19,059	20,490	778
Consumer	—	5	—
Total	$56,564	$67,070	$2,708

		Year ended December 31, 2016
(In thousands)	Recorded Investment as of December 31, 2016	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,624	$26,821	$885
Commercial real estate	24,474	22,828	884
Construction real estate:
Commercial	2,226	5,503	66
Residential real estate:
Commercial	23,102	24,341	2,942
Consumer	—	3	—
Total	$70,426	$79,496	$4,777

		Year ended December 31, 2015
(In thousands)	Recorded Investment as of December 31, 2015	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$30,595	$20,179	$340
Commercial real estate	18,025	17,883	550
Construction real estate:
Commercial	6,720	7,732	47
Residential real estate:
Commercial	25,324	24,968	1,026
Consumer	—	—	—
Total	$80,664	$70,762	$1,963

Notes to Consolidated Financial Statements

The following tables present the aging of the recorded investment in past due loans as of December 31, 2017 and December 31, 2016 by class of loan.

	12/31/2017
(In thousands)	Accruing loans past due 30-89 days	Past due, nonaccrual loans and loans past due 90 days or more and accruing (1)	Total past due	Total current (2)	Total recorded investment
Commercial, financial and agricultural	$145	$1,043	$1,188	$1,056,678	$1,057,866
Commercial real estate	856	2,360	3,216	1,168,674	1,171,890
Construction real estate:
Commercial	29	—	29	125,761	125,790
Mortgage	256	—	256	52,080	52,336
Installment	54	19	73	3,818	3,891
Residential real estate:
Commercial	16	1,586	1,602	392,521	394,123
Mortgage	11,515	9,232	20,747	1,091,195	1,111,942
HELOC	616	876	1,492	202,660	204,152
Installment	239	253	492	18,087	18,579
Consumer	11,515	2,407	13,922	1,231,622	1,245,544
Leases	—	—	—	3,029	3,029
Total loans	$25,241	$17,776	$43,017	$5,346,125	$5,389,142
(1) Includes an aggregate of $1.8 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.
(2) Includes an aggregate of $56.1 million of nonaccrual loans which are current in regards to contractual principal and interest payments.

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

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2017 and 2016 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans on a scale from 1 to 8. Credit grades are continuously monitored by the responsible loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated (graded a 1 through a 4) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that require management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of Park’s credit position at some future date. Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or the value of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Park will sustain some loss if the deficiencies are not corrected. Commercial loans graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are placed on nonaccrual status and included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2017 and December 31, 2016 for all commercial loans:

	12/31/2017
(In thousands)	5 Rated	6 Rated	Nonaccrual and Accruing Troubled Debt Restructurings	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$17,272	$153	$18,064	$1,022,377	$1,057,866
Commercial real estate*	5,322	457	18,142	1,147,969	1,171,890
Construction real estate:
Commercial	278	—	1,324	124,188	125,790
Residential real estate:
Commercial	216	1	19,059	374,847	394,123
Leases	—	—	—	3,029	3,029
Total Commercial Loans	$23,088	$611	$56,589	$2,672,410	$2,752,698
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

	12/31/2016
(In thousands)	5 Rated	6 Rated	Nonaccrual and Accruing Troubled Debt Restructurings	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$5,826	$—	$20,657	$971,694	$998,177
Commercial real estate*	7,548	190	24,474	1,127,652	1,159,864
Construction real estate:
Commercial	287	118	2,226	133,110	135,741
Residential real estate:
Commercial	1,055	124	23,102	383,346	407,627
Leases	—	—	—	3,272	3,272
Total Commercial Loans	$14,716	$432	$70,459	$2,619,074	$2,704,681
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

Certain loans which were modified during the years ended December 31, 2017 and December 31, 2016 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Notes to Consolidated Financial Statements

Management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not contain a concessionary interest rate or other concessionary terms and the terms of the renewal/modification are considered to be market terms based on the current risk characteristics of the borrower, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower has complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply with the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the years ended December 31, 2017 and 2016, Park removed the TDR classification on $0.5 million and $2.7 million, respectively, of loans that met the requirements discussed above.

At December 31, 2017 and 2016, there were $38.5 million and $46.9 million, respectively, of TDRs included in the nonaccrual loan totals. At December 31, 2017 and 2016, $32.4 million and $38.0 million, respectively, of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2017 and 2016, loans with a recorded investment of $20.2 million and $18.2 million, respectively, were included in accruing TDR loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future.

At December 31, 2017 and 2016, Park had commitments to lend $1.3 million and $0.7 million, respectively, of additional funds to borrowers whose outstanding loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2017 and 2016 was $0.5 million and $0.2 million, respectively. Modifications made in 2016 and 2017 were largely the result of renewals and extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.  Additional specific reserves of $0.3 million were recorded during the year ended December 31, 2017, as a result of TDRs identified in the 2017 year. Additional specific reserves of $1.0 million were recorded during the year ended December 31, 2016 as a result of TDRs identified in the 2016 year. Additional specific reserves of $1.3 million were recorded during the year ended December 31, 2015 as a result of TDRs identified in the 2015 year.

The terms of certain other loans were modified during the years ended December 31, 2017 and 2016 that did not meet the definition of a TDR. Substandard commercial loans modified during the years ended December 31, 2017 and 2016 which did not meet the definition of a TDR had a total recorded investment of $106,000 and $26,000, respectively. The renewal/modification of these loans: (1) resulted in a delay in a payment that was considered to be insignificant, or (2) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Consumer loans modified during 2017 which did not meet the definition of a TDR had a total recorded investment as of December 31, 2017 of $8.9 million. Consumer loans modified during 2016 which did not meet the definition of a TDR had a total recorded investment as of December 31, 2016 of $7.4 million. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.

Notes to Consolidated Financial Statements

The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2017, 2016 and 2015 as well as the recorded investment of these contracts at December 31, 2017, 2016, and 2015. The recorded investment pre- and post-modification is generally the same due to the fact that Park does not typically forgive principal.

	Year ended December 31, 2017
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	29	$945	$2,770	$3,715
Commercial real estate	9	1,050	313	1,363
Construction real estate:
Commercial	—	—	—	—
Mortgage	1	—	8	8
Installment	—	—	—	—
Residential real estate:
Commercial	15	144	486	630
Mortgage	33	888	1,359	2,247
HELOC	19	474	102	576
Installment	11	251	43	294
Consumer	309	171	1,121	1,292
Total loans	426	$3,923	$6,202	$10,125

	Year ended December 31, 2016
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	32	$191	$8,450	$8,641
Commercial real estate	14	3,844	2,537	6,381
Construction real estate:
Commercial	2	—	1,143	1,143
Mortgage	—	—	—	—
Installment	1	—	—	—
Residential real estate:
Commercial	11	89	1,033	1,122
Mortgage	34	114	2,292	2,406
HELOC	13	104	178	282
Installment	5	102	3	105
Consumer	293	184	994	1,178
Total loans	405	$4,628	$16,630	$21,258

Notes to Consolidated Financial Statements

	Year ended December 31, 2015
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	39	$8,948	$3,640	$12,588
Commercial real estate	14	637	3,523	4,160
Construction real estate:
Commercial	2	513	—	513
Mortgage	1	19	—	19
Installment	—	—	—	—
Residential real estate:
Commercial	11	—	1,185	1,185
Mortgage	39	1,132	2,122	3,254
HELOC	26	315	45	360
Installment	9	—	155	155
Consumer	283	202	888	1,090
Total loans	424	$11,766	$11,558	$23,324

Of those loans which were modified and determined to be a TDR during the year ended December 31, 2017, $1.8 million were on nonaccrual status as of December 31, 2016. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2016, $9.4 million were on nonaccrual status as of December 31, 2015. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2015, $0.8 million were on nonaccrual status as of December 31, 2014.

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2017, December 31, 2016, and December 31, 2015. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under the modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2017		Year ended December 31, 2016		Year ended December 31, 2015
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	—	$—	7	$419	1	$1
Commercial real estate	2	82	5	843	1	626
Construction real estate:
Commercial	—	—	—	—	—	—
Mortgage	—	—	—	—	—	—
Installment	—	—	—	—	—	—
Residential real estate:
Commercial	2	117	7	848	3	1,005
Mortgage	6	467	15	1,201	12	682
HELOC	4	194	—	—	1	5
Installment	—	—	1	3	2	101
Consumer	50	375	62	484	47	434
Leases	—	—	—	—	—	—
Total loans	64	$1,235	$97	$3,798	67	$2,854

Notes to Consolidated Financial Statements

Of the $1.2 million in modified TDRs which defaulted during the year ended December 31, 2017, $180,000 were accruing loans and $1.1 million were nonaccrual loans. Of the $3.8 million in modified TDRs which defaulted during the year ended December 31, 2016, $111,000 were accruing loans and $3.7 million were nonaccrual loans. Of the $2.9 million in modified TDRs which defaulted during the year ended December 31, 2015, $44,000 were accruing loans and $2.8 million were nonaccrual loans.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2017 and 2016, credit exposure aggregating approximately $42.1 million and $43.4 million, respectively, was outstanding to such parties. Of this total exposure, approximately $31.1 million and $29.6 million was outstanding at December 31, 2017 and 2016, respectively, with the remaining balance representing available credit. During 2017, new loans and advances on existing loans were made to these executive officers, directors and related entities of directors totaling $1.6 million and $11.4 million, respectively. These extensions of credit were offset by principal payments of $11.4 million. During 2016, new loans and advances on existing loans were $5.4 million and $3.5 million, respectively. These extensions of credit were offset by principal payments of $15.3 million.

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

Loss factors are reviewed quarterly and updated at least annually to reflect recent loan loss history and incorporate current risk and trends which may not be recognized in historical data.  The following are factors management reviews on a quarterly or annual basis.

•
Historical Loss Factor: Management updated the historical loss calculation during the fourth quarter of 2017, incorporating annualized net charge-offs plus changes in specific reserves through December 31, 2017.  With the addition of 2017 historical losses, management extended the historical loss period to 96 months from 84 months. The 96 month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

•
Loss Emergence Period Factor: At least annually, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes from the probable occurrence of a loss event to the credit being moved to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio. The loss emergence period was last updated in the fourth quarter of 2017.

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass-rated to impaired. The loss migration factor was last updated in the fourth quarter of 2017.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment. The environmental loss factor was reduced by 0.025% during the first quarter of 2017 due to improved consumer confidence, as measured by the Conference Board Consumer Confidence Index.

Notes to Consolidated Financial Statements

The activity in the allowance for loan losses for the years ended December 31, 2017, 2016, and 2015 is summarized in the following tables.

	Year ended December 31, 2017
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624
Charge-offs	6,017	1,798	105	1,208	10,275	—	19,403
Recoveries	(809)	(810)	(2,124)	(1,863)	(4,603)	(1)	(10,210)
Net charge-offs (recoveries)	5,208	988	(2,019)	(655)	5,672	(1)	9,193
Provision (Recovery)	6,796	157	(2,836)	(2,292)	6,733	(1)	8,557
Ending balance	$15,022	$9,601	$4,430	$9,321	$11,614	—	$49,988

	Year ended December 31, 2016
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494
Charge-offs	5,786	412	1,436	3,014	10,151	—	20,799
Recoveries	(1,259)	(3,671)	(8,559)	(2,446)	(4,094)	(1)	(20,030)
Net charge-offs (recoveries)	4,527	(3,259)	(7,123)	568	6,057	(1)	769
Provision (Recovery)	4,267	(2,024)	(10,440)	(1,988)	5,086	(2)	(5,101)
Ending balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624

	Year ended December 31, 2015
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$10,719	$8,808	$8,652	$14,772	$11,401	$—	$54,352
Charge-offs	2,478	348	470	2,352	8,642	—	14,290
Recoveries	(1,373)	(2,241)	(2,092)	(2,438)	(3,295)	(3)	(11,442)
Net charge-offs (recoveries)	1,105	(1,893)	(1,622)	(86)	5,347	(3)	2,848
Provision (Recovery)	4,080	(1,504)	(1,710)	(1,344)	5,470	(2)	4,990
Ending balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2017 and 2016, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2017 and 2016, which are evaluated for impairment in accordance with GAAP (see Note 1 - Summary of Significant Accounting Policies).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2017 and 2016 was as follows:

	December 31, 2017
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$681	$2	$—	$1	$—	$—	$684
Collectively evaluated for impairment	14,341	9,599	4,430	9,320	11,614	—	49,304
Total ending allowance balance	$15,022	$9,601	$4,430	$9,321	$11,614	$—	$49,988
Loan Balance:
Loans individually evaluated for impairment	$18,034	$18,131	$1,322	$19,058	$—	$—	$56,545
Loans collectively evaluated for impairment	1,035,419	1,149,476	180,148	1,706,166	1,241,736	2,993	5,315,938
Total ending loan balance	$1,053,453	$1,167,607	$181,470	$1,725,224	$1,241,736	$2,993	$5,372,483
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	3.78%	0.01%	—%	0.01%	—%	—%	1.21%
Loans collectively evaluated for impairment	1.39%	0.84%	2.46%	0.55%	0.94%	—%	0.93%
Total	1.43%	0.82%	2.44%	0.54%	0.94%	—%	0.93%
Recorded Investment:
Loans individually evaluated for impairment	$18,039	$18,142	$1,324	$19,059	$—	$—	$56,564
Loans collectively evaluated for impairment	1,039,827	1,153,748	180,693	1,709,737	1,245,544	3,029	5,332,578
Total ending recorded investment	$1,057,866	$1,171,890	$182,017	$1,728,796	$1,245,544	$3,029	$5,389,142

Notes to Consolidated Financial Statements

	December 31, 2016
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans
Individually evaluated for impairment	$152	$309	$—	$87	$—	$—	$548
Collectively evaluated for impairment	13,282	10,123	5,247	10,871	10,553	—	50,076
Total ending allowance balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624
Loan Balance:
Loans individually evaluated for impairment	$20,622	$24,465	$2,226	$23,102	$—	$—	$70,415
Loans collectively evaluated for impairment	973,997	1,131,238	186,719	1,785,395	1,120,850	3,243	5,201,442
Total ending loan balance	$994,619	$1,155,703	$188,945	$1,808,497	$1,120,850	$3,243	$5,271,857
Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	0.74%	1.26%	—%	0.38%	—%	—%	0.78%
Loans collectively evaluated for impairment	1.36%	0.89%	2.81%	0.61%	0.94%	—%	0.96%
Total	1.35%	0.90%	2.78%	0.61%	0.94%	—%	0.96%
Recorded Investment:
Loans individually evaluated for impairment	$20,624	$24,474	$2,226	$23,102	$—	$—	$70,426
Loans collectively evaluated for impairment	977,553	1,135,390	187,240	1,788,714	1,124,235	3,272	5,216,404
Total ending recorded investment	$998,177	$1,159,864	$189,466	$1,811,816	$1,124,235	$3,272	$5,286,830

7. Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $4.1 million and $10.4 million at December 31, 2017 and 2016, respectively. These amounts are included in loans on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 5 - Loans and Note 6 - Allowance for Loan Losses. The contractual balance was $4.1 million and $10.3 million at December 31, 2017 and 2016, respectively. The gain expected upon sale was $55,000 and $131,000 at December 31, 2017 and 2016, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2017 or 2016.

During 2015, Park transferred certain commercial loans held for investment, with a book balance of $144,000, to the loans held for sale portfolio, and subsequently completed the sale of these commercial loans held for sale, recognizing a net gain on sale of $756,000. No commercial loans were held for sale or sold during 2017 or 2016.

Notes to Consolidated Financial Statements

8. Other Real Estate Owned
The carrying amount of foreclosed properties held at December 31, 2017 and December 31, 2016 are listed below, as well as the recorded investment of loans secured by residential real estate properties for which formal foreclosure proceedings were in process at those dates.

(In thousands)	December 31, 2017	December 31, 2016
OREO:
Commercial real estate	$7,888	$7,642
Construction real estate	4,852	4,624
Residential real estate	1,450	1,660
Total OREO	$14,190	$13,926

Loans in process of foreclosure:
Residential real estate	$2,948	$3,250

9. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2017	2016
Land	$19,603	$19,577
Buildings	77,711	75,472
Equipment, furniture and fixtures	55,799	52,719
Leasehold improvements	3,273	3,400
Total	$156,386	$151,168
Less accumulated depreciation	(100,485)	(93,197)
Premises and equipment, net	$55,901	$57,971

Depreciation expense amounted to $8.6 million, $8.4 million and $7.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2018	$1,726
2019	1,563
2020	865
2021	502
2022	446
Thereafter	307
Total	$5,409

Rent expense for Park was $2.0 million, $2.1 million and $1.7 million, for the years ended December 31, 2017, 2016 and 2015, respectively.

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

As permitted by ASU 2014-01, Accounting for Investments in Qualified Affordable Housing Projects, Park has elected the proportional amortization method of accounting. Under the proportional amortization method, amortization expense and tax benefits are recognized through the provision for income taxes.

The table below details the balances of Park’s affordable housing tax credit investments and related unfunded commitments as of December 31, 2017 and 2016.

(In thousands)	December 31, 2017	December 31, 2016
Affordable housing tax credit investments	$49,669	$52,947
Unfunded commitments	14,282	14,282

Commitments are funded when capital calls are made by the general partner. Park expects that the commitments as of December 31, 2017 will be funded between 2018 and 2027.

During the years ended December 31, 2017, 2016 and 2015, Park recognized amortization expense of $10.3 million, $7.3 million and $6.7 million, respectively, which was included within the provision for income taxes. Included in the $10.3 million of amortization expense during the year ended December 31, 2017 was $3.1 million in accelerated amortization as a result of tax reform as discussed in Note 19 - Income Taxes.  This reflects an overall reduction in the total projected tax benefits of the affordable housing tax credit investments as a result of the reduction in the corporate federal income tax rate to 21%. For the years ended December 31, 2017, 2016 and 2015, Park recognized tax credits and other benefits from its affordable housing tax credit investments of $9.4 million, $9.4 million and $8.9 million, respectively.

11. Deposits
At December 31, 2017 and 2016, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2017	2016
Non-interest bearing	$1,633,941	$1,523,417
Interest bearing	4,183,385	3,998,539
Total	$5,817,326	$5,521,956

At December 31, 2017, the maturities of time deposits were as follows:

(In thousands)
2018	$590,331
2019	217,286
2020	119,452
2021	51,958
2022	53,917
After 5 years	532
Total	$1,033,476

At December 31, 2017 and 2016, respectively, Park had approximately $24.9 million and $26.5 million of deposits received from executive officers, directors and related entities of directors.

Time deposits that exceed the FDIC Insurance limit of $250,000 at December 31, 2017 and 2016 were $36.3 million and $43.3 million, respectively.

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

All repurchase agreements are subject to the terms and conditions of repurchase/security agreements between Park and the client and are accounted for as secured borrowings. Park's repurchase agreements reflected in short-term borrowings consist of customer accounts and securities which are pledged on an individual security basis.

At December 31, 2017 and December 31, 2016, Park's repurchase agreement borrowings totaled $183 million and $510 million, respectively. At December 31, 2016, $300 million of Park's repurchase agreement borrowings were classified as long-term debt, with the remaining amount being classified as short-term borrowings on the Consolidated Balance Sheets. At December 31, 2017, all repurchase agreements were classified as short-term borrowings. These borrowings were collateralized with U.S. government and agency securities with a fair value of $213 million and $569 million at December 31, 2017 and December 31, 2016, respectively. Declines in the value of the collateral would require Park to pledge additional securities. As of December 31, 2017 and December 31, 2016, Park had $975 million and $640 million, respectively, of available unpledged securities.

The following table presents the carrying value of Park's repurchase agreements by remaining contractual maturity and collateral pledged at December 31, 2017 and December 31, 2016:

	December 31, 2017
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$182,185	$—	$—	$1,104	$183,289

	December 31, 2016
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$208,691	$—	$—	$301,104	$509,795

See Note 13 - Short-Term Borrowings for additional information related to repurchase agreements classified as short-term borrowings.

13. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2017	2016
Securities sold under agreements to repurchase	$183,289	$209,795
FHLB advances	208,000	185,000
Total short-term borrowings	$391,289	$394,795

Notes to Consolidated Financial Statements

The outstanding balances for all short-term borrowings as of December 31, 2017 and 2016 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements	FHLB Advances
2017
Ending balance	$183,289	$208,000
Highest month-end balance	230,905	208,000
Average daily balance	205,269	23,924
Weighted-average interest rate:
As of year-end	0.41%	1.64%
Paid during the year	0.35%	1.16%
2016
Ending balance	$209,795	$185,000
Highest month-end balance	248,277	185,000
Average daily balance	224,763	15,694
Weighted-average interest rate:
As of year-end	0.17%	0.80%
Paid during the year	0.16%	0.63%

During 2016 and 2017, outstanding FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary (PNB) and by various loans pledged under a blanket agreement by the Corporation’s bank subsidiary. At both December 31, 2017 and 2016, $25 million of investment securities were pledged as collateral for FHLB advances. At December 31, 2017 and 2016, $1,789 million and $1,909 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by Park’s bank subsidiary. See Note 12 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

Notes to Consolidated Financial Statements

14. Long-Term Debt
Long-term debt is listed below:

December 31,	2017		2016
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2017	$—	—%	$50,000	1.25%
2018	150,000	2.04%	150,000	2.04%
2019	100,000	1.92%	75,000	1.96%
2020	50,000	2.04%	25,000	2.14%
2021	100,000	1.96%	—	—%
2022	—	—%	—	—%
Thereafter	100,000	3.40%	100,000	3.40%
Total	$500,000	2.27%	400,000	2.27%
Total broker repurchase agreements by year of maturity:
2017	—	—%	300,000	1.75%
Total	$—	—%	$300,000	1.75%
Total combined long-term debt by year of maturity:
2017	—	—%	350,000	1.68%
2018	150,000	2.04%	150,000	2.04%
2019	100,000	1.92%	75,000	1.96%
2020	50,000	2.04%	25,000	2.14%
2021	100,000	1.96%	—	—%
2022	—	—%	—	—%
Thereafter	100,000	3.40%	100,000	3.40%
Total	$500,000	2.27%	$700,000	2.05%
Prepayment penalty	—	—	(5,719)	—
Total long-term debt	$500,000	2.27%	$694,281	2.07%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty was amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.55%. Of the $25 million prepayment penalty, none remained to be amortized as of December 31, 2017.

On November 21, 2014, Park restructured $50 million in FHLB advances at a rate of 1.25%. As part of this restructuring, Park paid a prepayment penalty of $3.2 million. The penalty was amortized as an adjustment to interest expense over the remaining term of the advances using the effective interest method, resulting in an effective interest rate of 3.52%. Of the $3.2 million prepayment penalty, none remained to be amortized as of December 31, 2017.

On March 30, 2015, Park prepaid $54.5 million of FHLB advances, with a weighted average rate of 1.59%, resulting in a prepayment penalty of $532,000 recognized within other expense on the Consolidated Statements of Income for the year ended December 31, 2015.

On October 20, 2016, Park prepaid $50.0 million of FHLB advances, incurring a $5.6 million prepayment penalty recognized within other expense on the Consolidated Statements of Income for the year ended December 31, 2016. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.

Park had $100.0 million of long-term debt at December 31, 2017 with a contractual maturity longer than five years. However, all of this debt is callable by the lender in 2018.

Notes to Consolidated Financial Statements

At December 31, 2017 and 2016, FHLB advances were collateralized by investment securities owned by the Corporation’s bank subsidiary (PNB) and by various loans pledged under a blanket agreement by PNB's banking divisions. At both December 31, 2017 and 2016, $25 million of investment securities were pledged as collateral for FHLB advances. At December 31, 2017 and 2016, $1,789 million and $1,909 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by PNB. See Note 12 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

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

On December 1, 2005, Vision Parent formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of Trust I's floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under FRB guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on three-month LIBOR plus 148 basis points. The junior subordinated notes represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the junior subordinated notes in December 2035, or upon earlier redemption as provided in the junior subordinated notes. Park has the right to redeem the junior subordinated notes purchased by Trust I in whole or in part, on or after December 30, 2010. As specified in the indenture, if the junior subordinated notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest. In accordance with GAAP, Trust I is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

On April 20, 2012, Park entered into a Note Purchase Agreement, dated April 20, 2012 (the “2012 Purchase Agreement”), with 56 purchasers (the "2012 Purchasers"). Under the terms of the 2012 Purchase Agreement, the 2012 Purchasers purchased from Park an aggregate principal amount of $30 million of 7% Subordinated Notes due April 20, 2022 (the "2012 Notes"). The 2012 Notes were intended to qualify as Tier 2 capital under applicable rules and regulations of the FRB. The 2012 Notes could not be prepaid in any amount prior to April 21, 2017; however, subsequent to that date, Park could prepay, without penalty, all or a portion of the principal amount outstanding. On April 24, 2017, Park prepaid in full the $30 million outstanding aggregate principal amount of the 2012 Notes, plus accrued interest on the 2012 Notes in the aggregate amount of $140,000.

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

As of December 31, 2016, the Company had accrued charges of approximately $2.3 million for legal contingencies related to various legal and other adversary proceedings. This amount was paid out in full settlement of the related litigation during the year ended December 31, 2017. As of December 31, 2017, the Company had accrued charges of approximately $20,000 for legal contingencies related to various legal and other adversary proceedings.

Notes to Consolidated Financial Statements

17. Share-Based Compensation
The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan made equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted common shares ("Restricted Stock"), restricted stock unit awards that may be settled in common shares, cash or a combination of the two ("Restricted Stock Units"), unrestricted common shares ("Other Stock-Based Awards") and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares were authorized to be delivered in connection with grants under the 2013 Incentive Plan. The common shares to be delivered under the 2013 Incentive Plan are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2017, there were 116,716 common shares subject to performance-based restricted stock units (“PBRSUs”) issued under the 2013 Incentive Plan.

The Park National Corporation 2017 Long-Term Incentive Plan for Employees (the "2017 Employees LTIP") was adopted by the Board of Directors of Park on January 23, 2017 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 24, 2017. The 2017 Employees LTIP makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, SARs, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and cash-based awards. Under the 2017 Employees LTIP, 750,000 common shares are authorized to be delivered in connection with grants under the 2017 Employees LTIP. The common shares to be delivered under the 2017 Employees LTIP are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2017, 750,000 common shares were available for future grants under the 2017 Employee LTIP.

The Park National Corporation 2017 Long-Term Incentive Plan for Non-Employee Directors (the "2017 Non-Employee Directors LTIP") was adopted by the Board of Directors of Park on January 23, 2017 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 24, 2017. The 2017 Non-Employee Directors LTIP makes equity-based awards and cash-based awards available for grant to participants in the form of nonqualified stock options, SARs, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and cash-based awards. Under the 2017 Non-Employee Directors LTIP, 150,000 common shares are authorized to be delivered in connection with grants under the 2017 Non-Employee Directors LTIP. The common shares to be delivered under the 2017 Non-Employee Directors LTIP are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2017, 138,850 common shares were available for future grants under the 2017 Non-Employee Directors LTIP.

The 2017 Employees LTIP and the 2017 Non-Employee Directors LTIP have replaced the provisions of the 2013 Incentive Plan with respect to the grant of future awards. As a result of the approval of the 2017 Employees LTIP and the 2017 Non-Employee Directors LTIP, Park will not grant any additional awards under the 2013 Incentive Plan after April 24, 2017. Awards made under the 2013 Incentive Plan prior to April 24, 2017 will remain in effect in accordance with their respective terms.

During 2017, Park granted 11,150 common shares to directors of Park and to directors of Park's bank subsidiary PNB (and its divisions) under the 2017 Non-Employee Directors LTIP. During 2016 and 2015, Park granted 9,950, and 10,150 common shares, respectively, to directors of Park and to directors of Park's bank subsidiary PNB (and its divisions) under the 2013 Incentive Plan.  The common shares granted to directors were not subject to a vesting period and resulted in expense of $1.2 million, $950,000, and $963,000 in 2017, 2016, and 2015, respectively, which is included in professional fees and services on the Consolidated Statements of Income.

During 2017, 2016 and 2015, the Compensation Committee of the Board of Directors of Park granted awards of PBRSUs covering an aggregate of 45,788, 41,550 and 23,025, respectively, of common shares, under the 2013 Incentive Plan, to certain employees of Park and its subsidiaries. The number of PBRSUs earned or settled will depend on on the level of achievement with respect to certain performance criteria and are also subject to subsequent service-based vesting requirements.

Notes to Consolidated Financial Statements

A summary of changes in the common shares subject to nonvested PBRSUs for the years ended December 31, 2017 and 2016 follows:

Common shares subject to PBRSUs
Nonvested at January 1, 2016	44,700
Granted	41,550
Vested	—
Forfeited	(825)
Nonvested at January 1, 2017	85,425
Granted	45,788
Vested	(9,674)
Forfeited	(3,021)
Adjustment for performance conditions of PBRSUs (1)	(1,802)
Nonvested at December 31, 2017 (2)	116,716
(1) The number of PBRSUs earned depends on the level of achievement with respect to certain performance criteria. Adjustment herein represents the difference between the maximum number of common shares which could be earned and the actual number earned for those PBRSUs as to which the performance period was completed.
(2) Nonvested amount herein represents the maximum number of nonvested PBRSUs. As of December 31, 2017, 103,319 PBRSUs are expected to vest.

On March 31, 2017, 9,674 PBRSUs granted in 2014 vested in full due to the level of achievement with respect to certain performance criteria and the satisfaction of the service-based vesting requirement. A total of 3,293 common shares were withheld to pay employee income taxes. This resulted in a net amount of 6,381 common shares being issued to employees of Park.

Share-based compensation expense of $2.7 million, $1.9 million and $865,000 was recognized for the years ended December 31, 2017, 2016 and 2015, respectively, related to PBRSU awards to employees. The following table details expected additional share-based compensation expense related to PBRSUs currently outstanding:

(In thousands)
2018	$2,446
2019	1,818
2020	822
2021	137
Total	$5,223

18. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

There was no pension contribution in 2016. During 2017, management contributed $15.0 million, of which $15.0 million was deductible on the 2017 tax return. There is no contribution expected in 2018.

Notes to Consolidated Financial Statements

Using an accrual measurement date of December 31, 2017 and 2016, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2017	2016
Change in fair value of plan assets
Fair value at beginning of measurement period	$167,047	$153,498
Actual return on plan assets	21,573	19,256
Employer contributions	15,000	—
Benefits paid	(7,885)	(5,707)
Fair value at end of measurement period	$195,735	$167,047
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$114,455	$102,245
Service cost	5,270	5,055
Interest cost	5,085	4,869
Actuarial loss	21,773	7,993
Benefits paid	(7,885)	(5,707)
Projected benefit obligation at the end of measurement period	$138,698	$114,455
Funded status at end of year (fair value of plan assets less benefit obligation)	$57,037	$52,592

The increase in the actuarial loss from $8.0 million as of December 31, 2016 to $21.8 million as of December 31, 2017, was the result of changes in actuarial assumptions partially offset by greater than projected returns on pension plan assets during 2017. Changes in actuarial assumptions included a change in the discount rate from 4.58% to 3.89% as well as a change in the generational mortality improvement projection scale from scale MP-2016 to scale MP-2017.

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2017	2016
Equity securities	50% - 100%	79%	84%
Fixed income and cash equivalents	remaining balance	21%	16%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation was 7.00% at both December 31, 2017 and December 31, 2016. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

The accumulated benefit obligation for the Pension Plan was $116.0 million and $97.2 million at December 31, 2017 and 2016, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2017 and 2016, the fair value of the 115,800 common shares held by the Pension Plan was $12.0 million, or $104.00 per share and $13.9 million, or $119.66 per share, respectively.

Notes to Consolidated Financial Statements

The weighted average assumptions used to determine benefit obligations at December 31, 2017, 2016 and 2015 were as follows:

	2017	2016	2015
Discount rate	3.89%	4.58%	4.88%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40-49	4.00%	4.00%	3.00%
Ages 50 and over	3.00%	3.00%	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2018	$8,274
2019	8,404
2020	9,320
2021	10,526
2022	10,937
2023-2027	53,456
Total	$100,917

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2017 and 2016.

(In thousands)	2017	2016
Prior service cost	$—	$—
Net actuarial loss	(33,799)	(22,677)
Total	(33,799)	(22,677)
Deferred taxes	7,098	7,937
Disparate tax effect (1)	3,175	—
Accumulated other comprehensive loss	$(23,526)	$(14,740)
 (1) In accordance with U.S. GAAP, Park revalued the deferred tax asset related to net actuarial loss upon the enactment of the Tax Cuts and Jobs Act on December 22, 2017. U.S. GAAP does not allow for a similar revaluation of accumulated other comprehensive loss, resulting in a disparate tax effect. Park adopted ASU 2018-02 on January 1, 2018, which allows for the reclassification of the disparate tax effect to retained earnings.

Notes to Consolidated Financial Statements

Using an actuarial measurement date of December 31 for 2017, 2016 and 2015, components of net periodic benefit income and other amounts recognized in other comprehensive income were as follows:

(In thousands)	2017	2016	2015
Components of net periodic benefit income and other amounts recognized in other comprehensive income
Service cost	$(5,270)	$(5,055)	$(5,368)
Interest cost	(5,085)	(4,869)	(4,695)
Expected return on plan assets	11,455	10,950	11,420
Amortization of prior service cost	—	—	(15)
Recognized net actuarial loss	(576)	(773)	(637)
Net periodic benefit income	$524	$253	$705
Change to net actuarial (loss) gain for the period	$(11,698)	$168	$(1,400)
Amortization of prior service cost	—	—	15
Amortization of net loss	576	773	637
Total recognized in other comprehensive income	(11,122)	941	(748)
Total recognized in net benefit income and other comprehensive income	$(10,598)	$1,194	$(43)

There are no estimated prior service costs for the Pension Plan to be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year. The estimated net actuarial loss expected to be recognized in the next fiscal year is $1.4 million.

The weighted average assumptions used to determine net periodic benefit income for the years ended December 31, 2017, 2016 and 2015 are listed below:

	2017	2016	2015
Discount Rate	4.58%	4.88%	4.42%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40-49	4.00%	3.00%	3.00%
Ages 50 and over	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.00%	7.25%	7.25%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $12.2 million at December 31, 2017.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The fair value of Pension Plan assets at December 31, 2017 was $195.7 million. At December 31, 2017, $169.6 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $26.1 million of plan investments in corporate (U.S. large cap) and U.S. Government sponsored entity bonds were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The fair value of Pension Plan assets was $167.0 million at December 31, 2016. At December 31, 2016, $145.9 million of investments in the Pension Plan were categorized as Level 1 inputs; $21.1 million were categorized as Level 2; and no investments were categorized as Level 3.

Notes to Consolidated Financial Statements

The Corporation has a voluntary salary deferral plan covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $1.3 million, $1.3 million, and $1.2 million for 2017, 2016 and 2015, respectively.

The Corporation has entered into Supplemental Executive Retirement Plan Agreements (the "SERP Agreements") with certain key officers of the Corporation and its subsidiaries which provide defined pension benefits in excess of limits imposed by federal tax law. The accrued benefit cost for the SERP Agreements totaled $9.9 million and $8.8 million for 2017 and 2016, respectively. The expense for the Corporation was $1.7 million for 2017, $1.5 million for 2016 and $1.1 million for 2015.

19. Income Taxes
Deferred income taxes were recorded at a federal tax rate of 35% at December 31, 2016. On December 22, 2017, “H.R.1,” known as the “Tax Cuts and Jobs Act", was signed into law. Among other things, the Tax Cuts and Jobs Act permanently lowers the corporate federal income tax rate to 21% from the existing maximum rate of 35%, effective January 1, 2018. As a result of the reduction of the corporate federal income tax rate to 21%, U.S. generally accepted accounting principles require companies to revalue certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment. This revaluation impacted Park’s net deferred tax liabilities and qualified affordable housing tax credit investments. This revaluation resulted in a $1.9 million tax benefit as a result of the revaluation of Park’s net deferred tax liabilities offset by $3.1 million in tax expense as a result of the accelerated amortization of qualified affordable housing tax credit investments.  The net effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million.

Also on December 22, 2017, the U.S. Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 118 (“SAB 118”) to address any uncertainty or diversity of views in practice in accounting for the income tax effect of the Tax Cuts and Jobs Act in situations where a registrant does not have the necessary information available, prepared, or analyzed in reasonable detail to complete this accounting in the reporting period that includes the enactment date. SAB 118 allows for a measurement period not to extend beyond one year from the Tax Cut and Jobs Act’s enactment date to complete the necessary accounting.

We recorded provisional amounts of deferred income taxes using reasonable estimates in one area where the information necessary to complete the accounting was not available, prepared, or analyzed. Our deferred tax liability for temporary differences associated with equity investments in partnerships is awaiting receipt of Schedules K-1 from outside preparers, which is necessary to determine our 2017 impact from these investments.

We made no adjustments to deferred tax assets representing future deductions for accrued compensation that may be subject to new limitations under Internal Revenue Code Section 162(m) which, generally, limits the annual deduction for certain compensation paid to certain employees to $1 million. There is uncertainty in applying the newly-enacted rules to existing contracts, and Park is seeking further clarifications before completing our analysis.

We will complete and record the income tax effects of these provisional items during the period the necessary information becomes available. This measurement period will not extend beyond December 22, 2018.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2017	2016
Deferred tax assets:
Allowance for loan losses	$10,498	$17,719
Accumulated other comprehensive loss – Pension plan	7,098	7,937
Accumulated other comprehensive loss – Unrealized losses on securities	946	1,618
Deferred compensation	2,744	4,140
OREO valuation adjustments	1,327	2,322
Net deferred loan fees	1,115	1,397
Deferred contract bonus	645	1,074
Nonvested equity-based compensation	1,069	1,115
Fixed assets	877	781
Accrued litigation	4	793
Other	1,226	2,525
Total deferred tax assets	$27,549	$41,421
Deferred tax liabilities:
Deferred investment income	6,120	10,199
Pension plan	19,076	26,344
Mortgage servicing rights	2,034	3,243
Partnership adjustments	460	549
Other	364	596
Total deferred tax liabilities	$28,054	$40,931
Net deferred tax (liability) asset	$(505)	$490

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP. Management has determined that it is not required to establish a valuation allowance against the December 31, 2017 or 2016 deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax assets will be fully utilized in future periods.

The components of the provision for federal income taxes are shown below:

December 31, (In thousands)	2017	2016	2015
Currently payable
Federal	$20,660	$28,879	$26,153
Amortization of qualified affordable housing projects	10,278	7,300	6,664

Deferred
Federal	3,289	581	(250)

Total	$34,227	$36,760	$32,567

Notes to Consolidated Financial Statements

The following is a reconciliation of income tax expense to the amount computed at the statutory rate of 35% for the years ended December 31, 2017, 2016 and 2015.

	2017	2016	2015
Statutory federal corporate tax rate	35.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(2.8)%	(1.3)%	(0.5)%
Bank owned life insurance	(1.4)%	(1.2)%	(1.8)%
Investments in qualified affordable housing projects, net of tax benefits	(1.9)%	(1.7)%	(1.9)%
Other tax credits	—%	—%	(0.9)%
KSOP dividend deduction	(1.0)%	(1.0)%	(1.0)%
Impact of the Tax Cuts and Jobs Act (1)	1.0%	—%	—%
Other	—%	0.1%	(0.2)%
Effective tax rate	28.9%	29.9%	28.7%
(1) As a result of the reduction of the corporate federal income tax rate to 21%, U.S. generally accepted accounting principles require companies to re-value certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment. This re-valuation resulted in a $1.9 million tax benefit as a result of the revaluation of Park’s net deferred tax liabilities and $3.1 million in tax expense as a result of accelerated amortization of qualified affordable housing tax credit investments. The net effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million.

Park and its subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on equity. The franchise tax expense is included in "State tax expense" on Park’s Consolidated Statements of Income.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2017	2016	2015
January 1 Balance	$633	$558	$532
Additions based on tax positions related to the current year	117	117	80
Additions for tax positions of prior years	—	38	16
Reductions for tax positions of prior years	(9)	—	—
Reductions due to statute of limitations	(77)	(80)	(70)
December 31 Balance	$664	$633	$558

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2017, 2016 and 2015 was $506,000, $482,000 and $432,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The expense related to interest and penalties recorded on unrecognized tax benefits in the Consolidated Statements of Income for the years ended December 31, 2017, 2016, and 2015 was $3,500, $1,500, and $2,000, respectively. The amount accrued for interest and penalties at December 31, 2017, 2016 and 2015 was $74,000, $70,500 and $69,000, respectively.

Park and its subsidiaries are subject to U.S. federal income tax and income tax in various state jurisdictions. The Corporation is subject to routine audits of tax returns by the Internal Revenue Service and states in which we conduct business. No material adjustments have been made on closed federal and state tax audits. Generally, all tax years ended prior to December 31, 2014 are closed to examination by federal and state taxing authorities.

Notes to Consolidated Financial Statements

20. Other Comprehensive Income (Loss)
Other comprehensive income (loss) components, net of income tax, are shown in the following table for the years ended December 31, 2017, 2016 and 2015.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on available-for-sale securities	Total
Beginning balance at January 1, 2017	$(14,740)	$(3,005)	$(17,745)
Other comprehensive (loss) gain before reclassifications	(9,241)	1,261	(7,980)
Amounts reclassified from accumulated other comprehensive loss	455	(1,184)	(729)
Net current period other comprehensive (loss) income	(8,786)	77	(8,709)
Ending balance at December 31, 2017	$(23,526)	$(2,928)	$(26,454)

Beginning balance at January 1, 2016	$(15,351)	$(292)	$(15,643)
Other comprehensive gain (loss) before reclassifications	109	(2,713)	(2,604)
Amounts reclassified from accumulated other comprehensive loss	502	—	502
Net current period other comprehensive income (loss)	611	(2,713)	(2,102)
Ending balance at December 31, 2016	$(14,740)	$(3,005)	$(17,745)

Beginning balance at January 1, 2015	$(14,865)	$1,257	$(13,608)
Other comprehensive loss before reclassifications	(910)	(1,549)	(2,459)
Amounts reclassified from accumulated other comprehensive loss	424	—	424
Net current period other comprehensive loss	(486)	(1,549)	(2,035)
Ending balance at December 31, 2015	$(15,351)	$(292)	$(15,643)

The following table provides information concerning amounts reclassified out of accumulated other comprehensive loss for the years ended December 31, 2017, 2016 and 2015:

	Amount Reclassified from Accumulated Other Comprehensive Loss			Affected Line Item in the Consolidated Statement of Income
(In thousands)	2017	2016	2015
Amortization of defined benefit pension items
Amortization of prior service cost	$—	$—	$15	Employee benefits
Amortization of net loss	576	773	637	Employee benefits
Income before income taxes	576	773	652	Income before income taxes
Federal income taxes	121	271	228	Federal income taxes
Net of income tax	$455	$502	$424	Net of income tax

Unrealized gains & losses on available for sale securities
Gain on sale of investment securities	$(1,821)	$—	$—	Gain on sale of investment securities
Other than temporary impairment	—	—	—	Miscellaneous expense
Income before income taxes	(1,821)	—	—	Income before income taxes
Federal income taxes	(637)	—	—	Federal income taxes
Net of income tax	$(1,184)	$—	$—	Net of income tax

Notes to Consolidated Financial Statements

21. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of PBRSUs.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2017	2016	2015
Numerator:
Net income	$84,242	$86,135	$81,012
Denominator:
Weighted-average common shares outstanding	15,295,573	15,332,553	15,364,281
Effect of dilutive PBRSUs	94,779	72,607	40,459
Weighted-average common shares outstanding adjusted for the effect of dilutive PBRSUs	15,390,352	15,405,160	15,404,740
Earnings per common share:
Basic earnings per common share	$5.51	$5.62	$5.27
Diluted earnings per common share	$5.47	$5.59	$5.26

Park awarded 45,788, 41,550 and 23,025 PBRSUs to certain employees during the years ended December 31, 2017, 2016 and 2015, respectively. As of December 31, 2017, 116,716 PBRSUs were outstanding. The PBRSUs vest based on service and performance conditions. The dilutive effect of the PBRSUs was the addition of 94,779, 72,607 and 40,459 common shares for the years ended December 31, 2017, 2016 and 2015, respectively.

During the years ended December 31, 2017 and 2015, Park repurchased 70,000 and 71,700 common shares, respectively, to fund the PBRSUs and common shares awarded to directors of Park and to directors of Park's subsidiary PNB (and its divisions). No common shares were repurchased during 2016.

22. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2017, approximately $76.1 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2017	2016
Loan commitments	$893,205	$912,007
Standby letters of credit	13,421	13,746

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

24. Loan Servicing
Park serviced sold mortgage loans of $1,371 million at December 31, 2017, compared to $1,330 million at December 31, 2016 and $1,276 million at December 31, 2015. At December 31, 2017, $3.0 million of the sold mortgage loans were sold with recourse compared to $4.1 million at December 31, 2016 and $5.4 million at December 31, 2015. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2017 and 2016, management had established a reserve of $270,000 and $266,000, respectively, to account for future loan repurchases.

When Park sells mortgage loans with servicing rights retained, servicing rights are initially recorded at fair value. Park selected the “amortization method” as permissible within U.S. GAAP, whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income of the underlying loan. At the end of each reporting period, the carrying value of mortgage servicing rights (“MSRs”) is assessed for impairment with a comparison to fair value. MSRs are carried at the lower of their amortized cost or fair value. The amortization of MSRs is included within other service income in the Consolidated Statements of Income.
Activity for MSRs and the related valuation allowance follows:

December 31 (In thousands)	2017	2016	2015
MSRs:
Carrying amount, net, beginning of year	$9,266	$9,008	$8,613
Additions	1,941	2,286	1,748
Amortization	(1,624)	(1,835)	(1,637)
Change in valuation allowance	105	(193)	284
Carrying amount, net, end of year	$9,688	$9,266	$9,008
Valuation allowance:
Beginning of year	$735	$542	$826
Change in valuation allowance	(105)	193	(284)
End of year	$630	$735	$542

The fair value of MSRs was $9.7 million and $9.3 million at December 31, 2017 and 2016, respectively. The fair value of MSRs at December 31, 2017 was established using a discount rate of 13% and constant prepayment speeds ranging from 6.54% to 17.10%. The fair value of MSRs at December 31, 2016 was established using a discount rate of 13% and constant prepayment speeds ranging from 6.24% to 16.80%.

Servicing fees included in other service income were $3.5 million, $3.4 million and $3.4 million for the years ended December 31, 2017, 2016 and 2015, respectively.

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

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2017 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2017
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$242,720	$—	$242,720
U.S. Government sponsored entities’ asset-backed securities	—	849,161	—	849,161
Equity securities	1,518	—	417	1,935
Mortgage loans held for sale	—	4,148	—	4,148
Mortgage IRLCs	—	94	—	94

Liabilities
Fair value swap	$—	$—	$226	$226

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2016 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2016
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$267,533	$—	$267,533
U.S. Government sponsored entities’ asset-backed securities	—	987,172	—	987,172
Equity securities	2,644	—	790	3,434
Mortgage loans held for sale	—	10,413	—	10,413
Mortgage IRLCs	—	124	—	124

Liabilities
Fair value swap	$—	$—	$226	$226

There were no transfers between Level 1 and Level 2 during 2017 or 2016. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

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

Notes to Consolidated Financial Statements

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2017 and 2016, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2017	$790	$(226)
Total Gains (Losses)
Included in other comprehensive income	6	—
Transfers out of Level 3 (1)	(346)	—
Purchases, sales, issuances and settlements, other, net	(33)	—
Balance at December 31, 2017	$417	$(226)

Balance at January 1, 2016	$769	$(226)
Total Gains (Losses)
Included in other comprehensive income	21	—
Balance at December 31, 2016	$790	$(226)
(1) Transfered from Level 3 to Level 1 as the result of a quoted market price becoming available.

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

Other Real Estate Owned ("OREO"): Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. These appraisals may utilize a single valuation approach or a combination of approaches including the comparable sales approach and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value.

Notes to Consolidated Financial Statements

Appraisals for both collateral dependent impaired loans and OREO are performed by licensed appraisers. Appraisals are generally obtained to support the fair value of collateral. In general, there are three types of appraisals received by the Company: real estate appraisals, income approach appraisals and lot development loan appraisals. These are discussed below:

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

Fair Value Measurements at December 31, 2017 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2017
Impaired Loans:
Commercial real estate	$—	$—	$2,735	$2,735
Construction real estate	—	—	127	127
Residential real estate	—	—	712	712
Total impaired loans recorded at fair value	$—	$—	$3,574	$3,574
MSRs	$—	$7,316	$—	$7,316
OREO:
Commercial real estate	—	—	2,295	2,295
Construction real estate	—	—	3,204	3,204
Residential real estate	—	—	1,021	1,021
Total OREO recorded at fair value	$—	$—	$6,520	$6,520

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2016 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2016
Impaired Loans:
Commercial real estate	$—	$—	$3,057	$3,057
Construction real estate	—	—	541	541
Residential real estate	—	—	2,385	2,385
Total impaired loans recorded at fair value	$—	$—	$5,983	$5,983
MSRs	$—	$6,769	$—	$6,769
OREO:
Commercial real estate	—	—	2,644	2,644
Construction real estate	—	—	3,322	3,322
Residential real estate	—	—	931	931
Total OREO recorded at fair value	$—	$—	$6,897	$6,897

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

	December 31, 2017
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$3,577	$2,780	$3	$3,574
Remaining impaired loans	52,987	7,260	681	52,306
Total impaired loans	$56,564	$10,040	$684	$55,880

	December 31, 2016
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$6,379	$3,681	$396	$5,983
Remaining impaired loans	64,047	21,262	152	63,895
Total impaired loans	$70,426	$24,943	$548	$69,878

The (expense) income from credit adjustments related to impaired loans carried at fair value for the years ended December 31, 2017, 2016 and 2015 was $(1.6) million, $0.9 million, and $(2.1) million, respectively.

MSRs totaled $9.7 million at December 31, 2017. Of this $9.7 million MSR carrying balance, $7.3 million was recorded at fair value and included a valuation allowance of $0.6 million. The remaining $2.4 million was recorded at cost, as the fair value exceeded cost at December 31, 2017. At December 31, 2016, MSRs totaled $9.3 million. Of this $9.3 million MSR carrying balance, $6.8 million was recorded at fair value and included a valuation allowance of $0.7 million. The remaining $2.5 million was recorded at cost, as the fair value exceeded cost at December 31, 2016. The income (expense) related to MSRs carried at fair value for the years ended December 31, 2017, 2016 and 2015 was $0.1 million, $(0.2) million and $0.3 million, respectively.

Notes to Consolidated Financial Statements

Total OREO held by Park at December 31, 2017 and 2016 was $14.2 million and $13.9 million, respectively. Approximately 46% and 50% of OREO held by Park at December 31, 2017 and 2016, respectively, was carried at fair value due to fair value adjustments made subsequent to the initial OREO measurement. At December 31, 2017 and 2016, OREO held at fair value, less estimated selling costs, amounted to $6.5 million and $6.9 million, respectively. The net expense related to OREO fair value adjustments was $0.5 million, $0.6 million and $1.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following tables present quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2017 and December 31, 2016:

December 31, 2017
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$2,735	Sales comparison approach	Adj to comparables	0.0% - 90.0% (22.7%)
		Income approach	Capitalization rate	9.0% - 11.0% (9.9%)
		Cost approach	Accumulated depreciation	90.1% (90.1%)

Construction real estate	$127	Sales comparison approach	Adj to comparables	0.0% - 4.8% (2.4%)

Residential real estate	$712	Sales comparison approach	Adj to comparables	0.3% - 33.0% (12.5%)
		Income approach	Capitalization rate	10.5% (10.5%)

Other real estate owned:
Commercial real estate	$2,295	Sales comparison approach	Adj to comparables	0.9% - 68.4% (34.7%)
		Income approach	Capitalization rate	13.0% (13.0%)

Construction real estate	$3,204	Sales comparison approach	Adj to comparables	0.0% - 90.0% (24.5%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$1,021	Sales comparison approach	Adj to comparables	1.2% - 79.7% (31.8%)

Notes to Consolidated Financial Statements

December 31, 2016
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$3,057	Sales comparison approach	Adj to comparables	0.0% - 90.0% (20.2%)
		Income approach	Capitalization rate	9.0% - 10.6% (10.1%)
		Cost approach	Accumulated depreciation	17.0% - 18.0% (17.8%)

Construction real estate	$541	Sales comparison approach	Adj to comparables	0.0% - 11.1% (1.6%)
		Bulk sale approach	Discount rate	10.0% (10.0%)

Residential real estate	$2,385	Sales comparison approach	Adj to comparables	0.3% - 110.0% (17.0%)
		Income approach	Capitalization rate	10.0% (10.0%)

Other real estate owned:
Commercial real estate	$2,644	Sales comparison approach	Adj to comparables	0.0% - 68.4% (26.5%)
		Income approach	Capitalization rate	13.0% - 14.0% (13.1%)

Construction real estate	$3,322	Sales comparison approach	Adj to comparables	0.0% - 90.0% (24.7%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$931	Sales comparison approach	Adj to comparables	3.2% - 79.7% (30.6%)

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

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2017 and December 31, 2016, was as follows:

	December 31, 2017
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$169,112	$169,112	$—	$—	$169,112
Investment securities (1)	1,451,013	1,518	1,455,660	417	1,457,595
Accrued interest receivable - securities	5,505	—	5,505	—	5,505
Accrued interest receivable - loans	16,659	—	—	16,659	16,659

Mortgage loans held for sale	4,148	—	4,148	—	4,148
Mortgage IRLCs	94	—	94	—	94
Impaired loans carried at fair value	3,574	—	—	3,574	3,574
Other loans, net	5,314,679	—	—	5,247,021	5,247,021
Loans receivable, net	$5,322,495	$—	$4,242	$5,250,595	$5,254,837

Financial liabilities:
Noninterest bearing checking accounts	$1,633,941	$1,633,941	$—	$—	$1,633,941
Interest bearing transaction accounts	1,260,095	1,260,095	—	—	1,260,095
Savings accounts	1,888,545	1,888,545	—	—	1,888,545
Time deposits	1,033,476	—	1,035,093	—	1,035,093
Other	1,269	1,269	—	—	1,269
Total deposits	$5,817,326	$4,783,850	$1,035,093	$—	$5,818,943

Short-term borrowings	$391,289	$—	$391,289	$—	$391,289
Long-term debt	500,000	—	504,503	—	504,503
Subordinated notes	15,000	—	13,370	—	13,370
Accrued interest payable – deposits	1,211	77	1,134	—	1,211
Accrued interest payable – debt/borrowings	1,067	11	1,056	—	1,067

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226
(1) Investment securities excludes the category "Other investment securities." This category consists of FHLB and FRB stock carried at their respective redemption values as it is not practical to calculate their fair values. Additional investments within "Other investment securities" are carried at their cost basis as these investments do not have a readily determinable fair value and Park does not have the ability to influence the operating or financial decisions of the investee.

Notes to Consolidated Financial Statements

	December 31, 2016
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$146,466	$146,466	$—	$—	$146,466
Investment securities (1)	1,517,972	2,644	1,511,377	790	1,514,811
Accrued interest receivable - securities	3,849	—	3,849	—	3,849
Accrued interest receivable - loans	14,973	—	—	14,973	14,973

Loans held for sale	10,413	—	10,413	—	10,413
Mortgage IRLCs	124	—	124	—	124
Impaired loans carried at fair value	5,983	—	—	5,983	5,983
Other loans, net	5,204,713	—	—	5,161,919	5,161,919
Loans receivable, net	$5,221,233	$—	$10,537	$5,167,902	$5,178,439

Financial liabilities:
Noninterest bearing checking accounts	$1,523,417	$1,523,417	$—	—	$1,523,417
Interest bearing transaction accounts	1,174,448	1,174,448	—	—	1,174,448
Savings accounts	1,704,920	1,704,920	—	—	1,704,920
Time deposits	1,117,870	—	1,122,598	—	1,122,598
Other	1,301	1,301	—	—	1,301
Total deposits	$5,521,956	$4,404,086	$1,122,598	$—	$5,526,684

Short-term borrowings	$394,795	$—	$394,795	$—	$394,795
Long-term debt	694,281	—	712,958	—	712,958
Subordinated notes	45,000	—	40,903	—	40,903
Accrued interest payable – deposits	900	82	818	—	900
Accrued interest payable – debt/borrowings	1,251	1	1,250	—	1,251

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226
(1) Investment securities excludes the category "Other investment securities." This category consists of FHLB and FRB stock carried at their respective redemption values as it is not practical to calculate their fair values. Additional investments within "Other investment securities" are carried at their cost basis as these investments do not have a readily determinable fair value and Park does not have the ability to influence the operating or financial decisions of the investee.

26. Capital Ratios
Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well-capitalized thresholds under the prompt corrective action regulations applicable to PNB. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer was 1.25% for 2017 and 0.625% for 2016. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer. The Federal Reserve Board also adopted requirements Park must maintain to be deemed "well-capitalized" and to remain a financial holding company.

Notes to Consolidated Financial Statements

Each of PNB and Park met each of the well-capitalized ratio guidelines applicable to it at December 31, 2017. The following table indicates the capital ratios for PNB and Park at December 31, 2017 and 2016.

	As of December 31, 2017
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.36%	10.35%	10.35%	11.60%
Park National Corporation	9.44%	13.22%	12.94%	14.14%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

	As of December 31, 2016
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
The Park National Bank	7.34%	9.87%	9.87%	11.24%
Park National Corporation	9.56%	12.83%	12.55%	14.32%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

Notes to Consolidated Financial Statements

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well-Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2017
Total Risk-Based Capital (to risk-weighted assets)
PNB	$628,440	11.60%	$433,406	8.00%	$541,757	10.00%
Park	775,867	14.14%	438,981	8.00%	548,726	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$560,530	10.35%	$325,054	6.00%	$433,406	8.00%
Park	725,221	13.22%	329,235	6.00%	329,235	6.00%
Leverage Ratio (to average total assets)
PNB	$560,530	7.36%	$304,722	4.00%	$380,903	5.00%
Park	725,221	9.44%	307,441	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	$560,530	10.35%	$243,791	4.50%	$352,142	6.50%
Park	710,221	12.94%	246,927	4.50%	N/A	N/A

At December 31, 2016
Total Risk-Based Capital (to risk-weighted assets)
PNB	$607,269	11.24%	$432,153	8.00%	$540,192	10.00%
Park	784,406	14.32%	438,231	8.00%	547,789	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$533,215	9.87%	$324,115	6.00%	$432,153	8.00%
Park	702,651	12.83%	328,673	6.00%	328,673	6.00%
Leverage Ratio (to average total assets)
PNB	$533,215	7.34%	$290,671	4.00%	$363,339	5.00%
Park	702,651	9.56%	293,916	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	533,215	9.87%	243,086	4.50%	351,125	6.50%
Park	687,651	12.55%	246,505	4.50%	N/A	N/A

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

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2017 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income	$235,243	$5,839	$2,089	$588	$243,759
Provision for (recovery of) loan losses	9,898	1,917	(3,258)	—	8,557
Other income	77,126	40	404	3,065	80,635
Other expense	180,275	3,036	5,252	8,805	197,368
Income (loss) before taxes	122,196	926	499	(5,152)	118,469
Income taxes (benefit)	34,881	666	1,375	(2,695)	34,227
Net income (loss)	$87,315	$260	$(876)	$(2,457)	$84,242
Balances at December 31, 2017
Assets	$7,467,851	$32,077	$24,902	$12,790	$7,537,620
Loans	5,339,255	33,385	10,891	(11,048)	5,372,483
Deposits	5,896,676	3,449	—	(82,799)	5,817,326

Operating results for the year ended December 31, 2016 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$227,576	$5,874	$4,774	$(138)	$238,086
Provision for (recovery of) loan losses	2,611	1,887	(9,599)	—	(5,101)
Other income (loss)	74,803	(1)	2,974	955	78,731
Other expense	177,562	4,457	7,273	9,731	199,023
Income (loss) before taxes	122,206	(471)	10,074	(8,914)	122,895
Income taxes (benefit)	37,755	(164)	3,526	(4,357)	36,760
Net income (loss)	$84,451	$(307)	$6,548	$(4,557)	$86,135
Balances at December 31, 2016
Assets	$7,389,538	$32,268	$25,342	$20,438	$7,467,586
Loans	5,234,828	32,661	12,354	(7,986)	5,271,857
Deposits	5,630,199	3,809	—	(112,052)	5,521,956

Operating results for the year ended December 31, 2015 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$220,879	$6,588	$(74)	$239	$227,632
Provision for (recovery of) loan losses	7,665	1,415	(4,090)	—	4,990
Other income	75,188	2	1,848	513	77,551
Other expense	167,476	2,984	6,182	9,972	186,614
Income (loss) before taxes	120,926	2,191	(318)	(9,220)	113,579
Income taxes (benefit)	36,581	768	(111)	(4,671)	32,567
Net income (loss)	$84,345	$1,423	$(207)	$(4,549)	$81,012
Balances at December 31, 2015
Assets	$7,229,764	$35,793	$33,541	$12,256	$7,311,354
Loans	5,029,072	35,469	15,153	(11,609)	5,068,085
Deposits	5,447,293	4,627	—	(104,278)	5,347,642

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2017
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$243,171	$8,644	$179,919	$36,922	$7,524,830	$5,900,125
Elimination of intersegment items	1,500	—	—	—	(14,679)	(82,799)
Parent Co. totals - not eliminated	(912)	—	8,805	(2,695)	27,469	—
Totals	$243,759	$8,644	$188,724	$34,227	$7,537,620	$5,817,326

	2016
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$238,224	$8,396	$180,896	$41,117	$7,447,148	$5,634,008
Elimination of intersegment items	2,164	—	—	—	(9,204)	(112,052)
Parent Co. totals - not eliminated	(2,302)	—	9,731	(4,357)	29,642	—
Totals	$238,086	$8,396	$190,627	$36,760	$7,467,586	$5,521,956

	2015
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$227,393	$7,347	$169,295	$37,238	$7,299,098	$5,451,920
Elimination of intersegment items	2,561	—	—	—	(13,557)	(104,278)
Parent Co. totals - not eliminated	(2,322)	—	9,972	(4,671)	25,813	—
Totals	$227,632	$7,347	$179,267	$32,567	$7,311,354	$5,347,642

28. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below. Investments in subsidiaries are accounted for using the equity method of accounting.

Cash represents non-interest bearing deposits with PNB. Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $3.3 million, $4.4 million and $4.1 million in 2017, 2016 and 2015, respectively.

At December 31, 2017 and 2016, shareholders’ equity reflected in the Parent Company balance sheet includes $282.6 million and $259.7 million, respectively, of undistributed earnings of the Corporation’s subsidiaries which are restricted from transfer as dividends to the Corporation.

Notes to Consolidated Financial Statements

Condensed Balance Sheets
December 31, 2017 and 2016
(In thousands)	2017	2016
Assets:
Cash	$79,452	$112,067
Investment in subsidiaries	645,287	626,569
Debentures receivable from PNB	25,000	25,000
Other investments	1,398	2,962
Other assets	26,838	26,651
Total assets	$777,975	$793,249
Liabilities:
Subordinated notes	15,000	45,000
Other liabilities	6,874	6,009
Total liabilities	21,874	51,009
Total shareholders’ equity	756,101	742,240
Total liabilities and shareholders’ equity	$777,975	$793,249

Condensed Statements of Income
for the years ended December 31, 2017, 2016 and 2015
(In thousands)	2017	2016	2015
Income:
Dividends from subsidiaries	$60,000	$60,000	$60,000
Interest and dividends	1,500	2,164	2,561
Gain on sale of investment securities	1,821	—	—
Other	1,405	1,081	560
Total income	64,726	63,245	63,121
Expense:
Interest expense	1,073	2,429	2,369
Other, net	8,805	9,730	9,972
Total expense	9,878	12,159	12,341
Income before federal taxes and equity in undistributed income of subsidiaries	54,848	51,086	50,780
Federal income tax benefit	2,695	4,357	4,671
Income before equity in undistributed income of subsidiaries	57,543	55,443	55,451
Equity in undistributed income of subsidiaries	26,699	30,692	25,561
Net income	$84,242	$86,135	$81,012
Other comprehensive loss (1)	(8,709)	(2,102)	(2,035)
Comprehensive income	75,533	84,033	78,977
(1) See Consolidated Statements of Comprehensive Income for other comprehensive loss detail.

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2017, 2016 and 2015
(In thousands)	2017	2016	2015
Operating activities:
Net income	$84,242	$86,135	$81,012
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(26,699)	(30,692)	(25,561)
Compensation expense for issuance of treasury stock to directors	1,241	950	963
Share-based compensation expense	2,701	1,864	865
Realized net investment security gains	(1,821)	—	—
Decrease (increase) in other assets	205	(3,425)	(182)
Increase (decrease) in other liabilities	475	(2,524)	485
Net cash provided by operating activities	60,344	52,308	57,582
Investing activities:
Proceeds from sales of securities	2,265	—	—
Repayment of investments in and advances to subsidiaries	—	15,000	10,000
Net cash provided by investing activities	2,265	15,000	10,000
Financing activities:
Cash dividends paid	(57,493)	(57,653)	(57,776)
Repayment of subordinated notes	(30,000)	—	—
Repurchase of treasury shares	(7,378)	—	(6,058)
Cash payment for fractional shares	(6)	(4)	(3)
Value of common shares withheld to pay employee income taxes	(347)	—	—
Net cash used in financing activities	(95,224)	(57,657)	(63,837)
(Decrease) increase in cash	(32,615)	9,651	3,745

Cash at beginning of year	112,067	102,416	98,671
Cash at end of year	$79,452	$112,067	$102,416

29. Subsequent Events
On January 22, 2018, Park, PNB and NewDominion Bank, a North Carolina state-chartered bank ("NewDominion"), entered into an Agreement and Plan of Merger and Reorganization (the "NewDominion Merger Agreement"), pursuant to which NewDominion will merge with and into PNB (the "NewDominion Merger"). Subject to the terms and conditions of the NewDominion Merger Agreement, at the effective time of the NewDominion Merger (the "NewDominion Effective Time"), NewDominion shareholders will have the right to receive for each share of NewDominion's voting and non-voting common stock, par value $0.25 per share, at their election either (i) $1.08 in cash or (ii) 0.01023 Park Common Shares (the "NewDominion Merger Consideration"), subject to required proration in the event that cash or Common Shares are oversubscribed as provided in the NewDominion Merger Agreement.
At the NewDominion Effective Time, outstanding NewDominion stock options with an exercise price of less than $1.08 per share will be canceled and converted into the right to receive the NewDominion Merger Consideration with the same election right as NewDominion shareholders, subject to proration. Each outstanding NewDominion stock option with an exercise price of $1.08 per share or more will be assumed and converted into an option to purchase Park Common Shares, on the same terms and conditions as were applicable under such NewDominion stock option. At the NewDominion Effective Time, NewDominion restricted stock awards will fully vest (with any performance-based vesting condition deemed satisfied) and will be canceled and converted automatically into the right to receive the NewDominion Merger Consideration, with the same election right as New Dominion shareholders, subject to proration as provided in the NewDominion Merger Agreement.
The NewDominion Merger Agreement contains customary representations, warranties, and covenants of each party. Subject to certain terms and conditions, the NewDominion Merger Agreement provides that the board of directors of NewDominion will

Notes to Consolidated Financial Statements

recommend the approval and adoption of the NewDominion Merger Agreement by the shareholders of NewDominion. NewDominion has also agreed not to solicit acquisition proposals relating to alternative business combination transactions. In addition, NewDominion has agreed not to participate in discussions or negotiations or provide information in connection with any acquisition proposals for alternative business combination transactions unless certain conditions are satisfied.
Closing of the NewDominion Merger is subject to customary conditions, including, among others, approval of the NewDominion Merger Agreement by NewDominion’s shareholders, receipt of required regulatory approvals, effectiveness of the registration statement to be filed by Park, and approval for listing on NYSE AMERICAN, with respect to the Park Common Shares to be issued in the NewDominion Merger.
The NewDominion Merger Agreement provides certain termination rights for each party and further provides that, in the event the NewDominion Merger Agreement is terminated under certain circumstances in connection with a competing acquisition transaction, NewDominion will be required to pay Park a termination fee equal to $4,170,000.
In connection with the NewDominion Merger Agreement, Park and Park National Bank entered into voting and support agreements with the directors and executive officers of NewDominion, in those individuals’ capacities as shareholders, and with certain substantial shareholders of NewDominion. Pursuant to the terms of the voting and support agreements, each director and each executive officer of NewDominion and those certain substantial shareholders of NewDominion have agreed to vote the shares of NewDominion common stock they own in favor of the NewDominion Merger Agreement, subject to the exceptions set forth in the voting agreements.