Form 10-K, Exhibit 13
period 2018-12-31
PARK NATIONAL CORP /OH/
filed 2019-02-26
CIK 805676

Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS

Management's discussion and analysis addresses the financial condition and results of operations for Park National Corporation and our subsidiaries (unless the context otherwise requires, collectively, "Park" or the "Corporation").  This discussion should be read in conjunction with the consolidated financial statements and related notes and the five-year summary of selected financial data.  Management’s discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include, without limitation: Park's ability to execute our business plan successfully and within the expected time frame; general economic and financial market conditions, specifically in the real estate markets and the credit markets, either nationally or in the states in which Park and our subsidiaries do business, may experience a slowing or reversal of the recent economic expansion in addition to continuing residual effects of recessionary conditions and an uneven spread of positive impacts of recovery on the economy and our counterparties, resulting in adverse impacts on the demand for loan, deposit and other financial services, delinquencies, defaults and counterparties' ability to meet credit and other obligations and the possible impairment of collectability of loans; changes in interest rates and prices may adversely impact prepayment penalty income, mortgage banking income, the value of securities, loans, deposits and other financial instruments and the interest rate sensitivity of our consolidated balance sheet as well as reduce interest margins and impact loan demand; changes in consumer spending, borrowing and saving habits, whether due to the tax reform legislation, changing business and economic conditions, legislative and regulatory initiatives, or other factors; changes in unemployment; changes in customers', suppliers', and other counterparties' performance and creditworthiness; the adequacy of our risk management program in the event of changes in the strategic, information technology, information security, market, economic, operational, asset/liability repricing, liquidity, credit and interest rate risks associated with Park's business; disruption in the liquidity and other functioning of U.S. financial markets; our liquidity requirements could be adversely affected by changes to regulations governing bank and bank holding company capital and liquidity standards as well as by changes in our assets and liabilities; competitive factors among financial services organizations could increase significantly, including product and pricing pressures, changes to third-party relationships and our ability to attract, develop and retain qualified banking professionals; customers could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding; uncertainty regarding the nature, timing, cost and effect of changes in banking regulations or other regulatory or legislative requirements affecting the respective businesses of Park and our subsidiaries, including major reform of the regulatory oversight structure of the financial services industry and changes in laws and regulations concerning taxes, pensions, bankruptcy, consumer protection, rent regulation and housing, financial accounting and reporting, environmental protection, insurance, bank products and services, bank capital and liquidity standards, fiduciary standards, securities and other aspects of the financial services industry, specifically the reforms provided for in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the Basel III regulatory capital reforms, as well as regulations already adopted and which may be adopted in the future by the relevant regulatory agencies, including the Consumer Financial Protection Bureau, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Federal Reserve Board, to implement the Dodd-Frank Act's provisions, and the Basel III regulatory capital reforms; the effects of easing restrictions on participants in the financial services industry; the effect of changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board, the SEC, the Public Company Accounting Oversight Board and other regulatory agencies, and the accuracy of our assumptions and estimates used to prepare our financial statements; changes in law and policy accompanying the current presidential administration, including the Tax Cuts and Jobs Act, and uncertainty or speculation pending the enactment of such changes; significant changes in the tax laws, which may adversely affect the fair values of net deferred tax assets and obligations of state and political subdivisions held in Park's investment securities portfolio; the impact of our ability to anticipate and respond to technological changes on our ability to respond to customer needs and meet competitive demands; operational issues stemming from and/or capital spending necessitated by the potential need to adapt to industry changes in information technology systems on which Park and our subsidiaries are highly dependent; the ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors and other service providers, resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems, including as a result of cyber attacks; the existence or exacerbation of general geopolitical instability and uncertainty; the effect of trade policies (including the impact of tariffs, a U.S. withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations), monetary and other fiscal policies (including the impact of money supply and interest rate policies of the Federal Reserve Board) and other governmental policies of the U.S. federal government; the impact on financial markets and the economy of any changes in the credit ratings of the U.S. Treasury obligations and other U.S. government - backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and concerns regarding the creditworthiness of certain sovereign governments, supranationals and financial institutions in Europe and Asia; the uncertainty surrounding the actions to be taken to implement the referendum by United Kingdom voters to exit the European Union; our litigation and regulatory compliance exposure, including the costs and effects of any adverse developments in legal proceedings or other claims and the costs and effects of unfavorable resolution of regulatory and other governmental examinations or other inquiries; continued availability of earnings and excess capital sufficient for the lawful and prudent declaration of dividends; fraud, scams and schemes of third parties; the impact of widespread natural and other disasters, pandemics, dislocations, civil unrest, terrorist activities or international hostilities on the economy and financial markets generally and on us or our counterparties specifically; the effect of healthcare laws in the U.S. and potential changes for such laws which may increase our healthcare and other costs and negatively impact our operations and financial results; Park's ability to integrate recent acquisitions (including NewDominion Bank) as well as any future acquisitions, which may be unsuccessful, or may be more difficult, time-consuming or costly than expected; the ability to complete the proposed merger of Park and CAB Financial Corporation ("CAB") on the proposed terms and within the expected time frame; the risk that the businesses of Park and CAB will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the proposed merger of Park and CAB may not be fully realized or realized within the expected time frame; revenues following the proposed merger of Park and CAB may be lower than expected; customer and employee relationships and business operations may be disrupted by the proposed merger of Park and CAB; Park issued equity securities in the acquisition of NewDominion Bank and may issue equity securities in connection with future acquisitions, including the proposed merger of Park and CAB, if consummated, which could cause ownership and economic dilution to Park's current shareholders; the discontinuation of LIBOR and other reference rates which may result in increased expenses and litigation, and adversely impact the effectiveness of hedging strategies; and other risk factors relating to the banking industry as detailed from time to time in Park's reports filed with the SEC including those described in "Item 1A. Risk Factors" of Part I of Park's Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

OVERVIEW

Financial Results by segment
The table below reflects the net income (loss) by segment for the fiscal years ended December 31, 2018, 2017, and 2016. Park's segments include The Park National Bank ("PNB"), Guardian Financial Services Company (“GFSC”), SE Property Holdings, LLC ("SEPH") and all other which primarily consists of Park as the "Parent Company."

Table 1 - Net Income (Loss) by Segment
Net income (loss) by segment
(In thousands)	2018	2017	2016
PNB	$109,472	$87,315	$84,451
GFSC	521	260	(307)
Parent Company	(3,883)	(2,457)	(4,557)
Ongoing operations	$106,110	$85,118	$79,587
SEPH	4,277	(876)	6,548
Total Park	$110,387	$84,242	$86,135

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

During the first quarter of 2018, Park adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  This ASU requires that an employer report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost are required to be presented in the income statement separately from the service cost.  This ASU is required to be applied retrospectively to all periods presented.  As a result of the adoption of this ASU, all prior periods have been recast to separately record the service cost component and other components of net benefit cost.  For Park, this resulted in an increase in other income and an offsetting increase in other expense with no change to net income.

During the first quarter of 2018, Park adopted ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. Changes reflected in the current U.S. generally accepted accounting principles ("GAAP") model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. As a result of the adoption of this ASU, Park recorded an increase of $1.9 million to beginning retained earnings and a $995,000 increase to beginning accumulated other comprehensive loss.

On July 1, 2018, NewDominion Bank, a North Carolina state-chartered bank (“NewDominion”), merged with and into PNB, with PNB continuing as the surviving entity pursuant to the Agreement and Plan of Merger and Reorganization, dated as of January 22, 2018, by and among Park, PNB, and NewDominion.  On the acquisition date, NewDominion had $328 million in total assets, $278 million in total loans, and $284 million in total deposits. The acquisition was valued at $79.2 million and resulted in Park issuing 435,457 Park common shares and paying $30.7 million in cash as merger consideration in exchange for the NewDominion common stock. For the twelve months ended December 31, 2018, Park recorded merger-related expenses of $4.6 million associated with the NewDominion acquisition.

The Park National Bank ("PNB")

The table below summarizes PNB's net income for the fiscal years ended December 31, 2018, 2017, and 2016.

Table 2 - PNB Summary Income Statement
(In thousands)	2018	2017	2016
Net interest income	$258,547	$235,243	$227,576
Provision for loan losses	7,569	9,898	2,611
Other income	88,981	82,742	79,959
Other expense	206,843	185,891	182,718
Income before income taxes	$133,116	$122,196	$122,206
Income tax expense	23,644	34,881	37,755
Net income	$109,472	$87,315	$84,451

Net interest income of $258.5 million for the fiscal year ended December 31, 2018 represented a $23.3 million, or 9.9%, increase compared to $235.2 million for the fiscal year ended December 31, 2017. The increase was the result of a $24.8 million increase in interest income, partially offset by a $1.5 million increase in interest expense.
The $24.8 million increase in interest income was due to a $22.7 million increase in interest income on loans, along with a $2.1 million increase in interest income on investments. The increase in interest income on loans was partially the result of a $148.4 million increase in average loans from $5.29 billion for the fiscal year ended December 31, 2017, to $5.44 billion for the fiscal year ended December 31, 2018. Additionally, the yield on loans increased by 28 basis points to 4.85% for the fiscal year ended December 31, 2018, compared to 4.57% for the fiscal year ended December 31, 2017. Included in interest income for the fiscal years ended December 31, 2018 and 2017 was $817,000 and $233,000, respectively, in interest income, related to PNB participations in legacy Vision Bank ("Vision") assets. Interest income was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $8.1 million to interest income at PNB during the fiscal year ended December 31, 2018.
The $1.5 million increase in interest expense was due to a $13.1 million increase in interest expense on deposits, partially offset by an $11.6 million decrease in interest expense on borrowings. The increase in interest expense on deposits was partially the result of a $125.9 million, or 2.9%, increase in average interest-bearing deposits from $4.34 billion for the fiscal year ended December 31, 2017, to $4.47 billion for the fiscal year ended December 31, 2018. Additionally, the cost of deposits increased by 28 basis points from 0.44% for the fiscal year ended December 31, 2017 to 0.72% for the fiscal year ended December 31, 2018. The decrease in interest expense on borrowings was the result of a decrease in long-term debt. During the fourth quarter of 2017, Park utilized excess cash to repay $350 million of long-term debt which matured during November 2017. The effective interest rate on the repaid long-term debt had been 3.22%. Interest expense was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $674,000 to interest expense at PNB during 2018.
The provision for loan losses of $7.6 million for the fiscal year ended December 31, 2018 represented a decrease of $2.3 million, compared to $9.9 million for the fiscal year ended December 31, 2017. Refer to the “CREDIT EXPERIENCE -

Provision for (Recovery of) Loan Losses” section for additional details regarding the level of the provision for (recovery of) loan losses recognized in each period presented above.
Other income of $89.0 million for the fiscal year ended December 31, 2018 represented an increase of $6.2 million, or 7.5%, compared to $82.7 million for the fiscal year ended December 31, 2017. The $6.2 million increase was primarily related to a $2.6 million increase in income from fiduciary activities, a $1.5 million increase in checkcard fee income, a $1.2 million increase in gains on the sale of OREO, net, a $993,000 increase in other components of net periodic benefit income, a $833,000 increase in other income on repossessed assets, included in miscellaneous income, a $714,000 increase in gain on sale of repossessed assets, net, a $661,000 increase in gain on the sale of certain non-performing commercial loans, a $591,000 increase in equity investment income which is included in miscellaneous income, a $462,000 increase in bank owned life insurance income, primarily from the change in death benefits paid on policies during 2018 and 2017, and a $367,000 increase in gain on sale of assets, net, offset by a $2.3 million net loss on sales of investment securities during the fiscal year ended December 31, 2018, and a $1.2 million decrease in service charges on deposit accounts. Other income was impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $429,000 to other income at PNB during 2018.
Other expense of $206.8 million for the fiscal year ended December 31, 2018 represented an increase of $20.9 million, or 11.3%, compared to $185.9 million for the fiscal year ended December 31, 2017. The $20.9 million increase was primarily related to a $7.0 million increase in salaries expense, a $5.2 million increase in employee benefits expense, a $1.7 million increase in professional fees and services expense, a $1.1 million increase in data processing fees, a $1.0 million increase in occupancy expense, a $937,000 increase in non-loan related losses which are included in miscellaneous expense, a $799,000 increase in furniture and equipment expense, a $762,000 increase in state tax expense, a $732,000 increase in marketing expense, a $578,000 increase in core deposit intangible amortization expense, and a $497,000 increase in contribution expense which is included in miscellaneous expense, offset by a $1.0 million decrease in other insurance. Other expense was also impacted by the acquisition of NewDominion on July 1, 2018. NewDominion contributed $5.8 million to other expense at PNB during 2018.

Income tax expense of $23.6 million for the fiscal year ended December 31, 2018 represented a decrease of $11.3 million compared to $34.9 million for the fiscal year ended December 31, 2017.  The decrease in income tax expense was largely due to a decrease in the federal corporate income tax rate from 35% to 21%, effective January 1, 2018.

PNB's results for the fiscal years ended December 31, 2018, 2017 and 2016 included income and expense related to participations in legacy Vision assets. The impact of these participations on particular items within PNB's income and expense for these fiscal periods is detailed in the table below:

Table 3 - PNB Adjusted for Vision Participations
	2018			2017			2016
(In thousands)	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted	PNB as reported	Adjustments (1)	PNB as adjusted
Net interest income	$258,547	$817	$257,730	$235,243	$233	$235,010	$227,576	$801	$226,775
Provision for (recovery of) loan losses	7,569	(19)	7,588	9,898	(5)	9,903	2,611	(3,118)	5,729
Other income	88,981	1,460	87,521	82,742	244	82,498	79,959	194	79,765
Other expense	206,843	199	206,644	185,891	492	185,399	182,718	662	182,056
Income (loss) before income taxes	$133,116	$2,097	$131,019	$122,196	$(10)	$122,206	$122,206	$3,451	$118,755
Income tax expense (benefit)	23,644	372	23,272	34,881	(3)	34,884	37,755	1,066	36,689
Net income (loss)	$109,472	$1,725	$107,747	$87,315	$(7)	$87,322	$84,451	2,385	$82,066
(1) Adjustments consist of the impact on the particular items reported in PNB's income statement of PNB participations in legacy Vision assets.

The table below provides certain balance sheet information and financial ratios for PNB as of or for the fiscal years ended December 31, 2018 and 2017.

Table 4 - PNB Balance Sheet Information
(In thousands)	December 31, 2018	December 31, 2017	% change from 12/31/17
Loans	$5,671,173	$5,339,255	6.22%
Allowance for loan losses	49,067	47,607	3.07%
Net loans	5,622,106	5,291,648	6.24%
Investment securities	1,407,326	1,507,926	(6.67)%
Total assets	7,753,848	7,467,851	3.83%
Total deposits	6,334,796	5,896,676	7.43%
Average assets (1)	7,573,713	7,664,725	(1.19)%
Efficiency ratio	59.03%	57.56%	2.55%
Return on average assets	1.45%	1.14%	27.19%
(1) Average assets for the fiscal years ended December 31, 2018 and 2017.

Loans outstanding at December 31, 2018 were $5.67 billion, compared to $5.34 billion at December 31, 2017, an increase of $331.9 million, or 6.2%. The loan growth for 2018 resulted from increases in commercial loan balances of $241.4 million (8.9%), residential loan balances of $42.1 million (3.6%), consumer loan balances of $34.9 million (2.8%) and home equity line of credit balances of $12.5 million (6.2%). Loans outstanding at December 31, 2018 were $5.67 billion, compared to $5.61 billion at September 30, 2018, an increase of $65.2 million, or 1.2% (4.6% annualized).

Excluding loans outstanding at NewDominion, loans outstanding at December 31, 2018 were $5.39 billion, compared to $5.34 billion at December 31, 2017, an increase of $54.6 million, or 1.0%. The loan growth for 2018, excluding NewDominion, resulted from an increase in commercial loan balances of $54.6 million (2.0%) and consumer loan growth of $34.4 million (2.8%), offset by declines in home equity line of credit balances of $21.4 million (10.5%) and residential loan balances of $13.9 million (1.2%).

PNB's allowance for loan losses increased by $1.5 million, or 3.1%, to $49.1 million at December 31, 2018, compared to $47.6 million at December 31, 2017. Net charge-offs were $6.1 million, or 0.11% of total average loans, for the fiscal year ended December 31, 2018 and were $11.1 million, or 0.21% of total average loans, for the fiscal year ended December 31, 2017. Refer to the “CREDIT EXPERIENCE - Provision for (Recovery of) Loan Losses” section for additional information regarding PNB's loan portfolio and the level of provision for (recovery of) loan losses recognized in each period presented.

Total deposits at December 31, 2018 were $6.33 billion, compared to $5.90 billion at December 31, 2017, an increase of $438.1 million, or 7.4%. The deposit growth for the fiscal year ended December 31, 2018 consisted of savings deposits growth of $157.5 million (8.4%), transaction account growth of $104.6 million (8.3%), non-interest bearing deposits growth of $166.3 million (9.7%) and time deposits growth of $9.7 million (0.9%).

Excluding deposits at NewDominion, total deposits at December 31, 2018 were $6.09 billion, compared to $5.90 billion at December 31, 2017, an increase of $188.4 million, or 3.2%. The deposit growth for the fiscal year ended December 31, 2018, excluding NewDominion, consisted of savings deposits growth of $155.3 million (8.2%) and non-interest bearing deposits growth of $85.9 million (5.0%), offset by a reduction in time deposits of $48.9 million (4.7%) and a reduction in transaction accounts of $3.9 million (0.3%).

Guardian Financial Services Company ("GFSC")

The table below summarizes GFSC's net income (loss) for the fiscal years ended December 31, 2018, 2017, and 2016.

Table 5 - GFSC Summary Income Statement
(In thousands)	2018	2017	2016
Net interest income	$5,048	$5,839	$5,874
Provision for loan losses	1,328	1,917	1,887
Other income	187	103	57
Other expense	3,245	3,099	4,515
Income (loss) before income taxes	$662	$926	$(471)
Income tax expense (benefit)	141	666	(164)
Net income (loss)	$521	$260	$(307)

The table below provides certain balance sheet information and financial ratios for GFSC as of or for the fiscal years ended December 31, 2018 and 2017.

Table 6 - GFSC Balance Sheet Information
(In thousands)	December 31, 2018	December 31, 2017	% change from 12/31/17
Loans	$32,664	$33,385	(2.16)%
Allowance for loan losses	2,445	2,382	2.64%
Net loans	30,219	31,003	(2.53)%
Total assets	31,388	32,077	(2.15)%
Average assets (1)	29,741	33,509	(11.24)%
Return on average assets	1.75%	0.78%	124.36%
(1) Average assets for the fiscal years ended December 31, 2018 and 2017.

Park Parent Company

The table below summarizes the Park Parent Company's net loss for the fiscal years ended December 31, 2018, 2017, and 2016.

Table 7 - Park Parent Company Income Statement
(In thousands)	2018	2017	2016
Net interest income (expense)	$692	$588	$(138)
Provision for loan losses	—	—	—
Other income	6,033	3,065	955
Other expense	14,618	8,805	9,731
Loss before income tax benefit	$(7,893)	$(5,152)	$(8,914)
Income tax benefit	(4,010)	(2,695)	(4,357)
Net loss	$(3,883)	$(2,457)	$(4,557)

The net interest income (expense) for Park's parent company included, for all periods presented, interest income on subordinated debt investments in PNB, which were eliminated in the consolidated Park National Corporation totals. For the fiscal year ended December 31, 2016, the net interest income (expense) included interest income on loans to SEPH (paid off on December 14, 2016). Additionally, net interest income (expense) for the fiscal years ended December 31, 2017 and 2016, included interest expense related to the $30.00 million of 7% Subordinated Notes due April 20, 2022 issued by Park to accredited investors on April 20, 2012, which Park prepaid in full (principal plus accrued interest) on April 24, 2017.

Other income of $6.0 million for the fiscal year ended December 31, 2018 represented an increase of $2.9 million compared to $3.1 million for the fiscal year ended December 31, 2017. The $2.9 million increase was largely due to a $1.5 million increase in income related to certain equity securities and a $1.5 million increase in bank owned life insurance income, primarily from death benefits paid on policies during 2018.

Other expense of $14.6 million for the fiscal year ended December, 2018 represented an increase of $5.8 million, or 66.0%, compared to $8.8 million for the fiscal year ended December 31, 2017. The $5.8 million increase was primarily related to an increase of $3.2 million in salaries expense, which included $1.6 million of one-time expenses related to the acquisition of NewDominion Bank, and an increase of $3.1 million in professional fees and services, which included $3.2 million in one-time expenses related to the acquisition of NewDominion Bank and the pending acquisition of CAB Financial Corporation, offset by a $594,000 decrease in state tax expense.

SE Property Holdings, LLC ("SEPH")

The table below summarizes SEPH's net income (loss) for the fiscal years ended December 31, 2018, 2017 and 2016. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale of the Vision business on February 16, 2012. Prior to holding the remaining Vision assets, SEPH held OREO assets that were transferred from Vision to SEPH. This segment represents a run-off portfolio of the legacy Vision assets.

Table 8 - SEPH Summary Income Statement
(In thousands)	2018	2017	2016
Net interest income	$2,611	$2,089	$4,774
Recovery of loan losses	(952)	(3,258)	(9,599)
Other income	5,900	519	3,068
Other expense	4,049	5,367	7,367
Income before income taxes	$5,414	$499	$10,074
Income tax expense	1,137	1,375	3,526
Net income (loss)	$4,277	$(876)	$6,548

Net interest income increased to $2.6 million for the fiscal year ended December 31, 2018 from $2.1 million for the fiscal year ended December 31, 2017. The increase was the result of an increase in interest payments received from SEPH impaired loan relationships.

For the fiscal year ended December 31, 2018, SEPH had net recoveries of loan losses of $952,000, compared to net recoveries of loan losses of $3.3 million for the fiscal year ended December 31, 2017.

The $5.4 million increase in other income for the fiscal year ended December 31, 2018, compared to the fiscal year ended December 31, 2017, was primarily the result of a $2.8 million increase in gain on the sale of OREO, net, a $2.2 million gain on the sale of loans and a $853,000 increase in loan fee income as a result of payments received from SEPH impaired loan relationships, offset by a $247,000 decrease in income related to OREO properties and a $219,000 increase in OREO devaluations.

The $1.3 million decrease in other expense for the fiscal year ended December 31, 2018, compared to the fiscal year ended December 31, 2017, was the result of a $1.3 million decrease in legal fees and a $476,000 decrease in supplemental retirement plan expense which is included in miscellaneous expense, which was offset by a $651,000 increase in management and consulting fees resulting from the collection of payments on certain SEPH impaired loan relationships during 2018.

Legacy Vision assets at SEPH totaled $3.2 million as of December 31, 2018, compared to $18.8 million at December 31, 2017. In addition to these SEPH assets, PNB participations in legacy Vision assets totaled $2.5 million at December 31, 2018, compared to $9.0 million at December 31, 2017.

Park National Corporation

The table below summarizes Park's net income for the fiscal years ended December 31, 2018, 2017, and 2016.

Table 9 - Park Summary Income Statement
(In thousands)	2018	2017	2016
Net interest income	$266,898	$243,759	$238,086
Provision for (recovery of) loan losses	7,945	8,557	(5,101)
Other income	101,101	86,429	84,039
Other expense	228,755	203,162	204,331
Income before income taxes	$131,299	$118,469	$122,895
Income tax expense	20,912	34,227	36,760
Net income	$110,387	$84,242	$86,135

Other expense at Park for the twelve months ended December 31, 2018 included $4.6 million associated with the NewDominion acquisition and $589,000 associated with the pending acquisition of CAB Financial Corporation. Of the total $5.2 million in acquisition-related expenses for the fiscal year ended December 31, 2018, $4.8 million was included in expense at Park's parent company, with the remaining $0.4 million being included in expense at PNB.

DIVIDENDS ON COMMON SHARES
Cash dividends declared on Park's common shares were $4.07 in 2018 and $3.76 in 2017 and 2016. The quarterly cash dividend on Park's common shares was $0.94 per share for the first quarter of 2018, $1.21 per share for the second quarter of 2018, and $0.96 per share for the third and fourth quarter of 2018. The second quarter of 2018 included a one-time special cash dividend of $0.25 per share. The quarterly cash dividend on Park's common shares was $0.94 per share for each quarter of 2017 and 2016.

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

Other Real Estate Owned ("OREO") - OREO, property acquired through foreclosure, is recorded at estimated fair value less anticipated selling costs (net realizable value). If the net realizable value is below the carrying value of the loan on the date of transfer of the OREO, the difference is charged off against the ALLL. Subsequent declines in value (OREO devaluations) are reported as adjustments to the carrying amount of OREO and are expensed within other income. Gains or losses not previously recognized, resulting from the sale of OREO, are recognized within other income on the date of sale.  At December 31, 2018, OREO totaled $4.3 million, a decrease of 69.7%, compared to $14.2 million at December 31, 2017.

Fair Value - In accordance with GAAP, management utilizes the fair value hierarchy, which has the objective of maximizing the use of observable market inputs.  The accounting guidance also requires disclosures regarding the inputs used to calculate fair value. These inputs are classified as Level 1, Level 2, and Level 3. Level 3 inputs are those with significant unobservable inputs that reflect a company’s own assumptions about the market for a particular instrument. Some of the inputs could be based on internal models and/or cash flow analyses. The large majority of Park’s financial assets valued using Level 2 inputs consist of available-for-sale (“AFS”) securities. The fair value of these AFS securities is obtained largely by the use of matrix pricing, which is a mathematical technique widely used in the financial services industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities.

Goodwill and other intangibles - The accounting for goodwill and other intangibles also involves a higher degree of judgment than most other significant accounting policies. GAAP establishes standards for the impairment assessment of goodwill and other intangibles.  Goodwill and other intangibles represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination.  Park’s goodwill relates to the value inherent in the banking industry and that value is dependent upon the ability of PNB, Park’s national bank subsidiary, to provide quality, cost-effective banking services in a competitive marketplace. The goodwill value is supported by revenue that is in part driven by the volume of business transacted. A decrease in earnings resulting from a decline in the customer base, the inability to deliver cost-effective services over sustained periods or significant credit problems can lead to impairment of goodwill that could adversely impact earnings in future periods.

Goodwill and indefinite-lived intangible assets are not amortized to expense, but are subject to impairment tests annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.  If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then performing additional analysis is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess, not to exceed the total goodwill allocated to the reporting unit.  At December 31, 2018, on a consolidated basis, Park had $112.7 million of goodwill and $7.0 million of other intangibles, all of which is recorded at PNB.

Pension Plan - The determination of pension plan obligations and related expenses requires the use of assumptions to estimate the amount of benefits that employees will earn while working, as well as the present value of those benefits. Annual pension expense is principally based on four components: (1) the value of benefits earned by employees for working during the year (service cost), (2) the increase in the liability due to the passage of time (interest cost), and (3) other gains and losses, reduced by (4) the expected return on plan assets for our pension plan.

Significant assumptions used to measure our annual pension expense include:

•	the interest rate used to determine the present value of liabilities (discount rate);

•	certain employee-related factors, such as turnover, retirement age and mortality;

•	the expected return on assets in our funded plan; and

•	the rate of salary increases

Our assumptions reflect our historical experience and management’s best judgment regarding future expectations. Due to the significant management judgment involved, our assumptions could have a material impact on the measurement of our pension plan expense and obligation.
ABOUT OUR BUSINESS
Through its national bank subsidiary, PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio and North Carolina, with the exception of nationwide aircraft loans and nationwide asset-based lending to consumer finance companies. Management believes there are a significant number of consumers and businesses which seek long-term relationships with community-based financial institutions of quality and strength.  While not engaging in activities such as foreign lending, nationally syndicated loans or investment banking, Park attempts to meet the needs of our customers for commercial, real estate and consumer loans, and investment, fiduciary and deposit services.

Park’s subsidiaries compete for deposits and loans with other banks, savings associations, credit unions and other types of financial institutions.  At December 31, 2018, Park operated 118 financial service offices (including those of PNB, Scope Leasing, Inc. ("Scope Aircraft Finance"), and GFSC) and a network of 136 automated teller machines in 29 Ohio counties, 1 Kentucky county and 2 North Carolina counties. SEPH also operated one office, located in Newark, Ohio.

A summary of average loans and average deposits for Park’s subsidiaries, including PNB, and PNB's divisions and Scope Aircraft Finance for 2018, 2017 and 2016 is shown in Table 10.  See Note 28 - Segment Information of the Notes to Consolidated Financial Statements for additional financial information for the Corporation’s operating segments.  Please note that the financial statements for the divisions of PNB are not prepared on a separate basis and, therefore, net income is not included in the summary financial data in Table 10.

Table 10 - Park Affiliate Financial Data
	2018		2017		2016
(In thousands)	Average Loans	Average Deposits	Average Loans	Average Deposits	Average Loans	Average Deposits
Park National Bank:
Park National Bank Division	$1,768,378	$1,696,374	$1,745,485	$1,636,205	$1,623,565	$1,526,438
First-Knox National Bank Division	740,112	790,310	736,544	790,998	723,308	737,784
Security National Bank Division	455,344	823,260	463,880	815,025	459,172	798,809
Century National Bank Division	607,698	661,007	631,115	620,138	649,645	574,171
Second National Bank Division	388,519	366,249	398,876	366,421	382,555	356,913
Richland Bank Division	232,348	506,949	233,278	511,673	231,884	501,678
Park National SW & N KY Bank Division	470,243	265,590	451,544	258,628	421,873	219,603
Fairfield National Bank Division	268,571	422,071	276,696	398,628	269,805	399,174
Unity National Bank Division	204,468	198,956	199,846	202,772	183,985	187,088
United Bank, N.A. Division	130,426	221,358	122,512	211,377	109,727	203,613
NewDominion Bank Division (1)	138,542	135,373	—	—	—	—
Scope Aircraft Finance	261,099	2,769	260,322	1,963	238,464	1,471
SEPH	2,606	—	11,472	—	14,434	—
GFSC	30,842	3,231	33,668	3,833	33,370	4,174
Parent Company, other	(238,532)	41,451	(237,731)	75,435	(218,925)	69,888
Consolidated Totals	$5,460,664	$6,134,948	$5,327,507	$5,893,096	$5,122,862	$5,580,804

(1) NewDominion was acquired July 1, 2018. Averages for NewDominion reflect the six months that the NewDominion business was a division of PNB.

SOURCE OF FUNDS
Deposits: Park’s major source of funds is deposits from individuals, businesses and local government entities.  These deposits consist of non-interest bearing and interest bearing deposits.

Average total deposits were $6,135 million in 2018, compared to $5,893 million in 2017, and $5,581 million in 2016. Table 11 provides a summary of deposit balances as of December 31, 2018 and 2017, along with the change over the past year.

Table 11 - Year-End Deposits
December 31,
(In thousands)	2018	2017	Change
Non-interest bearing checking	$1,804,881	$1,633,941	$170,940
Interest bearing transaction accounts	1,364,743	1,260,095	104,648
Savings	2,046,792	1,888,545	158,247
All other time deposits	1,043,177	1,033,476	9,701
Other	1,267	1,269	(2)
Total	$6,260,860	$5,817,326	$443,534

The average interest rate paid on interest bearing deposits was 0.72% in 2018, compared to 0.44% in 2017, and 0.32% in 2016.  The average cost of interest bearing deposits for each quarter of 2018 was 0.85% for the fourth quarter, 0.83% for the third quarter, 0.64% for the second quarter and 0.54% for the first quarter.

The deposit growth for 2018 included deposits from the acquisition of NewDominion, which totaled $249.7 million at December 31, 2018.

Maturities of time deposits in amounts of $100,000 or more as of December 31, 2018 and 2017 were:

Table 12 - Maturities of Time Deposits	$100,000 or more
December 31 (In thousands)	2018	2017
3 months or less	$151,205	$146,793
Over 3 months through 6 months	93,759	91,532
Over 6 months through 12 months	73,273	81,333
Over 12 months	107,231	82,904
Total	$425,468	$402,562

Short-Term Borrowings: Short-term borrowings consist of securities sold under agreements to repurchase, Federal Home Loan Bank advances, Federal Funds purchased and other borrowings.  These funds are used to manage the Corporation’s liquidity needs and interest rate sensitivity risk.  The average rate paid on short-term borrowings generally moves closely with changes in market interest rates for short-term investments.  The average rate paid on short-term borrowings was 0.74% in 2018, compared to 0.43% in 2017, and 0.19% in 2016. The year-end balance for short-term borrowings was $222 million at December 31, 2018, compared to $391 million at December 31, 2017, and $395 million at December 31, 2016.

Long-Term Debt: Long-term debt primarily consists of borrowings from the Federal Home Loan Bank and repurchase agreements with investment banking firms.  The average balance of long-term debt and the average cost of long-term debt include the subordinated notes discussed in the following section.  In 2018, average long-term debt was $424 million, compared to $788 million in 2017, and $776 million in 2016. The average interest rate paid on long-term debt was 2.38% for 2018, compared to 2.86% for 2017, and 3.13% for 2016. Average total debt (long-term and short-term) was $642 million in 2018, compared to $1,018 million in 2017, and $1,017 million in 2016.  Average total debt decreased by $376 million, or 37.0%, in 2018 compared to 2017, and increased by $762,000, or 0.07%, in 2017 compared to 2016. Average long-term debt was 66% of average total debt in 2018, compared to 77% of average total debt in 2017, and 76% of average total debt in 2016.

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

See Note 17 - Subordinated Notes of the Notes to Consolidated Financial Statements for additional information about the subordinated notes.

Shareholders' Equity: The ratio of total shareholders' equity to total assets was 10.67% at December 31, 2018, compared to 10.03% at December 31, 2017, and 9.94% at December 31, 2016. The ratio of tangible shareholders’ equity [shareholders’ equity ($832.5 million) less goodwill ($112.7 million) and other intangibles ($7.0 million)] to tangible assets [total assets ($7,804 million) less goodwill ($112.7 million) and other intangibles ($7.0 million)] was 9.28% at December 31, 2018, compared to 9.16% at December 31, 2017, and 9.06% at December 31, 2016.

In accordance with GAAP, Park reflects any unrealized holding gain or loss on AFS debt securities or change in the funded status of Park's pension plan, net of income taxes, as accumulated other comprehensive income (loss) which is part of Park’s shareholders’ equity.

The unrealized net holding loss, net of income taxes, on AFS debt securities was $20.1 million at year-end 2018, compared to the unrealized net holding loss, net of income taxes, of $2.9 million at year-end 2017, and compared to the unrealized net holding loss, net of income taxes, of $3.0 million at year-end 2016.

In accordance with GAAP, Park adjusts accumulated other comprehensive loss to recognize the net actuarial gain or loss reflected in the funding status of Park’s pension plan.  See Note 19 - Benefit Plans of the Notes to Consolidated Financial Statements for information on the accounting for Park’s pension plan. Pertaining to the funding status of the pension plan, Park recognized a net comprehensive loss of $3.0 million in 2018, a net comprehensive loss of $8.8 million in 2017, and a net comprehensive gain of $0.6 million in 2016. The net comprehensive loss in 2018 was due to changes in actuarial assumptions being more than offset by lower than projected returns on pension plan assets during 2018. The net comprehensive loss in 2017 was due to changes in actuarial assumptions which were partially offset by increased investment returns on pension plan assets. The net comprehensive gain in 2016 was due to changes in actuarial assumptions being more than offset by increased investment returns on pension plan assets.

At year-end 2018, the balance in accumulated other comprehensive loss pertaining to the pension plan was $29.7 million, compared to $23.5 million at December 31, 2017, and $14.7 million at December 31, 2016.

INVESTMENT OF FUNDS
Loans:  Average loans were $5,461 million in 2018, compared to $5,328 million in 2017, and $5,123 million in 2016.  The actual yield on average loan balances was 4.98% in 2018, compared to 4.69% in 2017, and 4.74% in 2016. Approximately 48% of Park’s loan balances mature or reprice within one year (see Table 36).  The actual yield on average loan balances for each quarter of 2018 was 5.10% for the fourth quarter, 4.95% for the third quarter, 4.90% for the second quarter and 4.94% for the first quarter.

Loan interest income for 2018, 2017, and 2016 included $3.4 million, $2.3 million, and $6.2 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB as well as $1.1 million of the accretion of loan purchase accounting adjustments related to the acquisition of NewDominion. Excluding this income, the yield on loans was 4.89%, 4.66%, and 4.64%, for the fiscal years ended December 31, 2018, 2017, and 2016 and 5.05% for the fourth quarter of 2018, 4.91% for the third quarter of 2018, 4.84% for the second quarter of 2018, and 4.75% for the first quarter of 2018.

At December 31, 2018, loan balances were $5,692 million, compared to $5,372 million at year-end 2017, an increase of $320 million, or 5.9%. The loan growth of $320 million in 2018 was largely due to an increase in loans of $332 million at PNB, offset by declines in loans at SEPH and GFSC. Of the $332 million increase at PNB, $59 million represents growth subsequent to the acquisition of NewDominion.

Table 13 reports year-end loan balances by type of loan for the past five years.

Table 13 - Loans by Type
December 31,
(In thousands)	2018	2017	2016	2015	2014
Commercial, financial and agricultural	$1,072,786	$1,053,453	$994,619	$955,727	$856,535
Construction real estate	248,274	181,470	188,945	173,345	155,804
Residential real estate	1,793,618	1,725,224	1,808,497	1,855,443	1,851,375
Commercial real estate	1,283,045	1,167,607	1,155,703	1,113,603	1,069,637
Consumer	1,292,136	1,241,736	1,120,850	967,111	893,160
Leases	2,273	2,993	3,243	2,856	3,171
Total loans	$5,692,132	$5,372,483	$5,271,857	$5,068,085	$4,829,682

On a combined basis, year-end commercial, financial and agricultural loans, construction real estate loans and commercial real estate loans increased by $202 million, or 8.4%, in 2018 and increased by $63 million, or 2.7%, in 2017. The increase in 2018 was due to an increase in commercial real estate loans of $115.4 million, an increase in construction real estate loans of $66.8 million and an increase in commercial, financial and agricultural loans of $19.3 million. The increase in 2017 was due to an increase in commercial, financial and agricultural loans of $58.8 million and an increase in commercial real estate loans of $11.9 million, offset by a decrease in construction real estate loans of $7.5 million.

Consumer loans increased by $50 million, or 4.1%, in 2018 and increased $121 million, or 10.8%, in 2017. The increase in consumer loans in each of 2018 and 2017 was primarily due to an increase in automobile lending in Ohio.

Residential real estate loans increased by $68 million, or 4.0%, in 2018 and decreased by $83 million, or 4.6%, in 2017. A portion of the long-term, fixed-rate residential mortgage loans that Park originates are sold in the secondary market and Park typically retains servicing on a majority of these loans. The balance of sold, fixed-rate residential mortgage loans, in which Park has maintained the servicing rights, was $1,389 at year-end 2018, compared to $1,371 million at year-end 2017, and $1,330 million at year-end 2016.

Table 14 summarizes the distribution of maturities for all selected loan segments.

Table 14 - Selected Loan Maturity Distribution
	One Year or Less (1)(2)	Over One Through Five Years	Over Five Years	Total
December 31, 2018
(In thousands)
Commercial, financial and agricultural	$333,128	$433,940	$305,718	$1,072,786
Construction real estate	72,434	64,063	111,777	248,274
Commercial real estate	55,426	178,612	1,049,007	1,283,045
Total	$460,988	$676,615	$1,466,502	$2,604,105
Total of these selected loans due
after one year with:
Fixed interest rate		$387,514	$247,641	$635,155
Floating interest rate		289,101	1,218,861	1,507,962
(1) Nonaccrual loans of $42.4 million are included within the one year or less classification above.
(2) Purchase accounting discounts of $2.4 million are included within the one year or less classification above.

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

Park classifies the majority of its debt securities as AFS (see Note 5 - Investment Securities of the Notes to Consolidated Financial Statements).  These debt securities are carried on the books at their estimated fair value with the unrealized holding gain or loss, net of income taxes, accounted for as accumulated other comprehensive income (loss).  The debt securities that are classified as AFS are free to be sold in future periods in carrying out Park’s investment strategies.

Park classifies certain types of U.S. Government sponsored entity collateralized mortgage obligations (“CMOs”) that it purchases as Held-To-Maturity ("HTM").  In addition, starting in 2015, Park began to purchase tax-exempt municipal securities, also classified as HTM. These debt securities are classified as HTM because they are generally not as liquid as the investment securities that Park classifies as AFS. A classification of HTM means that Park has the positive intent and the ability to hold these securities until maturity. At year-end 2018, Park’s HTM securities portfolio was $352 million, compared to $357 million at year-end 2017, and $260 million at year-end 2016. Included in the HTM debt securities portfolio as of December 31, 2018 were $305 million of tax-exempt municipal securities. All of the CMOs, mortgage-backed securities, and callable notes in Park’s investment portfolio were issued by U.S. Government sponsored entities.

Average taxable debt investment securities were $1,192 million in 2018, compared to $1,310 million in 2017, and $1,413 million in 2016.  The average yield on taxable debt investment securities was 2.47% in 2018, compared to 2.10% in 2017, and 2.17% in 2016.  Average tax-exempt debt investment securities were $302 million in 2018, compared to $247 million in 2017, and $91 million in 2016.  The average tax-equivalent yield on tax-exempt debt investment securities was 3.67% in 2018, compared to 4.48% in 2017, and 4.43% in 2016.

Total debt securities (at amortized cost) were $1,381 million at December 31, 2018, compared to $1,455 million at December 31, 2017, and $1,521 million at December 31, 2016.  Management purchased debt securities totaling $380 million in 2018, compared to $143 million in 2017, and $720 million in 2016. Proceeds from repayments, redemptions and maturities of debt securities were $208 million in 2018, compared to $208 million in 2017, and $783 million in 2016.

During 2018, Park sold certain AFS debt investment securities with a book value of $247.0 million at a loss of $2.6 million and sold certain HTM debt securities with a book value of $7.4 million at a gain of $0.3 million. These HTM securities had been paid down by 96.3% of the principal outstanding at acquisition. No debt securities were sold during 2017 or 2016.

At year-end 2018, 2017, and 2016, the average tax-equivalent yield on the total investment portfolio was 2.72%, 2.47%, and 2.30%, respectively.  The weighted average remaining maturity of the total investment portfolio was 4.7 years at December 31, 2018, 4.4 years at December 31, 2017, and 4.4 years at December 31, 2016.  Obligations of the U.S. Treasury and other U.S. Government sponsored entities and U.S. Government sponsored entities' asset-backed securities were approximately 74.4% of the total investment portfolio at year-end 2018, 75.9% of the total investment portfolio at year-end 2017, and approximately 83.9% of the total investment portfolio at year-end 2016.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB, the FRB and equity securities.  Total other investment securities were $56 million at December 31, 2018, compared to $64 million at December 31, 2017, and $65 million at December 31, 2016. Management purchased equity securities totaling $2.6 million in 2018, compared to $3.5 million in 2016. There were no equity security purchases in 2017. Proceeds from the redemption/repurchase of FHLB stock were $7.0 million in 2018. There were no proceeds from other investment securities in 2017 or 2016.

During 2017, Park sold certain equity securities with a book value of $444,000 at a gain of $1.8 million. There were no sales of equity securities in 2018 or 2016. During the year ended December 31, 2018, $287,000 of unrealized losses were recorded within "Gain on equity securities, net" on the Consolidated Statements of Income. An additional $3.5 million gain recorded within "Gain on equity securities, net" on the Consolidated Statements of Income for the year ended December 31, 2018 relates to Park's 8.55% investment in NewDominion which was held at December 31, 2017. See Note 4 - Business Combinations. During 2017 and 2016, equity securities had unrealized gains of $1.3 million and $2.3 million, respectively, recorded in accumulated other comprehensive loss.

The average maturity of the investment portfolio would lengthen if long-term interest rates were to increase as principal repayments from mortgage-backed securities and CMOs would decline.  At year-end 2018, management estimated that the average maturity of the investment portfolio would lengthen to 5.0 years with a 100 basis point increase in long-term interest rates and to 5.8 years with a 200 basis point increase in long-term interest rates.  Likewise, the average maturity of the investment portfolio would shorten if long-term interest rates were to decrease as the principal repayments from mortgage-backed securities and CMOs would increase as borrowers would refinance their mortgage loans and the callable U.S. Government sponsored entity notes would shorten to their call dates.  At year-end 2018, management estimated that the average maturity of the investment portfolio would decrease to 4.4 years with a 100 basis point decrease in long-term interest rates and to 3.9 years with a 200 basis point decrease in long-term interest rates.

Table 15 sets forth the carrying value of investment securities, as well as the percentage held within each category at year-end 2018, 2017 and 2016:

Table 15 - Investment Securities
December 31,
(In thousands)	2018	2017	2016
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$242,720	$267,533
Obligations of states and political subdivisions	305,278	300,412	188,622
U.S. Government asset-backed securities	1,049,951	905,946	1,058,383
Federal Home Loan Bank stock	43,388	50,086	50,086
Federal Reserve Bank stock	8,225	8,225	8,225
Equities	4,238	5,435	6,934
Total	$1,411,080	$1,512,824	$1,579,783
Investments by category as a percentage of total investment securities
Obligations of U.S. Treasury and other U.S. Government sponsored entities	—%	16.0%	16.9%
Obligations of states and political subdivisions	21.6%	19.9%	11.9%
U.S. Government asset-backed securities	74.4%	59.9%	67.0%
Federal Home Loan Bank stock	3.1%	3.3%	3.2%
Federal Reserve Bank stock	0.6%	0.5%	0.5%
Equities	0.3%	0.4%	0.5%
Total	100.0%	100.0%	100.0%

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

Table 16 - Distribution of Assets, Liabilities and Shareholders' Equity
December 31,	2018			2017			2016
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
ASSETS
Interest earning assets:
Loans (1) (2)	$5,460,664	$271,673	4.98%	$5,327,507	$249,757	4.69%	$5,122,862	$242,978	4.74%
Taxable investment securities	1,192,339	29,479	2.47%	1,309,708	27,440	2.10%	1,413,324	30,627	2.17%
Tax-exempt investment securities (3)	302,254	11,100	3.67%	247,448	11,093	4.48%	91,343	4,050	4.43%
Money market instruments	73,001	1,407	1.93%	262,100	3,087	1.18%	198,197	1,020	0.51%
Total interest earning assets	7,028,258	313,659	4.46%	7,146,763	291,377	4.08%	6,825,726	278,675	4.08%
Non-interest earning assets:
Allowance for loan losses	(50,151)			(52,688)			(56,890)
Cash and due from banks	114,357			113,882			115,779
Premises and equipment, net	57,195			56,910			59,104
Other assets	479,610			476,176			472,800
TOTAL	$7,629,269			$7,741,043			$7,416,519

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$1,396,869	$8,097	0.58%	$1,322,171	$3,357	0.25%	$1,244,646	$1,358	0.11%
Savings deposits	2,019,734	11,718	0.58%	1,934,258	6,107	0.32%	1,705,592	2,721	0.16%
Time deposits	1,056,864	12,375	1.17%	1,091,681	9,629	0.88%	1,215,681	9,337	0.77%
Total interest bearing deposits	4,473,467	32,190	0.72%	4,348,110	19,093	0.44%	4,165,919	13,416	0.32%
Short-term borrowings	217,327	1,600	0.74%	229,193	992	0.43%	240,457	456	0.19%
Long-term debt (4)	424,178	10,113	2.38%	788,491	22,580	2.86%	776,465	24,300	3.13%

Table 16- Continued

December 31,	2018			2017			2016
(In thousands)	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate	Daily Average	Interest	Average Rate
Total interest bearing liabilities	5,114,972	43,903	0.86%	5,365,794	42,665	0.80%	5,182,841	38,172	0.74%
Non-interest bearing liabilities:
Demand deposits	1,661,481			1,544,986			1,414,885
Other	68,676			74,424			81,056
Total non-interest bearing liabilities	1,730,157			1,619,410			1,495,941
Shareholders' equity	784,140			755,839			737,737
TOTAL	$7,629,269			$7,741,043			$7,416,519
Tax equivalent net interest income		$269,756			$248,712			$240,503
Net interest spread			3.60%			3.28%			3.34%
Net yield on interest earning assets (net interest margin)			3.84%			3.48%			3.52%

(1)
Loan income includes net loan-related fee income, purchase accounting accretion and origination expense in the aggregate amount of $3.3 million in 2018, $3.1 million in 2017, and $1.6 million in 2016. Loan income also includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate in 2018 and a 35% federal corporate income tax rate in 2017 and 2016.  The taxable equivalent adjustments were $528,000 in 2018, $1.1 million in 2017, and $1.0 million in 2016.

(2)	For the purpose of the computation for loans, nonaccrual loans are included in the daily average loans outstanding.

(3)
Interest income on tax-exempt investment securities includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate in 2018 and a 35% federal corporate income tax rate in 2017 and 2016. The taxable equivalent adjustments were $2.3 million in 2018, $3.9 million in 2017, and $1.4 million in 2016.

(4)	Includes subordinated notes.

Average interest earning assets for 2018 decreased by $119 million, or 1.7%, to $7,028 million, compared to $7,147 million for 2017. Average interest earnings assets for 2017 increased by $321 million, or 4.7%, to $7,147 million, compared to $6,826 million for 2016. The average yield on interest earning assets increased by 38 basis points to 4.46% for 2018, compared to 4.08% for 2017. The average yield on interest earning assets remained constant, at 4.08% for both 2017 and 2016.

Interest income for 2018, 2017, and 2016 includes $3.4 million, $2.3 million, and $6.2 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB as well as $1.1 million of purchase accounting accretion for 2018. Excluding this income, the yield on loans was 4.89%, 4.66%, and 4.64%, for the fiscal years ended December 31, 2018, 2017, and 2016, respectively, the yield on earning assets was 4.40%, 4.05%, and 4.00%, for the fiscal years ended December 31, 2018, 2017, and 2016, respectively, and the net interest margin was 3.77%, 3.46%, and 3.44%, for the fiscal years ended December 31, 2018, 2017, and 2016, respectively.

Average interest bearing liabilities for 2018 decreased by $251 million, or 4.7%, to $5,115 million, compared to $5,366 million for 2017. Average interest bearing liabilities for 2017 increased by $183 million, or 3.5%, to $5,366 million, compared to $5,183 million for 2016. The average cost of interest bearing liabilities increased by 6 basis points to 0.86% for 2018, compared to 0.80% for 2017. The average cost of interest bearing liabilities increased by 6 basis points to 0.80% for 2017, compared to 0.74% for 2016.

The table below shows for the fiscal years ended December 31, 2018, 2017, and 2016, the average balance and tax equivalent yield by type of loan.

Table 17 - Average Loans and Tax Equivalent Yield
Year Ended December 31,	2018		2017		2016
(Dollars in thousands)	Average balance	Tax equivalent yield	Average balance	Tax equivalent yield	Average balance	Tax equivalent yield
Home equity	$207,821	5.20%	$209,115	4.43%	212,223	4.03%
Installment loans	1,294,644	5.05%	1,238,425	4.96%	1,057,662	5.33%
Real estate loans	1,178,887	4.13%	1,192,999	3.86%	1,232,722	3.80%
Commercial loans (1)	2,774,367	5.27%	2,681,759	4.94%	2,614,198	4.99%
Other	4,945	12.01%	5,209	11.90%	6,057	11.05%
Total loans and leases before allowance	$5,460,664	4.98%	$5,327,507	4.69%	$5,122,862	4.74%
(1) Commercial loan interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate in 2018 and a 35% federal corporate income tax rate in 2017, and 2016. The taxable equivalent adjustments were $528,000 in 2018, $1.1 million in 2017, and $1.0 million in 2016.

Loan interest income for 2018, 2017, and 2016 includes $3.4 million, $2.3 million, and $6.2 million, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB as well as $1.1 million of purchase accounting accretion for 2018. The amount included in home equity loan interest income for 2018 was $202,000. Excluding the impact of these items, the tax equivalent yield on home equity loans was 5.09%. The amount included in real estate loan interest income for 2018 was $545,000. Excluding the impact of these items, the tax equivalent yield on real estate loans was 4.08%. The amount included in commercial loan interest income for 2018, 2017, and 2016 was $3.8 million, $2.3 million, and $6.2 million, respectively. Excluding the impact of these items, the tax equivalent yield on commercial loans was 5.14%, 4.88%, and 4.79% for 2018, 2017, and 2016, respectively. Excluding the impact of all items above, the tax equivalent yield on total loans and leases was 4.89%, 4.66%, and 4.64%, for 2018, 2017, and 2016, respectively.

The table below shows for the fiscal year ended December 31, 2018, 2017, and 2016, the average balance and cost of funds by type of deposit.

Table 18 - Average Deposits and Cost of Funds
Year Ended December 31,	2018		2017		2016
(Dollars in thousands)	Average balance	Cost of funds	Average balance	Cost of funds	Average balance	Cost of funds
Transaction accounts	1,396,869	0.58%	1,322,171	0.25%	1,244,646	0.11%
Savings deposits and clubs	2,019,734	0.58%	1,934,258	0.32%	1,705,592	0.16%
Time deposits (1)	1,056,864	1.17%	1,091,681	0.88%	1,215,681	0.77%
Total interest bearing deposits (1)	$4,473,467	0.72%	$4,348,110	0.44%	$4,165,919	0.32%
(1) Time deposit interest expense for 2018 includes $287,000 of purchase accounting accretion related to the acquisition of NewDominion. Excluding the impact of this accretion, the cost of funds on time deposits was 1.20% and the cost of funds on total interest bearing deposits was 0.73%.

The following table displays (for each quarter of 2018) the average balance of interest earning assets, the net interest income and the tax equivalent net interest income and net interest margin.

Table 19 - Quarterly Net Interest Margin
(In thousands)	Average Interest Earning Assets	Net Interest Income (1)	Tax Equivalent Net Interest Income (1)	Tax Equivalent Net Interest Margin (1)
First Quarter	$6,865,861	$64,850	$65,551	3.87%
Second Quarter	6,885,094	64,742	65,447	3.81%
Third Quarter	7,206,111	67,676	68,392	3.78%
Fourth Quarter	7,141,429	69,630	70,366	3.91%
2018	$7,028,259	$266,898	$269,756	3.84%
 (1) Net interest income for the first, second, third, and fourth quarters of 2018 includes $1.1 million, $814,000, $702,000, and $799,000, respectively, related to payments received on certain SEPH impaired loan relationships, some of which are participated with PNB as well as $1.4 million of purchase accounting accretion related to the acquisition of NewDominion. Excluding the impact of these loans and accretion, the tax equivalent net interest margin was 3.73%, 3.77%, 3.73%, and 3.86%, for the first, second, third, and fourth quarters of 2018, respectively.

In the following table, the change in tax equivalent interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 20 - Volume/Rate Variance Analysis
	Change from 2017 to 2018			Change from 2016 to 2017
(In thousands)	Volume	Rate	Total	Volume	Rate	Total
Increase (decrease) in:
Interest income:
Total loans	$6,243	$15,673	$21,916	$9,704	$(2,925)	$6,779
Taxable investments	(2,459)	4,498	2,039	(2,246)	(941)	(3,187)
Tax-exempt investments	2,457	(2,449)	8	6,920	123	7,043
Money market instruments	(2,228)	548	(1,680)	329	1,738	2,067
Total interest income	4,013	18,270	22,283	14,707	(2,005)	12,702
Interest expense:
Transaction accounts	$190	$4,550	$4,740	$85	$1,914	$1,999
Savings accounts	270	5,341	5,611	365	3,021	3,386
Time deposits	(307)	3,053	2,746	(952)	1,244	292
Short-term borrowings	(51)	659	608	(21)	557	536
Long-term debt	(10,432)	(2,035)	(12,467)	376	(2,096)	(1,720)
Total interest expense	(10,330)	11,568	1,238	(147)	4,640	4,493
Net variance	$14,343	$6,702	$21,045	$14,854	$(6,645)	$8,209

Other Income:  Other income was $101.1 million in 2018, compared to $86.4 million in 2017, and $84.0 million in 2016.

The following table displays total other income for Park in 2018, 2017 and 2016.

Table 21 - Other Income
Year Ended December 31,
(In thousands)	2018	2017	2016
Income from fiduciary activities	$26,293	$23,735	$21,400
Service charges on deposits	11,461	12,653	14,259
Other service income	14,266	13,162	14,419
Checkcard fee income	17,317	15,798	15,057
Bank owned life insurance income	6,815	4,858	4,338
ATM fees	1,978	2,253	2,268
OREO valuation adjustments	(491)	(458)	(601)
Gain on the sale of OREO, net	4,235	251	1,323
Net (loss) gain on the sale of investment securities	(2,271)	1,821	—
Gain on equity securities, net	3,213	—	—
Other components of net-periodic benefit income	6,820	5,794	5,308
Gain on the sale of non-performing loans	2,826	—	—
Miscellaneous	8,639	6,562	6,268
Total other income	$101,101	$86,429	$84,039

The following table breaks out the change in total other income for the year ended December 31, 2018 compared to the year ended December 31, 2017, and for the year ended December 31, 2017 compared to the year ended December 31, 2016, between Park's ongoing operations and SEPH.

Table 22 - Other Income Breakout
	Change from 2017 to 2018			Change from 2016 to 2017
(In thousands)	Park less SEPH	SEPH	Total	Park less SEPH	SEPH	Total
Income from fiduciary activities	$2,558	$—	$2,558	$2,335	$—	$2,335
Service charges on deposits	(1,192)	—	(1,192)	(1,606)	—	(1,606)
Other service income	251	853	1,104	201	(1,458)	(1,257)
Checkcard fee income	1,519	—	1,519	741	—	741
Bank owned life insurance income	1,957	—	1,957	520	—	520
ATM fees	(275)	—	(275)	(15)	—	(15)
OREO valuation adjustments	186	(219)	(33)	124	19	143
Gain on the sale of OREO, net	1,201	2,783	3,984	(17)	(1,055)	(1,072)
Net (loss) gain on the sale of investment securities	(4,092)	—	(4,092)	1,821	—	1,821
Gain on equity securities, net	3,213	—	3,213	—	—	—
Other components of net-periodic benefit income	1,005	21	1,026	465	21	486
Gain on the sale of non-performing loans	660	2,166	2,826	—	—	—
Miscellaneous	2,300	(223)	2,077	370	(76)	294
Total other income	$9,291	$5,381	$14,672	$4,939	$(2,549)	$2,390

Income from fiduciary activities increased by $2.6 million, or 10.8%, to $26.3 million in 2018, compared to $23.7 million in 2017. The $23.7 million in 2017 was an increase of $2.3 million, or 10.9%, compared to $21.4 million in 2016. The increases in fiduciary fee income in 2018 and 2017 were primarily due to improvements in the equity markets and also due to an increase in the total account balances serviced by PNB’s Trust Department.  PNB charges fiduciary fees largely based on the market value of the trust assets. The average market value of the trust assets managed by PNB was $5.49 billion in 2018, compared to $5.05 billion in 2017 and $4.56 billion in 2016.

Service charges on deposit accounts decreased by $1.2 million, or 9.4%, to $11.5 million in 2018, compared to $12.7 million in 2017. The $12.7 million in 2017 was a decrease of $1.6 million, or 11.3%, compared to $14.3 million in 2016. The declines in 2018 and 2017 were related to declines in service charges on deposits within Park's ongoing operations, largely as a result of a decline in other non-sufficient funds (NSF) fee income and service charges on demand deposit accounts.

Other service income increased by $1.1 million, or 8.4%, to $14.3 million in 2018, compared to $13.2 million in 2017. The $13.2 million in 2017 was a decrease of $1.3 million, or 8.7%, compared to $14.4 million in 2016. The $853,000 increase in other service income at SEPH for 2018 compared to 2017 and the $1.5 million decrease in other service income at SEPH for 2017 compared to 2016 was primarily the result of fluctuations in the recovery of fees from certain SEPH impaired loan relationships.

Checkcard fee income, which is generated from checkcard transactions, increased $1.5 million, or 9.6%, to $17.3 million in 2017, compared to $15.8 million in 2017. The $15.8 million in 2017 was an increase of $741,000, or 4.9%, compared to $15.1 million in 2016. The increases in 2018 and 2017 were attributable to continued increases in the volume of checkcard transactions.

Bank owned life insurance income increased by $2.0 million, or 40.3%, to $6.8 million in 2018, compared to $4.9 million in 2017. Bank owned life insurance income increased by $520,000, or 12.0%, to $4.9 million in 2017, compared to $4.3 million in 2016. The increase of $2.0 million from 2017 to 2018 and the $520,000 increase from 2016 to 2017 were primarily related to income from death benefits paid on policies. Park recorded $2.7 million of income from death benefits paid on policies during 2018, compared to $478,000 of income from death benefits paid on policies during 2017, and $40,000 of income from death benefits paid on policies during 2016.

Gain on the sale of OREO, net, totaled $4.2 million in 2018, an increase of $4.0 million, compared to $251,000 in 2017. The $251,000 in 2017 was a decrease of $1.1 million, compared to $1.3 million in 2016. The increase in 2018 was primarily due to a $4.1 million gain on the sale of one OREO property, which was partially participated to PNB from SEPH.

During 2018, Park sold certain AFS debt investment securities with a book value of $247.0 million at a loss of $2.6 million and sold certain HTM debt securities with a book value of $7.4 million at a gain of $0.3 million. These HTM securities had been paid down by 96.3% of the principal outstanding at acquisition. During 2017, Park sold certain equity securities with a book value of $444,000 at a gain of $1.8 million. No securities were sold during 2016.

During the year ended December 31, 2018, $287,000 of unrealized losses were recorded within "Gain on equity securities, net" on the Consolidated Statements of Income. An additional $3.5 million gain recorded within "Gain on equity securities, net" on the Consolidated Statements of Income for the year ended December 31, 2018 related to an investment security which was no longer held at December 31, 2018. During 2017 and 2016, equity securities had unrealized gains of $1.3 million and $2.3 million, respectively, recorded in accumulated other comprehensive loss.

Other components of net periodic pension benefit income increased by $1.0 million, or 17.7%, to $6.8 million in 2018, compared to $5.8 million in 2017, and increased by $486,000, or 9.2%, to $5.8 million in 2017 compared to $5.3 million in 2016. The increase in each of 2018 and 2017 was largely due to an increase in the expected return on plan assets based on an increase in plan assets.

Gain on the sale of non-performing loans was $2.8 million for 2018. This was related to certain non-performing loans, which had a book balance of $174,000, that were sold in the fourth quarter of 2018. No non-performing loans were sold in 2017 or 2016.

Other miscellaneous income increased by $2.0 million, or 31.7%, to $8.6 million, compared to $6.6 million in 2017. Other miscellaneous income increased by $294,000, or 4.7%, to $6.6 million in 2017, compared to $6.3 million in 2016. The increase in 2018, compared to 2017, was primarily related to a $1.2 million increase in income from capital investments, an $833,000 increase in income from repossessed assets and a $437,000 increase in the net gain on the sale of assets. The increase in 2017, compared to 2016, was primarily related to a $749,000 increase in income from capital investments offset by a $288,000 decline in income from the operation of OREO properties.

Other Expense: Other expense was $228.8 million in 2018, compared to $203.2 million in 2017, and $204.3 million in 2016.  Other expense increased by $25.6 million, or 12.6%, in 2018, and decreased by $1.2 million, or 0.6%, in 2017. The following table displays total other expense for Park for 2018, 2017 and 2016.

Table 23 - Other Expense
Year Ended December 31,
(In thousands)	2018	2017	2016
Salaries	$103,755	$92,177	$87,034
Employee benefits	30,289	24,937	24,174
Occupancy expense	11,251	10,201	10,239
Furniture and equipment expense	16,139	15,324	13,766
Data processing fees	8,477	7,250	5,608
Professional fees and services	28,894	24,833	27,181
Marketing	5,144	4,374	4,523
Insurance	5,289	6,354	5,825
Communication	4,981	4,826	4,985
State tax expense	3,813	3,583	3,560
Amortization of intangibles	578	—	—
Borrowing prepayment fee	—	—	5,554
Miscellaneous	10,145	9,303	11,882
Total other expense	$228,755	$203,162	$204,331
Full-time equivalent employees	1,782	1,746	1,726

The following table breaks out the change in other expense for the year ended December 31, 2018, compared to the year ended December 31, 2017, and for the year ended December 31, 2017 compared to the year ended December 31, 2016, between Park's ongoing operations and SEPH.

Table 24 - Other Expense Breakout
	Change from 2017 to 2018			Change from 2016 to 2017
(In thousands)	Park less SEPH	SEPH	Total	Park less SEPH	SEPH	Total
Salaries	$11,585	$(7)	$11,578	$5,176	$(33)	$5,143
Employee benefits	5,347	5	5,352	845	(82)	763
Occupancy expense	1,050	—	1,050	(38)	—	(38)
Furniture and equipment expense	815	—	815	1,559	(1)	1,558
Data processing fees	1,227	—	1,227	1,642	—	1,642
Professional fees and services	4,730	(669)	4,061	(323)	(2,025)	(2,348)
Marketing	770	—	770	(146)	(3)	(149)
Insurance	(1,072)	7	(1,065)	531	(2)	529
Communication	156	(1)	155	(156)	(3)	(159)
State tax expense	184	46	230	79	(56)	23
Amortization of intangibles	578	—	578	—	—	—
Borrowing prepayment fee	—	—	—	(5,554)	—	(5,554)
Miscellaneous	1,541	(699)	842	(2,784)	205	(2,579)
Total other expense	$26,911	$(1,318)	$25,593	$831	$(2,000)	$(1,169)

Salaries expense increased $11.6 million, or 12.6%, to $103.8 million in 2018, compared to $92.2 million in 2017 and increased $5.1 million, or 5.9%, to $92.2 million in 2017, compared to $87.0 million in 2016. The increase in 2018 was due to a $1.1 million one-time incentive paid out in March 2018, along with a $4.3 million increase in salary expense, a $1.6 million increase in salary expense due to merger related costs for the NewDominion acquisition, a $1.3 million increase in share-based compensation expense related to PBRSU awards granted under the Park 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") (prior to 2017) and the Park Long-Term Incentive Plan for Employees (the "2017 Employee LTIP") , and a $2.0 million increase in incentive compensation expense. The increase in 2017 was due to a $5.6 million increase in salary expense and an $837,000 increase in share-based compensation expense related to performance-based restricted stock unit awards granted under the Park 2013 Incentive Plan, offset by a $1.4 million decrease in incentive compensation expense. Park had 1,782 full-time equivalent employees at year-end 2018, of which 40 full-time equivalent employees are at NewDominion, compared to 1,746 full-time equivalent employees at year-end 2017, and 1,726 full-time equivalent employees at year-end 2016.

Employee benefits expense increased $5.4 million, or 21.5%, to $30.3 million in 2018, compared to $24.9 million in 2017 and increased $763,000, or 3.2%, to $24.9 million in 2017, compared to $24.2 million in 2016. The increase in 2018 was due to a $2.2 million increase in group insurance costs, a $2.1 million increase in pension plan expense, and a $1.7 million increase in the KSOP match, which was increased from a 25% match to a 50% match in March of 2018, offset by a $964,000 decrease in miscellaneous other employee benefits. The increase in 2017 was due to a $950,000 increase in group insurance costs, offset by a $226,000 decrease in pension plan expense.

Occupancy expense increased by $1.1 million, or 10.3%, to $11.3 million in 2018, compared to $10.2 million in 2017. The $1.1 million increase was primarily related to the acquisition of NewDominion and an increase in maintenance and repairs on building and grounds.

Furniture and equipment expense increased $815,000, or 5.3%, to $16.1 million in 2018, compared to $15.3 million in 2017, and increased $1.6 million, or 11.3%, to $15.3 million in 2017, compared to $13.8 million in 2016. The increase in 2018 was primarily due to increases in maintenance and repairs on equipment. The increase in furniture and equipment expense in 2017 was primarily due to a $1.2 million increase in maintenance expense and a $172,000 increase in depreciation expense.

Data processing fees increased by $1.2 million, or 16.9%, to $8.5 million in 2018, compared to $7.3 million in 2017, and increased by $1.6 million, or 29.3%, to $7.3 million in 2017, compared to $5.6 million in 2016. The increase in 2018 was largely due to an increase in data processing fees related to the acquisition of NewDominion. The increase in 2017 was related to increases in expenses related to the issuance of new chip enabled checkcards and related card costs, plus an increase in checkcard transactions.

Professional fees and services increased by $4.1 million, or 16.4% in 2018, compared to $24.8 million in 2017, and decreased by $2.3 million, or 8.6%, to $24.8 million in 2017, compared to $27.2 million in 2016. This subcategory of total other expense includes legal fees, management consulting fees, director fees, audit fees, regulatory examination fees and memberships in industry associations. The increase in professional fees and services expense in 2018 was largely related to increases in management and consulting expense as well as increases in other fees related to the acquisition of NewDominion. The decrease in professional fees and services expense in 2017 was largely related to declines in consulting fees at SEPH.

Insurance expense decreased by $1.1 million, or 16.8%, to $5.3 million in 2018, compared to $6.4 million in 2017, and increased $529,000, or 9.1%, to $6.4 million in 2017, compared to $5.8 million in 2016. The fluctuations in insurance expense were primarily due to increases and declines in FDIC insurance expense.
Borrowing prepayment penalties were $5.6 million in 2016. During 2016, Park prepaid $50 million of Federal Home Loan Bank (“FHLB”) advances, incurring a $5.6 million prepayment penalty. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.
The subcategory "Miscellaneous" other expense includes expenses for supplies, travel, charitable contributions, and other miscellaneous expense. The subcategory miscellaneous other expense increased by $842,000, or 9.1%, to $10.1 million in 2018, compared to $9.3 million in 2017, and decreased by $2.6 million, or 21.7%, to $9.3 million in 2017, compared to $11.9 million in 2016. The $842,000 increase in 2018 was primarily due to a $936,000 increase in fraud losses, and a $497,000 increase in contribution expense, offset by a $610,000 decrease in supplemental executive retirement plan expense. The $2.6 million decrease in 2017 was primarily due to a $880,000 decrease in fraud losses, a $493,000 decrease in contribution expense, and the fact that miscellaneous expense for 2016 included $1.7 million in accruals due to the ongoing evaluation of litigation and other proceedings impacting the GFSC subsidiary and the Park Parent Company.

Income Taxes: Income tax expense was $20.9 million in 2018, compared to $34.2 million in 2017, and $36.8 million in 2016.  Income tax expense as a percentage of income before taxes was 15.9% in 2018, 28.9% in 2017, and 29.9% in 2016. The difference between the statutory federal corporate income tax rate of 21% for 2018 and Park’s effective tax rate reflects permanent tax differences, primarily consisting of tax-exempt interest income from municipal investments and loans, qualified affordable housing and historical tax credits, bank owned life insurance income, and dividends paid on common shares held within Park’s salary deferral plan, as well as accelerated depreciation in 2018. Park's permanent federal tax differences for 2018 were approximately $7.1 million, compared to $8.5 million for 2017.

As stated earlier, the Tax Cuts and Jobs Act permanently lowered the federal corporate income tax rate to 21% from the then existing maximum rate of 35%, effective January 1, 2018.  As a result of the reduction of the federal corporate income tax rate to 21%, GAAP required companies to re-value certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment.  This re-valuation impacted Park’s net deferred tax liabilities and qualified affordable housing tax credit investments.  The effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million for 2017.

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

The table below provides additional information on the provision for loan losses and the ALLL for Park for 2018, 2017 and 2016.

Table 25 - ALLL Information - Park
(In thousands)	2018	2017	2016
ALLL, beginning balance	$49,988	$50,624	$56,494
Charge-offs	13,552	19,403	20,799
Recoveries	(7,131)	(10,210)	(20,030)
Net charge-offs	6,421	9,193	769
Provision for (recovery of) loan losses:	7,945	8,557	(5,101)
ALLL, ending balance	$51,512	$49,988	$50,624
Average loans	$5,460,664	$5,327,507	$5,122,862
Net charge-offs as a percentage of average loans	0.12%	0.17%	0.02%

For the year ended December 31, 2018, gross income of $4.9 million would have been recognized on loans that were nonaccrual as of December 31, 2018 had these loans been current in accordance with their original terms. Interest income on nonaccrual loans may be recorded on a cash basis and be included in earnings only when Park expects to receive the entire recorded investment of the loan. Of the $4.9 million that would have been recognized, approximately $3.2 million was included in interest income for the year ended December 31, 2018.

PNB and GFSC, are the only subsidiaries that carry an ALLL balance. The table below provides additional information on the provision for loan losses and the ALLL for PNB and GFSC for 2018, 2017 and 2016.

Table 26 - ALLL Information - PNB and GFSC
(In thousands)	2018	2017	2016
ALLL, beginning balance	$49,988	$50,624	$56,494
Charge-offs:
PNB and GFSC loans	13,552	19,393	20,274
PNB participations in Vision loans	—	2	78
Total charge-offs	13,552	19,395	20,352
Recoveries:
PNB and GFSC loans	(6,160)	(6,938)	(6,788)
PNB participations in Vision loans	(19)	(6)	(3,196)
Total recoveries	(6,179)	(6,944)	(9,984)
Net charge-offs	7,373	12,451	10,368
Provision for (recovery of) loan losses:
PNB and GFSC loans	8,916	11,819	7,616
PNB participations in Vision loans	(19)	(4)	(3,118)
Total provision for loan losses	8,897	11,815	4,498
ALLL, ending balance	$51,512	$49,988	$50,624
Average loans, PNB and GFSC	$5,459,317	$5,316,035	$5,108,428
Net charge-offs as a percentage of average loans	0.14%	0.23%	0.20%
Net charge-offs as a percentage of average loans - excluding PNB participations in Vision loans	0.14%	0.23%	0.26%

Charge-offs for 2018 include the charge-off of $20,000 in specific reserves for which provision expense had been recognized in a prior year, compared to $163,000 for 2017 and $2.2 million for 2016. Net charge-offs adjusted for changes in specific reserves as a percentage of average loans for the years ended December 31, 2018, 2017, 2016 were 0.16%, 0.24%, and 0.13%, respectively.

SEPH, as a non-bank subsidiary of Park, does not carry an ALLL balance, but recognizes a provision for loan losses when a charge-off is taken and recognizes a recovery of loan losses when a recovery is received.

Table 27 - ALLL Information - SEPH
(In thousands)	2018	2017	2016
ALLL, beginning balance	$—	$—	$—
Charge-offs	—	8	447
Recoveries	(952)	(3,266)	(10,046)
Net recoveries	(952)	(3,258)	(9,599)
Recovery of loan losses:	(952)	(3,258)	(9,599)
ALLL, ending balance	$—	$—	$—
Average loans	$2,606	$11,472	$14,434

At year-end 2018, the allowance for loan losses was $51.5 million, or 0.90%, of total loans outstanding, compared to $50.0 million, or 0.93% of total loans outstanding at year-end 2017, and $50.6 million, or 0.96% of total loans outstanding at year-end 2016. The table below provides additional information related to specific reserves on impaired commercial loans and general reserves for all other loans in Park’s portfolio at December 31, 2018, 2017 and 2016.

Table 28 - General Reserve Trends - Park
	Year Ended December 31,
(In thousands)	2018	2017	2016
Allowance for loan losses, end of period	$51,512	$49,988	$50,624
Specific reserves	2,273	684	548
General reserves	$49,239	$49,304	$50,076
Total loans	$5,692,132	$5,372,483	$5,271,857
Impaired commercial loans	48,135	56,545	70,415
Non-impaired loans	$5,643,997	$5,315,938	$5,201,442
Allowance for loan losses as a percentage of year-end loans	0.90%	0.93%	0.96%
General reserves as a percentage of non-impaired loans	0.87%	0.93%	0.96%
General reserves as a percentage of non-impaired loans (excluding purchased loans)	0.91%	N/A	N/A

Specific reserves increased $1.6 million to $2.3 million at December 31, 2018, compared to $684,000 at December 31, 2017. General reserves decreased $65,000, or 0.1%, to $49.2 million at December 31, 2018, compared to $49.3 million at December 31, 2017. As of December 31, 2018, no allowance had been established for acquired loans. Excluding acquired loans, the general reserve as a percentage of total loans less impaired commercial loans was 0.91%.

Management believes that the allowance for loan losses at year-end 2018 is adequate to absorb probable, incurred credit losses in the loan portfolio. See Note 1 - Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements and the discussion under the heading “CRITICAL ACCOUNTING POLICIES” earlier in this Management's Discussion and Analysis for additional information on management’s evaluation of the adequacy of the allowance for loan losses.

The table below provides a summary of Park's loan loss experience over the past five years:

Table 29 - Summary of Loan Loss Experience
(In thousands)	2018	2017	2016	2015	2014

Average loans (net of unearned interest)	$5,460,664	$5,327,507	$5,122,862	$4,909,579	$4,717,297
Allowance for loan losses:
Beginning balance	49,988	50,624	56,494	54,352	59,468
Charge-offs:
Commercial, financial
and agricultural	2,796	6,017	5,786	2,478	3,779
Construction real estate	72	105	1,436	470	1,316
Residential real estate	441	1,208	3,014	2,352	3,944
Commercial real estate	281	1,798	412	348	8,003
Consumer	9,962	10,275	10,151	8,642	7,738
Leases	—	—	—	—	—
Total charge-offs	$13,552	$19,403	$20,799	$14,290	$24,780
Recoveries:
Commercial, financial
and agricultural	$1,221	$809	$1,259	$1,373	$1,003
Construction real estate	712	2,124	8,559	2,092	12,572
Residential real estate	844	1,863	2,446	2,438	2,985
Commercial real estate	272	810	3,671	2,241	7,759
Consumer	4,078	4,603	4,094	3,295	2,671
Leases	4	1	1	3	7
Total recoveries	$7,131	$10,210	$20,030	$11,442	$26,997
Net charge-offs (recoveries)	$6,421	$9,193	$769	$2,848	$(2,217)
Provision (recovery) included in earnings	7,945	8,557	(5,101)	4,990	(7,333)
Ending balance	$51,512	$49,988	$50,624	$56,494	$54,352
Ratio of net charge-offs (recoveries) to average loans	0.12%	0.17%	0.02%	0.06%	(0.05)%
Ratio of allowance for loan losses
to end of year loans	0.90%	0.93%	0.96%	1.11%	1.13%

The following table summarizes Park's allocation of the allowance for loan losses for the past five years:

Table 30 - Allocation of Allowance for Loan Losses
December 31,	2018		2017		2016		2015		2014
(In thousands)	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category	Allowance	Percent of Loans Per Category
Commercial, financial, and agricultural	$16,777	18.85%	$15,022	19.61%	$13,434	18.87%	$13,694	18.86%	$10,719	17.73%
Construction real estate	4,463	4.36%	4,430	3.38%	5,247	3.58%	8,564	3.42%	8,652	3.23%
Residential real estate	8,731	31.51%	9,321	32.11%	10,958	34.31%	13,514	36.61%	14,772	38.33%
Commercial real estate	9,768	22.54%	9,601	21.73%	10,432	21.92%	9,197	21.97%	8,808	22.15%
Consumer	11,773	22.70%	11,614	23.11%	10,553	21.26%	11,524	19.08%	11,401	18.49%
Leases	—	0.04%	—	0.06%	—	0.06%	1	0.06%	—	0.07%
Total	$51,512	100.00%	$49,988	100.00%	$50,624	100.00%	$56,494	100.00%	$54,352	100.00%

As of December 31, 2018, Park had no concentrations of loans exceeding 10% to borrowers engaged in the same or similar industries nor did Park have any loans to foreign governments.

Nonperforming Assets: Nonperforming loans include: 1) loans whose interest is accounted for on a nonaccrual basis; 2) troubled debt restructurings (TDRs) on accrual status; and 3) loans which are contractually past due 90 days or more as to principal or interest payments, where interest continues to accrue.  Park's management continues to evaluate TDRs to determine those that may be appropriate to return to accrual status. Specifically, if the restructured note has been current for a period of at least six months and management expects the borrower will remain current throughout the renegotiated contract, the loan may be returned to accrual status. Nonperforming assets include nonperforming loans, OREO and other nonperforming assets. OREO results from taking possession of property that served as collateral for a defaulted loan. As of December 31, 2018, other nonperforming assets consisted of aircraft acquired as part of a loan workout. As of December 31, 2017, other nonperforming assets consisted of lease receivables acquired as part of a loan workout.

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

The following is a summary of Park’s nonaccrual loans, accruing TDRs, loans past due 90 days or more and still accruing, OREO, and other nonperforming assets at the end of each of the last five years:

Table 31 - Park - Nonperforming Assets
	December 31,
(In thousands)	2018	2017	2016	2015	2014
Nonaccrual loans	$67,954	$72,056	$87,822	$95,887	$100,393
Accruing TDRs	15,173	20,111	18,175	24,979	16,254
Loans past due 90 days or more and accruing	2,243	1,792	2,086	1,921	2,641
Total nonperforming loans	$85,370	$93,959	$108,083	$122,787	$119,288
OREO – PNB	2,788	6,524	6,025	7,456	10,687
OREO – SEPH	1,515	7,666	7,901	11,195	11,918
Other nonperforming assets - PNB	3,464	4,849	—	—	—
Total nonperforming assets	$93,137	$112,998	$122,009	$141,438	$141,893
Percentage of nonperforming loans to total loans	1.50%	1.75%	2.05%	2.42%	2.47%
Percentage of nonperforming assets to total loans	1.64%	2.10%	2.31%	2.79%	2.94%
Percentage of nonperforming assets to total assets	1.19%	1.50%	1.63%	1.93%	2.03%

SEPH nonperforming assets at the end of each of the last five years were as follows:

Table 32 - SEPH - Nonperforming Assets
	December 31,
(In thousands)	2018	2017	2016	2015	2014
Nonaccrual loans	$1,635	$10,303	$11,738	$14,419	$22,916
Accruing TDRs	—	—	—	—	97
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	$1,635	$10,303	$11,738	$14,419	$23,013
OREO - SEPH	1,515	7,666	7,901	11,195	11,918
Total nonperforming assets	$3,150	$17,969	$19,639	$25,614	$34,931

Nonperforming assets for Park, excluding SEPH, at the end of each of the last five years were as follows:

Table 33 - Park excluding SEPH - Nonperforming Assets
	December 31,
(In thousands)	2018	2017	2016	2015	2014
Nonaccrual loans	$66,319	$61,753	$76,084	$81,468	$77,477
Accruing TDRs	15,173	20,111	18,175	24,979	16,157
Loans past due 90 days or more and accruing	2,243	1,792	2,086	1,921	2,641
Total nonperforming loans	$83,735	$83,656	$96,345	$108,368	$96,275
OREO – PNB	2,788	6,524	6,025	7,456	10,687
Other nonperforming assets - PNB	3,464	4,849	—	—	—
Total nonperforming assets (1)	$89,987	$95,029	$102,370	$115,824	$106,962
Percentage of nonperforming loans to total loans	1.47%	1.56%	1.83%	2.14%	2.00%
Percentage of nonperforming assets to total loans	1.58%	1.77%	1.95%	2.29%	2.23%
Percentage of nonperforming assets to total assets	1.16%	1.27%	1.38%	1.60%	1.55%
(1) Includes PNB participations in loans originated by Vision and related OREO totaling $2.5 million, $9.0 million, $9.6 million, $9.8 million, and $11.5 million at December 31, 2018, 2017, 2016, 2015, and 2014, respectively.

Credit Quality Indicators: When determining the quarterly and annual loan loss provision, Park reviews the grades of commercial loans.  These loans are graded from 1 to 8.  A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss.  Commercial loans that are pass-rated are considered to be of acceptable credit risk.  Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans.  Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans.  Generally, commercial loans that are graded a 6 are considered for partial charge-off or have been charged down to the net realizable value of the underlying collateral.  Commercial loans graded a 7 (doubtful) are shown as nonperforming and Park charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve.  Any commercial loan graded an 8 (loss) is completely charged off.

The following table highlights the credit trends within the commercial loan portfolio of PNB and GFSC.

Table 34 - PNB and GFSC - Commercial Credit Trends
Commercial loans * (In thousands)	December 31, 2018	December 31, 2017	December 31, 2016
Pass rated	$2,889,613	$2,654,784	$2,601,607
Special Mention	16,027	22,873	14,644
Substandard	481	605	441
Impaired	46,500	46,242	58,676
Accruing purchased credit impaired ("PCI")	3,944	—	—
Total	$2,956,565	$2,724,504	$2,675,368
* Commercial loans include: (1) Commercial, financial and agricultural loans, (2) Commercial real estate loans, (3) Commercial related loans in the construction real estate portfolio and (4) Commercial related loans in the residential real estate portfolio.

Park had $20.3 million of non-impaired commercial loans included on the watch list, including $3.9 million of PCI loans, at December 31, 2018, compared to $23.5 million of non-impaired commercial loans included on the watch list at December 31, 2017, and $15.1 million of non-impaired commercial loans included on the watch list at December 31, 2016. Commercial loans include: (1) commercial, financial and agricultural loans; (2) commercial real estate loans; (3) certain real estate construction loans; and (4) certain residential real estate loans. Park’s watch list includes all criticized and classified commercial loans, defined by Park as loans rated special mention or worse, less those commercial loans currently considered to be impaired. As a percentage of year-end total commercial loans, Park’s watch list of potential problem commercial loans was 0.7% in 2018, 0.9% in 2017, and 0.6% in 2016. The existing conditions of these loans do not warrant classification as nonaccrual. However, these loans have shown some weakness and management performs additional analyses regarding each borrower’s ability to comply with payment terms.

Delinquencies have remained low for PNB and GFSC over the past 36 months. Delinquent and accruing loans were $31.4 million, or 0.55% of total loans at December 31, 2018, compared to $26.5 million, or 0.49% of total loans at December 31, 2017, and $27.8 million, or 0.53% of total loans at December 31, 2016.

Impaired Loans: Park’s allowance for loan losses includes an allocation for loans specifically identified as impaired under GAAP. At December 31, 2018, loans considered to be impaired consisted substantially of commercial loans graded as "substandard" or “doubtful” and placed on non-accrual status.  Specific reserves on impaired commercial loans are typically based on management’s best estimate of the fair value of collateral securing these loans. The amount ultimately charged off for these loans may be different from the specific reserve as the ultimate liquidation of the collateral may be for amounts different from management’s estimates.

Impaired commercial loans for PNB and GFSC operations were $46.5 million at December 31, 2018, a decrease of $258,000, compared to $46.2 million at December 31, 2017. The $46.5 million of impaired commercial loans at December 31, 2018 included $3.2 million of loans modified in a troubled debt restructuring which are currently on accrual status and performing in accordance with the restructured terms, down from $7.0 million at December 31, 2017. Impaired commercial loans are individually evaluated for impairment and specific reserves are established to cover any probable, incurred losses for those loans that have not been charged down to the net realizable value of the underlying collateral or to the net present value of expected cash flows.

As of December 31, 2018, management had taken partial charge-offs of approximately $11.2 million related to the $48.1 million of commercial loans considered to be impaired, compared to charge-offs of approximately $10.0 million related to the $56.5 million of impaired commercial loans at December 31, 2017.  The table below provides additional information related to Park's impaired commercial loans at December 31, 2018, including those impaired commercial loans at PNB excluding SEPH and those impaired Vision commercial loans retained at SEPH.

Table 35 - Park Impaired Commercial Loans
December 31, 2018
(In thousands)	Unpaid principal balance (UPB)	Prior charge- offs	Total impaired loans	Specific reserve	Carrying balance	Carrying balance as a % of UPB
PNB excluding SEPH	$54,933	$8,433	$46,500	$2,273	$44,227	80.51%
SEPH	4,448	2,813	1,635	—	1,635	36.76%
Total Park	$59,381	$11,246	$48,135	$2,273	$45,862	77.23%

PCI loans: In conjunction with the NewDominion acquisition, Park acquired loans with deteriorated credit quality with a book value of $5.1 million which were recorded at the preliminary fair value of $4.9 million. The carrying amount of loans acquired with deteriorated credit quality at December 31, 2018 was $4.4 million, of which $474,000 is considered impaired due to additional credit deterioration post acquisition. The remaining $3.9 million are not included in impaired loan totals.

Allowance for loan losses: Loss factors are reviewed quarterly and updated at least annually to reflect recent loan loss history and incorporate current risk and trends which may not be recognized in historical data.

A significant portion of Park’s allowance for loan losses is allocated to commercial loans. “Special mention” loans are loans that have potential weaknesses that may result in loss exposure to Park.  “Substandard” loans are those that exhibit a well-defined weakness, jeopardizing repayment of the loans, resulting in a higher probability that Park will suffer a loss on the loans unless the weakness is corrected. Excluding acquired loans, the allowance for loan losses related to performing commercial loans was $32.8 million or 1.19% of the outstanding principal balance of other accruing commercial loans at December 31, 2018. Excluding acquired loans, at December 31, 2018, the coverage level within the commercial loan portfolio was approximately 3.39 years compared to 3.24 years at December 31, 2017. Historical loss experience, defined as charge-offs plus changes in specific reserves, over the past 108 months for the commercial loan portfolio was 0.35% for 2018. Historical loss experience over the past 96 months for the commercial portfolio was 0.37% for 2017. This 108-month loss experience includes only the performance of the PNB loan portfolio and excludes the impact of PNB participations in Vision loans.

Excluding acquired loans, the overall reserve of 1.19% for other accruing commercial loans breaks down as follows: pass-rated commercial loans are reserved at 1.17%; special mention commercial loans are reserved at 5.29%; and substandard commercial loans are reserved at 9.75%.  The reserve levels for pass-rated, special mention and substandard commercial loans in excess of the annualized 108-month loss experience of 0.35% are due to the following factors which management reviews on a quarterly or annual basis:

•
Historical Loss Factor: Management updated the historical loss calculation during the fourth quarter of 2018, incorporating annualized net charge-offs plus changes in specific reserves through December 31, 2018. With the addition of 2018 historical losses, management extended the historical loss period to 108 months from 96 months. The 108 month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

•
Loss Emergence Period Factor: At least annually, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes from the probable occurrence of a loss event to the credit being moved to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio. The loss emergence period was last updated in the fourth quarter of 2018.

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass-rated to impaired. The loss migration factor was last updated in the fourth quarter of 2018.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment. The environmental loss factor was increased by 0.05% during the fourth quarter of 2018 due to consideration of the current economic environment in association to the 108 month historical loss period.

Generally, consumer loans are not individually graded. Consumer loans include: (1) mortgage and installment loans included in the construction real estate segment of the loan portfolio; (2) mortgage, home equity lines of credit (HELOC), and installment loans included in the residential real estate segment of the loan portfolio; and (3) all loans included in the consumer segment of the loan portfolio. The amount of loan loss reserve assigned to these loans is based on historical loss experience over the past 108 months, through December 31, 2018. Management generally considers a one-year coverage period (the “Historical Loss Factor”) appropriate because the probable loss on any given loan in the consumer loan pool should ordinarily become apparent in that time frame. However, management may incorporate adjustments to the Historical Loss Factor as circumstances warrant additional reserves (e.g., increased loan delinquencies, borrower bankruptcy status, improving or deteriorating economic conditions, changes in lending management and underwriting standards, etc.). Excluding acquired loans, at December 31, 2018, the coverage level within the consumer loan portfolio was approximately 1.87 years compared to 1.92 years at December 31, 2017. Historical loss experience over the past 108 months for the consumer loan portfolio was 0.33% for 2018. This compares to historical loss experience over a 96-month period for the consumer loan portfolio of 0.34% for 2017.

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

Loans acquired as part of the acquisition of NewDominion were recorded at fair value on the date of acquisition, July 1, 2018. An allowance is only established on these NewDominion loans as a results of credit deterioration post acquisition. As of December 31, 2018, there was no allowance related to acquired NewDominion loans.

CAPITAL RESOURCES
Liquidity and Interest Rate Sensitivity Management: Park’s objective in managing its liquidity is to maintain the ability to continuously meet the cash flow needs of customers, such as borrowings or deposit withdrawals, while at the same time seeking higher yields from longer-term lending and investing activities.

Cash and cash equivalents decreased by $1.9 million during 2018 to $167.2 million at year end. Cash provided by operating activities was $133.0 million in 2018, $88.0 million in 2017, and $87.9 million in 2016. Net income was the primary source of cash provided by operating activities during each year.

Cash provided by investing activities was $44.3 million in 2018, and cash used in investing activities was $62.0 million in 2017, and $152.6 million in 2016. Investment securities transactions and loan originations/repayments are the major use or source of cash in investing activities.  Proceeds from the sale, repayment or maturity of investment securities provide cash and purchases of investment securities use cash.  Net investment securities transactions provided cash of $76.7 million in 2018, $67.4 million in 2017, and $59.7 million in 2016. Cash used by the net increase in the loan portfolio was $57.3 million in 2018, $119.3 million in 2017, and $199.5 million in 2016.

Cash used in financing activities was $179.1 million in 2018, and $3.4 million in 2017 and cash provided by financing activities was $61.7 million in 2016. A major source of cash provided by financing activities is the net change in deposits.  Deposits increased and provided $159.6 million of cash in 2018, $295.4 million of cash in 2017, and $174.3 million of cash in 2016. Other major sources of cash from financing activities are short-term borrowings and long-term debt. In 2018, net short-

term borrowings decreased and used $169.3 million in cash and net long-term debt decreased and used $100.0 million in cash. In 2017, net short-term borrowings decreased and used $3.5 million in cash and net long-term debt decreased and used $230.0 million in cash. In 2016, net long-term debt decreased and used $55.6 million in cash. Finally, cash declined by $63.0 million in 2018, $57.5 million in 2017, and $57.7 million in 2016, from the payment of cash dividends.

Funds are available from a number of sources, including the capital markets, the investment securities portfolio, the core deposit base, FHLB borrowings, the capability to securitize or package loans for sale, and a $50.0 million revolving line of credit with another financial institution, which did not have an outstanding balance as of December 31, 2018.  In the opinion of Park's management, the present funding sources provide more than adequate liquidity for Park to meet our cash flow needs.

The following table shows interest rate sensitivity data for five different time intervals as of December 31, 2018:

Table 36 - Interest Rate Sensitivity
	0-3	3-12	1-3	3-5	Over 5
(In thousands)	Months	Months	Years	Years	Years	Total
Interest earning assets:
Investment securities (1)	$88,062	$126,940	$293,605	$236,677	$691,258	$1,436,542
Money market instruments	25,324	—	—	—	—	25,324
Loans (1)	1,522,213	1,193,162	1,906,145	822,747	247,865	5,692,132
Total interest earning assets	1,635,599	1,320,102	2,199,750	1,059,424	939,123	7,153,998
Interest bearing liabilities:
Interest bearing transaction accounts (2)	$692,121	$—	$672,621	$—	$—	$1,364,742
Savings accounts (2)	931,683	—	1,115,110	—	—	2,046,793
Time deposits	344,479	340,968	290,039	67,594	97	1,043,177
Other	—	1,267	—	—	—	1,267
Total deposits	1,968,283	342,235	2,077,770	67,594	97	4,455,979
Short-term borrowings	221,966	—	—	—	—	221,966
Long-term debt	25,000	75,000	150,000	150,000	—	400,000
Subordinated notes	15,000	—	—	—	—	15,000
Total interest bearing liabilities	2,230,249	417,235	2,227,770	217,594	97	5,092,945
Interest rate sensitivity gap	(594,650)	902,867	(28,020)	841,830	939,026	2,061,053
Cumulative rate sensitivity gap	(594,650)	308,217	280,197	1,122,027	2,061,053
Cumulative gap as a
percentage of total
interest earning assets	(8.31)%	4.31%	3.92%	15.68%	28.81%

(1)
Investment securities and loans that are subject to prepayment are shown in the table by the earlier of their re-pricing date or their expected repayment date and not by their contractual maturity date. Nonaccrual loans of $68.0 million are included within the three-month to twelve-month maturity category.

(2)
Management considers interest bearing transaction accounts and savings accounts to be core deposits and, therefore, not as rate sensitive as other deposit accounts and borrowed money. Accordingly, only 51% of interest bearing transaction accounts and 46% of savings accounts are considered to re-price within one year. If all of the interest bearing transaction accounts and savings accounts were considered to re-price within one year, the one-year cumulative gap would change from a positive 4.31% to a negative 20.68%.

The interest rate sensitivity gap analysis provides an overall picture of Park’s static interest rate risk position.  At December 31, 2018, the cumulative interest earning assets maturing or repricing within twelve months were $2,956 million compared to the cumulative interest bearing liabilities maturing or repricing within twelve months of $2,647 million.  For the twelve-month cumulative interest rate sensitivity gap position, rate sensitive assets exceeded rate sensitive liabilities by $308 million or 4.31% of interest earning assets.

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

The cumulative twelve-month interest rate sensitivity gap position at year-end 2017 was a positive $407 million or 5.88% of total interest earning assets.  The percentage of interest earning assets maturing or repricing within one year was 41.3% at year-end 2018, compared to 43.8% at year-end 2017.  The percentage of interest bearing liabilities maturing or repricing within one year was 52.0% at year-end 2018, compared to 51.6% at year-end 2017.

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

Management uses a 50 basis point change in market interest rates per quarter for a total of 200 basis points per year in evaluating the impact of changing interest rates on net interest income and net income over a twelve-month horizon. At December 31, 2018, the earnings simulation model projected that net income would decrease by 0.4% using a rising interest rate scenario and decrease by 3.1% using a declining interest rate scenario over the next year.  At December 31, 2017, the earnings simulation model projected that net income would decrease by 1.8% using a rising interest rate scenario and decrease by 5.2% using a declining interest rate scenario over the next year.  At December 31, 2016, the earnings simulation model projected that net income would decrease by 1.9% using a rising interest rate scenario and decrease by 6.3% using a declining interest rate scenario over the next year. Consistently, over the past several years, Park’s earnings simulation model has projected that changes in interest rates would have only a small impact on net income and the net interest margin.  Park’s net interest margin was 3.84% in 2018, 3.48% in 2017 and 3.52% in 2016.

CONTRACTUAL OBLIGATIONS
In the ordinary course of operations, Park enters into certain contractual obligations. The following table summarizes Park’s significant and determinable obligations by payment date at December 31, 2018.

Further discussion of the nature of each specified obligation is included in the referenced Note to the Consolidated Financial Statements.

Table 37 - Contractual Obligations
December 31, 2018	Payments Due In
		0-1	1-3	3-5	Over 5
(In thousands)	Note	Years	Years	Years	Years	Total
Deposits without stated maturity	13	$5,217,683	$—	$—	$—	$5,217,683
Certificates of deposit	13	670,674	304,811	67,595	97	1,043,177
Short-term borrowings	15	221,966	—	—	—	221,966
Long-term debt	16	100,000	150,000	150,000	—	400,000
Subordinated notes	17	—	—	—	15,000	15,000
Operating leases	11	2,839	3,725	2,996	810	10,370
Defined benefit pension plan (1)	19	8,428	18,520	20,022	51,726	98,696
Supplemental Executive Retirement Plan	19	550	1,482	1,556	30,008	33,596
Purchase obligations		6,013	270	270	—	6,553
Total contractual obligations		$6,228,153	$478,808	$242,439	$97,641	$7,047,041
(1) Pension payments reflect 10 years of payments, through 2028.

As of December 31, 2018, Park had $22.3 million in unfunded commitments related to investments in qualified affordable housing projects which are not included in Table 37. Commitments are funded when capital calls are made by the general partner. Park expects that the current commitments will be funded between 2019 and 2029.

As of December 31, 2018, Park had $6.1 million in unfunded commitments related to certain equity investments which are not included in Table 37. Commitments are funded when capital calls are made by the general partner.

The Corporation’s operating lease obligations represent short-term and long-term lease and rental payments for facilities and equipment.  Purchase obligations represent obligations under agreements to purchase goods or services that are enforceable and legally binding on the Corporation.

Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements: In order to meet the financing needs of our customers, the Corporation issues loan commitments and standby letters of credit. At December 31, 2018, the Corporation had $1,012.8 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $13.3 million of standby letters of credit. At December 31, 2017, the Corporation had $893.2 million of loan commitments for commercial, commercial real estate, and residential real estate loans and had $13.4 million of standby letters of credit.

Commitments to extend credit under loan commitments and standby letters of credit do not necessarily represent future cash requirements.  These commitments often expire without being drawn upon.  However, all of the loan commitments and standby letters of credit were permitted to be drawn upon in 2018. See Note 24 - Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk of the Notes to Consolidated Financial Statements for additional information on loan commitments and standby letters of credit.

The Corporation did not have any unrecorded significant contingent liabilities at December 31, 2018.

Capital: Park’s primary means of maintaining capital adequacy is through retained earnings.  At December 31, 2018, the Corporation’s total shareholders’ equity was $832.5 million, compared to $756.1 million at December 31, 2017.  Total shareholders’ equity at December 31, 2018 was 10.67% of total assets, compared to 10.03% of total assets at December 31, 2017.

Tangible shareholders’ equity was $712.8 million [total shareholders’ equity ($832.5 million) less goodwill ($112.7 million) and other intangibles ($7.0 million)] at December 31, 2018 and was $683.8 million [total shareholders’ equity ($756.1 million) less goodwill and other intangibles ($72.3 million)] at December 31, 2017.  At December 31, 2018, tangible shareholders’ equity was 9.28% of total tangible assets [total assets ($7,804 million) less goodwill ($112.7 million) and other intangibles ($7.0 million)], compared to tangible shareholders’ equity was 9.16% of total tangible assets [total assets ($7,538 million) less goodwill and other intangibles ($72.3 million)].

Net income was $110.4 million in 2018, $84.2 million in 2017 and $86.1 million in 2016.

Cash dividends declared for Park's common shares were $63.6 million in 2018, $57.9 million in 2017, and $58.0 million in 2016.  On a per share basis, the cash dividends declared were $4.07 per share in 2018 and $3.76 per share in each of 2017 and 2016.

The table below shows the repurchases and issuances of common and treasury shares for 2016 through 2018.

Table 38
(In thousands, except share data)	Treasury Shares	Number of Common Shares
Balance at January 1, 2016	$(82,473)	15,330,815
Cash payment for fractional shares in dividend reinvestment plan	—	(47)
Treasury shares repurchased	—	—
Treasury shares reissued for director grants	1,001	9,950
Balance at December 31, 2016	$(81,472)	15,340,718
Cash payment for fractional shares in dividend reinvestment plan	—	(55)
Treasury shares repurchased	(7,378)	(70,000)
Treasury shares reissued for share-based compensation awards	645	6,381
Treasury shares reissued for director grants	1,126	11,150
Balance at December 31, 2017	$(87,079)	15,288,194
Cash payment for fractional shares in dividend reinvestment plan	—	(44)
Common shares issued for the acquisition of NewDominion Bank	—	435,457
Treasury shares repurchased	(5,784)	(50,000)
Treasury shares reissued for share-based compensation awards	1,304	12,921
Treasury shares reissued for director grants	1,186	11,650
Balance at December 31, 2018	$(90,373)	15,698,178

Park issued 435,457 new common shares, which it had not already held as treasury shares, during 2018 and did not issue any new common shares, which it had not already held as treasury shares, in either of 2017 or 2016. Common shares had a balance of $358.6 million, $307.7 million, and $305.8 million, at December 31, 2018, 2017, and 2016, respectively.

Accumulated other comprehensive loss (net) was $49.8 million at December 31, 2018, compared to $26.5 million at December 31, 2017, and $17.7 million at December 31, 2016. During the 2018 year, the change in net unrealized holding (loss) gain on AFS debt securities, net of income tax, was a loss of $15.6 million. During the 2017 year, the change in net unrealized holding (loss) gain on AFS debt securities, net of income tax, was a gain of $77,000. During the 2016 year, the change in net unrealized holding (loss) gain on AFS debt securities, net of income tax, was a loss of $2.7 million. Finally, Park recognized an other comprehensive loss of $3.0 million, net of income tax, related to the change in pension plan assets and benefit obligations in 2018, compared to an other comprehensive loss of $8.8 million, net of income tax, related to the change in pension plan assets and benefit obligations in 2017, and an other comprehensive gain of $611,000, net of income tax, related to the change in pension plan assets and benefit obligations in 2016. Beginning accumulated other comprehensive loss (net) as of January 1, 2018, included a $995,000 adjustment related to the adoption of ASU 2016-01- Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.

Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. Park has elected not to include the net unrealized gain or loss on AFS debt securities in computing regulatory capital. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well-capitalized thresholds under the prompt corrective action regulations applicable to PNB. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments and stock repurchases, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer began to phase in starting on January 1, 2016 at .625% and, effective January 1, 2019, was fully phased in at 2.50%. The capital conservation buffer was 1.875% for 2018 and 1.25% for 2017. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer. The Federal Reserve Board also adopted requirements Park must maintain to be deemed "well-capitalized" and to remain a financial holding company.

Park and PNB met each of the well-capitalized ratio guidelines applicable to them at December 31, 2018. The following table indicates the capital ratios for PNB and Park at December 31, 2018 and December 31, 2017.

Table 39 - PNB and Park Capital Ratios
	As of December 31, 2018
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
PNB	8.29%	11.01%	11.01%	12.30%
Park	10.04%	13.30%	13.04%	14.19%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

	As of December 31, 2017
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
PNB	7.36%	10.35%	10.35%	11.60%
Park	9.44%	13.22%	12.94%	14.14%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

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

SELECTED FINANCIAL DATA

Table 40 - Consolidated Five-Year Selected Financial Data
December 31, (Dollars in thousands, except per share data)	2018 (4)	2017	2016	2015	2014
Results of Operations:
Interest income	$310,801	$286,424	$276,258	$265,074	$265,143
Interest expense	43,903	42,665	38,172	37,442	40,099
Net interest income	266,898	243,759	238,086	227,632	225,044
Provision for (recovery of) loan losses	7,945	8,557	(5,101)	4,990	(7,333)
Net interest income after provision for (recovery of) loan losses	258,953	235,202	243,187	222,642	232,377
Non-interest income (1)	101,101	86,429	84,039	83,624	81,822
Non-interest expense (1)	228,755	203,162	204,331	192,687	193,783
Net income	110,387	84,242	86,135	81,012	83,957
Net income available to common shareholders	110,387	84,242	86,135	81,012	83,957
Per common share:
Net income per common share - basic	$7.13	$5.51	$5.62	$5.27	$5.45
Net income per common share - diluted	7.07	5.47	5.59	5.26	5.45
Cash dividends declared	4.07	3.76	3.76	3.76	3.76
Average Balances:
Loans	$5,460,664	$5,327,507	$5,122,862	$4,909,579	$4,717,297
Investment securities	1,461,068	1,557,156	1,504,667	1,478,208	1,432,692
Money market instruments and other	73,001	262,100	198,197	342,997	204,874
Total earning assets	6,994,733	7,146,763	6,825,726	6,730,784	6,354,863
Non-interest bearing deposits	1,661,481	1,544,986	1,414,885	1,311,628	1,196,625
Interest bearing deposits	4,473,467	4,348,110	4,165,919	4,155,196	3,820,928
Total deposits	6,134,948	5,893,096	5,580,804	5,466,824	5,017,553
Short-term borrowings	$217,327	$229,193	$240,457	$258,717	$263,270
Long-term debt	424,178	788,491	776,465	793,469	867,615
Shareholders' equity	784,140	755,839	737,737	710,327	680,449
Common shareholders' equity	784,140	755,839	737,737	710,327	680,449
Total assets	7,629,269	7,741,043	7,416,519	7,306,460	6,893,302

Table 40 - continued
	2018 (4)	2017	2016	2015	2014
Ratios:
Return on average assets (x)	1.45%	1.09%	1.16%	1.11%	1.22%
Return on average common equity (x)	14.08%	11.15%	11.68%	11.40%	12.34%
Net interest margin (2)	3.84%	3.48%	3.52%	3.39%	3.55%
Efficiency ratio (1)(2)	61.68%	60.62%	62.96%	61.73%	62.98%
Dividend payout ratio (3)	57.57%	68.71%	67.29%	71.51%	69.02%
Average shareholders' equity to average total assets	10.28%	9.76%	9.95%	9.72%	9.87%
Common equity tier 1 capital	13.04%	12.94%	12.83%	12.54%	N/A
Leverage capital	10.04%	9.44%	9.56%	9.22%	9.25%
Tier 1 capital	13.30%	13.22%	13.11%	12.82%	13.39%
Risk-based capital	14.19%	14.14%	14.63%	14.49%	15.14%
(1) During the first quarter of 2018, Park adopted ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, pursuant to which an employer is required to report the service cost component in the same line item as other compensation costs arising from services rendered by the pertinent employees during the period. All other components of net benefit cost are required to be presented in the income statement separately from the service cost. For Park, this resulted in an increase in non-interest income and an offsetting increase in non-interest expense with no change to net income as well as increase to the efficiency ratio. This ASU is required to be applied retrospectively to all periods presented and therefore non-interest income, non-interest expense and the efficiency ratio for the four annual periods ending December 31, 2017 have been adjusted from the figures presented in Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(2) Calculated utilizing fully taxable equivalent net interest income which includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate for 2018 and a 35% federal corporate income tax rate for 2017, 2016, 2015, and 2014. The taxable equivalent adjustments were $2.9 million for 2018, $5.0 million for 2017, $2.4 million for 2016, $865,000 for 2015, and $845,000 for 2014.

(3) Cash dividends paid divided by net income.
(4) NewDominion was acquired July 1, 2018. Financial data for 2018 reflects the six months that the NewDominion business was a division of PNB.
(x) Reported measure uses net income available to common shareholders

The following table is a summary of selected quarterly results of operations for the years ended December 31, 2018 and 2017.

Table 41 - Quarterly Financial Data
	Three Months Ended
(Dollars in thousands, except share data)	March 31	June 30	Sept. 30	Dec. 31
2018:
Interest income	$73,714	$74,691	$80,229	$82,167
Interest expense	8,864	9,949	12,553	12,537
Net interest income	64,850	64,742	67,676	69,630
Provision for loan losses	260	1,386	2,940	3,359
Income before income taxes	37,185	34,064	29,484	30,566
Net income	31,123	28,241	24,762	26,261
Per common share data:
Net income per common share - basic	2.04	1.85	1.58	1.67
Net income per common share - diluted	2.02	1.83	1.56	1.67
Weighted-average common shares outstanding - basic	15,288,332	15,285,532	15,686,542	15,695,522
Weighted-average common shares equivalent - diluted	15,431,625	15,417,607	15,832,734	15,764,548
2017:
Interest income	$68,755	$70,476	$73,224	$73,969
Interest expense	9,803	10,698	11,673	10,491
Net interest income	58,952	59,778	61,551	63,478
Provision for (recovery of) loan losses	876	4,581	3,283	(183)
Income before income taxes	28,121	26,342	30,546	33,460
Net income	20,267	19,032	22,112	22,831
Per common share data:
Net income per common share - basic	1.32	1.24	1.45	1.49
Net income per common share - diluted	1.31	1.24	1.44	1.48
Weighted-average common shares outstanding - basic	15,312,059	15,297,085	15,287,974	15,285,174
Weighted-average common shares equivalent - diluted	15,432,769	15,398,865	15,351,590	15,378,825

Park's common shares (symbol: PRK) are traded on NYSE AMERICAN.  At December 31, 2018, Park had 3,609 shareholders of record.  The following table sets forth the high, low and closing sale prices of, and dividends declared on, the common shares for each quarterly period for the years ended December 31, 2018 and 2017, as reported by NYSE AMERICAN.

Table 42 - Market and Dividend Information
	High	Low	Last Price	Cash Dividend Declared Per Share
2018:
First Quarter	$116.75	$97.70	$103.76	$0.94
Second Quarter	119.00	101.00	111.42	1.21
Third Quarter	114.62	104.28	105.56	0.96
Fourth Quarter	106.94	79.27	84.95	0.96
2017:
First Quarter	$120.66	$102.20	$105.20	$0.94
Second Quarter	111.55	97.85	103.72	0.94
Third Quarter	109.48	92.42	107.99	0.94
Fourth Quarter	114.33	103.70	104.00	0.94

PERFORMANCE GRAPH

Table 43 compares the cumulative total shareholder return performance for Park's common shares with the SNL Financial Bank and Thrift Index, the NYSE Composite Index, and the SNL U.S. Bank NYSE Index for the five-year period from December 31, 2013 to December 31, 2018. The NYSE Composite Index is a market capitalization-weighted index of the stocks listed on NYSE. The SNL Financial Bank and Thrift Index is comprised of all publicly-traded bank holding company and thrift holding company stocks researched by SNL Financial. The SNL U.S. Bank NYSE index is comprised of all publicly-traded U.S. bank holding company stocks listed on NYSE researched by SNL Financial.

The NYSE Financial Stocks Index includes the stocks of bank holding companies, thrift holding companies, finance companies and securities broker-dealers.  Park believes that the SNL Financial Bank and Thrift Index is a more appropriate industry index for Park to use for the five-year total return performance comparison.

Table 43 – Total Return Performance
	Period Ending
Index	12/31/13	12/31/14	12/31/15	12/31/16	12/31/17	12/31/18
Park National Corporation	100.00	109.22	116.59	160.47	144.66	122.78
NYSE Composite Index	100.00	106.75	102.38	114.61	136.07	123.89
SNL Bank and Thrift Index	100.00	111.63	113.89	143.78	169.07	140.45
SNL U.S. Bank NYSE Index	100.00	113.27	113.96	141.23	170.96	141.70

The annual compound total return on Park’s common shares for the past five years was a positive 4.2%.  By comparison, the annual compound total returns for the past five years on the NYSE Composite Index, the SNL Financial Bank and Thrift Index, and the SNL U.S. Bank NYSE Index were a positive 4.4%, a positive 7.0% and a positive 7.2%, respectively.

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and Shareholders
Park National Corporation

The management of Park National Corporation (the “Corporation”) is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, for the Corporation and its consolidated subsidiaries. The Corporation’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation’s internal control over financial reporting includes those policies and procedures that:

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

With the participation of our Chief Executive Officer and President and our Chief Financial Officer, management evaluated the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2018, the end of the Corporation’s fiscal year. In making this assessment, management used the criteria set forth for effective internal control over financial reporting by the Committee of Sponsoring Organizations of the Treadway Commission's (COSO) Internal Control — Integrated Framework (2013).

The Corporation acquired NewDominion Bank on July 1, 2018. As permitted, management has excluded NewDominion Bank from its assessment of the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2018. As of and for the year ended December 31, 2018, New Dominion represented approximately 4.4% of combined total assets, 2.8% of combined net interest income, 0.4% of combined non-interest income, and 1.0% of combined net income.

Based on our assessment under the criteria described in the immediately preceding paragraph, management concluded that the
Corporation maintained effective internal control over financial reporting at a reasonable assurance level as of December 31, 2018. We reviewed the results of management's assessment with the Audit Committee of the Board of Directors of the Corporation.

The Corporation’s independent registered public accounting firm, Crowe LLP, has audited the Consolidated Balance Sheets of the Corporation and its subsidiaries as of December 31, 2018 and 2017 and the related Consolidated Statements of Income, Statements of Comprehensive Income, Statements of Changes in Stockholders' Equity and Cash Flows for each of the years in the three-year period ended December 31, 2018, included in this Annual Report and the Corporation’s internal control over financial reporting as of December 31, 2018, and has issued their Report of Independent Registered Public Accounting Firm, which appears in this Annual Report.

/s/ David L. Trautman	/s/ Brady T. Burt
David L. Trautman	Brady T. Burt
Chief Executive Officer and President	Chief Financial Officer, Secretary and Treasurer

February 26, 2019

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of Park National Corporation
Newark, Ohio

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Park National Corporation and subsidiaries (the "Company") as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018, based on criteria established in Internal Control - Integrated Framework: (2013) issued by COSO.

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

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. As permitted, the Company has excluded the operations of NewDominion Bank acquired during 2018, which is described in Note 4 of the consolidated financial statements, from the scope of management’s report on internal control over financial reporting. As such, it has also been excluded from the scope of our audit of internal control over financial reporting. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

Crowe LLP

We have served as the Company's auditor since 2006.

Columbus, Ohio
February 26, 2019

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2018 and 2017

(In thousands, except share and per share data)	2018	2017

Assets
Cash and due from banks	$141,890	$131,946
Money market instruments	25,324	37,166
Cash and cash equivalents	167,214	169,112

Investment securities:
Debt securities available-for-sale, at fair value (amortized cost of $1,028,883 and $1,097,645 at December 31, 2018 and 2017, respectively)	1,003,421	1,091,881
Debt securities held-to-maturity, at amortized cost (fair value of $351,422 and $363,779 at December 31, 2018 and 2017, respectively)	351,808	357,197
Other investment securities	55,851	63,746
Total investment securities	1,411,080	1,512,824

Total loans	5,692,132	5,372,483
Allowance for loan losses	(51,512)	(49,988)
Net loans	5,640,620	5,322,495

Other assets:
Bank owned life insurance	188,417	189,322
Prepaid assets	94,079	97,712
Goodwill	112,739	72,334
Other intangible assets	6,971	—
Premises and equipment, net	59,771	55,901
Affordable housing tax credit investments	50,347	49,669
Accrued interest receivable	22,974	22,164
Other real estate owned	4,303	14,190
Mortgage loan servicing rights	10,178	9,688
Other	35,615	22,209
Total other assets	585,394	533,189

Total assets	$7,804,308	$7,537,620

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Balance Sheets
at December 31, 2018 and 2017

(In thousands, except share and per share data)	2018	2017

Liabilities and shareholders’ equity

Deposits:
Non-interest bearing	$1,804,881	$1,633,941
Interest bearing	4,455,979	4,183,385
Total deposits	6,260,860	5,817,326

Borrowings:
Short-term borrowings	221,966	391,289
Long-term debt	400,000	500,000
Subordinated notes	15,000	15,000
Total borrowings	636,966	906,289

Other liabilities:
Accrued interest payable	2,625	2,278
Unfunded commitments in affordable housing tax credit investments	22,282	14,282
Other	49,069	41,344
Total other liabilities	73,976	57,904

Total liabilities	6,971,802	6,781,519

Commitments and contingencies

Shareholders’ equity:

Preferred shares (200,000 preferred shares authorized; no preferred shares outstanding at December 31, 2018 and 2017)	—	—
Common shares, no par value (20,000,000 common shares authorized; 16,586,165 and 16,150,752 common shares issued at December 31, 2018 and 2017, respectively)	358,598	307,726
Accumulated other comprehensive loss, net of taxes	(49,788)	(26,454)
Retained earnings	614,069	561,908
Less: Treasury shares (887,987 and 862,558 common shares at December 31, 2018 and 2017, respectively)	(90,373)	(87,079)
Total shareholders’ equity	832,506	756,101
Total liabilities and shareholders’ equity	$7,804,308	$7,537,620

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2018, 2017 and 2016

(In thousands, except per share data)	2018	2017	2016

Interest and dividend income:
Interest and fees on loans	$271,145	$248,687	$241,979
Interest and dividends on:
Obligations of U.S. Government, its agencies and other securities - taxable	29,479	27,440	30,627
Obligations of states and political subdivisions - tax-exempt	8,770	7,210	2,632
Other interest income	1,407	3,087	1,020
Total interest and dividend income	310,801	286,424	276,258

Interest expense:
Interest on deposits:
Demand and savings deposits	19,815	9,464	4,079
Time deposits	12,375	9,629	9,337
Interest on short-term borrowings	1,600	992	456
Interest on long-term debt	10,113	22,580	24,300
Total interest expense	43,903	42,665	38,172
Net interest income	266,898	243,759	238,086

Provision for (recovery of) loan losses	7,945	8,557	(5,101)
Net interest income after provision for (recovery of) loan losses	258,953	235,202	243,187

Other income:
Income from fiduciary activities	26,293	23,735	21,400
Service charges on deposit accounts	11,461	12,653	14,259
Other service income	14,266	13,162	14,419
Checkcard fee income	17,317	15,798	15,057
Bank owned life insurance income	6,815	4,858	4,338
ATM fees	1,978	2,253	2,268
OREO valuation adjustments	(491)	(458)	(601)
Gain on the sale of OREO, net	4,235	251	1,323
Net (loss) gain on the sale of investment securities	(2,271)	1,821	—
Gain on equity securities, net	3,213	—	—
Other components of net periodic benefit income	6,820	5,794	5,308
Gain on the sale of non-performing loans	2,826	—	—
Miscellaneous	8,639	6,562	6,268
Total other income	$101,101	$86,429	$84,039

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Income
for years ended December 31, 2018, 2017 and 2016

(In thousands, except per share data)	2018	2017	2016

Other expense:
Salaries	$103,755	$92,177	$87,034
Employee benefits	30,289	24,937	24,174
Occupancy expense	11,251	10,201	10,239
Furniture and equipment expense	16,139	15,324	13,766
Data processing fees	8,477	7,250	5,608
Professional fees and services	28,894	24,833	27,181
Marketing	5,144	4,374	4,523
Insurance	5,289	6,354	5,825
Communication	4,981	4,826	4,985
State tax expense	3,813	3,583	3,560
Amortization of intangibles	578	—	—
Borrowing prepayment fee	—	—	5,554
Miscellaneous	10,145	9,303	11,882
Total other expense	228,755	203,162	204,331

Income before income taxes	131,299	118,469	122,895

Income taxes	20,912	34,227	36,760

Net income	$110,387	$84,242	$86,135

Earnings per common share:
Basic	$7.13	$5.51	$5.62
Diluted	$7.07	$5.47	$5.59

The accompanying notes are an integral part of the consolidated financial statements.

PARK NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
for years ended December 31, 2018, 2017 and 2016

(In thousands)	2018	2017	2016

Net income	$110,387	$84,242	$86,135

Other comprehensive (loss) income, net of income tax:
Defined benefit pension plan:
Amortization of net loss, net of income tax effect of $286, $121, and $271, for the years ended December 31, 2018, 2017, and 2016, respectively	1,075	455	502
Unrealized net actuarial (loss) gain, net of income tax effect of $(1,076), $(2,457), and $59, for the years ended December 31, 2018, 2017, and 2016, respectively	(4,046)	(9,241)	109
Change in funded status of pension plan, net of income tax effect	(2,971)	(8,786)	611

Securities available-for-sale:
Net loss (gain) realized on sale of securities, net of income tax effect of $(538) and $637 for the years ended December 31, 2018 and 2017, respectively	2,024	(1,184)	—
Change in unrealized securities holding (loss) gain, net of income tax effect of $(4,674), $678, and $(1,461), for the years ended December 31, 2018, 2017, and 2016, respectively	(17,586)	1,261	(2,713)
Unrealized net holding (loss) gain on securities available-for-sale, net of income tax effect	(15,562)	77	(2,713)

Other comprehensive loss	$(18,533)	$(8,709)	$(2,102)

Comprehensive income	$91,854	$75,533	$84,033

The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Changes in Shareholders’ Equity
for the years ended December 31, 2018, 2017 and 2016

	Preferred Shares		Common Shares		Retained Earnings	Treasury Shares	Accumulated Other Comprehensive (Loss) Income
(In thousands, except share and per share data)	Shares Outstanding	Amount	Shares Outstanding	Amount

Balance, January 1, 2016	—	$—	15,330,815	$303,966	$507,505	$(82,473)	$(15,643)
Net income					86,135
Other comprehensive loss, net of income tax							(2,102)
Cash dividends, $3.76 per share					(57,958)
Cash payment for fractional shares in dividend reinvestment plan			(47)	(4)
Share-based compensation expense				1,864
Treasury shares reissued for director grants			9,950		(51)	1,001
Balance, December 31, 2016	—	$—	15,340,718	$305,826	$535,631	$(81,472)	$(17,745)
Net income					84,242
Other comprehensive loss, net of income tax							(8,709)
Cash dividends, $3.76 per share					(57,883)
Cash payment for fractional shares in dividend reinvestment plan			(55)	(6)
Share-based compensation expense				2,701
Issuance of 9,674 common shares under share-based compensation awards, net of 3,293 common shares withheld to pay employee income taxes			6,381	(795)	(197)	645
Treasury shares repurchased			(70,000)			(7,378)
Treasury shares reissued for director grants			11,150		115	1,126
Balance, December 31, 2017, as previously presented	—	$—	15,288,194	$307,726	$561,908	$(87,079)	$(26,454)
Cumulative effect of change in accounting principle for marketable equity securities, net of tax					1,917		(995)
Balance at December 31, 2017, as adjusted	—	$—	15,288,194	$307,726	$563,825	$(87,079)	$(27,449)
Reclassification of disproportionate income tax effects					3,806		(3,806)
Net income					110,387
Other comprehensive loss, net of income tax							(18,533)
Cash dividends, $4.07 per share					(63,555)
Cash payment for fractional shares in dividend reinvestment plan			(44)	(4)
Issuance of 435,457 common shares for the acquisition of NewDominion Bank			435,457	48,519
Share-based compensation expense				3,954
Issuance of 18,800 common shares under share-based compensation awards, net of 5,879 common shares withheld to pay employee income taxes			12,921	(1,597)	(317)	1,304
Treasury shares repurchased			(50,000)			(5,784)
Treasury shares reissued for director grants			11,650		(77)	1,186
Balance, December 31, 2018	—	$—	15,698,178	$358,598	$614,069	$(90,373)	$(49,788)
The accompanying notes are an integral part of the consolidated financial statements.

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2018, 2017 and 2016

(In thousands)	2018	2017	2016

Operating activities:
Net income	$110,387	$84,242	$86,135
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (recovery of) loan losses	7,945	8,557	(5,101)
Amortization of loan fees and costs, net	(6,158)	(5,758)	(5,279)
Net accretion of purchase accounting adjustments	(793)	—	—
Depreciation of premises and equipment	8,585	8,644	8,396
Amortization of investment securities, net	1,262	1,473	247
Amortization of prepayment penalty on long-term debt	—	5,719	6,176
Prepayment penalty on long-term debt	—	—	5,554
Decrease in deferred income tax	538	3,289	581
Realized net investment securities losses (gains)	2,271	(1,821)	—
Gain on equity securities, net	(3,213)	—	—
Share-based compensation expense	5,063	3,942	2,814
Loan originations to be sold in secondary market	(202,827)	(230,860)	(287,722)
Proceeds from sale of loans in secondary market	207,836	242,139	290,132
Gain on sale of loans in secondary market	(4,879)	(5,014)	(5,517)
Gain on sale of nonperforming loans	(2,826)	—	—
OREO valuation adjustments	491	458	601
Gain on sale of OREO, net	(4,235)	(251)	(1,323)
Bank owned life insurance income	(6,815)	(4,858)	(4,338)
Investment in qualified affordable housing tax credits amortization	7,322	10,278	7,300
Pension contribution	—	(15,000)	—
Changes in assets and liabilities:
Increase in prepaid dealer premiums	(1,298)	(4,350)	(5,733)
Decrease (increase) in other assets	9,163	(1,060)	(7,042)
Increase (decrease) in other liabilities	5,131	(11,778)	2,006
Net cash provided by operating activities	132,950	87,991	87,887

Investing activities:
Proceeds from redemption/repurchase of Federal Home Loan Bank stock	7,003	—	—
Proceeds from sales of investment securities	244,399	2,265	—
Proceeds from calls and maturities of:
Held-to-maturity debt securities	10,547	14,426	29,901
Available-for-sale debt securities	197,826	193,937	753,325
Purchase of:
Held-to-maturity debt securities	(7,133)	(113,519)	(141,045)
Available-for-sale debt securities	(373,372)	(29,684)	(579,006)
Equity securities	(2,590)	—	(3,500)
Net loan originations, portfolio loans	(57,315)	(119,336)	(199,494)

Park National Corporation and Subsidiaries
Consolidated Statements of Cash Flows
for the years ended December 31, 2018, 2017 and 2016
(In thousands)	2018	2017	2016

Proceeds from sale of nonperforming loans	3,000	—	—
Proceeds from the sale of OREO	13,094	2,921	8,704
Life insurance death benefits	8,096	1,037	1,050
Investment in qualified affordable housing projects	—	(7,000)	(15,029)
Purchases of premises and equipment	(11,533)	(7,018)	(7,466)
Cash received from acquisitions, net	12,270	—	—
Net cash provided by (used in) investing activities	44,292	(61,971)	(152,560)

Financing activities
Net increase in deposits	159,590	295,370	174,314
Net (decrease) increase in short-term borrowings	(169,323)	(3,506)	553
Proceeds from issuance of long-term debt	50,000	150,000	—
Repayment of subordinated notes	—	(30,000)	—
Repayment of long-term debt	(150,000)	(350,000)	(55,554)
Value of common shares withheld to pay employee income taxes	(610)	(347)	—
Repurchase of treasury shares	(5,784)	(7,378)	—
Cash dividends paid	(63,013)	(57,493)	(57,653)
Net cash (used in) provided by financing activities	(179,140)	(3,354)	61,660
(Decrease) increase in cash and cash equivalents	(1,898)	22,666	(3,013)

Cash and cash equivalents at beginning of year	169,112	146,446	149,459
Cash and cash equivalents at end of year	$167,214	$169,112	$146,446

Cash paid for:
Interest	$43,600	$42,538	$38,359

Income taxes	$7,345	$26,190	$27,260

Non cash items:
Loans transferred to OREO	$1,204	$3,457	$3,339

Loans transferred to foreclosed assets	$11,379	$5,553	$—

New commitments in affordable housing tax credit investments	$8,000	$7,000	$9,000

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies
The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements:

Principles of Consolidation
The consolidated financial statements include the accounts of Park National Corporation and its subsidiaries (“Park”, the “Company” or the “Corporation”), unless the context otherwise requires. Material intercompany accounts and transactions have been eliminated.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year presentation. Additionally, prior period financial statements reflect the retrospective application of Accounting Standards Update ("ASU") 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. These reclassifications had no impact on net income or shareholders' equity.

Restrictions on Cash and Due from Banks
The Corporation’s national bank subsidiary, The Park National Bank ("PNB"), is required to maintain average reserve balances with the Federal Reserve Bank of Cleveland. The average required reserve balance was approximately $73.9 million at December 31, 2018 and $64.8 million at December 31, 2017. No other compensating balance arrangements were in existence at December 31, 2018.

Investment Securities
Debt securities are classified upon acquisition into one of three categories: held-to-maturity ("HTM"), available-for-sale ("AFS"), or trading (see Note 5 - Investment Securities).

HTM securities are those debt securities that the Corporation has the positive intent and ability to hold to maturity and are recorded at amortized cost. AFS securities are those debt securities that would be available to be sold in the future in response to the Corporation’s liquidity needs, changes in market interest rates, and asset-liability management strategies, among other reasons. AFS securities are reported at fair value, with unrealized holding gains and losses excluded from earnings but included in other comprehensive income (loss), net of applicable income taxes. The Corporation did not hold any trading securities during any period presented. Equity securities are carried at fair value, with changes in fair value reported in net income. Equity securities without readily determinable fair values are carried at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment.

Debt securities are evaluated quarterly for potential other-than-temporary impairment. Management considers the facts related to each security including the nature of the security, the amount and duration of the loss, the credit quality of the issuer, the expectations for that security’s performance and whether Park intends to sell, or it is more likely than not that Park will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. Declines in the value of debt securities that are considered to be other-than-temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss), net of income tax. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized costs basis.

Interest income from investment securities includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized on the level-yield method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated.

Gains and losses realized on the sale of investment securities are recorded on the trade date and determined using the specific identification method.

Notes to Consolidated Financial Statements

Federal Home Loan Bank ("FHLB") and Federal Reserve Bank of Cleveland ("FRB") Stock
PNB is a member of the FHLB and FRB. Members are required to own a certain amount of stock based on their level of borrowings and other factors and may invest in additional amounts. FHLB stock and FRB stock are classified as restricted securities and are carried at their redemption value within "Other investment securities" on the Consolidated Balance Sheets. Impairment is evaluated based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Bank Owned Life Insurance
Park has purchased insurance policies on the lives of directors and certain key officers. Bank owned life insurance is recorded at its cash surrender value (or the amount that can be realized).

Loans Held for Sale
Park has elected the fair value option for mortgage loans held for sale, which are carried at their fair value as of each balance sheet date.

Mortgage Banking Derivatives
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are accounted for as free standing derivatives.  The fair value of the interest rate lock is recorded at the time the commitment to fund the mortgage loan is executed and is adjusted for the expected exercise of the commitment before the loan is funded.  In order to hedge the change in interest rates resulting from its commitments to fund the loans, the Company enters into forward commitments for the future delivery of mortgage loans when interest rate locks are entered into.  Fair value of these mortgage derivatives is estimated based on the change in mortgage interest rates from the date the interest on the loan is locked.  Changes in the fair values of these derivatives are included in "Other service income" in the Consolidated Statements of Income.

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

Notes to Consolidated Financial Statements

A description of each segment of the loan portfolio, along with the risk characteristics of each segment, is included below:

Commercial, financial and agricultural: Commercial, financial and agricultural ("C&I") loans are made for a wide variety of general corporate purposes, including financing for commercial and industrial properties, financing for equipment, inventory and accounts receivable, acquisition financing, commercial leasing, and to consumer finance companies. The term of each commercial loan varies by its purpose. Repayment terms are structured such that commercial loans will be repaid within the economic useful life of the underlying asset. Risk of loss on C&I loans largely depends upon general economic cycles, as they may adversely impact certain industries, competency of the borrower's management team, the quality of the underlying assets supporting the loans including accounts receivable, inventory, and equipment, and the accuracy of the borrower's financial reporting. Such risks are mitigated by generally requiring the borrower's owners to guaranty the loans.

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

Residential real estate: The Company defines residential real estate loans as first mortgages on individuals’ primary residences or second mortgages of individuals’ primary residences in the form of HELOCs or installment loans. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment, an established credit record and a current independent third-party appraisal providing the market value of the real estate securing the loan. Residential real estate loans typically have longer terms and higher balances with lower yields as compared to consumer loans, but generally carry lower risks of default. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires creditors to make a reasonable and good faith determination of a consumer's ability to repay any consumer credit transaction secured by a dwelling. Documentation and verification of income within defined time frames and not-to-exceed limits are basis for affirming ability to repay. Risk of loss largely depends upon factors affecting the borrower's ability to repay as well as the general economic trends as they may adversely impact the value of the property. These risks are mitigated by completing a comprehensive underwriting of the borrower and by requiring appraisals pursuant to government regulations.

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

Notes to Consolidated Financial Statements

Concentration of Credit Risk
Park's commercial loan portfolio includes loans to a wide variety of corporations and businesses across many industrial classifications in the 29 Ohio counties, 2 North Carolina counties and 1 Kentucky county where PNB and its divisions operate, with the exception of nationwide aircraft loans and nationwide asset-based lending to consumer finance companies. The primary industries represented by these customers include real estate rental and leasing, finance and insurance, construction, agriculture, forestry, fishing and hunting, manufacturing, retail trade, health care, accommodation and food services and other services.

Purchased Credit Impaired (“PCI”) Loans
The Company has purchased loans, some of which have shown evidence of credit deterioration since origination.  These PCI loans are recorded at fair value, such that there is no carryover of the sellers' allowance for loan losses.   After acquisition, losses are recognized by an increase in the allowance for loan losses.

Such PCI loans are accounted for individually.  The Company estimates the amount and timing of expected cash flows for each loan and the expected cash flows in excess of the amount paid is recorded as interest income over the remaining life of the loan (accretable yield).  The excess of the loan’s contractual principal and interest over expected cash flows is not recorded (nonaccretable difference).

Over the life of the loan, expected cash flows continue to be estimated.  If the present value of expected cash flows is less than the carrying amount, a loss is recorded as a provision for loan losses.  If the present value of expected cash flows is greater than the carrying amount, it is recognized as part of future interest income.

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

In calculating the allowance for loan losses, management believes it is appropriate to consider historical loss rates that are comparable to the current period being analyzed, giving consideration to losses experienced over a full cycle. For the historical loss factor at December 31, 2018, the Company utilized an annual loss rate (“historical loss experience”), calculated based on an average of the net charge-offs and the annual change in specific reserves for impaired commercial loans, experienced during 2010 through 2018 within the individual segments of the commercial and consumer loan categories. The 108-month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

The loss factor applied to Park’s consumer loan portfolio as of December 31, 2018 was based on the historical loss experience over the preceding 108 months, plus an additional judgmental reserve, increasing the total allowance for loan loss coverage in the consumer loan portfolio to approximately 1.87 years of historical losses, compared to 1.92 years at December 31, 2017. Historical loss experience over the preceding 108 months for the consumer loan portfolio was 0.33% for 2018. Historical loss experience over the preceding 96 months for the consumer loan portfolio was 0.34% for 2017.

The loss factor applied to Park’s commercial loan portfolio as of December 31, 2018 was based on the historical loss experience over the preceding 108 months, plus additional reserves for consideration of (1) a loss emergence period factor, (2) a loss migration factor and (3) a judgmental or environmental loss factor. These additional reserves increased the total allowance for loan loss coverage in the commercial loan portfolio to approximately 3.39 years of historical losses at December 31, 2018, compared to 3.24 years at December 31, 2017. Historical loss experience over the preceding 108 months for the commercial loan portfolio was 0.35% for 2018. Historical loss experience over the preceding 96 months for the commercial loan portfolio was 0.37% for 2017. Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default

Notes to Consolidated Financial Statements

increases and accordingly management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard.

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

Loans acquired as part of the acquisition of NewDominion Bank were recorded at fair value on the date of acquisition, July 1, 2018. An allowance is only established on these NewDominion Bank loans as a result of credit deterioration post acquisition. As of December 31, 2018, there was no allowance related to acquired NewDominion Bank loans.

Troubled Debt Restructurings
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

The range of depreciable lives over which premises and equipment are being depreciated are:

Buildings	30 Years
Equipment, furniture and fixtures	3 to 12 Years
Leasehold improvements	1 to 16 Years

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

Notes to Consolidated Financial Statements

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

Foreclosed Assets
Foreclosed assets include non-real estate assets where Park, as creditor, has received physical possession of a borrower’s assets, regardless of whether formal foreclosure proceedings take place.  Additionally, TDRs in which Park obtains one of more of the debtor’s non-real estate assets in place of all or part of the receivable are accounted for as foreclosed assets.  Foreclosed assets are initially recorded as fair value less costs to sell when acquired, establishing a new cost basis.  Operating costs after acquisition are expensed.  As of December 31, 2018 and 2017, Park had $4.0 million and $5.5 million, respectively, of foreclosed assets included within “Other assets.”

Mortgage Servicing Rights ("MSRs")
When Park sells mortgage loans with MSRs retained, MSRs are recorded at fair value with the income statement effect recorded in "Other service income." Capitalized MSRs are amortized in proportion to and over the period of the estimated future servicing income of the underlying loan and are included within “Other service income”.

MSRs are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. The fair value of MSRs is determined by discounting estimated future cash flows from the servicing assets, using market discount rates and expected future prepayment rates. In order to calculate fair value, the sold loan portfolio is stratified into homogeneous pools of like categories. (See Note 25 - Loan Servicing.)

Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. The amortization of MSRs is netted against loan servicing fee income, recorded in "Other service income".

Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price over net identifiable tangible and intangible assets acquired in a purchase business combination. Goodwill is not amortized to expense, but is subject to impairment tests annually, or more frequently, if events or changes in circumstances indicate that the asset might be impaired, by assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If after assessing these events or circumstances, it is concluded that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the performance of additional analysis is unnecessary. If the carrying amount of the goodwill exceeds the fair value, an impairment charge must be recorded in an amount equal to the excess, not to exceed the total goodwill allocated to the reporting unit.

Management considers several factors when performing the annual impairment tests on goodwill. The factors considered include the operating results for the particular Park segment for the past year and the operating results budgeted for the current year (including multi-year projections), the deposit and loan totals of the Park segment and the economic conditions in the markets served by the Park segment. At December 31, 2018, the goodwill remaining on Park's Consolidated Balance Sheets consisted entirely of goodwill at PNB. (See Note 8 - Goodwill and Other Intangible Assets and Note 28 - Segment Information for operating segment results.)

Park evaluates goodwill for impairment on April 1 of each year, with financial data as of March 31. Based on the analysis performed as of April 1, 2018, the Company determined that goodwill for PNB was not impaired. There have been no subsequent circumstances or events triggering an additional evaluation.

Other intangible assets consist of core deposit intangibles and a trade name intangible.  Core deposit intangibles are amortized on an accelerated basis over a period of ten years.  The trade name intangible is an indefinite life assets and is not amortized but rather is assessed, at least annually, for impairment.

Goodwill of $112.7 million and other intangible assets in the amount of $7.0 million were recorded at December 31, 2018 and $72.3 million of goodwill was recorded at each of December 31, 2017 and 2016. Goodwill and other intangible assets increased by an aggregate amount of $48.0 million as a result of the acquisition of NewDominion on July 1, 2018.

Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows
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

Dividend Restriction
Banking regulations require maintaining certain capital levels and may limit the dividends paid by a bank to its parent holding company or by the parent holding company to its shareholders.  (See Note 23 - Dividend Restrictions and Note 27 - Capital Ratios.)

Comprehensive Income
Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on debt securities available for sale, and changes in the funded status of the Company’s defined benefit pension plan, which are also recognized as separate components of equity.

Share-Based Compensation
Compensation cost is recognized for restricted stock units and stock awards issued to employees and directors, respectively, based on the fair value of these awards at the date of grant. The market price of Park’s common shares at the date of grant is used to estimate the fair value of restricted stock units and stock awards. Compensation cost is recognized on a straight-line basis over the required service period, generally defined as the vesting period and is recorded in "Salaries" expense. (See Note 18 - Share-Based Compensation.) The Company's accounting policy is to recognize forfeitures as they occur.

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
Fair Value Measurement
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 26 - Fair Value. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Transfers of Financial Assets
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the

Notes to Consolidated Financial Statements

right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Retirement Plans
Pension expense is the net of service and interest cost, return on plan assets and amortization of gains and losses not immediately recognized. The service cost component of pension expense is recorded within "Employee benefits" on the Consolidated Statements of Income. All other components of pension expense are recorded within "Other components of net periodic benefit income" on the Consolidated Statements of Income. Employee KSOP plan expense is the amount of matching contributions to Park's Employees Stock Ownership Plan. Deferred compensation and supplemental retirement plan expense allocates the benefits over years of service. (See Note 19 - Benefit Plans.)

Earnings Per Common Share
Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under restricted stock unit awards. Earnings and dividends per common share are restated for any stock splits and stock dividends through the date of issuance of the consolidated financial statements. (See Note 18 - Share-Based Compensation and Note 22 - Earnings Per Common Share.)

Operating Segments
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are its chartered national bank subsidiary, PNB (headquartered in Newark, Ohio), SE Property Holdings, LLC ("SEPH"), and Guardian Financial Services Company ("GFSC").

2. Adoption of New Accounting Pronouncements and Issued But Not Yet Effective Accounting Standards
The following is a summary of new accounting pronouncements impacting Park's consolidated financial statements, and issued but not yet effective accounting standards:

Adoption of New Accounting Pronouncements

ASU 2014-09 - Revenue from Contracts with Customers (Topic 606): In May 2014, the Financial Accounting Standards Board ("FASB") issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU creates a new topic, Topic 606, to provide guidance on revenue recognition for entities that enter into contracts with customers to transfer goods or services or enter into contracts for the transfer of nonfinancial assets. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Additional disclosures are required to provide quantitative and qualitative information regarding the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The majority of the Company's revenues come from interest income and other sources, including loans, leases, securities and derivatives, that are outside the scope of ASC 606. Certain services that fall within the scope of ASC 606 are presented within "Other income" and are recognized as revenue as the Company satisfies its obligation to the customer. Services within the scope of ASC 606 include income from fiduciary activities, service charges on deposit accounts, other service income, checkcard fee income, ATM fees, and gain on sale of OREO, net. The adoption of this guidance on January 1, 2018 did not have a material impact on Park's consolidated financial statements. However, the adoption of this standard resulted in additional disclosures beginning with the Quarterly Report on 2018 Form 10-Q for the quarterly period ended March 31, 2018. Reference Note 30 - Revenue from Contracts with Customers, for further discussion on the Company's accounting policies for revenue sources within the scope of ASC 606.

ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. In January 2016, the FASB issued ASU 2016-01 - Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. Changes reflected in the current GAAP model primarily affect the accounting for equity investments, financial liabilities under the fair value option, and the presentation and disclosure requirements for financial instruments. In addition, this ASU clarifies guidance related to the valuation allowance assessment when recognizing deferred tax assets resulting from unrealized losses on AFS securities. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 resulted in a $1.9 million increase to beginning retained earnings and a $995,000 increase to beginning accumulated other comprehensive loss. Further, beginning with the first

Notes to Consolidated Financial Statements

quarter of 2018, Park's fair value disclosures (see Note 26 - Fair Value), have incorporated the revised disclosure requirements for financial investments.

ASU 2016-15 - Statement of Cash Flows (Topic 203): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force):  In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 203): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).  This ASU provides guidance on eight specific cash flow issues where then current GAAP was either unclear or did not include specific guidance. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance on January 1, 2018 did not have an impact on Park's consolidated financial statements. As such transactions arise, management will utilize the updated guidance in providing disclosures within Park’s consolidated statements of cash flows.

ASU 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost: In March 2017, the FASB issued ASU 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. This ASU requires that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. As a result of the adoption of this guidance on January 1, 2018, all prior periods have been recast to separately record the service cost component and other components of net benefit cost. For all periods presented, this resulted in an increase in other income and an offsetting increase in other expense with no change to net income. See Note 19 - Benefit Plans, for further details.

ASU 2017-09 - Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting: In May 2017, the FASB issued ASU 2017-09 - Compensation - Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU amends the guidance concerning which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting under Topic 718. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not impact Park's consolidated financial statements.

ASU 2017-12 - Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities: In August 2017, the FASB issued ASU 2017-12 - Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU amends the current guidance with the objective of improving the financial reporting of hedging relationships to better portray the economic results of an entity's risk management activities in its financial statements. In addition, this ASU amends the current guidance to simplify the application of the hedge accounting guidance. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted for interim or annual periods. The early adoption of this guidance on July 1, 2018 did not have an impact on Park's consolidated financial statements. Park will apply this guidance to future transactions.

ASU 2018-02 - Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income: In February 2018, the FASB issued ASU 2018-02 - Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. This ASU allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects, resulting from the federal corporate income tax rate enacted under the Tax Cuts and Jobs Act. The amount of the reclassification is the difference between the historical federal corporate income tax rate and the newly-enacted 21% federal corporate income tax rate. The guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted for interim or annual periods. The early adoption of this guidance effective January 1, 2018 resulted in a $3.8 million increase to Park's accumulated other comprehensive loss and a $3.8 million increase to retained earnings.

ASU 2018-03 - Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. In February 2018, the FASB issued ASU 2018-03 - Technical Corrections and Improvements to Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. This ASU includes amendments that clarify certain aspects of the guidance issued in ASU 2016-01. Park considered this clarification in determining the appropriate adoption of ASU 2016-01 effective as of January 1, 2018.

Notes to Consolidated Financial Statements

Issued But Not Yet Effective Accounting Standards

ASU 2016-02 - Leases (Topic 842): In February 2016, the FASB issued ASU 2016-02 - Leases (Topic 842). This ASU will require all organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Additional qualitative and quantitative disclosures will be required so that users can understand more about the nature of an entity’s leasing activities. The new guidance is effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2018. The adoption of this guidance on January 1, 2019 resulted in an approximate $11.1 million increase in assets and an approximate $11.0 million increase in liabilities, but is not expected to have a material impact on Park's Consolidated Statements of Income.

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

Management is currently evaluating the impact of the adoption of this guidance on Park's consolidated financial statements. We anticipate that the adoption of the CECL model will result in a material increase to Park's allowance for loan losses. Management has established a committee to oversee the implementation of the CECL model and is currently in the process of evaluating segmentation and model selection. Management plans to run our current allowance model and a CECL model concurrently beginning with March 31, 2019 data.

ASU 2017-08 - Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities: In March 2017, the FASB issued ASU 2017-08 - Receivables - Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. This ASU amends the amortization period for certain purchased callable debt securities held at a premium. It shortens the amortization period for the premium to the earliest call date. Under current GAAP, premiums on callable debt securities generally are amortized to the maturity date. The new guidance is effective for annual reporting periods, and interim reporting periods within those annual periods, beginning after December 15, 2018. The adoption of this guidance on January 1, 2019 did not have a material impact on Park's consolidated financial statements.

ASU 2018-10 - Codification Improvements to Topic 842, Leases: In July 2018, the FASB issued ASU 2018-10 - Codification Improvements to Topic 842, Leases. This ASU includes amendments that clarify certain aspects of the guidance issued in ASU 2016-02. Park considered this clarification in determining the appropriate adoption of ASU 2016-02 on January 1, 2019.

ASU 2018-11 - Leases (Topic 842): Targeted Improvements: In July 2018, the FASB issued ASU 2018-11 - Leases (Topic 842): Targeted Improvements. This ASU amends the guidance in ASU 2016-02 which is not yet effective. The amendments in the ASU provide entities with an additional (and optional) transition method to adopt the new leases standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings for the period of adoption. Additionally, this amendment provides lessors with a practical expedient, by class of asset, to not separate nonlease components from the associated lease component and, instead, to account for those components as a single component if certain criteria are met. Park considered this clarification in determining the appropriate adoption of ASU 2016-02 on January 1, 2019.

ASU 2018-13 - Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement: In August 2018, the FASB issued ASU 2018-13 - Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This ASU modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement by removing, modifying and adding certain requirements. The amendments in this ASU are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted upon issuance of this ASU. An entity is permitted to early adopt and remove or modify disclosures upon issuance of the ASU and delay adoption of the additional disclosures until their

Notes to Consolidated Financial Statements

effective date. The adoption of this guidance will not have an impact on Park’s consolidated financial statements, but will impact disclosures.

ASU 2018-14 - Compensation - Retirement Benefits - Defined Benefit Plans - General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans: In August 2018, the FASB issued ASU 2018-14 - Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans. These amendments in this ASU modify the disclosure requirements for employers that sponsor defined benefit pension or other postretirement plans by removing disclosures that are no longer considered cost beneficial, clarifying the specific requirements of disclosures and adding disclosure requirements identified as relevant. The amendments in this ASU are effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The adoption of this guidance will not have an impact on Park’s consolidated financial statements, but will impact disclosures.

ASU 2018-16 - Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes: In October 2018, the FASB issued ASU 2018-16 - Derivatives and Hedging (Topic 815): Inclusion of the Secured Overnight Financing Rate (SOFR) Overnight Index Swap (OIS) Rate as a Benchmark Interest Rate for Hedge Accounting Purposes. The amendments in this ASU permit use of the OIS rate based on SOFR as a U.S. benchmark interest rate for hedge accounting purposes under Topic 815 in addition to the interest rates on direct Treasury obligations of the U.S. government ("UST"), the LIBOR swap rate, the OIS rate based on the Fed Funds Effective Rate, and the SIFMA Municipal Swap Rate. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance on January 1, 2019 did not have an impact on Park’s consolidated financial statements.

ASU 2018-19 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses: In November 2018, the FASB issued ASU 2018-19 - Codification Improvements to Topic 326, Financial Instruments - Credit Losses. The amendment in this ASU clarifies that receivables arising from operating leases are not within the scope of Subtopic 326-20. Impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. Park will consider this clarification in determining the appropriate adoption of ASU 2016-13, effective for annual reporting periods and interim reporting periods within those annual periods, beginning after December 15, 2019.

ASU 2018-20 - Leases (Topic 842): Narrow - Scope Improvements for Lessors: In December 2018, the FASB issued ASU 2018-20 - Leases (Topic 842): Narrow - Scope Improvements for Lessors. The amendments in this ASU address the treatment of certain sales taxes and other similar taxes, certain lessor costs and recognition of variable payments for contracts with lease and nonlease components. Park considered this clarification in determining the appropriate adoption of ASU 2016-02 on January 1, 2019.

3. Organization
Park National Corporation is a financial holding company headquartered in Newark, Ohio. Through PNB, Park is engaged in a general commercial banking and trust business, primarily in Ohio and North Carolina, with the exception of nationwide aircraft loans and nationwide asset-based lending to consumer finance companies. PNB operates through eleven banking divisions with the Park National Bank Division headquartered in Newark, Ohio, the Fairfield National Bank Division headquartered in Lancaster, Ohio, the Richland Bank Division headquartered in Mansfield, Ohio, the Century National Bank Division headquartered in Zanesville, Ohio, the First-Knox National Bank Division headquartered in Mount Vernon, Ohio, the United Bank, N.A. Division headquartered in Bucyrus, Ohio, the Second National Bank Division headquartered in Greenville, Ohio, the Security National Bank Division headquartered in Springfield, Ohio, the Unity National Bank Division headquartered in Piqua, Ohio, The Park National Bank of Southwest Ohio & Northern Kentucky Division headquartered in Cincinnati, Ohio, and the NewDominion Bank Division headquartered in Charlotte, North Carolina. A wholly-owned subsidiary of Park, GFSC is a consumer finance company located in Central Ohio.

Through February 16, 2012, Park operated a second banking subsidiary, Vision Bank ("Vision"), which was engaged in a general commercial banking business, primarily in Baldwin County, Alabama and the panhandle of Florida. Promptly following the sale of the Vision business to Centennial Bank (a wholly-owned subsidiary of HomeBanc Shares, Inc.), Vision surrendered its Florida banking charter to the Florida Office of Financial Regulation and became a non-bank Florida corporation. Vision (the Florida corporation) merged with and into a wholly-owned, non-bank subsidiary of Park, SEPH, with SEPH being the surviving entity. SEPH holds the remaining assets and liabilities retained by Vision subsequent to the sale. SEPH also holds OREO that had previously been transferred to SEPH from Vision. SEPH's assets consist primarily of nonperforming loans and OREO. This segment represents a run off portfolio of the legacy Vision assets.

Notes to Consolidated Financial Statements

All of PNB's banking divisions provide the following principal services: the acceptance of deposits for demand, savings and time accounts; commercial, industrial, consumer and real estate lending, including installment loans, credit cards, home equity lines of credit; trust services; cash management; safe deposit operations; electronic funds transfers and a variety of additional banking-related services. See Note 28 - Segment Information for financial information on the Corporation’s operating segments.

4. Business Combinations
On July 1, 2018, NewDominion Bank, a North Carolina state-chartered bank (“NewDominion”), merged with and into PNB, with PNB continuing as the surviving entity pursuant to the Agreement and Plan of Merger and Reorganization (the “NewDominion Merger Agreement”), dated as of January 22, 2018, by and among Park, PNB, and NewDominion. In accordance with the NewDominion Merger Agreement, NewDominion shareholders were permitted to make an election to receive for their shares of NewDominion common stock either $1.08 in cash without interest (the cash consideration) or 0.01023 of a Park common share, plus cash in lieu of any fractional Park common share (the stock consideration). Based on the terms of the NewDominion Merger Agreement, the aggregate consideration to be paid in the merger was subject to proration and allocation procedures to ensure that 60 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger were exchanged for the stock consideration and that the remaining 40 percent of the shares of NewDominion common stock outstanding immediately prior to the completion of the merger were exchanged for the cash consideration, including, in each case, shares of NewDominion common stock subject to NewDominion options and restricted stock awards.

Purchase consideration consisted of 435,457 Park common shares, valued at $48.5 million, and $30.7 million in cash to acquire 91.45% of the outstanding shares of NewDominion common stock. The remaining 8.55% of the outstanding shares of NewDominion common stock were previously held by Park. Park recognized a gain of $3.5 million as a result of the remeasuring to fair value of its 8.55% equity interest in NewDominion held before the business combination. This non-taxable gain is included in "Gain on equity securities, net" in the consolidated statements of income. The acquisition is expected to provide additional revenue growth and geographic diversification.

NewDominion's results of operations were included in Park’s results beginning July 1, 2018. For the year ended December 31, 2018, Park recorded merger-related expenses of $4.6 million associated with the NewDominion acquisition. Of this $4.6 million in expense, $2.5 million is included within "Professional fees and services", $2.0 million is included within "Salaries", and $78,000 is included within "Employee benefits" on the consolidated statements of income.

Goodwill of $40.4 million arising from the acquisition consisted largely of synergies and the cost savings resulting from the combining of the operations of PNB and NewDominion. The goodwill is not deductible for income tax purposes as the transaction was accounted for as a tax-free exchange.

Notes to Consolidated Financial Statements

The following table summarizes the consideration paid for NewDominion and the amounts of the assets acquired and liabilities assumed at their fair value:

(in thousands)
Consideration
Cash	$30,684
Park common shares	48,519
Previous 8.55% investment in NewDominion	7,000
Fair value of total consideration transferred	$86,203

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$42,954
Securities	1,954
Loans	272,753
Premises and equipment	940
Core deposit intangibles	6,249
Trade name intangible	1,300
Other assets	6,133
Total assets acquired	$332,283

Deposits	284,231
Other liabilities	2,254
Total liabilities assumed	286,485

Net identifiable assets	45,798

Goodwill	$40,405

Park accounted for the NewDominion acquisition using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date, in accordance with FASB ASC Topic 805, Business Combinations.

The fair value of net assets acquired includes fair value adjustments to loans that were not considered impaired as of the acquisition date.  The fair value adjustments were determined using discounted contractual cash flows.  However, Park believes that all contractual cash flows related to these loans will be collected.  As such, these loans were not considered impaired at the acquisition date and were not subject to the guidance relating to purchased credit impaired loans, which have shown evidence of credit deterioration since origination.  Loans acquired that were not subject to these requirements included non-impaired loans with a fair value and gross contractual amounts receivable of $267.9 million and $273.7 million, respectively, on the date of acquisition.

Notes to Consolidated Financial Statements

The table below presents information with respect to the fair value of the NewDominion acquired loans as well as their book balance at the acquisition date.

(in thousands)	Book Balance	Fair Value
Commercial, financial and agricultural	$19,246	$19,138
Commercial real estate	119,434	117,638
Construction real estate:
Commercial	22,494	22,235
Mortgage	8,391	8,111
Residential real estate:
Commercial	14,798	14,797
Mortgage	50,295	48,714
HELOC	37,651	36,688
Consumer	541	539
Purchased credit impaired	5,069	4,893
Total loans	$277,919	$272,753

The following table presents supplemental pro forma information as if the acquisition had occurred at the beginning of 2017. The unaudited pro forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits acquired, and the related tax effects. The pro forma information is not necessarily indicative of the results of operations that would have occurred had the transactions been effected on the assumed dates.

	Twelve months ended December 31,
(dollars in thousands, except per share data)	2018	2017
Net interest income	$273,685	$257,604
Net income	115,118	89,092
Basic earnings per share	7.33	5.66
Diluted earnings per share	7.27	5.62

5. Investment Securities
The amortized cost and fair value of investment securities are shown in the following tables. Management performs a quarterly evaluation of investment securities for any other-than-temporary impairment. During 2018, 2017 and 2016, there were no investment securities deemed to be other-than-temporarily impaired.

Notes to Consolidated Financial Statements

Investment securities at December 31, 2018 and December 31, 2017 were as follows:

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2018:
Debt Securities Available-for-Sale
U.S. Government sponsored entities’ asset-backed securities	$1,028,883	$453	$25,915	$1,003,421
Total	$1,028,883	$453	$25,915	$1,003,421
2018:
Debt Securities Held-to-Maturity
Obligations of states and political subdivisions	$305,278	$3,202	$2,672	$305,808
U.S. Government sponsored entities’ asset-backed securities	46,530	87	1,003	45,614
Total	$351,808	$3,289	$3,675	$351,422

(In thousands)	Amortized Cost	Gross Unrealized/Unrecognized Holding Gains	Gross Unrealized/Unrecognized Holding Losses	Estimated Fair Value
2017:
Debt Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$245,000	$—	$2,280	$242,720
U.S. Government sponsored entities’ asset-backed securities	852,645	4,645	8,129	849,161
Total	$1,097,645	$4,645	$10,409	$1,091,881
2017:
Debt Securities Held-to-Maturity
Obligations of states and political subdivisions	$300,412	$6,575	$713	$306,274
U.S. Government sponsored entities’ asset-backed securities	56,785	758	38	57,505
Total	$357,197	$7,333	$751	$363,779

Park’s U.S. Government sponsored entities' asset-backed securities consisted primarily of 15-year residential mortgage-backed securities and collateralized mortgage obligations ("CMOs"). At December 31, 2018, the amortized cost of Park’s AFS mortgage-backed securities was $705.3 million and there were no HTM mortgage-backed securities within Park's investment portfolio. At December 31, 2018, the amortized cost of Park's AFS and HTM CMOs was $323.6 million and $46.5 million, respectively.

Notes to Consolidated Financial Statements

The following table provides detail on investment securities with unrealized/unrecognized losses aggregated by investment category and length of time the individual securities had been in a continuous loss position at December 31, 2018 and December 31, 2017:

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses
2018:
Debt Securities Available-for-Sale
U.S. Government sponsored entities' asset-backed securities	$506,280	$5,998	$449,569	$19,917	$955,849	$25,915
Total	$506,280	$5,998	$449,569	$19,917	$955,849	$25,915
2018:
Debt Securities Held-to-Maturity
Obligations of states and political subdivisions	$91,960	$1,095	$70,723	$1,577	$162,683	$2,672
U.S. Government sponsored entities’ asset-backed securities	32,656	838	6,931	165	39,587	1,003
Total	$124,616	$1,933	$77,654	$1,742	$202,270	$3,675

	Less than 12 Months		12 Months or Longer		Total
(In thousands)	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses	Fair Value	Unrealized/Unrecognized Losses
2017:
Debt Securities Available-for-Sale
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$24,931	$70	$217,789	$2,210	$242,720	$2,280
U.S. Government sponsored entities' asset-backed securities	236,924	2,786	318,797	5,343	555,721	8,129
Total	$261,855	$2,856	$536,586	$7,553	$798,441	$10,409
2017:
Debt Securities Held-to-Maturity
Obligations of states and political subdivisions	$26,644	$194	$45,498	$519	$72,142	$713
U.S. Government sponsored entities' asset-backed securities	7,331	38	—	—	7,331	38
Total	$33,975	$232	$45,498	$519	$79,473	$751

Management does not believe any individual unrealized/unrecognized loss as of December 31, 2018 or 2017 represented an other-than-temporary impairment. The unrealized/unrecognized losses on agency issued and non-agency issued debt securities are primarily the result of interest rate changes. These conditions will not prohibit Park from receiving its contractual principal and interest payments on these debt securities. The fair value of these debt securities is expected to recover as payments are received on these securities and they approach maturity. Should the impairment of any of these securities become other-than-temporary, the cost basis of the investment will be reduced and the resulting loss attributable to credit will be recognized in net income in the period the other-than-temporary impairment is identified.

Notes to Consolidated Financial Statements

The amortized cost and estimated fair value of investments in debt securities at December 31, 2018, are shown in the following table by contractual maturity, except for asset-backed securities, which are shown as a single total, due to the unpredictability of the timing in principal repayments.

(In thousands)	Amortized Cost	Estimated Fair Value	Tax Equivalent Yield (1)
Debt Securities Available-for-Sale
U.S. Government sponsored entities’ asset-backed securities	$1,028,883	$1,003,421	2.35%

Debt Securities Held-to-Maturity
Obligations of states and political subdivisions
Due five through ten years	$4,036	$3,987	3.04%
Due greater than ten years	301,242	301,821	3.69%
Total	$305,278	$305,808	3.68%

U.S. Government sponsored entities’ asset-backed securities	$46,530	$45,614	2.83%
(1) The tax equivalent yield for obligations of states and political subdivisions includes the effects of a taxable equivalent adjustment using a 21% federal corporate income tax rate.

At December 31, 2018, investment securities with an amortized cost of $332 million were pledged for government and trust department deposits, $280 million were pledged to secure repurchase agreements and $22 million were pledged as collateral for FHLB advance borrowings. At December 31, 2017, investment securities with an amortized cost of $317 million were pledged for government and trust department deposits, $215 million were pledged to secure repurchase agreements and $25 million were pledged as collateral for FHLB advance borrowings.

At December 31, 2018, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders’ equity.

During 2018, Park sold certain AFS debt securities with a book value of $245.0 million at a gross loss of $2.6 million, sold certain AFS debt securities with a book value of $2.0 million at a gross gain of $60,000, and sold certain HTM debt securities with a book value of $7.4 million at a gross gain of $0.3 million. These HTM debt securities had been paid down by 96.3% of the principal outstanding at acquisition. During 2017, Park sold certain equity securities with a book value of $444,000 at a gain of $1.8 million. No investment securities were sold during 2016.

Other investment securities (as shown on the Consolidated Balance Sheets) consist of stock investments in the FHLB, the FRB and equity securities. The FHLB and FRB restricted stock investments are carried at their redemption value. Equity securities with a readily determinable fair value are carried at fair value. Beginning on January 1, 2018, with the adoption of ASU 2016-01, changes in fair value are included in other income on the Consolidated Statements of Income as opposed to in accumulated other comprehensive loss on the Consolidated Balance Sheets. Equity securities without a readily determinable fair value are recorded at cost, minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions ("modified cost").

The carrying amount of other investment securities at December 31, 2018 and 2017 was as follows:

(In thousands)	December 31, 2018	December 31, 2017
FHLB stock	$43,388	$50,086
FRB stock	8,225	8,225
Equity investments carried at fair value	1,649	1,935
Equity investments carried at cost/modified cost (1)	2,589	3,500
Total other investment securities	$55,851	$63,746
(1) There have been no impairments, downward adjustments, or upward adjustments made to equity investments carried at modified cost.

Notes to Consolidated Financial Statements

For the year ended December 31, 2018, $287,000 of unrealized losses were recorded within "Gain on equity securities, net" on the consolidated statements of income. An additional $3.5 million gain recorded within "Gain on equity securities, net" on the consolidated statements of income for the year ended December 31, 2018 relates to Park's 8.55% investment in NewDominion which was held at December 31, 2017. See Note 4 - Business Combinations.

6. Loans
The composition of the loan portfolio, by class of loan, as of December 31, 2018 and December 31, 2017 was as follows:

	12/31/2018			12/31/2017
(In thousands)	Loan Balance	Accrued Interest Receivable	Recorded Investment	Loan Balance	Accrued Interest Receivable	Recorded Investment

Commercial, financial and agricultural *	$1,072,786	$4,603	$1,077,389	$1,053,453	$4,413	$1,057,866
Commercial real estate *	1,283,045	4,750	1,287,795	1,167,607	4,283	1,171,890
Construction real estate:
Commercial	175,300	801	176,101	125,389	401	125,790
Mortgage	70,541	151	70,692	52,203	133	52,336
Installment	2,433	7	2,440	3,878	13	3,891
Residential real estate:
Commercial	429,730	1,150	430,880	393,094	1,029	394,123
Mortgage	1,134,278	1,227	1,135,505	1,110,426	1,516	1,111,942
HELOC	215,283	1,159	216,442	203,178	974	204,152
Installment	14,327	36	14,363	18,526	53	18,579
Consumer	1,292,136	3,756	1,295,892	1,241,736	3,808	1,245,544
Leases	2,273	26	2,299	2,993	36	3,029
Total loans	$5,692,132	$17,666	$5,709,798	$5,372,483	$16,659	$5,389,142
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Loans are shown net of deferred origination fees, costs and unearned income of $12.5 million at December 31, 2018 and of $12.2 million at December 31, 2017, which represented a net deferred income position in both years. At December 31, 2018, loans included a purchase accounting adjustment of $4.4 million, which represented a net deferred income position. This fair market value adjustment is expected to be recognized into interest income on a level yield basis over the remaining expected life of the loans.

Overdrawn deposit accounts of $2.3 million and $1.9 million had been reclassified to loans at December 31, 2018 and 2017, respectively, and are included in the commercial, financial and agricultural loan class above.

Notes to Consolidated Financial Statements

Credit Quality
The following table presents the recorded investment in nonaccrual loans, accruing TDRs, and loans past due 90 days or more and still accruing by class of loan as of December 31, 2018 and December 31, 2017:

	12/31/2018
(In thousands)	Nonaccrual Loans	Accruing TDRs	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$14,998	$196	$10	$15,204
Commercial real estate	25,566	2,860	—	28,426
Construction real estate:
Commercial	1,866	—	—	1,866
Mortgage	—	15	20	35
Installment	19	9	—	28
Residential real estate:
Commercial	2,610	122	—	2,732
Mortgage	16,892	9,100	1,124	27,116
HELOC	2,158	1,028	9	3,195
Installment	468	1,049	24	1,541
Consumer	3,377	843	1,115	5,335
Total loans	$67,954	$15,222	$2,302	$85,478

	12/31/2017
(In thousands)	Nonaccrual Loans	Accruing TDRs	Loans Past Due 90 Days or More and Accruing	Total Nonperforming Loans
Commercial, financial and agricultural	$16,773	$1,291	$—	$18,064
Commercial real estate	12,979	5,163	—	18,142
Construction real estate:
Commercial	986	338	—	1,324
Mortgage	8	92	—	100
Installment	52	—	—	52
Residential real estate:
Commercial	18,835	224	—	19,059
Mortgage	16,841	10,766	568	28,175
HELOC	1,593	1,025	14	2,632
Installment	586	616	7	1,209
Consumer	3,403	662	1,256	5,321
Total loans	$72,056	$20,177	$1,845	$94,078

Notes to Consolidated Financial Statements

The following table provides additional information regarding those nonaccrual and accruing TDR loans that are individually evaluated for impairment and those collectively evaluated for impairment as of December 31, 2018 and December 31, 2017.

	12/31/2018			12/31/2017
(In thousands)	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment	Nonaccrual and accruing TDRs	Loans individually evaluated for impairment	Loans collectively evaluated for impairment
Commercial, financial and agricultural	$15,194	$15,120	$74	$18,064	$18,039	$25
Commercial real estate	28,426	28,426	—	18,142	18,142	—
Construction real estate:
Commercial	1,866	1,866	—	1,324	1,324	—
Mortgage	15	—	15	100	—	100
Installment	28	—	28	52	—	52
Residential real estate:
Commercial	2,732	2,732	—	19,059	19,059	—
Mortgage	25,992	—	25,992	27,607	—	27,607
HELOC	3,186	—	3,186	2,618	—	2,618
Installment	1,517	—	1,517	1,202	—	1,202
Consumer	4,220	—	4,220	4,065	—	4,065
Total loans	$83,176	$48,144	$35,032	$92,233	$56,564	$35,669

All of the loans individually evaluated for impairment were evaluated using the fair value of the collateral or the present value of expected future cash flows as the measurement method.

Notes to Consolidated Financial Statements

The following table presents loans individually evaluated for impairment by class of loan as of December 31, 2018 and December 31, 2017.

	12/31/2018			12/31/2017
(In thousands)	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated	Unpaid principal balance	Recorded investment	Allowance for loan losses allocated
With no related allowance recorded
Commercial, financial and agricultural	$8,999	$3,713	$—	$19,899	$14,704	$—
Commercial real estate	26,663	26,213	—	18,974	18,060	—
Construction real estate:
Commercial	4,679	1,866	—	2,788	1,324	—
Residential real estate:
Commercial	2,691	2,374	—	19,346	19,012	—
With an allowance recorded
Commercial, financial and agricultural	13,736	11,407	2,169	5,394	3,335	681
Commercial real estate	2,255	2,213	86	137	82	2
Construction real estate:
Commercial	—	—	—	—	—	—
Residential real estate:
Commercial	358	358	18	47	47	1
Total	$59,381	$48,144	$2,273	$66,585	$56,564	$684

Management’s general practice is to proactively charge down loans individually evaluated for impairment to the fair value of the underlying collateral. At December 31, 2018 and December 31, 2017, there were $8.8 million and $7.9 million, respectively, of partial charge-offs on loans individually evaluated for impairment with no related allowance recorded and $2.4 million and $2.1 million, respectively, of partial charge-offs on loans individually evaluated for impairment that also had a specific reserve allocated.

The allowance for loan losses included specific reserves related to loans individually evaluated for impairment at December 31, 2018 and 2017, of $2.3 million and $0.7 million, respectively. These loans with specific reserves had a recorded investment of $14.0 million and $3.5 million as of December 31, 2018 and 2017, respectively.

Notes to Consolidated Financial Statements

Interest income on nonaccrual loans individually evaluated for impairment is recognized on a cash basis only when Park expects to receive the entire recorded investment of the loan. Interest income on accruing TDRs individually evaluated for impairment continues to be recorded on an accrual basis. The following tables present the average recorded investment and interest income recognized subsequent to impairment on loans individually evaluated for impairment as of and for the years ended December 31, 2018, 2017, and 2016:

		Year ended December 31, 2018
(In thousands)	Recorded Investment as of December 31, 2018	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$15,120	$21,000	$695
Commercial real estate	28,426	23,024	1,047
Construction real estate:
Commercial	1,866	1,709	34
Residential real estate:
Commercial	2,732	5,308	114
Consumer	—	—	—
Total	$48,144	$51,041	$1,890

		Year ended December 31, 2017
(In thousands)	Recorded Investment as of December 31, 2017	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$18,039	$23,154	$963
Commercial real estate	18,142	21,692	903
Construction real estate:
Commercial	1,324	1,729	64
Residential real estate:
Commercial	19,059	20,490	778
Consumer	—	5	—
Total	$56,564	$67,070	$2,708

		Year ended December 31, 2016
(In thousands)	Recorded Investment as of December 31, 2016	Average recorded investment	Interest income recognized
Commercial, financial and agricultural	$20,624	$26,821	$885
Commercial real estate	24,474	22,828	884
Construction real estate:
Commercial	2,226	5,503	66
Residential real estate:
Commercial	23,102	24,341	2,942
Consumer	—	3	—
Total	$70,426	$79,496	$4,777

Notes to Consolidated Financial Statements

The following tables present the aging of the recorded investment in past due loans as of December 31, 2018 and December 31, 2017 by class of loan.

	12/31/2018
(In thousands)	Accruing loans past due 30-89 days	Past due, nonaccrual loans and loans past due 90 days or more and accruing (1)	Total past due	Total current (2)	Total recorded investment
Commercial, financial and agricultural	$4,786	$1,375	$6,161	$1,071,228	$1,077,389
Commercial real estate	780	3,584	4,364	1,283,431	1,287,795
Construction real estate:
Commercial	—	1,635	1,635	174,466	176,101
Mortgage	133	20	153	70,539	70,692
Installment	28	19	47	2,393	2,440
Residential real estate:
Commercial	683	1,104	1,787	429,093	430,880
Mortgage	13,210	8,553	21,763	1,113,742	1,135,505
HELOC	620	907	1,527	214,915	216,442
Installment	155	274	429	13,934	14,363
Consumer	9,524	2,131	11,655	1,284,237	1,295,892
Leases	—	—	—	2,299	2,299
Total loans	$29,919	$19,602	$49,521	$5,660,277	$5,709,798
(1) Includes an aggregate of $2.3 million of loans past due 90 days or more and accruing. The remaining are past due, nonaccrual loans.
(2) Includes an aggregate of $50.7 million of nonaccrual loans which are current in regards to contractual principal and interest payments.

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

Credit Quality Indicators
Management utilizes past due information as a credit quality indicator across the loan portfolio. Past due information as of December 31, 2018 and 2017 is included in the tables above. The past due information is the primary credit quality indicator within the following classes of loans: (1) mortgage loans and installment loans in the construction real estate segment; (2) mortgage loans, HELOC and installment loans in the residential real estate segment; and (3) consumer loans. The primary credit indicator for commercial loans is based on an internal grading system that grades all commercial loans on a scale from 1 to 8. Credit grades are continuously monitored by the responsible loan officer and adjustments are made when appropriate. A grade of 1 indicates little or no credit risk and a grade of 8 is considered a loss. Commercial loans that are pass-rated (graded a 1 through a 4) are considered to be of acceptable credit risk. Commercial loans graded a 5 (special mention) are considered to be watch list credits and a higher loan loss reserve percentage is allocated to these loans. Loans classified as special mention have potential weaknesses that require management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of Park’s credit position at some future date. Commercial loans graded a 6 (substandard), also considered watch list credits, are considered to represent higher credit risk and, as a result, a higher loan loss reserve percentage is allocated to these loans. Loans classified as substandard are inadequately protected by the current sound worth and paying capacity of the obligor or the value of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that Park will sustain some loss if the deficiencies are not corrected. Commercial loans graded a 7 (doubtful) are shown as nonaccrual and Park generally charges these loans down to their fair value by taking a partial charge-off or recording a specific reserve. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Certain 6-rated loans and all 7-rated loans are placed on nonaccrual status and included within the impaired category. A loan is deemed impaired when management determines the borrower's ability to perform in accordance with the contractual loan agreement is in doubt. Any commercial loan graded an 8 (loss) is completely charged off.

Notes to Consolidated Financial Statements

The tables below present the recorded investment by loan grade at December 31, 2018 and December 31, 2017 for all commercial loans:

	12/31/2018
(In thousands)	5 Rated	6 Rated	Nonaccrual and Accruing TDRs	Purchased Credit Impaired(1)	Pass-Rated	Recorded Investment
Commercial, financial and agricultural*	$11,509	$444	$15,194	$148	$1,050,094	$1,077,389
Commercial real estate*	2,707	—	28,426	3,059	1,253,603	$1,287,795
Construction real estate:
Commercial	1,560	—	1,866	503	172,172	$176,101
Residential real estate:
Commercial	272	41	2,732	251	427,584	$430,880
Leases	—	—	—	—	2,299	$2,299
Total Commercial Loans	$16,048	$485	$48,218	$3,961	$2,905,752	$2,974,464
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.
(1) Excludes loans acquired with deteriorated credit quality which are nonaccrual or TDRs due to additional credit deterioration or modification post acquisition. These loans had a recorded investment of $475,000 at December 31, 2018.

	12/31/2017
(In thousands)	5 Rated	6 Rated	Nonaccrual and Accruing TDRs	Purchased Credit Impaired	Pass Rated	Recorded Investment
Commercial, financial and agricultural*	$17,272	$153	$18,064	$—	$1,022,377	$1,057,866
Commercial real estate*	5,322	457	18,142	—	1,147,969	1,171,890
Construction real estate:
Commercial	278	—	1,324	—	124,188	125,790
Residential real estate:
Commercial	216	1	19,059	—	374,847	394,123
Leases	—	—	—	—	3,029	3,029
Total Commercial Loans	$23,088	$611	$56,589	$—	$2,672,410	$2,752,698
* Included within commercial, financial and agricultural loans and commercial real estate loans is an immaterial amount of consumer loans that were not broken out by class.

Purchased Credit Impaired ("PCI") Loans
In conjunction with the NewDominion acquisition, Park acquired loans with a book value of $277.9 million as of July 1, 2018. These loans were recorded at the initial fair value of $272.8 million.

Loans acquired with deteriorated credit quality with a book value of $5.1 million were recorded at the initial fair value of $4.9 million. The carrying amount of loans acquired with deteriorated credit quality at December 31, 2018 was $4.4 million, while the outstanding customer balance was $4.6 million. At December 31, 2018, no allowance for loan losses had been recognized related to the acquired impaired loans.

Notes to Consolidated Financial Statements

The following table provides changes in accretable discount for loans acquired with deteriorated credit quality:

	For the Year Ended
(in thousands)	December 31, 2018	December 31, 2017
Balance at the beginning of the period	$—	$—
Acquisitions	176	—
Reductions due to change in projected cash flows	—	—
Reclass from non-accretable difference	—	—
Transfers out	16	—
Accretion	16	—
Balance at end of period	$144	$—

TDRs
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

Certain loans which were modified during the years ended December 31, 2018 and December 31, 2017 did not meet the definition of a TDR as the modification was a delay in a payment that was considered to be insignificant. Management considers a forbearance period of up to three months or a delay in payment of up to 30 days to be insignificant. TDRs may be classified as accruing if the borrower has been current for a period of at least six months with respect to loan payments and management expects that the borrower will be able to continue to make payments in accordance with the terms of the restructured note. Management reviews all accruing TDRs quarterly to ensure payments continue to be made in accordance with the modified terms.

Quarterly, management reviews renewals/modifications of loans previously identified as TDRs to consider if it is appropriate to remove the TDR classification. If the borrower is no longer experiencing financial difficulty and the renewal/modification does not contain a concessionary interest rate or other concessionary terms and the terms of the renewal/modification are considered to be market terms based on the current risk characteristics of the borrower, management considers the potential removal of the TDR classification. If deemed appropriate, the TDR classification is removed as the borrower has complied with the terms of the loan at the date of the renewal/modification and there was a reasonable expectation that the borrower would continue to comply with the terms of the loan subsequent to the date of the renewal/modification. The majority of these TDRs were originally considered restructurings in a prior year as a result of a renewal/modification with an interest rate that was not commensurate with the risk of the underlying loan at the time of the renewal/modification. During the years ended December 31, 2018 and 2017, Park removed the TDR classification on $2.4 million and $0.5 million, respectively, of loans that met the requirements discussed above.

At December 31, 2018 and 2017, there were $24.6 million and $38.5 million, respectively, of TDRs included in the nonaccrual loan totals. At December 31, 2018 and 2017, $19.2 million and $32.4 million, respectively, of these nonaccrual TDRs were performing in accordance with the terms of the restructured note. As of December 31, 2018 and 2017, loans with a recorded investment of $15.2 million and $20.2 million, respectively, were included in accruing TDR loan totals. Management will continue to review the restructured loans and may determine it appropriate to move certain nonaccrual TDRs to accrual status in the future.

At December 31, 2018 and 2017, Park had commitments to lend $0.3 million and $1.3 million, respectively, of additional funds to borrowers whose outstanding loan terms had been modified in a TDR.

The specific reserve related to TDRs at December 31, 2018 and 2017 was $1.2 million and $0.5 million, respectively. Modifications made in 2017 and 2018 were largely the result of renewals and extending the maturity date of the loan, at terms consistent with the original note. These modifications were deemed to be TDRs primarily due to Park’s conclusion that the borrower would likely not have qualified for similar terms through another lender. Many of the modifications deemed to be TDRs were previously identified as impaired loans, and thus were also previously evaluated for impairment under ASC 310.

Notes to Consolidated Financial Statements

Additional specific reserves of $0.2 million were recorded during the year ended December 31, 2018, as a result of TDRs identified in the 2018 year. Additional specific reserves of $0.3 million were recorded during the year ended December 31, 2017 as a result of TDRs identified in the 2017 year. Additional specific reserves of $1.0 million were recorded during the year ended December 31, 2016 as a result of TDRs identified in the 2016 year.

The terms of certain other loans were modified during the years ended December 31, 2018 and 2017 that did not meet the definition of a TDR. Substandard commercial loans modified during the years ended December 31, 2018 and 2017 which did not meet the definition of a TDR had a total recorded investment of $368,000 and $106,000, respectively. The renewal/modification of these loans: (1) resulted in a delay in a payment that was considered to be insignificant, or (2) resulted in Park obtaining additional collateral or guarantees that improved the likelihood of the ultimate collection of the loan such that the modification was deemed to be at market terms.  Consumer loans modified during 2018 which did not meet the definition of a TDR had a total recorded investment as of December 31, 2018 of $20.9 million. Consumer loans modified during 2017 which did not meet the definition of a TDR had a total recorded investment as of December 31, 2017 of $8.9 million. Many of these loans were to borrowers who were not experiencing financial difficulties but who were looking to reduce their cost of funds.
The following tables detail the number of contracts modified as TDRs during the years ended December 31, 2018, 2017 and 2016 as well as the recorded investment of these contracts at December 31, 2018, 2017, and 2016. The recorded investment pre- and post-modification is generally the same due to the fact that Park does not typically forgive principal.

	Year ended December 31, 2018
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	21	$28	$829	$857
Commercial real estate	17	414	3,172	3,586
Construction real estate:
Commercial	1	—	—	—
Mortgage	—	—	—	—
Installment	2	10	—	10
Residential real estate:
Commercial	3	54	363	417
Mortgage	25	842	854	1,696
HELOC	21	558	86	644
Installment	19	459	69	528
Consumer	283	204	1,249	1,453
Total loans	392	$2,569	$6,622	$9,191

Notes to Consolidated Financial Statements

	Year ended December 31, 2017
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	29	$945	$2,770	$3,715
Commercial real estate	9	1,050	313	1,363
Construction real estate:
Commercial	—	—	—	—
Mortgage	1	—	8	8
Installment	—	—	—	—
Residential real estate:
Commercial	15	144	486	630
Mortgage	33	888	1,359	2,247
HELOC	19	474	102	576
Installment	11	251	43	294
Consumer	309	171	1,121	1,292
Total loans	426	$3,923	$6,202	$10,125

	Year ended December 31, 2016
(In thousands)	Number of Contracts	Accruing	Nonaccrual	Recorded Investment
Commercial, financial and agricultural	32	$191	$8,450	$8,641
Commercial real estate	14	3,844	2,537	6,381
Construction real estate:
Commercial	2	—	1,143	1,143
Mortgage	—	—	—	—
Installment	1	—	—	—
Residential real estate:
Commercial	11	89	1,033	1,122
Mortgage	34	114	2,292	2,406
HELOC	13	104	178	282
Installment	5	102	3	105
Consumer	293	184	994	1,178
Total loans	405	$4,628	$16,630	$21,258

Of those loans which were modified and determined to be a TDR during the year ended December 31, 2018, $0.5 million were on nonaccrual status as of December 31, 2017. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2017, $1.8 million were on nonaccrual status as of December 31, 2016. Of those loans which were modified and determined to be a TDR during the year ended December 31, 2016, $9.4 million were on nonaccrual status as of December 31, 2015.

Notes to Consolidated Financial Statements

The following table presents the recorded investment in financing receivables which were modified as TDRs within the previous 12 months and for which there was a payment default during the year ended December 31, 2018, December 31, 2017, and December 31, 2016. For this table, a loan is considered to be in default when it becomes 30 days contractually past due under the modified terms. The additional allowance for loan loss resulting from the defaults on TDR loans was immaterial.

	Year ended December 31, 2018		Year ended December 31, 2017		Year ended December 31, 2016
(In thousands)	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment	Number of Contracts	Recorded Investment
Commercial, financial and agricultural	3	$104	—	$—	7	$419
Commercial real estate	—	—	2	82	5	843
Construction real estate:
Commercial	—	—	—	—	—	—
Mortgage	—	—	—	—	—	—
Installment	—	—	—	—	—	—
Residential real estate:
Commercial	—	—	2	117	7	848
Mortgage	8	518	6	467	15	1,201
HELOC	2	32	4	194	—	—
Installment	1	29	—	—	1	3
Consumer	59	636	50	375	62	484
Leases	—	—	—	—	—	—
Total loans	73	$1,319	$64	$1,235	97	$3,798

Of the $1.3 million in modified TDRs which defaulted during the year ended December 31, 2018, $86,000 were accruing loans and $1.2 million were nonaccrual loans. Of the $1.2 million in modified TDRs which defaulted during the year ended December 31, 2017, $180,000 were accruing loans and $1.1 million were nonaccrual loans. Of the $3.8 million in modified TDRs which defaulted during the year ended December 31, 2016, $111,000 were accruing loans and $3.7 million were nonaccrual loans.

Certain of the Corporation’s executive officers, directors and related entities of directors are loan customers of PNB. As of December 31, 2018 and 2017, credit exposure aggregating approximately $35.9 million and $42.1 million, respectively, was outstanding to such parties. Of this total exposure, approximately $25.9 million and $31.1 million was outstanding at December 31, 2018 and 2017, respectively, with the remaining balance representing available credit. During 2018, new loans and advances on existing loans were made to these executive officers, directors and related entities of directors totaling $1.4 million and $4.9 million, respectively. These extensions of credit were offset by principal payments of $11.5 million. During 2017, new loans and advances on existing loans were $1.6 million and $11.4 million, respectively. These extensions of credit were offset by principal payments of $11.4 million.

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

•
Historical Loss Factor: Management updated the historical loss calculation during the fourth quarter of 2018, incorporating annualized net charge-offs plus changes in specific reserves through December 31, 2018.  With the addition of 2018 historical losses, management extended the historical loss period to 108 months from 96 months. The

Notes to Consolidated Financial Statements

108 month historical loss period captures all annual periods subsequent to June 2009, the end of the most recent recession, thus encompassing the full economic cycle to date.

•
Loss Emergence Period Factor: At least annually, management calculates the loss emergence period for each commercial loan segment. This loss emergence period is calculated based upon the average period of time it takes from the probable occurrence of a loss event to the credit being moved to nonaccrual. If the loss emergence period for any commercial loan segment is greater than one year, management applies additional general reserves to all performing loans within that segment of the commercial loan portfolio. The loss emergence period was last updated in the fourth quarter of 2018.

•
Loss Migration Factor: Park’s commercial loans are individually risk graded. If loan downgrades occur, the probability of default increases, and accordingly, management allocates a higher percentage reserve to those accruing commercial loans graded special mention and substandard. Annually, management calculates a loss migration factor for each commercial loan segment for special mention and substandard credits based on a review of losses over the period of time a loan takes to migrate from pass-rated to impaired. The loss migration factor was last updated in the fourth quarter of 2018.

•
Environmental Loss Factor: Management has identified certain macroeconomic factors that trend in accordance with losses in Park’s commercial loan portfolio. These macroeconomic factors are reviewed quarterly and the adjustments made to the environmental loss factor impacting each segment in the performing commercial loan portfolio correlate to changes in the macroeconomic environment. The environmental loss factor was increased by 0.05% during the fourth quarter of 2018 due to consideration of the current economic environment in association to the 108 month historical loss period.

The activity in the allowance for loan losses for the years ended December 31, 2018, 2017, and 2016 is summarized in the following tables.

	Year ended December 31, 2018
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$15,022	$9,601	$4,430	$9,321	$11,614	$—	$49,988
Charge-offs	2,796	281	72	441	9,962	—	13,552
Recoveries	(1,221)	(272)	(712)	(844)	(4,078)	(4)	(7,131)
Net charge-offs (recoveries)	1,575	9	(640)	(403)	5,884	(4)	6,421
Provision (Recovery)	3,330	176	(607)	(993)	6,043	(4)	7,945
Ending balance	$16,777	$9,768	$4,463	$8,731	$11,773	—	$51,512

	Year ended December 31, 2017
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624
Charge-offs	6,017	1,798	105	1,208	10,275	—	19,403
Recoveries	(809)	(810)	(2,124)	(1,863)	(4,603)	(1)	(10,210)
Net charge-offs (recoveries)	5,208	988	(2,019)	(655)	5,672	(1)	9,193
Provision (Recovery)	6,796	157	(2,836)	(2,292)	6,733	(1)	8,557
Ending balance	$15,022	$9,601	$4,430	$9,321	$11,614	$—	$49,988

Notes to Consolidated Financial Statements

	Year ended December 31, 2016
(In thousands)	Commercial, financial and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for credit losses:
Beginning balance	$13,694	$9,197	$8,564	$13,514	$11,524	$1	$56,494
Charge-offs	5,786	412	1,436	3,014	10,151	—	20,799
Recoveries	(1,259)	(3,671)	(8,559)	(2,446)	(4,094)	(1)	(20,030)
Net charge-offs (recoveries)	4,527	(3,259)	(7,123)	568	6,057	(1)	769
Provision (Recovery)	4,267	(2,024)	(10,440)	(1,988)	5,086	(2)	(5,101)
Ending balance	$13,434	$10,432	$5,247	$10,958	$10,553	$—	$50,624

Loans collectively evaluated for impairment in the following tables include all performing loans at December 31, 2018 and 2017, as well as nonperforming loans internally classified as consumer loans. Nonperforming consumer loans are not typically individually evaluated for impairment, but receive a portion of the statistical allocation of the allowance for loan losses. Loans individually evaluated for impairment include all impaired loans internally classified as commercial loans at December 31, 2018 and 2017, which are evaluated for impairment in accordance with GAAP (see Note 1 - Summary of Significant Accounting Policies).

Notes to Consolidated Financial Statements

The composition of the allowance for loan losses at December 31, 2018 and 2017 was as follows:

	December 31, 2018
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans:
Individually evaluated for impairment	$2,169	$86	$—	$18	$—	$—	$2,273
Collectively evaluated for impairment	14,608	9,682	4,463	8,713	11,773	—	49,239
Acquired with deteriorated credit quality	—	—	—	—	—	—	—
Total ending allowance balance	$16,777	$9,768	$4,463	$8,731	$11,773	$—	$51,512

Loan balance:
Loans individually evaluated for impairment	$15,119	$28,418	$1,866	$2,732	$—	$—	$48,135
Loans collectively evaluated for impairment	1,057,520	1,251,579	245,909	1,790,637	1,292,136	2,273	5,640,054
Loans acquired with deteriorated credit quality (1)	147	3,048	499	249	—	—	3,943
Total ending loan balance	$1,072,786	$1,283,045	$248,274	$1,793,618	$1,292,136	$2,273	$5,692,132

Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	14.35%	0.30%	—%	0.66%	—%	—%	4.72%
Loans collectively evaluated for impairment	1.38%	0.77%	1.81%	0.49%	0.91%	—%	0.87%
Loans acquired with deteriorated credit quality	—%	—%	—%	—%	—%	—%	—%
Total	1.56%	0.76%	1.80%	0.49%	0.91%	—%	0.90%

Recorded investment:
Loans individually evaluated for impairment	$15,120	$28,426	$1,866	$2,732	$—	$—	$48,144
Loans collectively evaluated for impairment	1,062,121	1,256,310	246,864	1,794,207	1,295,892	2,299	5,657,693
Loans acquired with deteriorated credit quality (1)	148	3,059	503	251	—	—	3,961
Total ending recorded investment	$1,077,389	$1,287,795	$249,233	$1,797,190	$1,295,892	$2,299	$5,709,798
 (1) Excludes loans acquired with deteriorated credit quality which are individually evaluated for impairment due to additional credit deterioration post acquisition. These loans had a balance of $475,000, a recorded investment of $475,000, and zero allowance as of December 31, 2018.

Notes to Consolidated Financial Statements

	December 31, 2017
(In thousands)	Commercial, financial, and agricultural	Commercial real estate	Construction real estate	Residential real estate	Consumer	Leases	Total
Allowance for loan losses:
Ending allowance balance attributed to loans:
Individually evaluated for impairment	$681	$2	$—	$1	$—	$—	$684
Collectively evaluated for impairment	14,341	9,599	4,430	9,320	11,614	—	49,304
Total ending allowance balance	$15,022	$9,601	$4,430	$9,321	$11,614	$—	$49,988

Loan balance:
Loans individually evaluated for impairment	$18,034	$18,131	$1,322	$19,058	$—	$—	$56,545
Loans collectively evaluated for impairment	1,035,419	1,149,476	180,148	1,706,166	1,241,736	2,993	5,315,938
Total ending loan balance	$1,053,453	$1,167,607	$181,470	$1,725,224	$1,241,736	$2,993	$5,372,483

Allowance for loan losses as a percentage of loan balance:
Loans individually evaluated for impairment	3.78%	0.01%	—%	0.01%	—%	—%	1.21%
Loans collectively evaluated for impairment	1.39%	0.84%	2.46%	0.55%	0.94%	—%	0.93%
Total	1.43%	0.82%	2.44%	0.54%	0.94%	—%	0.93%

Recorded investment:
Loans individually evaluated for impairment	$18,039	$18,142	$1,324	$19,059	$—	$—	$56,564
Loans collectively evaluated for impairment	1,039,827	1,153,748	180,693	1,709,737	1,245,544	3,029	5,332,578
Total ending recorded investment	$1,057,866	$1,171,890	$182,017	$1,728,796	$1,245,544	$3,029	$5,389,142

8. Goodwill and Other Intangible Assets
The following table shows the activity in goodwill and other intangible assets for the year ended December 31, 2018.

(in thousands)	Goodwill	Other Intangible Assets	Total
December 31, 2017	$72,334	$—	$72,334
Acquired goodwill and other intangible assets	40,405	7,549	47,954
Amortization	—	578	578
December 31, 2018	$112,739	$6,971	$119,710

Goodwill impairment exists when a reporting unit's carrying value exceeds its fair value. At April 1, 2018, the Company's reporting unit, PNB, had positive equity and the Company elected to perform a qualitative assessment to determine if it was more likely than not that the fair value of the reporting unit exceeded its carrying value, including goodwill. The qualitative assessment indicated that it was more likely than not that the fair value of the reporting unit exceeded its carrying value, resulting in no impairment. There have been no subsequent circumstances or events triggering an additional evaluation.

Notes to Consolidated Financial Statements

Acquired Intangible Assets

The following table shows the balance of acquired intangible assets as of December 31, 2018. Park had no acquired intangible assets as of December 31, 2017.

	2018
(in thousands)	Gross Carrying Amount	Accumulated Amortization
Other intangible assets:
Core deposit intangibles	$6,249	$578
Trade name intangible	1,300	—
Total	$7,549	$578

Core deposit intangibles are being amortized, on an accelerated basis, over a period of ten years. The trade name intangible is an indefinite life asset and is not amortized, but rather is assessed, at least annually, for impairment. Amortization expense was $578,000 for the year ended December 31, 2018. There was no amortization expense during 2017.

The following is a schedule of estimated amortization expense for each of the next five years:

(in thousands)	Total
2019	$1,234
2020	1,149
2021	869
2022	629
2023	521

9. Loans Held for Sale
Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale were $4.2 million and $4.1 million at December 31, 2018 and 2017, respectively. These amounts are included in "Loans" on the Consolidated Balance Sheets and in the residential real estate loan segments in Note 6 - Loans and Note 7 - Allowance for Loan Losses. The contractual balance was $4.1 million at both December 31, 2018 and 2017. The gain expected upon sale was $60,000 and $55,000 at December 31, 2018 and 2017, respectively. None of these loans were 90 days or more past due or on nonaccrual status as of December 31, 2018 or 2017.

During 2018, Park transferred certain non-performing loans held for investment, with a book balance of $174,000, to the loans held for sale portfolio, and subsequently completed the sale of these non-performing loans held for sale, recognizing a net gain on sale of $2.8 million. No non-performing loans were held for sale or sold during 2017 or 2016.

10. Foreclosed and Repossessed Assets
The carrying amount of foreclosed properties held at December 31, 2018 and December 31, 2017 are listed below, as well as the recorded investment of loans secured by residential real estate properties for which formal foreclosure proceedings were in process at those dates.

(In thousands)	December 31, 2018	December 31, 2017
OREO:
Commercial real estate	$2,359	$7,888
Construction real estate	1,108	4,852
Residential real estate	836	1,450
Total OREO	$4,303	$14,190

Loans in process of foreclosure:
Residential real estate	$2,346	$2,948

Notes to Consolidated Financial Statements

In addition to real estate, Park may also repossess different types of collateral. As of December 31, 2018 and December 31, 2017, Park had $4.0 million and $5.5 million in other repossessed assets which are included in "Other assets" on the Consolidated Balance Sheets. As of December 31, 2018, this asset largely consisted of an aircraft acquired as part of a loan workout. As of December 31, 2017, this asset largely consisted of lease receivables acquired as part of a loan workout.

11. Premises and Equipment
The major categories of premises and equipment and accumulated depreciation are summarized as follows:

December 31 (In thousands)	2018	2017
Land	$20,062	$19,603
Buildings	79,706	77,711
Equipment, furniture and fixtures	65,659	55,799
Leasehold improvements	4,791	3,273
Total	$170,218	$156,386
Less accumulated depreciation	(110,447)	(100,485)
Premises and equipment, net	$59,771	$55,901

Depreciation expense amounted to $8.6 million, $8.6 million and $8.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

The Corporation leases certain premises and equipment accounted for as operating leases. The following is a schedule of the future minimum rental payments, before considering renewals, required for the next five years under such leases with initial terms in excess of one year:

(In thousands)
2019	$2,839
2020	2,072
2021	1,653
2022	1,576
2023	1,420
Thereafter	810
Total	$10,370

Rent expense for Park was $2.4 million, $2.0 million and $2.1 million, for the years ended December 31, 2018, 2017 and 2016, respectively.

12. Investments in Qualified Affordable Housing
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

The table below details the balances of Park’s affordable housing tax credit investments and related unfunded commitments as of December 31, 2018 and 2017.

(In thousands)	December 31, 2018	December 31, 2017
Affordable housing tax credit investments	$50,347	$49,669
Unfunded commitments	22,282	14,282

Notes to Consolidated Financial Statements

Commitments are funded when capital calls are made by the general partner. Park expects that the commitments as of December 31, 2018 will be funded between 2019 and 2029.

During the years ended December 31, 2018, 2017 and 2016, Park recognized amortization expense of $7.3 million, $10.3 million and $7.3 million, respectively, which was included within the provision for income taxes. Included in the $10.3 million of amortization expense during the year ended December 31, 2017 was $3.1 million in accelerated amortization as a result of tax reform as discussed in Note 20 - Income Taxes.  This reflects an overall reduction in the total projected tax benefits of the affordable housing tax credit investments as a result of the reduction in the federal corporate income tax rate to 21%. For the years ended December 31, 2018, 2017 and 2016, Park recognized tax credits and other benefits from its affordable housing tax credit investments of $9.0 million, $9.4 million and $9.4 million, respectively.

13. Deposits
At December 31, 2018 and 2017, non-interest bearing and interest bearing deposits were as follows:

December 31 (In thousands)	2018	2017
Non-interest bearing	$1,804,881	$1,633,941
Interest bearing	4,455,979	4,183,385
Total	$6,260,860	$5,817,326

At December 31, 2018, the maturities of time deposits were as follows:

(In thousands)
2019	$670,674
2020	248,938
2021	55,873
2022	47,190
2023	20,405
After 5 years	97
Total	$1,043,177

At December 31, 2018 and 2017, respectively, Park had approximately $19.7 million and $24.9 million of deposits received from executive officers, directors and related entities of directors.

Time deposits that meet or exceed the FDIC Insurance limit of $250,000 at December 31, 2018 and 2017 were $62.9 million and $38.5 million, respectively.

14. Repurchase Agreement Borrowings
Securities sold under agreements to repurchase ("repurchase agreements") with customers represent funds deposited by customers, generally on an overnight basis, that are collateralized by investment securities owned by Park. Repurchase agreements are included in short-term borrowings on the Consolidated Balance Sheets.

All repurchase agreements are subject to the terms and conditions of repurchase/security agreements between Park and the client and are accounted for as secured borrowings. Park's repurchase agreements consist of customer accounts and securities which are pledged on an individual security basis.

At December 31, 2018 and December 31, 2017, Park's repurchase agreement borrowings totaled $165 million and $183 million, respectively. These borrowings were collateralized with U.S. government and agency securities with a fair value of $272 million and $213 million at December 31, 2018 and December 31, 2017, respectively. Declines in the value of the collateral would require Park to pledge additional securities. As of December 31, 2018 and December 31, 2017, Park had $933 million and $975 million, respectively, of available unpledged securities.

Notes to Consolidated Financial Statements

The following table presents the carrying value of Park's repurchase agreements by remaining contractual maturity and collateral pledged at December 31, 2018 and December 31, 2017:

	December 31, 2018
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$164,966	$—	$—	$—	$164,966

	December 31, 2017
(In thousands)	Remaining Contractual Maturity of the Agreements
	Overnight and Continuous	Up to 30 days	30 - 90 days	Greater than 90 days	Total
U.S. government and agency securities	$182,185	$—	$—	$1,104	$183,289

See Note 15 - Short-Term Borrowings for additional information related to repurchase agreements.

15. Short-Term Borrowings
Short-term borrowings were as follows:

December 31 (In thousands)	2018	2017
Securities sold under agreements to repurchase	$164,966	$183,289
FHLB advances	57,000	208,000
Total short-term borrowings	$221,966	$391,289

The outstanding balances for all short-term borrowings as of December 31, 2018 and 2017 and the weighted-average interest rates as of and paid during each of the years then ended were as follows:

(In thousands)	Repurchase agreements	FHLB Advances
2018
Ending balance	$164,966	$57,000
Highest month-end balance	199,729	256,000
Average daily balance	172,774	44,553
Weighted-average interest rate:
As of year-end	0.49%	2.45%
Paid during the year	0.42%	1.95%
2017
Ending balance	$183,289	$208,000
Highest month-end balance	230,905	208,000
Average daily balance	205,269	23,924
Weighted-average interest rate:
As of year-end	0.41%	1.64%
Paid during the year	0.35%	1.16%

During 2017 and 2018, outstanding FHLB advances were collateralized by investment securities owned by PNB and by various loans pledged under a blanket agreement by PNB. At December 31, 2018 and 2017, $22 million and $25 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2018 and 2017, $1,646 million and $1,789 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the

Notes to Consolidated Financial Statements

FHLB by PNB. See Note 14 - Repurchase Agreement Borrowings for information related to investment securities collateralizing repurchase agreements.

16. Long-Term Debt
Long-term debt is listed below:

December 31,	2018		2017
(In thousands)	Outstanding Balance	Average Rate	Outstanding Balance	Average Rate
Total Federal Home Loan Bank advances by year of maturity:
2018	$—	—%	$150,000	2.04%
2019	100,000	1.92%	100,000	1.92%
2020	50,000	2.04%	50,000	2.04%
2021	100,000	1.96%	100,000	1.96%
2022	50,000	3.01%	—	—%
2023	100,000	3.40%	100,000	3.40%
Thereafter	—	—%	—	—%
Total	$400,000	2.45%	500,000	2.27%

On November 30, 2012, Park restructured $300 million in repurchase agreements at a rate of 1.75%. As part of this restructuring, Park paid a prepayment penalty of $25 million. The penalty was amortized as an adjustment to interest expense over the remaining term of the repurchase agreements using the effective interest method, resulting in an effective interest rate of 3.55%. The entire $25 million prepayment penalty had been amortized by December 31, 2017.

On November 21, 2014, Park restructured $50 million in FHLB advances at a rate of 1.25%. As part of this restructuring, Park paid a prepayment penalty of $3.2 million. The penalty was amortized as an adjustment to interest expense over the remaining term of the advances using the effective interest method, resulting in an effective interest rate of 3.52%. The entire $3.2 million prepayment penalty had been amortized by December 31, 2017.

On October 20, 2016, Park prepaid $50.0 million of FHLB advances, incurring a $5.6 million prepayment penalty recognized within other expense on the Consolidated Statements of Income for the year ended December 31, 2016. These advances had an interest rate of 3.15% and a maturity date of November 13, 2023.

Park had no long-term debt at December 31, 2018 with a contractual maturity longer than five years.

At December 31, 2018 and 2017, FHLB advances were collateralized by investment securities owned by PNB and by various loans pledged under a blanket agreement by PNB. At December 31, 2018 and 2017, $22 million and $25 million, respectively, of investment securities were pledged as collateral for FHLB advances. At December 31, 2018 and 2017, $1,646 million and $1,789 million, respectively, of commercial real estate and residential mortgage loans were pledged under a blanket agreement to the FHLB by PNB.

17. Subordinated Notes
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

On December 1, 2005, Vision Parent formed a wholly-owned Delaware statutory business trust, Vision Bancshares Trust I (“Trust I”), which issued $15.0 million of Trust I's floating rate preferred securities (the “Trust Preferred Securities”) to institutional investors. These Trust Preferred Securities qualify as Tier I capital under FRB guidelines. All of the common securities of Trust I are owned by Park. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by Trust I to purchase $15.5 million of junior subordinated notes, which carry a floating rate based on three-month LIBOR plus 148 basis points. The junior subordinated notes represent the sole asset of Trust I. The Trust Preferred Securities accrue and pay distributions at a floating rate of three-month LIBOR plus 148 basis points per annum. The Trust Preferred Securities are mandatorily redeemable upon maturity of the junior subordinated notes in December 2035, or upon

Notes to Consolidated Financial Statements

earlier redemption as provided in the junior subordinated notes. Since December 30, 2010, Park has had the right to redeem the junior subordinated notes purchased by Trust I in whole or in part. As specified in the indenture, if the junior subordinated notes are redeemed prior to maturity, the redemption price will be the principal amount, plus any unpaid accrued interest. In accordance with GAAP, Trust I is not consolidated with Park’s financial statements, but rather the subordinated notes are reflected as a liability.

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

18. Share-Based Compensation
The Park National Corporation 2013 Long-Term Incentive Plan (the "2013 Incentive Plan") was adopted by the Board of Directors of Park on January 28, 2013 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 22, 2013. The 2013 Incentive Plan made equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, stock appreciation rights ("SARs"), restricted common shares ("Restricted Stock"), restricted stock unit awards that may be settled in common shares, cash or a combination of the two ("Restricted Stock Units"), unrestricted common shares ("Other Stock-Based Awards") and cash-based awards. Under the 2013 Incentive Plan, 600,000 common shares were authorized to be delivered in connection with grants under the 2013 Incentive Plan. The common shares to be delivered under the 2013 Incentive Plan are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2018, there were 92,404 common shares subject to performance-based Restricted Stock Units (“PBRSUs”) granted under the 2013 Incentive Plan.

The Park National Corporation 2017 Long-Term Incentive Plan for Employees (the "2017 Employees LTIP") was adopted by the Board of Directors of Park on January 23, 2017 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 24, 2017. The 2017 Employees LTIP makes equity-based awards and cash-based awards available for grant to participants in the form of incentive stock options, nonqualified stock options, SARs, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and cash-based awards. Under the 2017 Employees LTIP, 750,000 common shares are authorized to be delivered in connection with grants under the 2017 Employees LTIP. The common shares to be delivered under the 2017 Employees LTIP are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2018, 689,773 common shares were available for future grants under the 2017 Employee LTIP.

The Park National Corporation 2017 Long-Term Incentive Plan for Non-Employee Directors (the "2017 Non-Employee Directors LTIP") was adopted by the Board of Directors of Park on January 23, 2017 and was approved by Park's shareholders at the Annual Meeting of Shareholders on April 24, 2017. The 2017 Non-Employee Directors LTIP makes equity-based awards and cash-based awards available for grant to participants in the form of nonqualified stock options, SARs, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and cash-based awards. Under the 2017 Non-Employee Directors LTIP, 150,000 common shares are authorized to be delivered in connection with grants under the 2017 Non-Employee Directors LTIP. The common shares to be delivered under the 2017 Non-Employee Directors LTIP are to consist of either common shares currently held or common shares subsequently acquired by Park as treasury shares, including common shares purchased in the open market or in private transactions. At December 31, 2018, 127,200 common shares were available for future grants under the 2017 Non-Employee Directors LTIP.

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

During 2018 and 2017, Park granted 11,650 and 11,150 common shares, respectively, to directors of Park and to directors of PNB (and its divisions) under the 2017 Non-Employee Directors LTIP. During 2016, Park granted 9,950 common shares to directors of Park and to directors of PNB (and its divisions) under the 2013 Incentive Plan.  The common shares granted to directors were not subject to a vesting period and resulted in expense of $1.1 million, $1.2 million, and $950,000 in 2018, 2017, and 2016, respectively, which is included in professional fees and services on the Consolidated Statements of Income.

Notes to Consolidated Financial Statements

During 2018, the Compensation Committee of the Board of Directors of Park granted awards of PBRSUs, under the 2017 Employees LTIP, covering an aggregate of 48,053 common shares to certain employees of Park and its subsidiaries. Additionally, on July 1, 2018, Park granted 13,637 time-based restricted stock units ("TBRSUs") to certain NewDominion employees. During 2017 and 2016, the Compensation Committee of the Board of Directors of Park granted awards of PBRSUs covering an aggregate of 45,788 common shares and 41,550 common shares, respectively, under the 2013 Incentive Plan, to certain employees of Park and its subsidiaries. The number of PBRSUs earned or settled will depend on the level of achievement with respect to certain performance criteria and are also subject to service-based vesting requirements. The number of TBRSUs earned or settled are subject to service-based vesting.

A summary of changes in the common shares subject to nonvested PBRSUs and TBRSUs for the years ended December 31, 2018 and 2017 follows:

Common shares subject to PBRSUs and TBRSUs
Nonvested at January 1, 2017	85,425
Granted	45,788
Vested	(9,674)
Forfeited	(3,021)
Adjustment for performance conditions of PBRSUs (1)	(1,802)
Nonvested at January 1, 2018	116,716
Granted	61,690
Vested	(18,800)
Forfeited	(4,655)
Adjustment for performance conditions of PBRSUs (1)	(2,320)
Nonvested at December 31, 2018 (2)	152,631
(1) The number of PBRSUs earned depends on the level of achievement with respect to certain performance criteria. Adjustment herein represents the difference between the maximum number of common shares which could be earned and the actual number earned for those PBRSUs as to which the performance period was completed.
(2) Nonvested amount herein represents the maximum number of nonvested PBRSUs and TBRSUs. As of December 31, 2018, 140,134 PBRSUs and TBRSUs are expected to vest.

On March 31, 2018, an aggregate of 18,800 of the PBRSUs granted in 2014 and 2015 vested in full due to the level of achievement with respect to certain performance criteria and the satisfaction of the service-based vesting requirement. A total of 5,879 common shares were withheld to satisfy employee income tax withholding obligations. This resulted in a net number of 12,921 common shares being issued to employees of Park. On March 31, 2017, 9,674 PBRSUs granted in 2014 vested in full due to the level of achievement with respect to certain performance criteria and the satisfaction of the service-based vesting requirement. A total of 3,293 common shares were withheld to pay employee income taxes. This resulted in a net number of 6,381 common shares being issued to employees of Park.

Share-based compensation expense of $4.0 million, $2.7 million and $1.9 million was recognized for the years ended December 31, 2018, 2017 and 2016, respectively, related to PBRSU and TBRSU awards to employees. The following table details expected additional share-based compensation expense related to PBRSUs and TBRSUs currently outstanding:

(In thousands)
2019	$3,580
2020	2,390
2021	1,010
2022	223
Total	$7,203

Notes to Consolidated Financial Statements

19. Benefit Plans
The Corporation has a noncontributory Defined Benefit Pension Plan (the “Pension Plan”) covering substantially all of the employees of the Corporation and its subsidiaries. The Pension Plan provides benefits based on an employee’s years of service and compensation.

There was no pension contribution in 2018. During 2017, management contributed $15.0 million, all of which was deductible on the 2017 tax return. There is no contribution expected in 2019.

Using accrual measurement dates of December 31, 2018 and 2017, plan assets and benefit obligation activity for the Pension Plan are listed below:

(In thousands)	2018	2017
Change in fair value of plan assets
Fair value at beginning of measurement period	$195,735	$167,047
Actual return on plan assets	(8,118)	21,573
Employer contributions	—	15,000
Benefits paid	(10,540)	(7,885)
Fair value at end of measurement period	$177,077	$195,735
Change in benefit obligation
Projected benefit obligation at beginning of measurement period	$138,698	$114,455
Service cost	6,547	5,270
Interest cost	5,236	5,085
Actuarial (gain) loss	(16,413)	21,773
Benefits paid	(10,540)	(7,885)
Projected benefit obligation at the end of measurement period	$123,528	$138,698
Funded status at end of year (fair value of plan assets less benefit obligation)	$53,549	$57,037

The change in the actuarial (gain) loss from an actuarial loss of $21.8 million as of December 31, 2017 to an actuarial gain of $16.4 million as of December 31, 2018, was the result of changes in actuarial assumptions partially offset by lower than projected returns on pension plan assets during 2018. Changes in actuarial assumptions included a change in the discount rate from 3.89% to 4.60% as well as a change in the generational mortality improvement projection scale from scale MP-2017 to scale MP-2018.

The asset allocation for the Pension Plan as of each measurement date, by asset category, was as follows:

		Percentage of Plan Assets
Asset category	Target Allocation	2018	2017
Equity securities	50% - 100%	82%	79%
Fixed income and cash equivalents	remaining balance	18%	21%
Total		100%	100%

The investment policy, as established by the Retirement Plan Committee, is to invest assets according to the target allocation stated above. Assets will be reallocated periodically based on the investment strategy of the Retirement Plan Committee. The investment policy is reviewed periodically.

The expected long-term rate of return on plan assets used to measure the benefit obligation was 7.00% at both December 31, 2018 and December 31, 2017. This return was based on the expected return of each of the asset categories, weighted based on the median of the target allocation for each class.

Notes to Consolidated Financial Statements

The accumulated benefit obligation for the Pension Plan was $104.9 million and $116.0 million at December 31, 2018 and 2017, respectively.

On November 17, 2009, the Park Pension Plan completed the purchase of 115,800 common shares of Park for $7.0 million or $60.45 per share. At December 31, 2018 and 2017, the fair value of the 115,800 common shares held by the Pension Plan was $9.8 million, or $84.95 per share and $12.0 million, or $104.00 per share, respectively.

The weighted average assumptions used to determine benefit obligations at December 31, 2018, 2017 and 2016 were as follows:

	2018	2017	2016
Discount rate	4.60%	3.89%	4.58%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40-49	4.00%	4.00%	4.00%
Ages 50 and over	3.00%	3.00%	3.00%

The estimated future pension benefit payments reflecting expected future service for the next ten years are shown below (in thousands):

2019	$8,428
2020	8,733
2021	9,787
2022	10,324
2023	9,698
2024-2028	51,726
Total	$98,696

The following table shows ending balances of accumulated other comprehensive loss at December 31, 2018 and 2017.

(In thousands)	2018	2017
Prior service cost	$—	$—
Net actuarial loss	(37,560)	(33,799)
Total	(37,560)	(33,799)
Deferred taxes	7,888	7,098
Disparate tax effect (1)	—	3,175
Accumulated other comprehensive loss	$(29,672)	$(23,526)
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

Notes to Consolidated Financial Statements

Using actuarial measurement dates of December 31 for 2018, 2017 and 2016, components of net periodic benefit income and other amounts recognized in other comprehensive income were as follows:

(In thousands)	2018	2017	2016	Affected Line Item in the Consolidated Statements of Income
Components of net periodic benefit income and other amounts recognized in other comprehensive income (loss)
Service cost	$(6,547)	$(5,270)	$(5,055)	Employee benefits
Interest cost	(5,236)	(5,085)	(4,869)	Other components of net periodic benefit income
Expected return on plan assets	13,417	11,455	10,950	Other components of net periodic benefit income
Recognized net actuarial loss	(1,361)	(576)	(773)	Other components of net periodic benefit income
Net periodic benefit income	$273	$524	$253
Net (loss) gain	$(5,122)	$(11,698)	$168
Amortization of net loss	1,361	576	773
Total recognized in other comprehensive income (loss)	(3,761)	(11,122)	941
Total recognized in net benefit income and other comprehensive income (loss)	$(3,488)	$(10,598)	$1,194

There are no estimated prior service costs for the Pension Plan to be amortized from accumulated other comprehensive loss into net periodic benefit cost over the next fiscal year. The estimated net actuarial loss expected to be recognized in the next fiscal year is $1.9 million.

The weighted average assumptions used to determine net periodic benefit income for the years ended December 31, 2018, 2017 and 2016 are listed below:

	2018	2017	2016
Discount rate	3.89%	4.58%	4.88%
Rate of compensation increase
Under age 30	10.00%	10.00%	10.00%
Ages 30-39	6.00%	6.00%	6.00%
Ages 40-49	4.00%	4.00%	3.00%
Ages 50 and over	3.00%	3.00%	3.00%
Expected long-term return on plan assets	7.00%	7.00%	7.25%

The Pension Plan maintains cash in a PNB savings account. The Pension Plan cash balance was $2.0 million at December 31, 2018.

GAAP defines fair value as the price that would be received by Park for an asset or paid by Park to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date, using the most advantageous market for the asset or liability. The fair values of equity securities, consisting of mutual fund investments and common stock (U.S. large cap) held by the Pension Plan and the fixed income and cash equivalents, are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1 inputs). The fair value of Pension Plan assets at December 31, 2018 was $177.1 million. At December 31, 2018, $147.1 million of equity investments and cash in the Pension Plan were categorized as Level 1 inputs; $30.0 million of Pension Plan investments in corporate (U.S. large cap), U.S. Government sponsored entity bonds and marketable CD's were categorized as Level 2 inputs, as fair value was based on quoted market prices of comparable instruments; and no investments were categorized as Level 3 inputs. The fair value of Pension Plan assets was $195.7 million at December 31, 2017. At December 31, 2017, $169.6 million of investments in the Pension Plan were categorized as Level 1 inputs; $26.1 million were categorized as Level 2; and no investments were categorized as Level 3.

Notes to Consolidated Financial Statements

Salary Deferral Plan

The Corporation has a voluntary salary deferral plan (the Corporation's Employees Stock Ownership Plan) covering substantially all of the employees of the Corporation and its subsidiaries. Eligible employees may contribute a portion of their compensation subject to a maximum statutory limitation. The Corporation provides a matching contribution established annually by the Corporation. Contribution expense for the Corporation was $3.0 million, $1.3 million, and $1.3 million for 2018, 2017 and 2016, respectively.

Supplemental Executive Retirement Plan

The Corporation has entered into Supplemental Executive Retirement Plan Agreements (the "SERP Agreements") with certain key officers of the Corporation and its subsidiaries which provide defined pension benefits in excess of limits imposed by federal income tax law. The accrued benefit cost for the SERP Agreements totaled $10.3 million and $9.9 million for 2018 and 2017, respectively. The expense for the Corporation was $1.0 million for 2018, $1.7 million for 2017 and $1.5 million for 2016.

20. Income Taxes
On December 22, 2017, “H.R.1,” known as the “Tax Cuts and Jobs Act", was signed into law. Among other things, the Tax Cuts and Jobs Act permanently lowered the corporate federal corporate income tax rate to 21% from the then existing maximum rate of 35%, effective January 1, 2018. As a result of the reduction of the federal corporate income tax rate to 21%, U.S. GAAP required companies to revalue certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment. This revaluation impacted Park’s net deferred tax liabilities and qualified affordable housing tax credit investments. This revaluation resulted in a $1.9 million tax benefit as a result of the revaluation of Park’s net deferred tax liabilities offset by $3.1 million in tax expense as a result of the accelerated amortization of qualified affordable housing tax credit investments.  The net effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million in the fourth quarter of 2017.

Also on December 22, 2017, the U.S. Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 118 (“SAB 118”) to address any uncertainty or diversity of views in practice in accounting for the income tax effects of the Act in situations where a registrant does not have the necessary information available, prepared, or analyzed in reasonable detail to complete this accounting in the reporting period that includes the enactment date. SAB 118 allowed for a measurement period not to extend beyond one year from the Act’s enactment date to complete the necessary accounting.

As of December 31, 2017, management recorded provisional amounts of deferred income taxes using reasonable estimates in one area where information necessary to complete the accounting was not available, prepared, or analyzed. Park's deferred tax liability for temporary differences associated with equity investments in partnerships was awaiting receipt of Schedules K-1 from outside preparers, which was necessary to determine our 2017 tax impact from these investments.

Management made no adjustments to deferred tax assets representing future deductions for accrued compensation that may be subject to new limitations under Internal Revenue Code Section 162(m) which, generally, limits the annual deduction for certain compensation paid to certain employees to $1.0 million.

All of these matters were finalized in 2018 with no material impact to the Corporation's federal income tax expense.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31 (In thousands)	2018	2017
Deferred tax assets:
Allowance for loan losses	$10,818	$10,498
Accumulated other comprehensive loss – Pension plan	7,888	7,098
Accumulated other comprehensive loss – Unrealized losses on securities	5,347	946
Deferred compensation	2,896	2,744
OREO valuation adjustments	1,028	1,327
Net deferred loan fees	1,221	1,115
Deferred contract bonus	556	645
Nonvested equity-based compensation	1,567	1,069
Fixed assets	206	877
Net operating loss ("NOL") carryforward	4,663	—
Other	824	1,230
Total deferred tax assets	$37,014	$27,549
Deferred tax liabilities:
Deferred investment income	6,120	6,120
Pension Plan	19,133	19,076
MSRs	2,137	2,034
Partnership adjustments	630	460
Purchase accounting adjustments	769	166
Other	210	198
Total deferred tax liabilities	$28,999	$28,054
Net deferred tax asset (liability)	$8,015	$(505)

At of December 31, 2018, the Corporation has $19.4 million million of federal net operating loss carryforwards, and $19.3 million of North Carolina net operating loss carryforwards available that were obtained through the acquisition of NewDominion, the utilization of which are limited under Internal Revenue Code Section 382. These net operating losses begin to expire in 2030. The related deferred tax asset is $4.7 million.

Park performs an analysis to determine if a valuation allowance against deferred tax assets is required in accordance with GAAP.  Management has determined that it is not required to establish a valuation allowance against the December 31, 2018 or 2017 deferred tax assets in accordance with GAAP since it is more likely than not that the deferred tax asset will be fully utilized in future periods.

Notes to Consolidated Financial Statements

The components of the provision for federal income taxes are shown below:

December 31, (In thousands)	2018	2017	2016
Currently payable
Federal	$12,700	$20,660	$28,879
State	352	—	—
Amortization of qualified affordable housing projects	7,322	10,278	7,300

Deferred
Federal	481	3,289	581
State	57	—	—

Total	$20,912	$34,227	$36,760

The following is a reconciliation of income tax expense to the amount computed at the statutory federal corporate income tax rate of 21% for the year ended December 31, 2018, and 35% for the years ended December 31, 2017 and 2016.

	2018	2017	2016
Statutory federal corporate income tax rate	21.0%	35.0%	35.0%
Changes in rates resulting from:
Tax exempt interest income, net of disallowed interest	(1.8)%	(2.8)%	(1.3)%
Bank owned life insurance	(1.1)%	(1.4)%	(1.2)%
Investments in qualified affordable housing projects, net of tax benefits	(1.3)%	(1.9)%	(1.7)%
KSOP dividend deduction	(0.6)%	(1.0)%	(1.0)%
Impact of the Tax Cuts and Jobs Act (1)	—%	1.0%	—%
Non-taxable gain on NewDominion common stock	(0.6)%	—%	—%
State income tax, net of federal tax benefits	0.2%	—%	—%
Other	0.1%	—%	0.1%
Effective tax rate	15.9%	28.9%	29.9%
(1) As a result of the reduction of the federal corporate income tax rate to 21%, GAAP required companies to re-value certain tax-related assets and liabilities as of the date of enactment, with the resulting tax effects accounted for in the reporting period of enactment. This re-valuation resulted in a $1.9 million tax benefit as a result of the revaluation of Park’s net deferred tax liabilities and $3.1 million in tax expense as a result of accelerated amortization of qualified affordable housing tax credit investments. The net effect of the Tax Cuts and Jobs Act was an increase to federal income tax expense at Park of $1.2 million.

Park and its subsidiaries do not pay state income tax to the state of Ohio, but pay a franchise tax based on equity. The franchise tax expense is included in "State tax expense" on Park’s Consolidated Statements of Income. Park is also subject to state income tax in various states, including the state of North Carolina. State income tax expense is included in “Income taxes” on Park’s Consolidated Statements of Income. Park’s 2018 state income tax expense was $409,000.

Unrecognized Tax Benefits
The following is a reconciliation of the beginning and ending amount of unrecognized tax benefits.

(In thousands)	2018	2017	2016
January 1 Balance	$664	$633	$558
Additions based on tax positions related to the current year	10	117	117
Additions for tax positions of prior years	781	—	38
Reductions for tax positions of prior years	—	(9)	—
Reductions due to statute of limitations	(229)	(77)	(80)
December 31 Balance	$1,226	$664	$633

Notes to Consolidated Financial Statements

The amount of unrecognized tax benefits that, if recognized, would favorably affect the effective income tax rate in the future periods at December 31, 2018, 2017 and 2016 was $1.1 million, $506,000 and $482,000, respectively. Park does not expect the total amount of unrecognized tax benefits to significantly increase or decrease during the next year.

The expense related to interest and penalties recorded on unrecognized tax benefits in the Consolidated Statements of Income for the years ended December 31, 2018, 2017, and 2016 was $79,500, $3,500, and $1,500, respectively. The amount accrued for interest and penalties at December 31, 2018, 2017 and 2016 was $153,500, $74,000 and $70,500, respectively.

Park and its subsidiaries are subject to U.S. federal income tax and income tax in various state jurisdictions. The Corporation is subject to routine audits of tax returns by the Internal Revenue Service and states in which we conduct business. No material adjustments have been made on closed federal and state tax audits. Generally, all tax years ended prior to December 31, 2015 are closed to examination by federal and state taxing authorities.

21. Accumulated Other Comprehensive Loss
Other comprehensive income (loss) components, net of income tax, are shown in the following table for the years ended December 31, 2018, 2017 and 2016.

Year ended December 31, (in thousands)	Changes in Pension Plan assets and benefit obligations	Unrealized gains and losses on AFS debt securities	Total
Beginning balance at January 1, 2018, as previously presented	$(23,526)	$(2,928)	$(26,454)
Cumulative effect of change in accounting principle for marketable equity securities, net of tax	—	(995)	(995)
Beginning balance at January 1, 2018, as adjusted	(23,526)	(3,923)	(27,449)
Reclassification of disproportionate income tax effects	(3,175)	(631)	(3,806)
Net current period activity
Other comprehensive loss before reclassifications	(4,046)	(17,586)	(21,632)
Amounts reclassified from accumulated other comprehensive loss	1,075	2,024	3,099
Net current period other comprehensive loss	(2,971)	(15,562)	(18,533)
Ending balance at December 31, 2018	$(29,672)	$(20,116)	$(49,788)

Beginning balance at January 1, 2017	$(14,740)	$(3,005)	$(17,745)
Other comprehensive (loss) gain before reclassifications	(9,241)	1,261	(7,980)
Amounts reclassified from accumulated other comprehensive loss	455	(1,184)	(729)
Net current period other comprehensive (loss) income	(8,786)	77	(8,709)
Ending balance at December 31, 2017	$(23,526)	$(2,928)	$(26,454)

Beginning balance at January 1, 2016	$(15,351)	$(292)	$(15,643)
Other comprehensive gain (loss) before reclassifications	109	(2,713)	(2,604)
Amounts reclassified from accumulated other comprehensive loss	502	—	502
Net current period other comprehensive income (loss)	611	(2,713)	(2,102)
Ending balance at December 31, 2016	$(14,740)	$(3,005)	$(17,745)

Notes to Consolidated Financial Statements

The following table provides information concerning amounts reclassified out of accumulated other comprehensive loss for the years ended December 31, 2018, 2017 and 2016:

	Amount Reclassified from Accumulated Other Comprehensive Loss			Affected Line Item in the Consolidated Statements of Income
(In thousands)	2018	2017	2016
Amortization of defined benefit pension items
Amortization of net loss	1,361	576	773	Employee benefits
Income before income taxes	1,361	576	773	Income before income taxes
Income taxes	286	121	271	Income taxes
Net of income tax	$1,075	$455	$502	Net income

Unrealized gains & losses on available for sale securities
Loss (gain) on the sale of investment securities	$2,562	$(1,821)	$—	Net (loss) gain on the sale of investment securities
Income before income taxes	2,562	(1,821)	—	Income before income taxes
Income taxes	538	(637)	—	Income taxes
Net of income tax	$2,024	$(1,184)	$—	Net income
22. Earnings Per Common Share
GAAP requires the reporting of basic and diluted earnings per common share. Basic earnings per common share excludes any dilutive effects of PBRSUs and TBRSUs.

The following table sets forth the computation of basic and diluted earnings per common share:

Year ended December 31 (In thousands, except share data)	2018	2017	2016
Numerator:
Net income	$110,387	$84,242	$86,135
Denominator:
Weighted-average common shares outstanding	15,488,982	15,295,573	15,332,553
Effect of dilutive PBRSUs and TBRSUs	122,507	94,779	72,607
Weighted-average common shares outstanding adjusted for the effect of dilutive PBRSUs and TBRSUs	15,611,489	15,390,352	15,405,160
Earnings per common share:
Basic earnings per common share	$7.13	$5.51	$5.62
Diluted earnings per common share	$7.07	$5.47	$5.59

Park awarded 48,053, 45,788 and 41,550 PBRSUs to certain employees during the years ended December 31, 2018, 2017 and 2016, respectively.

On July 1, 2018, Park issued 435,457 common shares to complete its acquisition of NewDominion and granted 13,637 TBRSUs to NewDominion employees. These common shares are included in average common shares outstanding beginning on that date.

During the years ended December 31, 2018 and 2017, Park repurchased 50,000 and 70,000 common shares, respectively, to fund the PBRSUs, TBRSUs and common shares awarded to directors of Park and to directors of PNB (and its divisions). No common shares were repurchased during 2016.

Notes to Consolidated Financial Statements

23. Dividend Restrictions
Bank regulators limit the amount of dividends a subsidiary bank can declare in any calendar year without obtaining prior approval. At December 31, 2018, approximately $86.2 million of the total shareholders’ equity of PNB was available for the payment of dividends to the Corporation, without approval by the applicable regulatory authorities.

24. Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit Risk
The Corporation is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements.

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

The total amounts of off-balance sheet financial instruments with credit risk were as follows:

December 31 (In thousands)	2018	2017
Loan commitments	$1,012,820	$893,205
Standby letters of credit	13,334	13,421

The loan commitments are generally for variable rates of interest.

The Corporation grants retail, commercial and commercial real estate loans to customers primarily located in Ohio, Kentucky and North Carolina with exception of nationwide aircraft loans and nationwide asset based lending to consumer finance companies. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management’s credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Although the Corporation has a diversified loan portfolio, a substantial portion of the borrowers’ ability to honor their contracts is dependent upon the economic conditions in each borrower’s geographic location and industry.

25. Loan Servicing
Park serviced sold mortgage loans of $1,389 million at December 31, 2018, compared to $1,371 million at December 31, 2017 and $1,330 million at December 31, 2016. At December 31, 2018, $2.5 million of the sold mortgage loans were sold with recourse compared to $3.0 million at December 31, 2017 and $4.1 million at December 31, 2016. Management closely monitors the delinquency rates on the mortgage loans sold with recourse. As of December 31, 2018 and 2017, management had established a reserve of $60,000 and $270,000, respectively, to account for future loan repurchases.

When Park sells mortgage loans with servicing rights retained, servicing rights are initially recorded at fair value. Park selected the “amortization method” as permissible within U.S. GAAP, whereby the servicing rights capitalized are amortized in proportion to and over the period of estimated future servicing income of the underlying loan. At the end of each reporting period, the carrying value of MSRs is assessed for impairment with a comparison to fair value. MSRs are carried at the lower of their amortized cost or fair value. The amortization of MSRs is included within other service income in the Consolidated Statements of Income.

Notes to Consolidated Financial Statements

Activity for MSRs and the related valuation allowance follows:

December 31 (In thousands)	2018	2017	2016
MSRs:
Carrying amount, net, beginning of year	$9,688	$9,266	$9,008
Additions	1,591	1,941	2,286
Amortization	(1,499)	(1,624)	(1,835)
Change in valuation allowance	398	105	(193)
Carrying amount, net, end of year	$10,178	$9,688	$9,266
Valuation allowance:
Beginning of year	$630	$735	$542
Change in valuation allowance	(398)	(105)	193
End of year	$232	$630	$735

The fair value of MSRs was $11.0 million and $9.7 million at December 31, 2018 and 2017, respectively. The fair value of MSRs at December 31, 2018 was established using a discount rate of 12% and constant prepayment speeds ranging from 4.80% to 17.82%. The fair value of MSRs at December 31, 2017 was established using a discount rate of 13% and constant prepayment speeds ranging from 6.54% to 17.10%.

Servicing fees included in other service income were $3.6 million, $3.5 million and $3.4 million for the years ended December 31, 2018, 2017 and 2016, respectively.

26. Fair Value
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

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the balance sheet date. When possible, the Company looks to active and observable markets to price identical assets or liabilities. When identical assets and liabilities are not traded in active markets, the Company looks to observable market data for similar assets and liabilities. However, certain assets and liabilities are not traded in observable markets and Park must use other valuation methods to develop a fair value. The fair value of impaired loans is typically based on the fair value of the underlying collateral, which is estimated through third-party appraisals in accordance with Park's valuation requirements under its commercial and real estate loan policies.

Notes to Consolidated Financial Statements

Assets and Liabilities Measured at Fair Value on a Recurring Basis:

The following table presents assets and liabilities measured at fair value on a recurring basis:

Fair Value Measurements at December 31, 2018 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2018
Assets
Investment securities:
U.S. Government sponsored entities’ asset-backed securities	—	1,003,421	—	1,003,421
Equity securities	1,225	—	424	1,649
Mortgage loans held for sale	—	4,158	—	4,158
Mortgage IRLCs	—	87	—	87

Liabilities
Fair value swap	$—	$—	$226	$226

Fair Value Measurements at December 31, 2017 using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2017
Assets
Investment securities:
Obligations of U.S. Treasury and other U.S. Government sponsored entities	$—	$242,720	$—	$242,720
U.S. Government sponsored entities’ asset-backed securities	—	849,161	—	849,161
Equity securities	1,518	—	417	1,935
Mortgage loans held for sale	—	4,148	—	4,148
Mortgage IRLCs	—	94	—	94

Liabilities
Fair value swap	$—	$—	$226	$226

There were no transfers between Level 1 and Level 2 during 2018 or 2017. Management’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period.

The following methods and assumptions were used by the Company in determining fair value of the financial assets and liabilities discussed above:

Investment securities: Fair values for investment securities are based on quoted market prices, where available (Level 1). If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows (Level 3).

Fair value swap: The fair value of the swap agreement entered into with the purchaser of the Visa Class B shares represents an internally developed estimate of the exposure based upon probability-weighted potential Visa litigation losses.

Mortgage Interest Rate Lock Commitments (IRLCs): Mortgage IRLCs are based on current secondary market pricing and are classified as Level 2.

Notes to Consolidated Financial Statements

Mortgage loans held for sale: Mortgage loans held for sale are carried at their fair value. Mortgage loans held for sale are estimated using security prices for similar product types and, therefore, are classified in Level 2.

The table below is a reconciliation of the beginning and ending balances of the Level 3 inputs for the years ended December 31, 2018 and 2017, for financial instruments measured on a recurring basis and classified as Level 3:

Level 3 Fair Value Measurements
(In thousands)	Equity Securities	Fair Value Swap
Balance at January 1, 2018	$417	$(226)
Total Gains (Losses)
Included in other income	7	—
Balance at December 31, 2018	$424	$(226)

Balance at January 1, 2017	$790	$(226)
Total Gains (Losses)
Included in other comprehensive income	6	—
Transfers out of Level 3 (1)	(346)	—
Purchases, sales, issuances and settlements, other, net	(33)	—
Balance at December 31, 2017	$417	$(226)
(1) Transferred from Level 3 to Level 1 as the result of a quoted market price becoming available.

Assets and liabilities measured at fair value on a nonrecurring basis:

The following methods and assumptions were used by the Company in determining the fair value of assets and liabilities measured at fair value on a nonrecurring basis described below:

Impaired Loans: At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Collateral dependent impaired loans carried at fair value have been partially charged-off or receive specific allocations of the allowance for loan losses. For collateral dependent loans, fair value is generally based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including the comparable sales approach and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value. Collateral is then adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. Additionally, updated independent valuations are obtained annually for all impaired loans in accordance with Company policy.

OREO: Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value less costs to sell when acquired. The carrying value of OREO is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. Fair value is based on recent real estate appraisals and is updated at least annually. These appraisals may utilize a single valuation approach or a combination of approaches including the comparable sales approach and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments result in a Level 3 classification of the inputs for determining fair value.

Appraisals for both collateral dependent impaired loans and OREO are performed by licensed appraisers. Appraisals are generally obtained to support the fair value of collateral. In general, there are three types of appraisals received by the Company: real estate appraisals, income approach appraisals, and lot development loan appraisals. These are discussed below:

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

Other repossessed assets: Other repossessed assets are initially recorded at fair value less costs to sell when acquired. The carrying value of other repossessed assets is not re-measured to fair value on a recurring basis, but is subject to fair value adjustments when the carrying value exceeds the fair value, less estimated selling costs. As of December 31, 2018, other repossessed assets largely consisted of aircraft acquired as part of a loan workout. Fair value is based on Aircraft Bluebook and VREF Aircraft Value Reference values based on the model of aircraft and adjustments for flight hours, features and other variables. Such adjustments result in a Level 3 classification of the inputs for determining fair value. As of December 31, 2017, other repossessed assets largely consisted of lease receivables acquired as part of a loan workout.  These receivables were initially recorded at fair value less costs to sell establishing a new cost basis and were not recorded as fair value as of December 31, 2017.

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

The following tables present assets and liabilities measured at fair value on a nonrecurring basis. Collateral dependent impaired loans are carried at fair value if they have been charged down to fair value or if a specific valuation allowance has been established. As of December 31, 2018, there were no PCI loans carried at fair value. A new cost basis is established at the time a property is initially recorded in OREO. OREO properties are carried at fair value if a devaluation has been taken to the property's value subsequent to the initial measurement.

Fair Value Measurements at December 31, 2018 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2018
Impaired loans recorded at fair value:
Commercial real estate	$—	$—	$4,059	$4,059
Construction real estate	—	—	1,635	1,635
Residential real estate	—	—	705	705
Total impaired loans recorded at fair value	$—	$—	$6,399	$6,399

Mortgage servicing rights	$—	$1,169	$—	$1,169

OREO recorded at fair value:
Commercial real estate	—	—	2,295	2,295
Construction real estate	—	—	729	729
Residential real estate	—	—	650	650
Total OREO recorded at fair value	$—	$—	$3,674	$3,674

Other repossessed assets	$—	$—	$3,464	$3,464

Notes to Consolidated Financial Statements

Fair Value Measurements at December 31, 2017 Using:
(In thousands)	Level 1	Level 2	Level 3	Balance at December 31, 2017
Impaired loans recorded at fair value:
Commercial real estate	$—	$—	$2,735	$2,735
Construction real estate	—	—	127	127
Residential real estate	—	—	712	712
Total impaired loans recorded at fair value	$—	$—	$3,574	$3,574
MSRs	$—	$7,316	$—	$7,316
OREO recorded at fair value:
Commercial real estate	—	—	2,295	2,295
Construction real estate	—	—	3,204	3,204
Residential real estate	—	—	1,021	1,021
Total OREO recorded at fair value	$—	$—	$6,520	$6,520

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

	December 31, 2018
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$6,503	$3,630	$104	$6,399
Remaining impaired loans	41,641	7,616	2,169	39,472
Total impaired loans	$48,144	$11,246	$2,273	$45,871

	December 31, 2017
(In thousands)	Recorded Investment	Prior Charge-Offs	Specific Valuation Allowance	Carrying Balance
Impaired loans recorded at fair value	$3,577	$2,780	$3	$3,574
Remaining impaired loans	52,987	7,260	681	52,306
Total impaired loans	$56,564	$10,040	$684	$55,880

The (expense) income from credit adjustments related to impaired loans carried at fair value for the years ended December 31, 2018, 2017 and 2016 was $(0.4) million, $(1.6) million, and $0.9 million, respectively.

MSRs totaled $10.2 million at December 31, 2018. Of this $10.2 million MSR carrying balance, $1.2 million was recorded at fair value and included a valuation allowance of $0.2 million. The remaining $9.0 million was recorded at cost, as the fair value exceeded cost at December 31, 2018. At December 31, 2017, MSRs totaled $9.7 million. Of this $9.7 million MSR carrying balance, $7.3 million was recorded at fair value and included a valuation allowance of $0.6 million. The remaining $2.4 million was recorded at cost, as the fair value exceeded cost at December 31, 2017. The income (expense) related to MSRs carried at fair value for the years ended December 31, 2018, 2017 and 2016 was $0.4 million, $0.1 million and $(0.2) million, respectively.

Notes to Consolidated Financial Statements

Total OREO held by Park at December 31, 2018 and 2017 was $4.3 million and $14.2 million, respectively. Approximately 85% and 46% of OREO held by Park at December 31, 2018 and 2017, respectively, was carried at fair value due to fair value adjustments made subsequent to the initial OREO measurement. At December 31, 2018 and 2017, OREO held at fair value, less estimated selling costs, amounted to $3.7 million and $6.5 million, respectively. The net expense related to OREO fair value adjustments was $0.5 million, $0.5 million and $0.6 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Other repossessed assets totaled $4.0 million at December 31, 2018, of which $3.5 million were recorded at fair value. Other repossessed asset totaled $5.5 million at December 31, 2017, none of which were recorded at fair value. The net expense related to other repossessed asset fair value adjustments was $269,000 for the year ended December 31, 2018. There was no expense related to fair value adjustments on other repossessed assets during either 2017 or 2016.

The following tables present quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2018 and December 31, 2017:

December 31, 2018
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$4,059	Sales comparison approach	Adj to comparables	0.0% - 107.5% (31.1%)
		Income approach	Capitalization rate	9.5% - 10.8% (10.6%)
		Cost approach	Accumulated depreciation	4.2% - 90.1% (11.0%)

Construction real estate	$1,635	Sales comparison approach	Adj to comparables	5.0% - 90.0% (26.1%)

Residential real estate	$705	Sales comparison approach	Adj to comparables	0.0% - 40.0% (13.2%)
		Income approach	Capitalization rate	10.5% (10.5%)

Other real estate owned:
Commercial real estate	$2,295	Sales comparison approach	Adj to comparables	0.9% - 68.4% (34.7%)
		Income approach	Capitalization rate	13.0% (13.0%)

Construction real estate	$729	Sales comparison approach	Adj to comparables	0.0% - 45.0% (21.7%)

Residential real estate	$650	Sales comparison approach	Adj to comparables	30.4% - 54.6% (42.5%)

Notes to Consolidated Financial Statements

December 31, 2017
(In thousands)	Fair Value	Valuation Technique	Unobservable Input(s)	Range (Weighted Average)
Impaired loans:
Commercial real estate	$2,735	Sales comparison approach	Adj to comparables	0.0% - 90.0% (22.7%)
		Income approach	Capitalization rate	9.0% - 11.0% (9.9%)
		Cost approach	Accumulated depreciation	90.1% (90.1%)

Construction real estate	$127	Sales comparison approach	Adj to comparables	0.0% - 4.8% (2.4%)

Residential real estate	$712	Sales comparison approach	Adj to comparables	0.3% - 33.0% (12.5%)
		Income approach	Capitalization rate	10.5% (10.5%)

Other real estate owned:
Commercial real estate	$2,295	Sales comparison approach	Adj to comparables	0.9% - 68.4% (34.7%)
		Income approach	Capitalization rate	13.0% (13.0%)

Construction real estate	$3,204	Sales comparison approach	Adj to comparables	0.0% - 90.0% (24.5%)
		Bulk sale approach	Discount rate	15.0% (15.0%)

Residential real estate	$1,021	Sales comparison approach	Adj to comparables	1.2% - 79.7% (31.8%)

Assets Measured at Net Asset Value:

The adoption of ASU 2016-01 on January 1, 2018 required Park to evaluate the accounting for equity investments, including those previously held at cost. Under the new guidance, Park determined that its portfolio of equity investments in limited partnerships which provide mezzanine funding ("Partnership Investments") should be valued using the net asset value ("NAV") practical expedient in accordance with ASC 820. The adoption of this guidance on January 1, 2018, resulted in a $1.2 million increase to Partnership Investments, which are included within other assets on the Consolidated Balance Sheets, and a $922,000 increase to beginning retained earnings.

As of December 31, 2018 and December 31, 2017, Park had Partnerships Investments with a NAV of $11.0 million and $8.8 million, respectively. As of December 31, 2018 and December 31, 2017, Park had $6.1 million and $7.2 million in unfunded commitments related to these Partnership Investments. For the year ended December 31, 2018, Park had recognized $1.4 million in income related to these Partnership Investments.

Notes to Consolidated Financial Statements

The fair value of financial instruments at December 31, 2018 and December 31, 2017, was as follows:

	December 31, 2018
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$167,214	$167,214	$—	$—	$167,214
Investment securities (1)	1,355,229	—	1,354,843	—	1,354,843
Other investment securities (2)	1,649	1,225	—	424	1,649

Mortgage loans held for sale	4,158	—	4,158	—	4,158
Mortgage IRLCs	87	—	87	—	87
Impaired loans carried at fair value	6,399	—	—	6,399	6,399
Other loans, net (3)	5,629,976	—	—	5,570,136	5,570,136
Loans receivable, net	$5,640,620	$—	$4,245	$5,576,535	$5,580,780

Financial liabilities:
Time deposits	1,043,177	—	1,044,620	—	1,044,620
Other	1,267	1,267	—	—	1,267
Total deposits	$1,044,444	$1,267	$1,044,620	$—	$1,045,887

Short-term borrowings	$221,966	$—	$221,966	$—	$221,966
Long-term debt	400,000	—	400,203	—	400,203
Subordinated notes	15,000	—	12,959	—	12,959

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226
(1) Includes AFS debt securities and HTM debt securities.
(2) Excludes FHLB stock and FRB stock which are carried at their respective redemption values. Additionally, excludes investment securities accounted for at modified cost, as these investment securities do not have a readily determinable fair value.
(3) Fair value calculated using an exit price notion consistent with Topic 820, Fair Value Measurement.

Notes to Consolidated Financial Statements

	December 31, 2017
		Fair Value Measurements
(In thousands)	Carrying value	Level 1	Level 2	Level 3	Total fair value
Financial assets:
Cash and money market instruments	$169,112	$169,112	$—	$—	$169,112
Investment securities (1)	1,449,078	—	1,455,660	—	1,455,660
Other investment securities (2)	1,935	1,518	—	417	1,935

Loans held for sale	4,148	—	4,148	—	4,148
Mortgage IRLCs	94	—	94	—	94
Impaired loans carried at fair value	3,574	—	—	3,574	3,574
Other loans, net	5,314,679	—	—	5,247,021	5,247,021
Loans receivable, net	$5,322,495	$—	$4,242	$5,250,595	$5,254,837

Financial liabilities:
Time deposits	1,033,476	—	1,035,093	—	1,035,093
Other	1,269	1,269	—	—	1,269
Total deposits	$1,034,745	$1,269	$1,035,093	$—	$1,036,362

Short-term borrowings	$391,289	$—	$391,289	$—	$391,289
Long-term debt	500,000	—	504,503	—	504,503
Subordinated notes	15,000	—	13,370	—	13,370

Derivative financial instruments:
Fair value swap	$226	$—	$—	$226	$226
(1) Includes AFS debt securities and HTM debt securities.
(2) Excludes FHLB stock and FRB stock which are carried at their respective redemption values. Additionally, excludes investment securities accounted for at modified cost, as these investment securities do not have a readily determinable fair value.

27. Capital Ratios
Financial institution regulators have established guidelines for minimum capital ratios for banks, thrifts and bank holding companies. During the first quarter of 2015, Park adopted the Basel III regulatory capital framework as approved by the federal banking agencies. The adoption of this framework modified the calculation of the various capital ratios, added an additional ratio, common equity tier 1, and revised the adequately and well-capitalized thresholds under the prompt corrective action regulations applicable to PNB. Additionally, under this framework, in order to avoid limitations on capital distributions, including dividend payments and stock repurchases, Park must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer began to phase in starting on January 1, 2016 at 0.625% and effective January 1, 2019, was fully phased in at 2.50%. The capital conservation buffer was 1.875% for 2018 and 1.25% for 2017. The amounts shown below as the adequately capitalized ratio plus capital conservation buffer includes the fully phased-in 2.50% buffer. The Federal Reserve Board also adopted requirements Park must maintain to be deemed "well-capitalized" and to remain a financial holding company.

Notes to Consolidated Financial Statements

Each of PNB and Park met each of the well-capitalized ratio guidelines applicable to it at December 31, 2018. The following table indicates the capital ratios for PNB and Park at December 31, 2018 and 2017.

	As of December 31, 2018
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
PNB	8.29%	11.01%	11.01%	12.30%
Park	10.04%	13.30%	13.04%	14.19%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

	As of December 31, 2017
	Leverage	Tier 1 Risk-Based	Common Equity Tier 1	Total Risk-Based
PNB	7.36%	10.35%	10.35%	11.60%
Park	9.44%	13.22%	12.94%	14.14%
Adequately capitalized ratio	4.00%	6.00%	4.50%	8.00%
Adequately capitalized ratio plus capital conservation buffer	4.00%	8.50%	7.00%	10.50%
Well-capitalized ratio - PNB	5.00%	8.00%	6.50%	10.00%
Well-capitalized ratio - Park	N/A	6.00%	N/A	10.00%

Notes to Consolidated Financial Statements

The following table reflects various measures of capital for Park and PNB:

			To Be Adequately Capitalized		To Be Well-Capitalized
(In thousands)	Actual Amount	Ratio	Amount	Ratio	Amount	Ratio
At December 31, 2018
Total Risk-Based Capital (to risk-weighted assets)
PNB	$709,101	12.30%	$461,293	8.00%	$576,617	10.00%
Park	826,006	14.19%	465,732	8.00%	582,166	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$634,909	11.01%	$345,970	6.00%	$461,293	8.00%
Park	774,369	13.30%	349,299	6.00%	349,299	6.00%
Leverage Ratio (to average total assets)
PNB	$634,909	8.29%	$306,485	4.00%	$383,106	5.00%
Park	774,369	10.04%	308,397	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	$634,909	11.01%	$259,478	4.50%	$374,801	6.50%
Park	759,369	13.04%	261,975	4.50%	N/A	N/A

At December 31, 2017
Total Risk-Based Capital (to risk-weighted assets)
PNB	$628,440	11.60%	$433,406	8.00%	$541,757	10.00%
Park	775,867	14.14%	438,981	8.00%	548,726	10.00%
Tier 1 Risk-Based Capital (to risk-weighted assets)
PNB	$560,530	10.35%	$325,054	6.00%	$433,406	8.00%
Park	725,221	13.22%	329,235	6.00%	329,235	6.00%
Leverage Ratio (to average total assets)
PNB	$560,530	7.36%	$304,722	4.00%	$380,903	5.00%
Park	725,221	9.44%	307,441	4.00%	N/A	N/A
Common Equity Tier 1 (to risk-weighted assets)
PNB	560,530	10.35%	243,791	4.50%	352,142	6.50%
Park	710,221	12.94%	246,927	4.50%	N/A	N/A

28. Segment Information
The Corporation is a financial holding company headquartered in Newark, Ohio. The operating segments for the Corporation are PNB, SEPH and GFSC.

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

Notes to Consolidated Financial Statements

Operating results for the year ended December 31, 2018 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income	$258,547	$5,048	$2,611	$692	$266,898
Provision for (recovery of) loan losses	7,569	1,328	(952)	—	7,945
Other income	88,981	187	5,900	6,033	101,101
Other expense	206,843	3,245	4,049	14,618	228,755
Income (loss) before income taxes	133,116	662	5,414	(7,893)	131,299
Income tax expense (benefit)	23,644	141	1,137	(4,010)	20,912
Net income (loss)	$109,472	$521	$4,277	$(3,883)	$110,387
Balances at December 31, 2018
Assets	$7,753,848	$31,388	$8,428	$10,644	$7,804,308
Loans	5,671,173	32,664	1,636	(13,341)	5,692,132
Deposits	6,334,796	4,142	—	(78,078)	6,260,860

Operating results for the year ended December 31, 2017 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income	$235,243	$5,839	$2,089	$588	$243,759
Provision for (recovery of) loan losses	9,898	1,917	(3,258)	—	8,557
Other income	82,742	103	519	3,065	86,429
Other expense	185,891	3,099	5,367	8,805	203,162
Income (loss) before income taxes	122,196	926	499	(5,152)	118,469
Income tax expense (benefit)	34,881	666	1,375	(2,695)	34,227
Net income (loss)	$87,315	$260	$(876)	$(2,457)	$84,242
Balances at December 31, 2017
Assets	$7,467,851	$32,077	$24,902	$12,790	$7,537,620
Loans	5,339,255	33,385	10,891	(11,048)	5,372,483
Deposits	5,896,676	3,449	—	(82,799)	5,817,326

Operating results for the year ended December 31, 2016 (In thousands)
	PNB	GFSC	SEPH	All Other	Total
Net interest income (loss)	$227,576	$5,874	$4,774	$(138)	$238,086
Provision for (recovery of) loan losses	2,611	1,887	(9,599)	—	(5,101)
Other income	79,959	57	3,068	955	84,039
Other expense	182,718	4,515	7,367	9,731	204,331
Income (loss) before income taxes	122,206	(471)	10,074	(8,914)	122,895
Income tax expense (benefit)	37,755	(164)	3,526	(4,357)	36,760
Net income (loss)	$84,451	$(307)	$6,548	$(4,557)	$86,135
Balances at December 31, 2016
Assets	$7,389,538	$32,268	$25,342	$20,438	$7,467,586
Loans	5,234,828	32,661	12,354	(7,986)	5,271,857
Deposits	5,630,199	3,809	—	(112,052)	5,521,956

Notes to Consolidated Financial Statements

The following is a reconciliation of financial information for the reportable segments to the Corporation’s consolidated totals:

	2018
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$266,206	$8,585	$205,552	$24,922	$7,793,664	$6,338,938
Elimination of intersegment items	1,275	—	—	—	(16,521)	(78,078)
Parent Co. totals - not eliminated	(583)	—	14,618	(4,010)	27,165	—
Totals	$266,898	$8,585	$220,170	$20,912	$7,804,308	$6,260,860

	2017
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$243,171	$8,644	$185,713	$36,922	$7,524,830	$5,900,125
Elimination of intersegment items	1,500	—	—	—	(14,679)	(82,799)
Parent Co. totals - not eliminated	(912)	—	8,805	(2,695)	27,469	—
Totals	$243,759	$8,644	$194,518	$34,227	$7,537,620	$5,817,326

	2016
(In thousands)	Net Interest Income	Depreciation Expense	Other Expense	Income Taxes	Assets	Deposits
Totals for reportable segments	$238,224	$8,396	$186,204	$41,117	$7,447,148	$5,634,008
Elimination of intersegment items	2,164	—	—	—	(9,204)	(112,052)
Parent Co. totals - not eliminated	(2,302)	—	9,731	(4,357)	29,642	—
Totals	$238,086	$8,396	$195,935	$36,760	$7,467,586	$5,521,956

29. Parent Company Statements
The Parent Company statements should be read in conjunction with the consolidated financial statements and the information set forth below. Investments in subsidiaries are accounted for using the equity method of accounting.

Cash represents non-interest bearing deposits with PNB. Net cash provided by operating activities reflects cash payments (received from subsidiaries) for income taxes of $3.9 million, $3.3 million and $4.4 million in 2018, 2017 and 2016, respectively.

Notes to Consolidated Financial Statements

Condensed Balance Sheets
December 31, 2018 and 2017
(In thousands)	2018	2017
Assets:
Cash	$75,094	$79,452
Investment in subsidiaries	727,773	645,287
Debentures receivable from PNB	25,000	25,000
Other investments	1,165	1,398
Other assets	25,972	26,838
Total assets	$855,004	$777,975
Liabilities:
Subordinated notes	15,000	15,000
Other liabilities	7,498	6,874
Total liabilities	22,498	21,874
Total shareholders’ equity	832,506	756,101
Total liabilities and shareholders’ equity	$855,004	$777,975

Condensed Statements of Income
for the years ended December 31, 2018, 2017 and 2016
(In thousands)	2018	2017	2016
Income:
Dividends from subsidiaries	$100,000	$60,000	$60,000
Interest and dividends	1,275	1,500	2,164
Gain on sale of investment securities	—	1,821	—
Other	6,068	1,405	1,081
Total income	107,343	64,726	63,245
Expense:
Interest expense	617	1,073	2,429
Other, net	14,619	8,805	9,730
Total expense	15,236	9,878	12,159
Income before income taxes and equity in undistributed income of subsidiaries	92,107	54,848	51,086
Income tax benefit	4,010	2,695	4,357
Income before equity in undistributed income of subsidiaries	96,117	57,543	55,443
Equity in undistributed income of subsidiaries	14,270	26,699	30,692
Net income	$110,387	$84,242	$86,135
Other comprehensive loss (1)	(18,533)	(8,709)	(2,102)
Comprehensive income	$91,854	$75,533	$84,033
(1) See Consolidated Statements of Comprehensive Income for other comprehensive loss detail.

Notes to Consolidated Financial Statements

Statements of Cash Flows
for the years ended December 31, 2018, 2017 and 2016
(In thousands)	2018	2017	2016
Operating activities:
Net income	$110,387	$84,242	$86,135
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed income of subsidiaries	(14,270)	(26,699)	(30,692)
Compensation expense for issuance of treasury shares to directors	1,109	1,241	950
Share-based compensation expense	3,954	2,701	1,864
Realized net investment security gains	—	(1,821)	—
Gain on equity securities, net	(3,267)	—	—
(Increase) decrease in other assets	(2,073)	205	(3,425)
(Decrease) increase in other liabilities	(163)	475	(2,524)
Net cash provided by operating activities	95,677	60,344	52,308
Investing activities:
Proceeds from sales of securities	—	2,265	—
Outlays for business acquisitions	(30,684)	—	—
Repayment of investments in and advances to subsidiaries	—	—	15,000
Other, net	60	—	—
Net cash (used in) provided by investing activities	(30,624)	2,265	15,000
Financing activities:
Cash dividends paid	(63,013)	(57,493)	(57,653)
Repayment of subordinated notes	—	(30,000)	—
Repurchase of treasury shares	(5,784)	(7,378)	—
Cash payment for fractional shares	(4)	(6)	(4)
Value of common shares withheld to pay employee income taxes	(610)	(347)	—
Net cash used in financing activities	(69,411)	(95,224)	(57,657)
(Decrease) increase in cash	(4,358)	(32,615)	9,651

Cash at beginning of year	79,452	112,067	102,416
Cash at end of year	$75,094	$79,452	$112,067

30. Revenue from Contracts with Customers

The Company adopted ASC 606 using the modified retrospective method applied to all contracts not completed as of January 1, 2018.  Results for reporting periods beginning on and after January 1, 2018 are presented under ASC 606 while prior period amounts continue to be reported in accordance with legacy GAAP.  The adoption of ASC 606 did not result in a change to the accounting for any of the in-scope revenue streams; as such, no cumulative effect adjustment was recorded.

Notes to Consolidated Financial Statements

All of Park's revenue from contracts with customers within the scope of ASC 606 is recognized within "Other income" in the Consolidated Statements of Income. The following table presents Park's sources of other income by revenue stream and operating segment for the years ended December 31, 2018, December 31, 2017 and December 31, 2016.

	Year Ended December 31, 2018
Revenue by Operating Segment (in thousands)	PNB	GFSC	SEPH	All Other	Total
Income from fiduciary activities
Personal trust and agency accounts	$8,495	$—	$—	$—	$8,495
Employee benefit and retirement-related accounts	6,863	—	—	—	6,863
Investment management and investment advisory agency accounts	9,352	—	—	—	9,352
Other	1,583	—	—	—	1,583
Service charges on deposit accounts
Non-sufficient funds (NSF) fees	7,483	—	—	—	7,483
Demand deposit account (DDA) charges	3,310	—	—	—	3,310
Other	668	—	—	—	668
Other service income (1)
Credit card	2,212	27	—	—	2,239
HELOC	471	—	—	—	471
Installment	243	—	—	—	243
Real estate	9,079	—	—	—	9,079
Commercial	1,153	—	1,081	—	2,234
Checkcard fee income	17,317	—	—	—	17,317
Bank owned life insurance income (2)	4,903	—	—	1,912	6,815
ATM fees	1,978	—	—	—	1,978
OREO valuation adjustments (2)	(272)	—	(219)	—	(491)
Gain on the sale of OREO, net	1,440	—	2,795	—	4,235
Net loss on the sale of investment securities (2)	(2,271)	—	—	—	(2,271)
(Loss) gain on equity securities, net (2)	(53)	—	—	3,266	3,213
Other components of net periodic pension benefit income (2)	6,609	75	136	—	6,820
Gain on the sale of non-performing loans (2)	660	—	2,166	—	2,826
Miscellaneous (3)	7,758	85	(59)	855	8,639
Total other income	$88,981	$187	$5,900	$6,033	$101,101
(1) Of the $14.3 million of revenue included within "Other service income", approximately $5.5 million is within the scope of ASC 606, with the remaining $8.8 million consisting primarily of residential real estate loan fees which are out of scope.
(2) Not within the scope of ASC 606.
(3) "Miscellaneous" income includes brokerage income, safe deposit box rentals, and miscellaneous bank fees totaling $8.6 million, all of which are within the scope of ASC 606.

Notes to Consolidated Financial Statements

	Year Ended December 31, 2017 (4)
Revenue by Operating Segment (in thousands)	PNB	GFSC	SEPH	All Other	Total
Income from fiduciary activities
Personal trust and agency accounts	$7,752	$—	$—	$—	$7,752
Employee benefit and retirement-related accounts	6,234	—	—	—	6,234
Investment management and investment advisory agency accounts	8,386	—	—	—	8,386
Other	1,363	—	—	—	1,363
Service charges on deposit accounts
Non-sufficient funds (NSF) fees	8,122	—	—	—	8,122
Demand deposit account (DDA) charges	3,847	—	—	—	3,847
Other	684	—	—	—	684
Other service income (1)
Credit card	1,987	(6)	—	—	1,981
HELOC	474	—	4	—	478
Installment	387	—	—	—	387
Real estate	8,974	—	31	—	9,005
Commercial	1,118	—	193	—	1,311
Checkcard fee income	15,798	—	—	—	15,798
Bank owned life insurance income (2)	4,441	—	—	417	4,858
ATM fees	2,253	—	—	—	2,253
OREO valuation adjustments (2)	(458)	—	—	—	(458)
Gain on the sale of OREO, net	239	—	12	—	251
Net gain on sale of investment securities (2)	—	—	—	1,821	1,821
Other components of net periodic pension benefit income (2)	5,616	63	115	—	5,794
Miscellaneous (3)	5,525	46	164	827	6,562
Total other income	$82,742	$103	$519	$3,065	$86,429
(1) Of the $13.2 million of revenue included within "Other service income", approximately $4.4 million is within the scope of ASC 606, with the remaining $8.8 million consisting primarily of residential real estate loan fees which are out of scope.
(2) Not within the scope of ASC 606.
(3) "Miscellaneous" income includes brokerage income, safe deposit box rentals, and miscellaneous bank fees totaling $6.6 million, all of which are within the scope of ASC 606.
(4) The Corporation elected the modified retrospective approach of adoption; therefore, prior period balances are presented under legacy GAAP and may not be comparable to current year presentation.

Notes to Consolidated Financial Statements

	Year Ended December 31, 2016 (4)
Revenue by Operating Segment (in thousands)	PNB	GFSC	SEPH	All Other	Total
Income from fiduciary activities
Personal trust and agency accounts	7,101	—	—	—	$7,101
Employee benefit and retirement-related accounts	5,432	—	—	—	5,432
Investment management and investment advisory agency accounts	7,693	—	—	—	7,693
Other	1,174	—	—	—	1,174
Service charges on deposit accounts
Non-sufficient funds (NSF) fees	8,970	—	—	—	8,970
Demand deposit account (DDA) charges	3,932	—	—	—	3,932
Other	1,357	—	—	—	1,357
Other service income (1)
Credit card	1,584	—	—	—	1,584
HELOC	453	—	5	—	458
Installment	638	—	—	—	638
Real estate	9,319	—	—	—	9,319
Commercial	739	—	1,681	—	2,420
Checkcard fee income	15,057	—	—	—	15,057
Bank owned life insurance income (2)	3,913	—	—	425	4,338
ATM fees	2,268	—	—	—	2,268
OREO valuation adjustments (2)	(583)	—	(18)	—	(601)
Gain on the sale of OREO, net	257	—	1,066	—	1,323
Other components of net periodic pension benefit income (2)	5,156	58	94	—	5,308
Miscellaneous (3)	5,499	(1)	240	530	6,268
Total other income	$79,959	$57	$3,068	$955	$84,039
(1) Of the $14.4 million of revenue included within "Other service income", approximately $5.4 million is within the scope of ASC 606, with the remaining $9.0 million consisting primarily of residential real estate loan fees which are out of scope.
(2) Not within the scope of ASC 606.
(3) "Miscellaneous" income includes brokerage income, safe deposit box rentals, and miscellaneous bank fees totaling $6.3 million, all of which are within the scope of ASC 606.
(4) The Corporation elected the modified retrospective approach of adoption; therefore, prior period balances are presented under legacy GAAP and may not be comparable to current year presentation.

A description of Park's material revenue streams accounted for under ASC 606 follows:

Income from fiduciary activities (Gross): Park earns fiduciary fee income and investment brokerage fees from its contracts with trust customers for various fiduciary and investment-related services. These fees are earned over time as the Company provides the contracted monthly and quarterly services and are generally assessed based on the market value of the trust assets.

Service charges on deposit accounts and ATM fees: The Corporation earns fees from its deposit customers for transaction-based, account maintenance, and overdraft services. Transaction-based fees, which include services such as ATM use fees, stop payment charges, statement rendering, and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Corporation fulfills the customer's request. Account maintenance fees, which relate primarily to monthly maintenance, are generally recognized at the end of the month, representing the period over which the Corporation satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer's account balance.

Other service income: Other service income includes income from 1) the sale and servicing of loans sold to the secondary market, 2) incentive income from third-party credit card issuers, and 3) loan customers for various loan-related activities and services. These fees are generally recognized at a point in time following the completion of a loan sale or related service activity.

Notes to Consolidated Financial Statements

Checkcard fee income: Park earns interchange fees from checkcard cardholder transactions conducted primarily through the Visa payment network. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, net of card network fees, concurrently with the transaction processing services provided to the cardholder.

Gain on sale of OREO, net: The Corporation records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of delivery of an executed deed. When Park finances the sale of OREO to the buyer, the Corporation assesses whether the buyer is committed to perform the buyer's obligation under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Corporation adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.

31. Subsequent Events

On September 12, 2018, Park and CAB Financial Corporation, a South Carolina corporation (“CABF”), entered into an Agreement and Plan of Merger and Reorganization (the “CABF Merger Agreement”), pursuant to which CABF will merge with and into Park (the “CABF Merger”). Following the CABF Merger, CABF’s wholly-owned bank subsidiary, Carolina Alliance Bank, will merge with and into PNB, with PNB as the surviving bank. Subject to the terms and conditions of the CABF Merger Agreement, at the effective time of the CABF Merger (the “CABF Effective Time”), CABF shareholders will receive, for each share of CABF’s common stock, $1.00 par value per share, (i) $3.80 in cash and (ii) 0.1378 of Park's common shares (the “CABF Merger Consideration”).
At the CABF Effective Time, CABF stock options with an exercise price of less than $19.00 will be canceled and converted into the right to receive the CABF Merger Consideration. CABF stock options with an exercise price of $19.00 or more will be assumed and converted into an option to purchase Park common shares, on the same terms and conditions as were applicable under such CABF stock option. At the CABF Effective Time, CABF restricted stock awards will fully vest (with any performance-based vesting condition deemed satisfied) and will be canceled and converted automatically into the right to receive CABF Merger Consideration.
On January 14, 2019, the shareholders of CABF voted in favor of approving the CABF Merger. The CABF Merger is expected to close early in the second quarter of 2019.